                                                                    Exhibit 4.7a
                                                                  Execution Copy

--------------------------------------------------------------------------------

                             Participation Agreement

                            Dated as of May 1, 2001

                                     among

                            Dynegy Roseton, L.L.C.,

                                 Roseton OL LLC,

                           Wilmington Trust Company,

                     not in its individual capacity, except
                    as expressly provided herein, but solely
                               as Lessor Manager,

                                 Roseton OP LLC,

                            The Chase Manhattan Bank,

                   not in its individual capacity, but solely
                           as Lease Indenture Trustee

                                       and

                            The Chase Manhattan Bank,

                   not in its individual capacity, but solely
                            as Pass Through Trustees

                             Roseton Units 1 and 2

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                                                   Page
SECTION 1.  DEFINITIONS; INTERPRETATION OF THIS PARTICIPATION AGREEMENT.........................     2
SECTION 2.  PARTICIPATION; CLOSING DATE; TRANSACTION COSTS......................................     3
 Section 2.1.        Agreement to Participate...................................................     3
 Section 2.2.        Closing Date; Procedure for Participation..................................     4
 Section 2.3.        Postponement of Closing; Investment of Funds...............................     4
 Section 2.4.        Pre-Closing Transaction Costs..............................................     5
SECTION 3.  REPRESENTATIONS AND WARRANTIES......................................................     6
 Section 3.1.        Representations and Warranties of the Company..............................     6
 Section 3.2.        Representations and Warranties of the Owner Lessor.........................    13
 Section 3.3.        Representations and Warranties of the Lessor Manager and the Trust Company.    14
 Section 3.4.        Representations and Warranties of the Owner Participant....................    16
SECTION 4.  CLOSING CONDITIONS; CONDITIONS TO PURCHASE OF LESSOR NOTES..........................    18
SECTION 5.  COVENANTS OF THE COMPANY............................................................    22
 Section 5.1.        Maintenance of Existence...................................................    22
 Section 5.2.        Merger, Consolidation, Sale of Substantially All Assets....................    23
 Section 5.3.        Delivery of Lessee Guarantor's Financial Statements........................    24
 Section 5.4.        Delivery of No Default Certificate.........................................    24
 Section 5.5.        Information Concerning the Facility........................................    25
 Section 5.6.        Certain Contracts and Agreements...........................................    25
 Section 5.7.        Notice of Change in Address or Name........................................    25
 Section 5.8.        Support Agreements.........................................................    26
 Section 5.9.        Further Assurances.........................................................    26
 Section 5.10.       Nondiscrimination Among Leases.............................................    27
SECTION 6.  COVENANTS OF THE TRUST COMPANY, THE LESSOR MANAGER AND THE OWNER LESSOR.............    27
 Section 6.1.        Compliance with the LLC Agreement..........................................    27
 Section 6.2.        Owner Lessor's Liens.......................................................    27
 Section 6.3.        Amendments to Operative Documents..........................................    27
 Section 6.4.        Transfer of the Owner Lessor's Interest....................................    28

                               TABLE OF CONTENTS
                                   (continued)

                                                                                                   Page

   Section 6.5.      Owner Lessor; Lessor Estate................................................    28
   Section 6.6.      Limitation on Indebtedness and Actions.....................................    28
   Section 6.7.      Change of Location.........................................................    28
SECTION 7.    COVENANTS OF THE OWNER PARTICIPANT................................................    28
   Section 7.1.      Restrictions on Transfer of Member Interest................................    28
   Section 7.2.      Owner Participant's Liens..................................................    32
   Section 7.3.      Amendments or Revocation of LLC Agreement..................................    32
   Section 7.4.      Bankruptcy Filings.........................................................    32
   Section 7.5.      Instructions...............................................................    32
   Section 7.6.      Appointment of Successor Lessor Manager....................................    32
SECTION 8.    COVENANTS OF THE LEASE INDENTURE TRUSTEE..........................................    33
SECTION 9.    INDEMNIFICATION...................................................................    33
   Section 9.1.      General Indemnity..........................................................    33
   Section 9.2.      General Tax Indemnity......................................................    39
SECTION 10.   LESSEE'S RIGHT OF QUIET ENJOYMENT.................................................    49
SECTION 11.   SUPPLEMENTAL FINANCING; OPTIONAL REFINANCING; ASSUMPTION OF NOTES.................    49
   Section 11.1.     Financing Modifications....................................................    49
   Section 11.2.     Optional Refinancing of Lease Debt.........................................    51
   Section 11.3.     Cooperation................................................................    52
   Section 11.4.     Right of Owner Participant to Assume Notes.................................    52
SECTION 12     PRE-CLOSING ADJUSTMENTS TO LEASE SCHEDULES.......................................    55
   Section 12.       Lease Schedules............................................................    55
   Section 12.2.     Pre-closing Adjustments....................................................    55
SECTION 13.    SPECIAL LESSEE TRANSFERS; ASSIGNMENT OF FACILITY LEASE...........................    56
   Section 13.1.     Special Lessee Transfers...................................................    56
   Section 13.2.     Assignment of Facility Lease...............................................    58
   Section 13.3.     Assignment of Lessee Guaranty..............................................    61
   Section 13.4.     Lessee Guarantor Transfer of Interest in Facility Lessee...................    63
SECTION 14.    RIGHT OF FIRST REFUSAL; RIGHT OF FIRST OFFER
   Section 14.1.     Right of First Offer.......................................................    63

                                TABLE OF CONTENTS
                                   (continued)

                                                                                                   Page
 Section 14.2.       Right of First Refusal...................................................      64
SECTION 15.  MISCELLANEOUS....................................................................      64
 Section 15.1.       Consents.................................................................      64
 Section 15.2.       Bankruptcy of Lessor Estate..............................................      65
 Section 15.3.       Amendments and Waivers...................................................      65
 Section 15.4.       Notices..................................................................      65
 Section 15.5.       Survival.................................................................      67
 Section 15.6.       Successors and Assigns...................................................      68
 Section 15.7.       Governing Law............................................................      68
 Section 15.8.       Severability.............................................................      68
 Section 15.9.       Counterparts.............................................................      68
 Section 15.10.      Headings and Table of Contents...........................................      68
 Section 15.11.      Limitation of Liability..................................................      68
 Section 15.12.      Consent to Jurisdiction; Waiver of Trial by Jury; Process Agent..........      70
 Section 15.13.      Further Assurances.......................................................      70
 Section 15.14.      Effectiveness............................................................      71
 Section 15.15.      Measuring Life...........................................................      71
 Section 15.16.      No Partnership, Etc......................................................      71

                                TABLE OF CONTENTS

                                                                                             Page
APPENDICES:

                 Appendix A     Definitions

SCHEDULES:

Schedule 1       Recording and Filings
Schedule 2       Pricing Assumptions
Schedule 3       Periodic Lease Rent, Termination Values, Lessor Notes
                 Amortization
Schedule 4       Initial List of Competitors
Schedule 5       Environmental Conditions
Schedule 6       Litigation
Schedule 7       Liens

                               TABLE OF CONTENTS
                                  (continued)

                                                                                               Page
EXHIBITS

Exhibit A        Form of Bill of Sale
Exhibit B        Form of Deed
Exhibit C-1      Form of Facility Lease
Exhibit C-2      Form of Memorandum of Lease
Exhibit D-1      Form of Site Lease
Exhibit D-2      Form of Site Sublease
Exhibit E        Form of Lease Indenture
Exhibit F        Form of Assignment and Reassignment of Facility
                 Agreements
Exhibit G        Form of Assignment and Assumption Agreement
Exhibit H-1      Form of OP Guaranty
Exhibit H-2      Form of Lessee Guaranty
Exhibit I-1      Form of Opinion of Orrick, Herrington & Sutcliffe LLP -
                 Corporate Opinion (Counsel to Company and DHI)
Exhibit I-2      Form of Opinion of Orrick, Herrington & Sutcliffe LLP -
                 Regulatory Opinion (Counsel to Company and DHI)
Exhibit J        Form of Opinion of Brunenkant & Haskell, LLP - Regulatory
                 Opinion (Counsel to Company and DHI);
Exhibit K        Form of Opinion of William R. Barbour (In-house counsel to the
                 Owner Participant and the Equity Investor)
Exhibit L        Form of Opinion of Dewey Ballantine LLP (Counsel to Owner
                 Participant, the OP Member and the Equity Investor)
Exhibit M        Form of Opinion of Morris, James, Hitchens & Williams LLP (Counsel to
                 the Owner Lessor, the Trust Company and the Lessor Manager)
Exhibit N        Form of Opinion of Kelley Drye & Warren LLP (Counsel to the Lease
                 Indenture Trustee and the Pass Through Trustees)
Exhibit O        Form of Cross Easement Agreement
Exhibit P        Form of Exempt Facilities Agreement
Exhibit Q        Form of Assignment and Reassignment of Collective Bargaining Agreement
Exhibit R        Form of Shared Facilities Agreement

                            PARTICIPATION AGREEMENT

     This PARTICIPATION AGREEMENT, dated as of May 1, 2001 (this "Participation
                                                                  -------------
Agreement" or this "Agreement"), among (i) DYNEGY ROSETON, L.L.C., a Delaware
---------           ---------
limited liability company (the "Company"), (ii) ROSETON OL LLC, a Delaware
                                -------
limited liability company (the "Owner Lessor"), (iii) WILMINGTON TRUST COMPANY,
                                ------------
a banking corporation organized and existing under the laws of the State of Delaware, not in its individual capacity, except as expressly provided herein, but solely as manager under the LLC Agreement (herein in its capacity as manager under the LLC Agreement, the "Lessor Manager," and herein in its individual
                              --------------
capacity, the "Trust Company"), (iv) ROSETON OP LLC, a Delaware limited
               -------------
liability company (the "Owner Participant"), (v) THE CHASE MANHATTAN BANK, a
                        -----------------
banking corporation organized and existing under the laws of the State of New York, not in its individual capacity, but solely as trustee under the Lease Indenture (the "Lease Indenture Trustee") and (vi) THE CHASE MANHATTAN BANK, a
                -----------------------
banking corporation organized and existing under the laws of the State of New York, not in its individual capacity, but solely as trustee under each of the Pass Through Trust Agreements (the "Pass Through Trustees").
                                    ---------------------

                             W I T N E S S E T H:

     WHEREAS, the Company has acquired the Project, which is a two unit electric generating facility located in Newburgh, New York consisting of Units 1 and 2, having a combined capacity of 1200 MW (net), and the facilities related to and used by such units;

     WHEREAS, the Company desires to sell the Facility to the Owner Lessor pursuant to the Bill of Sale and the Deed and lease the Ground Interest to the Owner Lessor pursuant to the Site Lease, and the Company desires to lease the Facility from the Owner Lessor pursuant to the Facility Lease and sublease the Ground Interest from the Owner Lessor pursuant to the Site Sublease;

     WHEREAS, the Owner Lessor desires to purchase the Facility from the Company pursuant to the Bill of Sale and the Deed and to lease the Ground Interest from the Company pursuant to the Site Lease, and the Owner Lessor desires to lease the Facility to the Company pursuant to the Facility Lease and sublease the Ground Interest to the Company pursuant to the Site Sublease;

     WHEREAS, the Facility is adjacent to the Other Project and has certain rights to use portions of the Other Facility and/or Other Facility Site pursuant to the Cross Easement Agreement;

     WHEREAS, concurrently with the execution and delivery of this Participation Agreement, the Owner Participant has entered into the LLC Agreement, pursuant to which the Owner Participant has authorized the Owner Lessor to, among other things and subject to the terms and conditions thereof and hereof, purchase the Facility from the Company pursuant to the Bill of Sale and the Deed, lease the Ground Interest from the Company pursuant to the Site

Lease, lease the Facility to the Company pursuant to the Facility Lease, and sublease the Ground Interest to the Company pursuant to the Site Sublease;

     WHEREAS, concurrently with the execution and delivery of this Participation Agreement, the Company has entered into the Certificate Purchase Agreement with the Initial Purchasers pursuant to which the Initial Purchasers will purchase the Certificates on the Closing Date from the Pass Through Trusts;

     WHEREAS, on the Closing Date, the Owner Lessor intends to sell to the Pass Through Trusts the relevant Lessor Notes and to grant to the Lease Indenture Trustee liens and security interests in the Facility and certain of the Operative Documents executed in connection therewith to secure its obligations thereunder;

     WHEREAS, concurrently with the execution and delivery of this Participation Agreement, the Pass Through Trustees have entered into the Pass Through Trust Agreements, pursuant to which the Pass Through Trustees have been directed to use the Proceeds to purchase the relevant Lessor Notes from the Owner Lessor on the Closing Date;

     WHEREAS, concurrently with the execution and delivery of this Participation Agreement, the Equity Investor has executed and delivered the OP Guaranty pursuant to which the Equity Investor guarantees the payment and performance obligations of the Owner Participant under the Operative Documents;

     WHEREAS, concurrently with the execution and delivery of this Participation Agreement, DHI has executed and delivered the Lessee Guaranty pursuant to which DHI guarantees the payment and performance of the obligations of the Company under the Operative Documents; and

     WHEREAS, the parties hereto desire to consummate the transactions contemplated hereby.

     NOW, THEREFORE, in consideration of the premises, the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.  DEFINITIONS; INTERPRETATION OF THIS PARTICIPATION AGREEMENT

     The capitalized terms used in this Participation Agreement, including the foregoing recitals, and not otherwise defined herein shall have the respective meanings specified in Appendix A hereto. The general provisions of Appendix A shall apply to this Participation Agreement, including the terms specifically defined herein.

SECTION 2.  PARTICIPATION; CLOSING DATE; TRANSACTION COSTS

     Section 2.1.  Agreement to Participate.

     Subject to the terms and conditions of this Agreement, and in reliance on the agreements, representations and warranties made herein, the parties agree to participate in the Transaction as described in this Section 2.1 on the Closing Date as follows:

          (a) the Owner Participant agrees to provide funds in an amount sufficient to (i) fund the Equity Investment, and (ii) pay the Transaction Costs that the Owner Lessor is responsible to pay pursuant to Section 2.4 hereof (collectively, the "Owner Participant's Commitment");
                    ------------------------------

          (b) The Company agrees to sell the Facility to the Owner Lessor pursuant to, and on the terms and conditions set forth in, the Bill of Sale in the form attached as Exhibit A hereto and the Deed in the form attached as Exhibit B hereto, and to lease the Ground Interest to the Owner Lessor pursuant to, and on the terms and conditions set forth in, the Site Lease in the form attached as Exhibit D-1 hereto; the Owner Lessor agrees to buy the Facility from the Company and lease the Ground Interest from the Company; and each agrees to execute and deliver a Bill of Sale, a Deed, and a Site Lease substantially in such form;

          (c) the Owner Lessor agrees to lease the Facility to the Company, and sublease the Ground Interest to the Company, pursuant to, and on the terms and conditions set forth in, the Facility Lease in the form attached as Exhibit C-1 hereto and the Site Sublease in the form attached as Exhibit D-2 hereto; the Company agrees to lease the Facility and sublease the Ground Interest from the Owner Lessor; and each agrees to execute and deliver a Facility Lease and a Site Sublease substantially in such form;

          (d) the Lease Indenture Trustee agrees to enter into and act as the trustee under a Lease Indenture substantially in the form of Exhibit E hereto pursuant to which the Lessor Notes will be issued;

          (e) the Owner Lessor agrees to sell to the Pass Through Trusts the applicable Lessor Note and to grant to the Lease Indenture Trustee liens and security interests in the Facility and certain of the Operative Documents executed in connection therewith to secure its obligations thereunder, and to enter into the Lease Indenture referred to in clause (d) of this Section 2.1;

          (f) the Pass Through Trustees agree to use the Proceeds to purchase the applicable Lessor Note from the Owner Lessor;

          (g) the Owner Lessor agrees to use the funds received from the Owner Participant and the Pass Through Trusts pursuant to clauses (a)(i) and (f), respectively, of this Section 2.1 to pay the Purchase Price;

          (h) the Owner Participant and the Company agree to enter into the Tax Indemnity Agreement in the form previously agreed to between the Owner Participant and the Company;

          (i) the Owner Lessor agrees to enter into the Exempt Facilities Agreement;

          (j) the Owner Participant agrees to pay all Transaction Costs payable by it pursuant to Section 2.4(a) hereof; and

          (k) the parties agree to enter into the other Operative Documents substantially in the respective forms attached hereto.

     Section 2.2.  Closing Date; Procedure for Participation.

          (a) Closing Date.  The closing of the Transaction (the "Closing")
              ------------                                        -------
shall take place after 10:00 a.m., New York City time, on the Scheduled Closing Date, or such other date as the Company shall specify pursuant to Section 2.3(a) (the "Closing Date"). The Closing shall take place at the offices of Orrick,
      ------------
Herrington & Sutcliffe LLP, 666 Fifth Avenue, New York, New York 10103.

          (b) Procedures for Funding.  Unless the Closing Date shall have been
              ----------------------
postponed pursuant to Section 2.3(a), subject to the terms and conditions of this Participation Agreement, the Owner Participant shall make the Owner Participant's Commitment available not later than 10:00 a.m., New York City time, on the Closing Date, by transferring or delivering such amount, in funds immediately available on such Closing Date to the Trust Company.

          (c) Expiration of Commitments.  The obligation of the Owner
              -------------------------
Participant to make its Equity Investment shall expire at 11:59 p.m., New York City time, on September 30, 2001. If the Closing Date has not occurred on or before September 30, 2001, the Transaction Parties shall have no obligation to consummate the Transaction and, except as provided in Sections 2.3, 2.4, 9.1 and 9.2, all obligations of the Transaction Parties shall cease and terminate.

     Section 2.3.  Postponement of Closing; Investment of Funds.

          (a) Postponement of the Closing.  The Closing may be postponed from
              ---------------------------
time to time to a date no later than September 30, 2001, for any reason if the Company gives the Owner Participant, the Owner Lessor, the Lessor Manager, the Lease Indenture Trustee and the Pass Through Trustees a facsimile or telephonic (confirmed in writing) notice of such postponement and notice of the date to which the Closing has been postponed, and such notice of postponement shall for purposes of Section 2.3(b) be deemed to be received by the Owner Participant prior to making the Owner Participant's Commitment available if it is received by the Owner Participant on or before 10:00 a.m., New York City time, on the date the Closing was scheduled to occur. If the Owner Participant shall have provided funds in accordance with Section 2.2(b) and the Closing is postponed, such funds shall be returned to the Owner Participant, as soon as reasonably practicable but in no event later than the Business Day following the date of such notice, unless the Owner Participant shall have otherwise directed. All funds made available pursuant to Section 2.2(b) will be held by the Trust Company in trust for the Owner Participant and shall not be part of the Indenture Estate or the Lessor Estate, and such funds shall remain the sole property of the Owner Participant unless and until (i) released by the Owner Participant and made available to the Owner Lessor and applied by the Owner Lessor to pay the Purchase Price or the Transaction Costs related to the Closing, or (ii) returned to the Owner Participant, as provided in this Section 2.3(a).

          (b) Investment of Funds.  If the Owner Participant has made the Owner
              -------------------
Participant's Commitment available to the Trust Company in accordance with
Section 2.2(b) prior to receipt of a postponement notice under Section 2.3(a), the Closing does not occur on the date such funds were required to be deposited, and the Trust Company is unable to return such funds to the Owner Participant on such date, the Trust Company shall, subject to Section 2.3(a) above, use reasonable efforts to invest such funds from time to time at the written direction of the Company and at the Company's sole expense and risk, in Permitted Instruments until such funds can be returned to the Owner Participant. If on the date the Owner Participant's Commitment was required to be deposited, the Owner Participant has made the Owner Participant's Commitment available to the Trust Company in accordance with Section 2.2(b), the Closing does not occur on such date, and the Trust Company has not returned such funds to the Owner Participant on or before 1:00 p.m., New York City time, on such date, then the Company shall reimburse the Owner Participant for loss of the use of such funds at the Applicable Rate for each day, from and including the day that such funds were made available to the Trust Company by the Owner Participant to, but excluding the earlier of (i) the day that such funds have been returned to the Owner Participant pursuant to Section 2.3(a) (funds received by the Owner Participant after 1:00 p.m., New York City time, of any day shall be deemed to be returned on the next succeeding Business Day) and (ii) the Closing Date. Subject to payment for the account of the Owner Participant of any reimbursement for loss of use of funds due to it at the Applicable Rate, any net gain realized on the investment of such funds (including interest) shall be paid to the Company by the Trust Company on the earlier of (i) the date such funds are returned to the Owner Participant pursuant to Section 2.3(a) and (ii) the Closing Date. The Trust Company shall not be liable for any interest on or loss resulting from such investments and, if such funds are made available to the Lessor Manager and utilized to pay the Purchase Price or Transaction Costs on the Closing Date, the Company shall reimburse the Trust Company for any net loss realized on the investment of such funds. If such funds are not so utilized, the Company shall, in addition to its obligation to reimburse the Owner Participant for loss of use as provided above, reimburse the Owner Participant on the date such funds are returned to the Owner Participant for any net loss realized on the investment of such funds. In order to obtain funds for payment of the Purchase Price or Transaction Costs or to return funds made available to the Lessor Manager by the Owner Participant, the Trust Company is authorized to sell any investments or obligations purchased as aforesaid.

     Section 2.4.  Pre-Closing Transaction Costs.

     If the Transaction is consummated, Transaction Costs incurred on or prior to the Closing Date and substantiated or otherwise supported in reasonable detail shall be paid on the Closing Date by the Owner Lessor (with funds provided by the Owner Participant); provided that, unless appropriate adjustments are made to Periodic Lease Rent and Termination Values in accordance with Section 12.2(a), the Owner Lessor shall only be required to pay Transaction Costs on the Closing Date up to the amount of $12,400,000 in the aggregate, and the Company shall be responsible for certain of the Transaction Costs in excess of such amount. All other fees, costs and expenses incurred by the Company, the Owner Lessor and the Owner Participant on or prior to the Closing Date shall be for such party's respective account whether or not the Transaction is consummated. If the Transaction is not consummated for any reason (including as a result of the Company's terminating this Agreement pursuant to Section 12.2(a)), the Company shall bear all Transaction Costs; provided, however, that the Company shall not be obligated to pay

Transaction Costs incurred by any Transaction Party if such party failed to consummate the Transaction on the basis of the provisions of this Agreement.

SECTION 3.  REPRESENTATIONS AND WARRANTIES

     Section 3.1. Representations and Warranties of the Company. The Company represents and warrants that, as of the Effective Date:

          (a) Due Organization, Etc.  It is a limited liability company duly
              ----------------------
organized, validly existing, and in good standing under the laws of the State of Delaware, is duly licensed or qualified to transact business and in good standing in New York and in each other jurisdiction in which the failure so to qualify would have a Material Adverse Effect, and has the limited liability company power and authority to enter into and perform its obligations under this Agreement and each of the other Operative Documents to which it is or will be a party.

          (b) Due Authorization; Enforceability, Etc.  This Agreement and each
              --------------------------------------
of the other Operative Documents to which the Company is or will be a party have been or when executed and delivered will be duly authorized, executed and delivered by all necessary limited liability company action by the Company and, assuming the due authorization, execution and delivery by each other party thereto, this Agreement constitutes and when executed and delivered, the other Operative Documents to which the Company is or will be a party will constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, arrangement, moratorium or other laws relating to or affecting the rights of creditors generally and by general principles of equity.

          (c) Non-Contravention.  The execution and delivery by the Company of
              -----------------
this Agreement and each of the other Operative Documents to which it is or will be a party, the consummation by the Company of the transactions contemplated hereby and thereby, and the compliance by the Company with the terms and provisions hereof and thereof, do not and will not (i) contravene (A) any Applicable Law binding on the Company or its property, or (B) its organizational documents, or (ii) constitute a default by the Company under, or result in the creation of any Lien upon the property of the Company (other than as permitted pursuant to any Operative Document) under, any indenture, mortgage or other material contract, agreement or instrument to which the Company is a party or by which the Company or any of its property is bound, which in the case of clause
(i)(A) or (ii) of this Section 3.1(c), individually or in the aggregate, is reasonably likely to result in a Material Adverse Effect.

          (d) Government Actions.  No authorization, determination or approval
              ------------------
or other action by, and no notice to or filing or registration with, any Governmental Entity or under any Applicable Law is required (i) for the due execution, delivery or performance by, or the validity or enforceability as against, the Company of this Agreement and the other Operative Documents to which the Company is or will be a party or the consummation of the transactions contemplated hereby or thereby, or the compliance by the Company with the terms hereof or thereof or for the operation of the Facility, or (ii) without regard to any other transactions of the Owner Participant or the Owner Lessor or any Affiliate of either of them and assuming that none of the Owner Participant or the Owner Lessor or any Affiliate of either of them is an "electric utility" or a

"public utility" or a "public utility holding company" or any similar entity subject to public utility regulation under any Applicable Law immediately prior to the Closing, with respect to the participation by the Owner Participant or the Owner Lessor in the Transaction other than (A) the FERC Orders and the NYPSC
Section 69 Order, (B) the effectiveness of the FERC EWG (Owner Lessor) Application based upon the good faith filing thereof; provided that no third party shall have been granted intervenor status, (C) the notifications relating to consummation of the Transaction required pursuant to the FERC Section 203 Order and the FERC Waiver Order and the NYPSC Section 69 Order, (D) as may be required under Applicable Law providing for the supervision or regulation of the Owner Participant or the Owner Lessor or any Affiliate of either of them as a result of investing, lending or other commercial activity in which the Owner Participant or the Owner Lessor or any Affiliate of either of them is or may be engaged other than the transactions contemplated hereby or by any of the other Operative Documents, (E) as may be required under existing Applicable Laws to be obtained, given, accomplished or renewed at any time, or from time to time, in each case, after the Closing Date in connection with the maintenance or operation of the Project and which are routine in nature and which cannot be obtained or are not normally applied for, prior to the time they are required, and which the Company has no reason to believe will not be timely obtained in the normal course of business as and when required, (F) in connection with any modification to or rebuilding or replacement of the Facility or any portion thereof that may occur in the future, (G) as may be required in connection with any assumption or refinancing of the Lessor Notes or the Certificates or the issuance of Additional Lessor Notes or Additional Certificates, (H) as may be required in consequence of any transfer of the Member Interest or interest in the Owner Participant or any transfer of ownership of the Facility or the Owner Lessor's Interest, or any part thereof by the Owner Lessor or the exercise by any such party of dispossessory remedies under the Operative Documents or any relinquishment of the use or operation of the Facility by the Company, (I) as may be required in consequence of any assignment or other transfer by the Company pursuant to Section 13 hereof or any sublease by the Company pursuant to
Section 19 of the Facility Lease, (J) appropriate filing and recording to perfect the Lien of the Lease Indenture, if required, and the ownership and leasehold interests conveyed pursuant to the Operative Documents, (K) as may be required in connection with the registration of the Certificates under the Securities Act or the securities laws of any state, (L) as may be required under any Applicable Law enacted or adopted after the date hereof or (M) as may be required in connection with the exercise of remedies under any of the Operative Documents to foreclose upon or participate in the operation of the Facility. Each of the FERC Orders was validly issued and is final and in full force and effect and not subject to appeal, except that the FERC EWG (Lessee) Order is subject to judicial review pursuant to Section 25 of the Holding Company Act, which has no time limit for obtaining judicial review. The NYPSC Section 69 Order was validly executed and is in full force and effect, but may be appealed within 30 days, or later with good cause shown, of the issuance of the final order. This order is also subject to judicial review. None of the FERC Orders or the Section 69 Order is the subject of any pending or, to the Actual Knowledge of the Company, threatened judicial or administrative proceeding.

          (e) Litigation.  Except as described on Schedule 6, there is no
              ----------
pending or, to the Actual Knowledge of the Company, threatened, action, suit, investigation or proceeding against the Company before any Governmental Entity which questions the validity of this Agreement or the other Operative Documents to which it is or will be a party or the ability of the

Company to perform its obligations hereunder or thereunder, or which individually, or in the aggregate, is reasonably likely to result in a Material Adverse Effect.

          (f) Location of Chief Executive Office and Principal Place of
              ---------------------------------------------------------
Business, Etc.
-------------

              (i) The chief executive office and principal place of business of the Company and the office where it keeps its corporate records concerning the Facility, the Facility Site and the Operative Documents is located at Newburgh, New York.

              (ii)   The Facility is located on and surrounded by the Facility
     Site.

          (g) Title; Liens.
              ------------

              (i) The Company has (A) good, record and marketable title to, and a fee simple interest in, the Facility, free and clear of all Liens other than Permitted Encumbrances, and (B) good, record and marketable title and a fee simple interest in the Facility Site, free and clear of all Liens other than Permitted Encumbrances.

              (ii) Upon execution and delivery of the Operative Documents and recording or filing (as appropriate) of the documents and instruments referred to in Schedule 1 in accordance with Section 4(q), (A) good, record and marketable title to, and a fee simple interest in, the Facility will be duly, validly and effectively conveyed and transferred to the Owner Lessor, free and clear of all Liens other than Permitted Liens as set forth in (a),
     (b), (c), (d) (solely for taxes not yet due and payable) and (h), and (B) good, record and valid leasehold interest in the Facility Site will be duly, validly and effectively conveyed to the Owner Lessor upon the terms and conditions in the Site Lease, free and clear of all Liens other than Permitted Liens as set forth in (a), (b), (c), (d) (solely for taxes not yet due and payable) and (h).

              (iii) When duly authorized, executed and delivered by each of the parties thereto, the Lease Indenture will create a valid Lien in favor of the Lease Indenture Trustee in the Indenture Estate and no filing, recording, registration or notice with any federal or state Governmental Entity will be necessary to establish or, except for such filings and recordings as will be made pursuant to Section 4(q), to perfect, or give record notice of, the Lien in favor of the Lease Indenture Trustee in the Indenture Estate to the extent such Lien may be perfected by filings or recordings.

          (h) Regulation.  The use by the Company of the proceeds of the Lessor
              ----------
Notes and the Equity Investment will not violate or result in a violation of
Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including Regulations T, U and X of the regulations of the Federal Reserve System.

          (i) Holding Company Act.  The Company is not an "electric utility
              -------------------
company," a "public-utility company" or a "holding company" as defined in the Holding Company Act; however, it is a "subsidiary company" and an "affiliate" of a "holding company" that is exempt from all provisions, except Section 9(a)(2), of the Holding Company Act. Neither the execution and delivery of the Operative Documents to which the Company is or will be a party nor consummation of the transactions contemplated thereby violate any provision of the Holding

Company Act or any rule or regulation thereunder. The Company is an EWG, and as a result the Company is not considered an "electric utility company" or a "public utility company" under the Holding Company Act and is exempt from all provisions of the Holding Company Act. The Company's status as an EWG is not the subject of any pending or, to the Actual Knowledge of the Company, threatened judicial or administrative proceeding.

          (j) Investment Company Act.  The Company is not an "investment
              ----------------------
company" or an "affiliated person" of an "investment company" within the meaning of the Investment Company Act of 1940.

          (k) Securities Act.  Neither the Company nor anyone authorized by the
              --------------
Company has directly or indirectly offered or sold any interest in the Member Interest, the Lessor Notes or the Certificates or any part thereof, or in any similar security or lease, or in any security or lease the offering of which for the purposes of the Securities Act would be deemed to be part of the same offering as the offering of the Member Interest, the Lessor Notes or the Certificates or any part thereof or solicited any offer to acquire any of the same in violation of the registration requirements of Section 5 of the Securities Act.

          (l) Environmental Matters.
              ---------------------

              (i) Except as described on Schedule 5, the Company has not received from any Governmental Entity any written notice, letter, citation, order, warning, complaint, inquiry, claim or demand that: (A) there has been a release, or there is a threat of release, of any Hazardous Substance in, on, under or from the Facility or the Facility Site that would be in violation of any Environmental Law; (B) the Company may be or is liable, in whole or in part, for the costs of cleaning up, remedying or responding to a release of any Hazardous Substance pertaining to the Facility or the Facility Site, including any release of any Hazardous Substance at any location in violation of any Environmental Law that may be attributable to a Hazardous Substance used or generated at the Facility or the Facility Site; or (C) either the Facility or the Facility Site is subject to a Lien in favor of any Governmental Entity or other Person in response to a release of Hazardous Substances.

              (ii) Since the closing of the acquisition of the Project, the Company has complied with, and the Project and the Facility Site have been operated in compliance with, all Environmental Laws, except to the extent that failure to so comply individually and in the aggregate (A) is not reasonably likely to (x) result in a Material Adverse Effect or (y) involve any danger of foreclosure, sale, forfeiture or loss of, or imposition of a Lien on, the Facility or the Facility Site or the impairment of the use, operation or maintenance of the Facility or the Facility Site in any material respect, and (B) could not result in any criminal liability being incurred by, or could not reasonably be expected to have an adverse effect on, the interests of, the Owner Participant, the Owner Lessor, the Lease Indenture Trustee or the Pass Through Trustees.

              (iii) Except as described in Schedule 5 hereto, to the Company's Actual Knowledge, there is not and has not been any Environmental Condition
     (A) at, on, under or from the Facility or the Facility Site or (B) resulting from or arising in connection with the operation of the Facility, that (1) is reasonably likely to (x) result in a Material Adverse Effect or (y) involve any danger of foreclosure, sale, forfeiture or loss of, or imposition of a lien on, the Facility or the Facility Site or the impairment of the use, operation or maintenance of the Facility or the Facility Site in any material respect, or (2) could result in any criminal liability being incurred by, or could reasonably be expected to have a material adverse effect on the interests of, the Owner Participant, the Owner Lessor, the Lease Indenture Trustee or the Pass Through Trustees.

              (iv) All permits required under Environmental Laws to own, operate, lease or maintain the Facility in accordance with the Operative Documents have been obtained and are in full force and effect, and the Company is in compliance with the provisions of all such permits, except where the failure to obtain, maintain the effectiveness of, or comply with such permits (A) is not reasonably likely to (1) result in a Material Adverse Effect or (2) involve any danger of foreclosure, sale, forfeiture or loss of, or imposition of a lien on, the Facility or the Facility Site or the impairment of the use, operation or maintenance of the Facility or the Facility Site in any material respect, and (B) could not result in any criminal liability being incurred by, or could not reasonably be expected to have an adverse effect on the interests of, the Owner Participant, the Owner Lessor, the Lease Indenture Trustee or the Pass Through Trustees.

          (m) Unit Sales Agreement.  There are no contracts or agreements to
              --------------------
which the Company is a party providing for unit sales of the energy produced by the Facility that have a term which extends beyond the Scheduled Lease Expiration Date.

          (n) Applicable Law.  The Company is in compliance with all Applicable
              --------------
Laws relating to the operations, maintenance, use or ownership of the Facility except where noncompliance (i) is not reasonably likely to (1) have a Material Adverse Effect or (2) involve any danger of foreclosure, sale, forfeiture or loss of, or imposition of a Lien on, the Facility or the impairment of the use, operation or maintenance of the Facility in any material respect, and (ii) could not result in any criminal liability being incurred by, or could not reasonably be expected to have any material adverse effect on the interests of, the Owner Participant (or its Affiliates), the Owner Lessor, Lessor Manager, the Lease Indenture Trustee or the Pass Through Trustees.

          (o) ERISA.  Assuming the correctness of the representations of the
              -----
other parties hereto and the Certificateholders in the Certificates, the Transaction will not constitute a "prohibited transaction" under ERISA.

          (p) No Event of Default; No Event of Loss.  No Event of Default, or
              -------------------------------------
event that with the passage of time or giving of notice or both would constitute an Event of Default, has occurred or will occur upon or as a consequence of the execution and delivery of the Operative Documents. No Event of Loss (other than a Regulatory Event of Loss) has occurred or will occur upon the execution and delivery of the Operative Documents, and the Company does not have Actual Knowledge of any event that could reasonably be expected to result in a Regulatory Event of Loss.

                                      -10

          (q) Special Assessments.  There is no action pending or, to the
              -------------------
Company's Actual Knowledge, threatened by a Governmental Entity or other Person to specially assess the Facility Site or the Facility for any public improvements constructed or to be constructed that is reasonably likely to have a Material Adverse Effect or an adverse effect on the value, utility or useful life of the Facility.

          (r) Utility Services.  The Facility Site and the Facility have
              ----------------
available all services of public utilities necessary for use and operation of the Facility as currently being used and as contemplated by the Operative Documents.

          (s) Eminent Domain.  There is no action pending or, to the Company's
              --------------
Actual Knowledge, threatened by a Governmental Entity or other Person to initiate a taking or use of the Facility or the Facility Site through condemnation, seizure, requisition of title, power of eminent domain or otherwise, which is reasonably likely to have an adverse effect on the value, utility or useful life of the Facility or would prevent or materially interfere with the use or operation of the Facility.

          (t) Permitted Encumbrances.  There are no violations or proceedings or
              ----------------------
actions pending or, to the Company's Actual Knowledge, threatened, with respect to any easements, reciprocal easement agreements, declarations, development agreements or recorded restrictions or covenants which could materially adversely affect the Facility or the Ground Interest or enjoin or prevent the use, occupancy or operation of the Facility or the Facility Site for the purposes contemplated by the Operative Documents or the performance by the Company of its obligations under this Agreement or any other Operative Document.

          (u) Notices.  To the Company's Actual Knowledge, (i) there are no
              --------
outstanding written notices from any Governmental Entity of any violation of, or that the Facility or the Facility Site is not in compliance with, any and all Applicable Laws relating to the Facility and the Facility Site or the ownership, use, occupancy and operation thereof and (ii) there are no outstanding written notices that any repairs or work or capital improvements are required to be done at or with respect to the Facility or the Facility Site by any Governmental Entity or by any insurance company which currently issues any insurance to the Company or by any board of fire underwriters or other body exercising similar functions, except, in either case with respect to (i) or (ii) above, where such violation, noncompliance, repair, work, or capital improvement individually or in the aggregate (A) is not reasonably likely to (x) result in a Material Adverse Effect or (y) involve any danger of foreclosure, sale, forfeiture or loss of, or imposition of a Lien on, the Facility or the Facility Site or the impairment of the use, operation or maintenance of the Facility or the Facility Site in any material respect, and (B) could not result in any criminal liability being incurred by, or could not reasonably be expected to have an adverse effect on the interests of, the Owner Participant, the Owner Lessor, the Lease Indenture Trustee or the Pass Through Trustees.

          (v) Operation and Use.  Based upon the Company's reasonable
              -----------------
expectations, and subject to Applicable Law, the rights and interests made available to the Owner Lessor pursuant to the Operative Documents and the Facility Agreements, together with the rights of the Owner Lessor as owner of an interest in an electric generating facility from which sales of electric energy exclusively at wholesale are made under the Federal Power Act and the rules and

                                      -11
regulations promulgated by the FERC thereunder, as currently in effect, and the rights to be made available under the Operative Documents and the Facility Agreements, are sufficient to permit during the period commencing on the expiration or termination of the Facility Lease Term and ending on the expiration of the Site Lease Term, (i) the possession, occupation, interconnection, maintenance and repair of the Facility, (ii) the use and operation of the Facility in substantially the same manner as utilized prior to the date hereof (since the acquisition thereof by the Company), (iii) the construction, use, operation, possession, maintenance, replacement, renewal and repair of all Modifications to the Facility made prior to the expiration of the Facility Lease Term, (iv) appropriate ingress to and egress from the Facility and the Facility Site for any reasonable purpose in connection with the exercise by the Owner Lessor or any transferee thereof of rights under the Operative Documents and the Facility Agreements and such Person's interest in the Facility, (v) access to the Dock Facilities for fuel handling, (vi) access to the river for water-cooling, and (vii) transmission of the electric energy and ancillary services provided by the Facility to a point of interconnection to the relevant electricity grid; provided, however, that the representation is based solely upon Applicable Laws currently in effect, and existing market conditions, including with regard to the availability of fuel and other commodities and no representation, projection or other statement is being made in this paragraph with respect to any change in law or regulations including Environmental Laws (whether or not proposed or contemplated), any change in market conditions, including those referred to above, or any other change in facts or circumstances after the date hereof, or any modification, improvement or change to the Facility or the Facility Site after the expiration of the Facility Lease Term.

          (w) Access; Egress.  Access to and egress from the Facility and the
              --------------
Facility Site are available and provided by public streets and authorized use of private roadways. To the Company's Actual Knowledge, there are no plans of any Governmental Entity to change the highway or road system in the vicinity of the Facility or the Facility Site, or to restrict or change access from any such highway or road to the Facility or the Facility Site, in either case, in any manner which would reasonably be expected to materially interfere with or prevent the use, occupancy or operation of the Facility Site or the Facility as contemplated by the Operative Documents.

          (x) Status Under Certain Statutes.  Based upon the Applicable Laws in
              -----------------------------
effect on the date hereof, (1) neither the Owner Participant, the Owner Lessor, the Lessor Manager, the Pass Through Trustees nor the Lease Indenture Trustee solely as a result of the execution, delivery and performance of, the consummation of the Transaction, and without regard to any other activities or business of such Persons or any Affiliate of such Persons, shall be or become subject to regulation of rates or to financial or organizational requirements for utilities under the laws of the State of New York and (2) no holder of the Certificates will, solely by reason of any of (A) the sale, ownership, lease, use, operation or maintenance of the Facility by the Company in the manner contemplated by the Operative Documents (including the sale of energy and capacity therefrom), or (B) the issuance of the Lessor Notes or the Certificates, be deemed by any Governmental Entity having jurisdiction to be or otherwise become a "public utility", a "public utility company", a "utility company", a "public utility holding company", a "public service company", an "electric utility", an "electric corporation", an "electric utility company" or any similar type of entity (or an affiliate thereof) under any Applicable Law (including the Holding Company Act, the Federal Power Act or the New York Public Service Law) or otherwise subject to any regulation relating to any such type of entity (or affiliates thereof) under any Requirement of Law (including the Holding Company Act, the Federal Power Act or the New York Public Service Law), except that with respect to both of clauses
(1) and (2), in the event the Company were to relinquish the use or operation of the Facility, or any of the above-mentioned parties were to exercise their rights or remedies under any of the Operative Documents to foreclose upon or participate in the operation of the Facility, or exercise any operational or management decision making authority, such parties may become subject to regulation under the laws of the State of New York.

     Section 3.2. Representations and Warranties of the Owner Lessor. The Owner Lessor represents and warrants that as of the Effective Date:

          (a) Due Organization.  The Owner Lessor is a duly organized and
              ----------------
validly existing limited liability company under the laws of the State of Delaware of which the Owner Participant is the sole member, and has the limited liability company power and authority to enter into and perform its obligations under this Agreement and each of the other Operative Documents to which it is a party.

          (b) Due Authorization; Enforceability; Etc.
              --------------------------------------

              (i) (A) This Agreement and each of the other Operative Documents (other than the Lessor Notes) to which the Owner Lessor is or will be a party has been or when executed and delivered will be duly authorized, executed and delivered by the Owner Lessor, and (B) assuming the due authorization, execution and delivery of this Agreement by each party hereto other than the Owner Lessor, this Agreement constitutes and when executed and delivered each of the other Operative Documents (other than the Lessor Notes) to which it is or will be a party will be the legal, valid and binding obligations of the Owner Lessor, enforceable against the Owner Lessor in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, arrangement, moratorium or other laws relating to or affecting the rights of creditors generally and by general principles of equity.

              (ii) Upon the execution of the Lessor Notes by the Owner Lessor in accordance with the Lease Indenture and delivery of such Lessor Notes against payment therefor, the Lessor Notes will constitute legal, valid and binding obligations of the Owner Lessor, enforceable against the Owner Lessor in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, arrangement, moratorium or other laws relating to or affecting the rights of creditors generally and by general principles of equity.

          (c) Non-Contravention.  The execution and delivery by the Owner Lessor
              -----------------
of this Agreement and the other Operative Documents to which it is or will be a party, the consummation by the Owner Lessor of the transactions contemplated hereby and thereby, and the compliance by the Owner Lessor with the terms and provisions hereof and thereof, do not and will not contravene any Applicable Law of the United States of America or the State of Delaware, or the LLC Agreement or the Owner Lessor's other organizational documents or contravene the provisions of, or constitute a default by the Owner Lessor under any indenture, mortgage or other material contract, agreement or instrument to which the Owner Lessor is a party or by which the Owner Lessor or its property is bound, or in the creation of any Owner Lessor's Lien upon the Lessor Estate; provided, however, that no representation is made with respect to the right, power or authority of the Owner Lessor to act as operator of the Facility following a Lease Event of Default.

          (d) Governmental Actions.  Assuming the representation and warranties
              --------------------
of the Company contained in clauses (d), (h), (i), (j), (k), (l), (n), (t) and
(x) of Section 3.1 are true, no authorization or approval or other action by, and no notice to or filing or registration with, any Governmental Entity is required for the due execution, delivery or performance by, or the validity or enforceability as against, the Owner Lessor of the LLC Agreement, the Lease Indenture, the Lessor Notes, this Agreement or the other Operative Documents to which the Owner Lessor is or will be a party, other than any such authorization or approval or other action or notice or filing as has been duly obtained, taken or given; provided, however, that no representation or warranty is made with respect to the right, power or authority of the Owner Lessor to act as operator of the Facility following a Lease Event of Default on the expiration or termination of the Facility Lease.

          (e) Litigation.  There is no pending or, to the Actual Knowledge of
              ----------
the Owner Lessor, threatened, action, suit, investigation or proceeding against the Owner Lessor before any Governmental Entity that (i) questions the validity of the Operative Documents or (ii) would, if determined adversely to it, materially adversely affect the ability of the Owner Lessor to perform its obligations under the LLC Agreement, the Lessor Notes, the Lease Indenture, this Agreement or the other Operative Documents to which it is or will be a party or would materially adversely affect the Facility, the Facility Site or any interest therein or part thereof or the Lien of the Lease Indenture on the Indenture Estate.

          (f) Liens.  The Lessor Estate is free of any Owner Lessor's Liens.
              -----

          (g) Location of Chief Executive Office and Principal Place of
              ---------------------------------------------------------
Business.  The chief executive office and principal place of business of the
--------
Owner Lessor where the Owner Lessor will keep its corporate records concerning the Facility, the Facility Site and the Operative Documents is located in Wilmington, Delaware.

          (h) Exempt Wholesale Generator.  Each of the statements regarding the
              --------------------------
Owner Lessor contained in the FERC EWG (Owner Lessor) Application was true and correct as of the date such statement was made by the Owner Lessor.

          (i) Investment Company Act.  The Owner Lessor is not an "investment
              ----------------------
company" as defined in or subject to regulation under the Investment Company Act of 1940.

     Section 3.3. Representations and Warranties of the Lessor Manager and the Trust Company. The Trust Company (only with respect to representations and warranties expressly relating to the Trust Company) and the Lessor Manager hereby severally represent and warrant that, as of the Effective Date:

          (a) Due Incorporation; Etc.  The Trust Company is a banking
              ----------------------
corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority, as Lessor Manager and/or in its individual capacity to the extent expressly provided herein or in the LLC Agreement, to enter into and perform its obligations under the LLC Agreement, this Agreement and each of the other Operative Documents to which it is or will be a party.

          (b) Due Authorization; Enforceability; Etc.
              --------------------------------------

               (i) (A) The LLC Agreement has been duly authorized, executed and delivered by the Trust Company, and (B) assuming the due authorization, execution and delivery of the LLC Agreement by the Owner Participant, the LLC Agreement constitutes the legal, valid and binding obligation of the Trust Company, enforceable against it in its individual capacity or as Lessor Manager, as the case may be, in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, arrangement, moratorium or other laws relating to or affecting the rights of creditors generally and by general principles of equity.

               (ii) (A) This Agreement has been duly authorized, executed and delivered by the Lessor Manager and, to the extent expressly provided herein, the Trust Company, and (B) assuming the due authorization, execution and delivery of this Agreement by each party hereto other than the Lessor Manager and, to the extent expressly provided herein, the Trust Company, this Agreement constitutes a legal, valid and binding obligation of the Lessor Manager and, to the extent expressly provided herein, the Trust Company, enforceable against the Lessor Manager and, to the extent expressly provided herein, the Trust Company, as the case may be, in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, arrangement, moratorium or other laws relating to or affecting the rights of creditors generally and by general principles of equity.

          (c) Execution.  (i) Each of the other Operative Documents to which the
              ---------
Trust Company or the Lessor Manager is or will be a party has been or when executed and delivered will be duly authorized, executed and delivered by the Trust Company or the Lessor Manager and (ii) assuming the due authorization, execution and delivery of each of the other Operative Documents by each party thereto other than the Trust Company or the Lessor Manager, each of the other Operative Documents to which the Lessor Manager or, to the extent expressly provided therein, the Trust Company, is or will be a party constitutes or when executed and delivered will constitute a legal, valid and binding obligation of the Lessor Manager and, to the extent expressly provided herein the Trust Company, as the case may be, enforceable against the Lessor Manager and, to the extent expressly provided herein, the Trust Company, in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, arrangement, moratorium or other laws relating to or affecting the rights of creditors generally and by general principles of equity.

          (d) Non-Contravention.  The execution and delivery by the Trust
              -----------------
Company, in its individual capacity or as Lessor Manager, as the case may be, of the LLC Agreement, this Agreement and the other Operative Documents to which it is or will be a party, the consummation by the Trust Company, in its individual capacity or as Lessor Manager, as the case may be, of the transactions contemplated hereby and thereby, and the compliance by the Trust Company, in its individual capacity or as Lessor Manager, as the case may be, with the terms and provisions hereof and thereof) do not and will not (i) contravene any Applicable Law of the State of Delaware governing the Trust Company or any United States federal law governing the banking or trust powers of the Trust Company, or the LLC Agreement, or its organizational documents or bylaws, or
(ii) contravene the provisions of, or constitute a default by the Trust Company under, or result in the creation of any Owner Lessor's Lien attributable to it upon the Lessor Estate under any indenture, mortgage or other material contract, agreement or instrument to which the Trust Company is a party or by which the Trust Company or its property is bound; provided, however, that no representation is made with respect to the right, power or authority of the Trust Company or the Lessor Manager to act as operator of the Facility following a Lease Event of Default.

          (e)  Governmental Actions.  Assuming the representations and
               --------------------
warranties of the Company contained in clauses (d), (h), (i), (j), (k), (l),
(n), (t) and (x) of Section 3.1 are true, no authorization or approval or other action by, and no notice to or filing or registration with, any Governmental Entity of the State of Delaware or the United States of America governing the banking or trust powers of the Trust Company is required for the due execution, delivery or performance by the Trust Company or the Lessor Manager, as the case may be, of the LLC Agreement, this Agreement or the other Operative Documents to which the Trust Company or the Lessor Manager is or will be a party, other than any such authorization or approval or other action or notice or filing as has been duly obtained, taken or given.

          (f)  Litigation.  There is no pending or, to the Actual Knowledge of
               ----------
the Trust Company, threatened action, suit, investigation or proceeding against the Trust Company either in its individual capacity or as Lessor Manager, as the case may be, before any Governmental Entity that (i) questions the validity of the Operative Documents, or (ii) would, if determined adversely to it, materially adversely affect the ability of the Trust Company, in its individual capacity or as Lessor Manager, as the case may be, to perform its obligations under the LLC Agreement, this Agreement or the other Operative Documents to which it is or will be a party or would materially adversely affect the Facility, the Facility Site or any interest therein or part thereof or the security interest of the Lease Indenture Trustee in the Indenture Estate.

          (g)  Liens.  The Lessor Estate is free of any Owner Lessor's Liens
               -----
attributable to the Trust Company or the Lessor Manager.

     Section 3.4. Representations and Warranties of the Owner Participant. The Owner Participant represents and warrants that, as of the Effective Date:

          (a)  Due Organization.  The Owner Participant is a limited liability
               ----------------
company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the limited liability company power and authority to enter into and perform its obligations under this Agreement, the LLC Agreement, and the Tax Indemnity Agreement.

          (b)  Due Authorization; Enforceability; Etc.  This Agreement, the
               --------------------------------------
Original LLC Agreement, the LLC Agreement, and the Tax Indemnity Agreement have been or when executed and delivered will be duly authorized, executed and delivered by the Owner Participant and assuming the due authorization, execution and delivery by each other party thereto, this Agreement, the LLC Agreement, and the Tax Indemnity Agreement constitute or when executed and delivered will constitute the legal, valid and binding obligations of the Owner Participant, enforceable against the Owner Participant in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, arrangement, moratorium or other laws relating to or affecting the rights of creditors generally and by general principles of equity.

          (c)  Non-Contravention.  The execution and delivery by the Owner
               -----------------
Participant of this Agreement, the Original LLC Agreement, the LLC Agreement, and the Tax Indemnity Agreement, the consummation by the Owner Participant of the transactions contemplated hereby and thereby, and the compliance by the Owner Participant with the terms and provisions hereof and thereof, do not and will not contravene any Applicable Law binding on the Owner Participant, or its organizational documents, or contravene the provisions of, or constitute a default under, any indenture, mortgage or other material contract, agreement or instrument to which the Owner Participant is a party or by which the Owner Participant or its property is bound (it being understood that no representation or warranty is being made as to any Applicable Laws relating to (i) the Facility, (ii) the Facility Site or (iii) other than its representations set forth in Section 3.4(g), ERISA or Section 4975 of the Code), or result in the creation of any Owner Participant's Lien (other than any Lien created under any Operative Document) upon the Lessor Estate.

          (d)  Governmental Action.  Assuming the representations and warranties
               -------------------
of the Company contained in clauses (d), (h), (i), (j), (k), (l), (n), (t) and
(x) of Section 3.1 are true, no authorization or approval or other action by, and no notice to or filing or registration with, any Governmental Entity is required for the due execution, delivery or performance by the Owner Participant of this Agreement, the Original LLC Agreement, the LLC Agreement, or the Tax Indemnity Agreement, other than any authorization or approval or other action or notice or filing as has been duly obtained, taken or given (it being understood that no representation or warranty is being made as to any Applicable Laws relating to the Facility or the Facility Site).

          (e)  Litigation.  There is no pending or, to the Actual Knowledge of
               ----------
the Owner Participant, threatened action, suit, investigation or proceeding against the Owner Participant before any Governmental Entity that (i) questions the validity of the Operative Documents, or (ii) would, if determined adversely to it, materially adversely affect the Owner Participant's ability to perform its obligations under this Agreement, the LLC Agreement, or the Tax Indemnity Agreement, or would materially adversely affect the Facility, the Facility Site or any interest therein or part thereof or the Lien of the Lease Indenture Trustee in the Indenture Estate.

          (f)  Liens.  The Lessor Estate is free of any Owner Participant's
               -----
Liens.

          (g)  ERISA.  No part of the funds to be used by the Owner Participant
               -----
to make its investment pursuant to this Agreement, directly or indirectly, constitutes or is deemed to constitute assets (within the meaning of ERISA and any applicable rules, regulations and court decisions thereunder) of any Plan.

          (h)  Acquisition for Investment.  The Owner Participant is purchasing
               --------------------------
the Member Interest to be acquired by it for its own account with no present intention of distributing such Member Interest or any part thereof in any manner that would require registration under the

Securities Act, but without prejudice, however, to the right of the Owner Participant at all times to sell or otherwise dispose of all or any part of such Member Interest under an exemption from registration available under such Act.

          (i)  Regulatory Event of Loss.  The Owner Participant is not aware of
               ------------------------
any fact or circumstance that would cause a Regulatory Event of Loss.

          (j)  Securities Act.  Neither the Owner Participant nor anyone
               --------------
authorized by it has directly or indirectly offered or sold any interest in the Member Interest, the Lessor Notes or the Certificates or any part thereof, or in any similar security or lease, or in any security or lease the offering of which for the purposes of the Securities Act would be deemed to be part of the same offering as the offering of the Member Interest, the Lessor Notes or the Certificates or any part thereof or solicited any offer to acquire any of the same in violation of the registration requirements of Section 5 of the Securities Act; it being understood for purposes of this clause (j) that neither the Advisor to the Lessee nor the Initial Purchasers have acted or are acting on behalf of the Owner Participant in connection with the Lease Debt, the Lessor Notes, the Member Interest, or otherwise.

          (k)  Holding Company Act and Federal Power Act.  Immediately prior to
               -----------------------------------------
executing this Agreement, the Owner Participant is not an "electric utility" or a "public utility" as such terms are used in the Federal Power Act, and is not an "electric utility company," a "public-utility company," a "holding company" or a "subsidiary company" or an "affiliate" of a "holding company," other than a "holding company" that is (together with all "subsidiary companies" and "affiliates" thereof) exempt from all regulation under the Holding Company Act (other than such regulation under Section 9(a)(2) thereof) pursuant to Section 3(a) thereof, as such terms are used thereunder.

SECTION 4.  CLOSING CONDITIONS; CONDITIONS TO PURCHASE OF LESSOR NOTES

     The obligations of the Owner Participant, the Owner Lessor, the Lessor Manager, the Lease Indenture Trustee, the Pass Through Trustees, and the Company to consummate the Transaction on the Closing Date shall be subject to prior or concurrent satisfaction or waiver of the following conditions (except that the obligations of any Person shall not be subject to such Person's own performance or compliance):

          (a)  Operative Documents.  On or before the Closing Date, each of the
               -------------------
Operative Documents to be delivered at the Closing shall have been duly authorized by the parties thereto, and each of the Operative Documents to be delivered at the Closing shall have been duly executed and delivered by the parties thereto substantially in the form attached as an Exhibit hereto, shall each be in full force and effect, and executed counterparts of each shall have been delivered to each of the parties hereto (other than the Tax Indemnity Agreement, which shall only be delivered to the parties thereto).

          (b)  Equity Investment.  The Owner Participant shall have made the
               -----------------
Equity Investment to the Owner Lessor at the place and in the manner contemplated by Section 2.

          (c)  Certificates and Lessor Notes.  Each of the conditions precedent
               -----------------------------
contained in the Certificate Purchase Agreement shall have been satisfied or waived by the Initial Purchasers, the Initial Purchasers shall have purchased the Certificates pursuant to, and in accordance with the terms of, the Certificate Purchase Agreement, and the Proceeds shall have been provided to the Owner Lessor through the purchase by the Pass Through Trusts of the Lessor Notes.

          (d)  Ratings.  The Certificates shall have been rated at least BBB and
               -------
Baa2 by S&P and Moody's, respectively.

          (e)  Corporate Documents.  Each of the Transaction Parties shall have
               -------------------
received certified copies of the organizational documents of each of the other parties hereto (except for the Trust Company, the Lease Indenture Trustee, and the Pass Through Trustees, who shall not be required to provide such documents) and resolutions of the board of directors of each such other corporate party duly authorizing the transaction and such documents and such evidence as each party may reasonably request in order to establish the authority of each such other party to consummate the Transaction, the taking of all corporate and other proceedings in connection therewith and compliance with the conditions herein or therein set forth and the incumbency of all officers signing any of the Operative Documents. Each of the foregoing documents shall be reasonably satisfactory to the recipient.

          (f)  Representations and Warranties.  The representations and
               ------------------------------
warranties set forth in Section 3 hereof and in each of the other Operative Documents shall be true and correct on and as of the Closing Date with the same effect as though made on and as of the Closing Date and each of the Transaction Parties shall have received a certificate of each of the other parties hereto to such effect.

          (g)  Events of Loss, Defaults, Events of Default.  No Event of Loss,
               -------------------------------------------
Lease Event of Default, Lease Indenture Event of Default or event that with notice or lapse of time or both would constitute an Event of Loss, a Lease Event of Default, or Lease Indenture Event of Default shall have occurred and be continuing.

          (h)  No Threatened Proceedings.  No action, suit, investigation or
               -------------------------
proceeding shall have been instituted nor shall governmental action be threatened before any court or Governmental Entity, nor shall any order, judgment or decree have been issued or proposed to be issued by any court or Governmental Entity at the time of the Closing Date, to set aside, restrain, enjoin or prevent the consummation of the Operative Documents or any of the transactions contemplated by any of the Operative Documents.

          (i)  Governmental Actions.  All actions, if any, required to have been
               --------------------
taken by any Governmental Entity on or prior to the Closing Date in connection with the FERC Orders, the NYPSC Section 69 Order or the FERC EWG (Owner Lessor) Application on the Closing Date shall have been taken; all orders, permits, waivers, exemptions, authorizations, determinations and approvals of and registrations with such Governmental Entities required to be in effect on the Closing Date in connection with the FERC Orders shall have been issued and shall be final and, other than the FERC EWG (Lessee) Order, non-appealable (other than the FERC EWG (Owner Lessor) Application, which shall be effective and no third party shall have been granted intervenor status), and the NYPSC Section 69 Order, which is subject to appeal and judicial review; and all such orders, permits, waivers, exemptions, authorizations, determinations and approvals shall be in full force and effect on the Closing Date and shall not have been withdrawn or adversely modified; and each of the Transaction Parties shall have received a copy of any such order, permit, waiver, exemption, authorization, determinations or approval.

          (j)  Consents.  All permits, licenses, approvals, consents and other
               --------
governmental authorizations necessary to consummate the Transaction shall be satisfactory in form and substance to the Owner Participant and the Company and shall be in full force and effect, other than those whose failure to have obtained or to maintain would not reasonably be expected to result in a Material Adverse Effect.

          (k)  Insurance.  Insurance (including all related endorsements)
               ---------
complying with the requirements of Section 11 of the Facility Lease shall be in full force and effect and all premiums thereon shall be current. The Owner Participant, the Equity Investor, the Lessor Manager, the Owner Lessor, the Lease Indenture Trustee, and the Pass Through Trustees shall have received a certificate or certificates dated the Closing Date of the Insurance Consultant or an independent insurance broker or carrier reasonably satisfactory to such Persons stating that such insurance is in full force and effect.

          (l)  Engineering Report.  The Owner Participant shall have received
               ------------------
the Engineering Report addressed to the Owner Participant in the form delivered to the Owner Participant on the Effective Date with only such changes as are reasonably satisfactory to the Owner Participant.

          (m)  Environmental Report.  The Owner Participant shall have received
               --------------------
(i) the Environmental Report addressed to Dynegy Power Corp. in the form delivered to the Owner Participant on the Effective Date with only such changes as are reasonably satisfactory to the Owner Participant and (ii) a reliance letter addressed to the Owner Participant permitting the Owner Participant to rely on such report.

          (n)  Appraisal; Condition of the Facility.  The Owner Participant
               ------------------------------------
shall have received the Closing Appraisal addressed to the Owner Participant in the form delivered to the Owner Participant on the Effective Date with only such changes as are satisfactory to the Owner Participant. The Owner Participant shall be satisfied that the Facility shall be in the condition described in the Closing Appraisal. The Company shall have received a letter from the Appraiser with regard to the fair market value, depreciation class, and remaining useful life of the Facility.

          (o)  Opinion with Respect to Certain Tax Aspects.  The Owner
               -------------------------------------------
Participant shall have received the opinion, dated the Closing Date, of Dewey Ballantine LLP addressed and delivered only to the Owner Participant as to certain tax matters in form and substance satisfactory to the Owner Participant.

          (p)  Opinions of Counsel.  Each of the relevant Transaction Parties
               -------------------
shall have received an opinion or opinions, dated the Closing Date, of (a) Orrick, Herrington & Sutcliffe LLP, counsel to the Company and DHI, substantially in the form of Exhibits I-1 and I-2,

(b) Brunenkant & Haskell, LLP, regulatory counsel to the Company, substantially in the form of Exhibit J, (c) William R. Barbour, in-house counsel to the Owner Participant, the OP Member, and the Equity Investor, substantially in the form of Exhibit K, (d) Dewey Ballantine LLP, counsel to the Owner Participant, the OP Member and the Equity Investor, substantially in the form of Exhibit L, (e) Morris, James, Hitchens & Williams LLP, counsel to the Owner Lessor, the Trust Company, and the Lessor Manager, substantially in the form of Exhibit M, and (f) Kelley Drye & Warren LLP, counsel to the Lease Indenture Trustee and the Pass Through Trustees, substantially in the form of Exhibit N, in each case addressed to such Person. Each such Person expressly consents to the rendering by its counsel of the opinion referred to in this Section 4(p) and acknowledges that such opinion shall be deemed to be rendered at the request and upon the instructions of such Person, each of whom has consulted with and has been advised by its counsel as to the consequences of such request, instructions and consent. Furthermore, each such counsel shall, to the extent requested, (i) include as addressees the Rating Agencies and the Initial Purchasers or (ii) permit the Rating Agencies and the Initial Purchasers to rely on its opinion as if such opinion were addressed to such parties. In addition, S&P and the Company shall have received a non-consolidation opinion of Dewey Ballantine LLP, counsel to the Owner Participant.

          (q)  Recordings and Filings.  All filings and recordings listed in
               ----------------------
Paragraph No. 1 of Schedule 1 hereto and all financing statements under the Uniform Commercial Codes of New York and Delaware listed in Paragraph No. 2 of
Schedule 1 hereto shall have been duly made (or presented for filing with the applicable office), and all filing, recordation, transfer and other fees payable in connection therewith shall have been paid.

          (r)  Taxes.  All Taxes, if any, due and payable on or before the
               -----
Closing Date in connection with the execution, delivery, recording and filing of this Agreement or any other Operative Document, or any document or instrument contemplated thereby shall have been duly paid in full.

          (s)  No Changes in Applicable Law.  No change shall have occurred in
               ----------------------------
Applicable Law or the interpretation thereof by any competent court or other Governmental Entity that would make it illegal for the Equity Investor, the Owner Participant, the Owner Lessor, the Lessor Manager, the Lease Indenture Trustee, the Pass Through Trustees or the Company to participate in the Transaction or would materially adversely affect the Project, the Facility Site, or the Facility.

          (t)  Registered Agent for the Company.  CT Corporation shall have been
               --------------------------------
appointed by the Company as registered agent for service of process in the State of New York as provided in the Operative Documents and CT Corporation shall have accepted such appointment.

          (u)  SFAS 13.  As to the Company, the present value of the aggregate
               -------
Periodic Lease Rent payable during the Basic Lease Term under the Facility Lease (taking into account any rent adjustment through or contemplated on the Closing
Date), together with all rent payable under the Site Sublease, and all Transaction Costs not financed through the Facility Lease, discounted at the Discount Rate, shall satisfy the 90 percent test for off-balance sheet treatment under SFAS 13 and the Company shall have been advised by its auditor that the Facility Lease qualifies for such off-balance sheet treatment.

          (v)  Rent Adjustments.  As to the Company, the aggregate of all rent
               ----------------
adjustments in respect of the Facility Lease made or contemplated on the Closing Date (other than adjustments to reflect a change in Transaction Costs, the Closing Date or the actual interest rate on the Lease Debt) shall not cause either (i) the after-tax net present value of Periodic Lease Rent discounted at 6% to increase by more than 100 basis points or (ii) the total Periodic Lease Rent to increase by more than 2%.

          (w)  Title Insurance.  The Owner Participant, the Owner Lessor, and
               ---------------
the Lease Indenture Trustee, as the case may be, shall have received the Title Policies (or signed commitments to issue the same) addressed to each of such parties in the form delivered to such parties on the Effective Date with only such changes as are reasonably satisfactory to the Owner Participant.

          (x)  Registration as a Tax Shelter.  The Parties shall have received a
               -----------------------------
copy of the Tax Shelter Registration Letter, dated as of January 10, 2001, and a copy of the Internal Revenue Service Form 8264 as filed.

          (y)  No Tax Law Change.  The Owner Participant shall not have
               -----------------
delivered notice to the Company that a Material Adverse Tax Law Change shall have occurred that has not been taken into account in an adjustment of Rent as of the Closing Date or for which adequate adjustment cannot be made.

          (z)  Material Adverse Change.  No (i) Material Adverse Effect and (ii)
               -----------------------
no material adverse change with respect to the Facility or the Facility Site shall have occurred since the Effective Date.

          (aa) Survey.  The Owner Participant, the Owner Lessor and the Lease
               ------
Indenture Trustee shall have received a copy of the Survey certified and delivered to the Owner Participant, the Owner Lessor and the Lease Indenture Trustee.

          (bb) Post-Closing FERC Filings.  The Company shall have executed and
               -------------------------
authorized for filing (but to be released for filing immediately after the Closing) with the FERC a notification relating to the consummation of the Transaction as required pursuant to the FERC Section 203 Order and the FERC Waiver Order.

          (cc) Other Facility Lease.  The transactions contemplated under the
               --------------------
Other Participant Agreement shall have been consummated simultaneously herewith.

          (dd) Certified Copies.  The Facility Lessee shall have provided the
               ----------------
Owner Participant true, correct and complete copies of the Facility Agreements and the Collective Bargaining Agreement, certified as such by the Facility Lessee.

SECTION 5.  COVENANTS OF THE COMPANY

     Section 5.1. Maintenance of Existence. Except as permitted by Section 5.2, the Company, at its own cost and expense, will at all times do or cause to be done all things necessary to preserve and keep in full force and effect both
(a) its legal existence and (b) qualification to do business in the State of New York and in any other state in which the conduct of its business or the ownership or leasing of assets used in its business requires such qualification and where the failure to be so qualified in such other state would reasonably be expected to have a Material Adverse Effect.

     Section 5.2. Merger, Consolidation, Sale of Substantially All Assets. The Company covenants and agrees as follows:

             (a) The Company will not consolidate with or merge into any other Person, or convey, lease, transfer or sell its properties and assets substantially as an entirety to any Person or Persons in one or a series of transactions, unless immediately after giving effect to such transaction each of the following are satisfied:

               (i) no Significant Lease Default or Lease Event of Default shall have occurred and be continuing;

               (ii) the Person resulting from such consolidation, surviving in such merger or succeeding to such properties and assets, if other than the Company, shall be a corporation, limited liability company, partnership or trust, shall be organized and validly existing under the laws of the United States, any state thereof, or the District of Columbia;

               (iii) such resulting, surviving or succeeding Person, if other than the Company, shall execute and deliver to the Owner Participant, the Owner Lessor, the Lessor Manager and, so long as the Lien of the Lease Indenture shall not have been terminated or discharged, the Lease Indenture Trustee and the Pass Through Trustees an assumption agreement in form and substance reasonably satisfactory to each of such parties, by which such Person shall assume all of the Company's obligations under this Participation Agreement and each other Operative Document to which the Company is then a party;

               (iv) unless the Lessee Guaranty shall have been terminated in connection with a transfer by the Facility Lessee pursuant to Section 13.2, the Lessee Guarantor shall have affirmed its obligations thereunder; and

               (v) each of the Owner Participant, the Owner Lessor, the Lessor Manager and, so long as the Lien of the Lease Indenture shall not have been terminated or discharged, the Lease Indenture Trustee shall have received an Officer's Certificate of the Company reasonably acceptable to each of such parties stating that the proposed merger, consolidation, conveyance, transfer, lease or sale and the assumption of obligations relating thereto complies with this Section 5.2 and a satisfactory opinion of counsel reasonably satisfactory to each of such parties relating to the items specified in this Section 5.2. The Pass Through Trustees shall receive a copy of such certificate and opinion.

             (b)   Upon the consummation of such transaction described in
Section 5.2(a), the surviving entity, if other than the Company, shall succeed to, and be substituted for, and may exercise every right and power and shall perform every obligation of, the Company under this Participation Agreement and each other Operative Document to which the Company was a party immediately prior to such transaction, with the same effect as if such entity had been named herein and therein. The Company will pay the costs and expenses (including reasonable attorneys' fees and expenses) of the Owner Participant, the Owner Lessor, the Lessor Manager, the Lease Indenture Trustee and the Pass Through Trustees in connection with any transaction contemplated by this Section 5.2.

     Section 5.3. Delivery of Lessee Guarantor's Financial Statements. The Company shall deliver, or cause the Lessee Guarantor to deliver, to the Owner Participant, the Owner Lessor, the Lessor Manager and, so long as the Lien of the Lease Indenture has not been terminated or discharged, the Lease Indenture Trustee and the Pass Through Trustees:

          (a) as soon as reasonably practicable after the end of each fiscal year but in no event later than 120 days after the end of such year, annual audited consolidated financial statements of the Lessee Guarantor, or if there is no Lessee Guarantor, of the Company, as of the end of and for such year prepared in accordance with GAAP and reported on by Arthur Anderson LLP or another firm of independent public accountants of nationally recognized standing; and

          (b) as soon as reasonably practicable after the end of the first three fiscal quarters but in no event later than 60 days after the end of such quarter, quarterly unaudited consolidated financial statements of the Lessee Guarantor, or if there is no Lessee Guarantor, of the Company, as of the end of and for such quarter prepared in accordance with GAAP.

     Section 5.4. Delivery of No Default Certificate. The Company shall deliver to the Owner Participant, the Owner Lessor, the Lessor Manager and, so long as the Lien of the Lease Indenture has not been terminated or discharged, the Lease Indenture Trustee and the Pass Through Trustees:

          (a) as soon as reasonably practicable after the end of each fiscal year of the Company (which on the date hereof is December 31) but in no event later than 120 days after the end of such year, an Officer's Certificate of the Company stating that (i) the signer has made, or caused to be made under its supervision, a review of this Agreement and the other Operative Documents to which it or the Lessee Guarantor is a party, and (ii) such review has not disclosed the existence during such fiscal year (and the signer does not have Actual Knowledge of the existence as of the date of such certificate) of any condition or event constituting a Lease Event of Default or an event that with the passage of time or the giving of notice would become a Lease Event of Default (a "Default") or an Event of Loss or, if any such condition or event
            -------
existed or exists, specifying the nature thereof, the period of existence thereof and what action the Company has taken or proposes to take with respect thereto; and

          (b) forthwith upon any Responsible Officer of the Company becoming aware of any Default, Lease Event of Default or Event of Loss, an Officer's Certificate of the Company specifying the existence of any condition or event constituting a Default, Lease Event of Default or Event of Loss, the nature thereof, the period of existence thereof, and what action the Company has taken or proposes to take with respect thereto.

     Section 5.5. Information Concerning the Facility. The Company shall furnish, or shall cause to be furnished to, the Lessor Manager, the Owner Lessor, the Owner Participant and, so long as the Lien of the Lease Indenture has not been terminated or discharged, the Lease Indenture Trustee and the Pass Through Trustees, and their respective authorized representatives an annual report containing summary historical information with respect to (A) the operation, use or maintenance of the Facility and the Facility Site and/or the Retained Assets, or the generation or sale of power therefrom (other than any marketing, trading, hedging or related information and information regarding the price of fuel or the revenues from any power or energy sales); provided that, except as provided in Sections 5.3 and 5.4, the Company reserves the right not to provide any information that is not otherwise publicly available to any OP Transferee (or its Owner Lessor and Lessor Manager) if the Company reasonably believes in its good faith judgment that such OP Transferee is a Competitor or is an Affiliate of a Competitor of the Company or its Affiliates; unless, prior to receipt of such information, such OP Transferee puts in place appropriate "Chinese Wall" and confidentiality arrangements to insure such information will not be accessible to or used by any such Competitor whether the OP Transferee or an Affiliate thereof. Any information provided pursuant to the immediately preceding sentence may, at the Company's option, be in summary form and, to the extent it includes any operational, generation, sales or similar data, such as MW hours produced, availability, MWs sold, fuel used and all other statistical information, may, at the Company's option, be limited to aggregate numbers for each of the applicable quarterly periods. In addition, the Company shall, upon the reasonable request of an Owner Participant, deliver to such Owner Participant financial and operating information regarding the Company or the Lessee Guarantor which is made available to the public security holders of the Company or the Lessee Guarantor.

     Section 5.6. Certain Contracts and Agreements. Without the consent of the Owner Participant, the Company agrees that, except as permitted by the Operative Documents, it will not enter into or become bound by (i) any contract or agreement providing for the sale of energy produced from the Facility or (ii) any material contract for the purchase of services to be performed at, or in connection with, the Facility that has a term that extends beyond the Scheduled Lease Expiration Date or the scheduled expiration of any Renewal Lease Term then in effect or elected by it, unless such contract or agreement may be terminated by the Company without material costs or obligation prior to the Expiration Date or the scheduled expiration of such Renewal Lease Term, as the case may be; provided, however, that any such limitation shall not apply to (x) any contract or agreement entered into with the consent of the Owner Participant, (y) any contract or agreement required by, or reasonably necessary to comply with, any Applicable Law or required by the terms of the Operative Documents or (z) any contract or agreement relating to (1) the Dock Facilities, the Retained Oil Pipeline, the Retained Power and Control Lines, and/or the Railroad Tracks entered into pursuant to Sections 4.2 or 4.3 of the Site Lease or (2) the Retained Assets pursuant to the Shared Facilities Agreement.

     Section 5.7. Notice of Change in Address or Name. The Company shall provide the Owner Participant, the Owner Lessor, the Lessor Manager and, so long as the Lien of the Lease Indenture has not been terminated or discharged, the Lease Indenture Trustee and the Pass Through Trustees, prompt written notice of any anticipated change in its chief executive office, principal place of business, or name, or the place where it maintains its business records concerning the Project or the Transaction, which notice shall, in any event, be provided no later than 30 days prior to such change.

     Section 5.8. Support Agreements. (a) The Company agrees that, to the extent the rights that have already been made available hereunder or under any of the other Operative Documents to the Owner Lessor or any assignee thereof prior to the expiration or termination of the Facility Lease Term are insufficient to permit on a commercially practicable basis during the period following the expiration or termination of the Facility Lease Term, (i) the location, occupation, interconnection, maintenance and repair of the Facility,
(ii) the use, operation (including black-start capability, but only to the extent that the Company or one of its Affiliates has such capability at the Facility Site (it being understood that neither the Company nor any of its Affiliates shall be required to maintain such capability)) and possession of the Facility, (iii) the sale of power from the Facility, (iv) the construction, use, operation, possession, maintenance, replacement, renewal and repair of all Modifications to the Facility, (v) appropriate ingress to and egress from the Facility and the Facility Site for any reasonable purpose in connection with the exercise of rights under the Operative Documents and such Person's interest in the Facility, or (vi) the procurement of transmission services from the Facility Site to enable such Person to deliver the net electrical output of the Facility in a commercially efficient manner and on commercially reasonable terms, the Company will provide or will arrange to provide the Owner Lessor or any assignee thereof with any services (including any services that may become necessary as a result of the inability, for whatever reason, of the Owner Lessor to hold any relevant permit) relating to the ownership and operation of the Facility (to the extent the Company or any domestic unregulated Affiliate of the Company is capable of and remains in the business of providing such services and such services cannot on a commercially reasonable basis be obtained from third parties) necessary to permit the Owner Lessor or any assignee thereof to use the Facility as described in (i) through (vi) above. Such arrangements will provide for fair market value compensation to the Company (payable periodically in advance on no less than an annual basis) and will terminate upon the expiration or termination of the Site Lease, or earlier at the option of the Owner Lessor or any assignee thereof.

          (b) The parties agree that formal documentation establishing these arrangements (other than required easements which shall be documented as of the Closing Date) can be put in place after the Closing Date at the time such arrangements are required. For avoidance of doubt, the parties agree that these arrangements will not include operation, transmission, fuel supply or fuel transportation services.

     Section 5.9. Further Assurances. The Company, at its own cost, expense and liability, will cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents and assurances as may be necessary in order to carry out the intent and purposes of this Participation Agreement and the other Operative Documents to which it is a party, and the transactions contemplated hereby and thereby. The Company, at its own cost, expense and liability, will cause such financing statements and fixture filings (and continuation statements with respect thereto) as may be necessary and such other documents as the Owner Participant, the Owner Lessor, the Lessor Manager and, so long as the Lien of the Lease Indenture shall not have been terminated or discharged, the Lease Indenture Trustee and the Pass Through Trustees, shall reasonably request to be recorded or filed at such places and times in such manner, and will take all such other actions or cause such actions to be taken, as may be necessary or advisable in order to establish, preserve, protect and perfect the right, title and interest of the Owner Lessor in and to the Facility, the Ground Interest under the Site Lease, or any portion of any thereof or any interest therein and the first priority Lien intended to be created by the Lease Indenture therein.

The Company shall promptly from time to time furnish to the Owner Participant, the Owner Lessor, the Lessor Manager or, so long as the Lien of the Lease Indenture shall not have been terminated or discharged, the Lease Indenture Trustee or the Pass Through Trustees, such information with respect to the Facility, the Facility Site, the Ground Interest or the transactions contemplated by the Operative Documents to which it is a party as may be required to enable the Owner Participant, the Owner Lessor, the Lessor Manager or, so long as the Lien of the Lease Indenture shall not have been terminated or discharged, the Lease Indenture Trustee or the Pass Through Trustees, as the case may be, to timely file with any Governmental Entity any reports and obtain any licenses or permits required to be filed or obtained by the Lessor Manager or the Owner Lessor under any Operative Document or the Owner Participant as the owner of the Member Interest.

     Section 5.10. Nondiscrimination Among Leases. The Company shall, to the extent Periodic Lease Rent or Termination Value is due under the Facility Lease and the Other Facility Lease and the Other Lessee is an Affiliate of the Company, make, or cause to be made, payments pro rata to such amounts then due under both of the Facility Lease and the Other Facility Lease without preference to any particular lease.

SECTION 6.  COVENANTS OF THE TRUST COMPANY, THE LESSOR MANAGER AND THE OWNER
            LESSOR

     Section 6.1. Compliance with the LLC Agreement. The Owner Lessor, the Trust Company and the Lessor Manager each hereby severally covenants and agrees that it will:

          (a) comply with all of the terms of the LLC Agreement applicable to it; and

          (b) not amend, supplement, or otherwise modify Sections 5.2, 9, 10.10, 12.1, 13, 14.1(a) and 14.2 of the LLC Agreement without the prior written consent of (i) so long as the Lease has not terminated or expired and no Lease Event of Default has occurred and is continuing, the Company, and (ii) so long as the Lien of the Lease Indenture has not been terminated or discharged, the Lease Indenture Trustee.

     Section 6.2. Owner Lessor's Liens. The Trust Company, the Lessor Manager and the Owner Lessor each covenants that it will not directly or indirectly create, incur, assume or suffer to exist any Owner Lessor's Lien attributable to it and will promptly notify the Company, the Owner Participant and the Lease Indenture Trustee of the imposition of any such Lien of which it has Actual Knowledge and shall promptly, at its own expense, take such action as may be necessary to duly discharge such Owner Lessor's Lien attributable to it.

     Section 6.3. Amendments to Operative Documents. The Lessor Manager, the Trust Company and the Owner Lessor each covenants that it will not unless such action is expressly contemplated by the Operative Documents (a) through its own action terminate any Operative Document to which it is a party, (b) amend, supplement, waive or modify (or consent to any such amendment, supplement, waiver or modification) such Operative Documents in any manner or (c) except as provided in Section 11 hereof or Section 2.10 of the Lease Indenture, take any action to prepay or refund the Lessor Notes or amend any of the payment terms of the Lessor Notes without, in each case, the prior written consent of (i) so long as the Lease has not terminated or expired and no Lease Event of Default shall have occurred and be continuing, the Company, or, (ii) in the case of clause (a) or (b), so long as the Lien of the Lease Indenture has not been terminated or discharged, the Lease Indenture Trustee (except with respect to Excepted Payments). Notwithstanding the foregoing, prior to any assumption of the Lessor Notes by the Owner Participant pursuant to Section 11.4, the Owner Lessor will not exercise its option to repay the Lessor Notes pursuant to Section 2.10(d)(ii) of the Lease Indenture prior to maturity without the consent of the Company.

     Section 6.4. Transfer of the Owner Lessor's Interest. Other than as contemplated by the Operative Documents, each of the Owner Lessor and the Lessor Manager covenants that it will not assign, pledge, sell, lease, convey or otherwise transfer any of its then existing right, title or interest in and to the Owner Lessor's Interest, the Lessor Estate or the other Operative Documents. Nothing in this Section 6.4 shall limit the ability of the Lessor Manager or the Owner Participant to appoint a successor Lessor Manager pursuant to Section 12 of the LLC Agreement.

     Section 6.5. Owner Lessor; Lessor Estate. Each of the Lessor Manager and the Owner Lessor covenants that it will not voluntarily take any action to subject the Owner Lessor or the Lessor Estate to the provisions of any applicable bankruptcy or insolvency law (as now or hereafter in effect).

     Section 6.6. Limitation on Indebtedness and Actions. Each of the Lessor Manager and the Owner Lessor covenants that it will not incur any indebtedness nor enter into any business or activity except as required or expressly permitted or contemplated by any Operative Document.

     Section 6.7. Change of Location. The Owner Lessor and Lessor Manager shall use all reasonable efforts to give the Owner Participant, the Lease Indenture Trustee and the Company 30 days' written notice of any relocation of the Owner Lessor's chief executive office or the place where documents and records relating to the Owner Lessor or the Lessor Estate are kept from the location set forth in Section 3.2(g) and of any change in its name, but in any event the Lessor Manager and the Owner Lessor shall give such notice within 30 days after such relocation or name change.

     Section 6.8. If and to the extent approval or direction is required at any time from the Owner Lessor and/or the Lessor Manager, (including from one to the other) under the Operative Documents or otherwise, the Owner Lessor and/or the Lessor Manager, as the case may be, shall only give such approval or direction in writing.

SECTION 7.  COVENANTS OF THE OWNER PARTICIPANT

     Section 7.1.  Restrictions on Transfer of Member Interest.

          (a) The Owner Participant covenants and agrees that it shall not during the Facility Lease Term, directly or indirectly, assign, convey or transfer any of its right, title or interest in the Member Interest without the prior written consent of the Company and, so long as the Lien of the Lease Indenture has not been terminated or discharged, without the prior written consent of the Lease Indenture Trustee; provided, however, that the Owner Participant may assign, convey or transfer all or part of its interest in the Member Interest without such consent to a Person (the "OP Transferee") that shall assume the duties and obligations of
               -------------
the Owner Participant under the Operative Documents pursuant to an Assignment and Assumption Agreement substantially in the form of Exhibit G hereto, or otherwise in form and substance satisfactory to the Company and, so long as the Lien of the Lease Indenture shall not have been discharged, the Lease Indenture Trustee, if the following conditions shall have been satisfied:

               (i) The Company and the Lessee Guarantor, and, so long as the Lien of the Lease Indenture shall not have been discharged, the Lease Indenture Trustee, shall have received an opinion of counsel, which opinion is reasonably satisfactory to the Company and the Lessee Guarantor, and, so long as the Lease Debt is outstanding, the Lease Indenture Trustee, to the effect that all material regulatory approvals required in connection with such transfer or necessary to assume the Owner Participant's obligations under the Operative Documents shall have been obtained, and the Pass Through Trustees shall have received a copy of, and be permitted to rely upon, such opinion;

               (ii) the OP Transferee shall be a "United States person" within the meaning of Section 7701(a)(30) of the Code;

               (iii) the OP Transferee shall be (A) a 100% related Affiliate (provided that such Affiliate is neither an entity subject to regulation as an electric utility nor a Competitor in itself with the Company) of the Equity Investor Parent that does not otherwise qualify under clause (B) below, provided that all of the payment and performance obligations of the OP Transferee under the Operative Documents shall be guaranteed by the Equity Investor (pursuant to an OP Guaranty substantially in the form of Exhibit H-1 hereto or otherwise in form and substance satisfactory to the Company and, so long as the Lien of the Lease Indenture shall not have been discharged, the Lease Indenture Trustee), or (B) a Person that has, or the payment and performance obligations of which with respect to the interest being transferred under the Operative Documents are guaranteed (pursuant to an OP Guaranty substantially in the form of Exhibit H-1 hereto or otherwise in form and substance satisfactory to the Company and, so long as the Lien of the Lease Indenture, shall not have been discharged, the Lease Indenture Trustee) by an OP Guarantor that has, a tangible net worth of at least $75 million calculated in accordance with GAAP; and

               (iv) unless (A) the OP Transferee is a 100% related Affiliate (provided that such Affiliate is neither an entity subject to regulation as an electric utility nor a Competitor in itself with the Company) of the Equity Investor Parent and is not itself (without regard to any Affiliate of the OP Transferee) a Competitor of the Company or an Affiliate thereof, or (B) the Company in its sole discretion has consented to such transfer, or (C) a Lease Bankruptcy or Payment Default or Lease Event of Default shall have occurred and be continuing, the OP Transferee shall not be a Competitor of the Company or any Affiliate thereof, and neither the OP Transferee nor any Affiliate of the OP Transferee shall be in material litigation with the Company or any Affiliate thereof.

Notwithstanding the foregoing, no partial assignment of any Owner Participant's interest shall be permitted under this Section 7.1 unless (x) the OP Transferee is acquiring at least one third of the total Member Interest and (y) after giving effect to said partial assignment, there shall not be more than two Owner Participants.

          (b) For purposes of the preceding Section 7.1(a) and Section 5.5, a "Competitor" of the Company or any Affiliate thereof shall be an entity, or an
-----------
Affiliate thereof, that is significantly involved as a generator, seller, trader, wholesale purchaser or marketer of capacity or energy in the electric market in the United States or Canada, provided that, the foregoing restriction shall not apply in the case of an OP Transferee that is an Affiliate of such a generator, seller, trader, wholesale purchaser or marketer so long as (i) such OP Transferee is an entity involved in making passive investments (such as the Owner Participant's investment in the Transaction), and not otherwise engaged as a generator, seller, trader, wholesale purchaser or marketer of capacity or energy in the electric market, (ii) such OP Transferee has in place procedures which shall be reasonably acceptable to the Company to prevent such Affiliate that is a generator, seller, trader, wholesale purchaser or marketer of capacity or energy from acquiring confidential information relating to such passive investments and agrees in writing with the Company to maintain such procedures, and (iii) neither such OP Transferee nor any Affiliate thereof is an entity that is (A) actively involved in the selling, trading or generation of electricity in the Ontario, Quebec, NEPOOL, NYPOOL, or PJM power markets or any successor thereto, or (B) on the List of Competitors, which may, from time to time, but no more often than once per year, be modified by the Company, and shall contain a list of entities that the Company reasonably believes in its good faith judgment are Competitors of the Company or an Affiliate thereof; provided that such List of Competitors shall not contain more than 6 entities at any one time. Notwithstanding the foregoing, the restrictions set forth in clauses (a)(i),
(a)(iii) and (a)(iv) shall not inure to the benefit of the Company if such transfer is during the continuance of a Lease Event of Default.

          (c) Notwithstanding anything to the contrary contained herein, any transfer by the Owner Participant of any portion of the Member Interest shall include a transfer of an interest in any direct or indirect parent of the Owner Participant up to but excluding the Equity Investor; provided, that, as long as the OP Guaranty remains in full force and effect, the transfer restrictions set forth in clause (a)(i), (a)(iii) and (a)(iv) will not apply to any transfers of an interest in such direct or indirect parent of the Owner Participant to other entities that are at all times 100% related to the Equity Investor Parent.

          (d) So long as the Lease Debt is outstanding, it shall be a condition precedent to the effectiveness of a transfer of (i) the Member Interest or (ii) the equity interest in the Owner Participant, that S&P shall have received an opinion of counsel substantially to the effect of the nonconsolidation opinion delivered on the Closing Date or in such other form as may be acceptable to S&P, or if as a consequence of a change in bankruptcy law such opinion cannot be given:

               (1)  in connection with the events described in clauses (i) and
          (ii) above, a legal opinion to the effect that the risk of bankruptcy consolidation of the Owner Participant or the OP Transferee of the equity interest in the Owner Participant in such transfer with the Owner Lessor immediately after giving effect to the transfer of such equity interest is not materially greater than the risk of bankruptcy consolidation of the Owner Participant and/or the transferor with the Owner Lessor, immediately prior to giving effect to such transfer; and

               (2) in connection with an event described in clause (i) above, an Officer's Certificate of the OP Transferee certifying that the organizational documents of the Owner Lessor contain, and will continue to contain after the transfer, provisions substantially equivalent to those contained in the organizational documents of the Owner Lessor on the Closing Date with respect to the following provisions: separateness, independent managers, no bankruptcy petition, no dissolution and amendment of such organizational documents or such other provisions as may be acceptable to S&P.

          (e) The Company shall not be responsible for any Taxes arising out of or caused by any transfer pursuant to this Section 7.1 and the Pricing Assumptions shall not be changed as a result of any such transfer.

          (f) The Owner Participant shall give the Owner Lessor, the Lessor Manager, the Lease Indenture Trustee, and the Company 30 days' prior written notice of any transfer pursuant to this Section 7.1, or 10 days' in the case of a transfer to an Affiliate of the Equity Investor. Such written notice shall be in the form of a certificate and stating the name and address of any proposed OP Transferee and that the proposed transfer satisfies the requirements of this
Section 7.1. If requested by the Owner Participant or the Lease Indenture Trustee, the Company will acknowledge qualifying transfers.

          (g) All reasonable, documented out-of-pocket costs, fees and expenses of the Lease Indenture Trustee, Pass Through Trustees, the Company and the Lessee Guarantor, including reasonable attorneys' fees and expenses in connection with any such transfer or proposed transfer, including any of the foregoing relating to any amendments to the Operative Documents required in connection therewith, shall be paid by the Owner Participant, without any right of indemnification from the Company or any other Person; provided, however, that the Owner Participant shall have no obligation to pay such costs, fees or expenses incurred by the Company or the Lessee Guarantor as a result of any transfer while a Significant Lease Default or Lease Event of Default is continuing, in which case the Company or the Lessee Guarantor shall be obligated to pay such costs.

          (h) Upon any such transfer in compliance with this Section 7.1, (i) such OP Transferee shall to the extent of the Member Interest transferred (x) be deemed the "Owner Participant" for all purposes, and (y) enjoy the rights and privileges and perform the obligations of the Owner Participant hereunder and under the Assignment and Assumption Agreement, the OP Guaranty and each other Operative Document to which such Owner Participant is a party, and each reference in this Agreement, the Assignment and Assumption Agreement, the OP Guaranty and each other Operative Document to the "Owner Participant" shall thereafter be deemed to include such OP Transferee to the extent of the Member Interest transferred, for all purposes and (ii) the transferring Owner Participant and the OP Guarantor, if any, of such transferring Owner Participant's obligations shall be released from all obligations to the extent of the Member Interest transferred hereunder and under each other Operative Document to which such transferring Owner Participant or its OP Guarantor is a party or by which such transferring

Owner Participant and its OP Guarantor is bound to the extent such obligations are expressly assumed by the OP Transferee; provided, however, that in no event shall any such transfer waive or release the transferring Owner Participant or its OP Guarantor from any liability existing immediately prior to or occurring simultaneously with such transfer.

     Section 7.2. Owner Participant's Liens. The Owner Participant covenants that it will not directly or indirectly create, incur, assume or suffer to exist any Owner Participant's Lien and the Owner Participant shall promptly notify the Company and the Lease Indenture Trustee of the imposition of any such Lien of which the Owner Participant has Actual Knowledge and shall promptly, at its own expense, take such action as may be necessary to duly discharge such Owner Participant's Lien.

     Section 7.3. Amendments or Revocation of LLC Agreement. The Owner Participant covenants that it will not (a) amend, supplement, or otherwise modify Sections 5.2, 9, 10.10, 12.1, 13, 14.1(a) and 14.2 of the LLC Agreement, except for amendments required by the Operative Documents or by Applicable Laws without the prior written consent of (X) so long as the Lease has not terminated or expired and no Lease Event of Default has occurred and is continuing, the Company, or (Y) so long as the Lien of the Lease Indenture has not been terminated or discharged, the Lease Indenture Trustee, or (b) waive compliance with or terminate the LLC Agreement without the prior written consent of (X) so long as the Lease has not terminated or expired and no Lease Event of Default has occurred and is continuing, the Company, or (Y) so long as the Lien of the Lease Indenture has not been terminated or discharged, the Lease Indenture Trustee.

     Section 7.4. Bankruptcy Filings. The Owner Participant agrees that it will not file a petition, or join in the filing of a petition, seeking reorganization, arrangement, adjustment or composition of, or in respect of, the Owner Lessor under the Bankruptcy Code, or any other applicable federal or state law or the law of the District of Columbia.

     Section 7.5. Instructions. The Owner Participant agrees that it will not instruct the Owner Lessor to take any action prohibited by this Agreement or any other Operative Document.

     Section 7.6. Appointment of Successor Lessor Manager. Notwithstanding any other provision of this Agreement, a successor Lessor Manager shall not be appointed by the Owner Participant without the consent of the Company and, so long as the Lien of the Lease Indenture has not been terminated or discharged, the Lease Indenture Trustee, unless such successor Lessor Manager (a) meets the requirements of the LLC Agreement, (b) has a combined capital and surplus or tangible net worth of at least $150 million, and (c) the Company, and so long as the Lien of the Lease Indenture shall not have been terminated or discharged, the Lease Indenture Trustee shall have received at the expense of the Owner Participant (i) an opinion or opinions of counsel, such counsel and such opinion to be reasonably acceptable to such parties, to the effect that no regulatory consents or approvals are required, or (ii) such other evidence thereof reasonably satisfactory to the Company; provided, however, that if Wilmington Trust Company resigns as Lessor Manager, is terminated for cause, or shall become incapable of acting or shall be adjudged a bankrupt or insolvent or a receiver of the Lessor Manager or its properties shall be appointed or any public officer shall take charge or control of the Lessor Manager or its property or affairs for the purpose of rehabilitation, conservation or liquidation, the opinion required by clause (c) shall be at the expense of the Company.

SECTION 8.  COVENANTS OF THE LEASE INDENTURE TRUSTEE

     The Lease Indenture Trustee will not directly or indirectly create, incur, assume or suffer to exist any Indenture Trustee's Lien attributable to it and arising out of events or conditions not related to its rights in the Indenture Estate or the administration thereof, and will promptly notify the Owner Participant, the Lessor Manager and the Company of the imposition of any such Lien of which it has Actual Knowledge and shall promptly, at its own expense, take such action as may be necessary to duly discharge such Indenture Trustee's Lien.

SECTION 9.  INDEMNIFICATION

     Section 9.1.   General Indemnity.

            (a)     Claims Indemnified. Subject to the exclusions stated in
                    ------------------
Section 9.1(b) below, the Company hereby indemnifies the Pass Through Trustees, Lease Indenture Trustee, the Owner Lessor, the Lessor Manager, the Trust Company, the Equity Investor and the Owner Participant, their respective Affiliates and their respective agents, employees, servants, directors, members, shareholders (each an "Indemnitee") for, holds each such Indemnitee harmless
                       ----------
from, and defends each such Indemnitee against, all Claims that may be imposed on, incurred or suffered by or asserted against such Indemnitee in any way arising out of, in connection with, or relating to, any of the following:

                    (i) the construction, financing (including the offering of the Certificates), refinancing, acquisition, operation, use, non-use, warranty, ownership, possession, maintenance, repair, lease, condition, alteration, modification, restoration, refurbishing, return, purchase, sale or other disposition, insuring, sublease, or other use of the Facility, the Facility Site, the Shared Facilities, the Ground Interest, the Retained Assets or any Component or any portion thereof or any interest therein;

                    (ii) the conduct of the business or affairs of the Company at or in connection with the Facility or the Shared Facilities;

                    (iii) the manufacture, design, purchase, acceptance, rejection, delivery or condition of, or improvement to, the Facility, the Facility Site, the Shared Facilities, the Retained Assets or any Component, or any portion of any thereof or any interest therein;

                    (iv) the Facility Lease, the Site Lease, the Site Sublease, or any other Operative Document, or the performance or enforcement of any terms thereof or any Facility Agreement or the Collective Bargaining Agreement;

                    (v) the Environmental Condition of the Facility, the Retained Assets, the Shared Facilities, the Facility Site or any portion or Component thereof;

                    (vi) the reasonable costs and expenses of each Indemnitee in connection with any amendment, supplement, modification to, or any waiver to the Operative Documents (whether or not actually entered into);

                    (vii) the imposition of any Lien other than with respect to a particular Indemnitee, a Lien arising by or through such Indemnitee or a Related Party (or any of their agents, employees, servants or Affiliates) that is prohibited under the terms of the Operative Documents;

                    (viii) any violation by, or liability relating to, the Company of, or under, any Applicable Law, whether now or hereafter in effect (including Environmental Laws) or any action of any Governmental Entity or other Person taken with respect to such Facility or Facility Site, the Operative Documents, the Retained Assets, the Shared Facilities, or the interests of the Lease Indenture Trustee, Owner Lessor or Owner Participant under the Operative Documents or the presence, or use, storage, transportation, treatment, disposal, generation or manufacture of any Hazardous Substance in, at, under or from the Facility, the Shared Facilities or the Facility Site;

                    (ix) the non-performance or breach by the Company or the Lessee Guarantor of any obligation contained in this Agreement or any other Operative Document or the falsity or inaccuracy of any representation or warranty of the Company or the Lessee Guarantor contained in this Agreement or any other Operative Document;

                    (x) the continuing fees (if any) and expenses of the Lessor Manager, the Lease Indenture Trustee and the Pass Through Trustees (including the reasonable fees and expenses of their respective counsel, accountants and other professional persons) arising out of the discharge of their respective duties under or in connection with the Operative Documents and, to the extent reasonably necessary or appropriate in connection with the compliance by the Owner Lessor or Owner Participant with the applicable covenants regarding separateness in Section 9 of the LLC Agreement, the expenses of the Owner Lessor and the Owner Participant (including, with respect to the Owner Lessor, the cost of any independent manager in connection therewith); and

                    (xi) in any other way relating to the Facility, the Retained Assets, the Ground Interest or the Facility Site as contemplated by the Operative Documents.

          (b)       Claims Excluded. Any Claim (other than in the case of clause
                    ---------------
(b)(i) and (v) below pursuant to Section 9.1(x)), to the extent (but only to the extent) attributable to or arising out of, or such Claim would not have occurred but for, any of the following, is excluded from the Company's agreement to indemnify any Indemnitee under this Section 9.1:

                    (i) (A) upon termination of a Facility Lease with respect to one Unit pursuant to Section 10 or 14 of the Facility Lease where the applicable Unit is not conveyed to the Company, acts, omissions or events (including, violation of or change in law or any change in the Environmental Condition of such Facility or such Facility Site or any portion or Component thereof, or the use, storage, transportation, treatment or manufacture of any Hazardous Substance in, at, under or from such Facility or such

     Facility Site) occurring after such termination of the Facility Lease with respect to such Unit and surrender to the Owner Lessor (or its successor or assigns) of the Company's interest in such Unit in compliance with the provisions of the Facility Lease or the Site Sublease, (B) acts, omissions or events (including violation of or change in law or any change in the Environmental Condition of such Facility or such Facility Site or any portion or Component thereof, or the use, storage, transportation, treatment or manufacture of any hazardous substance in, at, under or from such Facility or such Facility Site) occurring after expiration or early termination of the Facility Lease and, where required by the Facility Lease or the Site Sublease, surrender to the Owner Lessor or its successor of the Company's interest in the Facility in compliance with the provisions of the Facility Lease and of the Company's subleasehold interest in the Facility Site in accordance with the provisions of the Site Sublease, or (C) if the Closing Date does not occur by the date set forth in Section 2.2(c) (or such later date as may be agreed in writing between the Owner Lessor and the Company), acts, omissions or events occurring after such date, unless such Claim arises from or relates to conditions or circumstances existing
     (x) with respect to clause (A), at the Unit or portion of the Facility Site then subject to the Facility Lease or Site Sublease, as the case may be, or, (y) with respect to clause (A) or (B), prior to such expiration or early termination or, (z) with respect to clause (C), prior to such date;

               (ii) with respect to a particular Indemnitee and Related Parties, any offer, sale, assignment, transfer or other disposition (voluntary or involuntary) by or on behalf of (A) in the case of the Owner Participant, the Owner Participant of any of its interest in the Member Interest, (B) in the case of the Owner Lessor, and if such action is taken at the written direction of the Owner Participant, the Owner Participant and Related Parties, the Owner Lessor of all or any of its interest in the Owner Lessor's Interest, or (C) in the case of the Lease Indenture Trustee, the Lease Indenture Trustee of any of its interest in the Lessor Notes, unless such transfer is required by the terms of the Operative Documents or occurs in connection with the exercise of remedies during a Lease Event of Default;

               (iii) in the case of any Indemnitee (other than the Lease Indenture Trustee, the Pass Through Trustees or a Related Party to any thereof), the fraud, gross negligence or willful misconduct of such Indemnitee or a Related Party of the Indemnitee seeking indemnification;

               (iv) in the case of the Lease Indenture Trustee, the Pass Through Trustees or any Related Party to any thereof, the fraud, negligence or willful misconduct of the Indenture Trustee, the Pass Through Trustees or any such Related Party;

               (v) with respect to any Indemnitee other than the Lease Indenture Trustee, the Pass Through Trustees or a Related Party to any thereof, the noncompliance with the terms of the Operative Documents by, or the breach of any agreement, covenant, representation or warranty of, such Indemnitee (or a Related Party of such Indemnitee) seeking indemnification unless attributable to a breach by the Company or the Lessee Guarantor of its obligations under the Operative Documents;

               (vi) any obligation or liability expressly borne, assumed or to be paid in any Operative Document by the Indemnitee (or a Related Party of such Indemnitee) seeking indemnification;

               (vii) with respect to any Indemnitee, any claim constituting or arising from an Owner Lessor's Lien attributable to such Indemnitee or to a Related Party of such Indemnitee;

               (viii) except to make payments on an After-Tax Basis, any Claim that is a Tax, or is a cost of contesting a Tax, whether or not the Company is required to indemnify therefor under Section 9.2 or the Tax Indemnity Agreement;

               (ix) any failure by the Lessor Manager to distribute in accordance with the LLC Agreement any amounts received and distributable thereunder;

               (x) any amendment or supplement to an Operative Document not requested by the Company or the Lessee Guarantor required by any Operative Document, including Section 5.9 hereof, or executed in connection with a Lease Event of Default;

               (xi) any Claim that constitutes principal or interest on the Lessor Notes; and

               (xii) with respect to an Indemnitee, any Claim resulting from any Lease Indenture Event of Default attributable to such Indemnitee or a Related Party of such Indemnitee and not caused by or attributable to a Lease Event of Default;

provided that the terms "omission," "negligence," "gross negligence" and "willful misconduct," when applied with respect to the Lessor Manager, the Trust Company, the Owner Participant, the Owner Lessor, the Lease Indenture Trustee, the Pass Through Trustees or any Affiliate of any thereof, shall not include any liability imputed as a matter of law to such Indemnitee solely by reason of any such entity's interest in the Facility or the Facility Site or the Ground Interest or any such Indemnitee's failure to act in respect of matters which are or were the obligation of the Company under this Agreement or any other Operative Document.

          (c)  Insured Claims.  Subject to the provisions of Section 9.1(e), in
               --------------
the case of any Claim indemnified by the Company hereunder which is covered by a policy of insurance maintained by the Company, each Indemnitee agrees, unless it and each other Indemnitee shall waive its rights to indemnification (for itself and each Related Party thereto) in a manner reasonably acceptable to the Company, to cooperate, at the sole cost and expense of the Company, with insurers in exercise of their rights to investigate, defend or compromise such Claim.

          (d)  After-Tax Basis. The Company agrees that any payment or indemnity
               ---------------
pursuant to this Section 9.1 in respect of any Claim shall be made on an After-Tax Basis to the Indemnitees.

          (e)  Claims Procedure.  Each Indemnitee shall promptly after such
               ----------------
Indemnitee shall have Actual Knowledge thereof notify the Company of any Claim as to which indemnification is sought; provided, that the failure so to notify the Company shall not reduce or affect the Company's liability which it may have to such Indemnitee under this Section 9.1, and no payment hereunder by the Company to an Indemnitee shall be deemed to constitute a waiver or release of any right or remedy that the Company may have against any such Indemnitee for actual damages resulting directly from such failure or delay of such Indemnitee to give the Company such notice. Any amount payable to any Indemnitee pursuant to this
Section 9.1 shall be paid within fifteen (15) days after receipt of such written demand therefor from such Indemnitee (or, if the Facility Lease is terminated pursuant to Section 10, 13, 14 or 17 thereof prior to the expiration of the 15-day period, by such date of termination), accompanied by a certificate of such Indemnitee stating in reasonable detail the basis for the indemnification thereby sought and (if such Indemnitee is not a party hereto) an agreement to be bound by the terms hereof as if such Indemnitee were such a party. The foregoing shall not, however, constitute an obligation to disclose confidential information of any kind without the execution of an appropriate confidentiality agreement. Promptly after the Company receives notification of such Claim accompanied by a written statement describing in reasonable detail the Claims which are the subject of and basis for such indemnity and the computation of the amount so payable, the Company shall, without affecting its obligations hereunder, notify such Indemnitee whether it intends to pay, object to, compromise or defend any matter involving the asserted liability of such Indemnitee. The Company shall have the right to investigate and so long as no Lease Bankruptcy Default, Lease Payment Default or Lease Event of Default shall have occurred and be continuing, the Company shall have the right, in its sole discretion, to defend or compromise any Claim for which indemnification is sought under this Section 9.1, that the Company acknowledges is subject to indemnification hereunder; provided that no such defense or compromise (i) is reasonably likely to involve any danger of foreclosure, sale, forfeiture or loss of, or imposition of a Lien on any part of the Facility, the Ground Interest, the Lessor Estate or the other Indenture Estate or the impairment of the Facility in any material respect or (ii) could result in any criminal liability being incurred by, or could reasonably be expected to have any material adverse effect on, such Indemnitee, provided further, that no Claim shall be compromised by the Company on a basis that admits any criminal violation or gross negligence or willful misconduct on the part of such Indemnitee without the express written consent of such Indemnitee; and provided, further, that to the extent that other Claims unrelated to the transactions contemplated by the Operative Documents are part of the same proceeding involving such Claim, the Company may assume responsibility for the contest or compromise of such Claim only if the same may be and is severed from such other Claims (and each Indemnitee agrees to use reasonable efforts to obtain such a severance). If the Company elects, subject to the foregoing, to compromise or defend any such asserted liability, it may do so at its own expense and by counsel selected by it and reasonably satisfactory to such Indemnitee. Upon the Company's election to compromise or defend such asserted liability and notification to such Indemnitee of its intent to do so, such Indemnitee shall cooperate at the Company's expense with all reasonable requests of the Company in connection therewith and will provide the Company with all information not within the control of the Company as is reasonably available to such Indemnitee which the Company may reasonably request; provided, however, that such Indemnitee shall not, unless otherwise required by Applicable Law, be obligated to disclose to the Company or any other Person, or permit the Company or any other Person to examine (i) any income tax returns of the Owner Participant, the Owner Lessor or the Equity Investor or (ii) any confidential information or pricing information not generally accessible by the public possessed by the Owner Participant, the Owner Lessor or the Equity Investor (and, in the event that any such information is made available, the Company shall treat such information as confidential and shall take all actions reasonably requested by such Indemnitee for purposes of obtaining a stipulation from all parties to the related proceeding providing for the confidential treatment of such information from all such parties). Where the Company, or the insurers under a policy of insurance maintained by the Company, undertake the defense of such Indemnitee with respect to a Claim (with counsel reasonably satisfactory to such Indemnitee in the case of the Company or its Affiliates and without reservation of rights against such Indemnitee), no additional legal fees or expenses of such Indemnitee in connection with the defense of such Claim shall be indemnified hereunder unless such fees or expenses were incurred at the request of the Company or such insurers. Notwithstanding the foregoing, an Indemnitee may participate at its own expense in any judicial proceeding controlled by the Company pursuant to the preceding provisions, but only to the extent that such party's participation does not in the reasonable opinion of counsel to the Company interfere with such control; provided, however, that such party's participation does not constitute a waiver of the indemnification provided in this Section 9.1; provided, further, that if and to the extent that (i) such Indemnitee is advised by counsel that an actual or potential conflict of interest exists where it is advisable for such Indemnitee to be represented by separate counsel or (ii) there is a risk that such Indemnitee may be indicted or otherwise charged in a criminal complaint and such Indemnitee informs the Company that such Indemnitee desires to be represented by separate counsel, such Indemnitee shall have the right to control its own defense of such Claim and the reasonable fees and expenses of such defense (including the reasonable fees and expenses of such separate counsel) shall be borne by the Company. So long as no Lease Event of Default shall have occurred and be continuing, no Indemnitee shall enter into any settlement or other compromise with respect to any Claim without the prior written consent of the Company unless (i) the Indemnitee waives its rights to indemnification hereunder or (ii) the Company has not acknowledged its indemnity obligation with respect thereto and there is a significant risk that a default judgment will be entered against such Indemnitee. Nothing contained in this Section 9.1(e) shall be deemed to require an Indemnitee to contest any Claim or to assume responsibility for or control of any judicial proceeding with respect thereto.

          (f)  Subrogation.  To the extent that a Claim indemnified by the
               -----------
Company under this Section 9.1 is in fact paid in full by the Company or an insurer under an insurance policy maintained by the Company, the Company (so long as no Lease Event of Default shall have occurred and be continuing) or such insurer shall be subrogated to the rights and remedies of the Indemnitee on whose behalf such Claim was paid to the extent of such payment (other than rights of such Indemnitee under insurance policies maintained at its own expense or rights of the Lessor Manager under the LLC Agreement) with respect to the transaction or event giving rise to such Claim. Should an Indemnitee receive any refund, in whole or in part, with respect to any Claim paid by the Company hereunder, it shall promptly pay over to the Company the lesser of (i) the amount refunded reduced by the amount of any Tax incurred by reason of the receipt or accrual of such refund and increased by the amount of any Tax (but not in excess of the amount of such reduction) saved as a result of such payment or (ii) the amount the Company or any of its insurers has paid in respect of such Claim; provided that, so long as a Lease Bankruptcy, a Payment Default or a Lease Event of Default shall have occurred and is continuing such amount may be held by the Owner Lessor as security for the Company's obligations under the Facility Lease and the other Operative Documents.

          (g)      Minimize Claims. The Owner Participant, the Owner Lessor, the
                   ---------------
Lessor Manager, and each of the other Transaction Parties will, to the extent within their control, use their respective reasonable efforts to minimize Claims indemnifiable by the Company under this Section 9.1, including by complying with reasonable requests by the Company to do or to refrain from doing any act if such compliance is of a purely ministerial nature or, in the good faith opinion of the Owner Participant, the Owner Lessor, the Lessor Manager, or such other Transaction Party, as the case may be, otherwise has no adverse impact on the Owner Participant, the Owner Lessor, the Lessor Manager, or such Transaction Party, as the case may be, or any Affiliate of any thereof or on the business or operations of any of the foregoing.

     Section 9.2.  General Tax Indemnity.

          (a)      Indemnity.  Except as provided in Section 9.2(b), the Company
                   ---------
agrees (but, in all events, without duplication of indemnities) to indemnify on an After-Tax Basis each of the Equity Investor, Owner Participant, Owner Lessor, Lessor Manager, Lease Indenture Trustee and Pass Through Trustees, OP Guarantor, OP Member and the Trust Company, their respective successors and assigns, and the Affiliates of each and all of the foregoing (each a "Tax
                                                                      ---
Indemnitee"), and to hold each Tax Indemnitee harmless from and to defend each
----------
Tax Indemnitee against all Taxes that are imposed upon or with respect to or borne by or asserted against any Tax Indemnitee, the Facility, the Facility Site, the Ground Interest, the Retained Assets or any portion or Component thereof or any interest therein, any Operative Document or interest therein, or otherwise arising out of, in connection with or relating to, any of the following:

                   (i) the construction, financing (including the offering of the Certificates), refinancing, acquisition, operation, warranty, ownership, use, possession, maintenance, repair, lease, condition, alteration, modification, restoration, refurbishing, rebuilding, return, purchase, sale, transfer or other disposition, insuring, sublease, or other use or non-use of the Facility, the Retained Assets, the Shared Facilities, the Ground Interest or the Facility Site, or any portion or Component thereof or any interest therein;

                   (ii) the conduct of the business or affairs of the Company, its Affiliates, or any other operator at or in connection with the Facility, the Shared Facilities, the Retained Assets or the Facility Site or any portion or Component thereof or any interest therein;

                   (iii) the manufacture, design, purchase, acceptance, rejection, delivery, redelivery or condition of, or improvement to, the Facility, the Retained Assets, the Shared Facilities, the Ground Interest, the Facility Site, or any portion or Component thereof, or any interest therein;

                   (iv) the Facility Lease, the Site Lease, the Site Sublease or any other Operative Document, the execution or delivery thereof, or the performance or enforcement of any terms thereof or any amendment or supplement thereto;

                   (v) the payment or receipt of Periodic Lease Rent, Renewal Lease Rent, Supplemental Lease Rent or any other payment, receipt or earning under the

     Facility Lease or arising from the Facility, the Retained Assets, the Shared Facilities, the Facility Site, the Ground Interest or any portion or Component thereof or any interest therein;

                   (vi) the Exempt Facilities, the Exempt Facilities Agreement or any loan agreement or indenture relating thereto; or

                   (vii) otherwise relating to the transactions or payments contemplated by the Operative Documents.

          (b)      Excluded Taxes.  The indemnity provided for in Section 9.2(a)
                   --------------
above shall not extend to any Tax that is attributable to or arises as a result of any of the following: (the "Excluded Taxes"):
                               --------------

                   (i) Taxes imposed on, based on or measured by gross or net income or receipts or capital or net worth (other than Taxes that are, or are in the nature of sales, use, stamp, ad valorem, rental, license, value added, property or other similar taxes);

                   (ii) Taxes attributable to any period after expiration or other termination of the Facility Lease Term, if applicable, and surrender of the Facility to the Owner Lessor or its successors in each case in compliance with the Facility Lease (or, in the case of the Lease Indenture Trustee or Pass Through Trustees, after the repayment of the Lessor Notes);

                   (iii) Taxes imposed on a Tax Indemnitee attributable to the fraud, gross negligence or willful misconduct of such Tax Indemnitee or any Affiliate thereof;

                   (iv) Taxes in the nature of capital gain, accumulated earnings, personal holding company, excess profits, succession or estate, minimum, alternative minimum, preference, franchise, conduct of business and other similar taxes (other than Taxes that are, or are in the nature of sales, use, stamp, ad valorem, rental, license, value added, property or other similar taxes);

                   (v) Taxes imposed on a Tax Indemnitee that arise out of, or are caused by, any act or omission of such Tax Indemnitee (or any Affiliate thereof) that is expressly prohibited by the Operative Documents (other than the Lease Indenture Trustee or the Pass Through Trustees, unless the act, omission or breach is the result of such Person's negligence or their willful misconduct) or a breach by such Tax Indemnitee (or any Affiliate thereof) or the inaccuracy of any of its representations, warranties or covenants under any Operative Document, unless attributable to the Company (or any Related Party thereof) or breach by the Company (or any Related Party thereof) of its obligations under the Operative Documents;

                   (vi) Taxes arising out of, or caused by, any voluntary assignment, sale, transfer or other disposition (direct or indirect) or any involuntary assignment, sale, transfer or other disposition (direct or indirect) resulting from a bankruptcy or similar proceeding for relief of debtors in which such Tax Indemnitee is a debtor or a foreclosure by a creditor of such Tax Indemnitee (A) by the Owner Participant of all or any of its interest in an Owner Lessor or (B) by the Owner Lessor of all or any of its interest in the Facility, the Facility Site or the collateral, if any, securing the obligations of the Company under the Facility Lease, or any portion or component thereof of interest therein or (C) by the Lease Indenture Trustee of any interest in the Lease Debt or any collateral relating thereto (unless, in each case, such assignment, sale, transfer or other disposition (i) occurs during the continuation of a Lease Event of Default, (ii) arises in connection with a sale or other transfer of the Facility to the Facility Lessee or (iii) arises from a sale of the Facility or a Unit to a party other than the Facility Lessee pursuant to and in accordance with Section 10, 13 or 14 of the Facility Lease, but the amount otherwise payable by the Company pursuant to this clause (iii) shall be reduced to the extent the proceeds from the sale are in excess of the Termination Value applicable to the Facility or the Unit;

                   (vii) in the case of a Tax Indemnitee that is the Owner Participant or a Related Party thereto, Taxes arising in connection with Owner Participant's Liens or in the case of a Tax Indemnity that is the Owner Lessor or a Related Party thereto, Taxes arising in connection with Owner Lessor's Liens;

                   (viii) Taxes imposed on any assignee or successor-in-interest to a Tax Indemnitee (including any transfer by merger, consolidation, liquidation, reorganization or otherwise by operation of law) to the extent any such Taxes exceed the Taxes that would have been imposed had no assignment or transfer taken place determined under the law as in effect on the date of the transfer; provided that this exclusion (A) shall not apply to the computation of the gross-up amounts necessary to make a payment on an After-Tax Basis, and (B) shall not apply to a transferee, assignee or successor-in-interest that acquires the interest of a Tax Indemnitee pursuant to a transfer or disposition in connection with the exercise of remedies during the continuance of a Lease Event of Default;

                   (ix) Taxes that are actually and properly included as a part of Transaction Costs or the Purchase Price;

                   (x) Taxes imposed on, based on, or measured by any compensation that any Lessor Manager, Pass Through Trustees or Lease Indenture Trustee receives for its services;

                   (xi) With respect to the Owner Participant, Taxes for which the Company is obligated to indemnify the Owner Participant under the Tax Indemnity Agreement (or which are expressly excluded from indemnification thereunder);

                   (xii) Taxes imposed on any Tax Indemnitee attributable to the Tax Indemnitee being treated as other than a U.S. Person (as defined in Section 7701(a)(30) of the Code);

                   (xiii) Taxes attributable to the failure of the Tax Indemnitee to comply on a timely basis with certification, information, documentation, reporting or other similar requirements concerning the taxation, nationality, residence, identity, connection with the jurisdiction imposing such Taxes or other similar matters; provided that the foregoing exclusion shall only apply if (A) such Tax Indemnitee is eligible to comply with such requirement and shall have been given timely written notice of such requirement by the Company and (B) in instances where such certification, information, documentation, reporting or similar requirement is not otherwise required to be made by the Tax Indemnitee under Applicable Law (other than merely as a precondition to Tax relief), compliance with any such requirement shall not result in any material adverse effect to its interests or to those of its Related Parties (unless the Indemnitee shall have been indemnified against such consequences in a manner which is satisfactory to the Indemnitee from or guaranteed by an entity that meets the Minimum Credit Standard);

                   (xiv) Taxes imposed on a Tax Indemnitee where the Tax Indemnitee's breach of its contest obligations under Section 9.2(g) materially adversely affects the Company's ability to contest the Taxes;

                   (xv) Taxes imposed on any Tax Indemnitee resulting from an amendment, modification, supplement or waiver to any Operative Document or Facility Agreement which was not requested by the Company unless such amendment, modification, supplement or waiver (A) was required by Applicable Law, the Operative Documents or Facility Agreement, (B) is necessary to conform with any amendment, modification, supplement or waiver to any Operative Document or Facility Agreement requested by the Company in writing, or (C) is made while a Lease Event of Default shall have occurred and be continuing;

                   (xvi) Taxes imposed under Section 4975 of the Code or under subtitle B of Title I of ERISA which, in the case of the Owner Participant, arise out of or are caused by a breach of the Owner Participant's representation under Section 3.4(g) hereof;

                   (xvii) Taxes imposed or collected under Section 1441 through 1446 of the Code;

                   (xviii)    Other than Taxes imposed by New York State, taxes
     to the extent imposed as a result of the situs, organization, place of business or the activities of the Tax Indemnitee in the jurisdiction imposing such Tax (other than a place of business, situs or activities attributable to the Tax Indemnitee solely by reason of (1) the transactions contemplated by the Operative Documents; (2) the Company being organized or having its place of business in the taxing jurisdiction; (3) any part of the Facility being located, operated or used in the taxing jurisdiction; or
     (4) any payment contemplated by the Operative Documents being made by or on behalf of the Company from the taxing jurisdiction);

                   (xix) Penalties, additions to tax or interest imposed on a Tax Indemnitee attributable to such Tax Indemnitee's failure to comply with the requirements imposed on it under Section 6011, 6111 or 6112 of the Code or the Regulations promulgated thereunder; provided, however; that this exclusion shall not apply to the extent of any penalties, additions to tax or interest that are imposed on a Tax Indemnitee due to any failure to properly and timely register the transaction contemplated by the Operative

     Documents as a confidential tax shelter under and pursuant to Section 6111 of the Code; and

               (xx) Taxes imposed on an Owner Lessor or any Related Party attributable to such Owner Lessor being treated as other than a disregarded entity or pass through entity for tax purposes.

Notwithstanding anything herein to the contrary, the Company (but without duplication of indemnities) will indemnify the Owner Participant, the OP Member, the Lessor Manager, the OP Guarantor and the Owner Lessor on an After-Tax Basis for any failure to withhold on the Certificates or the Notes, provided, however, that upon payment of such indemnity, the Company shall be subrogated to any rights which the indemnified party may have against the party responsible for the failure to withhold.

          (c)  Payment. Each payment required to be made by the Company to a Tax
               -------
Indemnitee pursuant to this Section 9.2 shall be paid either (i) when due directly to the applicable taxing authority, by the Company if it is permitted to do so, or (ii) where direct payment is not permitted and with respect to gross up amounts, in immediately available funds to such Tax Indemnitee by the later of (A) 30 days following the Company's receipt of the Tax Indemnitee's written demand for the payment (which demand shall be accompanied by a statement of the Tax Indemnitee describing in reasonable detail the Taxes for which the Tax Indemnitee is demanding indemnity and the computation of such Taxes), (B) subject to Section 9.2(g) below, in the case of amounts which are being contested pursuant to such Section 9.2(g), at the time and in accordance with a final determination of such contest or (C) in the case of any indemnity demand for which the Company has requested review and determination pursuant to Section 9.2(d) below, the completion of such review and determination; provided, however, in no event later than the date which is five Business Days prior to the date on which such Taxes are required to be paid to the applicable taxing authority (but subject to the Company's option under Section 9.2(g)(iii)(5) hereof). Any amount payable to the Company pursuant to Section 9.2(e) or Section 9.2(f) below shall be paid promptly after the Tax Indemnitee realizes a Tax Benefit giving rise to a payment under Section 9.2(e) or receives a refund or credit giving rise to a payment under Section 9.2(f), as the case may be, and shall be accompanied by a statement of the Tax Indemnitee computing in reasonable detail the amount of such payment. Any amount that would be payable to the Company pursuant to Section 9.2(e) or Section 9.2(f) below but for the fact that such amount would be in excess of the amount of indemnity(ies) previously paid to the Tax Indemnitee by the Company may be used as an offset against any future general tax indemnity payments owed by the Company to such Tax Indemnitee. Upon the final determination of any contest pursuant to Section 9.2(g) below in respect of any Taxes for which the Company has made a Tax Advance, the amount of the Company's obligation under Section 9.2(a) above shall be determined as if such Tax Advance had not been made. Any obligation of the Company under this Section 9.2 and the Tax Indemnitee's obligation to repay the Tax Advance will be satisfied first by set off against each other, and any difference owing by either party will be paid within 10 days of such final determination.

          (d)  Independent Examination.  Within 15 days after the Company
               -----------------------
receives any computation from a Tax Indemnitee, the Company may request in writing that an independent public accounting firm jointly selected by the Tax Indemnitee and the Company review and determine on a confidential basis the amount of any indemnity payment by the Company to the Tax Indemnitee pursuant to this Section 9.2 or any payment by a Tax Indemnitee to the Company pursuant to Section 9.2(e) or Section 9.2(f) below. The Tax Indemnitee shall cooperate with such accounting firm and supply it with all information reasonably necessary for the accounting firm to conduct such review and determination provided, that such accounting firm shall agree in writing in a manner satisfactory to the Tax Indemnitee to maintain the confidentiality of such information. The parties hereto agree that each Tax Indemnitee shall have sole control over the positions taken with respect to its own tax returns and filings. The parties hereto further agree that the independent public accounting firm's sole responsibility shall be to verify the computation of any payment pursuant to this Section 9.2 and that matters of interpretation of this Participation Agreement or any other Operative Document are not within the scope of the independent accountant's responsibility. The fees and disbursements of such accounting firm will be paid by the Company; provided that such fees and disbursements will be paid by the Tax Indemnitee (other than the Lease Indenture Trustee or the Pass Through Trustees, unless the inaccuracy of such Person's computation is the result of negligence or willful misconduct) if the verification results in an adjustment in the Company's favor of five percent or more of the indemnity payment or payments computed by the Tax Indemnitee (determined using a discount rate of six percent). In the event such accounting firm determines that such computations are incorrect, then such firm shall determine what it believes to be the correct computations. The computations of the accounting firm shall be final, binding and conclusive upon the Company and the Tax Indemnitee (absent manifest error). Such accounting firm shall be requested to make its determination with 30 days.

          (e)  Tax Benefit.  If, as the result of any Taxes paid or indemnified
               -----------
against by the Company under this Section 9.2, the aggregate Taxes actually paid by the Tax Indemnitee in connection with such payment for any taxable year are less (whether by reason of a deduction, credit, allocation or apportionment of income or otherwise) than the amount of such Taxes that otherwise would have been payable by such Tax Indemnitee (a "Tax Benefit"); then to the extent such
                                        -----------
Tax Benefit was not taken into account in determining the amount of indemnification payable under Section 9.2(a) above and provided no Significant Lease Default or Lease Event of Default shall have occurred and be continuing (in which event the payment provided under this Section 9.2(e) shall be deferred until the Significant Lease Default or Lease Event of Default has been cured), such Tax Indemnitee shall pay to the Company the lesser of (A) (y) the amount of such Tax Benefit, plus (z) an amount equal to any United States federal, state or local income tax benefit realized by such Tax Indemnitee as a result of the payment under clause (y) above and this clause (z) (such benefit to be determined using the same assumptions as set forth in the second sentence under the definition of After-Tax Basis) and (B) the amount of the indemnity(ies) paid pursuant to this Section 9.2 giving rise to such Tax Benefit. If it is subsequently determined that the Tax Indemnitee was not entitled to such Tax Benefit, the portion of such Tax Benefit that is required to be repaid or recaptured will be treated as Taxes for which the Company must indemnify the Tax Indemnitee pursuant to this Section 9.2 without regard to Section 9.2(b) (other than 9.2(b)(iii) ).

          (f)  Refund.  If a Tax Indemnitee obtains a refund or credit of all or
               ------
part of any Taxes paid, reimbursed or advanced by the Company pursuant to this
Section 9.2, the Tax Indemnitee promptly shall pay to the Company (x) the amount of such refund or credit (net of any Tax payable by the Tax Indemnitee as a result of the receipt or accrual of such refund or credit if the payment of such refund or credit by the Tax Indemnitee to the Company is not deductible against such Tax) plus (y) an amount equal to any United States federal, state or local income tax benefit realized by such Tax Indemnitee as a result of the payments to the Company under clause (x) above and this clause (y) (such benefit to be determined using the same assumptions as set forth in the second sentence under the definition of After-Tax Basis), provided that (A) if at the time such payment is due to the Company a Significant Lease Default or Lease Event of Default shall have occurred and be continuing, such amount shall not be payable until such Significant Lease Default or Lease Event of Default has been cured, and (B) the amount payable to the Company pursuant to this sentence shall not exceed the amount of the indemnity(ies) paid pursuant to Section 9.2 in respect of such refunded or credited Taxes. If it is subsequently determined that the Tax Indemnitee was not entitled to such refund or credit, the portion of such refund or credit that is required to be repaid or recaptured will be treated as Taxes for which the Company must indemnify the Tax Indemnitee pursuant to this
Section 9.2 without regard to Section 9.2(b) (other than Section 9.2(b)(iii) ). If, in connection with a refund or credit of all or part of any Taxes paid, reimbursed or advanced by the Company pursuant to this Section 9.2, a Tax Indemnitee receives an amount representing interest on such refund or credit, the Tax Indemnitee promptly shall pay to the Company (1) the amount of such interest that shall be fairly attributable to such Taxes paid, reimbursed or advanced by the Company prior to the receipt of such refund or credit (net of Taxes payable in respect of the receipt or accrual of such interest if the payment of such interest by the Tax Indemnitee to the Company is not deductible against such Tax) and (2) any Tax savings realized by such Tax Indemnitee as a result of the payments made by the Tax Indemnitee under (1) and (2) (such Tax savings to be determined using the same assumptions as set forth in the second sentence under the definition of After-Tax Basis).

          (g)  Contest.
               -------

               (i) Notice of Contest. If a written claim for payment is made by any taxing authority against a Tax Indemnitee for any Taxes with respect to which the Company may be liable for indemnity hereunder (a "Tax Claim"),
                                                                 ---------
     such Tax Indemnitee shall give the Company written notice of such Tax Claim promptly after its receipt (and in all events within fifteen days of such receipt), and shall furnish the Company with copies of such Tax Claim and all other writings received from the taxing authority to the extent relating to such claim, provided that failure so to notify the Company shall not relieve the Company of any obligation to indemnify the Tax Indemnitee hereunder except as provided in clause (xiv) of Section 9.2(b). The Tax Indemnitee shall not pay such Tax Claim until at least 30 days after providing the Company with such written notice, unless required to do so by law or regulation.

               (ii) Control of Contest. Subject to Section 9.2(g)(iii) below, the Company will be entitled to contest (acting through counsel selected by the Company and reasonably satisfactory to the Tax Indemnitee), and control the contest of, any Tax Claim if (i) the contest of the Tax Claim can be pursued in the name of the Company; (ii) such Tax Claim must be pursued in the name of the Tax Indemnitee but may be segregated procedurally from tax claims for which the Company is not obligated to indemnify the Tax Indemnitee (with each Tax Indemnitee agreeing to use all reasonable efforts to sever the contest of any indemnified Tax from the contest of any unindemnified Tax, so that the

     Company can control the contest of the indemnified Tax) and, in the event Dynegy Roseton or DHI is no longer the Company or Lessee Guarantor, respectively, such Indemnitee consents to Dynegy Roseton's control of the contest (which consent may not be unreasonably withheld) or (iii) the Tax Indemnitee requests that the Company control such contest. In the case of all other Tax Claims, subject to Section 9.2(g)(iii) below, the Tax Indemnitee will contest the Tax Claim if the Company shall request that the Tax be contested, and the following rules shall apply with respect to such contest:

               (1) the Tax Indemnitee will control the contest of such Tax Claim in good faith (acting through counsel selected by the Tax Indemnitee and reasonably satisfactory to the Company),

               (2) at the Company's written request, if payment is made to the applicable taxing authority, the Tax Indemnitee shall use all reasonable efforts to obtain a refund thereof in appropriate administrative or judicial proceedings, and

               (3) the Tax Indemnitee shall not otherwise settle, compromise or abandon such contest without the Company's prior written consent except as provided in Section 9.2(g)(iv).

     In either case, the party conducting such contest shall consult in good faith with and keep reasonably informed the other party and its designated counsel (and shall provide the other party with copies of any documents, reports or claims issued by or sent to the relevant auditing agent or taxing authority) with respect to such Tax Claim and shall consider and consult in good faith with the other party regarding any request (a) to resist payment of Taxes if practical and (b) not to pay such Taxes except under protest if protest is necessary and proper.

               (iii) Conditions of Contest. Notwithstanding the foregoing, no contest with respect to a Tax Claim will be required or permitted pursuant to this Section 9.2, and the Company shall be required to pay the applicable Taxes without contest, unless:

               (1) within 30 days after notice by the Tax Indemnitee to the Company of such Tax Claim, the Company shall request in writing to the Tax Indemnitee that such Tax Claim be contested provided that if a shorter period is required for taking action with respect to such Tax Claim and the Tax Indemnitee notifies the Company of such requirement, the Company shall use reasonable efforts to request such contest within such shorter period,

               (2) no Significant Lease Default or Lease Event of Default has occurred and is continuing,

               (3) there is no material risk of sale, forfeiture or loss of, or the creation of a material Lien on the Owner Lessor's or Owner Participant's interest in the Facility, the Facility Site, the Ground Interest or any portion or Component thereof or any interest therein as a result of the contest of such Tax Claim (other than a Permitted
          Lien); provided that this clause (3) shall not apply if the Company posts security satisfactory to the Tax Indemnitee or the Tax is fully paid in either manner specified in clause (5) below,

               (4) there is no risk of imposition of any criminal penalties as a result of the contest of such Tax Claim,

               (5) if such contest involves payment of such Tax, the Company will either advance to the Tax Indemnitee on an interest-free basis and with no after-tax cost to such Tax Indemnitee (a "Tax Advance") or
                                                                -----------
          pay such Tax Indemnitee the amount payable by the Company pursuant to
          Section 9.2(a) above with respect to such Tax,

               (6) the Company agrees to pay (and pay on demand) and with no after-tax cost to such Tax Indemnitee all reasonable costs, losses and expenses incurred by the Tax Indemnitee in connection with the contest of such claim (including all reasonable legal, accounting and investigatory fees and disbursements),

               (7) (the amount of the Taxes in controversy, taking into account the amount of all similar and logically related Taxes with respect to the transactions contemplated by Operative Documents that could be raised in any other year (including any future year) not barred by the statute of limitations, exceeds $10,000,

               (8) the Company shall acknowledge in writing its liability to indemnify the Tax Indemnitee hereunder in respect of such Tax Claim if the contest is not successful, provided that such acknowledgment of liability will not be binding if the contest is resolved on a basis from which it can be established that the Company would not be required to indemnify the Tax Indemnitee under this Section 9.2 in the absence of such acknowledgement,

               (9) the Tax Indemnitee has been provided at the Company's sole expense with an opinion, reasonably acceptable to such Tax Indemnitee, of independent tax counsel of recognized standing selected by the Company and reasonably acceptable to the Tax Indemnitee to the effect that there is a Reasonable Basis for contesting such Tax Claim, and

               (10) in the case of a judicial appeal, no appeal to the U.S. Supreme Court shall be required of the Tax Indemnitee.

               (iv) Waiver of Indemnification. Notwithstanding anything to the contrary contained in this Section 9.2, the Tax Indemnitee at any time may elect to decline to take any action or any further action with respect to a Tax Claim and may in its sole discretion settle or compromise any contest with respect to such Tax Claim without the Company's consent if the Tax
     Indemnitee:

               (1) waives its right to any indemnity payment by the Company pursuant to this Section 9.2 in respect of such Tax Claim (and any other claim for Taxes with respect to any other taxable year the contest of which is effectively precluded by the Tax Indemnitee's declination to take action with respect to the Tax Claim), and

               (2) promptly repays to the Company any Tax Advance and any amount paid to such Tax Indemnitee under Section 9.2(a) above in respect of such Taxes, but not any costs or expenses with respect to any such contest.

     Except as provided in the preceding sentence, any such waiver shall be without prejudice to the rights of the Tax Indemnitee with respect to any other Tax Claim.

          (h)  Reports.
               -------

               (i) If any report, statement or return is required to be filed by a Tax Indemnitee with respect to any Tax that is subject to indemnification under this Section 9.2 (or is required to be filed by any Pass Through Trustee on behalf of a Pass Through Trust pursuant to Treasury Regulation 1.671-4, or any successor provision thereto), the Company shall
     (1) notify the Tax Indemnitee in writing of such requirement not later than 30 days prior to the date such report, statement or return is required to be filed (determined without regard to extensions) or (2) either (y) if permitted by Applicable Law and not otherwise directed by the Tax Indemnitee, prepare such report, statement or return with the appropriate Tax Indemnitee and timely file such report, statement or return with the appropriate taxing authority or (z) if the Company is not permitted by law to file such report, statement or return, or if so directed by the Tax Indemnitee, prepare and furnish to such Tax Indemnitee not later than 30 days prior to the date such report, statement or return is required to be filed (determined without regard to extensions) a proposed form of such report, statement or return for filing by the Tax Indemnitee; provided, however, that if such report, statement or return requires information within the control of the Tax Indemnitee and its Affiliates, and not available to the Company or its Affiliates, that is not provided to the Company within a reasonable amount of time of the Company's request, the Company shall instead prepare (and furnish to Tax Indemnitee within the time frame discussed above) a draft of such report, statement or return by completing those portions of such report, statement or return which can be completed based upon the information then available to the Company.

               (ii) Each Tax Indemnitee and the Company will timely provide the other, at the Company's expense, with all information in its possession that the other party may reasonably require and request to satisfy its obligations under this Section 9.2(h). The Company (1) shall hold each Tax Indemnitee harmless on an After-Tax Basis from and against all liabilities arising out of any insufficiency or inaccuracy of any report, statement or return if such insufficiency or inaccuracy results from the insufficiency or inaccuracy of any information to be supplied by the Company pursuant to this Section 9.2(h) in preparing and filing such report, statement or return and (2) shall indemnify each Tax Indemnitee for all liabilities, costs and expenses (including the attorneys', accountants' and other professional fees for tax related filings or reviews) of such Tax Indemnitee with respect to all returns, reports or statements to which this
     Section 9.2(h) applies.

          (i)  Non-Parties.  If a Tax Indemnitee is not a party to this
               -----------
Agreement, the Company may require such Tax Indemnitee to agree in writing, in a form reasonably acceptable to the Company, to the terms of this Section 9 prior to making any payment to such Tax

Indemnitee under this Section. Subject to the preceding sentence, the Company's obligations under this Section 9 shall inure to the benefit of each and every Tax Indemnitee without regard to whether such Tax Indemnitee is a party to this Agreement.

SECTION 10. LESSEE'S RIGHT OF QUIET ENJOYMENT

    Each party to this Agreement acknowledges notice of the Facility Lease and the Site Lease and Site Sublease and expressly, severally and as to its own actions only, agrees that, so long as no Lease Event of Default has occurred and is continuing, it shall not take or cause to be taken any action contrary to the Company's rights under the Facility Lease and the Site Sublease, including the right to possession, use and quiet enjoyment of the Facility and the Ground Interest.

SECTION 11. SUPPLEMENTAL FINANCING; OPTIONAL REFINANCING;
            ASSUMPTION OF NOTES

    Section 11.1. Financing Modifications. (a) Upon the written request of the Company delivered at least ninety (90) days prior to any proposed financing of the cost of any Non-Severable Modification or Required Modification and, with the consent of the Owner Participant, any Severable Modifications, the Owner Lessor, the Lease Indenture Trustee and the Pass Through Trustees agree, subject to Section 11.1(b), to cooperate with the Company to issue Additional Lessor Notes under the Lease Indenture that will rank pari passu with the Lessor Notes and/or any Additional Lessor Notes then outstanding as to the Indenture Estate to finance such Modifications; provided, however, that the Owner Participant shall have been given the opportunity, but shall have no obligation, to provide all or part of the funds required to finance the cost of any such Modification by making an Additional Equity Investment in such amount, if any, as it may determine in its sole and absolute discretion, but the Company shall have no obligation to accept such Additional Equity Investment. In connection with any such financing, the Owner Lessor and the Lease Indenture Trustee will execute and deliver one or more supplements to the Lease Indenture for the purpose of subjecting any such Modifications to the Liens thereof; and the Company and the Owner Lessor will execute and deliver an amendment to the Facility Lease to reflect the adjustments required by clause (b)(iii) below.

            (b) The Owner Lessor's obligation under Section 11.1(a) to finance through the issuance of Additional Lessor Notes under Section 2.12 of the Lease Indenture (any financing of Modifications through the issuance of such Additional Lessor Notes under the Lease Indenture being called a "Supplemental
                                                                  ------------
Financing") is subject to the conditions set forth in Section 2.12 of the Lease
---------
Indenture and to the following additional conditions:

                   (i) except with respect to Required Modifications, there shall be no more than one such financing in any calendar year;

                   (ii) the Additional Lessor Notes shall have a final maturity no later than the later of (A) the maturity of the then-existing Lease Debt and (B) the date that is two years prior to the last day of the Basic Lease Term and will be fully repaid out of Periodic Lease Rent, as adjusted, pursuant to the Facility Lease;

               (iii) appropriate increases to Periodic Lease Rent and Termination Value (determined without regard to any tax benefits associated with such Modifications, unless the Owner Participant is making an Additional Equity Investment) shall be made to protect the Owner Participant's Net Economic Return;

               (iv) no Significant Lease Default or Lease Event of Default shall have occurred and be continuing unless the Modifications to be constructed with the proceeds of the Additional Lessor Notes shall cure such default, and such Modifications shall be made in compliance with the Operative Documents;

               (v) such Additional Lessor Notes represent an aggregate amount of not less than $20 million, nor greater than 100% of the costs of the Modifications being financed; provided that the aggregate balance of the Lease Debt (after taking into account the Additional Lessor Notes) shall not exceed 87% of the fair market value of the Facility taking into account such Modifications (such fair market value shall, at the request of the Owner Participant, be determined by an appraiser selected by the Company and reasonably acceptable to the Owner Participant), which appraisal shall be at the Company's expense;

               (vi) the Owner Participant shall have received either (A) a favorable opinion of its tax counsel satisfactory to such Owner Participant to the effect that such Supplemental Financing creates no incremental tax risk to the Owner Participant, (B) an indemnity against such risks in form and substance reasonably satisfactory to the Owner Participant from the Company; provided that the Company or any Affiliate thereof that guarantees its obligations in respect of such indemnity meets the Minimum Credit Standard, or (C) any other indemnity arrangement satisfactory to such Owner Participant;

               (vii) the Company and the Lessee Guarantor shall have made or delivered such representations, warranties, covenants, opinions or certificates as the Owner Participant may reasonably request;

               (viii) neither the Owner Participant nor the Equity Investor shall suffer any material adverse accounting effect under GAAP as a result of such Supplemental Financing; and

               (ix) if such Modification disproportionately affects the value of one Unit as compared to the other Unit, appropriate adjustments, if any, shall be made to the Unit Percentage for each Unit.

         (c) The Company shall pay, on an After-Tax Basis, all reasonable out-of-pocket costs and expenses of the Transaction Parties, including the reasonable fees and expenses of counsel to the Owner Participant, the Owner Lessor, the Lessor Manager, the Lease Indenture Trustee and the Pass Through Trustees, in each case to the extent incurred in connection with any financing pursuant to this Section 11.1 whether or not the Supplemental Financing is consummated. In addition, upon consummation of a Supplemental Financing pursuant to this Section 11.1, the Company shall pay to the Owner Participant a fee in an amount equal to $50,000; provided, however, that if a similar financing is consummated under Section 11.1 of the

Other Participation Agreement, concurrently with such Supplemental Financing, the fee payable to the Owner Participant under this Section 11.1 shall be reduced to $25,000.

             (d) Notwithstanding the prior provision dealing with the financing of Modifications through the Facility Lease, the Company shall at all times have the right to fund Modifications to the Facility other than through the Facility Lease.

     Section 11.2. Optional Refinancing of Lease Debt. (a) The Company will have the right, exercisable on no more than three occasions at any time, to request the Owner Lessor, and the Owner Lessor shall reasonably consider, and shall not unreasonably refuse, to refund or refinance any Lessor Note, in whole, (but in any event not less than all of the Lessor Notes constituting a single Tranche) through the issuance of Additional Lessor Notes directly to the public, to the relevant Pass Through Trust or to such other funding vehicle as may be used at that time. Any refinancing under this Section 11.2 shall be subject to the conditions to the issuance of Additional Lessor Notes contained in Section
2.12 of the Lease Indenture, including payment of the Make Whole Premium, and satisfaction of the following additional conditions:

                    (i) the Owner Lessor shall be able to issue and sell such debt upon terms and conditions substantially the same as those then existing, or on such modified terms and conditions to be set forth in the Operative Documents (which modified terms and conditions shall be reasonably acceptable to the applicable Owner Participant), and in an amount adequate to accomplish such refunding or refinancing;

                    (ii) the Additional Lessor Notes shall have a final maturity no later than the Expiration Date and will be fully repaid out of Periodic Lease Rent during the Facility Lease Term; provided, however, that absent a change in law that clarifies that any such refunding or refinancing will not give rise to "contingent rent" under Section 467 of the Code and the regulations promulgated thereunder, the Additional Lessor Notes shall have the same principal amount, amortization schedule and final maturity date as the original Lessor Notes;

                    (iii) unless there shall have been a change in law with respect to Section 467 of the Code, Periodic Lease Rent and Termination Value shall be changed only to reflect the change in the interest rate and made to protect the Owner Participant's Net Economic Return;

                    (iv) no Significant Lease Default or Lease Event of Default shall have occurred and be continuing;

                    (v) the Owner Participant shall receive (x) an opinion from its counsel satisfactory to it that the refinancing, including any payments to be made in connection therewith (as opposed to the right to request such refinancing), shall not result in any incremental tax risk to the Owner Participant, or (y) an indemnification against any incremental risk in form and substance satisfactory to the Owner Participant from the Company provided that either the Company or any Affiliate of the Company that guarantees its obligations in respect of such indemnity meets the Minimum Credit

     Standard, or (z) any other indemnity arrangement against such risk satisfactory to the Owner Participant;

                    (vi) the Owner Participant shall suffer no adverse accounting effects under GAAP;

                    (vii) the refinancing, when taken as a whole, shall not have resulted in any other material adverse effect on the Owner Lessor, the Owner Participant or the Equity Investor;

                    (viii) the Company and the Lessee Guarantor shall have made or delivered such representations, warranties, opinions or certificates as the Owner Participant may reasonably request;

                    (ix) all documentation in connection with such refinancing shall be reasonably satisfactory to the Owner Lessor and the Owner Participant;

                    (x) all necessary authorizations, approvals and consents in connection with such refinancing shall have been obtained from each Person whose authorization, approval or consent is necessary to consummate such refinancing with respect to the Company, the Owner Lessor, the Owner Participant, the Equity Investor, the Lease Indenture Trustee and the Pass Through Trustees, and such authorizations, approvals and consents shall be in full force and effect on the closing date of such refinancing; and

                    (xi) each of the Owner Lessor, the Owner Participant, the Lease Indenture Trustee and the Pass Through Trustees shall have received from the Company an Officer's Certificate dated the date of the issuance of the Additional Lessor Notes stating that all conditions precedent to the issuance of such Additional Lessor Notes have been satisfied or waived.

             (b) The Owner Participant shall be entitled to a consent fee in an amount equal to $75,000 for each refinancing other than the first such refinancing; provided, however, that to the extent such refinancing is effected concurrently with a refinancing pursuant to Section 11.2 of the Other Participation Agreement, the fee payable to the Owner Participant under this
Section 11.2 shall be reduced to $37,500.

     Section 11.3. Cooperation. The Owner Participant and the Company will cooperate in connection with any refinancing or assumption of the Lease Debt, so long as such refinancing or assumption is in accordance with the terms of the Operative Documents. The Owner Participant will execute such agreements and documents as may be necessary with respect to any such refinancing or assumption and will instruct the Owner Lessor to act accordingly.

     Section 11.4. Right of Owner Participant to Assume Notes. (a) Upon the occurrence and during the continuance of a Lease Indenture Event of Default resulting from a Lease Event of Default (but in any event prior to the consummation of any sale by the Lease Indenture Trustee of all or any portion of the Indenture Estate), the Owner Participant shall have the right (but not the obligation) to assume, on a recourse basis as joint obligor, all but not less than all of the obligations of the Owner Lessor then outstanding under the Notes by providing written notice thereof to the Lease Indenture Trustee, subject to the satisfaction of the following conditions:

                (i) the Owner Participant shall be at such time the direct or indirect, wholly-owned Subsidiary of the Equity Investor Parent;

                (ii) no Lease Indenture Event of Default, nor any event that with the passage of time or the giving of notice or both would become a Lease Indenture Event of Default, shall then exist other than such resulting from a then existing Lease Event of Default or any event that with the passage of time or the giving of notice or both would become a Lease Event of Default;

                (iii) the Owner Participant shall become jointly and severally liable for all of the obligations of the Owner Lessor under the Notes (including any Make Whole Premium that may become payable under the Lease Indenture after the assumption of the Lessor Notes and all such obligations shall become direct, primary, recourse obligations of the Owner Participant) pursuant to an assumption agreement (which assumption agreement may be combined with the amendment of the Lease Indenture in order to effectuate the assumption by the Owner Participant, on a joint and several basis, of the obligations and liabilities of the Owner Lessor under the Notes) which, among other things, (i) shall contain representations, warranties, covenants and defaults substantially the same as the representations, warranties, covenants and defaults (other than with respect to the payment of Rent) of the Company under the Facility Lease and this Participation Agreement, (ii) shall contain appropriate amendments to the provisions of the Lease Indenture in order to (A) release the Facility Lease from the Indenture Estate, (B) remove any cross-default to the Facility Lease under the Lease Indenture and (C) terminate all of the Lease Indenture Trustee's rights in respect of the Facility Lease and (iii) shall otherwise be in form and substance acceptable to the Lease Indenture Trustee;

                (iv) the Equity Investor Parent or a wholly-owned Subsidiary thereof shall guarantee the obligations of the Owner Participant under such assumption agreement and any other Assumption Document (as hereinafter defined) pursuant to a guaranty agreement substantially similar to the Lessee Guaranty, which, among other things, (i) shall contain representations, warranties and covenants substantially the same as the representations, warranties and covenants of the Lessee Guarantor under the Lessee Guaranty and (ii) shall otherwise be in form and substance acceptable to the Lease Indenture Trustee;

                (v) after giving effect to such assumption, the Lien of the Lease Indenture shall be and remain a valid and first priority perfected security interest in the Lease Indenture Estate securing the obligations of the Owner Participant and the Owner Lessor under the Notes and the Owner Participant's obligations under such assumption agreement (and the Lease Indenture Trustee and the Pass Through Trustees and their counsel shall receive evidence satisfactory to each of the same);

                (vi) the Lease Indenture Trustee and the Pass Through Trustees shall have received one or more opinion(s) of counsel (which shall contain customary qualifications), which opinion(s) and counsel shall be reasonably satisfactory to each of them and their respective counsel, to the effect that (a) such assumption agreement has been duly authorized, executed and delivered on behalf of the Owner Participant, (b) the guaranty specified in clause (iv) above has been duly authorized, executed and delivered on behalf of the guarantor party thereto; (c) such assumption agreement, the amended Lease Indenture and the Notes, constitute legal, valid and binding obligations of the Owner Participant, enforceable against it in accordance with their respective terms, (d) such guaranty agreement constitutes the legal, valid and binding obligation of the guarantor party thereto, enforceable against such party in accordance with its terms, (e) the amended Lease Indenture and the Notes constitute valid, legal and binding obligations of the Owner Lessor, enforceable against it in accordance with their respective terms, and (f) all Governmental Approvals and filings required in connection with such assumption and such guaranty have been obtained, and addressing such other issues as the Lease Indenture Trustee shall reasonably request, subject, in the case of the enforceability opinions to be rendered pursuant to clauses (c), (d) and (e), to the limitation that enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, arrangement, moratorium or other laws relating to or affecting the rights of creditors generally and by general principles of equity;

                (vii) the Owner Participant shall have paid all amounts then due and owing (including overdue interest) under the Notes (other than principal thereof then due and owing as a result of any acceleration of the Notes);

                (viii) after giving effect to such assumption (and the payment in clause (vii) above), no Lease Indenture Event of Default shall have occurred and be continuing;

                (ix) the Rating Agencies shall have confirmed that after such assumption, the Lease Debt shall be rated at least BBB+ by S&P and Baa2 by Moody's;

                (x) either (i) the Lease Indenture Trustee and the Pass Through Trustees receive an opinion of counsel of a nationally-recognized law firm in form and substance reasonably satisfactory to the Lease Indenture Trustee stating that holders will not recognize income, gain or loss for U.S. federal tax purposes as a result of the assumption, or (ii) the Owner Participant shall indemnify the holders against any potential adverse tax effect as a result of such assumption in form and substance reasonably acceptable to the Lease Indenture Trustee;

                (xi) the Lease Indenture Trustee and the Pass Through Trustees shall have received a certificate of a Responsible Officer of the Owner Participant stating that (A) the conditions precedent required by this Participation Agreement for such assumption have been complied with (assuming that all documents, opinions and other matters which must be acceptable or reasonably acceptable to a receiving party are so acceptable to such party), (B) there is no pending or, to the knowledge of the Owner Participant, threatened, action, suit, investigation or proceeding against the Owner Participant that questions the validity of any documentation related to such assumption, the Notes and the Lease Indenture (each, an "Assumption Document") or the assumption contemplated thereby or which, if
      -------------------
     adversely determined, would have a material adverse effect on the ability of the Owner Participant to perform its obligations under any Assumption Document and (C) after giving effect to the assumption by the Owner Participant, (1) each representation and warranty of the Owner Participant made pursuant to the Assumption Documents is true and correct in all material respects and (2) the Owner Participant is not insolvent within the meaning of any applicable preferential transfer, fraudulent conveyance or bankruptcy law;

                    (xii) the Lease Indenture Trustee and the Pass Through Trustees shall have received a certificate of a Responsible Officer of the guarantor party to the guaranty specified in clause (iv) above stating that
    (A) there is no pending or, to the knowledge of such party, threatened, action, suit, investigation or proceeding against such party or that questions the validity of the guaranty agreement or which, if adversely determined, would have a material adverse effect on the ability of such party to perform its obligations under such guaranty agreement and (B) (1) each representation and warranty of such party made pursuant to such guaranty agreement is true and correct in all material respects and (2) such party is not insolvent within the meaning of any applicable preferential transfer, fraudulent conveyance or bankruptcy law; and

                    (xiii) the Owner Participant shall have paid, at no after-tax cost to such parties, all reasonable documented out-of-pocket expenses (including reasonable attorney's fees and expenses) of the Owner Lessor, the Lessor Manager, the Lease Indenture Trustee, and the Pass Through Trustees in connection with such assumption and other transactions referred to in this Section 11.4.

            (b) The rights of the Owner Participant under this Section 11.4 shall not be deemed to limit in any respect the Lease Indenture Trustee's rights and remedies under the Lease Indenture upon the occurrence of a Lease Indenture Event of Default, provided that upon the foregoing conditions being satisfied
                  --------
prior to the consummation of any sale by the Lease Indenture Trustee of all or any portion of the Indenture Estate, all Lease Indenture Events of Default arising from Lease Events of Default shall be deemed cured and the Lien of the Lease Indenture shall be terminated solely with respect to the Owner Lessor's right, title and interest to the Facility Lease (and all Rent thereunder) and the Owner Participant and the Owner Lessor (to the exclusion of the Lease Indenture Trustee) may exercise all rights of the Owner Lessor under the Facility Lease.

SECTION 12. PRE-CLOSING ADJUSTMENTS TO LEASE SCHEDULES

    Section 12.1. Lease Schedules. The Periodic Lease Rent, Allocated Rent, Proportional Rent, Section 467 Loan Balance, Section 467 Interest, Termination Value and Lessor Notes Amortization schedules for the Facility Lease are set forth in Schedule 3.

    Section 12.2.  Pre-closing Adjustments.

            (a)    On or before the Closing Date, Periodic Lease Rent,
Allocated Rent, Proportional Rent, Section 467 Loan Balance, Section 467 Interest and Termination Values shall be adjusted, either upward or downward, in accordance with the Facility Lease:

                   (i)    at the Company's option, to re-optimize the Lease
     Debt; and

                   (ii) to reflect any changes in the Pricing Assumptions including any increase in the Transaction Costs from the amount assumed in the Pricing Assumptions, unless the Company has elected to pay such increase; provided that, in connection with any such election, the Owner Participant shall have the right to allocate which expenses will be paid by the Company; and

                   (iii)  at the request of the Company or the Owner
     Participant to reflect any enactment, promulgation, release or adoption of, amendment to or change in the Code, Treasury Regulations, Revenue Rulings or Revenue Procedures, executive order having the legal effect of a Treasury Regulation or other administrative interpretations or applicable judicial precedents ("Tax Law Change") enacted, adopted and/or made
                           --------------
     effective after the execution of this Agreement and prior to the Closing.

            (b) Any adjustment pursuant to this Section 12.2 shall be made in a manner that is consistent with any applicable safe harbor then existing under
Section 467 of the Code or the regulations promulgated thereunder and shall be calculated (i) to preserve the Owner Participant's Net Economic Return through the Basic Lease Term and (ii) to maintain operating lease treatment for the Company; provided, however, that to the extent it is not possible as the Transaction is then structured to achieve both (i) and (ii) , the Owner Lessor, the Owner Participant and the Company shall work in good faith to restructure the Transaction in a manner that would achieve both results; and provided, further, that to the extent consistent with preserving both such objectives, all adjustments shall at the option of the Company be calculated to minimize (A) the average annual Periodic Lease Rent over the Basic Lease Term for the Company's GAAP accounting purposes and/or (B) the present value to the Company of the Periodic Lease Rent; and provided, further, that to the extent that any adjustment pursuant to this Section 12 fails to maintain operating lease treatment for the Company, the Company shall not be obligated to close the Transaction. Adjustments will be made using the same method of computation and assumptions including Tax Assumptions and Pricing Assumptions, originally used (other than those that have changed as the result of the event giving rise to the adjustment) in the calculation of the Periodic Lease Rent and corresponding adjustments to Allocated Rent, Proportional Rent, Lessor Section 467 Loan Balance, Lessee Section 467 Loan Balance, Lessor Section 467 Interest, Lessee
Section 467 Interest and Termination Values will be made. Adjustments made pursuant to this Section 12 shall be subject to verification as provided in
Section 3.4 of the Facility Lease.

SECTION 13. SPECIAL LESSEE TRANSFERS; ASSIGNMENT OF FACILITY LEASE

    Section 13.1. Special Lessee Transfers. (a) If, in connection with a Burdensome Termination Event or a Regulatory Event of Loss, the Facility Lessee purchases the Facility in accordance with Section 10 or 13 of the Facility Lease, as the case may be, (each, a "Special Lessee Transfer Event"), the
                                     -----------------------------
Facility Lessee may in each such case, in lieu of purchasing the Facility (and terminating the Facility Lease) in accordance with the terms of the Facility Lease, upon not less than 30 days' written notice to the Owner Participant and the Lease Indenture Trustee, purchase, subject to the limitations set forth in
Section 13.1(b) below, all of the Owner Participant's Member Interest (any purchase under Section 13.1(a) being referred to as the "Special Lessee
                                                         --------------
Transfer") on the applicable Termination Date at a price equal to the Special
--------
Lessee Transfer Amount determined as of the date of such transfer and keep the Facility Lease

(and the Loans) in effect. On the applicable Termination Date, the Company (or its designee) shall pay to the Owner Participant or the OP Guarantor the Special Lessee Transfer Amount determined as of such date, plus all amounts due and payable to the Owner Participant on such date under the Operative Documents (including all costs and expenses of the Owner Participant or the OP Guarantor and all sales, stamp, ad valorem, rental, license, property use, value added and other Taxes covered by Section 9.2 hereof associated with the Special Lessee Transfer pursuant to this Section 13.1, to the extent such amounts have not otherwise been reimbursed by the Company pursuant to this Section 13.1, it being understood that any transfer pursuant to this Section 13.1 shall not be considered a voluntary or involuntary transfer, assignment, sale or other disposition for purposes of Section 9.2). Subsequent to such transfer, the Company and the Owner Lessor may, without the consent of the Lease Indenture Trustee or the Pass Through Trustees, waive the Regulatory Event of Loss or the Burdensome Termination Event that gave rise to the Special Lessee Transfer Event and the Facility Lease shall continue in full force and effect in accordance with its terms.

          (b) The Company's ability to elect a Special Lessee Transfer pursuant to Section 13.1(a) shall be subject to the limitations in Section 7.1(a)(i), (ii) and (iii) and 7.1(d) and to the following additional conditions:

                 (i) the Owner Participant shall have suffered no detriment from such Special Lessee Transfer (as compared to those that would have resulted had the Company terminated the Facility Lease and purchased the Facility);

                 (ii) the Owner Participant shall be indemnified by the Company from any such detriment and the Lessee Guarantor, if any, shall have guaranteed the Company's obligations in respect of such indemnity; and

                 (iii) if the Owner Participant after consultation with its counsel reasonably believes in good faith that there is any significant risk of material detriment which would not occur if the Company terminated the Facility Lease and purchased the Facility, the Company or any affiliate of the Company guarantying the Company's obligations in respect of the indemnity referred to in clause (ii) of this paragraph (b) shall meet the Minimum Credit Standard.

          (c) Concurrently with the payment of all sums required to be paid pursuant to Section 13.1(a) (or on such later date of transfer of the Owner Participant's Member Interest in accordance with clause (B) below) (A) the Company shall cease to have any liability to the Owner Participant or the OP Guarantor with respect to the Operative Documents, except for obligations (including those contained in Section 9.1 and Section 9.2 hereof and the Tax Indemnity Agreement) surviving pursuant to the express terms of any Operative Document or which have otherwise accrued but not been paid as of such date and
(B) the Owner Participant or the OP Guarantor will transfer (by an appropriate instrument of transfer) the Owner Participant's Member Interest to the Company (or their designee); provided, however, that if the Lien of the Lease Indenture has not been terminated or discharged, such transfer shall not be made to the Company, but shall be made to the Company's designee promptly upon the Company's designation of such designee and such designee will agree not to transfer the Owner Participant's Member Interest to the Company until such Lien is terminated or discharged. At the time of any transfer under this Section 13.1 the Owner Participant or the OP Guarantor shall represent and warrant as to the absence of Owner Participant's Liens and Liens attributable to the Owner Participant on the Owner Participant's Member Interest. It is understood and agreed among the parties hereto that the transaction contemplated by this Section 13.1 shall not effect a merger of the Company's interest in the Facility, the Facility Lease and the Facility Site with the Owner Lessor's Interest.

             (d) The Company will pay all reasonable costs and expenses of the parties (including reasonable attorneys' fees and disbursements) in connection with any transfer pursuant to this Section 13.1.

     Section 13.2.  Assignment of Facility Lease.

             (a) The Company covenants and agrees that, except as otherwise provided in Section 5.2 hereof, Section 19 of the Facility Lease, Sections 4.2 and 4.3 of the Site Lease or Section 5.4 of the Shared Facilities Agreement, it shall not during the Facility Lease Term assign the Facility Lease or any other Operative Document, or any interest therein without the prior written consent of the Owner Lessor, the Owner Participant and, so long as the Lien of the Lease Indenture has not been terminated or discharged, the Lease Indenture Trustee and the Pass Through Trustees; provided, however, that the Company may, upon satisfaction of the conditions in Section 13.2(b) and if applicable, 13.2(c), assign its right, title and interest in, to and under the Facility Lease and each of the other Operative Documents, in whole but not in part, without such consent to a Person (the "Lessee Transferee"), under the following
                          -----------------
circumstances:

                    (i) if the Certificates are outstanding, to any Lessee Transferee (whether or not such Lessee Transferee is an Affiliate of the Lessee Guarantor); provided, that such Lessee Transferee or a party that guarantees such Lessee Transferee's obligations under the Operative Documents assigned to such Lessee Transferee pursuant to a guaranty substantially in the form of Exhibit H-2 (or otherwise in form and substance satisfactory to the Owner Participant and, so long as the Lien of the Lease Indenture shall not have been terminated or discharged, the Lessee Indenture Trustee) has a credit rating equal to or greater than Baa2 by Moody's and BBB+ by S&P; provided, further, that Moody's and S&P shall have confirmed that after giving effect to the proposed assignment the Certificates shall be rated at least Baa2 by Moody's and BBB+ by S&P; or

                    (ii) if no Certificates are outstanding, to any Lessee Transferee that is not (and, if applicable, the guarantor of which is not) an Affiliate of the Lessee Guarantor) or, if the Lessee Guaranty shall have been terminated in connection with a transfer pursuant to Section 13.2, the Facility Lessee, provided, that such Lessee Transferee or a party that guarantees such Lessee Transferee's obligations under the Operative Documents assigned to such Lessee Transferee pursuant to a guaranty substantially in the form of Exhibit H-2 has a credit rating equal to or greater than Baa2 by Moody's and BBB by S&P; or

                    (iii) if no Certificates are outstanding, to any Lessee Transferee that is (or, if applicable, the guarantor of which is) an Affiliate of the Lessee Guarantor) or, if the Lessee Guaranty shall have been terminated in connection with a transfer pursuant to Section 13.2, the Facility Lessee; provided, that such Lessee Transferee or a party that guarantees such Lessee Transferee's obligations under the Operative Documents assigned to such Lessee Transferee pursuant to a guaranty substantially in the form of Exhibit H-2 has a credit rating from Moody's and S&P equal to or greater than the then-current rating of the Lessee Guarantor) or, in the Lessee Guaranty shall have been terminated in connection with a transfer pursuant to Section 13.2, the Facility Lessee; or

                 (iv) whether or not the Certificates are outstanding, to any other Lessee Transferee, provided, that (1) the Company and the Lessee Guarantor, if any, shall remain liable to the Owner Lessor or any other Person under the Operative Documents, and (2) if the Certificates are outstanding, Moody's and S&P shall have confirmed that the proposed assumption shall not result in a downgrade of the then existing credit rating of the Certificates.

In the case of Section 13.2(a)(i), (ii) or (iii) above, the Company and the Lessee Guarantor shall, upon the Lessee Transferee's assumption of the Company's obligations under the Facility Lease and the other Operative Documents in accordance with the terms of this Section 13.2, have no further liability or obligation thereunder; provided, however, that in no event shall any such assignment waive or release the Company or the Lessee Guarantor from any liability existing immediately prior to or occurring simultaneously with such assignment. In the case of Section 13.2(a)(iv) above, the Company and the Lessee Guarantor, if any, shall remain liable under the Facility Lease and the other Operative Documents all to the same extent if the transfer pursuant to this Section 13.2 had not been consummated.

          (b) Any assignment under this Section 13.2 shall be subject to satisfaction of the following conditions:

                 (i) the Owner Lessor, the Owner Participant and, so long as the Lien of the Lease Indenture shall not have been terminated or discharged, the Lease Indenture Trustee shall have received an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to each such recipient, to the effect that all material regulatory approvals required in connection with such transfer or necessary to assume the Company's obligations under any Operative Document or in connection with the execution and delivery of any guaranty referred to in Section 13.2(a)(i), (ii) or (iii) have been obtained;

                 (ii) such transfer shall be pursuant to an assignment and assumption agreement in form and substance satisfactory to the Owner Participant, the Owner Lessor and, so long as the Lien of the Lease Indenture shall not have been terminated or discharged, the Lease Indenture Trustee; provided, however, that if, in connection with any assignment pursuant to Section 13.2(a)(i), (ii) or (iii), the Lessee Transferee has the applicable credit rating specified therein, the assignment and assumption agreement shall contain a covenant in substantially the form of
     Section 4.3 of the Lessee Guaranty;

                 (iii) the Owner Participant, the Owner Lessor and, so long as the Lien of the Lease Indenture shall not have been terminated or discharged, the Lease Indenture

     Trustee shall have received an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to such recipients, as to such assignment and assumption agreement and, if applicable, such guaranty;

                 (iv) the Owner Participant shall have received either (x) a favorable legal opinion of its tax counsel, satisfactory to such Owner Participant, to the effect that such assignment does not result in any incremental tax risk to the Owner Participant, or (y) an indemnity against such risk in form and substance satisfactory to Owner Participant from the Company or the Lessee Transferee, provided that the Company or Lessee Transferee, as the case may be, or an Affiliate thereof that guarantees its obligation in respect of such indemnity meets the Minimum Credit Standard, or (z) any other indemnity arrangement against such risk satisfactory to the Owner Participant;

                 (v) no Lease Bankruptcy or Payment Default Lease Event of Default shall have occurred and be continuing after giving effect to such transfer;

                 (vi) neither the Owner Participant nor the Owner Lessor shall become an electric utility company, a "public-utility company," a "holding company", or an "affiliate," a "subsidiary company" or an "associate company" of a "holding company" under the Holding Company Act or a "public utility", an "electric utility" or a "transmitting utility" under the Federal Power Act as a result of such transfer;

                 (vii) the transfer shall not result in a Regulatory Event of Loss;

                 (viii) unless the Owner Participant shall have consented to such transfer, neither the Lessee Transferee nor any Affiliate thereof shall be involved in material litigation with the Owner Participant or any Affiliate thereof; provided, however, that this clause (viii) shall not apply to any transfer to an Affiliate of the Company;

                 (ix) the Company shall have complied with or obtained an appropriate waiver of the applicable notice requirements in the Exempt Facilities Agreement; and

                 (x) the Pass Through Trustees shall have received copies of (A) opinions referred to in clauses (i) and (iii) above and a letter authorizing the Pass Through Trustees to rely on such opinions and (B) the assignment and assumption agreement referred to in clause (ii) above.

          (c) In addition, in connection with any assignment pursuant to clause (i), (ii) or (iii) of Section 13.2(a) above, unless the Owner Participant shall have consented to such assignment, such Lessee Transferee or party that guarantees such Lessee Transferee's obligations under the Operative Documents assigned to such Lessee Transferee (1) shall have a tangible net worth of at least $750 million after giving effect to such transfer; and (2) shall (x) have significant experience owning (other than exclusively as a passive investor) or operating electric generating facilities in the United States or (y) be any other party actively engaged in the purchase, sale, marketing or trading of capacity or energy in the United States or Canada; provided, however, that if the Lessee Transferee is not an experienced operator, it shall have contracted with an experienced, reputable operator of electric generating facilities to perform operation and maintenance with respect to the Facility.

             (d) The Company shall pay, on an After-Tax Basis, all reasonable documented out-of-pocket expenses of the Owner Lessor, the Owner Participant, the Lease Indenture Trustee and the Pass Through Trustees in connection with a proposed assignment whether or not such assignment is consummated.

     Section 13.3.  Assignment of Lessee Guaranty.

             (a) The Lessee Guarantor shall not, except as otherwise provided in Section 13.2 and 13.4 hereof and Section 4.2 of the Lessee Guaranty, assign the Lessee Guaranty or any interest therein without the prior written consent of the Owner Lessor, the Owner Participant and, so long as the Lien of the Lease Indenture has not been terminated or discharged, the Lease Indenture Trustee; provided, however, that the Lessee Guarantor may, upon satisfaction of the conditions in Section 13.3(b) and if applicable, 13.3(c), assign its rights and obligations under the Lessee Guaranty, in whole but not in part, without such consent to a Person (the "Guarantor Transferee"), under the following
                          --------------------
circumstances:

                    (i) if the Certificates are outstanding, to any Guarantor Transferee (whether or not such Guarantor Transferee is an Affiliate of the Lessee Guarantor); provided, that such Guarantor Transferee has a credit rating equal to or greater than Baa2 by Moody's and BBB+ by S&P; provided, further, that Moody's and S&P shall have confirmed that after giving effect to the proposed assignment, the Certificates shall be rated at least Baa2 by Moody's and BBB+ by S&P; or

                    (ii) if no Certificates are outstanding, to any Guarantor Transferee that is not an Affiliate of the Lessee Guarantor; provided, that such Guarantor Transferee has a credit rating equal to or greater than Baa2 by Moody's and BBB by S&P; or

                    (iii) if no Certificates are outstanding, to any Guarantor Transferee that is an Affiliate of the Lessee Guarantor; provided, that such Guarantor Transferee has a credit rating from Moody's and S&P equal to or greater than the then-current rating of the Lessee Guarantor.

In the case of this Section 13.3(a), the Lessee Guarantor shall, upon Guarantor Transferee's assumption of the Lessee Guarantor's obligations under the Lessee Guaranty in accordance with the terms of this Section 13.3, have no further liability or obligation hereunder, provided, however, that in no event shall any such assignment waive or release the Lessee Guarantor from any liability existing immediately prior to or occurring simultaneously with such assignment.

             (b) Any assignment under this Section 13.3 shall be subject to satisfaction of the following conditions:

                    (i) the Owner Lessor, the Owner Participant and, so long as the Lien of the Lease Indenture shall not have been terminated or discharged, the Lease Indenture Trustee and the Pass Through Trustees shall have received an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to each such recipient, to the effect that all material regulatory approvals required in connection with such transfer or necessary to assume the Lessee Guarantor's obligations under the Lessee Guaranty have been obtained;

                 (ii) such transfer shall be pursuant to an assignment and assumption agreement in form and substance satisfactory to the Owner Participant, the Owner Lessor and, so long as the Lien of the Lease Indenture shall not have been terminated or discharged, the Lease Indenture Trustee and the Pass Through Trustees;

                 (iii) the Owner Participant, the Owner Lessor and, so long as the Lien of the Lease Indenture shall not have been terminated or discharged, the Lease Indenture Trustee shall have received an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to such recipients, as to such assignment and assumption agreement;

                 (iv) the Owner Participant shall have received either (x) a favorable legal opinion of its tax counsel, satisfactory to such Owner Participant, to the effect that such assignment does not result in any incremental tax risk to the Owner Participant, or (y) an indemnity against such risk in form and substance reasonably satisfactory to Owner Participant from the Lessee Guarantor or the Guarantor Transferee, provided that the Lessee Guarantor or the Guarantor Transferee, as the case may be, or an Affiliate thereof that guarantees its obligation in respect of such indemnity meets the Minimum Credit Standard, or (z) any other indemnity arrangement satisfactory to the Owner Participant;

                 (v) no Lease Bankruptcy or Payment Default or Lease Event of Default shall have occurred and be continuing after giving effect to such transfer;

                 (vi) neither the Owner Participant nor the Owner Lessor shall become an "electric utility company," "a public-utility company," a "holding company", or an "affiliate" or a "subsidiary company" or an "associate company" of a "holding company" under the Holding Company Act or a "public utility", an "electric utility" or a "transmitting utility" under the Federal Power Act as a result of such transfer;

                 (vii) the transfer shall not result in a Regulatory Event of Loss;

                 (viii) unless the Owner Participant shall have consented to such transfer, neither the Guarantor Transferee nor any Affiliate thereof shall be involved in material litigation with the Owner Participant or any of its Affiliates; and

                 (ix) Pass Through Trustees shall have received copies of (A) opinions referred to in clauses (i) and (iii) above and a letter authorizing it to rely on such opinions and (B) the assignment and assumption agreement referred to in clause (ii) above.

          (c) In addition, unless the Owner Participant shall have consented to such assignment, the Guarantor Transferee shall (1) have a tangible net worth of at least $750 million after giving effect to such transfer; and (2) have significant experience owning (other than exclusively as a passive investor) or operating electric generating facilities in the United States or shall be any other Person actively engaged in the purchase, sale, marketing or trading of capacity or energy in the United States or Canada; provided, however, that if the Guarantor Transferee is not an experienced operator, it shall have contracted with an experienced, reputable operator of electric generating facilities to perform operation and maintenance with respect to the Facility.

             (d) The Lessee Guarantor shall pay, on an After-Tax Basis, all reasonable documented out-of-pocket expenses of the Owner Lessor, the Owner Participant, the Lease Indenture Trustee and the Pass Through Trustees in connection with such proposed assignment whether or not such assignment is consummated.

    Section 13.4.  Lessee Guarantor Transfer of Interest in Facility Lessee.
The Lessee Guarantor may directly or indirectly sell or otherwise transfer all or any portion of its interest in the Facility Lessee at any time. In connection with any direct or indirect sale or transfer of all or any portion of its interest in the Facility Lessee, the Lessee Guarantor shall, except as provided in Section 13.3, remain primarily liable under the Lessee Guaranty, but may, at its election, cause such transferee or any guarantor thereof to issue a guaranty to the Guaranteed Parties, which, unless the Lessee Guarantor is released pursuant to Section 13.3, shall be joint and several with the Lessee Guaranty and the Guaranteed Parties shall accept such guaranty.

SECTION 14. RIGHT OF FIRST REFUSAL; RIGHT OF FIRST OFFER

    Section 14.1. Right of First Offer. In the event that either the Equity Investor or the Owner Participant desires to, directly or indirectly, sell, lease, convey or otherwise transfer all or part of its interest in the Owner Participant or the Member Interest, respectively (other than to an Affiliate of either of them or during the continuance of a Lease Event of Default) prior to the expiration of the Facility Lease Term, the Equity Investor or the Owner Participant must first offer to sell such interest in the Owner Participant or the Member Interest to the Company on the terms and conditions set forth in this
Section 14.1. Such offer shall be made to the Company in the form of a proposed term sheet, which proposed term sheet shall include a statement of the price and all of the material terms, conditions and provisions upon which the Equity Investor or the Owner Participant would be willing to transfer its interest in the Owner Participant or the Member Interest or any part thereof. The Company will thereafter have the right within a period of forty-five (45) days from and after the receipt by the Company of such proposed term sheet to notify the Equity Investor or the Owner Participant of its irrevocable intent to exercise its right to purchase hereunder. If the Company elects to exercise the right provided in the preceding sentence, it will within forty-five (45) days of such notice execute a contract on the same terms and conditions as the offer giving rise to such right and will purchase the interest in the Owner Participant or the Member Interest, as the case may be, within ninety (90) days after such execution; provided, however, that such 90-day period shall be extended for an additional period not to exceed 180 days reasonably necessary to obtain any regulatory approvals that may be required to consummate such purchase. If the Company does not (i) give such notice to the Equity Investor or the Owner Participant within the forty-five (45) day period or (ii) does not execute such a contract within forty-five (45) days of such notice or (iii) cause such sale to occur within ninety (90) days after such execution (unless the failure to execute the contract within forty-five (45) days or cause such sale to occur within ninety (90) days is attributable to acts or omissions of the Owner Participant), the Owner Participant will be free to consummate such sale, lease, conveyance or transfer on such terms or on terms more favorable to the Equity Investor or Owner Participant, but may not consummate such transactions on terms materially less favorable, taken as a whole, to the Equity Investor or Owner Participant without first offering it to the Company (except that the Equity Investor or Owner Participant shall not be required to make any representations to the Company with respect to matters regarding the Facility (even though such representations are being offered to a potential third party purchaser) other than the absence of Owner Lessor's Liens).

    Section 14.2. Right of First Refusal. In the event the Equity Investor or the Owner Participant desires to, directly or indirectly, sell, lease, convey or otherwise transfer all or any part of its interest in the Owner Participant or the Member Interest or cause the Owner Lessor to sell its Owner Lessor's Interest on, or within three years after, the expiration or termination of the Facility Lease to any Person other than the Company or an Affiliate of the Owner Participant, such Owner Lessor's Interest or Owner Participant's Member Interest, as the case may be, shall, unless such expiration or termination occurred in connection with the exercise of remedies upon a Lease Event of Default, be subject to the Company's right of first refusal on the terms and conditions set forth in this Section 14.2. The Equity Investor or the Owner Participant will give the Company prompt written notice of all offers that have been received from any other Person to purchase or acquire such interest in the Owner Lessor's Interest or Owner Participant's Member Interest or any part of either, and which offers it wishes to accept, together with a full and complete statement of the price and all of the terms, conditions and provisions contained in such offers (other than the representations referred to in the second succeeding sentence). The Company will thereafter have the right within a period of forty-five (45) days from and after the receipt by the Company of such notice to notify Equity Investor or the Owner Participant of its irrevocable intent to exercise its rights of first refusal. If the Company elects to exercise the right provided in the preceding sentence, it will within forty-five (45) days of such notice execute a contract on the same terms and conditions (except that such Equity Investor or Owner Participant shall not be required to make any representations to the Company with respect to matters regarding the Facility (even though such representations are being offered to a potential third party purchaser) other than the absence of the Owner Lessor's Liens) as the offer giving rise to such right and will purchase the interest in the Owner Participant or the Member Interest, as the case may be, within ninety (90) days after such execution; provided, however, that such 90-day period shall be extended for an additional period not to exceed 180 days, as may be reasonably necessary, to obtain any regulatory approvals that may be required to consummate such purchase. If the Company does not (i) give such notice to the Owner Participant within the forty-five (45) day period or (ii) does not execute such a contract within forty-five (45) days of such notice or (iii) cause such sale to occur within ninety (90) days after such execution (unless the failure to execute the contract within forty-five (45) days or cause such sale to occur within 90 days is attributable to acts or omissions of the Owner Participant), the Owner Participant will be free to proceed with such sale, lease, conveyance or transfer on the terms and conditions set forth in such bid. In the event that such terms or conditions are revised to be materially less favorable, taken as a whole, to the Equity Investor or the Owner Participant (including any reduction in price or a change in the terms of payment thereof in a manner that is beneficial to the potential purchaser), the Owner Participant must again comply with the notice and a change in acceptance provisions of this Section 14.2. In connection with the Company's exercise of the right of first refusal pursuant to this Section 14.2 with respect to the Owner Lessor's Interest, the Ground Interest shall be conveyed to the Company.

SECTION 15. MISCELLANEOUS

    Section 15.1. Consents. The Owner Participant covenants and agrees that it shall not unreasonably withhold its consent to any consent requested of the Owner Lessor under the terms of the Operative Documents that by its terms is not to be unreasonably withheld by the Owner Lessor.

     Section 15.2. Bankruptcy of Lessor Estate. If (i) all or any part of the Lessor Estate becomes the property of a debtor subject to the provisions of Title 11 of the United States Code, as amended from time to time, (ii) pursuant to such reorganization provisions the Owner Participant is required, by reason of the Owner Participant being held to have recourse liability to the debtor or the trustee of the debtor directly or indirectly, to make payment on account of any amount payable as principal or interest on the Lessor Notes, and (iii) the Lease Indenture Trustee actually receives any Excess Amount, as defined below, which reflects any payment by the Owner Participant on account of clause (ii) above, the Lease Indenture Trustee shall, upon obtaining Actual Knowledge thereof or upon written request of the Owner Participant, promptly refund to the Owner Participant such Excess Amount. For purposes of this Section 15.2, "Excess
                                                                          ------
Amount" means the amount by which such payment exceeds the amount which had not
------
become subject to the recourse liability referred to in clause (ii) above. Nothing contained in this Section 15.2 shall prevent the Lease Indenture Trustee from enforcing any personal recourse obligations (and retaining the proceeds thereof) of the Owner Participant as contemplated by this Participation Agreement (other than those referred to in clause (ii)).

     The Lease Indenture Trustee agrees that should the Lessor Estate become a debtor subject to the provisions of the Bankruptcy Code, it shall upon the written request of the Owner Participant, and provided that the making of the election hereinafter referred to is permitted to be made by it under Applicable Law and will not have any adverse impact on any Noteholder, the Lease Indenture Trustee or the Indenture Estate other than as contemplated by the preceding paragraph, make the election referred to in Section 1111(b)(1)(A)(i) of the Bankruptcy Code or any successor provision if, in the absence of such election, the Lease Indenture Trustee would have recourse against the Owner Participant for the payment of the indebtedness represented by the Notes in circumstances in which such Noteholders or the Lease Indenture Trustee would not have recourse under the Lease Indenture if the Lessor Estate had not become a debtor under the Bankruptcy Code.

     Section 15.3. Amendments and Waivers. No term, covenant, agreement or condition of this Agreement may be terminated, amended or compliance therewith waived (either generally or in a particular instance, retroactively or prospectively) except by an instrument or instruments in writing executed by each party hereto.

     Section 15.4. Notices. Unless otherwise expressly specified or permitted by the terms hereof, all communications and notices provided for herein shall be in writing or by a telecommunications device capable of creating a written record, and any such notice shall become effective (a) upon personal delivery thereof, including by overnight mail or courier service, (b) in the case of notice by United States mail, certified or registered, postage prepaid, return receipt requested, upon receipt thereof, or (c) in the case of notice by such a telecommunications device, upon transmission thereof, provided such transmission is promptly confirmed by either of the methods set forth in clauses (a) or (b) above, in each case addressed to each party hereto at its address set forth below or, in the case of any such party hereto, at such other address as such party may from time to time designate by written notice to the other parties hereto :

     If to the Company:

             Dynegy Roseton, L.L.C.
             c/o Dynegy Northeast Generation, Inc.
             992 River Road
             Newburgh, New York  12550
             Telephone No.:  (845) 563-4961
             Facsimile No.:  (845) 563-4992
             Attention:  Daniel P. Thompson, Vice President, Operations

             with a copy to:

             Dynegy Power Corp.
             1000 Louisiana Street, Suite 5800
             Houston, Texas  77002
             Telephone No.:  (713) 507-6823
             Facsimile No.:  (713) 767-8510
             Attention:  Timothy A. Beverick, Esq.

     If to the Owner Lessor:

             Roseton OL LLC,
             c/o Wilmington Trust Company
             Rodney Square North
             1100 North Market Street
             Wilmington, Delaware 19890-0001
             Telephone No.:  (302) 651-1000
             Facsimile No.:  (302) 651-8882
             Attention: Corporate Trust Administration

     If to the Lessor Manager or the Trust Company:

             Wilmington Trust Company
             Rodney Square North
             1100 North Market Street
             Wilmington, Delaware 19890-0001
             Telephone No.:  (302) 651-1000
             Facsimile No.:  (302) 651-8882
             Attention: Corporate Trust Administration

     If to the Owner Participant:

             Roseton OP LLC,
             c/o Resources Capital Management Corporation
             1300 North Market Street

             Suite 405
             Wilmington, DE 19801
             Telephone No.:  (302) 576-2895
             Facsimile No.:  (302) 576-2897
             Attention:   William R. Barbour, Esq.

     If to the Lease Indenture Trustee:

             The Chase Manhattan Bank
             Institutional Trust Services
             450 West 33rd Street, 15th Floor
             New York, New York  10001
             Telephone No.: (212) 946-7557
             Facsimile No.: (212) 946-8177/8178
             Attention:  Annette M. Marsula, Vice President
                         International/Project Finance Team

     If to the Pass Through Trustees:

             The Chase Manhattan Bank
             Institutional Trust Services
             450 West 33rd Street, 15th Floor
             New York, New York  10001
             Telephone No.:  (212) 946-7557
             Facsimile No.:  (212) 946-8177/8178
             Attention:  Annette M. Marsula, Vice President
                         International/Project Finance Team


A copy of all notices provided for herein shall be sent by the party giving such notice to each of the other parties hereto. In addition, the Company shall (unless otherwise directed by the applicable Rating Agency) provide to each Rating Agency a copy of any information, report or notice it gives to the Lease Indenture Trustee hereunder or any other Operative Documents.

     Section 15.5. Survival. All warranties, representations, indemnities and covenants made by any party hereto, herein or in any certificate or other instrument delivered by any such party or on the behalf of any such party under this Agreement shall be considered to have been relied upon by each other party hereto and shall survive the consummation of the transactions contemplated hereby and in the other Operative Documents regardless of any investigation made by any such party or on behalf of any such party. In addition, the indemnifications by the Company under Section 9.1 and Section 9.2 of this Agreement shall, subject to Section 9.1(b) and Section 9.2(b), respectively, expressly survive the expiration or early termination (in either case, for whatever reason) of the Facility Lease or the transfer or other disposition of the respective interests of the Owner Participant, the Owner Lessor, the Trust Company, the Lessor Manager and the Lease Indenture Trustee and the Pass Through Trustees in, to and under this Agreement, the Bill of Sale, the Deed, and the other Operative Documents. Upon expiration or early termination of the Facility Lease (other than in connection with an assumption by the

Company of the Lessor Notes), the covenants of the Company in Section 5 (other than Section 5.8 and, to the extent relating to the Site Lease, Section 5.9) shall terminate.

     Section 15.6. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of, and shall be enforceable by, the parties hereto and their respective successors and assigns as permitted by and in accordance with the terms hereof, including each successive holder of the Owner Participant's Member Interest permitted under Section 7.1. Except as expressly provided herein or in the other Operative Documents, no party hereto may assign its interests herein without the consent of the other parties hereto.

     Section 15.7. Governing Law. This Agreement has been delivered in the State of New York and shall be in all respects governed by and construed in accordance with the laws of the State of New York including all matters of construction, validity and performance without giving effect to the conflicts of laws provisions thereof except New York General Obligations Law Section 5-1401.

     Section 15.8. Severability. If any provision hereof shall be invalid, illegal or unenforceable under Applicable Law, the validity, legality and enforceability of the remaining provisions hereof shall not be affected or impaired thereby.

     Section 15.9. Counterparts. This Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.

     Section 15.10. Headings and Table of Contents. The headings of the sections of this Agreement and the Table of Contents are inserted for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof.

     Section 15.11. Limitation of Liability.

             (a) No party to this Agreement shall have any obligation or duty to the other parties with respect to the transactions contemplated hereby, except those obligations or duties expressly set forth in this Agreement and the other Operative Documents, and neither the Trust Company, the Lease Indenture Trustee or the Pass Through Trustees shall be liable for performance by any other party hereto of such other party's obligations or duties hereunder or thereunder. In addition, under no circumstances whatsoever shall the Owner Participant or the Equity Investor be liable to the Company or any other Person in connection with the transactions contemplated hereby for any action or inaction on the part of any other party hereto, including the Owner Lessor or the Lessor Manager, whether or not such action or inaction is caused by willful misconduct or gross negligence of the Owner Lessor or the Lessor Manager, unless such action or inaction is at the written direction or with the written consent of the Owner Participant.

             (b) The Trust Company is entering into the Operative Documents to which it is a party solely as manager under the LLC Agreement and not in its individual capacity, except as expressly provided herein or therein, and in no case whatsoever shall the Trust Company be personally liable for, or for any loss in respect of, any of the statements, representations, warranties, agreements or obligations of the Owner Lessor hereunder or under any other Operative Document, as to all of which the other parties hereto agree to look solely to the Lessor

Estate; provided, however, that the Trust Company shall be liable hereunder for its own gross negligence or willful misconduct or for a breach of its representations, warranties and covenants made in its individual capacity.

          (c) The Lease Indenture Trustee and the Pass Through Trustees are each entering into the Operative Documents to which they are parties solely as trustees under the Lease Indenture and the Pass Through Trust Agreements, respectively, and not in their individual capacities and in no case whatsoever shall the Lease Indenture Trustee and the Pass Through Trustees be personally liable for, or for any loss in respect of, any of the statements, representations, warranties, agreements or obligations of the Owner Lessor hereunder or under any other Operative Document, as to all of which the other parties hereto agree to look solely to the Indenture Estate and the Lessor Estate, respectively; provided, however, that each such party shall be liable hereunder for its own negligence or willful misconduct.

          (d) The right of the Lease Indenture Trustee or the Pass Through Trustees to perform any discretionary act enumerated herein or in any other Operative Document to which it is a party (including the right to consent to or approve of any action or document which requires their consent or approval and the right to waive any provision of, or consent to any change or amendment to, any of the Operative Documents) shall not be construed as giving rise to any expressed or implied duty owed by such trustee; and the Lease Indenture Trustee and the Pass Through Trustees shall not be answerable in connection with any of the foregoing for, or have any liability whatsoever as a result of (i) its refusal to perform, consent or approve of such discretionary acts without the prior consent or direction of the applicable percentage of the Noteholders and/or the Certificateholders that would be required if such consent or direction was obtained under the Lease Indenture or the applicable Pass Through Trust Agreement, as the case may be, or (ii) its performance of any such discretionary act, for any such performance other than in the case of clause
(ii) for its negligence or willful misconduct in the performance of such acts. In connection with any such discretionary acts, the Lease Indenture Trustee may in its sole discretion (but shall not, except as otherwise provided in the Lease Indenture or as otherwise required by Applicable Law, have any obligation to) request the approval of the relevant Pass Through Trustee as holder of a Lessor Note, and such Pass Through Trustee may in its sole discretion (but shall not, except as otherwise provided in the Operative Documents to which it is a party or as otherwise required by Applicable Law, have any obligation to) request the approval of the Certificateholders.

          (e) The Owner Participant will give the Company at least 15 days' prior notice of any proposed amendment or supplement to the LLC Agreement (other than an amendment solely effecting a transfer of Owner Participant's interest in the Lessor Estate) and deliver true, complete and fully executed copies to the Company of any amendment or supplement to the LLC Agreement. No amendment or supplement to the LLC Agreement that could materially adversely affect the interests of the Lease Indenture Trustee shall become effective without the written consent of the Lease Indenture Trustee.

          (f) None of the Trust Company, the Lessor Manager, the Owner Participant, the Equity Investor or the Lease Indenture Trustee, or any Affiliates thereof (other than the Owner Lessor), will be personally liable to any holder of a Note or in the case of any Lessor Manager or Owner Participant, to the Lease Indenture Trustee, for any amounts payable with respect to the Notes. All payments of principal of, premium, if any, and interest on the Notes (other than payments made in connection with an optional redemption or purchase by the Owner Lessor or Owner Participant and except as provided in Section 11.4) will be made only from the Indenture Estate or the income and proceeds received by the Lease Indenture Trustee therefrom (including Periodic Lease Rent payable by the Company pursuant to the Facility Lease).

     Section 15.12. Consent to Jurisdiction; Waiver of Trial by Jury; Process Agent.

             (a) Each of the parties hereto (i) hereby irrevocably submits to the nonexclusive jurisdiction of the Supreme Court of the State of New York, New York County (without prejudice to the right of any party to remove to the United States District Court for the Southern District of New York) and to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York for the purposes of any suit, action or other proceeding arising out of this Agreement, the other Operative Documents, or the subject matter hereof or thereof or any of the transactions contemplated hereby or thereby brought by any of the parties hereto or their successors or assigns;
(ii) hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court, or in such federal court; and (iii) to the extent permitted by Applicable Law, hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding any claim that it is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement, the other Operative Documents, or the subject matter hereof or thereof may not be enforced in or by such court.

             (b) TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES THE RIGHT TO DEMAND A TRIAL BY JURY, IN ANY SUCH SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, THE OTHER OPERATIVE DOCUMENTS, OR THE SUBJECT MATTER HEREOF OR THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY BROUGHT BY ANY OF THE PARTIES HERETO OR THEIR SUCCESSORS OR ASSIGNS.

             (c) By the execution and delivery of this Agreement, the Company designates, appoints and empowers CT Corporation System located at 111 8th Avenue, New York, New York, as its authorized agent to receive for and on its behalf service of any summons, complaint or other legal process in any such action, suit or proceeding in the State of New York for so long as any obligation of the Company shall remain outstanding hereunder or under any of the other Operative Documents. The Company shall grant an irrevocable power of attorney to CT Corporation in respect of such appointment and shall maintain such power of attorney in full force and effect for so long as any obligation of the Company shall remain outstanding hereunder or under any of the Operative Documents.

     Section 15.13. Further Assurances. Each party hereto will promptly and duly execute and deliver such further documents to make such further assurances for and take such further action reasonably requested by any party to whom such first party is obligated, all as may be reasonably necessary to carry out more effectively the intent and purpose of this Participation Agreement and the other Operative Documents.

     Section 15.14. Effectiveness. This Agreement has been dated as of the date first above written for convenience only. This Agreement shall become effective on May 1, 2001, the date of execution and delivery by each of the parties hereto.

     Section 15.15. Measuring Life. If and to the extent that any of the options, rights and privileges granted under this Agreement, would, in the absence of the limitation imposed by this sentence, be invalid or unenforceable as being in violation of the rule against perpetuities or any other rule or law relating to the vesting of interests in property or the suspension of the power of alienation of property, then it is agreed that notwithstanding any other provision of this Agreement, such options, rights and privileges, subject to the respective conditions hereof governing the exercise of such options, rights and privileges, will be exercisable only during (a) the longer of (i) a period which will end twenty-one (21) years after the death of the last survivor of the descendants living on the date of the execution of this Agreement of the following Presidents of the United States: Franklin D. Roosevelt, Harry S. Truman, Dwight D. Eisenhower, John F. Kennedy, Lyndon B. Johnson, Richard M. Nixon, Gerald R. Ford, James E. Carter, Ronald W. Reagan, George H.W. Bush, William J. Clinton, and George W. Bush or (ii) the period provided under the Uniform Statutory Rule Against Perpetuities or (b) the specific applicable period of time expressed in this Agreement, whichever of (a) and (b) is shorter.

     Section 15.16. No Partnership, Etc. The parties hereto intend that nothing contained in this Participation Agreement or any other Operative Document shall be deemed or construed to create a partnership, joint venture or other co-ownership arrangement by and among any of them or, prior to any transfer of the Facility or any Unit pursuant to the express provisions of the Facility Lease, as affecting the status of the Owner Lessor as the owner of the Facility and the Lease as a "true lease" for United States federal income tax purposes.

     IN WITNESS WHEREOF, the parties hereto have caused this Participation Agreement to be executed and delivered by their respective officers thereunto duly authorized.
                                   DYNEGY ROSETON, L.L.C.

                                   By: __________________________________

                                       Name:
                                       Title:

                                   ROSETON OL LLC

                                   By: Wilmington Trust Company, not in its
                                       individual capacity but solely as Lessor
                                       Manager

                                   By: __________________________________
                                       Name:
                                       Title:

                                   WILMINGTON TRUST COMPANY, not in its
                                   individual capacity, except to the extent expressly provided herein, but as Lessor Manager

                                   By: __________________________________
                                       Name:
                                       Title:

                                   ROSETON OP LLC

                                   By: __________________________________
                                       Name:
                                       Title:

                                   THE CHASE MANHATTAN BANK, not in its
                                   individual capacity, but as Lease Indenture
                                   Trustee under the Lease Indenture

                                   By: __________________________________
                                       Name:
                                       Title:

                                   THE CHASE MANHATTAN BANK, not in its
                                   individual capacity, but as Pass Through
                                   Trustee ST under the Pass Through Trust
                                   Agreement ST and as Pass Through Trustee LT under the Pass Through Trust Agreement LT

                                   By: __________________________________
                                       Name:
                                       Title:

                                                                      APPENDIX A
                                                                              to
                                                                   Participation
                                                                       Agreement
                                                                       ---------

                                  Definitions
                                  -----------

                                                                  Execution Copy

                                  Appendix A







================================================================================



                                  Definitions



                           ________________________



                             Roseton Units 1 and 2




================================================================================

                           Appendix A - Definitions
                           ------------------------

SECTION 1. GENERAL PROVISIONS

     In this Appendix A and each Operative Document (as hereinafter defined), unless otherwise provided herein or therein:

     (a) the terms set forth in this Appendix A or in any such Operative Document shall have the meanings herein provided for and any term used in an Operative Document and not defined therein or in this Appendix A but in another Operative Document shall have the meaning herein or therein provided for in such other Operative Document;

     (b) any term defined in this Appendix A by reference to another document, instrument or agreement shall continue to have the meaning ascribed thereto whether or not such other document, instrument or agreement remains in effect;

     (c)  words importing the singular include the plural and vice versa;

     (d)  words importing a gender include any gender;

     (e) a reference to a part, clause, section, paragraph, article, party, annex, appendix, exhibit, schedule or other attachment to or in respect of an Operative Document is a reference to a part, clause, section, paragraph, or article of, or a party, annex, appendix, exhibit, schedule or other attachment to, such Operative Document unless, in any such case, otherwise expressly provided in any such Operative Document;

     (f) a reference to any statute, regulation, rule, proclamation, ordinance or law includes all statutes, regulations, rules, proclamations, ordinances or laws varying, consolidating or replacing the same from time to time, and a reference to a statute includes all regulations, policies, protocols, codes, proclamations and ordinances issued or otherwise applicable under that statute unless, in any such case, otherwise expressly provided in any such statute or in such Operative Document;

     (g) a definition of or reference to any document, instrument or agreement includes an amendment or supplement to, or restatement, replacement, modification or renovation of, any such document, instrument or agreement unless otherwise specified in such definition or in the context in which such reference is used;

     (h) a reference to a particular section, paragraph or other part of a particular statute shall be deemed to be a reference to any other section, paragraph or other part substituted therefor from time to time;

     (i) if a capitalized term describes, or shall be defined by reference to, a document, instrument or agreement that has not as of any particular date been executed and delivered and such document, instrument or agreement is attached as an exhibit to the Participation Agreement (as hereinafter defined), such reference shall be deemed to be to such form and, following such execution and delivery and subject to clause (g) above, to the document, instrument or agreement as so executed and delivered;

     (j) a reference to any Person (as hereinafter defined) includes such Person's successors and permitted assigns;

     (k) any reference to "days" shall mean calendar days unless "Business Days" (as hereinafter defined) are expressly specified;

     (l) if the date as of which any right, option or election is exercisable, or the date upon which any amount is due and payable, is stated to be on a date or day that is not a Business Day, such right, option or election may be exercised, and such amount shall be deemed due and payable, on the next succeeding Business Day with the same effect as if the same was exercised or made on such date or day (without, in the case of any such payment, the payment or accrual of any interest or other late payment or charge, provided such payment is made on such next succeeding Business Day);

     (m) words such as "hereunder", "hereto", "hereof" and "herein" and other words of similar import shall, unless the context requires otherwise, refer to the whole of the applicable document and not to any particular article, section, subsection, paragraph or clause thereof;

     (n) a reference to "including" shall mean including without limiting the generality of any description preceding such term, and for purposes hereof and of each Operative Document the rule of ejusdem generis shall not be applicable to limit a general statement, followed by or referable to an enumeration of specific matters, to matters similar to those specifically mentioned;

     (o) all accounting terms not specifically defined herein or in any Operative Document shall be construed in accordance with GAAP;

     (p) from and after termination of the Facility Lease with respect to one Unit pursuant to Section 10 or 14 thereof, any reference in the Operative Documents to the Facility shall be deemed to exclude the Unit as to which the Facility Lease was terminated;

     (q) unless the context or the specific provision otherwise requires, whenever in the Operative Documents a provision requires that a Person have a particular rating, such provision shall be deemed to mean that the senior-long term unsecured debt of such Person shall have been rated the specified rating by both Rating Agencies;

     (r) unless the context or the specific provision otherwise requires, whenever in the Operative Documents a provision requires that the rating of a Person be confirmed, such provisions shall be deemed to mean that both Rating Agencies shall have confirmed the rating of the senior-long term unsecured debt of such Person, a copy of which confirmation shall be delivered by the Company to the Owner Participant, the Owner Lessor and, so long as the Lien of the Lease Indenture shall not have been terminated or discharged, to the Lease Indenture Trustee and shall be without indication that such Person has been placed on credit watch, credit review, or any similar status with negative implications or which does not indicate the direction of the potential ratings change; and

     (s) (i) in connection with the provisions in the Operative Documents related to the termination of the Facility Lease with respect to any Unit under circumstances where the Facility Lease is to continue as to the other Unit, any reference to the term Unit shall mean, when used with respect to the Unit as to which the Facility Lease is being terminated, such Unit excluding any assets that also comprise a part of the other Unit (it being understood that unless otherwise specifically stated on the Facility description applicable to the Bill of Sale, Deed and Facility Lease, an asset described on such exhibit relates to both Units, unless such asset is not necessary for the operation of the other Unit as mutually agreed to by the parties), and (ii) any reference to the term Unit in clauses (a), (b) and (c) of the definition of Event of Loss or in
Section 10 of the Facility Lease in connection with such Event of Loss shall be deemed to be references to the Facility if the event giving rise to such Event of Loss constitutes an Event of Loss with respect to both Units (including the assets comprising a part of both Units).

SECTION 2.  DEFINED TERMS

"Access" shall have the meaning specified in the Cross Easement Agreement.

"Actual Knowledge" shall mean, with respect to any Transaction Party, actual knowledge of, or receipt of written notice by, an officer (or other employee whose responsibilities include the administration of the Overall Transaction) of such Transaction Party (which in the case of the Company shall include any such officer of DHI); provided, that neither the Lessor Manager nor the Trust Company shall be deemed to have Actual Knowledge of any fact solely by virtue of an officer of the Trust Company having actual knowledge of such fact unless such officer is an officer in the Corporate Trust Administration Department of the Trust Company.

"Additional Certificates" shall mean any additional certificates issued by either Pass Through Trust in connection with the issuance of Additional Lessor Notes relating thereto.

"Additional Equity Investment" shall mean the amount, if any, provided by the Owner Participant (in its sole and absolute discretion) to finance all or a portion of the cost of any Modification financed pursuant to Section 11.1 of the Participation Agreement.

"Additional Facility" shall have the meaning specified in Section 4.3(a)(ii) of the Site Lease.

"Additional Facility Site" shall mean shall mean that portion of Parcel 1A described in Exhibit B to the Site Lease.

"Additional Insured Parties" shall have the meaning specified in Section 11.3 of the Facility Lease.

"Additional Interest" shall have the meaning specified in Section 3.4(b) of the Facility Lease.

"Additional Lessor Notes" shall have the meaning specified in Section 2.12 of the Lease Indenture.

"Additional Owner" shall have the meaning specified in Section 4.3(a) of the Site Lease.

"Additional Rental Amount" shall have the meaning specified in Section 3.4(b) of the Facility Lease.

"Advisor to the Lessee" shall mean Babcock & Brown LP acting as advisor to the Facility Lessee.

"Affiliate" of a particular Person shall mean any Person directly or indirectly controlling, controlled by or under common control with such particular Person. For purposes of this definition, "control" when used with respect to any particular Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing; provided, however, that under no circumstance shall the Trust Company be considered to be an Affiliate of any of the Owner Lessor, the Equity Investor, the Lessor Manager, or the Owner Participant, nor shall any of the Owner Lessor, Equity Investor, the Lessor Manager, or the Owner Participant be considered to be an Affiliate of the Trust Company.

"After-Tax Basis" shall mean, with respect to any payment to be actually or constructively received by any Person, the amount of such payment (the base payment) supplemented by a further payment (the additional payment) to that Person so that the sum of the base payment plus the additional payment shall, after deduction of the amount of all Federal, state and local income Taxes required to be paid by such Person in respect of the receipt or accrual of the base payment and the additional payment (taking into account any reduction in such income Taxes resulting from Tax benefits realized or to be realized by the recipient as a result of the payment or the event giving rise to the payment), be equal to the amount required to be received; provided, however, that the foregoing shall not require payment of the amount constructively received by any Person. Such calculations shall be made on the basis of the highest applicable Federal income tax statutory rate applicable to corporations for all relevant periods and the highest applicable statutory income tax rates applicable to corporations in the state and local taxing jurisdiction of the Facility for all relevant periods and shall take into account the deductibility of State and local income taxes for Federal income tax purposes.

"Alternative Rent" shall have the meaning specified in Section 3.4(b) of the Facility Lease.

"Alternative Rent Schedule" shall have the meaning specified in Section 3.4(b) of the Facility Lease.

"Alternative Termination Value Schedule" shall have the meaning specified in
Section 3.4(b) of the Facility Lease.

"Allocated Rent" shall have the meaning specified in Section 3.2(b) of the Facility Lease.

"Amendment" shall have the meaning specified in Section 5(a) of the Tax Indemnity Agreement.

"Applicable Law" shall mean all applicable laws, including all Environmental Laws, and treaties, judgments, decrees, injunctions, writs and orders of any court, arbitration board or

Governmental Entity and rules, regulations, orders, ordinances, licenses and permits of any Governmental Entity.

"Applicable Rate" shall mean the Prime Rate (as published in the Wall Street Journal from time to time) plus 1% per annum.

"Appraisal Procedure" shall mean (except with respect to the Closing Appraisal and any appraisal undertaken to determine Fair Market Sales Value or Fair Market Rental Value after a Lease Event of Default shall have occurred and be continuing in connection with the exercise or remedies), an appraisal conducted by an appraiser or appraisers in accordance with the procedures set forth in this definition of "Appraisal Procedures." The Owner Participant and Facility Lessee will consult with the intent of selecting a mutually acceptable Independent Appraiser. If a mutually acceptable Independent Appraiser is selected, the Fair Market Rental Value or Fair Market Sales Value or remaining useful life or other determination to be made by such appraiser shall be determined by such Independent Appraiser. If the Owner Participant and the Facility Lessee are unable to agree upon a single Independent Appraiser within a 15-day period, one shall be appointed by the Owner Participant, and one shall be appointed by the Facility Lessee (or its designee), which Independent Appraisers shall attempt to agree upon the value, period, amount or other determination that is the subject of the appraisal. If either the Owner Participant or the Facility Lessee does not appoint its appraiser, the determination of the other appraiser shall be conclusive and binding on the Owner Participant and the Facility Lessee. If the appraisers appointed by the Owner Participant and the Facility Lessee are unable to agree upon the value, period, amount or other determination in question, such appraisers shall jointly appoint a third Independent Appraiser or, if such appraisers do not appoint a third Independent Appraiser, the Owner Participant and the Facility Lessee shall jointly appoint the third Independent Appraiser. In such case, the average of the determinations of the three appraisers shall be conclusive and binding on the Owner Participant and the Facility Lessee, unless the determination of one appraiser is disparate from the middle determination by more than twice the amount by which the third determination is disparate from the middle determination, in which case the determination of the most disparate appraiser shall be excluded, and the average of the remaining two determinations shall be conclusive and binding on the Owner Participant and the Facility Lessee. Any Fair Market Sales Value determination of spare parts or a Severable Modification shall take into consideration any Liens or encumbrances to which the spare parts or Severable Modification being appraised is subject and which are being assumed by the transferee and the actual condition of such spare parts or Severable Modifications.

"Appraiser" shall mean Deloitte & Touche LLP Valuation Group.

"APSA Assets" shall mean the assets, including the Project, acquired from the APSA Seller and certain other sellers pursuant to the Asset Purchase and Sale Agreement.

"Asset Purchase and Sale Agreements" shall mean a collective reference to (i) with respect to the Roseton Facility, that certain Asset Purchase and Sale Agreement, dated as of August 7, 2000, by and among Dynegy Power Corp., the APSA Seller and the other sellers referred to therein, and (ii) with respect to the Danskammer Facility, that certain Asset Purchase and Sale Agreement, dated as of August 7, 2000, by and between Dynegy Power Corp. and the APSA Seller.

"APSA Seller" shall mean Central Hudson Gas & Electric Corporation, a New York corporation, one of the sellers under the Asset Purchase and Sale Agreements.

"Assigned Documents" shall have the meaning specified in clause (2) of the Granting Clause of the Lease Indenture.

"Assignment and Assumption Agreement" shall mean an assignment and assumption agreement in form and substance substantially in the form of Exhibit G to the Participation Agreement.

"Assignment and Reassignment of Collective Bargaining Agreement" shall mean the Assignment and Reassignment of Collective Bargaining Agreement, dated as of the Closing Date, by and among DNE, the Owner Lessor, the Facility Lessee and the Other Facility Lessee, pursuant to which DNE assigns to the Owner Lessor all of DNE's rights and obligations under the Collective Bargaining Agreement, and the Owner Lessor simultaneously therewith reassigns to DNE and assigns to the Facility Lessee and the Other Facility Lessee all of the Owner Lessor's rights and obligations under the Collective Bargaining Agreement.

"Assignment and Reassignment of Facility Agreements" shall mean the Assignment and Reassignment of Facility Agreements, dated as of the Closing Date, between the Company and the Owner Lessor, substantially in the form of Exhibit F to the Participation Agreement duly completed, executed and delivered pursuant to which the Company assigns to the Owner Lessor and the Owner Lessor reassigns to the Company, certain rights under the Facility Agreements.

"Assumed Deductions" shall have the meaning specified in Section 1 of the Tax Indemnity Agreement.

"Assumed Tax Rate" shall have the meaning specified in Section 1(f) of the Tax Indemnity Agreement.

"Authorized Agent" shall have the meaning specified in the relevant Pass Through Trust Agreement.

"Bankruptcy Code" shall mean the United States Bankruptcy Code of 1978, 11 U.S.C. (S)101 et seq.

"Basic Lease Term" shall have the meaning specified in Section 3.1 of the Facility Lease.

"Basic Site Lease Term" shall have the meaning specified in Section 2.2 of the Site Lease.

"Basic Site Sublease Term" shall have the meaning specified in Section 2.2 of the Site Sublease.

"Bill of Sale" shall mean the Bill of Sale, dated as of the Closing Date, from the Company to the Owner Lessor, substantially in the form of Exhibit A to the Participation Agreement duly completed, executed and delivered on the Closing Date pursuant to which, together with the Deed, the Owner Lessor will acquire the Facility from the Company.

"Burdensome Termination Event" shall mean the occurrence of any event that gives a Facility Lessee the right to terminate the Facility Lease pursuant to Section
13.1 thereof.

"Business Day" shall mean any day other than a Saturday, a Sunday, or a day on which commercial banking institutions are authorized or required by law, regulation or executive order to be closed in New York, New York, the city and the state in which the Corporate Trust Office of the Lease Indenture Trustee or the Lessor Manager is located or the city and state in which the Corporate Trust Office of any Pass Through Trustee is located.

"Central Hudson" shall mean Central Hudson Gas & Electric Corporation.

"Certificate Purchase Agreement" shall mean the Certificate Purchase Agreement, dated the Effective Date, between the Company, the Other Company, the Lessee Guarantor, and the Initial Purchasers.

"Certificateholders" shall mean each of the holders of Certificates, and each of such holder's successors and permitted assigns.

"Certificates" shall mean one or more, as the context may require, of (i) the 7.27% Pass Through Certificates issued on the Closing Date and any certificates issued in replacement therefor pursuant to Section 3.3, 3.4 or 3.5 of Pass Through Trust Agreement ST and (ii) the 7.67% Pass Through Certificates issued on the Closing Date and any certificates issued in replacement therefor pursuant to Section 3.3, 3.4 or 3.5 of Pass Through Trust Agreement LT.

"Certificates Register" shall mean the "Register" specified in Section 3.4 of the relevant Pass Through Trust Agreement.

"CH Retained Power and Control Lines Easement" shall mean the easement and rights-of-way granted to the Ground Lessor by Central Hudson for the use, operation and maintenance of, and access to, the Retained Power and Control Lines on and from certain parcels of real property adjoining the Facility Site, as more fully described in Section 2.3 of the Easement Agreement (Roseton and Danskammer Stations) dated January 30, 2001 among the Company, the Other Company and Central Hudson.

"Claim" shall mean any liability (including in respect of negligence (whether passive or active or other torts), strict or absolute liability in tort or otherwise, warranty, latent or other defects (regardless of whether or not discoverable), statutory liability, property damage, bodily injury or death), obligation, loss, settlement, damage, penalty, claim, action, suit, proceeding (whether civil or criminal), judgment, penalty, fine and other legal or administrative sanction, judicial or administrative proceeding, cost, expense or disbursement, including reasonable legal, investigation and expert fees, expenses and reasonable related charges, of whatsoever kind and nature.

"Closing" shall have the meaning specified in Section 2.2(a) of the Participation Agreement.

"Closing Appraisal" shall mean the appraisal, dated the Closing Date, prepared by the Appraiser and addressed to the Owner Participant with respect to the Owner Lessor's Interest, which Closing Appraisal shall:

     (a) confirm the Purchase Price, which shall be equal to the fair market value of the Facility on the Closing Date;

     (b) determine the economic useful life of the Facility, and confirm that the Facility is reasonably estimated on the Closing Date to have (i) a remaining economic useful life equal to at least 133.33% of the Basic Lease Term, and (ii) a fair market value at the end of the Basic Lease Term equal to at least 20% of its Purchase Price, without regard to inflation or deflation during the Basic Lease Term;

     (c) confirm that it is reasonable to expect that upon expiration or termination of the Facility Lease, it will be commercially feasible for a party other than the Facility Lessee to operate the Facility;

     (d) allocate the percentage of the Purchase Price eligible for each category of Depreciation Deduction;

     (e)  confirm that the Facility is an integrated facility; and

     (f) address any other matters that the Owner Participant shall reasonably request.

"Closing Date" shall have the meaning specified in Section 2.2(a) of the Participation Agreement.

"Code" shall mean the Internal Revenue Code of 1986.

"Collective Bargaining Agreement" shall mean the Fossil Production Plant Agreement effective as of July 1, 1998 with Local Union 320 of the International Brotherhood of Electrical Workers A.F. of L.- C.I.O.

"Company" shall mean Dynegy Roseton, L.L.C., a Delaware limited liability company.

"Competitor" shall have the meaning specified in Section 7.1(b) of the Participation Agreement.

"Component" shall mean any appliance, part, instrument, appurtenance, accessory, furnishing, equipment or other property of whatever nature that may from time to time be incorporated in the Facility, except to the extent constituting Modifications.

"Corporate Trust Office" shall have the meaning specified in the relevant Pass Through Trust Agreement.

"Cross Easement Agreement" shall mean the Cross Easement Agreement, dated as of the Closing Date, by and between the Company and the Other Company, substantially in the form of Exhibit O to the Participation Agreement duly completed, executed and delivered on the Closing Date pursuant to which such parties have granted certain rights relating to the use, operation and maintenance of the Facility, the Facility Site, the Retained Assets, the Retained Sites, the Other Facility, the Other Facility Site, the Other Retained Assets and the Other Retained Sites, as the case may be.

"Cross Easement Rights" shall mean the easements and rights granted to the Company as set forth in the Cross Easement Agreement.

"Danskammer Facility" shall have the meaning specified in the Cross Easement Agreement.

"Debt Portion of Periodic Lease Rent" shall mean in respect of any Rent Payment Date, the portion of Periodic Lease Rent payable on such Rent Payment Date equal to the scheduled principal and interest due and payable on the Lessor Notes on such Rent Payment Date.

"Debt Portion of Termination Value" in respect of any determination of Termination Value or amount determined by reference to Termination Value payable pursuant to the Operative Documents shall mean an amount equal to the outstanding principal of, and accrued interest on, the Lessor Notes on such date of determination (other than any amounts past due and any overdue interest thereon).

"Deduction Loss" shall have the meaning specified in Section 5(a) of the Tax Indemnity Agreement.

"Deed" shall mean the Bargain and Sale Deed, dated the Closing Date, substantially in the form of Exhibit B to the Participation Agreement, by the Company in favor of the Owner Lessor duly completed, executed and delivered on the Closing Date pursuant to which, together with the Bill of Sale, the Owner Lessor will acquire the Facility from the Company.

"Depreciation Deductions" shall have the meaning specified in Section 1(a) of the Tax Indemnity Agreement.

"DHI" shall mean Dynegy Holdings Inc., a Delaware corporation.

"Discount Rate" shall mean 8.20%.

"DNE" shall mean Dynegy Northeast Generation, Inc., a Delaware corporation.

"Dock Facilities" shall mean a collective reference to each of the structures constituting the "dock," "catwalks" and "moorings" located on Parcel 5 of the Retained Sites and Parcels 4 and 6 of the Facility Site to be used for the loading and/or unloading by ship, barge or similar craft of coal and/or fuel oil; for the avoidance of doubt, the Dock Facilities shall not include any equipment located on or near the Dock Facilities used in connection with such loading and/or unloading, such as the coal hopper and conveyor system, any crane and/or other related equipment.

"Dock Facility Site" shall mean that portion of the Retained Sites designated as Parcel 5.

"Dollars" or the sign "$" shall mean United States dollars or other lawful currency of the United States.

"DTC" shall mean The Depository Trust Company, a New York corporation.

"Dynegy" shall mean Dynegy Inc., an Illinois corporation.

"Effective Date" shall mean May 1, 2001, the date the Participation Agreement shall have been executed and delivered by the parties thereto.

"Effective Rate" shall have the meaning specified in Section 5(a) of the Tax Indemnity Agreement.

"Enforcement Notice" shall have the meaning specified in Section 5.1 of the Lease Indenture.

"Engineering Consultant" shall mean S&W Consultants, Inc.

"Engineering Report" shall mean the report of the Engineering Consultant, dated as of May 8, 2001, addressed to the Owner Participant.

"Environmental Condition" shall mean any action, omission, event, condition or circumstance, including the presence of any Hazardous Substance, that does or reasonably could (a) require assessment, investigation, abatement, correction, removal or remediation, (b) give rise to any obligation or liability of any nature (whether civil or criminal, arising under a theory of negligence or strict liability, or otherwise) under any Environmental Law, (c) create or constitute a public or private nuisance or trespass, or (d) constitute a violation of or non-compliance with any Environmental Law.

"Environmental Consultant" shall mean URS Greiner Woodward Clyde.

"Environmental Laws" shall mean any federal, state or local laws, ordinances, rules, orders, statutes, decrees, judgments, injunctions, directives, permits, licenses, approvals, codes and regulations relating to the environment, safety or health of human beings or other living organisms, natural resources or Hazardous Substances, as each may from time to time be amended, supplemented or supplanted.

"Environmental Report" shall mean a report prepared by the Environmental Consultant, dated as of May 8, 2001, which report shall summarize and update certain aspects of the Phase I environmental review (the "Phase I Report") and
                                                          --------------
the Environmental Risk Liabilities Evaluation Report (the "ERLE Report") (which
                                                           -----------
summarizes certain aspects of the Phase II environmental review (the "Phase II
                                                                      --------
Report") conducted by IT Corporation), each conducted by the Environmental
------
Consultant as part of the sale of the APSA Assets to the Company under the applicable Asset Purchase and Sale Agreement; each of the Phase I Report, the Phase II Report and the ERLE Report shall be attached to the Environmental Report.

"Equity Investment" shall mean $80,600,000.

"Equity Investor" shall mean Resources Capital Management Corporation, a New Jersey corporation.

"Equity Investor Parent" shall mean PSEG Resources Inc., a New Jersey corporation.

"Equity Portion of Periodic Lease Rent" shall mean for any Rent Payment Date the difference between (a) Periodic Lease Rent scheduled to be paid under the Facility Lease on such Rent Payment Date and (b) the Debt Portion of Periodic Lease Rent as of such Rent Payment Date.

"Equity Portion of Termination Value" in respect of any determination of Termination Value or amount determined by reference to Termination Value payable pursuant to the Operative Documents shall mean an amount equal to the excess, if any, of (a) the Termination Value on the date of determination, over (b) the Debt Portion of Termination Value on the date of termination.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974.

"Event of Default" shall mean an Event of Default under either Pass Through Trust Agreement.

"Event of Loss" shall mean, with respect to any Unit, or in the case of clause
(d), the Facility, any of the following events:

     (a) loss of such Unit or use thereof due to destruction or damage to such Unit that is beyond economic repair or that renders such Unit permanently unfit for normal use;

     (b) damage to such Unit that results in an insurance settlement with respect to such Unit on the basis of a total loss, or an agreed constructive or a compromised total loss;

     (c) seizure, condemnation, confiscation or taking of, or requisition of title to or use of, such Unit or, if it prevents the Company from operating or maintaining such Unit, of the Facility Site by any Governmental Entity (a "Requisition") following exhaustion of all permitted appeals or an election by
 -----------
the Company not to pursue such appeals (provided that no such contest may be conducted without the consent of the Owner Participant while a Lease Event of Default shall have occurred and be continuing nor shall any such contest extend beyond the earlier of (i) the date which is one year after the loss of such title, or (ii) the date which is 36 months prior to the end of the Basic Lease Term or any Renewal Lease Term then in effect or elected by the Company), but, in any case involving Requisition of use but not of title, only if such Requisition of use continues beyond the Basic Lease Term or any Renewal Lease Term then in effect or elected by the Company; and

     (d) if elected by the Owner Participant within twelve (12) months of the date upon which the Owner Participant shall obtain Actual Knowledge of the event or circumstance which would upon election of the Owner Participant result in the right to terminate the Facility Lease under this clause (d), and only in such case as termination of the Facility Lease and transfer of the Facility to the Company shall remove the basis of the regulation described below, subjection of the Owner Participant's interest in the Facility, or any part thereof, to any rate of return regulation by any Governmental Entity, or subjection of the Owner Participant (or any Affiliate thereof) or the Owner Lessor to any other public utility regulation of any Governmental Entity or law that in the reasonable opinion of the Owner Participant is materially burdensome, in either case by reason of the participation of the Owner Lessor or the Owner Participant in the transaction contemplated by the Operative Documents, and not, in any event, as a result of (i) investments, loans or other business activities of the Owner Participant or its Affiliates in respect of equipment or facilities similar in nature to the Facility or any part thereof or in any other electrical, steam, cogeneration or other energy or utility related equipment or facilities or the general business or other activities of the Owner Participant or Affiliates or the nature of any of the properties or assets from time to time owned, leased, operated, managed or otherwise used or made available for use by the Owner Participant or its Affiliates or (ii) a failure of the Owner

Participant to perform routine, administrative or ministerial actions the performance of which would not subject the Owner Participant or any Affiliate to any material adverse consequence (in the reasonable opinion of the Owner Participant or any Affiliate acting in good faith), provided that the Company, the Owner Lessor and the Owner Participant agree to cooperate and to take reasonable measures to alleviate the source or consequence of any regulation constituting an Event of Loss under this clause (d) (a "Regulatory Event of
                                                        -------------------
Loss"), at the cost and expense of the party requesting such cooperation and so
----
long as there shall be no adverse consequences to the Owner Lessor or Owner Participant (or any of its Affiliates) as a result of such cooperation or the taking of reasonable measures.

"EWG" shall mean a Person determined by an order of FERC to be an "exempt wholesale generator" as defined in Section 32(a)(1) of the Holding Company Act.

"Excepted Payments" shall mean and include (a)(i) any indemnity (whether or not constituting Supplemental Lease Rent and whether or not a Lease Event of Default exists) payable to either the Trust Company, the Lessor Manager, the Equity Investor, the Owner Lessor, or the Owner Participant or to their respective Indemnitees and successors and permitted assigns (other than the Lease Indenture Trustee) pursuant to Section 2.3, 9.1, 9.2, 11.1 or 11.2 of the Participation Agreement, Section 7.1 or 7.2 of the LLC Agreement, and any payments under the Tax Indemnity Agreement or (ii) any amount payable by the Company to the Owner Lessor, the Equity Investor or the Owner Participant to reimburse any such Person for its costs and expenses in exercising its rights or complying with its obligations under the Operative Documents, (b)(i) insurance proceeds, if any, payable to the Owner Lessor or the Owner Participant under insurance separately maintained by the Owner Lessor or the Owner Participant with respect to the Facility as permitted by Section 11.5 of the Facility Lease or (ii) proceeds of personal injury or property damage or other liability insurance maintained under any Operative Document for the benefit of the Trust Company, the Lessor Manager, the Owner Lessor or the Owner Participant, (c) any amount payable to the Owner Participant as the purchase price of the Owner Participant's right and interest in the Member Interest, (d) any amounts payable to the Owner Participant upon exercise by the Company of the Special Lessee Transfer pursuant to Section 13.1 of the Participation Agreement, (e) all other fees expressly payable to the Owner Participant, the Equity Investor or the Owner Lessor under the Operative Documents, (f) if the Facility Lessee exercises its right to assume the Lessor Notes, any Termination Value (or amount calculated by reference thereto) or purchase price payable by the Facility Lessee in connection therewith, (g) any payments made under the Lessee Guaranty in respect of any of the foregoing and
(h) any payments in respect of interest, or any payments made on an After-Tax Basis, to the extent attributable to payments referred to in clause (a) through
(g) above that constitute Excepted Payments.

"Excepted Rights" shall mean the rights of the Owner Lessor and Owner Participant as set forth in Section 5.6 of the Lease Indenture.

"Excess Amount" shall have the meaning specified in Section 15.2 of the Participation Agreement.

"Exchange Act" shall mean the Securities Exchange Act of 1934.

"Excluded Property" shall mean Excepted Payments and Excepted Rights, collectively.

"Excluded Taxes" shall have the meaning specified in Section 9.2(b) of the Participation Agreement.

"Exempt Facilities" shall have the meaning specified in the Exempt Facilities Agreement.

"Exempt Facilities Agreement" shall mean the Exempt Facilities Agreement substantially in the form of Exhibit P to the Participation Agreement, by and between the Company and the Owner Lessor duly completed, executed and delivered on the Closing Date, pursuant to which the Owner Lessor and the Company each agrees to undertake certain obligations with respect to the Exempt Facilities.

"Expiration Date" shall mean February 8, 2035, the last day of the Basic Lease Term.

"Extended Marketing Period" shall have the meaning specified in Section 10.1(c) of the Facility Lease.

"Facility" shall mean a collective reference to each of the Units and each of the assets being transferred by the Company to the Owner Lessor pursuant to the Bill of Sale and Deed, as more fully described on Exhibit A to the Bill of Sale and on Exhibit B to the Deed.

"Facility Agreements" shall mean the Interconnection Agreement.

"Facility Lease" shall mean the Facility Lease Agreement, dated as of the Closing Date, between the Owner Lessor and the Company, substantially in the form of Exhibit C-1 to the Participation Agreement duly completed, executed and delivered on the Closing Date pursuant to which the Owner Lessor will lease the Facility to the Company.

"Facility Lease Term" shall mean the term of the Facility Lease, including the Basic Lease Term and all Renewal Lease Terms.

"Facility Lessee" shall mean the Company as lessee under the Facility Lease. To the extent there is a transfer pursuant to Section 13.2 of the Participation Agreement in circumstances where the Facility Lessee is to remain liable under the Operative Documents, the term Facility Lessee shall continue to include the transferring entity for purposes of Section 16 of the Facility Lease.

"Facility Lessee's Interest" shall mean the Facility Lessee's right, title and interest in and to the Facility under the Facility Lease and the Ground Interest under the Site Sublease.

"Facility Site" shall mean, collectively, Parcels 1A, except the portion thereof comprising the Additional Facility Site, 4, and 6, which parcels are described in Exhibit A to the Site Lease and Exhibit A to the Site Sublease, and all rights of way, easements, permits and other appurtenances to such parcels.

"Fair Market Rental Value" or "Fair Market Sales Value" shall mean with respect to any property or service as of any date, the cash rent or cash price obtainable in an arm's length lease, sale or supply, respectively, between an informed and willing lessee or purchaser under no compulsion to lease or purchase and an informed and willing lessor or seller or supplier under no compulsion to lease or sell or supply of the property or service in question, and shall, in the case of any Unit or an Owner Lessor's Interest, be determined (except pursuant to Section 17 of the Facility Lease or as otherwise provided below or in the Operative Documents) on the basis that (a) the conditions contained in Sections 7 and 8 of the Facility Lease shall have been complied with in all respects, (b) the lessee or buyer shall have rights in, or an assignment of, the Operative Documents to which the Owner Lessor is a party and the obligations relating thereto, (c) the Unit or the Owner Lessor's Interest, as the case may be, is free and clear of all Liens (other than Owner Lessor's Liens, Owner Participant's Liens and Indenture Trustee's Liens), (d) taking into account the remaining terms of the Site Lease and the Site Sublease, and (e) in the case of the Fair Market Rental Value, taking into account the terms of the Facility Lease and the other Operative Documents. If the Fair Market Sales Value or Fair Market Rental Value of the Owner Lessor's Interest is to be determined during the continuance of a Lease Event of Default or in connection with the exercise of remedies by the Owner Lessor pursuant to Section 17 of the Facility Lease, such value shall be determined by an appraiser appointed solely by the Owner Lessor on an "as-is", "where-is" and "with all faults" basis and shall take into account all Liens (other than Owner Lessor's Liens, Owner Participant's Liens and Indenture Trustee's Liens); provided, however, in any such case where the Owner Lessor shall be unable to obtain constructive possession sufficient to realize the economic benefit of the Owner Lessor's Interest, Fair Market Sales Value or Fair Market Retail Value of the Owner Lessor's Interest shall be deemed equal to $0. If in any case other than in the preceding sentence the parties are unable to agree upon a Fair Market Sales Value or Fair Market Rental Value of the Owner Lessor's Interest within 30 days after a request therefor has been made, the Fair Market Sales Value or Fair Market Rental Value of the Owner Lessor's Interest shall be determined by appraisal pursuant to the Appraisal Procedures. Any fair market value determination of a spare part or Severable Modification for purposes of Section 5.2(d) of the Facility Lease shall take into consideration any liens or encumbrances to which the spare part or Severable Modification being appraised is subject and which are being assumed by the transferee, and that such spare part or Severable Modification is being transferred on an "as-is", "where-is" basis.

"Federal Power Act" shall mean the Federal Power Act.

"FERC" shall mean the Federal Energy Regulatory Commission of the United States.

"FERC EWG (Lessee) Order" shall mean the order issued by the FERC on February 6, 2001, in Docket No. EG01-80-000 granting the Company EWG status.

"FERC EWG (Owner Lessor) Application" shall mean the application of Owner Lessor to FERC for Determination of EWG Status, Docket No. EG01-170-000 filed on March 30, 2001

"FERC Orders" shall mean, collectively, the FERC EWG (Lessee) Order, the FERC
Section 203 Order, the FERC Waiver Order and the FERC Section 205 Order.

"FERC Section 203 Order" shall mean the FERC Order issued on March 13, 2001, under Section 203 of the FPA in Docket No. EC01-55-000 granting approval under
Section 203 of the

Federal Power Act for the sale and lease of the Facilities' transmission facilities to the Owner Lessor by Facility Lessee.

"FERC Section 205 Order" shall mean the order issued by the FERC on December 7, 2000, in Docket No. ER01-141-000, granting approval for the issuance of securities or assumption of liabilities under Section 204 of the Federal Power Act and granting to the Company Market-Based Rate Authority.

"FERC Waiver Order" shall mean FERC Order issued on March 19, 2001, in Docket No. EL01-28-000 disclaiming jurisdiction under Section 201(b) of the Federal Power Act over the Owner Lessor, the Lessor Manager and the Owner Participant.

"Final Determination" shall have the meaning specified in Section 9 of the Tax Indemnity Agreement.

"First Wintergreen Renewal Lease Term" shall have the meaning specified in
Section 15.1 of the Facility Lease.

"FMV Renewal Lease Term" shall have the meaning specified in Section 15.3 of the Facility Lease.

"GAAP" shall mean generally accepted accounting principles used in the United States consistently applied.

"Governmental Entity" shall mean and include any national government, any political subdivision of a national government or of any state, county or local jurisdiction therein or any board, commission, department, division, organ, instrumentality, court or agency of any thereof.

"Ground Interest" shall have the meaning set forth in Section 2.1 of the Site Lease.

"Ground Lessee" shall mean the Owner Lessor as lessee of the Ground Interest under the Site Lease.

"Ground Lessor" shall mean the Company as lessor of the Ground Interest under the Site Lease.

"Ground Lessor's Release Rights" shall have the meaning specified in Section 4.2 of the Site Lease.

"Ground Rent Adjustment Date" shall have the meaning specified in Section 3.1(b) of the Site Lease.

"Ground Sublessee" shall mean the Company as sublessee of the Ground Interest under the Site Sublease.

"Ground Sublessor" shall mean the Owner Lessor as sublessor of the Ground Interest under the Site Sublease.

"Guarantor Transferee" shall have the meaning set forth in Section 13.3 of the Participation Agreement.

"Hazardous Substance" shall mean any pollutant, contaminant, hazardous substance, hazardous waste, toxic substance, chemical substance, extremely hazardous substance, petroleum or petroleum-derived substance, waste, or additive, asbestos, PCBs, radioactive material, corrosive, explosive, flammable or infectious material, lead, radon or other compound, element, material or substance in any form whatsoever (including products) defined, regulated, restricted or controlled by or under any Environmental Law.

"High-Voltage Electrical Equipment" shall mean a collective reference to (a) the disconnect switch and all the structures and equipment back to the high side of the generator step-up transformer from the disconnect switch for Unit 1 (C3081),
(b) the disconnect switch and all the structures and equipment back to the high side of the generator step-up transformer from the disconnect switch for Unit 2 (C3082), and (c) all cables, conduit and duct systems that run underground from the Roseton plant relay room to the Roseton 345kV switchyard control house.

"Holding Company Act" shall mean the Public Utility Holding Company Act of 1935.

"Illiquidity Event" shall have the meaning specified in the Registration Rights Agreement.

"Inclusion Loss" shall have the meaning specified in Section 5(a) of the Tax Indemnity Agreement.

"Indemnitee" shall have the meaning specified in Section 9.1(a) of the Participation Agreement.

"Indenture Default" shall mean any event that with the giving of notice or the passage of time would become a Lease Indenture Event of Default.

"Indenture Estate" shall have the meaning specified in the Granting Clause of the Lease Indenture.

"Indenture Trustee's Liens" shall mean any Lien on the Lessor Estate or any part thereof arising as a result of (a) Claims against or any act or omission of the Lease Indenture Trustee, or Affiliate thereof that is not related to, or that is in violation of, any Operative Document or the transactions contemplated thereby or that is in breach of any covenant or agreement of the Lease Indenture Trustee specified therein, (b) Taxes imposed upon the Lease Indenture Trustee, or any Affiliate thereof that are not indemnified against by the Company pursuant to any Operative Document, or (c) Claims against or affecting the Lease Indenture Trustee, or any Affiliate thereof arising out of the voluntary or involuntary transfer by the Lease Indenture Trustee of any portion of the interest of the Lease Indenture Trustee in the Lessor Estate, other than pursuant to the Operative Documents.

"Independent Appraiser" shall mean a disinterested, licensed professional appraiser of industrial property who (a) meets the personal property qualifications criteria established by the Appraisal Foundation; (b) is a Member of the Appraisal Institute or holds the senior accreditation of the American Society of Appraisers; (c) is in the regular employ, or is a principal of, a nationally recognized appraisal firm; and (d) has substantial experience in the business of evaluating facilities similar to the Facility.

"Initial Purchasers" shall mean Banc of America Securities LLC, Lehman Brothers Inc., J.P. Morgan Securities Inc., Salomon Smith Barney Inc. and TD Securities
(USA) Inc.

"Insurance Consultant" shall mean Marsh USA, Nashville, Tennessee Office.

"Interconnection Agreement" shall mean the Interconnection Agreement for Roseton Generating Station, dated as of February 4, 2001, between the Company and Central Hudson pursuant to which Central Hudson will provide certain interconnection services to the Company and the parties will govern their access to each other's property, assets and facilities.

"Interest Deductions" shall have the meaning specified in Section 1(c) of the Tax Indemnity Agreement.

"IRS" shall mean the Internal Revenue Service of the United States Department of Treasury.

"Lease Bankruptcy or Payment Default" shall mean any event or occurrence, which, with the passage of time or the giving of notice or both, would become a Lease Event of Default under Section 16(a), (b), (i) or (j) of the Facility Lease.

"Lease Debt" shall mean the debt evidenced by the Certificates, and other debt issued pursuant to Section 11 of the Participation Agreement.

"Lease Debt Rate" shall mean a rate per annum equal to 7.64%.

"Lease Event of Default" shall have the meaning specified in Section 16 of the Facility Lease.

"Lease Indenture" shall mean the Indenture of Trust, Mortgage, Assignment of Leases and Rents and Security Agreement, dated as of the Closing Date, between the Owner Lessor and the Lease Indenture Trustee, substantially in the form of Exhibit E to the Participation Agreement duly completed, executed and delivered on the Closing Date pursuant to which the Owner Lessor will issue the Lessor Notes.

"Lease Indenture Bankruptcy Default" shall mean any event or occurrence, which, with the passage of time or the giving of notice or both, would become a Lease Indenture Event of Default under Section 4.2(e) or (f) of the Lease Indenture.

"Lease Indenture Event of Default" shall have the meaning specified in Section
4.2 of the Lease Indenture.

"Lease Indenture Payment Default" shall mean any event or occurrence, which, with the passage of time or the giving of notice or both, would become a Lease Indenture Event of Default under Section 4.2(b) of the Lease Indenture.

"Lease Indenture Trustee" shall mean The Chase Manhattan Bank, not in its individual capacity, but solely as Lease Indenture Trustee under the Lease Indenture, and each other Person who may from time to time be acting as Lease Indenture Trustee in accordance with the provisions of the Lease Indenture.

"Lease Indenture Trustee Office" shall mean the office to be used for notices to the Lease Indenture Trustee from time to time pursuant to Section 9.8 of the Lease Indenture.

"Lease Indenture Trustee's Account" shall mean the account (No. 507-947533) (Corporate Trust Incoming Wire Account - Trust Account No. 160265.5) with The Chase Manhattan Bank, ABA# 021000021 for the account of the Owner Lessor,
Attention: Annette M. Marsula, Institutional Trust Service, or such other account as the Lease Indenture Trustee may from time to time specify in a notice pursuant to Section 9.8 of the Lease Indenture.

"Lessee Action" shall have the meaning specified in Section 5(a) of the Tax Indemnity Agreement.

"Lessee Guarantor" shall mean DHI or any Person that shall guaranty the obligations of the Company or any Guarantor Transferee under the Operative Documents in accordance with Section 13 of the Participation Agreement or any entity issuing a guaranty pursuant to Section 13.2 of the Participation Agreement. To the extent there is a transfer pursuant to Section 13.2 or 13.4 of the Participation Agreement in circumstances where the Lessee Guarantor is to remain liable under the Operative Documents, the term Lessee Guarantor shall continue to include the transferring entity, for purposes of Section 16 of the Facility Lease.

"Lessee Guaranty" shall mean the Guaranty, dated as of the Effective Date, executed by DHI in favor of the Transaction Parties, or any other guaranty agreement entered into pursuant to Section 13 of the Participation Agreement.

"Lessee Person" shall have the meaning specified in Section 4(d) of the Tax Indemnity Agreement.

"Lessee Section 467 Interest" shall have the meaning set forth in Section 3.2(c) of the Facility Lease.

"Lessee Section 467 Loan Balance" shall have the meaning ascribed to that term in the definition of "Section 467 Loan Balance."

"Lessee Transferee" shall have the meaning specified in Section 13.2(a) of the Participation Agreement.

"Lessor Estate" shall mean all the estate, right, title and interest of the Owner Lessor in, to and under the Facility, the Ground Interest, the Operative Documents, and the Facility Agreements, including all funds advanced to the Owner Lessor by the Owner Participant, all installments and other payments of Periodic Lease Rent, Renewal Lease Rent, Supplemental Lease Rent, Termination Value under the Facility Lease, condemnation awards, purchase price, sale proceeds, insurance proceeds and all other proceeds, rights and interests of any kind for or with respect to the estate, right, title and interest of the Owner Lessor in, to and under the Facility, the Ground Interest, the Operative Documents, and the Facility Agreements, and any of the foregoing, but shall not include Excluded Property.

"Lessor Manager" shall mean Wilmington Trust Company, a Delaware banking corporation, not in its individual capacity, but solely as independent manager under the LLC Agreement and each other Person that may from time to time be acting as independent manager in accordance with the provisions of the LLC Agreement.

"Lessor Note ST" shall mean the lessor note issued by the Owner Lessor in favor of the Pass Through Trust ST on the Closing Date, as more fully described in
Section 2.2 of the Lease Indenture.

"Lessor Note LT" shall mean the lessor note issued by the Owner Lessor in favor of the Pass Through Trust LT on the Closing Date, as more fully described in
Section 2.2 of the Lease Indenture.

"Lessor Notes" shall mean a collective reference to the Lessor Note ST and the Lessor Note LT, as more fully described in Section 2.2 of the Lease Indenture.

"Lessor Possession Date" shall mean with respect to any Unit, the earlier to occur of (a) the expiration of the Facility Lease Term and (b) the date on which the Company shall lose possession of such Unit pursuant to Sections 10, 13, 14 or 17 of the Facility Lease (unless in the case of Sections 10 or 13, the Company shall have purchased such Unit).

"Lessor Section 467 Interest" shall have the meaning set forth in Section 3.2(c) of the Facility Lease.

"Lessor Section 467 Loan Balance" shall have the meaning ascribed to that term in the definition of "Section 467 Loan Balance."

"Lien" shall mean any mortgage, security deed, security title, pledge, lien, charge, encumbrance, lease, security interest or title retention arrangement.

"List of Competitors" shall mean the initial list attached to the Participation Agreement as Schedule 4, as amended from time to time pursuant to Section 7.1(b) of the Participation Agreement.

"LLC Agreement" shall mean the Amended and Restated Limited Liability Company Agreement, dated as of the Effective Date, between the Trust Company and the Owner Participant pursuant to which the Owner Lessor shall be governed.

"Loan" shall mean a loan evidenced by any Lessor Note.

"MACRS" shall mean the modified accelerated cost recovery system provided under
Section 168 of the Code.

"Majority in Interest of Noteholders" as of any date of determination, shall mean Noteholders holding in aggregate more than 50% of the total outstanding principal amount of the Notes; provided, however, that any Note held by the Company and/or any Affiliate of the Company shall not be considered outstanding for purposes of this definition unless the Company and/or such Affiliate shall hold title to all the Notes outstanding.

"Make Whole Premium" shall mean, with respect to any Notes subject to redemption pursuant to the Lease Indenture, an amount equal to the Discounted Present Value of such Notes less the unpaid principal amount of such Notes; provided that the Make Whole Premium shall not be less than zero. For purposes of this definition, the "Discounted Present Value" of any Notes subject to redemption pursuant to the Lease Indenture shall be equal to the discounted present value of all principal and interest payments scheduled to become due after the date of such redemption in respect of such Notes, calculated using a discount rate equal to the sum of (a) the yield to maturity on the U.S. Treasury security having an average life equal to the remaining average life of such Notes and trading in the secondary market at the price closest to par and (b) 50 basis points; provided, however, that if there is no U.S. Treasury security having an average life equal to the remaining average life of such Notes, such discount rate shall be calculated using a yield to maturity interpolated or extrapolated on a straight-line basis (rounding to the nearest calendar month, if necessary) from the yields to maturity for two U.S. Treasury securities having average lives most closely corresponding to the remaining life of such Notes and trading in the secondary market at the price closest to par.

"Material Adverse Effect" shall mean a materially adverse effect on (a) the business, assets, results of operations or financial condition of the Company, Lessee Guarantor and their subsidiaries, taken as a whole, (b) the ability of the Company or Lessee Guarantor to perform their respective obligations under the Operative Documents, or (c) the validity or enforceability of the Operative Documents, the Liens granted thereunder, or the material rights and remedies thereto.

"Material Adverse Tax Law Change" shall mean, in the written opinion of the Equity Investor's tax counsel, a proposed or actual amendment, modification, addition or change in or to the provisions of, or the interpretation of U.S. Federal income tax law as in effect on the date hereof, the effect of which would or could reasonably be expected to render inaccurate any of the Tax Assumptions or which could reasonably be expected to adversely affect the Owner Participant's Net Economic Return or which otherwise could reasonably be expected to materially adversely affect the Owner Participant, which amendment, modification, addition or change shall have been enacted, promulgated, issued or proposed prior to the Closing Date.

"Maximum Probable Loss" shall mean the largest loss that can occur under the worst conditions that are likely to occur.

"Member Interest" shall mean the membership interest of the Owner Participant in the Owner Lessor.

"Memorandum of Lease" shall mean the Memorandum of Lease, dated as of the Closing Date, between the Owner Lessor and the Company, substantially in the form of Exhibit C-2 to the Participation Agreement duly completed, executed and delivered on the Closing Date.

"Minimum Credit Standard" shall mean (i) in respect of DHI only, the then current credit rating of DHI, and (ii) in respect of any entity other than DHI, a credit rating from S&P and Moody's of at least BBB and Baa2, respectively.

"Modification" shall mean an addition, betterment, improvement or enlargement of the Facility, including any Required Modifications and Optional Modifications, but not Components.

"Moody's" shall mean Moody's Investors Service, Inc.

"Nonseverable Modifications" shall mean any Modification that is not readily removable without causing material damage to the Facility.

"Note Register" shall have the meaning specified in Section 2.8 of the Lease Indenture.

"Noteholder" shall mean any holder from time to time of an outstanding Note.

"Notes" shall mean any Lessor Notes or Additional Lessor Notes issued pursuant to the Lease Indenture.

"NYPSC Section 69 Order" shall mean the order issued by the New York State Public Service Commission on April 27, 2001, in Case 01-E-0587, granting approval to consummate the Transaction under Section 69 of the New York Public Service Law.

"Obsolescence Termination Date" shall have the meaning specified in Section 14.1 of the Facility Lease.

"Offering Circular" shall mean the Offering Circular, dated as of May 1, 2001, with respect to the Certificates.

"Officer's Certificate" shall mean with respect to any Person, a certificate signed (a) in the case of a corporation or limited liability company, by the Chairman of the Board, the President, or a Vice President of such Person or any Person authorized by or pursuant to the organizational documents, the bylaws or any resolution of the board of directors, board of managers, or executive committee of such Person (whether general or specific) to execute, deliver and take actions on behalf of such Person in respect of any of the Operative Documents, (b) in the case of a partnership, by the Chairman of the Board of Directors, the President or any Vice President of a corporate general partner, and (c) in the case of the Lease Indenture Trustee or the Pass Through Trustees, a certificate signed by a Responsible Officer of the Lease Indenture Trustee or the Pass Through Trustees.

"OP Guarantor" shall mean the Equity Investor or any Person that shall guaranty the obligations of an OP Transferee under the Operative Documents in accordance with Section 7.1(a) of the Participation Agreement.

"OP Guaranty" shall mean the OP Guaranty, dated as of the Effective Date, executed by the Equity Investor in favor of the Transaction Parties, or any other guaranty agreement entered into pursuant to Section 7.1 of the Participation Agreement.

"OP LLC Agreement" shall mean the Amended and Restated Limited Liability Company Agreement, dated as of the Effective Date, by PSEGR Newburgh Holdings LLC pursuant to which the Owner Participant shall be governed.

"OP Member" shall mean the sole member of the Owner Participant.

"OP Member Interest" shall mean the membership interest of the OP Member in the Owner Participant.

"OP Transferee" shall have the meaning specified in Section 7.1(a) of the Participation Agreement.

"Operative Documents" shall mean the Participation Agreement, the Bill of Sale, the Deed, the Facility Lease, the Memorandum of Lease, the Site Lease, the Site Sublease, the Assignment and Reassignment of Facility Agreements, the Lease Indenture, the Notes, the Pass Through Trust Agreements, the Certificates, the Assignment and Reassignment of the Collective Bargaining Agreement, the LLC Agreement, the Cross Easement Agreement, the Exempt Facilities Agreement, the Shared Facilities Agreement, the Tax Indemnity Agreement, the OP Guaranty and the Lessee Guaranty.

"Operator" shall mean DNE.

"Optional Modification" shall have the meaning specified in Section 8.2 of the Facility Lease.

"Original LLC Agreement" shall mean the Limited Liability Company Agreement, dated as of March 28, 2001, pursuant to which the Owner Lessor was created.

"Other Bill of Sale" shall mean the "Bill of Sale" as defined in the Other Participation Agreement.

"Other Company" shall mean Dynegy Danskammer, L.L.C.

"Other Deed" shall mean the "Deed" as defined in the Other Participation Agreement.

"Other Facility" shall mean the "Facility" as defined in the Other Participation Agreement.

"Other Facility Lease" shall mean the "Facility Lease" as defined in the Other Participation Agreement.

"Other Facility Lessee" shall mean the "Facility Lessee" as defined in the Other Participation Agreement.

"Other Facility Site" shall mean the "Facility Site" as defined in the Other Participation Agreement.

"Other Ground Interest" shall mean the "Ground Interest" as defined in Other Site Lease.

"Other Lease Indenture" shall mean the "Lease Indenture" as defined in the Other Participation Agreement.

"Other Lease Indenture Trustee" shall mean the "Lease Indenture Trustee" as defined in the Other Participation Agreement.

"Other Lessor Manager" shall mean the "Lessor Manager" as defined in the Other Participation Agreement.

"Other Operative Documents" shall mean the "Operative Documents" as defined in the Other Participation Agreement.

"Other Owner Lessor" shall mean Danskammer OL LLC.

"Other Owner Participant" shall mean Danskammer OP LLC.

"Other Participation Agreement" shall mean the Participation Agreement entered into by, the Other Company, the Other Lessor Manager, the Other Owner Lessor, the Other Owner Participant, the Other Lease Indenture Trustee and the Pass Through Trustees, dated as of the Effective Date, pursuant to which the Other Company has agreed to (a) sell to the Other Owner Lessor and (b) lease from the Other Owner Lessor the Other Facility pursuant to the Other Facility Lease.

"Other Project" shall mean the "Project" as defined in the Other Participation Agreement.

"Other Retained Assets" shall mean the "Retained Assets" as defined in the Other Participation Agreement.

"Other Retained Sites" shall mean the "Retained Sites" as defined in the Other Participation Agreement.

"Other Site Lease " shall mean the "Site Lease" as defined in the Other Participation Agreement.

"Other Site Sublease " shall mean the "Site Sublease" as defined in the Other Participation Agreement.

"Other Transaction" shall mean the "Transaction" as defined in the Other Participation Agreement.

"Overall Transaction" shall mean a collective reference to the Transaction and the Other Transaction.

"Overdue Rate" shall mean the Lease Debt Rate plus 2%.

"Owner Lessor" shall mean Roseton OL LLC, a Delaware limited liability company.

"Owner Lessor's Account" shall mean the account No. 55068-0 maintained by the Owner Lessor with Wilmington Trust Company, ABA#031100092, Attention: Corporate Trust Administration or such other account of the Owner Lessor, as the Owner Lessor may from time to time specify in a notice to the Lease Indenture Trustee pursuant to Section 9.8 of the Lease Indenture.

"Owner Lessor's Interest" shall mean the Owner Lessor's right, title and interest in and to the Facility under the Bill of Sale and the Deed and the Ground Interest under the Site Lease.

"Owner Lessor's Lien" shall mean any Lien on the Lessor Estate or any part thereof arising as a result of (a) Claims against or any act or omission of the Owner Lessor, the Trust Company or the Lessor Manager, or Affiliate thereof that is not related to, or that is in violation of, any Operative Document or the transactions contemplated thereby or that is in breach of any covenant or agreement of the Owner Lessor, the Trust Company or the Lessor Manager specified therein, (b) Taxes imposed upon the Owner Lessor, the Trust Company or the Lessor Manager, or any Affiliate thereof that are not indemnified against by the Company or the Owner Participant pursuant to any Operative Document, or (c) Claims against or affecting the Owner Lessor, the Trust Company or the Lessor Manager, or any Affiliate thereof arising out of the voluntary or involuntary transfer by the Owner Lessor, the Trust Company or the Lessor Manager of any portion of the interest of the Owner Lessor, the Trust Company or the Lessor Manager in the Owner Lessor's Interest, other than pursuant to the Operative Documents.

"Owner Participant" shall mean Roseton OP LLC, a Delaware limited liability company.

"Owner Participant's Account" shall mean the account No. 55068-1 maintained by the Owner Participant with Wilmington Trust Company, ABA#031100092, Attention:
Corporate Trust Administration or such other account of the Owner Participant, as the Owner Participant may from time to time specify in a notice to the Lease Indenture Trustee pursuant to Section 9.8 of the Lease Indenture.

"Owner Participant's Commitment" shall mean the Owner Participant's investment in the Owner Lessor contemplated by Section 2.1(a) of the Participation Agreement.

"Owner Participant's Lien" shall mean any Lien on the Lessor Estate or any part thereof arising as a result of (a) Claims against or any act or omission of the Owner Participant that is not related to, or that is in violation of, any Operative Document or the transactions contemplated thereby or that is in breach of any covenant or agreement of the Owner Participant set forth therein, (b) Taxes against the Owner Participant that are not indemnified against by the Company pursuant to the Operative Documents or (c) Claims against or affecting the Owner Participant arising out of the voluntary or involuntary transfer by the Owner Participant (except as contemplated or permitted by the Operative Documents) of any portion of the interest of the Owner Participant in the Member Interest.

"Owner Participant's Net Economic Return" shall mean the Owner Participant's anticipated (a) net after-tax yield, calculated according to the multiple investment sinking fund method of analysis, and (b) aggregate GAAP income and after-tax cash flow.

"Participation Agreement" shall mean the Participation Agreement, dated as of the Effective Date, among the Company, the Owner Lessor, Wilmington Trust Company, in its individual capacity and as Lessor Manager, the Owner Participant, and The Chase Manhattan Bank, as Lease Indenture Trustee and as Pass Through Trustees.

"Pass Through Trust Agreements" shall mean a collective reference to the Pass Through Trust Agreement ST and the Pass Through Trust Agreement LT.

"Pass Through Trust Agreement LT" shall mean the Pass Through Trust Agreement, dated as of the Effective Date, between the Company, the Other Company and the Pass Through Trustee LT.

"Pass Through Trust Agreement ST" shall mean the Pass Through Trust Agreement, dated as of the Effective Date, between the Company, the Other Company and the Pass Through Trustee ST.

"Pass Through Trustee LT" shall mean The Chase Manhattan Bank, not in its individual capacity, but solely as Pass Through Trustee LT under the Pass Through Trust Agreement LT, and each other Person that may from time to time be acting as a Pass Through Trustee in accordance with the provisions of the Pass Through Trust Agreement LT.

"Pass Through Trustee ST" shall mean The Chase Manhattan Bank, not in its individual capacity, but solely as Pass Through Trustee ST under the Pass Through Trust Agreement ST, and each other Person that may from time to time be acting as a Pass Through Trustee in accordance with the provisions of the Pass Through Trust Agreement ST.

"Pass Through Trust LT" shall mean the Roseton-Danskammer 2001-Series B Pass Through Trust created pursuant to the Pass Through Trust Agreement LT.

"Pass Through Trust ST" shall mean the Roseton-Danskammer 2001-Series A Pass Through Trust created pursuant to the Pass Through Trust Agreement ST.

"Pass Through Trustees" shall mean a collective reference to the Pass Through Trustee ST and the Pass Through Trustee LT.

"Pass Through Trusts" shall mean a collective reference to the Pass Through Trust ST and the Pass Through Trust LT.

"Periodic Lease Rent" shall have the meaning specified in Section 3.2(a) of the Facility Lease.

"Permitted Encumbrances" shall mean all matters shown as exceptions on Schedule B to each of the Title Policies as in effect on the Closing Date.

"Permitted Instruments" shall mean (a) Permitted Securities, (b) overnight loans to or other customary overnight investments in commercial banks of the type referred to in clause (d) below, (c) open market commercial paper of any corporation (other than the Company, DHI or any Affiliate) incorporated under the laws of the United States or any State thereof which is rated not less than "prime-1" or its equivalent by Moody's and "A-1" or its equivalent by S&P maturing within one year after such investment, (d) certificates of deposit and issued by commercial banks organized under the laws of the United States or any State thereof or a domestic branch of a foreign bank (i) having a combined capital and surplus in excess of $500,000,000 and (ii) which are rated "AA" or better by S&P and "Aa2" or better by Moody's; provided that no more than $20,000,000 may be invested in such deposits at any one such bank and (e) a money market fund registered under the Investment Company Act of 1940, the portfolio of which is limited to Permitted Securities.

"Permitted Liens" shall mean (a) the interests of the Company, the Owner Participant, the Owner Lessor, the Lessor Manager, the Lease Indenture Trustee, and the Pass Through Trustees under any of the Operative Documents, (b) all Owner Lessor's Liens, Owner Participant's Liens and Indenture Trustee's Liens,
(c) the reversionary interests of the Company in the Facility Site, (d) Liens permitted pursuant to Section 4.2 or 4.3 of the Site Lease, (e) Liens for (i) taxes not yet due and payable or (ii) taxes being contested in good faith, if adequate reserves for such taxes have been established and are being maintained in accordance with GAAP, (f) suppliers', vendors', workmen's, repairmen's, employee's, mechanics', materialmen's or other like Liens arising in the ordinary course of business for amounts the payment of which is either not yet delinquent or is being contested in good faith and the Lessee shall maintain reserves for the discharge of such Lien in accordance with GAAP and so long as such proceedings do not involve a material risk of the sale, forfeiture or loss of the Facility or the Ground Interest (or any material part of either thereof) or are bonded for the amount required under Applicable Law to release any such Lien, (g) pre-judgment Liens for claims against the Lessee which are contested in good faith and liens arising out of judgments or awards against the Lessee with respect to which an appeal or proceeding for review is being prosecuted in good faith and to which a stay of execution has been obtained pending such appeal or review and so long as such proceedings do not involve a material risk of the sale, forfeiture or loss of the Facility or the Ground Interest (or any material part of either thereof) or are bonded for the amount required under Applicable Law to release any such Lien, and (h) Permitted Encumbrances.

"Permitted Securities" shall mean securities (and security entitlements with respect thereto) that are (a) direct obligations of the United States of America or obligations guaranteed as to principal and interest by the full faith and credit of the United States of America, and (b) securities issued by agencies of the U.S. Federal government whether or not backed by the full faith and credit of the United States rated "AAA" and "Aaa", or better by S&P and Moody's, respectively, which, in either case under clauses (a) or (b) are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government obligation or a specific payment of interest on or principal of any such U.S. Government obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction in the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government obligation or the specific payment of interest on or principal of the U.S. Government obligation evidenced by such depository receipt.

"Person" shall mean any individual, corporation, cooperative, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

"Plan" shall mean any "employee benefit plan" (as defined in Section 3(3) of ERISA) that is subject to ERISA, any "plan" (as defined in Section 4975(e)(1) of the Code) that is subject to Section 4975 of the Code, any trust created under any such plan or any "governmental plan" (as defined in Section 3(32) of ERISA or Section 414(d) of the Code) that is organized in a jurisdiction having prohibitions on transactions with government plans similar to those contained in
Section 406 of ERISA or Section 4975 of the Code.

"Predetermined Ground Rent Expiration Date" shall have the meaning specified in
Section 3.1(a) of the Site Lease.

"Pricing Assumptions" shall mean the "Pricing Assumptions" attached as Schedule 2 to the Participation Agreement.

"Principal Property" shall mean any natural gas, natural gas liquids or crude oil pipeline, distribution system, gathering system, storage facility or processing plant, except any such property that in the opinion of the Board of Directors of DHI is not of material importance to the business conducted by DHI and its consolidated subsidiaries taken as a whole.

"Principal Subsidiary" shall mean any subsidiary of DHI that owns a Principal Property.

"Proceeds" shall mean the proceeds from the sale of the Certificates by the Pass Through Trusts to the Certificateholders on the Closing Date.

"Project" shall mean the two unit, electric generating project located in Newburgh, New York, consisting of the Facility, the Retained Assets, and all other equipment or facilities required for the generation of electricity at the Facility and the Facility Site.

"Proportional Rent" shall have the meaning set forth in Section 3.2(c) of the Facility Lease.

"Prudent Industry Practice" shall mean, at a particular time, either (a) any of the practices, methods and acts engaged in or approved by a significant portion of the competitive electric generating industry operating in the eastern United States at such time, or (b) with respect to any matter to which the practices referred to in clause (a) do not apply, any of the practices, methods and acts that, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good competitive electric generation business practices, reliability, safety and expedition. "Prudent Industry Practice" is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be a spectrum of possible practices, methods or acts having due regard for, among other things, manufacturers' warranties, the requirements of insurance policies and the requirements of governmental bodies of competent jurisdiction.

"Purchase Price" shall mean the purchase price of the Facility in the amount of $620,000,000.

"Qualifying Cash Bid" shall have the meaning specified in Section 13.2 of the Facility Lease.

"Railroad Tracks" shall have the meaning specified in Section 2.1 of the Site Lease.

"Rating Agencies" shall mean S&P and Moody's or, if at the time the rating of either such Rating Agency is required such Rating Agency no longer provides the relevant rating (other than as a result of the rated Person choosing not to have such rating), such other rating agency of national recognition selected by the Facility Lessee.

"Reasonable Basis" for a position shall exist if tax counsel may properly advise reporting such position on a tax return in accordance with Formal Opinion 85-352 issued by the Standing

Committee on Ethics and Professional Responsibility of the American Bar Association (or any successor to such opinion).

"Rebuilding Closing Date" shall have the meaning specified in Section 10.3(d) of the Facility Lease.

"Redemption Date" shall mean, when used with respect to any Note to be redeemed, the date fixed for such redemption by or pursuant to the Lease Indenture or the respective Note, which date shall be a Termination Date.

"Registration Rights Agreement" shall mean the Registration Rights Agreement, dated as of the Effective Date, among DHI, the Company, the Other Company and the Initial Purchasers.

"Regulatory Event of Loss" shall have the meaning specified in clause (d) of the definition of "Event of Loss."

"Related Party" shall mean, with respect to any Person or its successors and assigns, an Affiliate of such Person or its successors and assigns and any director, officer, servant, employee or agent of that Person or any such Affiliate or their respective successors and assigns; provided that the Lessor Manager and the Owner Lessor shall not be treated as Related Parties to each other and neither the Owner Lessor nor the Lessor Manager shall be treated as a Related Party to any Owner Participant except that the Owner Lessor will be treated as a Related Party to a Lessor Manager to the extent that the Lessor Manager acts at the written direction or with the written consent of such Owner Lessor and an Owner Lessor or Lessor Manager shall be treated as a Related Party to the Owner Participant to the extent that the Owner Lessor or Lessor Manager acts at the written direction or with the written consent of the Owner Participant.

"Released Property" shall have the meaning specified in Section 4.2 of the Site Lease.

"Released Unit Ground Interest Portion" shall have the meaning specified in
Section 2.8(b) of the Site Lease.

"Removable Modification" shall have the meaning specified in Section 8.3 of the Facility Lease.

"Renewal Lease Rent" shall mean the lease rent payable during any Wintergreen Renewal Lease Term or FMV Renewal Lease Term, in each case as determined in accordance with Section 15.4 of the Facility Lease.

"Renewal Lease Term" shall mean any Wintergreen Renewal Lease Term or any FMV Renewal Lease Term.

"Renewal Site Lease Term" shall have the meaning specified in Section 2.3(d) of the Site Lease.

"Renewal Site Sublease Term" shall have the meaning specified in Section 2.3 of the Site Sublease.

"Rent" shall mean Periodic Lease Rent, Renewal Lease Rent and Supplemental Lease Rent.

"Rent Payment Date" shall mean each May 8 and November 8, commencing November 8, 2001, to and including February 8, 2035.

"Rent Payment Period" shall mean each period identified under the column heading "Rent Payment Period" on Schedule 2-A of the Facility Lease.

"Replacement Component" shall have the meaning specified in Section 7.2 of the Facility Lease.

"Required Modification" shall have the meaning specified in Section 8.1 of the Facility Lease.

"Requisition" shall have the meaning specified in clause (c) of the definition of "Event of Loss."

"Responsible Officer" shall mean, with respect to any Person, (a) its Chairman of the Board, its President, any Senior Vice President, the Chief Financial Officer, any Vice President, the Treasurer or any other management employee (i) that has the power to take the action in question and has been authorized, directly or indirectly, by the Board of Directors (or equivalent body) of such Person, (ii) working under the direct supervision of such Chairman of the Board, President, Senior Vice President, Chief Financial Officer, Vice President or Treasurer, and (iii) whose responsibilities include the administration of the transactions and agreements contemplated by the Operative Documents, and (b) with respect to the Lessor Manager, the Lease Indenture Trustee and the Pass Through Trustees, an officer in their respective corporate trust administration departments.

"Retained Assets" shall mean a collective reference to each of the assets being retained by the Company, as more fully described on Exhibit C to the Deed.

"Retained Oil Pipeline" shall mean the oil pipeline between the fuel oil pump house located on the Facility Site and the Dock Facilities.

"Retained Power and Control Lines" shall mean (i) the two overhead 345 kV power lines extending from the Facility to Central Hudson's switchyard, (ii) the four 345 kV electric transmission structures used to support such power lines, and
(iii) all cables, conduit and duct systems containing control signal and power service cables from Central Hudson's switchyard to the Facility; for the avoidance of doubt, the Retained Power and Control Lines shall not include the High-Voltage Electrical Equipment.

"Retained Power and Control Lines Site" shall mean the parcels of real property described on Exhibit C to the Site Lease.

"Retained Sites" shall mean, collectively, (i) Parcel 1C, (ii) Parcel 2, (iii) Parcel 2A, (iv) Parcel 5, (v) the Additional Facility Site, which parcels are described as the Retained Sites in Exhibits B and D to the Site Lease and Exhibits B and D to the Site Sublease, and (vi) from and after the date that any parcel or parcels shall have been released from the Facility Site pursuant to

Section 4.2 of the Site Lease and Section 4.2 of the Site Sublease, such released parcels, and, in each case, all rights of way, easements, permits and other appurtenances to such land.

"Returned Unit" shall have the meaning specified in Section 4.3(a)(i) of the Site Lease.

"Revenue Bonds" shall have the meaning specified in the Exempt Facilities Agreement.

"Revenues" shall have the meaning specified in the Granting Clause of the Lease Indenture.

"Roseton Facility" shall have the meaning specified in the Cross Easement Agreement.

"S&P" shall mean Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc.

"Scheduled Closing Date" shall mean May 8, 2001, or any date set for the Closing in a notice of postponement pursuant to Section 2.3(a) of the Participation Agreement.

"Scheduled Lease Expiration Date" shall mean February 8, 2035.

"Scheduled Payment Date" shall mean a Rent Payment Date.

"SEC" means the Securities and Exchange Commission, as from time to time constituted, created under the Securities Exchange Act of 1934, or, if at any time after the execution of this instrument such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

"Second Wintergreen Renewal Lease Term" shall have the meaning specified in
Section 15.2 of the Facility Lease.

"Section 467 Interest" shall mean and include the Lessor Section 467 Interest and the Lessee Section 467 Interest.

"Section 467 Loan" shall mean any loan arising under and pursuant to Section 467 of the Code in connection with the Facility Lease.

"Section 467 Loan Balance" shall mean an amount equal to the product of the Purchase Price multiplied by the percentage set forth under the caption "Section 467 Loan Balance Percentage" on Schedule 1-A of the Facility Lease. If the percentage set forth under such caption is positive, the Section 467 Loan Balance shall constitute a loan made by the Facility Lessee to the Owner Lessor ("Lessor Section 467 Loan Balance") and, if such percentage is in parentheses,
  -------------------------------
shall constitute a loan made by the Owner Lessor to the Facility Lessee ("Lessee
                                                                          ------
Section 467 Loan Balance").
------------------------

"Secured Indebtedness" shall have the meaning specified in Section 1(b) of the Lease Indenture.

"Securities Act" shall mean the Securities Act of 1933.

"Security" shall have the same meaning as in Section 2(1) of the Securities Act.

"Severable Modification" shall mean any Modification that can be removed without causing material damage to the Facility that cannot be readily repaired.

"Shared Facilities" shall have the meaning specified in the Shared Facilities Agreement.

"Shared Facilities Agreement" shall mean the Shared Facilities Agreement, dated as of the Closing Date, between the Company and the Owner Lessor.

"Significant Indenture Default" shall mean a failure by the Owner Lessor to make any payment of principal or interest on the Lessor Notes after the same shall have become due and payable.

"Significant Lease Default" shall mean any of: (a) if the Company shall fail to make any payment of Periodic Lease Rent, Renewal Lease Rent, or Termination Value after the same shall have become due and payable, (b) if the Company shall fail to make any payment under the Operative Documents (other than Excepted Payments, unless the Owner Participant shall have declared a default with respect thereto) in excess of $250,000, except to the extent such amounts are in dispute in good faith and have not been established to be due and payable, and
(c) any event or circumstance that is, or with the passage of time or the giving of notice would become, a "Lease Event of Default" under clauses (g), (i) or (j) of Section 16 of the Facility Lease.

"Site Lease" shall mean the Site Lease Agreement, dated as of the Closing Date, between the Company and the Owner Lessor, substantially in the form of Exhibit D-1 to the Participation Agreement duly completed, executed and delivered on the Closing Date pursuant to which the Company will lease the Ground Interest to the Owner Lessor.

"Site Lease Term" shall have the meaning specified in Section 2.3(d) of the Site Lease.

"Site Sublease" shall mean the Site Sublease Agreement, dated as of the Closing Date, between the Company and the Owner Lessor, substantially in the form of Exhibit D-2 to the Participation Agreement duly completed, executed and delivered on the Closing Date pursuant to which the Company will sublease the Ground Interest from the Owner Lessor.

"Site Sublease Term" shall have the meaning specified in Section 2.3 of the Site Sublease.

"Special Lessee Transfer" shall have the meaning specified in Section 13.1(a) of the Participation Agreement.

"Special Lessee Transfer Amount" shall mean for any date, the amount determined as follows:

     (a) the Equity Portion of Termination Value under the Facility Lease on the applicable Termination Date; plus

     (b) in the case of a termination pursuant to Section 13.1 of the Facility Lease, the amount, if any, by which the Qualifying Cash Bid exceeds Termination Value on the applicable Termination Date; plus

     (c) any unpaid amount in respect of the Equity Portion of Periodic Lease Rent or Renewal Lease Rent due before the date of such determination.

"Special Lessee Transfer Event" shall have the meaning specified in Section 13.1(a) of the Participation Agreement.

"Subdivision" shall have the meaning specified in Section 4.6 of the Site Lease.

"Supplemental Financing" shall have the meaning specified in Section 11.1 of the Participation Agreement.

"Supplemental Lease Rent" shall mean any and all amounts, liabilities and obligations (other than Periodic Lease Rent and Renewal Lease Rent) that the Company assumes or agrees to pay under the Operative Documents (whether or not identified as "Supplemental Lease Rent") to the Owner Lessor or any other Person, including Termination Value.

"Survey" shall mean the survey prepared by Hayward and Pahan Associates, Job No. 11866-01, dated as of April 4, 2001, and certified as of May 4, 2001.

"Tax" or "Taxes" shall mean all fees, taxes (including income, receipts, capital, excise and sales taxes, use taxes, stamp taxes, value-added taxes, ad valorem taxes and property taxes (personal and real, tangible and intangible), levies, assessments, withholdings and other charges and impositions of any nature, plus all related interest, penalties, fines and additions to tax, now or hereafter imposed by any federal, state, local or foreign government or other taxing authority.

"Tax Advance" shall have the meaning specified in Section 9.2(g)(iii)(5) of the Participation Agreement.

"Tax Assumptions" shall mean the items described in Section 1 of the Tax Indemnity Agreement.

"Tax Benefit" shall have the meaning specified in Section 9.2(e) of the Participation Agreement.

"Tax Claim" shall have the meaning specified in Section 9.2(g)(i) of the Participation Agreement.

"Tax Event" shall mean any event or transaction treated, for Federal income tax purposes, as a taxable sale or exchange of the Lessor Notes.

"Tax Indemnitee" shall have the meaning specified in Section 9.2(a) of the Participation Agreement.

"Tax Indemnity Agreement" shall mean the Tax Indemnity Agreement, dated as of the Closing Date, between the Company, the Equity Investor, PSEGR Newburgh Holdings LLC, the Owner Participant and the Owner Lessor.

"Tax Law Change" shall have the meaning specified in Section 12.2(a)(iii) of the Participation Agreement.

"Tax Loss" shall have the meaning specified in Section 5(a) of the Tax Indemnity Agreement.

"Tax Representation" shall mean each of the items described in Section 4 of the Tax Indemnity Agreement.

"Termination Date" shall mean each of the monthly dates during the Facility Lease Term identified as a "Termination Date" on Schedule 3-A of the Facility Lease.

"Termination Value" for any Termination Date shall mean (x) with respect to the Facility, an amount equal to the product of the Purchase Price and the percentage set forth under the heading "Termination Value Percentage" on
Schedule 3-A of the Facility Lease for such Termination Date and (y) with respect to any Unit, an amount equal to the product of (i) the Unit Percentage for such Unit, multiplied by (ii) the Purchase Price multiplied by (iii) and the percentage set forth under the heading "Termination Value Percentage" on
Schedule 3-A of the Facility Lease for such Termination Date.

"Title Policies" shall mean each of the title policies issued on the Closing Date to the Owner Lessor and the Lease Indenture Trustee relating to the Transaction.

"Tranche" shall mean all Lessor Notes with the same maturity date.

"Transaction" shall mean, collectively, each of the transactions contemplated under the Participation Agreement and of the other Operative Documents.

"Transaction Cost Deductions" shall have the meaning set forth in Section 1(b) of the Tax Indemnity Agreement.

"Transaction Costs" shall mean the following costs to the extent substantiated or otherwise supported in reasonable detail:

     (a) the cost of reproducing and printing the Operative Documents and the Offering Circular and all costs and fees, including filing and recording fees and recording, transfer, mortgage, intangible and similar taxes in connection with the execution, delivery, filing and recording of the Deed, the Memorandum of Lease, the Site Lease, the Site Sublease, the Lease Indenture and any other Operative Document, and any other document required to be filed or recorded pursuant to the provisions hereof or of any other Operative Document and any Uniform Commercial Code filing fees in respect of the perfection of any security interests created by any of the Operative Documents or as otherwise reasonably required by the Owner Lessor or the Lease Indenture Trustee;

     (b) the reasonable fees and expenses of Dewey Ballantine LLP, counsel to the Owner Participant, for services rendered in connection with the negotiation, execution and delivery of the Participation Agreement and the other Operative Documents;

     (c) the reasonable fees and expenses of Orrick, Herrington & Sutcliffe LLP, counsel to the Company and DHI, for services rendered in connection with the negotiation, execution and delivery of the Participation Agreement and the other Operative Documents;

     (d) the reasonable fees and expenses of Brunenkant & Haskell, LLP special regulatory counsel to the Company, for services rendered in connection with the negotiation, execution and delivery of the Participation Agreement and the other Operative Documents;

     (e) the reasonable fees and expenses of Morris, James, Hitchens & Williams LLP, counsel for the Owner Lessor, the Lessor Manager, and the Trust Company for services rendered in connection with the negotiation, execution and delivery of the Participation Agreement and the other Operative Documents;

     (f) the reasonable fees and expenses of Simpson Thacher & Bartlett, counsel to the Initial Purchasers, for services rendered in connection with the negotiation, execution and delivery of the Participation Agreement and the other Operative Documents, and the Certificate Purchase Agreement;

     (g) the reasonable fees and expenses of Kelley Drye & Warren LLP, counsel for the Lease Indenture Trustee, and the Pass Through Trustees, for services rendered in connection with the negotiation, execution and delivery of the Participation Agreement and the other Operative Documents;

     (h) the fees and expenses of the Advisor to Lessee, for services rendered in connection with the transactions contemplated by the Participation Agreement;

     (i) the underwriting discounts and commissions payable to, and reasonable out-of-pocket expenses of, the Initial Purchasers;

     (j) the reasonable fees and expenses of the Accountants for services rendered in connection with the Transaction;

     (k) the reasonable out-of-pocket expenses of the Owner Participant and the Owner Lessor (excluding any fees or compensation to its advisors, but including reasonable out-of-pocket expenses of Cornerstone Financial Advisors Limited Partnership not to exceed $50,000);

     (l) the initial fees and expenses of the Lessor Manager, the Lease Indenture Trustee and the Pass Through Trustees in connection with the execution and delivery of the Participation Agreement and the other Operative Documents to which either one is or will be a party;

     (m) the fees and expenses of the Appraiser, for services rendered in connection with delivering the Closing Appraisal required by the Participation Agreement;

     (n) the fees and expenses of the Engineering Consultant, for services rendered in connection with delivering the Engineering Report required by the Participation Agreement;

     (o)  the fees and expenses of the Insurance Consultant;

     (p) the fees and expenses of the Environmental Consultant for services rendered in connection with delivering the Environmental Report required by the Participation Agreement;

     (q) the fees and expenses of the Rating Agencies in connection with the rating of DHI and the Lease Debt; and

     (r) the premiums and any other fees and expenses relating to the Title Policies.

Notwithstanding the foregoing, Transaction Costs shall not include internal costs and expenses such as salaries and overhead of whatsoever kind or nature nor costs incurred by the parties to the Participation Agreement pursuant to arrangements with third parties for services (other than those expressly referred to above), such as computer time procurement (other than out-of-pocket expenses of the Owner Participant), financial analysis and consulting, advisory services, and costs of a similar nature.

"Transaction Party(ies)" shall mean, individually or collectively as the context may require, all or any of the parties to the Operative Documents.

"Treasury Regulations" shall mean regulations, including temporary regulations, promulgated or proposed under the Code.

"Trust Company" shall mean the Wilmington Trust Company.

"Trust Indenture Act" means the Trust Indenture Act of 1939 as in force at the date as of which this instrument was executed except as provided in Section 905; provided, however, that in the event the Trust Indenture Act of 1939 is amended after such date, "Trust Indenture Act" means, to the extent required by any such amendment, the Trust Indenture Act of 1939 as so amended.

"Uniform Commercial Code" or "UCC" shall mean the Uniform Commercial Code as in effect in the State of New York.

"Unit" shall mean, as the context may require, either Unit 1 or Unit 2, as the case may be.

"Unit 1" shall mean Roseton Unit No. 1, a 600 MW (net), steam electric generating unit located on the Facility Site in Newburgh, New York, and consisting, in part, of the assets described in Exhibit A to the Bill of Sale and Exhibit B to the Deed.

"Unit 2" shall mean Roseton Unit No. 2, a 600 MW (net), steam electric generating unit located on the Facility Site in Newburgh, New York, and consisting, in part, of the assets described in Exhibit A to the Bill of Sale and Exhibit B to the Deed.

"Unit Percentage" shall mean (i) with respect to Unit 1, 50%, and (ii) with respect to Unit 2, 50%, as adjusted pursuant to Section 11.1 of the Participation Agreement.

"Unit Purchase Price" shall mean, with respect to any Unit, the product of the Purchase Price and the Unit Percentage for such Unit.

"Unit Principal Portion" shall mean, in connection with the prepayment of any Lessor Note in connection with a termination of the Facility Lease with respect to a Unit, an amount equal to the product of (x) the outstanding principal of such Lessor Note and (y) the Unit Percentage for such Unit.

"Units" shall mean, collectively, Unit 1 and Unit 2.

"Units 1 and 2" shall mean, collectively, Unit 1 and Unit 2.

"U.S. Government Obligations" shall mean securities that are (a) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under clauses (a) or (b) are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction in the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

"Verifier" shall have the meaning specified in Section 3.4(e) of the Facility Lease.

"Wilmington" shall have the meaning specified in Section 13.11 of the Site
Lease.

"Wintergreen Renewal Lease Terms" shall have the meaning specified in Section
15.2 of the Facility Lease.

                                     INDEX
                                     -----

Access................................................................  3
Actual Knowledge......................................................  3
Additional Certificates...............................................  3
Additional Equity Investment..........................................  3
Additional Facility...................................................  3
Additional Facility Sites.............................................  3
Additional Insured Parties............................................  3
Additional Interest...................................................  3
Additional Lessor Notes...............................................  3
Additional Owner......................................................  3
Additional Rental Amount..............................................  4
Advisor to the Facility Lessee........................................  4
Affiliate.............................................................  4
After-Tax Basis.......................................................  4
Allocated Rent........................................................  4
Alternate Rent Schedule...............................................  4
Alternative Rent......................................................  4
Alternative Termination Value Schedule................................  4
Applicable Law........................................................  4
Applicable Rate.......................................................  5
Appraisal Procedure...................................................  5
Appraiser.............................................................  5
APSA Assets...........................................................  5
APSA Seller...........................................................  6
Asset Purchase and Sale Agreements....................................  5
Assigned Documents....................................................  6
Assignment and Assumption Agreement...................................  6
Assignment and Reassignment of Collective Bargaining Agreement........  6
Assignment and Reassignment of Facility Agreements....................  6
Assumed Deductions....................................................  6
Assumed Tax Rate......................................................  6
Authorized Agent......................................................  6
Bankruptcy Code.......................................................  6
Basic Lease Term......................................................  6
Basic Site Lease Term.................................................  6
Basic Site Sublease Term..............................................  6
Bill(s) of Sale.......................................................  6
Burdensome Termination Event..........................................  7
Business Day..........................................................  7
Central Hudson........................................................  7
Certificate Purchase Agreement........................................  7
Certificateholders....................................................  7
Certificates..........................................................  7
Certificates Register.................................................  7
CH Retained Power and Control Lines Easement..........................  7
Claim.................................................................  7
Closing...............................................................  7
Closing Appraisal.....................................................  7
Closing Date..........................................................  8
Code..................................................................  8
Collective Bargaining Agreement.......................................  8
Company...............................................................  8
Competitor............................................................  8
Component.............................................................  8
Corporate Trust Office................................................  8
Cross Easement Agreement..............................................  8
Cross Easement Rights.................................................  9
Danskammer Facility...................................................  9
Debt Portion of Rent..................................................  9
Debt Portion of Termination Value.....................................  9
Deduction Loss........................................................  9
Deed..................................................................  9
Depreciation Deduction................................................  9
DHI...................................................................  9
Discount Rate.........................................................  9
DNE...................................................................  9
Dock Facilities.......................................................  9
Dock Facility Site....................................................  9
Dollars\ or the sign "$"..............................................  9
DTC...................................................................  9
Dynegy................................................................  9
Effective Date........................................................ 10
Effective Rate........................................................ 10
Enforcement Notice.................................................... 10
Engineering Consultant................................................ 10
Engineering Report.................................................... 10
Environmental Condition............................................... 10
Environmental Consultant.............................................. 10
Environmental Laws.................................................... 10
Environmental Report.................................................. 10
Equity Investment..................................................... 10
Equity Investor....................................................... 10
Equity Investor Parent................................................ 10
Equity Portion of Periodic Lease Rent................................. 10
Equity Portion of Termination Value................................... 11
ERISA................................................................. 11
Event of Default...................................................... 11
Event of Loss......................................................... 11
EWG................................................................... 12
Excepted Payments..................................................... 12

                                     INDEX
                                     -----
                                  (Continued)

Excepted Rights.......................................................   12
Excess Amount.........................................................   12
Exchange Act..........................................................   12
Excluded Property.....................................................   13
Excluded Taxes........................................................   13
Exempt Facilities.....................................................   13
Exempt Facilities Agreement...........................................   13
Expiration Date.......................................................   13
Extended Marketing Period.............................................   13
Facility..............................................................   13
Facility Agreements...................................................   13
Facility Lease........................................................   13
Facility Lease Term...................................................   13
Facility Lessee.......................................................   13
Facility Lessee's Interest............................................   13
Facility Site.........................................................   13
Fair Market Rental Value..............................................   13
Fair Market Sales Value...............................................   13
Federal Power Act.....................................................   14
FERC..................................................................   14
FERC EWG (Lessee) Order...............................................   14
FERC EWG (Owner Lessor) Application...................................   14
FERC Orders...........................................................   14
FERC Section 203 Order................................................   14
FERC Section 205 Order................................................   15
FERC Waiver Order.....................................................   15
Final Determination...................................................   15
First Wintergreen Renewal Lease Term..................................   15
FMV Renewal Lease Term................................................   15
GAAP..................................................................   15
Governmental Entity...................................................   15
Ground Interest.......................................................   15
Ground Lessee.........................................................   15
Ground Lessor.........................................................   15
Ground Lessor's Release Rights........................................   15
Ground Rent Adjustment Date...........................................   15
Ground Sublessee......................................................   15
Ground Sublessor......................................................   15
Guarantor Transferee..................................................   16
Hazardous Substance...................................................   16
High-Voltage Electrical Equipment.....................................   16
Holding Company Act...................................................   16
Illiquidity Event.....................................................   16
Inclusion Loss........................................................   16
Indemnitee............................................................   16
Indenture Default.....................................................   16
Indenture Estate......................................................   16
Indenture Trustee's Liens.............................................   16
Independent Appraiser.................................................   16
Initial Purchasers....................................................   17
Insurance Consultant..................................................   17
Interconnection Agreement.............................................   17
Interest Deductions................................................... 4,17
IRS...................................................................   17
Lease Bankruptcy or Payment Default...................................   17
Lease Debt............................................................   17
Lease Debt Rate.......................................................   17
Lease Event of Default................................................   17
Lease Indenture.......................................................   17
Lease Indenture Bankruptcy Default....................................   17
Lease Indenture Event of Default......................................   17
Lease Indenture Payment Default.......................................   17
Lease Indenture Trustee...............................................   17
Lease Indenture Trustee Office........................................   18
Lease Indenture Trustee's Account.....................................   18
Lessee Action.........................................................   18
Lessee Guarantor......................................................   18
Lessee Guaranty.......................................................   18
Lessee Person.........................................................   18
Lessee Section 467 Interest...........................................   18
Lessee Section 467 Loan Balance.......................................   18
Lessee Transferee.....................................................   18
Lessor Estate.........................................................   18
Lessor Manager........................................................   19
Lessor Note LT........................................................   19
Lessor Note ST........................................................   19
Lessor Notes..........................................................   19
Lessor Possession Date................................................   19
Lessor Section 467 Interest...........................................   19
Lessor Section 467 Loan Balance.......................................   19
Lien..................................................................   19
List of Competitors...................................................   19
LLC Agreement.........................................................   19
Loans.................................................................   19
MACRS.................................................................   19
Majority in Interest of Noteholders...................................   19
Make Whole Premium....................................................   20
Material Adverse Effect...............................................   20
Material Adverse Tax Law Change.......................................   20
Maximum Probable Loss.................................................   20
Member Interest.......................................................   20
Memorandum of Lease...................................................   20
Minimum Credit Standard...............................................   20
Modification..........................................................   21
Moody's...............................................................   21
Nonseverable Modifications............................................   21
Note Register.........................................................   21
Noteholder............................................................   21
Notes.................................................................   21
NYPSC Section 69 Order................................................   21
Obsolescence Termination Date.........................................   21
Offering Circular.....................................................   21

                                     INDEX
                                     -----
                                  (Continued)

Officer's Certificate..................................................... 21
OP Guarantor.............................................................. 21
OP Guaranty............................................................... 21
OP LLC Agreement.......................................................... 21
OP Member................................................................. 22
OP Member Interest........................................................ 22
OP Transferee............................................................. 22
Operative Documents....................................................... 22
Operator.................................................................. 22
Optional Modification..................................................... 22
Original LLC Agreement.................................................... 22
Other Bill of Sale........................................................ 22
Other Company............................................................. 22
Other Deeds............................................................... 22
Other Facility............................................................ 22
Other Facility Lease...................................................... 22
Other Facility Lessee..................................................... 22
Other Facility Site....................................................... 22
Other Ground Interest..................................................... 22
Other Lease Indenture..................................................... 22
Other Lease Indenture Trustee............................................. 22
Other Lease Transaction................................................... 23
Other Lessor Manager...................................................... 23
Other Operative Documents................................................. 23
Other Owner Lessor........................................................ 23
Other Owner Participant................................................... 23
Other Participation Agreement............................................. 23
Other Project............................................................. 23
Other Retained Assets..................................................... 23
Other Retained Sites...................................................... 23
Other Site Lease.......................................................... 23
Other Site Sublease....................................................... 23
Overall Transaction....................................................... 23
Overdue Rate.............................................................. 23
Owner Lessor.............................................................. 23
Owner Lessor's Account.................................................... 23
Owner Lessor's Interest................................................... 24
Owner Lessor's Lien....................................................... 24
Owner Participant......................................................... 24
Owner Participant's Account............................................... 24
Owner Participant's Commitment............................................ 24
Owner Participant's Lien.................................................. 24
Owner Participant's Net Economic Return................................... 24
Participation Agreement................................................... 24
Pass Through Trust Agreement.............................................. 24
Pass Through Trust Agreement LT........................................... 25
Pass Through Trust Agreement ST........................................... 25
Pass Through Trust LT..................................................... 25
Pass Through Trust ST..................................................... 25
Pass Through Trustee LT................................................... 25
Pass Through Trustee ST................................................... 25
Pass Through Trustees..................................................... 25
Pass Through Trusts....................................................... 25
Periodic Lease Rent....................................................... 25
Permitted Encumbrances.................................................... 25
Permitted Instruments..................................................... 25
Permitted Liens........................................................... 26
Permitted Securities...................................................... 26
Person.................................................................... 26
Plan...................................................................... 26
Predetermined Ground Rent Expiration Date................................. 27
Pricing Assumptions....................................................... 27
Principal Property........................................................ 27
Principal Subsidiary...................................................... 27
Proceeds.................................................................. 27
Project................................................................... 27
Proportional Rent......................................................... 27
Prudent Industry Practice................................................. 27
Purchase Price............................................................ 27
Qualifying Cash Bid....................................................... 27
Railroad Tracks........................................................... 27
Rating Agencies........................................................... 27
Reasonable Basis.......................................................... 27
Rebuilding Closing Date................................................... 28
Redemption Date........................................................... 28
Registration Rights Agreement............................................. 28
Regulatory Event of Loss.................................................. 28
Related Party............................................................. 28
Released Property......................................................... 28
Released Unit Ground Interest Portion..................................... 28
Removal Modification...................................................... 28
Renewal Lease Rent........................................................ 28
Renewal Lease Term........................................................ 28
Renewal Site Lease Term................................................... 28
Renewal Site Sublease Term................................................ 28
Rent...................................................................... 29
Rent Payment Date......................................................... 29
Rent Payment Period....................................................... 29
Replacement Component..................................................... 29
Required Modification..................................................... 29
Requisition............................................................... 29
Responsible Officer....................................................... 29
Retained Assets........................................................... 29
Retained Oil Pipeline..................................................... 29
Retained Power and Control Lines.......................................... 29
Retained Power and Control Lines Site..................................... 29
Retained Sites............................................................ 29
Returned Unit............................................................. 30
Revenue Bonds............................................................. 30
Revenues.................................................................. 30
Roseton Facility.......................................................... 30
S&P....................................................................... 30

                                     INDEX
                                     -----
                                  (Continued)


Scheduled Closing Date.................................................... 30
Scheduled Lease Expiration Date........................................... 30
Scheduled Payment Date.................................................... 30
SEC....................................................................... 30
Second Wintergreen Renewal Lease Term..................................... 30
Section 467 Interest...................................................... 30
Section 467 Loan Balance.................................................. 30
Secured Indebtedness...................................................... 30
Securities Act............................................................ 30
Security.................................................................. 30
Severable Modification.................................................... 31
Shared Facilities......................................................... 31
Shared Facilities Agreement............................................... 31
Significant Indenture Default............................................. 31
Significant Lease Default................................................. 31
Site Lease................................................................ 31
Site Lease Term........................................................... 31
Site Sublease............................................................. 31
Site Sublease Term........................................................ 31
Special Lessee Transfer................................................... 31
Special Lessee Transfer Amount............................................ 31
Special Lessee Transfer Event............................................. 32
Subdivision............................................................... 32
Supplemental Financing.................................................... 32
Supplemental Lease Rent................................................... 32
Survey.................................................................... 32
Tax....................................................................... 32
Tax Advance............................................................... 32
Tax Assumptions........................................................... 32
Tax Benefit............................................................... 32
Tax Claim................................................................. 32
Tax Event................................................................. 32
Tax Indemnitee............................................................ 32
Tax Indemnity Agreement................................................... 32
Tax Law Change............................................................ 33
Tax Loss.................................................................. 33
Tax Representation........................................................ 33
Taxes..................................................................... 32
Termination Date.......................................................... 33
Termination Value......................................................... 33
Title Policies............................................................ 33
Tranche................................................................... 33
Transaction............................................................... 33
Transaction Cost Deductions............................................... 33
Transaction Costs......................................................... 33
Transaction Party(ies).................................................... 35
Treasury Regulations...................................................... 35
Trust Company............................................................. 35
Trust Indenture Act....................................................... 35
U.S. Government Obligations............................................... 36
UCC....................................................................... 35
Uniform Commercial Code................................................... 35
Unit...................................................................... 35
Unit 1.................................................................... 35
Unit 2.................................................................... 35
Unit Principal Portion.................................................... 36
Unit Purchase Price....................................................... 35
Units..................................................................... 36
Units 1 and 2............................................................. 36
Verifier.................................................................. 36
Wilmington................................................................ 36
Wintergreen Renewal Lease Term............................................ 36

                                                                      SCHEDULE 1
                                                                              to
                                                                   Participation
                                                                       Agreement
                                                                       ---------

                            Recordings and Filings
                            ----------------------

1.   Land Recordings
     ---------------

     (A) Cross Easement Agreement, dated as of the Closing Date, between the Facility Lessee and the Other Facility Lessee to be filed with the Orange County Clerks Office, Orange County, New York

     (B) Deed, dated the Closing Date, between the Company and the Owner Lessor to be filed with the Orange County Clerks Office, Orange County, New York

     (C) Site Lease, dated as of the Closing Date, between the Company and the Owner Lessor to be filed with the Orange County Clerks Office, Orange County, New York

     (D) Site Sublease, dated as of the Closing Date, between the Company and the Owner Lessor to be filed with the Orange County Clerks Office, Orange County, New York

     (E) Memorandum of Facility Lease, dated as of the Closing Date, between the Owner Lessor and the Company to be filed with the Orange County Clerks Office, Orange County, New York

     (F) Indenture of Trust, Mortgage and Security Agreement, dated the Closing Date, between the Owner Lessor and the Lease Indenture Trustee filed with the Orange County Clerks Office, Orange County, New York

2.   UCC Filings
     -----------

     (A)   New York Primary Filings.

           (i)      Primary UCC Filings Against the Owner Lessor

                    . UCC-1 naming the Owner Lessor, as debtor, and the Lease Indenture Trustee, as secured party, filed with the Secretary of State of New York

                    . UCC-1 naming the Owner Lessor, as debtor, and the Lease Indenture Trustee, as secured party, filed with the Orange County Clerks Office, Orange County, New York

           (ii)     Primary Fixture Filing Against the Owner Lessor

                    . UCC-1 Fixture Filing naming the Owner Lessor, as debtor, and the Lease Indenture Trustee, as secured party, filed with the Orange County Clerks Office, Orange County, New York

     (B)   New York Precautionary Filings:

           (i)      Precautionary UCC Filings Against the Company

                    . UCC-1 naming the Company as debtor, the Owner Lessor, as secured party, and the Lease Indenture Trustee, as assignee, filed with the Secretary of the State of New York

                    . UCC-1 naming the Company, as debtor, the Owner Lessor, as secured party, and the Lease Indenture Trustee, as assignee, filed with the Orange County Clerks Office, Orange County, New York

           (ii)     Precautionary Fixture Filings Against the Company

                    . UCC-1 Fixture Filing naming the Company, as debtor, the Owner Lessor, as secured party, and the Lease Indenture Trustee, as assignee, filed with the Orange County Clerks Office, Orange County, New York

     (C)   Delaware Primary Filing:

           (i)      Primary UCC Filing Against the Owner Lessor

                    . UCC-1 naming the Owner Lessor, as debtor, and the Lease Indenture Trustee, as secured party, filed with the Secretary of the State of Delaware

     (D)   Delaware Precautionary Filing:

           (i)      Precautionary UCC Filing Against the Company

                    . UCC-1 naming the Company, as debtor, the Owner Lessor, as secured party, and the Lease Indenture Trustee, as assignee, filed with the Secretary of the State of Delaware

                                                                      SCHEDULE 2
                                                                              to
                                                                   Participation
                                                                       Agreement

                              Pricing Assumptions
                                    Roseton

1.  Equity Funding:                                                   The Owner Participant will advance (a)
                                                                      its Equity Investment and (b) amounts
                                                                      necessary to pay all Transaction Expenses.

2.  Equity Investment (not including Transaction Expenses):           $80,600,000.00

3.  Cost Recovery Deductions:

          Federal Life -                                              20 years
          Basis -                                                     100.00% of Purchase Price
          Federal Depreciation Method -                               150 percent, declining balance
                                                                      switching to straight line - half year convention
          Federal In-Service Date -                                   Closing Date

4.  Federal Tax Rate:                                                 35 percent

5.  Closing Date:                                                     May 8, 2001

6.  Transaction Expenses:                                             2.00% of Purchase Price

7.  Rent Payment Dates:                                               May 8 and November 8 of each year until the Expiration
                                                                      Date

8.  Commencement date of Basic Lease Term:                            May 8, 2001

9.  Expiration Date:                                                  February 8, 2035

10. Purchase Price:                                                   $620,000,000.00

11. GAAP Treatment:                                                   The Facility Lease will meet the qualifications
                                                                      for operating lease treatment by the Facility Lessee.

12. Lease Debt:

          Lessor Note ST                                               $64,325.000.00
          Lessor Note LT                                              $475,075,000.00

13. Lease Debt Rate:
          Lessor Note ST                                                   7.27%       Compouned semi-annually
          Lessor Note LT                                                   7.67%       Compouned semi-annually

14. Pre-Tax Rent Discount Rate:                                           8.050%

15. Assumed ll0% AFR Rate:                                                 5.900%

16. Fair Market Value Curve:                                          Per the Closing Appraisal.

17. Basic Lease Term                                                  33.75 Years

18. Discount Rate                                                        8.20%

                                                                      SCHEDULE 3
                                                                              to
                                                                   Participation
                                                                       Agreement
                                                                       ---------

                                  Values for

            Periodic Lease Rent, Allocated Rent, Proportional Rent,
                Section 467 Loan Balance, Section 467 Interest
               Termination Values and Lessor Notes Amortization
               ------------------------------------------------

         Periodic Lease Rent and Section 467 Loan Balance Percentages
                     (Expressed as a % of Purchase Price)
                              Facility - Roseton

                                                           Section 467
Rent                            Periodic Lease             Loan Balance
Payment Date                    Rent Percentage             Percentage

May 8 2001                       0.0000000000             (2.7460495918)
Nov 8 2001                       3.3157000000              0.4886419452
May 8 2002                       3.3157000000             (3.9968608840)
Nov 8 2002                       3.3157000000             (0.7990682800)
May 8 2003                       3.3157000000             (5.2641725706)
Nov 8 2003                       3.3157000000             (2.1037656615)
May 8 2O04                       3.3157000000             (6.7472645769)
Nov 8 2004                       3.3157000000             (3.6306088819)
May 8 2005                       3.3157000000             (7.9839030948)
Nov 8 2005                       3.3157000000             (4.9037282361)
May 8 2006                       3.3167000000            (10.0979061745)
Nov 8 2006                       3.3157000000             (7.0800944066)
May 8 2007                       3.3157000000            (10.4135224776)
Nov 8 2007                      10.9166677420              0.1959463513
May 8 2008                       3.0394048226             (7.8117561292)
Nov 8 2008                       5.8134370806             (2.2287658544)
May 8 2009                       2.9385687500              0.6440543029
Nov 8 2009                       2.9385687500             (4.1968036813)
May 8 2010                       2.9385687500             (1.3820406399)
Nov 8 2010                       2.9385687500             (6.2826684249)
May 8 2011                       4.1283412599             (2.3396658844)
Nov 8 2011                      12.6764719758              2.4693596117
May 8 2012                       8.3273171371             10.8695228573
Nov 8 2012                       7.1973782258             10.5891256713
May 8 2013                       2.3874730647             13.2889779431
Nov 8 2013                      20.5677956452             26.4503721015
May 8 2014                       1.6902576937             28.9209157720
Nov 8 2014                      21.3207780806             44.5370932671
May 8 2015                       0.9374348226             46.7883723411
Nov 8 2015                      22.1336496290             63.9217483156
May 8 2016                       0.1245632742             65.9320031651
Nov 8 2016                       4.3039574294             65.8004340492
May 8 2017                       0.0000000000             67.7415468536
Nov 8 2017                       0.0000000000             63.3593918472
May 8 2018                       0.0000000000             65.2284939067
Nov 8 2018                       0.0000000000             60.7722038383
May 8 2019                       0.0000000000             62.5649838515
Nov 8 2019                       0.0000000000             58.0301202365
May 8 2020                       0.0000000000             59.7420087835
Nov 8 2020                       0.0000000000             55.1238674040
May 8 2021                       0.0017378880             56.75l7593804
Nov 8 2021                       0.1424169335             52.1878225770
May 8 2022                       0.5603696469             54.2877329899
Nov 8 2022                       0.5622884117             50.0709788862
May 8 2023                       0.5826330701             52.1307058334
Nov 8 2023                       0.5846280672             47.8726590841
May 8 2024                       0.6057533997             49.8906559268
Nov 8 2024                       0.6078275633             45.5897272013
May 8 2025                       0.6297636178             47.5643877715
Nov 8 2025                       0.6319199948             43.2189265669
May 8 2026                       0.6546979754             45.1485828761
Nov 8 2026                       0.6569397304             40.7568751627
May 8 2027                       0.6805920424             42.6397250223
Nov 8 2027                       0.6829224613             38.2000607982
May 8 2028                       0.7074827572             40 0344453490
nov 8 2028                       0.7099052529             35.5448361010
May 8 2029                       0.7364489576             37.3298577235
Nov 8 2029                       0.0511564484             37.3298577235
May 8 2030                       0.0000000000             32.1017143362
Nov 8 2030                       0.0000000000             33.0487149091
May 8 2031                       0.0000000000             27.6431213603
Nov 8 2031                       0.0000000000             28.4585934404
May 8 2032                       0.0000000000             21.4996956108
                                 0.0000000000             21.1339366313

         Periodic Lease Rent and Section 467 Loan Balance Percentages
                     (Expressed as a % of Purchase Price)
                              Facility - Roseton

                                                           Section 467
Rent                            Periodic Lease             Loan Balance
Payment Date                    Rent Percentage             Percentage

Nov 8 2032                       0.0000000000             14.9684614258
May 8 2033                       0.0000000000             15.4306210379
Nov 8 2033                       0.0000000000              8.0673960224
May 8 2034                       0.0000000000              8.3259762640
Nov 8 2034                       0.0000000000              1.9212678828
Feb 8 2035                       0.0000000000              O.0000000000

                       Allocation, Proportional Rent and
                       Section 467 Interest Percentages
                     (Expressed as a % of Purchase Price)
                               Facility -Roseton

--Rent Payment Period--
                                       Proportional                            Section 467
 From and           To but                 Rent             Allocation           Interest
Including          Excluding            Percentage          Percentage          Percentage
May 8 2001         May 9 2001          2.7460495918        2.1449781166        0.0000000000
May 9 2001         Nov 8 2001          0.0000000000        0.0000000000       (0.0810084630)
Nov 8 2001         May 8 2002          7.8156177666        6.1048894116        0.0144149374
May 8 2002         Nov 8 2002          0.0000000000        0.0000000000       (0.1179073961)
Nov 8 2002         May 8 2003          7.7572317763        6.0592832901       (0.0235725143)
May 8 2003         Nov 8 2003          0.0000000000        0.00000000OO       (0.1552930908)
Nov 8 2003         May 8 2004          7.8971378284        6.1685658832       (0.0620610870)
May 8 2004         Nov 8 2004          0.0000000000        0.0000000000       (0.1990443050)
Nov 8 2004         May 8 2005          7.5618912509        5.9067000470       (0.1071029620)
May 8 2005         Nov 8 2005          0.0000000000        0.0000000000       (0.2355251413)
Nov 8 2005         May 8 2006          8.3652179555        6.5341898808       (0.1446599830)
Nov 8 2006         May 8 2006          0.0000000000        0.0000000000       (0.2978882321)
Nov 8 2006         May 8 2007          6.4402652859        5.0305821659       (0.2088627850)
May 8 2007         Nov 8 20O7          0.0000000000        0.0000000000       (0.3071989131)
Nov 8 2007         May 8 2008         11.0528877205        8.6335666902        0.0057804174
May 8 2008         Nov 8 2008          0.0000000000        0.0000000000       (0.2304468058)
Nov 8 2008         May 8 2009          0.0000000000        0.0000000000       (0.0657485927)
May 8 2009         Nov 8 2009          7.7984263361        6.0914609425        0.0189996019
Nov 8 2009         May 8 2010          0.0000000000        0.0000000000       (0.1238057086)
May 8 2010         Nov 8 2010          7.7984263361        6.0914609425       (0.0407701989)
Nov 8 2010         May 8 2011          0.0000000000        0.0000000000       (0.1853387185)
May 8 2011         Nov 8 2011          7.7984263361        6.0914609425       (0.0690201436)
Nov 8 2011         May 8 2012          0.0000000000        0.0000000000        0.0728461085
May 8 2012         Nov 8 2012          7.7984263361        6.0914609425        0.3206509243
Nov 8 2012         May 8 2013          0.0000000000        0.0000000000        0.3123792073
May 8 2013         Nov 8 2013          7.7984263361        6.0914609425        0.3920248493
Nov 8 2013         May 8 2014          0.0000000000        0.0000000000        0.7802859770
May 8 2014         Nov 8 2014          6.5577676008        5.1223648835        0.8531670153
Nov 8 2014         May 8 2015          0.0000000000        0.0000000000        1.3138442514
May 8 2015         Nov 8 2015          6.3805306386        4.9839225893        1.3802569841
Nov 8 2015         May 8 2016          0.0000000000        0.0000000000        1.8856915753
May 8 2016         Nov 8 2016          6.3805306386        4.9839225893        1.9449940934
Nov 8 2016         May 8 2017          0.0000000000        0.0000000000        1.9411128045
May 8 2017         Nov 8 2017          6.3805306386        4.9839225893        1.9983756322
Nov 8 2017         May 8 2018          0.0000000000        0.0000000000        1.8691020595
May 8 2018         Nov 8 2018          6.3805306386        4.9339225893        1.9242405702
Nov 8 2018         May 8 2019          0.0000000000        0.0000000000        1.7927800132
May 8 2019         Nov 8 2019          6.3805306386        4.9839225893        1.8456670236
Nov 8 2019         May 8 2020          0.0000000000        0.0000000000        1.7118885470
May 8 2020         Nov 8 2020          6.3805306386        4.9839225893        1.7623892591
Nov 8 2020         May 8 2021          0.0000000000        0.0000000000        1.6261540884
May 8 2021         Nov 8 2021          6.3805308386        4.9839225893        1.6741769017
Nov 8 2021         May 8 2022          0.0000000000        0.0000000000        1.5395407660
May 8 2022         Nov 8 2022          6.3805306386        4.9839225893        1.6014881232
Nov 8 2022         May 8 2023          0.0000000000        0.0000000000        1.4770938771
May 8 2023         Nov 8 2023          6.3805306366        4.9839225893        1.5378558221
Nov 8 2023         May 8 2024          0.0000000000        0.0000000000        1.4122434430
May 8 2024         Nov 8 2024          6.3805306386        4.9839225893        1.4717743498
Nov 8 2024         May 8 2025          0.0000000000        0.0000000000        1.3448969524
May 8 2025         Nov 8 2025          6.3805306386        4.9839225893        1.4031494393
Nov 8 2025         May 8 2026          0.0000000000        0.0000000000        1.2749583337
May 8 2026         Nov 8 2026          6.3805306386        4.9839225893        1.3318831948
Nov 8 2026         May 8 2027          0.0000000000        0.0000000000        1.2023278173
May 8 2027         Nov 8 2027          6.3805306386        4.9839225893        1.2578739532
Nov 8 2027         May 8 2028          0.0000000000        0.0000000000        1.1269017935
May 8 2028         Nov 8 2028          6.3805306386        4.9839225893        1.1810161378
Nov 8 2028         May 8 2029          0.0000000000        0.0000000000        l.0485726650
May 8 2029         Nov 8 2029          6.3805306386        4.9839225893        1.1012308028
Nov 8 2029         May 8 2030          0.0000000000        0.0000000000        0.9470005729
May 8 2030         Nov 8 2030          6.3805306386        4.9839225893        0.9749370898
Nov 8 2030         May 8 2031          0.0000000000        0.0000000000        0.8154720801
May 8 2031         Nov 8 2031          7.7984263361        6.0914609425        0.8395285065

                       Allocation, Proportional Rent and
                       Section 467 Interest Percentages
                     (Expressed as a % of Purchase Price)
                               Facility -Roseton

--Rent Payment Period--
                                       Proportional                            Section 467
 From and           To but                 Rent             Allocation           Interest
Including          Excluding            Percentage          Percentage          Percentage
Nov 8 2031         May 8 2032          0.0000000000        0.0000000000        0.6342410205
May 8 2032         Nov 8 2032          7.7984263361        6.0914609425        0.6529511306
Nov 8 2032         May 8 2033          0.0000000000        0.0000000000        0.4421596121
May 8 2033         Nov 8 2033          7.7984263361        6.0914609425        0.4552033206
Nov 8 2033         May 8 2034          0.0000000000        0.0000000000        0.2385782417
May 8 2034         Nov 8 2034          6.6503246811        5.1946625260        0.2456162998
Nov 8 2034         Feb 9 2035          1.9496065840        1.5228652356        0.0283387013

                              Termination Values
                     (Expressed as a % of Purchase Price)
                              Facility - Roseton

                                                           Termination
Termination                                                   Value
   Date                                                    Percentage

Jun 8 2001                                               103.0338349987
Jul 8 2001                                               103.7447946260
Aug 8 2001                                               104.4568377718
Sep 8 2001                                               105.1699718610
Oct 8 2001                                               105.8805770727
Nov 8 2001                                               106.5922634747
Dec 8 2001                                               103.9893384771
Jan 8 2002                                               104.6995822439
Feb 8 2002                                               105.4109048277
Mar 8 2002                                               106.1233136235
Apr 8 2002                                               106.8368160769
May 8 2002                                               107.5459037735
Jun 8 2002                                               104.9403625267
Jul 8 2002                                               105.6460837685
Aug 8 2002                                               106.3528531576
Sep 8 2002                                               107.0606778816
Oct 8 2002                                               107.7640492664
Nov 8 2002                                               108.4684528637
Dec 8 2002                                               105.8581957534
Jan 8 2003                                               106.5591691530
Feb 8 2003                                               107.2611585051
Mar 8 2003                                               107.9641707798
Apr 8 2003                                               108.6682129950
May 8 2003                                               109.3683431076
Jun 8 2003                                               106.7537835643
Jul 8 2003                                               107.4509921889
Aug 8 2003                                               108.1491912943
Sep 8 2003                                               108.8483876791
Oct 8 2003                                               109.5436390791
Nov 8 2003                                               110.2398677186
Dec 8 2003                                               107.6213803071
Jan 8 2O04                                               108.3146344908
Feb 8 2004                                               109.0088524035
Mar 8 2004                                               109.7040406639
Apr 8 2004                                               110.4002059358
May 8 2004                                               111.0929432616
Jun 8 2004                                               108.4709409554
Jul 8 2004                                               109.1611939469
Aug 8 2004                                               109.8523904372
Sep 8 2004                                               110.5445369095
Oct 8 2004                                               111.2332282233
Nov 8 2004                                               111.9228525101
Dec 8 2004                                               109.2977161824
Jan 8 2005                                               109.9848140292
Feb 8 2005                                               110.6728341102
Mar 8 2005                                               111.3617827664
Apr 8 2005                                               112.0516663822
May 8 2005                                               112.7385781950
Jun 8 2005                                               110.1107111618
Jul 8 2005                                               110.7955584260
Aug 8 2005                                               111.4813128514
Sep 8 2005                                               112.1679806788
Oct 8 2005                                               112.8516550008
Nov 8 2005                                               113.5362286288
Dec 8 2005                                               110.9060077519
Jan 8 2006                                               111.5884854102
Feb 8 2006                                               112.2718543626
Mar 8 2006                                               112.9561207449
Apr 8 2006                                               113.6412907355
May 8 2006                                               114.3239500562
Jun 8 2006                                               111.6918021255
Jul 8 2006                                               112.3728325921
Aug 8 2006                                               113.0547448013

                              Termination Values
                     (Expressed as a % of Purchase Price)
                              Facility - Roseton

                                             Termination
Termination                                     Value
   Date                                      Percentage
Sep 8 2006                                   113.7375448271
Oct 8 2006                                   114.4178182865
Nov 8 2006                                   115.0989684924
Dec 8 2006                                   112.4653014868
Jan 8 2007                                   113.1448028541
Feb 8 2007                                   113.8251758745
Mar 8 2007                                   114.5064265570
Apr 8 2007                                   115.1885609524
May 8 2007                                   115.8685956603
Jun 8 2007                                   113.2338059050
Jul 8 2007                                   113.9126082319
Aug 8 2007                                   114.5922778103
Sep 8 2007                                   115.2728206233
Oct 8 2007                                   115.9512532022
Nov 8 2007                                   116.6305507028
Dec 8 2007                                   106.3480021560
Jan 8 2008                                   106.9800087594
Feb 8 2008                                   107.6128779128
Mar 8 2008                                   108.2466155713
Apr 8 2008                                   108.8812277309
May 8 2008                                   109.5143377045
Jun 8 2008                                   107.1089132124
Jul 8 2008                                   107.7413871858
Aug 8 2008                                   108.3747273181
Sep 8 2008                                   109.0089395934
Oct 8 2008                                   109.6416473119
Nov 8 2008                                   110.2752230043
Dec 8 2008                                   105.0794295768
Jan 8 2009                                   105.6955705176
Feb 8 2009                                   106.3125812920
Mar 8 2009                                   106.9304679137
Apr 8 2009                                   107.5492364383
May 8 2009                                   108.1665565326
Jun 8 2009                                   105.8461860718
Jul 8 2009                                   106.4629321990
Aug 8 2009                                   107.0805527656
Sep 8 2009                                   107.6990538219
Oct 8 2009                                   108.3161050293
Nov 8 2009                                   108.9340330076
Dec 8 2009                                   106.6142750757
Jan 8 2010                                   107.2316384134
Feb 8 2010                                   107.8498809097
Mar 8 2010                                   108.4690086524
Apr 8 2010                                   109.0890277717
May 8 2010                                   109.7077172034
Jun 8 2010                                   107.3887264501
Jul 8 2010                                   108.0069719303
Aug 8 2010                                   108.6261031292
Sep 8 2010                                   109.2461261852
Oct 8 2010                                   109.8648200420
Nov 8 2010                                   110.4844029607
Dec 8 2010                                   108.1663123552
Jan 8 2011                                   108.7854646955
Feb 8 2011                                   109.4055095186
Mar 8 2011                                   110.0264530152
Apr 8 2011                                   110.6483014190
May 8 2011                                   111.2689307937
Jun 8 2011                                   107.7496292655
Jul 8 2011                                   108.3573627541
Aug 8 2011                                   108.9659114041
Sep 8 2011                                   109.5752808849
Oct 8 2011                                   110.1833466917
Nov 8 2011                                   110.7922302490

                               Termination Values
                      (Expressed as a % of Purchase Price)
                               Facility - Roseton

                                                        Termination
Termination                                                Value
   Date                                                 Percentage
Dec 8 2011                                               98.6632238398
Jan 8 2012                                               99.2093883638
Feb 8 2012                                               99.7563732910
Mar 8 2012                                              100.3041843334
Apr 8 2012                                              100.8528272433
May 8 2012                                              101.4002206707
Jun 8 2012                                               93.5606231416
Jul 8 2012                                               94.0466776996
Aug 8 2012                                               94.5331431050
Sep 8 2012                                               95.0200222820
Oct 8 2012                                               95.5052310334
Nov 8 2012                                               95.9908452239
Dec 8 2012                                               89.2498816691
Jan 8 2013                                               89.7046204398
Feb 8 2013                                               90.1597591412
Mar 8 2013                                               90.6153006310
Apr 8 2013                                               91.0712477673
May 8 2013                                               91.5256359219
Jun 8 2013                                               89.5929490497
Jul 8 2013                                               90.0461685622
Aug 8 2013                                               90.4997784249
Sep 8 2013                                               90.9537814380
Oct 8 2013                                               91.4062128351
Nov 8 2013                                               91.8590296166
Dec 8 2013                                               71.6282363465
Jan 8 2014                                               71.9636620806
Feb 8 2014                                               72.2994681444
Mar 8 2014                                               72.6356572789
Apr 6 2014                                               72.9722322452
May 8 2014                                               73.3065132345
Jun 8 2014                                               71.9509096370
Jul 8 2014                                               72.2832569474
Aug 8 2014                                               72.6159644717
Sep 8 2014                                               72.9490348230
OCT 8 2014                                               73.2797880435
Nov 8 2014                                               73.6108910671
Dec 8 2014                                               52.4960958047
Jan 8 2015                                               52.6997509345
Feb 8 2015                                               52.9037452429
Mar 8 2015                                               53.1080812094
Apr 8 2015                                               53.3127613323
May 8 2015                                               53.5153574298
Jun 8 2015                                               52.7808513247
Jul 8 2015                                               52.9816844053
Aug 8 2015                                               53.1828384187
Sep 8 2015                                               53.3843157309
Oct 8 2015                                               53.5836880267
Nov 8 2015                                               53.7833718175
Dec 8 2015                                               31.7142402893
Jan 8 2016                                               31.7766438118
Feb 8 2016                                               31.8393492079
Mar 8 2016                                               31.9023587248
Apr 8 2016                                               31.9656746270
May 8 2016                                               32.0272714143
Jun 6 2016                                               31.9646020546
Jul 8 2016                                               32.0247675369
Aug 8 2016                                               32.0852207697
Sep 8 2016                                               32.1459639159
Oct 8 2016                                               32.2049713734
Nov 8 2016                                               32.2642592814
Dec 8 2016                                               27.9893227183
Jan 8 2017                                               28.0165437665
Feb 8 2017                                               28.0439706369

                              Termination Values
                     (Expressed as a % of Purchase Price)
                               Facility - Roseton

                                                       Termination
Termination                                               Value
   Date                                                Percentage
Mar 8 2017                                             28.0716049461
Apr 8 2017                                             28.0994483243
May 8 2017                                             28.1256043312
Jun 8 2017                                             28.1519597531
Jul 8 2017                                             28.1766180886
Aug 8 2017                                             28.2014660622
Sep 8 2017                                             28.2265051941
Oct 8 2017                                             28.2498389336
Nov 8 2017                                             28.2733539558
Dec 8 2017                                             28.2970517310
Jan 8 2018                                             28.3190356585
Feb 8 2018                                             28.3411923631
Mar 8 2018                                             28.3635232646
Apr 8 2018                                             28.3860297951
May 8 2018                                             28.4069507531
Jun 8 2018                                             28.4280382113
Jul 8 2018                                             28.4475309111
Aug 8 2018                                             28.4671808679
Sep 8 2018                                             28.4869894113
Oct 8 2018                                             28.5051952367
Nov 8 2018                                             28.5235503133
Dec 8 2018                                             28.5420559242
Jan 8 2019                                             28.5589507184
Feb 8 2019                                             28.5759866180
Mar 8 2019                                             28.5931648592
Apr 8 2019                                             28.6104866893
May 8 2019                                             28.6263342677
Jun 8 2019                                             28.6423169140
Jul 8 2019                                             28.6568167351
Aug 8 2019                                             28.6714429983
Sep 8 2019                                             28.6861968571
Oct 8 2019                                             28.5994603770
Nov 8 2019                                             28.7128427829
Dec 8 2019                                             28.7263451862
Jan 8 2020                                             28.7383496100
Feb 8 2020                                             28.7504652364
Mar 8 2020                                             28.7626931343
Apr 8 2020                                             28.7750343830
May 8 2020                                             28.7860231137
Jun 8 2020                                             28.7971173739
Jul 8 2020                                             28.8068512482
Aug 8 2020                                             28.8166827375
Sep 8 2020                                             28.8266128378
Oct 8 2020                                             28.8351755970
Nov 8 2020                                             28.8438289803
Dec 8 2020                                             28.8525739418
Jan 8 2021                                             28.8614114559
Feb 8 2021                                             28.8703425004
Mar 8 2021                                             28.8793680651
Apr 8 2021                                             28.8884891503
May 8 2021                                             28.8977067671
Jun 8 2021                                             28.9052840489
Jul 8 2021                                             28.9146978043
Aug 8 2021                                             28.9242111886
Sep 8 2021                                             28.9338252562
Oct 8 2021                                             28.9442836761
Nov 8 2021                                             28.9548499899
Dec 8 2021                                             28.8223556126
Jan 8 2022                                             28.8323831825
Feb 8 2022                                             28.8425168775
Mar 8 2022                                             28.8527578208
Apr 8 2022                                             28.8631071475
May 8 2022                                             28.8764979399

                              Termination Values
                     (Expressed as a % of Purchase Price)
                               Facility - Roseton

                                                                   Termination
Termination                                                           Value
   Date                                                            Percentage
Jun 8 2022                                                         28.3266978395
Jul 8 2022                                                         28.3373792471
Aug 8 2022                                                         28.3481736996
Sep 8 2022                                                         28.3590824007
Oct 8 2022                                                         28.3730384729
Nov 8 2022                                                         28.3871312351
Dec 8 2022                                                         27.8361015467
Jan 8 2023                                                         27.8474794248
Feb 8 2023                                                         27.8589777188
Mar 8 2023                                                         27.8705977031
Apr 8 2023                                                         27.8823406655
May 8 2023                                                         27.8972563285
Jun 8 2023                                                         27.3266160955
Jul 8 2023                                                         27.3387358568
Aug 8 2023                                                         27.3509838856
Sep 8 2023                                                         27.3633615393
Oct 8 2023                                                         27.3789186108
Nov 8 2023                                                         27.3946288709
Dec 8 2023                                                         26.8227756218
Jan 8 2024                                                         26.8356856400
Feb 8 2024                                                         26.8487322893
Mar 8 2024                                                         26.8619170156
Apr 8 2024                                                         26.8752412802
May 8 2024                                                         26.8918759498
Jun 8 2024                                                         26.2997303374
Jul 8 2024                                                         26.3134821404
Aug 8 2024                                                         26.3273794834
Sep 8 2024                                                         26.3414239066
Oct 8 2024                                                         26.3587863564
Nov 8 2024                                                         26.3763206472
Dec 8 2024                                                         25.7829881534
Jan 8 2025                                                         25.7976366291
Feb 8 2025                                                         25.8124401344
Mar 8 2025                                                         25.8274003102
Apr 8 2025                                                         25.8425188145
May 8 2025                                                         25.8610923378
Jun 8 2025                                                         25.2467689260
Jul 8 2025                                                         25.2623725409
Aug 8 2025                                                         25.2781412940
Sep 8 2025                                                         25.2940769331
Oct 8 2025                                                         25.3134762392
Nov 8 2025                                                         25.3330684708
Dec 8 2025                                                         24.7175954452
Jan 8 2026                                                         24.7342164782
Feb 8 2026                                                         24.7510134171
Mar 8 2026                                                         24.7679881237
Apr 8 2026                                                         24.7851424792
May 8 2026                                                         24.8059038599
Jun 8 2026                                                         24.1687252619
Jul 8 2026                                                         24.1864300528
Aug 8 2026                                                         24.2043222193
Sep 8 2026                                                         24.2224037447
Oct 8 2026                                                         24.2441021077
Nov 8 2026                                                         24.2660172377
Dec 8 2026                                                         23.6277392183
Jan 8 2027                                                         23.6465984324
Feb 8 2027                                                         23.6656572398
Mar 8 2027                                                         23.6849177529
Apr 8 2027                                                         23.7043821065
May 8 2027                                                         23.7276134142
Jun 8 2027                                                         23.0668999011
Jul 8 2027                                                         23.0869888113
Aug 8 2027                                                         23.1072903293

                              Termination Values
                     (Expressed as a % of Purchase Price)
                              Facility - Roseton

                                                           Termination
 Termination                                                  Value
    Date                                                   Percentage
Sep 8 2027                                                  23.1278067049
Oct 8 2027                                                  23.1521011686
Nov 8 2027                                                  23.1766393655
Dec 8 2027                                                  22.5148915930
Jan 8 2028                                                  22.5362903806
Feb 8 2028                                                  22.5579156388
Mar 8 2028                                                  22.5797697642
Apr 8 2028                                                  22.6018551791
May 8 2028                                                  22.6278759839
Jun 8 2028                                                  21.9429485900
Jul 8 2028                                                  21.9657426642
Aug 8 2028                                                  21.9887779756
Sep 8 2028                                                  22.0120570775
Oct 8 2028                                                  22.0392842024
Nov 8 2028                                                  22.0667855691
Dec 8 2028                                                  21.3809063794
Jan 8 2029                                                  21.4051867184
Feb 8 2029                                                  21.4297240244
Mar 8 2029                                                  21.4545210168
Apr 8 2029                                                  21.4795804441
May 8 2029                                                  21.5087582916
Jun 8 2029                                                  20.7979019927
Jul 8 2029                                                  20.8237655070
Aug 8 2029                                                  20.8499027434
Sep 8 2029                                                  20.8763165990
Oct 8 2029                                                  20.9068632092
Nov 8 2029                                                  20.9377186226
Dec 8 2029                                                  20.9171924177
Jan 8 2030                                                  20.9519873779
Feb 8 2030                                                  20.9871233555
Mar 8 2030                                                  21.0226037737
Apr 8 2030                                                  21.0584320909
May 8 2030                                                  21.0986824639
Jun 8 2030                                                  21.1393155408
Jul 8 2030                                                  21.1844057401
Aug 8 2030                                                  21.2299139730
Sep 8 2030                                                  21.2758442601
Oct 8 2030                                                  21.3262713249
Nov 8 2030                                                  21.3771563865
Dec 8 2030                                                  21.4285037754
Jan 8 2031                                                  21.4843885282
Feb 8 2031                                                  21.5407721790
Mar 8 2031                                                  21.5976593763
Apr 8 2031                                                  21.6550548133
May 8 2031                                                  21.7185952777
Jun 8 2031                                                  21.7826919436
JuL 8 2031                                                  21.8529819529
Aug 8 2031                                                  21.9238768367
Sep 8 2031                                                  21.9953820476
Oct 8 2031                                                  22.0731351389
Nov 8 2031                                                  22.1515480557
Dec 8 2031                                                  22.2306266683
Jan 8 2032                                                  22.3160089507
Feb 8 2032                                                  22.4021072723
Mar 8 2032                                                  22.4889279308
Apr 8 2032                                                  22.5764772820
May 8 2032                                                  22.6707346484
Jun 8 2032                                                  22.7657743600
Jul 8 2032                                                  22.8675761360
Aug 8 2032                                                  22.9702147063
Sep 8 2032                                                  23.0736972848
Oct 8 2032                                                  23.1840040590
Nov 8 2032                                                  23.2952102303

                              Termination Values
                     (Expressed as a % of Purchase Price)
                              Facility - Roseton

                                                           Termination
Termination                                                   Value
  Date                                                      Percentage
Dec 8 2032                                                23.4073234882
Jan 8 2033                                                23.5263244993
Feb 8 2033                                                23.6462889483
Mar 8 2033                                                23.7672250114
Apr 8 2033                                                23.8891409375
May 8 2033                                                24.0183792241
Jun 8 2033                                                24.1486573235
Jul 8 2033                                                24.2863181769
Aug 8 2033                                                24.4250796841
Sep 8 2033                                                24.5649510622
Oct 8 2033                                                24.7122757842
Nov 8 2033                                                24.8607722857
Dec 8 2033                                                25.0104503239
Jan 8 2034                                                25.1676539164
Feb 8 2034                                                25.3261020474
Mar 8 2034                                                25.4858050272
Apr 8 2034                                                25.6467732557
May 8 2034                                                25.8157251317
Jun 8 2034                                                25.9860091098
Jul 8 2034                                                26.1643440844
Aug 8 2034                                                26.3440790098
Sep 8 2034                                                26.5252253754
Oct 8 2034                                                26.7145026780
Nov 8 2034                                                26.9052604787
Dec 8 2034                                                27.0975108788
Jan 8 2035                                                27.2979739917
Feb 8 2035                                                27.5000000000

                      Schedule of Principal Amortization
                         Note Amount = $64,325,000.00
                               Facility -Roseton


                                                          % of Note
       Payment Date                                     Amount Payable

       Nov 8 2001                                        0.0000000000
       May 8 2002                                        0.0000000000
       Nov 8 2002                                        0.0000000000
       May 8 2003                                        0.0000000000
       Nov 8 2003                                        0.0000000000
       May 8 2004                                        0.0000000000
       Nov 8 2004                                        0.0000000000
       May 8 2005                                        0.0000000000
       Nov 8 2005                                        0.0000000000
       May 8 2006                                        0.0000000000
       Nov 8 2006                                        0.0000000000
       May 8 2007                                        0.0000000000
       Nov 8 2007                                       73.2623396813
       May 8 2008                                        0.0000000000
       Nov 8 2008                                       26.7376603187

                      Schedule of Principal Amortization
                         Note Amount = $475,075,000.00
                               Facility -Roseton


                                                          % of Note
       Payment Date                                     Amount Payable

        Nov.8 2001                                       0.0000000000
        May 8 2002                                       0.0000000000
        Nov 8 2002                                       0.0000000000
        May 8 2003                                       0.0000000000
        Nov 8 2003                                       0.0000000000
        May 8 2004                                       0.0000000000
        Nov 8 2004                                       0.0000000000
        May 8 2005                                       0.0000000000
        Nov 8 2005                                       0.0000000000
        May 8 2006                                       0.0000000000
        Nov 8 2006                                       0.0000000000
        May 8 2007                                       0.0000000000
        Nov 8 2007                                       0.0000000000
        May 8 2008                                       0.0000000000
        Nov 8 2008                                       0.0000000000
        May 8 2009                                       0.0000000000
        Nov 8 2009                                       0.0000000000
        May 8 2010                                       0.0000000000
        Nov 8 2010                                       0.0000000000
        May 8 2011                                       0.0000000000
        Nov 8 2011                                      12.7085197075
        May 8 2012                                       0.0000000000
        Nov 8 2012                                       6.0453612588
        May 8 2013                                       0.0000000000
        Nov 8 2013                                      23.7263589960
        May 8 2014                                       0.0000000000
        Nov 8 2014                                      25.6186917855
        May 8 2015                                       0.0000000000
        Nov 8 2015                                      27.6621586O65
        May 8 2016                                       0.0000000000
        Nov 8 2016                                       4.2389096459

                                                                      SCHEDULE 4
                                                                              to
                                                                   Participation
                                                                       Agreement
                                                                       ---------

                          Initial List of Competitors
                          ---------------------------

     Each of the following entities and any affiliates thereof:

     1.  Morgan Stanley Capital Group, Inc.

     2.  FPL Group, Inc.

     3.  Enron

     4.  InterGen

     5.  Duke Energy

     6.  Southern Company

                                                                      SCHEDULE 5
                                                                              to
                                                                   Participation
                                                                       Agreement
                                                                       ---------

                           Environmental Conditions
                           ------------------------

     1.  All matters disclosed in the Environmental Report.

     2.  All matters disclosed in the Engineering Report.

                                                                      SCHEDULE 6
                                                                              to
                                                                   Participation
                                                                       Agreement
                                                                       ---------

                                  Litigation
                                  ----------

     None.

                                                                      SCHEDULE 7
                                                                              to
                                                                   Participation
                                                                       Agreement
                                                                       ---------

                                     Liens
                                     -----

     None.

                                                                       EXHIBIT A
                                                                              to
                                                                   Participation
                                                                       Agreement
                                                                       ---------

                                    Form of
                                 Bill of Sale
                                 ------------

                                                                  Execution Copy



________________________________________________________________________________


                                 Bill of Sale


                            Dated as of May 8, 2001


                                     from


                            Dynegy Roseton, L.L.C.


                                      to


                                Roseton OL LLC


                          ___________________________


                             Roseton Units 1 and 2



________________________________________________________________________________

                                 Bill of Sale

     This BILL OF SALE, dated as of May 8, 2001 (this "Bill of Sale") from
                                                       ------------
DYNEGY ROSETON, L.L.C., a Delaware limited liability company (the "Seller"), to
                                                                   ------
ROSETON OL LLC, a Delaware limited liability company (the "Buyer").
                                                           -----

                             W I T N E S S E T H:

     WHEREAS, the Seller owns the Facility which is more particularly described in Exhibit A attached hereto and made a part hereof;

     WHEREAS, the Seller owns the Facility Site (as defined in accordance with Section 1);

     WHEREAS, the Seller desires to sell and the Buyer desires to purchase the Facility for the Purchase Price (as defined in accordance with Section 1) to be paid by the Buyer to the Seller pursuant to the Participation Agreement dated as of May 1, 2001, among the Buyer, the Seller and certain other parties listed therein; and

     WHEREAS, simultaneously herewith, the Seller has executed the Deed (as defined in accordance with Section 1) in favor of the Buyer, pursuant to which the Seller has sold and conveyed any and all portions of the Facility that are not deemed to be personal property under the laws of the State of New York to the Buyer.

     NOW, THEREFORE, in consideration of the foregoing premises, the mutual agreements herein contained, and other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1.  DEFINITIONS

     Unless the context hereof shall otherwise require, capitalized terms used, including those in the recitals, and not otherwise defined herein shall have the respective meanings set forth in Appendix A to the Participation Agreement, dated as of May 1, 2001, among the Seller, the Buyer, the Owner Participant named therein, Wilmington Trust Company in the capacities referred to therein, and The Chase Manhattan Bank in the capacities referred to therein. The general provisions of such Appendix A shall apply to the terms used in this Bill of Sale.

SECTION 2.  SALE OF THE FACILITY

     The Seller does hereby GRANT, BARGAIN, CONVEY, SELL, ASSIGN, TRANSFER, SET OVER, WARRANT AND CONFIRM unto the Buyer, its successors and assigns the Facility TO HAVE AND TO HOLD the same unto the Buyer, its successors and assigns, FOREVER.

SECTION 3.  WARRANT OF TITLE

     The Seller does hereby WARRANT AND COVENANT that, (i) it is the true and lawful owner of the Facility and has good right to sell the Facility, that, except for Permitted

Encumbrances, title to the Facility is on the date of execution hereof free and clear of all claims, liens, security interests and encumbrances of any nature,
(ii) good, clear, record and marketable fee simple title to the Facility to the extent it constitutes personal property is hereby conveyed to the Buyer free and clear of all claims, liens, security interests and circumstances of any nature, subject to Permitted Encumbrances, and (iii) the Seller will forever warrant and defend such title against the claims of all Persons.

SECTION 4.  SEVERANCE OF TITLE

     The parties hereto understand and agree that title to the Facility, and every portion thereof, is severed, and shall be and remain severed, from the Facility Site and title thereto, and shall not, except as specifically contemplated by the Operative Documents, be affected in any way by any instrument dealing with the Facility Site or any part thereof.

SECTION 5.  DISCLAIMER OF WARRANTIES

     NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, EXCEPT FOR
SECTION 3 HEREOF, THE DEED AND THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THE PARTICIPATION AGREEMENT, THE SELLER CONVEYS THE FACILITY TO THE BUYER "AS-IS," "WHERE-IS," AND "WITH ALL FAULTS," AND THE BUYER ACKNOWLEDGES THAT THE SELLER DOES NOT MAKE NOR SHALL BE DEEMED TO HAVE MADE, AND EXPRESSLY DISCLAIMS, ANY AND ALL RIGHTS, CLAIMS, WARRANTIES OR REPRESENTATIONS, EITHER EXPRESS OR IMPLIED, AS TO THE VALUE, CONDITION, FITNESS FOR ANY PARTICULAR PURPOSE, DESIGN, OPERATION, MERCHANTABILITY OF THE FACILITY OR AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREOF OR CONFORMITY THEREOF TO SPECIFICATIONS, FREEDOM FROM PATENT, COPYRIGHT OR TRADEMARK INFRINGEMENT, THE ABSENCE OF ANY LATENT OR OTHER DEFECT, WHETHER OR NOT DISCOVERABLE, OR AS TO THE ABSENCE OF ANY OBLIGATIONS BASED ON STRICT LIABILITY IN TORT OR ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WHATSOEVER WITH RESPECT THERETO.

SECTION 6.  MISCELLANEOUS

     Section 6.1 Governing Law. This Bill of Sale shall be in all respects governed by and construed in accordance with the laws of the State of New York, including all matters of construction, validity and performance (without giving effect to the conflicts of laws provisions thereof, other than New York General Obligations Law Section 5-1401).

     Section 6.2 Counterparts. This Bill of Sale may be executed by the parties hereto in separate counterparts, each of which, when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

     Section 6.3 Headings. The headings of the sections of this Bill of Sale are inserted for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof.

     Section 6.4 Effectiveness. This Bill of Sale has been dated as of the date first above written for convenience only. This Bill of Sale shall become effective on May 8, 2001, the date of execution and delivery by the Seller.

     Section 6.5 Binding Effect. This Bill of Sale and all of the provisions hereof shall be binding upon the Seller and its successors and assigns and shall insure to the benefit of the Buyer and its successors and assigns.

     IN WITNESS WHEREOF, the Seller has caused this Bill of Sale to be duly executed and delivered by its officer thereunto duly authorized.

                              DYNEGY ROSETON, L.L.C., as Seller


                              By: _________________________________
                                  Name:
                                  Title:

                                                                       Exhibit A
                                                                              to
                                                                    Bill of Sale

                            Description of Facility
                            -----------------------

     The Roseton Electric Generation Station Unit 1 and Unit 2, a two-unit power generation facility comprised of two oil/gas-fired steam turbine-generator sets, the station structure, and, except as described below, all fixtures, components and equipment attached thereto, and all station auxiliary and support equipment and systems relating to such Units, located in the Town of Newburgh, in the County of Orange, in the State of New York, which Facility shall specifically include each of the assets listed on Exhibit A-1 hereto.

     The Facility does not include (x) any furniture, fixtures, office equipment (including, personal computers and related equipment, miscellaneous small tools and equipment, materials and supplies inventories), spare part inventories, or vehicles, or (y) any of the assets listed on Exhibit B hereto.

                                   Exh. A-1

                                                                     Exhibit A-1
                                                                              to
                                                                    Bill of Sale

                     Facility Assets Owned by Owner Lessor
                     -------------------------------------

Generating Station/General
--------------------------
 .   Units 1 and 2, including:

 .      DI System

 .      Plant UPS System, including Associated Battery and Battery Charger

 .      DC Cable from the Plant Battery System, both Plant Batteries, Battery
       Chargers and Panel Boards

 .      Condensate Treatment and Storage System

 .      Domestic Water Supply Tank

 .      C.E. Boiler for Units 1 and 2 and Related Auxiliary Equipment

 .      General Electric Turbines for Units 1 and 2, Serial Numbers 170x490 (Unit
       1) and 170x486 (Unit 2) and Related Auxiliary Equipment

 .      General Electric Generators for Units 1 and 2, Serial Numbers 180x490
       (Unit 1) and 180x496 (Unit 2), including Excitation and Voltage Regulating Equipment and Related Auxiliary Equipment

 .      Isolated Phase Bus from Generators to GSU and Auxiliary Transformers

 .      Westinghouse Main Transformers for Unit 1

 .      Cooper Power Systems Main Transformers for Unit 2

 .      Westinghouse Station Service Transformers for Units 1 and 2

 .      Max 1 L&N Combustion Control System for Units 1 and 2

 .      Westinghouse WDPF, Burner Management System for Units 1 and 2

 .      General Electric MHC, Turbine Control System for Units 1 and 2

 .      DEC Vax 4000, Data Acquisition System for Units 1 and 2

 .      Emergency Diesel Generator

 .      All Motors in Units 1 and 2

 .      All Relays, Instrumentation and Metering in Units 1 and 2

 .      All Connected Power, Control and Instrument Cables in Units 1 and 2

 .      Grounding and Lightning Protection Equipment for Units 1 and 2

 .      Chimneys with Warning Lights

 .   Protective Relay Schedules that are located in the Roseton Generating Plant

 .   Wastewater Treatment Facility

 .   Waste Treatment Ponds

 .   Cooling Water Intake and Discharge System

 .   City Water Supply Mains and Metering Devices

 .   R-S Tie Line for Start-up and Auxiliary Power

 .   Auxiliary Boiler

 .   Switchgear, Load Centers and Motor Control Centers for Units 1 and 2

 .   Makeup Water Demineralizer

                                  Exh. A-1-1

Environmental
-------------
 .    Two Dust Collectors Units 1 and 2

 .    Continuous Emission Monitoring System

 .    Sewage Collection and Treatment Facility

 .    Chemical Spill Control, Containment Equipment and Storage Tanks

 .    Oil/Water Separators

 .    Solid Waste Collection and Disposal Equipment

 .    Water Treatment for Effluent

 .    Bottom Ash/Salt Storage Building

 .    Oil Spill Containment Boom

Fuel Supply
-----------
 .    Two 376,000 gallon No. 6 Fuel Oil Day Tanks

 .    Fuel Oil Storage Tank Farm - Six 8,000,000 gallon No. 6 Fuel Oil Tanks

 .    One 150,000 gallon No. 2 Fuel Oil Tank

 .    Fuel Oil Transfer Pump Houses

 .    Oil Pipelines between Facility/Storage Tanks and the Fuel Oil Pump House

 .    Fuel Oil and Natural Gas Metering Devices

 .    Natural Gas Supply Main from Regulator Station to Facility - all piping and equipment from the discharge of the shut-off valves to Facility, including the relief valve

 .    Gas Chromatograph

 .    Dock equipment and facilities that are not included in the definition of
     "Dock Facilities"

 .    Fuel Oil Heat Tracing System

Buildings
---------
 .    Main Building Housing Units 1 and 2, including

     .    Administrative Offices in the Main Building

     .    Chemistry Laboratory

     .    Maintenance Shops

     .    Control Room

     .    Building Heating and Ventilation System

     .    Training Rooms

     .    Locker Rooms, Showers, Toilets, Lunch Rooms, Kitchen

     .    Elevators

Fire Protection/Prevention System
---------------------------------
 .    Hydrant and Hose Stations

 .    Fire Detection System

 .    Pump Houses

 .    Co\\2\\ and Chemical Systems

                                  Exh. A-1-2

Communication
-------------
 .    Plant Monitoring System

 .    Any copper communication cables and associated terminating equipment located on site that is not owned by Central Hudson

 .    Equipment installed at the plant for purposes of radio communications
     (excluding portable communications equipment)

 .    All fiber optic cables, including the cable that connects the Danskammer and Roseton Plants, and the associated terminating equipment. This equipment includes fiber optic cables, fiber optic terminal equipment, and associated multiplexing equipment, racks, and patch panels

 .    Telephone Vault

 .    Plant PA/Paging System


Transmission and Start-up Transformers
--------------------------------------
 .    High -Voltage Electrical Equipment (as defined in Appendix A)

 .    2 Start-up Transformers (located in Danskammer substation)

 .    2 Station Service/Start-Up Power Breakers and Associated Switches (located in Danskammer substation)

Miscellaneous
-------------
 .    Perimeter Lighting

 .    Bulk Chemical Storage System (Hydrogen, CO//2// Nitrogen, Lubricants)

 .    Cathodic Protection Systems

 .    Area Lighting (Powerhouse, Dock, Fuel Terminal, Parking Areas)

                                  Exh. A-1-3

                                                                       Exhibit B
                                                                              to
                                                                    Bill of Sale

                      Facility Assets Retained by Company
                      -----------------------------------

Generation
----------
 .    Spare Transformer Acquired from Consolidated Edison
 .    Capital Spare Parts                                           Quantity

 .       Rotating Assembly, Injection Water Booster Pump               1
 .       Pump, Boiler Circulating Pump                                 1
 .       Shaft Boiler Circulating Pump                                 2
 .       Impeller, Boiler Circulating Pump                             2
 .       Motor, Boiler Circulating Pump                                1
 .       Rotating Assembly, Condensate Pump                            1
 .       Pump Assembly, Primary Oil Pump                               1
 .       Rotating Assembly, Primary Oil Pump                           1
 .       Rotating Assembly, Boiler Feed Pump                           1
 .       Shaft, Boiler Feed Pump                                       1
 .       Pump Assembly, Boiler Feed Pump Hydraulic Tool                1
 .       Coupling Assembly, Boiler Feed Pump                           1
 .       Shaft, Upper, River Circulating Water Pump                    1
 .       Shaft, Lower, River Circulating Water Pump                    1
 .       Coupling, River Circulating Water Pump                        1
 .       Motor, Forced Draft Fan                                       1
 .       Full Set Stator Coil, Induced Draft Fan Motor                 1
 .       Rotating Assembly, Electric and Diesel Fire Pump              1
 .       Valve, Outer Control Valve Main Turbine                       1
 .       Isophase Duct, for Spare MSU Transformer                      1
 .       Isophase Duct, for Unit 2 MSU Transformer                     1
 .       Screen, Traveling Water                                       1


Environmental
-------------
 .    SO2 and NOX Emissions Credits

Communication
-------------
 .    All FCC licenses

 .    Telephone switches, voicemails, twisted pair wiring, punch blocks, cross connects and telephone instruments

 .    Voice and Data Communication Systems  (LAN, Servers, T1 Connection)

 .    File and Print Server

 .    Lotus Notes Server

 .    Lotus Notes Backup Server

                                   Exh. B-1

 .    General Physics Eta Pro (Performance Monitoring) Server
 .    NO\\x\\ System Average Server
 .    Safety Tag Out System (Runs on the NO\\x\\ Server)
 .    All Portable Communications Equipment


Other Equipment
---------------
 .    All Vehicles
 .    Plan Computers/Network/Software-MIS systems
 .    Surveillance Cameras
 .    Snow Plowing Equipment
 .    Yard Maintenance Equipment
 .    Small tools


Fuel Supply
----------
 .    Dock Facilities (as defined in Appendix A)
 .    Retained Oil Pipeline (as defined in Appendix A)


Transmission System
-------------------
 .    Retained Power and Control Lines (as defined in Appendix A)


Miscellaneous
-------------
 .    Administration Building
 .    Railroad Tracks
 .    Site Security Buildings
 .    Warehouses, Receiving, Storage and Inventory Control Facilities
 .    Storerooms
 .    Security Fencing and Entry Gates
 .    Maintenance Management System Data Base

                                   Exh. B-2

                                                                       EXHIBIT B
                                                                              to
                                                                   Participation
                                                                       Agreement
                                                                       ---------

                                    Form of
                                     Deed
                                     ----

                                                                  Execution Copy

WHEN RECORDED, RETURN TO:

Christopher Moore, Esq.
Orrick, Herrington & Sutcliffe LLP
666 Fifth Avenue
New York, New York 10103

______________________________________________________________________________


                             BARGAIN AND SALE DEED



                            Dated as of May 8, 2001



                                      by


                            DYNEGY ROSETON, L.L.C.,
                                  as Grantor



                                  in favor of



                                ROSETON OL LLC
                                  as Grantee


                             Roseton Units 1 and 2


  ___________________________________________________________________________

                     Land Located in the City of Newburgh
                          County of Orange, New York

                             BARGAIN AND SALE DEED
                             ---------------------

     THIS BARGAIN AND SALE DEED, made as of this 8th day of May, 2001 between

     DYNEGY ROSETON, L.L.C., a Delaware limited liability company having an office at 992 River Road, Newburgh, New York 12550, (hereinafter, "Grantor"),
                                                                   -------

     and

     ROSETON OL LLC, a Delaware limited liability company (hereinafter, "Grantee"), with an address at 1100 North Market Street, Wilmington, Delaware
 -------
19890.

     WITNESSETH, that Grantor, in consideration of ONE AND 00/100 DOLLAR ($1.00), lawful money of the United States, and other good and valuable consideration paid by Grantee, does hereby grant and release unto Grantee, and the successors and assigns of Grantee forever, the fixtures, structures, buildings, improvements and other items (BUT EXCLUDING LAND) constituting real property and which comprises the Facility (as hereinafter defined), which Facility is located on those tracts or parcels of land situate in the Town of Newburgh, County of Orange, State of New York, as more particularly described on Exhibit A-1 attached hereto and made a part hereof (hereinafter referred to as
-----------
the "Facility Site"), on Exhibit A-2 attached hereto and made a part hereof
     -------------
(hereinafter referred to as the "Additional Facility Site") and, with respect to
                                 ------------------------
the portion of the Facility known as the R-S 13.8 kV overhead transmission line, on certain property adjacent to the Facility Site;

     TO HAVE AND TO HOLD the Facility herein granted unto Grantee and the successors and assigns of Grantee forever, as herein set forth.

          1. NOTWITHSTANDING (i) THE TITLE OF THIS DEED AS A "BARGAIN AND SALE DEED", OR (ii) ANY COVENANTS IMPLIED BY LAW AS A RESULT THEREOF OR OTHERWISE DEEMED MADE HEREIN, THE FOLLOWING COVENANTS, TOGETHER WITH THOSE SET FORTH IN THE "PARTICIPATION AGREEMENT" (AS HEREINAFTER DEFINED) AND IN THE "BILL OF SALE" (AS HEREINAFTER DEFINED), ARE THE ONLY COVENANTS MADE BY THE GRANTOR IN THIS BARGAIN AND SALE DEED AND/OR WITH RESPECT TO THE FACILITY: (A) that Grantor is seized of the Facility in fee simple, and has good right to convey the same and that Grantee shall quietly enjoy the Facility; (B) that the Facility is free from encumbrances, except for the title exceptions described in Exhibit D
                                                                ---------
attached hereto and made a part hereof (the "Permitted Encumbrances") and
                                             ----------------------
immediately after the conveyance described herein, shall be subject to the right of first refusal in favor of Grantor contained in Section 14.2 of the Participation Agreement, dated as of May 1, 2001 (the "Participation
                                                       -------------
Agreement"), among Grantor, Grantee, Wilmington Trust Company in the capacities
---------
referred to therein, the Owner Participant, and The Chase Manhattan Bank, as Lease Indenture Trustee and as Pass Through Trustees, such provisions being fully set forth on Exhibit E attached hereto and made a part hereof; (C) that
                   ---------
Grantor will execute or procure any further necessary assurance of title to the Facility; (D) that Grantor will forever warrant title to the Facility; and (E) that Grantor, in compliance with Section 13 of the Lien Law, covenants that it will receive the consideration for this conveyance and will hold the right to receive such consideration as a trust fund to be applied first for the purpose of paying the cost of the improvement of the Facility and will apply the same first to the payment of the cost of improvement before using any part of the total of the same for any other purpose.

          2.   The Roseton Generating Facility (the "Facility") conveyed hereby
                                                     --------
is more particularly described on Exhibit B and Exhibit B-1 attached hereto and
                                  ---------     -----------
made a part hereof. The Facility does not include any of the retained assets ("Retained Assets") that are more particularly described on Exhibit C attached
  ---------------                                           ---------
hereto and made a part hereof. Simultaneously herewith, Grantor has executed and delivered a bill of sale dated of even date herewith (the "Bill of Sale"),
                                                           ------------
pursuant to which Grantor has conveyed to Grantee any and all portions of the Facility that may be deemed to be personal property under the laws of the State of New York.

          3. The capitalized terms used in this Bargain and Sale Deed, including the foregoing recitals, and not otherwise defined herein, shall have the respective meanings specified in Appendix A attached hereto and made a part
                                     ----------
hereof.


               [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, Grantor has duly executed this Bargain and Sale Deed as of the day and year first above written.


                              DYNEGY ROSETON, L.L.C.


                              By:___________________________

STATE OF NEW YORK   )
                    ss.:
COUNTY OF NEW YORK  )


On the ___ day of May in the year 2001 before me, the undersigned, a notary public in and for the State, personally appeared _______________________ personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the individual or the person upon behalf of which the individual acted, executed this instrument.


_____________________________
      Notary Public

                                  EXHIBIT A-1
                                  -----------

                                 FACILITY SITE

ALL those parcels of land situate in the Town of Newburgh, County of Orange and State of New York, bounded and described as follows:

                               ROSETON PARCEL 1A

BEGINNING at the southwesterly corner of the herein described parcel, said point being at the intersection of the northerly line of lands now or formerly of Amerada Hess Corporation and the centerline of River Road, said point of beginning also being distant North 49 degrees 50 minutes 24 seconds West 26.00 feet from a Central Hudson Gas and Electric Corporation monument recovered (leaning), thence along the centerline of River Road the following five (5) courses and distances:

1.  North 23 degrees 58 minutes 06 seconds East 92.30 feet,
2.  North 26 degrees 12 minutes 36 seconds East 415.37 feet,
3.  North 06 degrees 40 minutes 24 seconds West 107.80 feet,
4. North 17 degrees 35 minutes 24 seconds West 531.00 feet, thence leaving said centerline of River Road,
5. South 88 degrees 13 minutes 54 seconds East 28.39 feet, to a point on the easterly line of River Road, thence along said easterly line of River Road the following eight (8) courses and distances:
6.  North 16 degrees 30 minutes 34 seconds West 27.81 feet,
7.  North 04 degrees 36 minutes 36 seconds East 179.41 feet,
8.  North 25 degrees 57 minutes 11 seconds East 168.53 feet,
9.  North 27 degrees 23 minutes 11 seconds East 60.03 feet,
10.  North 19 degrees 43 minutes 36 seconds East 71.98 feet,
11.  North 11 degrees 36 minutes 26 seconds East 259.68 feet,
12. 207.64 feet on a curve to right having a radius of 200.90 feet and a long chord of North 41 degrees 13 minutes 16 seconds East 198.55 feet,
13.  North 70 degrees 50 minutes 06 seconds East 319.12 feet,
14. 397.50 feet on a curve to the left having a radius of 245.00 feet and a long chord of North 24 degrees 21 minutes 19 seconds East 355.31 feet to a point on the easterly line of Danskammer Road, thence running along the former division line between Rice and Brooks to the north (Danskammer Site) and the Jova Brick Company, Inc. to the south (Roseton Site) the following ten (10) courses and distances:
15.  North 52 degrees 03 minutes 46 seconds East 253.71 feet,
16.  South 25 degrees 12 minutes 14 seconds East 140.00 feet,
17.  South 73 degrees 52 minutes 14 seconds East 544.00 feet,

                                  Exh. A-1-1

18.  South 83 degrees 37 minutes 44 seconds East 121.42 feet,
19.  South 73 degrees 20 minutes 34 seconds East 330.00 feet,
20.  South 77 degrees 21 minutes 44 seconds East 146.00 feet,
21.  South 73 degrees 15 minutes 44 seconds East 100.00 feet,
22.  South 77 degrees 12 minutes 14 seconds East 144.00 feet,
23.  South 67 degrees 42 minutes 14 seconds East 73.50 feet,
24. South 55 degrees 02 minutes 14 seconds East 217.14 feet to the westerly line of lands now or formerly of CSX Rail Corp., thence along said westerly line of lands of CSX Rail Corp. the following five (5) courses and distances:
25.  South 27 degrees 01 minutes 46 seconds West 565.84 feet,
26. 846.30 feet on a curve to the right, having a radius of 2815.50 feet and a long chord of South 35 degrees 38 minutes 26 seconds West 843.11 feet,
27. South 44 degrees 15 minutes 06 seconds West 488.41 feet to a point on the southerly line of lands formerly of the Jova Brick Works (now R.T.I.C.) said point also being on the northerly line of lands formerly of the Atlantic Refining Company (now R.T.I.C.), thence continuing along the aforementioned westerly line of lands now or formerly of CSX Rail Corp.,
28. South 44 degrees 15 minutes 06 seconds West 1310.89 feet to a point on the aforementioned northerly line of lands now or formerly of Amerada Hess Corporation, thence along said northerly line of lands now or formerly of Amerada Hess Corporation,
29. North 49 degrees 50 minutes 24 seconds West generally along the southerly face of timber cribbing, 888.84 feet to the point of BEGINNING.

Excepting therefrom, the Additional Facility Site described on Exhibit A-2.

                                  Exh. A-1-2

                               ROSETON PARCEL 4

ALL that parcel of land, now or formerly under the waters of Hudson River, situated in the Town of Newburgh, County of Orange, bounded and described as follows:

BEGINNING at a point in the division line between grants of land under water to J.C. Bancroft Davis by patent dated June 25, 1869 and Governeur M. Armstrong and others by patent dated November 13, 1869 at its intersection with the easterly right-of-way line of the Penn Central Railroad, said point 49.56 feet as measured along said division line from its intersection with the centerline of said railroad at station 326+601.0; thence into the waters of Hudson River and along said division line;

1. South 43 degrees 00 minutes 20 seconds East, 369.93 feet to the northeasterly corner of said grant to J.C. Bancroft Davis; thence along the easterly line of said grant
2. South 55 degrees 44 minutes 40 seconds West, 1,273.75 feet to its intersection with the division line between the lands of Central Hudson Gas and Electric Corporation, by deed dated June 24, 1966 and filed in the Orange County Clerk's Office in Liber 1747 of Deeds at Page 830 on the north and Hess Oil & Chemical Corporation on the south; thence along said division line,
3. North 49 degrees 50 minutes 20 seconds West 226.07 to the beforementioned easterly right-of-way line of the Penn Central Railroad; thence along said right-of-way line,
4. North 44 degrees 15 minutes 10 seconds East 1,299.41 feet to the point of BEGINNING.

                                  Exh. A-1-3

                               ROSETON PARCEL 6

ALL that parcel of land, now or formerly under the waters of Hudson River, situated in the Town of Newburgh, County of Orange, bounded and described as follows:

BEGINNING at a point in the division line between grants of land under water to J.C. Bancroft Davis by patent dated June 25, 1869 and Governeur M. Armstrong and others by patent dated November 13, 1869 at its intersection with the easterly right-of-way line of the Penn Central Railroad, said point being 33.04 feet as measured along said division line from its intersection with the centerline of said railroad at station 326+601; thence along said easterly right-of-way line the following five (5) courses and distances:

1.  North 44 degrees 15 minutes 10 seconds East 492.08 feet,
2. 753.03 feet on a curve to the left, having a radius of 2,898.00 feet and a long chord of North 36 degrees 48 minutes 30 seconds East 750.92 feet,
3.  South 60 degrees 38 minutes 10 seconds East 16.50 feet,
4. 118.73 feet on a curve to the left, having a radius of 2,914.50 feet and a long chord of North 28 degrees 11 minutes 50 seconds East 118.71 feet,
5. North 27 degrees 01 minutes 50 seconds East 554.30 feet to the division line between lands of Central Hudson Gas & Electric Corporation, Consolidated Edison Company of New York, Inc. and Niagara Mohawk Power Corporation, as tenants in common, by deed dated May 14, 1968 on the south and Central Hudson Gas and Electric Corporation on the north; thence along said division line,
6. South 64 degrees 57 minutes 10 seconds East 143.02 feet, thence continuing along said division line partially on land and partially into the waters of the Hudson River,
7. South 43 degrees 00 minutes 20 seconds East 451.71 feet to the exterior line of said grant of land under water to Governeur M. Armstrong and others; thence along said exterior line
8.  South 38 degrees 18 minutes 22 seconds West 1,239.88 feet and
9. South 52 degrees 29 minutes 44 seconds West 700.00 feet to the beforementioned division line between the grants of land under water to Governeur M. Armstrong and J.C. Bancroft Davis; thence along said division line,
10. North 43 degrees 00 minutes 20 seconds West 336.45 feet to the point of BEGINNING.

                                  Exh. A-1-4

                                  EXHIBIT A-2
                                  -----------

                       ROSETON ADDITIONAL FACILITY SITE

All that parcel of land situate in the Town of Newburgh, County of Orange and State of New York bounded and described as follows:

Beginning at a point within the bounds of a 107.08 acre parcel conveyed by Niagara Mohawk Power Corporation, Consolidated Edison Company of New York, Inc. and Central Hudson Gas and Electric Corporation to Dynegy Roseton, L.L.C. by deed dated January 30, 2001 and recorded February 2, 2001 in the Orange County Clerk's Office in Liber 5454 of Deeds at Page 250, said point of beginning being distant North 34" - 34' - 59" East 580.46 feet from the southwesterly corner of the aforementioned 107.08 acre parcel, then through the aforementioned 107.08 acre parcel of land of Dynegy Roseton, L.L.C. the following nine (9) courses and distances:

1.  North 01" - 50' - 00" East 919.87 feet,
2.  North 73" - 26' - 00" East 551.59 feet,
3.  South 43" - 47' - 00" East 320.32 feet,
4. South 28" - 58' - 00" East 971.38 feet to a point being distant 85 feet northwesterly (measured at right angles) from the westerly line of lands now or formerly of CSX Rail Corp., thence running parallel to and distant 85 feet northwesterly (measured at right angles) from the aforementioned westerly line of CSX Rail Corp.,
5. South 44" - 15' - 06" West 744.00 feet, thence continuing through the aforementioned 107.08 acre parcel of lands of Dynegy Roseton, L.L.C.,
6.   North 22" - 10' - 00" West 295.00 feet,
7.   North 50" - 43' - 00" West 284.00 feet,
8.   North 78" - 19' - 00" West 296.00 feet, and
9.   North 77" - 29' - 37" West 112.71 feet to the point of beginning.

Containing 27.380 acres, more or less.

                                  Exh. A-2-1

                                   EXHIBIT B
                                   ---------

                          Description of The Facility
                          ---------------------------

     The Roseton Electric Generation Station Unit 1 and Unit 2, a two-unit power generation facility comprised of two oil/gas-fired steam turbine-generator sets, the station structure, and, except as described below, all fixtures, components and equipment attached thereto, and all station auxiliary and support equipment and systems relating to such Units, located in the Town of Newburgh, in the County of Orange, in the State of New York, which Facility shall specifically include each of the assets listed on Exhibit B-1 hereto.

     The Facility does not include (x) any furniture, fixtures, office equipment (including, personal computers and related equipment, miscellaneous small tools and equipment, materials and supplies inventories), spare part inventories, or vehicles, or (y) any of the assets listed on Exhibit C hereto.

                                   Exh. B-1

                                                                     Exhibit B-1
                                                                              to
                                                                            Deed

                                    Roseton
                     Facility Assets Owned by Owner Lessor
                     -------------------------------------

Generating Station/General
--------------------------
 .  Units 1 and 2, including:
   .  DI System
   .  Plant UPS System, including Associated Battery and Battery Charger
   . DC Cable from the Plant Battery System, both Plant Batteries, Battery Chargers and Panel Boards
   .  Condensate Treatment and Storage System
   .  Domestic Water Supply Tank
   .  C.E. Boiler for Units 1 and 2 and Related Auxiliary Equipment
   .  General Electric Turbines for Units 1 and 2, Serial Numbers 170x490 (Unit
      1) and 170x486 (Unit 2) and Related Auxiliary Equipment
   . General Electric Generators for Units 1 and 2, Serial Numbers 180x490 (Unit 1) and 180x496 (Unit 2),
   . including Excitation and Voltage Regulating Equipment and Related Auxiliary Equipment
   .  Isolated Phase Bus from Generators to GSU and Auxiliary Transformers
   .  Westinghouse Main Transformers for Unit 1
   .  Cooper Power Systems Main Transformers for Unit 2
   .  Westinghouse Station Service Transformers for Units 1 and 2
   .  Max 1 L&N Combustion Control System for Units 1 and 2
   .  Westinghouse WDPF, Burner Management System for Units 1 and 2
   .  General Electric MHC, Turbine Control System for Units 1 and 2
   .  DEC Vax 4000, Data Acquisition System for Units 1 and 2
   .  Emergency Diesel Generator
   .  All Motors in Units 1 and 2
   .  All Relays, Instrumentation and Metering in Units 1 and 2
   .  All Connected Power, Control and Instrument Cables in Units 1 and 2
   .  Grounding and Lightning Protection Equipment for Units 1 and 2
   .  Chimneys with Warning Lights
 .  Protective Relay Schedules that are located in the Roseton Generating Plant.
   Wastewater Treatment Facility
 .  Waste Treatment Ponds
 .  Cooling Water Intake and Discharge System
 .  City Water Supply Mains and Metering Devices
 .  R-S Tie Line for Start-up and Auxiliary Power
 .  Auxiliary Boiler
 .  Switchgear, Load Centers and Motor Control Centers for Units 1 and 2
 .  Makeup Water Demineralizer

                                  Exh. B-1-1

Environmental
-------------
 .  Two Dust Collectors Units 1 and 2
 .  Continuous Emission Monitoring System
 .  Sewage Collection and Treatment Facility
 . Chemical Spill Control, Containment Equipment and Storage Tanks . Oil/Water Separators
 .  Solid Waste Collection and Disposal Equipment
 .  Water Treatment for Effluent
 .  Bottom Ash/Salt Storage Building
 .  Oil Spill Containment Boom

Fuel Supply
-----------
 .  Two 376,000 gallon No. 6 Fuel Oil Day Tanks
 .  Fuel Oil Storage Tank Farm - Six 8,000,000 gallon No. 6 Fuel Oil Tanks
 .  One 150,000 gallon No. 2 Fuel Oil Tank
 .  Fuel Oil Transfer Pump Houses
 .  Oil Pipelines between Facility/Storage Tanks and the Fuel Oil Pump House
 .  Fuel Oil and Natural Gas Metering Devices
 . Natural Gas Supply Main from Regulator Station to Facility - all piping and equipment from the discharge of the shut-off valves to Facility, including the relief valve
 .  Gas Chromatograph
 .  Dock equipment and facilities that are not included in the definition of
   "Dock Facilities"
 .  Fuel Oil Heat Tracing System

Buildings
---------
 .  Main Building Housing Units 1 and 2, including
   .  Administrative Offices in the Main Building
   .  Chemistry Laboratory
   .  Maintenance Shops
   .  Control Room
   .  Building Heating and Ventilation System
   .  Training Rooms
   .  Locker Rooms, Showers, Toilets, Lunch Rooms, Kitchen
   .  Elevators

Fire Protection/Prevention System
---------------------------------
 .  Hydrant and Hose Stations
 .  Fire Detection System
 .  Pump Houses
 .  Co\\2\\ and Chemical Systems

                                   Exh. B-1-2

Communication
-------------
 .  Plant Monitoring System
 .  Any copper communication cables and associated terminating equipment located on site that is not owned by Central Hudson
 .  Equipment installed at the plant for purposes of radio communications
   (excluding portable communications equipment)
 . All fiber optic cables, including the cable that connects the Danskammer and Roseton Plants, and the associated terminating equipment. This equipment includes fiber optic cables, fiber optic terminal equipment, and associated multiplexing equipment, racks, and patch panels
 .  Telephone Vault
 .  Plant PA/Paging System

Transmission and Start-up Transformers
--------------------------------------
 .  High -Voltage Electrical Equipment (as defined in Appendix A)
 .  2 Start-up Transformers (located in Danskammer substation)
 . 2 Station Service/Start-Up Power Breakers and Associated Switches (located in Danskammer substation)

Miscellaneous
-------------
 .  Perimeter Lighting
 . Bulk Chemical Storage System (Hydrogen, CO2 Nitrogen, Lubricants) . Cathodic Protection Systems
 .  Area Lighting (Powerhouse, Dock, Fuel Terminal, Parking Areas)

                                   Exh. B-1-3

                                   EXHIBIT C
                                   ---------

               Facility Assets Retained by Dynegy Roseton, L.L.C.
               --------------------------------------------------

Generation
----------
 .  Spare Transformer Acquired from Consolidated Edison
 .  Capital Spare Parts                                         Quantity
   .  Rotating Assembly, Injection Water Booster Pump               1
   .  Pump, Boiler Circulating Pump                                 1
   .  Shaft Boiler Circulating Pump                                 2
   .  Impeller, Boiler Circulating Pump                             2
   .  Motor, Boiler Circulating Pump                                1
   .  Rotating Assembly, Condensate Pump                            1
   .  Pump Assembly, Primary Oil Pump                               1
   .  Rotating Assembly, Primary Oil Pump                           1
   .  Rotating Assembly, Boiler Feed Pump                           1
   .  Shaft, Boiler Feed Pump                                       1
   .  Pump Assembly, Boiler Feed Pump Hydraulic Tool                1
   .  Coupling Assembly, Boiler Feed Pump                           1
   .  Shaft, Upper, River Circulating Water Pump                    1
   .  Shaft, Lower, River Circulating Water Pump                    1
   .  Coupling, River Circulating Water Pump                        1
   .  Motor, Forced Draft Fan                                       1
   .  Full Set Stator Coil, Induced Draft Fan Motor                 1
   .  Rotating Assembly, Electric and Diesel Fire Pump              1
   .  Valve, Outer Control Valve Main Turbine                       1
   .  Isophase Duct, for Spare MSU Transformer                      1
   .  Isophase Duct, for Unit 2 MSU Transformer                     1
   .  Screen, Traveling Water                                       1

Environmental
-------------
 .  SO2 and NOX Emissions Credits

Communication
---------------
 .  All FCC licenses
 .  Telephone switches, voicemails, twisted pair wiring, punch blocks, cross connects and telephone instruments
 .  Voice and Data Communication Systems  (LAN, Servers, T1 Connection)
 .  File and Print Server
 .  Lotus Notes Server
 .  Lotus Notes Backup Server
 .  General Physics Eta Pro (Performance Monitoring) Server
 .  NOx System Averaging Server
 .  Safety Tag Out System (Runs on the NOx Server)

                                    Exh. C-1

 .  All Portable Communications Equipment

Other Equipment
---------------
 .  All Vehicles
 .  Plan Computers/Network/Software-MIS systems
 .  Surveillance Cameras
 .  Snow Plowing Equipment
 .  Yard Maintenance Equipment
 .  Small tools

Fuel Supply
-----------
 .  Dock Facilities (as defined in Appendix A)
 .  Retained Oil Pipeline (as defined in Appendix A)

Transmission System
-------------------
 .  Retained Power and Control Lines (as defined in Appendix A)

Miscellaneous
-------------
 .  Administration Building
 .  Railroad Tracks
 .  Site Security Buildings
 .  Warehouses, Receiving, Storage and Inventory Control Facilities
 .  Storerooms
 .  Security Fencing and Entry Gates
 .  Maintenance Management System Data Base

                                    Exh. C-2

                                   EXHIBIT D
                                   ---------

                             PERMITTED ENCUMBRANCES

     1.   Taxes which are a lien, but not yet due and payable.

     2. Any and all matters that are shown on the survey made by Hayward & Pakan Associates, dated April 4, 2001, and certified as of May 4 2001, as Job No. 11866-01.

     3. Rights of the public in and to any land lying in the beds of public streets.

     4. Rights of the United States government to establish harbor, bulkheads or pierhead lines or to change or alter any such existing lines and pursuant thereto to remove or compel the removal of fill and existing improvements thereon (including buildings or other structures) from lands now or formerly lying below the high water mark of the Hudson River.

     5. Rights of the United States government and the State of New York or any of their department or agencies to regulate and control the use of piers, bulkheads, land now or formerly under water and land adjacent thereto.

     6. Riparian rights of others to use and flow of the waters of the Hudson River.

     7. Flow rights and easements of others and the Grantor to and over brooks and/or streams crossing the Premises.

     8. Grant of Easement made between Consolidated Rail Corporation and Central Hudson Gas & Electric Corporation recorded in Liber 3716 Page 230.

     9. The rights of ingress and egress, if any, of the County of Dutchess, the United States or the Federal Aviation Administration for purposes of installing, maintaining and operating certain Outer Marker Facilities on lands formerly owned by Central Hudson Gas & Electric Corporation.

     10. New York Telephone Company easement recorded in Liber 1365 Page 421 and Liber 1365 Page 422.

     11. New York Telephone Company easement and right of way recorded in Liber 1321 Page 9.

     12. Permanent Easement for Power Transmission Lines in favor of Power Authority of the State of New York Marcy South Transmission Facilities recorded in Liber 4134 Page 186.

     13. Rights of others and/or obligations arising under a certain instrument between Jova Brick Works and the West Shore Railroad Company dated 3/29/24 and recorded in Liber 644 Page 516.

     14. Those certain rights reserved by Phoenix Development Company, Inc., and assigned to Central Hudson Gas & Electric Corporation, within that certain Corrective Deed

                                    Exh. D-1
dated September 14, 1970 from Phoenix Development Company, Inc. to Central Hudson Gas & Electric Corporation, Consolidated Edison Company of New York, Inc. and Niagara Mohawk Power Corporation, recorded in Liber 1856 at Page 454, Orange County, New York; specifically as to (i) the easement reserved by Phoenix Development Company, Inc. for access from the eastern terminal of the road providing access to the Roseton Plant easterly across land now or formerly of Penn Central Company and thence northerly to the lands of Central Hudson Gas & Electric Corporation, (ii) an easement over all roads on Parcels 1 and 2 as described in said Corrective Deed, including such roads as shall connect or be joined with the easement described under (i) above, but excluding the easements and rights specifically terminated above.

     15. Those certain rights reserved by Central Hudson Gas & Electric Corporation within that certain Deed dated September 14, 1970 from Central Hudson Gas & Electric Corporation to Central Hudson Gas & Electric Corporation, Consolidated Edison Company of New York, Inc. and Niagara Mohawk Power Corporation, recorded in Liber 1856 at Page 484, Orange County, New York; specifically as to (i) an easement and right of way for an oil pipeline running in an easterly direction approximately parallel to the tracks of the Penn Central Company from the westerly boundary line of Parcel 3 as described in said Deed to the westerly boundary line of lands of Central Hudson Gas & Electric Corporation, Consolidated Edison Company of New York, Inc. and Niagara Mohawk Power Corporation, and (ii) an access easement from the eastern terminal of the road providing access to the Roseton Plant easterly across the lands now or formerly of Penn Central Company and thence northerly to the lands of Central Hudson Gas & Electric Corporation, but excluding the easements and rights specifically terminated above.

     16. Perpetual Easement to the City of New York (Board of Water Supply) acquired for the purpose of constructing, operating and maintaining an aqueduct tunnel as acquired in judicial proceedings under Chapter 724 of the Laws of 1905, as the same are recited in Liber 1856 at Page 454 and in Liber 1856 at Page 484.

     17. The rights of Central Hudson Gas & Electric Corporation in and to an oil pipeline easement and right of way as created pursuant to that certain Grant of Easement and Right of Way dated September 14, 1970 from Central Hudson Gas & Electric Corporation, Consolidated Edison Company of New York, Inc. and Niagara Mohawk Power Corporation to Central Hudson Gas & Electric Corporation, recorded in Liber 1856 at Page 469, Orange County, New York.

     18. That certain Easement Agreement dated December 20, 1996 from Central Hudson Gas & Electric Corporation, Consolidated Edison Company of New York, Inc. and Niagara Mohawk Power Corporation to Central Hudson Gas & Electric Corporation, recorded in Liber 4695 at Page 239, Orange County, New York.

     19. The rights, if any, of Amerada Hess Corporation to install, maintain and operate an oil pipeline on the subject lands.

     20. The rights and obligations arising under a certain Easement Agreement dated as of January 30, 2001, by and between Grantor, Dynegy Danskammer, L.L.C. and Central Hudson Gas & Electric Corporation, recorded in Liber 5455 at Page 1, Orange County, New York.

                                    Exh. D-2

     21. The rights and obligations arising under a certain Cross Easement Agreement dated as of May 8, 2001, by and between Grantor and Dynegy Danskammer, L.L.C., to be recorded immediately prior to the Bargain and Sale Deed to which this Exhibit D is attached in Orange County, New York.

                                    Exh. D-3

                                   EXHIBIT E
                                   ---------

RIGHT OF FIRST REFUSAL

Section 14.2 Right of First Refusal. In the event the Equity Investor or the Owner Participant desires to, directly or indirectly, sell, lease, convey or otherwise transfer all or any part of its interest in the Owner Participant or the Member Interest or cause the Owner Lessor to sell its Owner Lessor's Interest on, or within three years after, the expiration or termination of the Facility Lease to any Person other than the Company or an Affiliate of the Owner Participant, such Owner Lessor's Interest or Owner Participant's Member Interest, as the case may be, shall, unless such expiration or termination occurred in connection with the exercise of remedies upon a Lease Event of Default, be subject to the Company's right of first refusal on the terms and conditions set forth in this Section 14.2. The Equity Investor or the Owner Participant will give the Company prompt written notice of all offers that have been received from any other Person to purchase or acquire such interest in the Owner Lessor's Interest or Owner Participant's Member Interest or any part of either, and which offers it wishes to accept, together with a full and complete statement of the price and all of the terms, conditions and provisions contained in such offers (other than the representations referred to in the second succeeding sentence). The Company will thereafter have the right within a period of forty-five (45) days from and after the receipt by the Company of such notice to notify Equity Investor or the Owner Participant of its irrevocable intent to exercise its rights of first refusal. If the Company elects to exercise the right provided in the preceding sentence, it will within forty-five
(45) days of such notice execute a contract on the same terms and conditions (except that such Equity Investor or Owner Participant shall not be required to make any representations to the Company with respect to matters regarding the Facility (even though such representations are being offered to a potential third party purchaser) other than the absence of the Owner Lessor's Liens) as the offer giving rise to such right and will purchase the interest in the Owner Participant or the Member Interest, as the case may be, within ninety (90) days after such execution; provided, however, that such 90-day period shall be extended for an additional period not to exceed 180 days, as may be reasonably necessary, to obtain any regulatory approvals that may be required to consummate such purchase. If the Company does not (i) give such notice to the Owner Participant within the forty-five (45) day period or (ii) does not execute such a contract within forty-five (45) days of such notice or (iii) cause such sale to occur within ninety (90) days after such execution (unless the failure to execute the contract within forty-five (45) days or cause such sale to occur within 90 days is attributable to acts or omissions of the Owner Participant), the Owner Participant will be free to proceed with such sale, lease, conveyance or transfer on the terms and conditions set forth in such bid. In the event that such terms or conditions are revised to be materially less favorable, taken as a whole, to the Equity Investor or the Owner Participant (including any reduction in price or a change in the terms of payment thereof in a manner that is beneficial to the potential purchaser), the Owner Participant must again comply with the notice and a change in acceptance provisions of this Section
14.2. In connection with the Company's exercise of the right of first refusal pursuant to this Section 14.2 with respect to the Owner Lessor's Interest, the Ground Interest shall be conveyed to the Company.

                                    Exh. E-1

                                                                      Appendix A
                                                                              To
                                                           bargain and sale deed
                                                           ---------------------

                                  Definitions
                                  -----------


                                   APPEN. A-1

                                                                     EXHIBIT C-1
                                                                              to
                                                                   Participation
                                                                       Agreement
                                                                       ---------

                                    Form of
                                Facility Lease
                                --------------

                                                                    Exhibit 4.8a

                                                                  Execution Copy



================================================================================


                           Facility Lease Agreement

                            Dated as of May 8, 2001

                                    between

                                Roseton OL LLC,
                                as Owner Lessor

                                      and

                            Dynegy Roseton, L.L.C.,
                              as Facility Lessee



                    ______________________________________
                             Roseton Units 1 and 2

================================================================================
CERTAIN OF THE RIGHT, TITLE AND INTEREST OF THE OWNER LESSOR IN AND TO THIS LEASE AND THE RENT DUE AND TO BECOME DUE HEREUNDER HAVE BEEN ASSIGNED AS COLLATERAL SECURITY TO, AND ARE SUBJECT TO A SECURITY INTEREST IN FAVOR OF THE CHASE MANHATTAN BANK, NOT IN ITS INDIVIDUAL CAPACITY BUT SOLELY AS LEASE INDENTURE TRUSTEE UNDER AN INDENTURE OF TRUST, MORTGAGE AND SECURITY AGREEMENT, DATED AS OF MAY 8, 2001, BETWEEN SAID LEASE INDENTURE TRUSTEE, AS SECURED PARTY, AND THE OWNER LESSOR, AS DEBTOR. SEE SECTION 21 HEREOF FOR INFORMATION CONCERNING THE RIGHTS OF THE ORIGINAL HOLDER AND THE HOLDERS OF THE VARIOUS COUNTERPARTS HEREOF.

                               TABLE OF CONTENTS

                                                                                     Page
SECTION 1.    DEFINITIONS..........................................................    1
SECTION 2.    LEASE OF THE FACILITY................................................    1
     Section 2.1.    Lease.........................................................    1
     Section 2.2.    Personal Property.............................................    2
SECTION 3.    FACILITY LEASE TERM AND RENT.........................................    2
     Section 3.1.    Basic Lease Term..............................................    2
     Section 3.2.    Rent..........................................................    2
     Section 3.3.    Supplemental Lease Rent.......................................    3
     Section 3.4.    Adjustment of Lease Schedules.................................    4
     Section 3.5.    Manner of Payments............................................    6
SECTION 4.    DISCLAIMER OF WARRANTIES; RIGHT OF QUIET ENJOYMENT...................    7
     Section 4.1.    Disclaimer of Warranties......................................    7
     Section 4.2.    Quiet Enjoyment...............................................    8
SECTION 5.    RETURN OF FACILITY...................................................    8
     Section 5.1.    Return........................................................    8
     Section 5.2.    Condition Upon Return.........................................    9
     Section 5.3.    Environmental Reports; Clean-up...............................   10
SECTION 6.    LIENS................................................................   11
SECTION 7.    MAINTENANCE; REPLACEMENTS OF COMPONENTS..............................   11
     Section 7.1.    Maintenance...................................................   11
     Section 7.2.    Replacement of Components.....................................   12
     Section 7.3.    Compliance with Environmental Laws............................   12
SECTION 8.    MODIFICATIONS........................................................   13
     Section 8.1.    Required Modifications........................................   13
     Section 8.2.    Optional Modifications........................................   13
     Section 8.3.    Title to Modifications........................................   13
SECTION 9.    NET LEASE............................................................   14
SECTION 10.   EVENTS OF LOSS.......................................................   16
     Section 10.1.   Occurrence of Events of Loss..................................   16
     Section 10.2.   Payment of Termination Value; Termination of Periodic Lease
                       Rent and Renewal Lease Rent.................................   19

                               TABLE OF CONTENTS
                                  (continued)

                                                                                     Page
     Section 10.3.   Rebuild or Replace............................................   21
     Section 10.4.   Application of Payments Not Relating to an Event of Loss......   24
     Section 10.5.   Certain Conditions to Termination.............................   24
SECTION 11.   INSURANCE............................................................   25
     Section 11.1.   Property Insurance............................................   25
     Section 11.2.   Liability Insurance...........................................   25
     Section 11.3.   Provisions with Respect to Insurance..........................   25
     Section 11.4.   Reports.......................................................   26
     Section 11.5.   Additional Insurance by Owner Lessor..........................   26
     Section 11.6.   Amendment of Requirements.....................................   26
     Section 11.7.   Application of Insurance Proceeds.............................   28
SECTION 12.   INSPECTION...........................................................   28
SECTION 13.   TERMINATION OPTION FOR BURDENSOME EVENTS.............................   29
     Section 13.1.   Election to Terminate.........................................   29
     Section 13.2.   Solicitation of Offers; Payments Upon Termination.............   30
     Section 13.3.   Procedure for Exercise of Termination Option..................   31
     Section 13.4.   Assumption of the Lessor Notes................................   32
     Section 13.5.   Certain Conditions to Termination.............................   32
SECTION 14.   TERMINATION FOR OBSOLESCENCE.........................................   33
     Section 14.1.   Termination...................................................   33
     Section 14.2.   Solicitation of Offers........................................   33
     Section 14.3.   Right of Owner Lessor to Retain Unit..........................   34
     Section 14.4.   Procedure for Exercise of Termination Option..................   35
     Section 14.5.   Certain Conditions to Termination.............................   37
SECTION 15.   LEASE RENEWAL........................................................   37
     Section 15.1.   First Wintergreen Renewal Lease Term..........................   37
     Section 15.2.   Second Wintergreen Renewal Lease Term.........................   38
     Section 15.3.   Fair Market Value Renewal Lease Terms.........................   38
     Section 15.4.   Renewal Lease Rent for the Renewal Lease Terms................   39
     Section 15.5.   Determination of Fair Market Rental Value.....................   39
     Section 15.6.   Termination Value During Renewal Lease Terms..................   40

                               TABLE OF CONTENTS
                                  (continued)

                                                                                    Page
SECTION 16.   EVENTS OF DEFAULT...................................................   40
SECTION 17.   REMEDIES............................................................   43
     Section 17.1.   Remedies for Lease Event of Default..........................   43
     Section 17.2.   Cumulative Remedies..........................................   46
     Section 17.3.   No Delay or Omission to be Construed as Waiver...............   46
SECTION 18.   SECURITY INTEREST AND INVESTMENT OF SECURITY FUNDS..................   46
SECTION 19.   FACILITY LESSEE'S RIGHT TO SUBLEASE.................................   47
SECTION 20.   OWNER LESSOR'S RIGHT TO PERFORM.....................................   48
SECTION 21.   SECURITY FOR OWNER LESSOR'S OBLIGATION TO THE LEASE INDENTURE
                TRUSTEE...........................................................   48
SECTION 22.   MISCELLANEOUS.......................................................   49
     Section 22.1.   Amendments and Waivers.......................................   49
     Section 22.2.   Notices......................................................   49
     Section 22.3.   Survival.....................................................   51
     Section 22.4.   Successors and Assigns.......................................   51
     Section 22.5.   "True Lease".................................................   51
     Section 22.6.   Governing Law................................................   51
     Section 22.7.   Severability.................................................   51
     Section 22.8.   Counterparts.................................................   51
     Section 22.9.   Headings and Table of Contents...............................   51
     Section 22.10.  Further Assurances...........................................   52
     Section 22.11.  Effectiveness................................................   52
     Section 22.12.  Limitation of Liability......................................   52
     Section 22.13.  Measuring Life...............................................   52

                               TABLE OF CONTENTS
                                  (continued)

                                                                                  Page
SCHEDULE 1-A - PERIODIC LEASE RENT AND SECTION 467 LOAN BALANCE PERCENTAGES
SCHEDULE 2-A - ALLOCATION, PROPORTIONAL RENT AND SECTION 467 INTEREST
               PERCENTAGES
SCHEDULE 3-A - TERMINATION VALUE PERCENTAGES
EXHIBIT A-1  - DESCRIPTION OF FACILITY SITE
EXHIBIT A-2  - DESCRIPTION OF ADDITIONAL FACILITY SITE
EXHIBIT B    - DESCRIPTION OF THE FACILITY
EXHIBIT B-1  - DESCRIPTION OF FACILITY ASSETS OWNED BY OWNER LESSOR
EXHIBIT C    - DESCRIPTION OF RETAINED ASSETS
APPENDIX     - DEFINITIONS

                            Facility Lease Agreement

     This FACILITY LEASE AGREEMENT, dated as of May 8, 2001 (this "Facility
                                                                   --------
Lease"), between ROSETON OL LLC, a Delaware limited liability company (the
-----
"Owner Lessor"), and DYNEGY ROSETON, L.L.C., a Delaware limited liability
 ------------
company (the "Facility Lessee").
              ---------------

                                  WITNESSETH:

     WHEREAS, pursuant to (i) the Deed of even date herewith that has been recorded with the Orange County Clerks Office, Orange County, New York on the date hereof, and (ii) the Bill of Sale of even date herewith, the Owner Lessor has acquired the Facility (as more fully described on Exhibit B from the Facility Lessee;

     WHEREAS, pursuant to this Facility Lease, the Owner Lessor desires to lease the Facility to the Facility Lessee for the Basic Lease Term and the Renewal Lease Terms, if any, provided herein, and the Facility Lessee desires to lease the Facility from the Owner Lessor on such terms;

     WHEREAS, the Facility is located on the Facility Site (as more particularly described on Exhibit A-1 hereto), but the Facility does not include the Facility Site or any part thereof, and no part of the Facility Site is being leased to the Facility Lessee under this Facility Lease; and

     WHEREAS, pursuant to the Site Lease, the Facility Lessee has leased the Ground Interest to the Owner Lessor for the Site Lease Term and pursuant to the Site Sublease the Owner Lessor has subleased the Ground Interest to the Facility Lessee for the term equal to a term of this Facility Lease, including any renewals hereof;

     NOW, THEREFORE, in consideration of the foregoing premises, the mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.   DEFINITIONS

     Unless the context hereof otherwise requires, capitalized terms used in this Facility Lease, including those in the recitals, and not otherwise defined herein shall have the respective meanings set forth in Appendix A to the Participation Agreement, dated as of May 1, 2001, among the Facility Lessee, the Owner Lessor, Roseton OP LLC, Wilmington Trust Company, as Lessor Manager, and The Chase Manhattan Bank, as Lease Indenture Trustee and Pass Through Trustees. The general provisions of such Appendix A shall apply to this Facility Lease including the terms used herein.

SECTION 2.   LEASE OF THE FACILITY

     Section 2.1. Lease. The Owner Lessor hereby leases the Facility, upon the terms and conditions set forth herein, to the Facility Lessee for the Basic Lease Term and, subject to the Facility Lessee's exercise of the renewal option or options in Section 15, one or more Renewal

Lease Terms, and the Facility Lessee hereby leases the Facility, upon the terms and conditions set forth herein, from the Owner Lessor for such term. The Facility Lessee and the Owner Lessor understand and agree that this Facility Lease is subject to the Permitted Encumbrances. The Facility shall be subject to the terms of this Facility Lease from the date on which this Facility Lease is executed and delivered.

     Section 2.2. Personal Property. Title to the Facility, and every portion thereof is severed, and shall be and remain severed, from title to the real estate constituting the Facility Site, and shall not, except as specifically contemplated by the Operative Documents, be affected in any way by any instrument dealing with the Facility Site or any part thereof. The Facility constitutes personal property for all purposes, other than possibly for the purposes of laws relating to ad valorem or property taxes.
                             -- -------

SECTION 3.   FACILITY LEASE TERM AND RENT

     Section 3.1. Basic Lease Term. The basic lease term of this Facility Lease for the Facility (the "Basic Lease Term") shall commence on the Closing Date and
                       ----------------
shall terminate at 11:59 p.m. (New York City time) on February 8, 2035, subject to earlier termination in whole pursuant to Section 10, 13, 14 or 17 hereof or with respect to either Unit pursuant to Section 10 or 14 hereof.

     Section 3.2.  Rent.

          (a)  Payment of Rent. The Facility Lessee hereby agrees to pay to the
               ---------------
Owner Lessor basic lease rent, payable with respect to the Basic Lease Term (the "Periodic Lease Rent") for the lease of the Facility as follows: each payment of
 -------------------
Periodic Lease Rent shall be payable on each Rent Payment Date in the amount equal to, subject to Section 3.4 hereof, the product of (x) the Purchase Price multiplied by (y) the Periodic Lease Rent Percentage set forth opposite such Rent Payment Date on Schedule 1-A hereto. In the event this Facility Lease shall have been terminated pursuant to Section 10 or 14 with respect to a Unit, Periodic Lease Rent payable on any Rent Payment Date thereafter shall be the amount calculated pursuant to the immediately preceding sentence multiplied by the Unit Percentage for the Unit that remains subject to this Facility Lease. Renewal Lease Rent shall be paid on the dates and in the amounts set forth in
Section 15. All Periodic Lease Rent and Renewal Lease Rent to be paid pursuant to this Section 3.2 shall be payable in the manner set forth in Section 3.5.

          (b)  Allocation of Rent. The Periodic Lease Rent allocated to each
               ------------------
Rent Payment Period for the use by the Facility Lessee of the Facility shall be an amount equal to the product of the Purchase Price multiplied by the Allocation Percentage for the Facility as set forth in Schedule 2-A hereof (the "Allocated Rent"). In the event this Facility Lease shall have been terminated
 --------------
pursuant to Section 10 or 14 with respect to a Unit, the Allocated Rent with respect to the remainder of the Basic Lease Term shall be the amount computed pursuant to the immediately preceding sentence multiplied by the Unit Percentage for the Unit that remains subject to this Facility Lease. Notwithstanding that Periodic Lease Rent is payable in accordance with Section 3.2(a) hereof and without limiting the Facility Lessee's payment obligations under Section 3.2(a), the Allocated Rent calculated pursuant to this Section 3.2(b) shall represent and be the amount of Periodic Lease Rent for which the Facility Lessee becomes liable on account of the use of the Facility for each calendar year included in whole or in part of the Basic Lease Term.

          (c)  Deduction/Inclusion of Rent and Interest Under Section 467 of the
               -----------------------------------------------------------------
Code. It is the intention of the Owner Lessor and the Facility Lessee that the
----
allocation of Periodic Lease Rent to each Rent Payment Period as provided in
Section 3.2(b) constitutes a specific allocation of fixed rent within the meaning of Treasury Regulation Section 1.467-1(c)(2)(ii) with the effect that the Owner Lessor and the Facility Lessee, on any federal income tax returns filed by them (or, on any income tax returns on which their income is included), shall accrue the amounts of rental income and rental expense, respectively, set forth for each Rent Payment Period in an amount equal to the product of the Purchase Price multiplied by the percentage set forth for such Rent Payment Period in Schedule 2-A under the caption "Proportional Rent Percentage" (the "Proportional Rent"). In addition, (i) if, with respect to any Rent Payment
 -----------------
Period, the percentage set forth for such Rent Payment Period under the caption "Section 467 Interest Percentage set forth in Schedule 2-A is positive, the Owner Lessor shall deduct interest expense and the Facility Lessee shall accrue interest income with respect to such period in an amount equal to the product of the Purchase Price multiplied by such percentage ("Lessor Section 467 Interest")
                                                   ---------------------------
and (ii) if, with respect to any Rent Payment Period, the percentage set forth for such Rent Payment Period under the caption "Section 467 Interest Percentage" set forth in Schedule 2-A is in parentheses, the Owner Lessor shall accrue interest income and the Facility Lessee shall deduct interest expense with respect to such period in an amount equal to the product of the Purchase Price multiplied by such percentage ("Lessee Section 467 Interest"). All Section 467
                                ---------------------------
Loan principal and interest is already included as part of Periodic Lease Rent and Termination Values, is payable as a portion thereof, and has been taken into account in the calculation of the percentage set forth under the heading "Periodic Lease Rent Percentage" on Schedule 1-A hereto or under the heading "Termination Value Percentage" on Schedule 3-A hereto. In no event shall any principal or interest on any Section 467 Loan be separately payable (including upon any termination of this Facility Lease, and regardless of whether or not Termination Value shall be payable in connection with any such termination), it being agreed and understood that these items represent characterizations for Federal income tax purposes only, including in the case of any termination of this Facility Lease pursuant to Sections 10, 13, 14 and 17 where Termination Value is not payable. In the event that this Facility Lease shall have been terminated pursuant to Section 10 or 14 with respect to a Unit, the amounts otherwise computed pursuant this Section 3.2(c) with respect to the remainder of the Basic Lease Term shall be the amounts so computed multiplied by the Unit Percentage for the Unit which remains subject to this Facility Lease.

          (d)  Notwithstanding anything herein to the contrary but subject to
Section 3.4(d), the Facility Lessee shall be permitted, so long as the Facility Lease remains in effect, to defer the Equity Portion of Periodic Lease Rent and Renewal Lease Rent by such amounts and to such dates as shall be permitted under
Section 6(d) of the Tax Indemnity Agreement.

     Section 3.3. Supplemental Lease Rent. The Facility Lessee also agrees to pay to the Owner Lessor, or to any other Person entitled thereto as expressly provided herein or in any other Operative Document, as appropriate, any and all Supplemental Lease Rent, promptly as the same shall become due and owing, or where no due date is specified, promptly after demand by the Person entitled thereto, and in the event of any failure on the part of the Facility Lessee to pay any Supplemental Lease Rent, the Owner Lessor shall have all rights, powers and remedies provided for herein or by law or equity or otherwise for the failure to pay Periodic Lease Rent or Renewal Lease Rent. The Facility Lessee will also pay as Supplemental Lease Rent, to the extent permitted by Applicable Law, an amount equal to interest at the Overdue Rate on any part of any payment of Periodic Lease Rent or Renewal Lease Rent not paid when due for any period for which the same shall be overdue and on any Supplemental Lease Rent not paid when due (whether on demand or otherwise) for the period from such due date until the same shall be paid. The Facility Lessee also agrees to pay as Supplemental Lease Rent an amount equal to any Make Whole Premium required to be paid pursuant to the Lease Indenture or any Note (other than any Make Whole Premium which may be payable after an assumption of the Notes by the Owner Participant pursuant to Section 11.4 of the Participation Agreement) and any amount required to be paid by the Owner Lessor pursuant to
Section 5.4(a) of the Lease Indenture; provided that the Facility Lessee shall have the right to the exclusion of the Owner Lessor to agree with the Lease Indenture Trustee as to the amount of such compensation. All Supplemental Lease Rent to be paid pursuant to this Section 3.3 shall be payable in the manner set forth in Section 3.5.

     Section 3.4.  Adjustment of Lease Schedules.

          (a) The Facility Lessee and the Owner Lessor agree that Periodic Lease Rent, Allocated Rent, Proportional Rent, Section 467 Loan Balance, Section 467 Interest and Termination Values shall be adjusted, either upwards or downwards, to reflect (i) the issuance of any Additional Lessor Notes pursuant to Section 2.12 of the Lease Indenture in connection with a refinancing of the Lessor Notes pursuant to Section 11.2 of the Participation Agreement, and (ii) the issuance of Additional Lessor Notes pursuant to Section 2.12 of the Lease Indenture in connection with the financing of Modifications to the Facility pursuant to Section 11.1 of the Participation Agreement.

          (b) In the event that liquidated damages become payable with respect to any Lessor Note in accordance with the sixth paragraph of such Note ("Additional Interest"), Owner Lessor and Facility Lessee will institute an
  -------------------
alternative rent schedule (the "Alternative Rent Schedule") to replace Schedules
                                -------------------------
1-A and 2-A attached hereto and an alternative termination value schedule (the "Alternative Termination Value Schedule") to replace Schedule 3-A attached
 --------------------------------------
hereto. The Alternative Rent Schedule will require amounts of Periodic Lease Rent during the Basic Lease Term ("Alternative Rent") to be paid that equal the
                                   ----------------
sum of (x) the Periodic Lease Rent that would have been payable had Additional Interest never become payable and (y) an amount equal to the Additional Interest payable on the applicable Lessor Notes (the "Additional Rental Amount"). The
                                             ------------------------
Alternative Termination Value Schedule will reflect the increase on any Termination Date of the Additional Rental Amount. The Alternative Rent Schedule will allocate the Additional Rental Amount over the Basic Lease Term in accordance with the rules of Section 467 of the Code then in effect. At the time that Additional Interest becomes payable, the Alternative Rent Schedule and Alternative Termination Value Schedule will be based on the assumption that the Additional Interest and Additional Rental Amount will apply for the term of the applicable Lessor Notes. In the event that the requirement to pay Additional Interest ceases prior to the term of such Lessor Notes, or is reinstated after any such cessation, the schedules referenced above will be revised in accordance with the foregoing methodology to reflect any such subsequent increases or decreases in the amounts of Additional Interest required to be paid.

It is the intent of the Owner Lessor and the Facility Lessee that the Alternative Rent Schedule (and any substitute rent schedules prepared in accordance with the preceding sentence) constitute alternative payment schedules, within the meaning of Treas. Reg. (S) 1.467-1(h)(3)(v); and the Owner Lessor and Facility Lessee agree that, as of the Closing Date, neither believes that the alternative payment schedules are likely to apply.

          (c) Any adjustments pursuant to Section 3.4 (including with respect to any Alternative Rent Schedule and related adjustments pursuant to Section 3.4(b)) shall be calculated to preserve the Owner Participant's Net Economic Return through the end of the Basic Lease Term; provided, however, that to the extent consistent with preserving the Owner Participant's Net Economic Return, all adjustments shall at the option of the Facility Lessee be calculated to (x) maintain operating lease treatment for the Facility Lessee, (y) minimize the average annual Periodic Lease Rent over the Basic Lease Term for the Facility Lessee's GAAP accounting purposes and/or (z) minimize the present value to the Facility Lessee of the Periodic Lease Rent; provided, that no such adjustment shall require the Owner Participant to record a loss as of the date such adjustment is made or shall change such Owner Participant's book earnings for the year in which such adjustment is made and each of the succeeding four years by more than +/-5%. Adjustments will be made using the same method of computation and assumptions, including Tax Assumptions and Pricing Assumptions, originally used (other than those that have changed as the result of the event giving rise to the adjustment) in the calculation of the Periodic Lease Rent and to comply with law including Section 467 of the Code (except to the extent that the original transaction did not comply therewith). The adjustments contemplated by Section 3.4 will result in corresponding adjustments to Allocated Rent, Proportional Rent, Section 467 Loan Balances, Section 467 Interest and Termination Values.

          (d) Anything herein or in any other Operative Document to the contrary notwithstanding, Periodic Lease Rent payable on any Rent Payment Date, whether or not adjusted in accordance with this Section 3.4, shall, in the aggregate, be in an amount at least sufficient to pay in full principal and interest payable on the Lessor Notes on such Rent Payment Date. Anything herein or in any other Operative Document to the contrary notwithstanding, Termination Values payable on any date under this Facility Lease, whether or not adjusted in accordance with this Section 3.4, shall in the aggregate, together with all other Rent due and owing on such date, exclusive of any portion thereof that is an Excepted Payment, be in an amount at least sufficient to pay in full the principal of, premium, if any, and accrued interest on the Lessor Notes payable on such date.

          (e) Any adjustment pursuant to this Section 3.4 shall initially be computed by the Owner Participant, subject to the verification procedure described in this Section 3.4(e). Once computed, the results of such computation shall promptly be delivered by the Owner Participant to the Facility Lessee. Within 20 days after the receipt of the results of any such adjustment, the Facility Lessee may request that a nationally recognized firm of accountants or lease advisors selected by the Owner Participant and reasonably satisfactory to the Facility Lessee (the "Verifier") verify, after consultation with the Owner
                          --------
Participant and the Facility Lessee, the accuracy of such adjustment in accordance with this Section 3.4. The Owner Participant and the Facility Lessee hereby agree, (i) each shall have the right to communicate with the Verifier, and (ii) subject to the execution by the Verifier of an appropriate confidentiality agreement, to provide the Verifier with all information and materials (other than income tax returns or accounting records) as shall be necessary in connection therewith. If the Verifier confirms that such adjustment is in accordance with this Section 3.4, it shall so certify to the Facility Lessee, the Owner Lessor and the Owner Participant and such certification shall be final, binding and conclusive on the Facility Lessee, the Owner Participant and the Owner Lessor. If the Verifier concludes that such adjustment is not in accordance with this
Section 3.4, and the adjustments to Periodic Lease Rent, Allocated Rent, Proportional Rent, Section 467 Loan Balance, Section 467 Interest or Termination Value calculated by the Verifier are different from those calculated by the Owner Participant, then it shall so certify to the Facility Lessee, the Owner Lessor and the Owner Participant and the Verifier's calculation shall be final, binding and conclusive on the Facility Lessee, the Owner Lessor and the Owner Participant. If the Facility Lessee does not request verification of any adjustment within the period specified above, the computation provided by the Owner Participant shall be final, binding and conclusive on the Facility Lessee, the Owner Lessor and the Owner Participant. The final determination of any adjustment hereunder shall be set forth in an amendment to this Facility Lease, executed and delivered by the Owner Lessor and the Facility Lessee and consented to by the Owner Participant; provided, however, that any omission to execute and deliver such amendment shall not affect the validity and effectiveness of any such adjustment. The reasonable fees, costs and expenses of the Verifier in verifying an adjustment pursuant to this Section 3.4 shall be paid by the Facility Lessee; provided, however, that, in the event that such Verifier determines that the present value of Periodic Lease Rent to be made under this Facility Lease as calculated by the Owner Participant is greater than the present value of the correct Periodic Lease Rent as certified by the Verifier, in each case, discounted semi-annually on each Rent Payment Date at the Discount Rate, by more than five basis points, then such expenses of the Verifier shall be paid by the Owner Participant. Notwithstanding anything herein to the contrary, the sole responsibility of the Verifier shall be to verify the calculations hereunder and matters of interpretation of this Facility Lease or any other Operative Document shall not be within the scope of the Verifier's responsibilities.

     Section 3.5. Manner of Payments. All Rent (whether Periodic Lease Rent, Renewal Lease Rent or Supplemental Lease Rent) shall be paid by the Facility Lessee in lawful currency of the United States of America in immediately available funds to the recipient not later than 11:00 a.m. (New York City time) on the date due. All Rent payable to the Owner Lessor (other than Excepted Payments) shall be paid by the Facility Lessee to the Owner Lessor by payment to the Owner Lessor's Account, or to such other place as the Owner Lessor shall notify the Facility Lessee in writing; provided, however, that so long as the Lien of the Lease Indenture has not been discharged, the Owner Lessor hereby irrevocably directs (it being agreed and understood that such direction shall be deemed to have been revoked after the Lien of the Lease Indenture shall have been fully discharged in accordance with its terms), and the Facility Lessee agrees, that all payments of Rent (other than Excepted Payments) payable to the Owner Lessor shall be paid by wire transfer directly to the Lease Indenture Trustee's Account or to such other place as the Lease Indenture Trustee shall notify the Facility Lessee in writing pursuant to the Lease Indenture. Payments constituting Excepted Payments shall be made to the Person entitled thereto at the address for such Person set forth in the Participation Agreement, or to such other place as such Person shall notify the Facility Lessee in writing.

SECTION 4.  DISCLAIMER OF WARRANTIES; RIGHT OF QUIET ENJOYMENT

     Section 4.1.   Disclaimer of Warranties.

          (a) Without waiving any claim the Facility Lessee may have against any manufacturer, vendor or contractor, THE FACILITY LESSEE ACKNOWLEDGES AND AGREES SOLELY FOR THE BENEFIT OF THE OWNER LESSOR AND THE OWNER PARTICIPANT THAT
(i) THE FACILITY AND EACH COMPONENT THEREOF IS OF A SIZE, DESIGN, CAPACITY AND MANUFACTURE ACCEPTABLE TO THE FACILITY LESSEE, (ii) THE FACILITY LESSEE IS SATISFIED THAT THE FACILITY AND EACH COMPONENT THEREOF IS SUITABLE FOR THEIR RESPECTIVE PURPOSES, (iii) NEITHER THE OWNER LESSOR NOR THE OWNER PARTICIPANT IS A MANUFACTURER OR A DEALER IN PROPERTY OF SUCH KIND, (iv) THE FACILITY IS LEASED HEREUNDER TO THE EXTENT PROVIDED HEREBY FOR THE BASIC LEASE TERM AND THE RENEWAL LEASE TERMS, IF ANY, SPECIFIED HEREIN SUBJECT TO ALL APPLICABLE LAWS NOW IN EFFECT OR HEREAFTER ADOPTED, INCLUDING (1) ZONING REGULATIONS, (2) ENVIRONMENTAL LAWS OR (3) BUILDING RESTRICTIONS, AND IN THE STATE AND CONDITION OF EVERY PART THEREOF WHEN THE SAME FIRST BECAME SUBJECT TO THIS FACILITY LEASE WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND BY THE OWNER LESSOR OR THE OWNER PARTICIPANT AND (v) THE OWNER LESSOR LEASES FOR THE BASIC LEASE TERM AND THE RENEWAL LEASE TERMS, IF ANY, SPECIFIED HEREIN AND THE FACILITY LESSEE TAKES THE FACILITY UNDER THIS FACILITY LEASE "AS-IS", "WHERE-IS" AND "WITH ALL FAULTS", AND THE FACILITY LESSEE ACKNOWLEDGES THAT NEITHER THE OWNER LESSOR, NOR THE OWNER PARTICIPANT MAKES NOR SHALL BE DEEMED TO HAVE MADE, AND EACH EXPRESSLY DISCLAIMS, ANY AND ALL RIGHTS, CLAIMS, WARRANTIES OR REPRESENTATIONS, EITHER EXPRESS OR IMPLIED, AS TO THE VALUE, CONDITION, FITNESS FOR ANY PARTICULAR PURPOSE, DESIGN, OPERATION, MERCHANTABILITY THEREOF OR AS TO THE TITLE OF THE FACILITY, THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREOF OR CONFORMITY THEREOF TO SPECIFICATIONS, FREEDOM FROM PATENT, COPYRIGHT OR TRADEMARK INFRINGEMENT, THE ABSENCE OF ANY LATENT OR OTHER DEFECT, WHETHER OR NOT DISCOVERABLE, OR AS TO THE ABSENCE OF ANY OBLIGATIONS BASED ON STRICT LIABILITY IN TORT OR ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WHATSOEVER WITH RESPECT THERETO, except that the Owner Lessor represents and warrants that on the Closing Date, the Facility will be free of Owner Lessor's Liens. It is agreed that all such risks, as between the Owner Lessor and the Owner Participant on the one hand and the Facility Lessee on the other hand are to be borne by the Facility Lessee with respect to acts, occurrences or omissions during the Facility Lease Term. Neither of the Owner Lessor nor the Owner Participant shall have any responsibility or liability to the Facility Lessee or any other Person with respect to any of the following: (x) any liability, loss or damage caused or alleged to be caused directly or indirectly by the Facility or any Component or by any inadequacy thereof or deficiency or defect therein or by any other circumstances in connection therewith; (y) the use, operation or performance of the Facility or any Component thereof or any risks relating thereto; or (z) the delivery, operation, servicing, maintenance, repair, improvement, replacement or decommissioning of the Facility or any Component thereof. The provisions of this paragraph (a) of this Section 4.1 have been negotiated, and, except to the extent otherwise expressly stated herein or in Sections 3.2(f) and 3.4(f) of the Participation Agreement, the foregoing provisions are intended to be a complete exclusion and negation of any representations or warranties of the Owner Lessor and the Owner Participant, express or implied, with respect to the Facility or any Components thereof that may arise pursuant to any Applicable Law now or hereafter in effect, or otherwise.

          (b) During the Facility Lease Term, so long as no Lease Event of Default shall have occurred and be continuing, the Owner Lessor hereby appoints irrevocably and constitutes the Facility Lessee its agent and attorney-in-fact, coupled with an interest, to assert and enforce, from time to time, in the name and for the account of the Owner Lessor and the Facility Lessee, as their interests may appear, but in all cases at the sole cost and expense of the Facility Lessee, whatever claims and rights the Owner Lessor may have in respect of the Facility or any Component thereof against any manufacturer, vendor or contractor, or under any express or implied warranties relating to the Facility or any Component thereof.

     Section 4.2. Quiet Enjoyment. The Owner Lessor agrees that, notwithstanding any provision of any other Operative Document, so long as no Lease Event of Default shall have occurred and be continuing, it shall not interfere with or interrupt the quiet enjoyment of the use, operation and possession by the Facility Lessee of the interest in the Facility conveyed by this Facility Lease subject to the terms of this Facility Lease.

SECTION 5.  RETURN OF FACILITY

     Section 5.1.   Return.

          (a) Upon expiration or early termination of this Facility Lease with respect to any Unit (other than, if the Unit is being transferred to the Facility Lessee in connection with a termination pursuant to Section 10 or 13), the Facility Lessee, at its own expense, shall return such Unit (together with Modifications to such Unit that shall have vested in the Owner Lessor pursuant to the first sentence of Section 8.3) to the Owner Lessor or any transferee or assignee of the Owner Lessor by surrendering such Unit into the possession of the Owner Lessor or such transferee or assignee at the location of such Unit on the Facility Site. In connection with such return, the Facility Lessee shall:

               (i) assign, to the extent permitted by Applicable Law, and shall cooperate with all reasonable requests of the Owner Participant, the Owner Lessor or any transferee or assignee of either of such parties for purposes of obtaining, or enabling the Owner Participant, the Owner Lessor or such transferees or assignees to obtain, any and all licenses, permits, approvals and consents of any Governmental Entities or other Persons that are or will be required to be obtained by the Owner Participant, the Owner Lessor or such transferee or assignee in connection with the use, operation or maintenance of on or after such return in compliance with Applicable Law; provided that if (x) this Facility Lease was theretofore terminated with respect to a Unit, and any such license, permit, approval or consent also relates or applies to the Unit not being returned or (y) any such license, permit, approval or consent also relates to any other facilities, the Facility Lessee and the Owner Lessor shall enter into mutually satisfactory arrangements so that both Units or the Facility and such other facilities may each be owned, operated and maintained in a commercially reasonable manner; and

               (ii) provide the Owner Lessor or a transferee or assignee of Owner Lessor copies of all documents, instruments, plans, maps, specifications, manuals, drawings and other documentary materials relating to the installation, maintenance, operation, construction, design, modification and repair of such Unit as shall be in the Facility Lessee's possession and shall be reasonably appropriate or necessary for the continued operation of such Unit. Upon such return, the right to use such Unit granted hereunder for the benefit of the Facility Lessee shall cease and terminate and in the case of the return of a Unit pursuant to Section 10 or 14, such Unit shall no longer be deemed to be a part of the Facility.

          (b) If both Units are being returned or the Unit not being returned was previously returned, all references in this Section 5 (other than references in the proviso in Section 5.1(a)(i)(x) and in Section 5.2(c) to "a Unit" or "such Unit" shall be deemed to mean "the Facility".

     Section 5.2. Condition Upon Return. At the time of a return of a Unit by the Facility Lessee to the Owner Lessor or any transferee or assignee of the Owner Lessor pursuant to Section 5.1, the following conditions shall be complied with, all at the Facility Lessee's sole cost and expense; provided that clauses
(a), (b) and (d) shall not apply to any return pursuant to Section 10 and clause
(b) shall not apply to any return pursuant to Section 14:

          (a) such Unit shall be in the same condition as when delivered, ordinary wear and tear excepted, and shall be free and clear of all Liens (other than Permitted Liens of the type specified in (a), (b), (c) or (h) of the definition thereof);

          (b)  such Unit shall be in compliance with Sections 7 and 8; and

          (c) if the Facility Lease is being terminated with respect to a Unit and such Unit is being transferred to a third party, the Facility Lessee, at the request of the Owner Lessor, shall enter into a site lease and an assignment agreement substantially in the form of the Site Lease and the Assignment and Reassignment of Facility Agreements (without reassignment) solely with respect to the Unit being returned with the transferee or assignee of the Owner Lessor or make other arrangements reasonably acceptable to the Owner Lessor to permit such third party access to and use of the Unit it is acquiring; and

          (d) the Facility Lessee, at the request of the Owner Lessor, shall sell to the Owner Lessor (or its designee) at the then Fair Market Sales Value thereof, determined by agreement between the Facility Lessee and the Owner Lessor, or absent agreement, by an appraisal conducted according to the Appraisal Procedure (x) any spare parts then held by the Facility Lessee at the Facility Site, the Other Facility Site or the adjoining properties which relate to or are useful in connection with the Unit being returned (other than spare parts which were designated for, or otherwise held for use in connection with, the Unit, if any, which remains subject to this Facility Lease, the Other Facility (to the extent then subject to the Other Facility

Lease) or any other generating unit owned or operated by the Facility Lessee or any Affiliate thereof, including, spare parts which were held in a spare parts pool (or similar arrangement) for use at multiple generating units owned or operated by the Facility Lessee or any Affiliate thereof whether or not the Unit being returned was included in such spare parts pool; provided that, if such spare parts are held in a pool solely for use at the Facility and the Other Facility and both the Facility Lease and the Other Facility Lease have been or are then being terminated, then, upon agreement between the Owner Lessor and the Other Owner Lessor, the Facility Lessee shall sell such spare parts to the Owner Lessor or such Other Owner Lessor), and (y) each Severable Modification to the Unit being returned title to which has not vested in the Owner Lessor as set forth in the first sentence of Section 8.3, in the case of either (x) or (y), subject to all existing encumbrances including, in the case of Severable Modifications, the rights of any Additional Owners and the Facility Lessee under, or pursuant to arrangements made in accordance with Sections 4.2 or 4.3 of the Site Lease or the Shared Facilities Agreement. The appraiser's fees and expenses incurred pursuant to this clause (d) shall be paid by the Owner Lessor. Unless purchased by the Owner Lessor pursuant to this Section 5.2(d), the Owner Lessor shall have no right, title or interest in any spare parts owned by the Facility Lessee or any Affiliate thereof.

     Section 5.3.   Environmental Reports; Clean-up.

          (a) In connection with the return of the Facility to the Owner Lessor at the Expiration Date or the expiration of the last Renewal Term elected by the Facility Lessee or pursuant to Section 17, the Facility Lessee shall, at its own expense, provide the Owner Lessor and the Owner Participant and, so long as the Lien of the Lease Indenture shall not have been terminated or discharged, the Lease Indenture Trustee (a) not earlier than nine (9) months nor later than three (3) months prior to the later of the Expiration Date or the expiration date of the last Renewal Lease Term elected by the Facility Lessee, or (b) in connection with any return pursuant to Section 17, as promptly as possible after such return (but, so long as reasonable access is provided, within 45 days after such return), a phase I environmental report as to the environmental condition of the Facility and the Facility Site and the presence or absence of any Environmental Conditions (including compliance or non-compliance with applicable Environmental Laws). Such report shall be based upon a phase I environmental survey performed not more than 90 days prior to the date such report is provided to the Owner Participant and the Lease Indenture Trustee, by a reputable environmental consulting firm (selected by the Facility Lessee and reasonably acceptable to the Owner Participant), and shall be in form and scope reasonably satisfactory to the Owner Participant and, if the Lien of the Lease Indenture shall not have been terminated or discharged, the Lease Indenture Trustee. The phase I survey will only be expanded to a phase II environmental survey if, as a result of the phase I survey, facts are revealed that would reasonably necessitate a phase II survey. The provisions of such environmental report shall not relieve the Facility Lessee of any indemnification obligation or liability with respect to Environmental Conditions existing at the time of such return, whether known or unknown, in respect of the Facility or the Facility Site.

          (b) If the survey delivered pursuant to Section 5.3(a) indicates that, or at the time of any return of the Facility pursuant to Section 5.1(a) (other than pursuant to Section 10), the Facility Lessee has received written notice or otherwise has Actual Knowledge that, any action (including cleaning, investigation, abatement, correction, removal or remediation) is then required under any then applicable Environmental Laws (whether indicated in the survey or otherwise and including any action then required under applicable Environmental Laws for the Facility to be then in compliance with such Laws), the Facility Lessee shall, at its own expense, within 90 days of (x) the Owner Lessor having received such survey, or (y) if the Facility Lessee has received written notice or otherwise has Actual Knowledge at the time of such return provide the Owner Participant and, so long as the Lien of the Lease Indenture shall not have been terminated or discharged, the Lease Indenture Trustee with a reasonably satisfactory remediation plan designed to effect compliance with applicable Environmental Laws as promptly as is reasonably practical and without materially adversely affecting the continued operation of the Facility; provided, however, that the Facility Lessee shall be responsible for any liability that may arise from any delay in effecting such compliance with applicable Environmental Laws. To the extent that any action (including cleaning, investigation, abatement, correction, removal or remediation) required to be taken under this Section 5.3(b) is not complete prior to expiration or termination of the Facility Lease, the Facility Lessee shall provide (x) adequate financial assurance reasonably acceptable to the Owner Participant and, so long as the Lien of the Lease Indenture shall not have been terminated or discharged, the Lease Indenture Trustee, as to such completion or (y) an agreement from an entity that meets the Minimum Credit Standard, to the Owner Lessor and Owner Participant that such obligations shall be satisfied. The obligations of the Facility Lessee under this Section 5.3(b) shall apply even if the Facility Lessee is not required to deliver an environmental report pursuant to Section 5.3(a). The obligations of the Facility Lessee set forth in this
Section 5.3(a) and (b) shall survive the termination of this Facility Lease and the expiration of the Facility Lease Term.

SECTION 6.  LIENS

     The Facility Lessee will not directly or indirectly create, incur, assume or suffer to exist any Lien on or with respect to the Facility (or any Component thereof), the Facility Site, the Dock Facilities, the Retained Power and Control Lines the Retained Oil Pipeline or the Operative Documents, or the Owner Participant's interest therein, except Permitted Liens, and the Facility Lessee shall promptly notify the Owner Lessor of the imposition of any such Lien of which the Facility Lessee is aware and shall promptly, at its own expense, take such action as may be necessary to fully discharge or release any such Lien.

SECTION 7.  MAINTENANCE; REPLACEMENTS OF COMPONENTS

     Section 7.1. Maintenance. The Facility Lessee, at its own cost and expense, will (a) cause the Facility to be maintained in at least the same condition, repair and working order as when delivered, ordinary wear and tear excepted, and in any event (i) in all material respects, in accordance with Prudent Industry Practice, (ii) in compliance with all Applicable Laws of any Governmental Entity having jurisdiction, including all Environmental Laws, unless such noncompliance (A) is not reasonably likely to have a Material Adverse Effect or involve any danger of foreclosure, sale, forfeiture or loss of, or imposition of a Lien on, the Facility or the impairment of the use, operation or maintenance of the Facility in any material respect, and (B) could not result in any criminal liability being incurred by, or could not reasonably be expected to have any material adverse effect on the interests of, the Owner Participant (or any Affiliate thereof) or the Owner Lessor, including subjecting the Owner Participant (or any Affiliate thereof) or the Owner Lessor to regulation as a public utility under Applicable Law, and

(iii) in accordance with the terms of all insurance policies required to be maintained pursuant to Section 11, and (b) cause to be made, at its own cost and expense, all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the reasonable judgment of the Facility Lessee may be necessary so that the Facility may be operated in accordance with its intended purpose.

     Section 7.2. Replacement of Components. In the ordinary course of maintenance, service, repair or testing of the Facility or any Component, the Facility Lessee or the Operator, at its own cost and expense, may remove or cause or permit to be removed from the Facility any Component; provided, however, that the Facility Lessee shall (a) cause such Component to be replaced by a replacement Component which shall be free and clear of all Liens (except Permitted Liens) and in as good operating condition as the Component replaced, assuming that the Component replaced was maintained in accordance with this Facility Lease (each such replacement Component being herein referred to as a "Replacement Component") and (b) cause such replacement to be performed in a
 ---------------------
manner which does not (i) diminish the current or residual value, remaining useful life or utility of the Facility by more than a de minimis amount below the current or residual value, the remaining useful life or the utility thereof immediately prior to such replacement assuming the Facility was then in the condition required to be maintained by the terms of this Facility Lease or (ii) cause the Facility to become "limited-use" property within the meaning of Rev. Proc. 75-28, 1975-1 C.B. 752 or Rev. Proc. 76-30, 1976-2 C.B. 647. If any
Component to the Facility that is subject to this Facility Lease is at any time removed from the Facility, such Component shall remain subject to this Facility Lease, wherever located, until such time as such Component shall be replaced by a Replacement Component which has been incorporated in the Facility and which meets the requirements for Replacement Components specified above. Immediately upon any Replacement Component becoming incorporated in the Facility, without further act (and at no cost to the Owner Lessor and with no adjustment to the Purchase Price, Periodic Lease Rent or Renewal Lease Rent), (x) the replaced Component shall no longer be subject to this Facility Lease, (y) title to the removed Component shall thereupon vest in the Facility Lessee or such other Person as shall be designated by the Facility Lessee, free and clear of all rights of the Owner Lessor and the Lease Indenture Trustee, and (z) title in the Replacement Component shall thereupon vest with the Owner Lessor and shall (i) become subject to this Facility Lease and the Lien of the Lease Indenture, and
(ii) be deemed a part of the Facility for all purposes of this Facility Lease. Notwithstanding anything in this Section 7.2 or elsewhere in this Facility Lease to the contrary, if the Facility Lessee has determined that a Component is surplus or obsolete, it shall have the right to remove such Component without replacing it; provided, that no such Component may be so removed without being replaced if such removal would diminish the current or residual value, remaining useful life or utility of the Facility by more than a de minimis amount below the current or residual value, the remaining useful life or the utility thereof immediately prior to such removal assuming the Facility was then in the condition required to be maintained by the terms of this Facility Lease or cause the Facility to become "limited use" property within the meaning of Rev. Proc. 75-28, 1975-1 C.B. 752 or Rev. Proc. 76-30, 1976-2 C.B. 647.

     Section 7.3. Compliance with Environmental Laws. The Facility Lessee, at its own cost and expense, will comply with all Environmental Laws applicable to the Facility or the Facility Site unless such noncompliance (A) is not reasonably likely to have a Material Adverse Effect or involve any danger of foreclosure, sale, forfeiture or loss of, or imposition of a Lien on, the

Facility or the impairment of the use, operation or maintenance of the Facility in any material respect, and (B) could not result in any criminal liability being incurred by, or could not reasonably be expected to have any material adverse effect on the interests of, the Owner Participant or the Owner Lessor.

SECTION 8.  MODIFICATIONS

     Section 8.1. Required Modifications. The Facility Lessee, at its own cost and expense, shall make or cause to be made all Modifications to the Facility as are required by (a) Applicable Law or (b) to maintain in effect any insurance required to be maintained by the Facility Lessee under any Operative Document (each, a "Required Modification"); provided, however, that the Facility Lessee
          ---------------------
may, in good faith and by appropriate proceedings, diligently contest the validity or application of any Applicable Law in any reasonable manner which (i) does not involve any danger of foreclosure, sale, forfeiture or loss of, or imposition of a Lien on any part of the Facility or impair the use, operation or maintenance of the Facility in any material respect, or (ii) could not result in any criminal liability being incurred by, or could not reasonably be expected to have any material adverse effect on the interests of, the Owner Participant (or any Affiliate thereof) or the Owner Lessor including subjecting the Owner Participant (or any Affiliate thereof) or the Owner Lessor to regulation as a public utility under Applicable Law; provided, further, that no such contest may extend beyond the expiration or early termination of this Facility Lease.

     Section 8.2. Optional Modifications. The Facility Lessee at any time may, at its own cost and expense, make or cause or permit to be made any Modification to the Facility as the Facility Lessee considers desirable in the proper conduct of its business (any such non-Required Modification being referred to as an "Optional Modification"); provided that the Facility Lessee shall not make and
 ---------------------
shall prevent from being made any Optional Modification to the Facility that would diminish by more than a de minimis amount the current or residual value, utility (other than with respect to Optional Modifications for pollution control equipment) or remaining useful life of the Facility, below the current or residual value, utility (other than the with respect to Optional Modifications for pollution control equipment) or remaining useful life of the Facility immediately prior to such Optional Modification (but without regard to any Severable Modifications previously made that were neither Required Modifications nor financed through this Facility Lease) assuming the Facility was then in the condition required to be maintained by the terms of this Facility Lease, or cause the Facility to become "limited use" property, within the meaning of Rev. Proc. 75-28, 1975-1 C.B. 752 or Rev. Proc. 76-30, 1976-2 C.B. 647.

     Section 8.3. Title to Modifications. Title to (a) all Required Modifications, (b) all Nonseverable Modifications and (c) all Modifications financed by the Owner Lessor by an Additional Equity Investment or a Supplemental Financing pursuant to Section 11.1 of the Participation Agreement shall (at no cost to the Owner Lessor and with no adjustment to the Purchase Price or, except as provided herein, Periodic Lease Rent or Renewal Lease Rent) immediately vest in the Owner Lessor, and such title shall immediately (i) become subject to this Facility Lease and, so long as the Lien of the Lease Indenture shall not have been terminated or discharged, the Lien of the Lease Indenture, and (ii) be deemed part of the Facility for all purposes of this Facility Lease and the other Operative Documents. The Facility Lessee, at its own cost and expense, shall take such steps as the Owner Lessor and, so long as the Lien of the

Lease Indenture shall not have been terminated or discharged, the Lease Indenture Trustee may reasonably require from time to time to confirm that such title has vested in the Owner Lessor and that such title is subject to this Facility Lease and, so long as the Lien of the Lease Indenture shall not have been terminated or discharged, the Lien of the Lease Indenture. No interest in any Optional Modification which is a Severable Modification (other than such Optional Modifications which are financed by the Owner Lessor by an Additional Equity Investment or a Supplemental Financing pursuant to Section 11.1 of the Participation Agreement) (any Optional Modification that is a Severable Modification that has not been so financed is referred to as "Removable
                                                              ---------
Modification") shall vest in the Owner Lessor or become subject to this Facility
------------
Lease or the Lien of the Lease Indenture; provided, however, that if the Facility Lessee shall have caused a Removable Modification to be made to the Facility, the Owner Lessor shall have the right to purchase any such Removable Modifications which have not been removed from the Facility prior to the date which is eighteen (18) months prior to the later of (x) the scheduled expiration of the Basic Lease Term or (y) the scheduled expiration of the last Renewal Lease Term elected by the Facility Lessee; and provided, further, that title to any Removable Modification to the Facility or a Unit which is not removed by the Facility Lessee within twenty-four (24) months (eighteen (18) months, in the case of a return as a result of an Event of Default) after return of the Facility or such Unit to the Owner Lessor in accordance with Section 5, shall vest in the Owner Lessor. The Owner Lessor may only exercise the purchase option described in the first proviso of the immediately preceding sentence by irrevocable written notice to the Facility Lessee during the twelve- (12-) month period commencing on the date that is eighteen (18) months prior to the later of the dates specified in (x) and (y) of such proviso and ending on the first anniversary thereof. The purchase price for such Removable Modifications shall be the then Fair Market Sales Value as determined pursuant to Section 5.2(d). During such twelve- (12-) month period, the Facility Lessee shall not, except as otherwise required to make any Required Modification, be permitted to remove any Removable Modification. Following such twelve- (12-) month period, the Facility Lessee may, at the Facility Lessee's cost and expense, remove any Removable Modifications which the Owner Lessor has not elected to purchase. The Facility Lessee shall (at the Facility Lessee's cost and expense) repair any damage to the Facility or such Unit caused by the removal by the Facility Lessee of any Removable Modification (whether such removal was prior to or within the twenty-four (24-) or eighteen- (18-) month period following the return of the Facility or such Unit).

     SECTION 9.  NET LEASE

     This Facility Lease is a "net lease" and the Facility Lessee's obligation to pay all Rent, including Periodic Lease Rent and Renewal Lease Rent payable hereunder (and all amounts, including Termination Value (or amounts computed by reference thereto), in lieu of Periodic Lease Rent or Renewal Lease Rent following termination of this Facility Lease in whole or in part) shall be absolute and unconditional under any and all circumstances and shall not be terminated, extinguished, diminished, lost or otherwise impaired by any circumstance of any character, including by (i) any setoff, counterclaim, recoupment, defense or other right which the Facility Lessee may have against the Owner Lessor, the Owner Participant, Equity Investor, the Lease Indenture Trustee, any of their respective Affiliates, the Pass Through Trustees or any other Person, including any claim as a result of any breach by any of said parties of any covenant or provision in this Facility Lease or any other Operative Document, (ii) any lack or invalidity of title or any defect in the title, condition, design, operation, merchantability or fitness for use of the Facility or any Component or any portion of either thereof, or any eviction by paramount title or otherwise, or any unavailability of the Facility, the Facility Site, any Component or any portion of either thereof, any other portion of the Facility, or any part thereof, (iii) any loss or destruction of, or damage to, the Facility or any Component or any portion of either thereof or interruption or cessation in the use or possession thereof or any part thereof by the Facility Lessee for any reason whatsoever and of whatever duration, (iv) the condemnation, requisitioning, expropriation, seizure or other taking of title to or use of the Facility Site, the Facility, any Component or any portion of either thereof by any Governmental Entity or otherwise, (v) the invalidity or unenforceability or lack of due authorization or other infirmity of this Facility Lease or any other Operative Document, (vi) the lack of right, power or authority of the Owner Lessor to enter into this Facility Lease or any other Operative Document, (vii) any ineligibility of the Facility or any Component or any portion of either thereof for any particular use, whether or not due to any failure of the Facility Lessee to comply with any Applicable Law, (viii) any event of "force majeure" or any frustration, (ix) any legal requirement similar or dissimilar to the foregoing, any present or future law to the contrary notwithstanding, (x) any insolvency, bankruptcy, reorganization or similar proceeding by or against the Facility Lessee or any other Person, (xi) any Lien of any Person with respect to the Facility Site, the Facility, any Component or any portion of either thereof or any part thereof, or (xii) any other cause, whether similar or dissimilar to the foregoing, any present or future law notwithstanding, except as expressly set forth herein or in any other Operative Document, it being the intention of the parties hereto that all Rent, including all Periodic Lease Rent and Renewal Lease Rent (and all amounts, including Termination Value, in lieu of Periodic Lease Rent or Renewal Lease Rent following termination of this Facility Lease in whole or in part) payable by the Facility Lessee hereunder shall continue to be payable in all events in the manner and at times provided for herein. Such Rent, including Periodic Lease Rent or Renewal Lease Rent and all amounts, including Termination Value (or amounts computed by reference thereto), in lieu of Periodic Lease Rent or Renewal Lease Rent following termination of this Facility Lease in whole or in part) shall not be subject to any abatement and the payments thereof shall not be subject to any setoff or reduction for any reason whatsoever, including any present or future claims of the Facility Lessee or any other Person against the Owner Lessor or any other Person under this Facility Lease or otherwise. To the extent permitted by Applicable Law, the Facility Lessee hereby waives any and all rights which it may now have or which at any time hereafter may be conferred upon it, by statute or otherwise, to terminate, cancel, quit or surrender this Facility Lease with respect to the Facility or any Unit except in accordance with Sections 10, 13, 14 or 15. If for any reason whatsoever this Facility Lease shall be terminated in whole or in part by operation of law or otherwise, except as specifically provided herein, the Facility Lessee nonetheless agrees, to the extent permitted by Applicable Law, to pay to the Owner Lessor an amount equal to each installment of Periodic Lease Rent (or, in connection with a termination of a Renewal Lease Term, Renewal Lease Rent) and all Supplemental Lease Rent due and owing, at the time such payment would have become due and payable in accordance with the terms hereof had this Facility Lease not been so terminated. Nothing contained herein shall be construed to waive any claim which the Facility Lessee might have under any of the Operative Documents or otherwise or to limit the right of the Facility Lessee to make any claim it might have against the Owner Lessor or any other Person or to pursue such claim in such manner as the Facility Lessee shall deem appropriate.

SECTION 10.  EVENTS OF LOSS

     Section 10.1. Occurrence of Events of Loss. (a) The Owner Participant will promptly notify, or will cause the Owner Lessor to promptly notify, the Facility Lessee upon obtaining Actual Knowledge of any event that upon election of the Owner Participant would result in a Regulatory Event of Loss; provided that the failure to deliver such notice shall not result in any liability to the Owner Lessor or the Owner Participant. If an Event of Loss described in clauses (a) or
(b) of the definition of Event of Loss shall occur with respect to any Unit, then the Facility Lessee shall promptly notify the Owner Lessor, the Owner Participant and, so long as the Lien of the Lease Indenture shall not have been terminated or discharged, the Lease Indenture Trustee of the occurrence thereof and no later than nine months following such occurrence the Facility Lessee shall notify the Owner Lessor, the Owner Participant and, so long as the Lien of the Lease Indenture shall not have been terminated or discharged, the Lease Indenture Trustee and the Pass Through Trustees in writing of its election to either:

               (i) if no Lease Event of Default (other than any Lease Event of Default under Section 16(c) or Section 16(d) (to the extent such Lease Event of Default occurs as a result of the Facility Lessee's failure to observe or perform its obligations under Section 7, 8 or 11 hereof,
          Section 5.3 of the Site Lease or Section 5.2 of the Site Sublease), in each case arising as a result of such Event of Loss) has occurred and is continuing and subject to the satisfaction of the conditions set forth in Section 10.3(a) and (b), rebuild or replace such Unit and so that the rebuilt or replacement unit shall have a current and residual value, remaining useful life and utility at least equal to that of such Unit prior to such Event of Loss (assuming such Unit was then in the condition and repair required to be maintained by this Facility Lease) and such rebuilding or replacement will not result in the Facility being "limited use property" within the meaning of Rev. Proc. 75-28, 1975-1 C.B. 752 or Rev. Proc. 76-30, 1976-2 C.B. 647), or

               (ii) terminate this Facility Lease with respect to such Unit pursuant to Section 10.2 hereof.

     If the Facility Lessee fails to make an election as provided above, or if the Facility Lessee elects to rebuild the Unit as aforesaid but fails to duly satisfy the conditions set forth in Section 10.3(a) the Facility Lessee will be deemed to have made the election to terminate this Facility Lease with respect to such Unit pursuant to Section 10.2. as of the end of the nine-month period referred to in the second sentence of this Section 10.1(a). If the Facility Lessee makes an election to rebuild as provided above and satisfies the conditions in Section 10.3(a), but fails to satisfy the conditions in Section 10.3(b) or (c), the Facility Lessee will be deemed to have elected the termination option as of the last day of the period by which the rebuild is to commence specified in Section 10.3(b) or the period for completion specified in
Section 10.3(c), as the case may be. If an Event of Loss shall occur with respect to only one Unit at a time when both Units are subject to this Facility Lease, then unless the Facility Lessee has duly elected to rebuild or replace such Unit, the Facility Lessee shall not later than the date that is 25 days prior to the date Termination Value with respect to such Unit is payable hereunder, deliver to the Owner Participant a report of the Engineering Consultant or another independent engineer selected by the Facility Lessee, such other engineer and such report to be reasonably satisfactory to the

Owner Participant to the effect that operation of the remaining Unit (without the Unit which suffered the Event of Loss) is technologically feasible and economically viable. If the Facility Lessee fails to deliver such report by the date specified in the preceding sentence, an Event of Loss shall be deemed to have occurred with respect to such Unit as of such date.

          (b) If (x) an Event of Loss described in clause (a) or (b) of the definition of Event of Loss shall have occurred with respect to any Unit and the Facility Lessee shall have elected (or shall be deemed to have elected) not to rebuild or replace such Unit pursuant to Section 10.1(a) hereof or an Event of Loss shall be deemed to have occurred pursuant to the last sentence of Section 10.1(a), or (y) an Event of Loss described in clause (c) of the definition of Event of Loss shall occur with respect to any Unit, then, (A) in the case of clause (x) above, on the Termination Date next occurring after the earlier of
(1) the day that is 30 days after the date of such election or deemed Event of Loss or (2) the last day of the nine-month period referred to in the second sentence of Section 10.1(a), or (B) in the case of clause (y) above, on the Termination Date next occurring (1) at least three months after the occurrence of such Event of Loss or (2) if earlier, at least one month after receipt of insurance proceeds in respect of such Event of Loss, the Facility Lessee shall terminate the Facility Lease with respect to such Unit.

     In connection with any such termination, the Owner Lessor may (i) tender the affected Unit or Units to the Facility Lessee in return for Termination Value with respect to such Unit or Units determined as of the relevant Termination Date, (ii) retain such Unit or Units, or (iii) sell or otherwise convey such Unit or Units to a third party; provided, however, that in the case of an Event of Loss described in clauses (a), (b) or (c) of the definition of Event of Loss, the Owner Lessor may only elect to retain, sell or convey such Unit or Units pursuant to clause (ii) or (iii) if it notifies the Facility Lessee and the Lease Indenture Trustee at least 25 days prior to such Termination Date and provides the Facility Lessee with adequate financial assurance (which shall be reasonably satisfactory to the Facility Lessee) that the Owner Lessor will pay the Unit Principal Portion of such Unit, together with accrued interest thereon, and any other amounts payable by the Owner Lessor pursuant to Section 10.2(a); provided, further, the Facility Lessee shall have a right of first refusal with respect to any sale or other conveyance pursuant to clause (iii) above; and provided, further, that prior to any sale or conveyance to any third party pursuant to clause (iii) above, the Owner Lessor shall have given the applicable notice, if any, required by the Exempt Facilities Agreement or obtained a waiver thereof. If the Owner Lessor fails to make an election as provided above, the Owner Lessor will be deemed to have made the election specified in clause (i) above.

          (c) If an Event of Loss described in clause (d) of the definition of Event of Loss shall have occurred, then the Facility Lessee shall, as non-exclusive agent for the Owner Lessor, use commercially reasonable efforts to obtain cash bids for the Owner Lessor's Interest. In connection with such Regulatory Event of Loss, the Facility Lessee may, but shall be under no obligation to, make an offer to purchase the Facility and shall have a right of first refusal with respect to any offer received. Neither the Owner Participant or any Affiliate thereof nor the Owner Lessor may purchase the Owner Lessor's Interest in connection with any termination pursuant to this Section 10.1(c).

     If at least one cash bid is received on or prior to the next Termination Date occurring at least three months after the occurrence of such Regulatory Event of Loss, the Facility Lease shall terminate on such Termination Date and the Owner Lessor shall, subject to the Facility Lessee's right of first refusal, sell the Owner Lessor's Interest to the party that submitted the highest cash bid on an "as is", "where is" and "with all faults" basis, without representations or warranties other than a warranty as to the absence of Owner Lessor's Liens and a warranty of the Owner Participant as to the absence of Owner Participant's Liens, all of the proceeds of which will be for the account of the Owner Lessor; and the Facility Lessee shall pay (i) the amount, if any, by which the Termination Value determined as of the Termination Date exceeds the sales price received by the Owner Lessor for the Owner Lessor's Interest (net of the fees, commissions and costs of any broker engaged by the Facility Lessee or any Affiliate thereof), plus (ii) any unpaid Periodic Lease Rent due before such Termination Date, plus (iii) all other Supplemental Lease Rent (including reasonable documented out-of-pocket costs and expenses of the Owner Participant, the Lease Indenture Trustee and the Pass Through Trustees, and all sales, use, stamp, ad valorem, rental, license, value added, property and other Taxes required to be indemnified by the Facility Lessee pursuant to Section 9.2 of the Participation Agreement associated with the exercise of the termination option pursuant to this Section 10.2) due and payable on or prior to such Termination Date, but shall not be required to pay Termination Value. Prior to any sale or conveyance to any third party pursuant to this Section 10.1(c), the Facility Lessee shall have given the applicable notice, if any, required by the Exempt Facilities Agreement or obtained a waiver thereof.

     If no cash bids are received on or prior to the next Termination Date occurring at least three months after the occurrence of such Regulatory Event of Loss or if any cash bids are received but no sale is consummated, the Facility Lessee shall pay (x) Termination Value as of such Termination Date, plus (y) any unpaid Periodic Lease Rent due before such Termination Date, plus (z) all other Supplemental Lease Rent (including reasonable documented out-of-pocket costs and expenses of the Owner Participant, the Lease Indenture Trustee and the Pass Through Trustees) due and payable on or prior to such Termination Date, and, upon payment of such amounts, (i) Allocated Rent shall cease to accrue and the obligation to pay Periodic Lease Rent and Renewal Lease Rent shall cease, (ii) this Facility Lease shall terminate other than, to the extent set forth in clause (iv)(B) below, the Facility Lessee's obligations under Sections 7, 8 and 11, (iii) if shutting down the Facility does not eliminate the burdensome regulation which gave the Owner Participant the right to declare the Regulatory Event of Loss, the Owner Lessor may exercise its rights under Section 2.6 of the Site Lease, and (iv) if shutting down the Facility eliminates the burdensome regulation which gave the Owner Participant the right to declare the Regulatory Event of Loss, (A) the Facility shall be shut down, (B) the Facility Lessee may, at its option, continue marketing the Owner Lessor's Interest for up to an additional three months (the "Extended Marketing Period") during which time, the
                              -------------------------
Facility Lessee's obligation under Sections 7, 8 and 11 shall continue. If at least one offer is received prior to the end of the Extended Marketing Period, the Owner Lessor shall, subject to the Facility Lessee's right of first refusal, sell the Owner Lessor's Interest to the highest cash bidder on an "as is", "where is" and "with all faults" basis, without representations or warranties other than a warranty as to the absence of Owner Lessor's Liens and a warranty of the Owner Participant as to the absence of Owner Participant's Liens; the Facility Lessee shall pay all reasonable documented out-of-pocket costs and expenses of the Owner Participant, the Owner Lessor, the Lease Indenture Trustee and the Pass Through Trustees, and all sales, use, value added and other Taxes required to be indemnified by the Facility Lessee pursuant to Section 9.2 of the Participation Agreement associated with the sale and the Owner Lessor shall pay the net cash proceeds of the sale to the

Facility Lessee to the extent of payments made by the Facility Lessee under clauses (x), (y) and (z) above. If there is no Extended Marketing Period or no offers are received prior to the end of the Extended Marketing Period, the Owner Lessor may exercise its rights under Section 2.6 of the Site Lease. The Facility Lessee's obligations under Section 7, 8 and 11 shall terminate at the end of the Extended Marketing Period.

     Notwithstanding the foregoing provisions of this Section 10.1(c) in the case of a Regulatory Event of Loss, where the Facility is transferred to the Facility Lessee, (i) if the Facility Lessee (as its designee) shall have executed and delivered an assumption agreement to assume in full the Lessor Notes as permitted by and in accordance with Section 2.10(b) of the Lease Indenture, (ii) all other conditions contained in such Section 2.10(b) shall have been satisfied, and (iii) no Significant Lease Default or Lease Event of Default shall have occurred or be continuing after giving effect to such assumption, then, the obligation of the Facility Lessee to pay Termination Value shall be reduced by an amount equal to the outstanding principal amount of and accrued interest on the Lessor Notes so assumed by the Facility Lessee.

     Section 10.2. Payment of Termination Value; Termination of Periodic Lease Rent and Renewal Lease Rent.

          (a) Upon termination of this Facility Lease pursuant to Section 10.1(b), the Facility Lessee shall pay to the Owner Lessor on the applicable Termination Date, (A) unless the Owner Lessor has made an election under (ii) or
(iii) of Section 10.1(b) above (a "Non-Tender Election"), the Termination Value
                                   -------------------
with respect to such Unit or Units determined as of such Termination Date, plus
(B) all amounts of Supplemental Lease Rent with respect to such Unit or Units (including all reasonable documented out-of-pocket costs and expenses of the Owner Lessor, the Owner Participant, the Lease Indenture Trustee and the Pass Through Trustees, and all sales, use, value added and other Taxes required to be indemnified by the Facility Lessee pursuant to Section 9.2 of the Participation Agreement associated with the exercise of the termination option pursuant to this Section 10.2) due and payable on or prior to such Termination Date, plus
(C) any unpaid Periodic Lease Rent and Renewal Lease Rent with respect to such Unit or Units due before such Termination Date. If the Owner Lessor has made a Non-Tender Election, (x) the Facility Lessee shall pay to the Owner Lessor on the applicable Termination Date (A) all amounts of Supplemental Lease Rent (including all reasonable documented out-of-pocket costs and expenses of the Owner Lessor, the Owner Participant, the Lease Indenture Trustee and the Pass Through Trustees, and all sales, use, value added and other Taxes required to be indemnified by the Facility Lessee pursuant to Section 9.2 of the Participation Agreement associated with the exercise of the termination option pursuant to this Section 10.2) due and payable on or prior to such Termination Date, plus
(B) any unpaid Periodic Lease Rent and Renewal Lease Rent due before such Termination Date, but the Facility Lessee shall not be obligated to pay Termination Value. All payments of Rent under this Section 10.2(a) shall, to the extent required by Section 3.5(a), be made to the Lease Indenture Trustee.

          (b)  Upon the payment of all sums required to be paid pursuant to this
Section 10.2, (i) Allocated Rent with respect to such Unit or Units shall cease to accrue and the obligation to pay Periodic Lease Rent and Renewal Lease Rent with respect to such Unit shall cease, (ii) the Facility Lessee's obligations under Sections 6, 7, 8, 11 and 12 with respect to such Unit or Units shall terminate, (iii) the Facility Lessee shall cease to have any other liability to the

Owner Lessor with respect to such Unit or Units except for Supplemental Lease Rent and other obligations (including those under Sections 9.1 and 9.2 of the Participation Agreement and the Tax Indemnity Agreement) surviving pursuant to the express provisions of any Operative Document, (iv) unless the Facility Lessee assumes the Lessor Notes pursuant to Section 10.2(c), the Owner Lessor shall pay the portion of the outstanding principal and accrued interest on the Lessor Notes relating to such Unit or Units pursuant to Section 2.10(a) and (e) of the Lease Indenture, (v) this Facility Lease shall terminate with respect to such Unit or Units and, in the case of the termination of this Facility Lease with respect to a Unit, such Unit shall no longer be deemed to be a part of the Facility, (vi) the Owner Lessor shall, at the Facility Lessee's cost and expense, execute and deliver to the Facility Lessee a release or termination of this Facility Lease with respect to such Unit or Units, (vii) unless the Owner Lessor has made a Non-Tender Election, the Owner Lessor shall transfer (by an appropriate instrument of transfer in form and substance reasonably satisfactory to the Owner Lessor and prepared and recorded by and at the expense of the Facility Lessee) all of its right, title and interest in and to such Unit or Units and, at the request and expense of the Facility Lessee, the portions of the Facility Site that are no longer necessary for access to or operation of any Unit which remains subject to this Facility Lease to the Facility Lessee pursuant to this Section 10.2 hereof and Section 2.5 of the Site Sublease, respectively, on an "as is", "where is" and "with all faults" basis, without representations or warranties other than a warranty as to the absence of Owner Lessor's Liens and a warranty of the Owner Participant as to the absence of Owner Participant's Liens; and (viii) the Owner Lessor shall use all reasonable efforts to cause the Lease Indenture Trustee to discharge the Lien of the Lease Indenture with respect to such Unit or Units and to execute and deliver appropriate releases and other documents or instruments necessary or desirable to effect the foregoing, all to be prepared, filed and recorded (as appropriate) at the cost and expense of the Facility Lessee.

          (c)  [Intentionally Omitted.]

          (d) Any payments with respect to such Unit or Units received at any time by the Owner Lessor, the Lease Indenture Trustee or the Facility Lessee from any Governmental Entity as a result of the occurrence of an Event of Loss described in clause (c) of the definition of Event of Loss or from insurance proceeds as a result of the occurrence of an Event of Loss described in clause
(a), (b) or (d) of the definition of Event of Loss or the last sentence of
Section 10.1(a) shall be applied as follows:

               (i) all such payments received at any time by the Facility Lessee shall be promptly paid to the Owner Lessor or if the Lien of the Lease Indenture shall not have been terminated or discharged, to the Lease Indenture Trustee, for application pursuant to the following provisions of this Section 10.2, except that so long as no Significant Lease Default or Lease Event of Default shall have occurred and be continuing (other than any Lease Event of Default under Section 16(c) or Section 16(d) (to the extent such Lease Event of Default occurs as a result of the Facility Lessee's failure to observe or perform its obligations under Section 7, 8 or 11 hereof, Section 5.3 of the Site Lease or Section 5.2 of the Site Sublease), in each case arising as a result of such Event of Loss), the Facility Lessee may retain any amounts that the Owner Lessor would at the time be obligated to pay to the Facility Lessee as reimbursement under the provisions of paragraph (ii) below;

               (ii) so much of such payments as shall not exceed the amount required to be paid by the Facility Lessee pursuant to paragraph (a) of this Section 10.2 shall be applied in reduction of the Facility Lessee's obligation to pay such amount if not already paid by the Facility Lessee or, if already paid by the Facility Lessee, shall, so long as no Significant Lease Default or Lease Event of Default (other any Lease Event of Default under Section 16(c) or Section 16(d) (to the extent such Lease Event of Default occurs as a result of the Facility Lessee's failure to observe or perform its obligations under
          Section 7, 8 or 11 hereof, Section 5.3 of the Site Lease or Section
          5.2 of the Site Sublease), in each case arising as a result of such Event of Loss) shall have occurred and be continuing, be applied to reimburse the Facility Lessee for its payment of such amount; and

               (iii) the balance, if any, of such payments remaining thereafter shall be apportioned between the Owner Lessor and the Facility Lessee as their interests may appear.

     Notwithstanding the foregoing, if the Facility Lessee shall have elected to rebuild or replace any Unit pursuant to Section 10.1(a), any insurance proceeds received by the Owner Lessor, the Lease Indenture Trustee or the Facility Lessee as a result of the occurrence of an Event of Loss described in clause (a), (b) or (c) of the definition of Event of Loss shall be applied as provided in
Section 11.7.

     Section 10.3. Rebuild or Replace. (a) The Facility Lessee's right to rebuild or replace any Unit pursuant to Section 10.1(a) shall be subject to the fulfillment, at the Facility Lessee's sole cost and expense, in addition to the conditions contained in said clause (a), of the following conditions:

               (i) receipt by the Owner Participant and, so long as the Lien of the Lease Indenture shall not have been terminated or discharged, the Lease Indenture Trustee, prior to the earlier of (x) 60 days after the date of the Facility Lessee's notice pursuant to Section 10.1(a) or (y) the last date of the nine month period referred to in the second sentence of Section 10.1(a), of: (A) a report of the Engineering Consultant or another independent engineer, such other engineer and such report to be satisfactory to the Owner Participant and, so long as the Lien of the Lease Indenture shall not have been terminated or discharged, the Lease Indenture Trustee, to the effect that the rebuilding or replacement of such Unit is technologically feasible and economically viable and that such rebuilding or replacement can be completed by a date thirty-six (36) months prior to the end of the Basic Lease Term or twelve (12) months prior to the end of any Renewal Lease Term then in effect or elected by the Facility Lessee, and (B) an appraisal of an independent appraiser selected by the Facility Lessee, such appraiser and such appraisal to be reasonably acceptable to the Owner Participant, and, so long as the Lien of the Lease Indenture shall not have been terminated or discharged, the Lease Indenture Trustee, to the effect that the rebuilt or replacement unit will have at least the same current and residual value, utility and remaining useful life as such Unit immediately prior to the Event of Loss and such rebuilding or replacement will not result in the Facility being "limited use" property within the meaning of Rev. Proc. 75 28, 1975 1 C.B. 752 or Rev. Proc. 76 30, 1976 2 C.B. 647 (assuming such Unit was then be in the condition required by the terms of this Facility Lease), and (C) an Officer's Certificate of the Facility Lessee to the effect that no Significant Lease Default or Event of Default shall have occurred and is continuing; and

               (ii)  receipt by the Owner Participant prior to the earlier of
          (x) 60 days after the date of the Facility Lessee's notice pursuant to
          Section 10.1(a) or (y) the last date of the nine month period referred to in the second sentence of Section 10.1(a), of either (A) a tax opinion of its counsel, such opinion to be reasonably satisfactory to the Owner Participant, to the effect that, assuming the proposed rebuilding or replacement is completed in the manner and within the time proposed, such rebuilding or replacement will not cause any material incremental adverse tax risk to the Owner Participant, such opinion to take into account any payments (or indemnities made pursuant to clause (B) of this Section 10.3(a)(ii)) made or caused to be made by the Facility Lessee (in its sole discretion) to reimburse (or protect) the Owner Participant for any loss of Tax Benefits (it being agreed that upon the occurrence of an Event of Loss described in clause (a) or (b) of the definition thereof the Facility Lessee may request the Owner Participant to ask its counsel whether it can render such opinion and the Owner Participant agrees to make such request) or
          (B) an indemnity arrangement against such risk satisfactory to the Owner Participant; and

               (iii) no material adverse accounting effect on the Owner Participant shall have occurred and is continuing.

          (b) The Facility Lessee shall cause the rebuilding or replacement of such Unit to commence as soon as practicable after notifying the Owner Lessor and, so long as the Lien of the Lease Indenture shall not have been terminated or discharged, the Lease Indenture Trustee and the Pass Through Trustees pursuant to Section 10.1(a), of its election to rebuild or replace such Unit, and in all events within twenty-four (24) months of the occurrence of the event that caused such Event of Loss and will cause work on such rebuilding or replacement to proceed diligently thereafter. As the rebuilding or replacement of such Unit progresses, title to the rebuilt or replacement Unit shall vest in the Owner Lessor and such title shall become subject to this Facility Lease and, so long as the Lien of the Lease Indenture shall not have been terminated or discharged, the Lien of the Lease Indenture and be deemed a part of the Facility for all purposes of this Facility Lease, automatically without any further act by any Person.

          (c) On the date of the completion of such rebuilding or replacement of such Unit (the "Rebuilding Closing Date") the following documents shall be
                   -----------------------
duly authorized, executed and delivered and, if appropriate, filed for recordation by the respective party or parties thereto and shall be in full force and effect, and an executed counterpart of each thereto shall be delivered to the Owner Lessor, the Owner Participant and, so long as the Lien of the Lease Indenture shall not have been terminated or discharged, the Lease Indenture
Trustee:

               (i) supplements to this Facility Lease subjecting such rebuilt or replacement facilities to this Facility Lease (with no change in Purchase Price or the Periodic Lease Rent or Renewal Lease Rent as a result of such rebuilding or replacement);

               (ii) supplements to the Lease Indenture subjecting such rebuilt or replacement facilities to the Lien of the Lease Indenture;

               (iii) such recordings and filings as may be reasonably requested by the Owner Participant and the Lease Indenture Trustee to be made or filed;

               (iv) an opinion of counsel of the Facility Lessee, such counsel and such opinion to be reasonably satisfactory to the Owner Participant and, so long as the Lien of the Lease Indenture shall not have been terminated or discharged, the Lease Indenture Trustee to the effect that (A) the supplements to this Facility Lease required by clause (i) above constitute effective instruments for subjecting such rebuilt or replacement facilities to this Facility Lease, (B) the supplements to the Lease Indenture required by clause (ii) above, if any, constitute effective instruments for subjecting such rebuilt or replacement facilities to the Lien of the Lease Indenture, and (C) all filings and other action necessary to perfect and protect the Owner Lessor's and, if applicable, the Lease Indenture Trustee's interest in such rebuilt or replacement facilities have been accomplished;

               (v) an appraisal by an Independent Appraiser, certifying that the rebuilt or replacement Unit has a current and residual value, remaining useful life and utility at least equal to the current and residual value, remaining useful life and utility of such Unit would have had on the Rebuilding Closing Date had such Event of Loss not occurred (assuming such Unit would then be in the condition and repair required to be maintained by the terms of this Facility Lease) and is not "limited use" property within the meaning of Rev. Proc. 75 28, 1975 1 C.B. 752 or Rev. Proc. 76 30, 1976 2 C.B. 647; and

               (vi) a report by an independent engineer certifying that the rebuilt or replacement Unit is in a state of repair and condition required by this Facility Lease;

               (vii) an Officer's Certificate of the Facility Lessee as to compliance with this Section 10.3 and that no Lease Event of Default shall have occurred and be continuing as a result of the rebuild or replacement; and

               (viii) satisfactory evidence as to the compliance with Section 11 of this Facility Lease with respect to the rebuilt or replacement Unit.

If the Rebuilding Closing Date of a Unit and the satisfaction of the foregoing conditions shall not have occurred by the earlier of (x) sixty (60) months after the occurrence of the Event of Loss and (y) eighteen (18) months prior to the expiration of the Basic Lease Term or, if the Facility Lessee has elected to renew this Facility Lease for one or more Renewal Lease Terms, the expiration of any Renewal Lease Term then in effect or elected by the Facility Lessee, then the

Lessee shall be required to comply with Section 10.2 and the Termination Date shall be the first Termination Date that occurs after such date.

          (d) Whether or not the transactions contemplated by this Section 10.3 are consummated, the Facility Lessee agrees to pay or reimburse, on an After-Tax Basis, any costs or expenses (including reasonable legal fees and expenses) incurred by the Owner Lessor, the Owner Participant, the Lease Indenture Trustee and the Pass Through Trustees in connection with the transactions contemplated by this Section 10.3.

     Section 10.4.  Application of Payments Not Relating to an Event of Loss.

          (a) In the event that during the Facility Lease Term the use of all or any portion of the Facility is requisitioned or taken by or pursuant to a request of any Governmental Entity under the power of eminent domain or otherwise for a period which does not constitute an Event of Loss, the Facility Lessee's obligation to pay all installments of Periodic Lease Rent and Renewal Lease Rent shall continue for the duration of such requisitioning or taking. The Facility Lessee shall be entitled to receive and retain for its own account all sums payable for any such period by such Governmental Entity as compensation for such requisition or taking of possession. Any amount referred to in this Section 10.4(a) that is payable to the Facility Lessee shall not be paid to the Facility Lessee, or if it has been previously paid directly to the Facility Lessee, shall not be retained by the Facility Lessee, if at the time of such payment a Significant Lease Default or Lease Event of Default shall have occurred and be continuing, but shall be paid to and held by the Owner Lessor or, so long as the Lien of the Lease Indenture shall not have been terminated or discharged, the Lease Indenture Trustee as security for the obligations of the Facility Lessee under this Facility Lease, and at such time as there shall not be continuing any such Significant Lease Default or Lease Event of Default, such amount shall be paid to the Facility Lessee.

          (b) Any insurance proceeds with respect to the Facility received at any time by the Owner Lessor, the Lease Indenture Trustee or the Facility Lessee under any of the insurance policies required to be maintained by the Facility Lessee under Section 11 as a result of any damage to the Facility or any part thereof which does not constitute an Event of Loss shall be applied as follows:
(i) in accordance with Section 11.7; and (ii) the balance, if any, of such insurance proceeds remaining thereafter shall be paid to the Facility Lessee.

     Section 10.5. Certain Conditions to Termination. Anything to the contrary in this Section 10 notwithstanding, the Facility Lessee and the Owner Lessor agree for the benefit of the Lease Indenture Trustee (without relieving the Owner Lessor of any liability hereunder) that, so long as the Lien of the Lease Indenture shall not have been terminated or discharged, no termination pursuant to this Section 10 shall be effective and the Facility Lessee's rights and obligations under this Facility Lease immediately prior to the election to terminate this Facility Lease pursuant to this Section 10 shall remain in full force and effect in all respects (regardless of whether the Owner Lessor shall elect to retain or sell such Unit or the Facility, as applicable, in connection with such proposed termination) unless and until the Facility Lessee shall have assumed the Lessor Notes pursuant to Section 10.2(c) or the Owner Lessor shall have paid all outstanding principal and accrued interest on the Lessor Notes with respect to such Unit or the

Facility, as the case may be, and all other amounts due under the Lease Indenture as of such proposed date of termination.

SECTION 11.  INSURANCE

     Section 11.1.  Property Insurance. The Facility Lessee will, subject to
Section 11.6, maintain (or cause to be maintained) all risk property insurance customarily carried by prudent operators of electric generating facilities of comparable size and risk of the Facility, and against loss or damage from such causes as are customarily insured against, which includes coverage for boiler and machinery, and, in any case, subject to availability on commercially reasonable terms, in an amount equal to the Maximum Probable Loss of the Facility, subject to a deductible, as to the Facility Lessee's interest, not to exceed $5 million per occurrence for property damage or such other higher amounts customarily maintained by prudent operators of electric generating facilities of comparable size and risk of the Facility.

     Section 11.2.  Liability Insurance.  The Facility Lessee will, subject to
Section 11.6, maintain (or cause to be maintained) commercial general liability insurance, including sudden and accidental pollution liability coverage, contractual liability coverage, and commercial automobile liability insurance, insuring against claims for bodily injury (including death) and property damage to third parties arising out of the ownership, operation, maintenance, condition and use of the Facility and the Facility Site, with limits not less than $35 million per occurrence/aggregate with a deductible not to exceed $5 million per occurrence, as to the Facility Lessee's interest, or such other higher amount customarily maintained by prudent operators of electric generating facilities of comparable size and risk of such Facility. The Facility Lessee will periodically review the liability insurance maintained by it or on its behalf and will, if necessary, revise such coverage and limits (including deductibles) in order that the liability insurance maintained by it or on its behalf is consistent with that maintained by prudent operators of similar facilities of comparable size and risk to the Facility; provided that the Facility Lessee may not (except as permitted by Section 11.6) increase deductibles above or decrease coverage or limits below the amounts specified herein without the written consent of the Owner Lessor, which such consent shall not be unreasonably withheld or delayed. Such liability insurance may be purchased either in a single limit or in combination with a general and an excess policy.

     Section 11.3.  Provisions with Respect to Insurance.

          (a) The Facility Lessee will, subject to Section 11.6, place the insurance maintained pursuant to this Section 11 with companies having an A.M. Best rating of at least "A-" or, if not so rated, of comparable financial strength. All insurance policies required to be maintained pursuant to Section
11.2 shall name the Owner Lessor, the Lessor Manager, the Trust Company, the Owner Participant, the sole member of the Owner Participant and any other entity in the chain of ownership up to and including the Equity Investor (so long as the Owner Participant provides the Facility Lessee with the name of each such entity) and, so long as the Lien of the Lease Indenture shall not have been terminated or discharged, the Lease Indenture Trustee (collectively, the "Additional Insured Parties") as additional insureds, as their interests may
 --------------------------
appear. All insurance policies required to be maintained pursuant to this
Section 11 shall also provide for at least 30 days' prior written notice (10 days for non-payment) by the insurance carrier to the Additional Insured Parties in the event of cancellation, non-renewal, termination, expiration or material change. The Facility Lessee will place the insurance required by this Section 11 with insurance companies that agree to waive all claims for premiums from, and all subrogation rights against, the Additional Insured Parties. All the insurance maintained pursuant to this
Section 11.3 shall be primary without right of contribution of any other insurance carried by or on behalf of the Additional Insured Parties with respect to their respective interests in the Facility, and the Facility Site.

          (b) The Facility Lessee will, subject to Section 11.6, use its reasonable efforts to provide that the respective interests of the Additional Insured Parties shall not be invalidated by any act or neglect of the Facility Lessee, or any breach or violation by the Facility Lessee of any warranties, declarations or conditions contained in such policies or by the use of the Facility for purposes more hazardous than permitted by such policies. Additionally, the Facility Lessee will, subject to Section 11.6, use its reasonable efforts to provide that the liability policies required to be maintained pursuant to Section 11.2 shall be endorsed to provide that, inasmuch as the policies are written to cover more than one insured, all terms, conditions, insuring agreements and endorsements, with the exception of limits of liability, shall operate in the manner as if there were a separate policy covering each insured. The Facility Lessee shall, at its own expense, make or cause to be made all proofs of loss and take all other steps necessary to collect the proceeds of such insurance.

     Section 11.4. Reports. The Facility Lessee shall provide annually at the time it delivers the officers certificate pursuant to Section 5.4 of the Participation Agreement (i) the Owner Lessor, the Owner Participant and, so long as the Lien of the Lease Indenture shall not have been terminated or discharged, the Lease Indenture Trustee and the Pass Through Trustees certificates from insurance brokers or carriers to the effect that such policy is in effect and in the case of policies maintained pursuant to Sections 11.1 and 11.2, indicating their status as additional insureds and (ii) an Officer's Certificate of the Facility Lessee certifying that (i) all premiums in respect of such policies are current and (ii) that such coverage is in compliance with all insurance requirements set forth in this Section 11.

     Section 11.5. Additional Insurance by Owner Lessor. At any time the Owner Lessor (either directly or in the name of the Owner Participant), the Owner Participant (or its Affiliates) or the Lease Indenture Trustee may at its own expense and for its own account carry insurance with respect to its interest in the Facility; provided, that such insurance does not in any way interfere with the Facility Lessee's ability to obtain insurance required to be maintained under this Section 11. Any insurance payments received from policies maintained by the Owner Lessor, the Owner Participant or the Lease Indenture Trustee pursuant to the previous sentence shall be retained by the Owner Lessor, the Owner Participant or the Lease Indenture Trustee, as the case may be, without reducing or otherwise affecting the Facility Lessee's obligations hereunder.

     Section 11.6.  Amendment of Requirements.

          (a) If any insurance required to be maintained by the Facility Lessee pursuant to this Section 11 (including the limits or deductibles or any other terms under policies for such insurance) ceases to be available on a commercially reasonable basis, the Facility Lessee shall provide written notice to the Owner Lessor and, so long as the Lien of the Lease Indenture shall not have been terminated or discharged, the Lease Indenture Trustee accompanied by a letter from the Facility Lessee's insurance broker stating that such insurance is unavailable on a commercially reasonable basis. Such notice shall be given not less than thirty (30) days prior to the scheduled date for renewal of any such policy. Upon receipt of such notice by the Owner Lessor, the Owner Lessor and the Facility Lessee shall immediately enter into good faith negotiations in order to obtain an alternative to such insurance.

          (b) In the event that the Owner Lessor and the Facility Lessee cannot reach a resolution acceptable to both parties within ten (10) days, the Owner Lessor and the Facility Lessee shall make arrangements for the formation of an insurance panel consisting of the Facility Lessee's insurance advisor (or broker), the Owner Lessor's insurance advisor (or broker) and an independent insurance expert from a nationally recognized insurance brokerage firm, chosen by the Facility Lessee and reasonably acceptable to the Owner Lessor. Such independent expert shall conduct a separate review of the relevant insurance requirements of this Section 11 and the market for such insurance at the time, giving due consideration to the representations of both insurance advisors, and upon conclusion of such review shall issue a written report stating whether such insurance is available or unavailable on a commercially reasonable basis.

          (c) If the insurance expert concludes that such insurance is not available on a commercially reasonable basis, the insurance expert shall provide a written recommendation (which shall include the amount and type of insurance which is available upon a commercially reasonable basis) not less than fifteen
(15) days before the date for renewal of such insurance. The Facility Lessee shall, prior to the expiration of the insurance then in effect, obtain the insurance required by this Section 11 that is available on a commercially reasonable basis. If the credit rating of the Lessee Guarantor (or, if there is no Lessee Guarantor, of the Facility Lessee) is at least BBB- and Baa3 by S&P and Moody's, respectively, at the time of renewal, the recommendation of the insurance expert shall be conclusive and binding upon the Facility Lessee and the Facility Lessee shall, for the immediately succeeding one (1) year policy period, only be required to carry the insurance required by this Section 11 that the expert has certified is available on a commercially reasonable basis.

          (d) If the credit rating of the Lessee Guarantor (or, if there is no Lessee Guarantor, of the Facility Lessee) is below the rating specified in clause (c) at such time of renewal and in the Owner Participant's reasonable judgment, keeping the insurance coverage at the level that is available on a commercially reasonable basis is reasonably likely to result in a Material Adverse Effect, then the Facility Lessee shall (i) obtain the insurance required by Section 11 whether or not available on a commercially reasonable basis or
(ii) obtain the insurance that is available on a commercially reasonable basis and provide collateral or credit support for the difference of a type and in an amount satisfactory to the Owner Participant. For the purposes of this Section 11.6, insurance will be considered "not available on a commercially reasonable basis" if it is not obtainable or obtainable only at excessive costs which are not justified in terms of the risk to be insured and is generally not being carried by or applicable to projects or operations similar to the Facility because of such excessive costs.

          (e) All fees, costs and expenses associated with the insurance panel (including the review by the insurance expert) shall be for the sole account of the Facility Lessee.

     Section 11.7.  Application of Insurance Proceeds.

          (a) All proceeds of the insurance maintained pursuant to Section 11.1 hereof and Section 11.1 of the Other Facility Lease up to $50,000,000 on account of any damage to or destruction of the Facility and/or the Other Facility or any part thereof (in each case less the actual costs, fees and expenses incurred in the collection thereof), shall, subject to Section 11.7(d), be paid to or retained by the Facility Lessee for application in repair or replacement of the affected property. All proceeds of the insurance maintained pursuant to Section
11.1 hereof and Section 11.1 of the Other Facility Lease in excess of $50,000,000 on account of such damage or destruction to the Facility or the Other Facility, shall be paid to the Owner Lessor or, if the Lien of the Lease Indenture shall not have been terminated or discharged, the Lease Indenture Trustee and be applied and dealt with as set forth in this Section 11.7.

          (b) All such proceeds actually received on account of any such damage or destruction other than in connection with an Event of Loss shall, unless a Significant Lease Default or a Lease Event of Default shall have occurred and be continuing, be paid over to the Facility Lessee or as it may direct from time to time as restoration progresses, to pay (or reimburse the Facility Lessee for) the cost of restoration, if the amount of such proceeds received by the Lease Indenture Trustee or the Owner Lessor, together with such additional amounts, if any, theretofore expended by the Facility Lessee out of its own funds for such restoration, are sufficient to pay the estimated cost of completing such restoration, but only upon receipt by the Owner Lessor and, so long as the Lien of the Lease Indenture shall not have been terminated or discharged, the Lease Indenture Trustee of a written application of the Facility Lessee accompanied by an Officer's Certificate of the Facility Lessee setting forth in reasonable detail the nature of such restoration, the actual cash expenditures made to date for such restoration and the estimated cost to complete such restoration and stating that no Significant Lease Default or Lease Event of Default has occurred and is continuing.

          (c) All such proceeds received or payable on account of an Event of Loss shall, unless the Facility Lessee has elected to rebuild or replace the affected Facility, be dealt with in accordance with Section 10.2(d).

          (d)  Notwithstanding the foregoing provisions of this Section 11 or
Section 10, so long as a Significant Lease Default or Lease Event of Default shall have occurred and be continuing, the proceeds of any insurance required to be maintained pursuant to this Section 11 that would otherwise be payable to or for the account of, or that would otherwise be retained by, the Facility Lessee pursuant to this Section 11 or Section 10.2(d) will be held as security for the obligations of the Facility Lessee under this Facility Lease by the Owner Lessor or, so long as the Lien of the Lease Indenture shall not have been terminated or discharged, the Lease Indenture Trustee and, at such time thereafter as no Significant Lease Default or Lease Event of Default shall be continuing, such amount shall be paid promptly to the Facility Lessee.

SECTION 12.  INSPECTION

     During the Facility Lease Term, each of the Owner Participant, the Owner Lessor, and, so long as the Lien of the Lease Indenture shall not have been terminated or discharged, the Lease Indenture Trustee and the Pass Through Trustees and their representatives may, during normal business hours, on reasonable notice to the Facility Lessee and at their own risk and expense (except, at the expense but not risk, of the Facility Lessee when a Significant Lease Default or a Lease Event of Default has occurred and is continuing), inspect the Facility and the records with respect to the operations and maintenance thereof, in the Facility Lessee's custody or to which the Facility Lessee has access so long as the Facility Lessee has the opportunity to be present; provided, however, that so long as no Significant Lease Default or Lease Event of Default shall have occurred and be continuing, each such Person shall only be entitled to make one inspection in any twelve- (12-) month period, provided, further, however, that any such Person may make more than one inspection during the last eighteen (18) months of the Facility Lease Term unless the Facility Lessee has exercised its option under Section 15 to renew this Facility Lease beyond such eighteen- (18-) month period. Any such inspection will not unreasonably disturb or interfere with the normal operation or maintenance of the Facility or the conduct by the Facility Lessee of its business and will be in accordance with the Facility Lessee's and the Operator's safety and insurance programs. In no event shall the Owner Lessor, the Owner Participant, the Lease Indenture Trustee or the Pass Through Trustees have any duty or obligation to make any such inspection and such Persons shall not incur any liability or obligation by reason of not making any such inspection.

SECTION 13.  TERMINATION OPTION FOR BURDENSOME EVENTS

     Section 13.1. Election to Terminate. On or after the occurrence of either of the events specified below, the Facility Lessee shall have the right, at its option, upon at least 30 days' prior written notice to the Owner Lessor, the Owner Participant, and, so long as the Lien of the Lease Indenture shall not have been terminated or discharged, the Lease Indenture Trustee and the Pass Through Trustees, to terminate this Facility Lease in whole on the Termination Date specified in such notice (which shall be a date occurring not more than 90 days after the date of such notice or such longer period (not to exceed twelve
(12) months) as may be required to effect the consummation of such termination) if:

          (a) as a result of a change in Applicable Law, it shall have become illegal for the Facility Lessee to continue this Facility Lease or for the Facility Lessee to make payments under this Facility Lease or the other Operative Documents, and the transactions contemplated by the Operative Documents cannot be restructured to comply with such change in law in a manner acceptable to the Facility Lessee, the Owner Participant, the Owner Lessor, and, so long as the Lien of the Lease Indenture shall not have been terminated or discharged, the Lease Indenture Trustee and the Pass Through Trustees; or

          (b) one or more events outside the control of the Facility Lessee or any Affiliate thereof shall have occurred that will, or can reasonably be expected to, give rise to an obligation by the Facility Lessee to pay or indemnify in respect of the Tax Indemnity Agreement or Section 9.1 or 9.2 of the Participation Agreement; provided, that (i) such indemnity obligation (and the underlying cost or Tax) can be avoided in whole or in part if this Facility Lease is terminated and the Owner Lessor sells the Owner Lessor's Interest and (ii) the amount of such avoided payments hereunder would exceed (on a present value basis, discounted at the Discount Rate, compounded on an annual basis to the date of the termination) three percent of the Purchase Price, and provided, further, that no such termination option shall exist if the applicable indemnitee shall waive its right to, or the Owner Participant shall arrange, in its sole discretion, for payment of (without reimbursement by the Facility Lessee or any Affiliate thereof), amounts of indemnification payments under the Tax Indemnity Agreement or Section 9.1 or 9.2 of the Participation Agreement in excess of such amount as to cause such avoided payments, computed in accordance with the preceding proviso, not to exceed three percent of the Purchase Price.

No termination of this Facility Lease pursuant to this Section 13.1 shall become effective unless the conditions set forth in Section 13.5 are satisfied. If the Facility Lessee does not give notice of its exercise of the termination option under this Section 13.1 within twelve (12) months of the date the Facility Lessee receives notice or first has Actual Knowledge of an event or condition described above, the Facility Lessee will lose its right to terminate this Facility Lease pursuant to this Section 13.1 as a result of such event or condition.

     Section 13.2. Solicitation of Offers; Payments Upon Termination. (a) Upon receipt of a termination notice from the Facility Lessee pursuant to Section 13.1, the Owner Lessor may, but shall be under no obligation to, sell the Owner Lessor's Interest and, at the request of the Owner Lessor, the Facility Lessee will, as non-exclusive agent for the Owner Lessor, use commercially reasonable efforts to obtain cash bids in an amount equal to Termination Value for the Owner Lessor's Interest. In connection with such termination, the Facility Lessee may, but shall be under no obligation to, make an offer to purchase the Facility and shall have a right of first refusal with respect to any offer received from an unaffiliated third party (which may be exercised any time prior to the Termination Date), in connection with such sale. Only bona fide bids, whether from the Facility Lessee or a third party, to purchase the Facility for cash on the applicable Termination Date on an "as is, where is" and "with all faults" basis without any representation, other than by such Owner Lessor that the Facility is free of Owner Lessor's Liens and a warranty of the Owner Participant as to the absence of Owner Participant's Liens, shall be "Qualifying
                                                                      ----------
Cash Bids".  All the proceeds of any such sale shall be for the account of such
---------
Owner Lessor. The Owner Lessor shall be under no obligation to accept any Qualifying Cash Bid. If the Owner Lessor receives any Qualifying Cash Bids, the Owner Lessor shall be deemed to have accepted the highest such bid received by ten (10) Business Days prior to the Termination Date unless the Owner Lessor rejects such bid and elects to retain the Owner Lessor's Interest in writing prior to the earlier of (x) the expiration date of such bid and (v) the date at least 45 days (15 days if the Facility Lessee has given less than 60 days notice of its election to terminate pursuant to Section 13.1(a)) prior to the applicable Termination Date. Notwithstanding anything herein to the contrary, the Owner Lessor may not elect to retain the Facility unless it shall have provided the Facility Lessee with financial assurance reasonably satisfactory to the Facility Lessee that it will satisfy all of its payment obligations under this Section 13. If the Owner Lessor accepts or is deemed to have accepted a Qualifying Cash Bid from the Facility Lessee, the Facility Lessee shall pay the Owner Lessor on the Termination Date (a) the amount of such Qualifying Cash Bid plus (b) all amounts due and payable under the first sentence of Section 13.2(b), including the amounts payable under clause (a) and (b) of Section 13.3 (but shall have no obligation to pay Termination Value).

          (b) If the Owner Lessor accepts (or is deemed to have accepted) any Qualifying Cash Bid, which results in a sale of the Facility on the Termination Date, the Facility

Lessee shall pay the Owner Lessor on the Termination Date (i) the amount, if any, by which the Termination Value determined as of the Termination Date exceeds the sales price of such Qualifying Cash Bid received by the Owner Lessor (or the Lease Indenture Trustee), whether from the Facility Lessee or a third party (net of the fees, commissions and costs of any broker engaged by the Facility Lessee or any Affiliate thereof), plus (ii) all other amounts due and payable under clauses (a) and (b) of Section 13.3 (but shall have no obligation to pay Termination Value); provided, however, that prior to any sale or conveyance to any third party, the Facility Lessee shall have given the applicable notice, if any, required by the Exempt Facilities Agreement or obtained a waiver thereof. If the Owner Lessor rejects all Qualifying Cash Bids, then on the Termination Date, the Facility Lessee shall pay the Owner Lessor on the Termination Date (i) the amount, if any, by which the Termination Value determined as of the Termination Date exceeds the sales price of the highest Qualifying Cash Bid, whether from the Facility Lessee or a third party, plus
(ii) all other amounts due and payable under clauses (a) and (b) of Section 13.3 (but shall have no obligation to pay Termination Value).

          (c) If no Qualifying Cash Bids are received by the Termination Date or if a Qualifying Cash Bid is accepted (or deemed accepted) by the Owner Lessor but does not, other than as a result of the Owner Lessor's failure to transfer the Owner Lessor's Interest free and clear of Owner Lessor's Liens or the Owner Participant's failure to provide a warranty as to the absence of Owner Participant's Liens, result in a sale of the Facility, the Owner Lessor may elect in writing to retain the Facility and require the Facility Lessee to pay to the Owner Lessor on the Termination Date all amounts due and payable under clauses (a) and (b) of Section 13.3 (but not Termination Value); provided, however, that the Owner Lessor may not elect to retain the Facility unless it shall pay the principal and interest on the Lessor Notes in full. If no Qualifying Cash Bids are received or a Qualifying Cash Bid is accepted (or deemed accepted) but does not result in a sale of the Facility, the Facility Lease shall continue as described in the penultimate sentence of Section 13.3, unless the Owner Lessor affirmatively elects by written notice to the Facility Lessee to retain the Facility and pays the principal and interest on the Lessor Notes in full.

     Section 13.3. Procedure for Exercise of Termination Option. If the Facility Lessee shall have exercised its option to terminate the Facility Lease under Section 13.1, on the Termination Date specified in the Facility Lessee's notice of such exercise, the Facility Lessee shall pay to the Owner Lessor (a) all amounts of Supplemental Lease Rent (including all reasonable out-of-pocket costs and expenses of the Owner Lessor, the Owner Participant, the Lease Indenture Trustee and the Pass Through Trustees, all sales, use, value added and other Taxes required to be indemnified by the Facility Lessee pursuant to
Section 10.2 of the Participation Agreement associated with the exercise of the termination option pursuant to this Section 13 and all indemnity amounts not obviated by the termination) due and payable on or prior to the Termination Date, and (b) any unpaid Periodic Lease Rent due before such Termination Date, but shall not be required to pay Termination Value (except for the portion thereof expressly payable under Section 13.2(b)). All Rent payments under
Section 13.2 and this Section 13.3 shall, to the extent required by Section 3.5(a), be made to the Lease Indenture Trustee. Upon payment of all sums specified in Section 13.2 and this Section 13.3 (i) Allocated Rent shall cease to accrue and the obligation to pay Periodic Lease Rent and Renewal Lease Rent shall cease, (ii) the Facility Lessee shall cease to have any liability to the Owner Lessor hereunder or under the other Operative Documents, except for Supplemental Lease Rent and other obligations

(including those under Sections 9.1 and 9.2 of the Participation Agreement and the Tax Indemnity Agreement) surviving pursuant to the express terms of any Operative Document, (iii) unless the Facility Lessee assumes the Lessor Notes pursuant to Section 13.4, the Owner Lessor shall pay the outstanding principal and accrued interest on the Lessor Notes pursuant to Section 2.10(a) of the Lease Indenture, (iv) this Facility Lease shall terminate, (v) the Owner Lessor shall, at the Facility Lessee's cost and expense, execute and deliver to the Facility Lessee a release or termination of this Facility Lease, (vi) in connection with any sale of Owner Lessor's Interest pursuant to Section 13.2, the Owner Lessor shall transfer (by an appropriate instrument of transfer in form and substance reasonably satisfactory to the Owner Lessor and prepared by and at the expense of the Facility Lessee) all of its right, title and interest in and to the Owner Lessor's Interest to the purchaser pursuant to this Section
13.3 on an "as is", "where is" and "with all faults" basis, without representations or warranties other than a warranty as to the absence of Owner Lessor's Liens and a warranty of the Owner Participant as to the absence of Owner Participant's Liens, and (vii) the Owner Lessor shall use all reasonable efforts to cause the Lease Indenture Trustee to discharge the Lien of the Lease Indenture and to execute and deliver appropriate releases and other documents or instruments necessary or desirable to effect the foregoing, all to be prepared, filed and recorded (as appropriate) at the cost and expense of the Facility Lessee. It shall be a condition of the termination of this Facility Lease pursuant to this Section 13 that the Facility Lessee shall pay all amounts it is obligated to pay under Section 13.2 and this Section 13.3. If the Facility Lessee fails to consummate the termination option under this Section 13 after giving notice of its intention to do so, (i) the Facility Lease shall continue,
(ii) such failure to consummate shall not constitute a default under the Facility Lease, and (iii) unless such failure is a consequence of a failure of the Owner Lessor or Owner Participant to fulfill their obligations under this
Section 13, the Facility Lessee will lose its right to terminate this Facility Lease pursuant to this Section 13 as a result of such event or condition during the remainder of the Facility Lease Term. Whether or not the Facility Lease is terminated, the Facility Lessee shall in any event pay all reasonable out-of-pocket costs and expenses of the Owner Lessor, the Owner Participant, the Lease Indenture Trustee and the Pass Through Trustees in connection with the exercise by the Facility Lessee of its right to terminate this Facility Lease under this
Section 13.

     Section 13.4. Assumption of the Lessor Notes. Notwithstanding the provisions of Section 13.2, if (a) the Facility Lessee submits a Qualifying Cash Bid, and the Owner Lessor accepts (or is deemed to have accepted) such Qualifying Cash Bid, (b) the Facility Lessee (or its designee) shall have executed and delivered an assumption agreement to assume in full the Lessor Notes as permitted by and in accordance with Section 2.10(b) of the Lease Indenture, (c) all other conditions contained in such Section 2.10(b) shall have been satisfied, and (d) no Lease Event of Default shall have occurred and be continuing after giving effect to such assumption, then the obligation of the Facility Lessee to pay the sum of (x) the purchase price set forth in its Qualifying Cash Bid plus (y) the excess of Termination Value as of the Termination Date over such purchase price shall be reduced by the outstanding principal amount of and accrued interest on the Lessor Notes so assumed by the Facility Lessee.

     Section 13.5. Certain Conditions to Termination. Anything to the contrary in this Section 13 notwithstanding, the Facility Lessee and the Owner Lessor agree for the benefit of the Lease Indenture Trustee (without relieving the Owner Lessor of any liability hereunder) that, so long as the Lien of the Lease Indenture shall not have been terminated or discharged, no termination of this Facility Lease pursuant to this Section 13 shall be effective and the Facility Lessee's rights and obligations under this Facility Lease immediately prior to the electing to terminate this Facility Lease pursuant to Section 13.1 shall remain in full force and effect in all respects (regardless of whether the Owner Lessor shall elect to retain or sell the Facility in connection with such proposed termination) unless and until the Facility Lessee shall have assumed the Lessor Notes pursuant to Section 13.4 or the Owner Lessor shall have paid all outstanding principal and accrued interest on the Lessor Notes pursuant to Section 13.3 and all other amounts due under the Lease Indenture on such proposed date of termination.

SECTION 14.  TERMINATION FOR OBSOLESCENCE

     Section 14.1. Termination. During the Basic Lease Term and upon at least six months' prior written notice to the Owner Lessor, the Owner Participant and, so long as the Lien of the Lease Indenture has not been terminated or discharged, the Lease Indenture Trustee and the Pass Through Trustees (which notice shall be accompanied by a certification by the board of managers (or the equivalent thereof) of the Facility Lessee as to one or more of the matters described in clause (a) and (b) below and an Officer's Certificate setting forth in reasonable detail the basis on which it is exercising this termination option (which in the case of a termination under clause (a) below with respect to one Unit only shall contain a certification that the condition causing such Unit to be obsolete does not exist with respect to the other Unit), the Facility Lessee shall have the option, so long as no Lease Event of Default shall have occurred and be continuing, to terminate this Facility Lease in whole (in the case of clause (b) below) or with respect to any Unit (in the case of, and to the extent provided in, clause (a) below) on any Termination Date occurring on or after the sixth anniversary of the Closing Date (the date of termination selected by the Facility Lessee being the "Obsolescence Termination Date") on the terms and
                           -----------------------------
conditions set forth in this Section 14 if the Facility Lessee's board of managers determines in good faith that:

          (a) such Unit is economically or technologically obsolete (i) as a result of a change in Applicable Law, regulation or tariff of general application, or imposition by FERC or any other Governmental Entity having or claiming jurisdiction over the Facility Lessee, or the Facility of any conditions or requirements including requiring significant capital improvement to such Unit or (ii) for any other reason; provided, however, that if both Units are obsolete under this clause (a), the Facility Lessee may not terminate this Facility Lease with respect to one Unit unless (x) it also terminates this Facility Lease with respect to the other Unit, or
     (y) the Owner Participant consents to such partial termination; or

          (b) the Facility is surplus to the Facility Lessee's needs or is no longer useful in its trade or business, including, as a result of (x) a change in the markets for the wholesale purchase and/or sale of energy or
     (y) any material abrogation of power purchase or sale agreements.

No termination of this Facility Lease pursuant to this Section 14.1 shall become effective unless the conditions set forth in Section 14.5 hereof and thereof are satisfied.

     Section 14.2. Solicitation of Offers. If the Facility Lessee shall give the Owner Lessor notice pursuant to Section 14.1 and the Owner Lessor shall not have elected to retain the Owner Lessor's Interest with respect to the Facility or such Unit, as the case may be, pursuant to Section 14.3 hereof, the Facility Lessee shall, as non-exclusive agent for the Owner Lessor, use its commercially reasonable efforts to obtain bids and, subject to Section 14.5 hereof, sell such Owner Lessor's Interest on the Obsolescence Termination Date, all of the proceeds of which will be for the account of the Owner Lessor; provided that so long as the Lien of the Lease Indenture shall not have been terminated or discharged, the proceeds of such sale shall be paid directly to the Lease Indenture Trustee. The Owner Lessor shall also have the right, but no obligation, to obtain bids for the sale of such Owner Lessor's Interest either directly or through agents other than the Facility Lessee. At least 90 days prior to the Obsolescence Termination Date the Facility Lessee shall certify to the Owner Lessor and the Lease Indenture Trustee each bid or offer, the amount and terms thereof and the name and address of the party (which shall not be the Facility Lessee, any Affiliate or any third party with whom it or an Affiliate has an arrangement to use or operate the Facility or such Unit, as the case may be, to generate power for the benefit of the Facility Lessee or such Affiliate after the termination of this Facility Lease with respect to the Facility or such Unit, as the case may be) submitting such bid or offer.

     Section 14.3. Right of Owner Lessor to Retain Unit. The Owner Lessor may irrevocably elect to retain, rather than sell, the Owner Lessor's Interest with respect to the Facility or such Unit, as the case may be, by giving notice to the Facility Lessee at least 90 days prior to the Obsolescence Termination Date; provided, however, that the Owner Lessor may not elect to retain the Facility unless it shall have provided the Facility Lessee with financial assurance reasonably satisfactory to the Facility Lessee that it will satisfy all of its payment obligations under this Section 14. If the Owner Lessor elects to retain such Owner Lessor's Interest pursuant to this Section 14.3, on the Obsolescence Termination Date (x) the Facility Lessee shall pay to the Owner Lessor (a) all Supplemental Lease Rent with respect to the Facility or such Unit, as the case may be, (including all reasonable out-of-pocket costs and expenses of the Owner Lessor, the Owner Participant, the Lease Indenture Trustee and the Pass Through Trustees (excluding the fees and costs of any broker unless engaged by the Facility Lessee on the Owner Lessor's behalf) and all sales, use, stamp, ad valorem, rental, license value added, property and other Taxes required to be indemnified by the Facility Lessee pursuant to Section 9.2 of the Participation Agreement associated with the exercise of the termination option pursuant to this Section 14.3 due and payable on such Obsolescence Termination Date, (b) any unpaid Periodic Lease Rent (or, in connection with a termination of a Renewal Lease Term, Renewal Lease Rent) with respect to the Facility or such Unit, as the case may be, due before such Obsolescence Termination Date, but shall not be required to pay Termination Value with respect to the Facility or such Unit, as the case may be, plus (c) any premium, if any, due on the portion of the Lessor Notes being prepaid pursuant to this Section 14. All Rent payments under this Section 14.3 shall, to the extent required by Section 3.5(a), be made to the Lease Indenture Trustee. Upon payment of all sums required to be paid pursuant to this Section 14.3, (i) Periodic Lease Rent and Renewal Lease Rent with respect to the Facility or such Unit, as the case may be, shall cease to accrue, (ii) the Facility Lessee's obligations under Sections 6, 7, 8, 11 and 12 with respect to the Facility or such Unit, as the case may be, shall terminate, (iii) the Facility Lessee shall cease to have any other liability to the Owner Lessor hereunder or under the other Operative Documents with respect to the Facility or such Unit, as the case may be, except for Supplemental Lease Rent and other obligations (including those under Sections
9.1 and 9.2 of the Participation Agreement and the Tax Indemnity Agreement) surviving pursuant to the express terms of any Operative Document, (iv) the Owner Lessor shall pay the portion of the outstanding principal and accrued interest on the Lessor Notes relating to the Facility or such Unit, as the case may be, pursuant to Section 2.10(a) and (e) of the Lease Indenture, (v) this Facility Lease shall terminate with respect to the Facility or such Unit, as the case may be, (vi) the Owner Lessor shall, at the Facility Lessee's cost and expense, execute and deliver to the Facility Lessee a release and termination of this Facility Lease with respect to the Facility or such Unit, as the case may be, and in the case of a termination with respect to a Unit, such Unit shall no longer be deemed to be part of the Facility, (vii) the Facility Lessee will return the Owner Lessor's Interest related to the Facility or such Unit, as the case may be, to the Owner Lessor in accordance with Section 5.1, and (viii) the Owner Lessor shall use all reasonable efforts to cause the Lease Indenture Trustee to discharge the Lien of the Lease Indenture with respect to the Facility or such Unit, as the case may be, and to execute and deliver appropriate releases and other documents or instruments necessary or desirable to effect the foregoing, all to be prepaid, filed and recorded (as appropriate) at the cost and expense of the Facility Lessee. It shall be a condition to the termination of this Facility Lease pursuant to this Section 14.3, that the Facility Lessee shall pay all amounts that it is obligated to pay under this Section 14.3.

     Section 14.4. Procedure for Exercise of Termination Option. If the Owner Lessor has not elected to retain the Owner Lessor's Interest with respect to the Facility or such Unit, as the case may be, in accordance with Section 14.3 hereof, on the Obsolescence Termination Date the Owner Lessor shall sell the Owner Lessor's Interest in the Facility or such Unit, as the case may be, under this Section 14.4 hereof and Section 9.1 of the Site Lease and Sublease to the bidder or bidders (which shall not be the Facility Lessee, any Affiliate thereof or any third party with whom it or an Affiliate has an arrangement to use or operate the Facility or such Unit, as the case may be, to generate power for the benefit of the Facility Lessee or such Affiliate after the termination of this Facility Lease with respect to the Facility or such Unit, as the case may be), that shall have submitted the highest cash bid with respect to the Facility or Unit, as the case may be; provided, however, that prior to any sale or conveyance to any third party pursuant to this Section 14.4, the Facility Lessee shall have given the applicable notice, if any, required by the Exempt Facilities Agreement or obtained a waiver thereof. In addition, the Facility Lessee shall certify to the Owner Lessor, the Owner Participant and, so long as the Lien of the Lease Indenture shall not have been terminated or discharged, the Lease Indenture Trustee and the Pass Through Trustees that such buyer is not the Facility Lessee, any Affiliate thereof or any third party with whom it or an Affiliate has an arrangement to use or operate the Facility or such Unit, as the case may be, to generate power for the benefit of the Facility Lessee or such Affiliate after the termination of this Facility Lease with respect to the Facility or such Unit, as the case may be. On the Obsolescence Termination Date, the Facility Lessee shall pay to the Owner Lessor (a) the excess, if any, of Termination Value with respect to the Facility or such Unit, as the case may be, determined as of such Obsolescence Termination Date over the total sales price of the Owner Lessor's Interest retained by the Owner Lessor (net of the fees, commissions and costs of any broker engaged by the Facility Lessee or any Affiliate thereof on the Owner Lessor's behalf), plus (b) any unpaid Periodic Lease Rent or Renewal Lease Rent due before such Obsolescence Termination Date, plus (c) all amounts of Supplemental Lease Rent (including all reasonable out-of-pocket costs and expenses of the Owner Lessor, the Owner Participant, the Lease Indenture Trustee and the Pass Through Trustees (excluding the fees and costs of any broker unless engaged by the Facility Lessee on the Owner Lessor's behalf) and all sales, use, stamp, ad valorem, rental, license, value added, property and other Taxes required to be indemnified by the Facility Lessee pursuant to Section 9.2 of the Participation Agreement associated with the exercise of the termination option pursuant to this Section 14 due and payable on such Obsolescence Termination Date, plus (d) any premium, if any, due on the portion of the Lessor Notes being prepaid pursuant to this Section 14. All Rent payments under this Section 14.4 shall, to the extent required by Section 3.5(a), be made to the Lease Indenture Trustee. Upon the payment of all sums required to be paid pursuant to this
Section 14.4, (i) Allocated Rent with respect to the Facility or such Unit, as the case may be, shall cease to accrue and the corresponding obligation to pay Periodic Lease Rent shall cease, (ii) the Facility Lessee's obligations under Sections 6, 7, 8, 11 and 12 with respect to the Facility or such Unit, as the case may be, shall terminate, (iii) the Facility Lessee shall cease to have any other liability hereunder to the Owner Lessor hereunder or under the other Operative Documents with respect to the Facility or such Unit, as the case may be, except for Supplemental Lease Rent and other obligations (including Sections
9.1 and 9.2 of the Participation Agreement) surviving pursuant to the express terms of any Operative Document, (iv) the Owner Lessor will pay the portion of the outstanding principal and accrued interest on the Lessor Notes relating to the Facility or such Unit, as the case may be, payable pursuant to Section 2.10 of the Lease Indenture, (v) this Facility Lease shall terminate with respect to the Facility or such Unit, as the case may be, (vi) the Owner Lessor shall, at the Facility Lessee's cost and expense, execute and deliver to the Facility Lessee a release or termination of this Facility Lease with respect to the Facility or such Unit, as the case may be, and, in the case of a termination with respect to a Unit, such Unit shall no longer be deemed to be part of the Facility, (vii) the Owner Lessor will transfer (by an appropriate instrument of transfer in form and substance reasonably satisfactory to the Owner Lessor and prepared and recorded by and at the expense of the Facility Lessee) the Owner Lessor's Interest relating to the Facility or such Unit, as the case may be, under this Section 14.4, to the purchaser on an "as is", "where is" and "with all faults" basis, without representations or warranties other than a warranty as to the absence of Owner Lessor's Liens and a warranty from the Owner Participant as to the absence of Owner Participant's Liens, and (viii) the Owner Lessor shall execute and deliver appropriate releases and other documents or instruments necessary or desirable to effect the foregoing, all to be prepaid, filed and recorded (as appropriate) at the cost and expense of the Facility Lessee. Unless the Owner Lessor shall have elected to retain the Owner Lessor's Interest pursuant to Section 14.3 or the Owner Lessor with the consent of the Facility Lessee shall have entered into a legally binding contract to sell the Owner Lessor's Interest, the Facility Lessee may, at its election, revoke its notice of termination on at least 30 days' prior notice to the Owner Lessor, the Owner Participant and, so long as the Lien of the Lease Indenture shall not have been terminated or discharged, the Lease Indenture Trustee and the Pass Through Trustees in which event this Facility Lease shall continue with respect to the Facility or such Unit, as the case may be; provided, however, that the Facility Lessee shall not be permitted to re-initiate a notice to terminate pursuant to
Section 14.1 more than once in any five year period. The Owner Lessor shall be under no duty to solicit bids, to inquire into the efforts of the Facility Lessee to obtain bids or otherwise take any action in arranging any such sale of the Owner Lessor's Interest other than, if the Owner Lessor has not elected to retain the Owner Lessor's Interest, to transfer the Owner Lessor's Interest in accordance with clause (vii) of this Section 14.4. It shall be a condition of the Owner Lessor's obligation to consummate a sale of the Owner Lessor's Interest that the Facility Lessee shall pay all amounts it is obligated to pay under this Section 14.4. If no sale shall occur on the

Obsolescence Termination Date, the notice of termination shall be deemed revoked and this Facility Lease shall continue with respect to the Facility or such Unit, as the case may be, in full force and effect in accordance with its terms (without prejudice to the Facility Lessee's right to exercise its rights under this Section 14).

     Section 14.5. Certain Conditions to Termination. Anything to the contrary in this Section 14 notwithstanding, the Facility Lessee and the Owner Lessor agree for the benefit of the Lease Indenture Trustee (without relieving the Owner Lessor of any liability hereunder) that, so long as the Lien of the Lease Indenture shall not have been terminated or discharged, no termination pursuant to this Section 14 shall be effective and the Facility Lessee's rights and obligations under this Facility Lease with respect to the Unit referred to in the applicable notice of termination pursuant to Section 14.1 shall remain in full force and effect in all respects (regardless of whether the Owner Lessor shall elect to retain or sell the Owner Lessor's Interest in connection with such proposed termination) unless and until the Owner Lessor shall have paid the portion of the outstanding principal and accrued interest on the Lessor Notes with respect to the Facility or such Unit, as the case may be, payable pursuant to Section 2.10 of the Lease Indenture and the Facility Lessee shall have paid any Make-Whole Premium arising from a termination pursuant to clause (a)(ii) or
(b) of Section 14.1 and all other amounts due under the Lease Indenture with respect thereto shall have been paid.

SECTION 15.  LEASE RENEWAL

     Section 15.1. First Wintergreen Renewal Lease Term. Not earlier than forty-two (42) months prior to the expiration of the Basic Lease Term, unless a Lease Bankruptcy or Payment Default or Lease Event of Default shall have occurred and be continuing, the Facility Lessee may deliver to the Owner Lessor notice (which notice may be in addition to a notice of the Facility Lessee's tentative interest in electing an FMV Renewal Lease Term under Section 15.3) of the Facility Lessee's tentative interest in renewing this Facility Lease for a term (the "First Wintergreen Renewal Lease Term") commencing on the day
           ------------------------------------
following the last day of the Basic Lease Term and ending on a date (a) as of which the sum of the number of years of the proposed First Wintergreen Renewal Lease Term and the Basic Lease Term is not more than the lesser of (x) 49 years, or (y) 75% of the estimated economic useful life of the Facility measured from the Closing Date, but determined by an Independent Appraiser (which Independent Appraiser shall be selected by the Facility Lessee and reasonably acceptable to the Owner Lessor) in accordance with the Appraisal Procedures not more than thirty-six (36) months before the end of the Basic Lease Term, and (b) as of which the estimated fair market value of the Facility determined, by such Independent Appraiser, subsequent to the Facility Lessee's tentative election of the First Wintergreen Renewal Lease Term (but not earlier than thirty-six (36) months prior to the expiration of the Basic Lease Term), shall equal or exceed twenty percent (20%) of the Purchase Price (or, if this Facility Lease has been terminated with respect to one Unit, the Unit Purchase Price of the remaining
Unit) (without taking into account inflation or deflation subsequent to the Closing Date). Unless the Facility Lessee shall have irrevocably elected to renew this Facility Lease for an FMV Renewal Lease Term under Section 15.3, and provided that no Lease Bankruptcy or Payment Default or Lease Event of Default shall have occurred and be continuing on such notice date, on or prior to eighteen (18) months before the expiration of the Basic Lease Term, the Facility Lessee may deliver to the Owner Lessor a further notice irrevocably electing to renew this Facility Lease for the First Wintergreen Renewal Lease Term determined as aforesaid and, subject to neither a Significant Lease Default nor a Lease Event of Default having occurred and continuing on the last day of the Basic Lease Term, the First Wintergreen Renewal Lease Term shall thereupon take effect as provided herein.

     Section 15.2. Second Wintergreen Renewal Lease Term. Not earlier than forty-two (42) months prior to the expiration of the First Wintergreen Renewal Lease Term, unless a Lease Bankruptcy or Payment Default or Lease Event of Default shall have occurred and be continuing, the Facility Lessee may deliver to the Owner Lessor notice (which notice may be in addition to a notice of the Facility Lessee's tentative interest in electing an FMV Renewal Lease Term under
Section 15.3) of the Facility Lessee's tentative interest in renewing this Facility Lease for a term (the "Second Wintergreen Renewal Lease Term" and
                                -------------------------------------
together with the First Wintergreen Renewal Lease Term, the "Wintergreen Renewal
                                                             -------------------
Lease Terms") commencing on the day following the last day of the First
-----------
Wintergreen Renewal Lease Term and ending on a date (a) as of which the sum of the number of years of the proposed Wintergreen Renewal Lease Terms and the Basic Lease Term is not more than the lesser of (x) 49 years, or (y) 75% of the estimated economic useful life of the Facility measured from the Closing Date, but determined by an Independent Appraiser (which Independent Appraiser shall be selected by the Facility Lessee and reasonably acceptable to the Owner Lessor) in accordance with the Appraisal Procedures not more than thirty-six (36) months before the end of the First Wintergreen Renewal Lease Term, and (b) as of which the estimated fair market value of the Facility determined, by such Independent Appraiser, subsequent to the Facility Lessee's tentative election of the Second Wintergreen Renewal Lease Term (but not earlier than thirty-six (36) months prior to the expiration of the First Wintergreen Renewal Lease Term), shall equal or exceed 20% of the Purchase Price (or, if the Facility Lease has been terminated with respect to one Unit, the Unit Purchase Price of the remaining
Unit) (without taking into account inflation or deflation subsequent to the Closing Date). Unless the Facility Lessee shall have irrevocably elected to renew this Facility Lease for a FMV Renewal Lease Term under Section 15.3, and provided that no Lease Bankruptcy or Payment Default or Lease Event of Default shall have occurred and be continuing on such notice date, on or prior to eighteen (18) months before the expiration of the First Wintergreen Renewal Lease Term, the Facility Lessee may deliver to the Owner Lessor a further notice irrevocably electing to renew this Facility Lease for the Second Wintergreen Renewal Lease Term determined as aforesaid and, subject to neither a Significant Lease Default nor a Lease Event of Default having occurred and continuing on the last day of the Basic Lease Term, the Second Wintergreen Renewal Lease Term shall thereupon take effect as provided herein.

     Section 15.3. Fair Market Value Renewal Lease Terms. Not earlier than forty-two (42) months prior to the expiration of the Basic Lease Term, the First Wintergreen Renewal Lease Term, the Second Wintergreen Renewal Lease Term, or any other Renewal Lease Term, unless a Lease Bankruptcy or Payment Default or Lease Event of Default shall have occurred and be continuing, the Facility Lessee may deliver to the Owner Lessor notice (which notice may be in addition to a notice of the Facility Lessee's tentative interest in electing the First Wintergreen Renewal Lease Term or the Second Wintergreen Renewal Lease Term) of the Facility Lessee's tentative interest in renewing this Facility Lease for a term (each such term, a "FMV Renewal Lease Term") commencing on the day
                         ----------------------
following the last day of the Basic Lease Term or a Renewal Lease Term otherwise expiring and extending for no less than two years and no more than five years; provided that, the Facility Lease Term shall not exceed 49 years; provided further that unless such FMV Renewal Lease Term extends to the end of the useful life of such Units, no such FMV Renewal Lease Term shall extend beyond the date that is three (3) years prior to the end of the useful life of such Units (as set forth in the most recent appraisal obtained pursuant to Section 4.1(o) of the Participation Agreement, Section 15.1 or 15.2 of this Facility Lease or
Section 2.3(a) or (b) of the Site Lease and Sublease). Unless the Facility Lessee shall have irrevocably elected to renew this Facility Lease for a Wintergreen Renewal Lease Term pursuant to Sections 15.1 or 15.2 (it being understood that the exercise by the Facility Lessee of its right to renew this Facility Lease at the end of the Basic Lease Term or at the end of the First Wintergreen Renewal Lease Term pursuant to Sections 15.1 or 15.2 hereof, respectively, shall not impair its right to renew this Facility Lease at any time thereafter pursuant to this Section 15.3), and provided that no Lease Bankruptcy or Payment Default or Lease Event of Default shall have occurred and be continuing on any such notice date or on the date of expiration of the Basic Lease Term or the Renewal Lease Term immediately preceding such FMV Renewal Lease Term, as the case may be, on or prior to eighteen (18) months before the expiration of the existing Basic Lease Term or the relevant Renewal Lease Term as the case may be, the Facility Lessee may deliver to the Owner Lessor a further notice irrevocably electing to renew this Facility Lease for the FMV Renewal Lease Term tentatively elected as aforesaid and, subject to neither a Significant Lease Default nor an Lease Event of Default having occurred and continuing on the last day of the Basic Lease Term or the Renewal Lease Term immediately preceding the such FMV Renewal Lease Term, as the case may be, the FMV Renewal Lease Term shall thereupon take effect as provided herein.

     Section 15.4.  Renewal Lease Rent for the Renewal Lease Terms.

          (a) Renewal Lease Rent shall be paid on each August 8 and February 8, in arrears, during each Renewal Lease Term. The installment of Renewal Lease Rent for the Facility payable on each such Rent Payment Date during the Wintergreen Renewal Lease Terms shall be determined as follows:

               (i) for each year during the First Wintergreen Renewal Lease Term, Renewal Lease Rent shall be equal to the lesser of (i) the Fair Market Rental Value for the Facility, and (ii) during the initial six years, 75% of the average Periodic Lease Rent during the Basic Lease Term, and thereafter, 50% of the average Periodic Lease Rent during the Basic Lease Term, multiplied in each case if this Facility Lease has been terminated with respect to one Unit pursuant to Section 10 or 14 by the Unit Percentage for the remaining Unit; and

               (ii) for each year during the Second Wintergreen Renewal Lease Term, Renewal Lease Rent shall be equal to the lesser of (i) the Fair Market Rental Value for the Facility, and (ii) for any portion thereof prior to the sixth anniversary of the Expiration Date, 75% of the average Periodic Lease Rent during the Basic Lease Term, and thereafter, 50% of the average Periodic Lease Rent during the Basic Lease Term, multiplied in each case if this Facility has been terminated with respect to one Unit pursuant to Section 10 or 14 by the Unit Percentage for the remaining Unit.

          (b) Renewal Lease Rent payable on each Rent Payment Date during any FMV Renewal Lease Term for the Facility shall be the Fair Market Rental Value for the Facility.

     Section 15.5. Determination of Fair Market Rental Value. The Fair Market Rental Value of the Facility as of the commencement of any Renewal Lease Term shall be determined by agreement of the Owner Lessor and the Facility Lessee within six months after receipt by the Owner Lessor of the tentative notice from the Facility Lessee of its election to renew pursuant to Section 15.1, 15.2 or
15.3 (but not more than thirty-six (36) months before the commencement of such Renewal Lease Term) or, if they shall fail to agree within such six-month period, shall be determined by an Independent Appraiser in accordance with the Appraisal Procedures, which Independent Appraiser shall be selected by the Facility Lessee and reasonably acceptable to the Owner Lessor. The appraiser's fees and expenses shall be borne by the Facility Lessee.

     Section 15.6. Termination Value During Renewal Lease Terms. The amounts which are payable during any Renewal Lease Term in respect of Termination Value shall be determined on the basis of the Fair Market Sales Value of the Facility as of the commencement of such FMV Renewal Lease Term, amortized on a straight-line basis over such Renewal Lease Term to the projected Fair Market Sales Value of the Facility as of the expiration of such Renewal Lease Term, as such Fair Market Sales Value in each case is determined prior to the commencement of such Renewal Lease Term, plus any amount of Renewal Lease Rent accrued and unpaid to the date of termination. In determining Fair Market Sales Value for any Renewal Lease Term, effect shall be given to the encumbrance on the Facility of any FMV Renewal Lease Term available or in force.

SECTION 16.  EVENTS OF DEFAULT

     The following events shall constitute a "Lease Event of Default" hereunder
                                              ----------------------
(whether any such event shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any Governmental Entity):

          (a) the Facility Lessee shall fail to make any payment of Periodic Lease Rent, Renewal Lease Rent, or Termination Value (or amounts computed by reference to Termination Value) after the same shall have become due and payable and such failure shall have continued for five (5) Business Days after the same shall become due; or

          (b) the Facility Lessee shall fail to make any payment of Supplemental Lease Rent (other than Excepted Payments, unless the Owner Participant shall have consented to such declaration or Termination Value (or amounts computed by reference to Termination Value) after the same shall have become due and such failure shall have continued from a period of 30 days after receipt by the Facility Lessee and the Lessee Guarantor of written notice of such default from the Owner Participant, the Owner Lessor, the Lease Indenture Trustee or the Pass Through Trustees; or

          (c) the Facility Lessee shall fail to observe or perform its obligation to maintain (or cause to be maintained) insurance in the amounts and on the terms set forth in Section 11; or

          (d) the Facility Lessee or the Lessee Guarantor shall fail to perform or observe any covenant, obligation or agreement to be performed or observed by it under this Facility Lease or any other Operative Document (other than any covenant, obligation or agreement contained in the Tax Indemnity Agreement, the Cross Easement or the Exempt Facilities Agreement or any covenant, obligation or agreement referred to in any other clause of this Section 16) in any material respect, which shall continue unremedied for 30 days after receipt by the Facility Lessee and the Lessee Guarantor of written notice thereof from the Owner Participant, Owner Lessor, Lease Indenture Trustee or the Pass Through Trustees; provided, however, that if such condition cannot be remedied within such 30-day period, then the period within which to remedy such condition shall be extended up to an additional 180 days, so long as the Facility Lessee diligently pursues such remedy and such condition is reasonably capable of being remedied within such additional 180-day period; provided, further, that in the case of the Facility Lessee's obligation set forth in clause (a)(ii) of Section 7.1, if, to the extent and for so long as a test, challenge, appeal or proceeding shall be prosecuted in good faith by the Facility Lessee, the failure by the Facility Lessee to comply with such requirement shall not constitute a Lease Event of Default if such test, challenge, appeal or proceeding shall not involve (i) any danger of foreclosure, sale, forfeiture or loss of, or imposition of a Lien on, any part of the Facility or the impairment of the use, operation or maintenance of the Facility in any material respect (in each case, unless such risk is appropriately bonded), or (ii) any risk of criminal liability being asserted against the Owner Participant, the Owner Lessor, the Lease Indenture Trustee or the Pass Through Trustees or their respective Affiliates, or (iii) any material risk of the occurrence of any material adverse effect being incurred by the Owner Participant, Owner Lessor, or Lease Indenture Trustee, or the Pass Through Trustees, including subjecting the Owner Participant or the Owner Lessor or their Affiliates to regulation as a public utility under Applicable Law; and provided, further, that in the case of the Facility Lessee's obligation set forth in clause (a)(ii) of Section 7.1, if the noncompliance is not a type that can be immediately remedied, the failure to comply shall not be a Lease Event of Default if the Facility Lessee is taking all reasonable action to remedy such noncompliance and if, but only if, such noncompliance shall not involve any danger described in clause
     (i), (ii) or (iii) of the preceding proviso; and provided, further, such noncompliance, or such test, challenge, appeal or proceeding to review shall not extend beyond the date thirty-six (36) months prior to the scheduled expiration of the Basic Lease Term or any Renewal Lease Term then in effect or elected by the Facility Lessee; or

          (e) any representation or warranty made by the Facility Lessee or the Lessee Guarantor in the Operative Documents (other than a Tax Representation) or in the certificate delivered by the Facility Lessee or the Lessee Guarantor at the Closing pursuant to Section 4(f) of the Participation Agreement shall prove to have been incorrect in any material respect when made and continues to be material and unremedied for a period of 30 days after receipt by the Facility Lessee and the Lessee Guarantor of written notice thereof from the Owner Participant, Owner Lessor, or Lease Indenture Trustee, or the Pass Through Trustees; provided, however, that if such condition cannot be remedied within such 30-day period, then the period within which to remedy such condition shall be extended up to an additional 120 days, so long as the Facility Lessee diligently pursues such remedy and such condition is reasonably capable of being remedied within such additional 120-day period; or

          (f) a failure by the Facility Lessee or the Lessee Guarantor to comply in any material respect with the transfer provisions set forth in Sections 13.2 and 13.3 of the Participation Agreement; or

          (g) the Lessee Guarantor shall fail to perform any covenant set forth in Section 4 of the Lessee Guaranty in any material respect and such failure shall continue unremedied for 90 days after receipt by the Lessee Guarantor of written notice thereof from the Owner Participant, the Owner Lessor, the Lease Indenture Trustee, the Pass Through Trustees or a majority of the Certificateholders; or

          (h) the Facility Lessee shall repudiate any Operative Document to which it is a party; the Lessee Guarantor shall repudiate the Lessee Guaranty; or the Lessee Guaranty shall have become invalid or unenforceable; or

          (i) the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Facility Lessee or the Lessee Guarantor in an involuntary case or proceeding under any applicable Federal or state bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging the Facility Lessee or the Lessee Guarantor as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Facility Lessee or the Lessee Guarantor under any applicable Federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Facility Lessee or the Lessee Guarantor or of any substantial part of the property of the Facility Lessee or the Lessee Guarantor, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 90 consecutive days; or

          (j) the commencement by the Facility Lessee or the Lessee Guarantor of a voluntary case or proceeding under any applicable Federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated bankrupt or solvent, or the consent by it to the entry of a decree or order for relief in respect of the Facility Lessee or the Lessee Guarantor in an involuntary case or proceeding under any applicable Federal or state bankruptcy, insolvency, reorganization or other similar law or the commencement of any bankruptcy or insolvency case or proceeding against the Facility Lessee or the Lessee Guarantor, or the filing by the Facility Lessee or the Lessee Guarantor of a petition or answer or consent seeking reorganization or relief under any applicable Federal or state law, or the consent by the Facility Lessee or the Lessee Guarantor to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Facility Lessee or the Lessee Guarantor or of any substantial part of the property of the Facility Lessee or the Lessee Guarantor, or the making by the Facility Lessee or the Lessee Guarantor of any assignment for the benefit of creditors, or the admission by the Facility Lessee or the Lessee Guarantor in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Facility Lessee or the Lessee Guarantor in furtherance of any such action.

SECTION 17.  REMEDIES

     Section 17.1. Remedies for Lease Event of Default. Upon the occurrence of any Lease Event of Default and at any time thereafter so long as the same shall be continuing, the Owner Lessor may, at its option, declare this Facility Lease to be in default by written notice to the Facility Lessee and the Lessee Guarantor; provided that upon the occurrence of a Lease Event of Default described in paragraph (i) or (j) of Section 16, this Facility Lease shall automatically be deemed to be in default without the need for giving any notice; and at any time thereafter, so long as the Facility Lessee shall not have remedied all outstanding Lease Events of Default, the Owner Lessor may do one or more of the following as the Owner Lessor in its sole discretion shall elect, to the extent permitted by, and subject to compliance with any mandatory requirements of, Applicable Law then in effect:

          (a) proceed by appropriate court action or actions, either at law or in equity, to enforce performance by the Facility Lessee, at the Facility Lessee's sole cost and expense, of the applicable covenants and terms of this Facility Lease or to recover damages for breach thereof;

          (b) by notice in writing to the Facility Lessee and the Lessee Guarantor, terminate this Facility Lease whereupon all right of the Facility Lessee to the possession and use under this Facility Lease of the Facility shall absolutely cease and terminate but the Facility Lessee shall remain liable as hereinafter provided; and thereupon, the Owner Lessor may demand that the Facility Lessee and the Lessee Guarantor, as the case may be, and the Facility Lessee, shall, upon written demand of the Owner Lessor and at the Facility Lessee's expense, forthwith return possession of the Facility to the Owner Lessor in the manner and condition required by, and otherwise in accordance with all of the provisions of Section 5, except those provisions relating to periods of notice; and the Owner Lessor may thenceforth hold, possess and enjoy the same free from any right of the Facility Lessee, or its successor or assigns, to use the Facility for any purpose whatever;

          (c) sell the Owner Lessor's Interest at public or private sale, as the Owner Lessor may determine, free and clear of any rights of the Facility Lessee under this Facility Lease and without any duty to account to the Facility Lessee with respect to such sale or for the proceeds thereof (except to the extent required by paragraph (f) below if the Owner Lessor elects to exercise its rights under said paragraph and by Applicable
     Law), in which event Allocated Rent shall cease to accrue and the Facility Lessee's obligation to pay Periodic Lease Rent and Renewal Lease Rent hereunder due for any periods subsequent to the date of such sale shall terminate (except to the extent that Periodic Lease Rent and Renewal Lease Rent is to be included in computations under paragraph (e) or (f) below if the Owner Lessor elects to exercise its rights under said paragraphs);

          (d) hold, keep idle or lease to others the Owner Lessor's Interest as the Owner Lessor in its sole discretion may determine, free and clear of any rights of the Facility Lessee under this Facility Lease and without any duty to account to the Facility Lessee with respect to such action or inaction or for any proceeds with respect thereto, except that the Facility Lessee's obligation to pay Periodic Lease Rent and Renewal Lease Rent due for any periods subsequent to the date upon which the Facility Lessee shall have been deprived of possession and use of the Facility pursuant to this
     Section 17 shall be reduced by the net proceeds, if any, received by the Owner Lessor from leasing the Facility to any Person other than the Facility Lessee;

          (e) whether or not the Owner Lessor shall have exercised, or shall thereafter at any time exercise, any of its rights under paragraph (b) above with respect to the Facility, the Owner Lessor, by written notice to the Facility Lessee and the Lessee Guarantor specifying a Termination Date that shall be not earlier than 10 days after the date of such notice, may demand that the Facility Lessee or the Lessee Guarantor, as the case may be, pay to the Owner Lessor, and the Facility Lessee or the Lessee Guarantor, as the case may be, shall pay to the Owner Lessor, on the Termination Date specified in such notice, any unpaid Periodic Lease Rent and Renewal Lease Rent due before such Termination Date, any Supplemental Lease Rent due and payable as of the payment date specified in such notice, plus as liquidated damages for loss of a bargain and not as a penalty (in lieu of the Periodic Lease Rent and Renewal Lease Rent due after the Termination Date specified in such notice), (i) an amount equal to the excess, if any, of the Termination Value for the Facility computed as of the Termination Date specified in such notice over the Fair Market Sales Value of the Owner Lessor's Interest as of the Termination Date specified in such notice, or (ii) an amount equal to the excess, if any, of Termination Value for the Facility computed as of the Termination Date specified in such notice over the Fair Market Rental Value of the Owner Lessor's Interest until the end of the Basic Lease Term or the then current Renewal Lease Term, after discounting such Fair Market Rental Value semiannually to present value as of the Termination Date specified in such notice at a rate equal to the Lease Debt Rate, or (iii) an amount equal to the Termination Value computed as of the Termination Date specified in such notice provided that upon payment of such Termination Value by the Facility Lessee pursuant to this clause (iii) and all other Rent then due and unpaid, or accrued and unpaid, by the Facility Lessee, the Owner Lessor shall proceed to exercise its commercially reasonable efforts promptly to sell the Facility at public or private sale and shall pay over to the Facility Lessee upon consummation of any such sale the net proceeds of such sale (after deducting from such proceeds all costs and expenses incurred by the Owner Lessor in connection therewith and all other amounts that may become payable to the Owner Lessor, the Owner Participant, the Lease Indenture Trustee or the Pass Through Trustees) and the Facility Lessee waives all claims against the Owner Lessor and the Owner Participant in connection with the sale of the Facility or the use of commercially reasonable efforts pursuant to this proviso; provided further that in lieu of paying an amount equal to the Termination Value pursuant to clause (iii) above, the Facility Lessee may make a rejectable offer in writing to the Owner Lessor (within 5 days following the Facility Lessee's receipt of notice by the Owner Lessor specifying a Termination Date) (an "Offer") to
                                                                    -----
     purchase the Facility at a purchase price equal to or greater than Termination Value (the "Offer Price"). If the Owner Lessor rejects such
                             -----------
     Offer in writing,
     the Facility Lessee shall remain liable to pay Termination Value pursuant to clause (iii) above provided that (1) the Facility Lessee shall have no obligation to pay the costs and expenses incurred by the Owner Lessor solely in connection with any sale of the Facility and (2) the Owner Lessor shall proceed to exercise its best efforts promptly to sell the Facility at public or private sale and shall pay over to the Facility Lessee upon consummation of any such sale the proceeds of such sale, but not to exceed the sum of Termination Value paid by the Facility Lessee plus interest at the Applicable Rate from the Termination Date until the date of payment of such proceeds to the Facility Lessee. If the Facility Lessee has made an Offer and the Owner Lessor accepts such Offer or fails to respond to such Offer within two (2) Business Days prior to the date on which the Facility Lessee would have been required to pay Termination Value pursuant to clause
     (iii) above, the Facility Lessee shall pay to the Owner Lessor the Offer Price on or before the Termination Date and upon such payment of the Offer Price and all other Rent then due and unpaid, or accrued and unpaid, by the Facility Lessee, the Facility Lessee shall no longer remain liable to pay Termination Value or other amounts pursuant to clause (iii) above and the Owner Lessor shall forthwith transfer to the Facility Lessee (or its designee) in accordance with this Section 17.1(c)) hereof and Section 2.4
                                       ---------------             -----------
     of the Site Lease on an "as is," "where is" and "with all fault" basis, without representation or warranty other than a warranty as to the absence of Owner Lessor's Liens accompanied by a warranty of the Owner Participant as to the absence of Owner Participant's Liens, all of its interest in the Owner Lessor's Interest and execute, acknowledge and deliver, and record and file (as appropriate), appropriate releases and shall use all reasonable efforts to cause the Indenture Trustee to release the Lien of the Lease Indenture, and all other documents or instructions necessary or desirable to effect the foregoing all in form and substance reasonably satisfactory to the Owner Lessor and at the cost and expense of the Facility Lessee, and upon payment of such amount under either clause (i),
     (ii) or (iii) of this paragraph (e), this Facility Lease, and Allocated Rent shall cease to accrue and the Facility Lessee's obligation to pay Periodic Lease Rent and Renewal Lease Rent hereunder due for any periods subsequent to the date of such payment shall terminate;

          (f) if the Owner Lessor shall have sold the Owner Lessor's Interest pursuant to paragraph (c) above, the Owner Lessor may, if it shall so elect, demand that the Facility Lessee or the Lessee Guarantor, pay to the Owner Lessor, and the Facility Lessee or the Lessee Guarantor shall pay to the Owner Lessor, as liquidated damages for loss of a bargain and not as a penalty (in lieu of the Periodic Lease Rent and Renewal Lease Rent due for any periods subsequent to the date of such sale), an amount equal to (i) any unpaid Periodic Lease Rent and Renewal Lease Rent due before the date of such sale and, (ii) if that date is not a Termination Date, the daily equivalent of Periodic Lease Rent or Renewal Lease Rent for the period from the preceding Termination Date to the date of such sale, plus (iii) the amount, if any, by which the Termination Value for the Facility computed as of the Termination Date next preceding the date of such sale or, if such sale occurs on a Rent Payment Date or a Termination Date then computed as of such date, exceeds the net proceeds of such sale, and, upon payment of such amount, this Facility Lease and the Facility Lessee's obligation to pay Periodic Lease Rent and Renewal Lease Rent for any periods subsequent to the date of such payment shall terminate; or

          (g) apply any amounts which are held by the Owner Lessor or the Lease Indenture Trustee under Section 10.2(d) or 11.7 as security for the Facility Lessee's obligations hereunder against any amounts owed by the Facility Lessee hereunder or under any other Operative Document.

     In addition, the Facility Lessee shall be liable, except as otherwise provided above, for (i) any and all unpaid Periodic Lease Rent and Renewal Lease Rent due hereunder before or during the exercise of any of the foregoing remedies, and (ii) on an After-Tax Basis, for legal fees and other costs and expenses incurred by reason of the occurrence of any Lease Event of Default or the exercise of the Owner Lessor's remedies with respect thereto, including the repayment in full of any costs and expenses necessary to be expended in connection with the return of the Facility in accordance with Section 5 hereof, including, any costs and expenses incurred by the Owner Lessor, the Owner Participant, the Lease Indenture Trustee and the Pass Through Trustees in connection with retaking constructive possession of, or in repairing, the Facility in order to cause it to be in compliance with all maintenance standards imposed by this Facility Lease.

     All payments of Rent under this Section 17.1(a) shall, to the extent required by Section 3.5(a), be made to the Lease Indenture Trustee.

     Notwithstanding anything herein to the contrary, prior to any sale, lease or conveyance of the Facility, the Owner Lessor may, and the Facility Lessee shall, at the request of the Owner Lessor, give the applicable notice, if any, required by the Exempt Facilities Agreement or obtain a waiver thereof; provided, however, that no such sale, lease or conveyance shall occur unless and until the notice, if any, required by the Exempt Facilities Agreement shall have been given or waived.

     Section 17.2. Cumulative Remedies. The remedies in this Facility Lease provided in favor of the Owner Lessor shall not be deemed exclusive, but shall be cumulative and shall be in addition to all other remedies in its favor existing at law or in equity; and the exercise or beginning of exercise by the Owner Lessor of any one or more of such remedies shall not, except as specifically provided in this Section 17, preclude the simultaneous or later exercise by the Owner Lessor of any or all of such other remedies. To the extent permitted by Applicable Law, the Facility Lessee hereby waives any rights now or hereafter conferred by statute or otherwise which may require the Owner Lessor to sell, lease or otherwise use the Facility or any Component thereof in mitigation of the Owner Lessor's damages as set forth in this Section 17 or which may otherwise limit or modify any of the Owner Lessor's rights and remedies in this Section 17.

     Section 17.3. No Delay or Omission to be Construed as Waiver. No delay or omission to exercise any right, power or remedy accruing to the Owner Lessor upon any breach or default by the Facility Lessee under this Facility Lease shall impair any such right, power or remedy of the Owner Lessor, nor shall any such delay or omission be construed as a waiver of any breach or default, or of any similar breach or default hereafter occurring; nor shall any waiver of a single breach or default be deemed a waiver of any subsequent breach or default.

SECTION 18.  SECURITY INTEREST AND INVESTMENT OF SECURITY FUNDS.

     Any moneys received by the Owner Lessor or the Lease Indenture Trustee pursuant to Section 10.2(d) or 11.7 shall, until paid to the Facility Lessee in accordance with such Sections, be held by the Owner Lessor or the Lease Indenture Trustee, as the case may be, as security for the Facility Lessee's obligations under this Facility Lease and be invested in Permitted Instruments by the Owner Lessor or the Lease Indenture Trustee, as the case may be, at the sole risk of the Facility Lessee, from time to time as directed in writing by the Facility Lessee if such instruments are reasonably available for purchase. Any gain (including interest received) realized as the result of any such Permitted Instrument (net of any fees, commissions, taxes and other expenses, if any, incurred in connection with such Permitted Instrument) shall be applied or remitted to the Facility Lessee in the same manner as the principal invested.

SECTION 19.  FACILITY LESSEE'S RIGHT TO SUBLEASE

     The Facility Lessee shall have the right to sublease the Facility (or a Unit thereof) without the consent of the Owner Lessor, the Owner Participant, the Lease Indenture Trustee or the Pass Through Trustees under the following conditions:

          (a) the sublessee (i) is a solvent corporation, partnership, business trust, limited liability company or other person or entity not subject to bankruptcy proceedings, (ii) is not involved in material pending and unresolved litigation with the Owner Participant (or any of its Affiliates), and (iii) is, or its operating and maintenance obligations under the sublease are guaranteed by, or such obligations are contracted to be performed by, an experienced, reputable operator of United States based electric generating assets similar to the Facility;

          (b) the Owner Lessor, the Owner Participant, and so long as the Lien of the Lease Indenture shall not have been terminated or discharged, the Lease Indenture Trustee and the Pass Through Trustees shall have received an opinion of counsel, which opinion and counsel shall be reasonably acceptable to each such recipient, to the effect that all regulatory approvals required to enter into the sublease have been obtained, and the Pass Through Trustees shall have received a copy of, and be permitted to rely upon, such opinion;

          (c) the sublease does not extend beyond the scheduled expiration of the applicable Basic Lease Term or any Renewal Lease Term then in effect or elected by the Facility Lessee (and may be terminated upon early termination of this Facility Lease) and is expressly subject and subordinate to this Facility Lease;

          (d) all terms and conditions of this Facility Lease and the other Operative Documents remain in effect and the Facility Lessee (and the Lessee Guarantor) remains fully and primarily liable for its obligations under this Facility Lease and the other Operative Documents;

          (e) no Significant Lease Default or Lease Event of Default shall have occurred and be continuing or be created thereby;

          (f)  the sublease prohibits further assignment or subletting;

          (g) the sublease requires the sublessee to operate and maintain (or cause to be operated and maintained) the Facility in a manner consistent with this Facility Lease;

          (h) the Facility Lessee shall have given the applicable notice, if any, required by the Exempt Facilities Agreement or obtained a waiver thereof;

          (i) the Owner Participant shall have received either (i) a favorable legal opinion of its tax counsel satisfactory to the Owner Participant to the effect that such sublease does not result in any incremental tax risk to the Owner Participant, or (ii) an indemnity against such risk in form and substance reasonably satisfactory to the Owner Participant from the Facility Lessee; provided that the Facility Lessee or any Affiliate of such Facility Lessee that guarantees the Facility Lessee's obligations in respect of such indemnity meets the Minimum Credit Standard, or (iii) any other indemnity arrangement against such risk satisfactory to the Owner Participant; and

          (j) the sublease does not cause the property to become "tax-exempt use property" within the meaning of Section 168(h) of the Code (unless the Facility Lessee shall make a payment to the Owner Participant contemporaneously with the execution of the sublease that in the reasonable judgement of the Owner Participant compensates such Owner Participant for the adverse tax consequences resulting from the classification of the property as "tax-exempt use property").

     The Facility Lessee shall provide the Owner Lessor, the Owner Participant, and, so long as the Lien of the Lease Indenture shall not have been terminated or discharged, the Lease Indenture Trustee with all documentation in respect of such sublease prior to entering into such sublease. The Facility Lessee shall pay, on an After-Tax Basis, all reasonable documented out-of-pocket expenses of the Owner Lessor, the Owner Participant, the Lease Indenture Trustee and the Pass Through Trustees in connection with such sublease.

SECTION 20.  OWNER LESSOR'S RIGHT TO PERFORM

     If the Facility Lessee fails to make any payment required to be made by it hereunder or fails to perform or comply with any of its other agreements contained herein after notice to the Facility Lessee and the Lessee Guarantor and failure of the Facility Lessee or the Lessee Guarantor to so perform or comply within 10 days thereafter in the case of a failure to make any payment or 30 days thereafter in all other cases, the Owner Lessor may itself, or may cause the Owner Participant to, make such payment or perform or comply with such agreement in a reasonable manner, but shall not be obligated hereunder to do so, and the amount of such payment and of the reasonable expenses of the Owner Lessor or the Owner Participant incurred in connection with such payment or the performance of or compliance with such agreement, as the case may be, together with interest thereon at the Overdue Rate, to the extent permitted by Applicable Law, shall be deemed to be Supplemental Lease Rent, payable by the Facility Lessee to the Owner Lessor on demand.

SECTION 21.  SECURITY FOR OWNER LESSOR'S OBLIGATION TO THE LEASE INDENTURE
             TRUSTEE

     In order to secure the Lessor Notes, the Owner Lessor will assign and grant a Lien to the Lease Indenture Trustee in and to all of the Owner Lessor's right, title and interest in, to and under this Facility Lease, and grant a security interest in favor of the Lease Indenture Trustee in all of the Owner Lessor's right, title and interest in and to the Facility (other than Excepted Payments and Excepted Rights). The Facility Lessee hereby consents to such assignment and to the creation of such Lien and security interest and acknowledges receipt of copies of the Lease Indenture, it being understood that such consent shall not affect any requirement or the absence of any requirement for any consent of the Facility Lessee under any other circumstances. Unless and until the Facility Lessee shall have received written notice from the Lease Indenture Trustee that the Lien of the Lease Indenture has been fully terminated, the Lease Indenture Trustee shall have the right to exercise the rights of the Owner Lessor under this Facility Lease to the extent set forth in and subject in each case to the exceptions set forth in the Lease Indenture. TO THE EXTENT, IF ANY, THAT THIS FACILITY LEASE CONSTITUTES CHATTEL PAPER (AS SUCH TERM IS DEFINED IN THE UNIFORM COMMERCIAL CODE AS IN EFFECT IN ANY APPLICABLE JURISDICTION), NO SECURITY INTEREST IN THIS FACILITY LEASE MAY BE CREATED THROUGH THE TRANSFER OR POSSESSION OF ANY COUNTERPART HEREOF OTHER THAN THE ORIGINAL COUNTERPART, WHICH SHALL BE IDENTIFIED AS THE COUNTERPART CONTAINING THE RECEIPT THEREFOR EXECUTED BY THE LEASE INDENTURE TRUSTEE ON THE SIGNATURE PAGE THEREOF.

SECTION 22.  MISCELLANEOUS

          Section 22.1. Amendments and Waivers. No term, covenant, agreement or condition of this Facility Lease may be terminated, amended or compliance therewith waived (either generally or in a particular instance, retroactively or prospectively) except by an instrument or instruments in writing executed by each party hereto.

          Section 22.2. Notices. Unless otherwise expressly specified or permitted by the terms hereof, all communications and notices provided for herein to a party hereto shall be in writing or by a telecommunications device capable of creating a written record, and any such notice shall become effective
(a) upon personal delivery thereof, including by overnight mail or courier service, (b) in the case of notice by United States mail, certified or registered, postage prepaid, return receipt requested, upon receipt thereof, or
(c) in the case of notice by such a telecommunications device, upon transmission thereof, provided such transmission is promptly confirmed by either of the methods set forth in clauses (a) and (b) above, in each case addressed to such party and copy party at its address set forth below or at such other address as such party or copy party may from time to time designate by written notice to the other party:

     If to the Owner Lessor:

          Roseton OL LLC
          c/o Wilmington Trust Company
          Rodney Square North
          1100 North Market Street
          Wilmington, DE 19890-0001
          Telephone No.: (302) 651-1000
          Facsimile No.: (302) 651-8882
          Attention: Corporate Trust Administration

     with a copy to the Owner Participant:

          Roseton OP LLC
          c/o Resources Capital Management Corporation
          1300 North Market Street, Suite 405
          Wilmington, DE 19801
          Telephone No.: (302) 576-2895
          Facsimile No.: (302) 576-2897
          Attention: William R. Barbour, Esq.

     and to the Lease Indenture Trustee:

          The Chase Manhattan Bank
          Institutional Trust Services
          450 West 33rd Street, 15th Floor
          New York, New York 10001
          Telephone No.: (212) 946-7557
          Facsimile No.: (212) 946-8177/8178
          Attention:  Annette M. Marsula, Vice President
                      International/Project Finance Team

     and to the Pass Through Trustees:

          The Chase Manhattan Bank
          Institutional Trust Services
          450 West 33rd Street, 15th Floor
          New York, New York 10001
          Telephone No.: (212) 946-7557
          Facsimile No.: (212) 946-8177/8178
          Attention:  Annette M. Marsula, Vice President
                      International/Project Finance Team

     If to the Facility Lessee:

          Dynegy Roseton, L.L.C.
          c/o Dynegy Northeast Generation, Inc.
          992 River Road
          Newburgh, New York 12550
          Telephone No.: (845) 563-4961
          Facsimile No.: (845) 563-4992
          Attention:  Daniel P. Thompson, Vice President, Operations

     with a copy to:

          Dynegy Power Corp.
          1000 Louisiana Street, Suite 5800
          Houston, Texas 77002
          Telephone No.: (713) 507-6823
          Facsimile No.: (713) 767-8510
          Attention:  Timothy A. Beverick, Esq.

     Section 22.3. Survival. Except for the provisions of Sections 3.2(d), 3.3, 3.5, 5, 9 and 17, which shall survive, the warranties and covenants made by each party hereto shall not survive the expiration or termination of this Facility Lease in accordance with its terms.

     Section 22.4.  Successors and Assigns.

          (a) This Facility Lease shall be binding upon and shall inure to the benefit of, and shall be enforceable by, the parties hereto and their respective successors and assigns as permitted by and in accordance with the terms hereof.

          (b) Except as expressly provided herein or in the other Operative Documents, neither party hereto may assign its interests or transfer its obligations herein without the consent of the other party hereto.

     Section 22.5. "True Lease". This Facility Lease shall constitute an agreement of lease and nothing herein shall, prior to termination of this Facility Lease with respect to any Unit, affect the Owner Lessor's status as owner of the Facility or be construed as conveying to the Facility Lessee any right, title or interest in or to the Facility except as lessee only.

     Section 22.6. Governing Law. This Facility Lease shall be in all respects governed by and construed in accordance with the laws of the State of New York, including all matters of construction, validity and performance.

     Section 22.7. Severability. Any provision of this Facility Lease that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     Section 22.8. Counterparts. This Facility Lease may be executed by the parties hereto in separate counterparts, each of which, subject to Section 21, when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

     Section 22.9. Headings and Table of Contents. The headings of the sections of this Facility Lease and the Table of Contents are inserted for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof.

     Section 22.10. Further Assurances. Each party hereto will promptly and duly execute and deliver such further documents and assurances for and take such further action reasonably requested by the other party, all as may be reasonably necessary to carry out more effectively the intent and purpose of this Facility Lease.

     Section 22.11. Effectiveness. This Facility Lease has been dated as of the date first above written for convenience only. This Facility Lease shall be effective on May 8, 2001, the date of execution and delivery by the Facility Lessee and the Owner Lessor.

     Section 22.12. Limitation of Liability. It is expressly understood and agreed by the parties hereto that (a) this Facility Lease is executed and delivered by Wilmington Trust Company ("Wilmington"), not individually or
                                        ----------
personally but solely as manager of the Owner Lessor under the LLC Agreement, in the exercise of the powers and authority conferred and vested in it pursuant thereto, (b) each of the representations, undertakings and agreements herein made on the part of the Owner Lessor is made and intended not as personal representations, undertakings and agreements by Wilmington but is made and intended for the purpose for binding only the Owner Lessor, (c) nothing herein contained shall be construed as creating any liability on Wilmington individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto or by any Person claiming by, through or under the parties hereto and (d) under no circumstances shall Wilmington, be personally liable for the payment of any indebtedness or expenses of the Owner Lessor or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Owner Lessor under this Facility Lease.

     Section 22.13. Measuring Life. If and to the extent that any of the rights and privileges granted under this Facility Lease, would, in the absence of the limitation imposed by this sentence, be invalid or unenforceable as being in violation of the rule against perpetuities or any other rule or law relating to the vesting of interests in property or the suspension of the power of alienation of property, then it is agreed that notwithstanding any other provision of this Facility Lease, such options, rights and privileges, subject to the respective conditions hereof governing the exercise of such options, rights and privileges, will be exercisable only during (a) the longer of (i) a period which will end twenty-one (21) years after the death of the last survivor of the descendants living on the date of the execution of this Facility Lease of the following Presidents of the United States: Franklin D. Roosevelt, Harry S. Truman, Dwight D. Eisenhower, John F. Kennedy, Lyndon B. Johnson, Richard M. Nixon, Gerald R. Ford, James E. Carter, Ronald W. Reagan, George H.W. Bush, William J. Clinton and George W. Bush or (ii) the period provided under the Uniform Statutory Rule Against Perpetuities or (b) the specific applicable period of time expressed in this Facility Lease, whichever of (a) and (b) is shorter.

     IN WITNESS WHEREOF, the Owner Lessor and the Facility Lessee have caused this Facility Lease to be duly executed and delivered by their respective officers thereunto duly authorized.


                              ROSETON OL LLC

                              By: Wilmington Trust Company, not in its
                                  individual capacity but solely as
                                  Lessor Manager

                                  By: _________________________________
                                      Name:
                                      Title:


                              DYNEGY ROSETON, L.L.C.

                              By: _____________________________________
                                  Name:
                                  Title:

*Receipt of the original counterpart of the foregoing Facility Lease is hereby acknowledged on this 8th day of May, 2001.

                                        THE CHASE MANHATTAN BANK,
                                        as Lease Indenture Trustee


                                        By: __________________________
                                            Name:
                                            Title:

______________
* This acknowledgment executed in the original counterpart only.

                                                                    Schedule 1-A
                                                               to Facility Lease

          Periodic Lease Rent and Section 467 Loan Balance Percentages
                     (Expressed as a % of Purchase Price)
                              Facility - Roseton

                                               Section 467
Rent                  Periodic Lease          Loan Balance
Payment Date          Rent Percentage          Percentage

May 8 2001             0.0000000000            (2.7460495918)
Nov 8 2001             3.3157000000             0.4886419452
May 8 2002             3.3157000000            (3.9968608840)
Nov 8 2002             3.3157000000            (0.799CS82800)
May 8 2003             3.3157000000            (5.2641725706)
Nov 8 2003             3.3157000000            (2.1037656615)
May 8 2004             3.3157000000            (6.7472645769)
Nov 8 2004             3.3157000000            (3.6306088819)
May 8 2005             3.3157000000            (7.9839030948)
Nov 8 2005             3.3157000000            (4.9037282361)
May 8 2006             3.3157000000           (10.0979061745)
Nov 8 2006             3.3157000000            (7.0800944066)
May 8 2007             3.3157000000           (10.4135224776)
Nov 8 2007            10.9166677420             0.1959463513
May 8 2008             3.0394048226            (7.8117561292)
Nov 8 2008             5.8134370806            (2.2287658544)
May 8 2009             2.9385687500               0644054303
Nov 8 2009             2.9385687500            (4.1968036813)
May 8 2010             2.9385687500            (1 3820406399)
Nov 8 2010             2.9385687500            (6.2826684249)
May 8 2011             4.1283412599            (2.3396658844)
Nov 8 2011            12.6764719758             2.4693596117
May 8 2012             8.3273171371            10.8695228573
Nov 8 2012             7.1973782258            10.5891256713
May 8 2013             2.3874730647            13.2889779431
Nov 8 2013            20.5677956452            26.4503721015
May 8 2014             1.6902576937            28.9209157720
Nov 8 2014            21.3207780806            44.5370932671
May 8 2015             0.9374348226            46.7883723411
Nov 8 2015            22.1336496290            63.9217483156
May 8 2016             0.1245632742            65.9520031651
Nov 8 2016             4.3039674294            65.8004340492
May 8 2017             0.0000000000            67.7415468536
Nov 8 2017             0.0000000000            63.3593918472
May 8 2018             0.0000000000            65.2284939067
Nov 8 2018             0.0000000000            60.7722038383
May 8 2019             0.0000000000            62.5649838515
Nov 8 2019             0.0000000000            58.0301202365
May 8 2020             0.0000000000            59.7420087835
Nov 8 2020             0.0000000000            55.1238674040
May 8 2021             0.0017378880            56.7517593804
Nov 8 2021             0.1424169335            52.1878225770
May 8 2022             0.5603696469            54.2877329699
Nov 8 2022             0.5622884117            50.0709788862
May 8 2023             0.5826330701            52.1307058334
Nov 8 2023             0.5846280672            47.8726590841
May 8 2024             0.6057533997            49.8906559268
Nov 8 2024             0.6078275633            45.5897272013
May 8 2025             0.6297636178            47.5643877715
Nov 8 2025             0.6319199948            43.2189265669
May 8 2026             0.6546979754            45.1485828761
Nov 8 2026             0.6569397304            40.7568751627
May 8 2027             0.6805920424            42.6397950223
Nov 8 2027             0.6829224613            38.2000607982
May 8 2028             0.7074827572            40.0344453490
Nov 8 2028             0.7099052529            35.5448361010
May 8 2029             0.7364489576            37.3298577255
Nov 8 2029             0.0511564484            32.1017143362
May 8 2030             0.0000000000            33.0487149091
Nov 8 2030             0.0000000000            27.6431213603
May 8 2031             0.0000000000            28.0585934404
Nov 8 2031             0.0000000000            21.4996956108
May 8 2032             0.0000000000            22.1339366313


                                                                    Schedule 1-A
                                                               to Facility Lease

          Periodic Lease Rent and Section 467 Loan Balance Percentages
                     (Expressed as a % of Purchase Price)
                              Facility - Roseton

                                                    Section 467
Rent                      Periodic Lease            Loan Balance
Payment Date             Rent Percentage             Percentage


Nov 8 2032                 0.0000000000             14.9884614258
May 8 2033                 0.0000000000             15.4306210379
Nov 8 2033                 0.0000000000              8.0873980224
May 8 2034                 0.0000000000              8.3259762640
Nov 8 2034                 0.0000000000              1.9212678828
Feb 8 2035                 0.0000000000              0.0000000000

                                                                    Schedule 2-A
                                                               to Facility Lease

                      Allocation, Proportional Rent and
                       Section 467 Interest Percentages
                     (Expressed as a % of Purchase Price)
                              Facility - Roseton

-Rent Payment Period-

                              Proportional                       Section 467
From and        To but           Rent            Allocation        Interest
Including      Excluding      Percentage         Percentage       Percentage

May 8 2001     May 9 2001    2.7460495918       2.1449781166      0.0000000000
May 9 2001     Nov 8 2001    0.0000000000       0.0000000000     (0.0810084630)
Nov 8 2001     May 8 2002    7.8156177666       6.1048894116      0.0144149374
May 8 2002     Nov 8 2002    0.0000000000       0.0000000000     (0.1179073961)
Nov 8 2002     May 8 2003    7.7572317763       6.0592832901     (0.0235725143)
May 8 2003     Nov 8 2003    0.0000000000       0.0000000000     (0.1552930908)
Nov 8 2003     May 8 2004    7.8971378284       6.1685658832     (0.0620610870)
May 8 2004     Nov 8 2004    0.0000000000       0.0000000000     (0.1990443050)
Nov 8 2004     May 8 2005    7.5618912509       5.9067000470     (0.1071029620)
May 8 2005     Nov 8 2005    0.0000000000       0.0000000000     (0.2355251413)
Nov 8 2005     May 8 2006    8.3652179555       6.5341898808     (0.1446599830)
May 8 2006     Nov 8 2006    0.0000000000       0.0000000000     (0.2978882321)
Nov 8 2006     May 8 2007    6.4402652859       5.0305821659     (0.2088627850)
May 8 2007     Nov 8 2007    0.0000000000       0.0000000000     (0.3071989131)
Nov 8 2007     May 8 2008   11.0528877205       8.6335666902      0.0057804174
May 8 2008     Nov 8 2008    0.0000000000       0.0000000000     (0.2304468058)
Nov 8 2008     May 8 2009    0.0000000000       0.0000000000     (0.0657485927)
May 8 2009     Nov 8 2009    7.7984263361       6.0914609425      0.0189996019
Nov 8 2009     May 8 2010    0.0000000000       0.0000000000     (0.1238057086)
May 8 2010     Nov 8 2010    7.7984263361       6.0914609425     (0.0407701989)
Nov 8 2010     May 8 2011    0.0000000000       0.0000000000     (0.1853387185)
May 8 2011     Nov 8 2011    7.7984263361       6.0914609425     (0.0690201436)
Nov 8 2011     May 8 2012    0.0000000000       0.0000000000      0.0728461085
May 8 2012     Nov 8 2012    7.7984263361       6.0914609425      0.3206509243
Nov 8 2012     May 8 2013    0.0000000000       0.0000000000      0.3123792073
May 8 2013     Nov 8 2013    7.7984263361       6.0914609425      0.3920248493
Nov 8 2013     May 8 2014    0.0000000000       0.0000000000      0.7802859770
May 8 2014     Nov 8 2014    6.5577676008       5.1223648835      0.8531670153
Nov 8 2014     May 8 2015    0.0000000000       0.0000000000      1.3138442514
May 8 2015     Nov 8 2015    6.3805306386       4.9839225893      1.3802569841
Nov 8 2015     May 8 2016    0.0000000000       0.0000000000      1.8856915753
May 8 2016     Nov 8 2016    6.3805306386       4.9839225893      1.9449940934
Nov 8 2016     May 8 2017    0.0000000000       0.0000000000      1.9411128045
May 8 2017     Nov 8 2017    6.3805306386       4.9839225893      1.9983756322
Nov 8 2017     May 8 2018    0.0000000000       0.0000000000      1.8691020595
May 8 2018     Nov 8 2018    6.3805306386       4.9839225893      1.9242405702
Nov 8 2018     May 8 2019    0.0000000000       0.0000000000      1.7927800132
May 8 2019     Nov 8 2019    6.3805306386       4.9839225893      1.8456670236
Nov 8 2019     May 0 2020    0.0000000000       0.0000000000      1.7118885470
May 8 2020     Nov 8 2020    6.3805306386       4.9839225893      1.7623892591
Nov 8 2020     May 8 2021    0.0000000000       0.0000000000      1.6261540884
May 8 2021     Nov 8 2021    6.3805306386       4.9839225893      1.6741769017
Nov 8 2021     May 8 2022    0.0000000000       0.0000000000      1.5395407660
May 8 2022     Nov 8 2022    6.3805306386       4.9839225893      1.6014881232
Nov 8 2022     May 8 2023    0.0000000000       0.0000000000      1.4770938771
May 8 2023     Nov 8 2023    6.3805306386       4.9839225893      1.5378558221
Nov 8 2023     May 8 2024    0.0000000000       0.0000000000      1.4122434430
May 8 2024     Nov 8 2024    6.3805306386       4.9839225893      1.4717743498
Nov 8 2024     May 8 2025    0.0000000000       0.0000000000      1.3448969524
May 8 2025     Nov 8 2025    6.3805306386       4.9839225893      1.4031494393
Nov 8 2025     May 8 2026    0.0000000000       0.0000000000      1.2749583337
May 8 2026     Nov 8 2026    6.3805306386       4.9839225893      1.3318831948
Nov 8 2026     May 8 2027    0.0000000000       0.0000000000      1.2023278173
May 8 2027     Nov 8 2027    6.3805306386       4.9839225893      1.2578739532
Nov 8 2027     May 8 2028    0.0000000000       0.0000000000      1.1269017935
May 8 2028     Nov 8 2028    6.3805306386       4.9839225893      1.1810161378
Nov 8 2028     May 8 2029    0.0000000000       0.0000000000      1.0485726650
May 8 2029     Nov 8 2029    6.3805306386       4.9839225893      1.1012308028
Nov 8 2029     May 8 2030    0.0000000000       0.0000000000      0.9470005729
May 8 2030     Nov 8 2030    6.3805306386       4.9839225893      0.9749370898
Nov 8 2030     May 8 2031    0.0000000000       0.0000000000      0.8154720801
May 8 2031     Nov 8 2031    7.7984263361       6.0914609425      0.8395285065

                                                                    Schedule 2-A
                                                               to Facility Lease

                      Allocation, Proportional Rent and
                       Section 467 Interest Percentages
                     (Expressed as a % of Purchase Price)
                              Facility - Roseton

-Rent Payment Period-

                                Proportional                        Section 467
 From and          To but          Rent            Allocation        Interest
Including        Excluding      Percentage         Percentage       Percentage

Nov 8 2031       May 8 2032    0.0000000000       0.0000000000     0.6342410205
May 8 2032       Nov 8 2032    7.7984263361       6.0914609425     0.6529511306
Nov 8 2032       May 8 2033    0.0000000000       0.0000000000     0.4421596121
May 8 2033       Nov 8 2033    7.7984263361       6.0914609425     0.4552033206
Nov 8 2033       May 8 2034    0.0000000000       0.0000000000     0.2385782417
May 8 2034       Nov 8 2034    6.6503246811       5.1946625260     0.2456162998
Nov 8 2034       Feb 9 2035    1.9496065840       1.5228652356     0.0283387013

                                                                    Schedule 3-A
                                                               to Facility Lease

                              Termination Values
                     (Expressed as a % of Purchase Price)
                              Facility - Roseton

                                             Termination
Termination                                     Value
   Date                                      Percentage

Jun 8 2001                                 103.0338349987
Jul 8 2001                                 103.7447946260
Aug 8 2001                                 104.4568377718
Sep 8 2001                                 105.1699718610
Oct 8 2001                                 105.8805770727
Nov 8 2001                                 106.5922634747
Dec 8 2001                                 103.9893384771
Jan 8 2002                                 104.6995822439
Feb 8 2002                                 105.4109048277
Mar 8 2002                                 106.1233136235
Apr 8 2002                                 106.8368160769
May 8 2002                                 107.5459037735
Jun 8 2002                                 104.9403625267
Jul 8 2002                                 105.6460837685
Aug 8 2002                                 106.3528531576
Sep 8 2002                                 107.0606778816
Oct 8 2002                                 107.7640492664
Nov 8 2002                                 108.4684528637
Dec 8 2002                                 105.8581957534
Jan 8 2003                                 106.5591691530
Feb 8 2003                                 107.2611585051
Mar 8 2003                                 107.9641707798
Apr 8 2003                                 108.6682129950
May 8 2003                                 109.3683431076
Jun 8 2003                                 106,7537835643
Jul 8 2003                                 107.4509921889
Aug 8 2003                                 108.1491912943
Sep 8 2003                                 108.8483876791
Oct 8 2003                                 109.5436390791
Nov 8 2003                                 110.2398677186
Dec 8 2003                                 107.6213803071
Jan 8 2004                                 108.3146344908
Feb 8 2004                                 109.0088524035
Mar 8 2004                                 109.7040406639
Apr 8 2004                                 110.4002059358
May 8 2004                                 111.0929432615
Jun 8 2004                                 108.4709409554
Jul 8 2004                                 109.1611939469
Aug 8 2004                                 109.8523904372
Sep 8 2004                                 110.5445369095
Oct 8 2004                                 111.2332282233
Nov 8 2004                                 111.9228525101
Dec 8 2004                                 109.2977161824
Jan 8 2005                                 109.9848140292
Feb 8 2005                                 110.6728341102
Mar 8 2005                                 111.3617827664
Apr 8 2005                                 112.0516663822
May 8 2005                                 112.7385781950
Jun 8 2005                                 110.1107111616
Jul 8 2005                                 110.7955584260
Aug 8 2005                                 111.4813128514
Sep 8 2005                                 112.1679806788
Oct 8 2005                                 112.8516550008
Nov 8 2005                                 113.5362286288
Dec 8 2005                                 110.9060077519
Jan 8 2006                                 111.5884854102
Feb 8 2006                                 112.2718543626
Mar 8 2006                                 112.9561207449
Apr 8 2006                                 113.6412907355
May 8 2006                                 114.3239500562
Jun 8 2006                                 111.6918021255
Jul 8 2006                                 112.3728325921
Aug 8 2006                                 113.0547448013

                                                                    Schedule 3-A
                                                               to Facility Lease

                              Termination Values
                     (Expressed as a % of Purchase Price)
                              Facility - Roseton

                                      Termination
Termination                              Value
   Date                               Percentage

Sep 8 2006                          113.7375448271
Oct 8 2006                          114.4178182865
Nov 8 2006                          115.0989684924
Dec 8 2006                          112.4653014868
Jan 8 2007                          113.1448028541
Feb 8 2007                          113.8251758745
Mar 8 2007                          114.5064265570
Apr 8 2007                          115.1885609524
May 8 2007                          115.8685956603
Jun 8 2007                          113.2338059050
Jul 8 2007                          113.9126082319
Aug 8 2007                          114.5922778103
Sep 8 2007                          115.2728206233
Oct 8 2007                          115.9512532022
Nov 8 2007                          116.6305507028
Dec 8 2007                          106.3480021560
Jan 8 2008                          106.9800087594
Feb 8 2008                          107.6128779128
Mar 8 2008                          108.2466155713
Apr 8 2008                          108.8812277309
May 8 2008                          109.5143377045
Jun 8 2008                          107.1089132124
Jul 8 2008                          107.7413871858
Aug 8 2008                          108.3747273181
Sep 8 2008                          109.0089395934
Oct 8 2008                          109.6416473119
Nov 8 2008                          110.2752230043
Dec 8 2008                          105.0794295768
Jan 8 2009                          105.6955705176
Feb 8 2009                          106.3125812920
Mar 8 2009                          106.9304679137
Apr 8 2009                          107.5492364383
May 8 2009                          108.1665565326
Jun 8 2009                          105.8461860718
Jul 8 2009                          106.4629321990
Aug 8 2009                          107.0805527656
Sep 8 2009                          107.6990538219
Oct 8 2009                          108.3161050293
Nov 8 2009                          108.9340330076
Dec 8 2009                          106.6142750757
Jan 8 2010                          107.2316384134
Feb 8 2010                          107.8498809097
Mar 8 2010                          108.4690086524
Apr 8 2010                          109.0890277717
May 8 2010                          109.7077172034
Jun 8 2010                          107.3887264501
Jul 8 2010                          108.0069719303
Aug 8 2010                          108.6261031292
Sep 8 2010                          109.2461261852
Oct 8 2010                          109.8648200420
Nov 8 2010                          110.4844029607
Dec 8 2010                          108.1663123552
Jan 8 2011                          108.7854646955
Feb 8 2011                          109.4055095186
Mar 8 2011                          110.0264530152
Apr 8 2011                          110.6483014190
May 8 2011                          111.2689307937
Jun 8 2011                          107.7496292655
Jul 8 2011                          108.3573627541
Aug 8 2011                          108.9659114041
Sep 8 2011                          109.5752808849
Oct 8 2011                          110.1833466917
Nov 8 2011                          110.7922302490

                                                                    Schedule 3-A
                                                               to Facility Lease

                              Termination Values
                     (Expressed as a % of Purchase Price)
                              Facility - Roseton

                                      Termination
Termination                              Value
   Date                               Percentage

Dec 8 2011                           98.6632238398
Jan 8 2012                           99.2093883638
Feb 8 2012                           99.7563732910
Mar 8 2012                          100.3041843334
Apr 8 2012                          100.8528272433
May 8 2012                          101.4002206707
Jun 8 2012                           93.5606231416
Jul 8 2012                           94.0466776996
Aug 8 2012                           94.5331431050
Sep 8 2012                           95.0200222820
Oct 8 2012                           95.5052310334
Nov 8 2012                           95.9908452239
Dec 8 2012                           89.2498816691
Jan 8 2013                           89.7046204398
Feb 8 2013                           90.1597591412
Mar 8 2013                           90.6153006310
Apr 8 2013                           91.0712477873
May 8 2013                           91.5256359219
Jun 8 2013                           89.5929490497
Jul 8 2013                           90.0461685622
Aug 8 2013                           90.4997784249
Sep 8 2013                           90.9537814380
Oct 8 2013                           91.4062128351
Nov 8 2013                           91.8590296166
Dec 8 2013                           71.6282363465
Jan 8 2014                           71.9636620806
Feb 8 2014                           72.2994681444
Mar 8 2014                           72.6356572789
Apr 8 2014                           72.9722322452
May 8 2014                           73.3065132345
Jun 8 2014                           71.9509096370
Jut 8 2014                           72.2832569474
Aug 8 2014                           72.6159644717
Sep 8 2014                           72.9490348230
Oct 8 2014                           73.2797880435
Nov 8 2014                           73.6108910671
Dec 8 2014                           52.4960958047
Jan 8 2015                           52.6997509345
Feb 8 2015                           52.9037452429
Mar 8 2015                           53.1080812094
Apr 8 2015                           53.3127613323
May 8 2015                           53.5153574298
Jun 8 2015                           52.7808513247
Jul 8 2015                           52.9816844053
Aug 8 2015                           53.1828384187
Sep 8 2015                           53.3843157309
Oct 8 2015                           53.5836880267
Nov 8 2015                           53.7833718175
Dec 8 2015                           31.7142402893
Jan 8 2016                           31.7766438118
Feb 8 2016                           31.8393492079
Mar 8 2016                           31.9023587248
Apr 8 2016                           31.9656746270
May 8 2016                           32.0272714143
Jun 8 2016                           31.9646020546
Jul 8 2016                           32.0247675369
Aug 8 2016                           32.0852207697
Sep 8 2016                           32.1459639159
Oct 8 2016                           32.2049713734
Nov 8 2016                           32.2642592814
Dec 8 2016                           27.9893227183
Jan 8 2017                           28.0165437665
Feb 8 2017                           28.0439706369

                                                                    Schedule 3-A
                                                               to Facility Lease

                              Termination Values
                     (Expressed as a % of Purchase Price)
                              Facility - Roseton

                                                          Termination
Termination                                                  Value
   Date                                                   Percentage

 Mar 8 2017                                              28.0716049461
 Apr 8 2017                                              28.0994483243
 May 8 2017                                              28.1256043312
 Jun 8 2017                                              28.1519597531
 Jul 8 2017                                              28.1766180886
 Aug 8 2017                                              28.2014660622
 Sep 8 2017                                              28.2265051941
 Oct 8 2017                                              28.2498389336
 Nov 8 2017                                              28.2733539558
 Dec 8 2017                                              28.2970517310
 Jan 8 2018                                              28.3190356585
 Feb 8 2018                                              28.3411923631
 Mar 8 2018                                              28.3635232646
 Apr 8 2018                                              28.3860297951
 May 8 2018                                              28.4069507531
 Jun 8 2018                                              28.4280382113
 Jul 8 2018                                              28.4475309111
 Aug 8 2018                                              28.4671808679
 Sep 8 2018                                              28.4869894113
 Oct 8 2018                                              28.5051952367
 Nov 8 2018                                              28.5235503133
 Dec 8 2018                                              28.5420559242
 Jan 8 2019                                              28.5589507184
 Feb 8 2019                                              28.5759866180
 Mar 8 2019                                              28.5931648592
 Apr 8 2019                                              28.6104866893
 May 8 2019                                              28.6263342677
 Jun 8 2019                                              28.6423169140
 Jul 8 2019                                              28.6568167351
 Aug 8 2019                                              28.6714429983
 Sep 8 2019                                              28.6861968571
 Oct 8 2019                                              28.6994603770
 Nov 8 2019                                              28.7128427829
 Dec 8 2019                                              28.7263451862
 Jan 8 2020                                              28.7383496100
 Feb 8 2020                                              28.7504652364
 Mar 8 2020                                              28.7626931343
 Apr 8 2020                                              28.7750343830
 May 8 2020                                              28.7860231137
 Jun 8 2020                                              28.7971173739
 Jul 8 2020                                              28.8068512482
 Aug 8 2020                                              28.8166827375
 Sep 8 2020                                              28.8266128378
 Oct 8 2020                                              28.8351755970
 Nov 8 2020                                              28.8438289803
 Dec 8 2020                                              28.8525739418
 Jan 8 2021                                              28.8614114559
 Feb 8 2021                                              28.8703425004
 Mar 8 2021                                              28.8793680651
 Apr 8 2021                                              28.8884891503
 May 8 2021                                              28.8977067671
 Jun 8 2021                                              28.9052840489
 Jul 8 2021                                              28.9146978043
 Aug 8 2021                                              28.9242111886
 Sep 8 2021                                              28.9338252562
 Oct 8 2021                                              28.9442836761
 Nov 8 2021                                              28.9548499899
 Dec 8 2021                                              28.8223556126
 Jan 8 2022                                              28.8323831825
 Feb 8 2022                                              28.8425168775
 Mar 8 2022                                              28.8527578208
 Apr 8 2022                                              28.8631071475
 May 8 2022                                              28.8764979399

                                                                    Schedule 3-A
                                                               to Facility Lease

                              Termination Values
                     (Expressed as a % of Purchase Price)
                              Facility - Roseton

                                                Termination
Termination                                        Value
   Date                                         Percentage

Jun 8 2022                                     28.3266978395
Jul 8 2022                                     28.3373792471
Aug 8 2022                                     28.3481736996
Sep 8 2022                                     28.3590824007
Oct 8 2022                                     28.3730384729
Nov 8 2022                                     28.3871312351
Dec 8 2022                                     27.8361015467
Jan 8 2023                                     27.8474794248
Feb 8 2023                                     27.8589777188
Mar 8 2023                                     27.8705977031
Apr 8 2023                                     27.8823406655
May 8 2023                                     27.8972563285
Jun 8 2023                                     27.3266160955
Jul 8 2023                                     27.3387358568
Aug 8 2023                                     27.3509838856
Sep 8 2023                                     27.3633615393
Oct 8 2023                                     27.3789186108
Nov 8 2023                                     27.3946288709
Dec 8 2023                                     26.8227756218
Jan 8 2024                                     26.8356856400
Feb 8 2024                                     26.8487322893
Mar 8 2024                                     26.8619170156
Apr 8 2024                                     26.8752412802
May 8 2024                                     26.8918759498
Jun 8 2024                                     26.2997303374
Jul 8 2024                                     26.3134821404
Aug 8 2024                                     26.3273794834
Sep 8 2024                                     26.3414239066
Oct 8 2024                                     26.3587863564
Nov 8 2024                                     26.3763206472
Dec 8 2024                                     25.7829881534
Jan 8 2025                                     25.7976366291
Feb 8 2025                                     25.8124401344
Mar 8 2025                                     25.8274003102
Apr 8 2025                                     25.8425188145
May 8 2025                                     25.8610923378
Jun 8 2025                                     25.2467689260
Jul 8 2025                                     25.2623725409
Aug 8 2025                                     25.2781412940
Sep 8 2025                                     25.2940769331
Oct 8 2025                                     25.3134762392
Nov 8 2025                                     25.3330684708
Dec 8 2025                                     24.7175954452
Jan 8 2026                                     24.7342164782
Feb 8 2026                                     24.7510134171
Mar 8 2026                                     24.7679881237
Apr 8 2026                                     24.7851424792
May 8 2026                                     24.8059038599
Jun 8 2026                                     24.1687252619
Jul 8 2026                                     24.1864300528
Aug 8 2026                                     24.2043222193
Sep 8 2026                                     24.2224037447
Oct 8 2026                                     24.2441021077
Nov 8 2026                                     24.2660172377
Dec 8 2026                                     23.6277392183
Jan 8 2027                                     23.6465984324
Feb 8 2027                                     23.6656572398
Mar 8 2027                                     23.6849177529
Apr 8 2027                                     23.7043821065
May 8 2027                                     23.7276134142
Jun 8 2027                                     23.0668999011
Jun 8 2027                                     23.0869888113
Aug 8 2027                                     23.1072903293

                                                                    Schedule 3-A
                                                               to Facility Lease

                              Termination Values
                     (Expressed as a % of Purchase Price)
                              Facility - Roseton

                                    Termination
Termination                            Value
   Date                             Percentage

 Sep 8 2027                        23.1278067049
 Oct 8 2027                        23.1521011686
 Nov 8 2027                        23.1766393655
 Dec 8 2027                        22.5148915930
 Jan 8 2028                        22.5362903806
 Feb 8 2028                        22.5579156388
 Mar 8 2028                        22.5797697642
 Apr 8 2028                        22.6018551791
 May 8 2028                        22.6278759839
 Jun 8 2028                        21.9429485900
 Jul 8 2028                        21.9657426642
 Aug 8 2028                        21.9887779756
 Sep 8 2028                        22.0120570775
 Oct 8 2028                        22.0392842024
 Nov 8 2028                        22.0667855691
 Dec 8 2028                        21.3809063794
 Jan 8 2029                        21.4051867184
 Feb 8 2029                        21.4297240244
 Mar 8 2029                        21.4545210168
 Apr 8 2029                        21.4795804441
 May 8 2029                        21.5087582916
 Jun 8 2029                        20.7979019927
 Jul 8 2029                        20.8237655070
 Aug 8 2029                        20.8499027434
 Sep 8 2029                        20.8763165990
 Oct 8 2029                        20.9068632092
 Nov 8 2029                        20.9377186226
 Dec 8 2029                        20.9171924177
 Jan 8 2030                        20.9519873779
 Feb 8 2030                        20.9871233555
 Mar 8 2030                        21.0226037737
 Apr 8 2030                        21.0584320909
 May 8 2030                        21.0986824639
 Jun 8 2030                        21.1393155408
 Jul 8 2030                        21.1844057401
 Aug 8 2030                        21.2299139730
 Sep 8 2030                        21.2758442601
 Oct 8 2030                        21.3262713249
 Nov 8 2030                        21.3771563865
 Dec 8 2030                        21.4285037754
 Jan 8 2031                        21.4843885282
 Feb 8 2031                        21.5407721790
 Mar 8 2031                        21.5976593763
 Apr 8 2031                        21.6550548133
 May 8 2031                        21.7185952777
 Jun 8 2031                        21.7826919436
 Jul 8 2031                        21.8529819529
 Aug 8 2031                        21.9238768367
 Sep 8 2031                        21.9953820476
 Oct 8 2031                        22.0731351389
 Nov 8 2031                        22.1515480557
 Dec 8 2031                        22.2306266683
 Jan 8 2032                        22.3160089507
 Feb 8 2032                        22.4021072723
 Mar 8 2032                        22.4889279308
 Apr 8 2032                        22.5764772820
 May 8 2032                        22.6707346484
 Jun 8 2032                        22.7657743600
 Jul 8 2032                        22.8675761360
 Aug 8 2032                        22.9702147063
 Sep 8 2032                        23.0736972848
 Oct 8 2032                        23.1840040590
 Nov 8 2032                        23.2952102303

                                                                     EXHIBIT A-1
                                                                             ---
                                                                              to
                                                                  Facility Lease
                                                                  --------------

                         DESCRIPTION OF FACILITY SITES
                         -----------------------------


                                 FACILITY SITE

ALL those parcels of land situate in the Town of Newburgh, County of Orange and State of New York, bounded and described as follows:


                               ROSETON PARCEL 1A

BEGINNING at the southwesterly corner of the herein described parcel, said point being at the intersection of the northerly line of lands now or formerly of Amerada Hess Corporation and the centerline of River Road, said point of beginning also being distant North 49 degrees 50 minutes 24 seconds West 26.00 feet from a Central Hudson Gas and Electric Corporation monument recovered (leaning), thence along the centerline of River Road the following five (5) courses and distances:

1.  North 23 degrees 58 minutes 06 seconds East 92.30 feet,
2.  North 26 degrees 12 minutes 36 seconds East 415.37 feet,
3.  North 06 degrees 40 minutes 24 seconds West 107.80 feet,
4. North 17 degrees 35 minutes 24 seconds West 531.00 feet, thence leaving said centerline of River Road,
5. South 88 degrees 13 minutes 54 seconds East 28.39 feet, to a point on the easterly line of River Road, thence along said easterly line of River Road the following eight (8) courses and distances:

6.  North 16 degrees 30 minutes 34 seconds West 27.81 feet,
7.  North 04 degrees 36 minutes 36 seconds East 179.41 feet,
8.  North 25 degrees 57 minutes 11 seconds East 168.53 feet,
9.  North 27 degrees 23 minutes 11 seconds East 60.03 feet,
10. North 19 degrees 43 minutes 36 seconds East 71.98 feet,
11. North 11 degrees 36 minutes 26 seconds East 259.68 feet,
12. 207.64 feet on a curve to right having a radius of 200.90 feet and a long chord of North 41 degrees 13 minutes 16 seconds East 198.55 feet,
13. North 70 degrees 50 minutes 06 seconds East 319.12 feet,
14. 397.50 feet on a curve to the left having a radius of 245.00 feet and a long chord of North 24 degrees 21 minutes 19 seconds East 355.31 feet to a point on the easterly line of Danskammer Road, thence running along the former division line between Rice and Brooks to the north

                                  EXH. A-2-1

(Danskammer Site) and the Jova Brick Company, Inc. to the south (Roseton Site) the following ten (10) courses and distances:

15.  North 52 degrees 03 minutes 46 seconds East 253.71 feet,
16.  South 25 degrees 12 minutes 14 seconds East 140.00 feet,
17.  South 73 degrees 52 minutes 14 seconds East 544.00 feet,
18.  South 83 degrees 37 minutes 44 seconds East 121.42 feet,
19.  South 73 degrees 20 minutes 34 seconds East 330.00 feet,
20.  South 77 degrees 21 minutes 44 seconds East 146.00 feet,
21.  South 73 degrees 15 minutes 44 seconds East 100.00 feet,
22.  South 77 degrees 12 minutes 14 seconds East 144.00 feet,
23.  South 67 degrees 42 minutes 14 seconds East 73.50 feet,
24. South 55 degrees 02 minutes 14 seconds East 217.14 feet to the westerly line of lands now or formerly of CSX Rail Corp., thence along said westerly line of lands of CSX Rail Corp. the following five (5) courses and distances:

25.  South 27 degrees 01 minutes 46 seconds West 565.84 feet,
26. 846.30 feet on a curve to the right, having a radius of 2815.50 feet and a long chord of South 35 degrees 38 minutes 26 seconds West 843.11 feet,
27. South 44 degrees 15 minutes 06 seconds West 488.41 feet to a point on the southerly line of lands formerly of the Jova Brick Works (now R.T.I.C.) said point also being on the northerly line of lands formerly of the Atlantic Refining Company (now R.T.I.C.), thence continuing along the aforementioned westerly line of lands now or formerly of CSX Rail Corp.,
28. South 44 degrees 15 minutes 06 seconds West 1310.89 feet to a point on the aforementioned northerly line of lands now or formerly of Amerada Hess Corporation, thence along said northerly line of lands now or formerly of Amerada Hess Corporation,
29. North 49 degrees 50 minutes 24 seconds West generally along the southerly face of timber cribbing, 888.84 feet to the point of BEGINNING.

Excepting therefrom, the Additional Facility Site described on Exhibit A-2.

                                   EXH. A-2

                               ROSETON PARCEL 4


ALL that parcel of land, now or formerly under the waters of Hudson River, situated in the Town of Newburgh, County of Orange, bounded and described as follows:

BEGINNING at a point in the division line between grants of land under water to J.C. Bancroft Davis by patent dated June 25, 1869 and Governeur M. Armstrong and others by patent dated November 13, 1869 at its intersection with the easterly right-of-way line of the Penn Central Railroad, said point 49.56 feet as measured along said division line from its intersection with the centerline of said railroad at station 326+601.0; thence into the waters of Hudson River and along said division line;

1. South 43 degrees 00 minutes 20 seconds East, 369.93 feet to the northeasterly corner of said grant to J.C. Bancroft Davis; thence along the easterly line of said grant
2. South 55 degrees 44 minutes 40 seconds West, 1,273.75 feet to its intersection with the division line between the lands of Central Hudson Gas and Electric Corporation, by deed dated June 24, 1966 and filed in the Orange County Clerk's Office in Liber 1747 of Deeds at Page 830 on the north and Hess Oil & Chemical Corporation on the south; thence along said division line,
3. North 49 degrees 50 minutes 20 seconds West 226.07 to the beforementioned easterly right-of-way line of the Penn Central Railroad; thence along said right-of-way line,
4. North 44 degrees 15 minutes 10 seconds East 1,299.41 feet to the point of BEGINNING.

                                   EXH. A-3

                               ROSETON PARCEL 6


ALL that parcel of land, now or formerly under the waters of Hudson River, situated in the Town of Newburgh, County of Orange, bounded and described as follows:

BEGINNING at a point in the division line between grants of land under water to J.C. Bancroft Davis by patent dated June 25, 1869 and Governeur M. Armstrong and others by patent dated November 13, 1869 at its intersection with the easterly right-of-way line of the Penn Central Railroad, said point being 33.04 feet as measured along said division line from its intersection with the centerline of said railroad at station 326+601; thence along said easterly right-of-way line the following five (5) courses and distances:

1.  North 44 degrees 15 minutes 10 seconds East 492.08 feet,
2. 753.03 feet on a curve to the left, having a radius of 2,898.00 feet and a long chord of North 36 degrees 48 minutes 30 seconds East 750.92 feet,
3.  South 60 degrees 38 minutes 10 seconds East 16.50 feet,
4. 118.73 feet on a curve to the left, having a radius of 2,914.50 feet and a long chord of North 28 degrees 11 minutes 50 seconds East 118.71 feet,
5. North 27 degrees 01 minutes 50 seconds East 554.30 feet to the division line between lands of Central Hudson Gas & Electric Corporation, Consolidated Edison Company of New York, Inc. and Niagara Mohawk Power Corporation, as tenants in common, by deed dated May 14, 1968 on the south and Central Hudson Gas and Electric Corporation on the north; thence along said division line,
6. South 64 degrees 57 minutes 10 seconds East 143.02 feet, thence continuing along said division line partially on land and partially into the waters of the Hudson River,
7. South 43 degrees 00 minutes 20 seconds East 451.71 feet to the exterior line of said grant of land under water to Governeur M. Armstrong and others; thence along said exterior line
8.  South 38 degrees 18 minutes 22 seconds West 1,239.88 feet and
9. South 52 degrees 29 minutes 44 seconds West 700.00 feet to the beforementioned division line between the grants of land under water to Governeur M. Armstrong and J.C. Bancroft Davis; thence along said division line,
10. North 43 degrees 00 minutes 20 seconds West 336.45 feet to the point of BEGINNING.

                                   EXH. A-4

                                                                     EXHIBIT A-2
                                                                              to
                                                                  Facility Lease
                                                                  --------------

                           ADDITIONAL FACILITY SITE


All that parcel of land situate in the Town of Newburgh, County of Orange and State of New York bounded and described as follows:

Beginning at a point within the bounds of a 107.08 acre parcel conveyed by Niagara Mohawk Power Corporation, Consolidated Edison Company of New York, Inc. and Central Hudson Gas and Electric Corporation to Dynegy Roseton, L.L.C. by deed dated January 30, 2001 and recorded February 2, 2001 in the Orange County Clerk's Office in Liber 5454 of Deeds at Page 250, said point of beginning being distant North 34" - 34' - 59" East 580.46 feet from the southwesterly corner of the aforementioned 107.08 acre parcel, then through the aforementioned 107.08 acre parcel of land of Dynegy Roseton, L.L.C. the following nine (9) courses and distances:

1.   North 01" - 50' - 00" East 919.87 feet,
2.   North 73" - 26' - 00" East 551.59 feet,
3.   South 43" - 47' - 00" East 320.32 feet,
4. South 28" - 58' - 00" East 971.38 feet to a point being distant 85 feet northwesterly (measured at right angles) from the westerly line of lands now or formerly of CSX Rail Corp., thence running parallel to and distant 85 feet northwesterly (measured at right angles) from the aforementioned westerly line of CSX Rail Corp.,
5. South 44" - 15' - 06" West 744.00 feet, thence continuing through the aforementioned 107.08 acre parcel of lands of Dynegy Roseton, L.L.C.,
6.   North 22" - 10' - 00" West 295.00 feet,
7.   North 50" - 43' - 00" West 284.00 feet,
8.   North 78" - 19' - 00" West 296.00 feet, and
9.   North 77" - 29' - 37" West 112.71 feet to the point of beginning.

Containing 27.380 acres, more or less.

Being a portion of the premises conveyed by Niagara Mohawk Power Corporation, Consolidated Edison Company of New York, Inc. and Central Hudson Gas and Electric Corporation to Dynegy Roseton, L.L.C. by deed dated January 30, 2001 and recorded February 2, 2001 in the Orange County Clerk's Office in Liber 5454 of Deeds at Page 250.

Bearings conform to NY State (East) 1927 Grid System.

                                   EXH. A-5

                                                                       EXHIBIT B
                                                                              to
                                                                  Facility Lease
                                                                  --------------

                            Description of Facility
                            -----------------------

     The Roseton Electric Generation Station Unit 1 and Unit 2, a two-unit power generation facility comprised of two oil/gas-fired steam turbine-generator sets, the station structure, and, except as described below, all fixtures, components and equipment attached thereto, and all station auxiliary and support equipment and systems relating to such Units, located in the Town of Newburgh, in the County of Orange, in the State of New York, which Facility shall specifically include each of the assets listed on Exhibit B-1 hereto.

     The Facility does not include (x) any furniture, fixtures, office equipment (including, personal computers and related equipment, miscellaneous small tools and equipment, materials and supplies inventories), spare part inventories, or vehicles, or (y) any of the assets listed on Exhibit C hereto.

                                   EXH. B-1

                                                                     Exhibit B-1
                                                                              to
                                                                  Facility Lease


                     Facility Assets Owned by Owner Lessor
                     -------------------------------------

Generating Station/General
--------------------------
 .    Units 1 and 2, including:
     .  DI System
     .  Plant UPS System, including Associated Battery and Battery Charger
     . DC Cable from the Plant Battery System, both Plant Batteries, Battery Chargers and Panel Boards
     .  Condensate Treatment and Storage System
     .  Domestic Water Supply Tank
     .  C.E. Boiler for Units 1 and 2 and Related Auxiliary Equipment
     .  General Electric Turbines for Units 1 and 2, Serial Numbers 170x490
        (Unit 1) and 170x486 (Unit 2) and Related Auxiliary Equipment
     . General Electric Generators for Units 1 and 2, Serial Numbers 180x490 (Unit 1) and 180x496 (Unit 2), including Excitation and Voltage Regulating Equipment and Related Auxiliary Equipment
     .  Isolated Phase Bus from Generators to GSU and Auxiliary Transformers
     .  Westinghouse Main Transformers for Unit 1
     .  Cooper Power Systems Main Transformers for Unit 2
     .  Westinghouse Station Service Transformers for Units 1 and 2
     .  Max 1 L&N Combustion Control System for Units 1 and 2
     .  Westinghouse WDPF, Burner Management System for Units 1 and 2
     .  General Electric MHC, Turbine Control System for Units 1 and 2
     .  DEC Vax 4000, Data Acquisition System for Units 1 and 2
     .  Emergency Diesel Generator
     .  All Motors in Units 1 and 2
     .  All Relays, Instrumentation and Metering in Units 1 and 2
     .  All Connected Power, Control and Instrument Cables in Units 1 and 2
     .  Grounding and Lightning Protection Equipment for Units 1 and 2
     .  Chimneys with Warning Lights
 .    Protective Relay Schedules that are located in the Roseton Generating Plant
 .    Wastewater Treatment Facility
 .    Waste Treatment Ponds
 .    Cooling Water Intake and Discharge System
 .    City Water Supply Mains and Metering Devices
 .    R-S Tie Line for Start-up and Auxiliary Power
 .    Auxiliary Boiler
 .    Switchgear, Load Centers and Motor Control Centers for Units 1 and 2
 .    Makeup Water Demineralizer

Environmental
-------------
 .    Two Dust Collectors Units 1 and 2
 .    Continuous Emission Monitoring System

                                  EXH. B-1-1

 .    Sewage Collection and Treatment Facility
 .    Chemical Spill Control, Containment Equipment and Storage Tanks
 .    Oil/Water Separators
 .    Solid Waste Collection and Disposal Equipment
 .    Water Treatment for Effluent
 .    Bottom Ash/Salt Storage Building
 .    Oil Spill Containment Boom

Fuel Supply
-----------
 .    Two 376,000 gallon No. 6 Fuel Oil Day Tanks
 .    Fuel Oil Storage Tank Farm - Six 8,000,000 gallon No. 6 Fuel Oil Tanks
 .    One 150,000 gallon No. 2 Fuel Oil Tank
 .    Fuel Oil Transfer Pump Houses
 .    Oil Pipelines between Facility/Storage Tanks and the Fuel Oil Pump House
 .    Fuel Oil and Natural Gas Metering Devices
 .    Natural Gas Supply Main from Regulator Station to Facility - all piping and equipment from the discharge of the shut-off valves to Facility, including the relief valve
 .    Gas Chromatograph
 .    Dock equipment and facilities that are not included in the definition of
     "Dock Facilities"
 .    Fuel Oil Heat Tracing System

Buildings
---------
 .    Main Building Housing Units 1 and 2, including
     .  Administrative Offices in the Main Building
     .  Chemistry Laboratory
     .  Maintenance Shops
     .  Control Room
     .  Building Heating and Ventilation System
     .  Training Rooms
     .  Locker Rooms, Showers, Toilets, Lunch Rooms, Kitchen
     .  Elevators

Fire Protection/Prevention System
---------------------------------
 .    Hydrant and Hose Stations
 .    Fire Detection System
 .    Pump Houses
 .    Co/2/ and Chemical Systems

                                  EXH. B-1-2

Communication
-------------
 .  Plant Monitoring System
 .  Any copper communication cables and associated terminating equipment located on site that is not owned by Central Hudson.
 .  Equipment installed at the plant for purposes of radio communications
   (excluding portable communications equipment)
 . All fiber optic cables, including the cable that connects the Danskammer and Roseton Plants, and the associated terminating equipment. This equipment includes fiber optic cables, fiber optic terminal equipment, and associated multiplexing equipment, racks, and patch panels
 .  Telephone Vault
 .  Plant PA/Paging System

Transmission and Start-up Transformers
--------------------------------------
 .  High -Voltage Electrical Equipment (as defined in Appendix A)
 .  2 Start-up Transformers (located in Danskammer substation)
 .  2 Station Service/Start-Up Power Breakers and Associated Switches (located in
   Danskammer substation)

Miscellaneous
-------------
 .  Perimeter Lighting
 . Bulk Chemical Storage System (Hydrogen, CO2 Nitrogen, Lubricants) . Cathodic Protection Systems
 .  Area Lighting (Powerhouse, Dock, Fuel Terminal, Parking Areas)

                                  EXH. B-1-3

                                                                       EXHIBIT C
                                                                              to
                                                                  Facility Lease
                                                                  --------------


              Facility Assets Retained by Dynegy Roseton, L.L.C.
              --------------------------------------------------

Generation
----------
 .    Spare Transformer Acquired from Consolidated Edison
 .    Capital Spare Parts                                                Quantity
     .  Rotating Assembly, Injection Water Booster Pump                    1
     .  Pump, Boiler Circulating Pump                                      1
     .  Shaft Boiler Circulating Pump                                      2
     .  Impeller, Boiler Circulating Pump                                  2
     .  Motor, Boiler Circulating Pump                                     1
     .  Rotating Assembly, Condensate Pump                                 1
     .  Pump Assembly, Primary Oil Pump                                    1
     .  Rotating Assembly, Primary Oil Pump                                1
     .  Rotating Assembly, Boiler Feed Pump                                1
     .  Shaft, Boiler Feed Pump                                            1
     .  Pump Assembly, Boiler Feed Pump Hydraulic Tool                     1
     .  Coupling Assembly, Boiler Feed Pump                                1
     .  Shaft, Upper, River Circulating Water Pump                         1
     .  Shaft, Lower, River Circulating Water Pump                         1
     .  Coupling, River Circulating Water Pump                             1
     .  Motor, Forced Draft Fan                                            1
     .  Full Set Stator Coil, Induced Draft Fan Motor                      1
     .  Rotating Assembly, Electric and Diesel Fire Pump                   1
     .  Valve, Outer Control Valve Main Turbine                            1
     .  Isophase Duct, for Spare MSU Transformer                           1
     .  Isophase Duct, for Unit 2 MSU Transformer                          1
     .  Screen, Traveling Water                                            1

Environmental
-------------
 .    SO2 and NOX Emissions Credits

Communication
-------------
 .    All FCC licenses
 .    Telephone switches, voicemails, twisted pair wiring, punch blocks, cross connects and telephone instruments
 .    Voice and Data Communication Systems  (LAN, Servers, T1 Connection)
 .    File and Print Server
 .    Lotus Notes Server
 .    Lotus Notes Backup Server
 .    General Physics Eta Pro (Performance Monitoring) Server
 .    NOx System Averaging Server

                                   EXH. C-1

 .  Safety Tag Out System (Runs on the NOx Server)
 .  All Portable Communications Equipment

Other Equipment
---------------
 .  All Vehicles
 .  Plan Computers/Network/Software-MIS systems
 .  Surveillance Cameras
 .  Snow Plowing Equipment
 .  Yard Maintenance Equipment
 .  Small tools

Fuel Supply
-----------
 .  Dock Facilities (as defined in Appendix A)
 .  Retained Oil Pipeline (as defined in Appendix A)

Transmission System
-------------------
 .  Retained Power and Control Lines (as defined in Appendix A)

Miscellaneous
-------------
 .  Administration Building
 .  Railroad Tracks
 .  Site Security Buildings
 .  Warehouses, Receiving, Storage and Inventory Control Facilities
 .  Storerooms
 .  Security Fencing and Entry Gates
 .  Maintenance Management System Data Base

                                   EXH. C-2

                                  Appendix A






================================================================================




                                  Definitions


                         ____________________________


                             Roseton Units 1 and 2



================================================================================

                                 APPENDIX - 1

                           Appendix A - Definitions
                           ------------------------

SECTION 23.   GENERAL PROVISIONS

     In this Appendix A and each Operative Document (as hereinafter defined), unless otherwise provided herein or therein:

     (a) the terms set forth in this Appendix A or in any such Operative Document shall have the meanings herein provided for and any term used in an Operative Document and not defined therein or in this Appendix A but in another Operative Document shall have the meaning herein or therein provided for in such other Operative Document;

     (b) any term defined in this Appendix A by reference to another document, instrument or agreement shall continue to have the meaning ascribed thereto whether or not such other document, instrument or agreement remains in effect;

     (c)  words importing the singular include the plural and vice versa;

     (d)  words importing a gender include any gender;

     (e) a reference to a part, clause, section, paragraph, article, party, annex, appendix, exhibit, schedule or other attachment to or in respect of an Operative Document is a reference to a part, clause, section, paragraph, or article of, or a party, annex, appendix, exhibit, schedule or other attachment to, such Operative Document unless, in any such case, otherwise expressly provided in any such Operative Document;

     (f) a reference to any statute, regulation, rule, proclamation, ordinance or law includes all statutes, regulations, rules, proclamations, ordinances or laws varying, consolidating or replacing the same from time to time, and a reference to a statute includes all regulations, policies, protocols, codes, proclamations and ordinances issued or otherwise applicable under that statute unless, in any such case, otherwise expressly provided in any such statute or in such Operative Document;

     (g) a definition of or reference to any document, instrument or agreement includes an amendment or supplement to, or restatement, replacement, modification or renovation of, any such document, instrument or agreement unless otherwise specified in such definition or in the context in which such reference is used;

     (h) a reference to a particular section, paragraph or other part of a particular statute shall be deemed to be a reference to any other section, paragraph or other part substituted therefor from time to time;

     (i) if a capitalized term describes, or shall be defined by reference to, a document, instrument or agreement that has not as of any particular date been executed and delivered and such document, instrument or agreement is attached as an exhibit to the Participation Agreement (as hereinafter defined), such reference shall be deemed to be to such form and, following such

                                 APPENDIX - 2
execution and delivery and subject to clause (g) above, to the document, instrument or agreement as so executed and delivered;

     (j) a reference to any Person (as hereinafter defined) includes such Person's successors and permitted assigns;

     (k) any reference to "days" shall mean calendar days unless "Business Days" (as hereinafter defined) are expressly specified;

     (l) if the date as of which any right, option or election is exercisable, or the date upon which any amount is due and payable, is stated to be on a date or day that is not a Business Day, such right, option or election may be exercised, and such amount shall be deemed due and payable, on the next succeeding Business Day with the same effect as if the same was exercised or made on such date or day (without, in the case of any such payment, the payment or accrual of any interest or other late payment or charge, provided such payment is made on such next succeeding Business Day);

     (m) words such as "hereunder", "hereto", "hereof" and "herein" and other words of similar import shall, unless the context requires otherwise, refer to the whole of the applicable document and not to any particular article, section, subsection, paragraph or clause thereof;

     (n) a reference to "including" shall mean including without limiting the generality of any description preceding such term, and for purposes hereof and of each Operative Document the rule of ejusdem generis shall not be applicable to limit a general statement, followed by or referable to an enumeration of specific matters, to matters similar to those specifically mentioned;

     (o) all accounting terms not specifically defined herein or in any Operative Document shall be construed in accordance with GAAP;

     (p) from and after termination of the Facility Lease with respect to one Unit pursuant to Section 10 or 14 thereof, any reference in the Operative Documents to the Facility shall be deemed to exclude the Unit as to which the Facility Lease was terminated;

     (q) unless the context or the specific provision otherwise requires, whenever in the Operative Documents a provision requires that a Person have a particular rating, such provision shall be deemed to mean that the senior-long term unsecured debt of such Person shall have been rated the specified rating by both Rating Agencies;

     (r) unless the context or the specific provision otherwise requires, whenever in the Operative Documents a provision requires that the rating of a Person be confirmed, such provisions shall be deemed to mean that both Rating Agencies shall have confirmed the rating of the senior-long term unsecured debt of such Person, a copy of which confirmation shall be delivered by the Company to the Owner Participant, the Owner Lessor and, so long as the Lien of the Lease Indenture shall not have been terminated or discharged, to the Lease Indenture Trustee and shall be without indication that such Person has been placed on credit watch, credit review, or any similar status with negative implications or which does not indicate the direction of the potential ratings change; and

                                 APPENDIX - 3

     (s) (i) in connection with the provisions in the Operative Documents related to the termination of the Facility Lease with respect to any Unit under circumstances where the Facility Lease is to continue as to the other Unit, any reference to the term Unit shall mean, when used with respect to the Unit as to which the Facility Lease is being terminated, such Unit excluding any assets that also comprise a part of the other Unit (it being understood that unless otherwise specifically stated on the Facility description applicable to the Bill of Sale, Deed and Facility Lease, an asset described on such exhibit relates to both Units, unless such asset is not necessary for the operation of the other Unit as mutually agreed to by the parties), and (ii) any reference to the term Unit in clauses (a), (b) and (c) of the definition of Event of Loss or in
Section 10 of the Facility Lease in connection with such Event of Loss shall be deemed to be references to the Facility if the event giving rise to such Event of Loss constitutes an Event of Loss with respect to both Units (including the assets comprising a part of both Units).

SECTION 24.   DEFINED TERMS

"Access" shall have the meaning specified in the Cross Easement Agreement.

"Actual Knowledge" shall mean, with respect to any Transaction Party, actual knowledge of, or receipt of written notice by, an officer (or other employee whose responsibilities include the administration of the Overall Transaction) of such Transaction Party (which in the case of the Company shall include any such officer of DHI); provided, that neither the Lessor Manager nor the Trust Company shall be deemed to have Actual Knowledge of any fact solely by virtue of an officer of the Trust Company having actual knowledge of such fact unless such officer is an officer in the Corporate Trust Administration Department of the Trust Company.

"Additional Certificates" shall mean any additional certificates issued by either Pass Through Trust in connection with the issuance of Additional Lessor Notes relating thereto.

"Additional Equity Investment" shall mean the amount, if any, provided by the Owner Participant (in its sole and absolute discretion) to finance all or a portion of the cost of any Modification financed pursuant to Section 11.1 of the Participation Agreement.

"Additional Facility" shall have the meaning specified in Section 4.3(a)(ii) of the Site Lease.

"Additional Facility Site" shall mean shall mean that portion of Parcel 1A described in Exhibit B to the Site Lease.

"Additional Insured Parties" shall have the meaning specified in Section 11.3 of the Facility Lease.

"Additional Interest" shall have the meaning specified in Section 3.4(b) of the Facility Lease.

"Additional Lessor Notes" shall have the meaning specified in Section 2.12 of the Lease Indenture.

"Additional Owner" shall have the meaning specified in Section 4.3(a) of the Site Lease.

                                 APPENDIX - 4

"Additional Rental Amount" shall have the meaning specified in Section 3.4(b) of the Facility Lease.

"Advisor to the Lessee" shall mean Babcock & Brown LP acting as advisor to the Facility Lessee.

"Affiliate" of a particular Person shall mean any Person directly or indirectly controlling, controlled by or under common control with such particular Person. For purposes of this definition, "control" when used with respect to any particular Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing; provided, however, that under no circumstance shall the Trust Company be considered to be an Affiliate of any of the Owner Lessor, the Equity Investor, the Lessor Manager, or the Owner Participant, nor shall any of the Owner Lessor, Equity Investor, the Lessor Manager, or the Owner Participant be considered to be an Affiliate of the Trust Company.

"After-Tax Basis" shall mean, with respect to any payment to be actually or constructively received by any Person, the amount of such payment (the base payment) supplemented by a further payment (the additional payment) to that Person so that the sum of the base payment plus the additional payment shall, after deduction of the amount of all Federal, state and local income Taxes required to be paid by such Person in respect of the receipt or accrual of the base payment and the additional payment (taking into account any reduction in such income Taxes resulting from Tax benefits realized or to be realized by the recipient as a result of the payment or the event giving rise to the payment), be equal to the amount required to be received; provided, however, that the foregoing shall not require payment of the amount constructively received by any Person. Such calculations shall be made on the basis of the highest applicable Federal income tax statutory rate applicable to corporations for all relevant periods and the highest applicable statutory income tax rates applicable to corporations in the state and local taxing jurisdiction of the Facility for all relevant periods and shall take into account the deductibility of State and local income taxes for Federal income tax purposes.

"Alternative Rent" shall have the meaning specified in Section 3.4(b) of the Facility Lease.

"Alternative Rent Schedule " shall have the meaning specified in Section 3.4(b) of the Facility Lease.

"Alternative Termination Value Schedule" shall have the meaning specified in
Section 3.4(b) of the Facility Lease.

"Allocated Rent" shall have the meaning specified in Section 3.2(b) of the Facility Lease.

"Amendment" shall have the meaning specified in Section 5(a) of the Tax Indemnity Agreement.

"Applicable Law" shall mean all applicable laws, including all Environmental Laws, and treaties, judgments, decrees, injunctions, writs and orders of any court, arbitration board or

                                 APPENDIX - 5

Governmental Entity and rules, regulations, orders, ordinances, licenses and permits of any Governmental Entity.

"Applicable Rate" shall mean the Prime Rate (as published in the Wall Street Journal from time to time) plus 1 % per annum.

"Appraisal Procedure" shall mean (except with respect to the Closing Appraisal and any appraisal undertaken to determine Fair Market Sales Value or Fair Market Rental Value after a Lease Event of Default shall have occurred and be continuing in connection with the exercise or remedies), an appraisal conducted by an appraiser or appraisers in accordance with the procedures set forth in this definition of "Appraisal Procedures." The Owner Participant and Facility Lessee will consult with the intent of selecting a mutually acceptable Independent Appraiser. If a mutually acceptable Independent Appraiser is selected, the Fair Market Rental Value or Fair Market Sales Value or remaining useful life or other determination to be made by such appraiser shall be determined by such Independent Appraiser. If the Owner Participant and the Facility Lessee are unable to agree upon a single Independent Appraiser within a 15-day period, one shall be appointed by the Owner Participant, and one shall be appointed by the Facility Lessee (or its designee), which Independent Appraisers shall attempt to agree upon the value, period, amount or other determination that is the subject of the appraisal. If either the Owner Participant or the Facility Lessee does not appoint its appraiser, the determination of the other appraiser shall be conclusive and binding on the Owner Participant and the Facility Lessee. If the appraisers appointed by the Owner Participant and the Facility Lessee are unable to agree upon the value, period, amount or other determination in question, such appraisers shall jointly appoint a third Independent Appraiser or, if such appraisers do not appoint a third Independent Appraiser, the Owner Participant and the Facility Lessee shall jointly appoint the third Independent Appraiser. In such case, the average of the determinations of the three appraisers shall be conclusive and binding on the Owner Participant and the Facility Lessee, unless the determination of one appraiser is disparate from the middle determination by more than twice the amount by which the third determination is disparate from the middle determination, in which case the determination of the most disparate appraiser shall be excluded, and the average of the remaining two determinations shall be conclusive and binding on the Owner Participant and the Facility Lessee. Any Fair Market Sales Value determination of spare parts or a Severable Modification shall take into consideration any Liens or encumbrances to which the spare parts or Severable Modification being appraised is subject and which are being assumed by the transferee and the actual condition of such spare parts or Severable Modifications.

"Appraiser" shall mean Deloitte & Touche LLP Valuation Group.

"APSA Assets" shall mean the assets, including the Project, acquired from the APSA Seller and certain other sellers pursuant to the Asset Purchase and Sale Agreement.

"Asset Purchase and Sale Agreements" shall mean a collective reference to (i) with respect to the Roseton Facility, that certain Asset Purchase and Sale Agreement, dated as of August 7, 2000, by and among Dynegy Power Corp., the APSA Seller and the other sellers referred to therein, and (ii) with respect to the Danskammer Facility, that certain Asset Purchase and Sale Agreement, dated as of August 7, 2000, by and between Dynegy Power Corp. and the APSA Seller.

                                 APPENDIX - 6

"APSA Seller" shall mean Central Hudson Gas & Electric Corporation, a New York corporation, one of the sellers under the Asset Purchase and Sale Agreements.

"Assigned Documents" shall have the meaning specified in clause (2) of the Granting Clause of the Lease Indenture.

"Assignment and Assumption Agreement" shall mean an assignment and assumption agreement in form and substance substantially in the form of Exhibit G to the Participation Agreement.

"Assignment and Reassignment of Collective Bargaining Agreement" shall mean the Assignment and Reassignment of Collective Bargaining Agreement, dated as of the Closing Date, by and among DNE, the Owner Lessor, the Facility Lessee and the Other Facility Lessee, pursuant to which DNE assigns to the Owner Lessor all of DNE's rights and obligations under the Collective Bargaining Agreement, and the Owner Lessor simultaneously therewith reassigns to DNE and assigns to the Facility Lessee and the Other Facility Lessee all of the Owner Lessor's rights and obligations under the Collective Bargaining Agreement.

"Assignment and Reassignment of Facility Agreements" shall mean the Assignment and Reassignment of Facility Agreements, dated as of the Closing Date, between the Company and the Owner Lessor, substantially in the form of Exhibit F to the Participation Agreement duly completed, executed and delivered pursuant to which the Company assigns to the Owner Lessor and the Owner Lessor reassigns to the Company, certain rights under the Facility Agreements.

"Assumed Deductions" shall have the meaning specified in Section 1 of the Tax Indemnity Agreement.

"Assumed Tax Rate" shall have the meaning specified in Section 1(f) of the Tax Indemnity Agreement.

"Authorized Agent" shall have the meaning specified in the relevant Pass Through Trust Agreement.

"Bankruptcy Code" shall mean the United States Bankruptcy Code of 1978, 11 U.S.C. (S)101 et seq.

"Basic Lease Term" shall have the meaning specified in Section 3.1 of the Facility Lease.

"Basic Site Lease Term" shall have the meaning specified in Section 2.2 of the Site Lease.

"Basic Site Sublease Term" shall have the meaning specified in Section 2.2 of the Site Sublease.

"Bill of Sale" shall mean the Bill of Sale, dated as of the Closing Date, from the Company to the Owner Lessor, substantially in the form of Exhibit A to the Participation Agreement duly completed, executed and delivered on the Closing Date pursuant to which, together with the Deed, the Owner Lessor will acquire the Facility from the Company.

                                 APPENDIX - 7

"Burdensome Termination Event" shall mean the occurrence of any event that gives a Facility Lessee the right to terminate the Facility Lease pursuant to Section
13.1 thereof.

"Business Day" shall mean any day other than a Saturday, a Sunday, or a day on which commercial banking institutions are authorized or required by law, regulation or executive order to be closed in New York, New York, the city and the state in which the Corporate Trust Office of the Lease Indenture Trustee or the Lessor Manager is located or the city and state in which the Corporate Trust Office of any Pass Through Trustee is located.

"Central Hudson" shall mean Central Hudson Gas & Electric Corporation.

"Certificate Purchase Agreement" shall mean the Certificate Purchase Agreement, dated the Effective Date, between the Company, the Other Company, the Lessee Guarantor, and the Initial Purchasers.

"Certificateholders" shall mean each of the holders of Certificates, and each of such holder's successors and permitted assigns.

"Certificates" shall mean one or more, as the context may require, of (i) the 7.27% Pass Through Certificates issued on the Closing Date and any certificates issued in replacement therefor pursuant to Section 3.3, 3.4 or 3.5 of Pass Through Trust Agreement ST and (ii) the 7.67% Pass Through Certificates issued on the Closing Date and any certificates issued in replacement therefor pursuant to Section 3.3, 3.4 or 3.5 of Pass Through Trust Agreement LT.

"Certificates Register" shall mean the "Register" specified in Section 3.4 of the relevant Pass Through Trust Agreement.

"CH Retained Power and Control Lines Easement" shall mean the easement and rights-of-way granted to the Ground Lessor by Central Hudson for the use, operation and maintenance of, and access to, the Retained Power and Control Lines on and from certain parcels of real property adjoining the Facility Site, as more fully described in Section 2.3 of the Easement Agreement (Roseton and Danskammer Stations) dated January 30, 2001 among the Company, the Other Company and Central Hudson.

"Claim" shall mean any liability (including in respect of negligence (whether passive or active or other torts), strict or absolute liability in tort or otherwise, warranty, latent or other defects (regardless of whether or not discoverable), statutory liability, property damage, bodily injury or death), obligation, loss, settlement, damage, penalty, claim, action, suit, proceeding (whether civil or criminal), judgment, penalty, fine and other legal or administrative sanction, judicial or administrative proceeding, cost, expense or disbursement, including reasonable legal, investigation and expert fees, expenses and reasonable related charges, of whatsoever kind and nature.

"Closing" shall have the meaning specified in Section 2.2(a) of the Participation Agreement.

"Closing Appraisal" shall mean the appraisal, dated the Closing Date, prepared by the Appraiser and addressed to the Owner Participant with respect to the Owner Lessor's Interest, which Closing Appraisal shall:

                                 APPENDIX - 8

     (a) confirm the Purchase Price, which shall be equal to the fair market value of the Facility on the Closing Date;

     (b) determine the economic useful life of the Facility, and confirm that the Facility is reasonably estimated on the Closing Date to have (i) a remaining economic useful life equal to at least 133.33% of the Basic Lease Term, and (ii) a fair market value at the end of the Basic Lease Term equal to at least 20% of its Purchase Price, without regard to inflation or deflation during the Basic Lease Term;

     (c) confirm that it is reasonable to expect that upon expiration or termination of the Facility Lease, it will be commercially feasible for a party other than the Facility Lessee to operate the Facility;

     (d) allocate the percentage of the Purchase Price eligible for each category of Depreciation Deduction;

     (e)  confirm that the Facility is an integrated facility; and

     (f) address any other matters that the Owner Participant shall reasonably request.

"Closing Date" shall have the meaning specified in Section 2.2(a) of the Participation Agreement.

"Code" shall mean the Internal Revenue Code of 1986.

"Collective Bargaining Agreement" shall mean the Fossil Production Plant Agreement effective as of July 1, 1998 with Local Union 320 of the International Brotherhood of Electrical Workers A.F. of L.- C.I.O.

"Company" shall mean Dynegy Roseton, L.L.C., a Delaware limited liability company.

"Competitor" shall have the meaning specified in Section 7.1(b) of the Participation Agreement.

"Component" shall mean any appliance, part, instrument, appurtenance, accessory, furnishing, equipment or other property of whatever nature that may from time to time be incorporated in the Facility, except to the extent constituting Modifications.

"Corporate Trust Office" shall have the meaning specified in the relevant Pass Through Trust Agreement.

"Cross Easement Agreement" shall mean the Cross Easement Agreement, dated as of the Closing Date, by and between the Company and the Other Company, substantially in the form of Exhibit O to the Participation Agreement duly completed, executed and delivered on the Closing Date pursuant to which such parties have granted certain rights relating to the use, operation and maintenance of the Facility, the Facility Site, the Retained Assets, the Retained Sites, the Other Facility, the Other Facility Site, the Other Retained Assets and the Other Retained Sites, as the case may be.

                                 APPENDIX - 9

"Cross Easement Rights" shall mean the easements and rights granted to the Company as set forth in the Cross Easement Agreement.

"Danskammer Facility" shall have the meaning specified in the Cross Easement Agreement.

"Debt Portion of Periodic Lease Rent" shall mean in respect of any Rent Payment Date, the portion of Periodic Lease Rent payable on such Rent Payment Date equal to the scheduled principal and interest due and payable on the Lessor Notes on such Rent Payment Date.

"Debt Portion of Termination Value" in respect of any determination of Termination Value or amount determined by reference to Termination Value payable pursuant to the Operative Documents shall mean an amount equal to the outstanding principal of, and accrued interest on, the Lessor Notes on such date of determination (other than any amounts past due and any overdue interest thereon).

"Deduction Loss" shall have the meaning specified in Section 5(a) of the Tax Indemnity Agreement.

"Deed" shall mean the Bargain and Sale Deed, dated the Closing Date, substantially in the form of Exhibit B to the Participation Agreement, by the Company in favor of the Owner Lessor duly completed, executed and delivered on the Closing Date pursuant to which, together with the Bill of Sale, the Owner Lessor will acquire the Facility from the Company.

"Depreciation Deductions" shall have the meaning specified in Section 1(a) of the Tax Indemnity Agreement.

"DHI" shall mean Dynegy Holdings Inc., a Delaware corporation.

"Discount Rate" shall mean 8.20%.

"DNE" shall mean Dynegy Northeast Generation, Inc., a Delaware corporation.

"Dock Facilities" shall mean a collective reference to each of the structures constituting the "dock," "catwalks" and "moorings" located on Parcel 5 of the Retained Sites and Parcels 4 and 6 of the Facility Site to be used for the loading and/or unloading by ship, barge or similar craft of coal and/or fuel oil; for the avoidance of doubt, the Dock Facilities shall not include any equipment located on or near the Dock Facilities used in connection with such loading and/or unloading, such as the coal hopper and conveyor system, any crane and/or other related equipment.

"Dock Facility Site" shall mean that portion of the Retained Sites designated as Parcel 5.

"Dollars" or the sign "$" shall mean United States dollars or other lawful currency of the United States.

"DTC" shall mean The Depository Trust Company, a New York corporation.

"Dynergy" shall mean Dynergy Inc., an Illinois corporation.

                                 APPENDIX - 10

"Effective Date" shall mean May 1, 2001, the date the Participation Agreement shall have been executed and delivered by the parties thereto.

"Effective Rate" shall have the meaning specified in Section 5(a) of the Tax Indemnity Agreement.

"Enforcement Notice" shall have the meaning specified in Section 5.1 of the Lease Indenture.

"Engineering Consultant" shall mean S&W Consultants, Inc.

"Engineering Report" shall mean the report of the Engineering Consultant, dated as of May 8, 2001, addressed to the Owner Participant.

"Environmental Condition" shall mean any action, omission, event, condition or circumstance, including the presence of any Hazardous Substance, that does or reasonably could (a) require assessment, investigation, abatement, correction, removal or remediation, (b) give rise to any obligation or liability of any nature (whether civil or criminal, arising under a theory of negligence or strict liability, or otherwise) under any Environmental Law, (c) create or constitute a public or private nuisance or trespass, or (d) constitute a violation of or non-compliance with any Environmental Law.

"Environmental Consultant" shall mean URS Greiner Woodward Clyde.

"Environmental Laws" shall mean any federal, state or local laws, ordinances, rules, orders, statutes, decrees, judgments, injunctions, directives, permits, licenses, approvals, codes and regulations relating to the environment, safety or health of human beings or other living organisms, natural resources or Hazardous Substances, as each may from time to time be amended, supplemented or supplanted.

"Environmental Report" shall mean a report prepared by the Environmental Consultant, dated as of May 8, 2001, which report shall summarize and update certain aspects of the Phase I environmental review (the "Phase I Report") and
                                                          --------------
the Environmental Risk Liabilities Evaluation Report (the "ERLE Report") (which
                                                           -----------
summarizes certain aspects of the Phase II environmental review (the "Phase II
                                                                      --------
Report") conducted by IT Corporation), each conducted by the Environmental
------
Consultant as part of the sale of the APSA Assets to the Company under the applicable Asset Purchase and Sale Agreement; each of the Phase I Report, the Phase II Report and the ERLE Report shall be attached to the Environmental Report.

"Equity Investment" shall mean $80,600,000.

"Equity Investor" shall mean Resources Capital Management Corporation, a New Jersey corporation.

"Equity Investor Parent" shall mean PSEG Resources Inc., a New Jersey corporation

"Equity Portion of Periodic Lease Rent" shall mean for any Rent Payment Date the difference between (a) Periodic Lease Rent scheduled to be paid under the Facility Lease on such Rent Payment Date and (b) the Debt Portion of Periodic Lease Rent as of such Rent Payment Date.

                                 APPENDIX-11

"Equity Portion of Termination Value" in respect of any determination of Termination Value or amount determined by reference to Termination Value payable pursuant to the Operative Documents shall mean an amount equal to the excess, if any, of (a) the Termination Value on the date of determination, over (b) the Debt Portion of Termination Value on the date of termination.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974.

"Event of Default" shall mean an Event of Default under either Pass Through Trust Agreement.

"Event of Loss" shall mean, with respect to any Unit, or in the case of clause
(d), the Facility, any of the following events:

     (a) loss of such Unit or use thereof due to destruction or damage to such Unit that is beyond economic repair or that renders such Unit permanently unfit for normal use;

     (b) damage to such Unit that results in an insurance settlement with respect to such Unit on the basis of a total loss, or an agreed constructive or a compromised total loss;

     (c) seizure, condemnation, confiscation or taking of, or requisition of title to or use of, such Unit or, if it prevents the Company from operating or maintaining such Unit, of the Facility Site by any Governmental Entity (a "Requisition") following exhaustion of all permitted appeals or an election by
 -----------
the Company not to pursue such appeals (provided that no such contest may be conducted without the consent of the Owner Participant while a Lease Event of Default shall have occurred and be continuing nor shall any such contest extend beyond the earlier of (i) the date which is one year after the loss of such title, or (ii) the date which is 36 months prior to the end of the Basic Lease Term or any Renewal Lease Term then in effect or elected by the Company), but, in any case involving Requisition of use but not of title, only if such Requisition of use continues beyond the Basic Lease Term or any Renewal Lease Term then in effect or elected by the Company; and

     (d) if elected by the Owner Participant within twelve (12) months of the date upon which the Owner Participant shall obtain Actual Knowledge of the event or circumstance which would upon election of the Owner Participant result in the right to terminate the Facility Lease under this clause (d), and only in such case as termination of the Facility Lease and transfer of the Facility to the Company shall remove the basis of the regulation described below, subjection of the Owner Participant's interest in the Facility, or any part thereof, to any rate of return regulation by any Governmental Entity, or subjection of the Owner Participant (or any Affiliate thereof) or the Owner Lessor to any other public utility regulation of any Governmental Entity or law that in the reasonable opinion of the Owner Participant is materially burdensome, in either case by reason of the participation of the Owner Lessor or the Owner Participant in the transaction contemplated by the Operative Documents, and not, in any event, as a result of (i) investments, loans or other business activities of the Owner Participant or its Affiliates in respect of equipment or facilities similar in nature to the Facility or any part thereof or in any other electrical, steam, cogeneration or other energy or utility related equipment or facilities or the general business or other activities of the Owner Participant or Affiliates or the nature of any of the properties or assets from time to time owned, leased, operated, managed or otherwise used or made available for use by the Owner Participant or its Affiliates or (ii) a failure of the Owner

                                 APPENDIX-12

Participant to perform routine, administrative or ministerial actions the performance of which would not subject the Owner Participant or any Affiliate to any material adverse consequence (in the reasonable opinion of the Owner Participant or any Affiliate acting in good faith), provided that the Company, the Owner Lessor and the Owner Participant agree to cooperate and to take reasonable measures to alleviate the source or consequence of any regulation constituting an Event of Loss under this clause (d) (a "Regulatory Event of
                                                        -------------------
Loss"), at the cost and expense of the party requesting such cooperation and so
----
long as there shall be no adverse consequences to the Owner Lessor or Owner Participant (or any of its Affiliates) as a result of such cooperation or the taking of reasonable measures.

"EWG" shall mean a Person determined by an order of FERC to be an "exempt wholesale generator" as defined in Section 32(a)(1) of the Holding Company Act.

"Excepted Payments" shall mean and include (a)(i) any indemnity (whether or not constituting Supplemental Lease Rent and whether or not a Lease Event of Default exists) payable to either the Trust Company, the Lessor Manager, the Equity Investor, the Owner Lessor, or the Owner Participant or to their respective Indemnitees and successors and permitted assigns (other than the Lease Indenture Trustee) pursuant to Section 2.3, 9.1, 9.2, 11.1 or 11.2 of the Participation Agreement, Section 7.1 or 7.2 of the LLC Agreement, and any payments under the Tax Indemnity Agreement or (ii) any amount payable by the Company to the Owner Lessor, the Equity Investor or the Owner Participant to reimburse any such Person for its costs and expenses in exercising its rights or complying with its obligations under the Operative Documents, (b)(i) insurance proceeds, if any, payable to the Owner Lessor or the Owner Participant under insurance separately maintained by the Owner Lessor or the Owner Participant with respect to the Facility as permitted by Section 11.5 of the Facility Lease or (ii) proceeds of personal injury or property damage or other liability insurance maintained under any Operative Document for the benefit of the Trust Company, the Lessor Manager, the Owner Lessor or the Owner Participant, (c) any amount payable to the Owner Participant as the purchase price of the Owner Participant's right and interest in the Member Interest, (d) any amounts payable to the Owner Participant upon exercise by the Company of the Special Lessee Transfer pursuant to Section 13.1 of the Participation Agreement, (e) all other fees expressly payable to the Owner Participant, the Equity Investor or the Owner Lessor under the Operative Documents, (f) if the Facility Lessee exercises its right to assume the Lessor Notes, any Termination Value (or amount calculated by reference thereto) or purchase price payable by the Facility Lessee in connection therewith, (g) any payments made under the Lessee Guaranty in respect of any of the foregoing and
(h) any payments in respect of interest, or any payments made on an After-Tax Basis, to the extent attributable to payments referred to in clause (a) through
(g) above that constitute Excepted Payments.

"Excepted Rights" shall mean the rights of the Owner Lessor and Owner Participant as set forth in Section 5.6 of the Lease Indenture.

"Excess Amount" shall have the meaning specified in Section 15.2 of the Participation Agreement.

"Exchange Act" shall mean the Securities Exchange Act of 1934.

                                 APPENDIX - 13

"Excluded Property" shall mean Excepted Payments and Excepted Rights, collectively.

"Excluded Taxes" shall have the meaning specified in Section 9.2(b) of the Participation Agreement.

"Exempt Facilities" shall have the meaning specified in the Exempt Facilities Agreement.

"Exempt Facilities Agreement" shall mean the Exempt Facilities Agreement substantially in the form of Exhibit P to the Participation Agreement, by and between the Company and the Owner Lessor duly completed, executed and delivered on the Closing Date, pursuant to which the Owner Lessor and the Company each agrees to undertake certain obligations with respect to the Exempt Facilities.

"Expiration Date" shall mean February 8, 2035, the last day of the Basic Lease Term.

"Extended Marketing Period" shall have the meaning specified in Section 10.1(c) of the Facility Lease.

"Facility" shall mean a collective reference to each of the Units and each of the assets being transferred by the Company to the Owner Lessor pursuant to the Bill of Sale and Deed, as more fully described on Exhibit A to the Bill of Sale and on Exhibit B to the Deed.

"Facility Agreements" shall mean the Interconnection Agreement.

"Facility Lease" shall mean the Facility Lease Agreement, dated as of the Closing Date, between the Owner Lessor and the Company, substantially in the form of Exhibit C-1 to the Participation Agreement duly completed, executed and delivered on the Closing Date pursuant to which the Owner Lessor will lease the Facility to the Company.

"Facility Lease Term" shall mean the term of the Facility Lease, including the Basic Lease Term and all Renewal Lease Terms.

"Facility Lessee" shall mean the Company as lessee under the Facility Lease. To the extent there is a transfer pursuant to Section 13.2 of the Participation Agreement in circumstances where the Facility Lessee is to remain liable under the Operative Documents, the term Facility Lessee shall continue to include the transferring entity for purposes of Section 16 of the Facility Lease.

"Facility Lessee's Interest'" shall mean the Facility Lessee's right, title and interest in and to the Facility under the Facility Lease and the Ground Interest under the Site Sublease.

"Facility Site" shall mean, collectively, Parcels 1A, except the portion thereof comprising the Additional Facility Site, 4, and 6, which parcels are described in Exhibit A to the Site Lease and Exhibit A to the Site Sublease, and all rights of way, easements, permits and other appurtenances to such parcels.

"Fair Market Rental Value" or "Fair Market Sales Value" shall mean with respect to any property or service as of any date, the cash rent or cash price obtainable in an arm's length lease,

                                 APPENDIX - 14
sale or supply, respectively, between an informed and willing lessee or purchaser under no compulsion to lease or purchase and an informed and willing lessor or seller or supplier under no compulsion to lease or sell or supply of the property or service in question, and shall, in the case of any Unit or an Owner Lessor's Interest, be determined (except pursuant to Section 17 of the Facility Lease or as otherwise provided below or in the Operative Documents) on the basis that (a) the conditions contained in Sections 7 and 8 of the Facility Lease shall have been complied with in all respects, (b) the lessee or buyer shall have rights in, or an assignment of, the Operative Documents to which the Owner Lessor is a party and the obligations relating thereto, (c) the Unit or the Owner Lessor's Interest, as the case may be, is free and clear of all Liens (other than Owner Lessor's Liens, Owner Participant's Liens and Indenture Trustee's Liens), (d) taking into account the remaining terms of the Site Lease and the Site Sublease, and (e) in the case of the Fair Market Rental Value, taking into account the terms of the Facility Lease and the other Operative Documents. If the Fair Market Sales Value or Fair Market Rental Value of the Owner Lessor's Interest is to be determined during the continuance of a Lease Event of Default or in connection with the exercise of remedies by the Owner Lessor pursuant to Section 17 of the Facility Lease, such value shall be determined by an appraiser appointed solely by the Owner Lessor on an "as-is", "where-is" and "with all faults" basis and shall take into account all Liens (other than Owner Lessor's Liens, Owner Participant's Liens and Indenture Trustee's Liens); provided, however, in any such case where the Owner Lessor shall be unable to obtain constructive possession sufficient to realize the economic benefit of the Owner Lessor's Interest, Fair Market Sales Value or Fair Market Retail Value of the Owner Lessor's Interest shall be deemed equal to $0. If in any case other than in the preceding sentence the parties are unable to agree upon a Fair Market Sales Value or Fair Market Rental Value of the Owner Lessor's Interest within 30 days after a request therefor has been made, the Fair Market Sales Value or Fair Market Rental Value of the Owner Lessor's Interest shall be determined by appraisal pursuant to the Appraisal Procedures. Any fair market value determination of a spare part or Severable Modification for purposes of Section 5.2(d) of the Facility Lease shall take into consideration any liens or encumbrances to which the spare part or Severable Modification being appraised is subject and which are being assumed by the transferee, and that such spare part or Severable Modification is being transferred on an "as-is", "where-is" basis.

"Federal Power Act" shall mean the Federal Power Act.

"FERC" shall mean the Federal Energy Regulatory Commission of the United States.

"FERC EWG (Lessee) Order" shall mean the order issued by the FERC on February 6, 2001, in Docket No. EG01-80-000 granting the Company EWG status.

"FERC EWG (Owner Lessor) Application" shall mean the application of Owner Lessor to FERC for Determination of EWG Status, Docket No. EG01-170-000 filed on March 30, 2001

"FERC Orders" shall mean, collectively, the FERC EWG (Lessee) Order, the FERC
Section 203 Order, the FERC Waiver Order and the FERC Section 205 Order.

"FERC Section 203 Order" shall mean the FERC Order issued on March 13, 2001, under Section 203 of the FPA in Docket No. EC01-55-000 granting approval under
Section 203 of the

                                 APPENDIX - 15

Federal Power Act for the sale and lease of the Facilities' transmission facilities to the Owner Lessor by Facility Lessee.

"FERC Section 205 Order" shall mean the order issued by the FERC on December 7, 2000, in Docket No. ER01-141-000, granting approval for the issuance of securities or assumption of liabilities under Section 204 of the Federal Power Act and granting to the Company Market-Based Rate Authority.

"FERC Waiver Order" shall mean FERC Order issued on March 19, 2001, in Docket No. EL01-28-000 disclaiming jurisdiction under Section 201(b) of the Federal Power Act over the Owner Lessor, the Lessor Manager and the Owner Participant.

"Final Determination" shall have the meaning specified in Section 9 of the Tax Indemnity Agreement.

"First Wintergreen Renewal Lease Term" shall have the meaning specified in
Section 15.1 of the Facility Lease.

"FMV Renewal Lease Term" shall have the meaning specified in Section 15.3 of the Facility Lease.

"GAAP" shall mean generally accepted accounting principles used in the United States consistently applied.

"Governmental Entity" shall mean and include any national government, any political subdivision of a national government or of any state, county or local jurisdiction therein or any board, commission, department, division, organ, instrumentality, court or agency of any thereof.

"Ground Interest" shall have the meaning set forth in Section 2.1 of the Site Lease.

"Ground Lessee" shall mean the Owner Lessor as lessee of the Ground Interest under the Site Lease.

"Ground Lessor" shall mean the Company as lessor of the Ground Interest under the Site Lease.

"Ground Lessor's Release Rights" shall have the meaning specified in Section
4.2 of the Site Lease.

"Ground Rent Adjustment Date" shall have the meaning specified in Section 3.1(b) of the Site Lease.

"Ground Sublessee" shall mean the Company as sublessee of the Ground Interest under the Site Sublease.

"Ground Sublessor" shall mean the Owner Lessor as sublessor of the Ground Interest under the Site Sublease.

                                 APPENDIX - 16

"Guarantor Transferee" shall have the meaning set forth in Section 13.3 of the Participation Agreement.

"Hazardous Substance" shall mean any pollutant, contaminant, hazardous substance, hazardous waste, toxic substance, chemical substance, extremely hazardous substance, petroleum or petroleum-derived substance, waste, or additive, asbestos, PCBs, radioactive material, corrosive, explosive, flammable or infectious material, lead, radon or other compound, element, material or substance in any form whatsoever (including products) defined, regulated, restricted or controlled by or under any Environmental Law.

"High-Voltage Electrical Equipment" shall mean a collective reference to (a) the disconnect switch and all the structures and equipment back to the high side of the generator step-up transformer from the disconnect switch for Unit 1 (C3081),
(b) the disconnect switch and all the structures and equipment back to the high side of the generator step-up transformer from the disconnect switch for Unit 2 (C3082), and (c) all cables, conduit and duct systems that run underground from the Roseton plant relay room to the Roseton 345kV switchyard control house.

"Holding Company Act" shall mean the Public Utility Holding Company Act of 1935.

"Illiquidity Event" shall have the meaning specified in the Registration Rights Agreement.

"Inclusion Loss" shall have the meaning specified in Section 5(a) of the Tax Indemnity Agreement.

"Indemnitee" shall have the meaning specified in Section 9.1(a) of the Participation Agreement.

"Indenture Default" shall mean any event that with the giving of notice or the passage of time would become a Lease Indenture Event of Default.

"Indenture Estate" shall have the meaning specified in the Granting Clause of the Lease Indenture.

"Indenture Trustee's Liens" shall mean any Lien on the Lessor Estate or any part thereof arising as a result of (a) Claims against or any act or omission of the Lease Indenture Trustee, or Affiliate thereof that is not related to, or that is in violation of, any Operative Document or the transactions contemplated thereby or that is in breach of any covenant or agreement of the Lease Indenture Trustee specified therein, (b) Taxes imposed upon the Lease Indenture Trustee, or any Affiliate thereof that are not indemnified against by the Company pursuant to any Operative Document, or (c) Claims against or affecting the Lease Indenture Trustee, or any Affiliate thereof arising out of the voluntary or involuntary transfer by the Lease Indenture Trustee of any portion of the interest of the Lease Indenture Trustee in the Lessor Estate, other than pursuant to the Operative Documents.

"Independent Appraiser" shall mean a disinterested, licensed professional appraiser of industrial property who (a) meets the personal property qualifications criteria established by the Appraisal Foundation; (b) is a Member of the Appraisal Institute or holds the senior accreditation of the American Society of Appraisers; (c) is in the regular employ, or is a principal of, a

                                 APPENDIX - 17
nationally recognized appraisal firm; and (d) has substantial experience in the business of evaluating facilities similar to the Facility.

"Initial Purchasers" shall mean Banc of America Securities LLC, Lehman Brothers Inc., J.P. Morgan Securities Inc., Salomon Smith Barney Inc. and TD Securities
(USA) Inc.

"Insurance Consultant" shall mean Marsh USA, Nashville, Tennessee Office.

"Interconnection Agreement" shall mean the Interconnection Agreement for Roseton Generating Station, dated as of February 4, 2001, between the Company and Central Hudson pursuant to which Central Hudson will provide certain interconnection services to the Company and the parties will govern their access to each other's property, assets and facilities.

"Interest Deductions" shall have the meaning specified in Section 1(c) of the Tax Indemnity Agreement.

"IRS" shall mean the Internal Revenue Service of the United States Department of Treasury.

"Lease Bankruptcy or Payment Default" shall mean any event or occurrence, which, with the passage of time or the giving of notice or both, would become a Lease Event of Default under Section 16(a), (b), (i) or (j) of the Facility Lease.

"Lease Debt" shall mean the debt evidenced by the Certificates, and other debt issued pursuant to Section 11 of the Participation Agreement.

"Lease Debt Rate" shall mean a rate per annum equal to 7.64%.

"Lease Event of Default" shall have the meaning specified in Section 16 of the Facility Lease.

"Lease Indenture" shall mean the Indenture of Trust, Mortgage, Assignment of Leases and Rents and Security Agreement, dated as of the Closing Date, between the Owner Lessor and the Lease Indenture Trustee, substantially in the form of Exhibit E to the Participation Agreement duly completed, executed and delivered on the Closing Date pursuant to which the Owner Lessor will issue the Lessor Notes.

"Lease Indenture Bankruptcy Default" shall mean any event or occurrence, which, with the passage of time or the giving of notice or both, would become a Lease Indenture Event of Default under Section 4.2(e) or (f) of the Lease Indenture.

"Lease Indenture Event of Default" shall have the meaning specified in Section
4.2 of the Lease Indenture.

"Lease Indenture Payment Default" shall mean any event or occurrence, which, with the passage of time or the giving of notice or both, would become a Lease Indenture Event of Default under Section 4.2(b) of the Lease Indenture.

"Lease Indenture Trustee" shall mean The Chase Manhattan Bank, not in its individual capacity, but solely as Lease Indenture Trustee under the Lease Indenture, and each other Person

                                 APPENDIX - 18
who may from time to time be acting as Lease Indenture Trustee in accordance with the provisions of the Lease Indenture.

"Lease Indenture Trustee Office" shall mean the office to be used for notices to the Lease Indenture Trustee from time to time pursuant to Section 9.8 of the Lease Indenture.

"Lease Indenture Trustee's Account" shall mean the account (No. 507-947533) (Corporate Trust Incoming Wire Account - Trust Account No. 160265.5) with The Chase Manhattan Bank, ABA# 021000021 for the account of the Owner Lessor,
Attention: Annette M. Marsula, Institutional Trust Service, or such other account as the Lease Indenture Trustee may from time to time specify in a notice pursuant to Section 9.8 of the Lease Indenture.

"Lessee Action" shall have the meaning specified in Section 5(a) of the Tax Indemnity Agreement.

"Lessee Guarantor" shall mean DHI or any Person that shall guaranty the obligations of the Company or any Guarantor Transferee under the Operative Documents in accordance with Section 13 of the Participation Agreement or any entity issuing a guaranty pursuant to Section 13.2 of the Participation Agreement. To the extent there is a transfer pursuant to Section 13.2 or 13.4 of the Participation Agreement in circumstances where the Lessee Guarantor is to remain liable under the Operative Documents, the term Lessee Guarantor shall continue to include the transferring entity, for purposes of Section 16 of the Facility Lease.

"Lessee Guaranty" shall mean the Guaranty, dated as of the Effective Date, executed by DHI in favor of the Transaction Parties, or any other guaranty agreement entered into pursuant to Section 13 of the Participation Agreement.

"Lessee Person" shall have the meaning specified in Section 4(d) of the Tax Indemnity Agreement.

"Lessee Section 467 Interest" shall have the meaning set forth in Section 3.2(c) of the Facility Lease.

"Lessee Section 467 Loan Balance" shall have the meaning ascribed to that term in the definition of "Section 467 Loan Balance."

"Lessee Transferee" shall have the meaning specified in Section 13.2(a) of the Participation Agreement.

"Lessor Estate" shall mean all the estate, right, title and interest of the Owner Lessor in, to and under the Facility, the Ground Interest, the Operative Documents, and the Facility Agreements, including all funds advanced to the Owner Lessor by the Owner Participant, all installments and other payments of Periodic Lease Rent, Renewal Lease Rent, Supplemental Lease Rent, Termination Value under the Facility Lease, condemnation awards, purchase price, sale proceeds, insurance proceeds and all other proceeds, rights and interests of any kind for or with respect to the estate, right, title and interest of the Owner Lessor in, to and under the Facility, the Ground Interest, the Operative Documents, and the Facility Agreements, and any of the foregoing, but shall not include Excluded Property.

                                 APPENDIX - 19

"Lessor Manager" shall mean Wilmington Trust Company, a Delaware banking corporation, not in its individual capacity, but solely as independent manager under the LLC Agreement and each other Person that may from time to time be acting as independent manager in accordance with the provisions of the LLC Agreement.

"Lessor Note ST" shall mean the lessor note issued by the Owner Lessor in favor of the Pass Through Trust ST on the Closing Date, as more fully described in
Section 2.2 of the Lease Indenture.

"Lessor Note LT" shall mean the lessor note issued by the Owner Lessor in favor of the Pass Through Trust LT on the Closing Date, as more fully described in
Section 2.2 of the Lease Indenture.

"Lessor Notes" shall mean a collective reference to the Lessor Note ST and the Lessor Note LT, as more fully described in Section 2.2 of the Lease Indenture.

"Lessor Possession Date" shall mean with respect to any Unit, the earlier to occur of (a) the expiration of the Facility Lease Term and (b) the date on which the Company shall lose possession of such Unit pursuant to Sections 10, 13, 14 or 17 of the Facility Lease (unless in the case of Sections 10 or 13, the Company shall have purchased such Unit).

"Lessor Section 467 Interest" shall have the meaning set forth in Section 3.2(c) of the Facility Lease.

"Lessor Section 467 Loan Balance" shall have the meaning ascribed to that term in the definition of "Section 467 Loan Balance."

"Lien" shall mean any mortgage, security deed, security title, pledge, lien, charge, encumbrance, lease, security interest or title retention arrangement.

"List of Competitors" shall mean the initial list attached to the Participation Agreement as Schedule 4, as amended from time to time pursuant to Section 7.1(b) of the Participation Agreement.

"LLC Agreement" shall mean the Amended and Restated Limited Liability Company Agreement, dated as of the Effective Date, between the Trust Company and the Owner Participant pursuant to which the Owner Lessor shall be governed.

"Loan" shall mean a loan evidenced by any Lessor Note.

"MACRS" shall mean the modified accelerated cost recovery system provided under
Section 168 of the Code.

"Majority in Interest of Noteholders" as of any date of determination, shall mean Noteholders holding in aggregate more than 50% of the total outstanding principal amount of the Notes; provided, however, that any Note held by the Company and/or any Affiliate of the Company shall not be considered outstanding for purposes of this definition unless the Company and/or such Affiliate shall hold title to all the Notes outstanding.

                                 APPENDIX - 20

"Make Whole Premium" shall mean, with respect to any Notes subject to redemption pursuant to the Lease Indenture, an amount equal to the Discounted Present Value of such Notes less the unpaid principal amount of such Notes; provided that the Make Whole Premium shall not be less than zero. For purposes of this definition, the "Discounted Present Value" of any Notes subject to redemption pursuant to the Lease Indenture shall be equal to the discounted present value of all principal and interest payments scheduled to become due after the date of such redemption in respect of such Notes, calculated using a discount rate equal to the sum of (a) the yield to maturity on the U.S. Treasury security having an average life equal to the remaining average life of such Notes and trading in the secondary market at the price closest to par and (b) 50 basis points; provided, however, that if there is no U.S. Treasury security having an average life equal to the remaining average life of such Notes, such discount rate shall be calculated using a yield to maturity interpolated or extrapolated on a straight-line basis (rounding to the nearest calendar month, if necessary) from the yields to maturity for two U.S. Treasury securities having average lives most closely corresponding to the remaining life of such Notes and trading in the secondary market at the price closest to par.

"Material Adverse Effect" shall mean a materially adverse effect on (a) the business, assets, results of operations or financial condition of the Company, Lessee Guarantor and their subsidiaries, taken as a whole, (b) the ability of the Company or Lessee Guarantor to perform their respective obligations under the Operative Documents, or (c) the validity or enforceability of the Operative Documents, the Liens granted thereunder, or the material rights and remedies thereto.

"Material Adverse Tax Law Change" shall mean, in the written opinion of the Equity Investor's tax counsel, a proposed or actual amendment, modification, addition or change in or to the provisions of, or the interpretation of U.S. Federal income tax law as in effect on the date hereof, the effect of which would or could reasonably be expected to render inaccurate any of the Tax Assumptions or which could reasonably be expected to adversely affect the Owner Participant's Net Economic Return or which otherwise could reasonably be expected to materially adversely affect the Owner Participant, which amendment, modification, addition or change shall have been enacted, promulgated, issued or proposed prior to the Closing Date.

"Maximum Probable Loss" shall mean the largest loss that can occur under the worst conditions that are likely to occur.

"Member Interest" shall mean the membership interest of the Owner Participant in the Owner Lessor.

"Memorandum of Lease" shall mean the Memorandum of Lease, dated as of the Closing Date, between the Owner Lessor and the Company, substantially in the form of Exhibit C-2 to the Participation Agreement duly completed, executed and delivered on the Closing Date.

"Minimum Credit Standard" shall mean (i) in respect of DHI only, the then current credit rating of DHI, and (ii) in respect of any entity other than DHI, a credit rating from S&P and Moody's of at least BBB and Baa2, respectively.

                                 APPENDIX - 21

"Modification" shall mean an addition, betterment, improvement or enlargement of the Facility, including any Required Modifications and Optional Modifications, but not Components.

"Moody's" shall mean Moody's Investors Service, Inc.

"Nonseverable Modifications" shall mean any Modification that is not readily removable without causing material damage to the Facility.

"Note Register" shall have the meaning specified in Section 2.8 of the Lease Indenture.

"Noteholder" shall mean any holder from time to time of an outstanding Note.

"Notes" shall mean any Lessor Notes or Additional Lessor Notes issued pursuant to the Lease Indenture.

"NYPSC Section 69 Order" shall mean the order issued by the New York State Public Service Commission on April 27, 2001, in Case 01-E-0587, granting approval to consummate the Transaction under Section 69 of the New York Public Service Law.

"Obsolescence Termination Date" shall have the meaning specified in Section 14.1 of the Facility Lease.

"Offering Circular" shall mean the Offering Circular, dated as of May 1, 2001, with respect to the Certificates.

"Officer's Certificate" shall mean with respect to any Person, a certificate signed (a) in the case of a corporation or limited liability company, by the Chairman of the Board, the President, or a Vice President of such Person or any Person authorized by or pursuant to the organizational documents, the bylaws or any resolution of the board of directors, board of managers, or executive committee of such Person (whether general or specific) to execute, deliver and take actions on behalf of such Person in respect of any of the Operative Documents, (b) in the case of a partnership, by the Chairman of the Board of Directors, the President or any Vice President of a corporate general partner, and (c) in the case of the Lease Indenture Trustee or the Pass Through Trustees, a certificate signed by a Responsible Officer of the Lease Indenture Trustee or the Pass Through Trustees.

"OP Guarantor" shall mean the Equity Investor or any Person that shall guaranty the obligations of an OP Transferee under the Operative Documents in accordance with Section 7.1(a) of the Participation Agreement.

"OP Guaranty" shall mean the OP Guaranty, dated as of the Effective Date, executed by the Equity Investor in favor of the Transaction Parties, or any other guaranty agreement entered into pursuant to Section 7.1 of the Participation Agreement.

"OP LLC Agreement" shall mean the Amended and Restated Limited Liability Company Agreement, dated as of the Effective Date, by PSEGR Newburgh Holdings LLC pursuant to which the Owner Participant shall be governed.

                                 APPENDIX - 22

"OP Member" shall mean the sole member of the Owner Participant.

"OP Member Interest" shall mean the membership interest of the OP Member in the Owner Participant.

"OP Transferee" shall have the meaning specified in Section 7.1(a) of the Participation Agreement.

"Operative Documents" shall mean the Participation Agreement, the Bill of Sale, the Deed, the Facility Lease, the Memorandum of Lease, the Site Lease, the Site Sublease, the Assignment and Reassignment of Facility Agreements, the Lease Indenture, the Notes, the Pass Through Trust Agreements, the Certificates, the Assignment and Reassignment of the Collective Bargaining Agreement, the LLC Agreement, the Cross Easement Agreement, the Exempt Facilities Agreement, the Shared Facilities Agreement, the Tax Indemnity Agreement, the OP Guaranty and the Lessee Guaranty.

"Operator" shall mean DNE.

"Optional Modification" shall have the meaning specified in Section 8.2 of the Facility Lease.

"Original LLC Agreement" shall mean the Limited Liability Company Agreement, dated as of March 28, 2001, pursuant to which the Owner Lessor was created.

"Other Bill of Sale" shall mean the "Bill of Sale" as defined in the Other Participation Agreement.

"Other Company" shall mean Dynegy Danskammer, L.L.C.

"Other Deed" shall mean the "Deed" as defined in the Other Participation Agreement.

"Other Facility" shall mean the "Facility" as defined in the Other Participation Agreement.

"Other Facility Lease" shall mean the "Facility Lease" as defined in the Other Participation Agreement.

"Other Facility Lessee" shall mean the "Facility Lessee" as defined in the Other Participation Agreement.

"Other Facility Site" shall mean the "Facility Site" as defined in the Other Participation Agreement.

"Other Ground Interest" shall mean the "Ground Interest" as defined in Other Site Lease.

"Other Lease Indenture" shall mean the "Lease Indenture" as defined in the Other Participation Agreement.

"Other Lease Indenture Trustee" shall mean the "Lease Indenture Trustee" as defined in the Other Participation Agreement.

                                 APPENDIX - 23

"Other Lessor Manager" shall mean the "Lessor Manager" as defined in the Other Participation Agreement.

"Other Operative Documents" shall mean the "Operative Documents" as defined in the Other Participation Agreement.

"Other Owner Lessor" shall mean Danskammer OL LLC.

"Other Owner Participant" shall mean Danskammer OP LLC.

"Other Participation Agreement" shall mean the Participation Agreement entered into by, the Other Company, the Other Lessor Manager, the Other Owner Lessor, the Other Owner Participant, the Other Lease Indenture Trustee and the Pass Through Trustees, dated as of the Effective Date, pursuant to which the Other Company has agreed to (a) sell to the Other Owner Lessor and (b) lease from the Other Owner Lessor the Other Facility pursuant to the Other Facility Lease.

"Other Project" shall mean the "Project" as defined in the Other Participation Agreement.

"Other Retained Assets" shall mean the "Retained Assets" as defined in the Other Participation Agreement.

"Other Retained Sites" shall mean the "Retained Sites" as defined in the Other Participation Agreement.

"Other Site Lease" shall mean the "Site Lease" as defined in the Other Participation Agreement.

"Other Site Sublease" shall mean the "Site Sublease" as defined in the Other Participation Agreement.

"Other Transaction" shall mean the "Transaction" as defined in the Other Participation Agreement.

"Overall Transaction" shall mean a collective reference to the Transaction and the Other Transaction.

"Overdue Rate" shall mean the Lease Debt Rate plus 2%.

"Owner Lessor" shall mean Roseton OL LLC, a Delaware limited liability company.

"Owner Lessor's Account" shall mean the account No. 55068-0 maintained by the Owner Lessor with Wilmington Trust Company, ABA#031100092, Attention: Corporate Trust Administration or such other account of the Owner Lessor, as the Owner Lessor may from time to time specify in a notice to the Lease Indenture Trustee pursuant to Section 9.8 of the Lease Indenture.

                                 APPENDIX - 24

"Owner Lessor's Interest" shall mean the Owner Lessor's right, title and interest in and to the Facility under the Bill of Sale and the Deed and the Ground Interest under the Site Lease.

"Owner Lessor's Lien" shall mean any Lien on the Lessor Estate or any part thereof arising as a result of (a) Claims against or any act or omission of the Owner Lessor, the Trust Company or the Lessor Manager, or Affiliate thereof that is not related to, or that is in violation of, any Operative Document or the transactions contemplated thereby or that is in breach of any covenant or agreement of the Owner Lessor, the Trust Company or the Lessor Manager specified therein, (b) Taxes imposed upon the Owner Lessor, the Trust Company or the Lessor Manager, or any Affiliate thereof that are not indemnified against by the Company or the Owner Participant pursuant to any Operative Document, or (c) Claims against or affecting the Owner Lessor, the Trust Company or the Lessor Manager, or any Affiliate thereof arising out of the voluntary or involuntary transfer by the Owner Lessor, the Trust Company or the Lessor Manager of any portion of the interest of the Owner Lessor, the Trust Company or the Lessor Manager in the Owner Lessor's Interest, other than pursuant to the Operative Documents.

"Owner Participant" shall mean Roseton OP LLC, a Delaware limited liability company.

"Owner Participant's Account" shall mean the account No. 55068-1 maintained by the Owner Participant with Wilmington Trust Company, ABA#031100092, Attention:
Corporate Trust Administration or such other account of the Owner Participant, as the Owner Participant may from time to time specify in a notice to the Lease Indenture Trustee pursuant to Section 9.8 of the Lease Indenture.

"Owner Participant's Commitment" shall mean the Owner Participant's investment in the Owner Lessor contemplated by Section 2.1(a) of the Participation Agreement.

"Owner Participant's Lien" shall mean any Lien on the Lessor Estate or any part thereof arising as a result of (a) Claims against or any act or omission of the Owner Participant that is not related to, or that is in violation of, any Operative Document or the transactions contemplated thereby or that is in breach of any covenant or agreement of the Owner Participant set forth therein, (b) Taxes against the Owner Participant that are not indemnified against by the Company pursuant to the Operative Documents or (c) Claims against or affecting the Owner Participant arising out of the voluntary or involuntary transfer by the Owner Participant (except as contemplated or permitted by the Operative Documents) of any portion of the interest of the Owner Participant in the Member Interest.

"Owner Participant's Net Economic Return" shall mean the Owner Participant's anticipated (a) net after-tax yield, calculated according to the multiple investment sinking fund method of analysis, and (b) aggregate GAAP income and after-tax cash flow.

"Participation Agreement" shall mean the Participation Agreement, dated as of the Effective Date, among the Company, the Owner Lessor, Wilmington Trust Company, in its individual capacity and as Lessor Manager, the Owner Participant, and The Chase Manhattan Bank, as Lease Indenture Trustee and as Pass Through Trustees.

"Pass Through Trust Agreements" shall mean a collective reference to the Pass Through Trust Agreement ST and the Pass Through Trust Agreement LT.

                                 APPENDIX - 25

"Pass Through Trust Agreement LT" shall mean the Pass Through Trust Agreement, dated as of the Effective Date, between the Company, the Other Company and the Pass Through Trustee LT.

"Pass Through Trust Agreement ST" shall mean the Pass Through Trust Agreement, dated as of the Effective Date, between the Company, the Other Company and the Pass Through Trustee ST.

"Pass Through Trustee LT" shall mean The Chase Manhattan Bank, not in its individual capacity, but solely as Pass Through Trustee LT under the Pass Through Trust Agreement LT, and each other Person that may from time to time be acting as a Pass Through Trustee in accordance with the provisions of the Pass Through Trust Agreement LT.

"Pass Through Trustee ST" shall mean The Chase Manhattan Bank, not in its individual capacity, but solely as Pass Through Trustee ST under the Pass Through Trust Agreement ST, and each other Person that may from time to time be acting as a Pass Through Trustee in accordance with the provisions of the Pass Through Trust Agreement ST.

"Pass Through Trust LT" shall mean the Roseton-Danskammer 2001-Series B Pass Through Trust created pursuant to the Pass Through Trust Agreement LT.

"Pass Through Trust ST" shall mean the Roseton-Danskammer 2001-Series A Pass Through Trust created pursuant to the Pass Through Trust Agreement ST.

"Pass Through Trustees" shall mean a collective reference to the Pass Through Trustee ST and the Pass Through Trustee LT.

"Pass Through Trusts" shall mean a collective reference to the Pass Through Trust ST and the Pass Through Trust LT.

"Periodic Lease Rent" shall have the meaning specified in Section 3.2(a) of the Facility Lease.

"Permitted Encumbrances" shall mean all matters shown as exceptions on Schedule B to each of the Title Policies as in effect on the Closing Date.

"Permitted Instruments" shall mean (a) Permitted Securities, (b) overnight loans to or other customary overnight investments in commercial banks of the type referred to in clause (d) below, (c) open market commercial paper of any corporation (other than the Company, DHI or any Affiliate) incorporated under the laws of the United States or any State thereof which is rated not less than "prime-1" or its equivalent by Moody's and "A-1" or its equivalent by S&P maturing within one year after such investment, (d) certificates of deposit and issued by commercial banks organized under the laws of the United States or any State thereof or a domestic branch of a foreign bank (i) having a combined capital and surplus in excess of $500,000,000 and (ii) which are rated "AA" or better by S&P and "Aa2" or better by Moody's; provided that no more than $20,000,000 may be invested in such deposits at any one such bank and (e) a money market fund registered under the Investment Company Act of 1940, the portfolio of which is limited to Permitted Securities.

                                 APPENDIX - 26

"Permitted Liens" shall mean (a) the interests of the Company, the Owner Participant, the Owner Lessor, the Lessor Manager, the Lease Indenture Trustee, and the Pass Through Trustees under any of the Operative Documents, (b) all Owner Lessor's Liens, Owner Participant's Liens and Indenture Trustee's Liens,
(c) the reversionary interests of the Company in the Facility Site, (d) Liens permitted pursuant to Section 4.2 or 4.3 of the Site Lease, (e) Liens for (i) taxes not yet due and payable or (ii) taxes being contested in good faith, if adequate reserves for such taxes have been established and are being maintained in accordance with GAAP, (f) suppliers', vendors', workmen's, repairmen's, employee's, mechanics', materialmen's or other like Liens arising in the ordinary course of business for amounts the payment of which is either not yet delinquent or is being contested in good faith and the Lessee shall maintain reserves for the discharge of such Lien in accordance with GAAP and so long as such proceedings do not involve a material risk of the sale, forfeiture or loss of the Facility or the Ground Interest (or any material part of either thereof) or are bonded for the amount required under Applicable Law to release any such Lien, (g) pre-judgment Liens for claims against the Lessee which are contested in good faith and liens arising out of judgments or awards against the Lessee with respect to which an appeal or proceeding for review is being prosecuted in good faith and to which a stay of execution has been obtained pending such appeal or review and so long as such proceedings do not involve a material risk of the sale, forfeiture or loss of the Facility or the Ground Interest (or any material part of either thereof) or are bonded for the amount required under Applicable Law to release any such Lien, and (h) Permitted Encumbrances.

"Permitted Securities" shall mean securities (and security entitlements with respect thereto) that are (a) direct obligations of the United States of America or obligations guaranteed as to principal and interest by the full faith and credit of the United States of America, and (b) securities issued by agencies of the U.S. Federal government whether or not backed by the full faith and credit of the United States rated "AAA" and "Aaa", or better by S&P and Moody's, respectively, which, in either case under clauses (a) or (b) are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government obligation or a specific payment of interest on or principal of any such U.S. Government obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction in the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government obligation or the specific payment of interest on or principal of the U.S. Government obligation evidenced by such depository receipt.

"Person" shall mean any individual, corporation, cooperative, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

"Plan" shall mean any "employee benefit plan" (as defined in Section 3(3) of ERISA) that is subject to ERISA, any "plan" (as defined in Section 4975(e)(1) of the Code) that is subject to Section 4975 of the Code, any trust created under any such plan or any "governmental plan" (as defined in Section 3(32) of ERISA or Section 414(d) of the Code) that is organized in a jurisdiction having prohibitions on transactions with government plans similar to those contained in
Section 406 of ERISA or Section 4975 of the Code.

                                 APPENDIX - 27

"Predetermined Ground Rent Expiration Date" shall have the meaning specified in
Section 3.1(a) of the Site Lease.

"Pricing Assumptions" shall mean the "Pricing Assumptions" attached as Schedule 2 to the Participation Agreement.

"Principal Property" shall mean any natural gas, natural gas liquids or crude oil pipeline, distribution system, gathering system, storage facility or processing plant, except any such property that in the opinion of the Board of Directors of DHI is not of material importance to the business conducted by DHI and its consolidated subsidiaries taken as a whole.

"Principal Subsidiary" shall mean any subsidiary of DHI that owns a Principal Property.

"Proceeds" shall mean the proceeds from the sale of the Certificates by the Pass Through Trusts to the Certificateholders on the Closing Date.

"Project" shall mean the two unit, electric generating project located in Newburgh, New York, consisting of the Facility, the Retained Assets, and all other equipment or facilities required for the generation of electricity at the Facility and the Facility Site.

"Proportional Rent" shall have the meaning set forth in Section 3.2(c) of the Facility Lease.

"Prudent Industry Practice" shall mean, at a particular time, either (a) any of the practices, methods and acts engaged in or approved by a significant portion of the competitive electric generating industry operating in the eastern United States at such time, or (b) with respect to any matter to which the practices referred to in clause (a) do not apply, any of the practices, methods and acts that, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good competitive electric generation business practices, reliability, safety and expedition. "Prudent Industry Practice" is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be a spectrum of possible practices, methods or acts having due regard for, among other things, manufacturers' warranties, the requirements of insurance policies and the requirements of governmental bodies of competent jurisdiction.

"Purchase Price" shall mean the purchase price of the Facility in the amount of $620,000,000.

"Qualifying Cash Bid" shall have the meaning specified in Section 13.2 of the Facility Lease.

"Railroad Tracks" shall have the meaning specified in Section 2.1 of the Site Lease.

"Rating Agencies" shall mean S&P and Moody's or, if at the time the rating of either such Rating Agency is required such Rating Agency no longer provides the relevant rating (other than as a result of the rated Person choosing not to have such rating), such other rating agency of national recognition selected by the Facility Lessee.

"Reasonable Basis" for a position shall exist if tax counsel may properly advise reporting such position on a tax return in accordance with Formal Opinion 85-352 issued by the Standing

                                 APPENDIX - 28

Committee on Ethics and Professional Responsibility of the American Bar Association (or any successor to such opinion).

"Rebuilding Closing Date" shall have the meaning specified in Section 10.3(d) of the Facility Lease.

"Redemption Date" shall mean, when used with respect to any Note to be redeemed, the date fixed for such redemption by or pursuant to the Lease Indenture or the respective Note, which date shall be a Termination Date.

"Registration Rights Agreement" shall mean the Registration Rights Agreement, dated as of the Effective Date, among DHI, the Company, the Other Company and the Initial Purchasers.

"Regulatory Event of Loss" shall have the meaning specified in clause (d) of the definition of "Event of Loss."

"Related Party" shall mean, with respect to any Person or its successors and assigns, an Affiliate of such Person or its successors and assigns and any director, officer, servant, employee or agent of that Person or any such Affiliate or their respective successors and assigns; provided that the Lessor Manager and the Owner Lessor shall not be treated as Related Parties to each other and neither the Owner Lessor nor the Lessor Manager shall be treated as a Related Party to any Owner Participant except that the Owner Lessor will be treated as a Related Party to a Lessor Manager to the extent that the Lessor Manager acts at the written direction or with the written consent of such Owner Lessor and an Owner Lessor or Lessor Manager shall be treated as a Related Party to the Owner Participant to the extent that the Owner Lessor or Lessor Manager acts at the written direction or with the written consent of the Owner Participant.

"Released Property" shall have the meaning specified in Section 4.2 of the Site Lease.

"Released Unit Ground Interest Portion" shall have the meaning specified in
Section 2.8(b) of the Site Lease.

"Removable Modification" shall have the meaning specified in Section 8.3 of the Facility Lease.

"Renewal Lease Rent" shall mean the lease rent payable during any Wintergreen Renewal Lease Term or FMV Renewal Lease Term, in each case as determined in accordance with Section 15.4 of the Facility Lease.

"Renewal Lease Term" shall mean any Wintergreen Renewal Lease Term or any FMV Renewal Lease Term.

"Renewal Site Lease Term" shall have the meaning specified in Section 2.3(d) of the Site Lease.

"Renewal Site Sublease Term" shall have the meaning specified in Section 2.3 of the Site Sublease.

                                 APPENDIX - 29

"Rent" shall mean Periodic Lease Rent, Renewal Lease Rent and Supplemental Lease Rent.

"Rent Payment Date" shall mean each May 8 and November 8, commencing November 8, 2001, to and including February 8, 2035.

"Rent Payment Period" shall mean each period identified under the column heading "Rent Payment Period" on Schedule 2-A of the Facility Lease.

"Replacement Component" shall have the meaning specified in Section 7.2 of the Facility Lease.

"Required Modification" shall have the meaning specified in Section 8.1 of the Facility Lease.

"Requisition" shall have the meaning specified in clause (c) of the definition of "Event of Loss."

"Responsible Officer" shall mean, with respect to any Person, (a) its Chairman of the Board, its President, any Senior Vice President, the Chief Financial Officer, any Vice President, the Treasurer or any other management employee (i) that has the power to take the action in question and has been authorized, directly or indirectly, by the Board of Directors (or equivalent body) of such Person, (ii) working under the direct supervision of such Chairman of the Board, President, Senior Vice President, Chief Financial Officer, Vice President or Treasurer, and (iii) whose responsibilities include the administration of the transactions and agreements contemplated by the Operative Documents, and (b) with respect to the Lessor Manager, the Lease Indenture Trustee and the Pass Through Trustees, an officer in their respective corporate trust administration departments.

"Retained Assets" shall mean a collective reference to each of the assets being retained by the Company, as more fully described on Exhibit C to the Deed.

"Retained Oil Pipeline" shall mean the oil pipeline between the fuel oil pump house located on the Facility Site and the Dock Facilities.

"Retained Power and Control Lines" shall mean (i) the two overhead 345 kV power lines extending from the Facility to Central Hudson's switchyard, (ii) the four 345 kV electric transmission structures used to support such power lines, and
(iii) all cables, conduit and duct systems containing control signal and power service cables from Central Hudson's switchyard to the Facility; for the avoidance of doubt, the Retained Power and Control Lines shall not include the High-Voltage Electrical Equipment.

"Retained Power and Control Lines Site" shall mean the parcels of real property described on Exhibit C to the Site Lease.

"Retained Sites" shall mean, collectively, (i) Parcel 1C, (ii) Parcel 2, (iii) Parcel 2A, (iv) Parcel 5, (v) the Additional Facility Site, which parcels are described as the Retained Sites in Exhibits B and D to the Site Lease and Exhibits B and D to the Site Sublease, and (vi) from and after the date that any parcel or parcels shall have been released from the Facility Site pursuant to

                                 APPENDIX - 30

Section 4.2 of the Site Lease and Section 4.2 of the Site Sublease, such released parcels, and, in each case, all rights of way, easements, permits and other appurtenances to such land.

"Returned Unit" shall have the meaning specified in Section 4.3(a)(i) of the Site Lease.

"Revenue Bonds" shall have the meaning specified in the Exempt Facilities Agreement.

"Revenues" shall have the meaning specified in the Granting Clause of the Lease Indenture.

"Roseton Facility" shall have the meaning specified in the Cross Easement Agreement.

"S&P" shall mean Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc.

"Scheduled Closing Date" shall mean May 8, 2001, or any date set for the Closing in a notice of postponement pursuant to Section 2.3(a) of the Participation Agreement.

"Scheduled Lease Expiration Date" shall mean February 8, 2035.

"Scheduled Payment Date" shall mean a Rent Payment Date.

"SEC" means the Securities and Exchange Commission, as from time to time constituted, created under the Securities Exchange Act of 1934, or, if at any time after the execution of this instrument such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

"Second Wintergreen Renewal Lease Term" shall have the meaning specified in
Section 15.2 of the Facility Lease.

"Section 467 Interest" shall mean and include the Lessor Section 467 Interest and the Lessee Section 467 Interest.

"Section 467 Loan" shall mean any loan arising under and pursuant to Section 467 of the Code in connection with the Facility Lease.

"Section 467 Loan Balance" shall mean an amount equal to the product of the Purchase Price multiplied by the percentage set forth under the caption "Section 467 Loan Balance Percentage" on Schedule 1-A of the Facility Lease. If the percentage set forth under such caption is positive, the Section 467 Loan Balance shall constitute a loan made by the Facility Lessee to the Owner Lessor ("Lessor Section 467 Loan Balance") and, if such percentage is in parentheses,
  -------------------------------
shall constitute a loan made by the Owner Lessor to the Facility Lessee ("Lessee
                                                                          ------
Section 467 Loan Balance").
------------------------

"Secured Indebtedness" shall have the meaning specified in Section 1(b) of the Lease Indenture.

"Securities Act" shall mean the Securities Act of 1933.

"Security" shall have the same meaning as in Section 2(1) of the Securities Act.

                                 APPENDIX - 31

"Severable Modification" shall mean any Modification that can be removed without causing material damage to the Facility that cannot be readily repaired.

"Shared Facilities" shall have the meaning specified in the Shared Facilities Agreement.

"Shared Facilities Agreement" shall mean the Shared Facilities Agreement, dated as of the Closing Date, between the Company and the Owner Lessor.

"Significant Indenture Default" shall mean a failure by the Owner Lessor to make any payment of principal or interest on the Lessor Notes after the same shall have become due and payable.

"Significant Lease Default" shall mean any of: (a) if the Company shall fail to make any payment of Periodic Lease Rent, Renewal Lease Rent, or Termination Value after the same shall have become due and payable, (b) if the Company shall fail to make any payment under the Operative Documents (other than Excepted Payments, unless the Owner Participant shall have declared a default with respect thereto) in excess of $250,000, except to the extent such amounts are in dispute in good faith and have not been established to be due and payable, and
(c) any event or circumstance that is, or with the passage of time or the giving of notice would become, a "Lease Event of Default" under clauses (g), (i) or
(j) of Section 16 of the Facility Lease.

"Site Lease" shall mean the Site Lease Agreement, dated as of the Closing Date, between the Company and the Owner Lessor, substantially in the form of Exhibit D-1 to the Participation Agreement duly completed, executed and delivered on the Closing Date pursuant to which the Company will lease the Ground Interest to the Owner Lessor.

"Site Lease Term" shall have the meaning specified in Section 2.3(d) of the Site Lease.

"Site Sublease" shall mean the Site Sublease Agreement, dated as of the Closing Date, between the Company and the Owner Lessor, substantially in the form of Exhibit D-2 to the Participation Agreement duly completed, executed and delivered on the Closing Date pursuant to which the Company will sublease the Ground Interest from the Owner Lessor.

"Site Sublease Term" shall have the meaning specified in Section 2.3 of the Site Sublease.

"Special Lessee Transfer" shall have the meaning specified in Section 13.1(a) of the Participation Agreement.

"Special Lessee Transfer Amount" shall mean for any date, the amount determined as follows:

     (a) the Equity Portion of Termination Value under the Facility Lease on the applicable Termination Date; plus

     (b) in the case of a termination pursuant to Section 13.1 of the Facility Lease, the amount, if any, by which the Qualifying Cash Bid exceeds Termination Value on the applicable Termination Date; plus

                                 APPENDIX - 32

     (c) any unpaid amount in respect of the Equity Portion of Periodic Lease Rent or Renewal Lease Rent due before the date of such determination.

"Special Lessee Transfer Event" shall have the meaning specified in Section 13.1(a) of the Participation Agreement.

"Subdivision" shall have the meaning specified in Section 4.6 of the Site Lease.

"Supplemental Financing" shall have the meaning specified in Section 11.1 of the Participation Agreement.

"Supplemental Lease Rent" shall mean any and all amounts, liabilities and obligations (other than Periodic Lease Rent and Renewal Lease Rent) that the Company assumes or agrees to pay under the Operative Documents (whether or not identified as "Supplemental Lease Rent") to the Owner Lessor or any other Person, including Termination Value.

"Survey" shall mean the survey prepared by Hayward and Pahan Associates, Job No. 11866-01, dated as of April 4, 2001, and certified as of May 4, 2001.

"Tax" or "Taxes" shall mean all fees, taxes (including income, receipts, capital, excise and sales taxes, use taxes, stamp taxes, value-added taxes, ad valorem taxes and property taxes (personal and real, tangible and intangible), levies, assessments, withholdings and other charges and impositions of any nature, plus all related interest, penalties, fines and additions to tax, now or hereafter imposed by any federal, state, local or foreign government or other taxing authority.

"Tax Advance" shall have the meaning specified in Section 9.2(g)(iii)(5) of the Participation Agreement.

"Tax Assumptions" shall mean the items described in Section 1 of the Tax Indemnity Agreement.

"Tax Benefit" shall have the meaning specified in Section 9.2(e) of the Participation Agreement.

"Tax Claim" shall have the meaning specified in Section 9.2(g)(i) of the Participation Agreement.

"Tax Event" shall mean any event or transaction treated, for Federal income tax purposes, as a taxable sale or exchange of the Lessor Notes.

"Tax Indemnitee" shall have the meaning specified in Section 9.2(a) of the Participation Agreement.

"Tax Indemnity Agreement" shall mean the Tax Indemnity Agreement, dated as of the Closing Date, between the Company, the Equity Investor, PSEGR Newburgh Holdings LLC, the Owner Participant and the Owner Lessor.

                                 APPENDIX - 33

"Tax Law Change" shall have the meaning specified in Section 12.2(a)(iii) of the Participation Agreement.

"Tax Loss" shall have the meaning specified in Section 5(a) of the Tax Indemnity Agreement.

"Tax Representation" shall mean each of the items described in Section 4 of the Tax Indemnity Agreement.

"Termination Date" shall mean each of the monthly dates during the Facility Lease Term identified as a "Termination Date" on Schedule 3-A of the Facility Lease.

"Termination Value" for any Termination Date shall mean (x) with respect to the Facility, an amount equal to the product of the Purchase Price and the percentage set forth under the heading "Termination Value Percentage" on
Schedule 3-A of the Facility Lease for such Termination Date and (y) with respect to any Unit, an amount equal to the product of (i) the Unit Percentage for such Unit, multiplied by (ii) the Purchase Price multiplied by (iii) and the percentage set forth under the heading "Termination Value Percentage" on
Schedule 3-A of the Facility Lease for such Termination Date.

"Title Policies" shall mean each of the title policies issued on the Closing Date to the Owner Lessor and the Lease Indenture Trustee relating to the Transaction.

"Tranche" shall mean all Lessor Notes with the same maturity date.

"Transaction" shall mean, collectively, each of the transactions contemplated under the Participation Agreement and of the other Operative Documents.

"Transaction Cost Deductions" shall have the meaning set forth in Section 1(b) of the Tax Indemnity Agreement.

"Transaction Costs" shall mean the following costs to the extent substantiated or otherwise supported in reasonable detail:

     (a) the cost of reproducing and printing the Operative Documents and the Offering Circular and all costs and fees, including filing and recording fees and recording, transfer, mortgage, intangible and similar taxes in connection with the execution, delivery, filing and recording of the Deed, the Memorandum of Lease, the Site Lease, the Site Sublease, the Lease Indenture and any other Operative Document, and any other document required to be filed or recorded pursuant to the provisions hereof or of any other Operative Document and any Uniform Commercial Code filing fees in respect of the perfection of any security interests created by any of the Operative Documents or as otherwise reasonably required by the Owner Lessor or the Lease Indenture Trustee;

     (b) the reasonable fees and expenses of Dewey Ballantine LLP, counsel to the Owner Participant, for services rendered in connection with the negotiation, execution and delivery of the Participation Agreement and the other Operative Documents;

                                 APPENDIX - 34

     (c) the reasonable fees and expenses of Orrick, Herrington & Sutcliffe LLP, counsel to the Company and DHI, for services rendered in connection with the negotiation, execution and delivery of the Participation Agreement and the other Operative Documents;

     (d) the reasonable fees and expenses of Brunenkant & Haskell, LLP special regulatory counsel to the Company, for services rendered in connection with the negotiation, execution and delivery of the Participation Agreement and the other Operative Documents;

     (e) the reasonable fees and expenses of Morris, James, Hitchens & Williams LLP, counsel for the Owner Lessor, the Lessor Manager, and the Trust Company for services rendered in connection with the negotiation, execution and delivery of the Participation Agreement and the other Operative Documents;

     (f) the reasonable fees and expenses of Simpson Thacher & Bartlett, counsel to the Initial Purchasers, for services rendered in connection with the negotiation, execution and delivery of the Participation Agreement and the other Operative Documents, and the Certificate Purchase Agreement;

     (g) the reasonable fees and expenses of Kelley Drye & Warren LLP, counsel for the Lease Indenture Trustee, and the Pass Through Trustees, for services rendered in connection with the negotiation, execution and delivery of the Participation Agreement and the other Operative Documents;

     (h) the fees and expenses of the Advisor to Lessee, for services rendered in connection with the transactions contemplated by the Participation Agreement;

     (i) the underwriting discounts and commissions payable to, and reasonable out-of-pocket expenses of, the Initial Purchasers;

     (j) the reasonable fees and expenses of the Accountants for services rendered in connection with the Transaction;

     (k) the reasonable out-of-pocket expenses of the Owner Participant and the Owner Lessor (excluding any fees or compensation to its advisors, but including reasonable out-of-pocket expenses of Cornerstone Financial Advisors Limited Partnership not to exceed $50,000);

     (l) the initial fees and expenses of the Lessor Manager, the Lease Indenture Trustee and the Pass Through Trustees in connection with the execution and delivery of the Participation Agreement and the other Operative Documents to which either one is or will be a party;

     (m) the fees and expenses of the Appraiser, for services rendered in connection with delivering the Closing Appraisal required by the Participation Agreement;

     (n) the fees and expenses of the Engineering Consultant, for services rendered in connection with delivering the Engineering Report required by the Participation Agreement;

     (o)  the fees and expenses of the Insurance Consultant;

                                 APPENDIX - 35

     (p) the fees and expenses of the Environmental Consultant for services rendered in connection with delivering the Environmental Report required by the Participation Agreement;

     (q) the fees and expenses of the Rating Agencies in connection with the rating of DHI and the Lease Debt; and

     (r) the premiums and any other fees and expenses relating to the Title Policies.

Notwithstanding the foregoing, Transaction Costs shall not include internal costs and expenses such as salaries and overhead of whatsoever kind or nature nor costs incurred by the parties to the Participation Agreement pursuant to arrangements with third parties for services (other than those expressly referred to above), such as computer time procurement (other than out-of-pocket expenses of the Owner Participant), financial analysis and consulting, advisory services, and costs of a similar nature.

"Transaction Party(ies)" shall mean, individually or collectively as the context may require, all or any of the parties to the Operative Documents.

"Treasury Regulations" shall mean regulations, including temporary regulations, promulgated or proposed under the Code.

"Trust Company" shall mean the Wilmington Trust Company.

"Trust Indenture Act" means the Trust Indenture Act of 1939 as in force at the date as of which this instrument was executed except as provided in Section 905; provided, however, that in the event the Trust Indenture Act of 1939 is amended after such date, "Trust Indenture Act" means, to the extent required by any such amendment, the Trust Indenture Act of 1939 as so amended.

"Uniform Commercial Code" or "UCC" shall mean the Uniform Commercial Code as in effect in the State of New York.

"Unit" shall mean, as the context may require, either Unit 1 or Unit 2, as the case may be.

"Unit 1" shall mean Roseton Unit No. 1, a 600 MW (net), steam electric generating unit located on the Facility Site in Newburgh, New York, and consisting, in part, of the assets described in Exhibit A to the Bill of Sale and Exhibit B to the Deed.

"Unit 2" shall mean Roseton Unit No. 2, a 600 MW (net), steam electric generating unit located on the Facility Site in Newburgh, New York, and consisting, in part, of the assets described in Exhibit A to the Bill of Sale and Exhibit B to the Deed.

"Unit Percentage" shall mean (i) with respect to Unit 1, 50%, and (ii) with respect to Unit 2, 50%, as adjusted pursuant to Section 11.1 of the Participation Agreement.

"Unit Purchase Price" shall mean, with respect to any Unit, the product of the Purchase Price and the Unit Percentage for such Unit.

                                 APPENDIX - 36

"Unit Principal Portion" shall mean, in connection with the prepayment of any Lessor Note in connection with a termination of the Facility Lease with respect to a Unit, an amount equal to the product of (x) the outstanding principal of such Lessor Note and (y) the Unit Percentage for such Unit.

"Units" shall mean, collectively, Unit 1 and Unit 2.

"Units 1 and 2" shall mean, collectively, Unit 1 and Unit 2.

"U.S. Government Obligations" shall mean securities that are (a) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under clauses (a) or (b) are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction in the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

"Verifier" shall have the meaning specified in Section 3.4(e) of the Facility Lease.

"Wilmington" shall have the meaning specified in Section 13.11 of the Site
Lease.

"Wintergreen Renewal Lease Terms" shall have the meaning specified in Section
15.2 of the Facility Lease.

                                 APPENDIX - 37

                                     INDEX
                                     -----

Access..................................................................    4
Actual Knowledge........................................................    4
Additional Certificates.................................................    4
Additional Equity Investment............................................    4
Additional Facility.....................................................    4
Additional Facility Sites...............................................    4
Additional Insured Parties..............................................    4
Additional Interest.....................................................    4
Additional Lessor Notes.................................................    4
Additional Owner........................................................    4
Additional Rental Amount................................................    5
Advisor to the Facility Lessee..........................................    5
Affiliate...............................................................    5
After-Tax Basis.........................................................    5
Allocated Rent..........................................................    5
Alternate Rent Schedule.................................................    5
Alternative Rent........................................................    5
Alternative Termination Value Schedule..................................    5
Applicable Law..........................................................    5
Applicable Rate.........................................................    6
Appraisal Procedure.....................................................    6
Appraiser...............................................................    6
APSA Assets.............................................................    6
APSA Seller.............................................................    7
Asset Purchase and Sale Agreements......................................    6
Assigned Documents......................................................    7
Assignment and Assumption Agreement.....................................    7
Assignment and Reassignment of Collective Bargaining Agreement..........    7
Assignment and Reassignment of Facility Agreements......................    7
Assumed Deductions......................................................    7
Assumed Tax Rate........................................................    7
Authorized Agent........................................................    7
Bankruptcy Code.........................................................    7
Basic Lease Term........................................................    7
Basic Site Lease Term...................................................    7
Basic Site Sublease Term................................................    7
Bill(s) of Sale.........................................................    7
Burdensome Termination Event............................................    8
Business Day............................................................    8
Central Hudson..........................................................    8
Certificate Purchase Agreement..........................................    8
Certificateholders......................................................    8
Certificates............................................................    8
Certificates Register...................................................    8
CH Retained Power and Control Lines Easement............................    8
Claim...................................................................    8
Closing.................................................................    8
Closing Appraisal.......................................................    8
Closing Date............................................................    9
Code....................................................................    9
Collective Bargaining Agreement.........................................    9
Company.................................................................    9
Competitor..............................................................    9
Component...............................................................    9
Corporate Trust Office..................................................    9
Cross Easement Agreement................................................    9
Cross Easement Rights...................................................   10
Danskammer Facility.....................................................   10
Debt Portion of Rent....................................................   10
Debt Portion of Termination Value.......................................   10
Deduction Loss..........................................................   10
Deed....................................................................   10
Depreciation Deduction..................................................   10
DHI.....................................................................   10
Discount Rate...........................................................   10
DNE.....................................................................   10
Dock Facilities.........................................................   10
Dock Facility Site......................................................   10
Dollars\ or the sign "$"................................................   10
DTC.....................................................................   10
Dynegy..................................................................   10
Effective Date..........................................................   11
Effective Rate..........................................................   11
Enforcement Notice......................................................   11
Engineering Consultant..................................................   11
Engineering Report......................................................   11
Environmental Condition.................................................   11
Environmental Consultant................................................   11
Environmental Laws......................................................   11
Environmental Report....................................................   11
Equity Investment.......................................................   11
Equity Investor.........................................................   11
Equity Investor Parent..................................................   11
Equity Portion of Periodic Lease Rent...................................   11
Equity Portion of Termination Value.....................................   12
ERISA...................................................................   12
Event of Default........................................................   12
Event of Loss...........................................................   12
EWG.....................................................................   13
Excepted Payments.......................................................   13

                                     INDEX
                                     -----
                                  (Continued)

Excepted Rights.........................................................     13
Excess Amount...........................................................     13
Exchange Act............................................................     13
Excluded Property.......................................................     14
Excluded Taxes..........................................................     14
Exempt Facilities.......................................................     14
Exempt Facilities Agreement.............................................     14
Expiration Date.........................................................     14
Extended Marketing Period...............................................     14
Facility................................................................     14
Facility Agreements.....................................................     14
Facility Lease..........................................................     14
Facility Lease Term.....................................................     14
Facility Lessee.........................................................     14
Facility Lessee's Interest..............................................     14
Facility Site...........................................................     14
Fair Market Rental Value................................................     14
Fair Market Sales Value.................................................     14
Federal Power Act.......................................................     15
FERC....................................................................     15
FERC EWG (Lessee) Order.................................................     15
FERC EWG (Owner Lessor) Application.....................................     15
FERC Orders.............................................................     15
FERC Section 203 Order..................................................     15
FERC Section 205 Order..................................................     16
FERC Waiver Order.......................................................     16
Final Determination.....................................................     16
First Wintergreen Renewal Lease Term....................................     16
FMV Renewal Lease Term..................................................     16
GAAP....................................................................     16
Governmental Entity.....................................................     16
Ground Interest.........................................................     16
Ground Lessee...........................................................     16
Ground Lessor...........................................................     16
Ground Lessor's Release Rights..........................................     16
Ground Rent Adjustment Date.............................................     16
Ground Sublessee........................................................     16
Ground Sublessor........................................................     16
Guarantor Transferee....................................................     17
Hazardous Substance.....................................................     17
High-Voltage Electrical Equipment.......................................     17
Holding Company Act.....................................................     17
Illiquidity Event.......................................................     17
Inclusion Loss..........................................................     17
Indemnitee..............................................................     17
Indenture Default.......................................................     17
Indenture Estate........................................................     17
Indenture Trustee's Liens...............................................     17
Independent Appraiser...................................................     17
Initial Purchasers......................................................     18
Insurance Consultant....................................................     18
Interconnection Agreement...............................................     18
Interest Deductions.....................................................  5, 18
IRS.....................................................................     18
Lease Bankruptcy or Payment Default.....................................     18
Lease Debt..............................................................     18
Lease Debt Rate.........................................................     18
Lease Event of Default..................................................     18
Lease Indenture.........................................................     18
Lease Indenture Bankruptcy Default......................................     18
Lease Indenture Event of Default........................................     18
Lease Indenture Payment Default.........................................     18
Lease Indenture Trustee.................................................     18
Lease Indenture Trustee Office..........................................     19
Lease Indenture Trustee's Account.......................................     19
Lessee Action...........................................................     19
Lessee Guarantor........................................................     19
Lessee Guaranty.........................................................     19
Lessee Person...........................................................     19
Lessee Section 467 Interest.............................................     19
Lessee Section 467 Loan Balance.........................................     19
Lessee Transferee.......................................................     19
Lessor Estate...........................................................     19
Lessor Manager..........................................................     20
Lessor Note LT..........................................................     20
Lessor Note ST..........................................................     20
Lessor Notes............................................................     20
Lessor Possession Date..................................................     20
Lessor Section 467 Interest.............................................     20
Lessor Section 467 Loan Balance.........................................     20
Lien....................................................................     20
List of Competitors.....................................................     20
LLC Agreement...........................................................     20
Loans...................................................................     20
MACRS...................................................................     20
Majority in Interest of Noteholders.....................................     20
Make Whole Premium......................................................     21
Material Adverse Effect.................................................     21
Material Adverse Tax Law Change.........................................     21
Maximum Probable Loss...................................................     21
Member Interest.........................................................     21
Memorandum of Lease.....................................................     21
Minimum Credit Standard.................................................     21
Modification............................................................     22
Moody's.................................................................     22
Nonseverable Modifications..............................................     22
Note Register...........................................................     22
Noteholder..............................................................     22
Notes...................................................................     22
NYPSC Section 69 Order..................................................     22
Obsolescence Termination Date...........................................     22
Offering Circular.......................................................     22
Officer's Certificate...................................................     22
OP Guarantor............................................................     22
OP Guaranty.............................................................     22
OP LLC Agreement........................................................     22

                                     INDEX
                                     -----
                                  (Continued)

OP Member...............................................................  23
OP Member Interest......................................................  23
OP Transferee...........................................................  23
Operative Documents.....................................................  23
Operator................................................................  23
Optional Modification...................................................  23
Original LLC Agreement..................................................  23
Other Bill of Sale......................................................  23
Other Company...........................................................  23
Other Deeds.............................................................  23
Other Facility..........................................................  23
Other Facility Lease....................................................  23
Other Facility Lessee...................................................  23
Other Facility Site.....................................................  23
Other Ground Interest...................................................  23
Other Lease Indenture...................................................  23
Other Lease Indenture Trustee...........................................  23
Other Lease Transaction.................................................  24
Other Lessor Manager....................................................  24
Other Operative Documents...............................................  24
Other Owner Lessor......................................................  24
Other Owner Participant.................................................  24
Other Participation Agreement...........................................  24
Other Project...........................................................  24
Other Retained Assets...................................................  24
Other Retained Sites....................................................  24
Other Site Lease........................................................  24
Other Site Sublease.....................................................  24
Overall Transaction.....................................................  24
Overdue Rate............................................................  24
Owner Lessor............................................................  24
Owner Lessor's Account..................................................  24
Owner Lessor's Interest.................................................  25
Owner Lessor's Lien.....................................................  25
Owner Participant.......................................................  25
Owner Participant's Account.............................................  25
Owner Participant's Commitment..........................................  25
Owner Participant's Lien................................................  25
Owner Participant's Net Economic Return.................................  25
Participation Agreement.................................................  25
Pass Through Trust Agreement............................................  25
Pass Through Trust Agreement LT.........................................  26
Pass Through Trust Agreement ST.........................................  26
Pass Through Trust LT...................................................  26
Pass Through Trust ST...................................................  26
Pass Through Trustee LT.................................................  26
Pass Through Trustee ST.................................................  26
Pass Through Trustees...................................................  26
Pass Through Trusts.....................................................  26
Periodic Lease Rent.....................................................  26
Permitted Encumbrances..................................................  26
Permitted Instruments...................................................  26
Permitted Liens.........................................................  27
Permitted Securities....................................................  27
Person..................................................................  27
Plan....................................................................  27
Predetermined Ground Rent Expiration Date...............................  28
Pricing Assumptions.....................................................  28
Principal Property......................................................  28
Principal Subsidiary....................................................  28
Proceeds................................................................  28
Project.................................................................  28
Proportional Rent.......................................................  28
Prudent Industry Practice...............................................  28
Purchase Price..........................................................  28
Qualifying Cash Bid.....................................................  28
Railroad Tracks.........................................................  28
Rating Agencies.........................................................  28
Reasonable Basis........................................................  28
Rebuilding Closing Date.................................................  29
Redemption Date.........................................................  29
Registration Rights Agreement...........................................  29
Regulatory Event of Loss................................................  29
Related Party...........................................................  29
Released Property.......................................................  29
Released Unit Ground Interest Portion...................................  29
Removal Modification....................................................  29
Renewal Lease Rent......................................................  29
Renewal Lease Term......................................................  29
Renewal Site Lease Term.................................................  29
Renewal Site Sublease Term..............................................  29
Rent....................................................................  30
Rent Payment Date.......................................................  30
Rent Payment Period.....................................................  30
Replacement Component...................................................  30
Required Modification...................................................  30
Requisition.............................................................  30
Responsible Officer.....................................................  30
Retained Assets.........................................................  30
Retained Oil Pipeline...................................................  30
Retained Power and Control Lines........................................  30
Retained Power and Control Lines Site...................................  30
Retained Sites..........................................................  30
Returned Unit...........................................................  31
Revenue Bonds...........................................................  31
Revenues................................................................  31
Roseton Facility........................................................  31
S&P.....................................................................  31
Scheduled Closing Date..................................................  31
Scheduled Lease Expiration Date.........................................  31
Scheduled Payment Date..................................................  31
SEC.....................................................................  31
Second Wintergreen Renewal Lease Term...................................  31
Section 467 Interest....................................................  31
Section 467 Loan Balance................................................  31
Secured Indebtedness....................................................  31

                                     INDEX
                                     -----
                                  (Continued)

Securities Act..........................................................  31
Security................................................................  31
Severable Modification..................................................  32
Shared Facilities.......................................................  32
Shared Facilities Agreement.............................................  32
Significant Indenture Default...........................................  32
Significant Lease Default...............................................  32
Site Lease..............................................................  32
Site Lease Term.........................................................  32
Site Sublease...........................................................  32
Site Sublease Term......................................................  32
Special Lessee Transfer.................................................  32
Special Lessee Transfer Amount..........................................  32
Special Lessee Transfer Event...........................................  33
Subdivision.............................................................  33
Supplemental Financing..................................................  33
Supplemental Lease Rent.................................................  33
Survey..................................................................  33
Tax.....................................................................  33
Tax Advance.............................................................  33
Tax Assumptions.........................................................  33
Tax Benefit.............................................................  33
Tax Claim...............................................................  33
Tax Event...............................................................  33
Tax Indemnitee..........................................................  33
Tax Indemnity Agreement.................................................  33
Tax Law Change..........................................................  34
Tax Loss................................................................  34
Tax Representation......................................................  34
Taxes...................................................................  33
Termination Date........................................................  34
Termination Value.......................................................  34
Title Policies..........................................................  34
Tranche.................................................................  34
Transaction.............................................................  34
Transaction Cost Deductions.............................................  34
Transaction Costs.......................................................  34
Transaction Party(ies)..................................................  36
Treasury Regulations....................................................  36
Trust Company...........................................................  36
Trust Indenture Act.....................................................  36
U.S. Government Obligations.............................................  37
UCC.....................................................................  36
Uniform Commercial Code.................................................  36
Unit....................................................................  36
Unit 1..................................................................  36
Unit 2..................................................................  36
Unit Principal Portion..................................................  37
Unit Purchase Price.....................................................  36
Units...................................................................  37
Units 1 and 2...........................................................  37
Verifier................................................................  37
Wilmington..............................................................  37
Wintergreen Renewal Lease Term..........................................  37

                                                                     EXHIBIT C-2
                                                                              to
                                                                   Participation
                                                                       Agreement
                                                                       ---------

                                    Form of
                              Memorandum of Lease
                              -------------------

                                                                  Execution Copy


================================================================================

                              Memorandum of Lease


                            Dated as of May 8, 2001


                                    between

                                 Roseton OL LLC

                                as Owner Lessor

                                      and

                             Dynegy Roseton, L.L.C.

                               as Facility Lessee

                             Roseton UNITS 1 and 2


================================================================================

                           WHEN RECORDED, RETURN TO:

                           Christopher J. Moore, Esq.
                           Orrick, Herrington & Sutcliffe LLP
                           666 Fifth Avenue, 2nd Floor
                           New York, New York 10103

                              Memorandum of Lease

     This MEMORANDUM OF LEASE  (this "Memorandum"), dated as of May 8, 2001
                                      ----------
between ROSETON OL LLC, a Delaware limited liability company (the "Owner
                                                                   -----
Lessor"), and DYNEGY ROSETON, L.L.C. a Delaware limited liability company (the
------
"Facility Lessee").
 ---------------

     WHEREAS, pursuant to the Participation Agreement, Bill of Sale and Deed, the Owner Lessor has purchased the Facility from the Facility Lessee;

     WHEREAS, the Owner Lessor has entered into a Facility Lease Agreement dated as of the date hereof with the Facility Lessee pursuant to which the Facility Lessee has leased from the Owner Lessor the Facility for a term of years (the "Facility Lease");
 --------------

     WHEREAS, the Facility is more particularly described on Exhibit A attached
                                                             ---------
hereto and made a part hereof;

     WHEREAS, the Facility Lessee has leased the Facility Site to the Owner Lessor pursuant to the Site Lease, and the Owner Lessor simultaneously has subleased the Facility Site back to the Facility Lessee pursuant to the Site Sublease; and

     WHEREAS, the Facility is located on the Facility Site, which is more particularly described in Exhibit B attached hereto and made a part hereof, on
                          ---------
the parcel described on Exhibit B-1 attached hereto and made a part hereof (hereinafter referred to as the "Additional Facility Site" and with respect to
                                 ------------------------
the portion of the Facility known as the R-S 13.8 kV overhead transmission line, on certain property adjacent to the Facility Site;

     WHEREAS, the Owner Lessor and the Facility Lessee wish to place of record and hereby give notice of the existence of the Facility Lease together with certain of its terms pursuant to the provisions of New York law.

     NOW, THEREFORE, in consideration of the foregoing premises, the mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. DEFINITIONS.

     The capitalized terms used in this Memorandum, including the foregoing recitals, and not otherwise defined herein, shall have the respective meanings specified in Appendix A attached hereto and made a part hereof.
             ----------

SECTION 2. LEASE OF THE FACILITY

     The Owner Lessor is leasing the Facility, upon the terms and conditions set forth in the Facility Lease, to the Facility Lessee for the term set forth below and, subject to the Facility Lessee's exercise of any of its renewal options, the renewal term or terms provided for in the

Facility Lease; and the Facility Lessee is leasing the Facility upon such terms and conditions from the Owner Lessor.

SECTION 3. FACILITY LEASE TERM AND RENEWAL LEASE TERMS

     Section 3.1. Basic Lease Term. The term of the Facility Lease shall commence on May 8, 2001 and shall terminate at 11:59 p.m. (New York City time) on February 8, 2035.

     Section 3.2. Renewal Terms. Subject to an overall lease term of 49 years, the Facility Lease may be renewed by the Facility Lessee for an unlimited number of renewal terms. Each such right of renewal is exercisable not earlier than 42 months prior to the expiration of the Basic Lease Term, or the expiration of the then expiring renewal term, as applicable. If elected by the Facility Lessee, such renewal term or terms shall commence upon expiration of the Basic Lease Term (under Section 2.1 above) or the then expiring renewal term, as applicable and shall have a term that extends, at the option of the Facility Lessee, as follows: (A) for one or more (but no more than two) terms which will be calculated based upon the economic useful life and the fair market value of the Facility as determined by an appraiser at the time of such renewal(s); and/or
(B) for one or more periods elected by the Facility Lessee with a term of between two and five years.

SECTION 4. REQUIRED ACQUISITIONS; RIGHT OF FIRST REFUSAL.

     Section 4.1. Certain Required Acquisitions. Upon the occurrence of certain events, including the loss or destruction of the Facility, the Owner Lessor may, upon compliance by the Facility Lessee with certain terms of the Facility Lease, transfer the Facility to the Facility Lessee; provided, however, that if only one Unit at the Facility is destroyed, the Owner Lessor may, upon compliance by the Facility Lessee with certain terms of the Facility Lease, transfer such Unit to the Facility Lessee.

     Section 4.2. Facility Lessee's Right of First Refusal. Upon the occurrence of certain events, including the imposition of burdensome regulation upon the Owner Lessor or certain other persons, a change in law that makes it illegal for the Facility Lessee to continue the Facility Lease or an event that triggers an obligation on the Facility Lessee to make indemnity payments, the Facility Lessee shall have a right of first refusal with respect to any sale of the Facility.

SECTION 5. LIMITATION OF LIABILITY

     It is expressly understood and agreed by the parties hereto that (a) this Memorandum is executed and delivered by Wilmington Trust Company ("Wilmington"),
                                                                   ----------
not individually or personally but solely as trustee of the Owner Lessor under the LLC Agreement, in the exercise of the powers and authority conferred and vested in it pursuant thereto, (b) each of the representations, undertakings and agreements herein made on the part of the Owner Lessor is made and intended not as personal representations, undertakings and agreements by Wilmington but is made and intended for the purpose for binding only the Owner Lessor, (c) nothing herein contained shall be construed as creating any liability on Wilmington, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto or by any person claiming by, through or under the parties hereto and (d) under no circumstances shall Wilmington be personally liable for the payment of any indebtedness or expenses of the Owner Lessor or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Owner Lessor under the Facility Lease.

SECTION 6. FACILITY LESSEE'S RIGHTS TO SUBLEASE.

     The Facility Lessee shall have the right to sublease the Facility under the conditions set forth in the Facility Lease.

SECTION 7. GOVERNING LAW.

     Section 7.1. Governing Law. The Facility Lease shall be in all respects governed by and construed in accordance with the laws of the State of New York.

SECTION 8. PURPOSE

     THIS MEMORANDUM HAS BEEN ENTERED INTO FOR THE SOLE PURPOSE OF PLACING THE FACILITY LEASE OF RECORD AND SHALL NOT BE DEEMED TO AMEND, MODIFY, SUPPLEMENT OR CHANGE THE TERMS OF THE FACILITY LEASE IN ANY RESPECT WHATSOEVER. THE TERMS AND CONDITIONS CONTAINED IN THE FACILITY LEASE SHALL, AT ALL TIMES AND IN ALL RESPECTS, GOVERN AND CONTROL AND THIS MEMORANDUM SHALL NOT MODIFY IN ANY MANNER THE TERMS AND CONDITIONS SET FORTH IN THE FACILITY LEASE. THIS MEMORANDUM IS INTENDED TO COMPLY WITH THE PROVISIONS OF NEW YORK LAW AND SHALL BE SO CONSTRUED AND INTERPRETED.

SECTION 9. ADDRESSES

     The addresses at the parties to the Facility Lease as set forth in the Facility Lease are as follows:

     If to the Owner Lessor:

          Roseton OL LLC
          c/o Wilmington Trust Company
          Rodney Square North
          1100 North Market Street
          Wilmington, DE 19890-0001
          Telephone No.: 302-651-1000
          Facsimile No.: 302-651-8882
          Attention: Corporate Trust Administration

     If to the Facility Lessee:

          Dynegy Roseton, L.L.C.
          c/o Dynegy Northeast Generation, Inc.
          992 River Road
          Newburg, New York 12550
          Telephone No.: (845) 563-4961
          Facsimile No. : (845) 563-4992
          Attention: Daniel P. Thompson, Vice President, Operations

          with a copy to:

          Dynegy Power Corp.
          1000 Louisiana Street, Suite 5800
          Houston, Texas 77002
          Telephone No.: (713) 507-6823
          Facsimile No.: (713) 767-8510
          Attention: Timothy A. Beverick, Esq.

     IN WITNESS WHEREOF, the Owner Lessor and the Facility Lessee have caused this Memorandum of Facility Lease to be duly executed and delivered by their respective officers thereunto duly authorized.

                         ROSETON OL LLC

                         By: Wilmington Trust Company, not in its individual
                             capacity but solely as Lessor Manager

                             By: __________________________________________
                                 Name:
                                 Title:

                         DYNEGY ROSETON, L.L.C.

                         By: ______________________________________________
                             Name:
                             Title:

STATE OF NEW YORK  )
                   ss.:
COUNTY OF NEW YORK )

On the ___ day of May in the year 2001 before me, the undersigned, a notary public in and for the State, personally appeared _____________ personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the individual or the person upon behalf of which the individual acted, executed this instrument.



_______________________________
          Notary Public


STATE OF NEW YORK  )
                   ss.:
COUNTY OF NEW YORK )

On the ___ day of May in the year 2001 before me, the undersigned, a notary public in and for the State, personally appeared _____________ personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the individual or the person upon behalf of which the individual acted, executed this instrument.


_______________________________
          Notary Public

                                                                      APPENDIX A
                                                                              TO
                                                             MEMORANDUM OF LEASE
                                                             -------------------


                                  DEFINITIONS
                                  -----------

                                 Appendix A-1

                                                                       EXHIBIT A
                                                                              to
                                                             Memorandum of Lease
                                                             -------------------

                            DESCRIPTION OF FACILITY

     The Roseton Electric Generation Station Unit 1 and Unit 2, a two-unit power generation facility comprised of two oil/gas-fired steam turbine-generator sets, the station structure, and, except as described below, all fixtures, components and equipment attached thereto, and all station auxiliary and support equipment and systems relating to such Units, located in the Town of Newburgh, in the County of Orange, in the State of New York, which Facility shall specifically include each of the assets listed on Exhibit A-1 hereto.

     The Facility does not include (x) any furniture, fixtures, office equipment (including, personal computers and related equipment, miscellaneous small tools and equipment, materials and supplies inventories), spare part inventories, or vehicles, or (y) any of the assets listed on Exhibit C hereto.

                                  Exhibit A-1

                                                                     Exhibit A-1
                                                                              to
                                                             Memorandum of Lease

                 Facility Assets Owned by Roseton Owner Lessor
                 ---------------------------------------------

Generating Station/General
--------------------------
[_]  Units 1 and 2, including:
     .    DI System
     .    Plant UPS System, including Associated Battery and Battery Charger
     . DC Cable from the Plant Battery System, both Plant Batteries, Battery Chargers and Panel Boards
     .    Condensate Treatment and Storage System
     .    Domestic Water Supply Tank
     .    C.E. Boiler for Units 1 and 2 and Related Auxiliary Equipment
     . General Electric Turbines for Units 1 and 2, Serial Numbers 170x490 (Unit 1) and 170x486 (Unit 2) and Related Auxiliary Equipment
     . General Electric Generators for Units 1 and 2, Serial Numbers 180x490 (Unit 1) anx4d 18096 (Unit 2), including Excitation and Voltage Regulating Equipment and Related Auxiliary Equipment
     .    Isolated Phase Bus from Generators to GSU and Auxiliary Transformers
     .    Westinghouse Main Transformers for Unit 1
     .    Cooper Power Systems Main Transformers for Unit 2
     .    Westinghouse Station Service Transformers for Units 1 and 2
     .    Max 1 L&N Combustion Control System for Units 1 and 2
     .    Westinghouse WDPF, Burner Management System for Units 1 and 2
     .    General Electric MHC, Turbine Control System for Units 1 and 2
     .    DEC Vax 4000, Data Acquisition System for Units 1 and 2
     .    Emergency Diesel Generator
     .    All Motors in Units 1 and 2
     .    All Relays, Instrumentation and Metering in Units 1 and 2
     .    All Connected Power, Control and Instrument Cables in Units 1 and 2
     .    Grounding and Lightning Protection Equipment for Units 1 and 2
     .    Chimneys with Warning Lights
[_]  Protective Relay Schedules that are located in the Roseton Generating Plant
[_]  Wastewater Treatment Facility
[_]  Waste Treatment Ponds
[_]  Cooling Water Intake and Discharge System
[_]  City Water Supply Mains and Metering Devices
[_]  R-S Tie Line for Start-up and Auxiliary Power
[_]  Auxiliary Boiler
[_]  Switchgear, Load Centers and Motor Control Centers for Units 1 and 2
[_]  Makeup Water Demineralizer

                                 Exhibit A-1-1

Environmental
-------------
 .    Two Dust Collectors Units 1 and 2
 .    Continuous Emission Monitoring System
 .    Sewage Collection and Treatment Facility
 .    Chemical Spill Control, Containment Equipment and Storage Tanks
 .    Oil/Water Separators
 .    Solid Waste Collection and Disposal Equipment
 .    Water Treatment for Effluent
 .    Bottom Ash/Salt Storage Building
 .    Oil Spill Containment Boom

Fuel Supply
-----------
 .    Two 376,000 gallon No. 6 Fuel Oil Day Tanks
 .    Fuel Oil Storage Tank Farm - Six 8,000,000 gallon No. 6 Fuel Oil Tanks
 .    One 150,000 gallon No. 2 Fuel Oil Tank
 .    Fuel Oil Transfer Pump Houses
 .    Oil Pipelines between Facility/Storage Tanks and the Fuel Oil Pump House
 .    Fuel Oil and Natural Gas Metering Devices
 .    Natural Gas Supply Main from Regulator Station to Facility - all piping and equipment from the discharge of the shut-off valves to Facility, including the relief valve
 .    Gas Chromatograph
 .    Dock equipment and facilities that are not included in the definition of
     "Dock Facilities"
 .    Fuel Oil Heat Tracing System

Buildings
---------
 .    Main Building Housing Units 1 and 2, including
     .  Administrative Offices in the Main Building
     .  Chemistry Laboratory
     .  Maintenance Shops
     .  Control Room
     .  Building Heating and Ventilation System
     .  Training Rooms
     .  Locker Rooms, Showers, Toilets, Lunch Rooms, Kitchen
     .  Elevators

Fire Protection/Prevention System
---------------------------------
 .    Hydrant and Hose Stations
 .    Fire Detection System
 .    Pump Houses
 .    Co\\2\\ and Chemical Systems

                                 Exhibit A-1-2

Communication
-------------
 .    Plant Monitoring System
 .    Any copper communication cables and associated terminating equipment located on site that is not owned by Central Hudson
 .    Equipment installed at the plant for purposes of radio communications
     (excluding portable communications equipment)
 .    All fiber optic cables, including the cable that connects the Danskammer and Roseton Plants, and the associated terminating equipment. This equipment includes fiber optic cables, fiber optic terminal equipment, and associated multiplexing equipment, racks, and patch panels
 .    Telephone Vault
 .    Plant PA/Paging System

Transmission and Start-up Transformers
--------------------------------------
 .    High -Voltage Electrical Equipment (as defined in Appendix A)
 .    2 Start-up Transformers (located in Danskammer substation)
 .    2 Station Service/Start-Up Power Breakers and Associated Switches (located in Danskammer substation)

Miscellaneous
-------------
 .    Perimeter Lighting
 .    Bulk Chemical Storage System (Hydrogen, CO2 Nitrogen, Lubricants)
 .    Cathodic Protection Systems
 .    Area Lighting (Powerhouse, Dock, Fuel Terminal, Parking Areas)

                                 Exhibit A-1-3

                                                                       EXHIBIT B
                                                                              to
                                                             Memorandum of Lease
                                                             -------------------

                                 FACILITY SITE
                                 -------------

ALL those parcels of land situate in the Town of Newburgh, County of Orange and State of New York, bounded and described as follows:

                               ROSETON PARCEL 1A

BEGINNING at the southwesterly corner of the herein described parcel, said point being at the intersection of the northerly line of lands now or formerly of Amerada Hess Corporation and the centerline of River Road, said point of beginning also being distant North 49 degrees 50 minutes 24 seconds West 26.00 feet from a Central Hudson Gas and Electric Corporation monument recovered (leaning), thence along the centerline of River Road the following five (5) courses and distances:

1.  North 23 degrees 58 minutes 06 seconds East 92.30 feet,
2.  North 26 degrees 12 minutes 36 seconds East 415.37 feet,
3.  North 06 degrees 40 minutes 24 seconds West 107.80 feet,
4. North 17 degrees 35 minutes 24 seconds West 531.00 feet, thence leaving said centerline of River Road,
5. South 88 degrees 13 minutes 54 seconds East 28.39 feet, to a point on the easterly line of River Road, thence along said easterly line of River Road the following eight (8) courses and distances:
6.  North 16 degrees 30 minutes 34 seconds West 27.81 feet,
7.  North 04 degrees 36 minutes 36 seconds East 179.41 feet,
8.  North 25 degrees 57 minutes 11 seconds East 168.53 feet,
9.  North 27 degrees 23 minutes 11 seconds East 60.03 feet,
10. North 19 degrees 43 minutes 36 seconds East 71.98 feet,
11. North 11 degrees 36 minutes 26 seconds East 259.68 feet,
12. 207.64 feet on a curve to right having a radius of 200.90 feet and a long chord of North 41 degrees 13 minutes 16 seconds East 198.55 feet,
13. North 70 degrees 50 minutes 06 seconds East 319.12 feet,
14. 397.50 feet on a curve to the left having a radius of 245.00 feet and a long chord of North 24 degrees 21 minutes 19 seconds East 355.31 feet to a point on the easterly line of Danskammer Road, thence running along the former division line between Rice and Brooks to the north (Danskammer Site) and the Jova Brick Company, Inc. to the south (Roseton Site) the following ten (10) courses and distances:
15. North 52 degrees 03 minutes 46 seconds East 253.71 feet,
16. South 25 degrees 12 minutes 14 seconds East 140.00 feet,
17. South 73 degrees 52 minutes 14 seconds East 544.00 feet,
18. South 83 degrees 37 minutes 44 seconds East 121.42 feet,

                                  Exhibit B-1

19. South 73 degrees 20 minutes 34 seconds East 330.00 feet,
20. South 77 degrees 21 minutes 44 seconds East 146.00 feet,
21. South 73 degrees 15 minutes 44 seconds East 100.00 feet,
22. South 77 degrees 12 minutes 14 seconds East 144.00 feet,
23. South 67 degrees 42 minutes 14 seconds East 73.50 feet,
24. South 55 degrees 02 minutes 14 seconds East 217.14 feet to the westerly line of lands now or formerly of CSX Rail Corp., thence along said westerly line of lands of CSX Rail Corp. the following five (5) courses and distances:
25. South 27 degrees 01 minutes 46 seconds West 565.84 feet,
26. 846.30 feet on a curve to the right, having a radius of 2815.50 feet and a long chord of South 35 degrees 38 minutes 26 seconds West 843.11 feet,
27. South 44 degrees 15 minutes 06 seconds West 488.41 feet to a point on the southerly line of lands formerly of the Jova Brick Works (now R.T.I.C.) said point also being on the northerly line of lands formerly of the Atlantic Refining Company (now R.T.I.C.), thence continuing along the aforementioned westerly line of lands now or formerly of CSX Rail Corp.,
28. South 44 degrees 15 minutes 06 seconds West 1310.89 feet to a point on the aforementioned northerly line of lands now or formerly of Amerada Hess Corporation, thence along said northerly line of lands now or formerly of Amerada Hess Corporation,
29. North 49 degrees 50 minutes 24 seconds West generally along the southerly face of timber cribbing, 888.84 feet to the point of BEGINNING.

Excepting therefrom, the Additional Facility Site described on Exhibit B-1.

                                  Exhibit B-2

                               ROSETON PARCEL 4

ALL that parcel of land, now or formerly under the waters of Hudson River, situated in the Town of Newburgh, County of Orange, bounded and described as follows:

BEGINNING at a point in the division line between grants of land under water to J.C. Bancroft Davis by patent dated June 25, 1869 and Governeur M. Armstrong and others by patent dated November 13, 1869 at its intersection with the easterly right-of-way line of the Penn Central Railroad, said point 49.56 feet as measured along said division line from its intersection with the centerline of said railroad at station 326+601.0; thence into the waters of Hudson River and along said division line;

1. South 43 degrees 00 minutes 20 seconds East, 369.93 feet to the northeasterly corner of said grant to J.C. Bancroft Davis; thence along the easterly line of said grant
2. South 55 degrees 44 minutes 40 seconds West, 1,273.75 feet to its intersection with the division line between the lands of Central Hudson Gas and Electric Corporation, by deed dated June 24, 1966 and filed in the Orange County Clerk's Office in Liber 1747 of Deeds at Page 830 on the north and Hess Oil & Chemical Corporation on the south; thence along said division line,
3. North 49 degrees 50 minutes 20 seconds West 226.07 to the beforementioned easterly right-of-way line of the Penn Central Railroad; thence along said right-of-way line,
4. North 44 degrees 15 minutes 10 seconds East 1,299.41 feet to the point of BEGINNING.

                                  Exhibit B-3

                               ROSETON PARCEL 6


ALL that parcel of land, now or formerly under the waters of Hudson River, situated in the Town of Newburgh, County of Orange, bounded and described as follows:

BEGINNING at a point in the division line between grants of land under water to J.C. Bancroft Davis by patent dated June 25, 1869 and Governeur M. Armstrong and others by patent dated November 13, 1869 at its intersection with the easterly right-of-way line of the Penn Central Railroad, said point being 33.04 feet as measured along said division line from its intersection with the centerline of said railroad at station 326+601; thence along said easterly right-of-way line the following five (5) courses and distances:

1.  North 44 degrees 15 minutes 10 seconds East 492.08 feet,
2. 753.03 feet on a curve to the left, having a radius of 2,898.00 feet and a long chord of North 36 degrees 48 minutes 30 seconds East 750.92 feet,
3.  South 60 degrees 38 minutes 10 seconds East 16.50 feet,
4. 118.73 feet on a curve to the left, having a radius of 2,914.50 feet and a long chord of North 28 degrees 11 minutes 50 seconds East 118.71 feet,
5. North 27 degrees 01 minutes 50 seconds East 554.30 feet to the division line between lands of Central Hudson Gas & Electric Corporation, Consolidated Edison Company of New York, Inc. and Niagara Mohawk Power Corporation, as tenants in common, by deed dated May 14, 1968 on the south and Central Hudson Gas and Electric Corporation on the north; thence along said division line,
6. South 64 degrees 57 minutes 10 seconds East 143.02 feet, thence continuing along said division line partially on land and partially into the waters of the Hudson River,
7. South 43 degrees 00 minutes 20 seconds East 451.71 feet to the exterior line of said grant of land under water to Governeur M. Armstrong and others; thence along said exterior line
8.  South 38 degrees 18 minutes 22 seconds West 1,239.88 feet and
9. South 52 degrees 29 minutes 44 seconds West 700.00 feet to the beforementioned division line between the grants of land under water to Governeur M. Armstrong and J.C. Bancroft Davis; thence along said division line,
10. North 43 degrees 00 minutes 20 seconds West 336.45 feet to the point of BEGINNING.

                                  Exhibit B-4

                                                                     EXHIBIT B-1
                                                                              to
                                                             Memorandum of Lease
                                                             -------------------

                    DESCRIPTION OF ADDITIONAL FACILITY SITE
                    ---------------------------------------

All that parcel of land situate in the Town of Newburgh, County of Orange and State of New York bounded and described as follows:

Beginning at a point within the bounds of a 107.08 acre parcel conveyed by Niagara Mohawk Power Corporation, Consolidated Edison Company of New York, Inc. and Central Hudson Gas and Electric Corporation to Dynegy Roseton, L.L.C. by deed dated January 30, 2001 and recorded February 2, 2001 in the Orange County Clerk's Office in Liber 5454 of Deeds at Page 250, said point of beginning being distant North 34" - 34' - 59" East 580.46 feet from the southwesterly corner of the aforementioned 107.08 acre parcel, then through the aforementioned 107.08 acre parcel of land of Dynegy Roseton, L.L.C. the following nine (9) courses and distances:

1.  North 01" - 50' - 00" East 919.87 feet,
2.  North 73" - 26' - 00" East 551.59 feet,
3.  South 43" - 47' - 00" East 320.32 feet,
4. South 28" - 58' - 00" East 971.38 feet to a point being distant 85 feet northwesterly (measured at right angles) from the westerly line of lands now or formerly of CSX Rail Corp., thence running parallel to and distant 85 feet northwesterly (measured at right angles) from the aforementioned westerly line of CSX Rail Corp.,
5. South 44" - 15' - 06" West 744.00 feet, thence continuing through the aforementioned 107.08 acre parcel of lands of Dynegy Roseton, L.L.C.,
6.  North 22" - 10' - 00" West 295.00 feet,
7.  North 50" - 43' - 00" West 284.00 feet,
8.  North 78" - 19' - 00" West 296.00 feet, and
9.  North 77" - 29' - 37" West 112.71 feet to the point of beginning.

Containing 27.380 acres, more or less.

                                 Exhibit B-1-1

                                                                       Exhibit C
                                                                              to
                                                             Memorandum of Lease

               Facility Assets Retained by Dynegy Roseton, L.L.C.
               --------------------------------------------------

Generation
----------
 .  Spare Transformer Acquired from Consolidated Edison
 .  Capital Spare Parts                                                  Quantity
   .  Rotating Assembly, Injection Water Booster Pump                      1
   .  Pump, Boiler Circulating Pump                                        1
   .  Shaft Boiler Circulating Pump                                        2
   .  Impeller, Boiler Circulating Pump                                    2
   .  Motor, Boiler Circulating Pump                                       1
   .  Rotating Assembly, Condensate Pump                                   1
   .  Pump Assembly, Primary Oil Pump                                      1
   .  Rotating Assembly, Primary Oil Pump                                  1
   .  Rotating Assembly, Boiler Feed Pump                                  1
   .  Shaft, Boiler Feed Pump                                              1
   .  Pump Assembly, Boiler Feed Pump Hydraulic Tool                       1
   .  Coupling Assembly, Boiler Feed Pump                                  1
   .  Shaft, Upper, River Circulating Water Pump                           1
   .  Shaft, Lower, River Circulating Water Pump                           1
   .  Coupling, River Circulating Water Pump                               1
   .  Motor, Forced Draft Fan                                              1
   .  Full Set Stator Coil, Induced Draft Fan Motor                        1
   .  Rotating Assembly, Electric and Diesel Fire Pump                     1
   .  Valve, Outer Control Valve Main Turbine                              1
   .  Isophase Duct, for Spare MSU Transformer                             1
   .  Isophase Duct, for Unit 2 MSU Transformer                            1
   .  Screen, Traveling Water                                              1

Environmental
-------------
 .  SO2 and NOX Emissions Credits

Communication
-------------
 .  All FCC licenses
 .  Telephone switches, voicemails, twisted pair wiring, punch blocks, cross connects and telephone instruments
 .  Voice and Data Communication Systems  (LAN, Servers, T1 Connection)
 .  File and Print Server
 .  Lotus Notes Server
 .  Lotus Notes Backup Server
 .  General Physics Eta Pro (Performance Monitoring) Server

                                  Exhibit C-1

 .  NOx System Averaging Server
 .  Safety Tag Out System (Runs on the NOx Server)
 .  All Portable Communications Equipment

Other Equipment
---------------
 .  All Vehicles
 .  Plan Computers/Network/Software-MIS systems
 .  Surveillance Cameras
 .  Snow Plowing Equipment
 .  Yard Maintenance Equipment
 .  Small tools

Fuel Supply
-----------
 .  Dock Facilities (as defined in Appendix A)
 .  Retained Oil Pipeline (as defined in Appendix A)

Transmission System
-------------------
 .  Retained Power and Control Lines (as defined in Appendix A)

Miscellaneous
-------------
 .  Administration Building
 .  Railroad Tracks
 .  Site Security Buildings
 .  Warehouses, Receiving, Storage and Inventory Control Facilities
 .  Storerooms
 .  Security Fencing and Entry Gates
 .  Maintenance Management System Data Base

                                  Exhibit C-2

                                                                     EXHIBIT D-1
                                                                              to
                                                                   Participation
                                                                       Agreement
                                                                       ---------

                                    Form of
                                  Site Lease
                                  ----------

                                                                  Execution Copy



WHEN RECORDED, RETURN TO:

Christopher J. Moore, Esq.
Orrick, Herrington & Sutcliffe LLP
666 Fifth Avenue, 2nd Floor
New York, New York 10103


================================================================================



                             Site Lease Agreement

                            Dated as of May 8, 2001

                                    between

                            Dynegy Roseton, L.L.C.
                               as Ground Lessor

                                      and

                                Roseton OL LLC,
                               as Ground Lessee
                             Roseton Units 1 and 2


================================================================================

                               TABLE OF CONTENTS

                                                                                          Page

SECTION 1.          DEFINITIONS.....................................................        1

SECTION 2.          LEASE OF GROUND INTEREST........................................        2

     Section 2.1.        Lease of Ground Interest...................................        2

     Section 2.2.        Basic Site Lease Term......................................        4

     Section 2.3.        Renewal Site Lease Term....................................        4

     Section 2.4.        Return of Ground Interest..................................        6

     Section 2.5.        Nonterminability...........................................        6

     Section 2.6.        Election to Surrender......................................        6

     Section 2.7.        Storage, Etc...............................................        7

     Section 2.8.        Early Termination of Site Lease Term.......................        7

SECTION 3.          RENT FOR THE LEASE OF GROUND INTEREST...........................        8

     Section 3.1.        Rent.......................................................        8

     Section 3.2.        Taxes and Assessments......................................        9

     Section 3.3.        Suspension of Rent and Other Payments......................       10

     Section 3.4.        Payment....................................................       10

SECTION 4.          QUIET ENJOYMENT IN FAVOR OF GROUND LESSEE; RELEASE RIGHTS AND
     RESERVED RIGHTS................................................................       10

     Section 4.1.        Ground Lessee's Right of Quiet Enjoyment...................       10

     Section 4.2.        Ground Lessor's Release Rights.............................       11

     Section 4.3.        Reserved Rights............................................       12

     Section 4.4.        Rights of Third Parties....................................       14

     Section 4.5.        Compliance Certificates....................................       14

     Section 4.6.        Subdivision................................................       15

     Section 4.7.        Amendments.................................................       15

SECTION 5.          USE OF GROUND INTEREST..........................................       15

     Section 5.1.        Use........................................................       15

     Section 5.2.        Compliance with Environmental Laws.........................       16

     Section 5.3.        Maintenance; Replacement; Modifications....................       16

SECTION 6.          TRANSFER OF GROUND INTEREST.....................................       16

SECTION 7.          LIENS...........................................................       18

     Section 7.1.        Liens by Ground Lessee.....................................       18

     Section 7.2.        Liens by the Ground Lessor.................................       18

                               TABLE OF CONTENTS
                                  (continued)

                                                                                          Page

SECTION 8.          EVENTS OF LOSS, CONDEMNATION, DAMAGE OR DESTRUCTION.............       18

SECTION 9.          SEVERANCE.......................................................       19

SECTION 10.         NONMERGER.......................................................       20

SECTION 11.         INDEMNIFICATION.................................................       20

SECTION 12.         SECURITY FOR GROUND LESSEE'S OBLIGATION UNDER LESSOR NOTE.......       20

SECTION 13.         MISCELLANEOUS...................................................       21

     Section 13.1.       Amendments and Waivers.....................................       21

     Section 13.2.       Notices....................................................       21

     Section 13.3.       Survival...................................................       22

     Section 13.4.       Successors and Assigns.....................................       22

     Section 13.5.       Governing Law..............................................       22

     Section 13.6.       Severability...............................................       22

     Section 13.7.       Counterparts...............................................       23

     Section 13.8.       Headings and Table of Contents.............................       23

     Section 13.9.       Further Assurances.........................................       23

     Section 13.10.      Effectiveness of Site Lease................................       23

     Section 13.11.      Limitation of Liability....................................       23

     Section 13.12.      Measuring Life.............................................       23

Appendix A   -      Definitions

Exhibit A    -      Description of Facility Site
Exhibit B    -      Description of Additional Facility Site
Exhibit C    -      Description of Retained Power and Control Lines Site
Exhibit D    -      Description of Retained Sites

                             Site Lease Agreement

     This SITE LEASE AGREEMENT, dated as of May 8, 2001 (this "Site Lease"),
                                                               ----------
between DYNEGY ROSETON, L.L.C., a Delaware limited liability company (the "Ground Lessor" or the "Company") and ROSETON OL LLC, a Delaware limited
--------------          -------
liability company (the "Ground Lessee" or the "Owner Lessor").
                        -------------          ------------

                              W I T N E S S E T H:

     WHEREAS, the Company owns (i) the Facility Site, which is more particularly described on Exhibit A hereto, (ii) the Additional Facility Site, which is more particularly described on Exhibit B hereto, and (iii) the Retained Power and Control Lines Site, which is more particularly described on Exhibit C hereto;

     WHEREAS, the Company owns the Retained Sites, which are more particularly described on Exhibit D hereto;

     WHEREAS, the Owner Lessor has acquired the Facility from the Company pursuant to the Bill of Sale and Deed;

     WHEREAS, the Facility Site does not include any part of the Facility or the Retained Sites, and no part of the Facility or the Retained Sites is being leased to the Ground Lessee hereunder;

     WHEREAS, pursuant to this Site Lease, the Ground Lessor is leasing the Facility Site to the Ground Lessee for a term equal to the Basic Site Lease Term and, subject to the terms hereof, each Renewal Site Lease Term;

     WHEREAS, concurrently with the execution and delivery of this Site Lease, the Ground Lessor and Ground Lessee have entered into a Site Sublease Agreement (the "Site Sublease"), pursuant to which the Ground Lessee subleases its
      -------------
leasehold interest in the Facility Site under this Site Lease back to the Ground Lessor for a term coterminous with that of the Facility Lease.

     NOW, THEREFORE, in consideration of the foregoing premises, the mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1.     DEFINITIONS

     Unless the context hereof otherwise requires, capitalized terms used in this Site Lease, including those in the recitals, and not otherwise defined herein shall have the respective meanings set forth in Appendix A attached hereto. The general provisions of such Appendix A shall apply to the terms used in this Site Lease.

SECTION 2.     LEASE OF GROUND INTEREST

  Section 2.1. Lease of Ground Interest. (a) The Ground Lessor hereby conveys, grants and assigns to the Ground Lessee for the Site Lease Term the following (collectively, the "Ground Interest"): (i) the leasehold interest in
                              ---------------
the Facility Site, (ii) the right, privilege and license to use the Cross Easement Rights (except those easements or rights set forth in Section 2.3(e) of the Cross Easement Agreement), (iii) the right, privilege and license to use the Retained Power and Control Lines for the transmission of electric power, together with a non-exclusive easement for Access to the Retained Power and Control Lines Site as may be reasonably necessary in connection with such use and the right, privilege and license to use the Access rights granted to the Company under the CH Retained Power and Control Lines Easement with respect to the Central Hudson Real Property (as such term is defined in such easement) as may be reasonably necessary in connection with such use, (iv) the right, privilege and license to use the Dock Facilities, together with a non-exclusive easement for Access over and across the Dock Facility Site as may be reasonably necessary in connection with such use, (v) the right, privilege and license to use the Retained Oil Pipeline, and (vi) the right, privilege and license to use the railroad tracks located on the Facility Site (the "Railroad Tracks"),
                                                       ---------------
together with an easement for Access over and across the Additional Facility Site (including all access roads and parking lots) as may be reasonably necessary in connection with exercising any of the rights granted to the Ground Lessee in this Site Lease (including rights granted in Section 5.1), provided, however, that in the case of each of clauses (ii)-(vi) above, each such right, privilege and license shall be limited to use thereof in substantially the same manner and to substantially the same extent as utilized for the use and operation of the Facility prior to the Closing Date, except that (1) during the Site Sublease Term the Ground Sublessee may increase the manner and extent of utilization of the Cross Easement Rights, the Retained Power and Control Lines, the Dock Facilities, the Retained Oil Pipeline or the Railroad Tracks, as the case may be, to be more beneficial to the Ground Sublessee in connection with the use and operation of the Facility (which increase in manner or extent of utilization shall be authorized under this Site Lease), and (2) if the manner or extent of the utilization of the Cross Easement Rights, the Retained Power and Control Lines, the Dock Facilities, the Retained Oil Pipeline or the Railroad Tracks, as the case may be, is greater immediately prior to the termination of the Site Sublease Term than that utilized prior to the Closing Date, then the Ground Lessee shall be entitled to utilize the applicable right to such greater manner or extent during the portion of the Site Lease Term after the termination of the Site Sublease, in each case upon the terms and conditions set forth herein for the term and renewal terms described below, and the Ground Lessee hereby accepts such conveyances, assignments and grants referred to in clauses
(i) through (vi) above from the Ground Lessor.

          (b) The Ground Lessor hereby conveys, grants and assigns to the Ground Lessee an easement to keep and maintain upon the Additional Facility Site all the following improvements comprising the Facility and/or Components thereof, to the extent presently located upon the Additional Facility Site (but subject to Ground Lessor's rights under Section 2.1(e)(ii)): (1) any and all fresh water pipelines, (2) any and all waste water and sewer pipelines, (3) any and all gas pipelines, and (4) any and all water pipelines running to or from the Hudson River, together with an easement for Access over and across the Additional Facility Site as may be reasonably necessary to use the foregoing facilities.

          (c) The conveyances, grants and assignment in Section 2.1(a) and (b) are intended to, among other things, give the Ground Lessee the right of ingress and egress to the Facility, the right to use and operate the Facility and the other rights described in Section 5.

          (d)  The Ground Lessor and the Ground Lessee understand and agree that
(i) the conveyances, grants and assignment in Section 2.1(a) and (b) are subject to Permitted Encumbrances, (ii) legal title to the Facility Site, the Retained Power and Control Lines, the Dock Facilities, the Retained Oil Pipeline and the Railroad Tracks remain vested in the Ground Lessor, (iii) the conveyances, grants and assignment in Section 2.1(a) are subject to the Ground Lessor's rights under Sections 4.2, 4.3 and 4.4 and (iv) fee title to the Facility is vested in the Ground Lessee and no part of the Facility is being leased hereunder.

          (e) With respect to the easements granted pursuant to this Section 2.1, the following provisions shall apply:

               (i) All easements granted herein shall be deemed easements appurtenant to the parcel of, or interest in, the real property interest benefited thereby and shall run with such interest or real property and shall be deemed covenants running with the real property burdened thereby.

               (ii) Notwithstanding anything in this Site Lease to the contrary, the Ground Lessor shall have the right to relocate any easement granted hereunder, including any facility relating thereto, provided that, (1) the easement as so relocated will serve the same purpose as that of said easement immediately prior to such relocation and will allow the extent and manner of utilization available to the Ground Lessee prior to such relocation; (2) the proposed relocation would not materially interfere with, or materially increase the cost of the operation and maintenance of the Ground Interest and the Facility; and (3) such relocation shall be done at the sole expense of the Ground Lessor and other premises on which the Facility is located on the date hereof.

               (iii) The following shall apply in interpreting any easement granted pursuant to this Section 2.1:

                     (1) With respect to any easement created by this Section 2.1, the words "in," "upon," to," "on," "over," "above," "through" and/or "under" shall be interpreted to include all of such terms.

                     (2) Each easement is also a grant of the additional right of Access over the Retained Sites as reasonably necessary to accomplish the purpose of such easement or right, privilege and license, to perform any obligations hereunder, and to comply with any legal requirements affecting the Ground Lessee or its property and/or improvements.

                     (3)    Any easement granted herein includes the right to
(i) trim, cut, treat and/or remove, by manual, mechanical, and chemical means, any and all trees, brush and other vegetation within the easement area, as well as such trees, brush and vegetation outside of the easement area deemed reasonably necessary by the Ground Lessee for the safe and secure operation of its facilities; and (ii) obtain Access to the Retained Sites and the Additional Facility Site for the purpose of performing the aforementioned acts.

                    (4) Subject to the provisions of Applicable Laws (including applicable Environmental Laws), each easement granted herein shall include the right to maintain, repair and replace any and all pipes to transport water, waste water, sewer and gas; provided, that the Ground Lessee may not relocate the pipelines without the consent of the Ground Lessor. It is intended that there shall be included within such grant any and all rights and easements needed for the construction, operation, maintenance, repair, alteration and renovation of the pipelines in such easement areas; whether any such rights and easements are presently in use, or needed in the future.

                    (5) The Ground Lessor in using any portion of the Retained Sites (including the Additional Facility Site) burdened by any easement, right, privilege and license shall be subject to the limitations set forth in the provisos set forth in Section 4.2 and 4.3(a).

          (f) With respect to the easements and the rights, privileges and licenses granted pursuant to this Section 2.1, the following provisions shall apply:

                 (i) Except as otherwise expressly provided herein, each easement and each right, privilege and license granted herein is and shall be a grant, transfer, conveyance and right of Access (as defined in the Cross Easement Agreement) to and use (subject to the terms of this Agreement) to the Ground Lessee and to any future permitted sublessee or operator of the Ground Interest.

                 (ii) Each easement and each right, privilege and license granted herein shall terminate upon the expiration or earlier termination of this Site Lease in accordance with the terms hereof but shall otherwise be irrevocable for so long as (1) the Ground Lessee owns all or any portion of the Facility and (2) such portion of the Facility owned by Ground Lessee continues to be located on the Facility Site.

                  (iii) Each easement and each right, privilege and license granted herein may be enjoyed without additional charge or fee to the Ground Lessee, other than rent payable pursuant to Section 3.1.


     Section 2.2. Basic Site Lease Term. The term of this Site Lease shall commence on the Closing Date and shall terminate at 11:59 p.m. (New York City time) on May 8, 2046 (the "Basic Site Lease Term"), subject to early termination
                           ---------------------
in whole or in part pursuant to Sections 2.6 or 2.8 hereof and renewal pursuant to Section 2.3 hereof.

     Section 2.3. Renewal Site Lease Term. (a) If the Ground Lessor exercises its option to renew the Facility Lease under Section 15.1 of the Facility Lease and the reappraised useful life of the Facility as set forth in the appraisal obtained in connection with such renewal extends beyond the last day of the Basic Site Lease Term, the Basic Site Lease Term shall automatically and without further act by any Person be renewed for a period commencing on the day following the last day of the Basic Site Lease Term and terminating at 11:59 p.m. (New York City time) on the last day of the reappraised useful life of the Facility set forth in such appraisal. If the Ground Lessor does not elect to exercise its renewal option under Section 15.1 of the Facility Lease on or prior to the day that is 18 months prior to the Expiration Date, the Ground Lessee shall have the option to renew the Basic Site Lease Term for a period commencing on the day following the last day of the Basic Site Lease Term and terminating at 11:59 p.m. (New York City time) on the last day of the reappraised useful life of the Facility as determined in accordance with the report of the appraiser hereinafter described. In order to exercise such option the Ground Lessee must give the Ground Lessor irrevocable written notice prior to the expiration of the Basic Lease Term under the Facility Lease. At the time the Ground Lessee notifies the Ground Lessor of its election to renew the Basic Site Lease Term under this Section 2.3(a), the Ground Lessee shall (at the Ground Lessee's sole expense) provide the Ground Lessor with a report of an appraiser prepared not more than 36 months before such election, such appraiser to be reasonably acceptable to the Ground Lessor, stating the reappraised useful life of the Facility as of the date of such report.

     (b) If the Ground Lessor exercises its option to renew the Facility Lease under Section 15.2 of the Facility Lease and the reappraised useful life of the Facility as set forth in the appraisal obtained in connection with such renewal extends beyond the Site Lease Term, the Site Lease Term shall automatically and without further act by any Person be renewed for a period commencing on the day following the last day of the existing Site Lease Term and terminating at 11:59 p.m. (New York City time) on the last day of the reappraised useful life of the Facility set forth in such appraisal. If the Ground Lessor exercises its renewal option under Section 15.1 of the Facility Lease but does not elect to exercise its renewal option under Section 15.2 of the Facility Lease on or prior to the day that is 18 months prior to the last day of the First Wintergreen Renewal Lease Term, the Ground Lessee shall have the option to renew the Site Lease Term for a period commencing on the day following the last day of the Site Lease Term then in effect and terminating at 11:59 p.m. (New York City time) on the last day of the reappraised useful life of the Facility as determined in accordance with the report of the appraiser hereinafter described. In order to exercise such option the Ground Lessee must give the Ground Lessor irrevocable written notice prior to the expiration of the First Wintergreen Renewal Lease Term. At the time the Ground Lessee notifies the Ground Lessor of its election to renew the Site Lease Term under this Section 2.3(b), the Ground Lessee shall (at the Ground Lessee's sole expense) provide the Ground Lessor with a report of an appraiser prepared not more than 36 months before such election, such appraiser to be reasonably acceptable to the Ground Lessor, stating the reappraised useful life of the Facility as of the date of such report.

     (c) If the Ground Lessor exercises its option to renew the Facility Lease pursuant to Section 15.3 thereof for a Renewal Lease Term which extends beyond the remaining Site Lease Term, the then-applicable Site Lease Term shall be automatically and without further act by any Person be renewed for a period commencing at 11:59 p.m. (New York City time) on the last day of such Site Lease Term and terminating at 11:59 p.m. (New York City time) on the last day of the Renewal Lease Term for which the Facility Lease is so extended.

     (d) Any renewal term pursuant to this Section 2.3 is referred to herein as a "Renewal Site Lease Term," and together with the Basic Site Lease Term and
      -----------------------
all other Renewal Site Lease Terms, the "Site Lease Term."
                                         ---------------

     Section 2.4. Return of Ground Interest. Upon the expiration or early termination or surrender of this Site Lease in whole or in part, the Ground Lessee shall (a) return the Ground Interest or the applicable portion thereof to the Ground Lessor by surrendering the Ground Interest or such portion thereof into the possession of the Ground Lessor without representation or warranty, other than a warranty as to the absence of Owner Lessor's Liens and a warranty of the Owner Participant as to the absence of Owner Participant's Liens, but without any other liability or cost to the Ground Lessee, and (b) upon the request of the Ground Lessor, execute, acknowledge, and deliver a release of the Ground Interest or such portion thereof, which release shall be prepared by the Ground Lessor at its expense and in a form reasonably satisfactory to the Ground Lessee to be duly recorded at the Ground Lessor's expense with the Orange County Clerks Office, Orange County, New York. The obligations of the Ground Lessor and the Ground Lessee under this Section 2.4 shall survive the termination of this Site Lease.

     Section 2.5. Nonterminability. Subject to Sections 2.6 and 2.8 hereof, the Site Lease Term shall not be terminated nor shall any of the rights granted or conveyed hereunder to the Ground Lessee be extinguished, diminished, lost or otherwise impaired, or be merged into or with any other estate, in whole or in part, by any circumstance of any character or for any reason whatsoever, including any of the following: (a) any loss or destruction of, or damage to, the Facility, or any Component thereof or interruption or cessation in use or possession thereof or any part thereof by the Ground Lessee for any reason whatsoever and of whatever duration, (b) the condemnation, requisition, expropriation, seizure or other taking of title to or use of the Facility, any Component thereof or any part thereof by any Governmental Entity or otherwise,
(c) any prohibition, limitation or restriction on the use by any Person of all or any part of its property or the interference with such use by any Person, or any eviction by paramount title or otherwise, (d) any inadequacy, incorrectness or failure of the description of the Facility Site or the Ground Interest or any part thereof or any rights or property in which an interest is intended to be granted or conveyed by this Site Lease, (e) the insolvency, bankruptcy, reorganization or similar proceedings by or against the Ground Lessor, the Ground Lessee or any other Person, (f) the failure by the Ground Lessee to comply with Section 3 or Section 5 or any other provision hereof, or (g) any other reason whatsoever, whether similar or dissimilar to any of the foregoing.

     Section 2.6. Election to Surrender. The Ground Lessee may, so long as the Lien of the Lease Indenture shall have been discharged in accordance with its terms, elect to surrender the Ground Interest and transfer this Site Lease to the Ground Lessor at any time following the expiration or early termination of the Site Sublease Term upon payment of $1.00 to the Ground Lessor, without representation or warranty other than a warranty as to the absence of Owner Lessor's Liens and a warranty of the Owner Participant as to the absence of Owner Participant's Liens, but without any other liability or cost to the Ground Lessee. Upon such surrender, all other obligations and liabilities of the Ground Lessee hereunder, including its obligation to make rental payments hereunder, shall automatically be assumed by the Ground Lessor and the Ground Lessee shall be automatically released therefrom, except, in the case of Section 11, for amounts which have accrued prior to such termination and except that the Ground Lessee shall transfer to the Ground Lessor, by an instrument to be prepared by the Ground Lessor at its expense and in a form reasonably satisfactory to the Ground Lessee to be duly recorded at the Ground Lessor's expense with the Orange County Clerks Office, Orange County, New York, all Ground Lessee's right, title and interest in and to this Site Lease.

     Section 2.7.    Storage, Etc.  (a)   The Ground Lessee shall, except as
provided in Section 2.7(b) hereof, be under no obligation at any time to remove the Facility and shall have the right, but not the obligation, upon surrender of the Ground Interest pursuant to Section 2.6 upon the expiration or earlier termination of the Site Lease Term, to require the Ground Lessor, at Ground Lessor's sole risk and expense, to dismantle the Facility, remove the Facility from the Facility Site, and cause it to be delivered to a railhead or other suitable common carrier. Notwithstanding the foregoing, after (but only after) the Ground Lessee shall have requested the Ground Lessor to dismantle, remove and ship the Facility, the Ground Lessor shall have the option to offer to purchase the Facility from the Ground Lessee, at a purchase price equal to the greater of $1.00 (One Dollar) and the Fair Market Sales Value of the Facility (assuming that the Facility must be removed from the Facility Site and, therefore, determined for purposes of this Section 2.7 after deducting the estimated cost of decommissioning, dismantlement, removal, shipment and disposal of the Facility and restoring the Facility Site to its original unimproved condition). The Ground Lessor must give the Ground Lessee written notice of any such offer within 45 days after receipt of the request from the Ground Lessee contemplated in the first sentence of this Section 2.7. If the Ground Lessee accepts such offer, which acceptance shall be in writing and given within 15 days of the Ground Lessor's offer, the Ground Lessor and the Ground Lessee shall agree upon such Fair Market Sales Value within 15 days after the giving of such written notice of acceptance or, if the Ground Lessor and the Ground Lessee shall fail so to agree, such Fair Market Sales Value shall be determined by the Appraisal Procedure. If the Ground Lessee fails to accept or reject the Ground Lessor's offer in writing within the aforesaid period, such failure shall be deemed an acceptance of the Ground Lessor's offer by the Ground Lessee.

     (b) If the Ground Lessee rejects the Ground Lessor's offer to purchase the Facility, the Ground Lessee shall (i) at its sole cost and expense, promptly dismantle and remove the Facility and restore the Facility Site to its original unimproved condition or (ii) transfer all of its right, title and interest in the Facility to the Ground Lessor for the consideration of $1.00.

     (c) Any sales, transfer or similar taxes resulting from the Ground Lessor or its designee obtaining any interest in any portion of the Facility, whether through deemed or actual conveyance or otherwise, shall be paid by the Ground Lessor. The provisions of this Section 2.7 shall expressly survive the expiration or earlier termination of the Site Lease Term and any surrender of this Site Lease pursuant to Section 2.6 hereof.

  Section 2.8.    Early Termination of Site Lease Term.  (a)   If the Facility
Lease is terminated in whole pursuant to Section 10.2 or 13 of the Facility Lease and the Ground Lessor purchases the Facility from the Ground Lessee, this Site Lease shall automatically and without further act by any Person terminate on the date of such termination of the Facility Lease. Upon termination of this Site Lease pursuant to this Section 2.8, the Ground Lessee shall return the Ground Interest or portion thereof to the Ground Lessor in accordance with
Section 2.4.

     (b) If the Facility Lease is terminated with respect to a Unit pursuant to Section 10 thereof, the Ground Lessee tenders such Unit to the Ground Lessor and the Ground Lessor purchases such Unit from the Ground Lessee, either the Ground Lessor or the Ground Lessee may, at its option, terminate this Site Lease with respect to the portion of the Ground Interest relating to the Unit that is no longer subject to the Facility Lease and that is no longer reasonably necessary for the full use and operation of the Unit that continues to be subject to the Facility Lease, as determined by the Ground Lessor and the Ground Lessee, each acting reasonably (such portion, the "Released Unit Ground
                                                          --------------------
Interest Portion"). Prior to terminating this Site Lease in part pursuant to
----------------
this Section 2.8(b), the Ground Lessor shall to the extent necessary or desirable and at its cost and expense, use commercially reasonable efforts to obtain a subdivision of the Facility Site, if such subdivision is feasible, so that (x) the portion of the Ground Interest relating to the Unit that continues to be subject to the Facility Lease constitutes a distinct parcel for purposes of zoning and of Taxes, assessments and impositions and is not otherwise considered as part of a larger single lot for purposes of zoning or of Taxes, assessments or impositions and (y) the Ground Lessee may return to the Ground Lessor the Released Unit Ground Interest Portion. Notwithstanding anything in this Site Lease to the contrary any such termination of this Site Lease in part shall not result in the preclusion of reasonably necessary access to the Unit which remains subject to the Facility Lease or impair in any material respect the use of the Ground Interest or the use or operation of the Unit which remains subject to the Facility Lease in substantially the same manner and to substantially the same extent as was permitted immediately prior to such termination or diminish, other than in an immaterial respect, the current and residual value, remaining useful life or utility of such Unit (without regard to the other Unit) as measured immediately prior to such termination, assuming such Unit shall then be in the condition required to have been maintained by the terms of the Facility Lease, or cause such Unit to become "limited use" property within the meaning of Rev. Proc. 75-28, 1975-1 C.B. 752 or Rev. Proc. 76-30, 1976-2 C.B. 647. To the extent a subdivision cannot reasonably be obtained prior to such return, the Ground Lessor and the Ground Lessee agree to cooperate with each other to effect such subdivision, each acting reasonably and in good faith.

SECTION 3.     RENT FOR THE LEASE OF GROUND INTEREST

     Section 3.1.  Rent.  (a)   The Ground Lessee agrees to pay as rent for the
Ground Interest to the Ground Lessor on May 8 and November 8 of each year during the Site Lease Term, until the date that is the 60th anniversary of the Closing Date ("Predetermined Ground Rent Expiration Date"), the amount of $193,000.00,
       -----------------------------------------
for the semiannual period ending on such date; provided that the first payment of rent shall be prorated from the beginning of the Site Lease Term to November 8, 2001. If the Site Lease Term shall have been terminated in part pursuant to
Section 2.8(b), rent payable during the remainder of the Site Lease Term for the Ground Interest shall be the amount specified above for the Ground Interest multiplied by the Unit Percentage for the Unit that continues to be subject to the Facility Lease.

     (b) If the Site Lease Term is in effect after the later of the last day of the Facility Lease Term and the date that is the 60th anniversary of the Closing Date (the "Ground Rent Adjustment Date"), the Ground Lessee agrees to
                   ---------------------------
pay to the Ground Lessor annual rent from and after the Ground Rent Adjustment Date equal to the then annual Fair Market Rental Value of the Ground Interest for the remaining period of the Site Lease Term. Such Fair Market Rental Value (determined on the basis that the Facility Site was unimproved) shall be determined no earlier than 12 months prior to the Ground Rent Adjustment Date by agreement of the parties or, if they shall fail to agree, by the Appraisal Procedure, the costs of which shall be shared equally by the Ground Lessor and the Ground Lessee. Such annual rent shall be payable semi-annually in arrears on each May 8 and November 8 during the remainder of the Site Lease Term.

     (c) All rent for any partial semi-annual period during which the last day of the Site Lease Term occurs shall be prorated on the basis of the actual number of days in such semi-annual period.

  Section 3.2. Taxes and Assessments. (a) From and after the expiration or early termination of the Site Sublease Term with respect to the Ground Interest or any portion thereof, and until the earlier of the expiration or early termination of the Site Lease Term or surrender or transfer of the Ground Interest or any portion thereof to the Ground Lessor pursuant to Section 2.6 or
Section 6, the Ground Lessee agrees to pay to the Ground Lessor all Taxes and assessments, general or special, taxed, charged, levied, assessed or imposed upon the Facility Site, but only to the extent the same relate to the Ground Interest then subject to this Site Lease, or upon the Owner Lessor's interest in the Facility, including the Ground Lessee's pro rata share of any tax or annual charge payable in respect of the Retained Power and Control Lines, the Dock Facilities, the Retained Oil Pipeline and the Railroad Tracks (it being understood that the Ground Lessee shall not be responsible for any income or similar taxes imposed against the Ground Lessor for the rent hereunder; or for any sales, use, excise or similar taxes payable, or any corporate franchise or doing business tax or similar tax or fee imposed on the Ground Lessor or in connection with the business of, or any interests owned or held by, the Ground Lessor or any Taxes and assessments, general or special, relating to the Released Unit Ground Interest Portion and to the Unit in respect of which the Facility Lease has terminated). Such payment shall be due upon demand by the Ground Lessor, but in no event shall such amounts be due prior to the date such Taxes and assessments are due and payable to a taxing or assessing Governmental Entity. Prior to the expiration or early termination of the Site Sublease Term, the Ground Lessor shall pay all Taxes and assessments, general or special, taxed, charged, levied, assessed or imposed upon the Facility Site (including any tax or annual charge payable in respect of the Retained Power and Control Lines, the Dock Facilities, the Retained Oil Pipeline and the Railroad Tracks) and the Ground Lessor shall indemnify the Ground Lessee with respect thereto for such period, as provided in and subject to the terms, conditions and limitations in, Section 9.2 of the Participation Agreement.

     (b) Taxes and assessments shall be prorated between the Ground Lessor and the Ground Lessee for (a) the year in which the Site Lease Term expires, as of the date of expiration of the Site Lease Term and (b) for the year in which the expiration or earlier termination of the Site Sublease Term occurs, as of the date of such expiration or termination of the Site Sublease Term.

     (c) From and after the expiration or termination of the Site Sublease Term and until the earlier of the expiration, surrender or termination of the Site Lease Term pursuant to and in accordance with this Site Lease, the Ground Lessee shall have the right to contest any Taxes and assessments required to be paid by the Ground Lessee under this Site Lease provided the Ground Lessee shall in good faith and with due diligence contest the same or the validity thereof by appropriate legal proceedings which shall have the effect of preventing the collection of the Taxes and assessments from the sale or foreclosure of any Lien for such Taxes and assessments of the Facility Site during such contest (unless the Ground Lessee shall provide the Ground Lessor such security as may be reasonably required by the Ground Lessor to insure payment of the full amount of such Taxes and assessments, together with any interest and penalties which may accrue with respect thereto). The Ground Lessee shall have the right, at its sole expense, to institute and prosecute, in the Ground Lessor's name, any suit or action to contest any Taxes and assessments required to be paid by the Ground Lessee or to recover the amount of any such Taxes and assessments but, in such event, the Ground Lessee hereby covenants and agrees to indemnify and save the Ground Lessor harmless from any and all costs and expenses, including reasonable attorneys fees, in connection with any such suit or action. Any funds recovered by the Ground Lessee attributable to the period from and after the termination of the Site Sublease Term until the earlier of the expiration, surrender or termination of the Site Lease Term as a result of any such suit or action shall belong to the Ground Lessee, unless the Ground Lessor shall have paid the tax and assessment with respect to such period. Any part of such recovery relating to any period ending on or prior to the expiration or termination of the Site Sublease Term or any period beginning after the expiration, surrender or termination of the Site Lease Term shall be paid to the Ground Lessor, unless the Ground Lessee shall have paid the Tax and assessment with respect to such period. Notwithstanding the foregoing, the Ground Lessee shall be entitled to reimbursement of any out-of-pocket costs and expenses incurred in connection with any such suit or action to the extent of any funds recovered, and any amounts payable to the Ground Lessor pursuant to the immediately preceding two sentences shall be reduced by a portion of such out-of-pocket costs and expenses, to be determined by the Ground Lessor and the Ground Lessee, acting reasonably, taking into account the amount of the recovery paid to each party.

  Section 3.3. Suspension of Rent and Other Payments. In the event the Ground Lessee as Lessor under the Facility Lease is entitled by the terms of the Facility Lease to exercise remedies as a result of a Lease Event of Default and any amounts remain unpaid to the Ground Lessee under the Facility Lease or any other Operative Document as a result of such Lease Event of Default, payments of any amounts owed to the Ground Lessor by the Ground Lessee under this Site Lease, including, without limitation, payments of rent and other amounts pursuant to Section 3.1 or 3.2 hereof, may, in the sole discretion of the Ground Lessee, be suspended until such time as all amounts due and owing by the Ground Lessor to the Ground Lessee under the Operative Documents shall have been paid in full.

  Section 3.4. Payment. The Ground Lessor and the Ground Lessee agree that, during the Site Sublease Term, each payment of rent by the Ground Lessee for the lease of the Ground Interest pursuant to Section 3.1 hereof and each payment of rent by the Ground Lessor, as sublessee, for the sublease of the Ground Interest pursuant to Section 3.1 of the Site Sublease shall be offset, and no amounts shall be payable by the Ground Lessee or the Ground Lessor in respect thereof, one against the other, and no amounts shall be payable by the Ground Lessee or the Ground Lessor in respect thereof, except that if any portion of the Ground Interest is being leased to the Ground Lessee pursuant to Section 2.1 but is not being subleased to the Ground Lessor pursuant to Section 2.1 of the Site Sublease, the Ground Lessee shall pay the portion of rent attributable to such portion of the Ground Interest to the Ground Lessor.

SECTION 4. QUIET ENJOYMENT IN FAVOR OF GROUND LESSEE; RELEASE RIGHTS AND
           RESERVED RIGHTS

  Section 4.1. Ground Lessee's Right of Quiet Enjoyment. The Ground Lessor warrants that it owns good, record and marketable title to the Facility Site subject only to the Permitted Encumbrances and that it has full right and authority to convey, grant and assign the rights relating to the Ground Interest conveyed, granted and assigned to the Ground Lessee pursuant to the terms of this Site Lease and agrees that, notwithstanding any provision of any other Operative Document, so long as the Site Lease Term has not been terminated pursuant to the express provisions of Section 2.8 hereof, neither the Ground Lessor nor any Person claiming by, through or under the Ground Lessor shall, through its or their own actions or inactions, interfere with or interrupt the quiet enjoyment of the use, operation and possession by the Ground Lessee of the leasehold interest in the Ground Interest subject to the terms hereof. The Ground Lessee acknowledges that, as of the Closing Date, the Ground Lessor does not own an undivided 35% tenant-in-common interest in the Jointly Owned Facilities (as defined in the Interconnection Agreement).

     Section 4.2. Ground Lessor's Release Rights. Notwithstanding Section 4.1 hereof or any other provisions in this Site Lease to the contrary, the Ground Lessor shall have the right from time to time, without being deemed to breach the foregoing covenant of quiet enjoyment or any other provision of this Site Lease, in furtherance of the purposes permitted by Section 4.3 or otherwise, to
(i) sell, grant, convey or assign one or more portions of or interests of any kind or nature in, upon, to, on, over, above, under or through one or more portions of the Facility Site, including all roads, access gates and parking lots, together with a non-exclusive easement for Access over and across the Facility Site in order to fully exercise the right to use same, (ii) grant, create or release one or more rights of way and easements in, upon, to, on, over, above, under through or in respect of, or the right, privilege and right to use, any portions of the Facility Site, the Retained Power and Control Lines, the Dock Facilities, the Retained Oil Pipeline or the Railroad Tracks, together with a non-exclusive easement for Access over and across such properties or facilities in order to fully exercise the right to use same, (iii) lease or convey one or more leasehold interests in one or more portions of the Facility Site, the Retained Power and Control Lines, the Dock Facilities, the Retained Oil Pipeline or the Railroad Tracks to one or more lessees of leasehold interests, and (iv) sell, grant, convey or assign the easements, rights, privileges and licenses granted to the Company pursuant to the Cross Easement Agreement (collectively the "Ground Lessor's Release Rights"); provided,
                             ------------------------------
however, that no property, interest, right of way, easement, or leasehold interest (the "Released Property") so sold, granted, released, leased or
               -----------------
conveyed shall result in the preclusion of reasonably necessary access to the Facility or impair in any material respect the use of the Ground Interest or the use or operation of the Facility in substantially the same manner and to substantially the same extent as was permitted immediately prior to the exercise of the Ground Lessor's Release Rights or reduce the then current or residual value, utility or remaining useful life of the Facility (assuming the Facility shall then be in the condition required to have been maintained by the terms of the Facility Lease) other than in an immaterial respect or cause the Facility to become a "limited use" property within the meaning of Rev. Proc. 75-28, 1975-1 C.B. 752 or Rev. Proc. 76-30, 1976-2 C.B. 647. Any third party may conclusively, and without further act, inquiry or investigation, rely upon an Officer's Certificate of the Ground Lessor to the effect that any such sale, grant, release or conveyance complies with this Section 4.2 without the necessity of any further inquiry, investigation or determination. In light of the nature of the Released Property to be sold, granted, released, leased or conveyed, either
(x) this Site Lease shall be subject to the interest created in connection with the Released Property or (y) the Released Property shall no longer be a part of the Ground Interest and shall automatically be deemed to be subject to or released from the effect of this Site Lease and any Lien on the Ground Interest or otherwise under this Site Lease, in either case, without the necessity of the execution, delivery or recording of any further instrument whatsoever. At the expense of the Ground Lessor, either party shall, at the request of the other, execute and deliver such documents and instruments as may be reasonably requested by the Ground Lessor to evidence the foregoing. The Ground Lessor may exercise its rights under this
Section 4.2 with or without receiving compensation, all of which if any, shall be for the benefit of the Ground Lessor.

     Section 4.3. Reserved Rights. (a) Notwithstanding Section 4.1 or any other provisions in this Site Lease to the contrary, the Ground Lessor reserves a right, right of way, and easement on, over, under and across the Facility Site, and shall have the right from time to time, without being deemed to breach the foregoing covenant of quiet enjoyment or any other provision of this Site Lease, to do any of the following, and to grant any other Person (any such Person, an "Additional Owner") the right to do any of the following:
            ----------------

                    (i) operate, use, repair, alter, restore, renew, replace, remove, upgrade, expand, maintain and relocate the Retained Power and Control Lines, the Dock Facilities, the Retained Oil Pipeline, the Railroad Tracks, the Retained Assets and any Unit tendered to and acquired by the Ground Lessor pursuant to Section 10 of the Facility Lease (a "Returned Unit");
                                            --------------

                    (ii) construct, own and operate additional electric generating units or other related or unrelated facilities (each, an "Additional Facility") on or adjacent to the Facility Site;
                   -------------------

                    (iii) erect, construct, install, operate, use, repair, alter, restore, renew, replace, remove, upgrade, expand, maintain and relocate facilities and structures (other than the Facility) on, over, under or across the Facility Site, including without limitation, other buildings, roads, paths, walkways, sanitary sewers, storm drains, water intakes, water and gas mains, storage and detention ponds, waste disposal systems, electric power lines, transmission lines, telephone, television and telecommunication lines, fire protection systems, safety sensor and monitoring systems and utility lines and systems and other items as may be reasonably necessary or desirable for the operation or use of the Retained Power and Control Lines, the Dock Facilities, the Retained Oil Pipeline or the Railroad Tracks, the Retained Assets, any Returned Unit, the Other Facility or any Additional Facility, including but not limited to transmission lines and related pipes, conduits, poles, wires, cables and interconnection facilities to transport electricity from the Additional Facility to, and to tap into, the Retained Power and Control Lines;

                    (iv) use and consume the natural resources of or relating to the Facility Site as may be reasonably necessary in connection with the Retained Power and Control Lines, the Dock Facilities, the Retained Oil Pipeline, the Railroad Tracks, the Retained Assets, any Returned Unit, the Other Facility or any Additional Facility;

provided, (i) that the rights reserved in clauses (i) through (iv) above, individually or in the aggregate, shall not result in the preclusion of reasonably necessary access to the Facility or impair in any material respect the use of the Ground Interest or the use or operation of the Facility in substantially the same manner and to substantially the same extent as was permitted prior to the Closing Date or reduce the then current or residual value, utility or remaining useful life of the Facility (assuming the Facility shall then be in the condition required to have been maintained by the terms of the Facility Lease) other than in an immaterial respect or cause the Facility to become a "limited use" property within the meaning of Rev. Proc. 75-28, 1975-1 C.B. 752 or Rev. Proc. 76-30, 1976-2 C.B.
647; (ii) that unless any Additional Owner shall have entered into the mutually agreeable arrangements referred to in clause (b) below (concurrently with the granting of such Additional Owner's right under clauses (i) through (iv) above, such Additional Owner shall agree to enter into mutually agreeable arrangements with respect to the shared use and operation of the Retained Power and Control Lines, the Dock Facilities, the Retained Oil Pipeline and the Railroad Tracks (to the extent of such Additional Owner's rights therein), and (iii) that the Additional Owner (or an operator under contract with the Additional Owner) shall be a Person (which may be one of the Ground Lessor's Affiliates) that, in the reasonable judgment of the Ground Lessor, is a reputable and capable operator of the Additional Facility. At the expense of the Ground Lessor, either party shall, at the request of the other, execute and deliver such documents and instruments as may be reasonably requested to evidence its rights hereunder. The Ground Lessor may exercise its rights under this Section 4.3 with or without receiving compensation, all of which if any, shall be for the benefit of the Ground Lessor.

          (b) Notwithstanding the foregoing, the Ground Lessor's and any Additional Owner's right to use the Retained Power and Control Lines, the Dock Facilities, the Retained Oil Pipeline and the Railroad Tracks shall be limited to any excess capacity in the Retained Power and Control Lines, the Dock Facilities, the Retained Oil Pipeline and the Railroad Tracks over the utilization rights granted to the Ground Lessee pursuant to Section 2.1 hereof. If at any time the Ground Lessor or any Additional Owner requires more than such excess capacity of the Retained Power and Control Lines, the Dock Facilities, the Retained Oil Pipeline or the Railroad Tracks, then the Ground Lessor or such Additional Owner shall upgrade the Retained Power and Control Lines, the Dock Facilities, the Retained Oil Pipeline or the Railroad Tracks, as the case may be, at its sole cost and expense. If, following the termination or expiration of the Site Sublease, the Ground Lessee requires additional capacity of the Retained Power and Control Lines, the Dock Facilities, the Retained Oil Pipeline or the Railroad Tracks in excess of that then available (taking into account the rights of the Ground Lessor and any Additional Owner to use the same), then the Ground Lessee shall upgrade the Retained Power and Control Lines, the Dock Facilities, the Retained Oil Pipeline or the Railroad Tracks, as the case may be, at its sole cost and expense. If at any time following the expiration or termination of the Site Sublease and return of the Facility to the Ground Lessee (or upon reasonable request and notice from the Ground Lessor, prior to the termination or expiration of the Site Sublease or return of the Facility to the Ground Lessee), the Retained Power and Control Lines, the Dock Facilities, the Retained Oil Pipeline or the Railroad Tracks are being, or will be, used by the Ground Lessor, or any Additional Owner and the Ground Lessee, the parties agree to cooperate with each other and to enter into mutually agreeable arrangements, each acting reasonably and in good faith, with respect to joint operation, maintenance and use of, and allocations of costs and expenses with respect to, the Retained Power and Control Lines, the Dock Facilities, the Retained Oil Pipeline or the Railroad Tracks, as the case may be; provided, that all costs and expenses (other than costs and expenses relating to expansion of the Retained Power and Control Lines, the Dock Facilities, the Retained Oil Pipeline or the Railroad Tracks, as the case may be, to increase the capacity thereof, which shall be allocated as described above) shall be shared by the parties based upon their respective use of the capacity of the Retained Power and Control Lines, the Dock Facilities, the Retained Oil Pipeline or the Railroad Tracks, as the case may be.

     Section 4.4. Rights of Third Parties. The Ground Lessee agrees that during the Site Lease Term, the Ground Lessee will not (i) grant any security interest, leasehold mortgage or deed to secure debt, or any other Lien, (ii) sublease or assign this Site Lease, except pursuant to the Site Sublease, or
(iii) otherwise encumber, cause to be encumbered or convey all or part of the Ground Lessee's interest hereunder unless such grant, sublease, assignment, encumbrance or conveyance expressly provides that the Ground Lessee's interest under this Site Lease is subject to the Ground Lessor's Release Rights set forth in Section 4.2 and the rights of the Ground Lessor in Section 4.3, that any such grant, sublease, assignment, encumbrance or conveyance shall automatically be subject to such rights without the necessity of the execution, delivery or recording of any further instrument whatsoever, and that the other party to such grant, sublease, assignment, encumbrance or conveyance shall, at the request and expense of the Ground Lessor, execute and deliver such documents and instruments as may be reasonably requested by the Ground Lessor to evidence its rights hereunder.

     Section 4.5.   Compliance Certificates.

             (a) Prior to any sale, grant, release, lease or conveyance by the Ground Lessor to an Additional Owner with respect to the construction of an Additional Facility, the Ground Lessor shall provide an Officer's Certificate to the Ground Lessee (which certification as to clause (i) below shall be confirmed by an engineer's certificate, which may be an engineer employed by the Ground Lessor or one of its Affiliates) that (i) such action or actions shall not result in the preclusion of reasonably necessary access to the Facility or impair in any material respect the use of the Ground Interest or the use or operation of the Facility or reduce the then current or residual value, utility or remaining useful life of the Facility in any material respect, and (ii) no such sale, grant, release, lease or conveyance shall cause the Facility to become a "limited use" property within the meaning of Rev. Proc. 75-28, 1975-1 C.B. 752 or Rev. Proc. 76-30, 1976-2 C.B. 647.

             (b) The Ground Lessee shall provide within fifteen (15) days of request by the Ground Lessor (or within thirty (30) days in the case of any request involving an action described in Section 4.5(a)), an Officer's Certificate of the Ground Lessee to the effect that the Released Property that has been or is proposed to be sold, granted, released, leased or conveyed pursuant to the provisions of Section 4.2 hereof, or rights that have been or are proposed to be exercised pursuant to the provisions of Section 4.3 hereof, either (x) complies with the requirements of Section 4.2 or 4.3 hereof, as applicable, or (y) does not comply with Section 4.2 or 4.3 hereof and stating in reasonable detail the basis of any such non-compliance. In connection with the furnishing of any such certificate, the Ground Lessee shall be entitled to rely upon, without further investigation, upon an Officer's Certificate to the Ground Lessee (which certification as to clause (i) below shall be confirmed by an engineer's certificate, which may be an engineer employed by the Ground Lessor or one of its Affiliates) that (i) such action or actions shall not result in the preclusion of reasonably necessary access to the Facility or impair in any material respect the use of the Ground Interest or the use or operation of the Facility or reduce the then current or residual value, utility or remaining useful life of the Facility in any material respect, and (ii) no such sale, grant, release, lease or conveyance shall cause the Facility to become a "limited use" property within the meaning of Rev. Proc. 75-28, 1975-1 C.B. 752 or Rev. Proc. 76-30, 1976-2 C.B. 647

     Section 4.6. Subdivision. At any time after the termination or expiration of the Site Sublease, upon the request of the Ground Lessee, the Ground Lessor shall to the extent feasible, at its expense, use commercially reasonable efforts to obtain a subdivision of the Facility Site such that the Facility Site shall constitute a single zoning lot (the "Subdivision"). The Ground Lessor and
                                           -----------
the Ground Lessee shall cooperate with each other and use good faith efforts to do whatever is necessary (including, without limitation, promptly executing any documents or instruments required in connection with the Subdivision) in order to effectuate the Subdivision. To the extent that the Subdivision cannot be obtained under this Section 4.6 or Section 2.8(b), the Ground Sublessor and the Ground Sublessee agree to cooperate with each other and to enter into other mutually agreeable arrangements, each acting reasonably and in good faith, with respect to the Facility Site, in light of the absence of the Subdivision.

     Section 4.7. Amendments. The Ground Lessor shall retain the right to enter into or consent to any amendment, modification or supplement to the Cross Easement Agreement or the CH Retained Power and Control Lines Easement; provided, that the Ground Lessor may not, without the prior written consent of the Ground Lessee, enter into or consent to any such amendment, modification or supplement that could reasonably be expected to have a material adverse effect on the rights of the Ground Lessee or, so long as the Lien of the Lease Indenture shall not have been terminated or discharged, the Lease Indenture Trustee, or diminish, other than in an immaterial respect, the current and residual value, remaining useful life or utility of the Facility, or cause the Facility to become "limited use" property within the meaning of Rev. Proc. 75-28, 1975-1 C.B. 752 or Rev. Proc. 76-30, 1976-2 C.B. 647, unless such modification or supplement is required by Applicable Law or is necessary to operate or maintain the Facility in compliance with Applicable Law.


SECTION 5.   USE OF GROUND INTEREST

     Section 5.1. Use. The Ground Lessee's rights hereunder to use the Ground Interest during the Site Lease Term shall be limited to the right of the Ground Lessee to use (a) the Facility Site in connection with the use, operation, maintenance, repair, upgrade, improvement, alteration, removal, restoration and modification of the Facility in accordance with the terms of the Operative Documents, which shall include the right to construct, install, operate, use, repair and relocate facilities, equipment and/or structures on or under the Facility Site, including buildings, roads, paths, walkways, sanitary sewers, storm drains, water, gas and/or oil mains, waste disposal systems, electric power lines, transmission lines, telephone, television and telecommunication lines, fire protection systems, safety sensor and monitoring systems and utility lines and systems, all as are reasonably necessary or advisable for the commercial operation of the Facility; (b) the Cross Easement Rights in connection with the use and operation of the Facility; (c) the Retained Power and Control Lines for the continued transmitting and/or distributing of electrical and related service to and from the Facility; (d) the Dock Facilities and the Railroad Tracks for the delivery and unloading of coal, oil, other commodities and equipment for the Facility and, in the case of the Railroad Tracks the temporary storage of railcars used or to be used for delivery of such commodities and equipment, and (e) the Retained Oil Pipeline for delivery of oil to the Facility; provided, that the Ground Lessee may not relocate or expand any easement or any facility relating thereto except as expressly provided in Section 2.1(a).

     Section 5.2. Compliance with Environmental Laws. The Ground Lessee will comply with all Environmental Laws of any Governmental Entity having jurisdiction as the same pertain to the Facility Site, unless such noncompliance
(A) is not reasonably likely to have a Material Adverse Effect or involve any danger of foreclosure, sale, forfeiture or loss of, or imposition of a Lien on, the Facility or the impairment of the use, operation or maintenance of the Facility in any material respect, and (B) could not result in any criminal liability being incurred by, or could not reasonably be expected to have any material adverse effect on the interests of, the Owner Participant or the Owner Lessor; provided, however, that at all times during the term of the Site Sublease, the Ground Lessor, pursuant to the Site Sublease, shall be obligated to perform, and the Ground Lessee shall be deemed to have performed, the obligations under this Section 5. Notwithstanding the foregoing, the Ground Lessee shall not be responsible for compliance with any requirements of Environmental Laws to the extent such requirements are attributable to any action, omission, event, circumstance or condition occurring or existing prior to such return of the Ground Interest to the Ground Lessee upon the termination or expiration of the Site Sublease.

     Section 5.3.   Maintenance; Replacement; Modifications.   During the Site
Lease Term, the Ground Lessor agrees, with respect to the Retained Power and Control Lines, the Dock Facilities, the Retained Oil Pipeline and the Railroad Tracks, to maintain, repair, replace and modify such equipment and facilities in accordance with the maintenance, replacement and modification requirements prescribed in Section 7.1, 7.2, 8.1 and 8.2 of the Facility Lease with respect to the Facility (without regard to whether the Facility Lease is then in effect); provided, that prior to the purchase by the Ground Lessor of the Jointly Owned Facilities (as defined in the Interconnection Agreement), the Jointly Owned Facilities shall be maintained in accordance with the terms of the Interconnection Agreement. The Ground Lessor reserves the right to remove any such equipment or facilities that become surplus or obsolete in accordance with the standards prescribed in Section 7.2 of the Facility Lease. During the period from and after the end of the Site Sublease Term, the Ground Lessee shall reimburse the Ground Lessor for an equitable portion of the costs and expenses incurred by the Ground Lessor to perform its maintenance, repair and related obligations with respect to such equipment and facilities, based upon the relative manner and extent of utilization for the use and operation of the Facility and for the use and operation of other facilities.


SECTION 6.    TRANSFER OF GROUND INTEREST

              (a) The Ground Lessee expressly agrees that the Ground Lessee shall not transfer the Ground Interest except as part of the Ground Lessee's transfer of the Owner Lessor's Interest pursuant to the Operative Documents. The Ground Lessor acknowledges that (x) the Ground Lessee shall have the right to transfer and convey the Ground Interest as part of a transfer under and in accordance with Sections 10.2(b), 13.3, 14.4, or 17.1 of the Facility Lease in connection with the Ground Lessee's transfer thereunder of the Owner Lessor's Interest and the Ground Lessor and the Ground Lessee agree to comply with the provisions of the applicable sections of the Facility Lease in connection with such transfer to the extent required thereunder, (y) the Ground Lessee's interest hereunder may be transferred together with the Owner Lessor's Interest to the Lease Indenture Trustee or an Affiliate of the Lease Indenture Trustee or any other Person who is the purchaser thereof in foreclosure of the Lien of the Lease Indenture or by deed in lieu of any such foreclosure or after any such foreclosure or deed in lieu of foreclosure, and (z) at all times after the expiration or termination, for any reason whatsoever, of the Facility Lease, the Ground Lessee may transfer or assign its rights and obligations under this Site Lease, or permit the sublease, sub-sublease or occupancy of the Ground Interest to or by any third person, or mortgage its interest in the Ground Interest so long as the transferee, sublessee or mortgagee is simultaneously acquiring a similar interest in the Facility and, if the Lien of the Lease Indenture has not been discharged, the Lease Indenture Trustee has given its prior written consent; provided, however, that, in connection with any mortgage by the Ground Lessee of its interest in the Ground Interest, the Ground Lessor shall not unreasonably withhold its consent to any modification of this Site Lease as is requested by any lender to preserve or protect the lien granted to such lender in connection with its mortgage so long as such modification would not subject the Ground Lessor to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Ground Lessor, and provided, further, that the Ground Lessee agrees to pay all reasonable costs and expenses incurred by the Ground Lessor in connection with any such requested modification. With respect to an assignment only, the Ground Lessee shall be relieved of its obligations under this Site Lease from and after the date of such transfer or assignment so long as the transfer or assignment is made in accordance with clause (z) above and the transferee or assignee assumes and agrees to perform all obligations and liabilities of the Ground Lessee under this Site Lease pursuant to such agreements, and on such terms, as shall be reasonably satisfactory to the Ground Lessor and if the Lien of the Lease Indenture has not been discharged, with the consent of the Lease Indenture Trustee. If the Facility Lease is terminated with respect to a Unit pursuant to Section 10 or 14 thereof and such Unit is transferred to a third party, the Ground Lessee may assign its interest herein with respect to the portion of the Ground Interest relating to such Unit to such transferee and the Ground Lessee shall be relieved of its obligations under this Site Lease with respect to such portion of the Ground Interest so long as such transferee assumes and agrees to perform all obligations and liabilities of the Ground Lessee under this Site Lease with respect to such portion of the Ground Interest. The Ground Lessor shall, at the request of the Ground Lessee or such transferee, enter into a separate ground lease with such transferee on substantially the same terms set forth herein with respect to that portion of the Ground Interest necessary to operate such Unit.

     The Ground Lessee acknowledges and agrees that at all times after the expiration or termination, for any reason whatsoever, of the Facility Lease, the Ground Lessor may convey the Facility Site and transfer or assign its rights and obligations under this Site Lease to any third person with the prior written consent of the Ground Lessee and, if the Lien of the Lease Indenture has not been discharged, the Lease Indenture Trustee (such consent, in the case of the Ground Lessee, not to be unreasonably withheld). With respect to any such assignment, the Ground Lessor shall be relieved of its obligations under this Site Lease from and after the date of such conveyance and transfer or assignment so long as the transferee or assignee assumes and agrees to perform all obligations and liabilities of the Ground Lessor under this Site Lease pursuant to such agreements, and on such terms, as shall be reasonably satisfactory to the Ground Lessee and if the Lien of the Lease Indenture has not been discharged, with the consent of the Lease Indenture Trustee.

             (b) If and in the event the Facility Site is part of a larger zoning lot which includes all or any portion of the Retained Sites, prior to any transfer of any portion of the Retained Sites which constitute part of the zoning lot which includes the Facility Site, the Ground Lessor shall, to the extent feasible, use commercially reasonable efforts to obtain a subdivision of the Facility Site such that the Facility Site shall constitute a single lot for zoning purposes.

SECTION 7.   LIENS

     Section 7.1.   Liens by Ground Lessee.   The Ground Lessee agrees that it
will not, directly or indirectly, create, incur, assume or suffer to exist any Owner Lessor's Liens on or with respect to the Ground Interest or the Facility Site, and the Ground Lessee shall promptly notify the Ground Lessor of the imposition of any such Lien of which the Ground Lessee is aware and shall promptly, at its own expense, take such action as may be necessary to fully discharge or release any such Lien or contest any such Lien in good faith and with due diligence by appropriate legal proceedings and provided that the Ground Lessee shall provide the Ground Lessor with reasonable security as may be required by the Ground Lessor in connection with any such contest.

     Section 7.2.   Liens by the Ground Lessor.   The Ground Lessor hereby
covenants that it will not, directly or indirectly, create, incur, assume or suffer to exist any Liens or other encumbrances on or with respect to the Ground Interest, other than Permitted Liens. The Ground Lessor shall promptly notify the Ground Lessee of the imposition of any such Lien or other encumbrances described in the immediately preceding sentence of which the Ground Lessor is aware and shall promptly, at its own expense, take such action as may be necessary to fully discharge or release any such Lien or contest any such Lien in good faith and with due diligence by appropriate legal proceedings and provided that the Ground Lessor shall provide the Ground Lessee with reasonable security as may be required by the Ground Lessee in connection with any such contest.

SECTION 8.   EVENTS OF LOSS, CONDEMNATION, DAMAGE OR DESTRUCTION

          (a) If at any time during the Site Sublease Term an Event of Loss occurs or a Requisition occurs or other casualty occurs, the terms and provisions of the Facility Lease shall govern and control the rights and obligations of the parties hereto.

          (b) If at any time after the expiration or termination, for any reason whatsoever, of the Site Sublease Term and until the earlier of the expiration, surrender or termination of the Site Lease Term, the Ground Interest or any portion thereof is the subject of a Requisition, the proceeds of such Requisition shall be divided between the Ground Lessor and the Ground Lessee in the proportions specified in the condemnation award or agreement of transfer or, if not so specified, in proportion to the fair market value of the Ground Lessor's and the Ground Lessee's respective interests in the Ground Interest; provided that so long as the Lien of the Lease Indenture shall not have been terminated or discharged, all amounts payable to the Ground Lessee pursuant to this clause (b) shall be payable to the Lease Indenture Trustee for application pursuant to the Lease Indenture.

          (c) If, at any time after expiration or termination, for any reason whatsoever, of the Site Sublease Term and until the earlier of the expiration, surrender or termination of the Site Lease Term, the Facility or any part thereof is damaged or destroyed by any fire or other casualty, the Ground Lessee shall not, except to the extent expressly required under any other Operative Document or under Applicable Laws, be obligated to repair or replace the Facility, notwithstanding the availability of insurance proceeds for repair.
All proceeds received by the Ground Lessee from insurance with respect to any casualty or property damage occurring on or after expiration or termination of the Site Sublease Term, but during which period this Site Lease remains in effect, shall be applied first to pay any past due amounts then payable to the Ground Lessor and/or any of its Affiliates pursuant to this Site Lease and thereafter shall be applied as the Ground Lessee may elect.

          (d) To the extent that a Requisition occurs with respect to the Facility after the expiration or termination of the Site Sublease Term and until the earlier of the expiration, surrender or termination of the Site Lease Term, the proceeds of such Requisition shall be paid solely to the Ground Lessee.

          (e) To the extent that a Requisition occurs with respect to both the Facility and the Ground Interest after the expiration or termination of the Site Sublease Term and until the earlier of the expiration, surrender or termination of the Site Lease Term, and the condemnation award or agreement of transfer fails to specify how the proceeds of such Requisition shall be divided between the Ground Lessor and the Ground Lessee, the proceeds of such Requisition shall be divided between the Ground Lessor and the Ground Lessee equitably in accordance with the principles set forth in paragraphs (b) and (d) above.

SECTION 9.  SEVERANCE

     The Facility, Components, Replacement Components, all equipment at any time acquired by the Ground Lessee and located on the Facility Site and each part thereof have been severed by agreement and intention of the parties hereto from the Facility Site and from title thereto and (i) shall be considered as personal property of the Ground Lessee, (ii) even though attached or affixed to or installed upon the Facility Site, as the case may be, shall not be considered to be fixtures or a part of the Facility Site and (iii) shall not be or become subject to the Lien of any mortgage by encumbering the Facility Site (other than the Lease Indenture, if then in effect). The Ground Lessor waives any rights it may have under the laws of the State of New York arising under this Site Lease or otherwise (except as expressly provided in the Operative Documents) to any Lien upon, or any right to distress or attachment upon, or any other interest in, any item constituting part of the Facility, Components, Replacement Components or any equipment and other property at any time acquired by the Ground Lessee and located on the Facility Site. The Ground Lessor acknowledges that the Ground Lessee is the equitable and beneficial owner of the Facility, Components, Replacement Components and all such other equipment and property relating solely to the Facility at any time acquired by the Ground Lessee and located on the Facility Site and covenants and agrees that, subject to any limitations in and to the terms and conditions of this Site Lease and the other Operative Documents, following the expiration or earlier termination of the Facility Lease and on, prior to or following (subject to the provisions of Section 2.7 hereof) the expiration or earlier termination of this Site Lease, the Ground Lessee shall have the right to remove, from time to time, the Facility, Components,

Replacement Components or any part thereof or any such other equipment and property relating solely to the Facility at any time acquired by the Ground Lessee, from the Facility Site and the Ground Lessor hereby waives any claim it might have against the Ground Lessee for waste by virtue of such removal. The Ground Lessee waives any rights it may have under the laws of the State of New York or otherwise to any Lien upon, or right of attachment (other than a leasehold interest in or right to use, as the case may be) with respect to, the Retained Power and Control Lines, the Dock Facilities, the Retained Oil Pipeline, the Railroad Tracks, the Retained Assets, any Returned Unit or any part thereof.

SECTION 10.    NONMERGER

     The reversionary interest of the Ground Lessor in the Ground Interest shall not merge into any interest in the Ground Interest conveyed by this Site Lease even if such reversionary interest and such interest leased are at any time vested in or held directly or indirectly by the same Person, but this Site Lease shall nonetheless remain in full force and effect in accordance with its terms notwithstanding such vesting or holding unless and until the Person holding such interests shall execute an instrument effecting such merger and shall duly record such instrument. No such instrument of merger shall be executed and recorded unless and until the Lien of the Lease Indenture on the Indenture Estate has been discharged in accordance with the terms thereof.

SECTION 11.    INDEMNIFICATION

     The Ground Lessee shall indemnify, protect, save and hold harmless the Ground Lessor, from and against, any and all Claims imposed on, incurred by or asserted against the Ground Lessor, to the extent (but only to the extent) relating to or arising out of any of the following (other than claims for which the Ground Lessor is responsible under Section 5.3 of the Facility Lease or
Section 9.1 of the Participation Agreement) which are attributable to any action, omission, event, circumstance or condition occurring or existing after the return of the Ground Interest to the Ground Sublessor pursuant to Section
2.2 of the Site Lease and prior to the return of the Ground Interest to the Ground Lessor in accordance with Section 2.4 or Section 2.6 hereof: (i) the operation, maintenance, modification, repair, rebuilding, alteration, restoration, refurbishing, or other use or non-use of the Facility, or (ii) the presence, use, storage, transportation, treatment or manufacture of any Hazardous Substance in, at, under or from the Facility or the Facility Site but not, for avoidance of doubt, in each case to the extent such claims are attributable to (a) any action, omission, event, circumstance or condition occurring or existing prior to such return of the Ground Interest to the Ground Lessee upon the termination or expiration of the Site Sublease or (b) any action or omission by the Ground Lessor. The obligations of the Ground Lessee under this Section 11 shall survive the termination of this Site Lease.

SECTION 12.    SECURITY FOR GROUND LESSEE'S OBLIGATION UNDER LESSOR NOTE

     In order to secure the Notes, the Ground Lessee will, by the Lease Indenture, assign and grant a Lien to the Lease Indenture Trustee in and to all of the Ground Lessee's right, title and interest in, to and under this Site Lease and the Ground Interest (other than Excepted Payments and Excepted Rights). The Ground Lessor hereby consents to such assignment and creation of such Lien and acknowledges receipt of copies of the Lease Indenture, it being understood that such consent shall not affect any requirement or the absence of any requirement for any consent under any other circumstances. Unless and until the Ground Lessor shall have received written notice from the Lease Indenture Trustee that the Lien of the Lease Indenture has been fully released, the Lease Indenture Trustee under the Lease Indenture shall have the rights of the Ground Lessee under this Site Lease to the extent set forth in and subject in each case to the exceptions set forth in the Lease Indenture.

SECTION 13.    MISCELLANEOUS

     Section 13.1. Amendments and Waivers. No term, covenant, agreement or condition of this Site Lease may be terminated, amended or compliance therewith waived (either generally or in a particular instance, retroactively or prospectively) except by an instrument or instruments in writing executed by each party hereto.

     Section 13.2. Notices. Unless otherwise expressly specified or permitted by the terms hereof, all communications and notices provided for herein shall be in writing or by a telecommunications device capable of creating a written record, and any such notice shall become effective (a) upon personal delivery thereof, including by overnight mail or courier service, (b) in the case of notice by United States mail, certified or registered, postage prepaid, return receipt requested, upon receipt thereof, or (c) in the case of notice by such a telecommunications device, upon transmission thereof, provided such transmission is promptly confirmed by either of the methods set forth in clauses (a) or (b) above, in each case addressed to such party hereto and copy party at its address set forth below or at such other address as such party or copy party may from time to time designate by written notice to the other parties:

     If to the Ground Lessor:

              Dynegy Roseton, L.L.C.
              c/o Dynegy Northeast Generation, Inc.
              992 River Road
              Newburgh, New York  12550
              Telephone No.: (845) 563-4961
              Facsimile No.: (845) 563-4992
              Attention: Daniel P. Thompson, Vice President, Operations




              with a copy to:

          Dynegy Power Corp.
          1000 Louisiana Street, Suite 5800
          Houston, Texas 77002
          Telephone No.: (713) 507-6823
          Facsimile No.: (713) 767-8510
          Attention: Timothy A. Beverick, Esq.

          If to the Ground Lessee:

          Roseton OL LLC
          c/o Wilmington Trust Company
          Rodney Square North
          1100 North Market Street
          Wilmington, DE 19890-0001
          Telephone No.: (302) 651-1000
          Facsimile No.: (302) 651-8882
          Attention: Corporate Trust Administration

          with a copy to:

          Roseton OP LLC
          c/o Resources Capital Management Corporation
          1300 North Market Street
          Suite 405
          Wilmington, DE 19801
          Telephone No.: (302) 576-2895
          Facsimile No.: (302) 576-2897
          Attention:     William Barbour

     Section 13.3. Survival. Except as expressly set forth herein, the warranties and covenants made by each party hereto shall not survive the expiration or termination of this Site Lease.

     Section 13.4.  Successors and Assigns.

             (a) This Site Lease shall be binding upon and shall inure to the benefit of, and shall be enforceable by, the parties hereto and their respective successors and permitted assigns as permitted by and in accordance with the terms hereof.

             (b) Except as expressly provided herein or in the other Operative Documents, the Ground Lessor may not assign or transfer any of its interests herein without the consent of the Ground Lessee.

     Section 13.5. Governing Law. This Site Lease shall be in all respects governed by and construed in accordance with the laws of the State of New York, including all matters of construction, validity and performance.

     Section 13.6. Severability. Any provision of this Site Lease that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     Section 13.7. Counterparts. This Site Lease may be executed in separate counterparts, each of which, when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

     Section 13.8. Headings and Table of Contents. The headings of the sections of this Site Lease and the Table of Contents are inserted for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof.

     Section 13.9. Further Assurances. Each party hereto will promptly and duly execute and deliver such further documents to make such further assurances for and take such further action reasonably requested by the other party, all as may be reasonably necessary to carry out more effectively the intent and purpose of this Site Lease.

     Section 13.10. Effectiveness of Site Lease. This Site Lease has been dated as of the date first above written for convenience only. This Site Lease shall be effective on May 8, 2001, the date of execution and delivery by the Ground Lessee and the Ground Lessor.

     Section 13.11. Limitation of Liability. It is expressly understood and agreed by the parties hereto that (a) this Site Lease is executed and delivered by Wilmington Trust Company ("Wilmington"), not individually or personally but
                              ----------
solely as Lessor Manager under the LLC Agreement, in the exercise of the powers and authority conferred and vested in it pursuant thereto, (b) each of the representations, undertakings and agreements herein made on the part of the Owner Lessor is made and intended not as personal representations, undertakings and agreements by Wilmington, but is made and intended for the purpose for binding only the Owner Lessor, (c) nothing herein contained shall be construed as creating any liability on Wilmington, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto or by any Person claiming by, through or under the parties hereto and (d) under no circumstances shall Wilmington be personally liable for the payment of any indebtedness or expenses of the Owner Lessor or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Owner Lessor under this Site Lease.

     Section 13.12. Measuring Life. If and to the extent that any of the rights and privileges granted under this Site Lease, would, in the absence of the limitation imposed by this sentence, be invalid or unenforceable as being in violation of the rule against perpetuities or any other rule or law relating to the vesting of interests in property or the suspension of the power of alienation of property, then it is agreed that notwithstanding any other provision of this Site Lease, such options, rights and privileges, subject to the respective conditions hereof governing the exercise of such options, rights and privileges, will be exercisable only during (a) the longer of (i) a period which will end twenty-one (21) years after the death of the last survivor of the descendants living on the date of the execution of this Site Lease of the following Presidents of the United States: Franklin D. Roosevelt, Harry S. Truman, Dwight D. Eisenhower, John F. Kennedy, Lyndon B. Johnson, Richard M. Nixon, Gerald R. Ford, James E. Carter, Ronald W. Reagan, George H.W. Bush, William J. Clinton and George W. Bush or (ii) the period provided under the Uniform Statutory Rule Against Perpetuities or (b) the specific applicable period of time expressed in this Site Lease, whichever of (a) and (b) is shorter.

     IN WITNESS WHEREOF, the parties hereto have caused this Site Lease to be duly executed and delivered under seal by their respective officers thereunto duly authorized.


                         DYNEGY ROSETON, L.L.C.,

                            as Ground Lessor

                         By: __________________________________
                             Name:
                             Title:


                         ROSETON OL LLC,
                            as Ground Lessee

                         By: Wilmington Trust Company, not in its individual
                             capacity but solely as Lessor Manager

                             By: ______________________________
                                 Name:
                                 Title:

STATE OF NEW YORK        )
                         )  ss:
COUNTY OF NEW YORK       )


          On this ___ day of May 2001, before me, the undersigned, personally appeared _________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person on behalf of which the individual acted, executed the instrument.

                              _______________________
                              Notary



STATE OF NEW YORK        )
                         )  ss:
COUNTY OF NEW YORK       )


          On this ___ day of May 2001, before me, the undersigned, personally appeared _________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person on behalf of which the individual acted, executed the instrument.

                              ______________________
                              Notary

                                                                  Execution Copy

                                   Appendix A



================================================================================


                                  Definitions

                             _____________________


                              Roseton Units 1 and 2


================================================================================

                           Appendix A - Definitions
                           ------------------------

SECTION 1. GENERAL PROVISIONS

         In this Appendix A and each Operative Document (as hereinafter defined), unless otherwise provided herein or therein:

     (a) the terms set forth in this Appendix A or in any such Operative Document shall have the meanings herein provided for and any term used in an Operative Document and not defined therein or in this Appendix A but in another Operative Document shall have the meaning herein or therein provided for in such other Operative Document;

     (b) any term defined in this Appendix A by reference to another document, instrument or agreement shall continue to have the meaning ascribed thereto whether or not such other document, instrument or agreement remains in effect;

     (c) words importing the singular include the plural and vice versa;

     (d) words importing a gender include any gender;

     (e) a reference to a part, clause, section, paragraph, article, party, annex, appendix, exhibit, schedule or other attachment to or in respect of an Operative Document is a reference to a part, clause, section, paragraph, or article of, or a party, annex, appendix, exhibit, schedule or other attachment to, such Operative Document unless, in any such case, otherwise expressly provided in any such Operative Document;

     (f) a reference to any statute, regulation, rule, proclamation, ordinance or law includes all statutes, regulations, rules, proclamations, ordinances or laws varying, consolidating or replacing the same from time to time, and a reference to a statute includes all regulations, policies, protocols, codes, proclamations and ordinances issued or otherwise applicable under that statute unless, in any such case, otherwise expressly provided in any such statute or in such Operative Document;

     (g) a definition of or reference to any document, instrument or agreement includes an amendment or supplement to, or restatement, replacement, modification or renovation of, any such document, instrument or agreement unless otherwise specified in such definition or in the context in which such reference is used;

     (h) a reference to a particular section, paragraph or other part of a particular statute shall be deemed to be a reference to any other section, paragraph or other part substituted therefor from time to time;

     (i) if a capitalized term describes, or shall be defined by reference to, a document, instrument or agreement that has not as of any particular date been executed and delivered and such document, instrument or agreement is attached as an exhibit to the Participation Agreement (as hereinafter defined), such reference shall be deemed to be to such form and, following such execution and delivery and subject to clause (g) above, to the document, instrument or agreement as so executed and delivered;

     (j) a reference to any Person (as hereinafter defined) includes such Person's successors and permitted assigns;

     (k) any reference to "days" shall mean calendar days unless "Business Days" (as hereinafter defined) are expressly specified;

     (l) if the date as of which any right, option or election is exercisable, or the date upon which any amount is due and payable, is stated to be on a date or day that is not a Business Day, such right, option or election may be exercised, and such amount shall be deemed due and payable, on the next succeeding Business Day with the same effect as if the same was exercised or made on such date or day (without, in the case of any such payment, the payment or accrual of any interest or other late payment or charge, provided such payment is made on such next succeeding Business Day);

     (m) words such as "hereunder", "hereto", "hereof" and "herein" and other words of similar import shall, unless the context requires otherwise, refer to the whole of the applicable document and not to any particular article, section, subsection, paragraph or clause thereof;

     (n) a reference to "including" shall mean including without limiting the generality of any description preceding such term, and for purposes hereof and of each Operative Document the rule of ejusdem generis shall not be applicable to limit a general statement, followed by or referable to an enumeration of specific matters, to matters similar to those specifically mentioned;

     (o) all accounting terms not specifically defined herein or in any Operative Document shall be construed in accordance with GAAP;

     (p) from and after termination of the Facility Lease with respect to one Unit pursuant to Section 10 or 14 thereof, any reference in the Operative Documents to the Facility shall be deemed to exclude the Unit as to which the Facility Lease was terminated;

     (q) unless the context or the specific provision otherwise requires, whenever in the Operative Documents a provision requires that a Person have a particular rating, such provision shall be deemed to mean that the senior-long term unsecured debt of such Person shall have been rated the specified rating by both Rating Agencies;

     (r) unless the context or the specific provision otherwise requires, whenever in the Operative Documents a provision requires that the rating of a Person be confirmed, such provisions shall be deemed to mean that both Rating Agencies shall have confirmed the rating of the senior-long term unsecured debt of such Person, a copy of which confirmation shall be delivered by the Company to the Owner Participant, the Owner Lessor and, so long as the Lien of the Lease Indenture shall not have been terminated or discharged, to the Lease Indenture Trustee and shall be without indication that such Person has been placed on credit watch, credit review, or any similar status with negative implications or which does not indicate the direction of the potential ratings change; and

     (s) (i) in connection with the provisions in the Operative Documents related to the termination of the Facility Lease with respect to any Unit under circumstances where the Facility Lease is to continue as to the other Unit, any reference to the term Unit shall mean, when used with respect to the Unit as to which the Facility Lease is being terminated, such Unit excluding any assets that also comprise a part of the other Unit (it being understood that unless otherwise specifically stated on the Facility description applicable to the Bill of Sale, Deed and Facility Lease, an asset described on such exhibit relates to both Units, unless such asset is not necessary for the operation of the other Unit as mutually agreed to by the parties), and (ii) any reference to the term Unit in clauses (a), (b) and (c) of the definition of Event of Loss or in
Section 10 of the Facility Lease in connection with such Event of Loss shall be deemed to be references to the Facility if the event giving rise to such Event of Loss constitutes an Event of Loss with respect to both Units (including the assets comprising a part of both Units).

SECTION 2. DEFINED TERMS

"Access" shall have the meaning specified in the Cross Easement Agreement.

"Actual Knowledge" shall mean, with respect to any Transaction Party, actual knowledge of, or receipt of written notice by, an officer (or other employee whose responsibilities include the administration of the Overall Transaction) of such Transaction Party (which in the case of the Company shall include any such officer of DHI); provided, that neither the Lessor Manager nor the Trust Company shall be deemed to have Actual Knowledge of any fact solely by virtue of an officer of the Trust Company having actual knowledge of such fact unless such officer is an officer in the Corporate Trust Administration Department of the Trust Company.

"Additional Certificates" shall mean any additional certificates issued by either Pass Through Trust in connection with the issuance of Additional Lessor Notes relating thereto.

"Additional Equity Investment" shall mean the amount, if any, provided by the Owner Participant (in its sole and absolute discretion) to finance all or a portion of the cost of any Modification financed pursuant to Section 11.1 of the Participation Agreement.

"Additional Facility" shall have the meaning specified in Section 4.3(a)(ii) of the Site Lease.

"Additional Facility Site" shall mean shall mean that portion of Parcel 1A described in Exhibit B to the Site Lease.

"Additional Insured Parties" shall have the meaning specified in Section 11.3 of the Facility Lease.

"Additional Interest" shall have the meaning specified in Section 3.4(b) of the Facility Lease.

"Additional Lessor Notes" shall have the meaning specified in Section 2.12 of the Lease Indenture.

"Additional Owner" shall have the meaning specified in Section 4.3(a) of the Site Lease.

"Additional Rental Amount" shall have the meaning specified in Section 3.4(b) of the Facility Lease.

"Advisor to the Lessee" shall mean Babcock & Brown LP acting as advisor to the Facility Lessee.

"Affiliate" of a particular Person shall mean any Person directly or indirectly controlling, controlled by or under common control with such particular Person. For purposes of this definition, "control" when used with respect to any particular Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing; provided, however, that under no circumstance shall the Trust Company be considered to be an Affiliate of any of the Owner Lessor, the Equity Investor, the Lessor Manager, or the Owner Participant, nor shall any of the Owner Lessor, Equity Investor, the Lessor Manager, or the Owner Participant be considered to be an Affiliate of the Trust Company.

"After-Tax Basis" shall mean, with respect to any payment to be actually or constructively received by any Person, the amount of such payment (the base payment) supplemented by a further payment (the additional payment) to that Person so that the sum of the base payment plus the additional payment shall, after deduction of the amount of all Federal, state and local income Taxes required to be paid by such Person in respect of the receipt or accrual of the base payment and the additional payment (taking into account any reduction in such income Taxes resulting from Tax benefits realized or to be realized by the recipient as a result of the payment or the event giving rise to the payment), be equal to the amount required to be received; provided, however, that the foregoing shall not require payment of the amount constructively received by any Person. Such calculations shall be made on the basis of the highest applicable Federal income tax statutory rate applicable to corporations for all relevant periods and the highest applicable statutory income tax rates applicable to corporations in the state and local taxing jurisdiction of the Facility for all relevant periods and shall take into account the deductibility of State and local income taxes for Federal income tax purposes.

"Alternative Rent" shall have the meaning specified in Section 3.4(b) of the Facility Lease.

"Alternative Rent Schedule " shall have the meaning specified in Section 3.4(b) of the Facility Lease.

"Alternative Termination Value Schedule" shall have the meaning specified in
Section 3.4(b) of the Facility Lease.

"Allocated Rent" shall have the meaning specified in Section 3.2(b) of the Facility Lease.

"Amendment" shall have the meaning specified in Section 5(a) of the Tax Indemnity Agreement.

"Applicable Law" shall mean all applicable laws, including all Environmental Laws, and treaties, judgments, decrees, injunctions, writs and orders of any court, arbitration board or

Governmental Entity and rules, regulations, orders, ordinances, licenses and permits of any Governmental Entity.

"Applicable Rate" shall mean the Prime Rate (as published in the Wall Street Journal from time to time) plus 1 % per annum.

"Appraisal Procedure" shall mean (except with respect to the Closing Appraisal and any appraisal undertaken to determine Fair Market Sales Value or Fair Market Rental Value after a Lease Event of Default shall have occurred and be continuing in connection with the exercise or remedies), an appraisal conducted by an appraiser or appraisers in accordance with the procedures set forth in this definition of "Appraisal Procedures." The Owner Participant and Facility Lessee will consult with the intent of selecting a mutually acceptable Independent Appraiser. If a mutually acceptable Independent Appraiser is selected, the Fair Market Rental Value or Fair Market Sales Value or remaining useful life or other determination to be made by such appraiser shall be determined by such Independent Appraiser. If the Owner Participant and the Facility Lessee are unable to agree upon a single Independent Appraiser within a 15-day period, one shall be appointed by the Owner Participant, and one shall be appointed by the Facility Lessee (or its designee), which Independent Appraisers shall attempt to agree upon the value, period, amount or other determination that is the subject of the appraisal. If either the Owner Participant or the Facility Lessee does not appoint its appraiser, the determination of the other appraiser shall be conclusive and binding on the Owner Participant and the Facility Lessee. If the appraisers appointed by the Owner Participant and the Facility Lessee are unable to agree upon the value, period, amount or other determination in question, such appraisers shall jointly appoint a third Independent Appraiser or, if such appraisers do not appoint a third Independent Appraiser, the Owner Participant and the Facility Lessee shall jointly appoint the third Independent Appraiser. In such case, the average of the determinations of the three appraisers shall be conclusive and binding on the Owner Participant and the Facility Lessee, unless the determination of one appraiser is disparate from the middle determination by more than twice the amount by which the third determination is disparate from the middle determination, in which case the determination of the most disparate appraiser shall be excluded, and the average of the remaining two determinations shall be conclusive and binding on the Owner Participant and the Facility Lessee. Any Fair Market Sales Value determination of spare parts or a Severable Modification shall take into consideration any Liens or encumbrances to which the spare parts or Severable Modification being appraised is subject and which are being assumed by the transferee and the actual condition of such spare parts or Severable Modifications.
"Appraiser" shall mean Deloitte & Touche LLP Valuation Group.

"APSA Assets" shall mean the assets, including the Project, acquired from the APSA Seller and certain other sellers pursuant to the Asset Purchase and Sale Agreement.

"Asset Purchase and Sale Agreements" shall mean a collective reference to (i) with respect to the Roseton Facility, that certain Asset Purchase and Sale Agreement, dated as of August 7, 2000, by and among Dynegy Power Corp., the APSA Seller and the other sellers referred to therein, and (ii) with respect to the Danskammer Facility, that certain Asset Purchase and Sale Agreement, dated as of August 7, 2000, by and between Dynegy Power Corp. and the APSA Seller.

"APSA Seller" shall mean Central Hudson Gas & Electric Corporation, a New York corporation, one of the sellers under the Asset Purchase and Sale Agreements.

"Assigned Documents" shall have the meaning specified in clause (2) of the Granting Clause of the Lease Indenture.

"Assignment and Assumption Agreement" shall mean an assignment and assumption agreement in form and substance substantially in the form of Exhibit G to the Participation Agreement.

"Assignment and Reassignment of Collective Bargaining Agreement" shall mean the Assignment and Reassignment of Collective Bargaining Agreement, dated as of the Closing Date, by and among DNE, the Owner Lessor, the Facility Lessee and the Other Facility Lessee, pursuant to which DNE assigns to the Owner Lessor all of DNE's rights and obligations under the Collective Bargaining Agreement, and the Owner Lessor simultaneously therewith reassigns to DNE and assigns to the Facility Lessee and the Other Facility Lessee all of the Owner Lessor's rights and obligations under the Collective Bargaining Agreement.

"Assignment and Reassignment of Facility Agreements" shall mean the Assignment and Reassignment of Facility Agreements, dated as of the Closing Date, between the Company and the Owner Lessor, substantially in the form of Exhibit F to the Participation Agreement duly completed, executed and delivered pursuant to which the Company assigns to the Owner Lessor and the Owner Lessor reassigns to the Company, certain rights under the Facility Agreements.

"Assumed Deductions" shall have the meaning specified in Section 1 of the Tax Indemnity Agreement.

"Assumed Tax Rate" shall have the meaning specified in Section 1(f) of the Tax Indemnity Agreement.

"Authorized Agent" shall have the meaning specified in the relevant Pass Through Trust Agreement.

"Bankruptcy Code" shall mean the United States Bankruptcy Code of 1978, 11 U.S.C. (S)101 et seq.

"Basic Lease Term" shall have the meaning specified in Section 3.1 of the Facility Lease.

"Basic Site Lease Term" shall have the meaning specified in Section 2.2 of the Site Lease.

"Basic Site Sublease Term" shall have the meaning specified in Section 2.2 of the Site Sublease.

"Bill of Sale" shall mean the Bill of Sale, dated as of the Closing Date, from the Company to the Owner Lessor, substantially in the form of Exhibit A to the Participation Agreement duly completed, executed and delivered on the Closing Date pursuant to which, together with the Deed, the Owner Lessor will acquire the Facility from the Company.

"Burdensome Termination Event" shall mean the occurrence of any event that gives a Facility Lessee the right to terminate the Facility Lease pursuant to Section
13.1 thereof.

"Business Day" shall mean any day other than a Saturday, a Sunday, or a day on which commercial banking institutions are authorized or required by law, regulation or executive order to be closed in New York, New York, the city and the state in which the Corporate Trust Office of the Lease Indenture Trustee or the Lessor Manager is located or the city and state in which the Corporate Trust Office of any Pass Through Trustee is located.

"Central Hudson" shall mean Central Hudson Gas & Electric Corporation.

"Certificate Purchase Agreement" shall mean the Certificate Purchase Agreement, dated the Effective Date, between the Company, the Other Company, the Lessee Guarantor, and the Initial Purchasers.

"Certificateholders" shall mean each of the holders of Certificates, and each of such holder's successors and permitted assigns.

"Certificates" shall mean one or more, as the context may require, of (i) the 7.27% Pass Through Certificates issued on the Closing Date and any certificates issued in replacement therefor pursuant to Section 3.3, 3.4 or 3.5 of Pass Through Trust Agreement ST and (ii) the 7.67% Pass Through Certificates issued on the Closing Date and any certificates issued in replacement therefor pursuant to Section 3.3, 3.4 or 3.5 of Pass Through Trust Agreement LT.

"Certificates Register" shall mean the "Register" specified in Section 3.4 of the relevant Pass Through Trust Agreement.

"CH Retained Power and Control Lines Easement" shall mean the easement and rights-of-way granted to the Ground Lessor by Central Hudson for the use, operation and maintenance of, and access to, the Retained Power and Control Lines on and from certain parcels of real property adjoining the Facility Site, as more fully described in Section 2.3 of the Easement Agreement (Roseton and Danskammer Stations) dated January 30, 2001 among the Company, the Other Company and Central Hudson.

"Claim" shall mean any liability (including in respect of negligence (whether passive or active or other torts), strict or absolute liability in tort or otherwise, warranty, latent or other defects (regardless of whether or not discoverable), statutory liability, property damage, bodily injury or death), obligation, loss, settlement, damage, penalty, claim, action, suit, proceeding (whether civil or criminal), judgment, penalty, fine and other legal or administrative sanction, judicial or administrative proceeding, cost, expense or disbursement, including reasonable legal, investigation and expert fees, expenses and reasonable related charges, of whatsoever kind and nature.

"Closing" shall have the meaning specified in Section 2.2(a) of the Participation Agreement.

"Closing Appraisal" shall mean the appraisal, dated the Closing Date, prepared by the Appraiser and addressed to the Owner Participant with respect to the Owner Lessor's Interest, which Closing Appraisal shall:

     (a) confirm the Purchase Price, which shall be equal to the fair market value of the Facility on the Closing Date;

     (b) determine the economic useful life of the Facility, and confirm that the Facility is reasonably estimated on the Closing Date to have (i) a remaining economic useful life equal to at least 133.33% of the Basic Lease Term, and (ii) a fair market value at the end of the Basic Lease Term equal to at least 20% of its Purchase Price, without regard to inflation or deflation during the Basic Lease Term;

     (c) confirm that it is reasonable to expect that upon expiration or termination of the Facility Lease, it will be commercially feasible for a party other than the Facility Lessee to operate the Facility;

     (d) allocate the percentage of the Purchase Price eligible for each category of Depreciation Deduction;

     (e)  confirm that the Facility is an integrated facility; and

     (f) address any other matters that the Owner Participant shall reasonably request.

"Closing Date" shall have the meaning specified in Section 2.2(a) of the Participation Agreement.

"Code" shall mean the Internal Revenue Code of 1986.

"Collective Bargaining Agreement" shall mean the Fossil Production Plant Agreement effective as of July 1, 1998 with Local Union 320 of the International Brotherhood of Electrical Workers A.F. of L.- C.I.O.

"Company" shall mean Dynegy Roseton, L.L.C., a Delaware limited liability company.

"Competitor" shall have the meaning specified in Section 7.1(b) of the Participation Agreement.

"Component" shall mean any appliance, part, instrument, appurtenance, accessory, furnishing, equipment or other property of whatever nature that may from time to time be incorporated in the Facility, except to the extent constituting Modifications.

"Corporate Trust Office" shall have the meaning specified in the relevant Pass Through Trust Agreement.

"Cross Easement Agreement" shall mean the Cross Easement Agreement, dated as of the Closing Date, by and between the Company and the Other Company, substantially in the form of Exhibit O to the Participation Agreement duly completed, executed and delivered on the Closing Date pursuant to which such parties have granted certain rights relating to the use, operation and maintenance of the Facility, the Facility Site, the Retained Assets, the Retained Sites, the Other Facility, the Other Facility Site, the Other Retained Assets and the Other Retained Sites, as the case may be.

"Cross Easement Rights" shall mean the easements and rights granted to the Company as set forth in the Cross Easement Agreement.

"Danskammer Facility" shall have the meaning specified in the Cross Easement Agreement.

"Debt Portion of Periodic Lease Rent" shall mean in respect of any Rent Payment Date, the portion of Periodic Lease Rent payable on such Rent Payment Date equal to the scheduled principal and interest due and payable on the Lessor Notes on such Rent Payment Date.

"Debt Portion of Termination Value" in respect of any determination of Termination Value or amount determined by reference to Termination Value payable pursuant to the Operative Documents shall mean an amount equal to the outstanding principal of, and accrued interest on, the Lessor Notes on such date of determination (other than any amounts past due and any overdue interest thereon).

"Deduction Loss" shall have the meaning specified in Section 5(a) of the Tax Indemnity Agreement.

"Deed" shall mean the Bargain and Sale Deed, dated the Closing Date, substantially in the form of Exhibit B to the Participation Agreement, by the Company in favor of the Owner Lessor duly completed, executed and delivered on the Closing Date pursuant to which, together with the Bill of Sale, the Owner Lessor will acquire the Facility from the Company.

"Depreciation Deductions" shall have the meaning specified in Section 1(a) of the Tax Indemnity Agreement.

"DHI" shall mean Dynegy Holdings Inc., a Delaware corporation.

"Discount Rate" shall mean 8.20%.

"DNE" shall mean Dynegy Northeast Generation, Inc., a Delaware corporation.

"Dock Facilities" shall mean a collective reference to each of the structures constituting the "dock," "catwalks" and "moorings" located on Parcel 5 of the Retained Sites and Parcels 4 and 6 of the Facility Site to be used for the loading and/or unloading by ship, barge or similar craft of coal and/or fuel oil; for the avoidance of doubt, the Dock Facilities shall not include any equipment located on or near the Dock Facilities used in connection with such loading and/or unloading, such as the coal hopper and conveyor system, any crane and/or other related equipment.

"Dock Facility Site" shall mean that portion of the Retained Sites designated as Parcel 5.

"Dollars" or the sign "$" shall mean United States doll"Dollars" or the sign "$" shall mean United States dollars or other lawful currency of the United States.

"DTC" shall mean The Depository Trust Company, a New York corporation.

"Dynegy" shall mean Dynegy Inc., an Illinois corporation.

"Effective Date" shall mean May 1, 2001, the date the Participation Agreement shall have been executed and delivered by the parties thereto.

"Effective Rate" shall have the meaning specified in Section 5(a) of the Tax Indemnity Agreement.

"Enforcement Notice" shall have the meaning specified in Section 5.1 of the Lease Indenture.

"Engineering Consultant" shall mean S&W Consultants, Inc.

"Engineering Report" shall mean the report of the Engineering Consultant, dated as of May 8, 2001, addressed to the Owner Participant.

"Environmental Condition" shall mean any action, omission, event, condition or circumstance, including the presence of any Hazardous Substance, that does or reasonably could (a) require assessment, investigation, abatement, correction, removal or remediation, (b) give rise to any obligation or liability of any nature (whether civil or criminal, arising under a theory of negligence or strict liability, or otherwise) under any Environmental Law, (c) create or constitute a public or private nuisance or trespass, or (d) constitute a violation of or non-compliance with any Environmental Law.

"Environmental Consultant" shall mean URS Greiner Woodward Clyde.

"Environmental Laws" shall mean any federal, state or local laws, ordinances, rules, orders, statutes, decrees, judgments, injunctions, directives, permits, licenses, approvals, codes and regulations relating to the environment, safety or health of human beings or other living organisms, natural resources or Hazardous Substances, as each may from time to time be amended, supplemented or supplanted.

"Environmental Report" shall mean a report prepared by the Environmental Consultant, dated as of May 8, 2001, which report shall summarize and update certain aspects of the Phase I environmental review (the "Phase I Report") and
                                                          --------------
the Environmental Risk Liabilities Evaluation Report (the "ERLE Report") (which
                                                           -----------
summarizes certain aspects of the Phase II environmental review (the "Phase II
                                                                      --------
Report") conducted by IT Corporation), each conducted by the Environmental
------
Consultant as part of the sale of the APSA Assets to the Company under the applicable Asset Purchase and Sale Agreement; each of the Phase I Report, the Phase II Report and the ERLE Report shall be attached to the Environmental Report.

"Equity Investment" shall mean $80,600,000.

"Equity Investor" shall mean Resources Capital Management Corporation, a New Jersey corporation.

"Equity Investor Parent" shall mean PSEG Resources Inc., a New Jersey corporation.

"Equity Portion of Periodic Lease Rent" shall mean for any Rent Payment Date the difference between (a) Periodic Lease Rent scheduled to be paid under the Facility Lease on such Rent Payment Date and (b) the Debt Portion of Periodic Lease Rent as of such Rent Payment Date.

"Equity Portion of Termination Value" in respect of any determination of Termination Value or amount determined by reference to Termination Value payable pursuant to the Operative Documents shall mean an amount equal to the excess, if any, of (a) the Termination Value on the date of determination, over (b) the Debt Portion of Termination Value on the date of termination.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974.

"Event of Default" shall mean an Event of Default under either Pass Through Trust Agreement.

"Event of Loss" shall mean, with respect to any Unit, or in the case of clause
(d), the Facility, any of the following events:

     (a) loss of such Unit or use thereof due to destruction or damage to such Unit that is beyond economic repair or that renders such Unit permanently unfit for normal use;

     (b) damage to such Unit that results in an insurance settlement with respect to such Unit on the basis of a total loss, or an agreed constructive or a compromised total loss;

     (c) seizure, condemnation, confiscation or taking of, or requisition of title to or use of, such Unit or, if it prevents the Company from operating or maintaining such Unit, of the Facility Site by any Governmental Entity (a "Requisition") following exhaustion of all permitted appeals or an election by the Company not to pursue such appeals (provided that no such contest may be conducted without the consent of the Owner Participant while a Lease Event of Default shall have occurred and be continuing nor shall any such contest extend beyond the earlier of (i) the date which is one year after the loss of such title, or (ii) the date which is 36 months prior to the end of the Basic Lease Term or any Renewal Lease Term then in effect or elected by the Company), but, in any case involving Requisition of use but not of title, only if such Requisition of use continues beyond the Basic Lease Term or any Renewal Lease Term then in effect or elected by the Company; and

     (d) if elected by the Owner Participant within twelve (12) months of the date upon which the Owner Participant shall obtain Actual Knowledge of the event or circumstance which would upon election of the Owner Participant result in the right to terminate the Facility Lease under this clause (d), and only in such case as termination of the Facility Lease and transfer of the Facility to the Company shall remove the basis of the regulation described below, subjection of the Owner Participant's interest in the Facility, or any part thereof, to any rate of return regulation by any Governmental Entity, or subjection of the Owner Participant (or any Affiliate thereof) or the Owner Lessor to any other public utility regulation of any Governmental Entity or law that in the reasonable opinion of the Owner Participant is materially burdensome, in either case by reason of the participation of the Owner Lessor or the Owner Participant in the transaction contemplated by the Operative Documents, and not, in any event, as a result of (i) investments, loans or other business activities of the Owner Participant or its Affiliates in respect of equipment or facilities similar in nature to the Facility or any part thereof or in any other electrical, steam, cogeneration or other energy or utility related equipment or facilities or the general business or other activities of the Owner Participant or Affiliates or the nature of any of the properties or assets from time to time owned, leased, operated, managed or otherwise used or made available for use by the Owner Participant or its Affiliates or (ii) a failure of the Owner

Participant to perform routine, administrative or ministerial actions the performance of which would not subject the Owner Participant or any Affiliate to any material adverse consequence (in the reasonable opinion of the Owner Participant or any Affiliate acting in good faith), provided that the Company, the Owner Lessor and the Owner Participant agree to cooperate and to take reasonable measures to alleviate the source or consequence of any regulation constituting an Event of Loss under this clause (d) (a "Regulatory Event of Loss"), at the cost and expense of the party requesting such cooperation and so long as there shall be no adverse consequences to the Owner Lessor or Owner Participant (or any of its Affiliates) as a result of such cooperation or the taking of reasonable measures.

"EWG" shall mean a Person determined by an order of FERC to be an "exempt wholesale generator" as defined in Section 32(a)(1) of the Holding Company Act.

"Excepted Payments" shall mean and include (a)(i) any indemnity (whether or not constituting Supplemental Lease Rent and whether or not a Lease Event of Default exists) payable to either the Trust Company, the Lessor Manager, the Equity Investor, the Owner Lessor, or the Owner Participant or to their respective Indemnitees and successors and permitted assigns (other than the Lease Indenture Trustee) pursuant to Section 2.3, 9.1, 9.2, 11.1 or 11.2 of the Participation Agreement, Section 7.1 or 7.2 of the LLC Agreement, and any payments under the Tax Indemnity Agreement or (ii) any amount payable by the Company to the Owner Lessor, the Equity Investor or the Owner Participant to reimburse any such Person for its costs and expenses in exercising its rights or complying with its obligations under the Operative Documents, (b)(i) insurance proceeds, if any, payable to the Owner Lessor or the Owner Participant under insurance separately maintained by the Owner Lessor or the Owner Participant with respect to the Facility as permitted by Section 11.5 of the Facility Lease or (ii) proceeds of personal injury or property damage or other liability insurance maintained under any Operative Document for the benefit of the Trust Company, the Lessor Manager, the Owner Lessor or the Owner Participant, (c) any amount payable to the Owner Participant as the purchase price of the Owner Participant's right and interest in the Member Interest, (d) any amounts payable to the Owner Participant upon exercise by the Company of the Special Lessee Transfer pursuant to Section 13.1 of the Participation Agreement, (e) all other fees expressly payable to the Owner Participant, the Equity Investor or the Owner Lessor under the Operative Documents, (f) if the Facility Lessee exercises its right to assume the Lessor Notes, any Termination Value (or amount calculated by reference thereto) or purchase price payable by the Facility Lessee in connection therewith, (g) any payments made under the Lessee Guaranty in respect of any of the foregoing and
(h) any payments in respect of interest, or any payments made on an After-Tax Basis, to the extent attributable to payments referred to in clause (a) through
(g) above that constitute Excepted Payments.

"Excepted Rights" shall mean the rights of the Owner Lessor and Owner Participant as set forth in Section 5.6 of the Lease Indenture.

"Excess Amount" shall have the meaning specified in Section 15.2 of the Participation Agreement.

"Exchange Act" shall mean the Securities Exchange Act of 1934.

"Excluded Property" shall mean Excepted Payments and Excepted Rights, collectively.

"Excluded Taxes" shall have the meaning specified in Section 9.2(b) of the Participation Agreement.

"Exempt Facilities" shall have the meaning specified in the Exempt Facilities Agreement.

"Exempt Facilities Agreement" shall mean the Exempt Facilities Agreement substantially in the form of Exhibit P to the Participation Agreement, by and between the Company and the Owner Lessor duly completed, executed and delivered on the Closing Date, pursuant to which the Owner Lessor and the Company each agrees to undertake certain obligations with respect to the Exempt Facilities.

"Expiration Date" shall mean February 8, 2035, the last day of the Basic Lease Term.

"Extended Marketing Period" shall have the meaning specified in Section 10.1(c) of the Facility Lease.

"Facility" shall mean a collective reference to each of the Units and each of the assets being transferred by the Company to the Owner Lessor pursuant to the Bill of Sale and Deed, as more fully described on Exhibit A to the Bill of Sale and on Exhibit B to the Deed.

"Facility Agreements" shall mean the Interconnection Agreement.

"Facility Lease" shall mean the Facility Lease Agreement, dated as of the Closing Date, between the Owner Lessor and the Company, substantially in the form of Exhibit C-1 to the Participation Agreement duly completed, executed and delivered on the Closing Date pursuant to which the Owner Lessor will lease the Facility to the Company.

"Facility Lease Term" shall mean the term of the Facility Lease, including the Basic Lease Term and all Renewal Lease Terms.

"Facility Lessee" shall mean the Company as lessee under the Facility Lease. To the extent there is a transfer pursuant to Section 13.2 of the Participation Agreement in circumstances where the Facility Lessee is to remain liable under the Operative Documents, the term Facility Lessee shall continue to include the transferring entity for purposes of Section 16 of the Facility Lease.

"Facility Lessee's Interest" shall mean the Facility Lessee's right, title and interest in and to the Facility under the Facility Lease and the Ground Interest under the Site Sublease.

"Facility Site" shall mean, collectively, Parcels 1A, except the portion thereof comprising the Additional Facility Site, 4, and 6, which parcels are described in Exhibit A to the Site Lease and Exhibit A to the Site Sublease, and all rights of way, easements, permits and other appurtenances to such parcels.

"Fair Market Rental Value" or "Fair Market Sales Value" shall mean with respect to any property or service as of any date, the cash rent or cash price obtainable in an arm's length lease, sale or supply, respectively, between an informed and willing lessee or purchaser under no compulsion to lease or purchase and an informed and willing lessor or seller or supplier under no compulsion to lease or sell or supply of the property or service in question, and shall, in the case of any Unit or an Owner Lessor's Interest, be determined (except pursuant to Section 17 of the Facility Lease or as otherwise provided below or in the Operative Documents) on the basis that (a) the conditions contained in Sections 7 and 8 of the Facility Lease shall have been complied with in all respects, (b) the lessee or buyer shall have rights in, or an assignment of, the Operative Documents to which the Owner Lessor is a party and the obligations relating thereto, (c) the Unit or the Owner Lessor's Interest, as the case may be, is free and clear of all Liens (other than Owner Lessor's Liens, Owner Participant's Liens and Indenture Trustee's Liens), (d) taking into account the remaining terms of the Site Lease and the Site Sublease, and (e) in the case of the Fair Market Rental Value, taking into account the terms of the Facility Lease and the other Operative Documents. If the Fair Market Sales Value or Fair Market Rental Value of the Owner Lessor's Interest is to be determined during the continuance of a Lease Event of Default or in connection with the exercise of remedies by the Owner Lessor pursuant to Section 17 of the Facility Lease, such value shall be determined by an appraiser appointed solely by the Owner Lessor on an "as-is", "where-is" and "with all faults" basis and shall take into account all Liens (other than Owner Lessor's Liens, Owner Participant's Liens and Indenture Trustee's Liens); provided, however, in any such case where the Owner Lessor shall be unable to obtain constructive possession sufficient to realize the economic benefit of the Owner Lessor's Interest, Fair Market Sales Value or Fair Market Retail Value of the Owner Lessor's Interest shall be deemed equal to $0. If in any case other than in the preceding sentence the parties are unable to agree upon a Fair Market Sales Value or Fair Market Rental Value of the Owner Lessor's Interest within 30 days after a request therefor has been made, the Fair Market Sales Value or Fair Market Rental Value of the Owner Lessor's Interest shall be determined by appraisal pursuant to the Appraisal Procedures. Any fair market value determination of a spare part or Severable Modification for purposes of Section 5.2(d) of the Facility Lease shall take into consideration any liens or encumbrances to which the spare part or Severable Modification being appraised is subject and which are being assumed by the transferee, and that such spare part or Severable Modification is being transferred on an "as-is", "where-is" basis.

"Federal Power Act" shall mean the Federal Power Act.

"FERC" shall mean the Federal Energy Regulatory Commission of the United States.

"FERC EWG (Lessee) Order" shall mean the order issued by the FERC on February 6, 2001, in Docket No. EG01-80-000 granting the Company EWG status.

"FERC EWG (Owner Lessor) Application" shall mean the application of Owner Lessor to FERC for Determination of EWG Status, Docket No. EG01-170-000 filed on March 30, 2001

"FERC Orders" shall mean, collectively, the FERC EWG (Lessee) Order, the FERC
Section 203 Order, the FERC Waiver Order and the FERC Section 205 Order.

"FERC Section 203 Order" shall mean the FERC Order issued on March 13, 2001, under Section 203 of the FPA in Docket No. EC01-55-000 granting approval under
Section 203 of the

Federal Power Act for the sale and lease of the Facilities' transmission facilities to the Owner Lessor by Facility Lessee.

"FERC Section 205 Order" shall mean the order issued by the FERC on December 7, 2000, in Docket No. ER01-141-000, granting approval for the issuance of securities or assumption of liabilities under Section 204 of the Federal Power Act and granting to the Company Market-Based Rate Authority.

"FERC Waiver Order" shall mean FERC Order issued on March 19, 2001, in Docket No. EL01-28-000 disclaiming jurisdiction under Section 201(b) of the Federal Power Act over the Owner Lessor, the Lessor Manager and the Owner Participant.

"Final Determination" shall have the meaning specified in Section 9 of the Tax Indemnity Agreement.

"First Wintergreen Renewal Lease Term" shall have the meaning specified in
Section 15.1 of the Facility Lease.

"FMV Renewal Lease Term" shall have the meaning specified in Section 15.3 of the Facility Lease.

"GAAP" shall mean generally accepted accounting principles used in the United States consistently applied.

"Governmental Entity" shall mean and include any national government, any political subdivision of a national government or of any state, county or local jurisdiction therein or any board, commission, department, division, organ, instrumentality, court or agency of any thereof.

"Ground Interest" shall have the meaning set forth in Section 2.1 of the Site Lease.

"Ground Lessee" shall mean the Owner Lessor as lessee of the Ground Interest under the Site Lease.

"Ground Lessor" shall mean the Company as lessor of the Ground Interest under the Site Lease.

"Ground Lessor's Release Rights" shall have the meaning specified in Section 4.2 of the Site Lease.

"Ground Rent Adjustment Date" shall have the meaning specified in Section 3.1(b) of the Site Lease.

"Ground Sublessee" shall mean the Company as sublessee of the Ground Interest under the Site Sublease.

"Ground Sublessor" shall mean the Owner Lessor as sublessor of the Ground Interest under the Site Sublease.

"Guarantor Transferee" shall have the meaning set forth in Section 13.3 of the Participation Agreement.

"Hazardous Substance" shall mean any pollutant, contaminant, hazardous substance, hazardous waste, toxic substance, chemical substance, extremely hazardous substance, petroleum or petroleum-derived substance, waste, or additive, asbestos, PCBs, radioactive material, corrosive, explosive, flammable or infectious material, lead, radon or other compound, element, material or substance in any form whatsoever (including products) defined, regulated, restricted or controlled by or under any Environmental Law.

"High-Voltage Electrical Equipment" shall mean a collective reference to (a) the disconnect switch and all the structures and equipment back to the high side of the generator step-up transformer from the disconnect switch for Unit 1 (C3081),
(b) the disconnect switch and all the structures and equipment back to the high side of the generator step-up transformer from the disconnect switch for Unit 2 (C3082), and (c) all cables, conduit and duct systems that run underground from the Roseton plant relay room to the Roseton 345kV switchyard control house.

"Holding Company Act" shall mean the Public Utility Holding Company Act of 1935.

"Illiquidity Event " shall have the meaning specified in the Registration Rights Agreement.

"Inclusion Loss" shall have the meaning specified in Section 5(a) of the Tax Indemnity Agreement.

"Indemnitee" shall have the meaning specified in Section 9.1(a) of the Participation Agreement.

"Indenture Default" shall mean any event that with the giving of notice or the passage of time would become a Lease Indenture Event of Default.

"Indenture Estate" shall have the meaning specified in the Granting Clause of the Lease Indenture.

"Indenture Trustee's Liens" shall mean any Lien on the Lessor Estate or any part thereof arising as a result of (a) Claims against or any act or omission of the Lease Indenture Trustee, or Affiliate thereof that is not related to, or that is in violation of, any Operative Document or the transactions contemplated thereby or that is in breach of any covenant or agreement of the Lease Indenture Trustee specified therein, (b) Taxes imposed upon the Lease Indenture Trustee, or any Affiliate thereof that are not indemnified against by the Company pursuant to any Operative Document, or (c) Claims against or affecting the Lease Indenture Trustee, or any Affiliate thereof arising out of the voluntary or involuntary transfer by the Lease Indenture Trustee of any portion of the interest of the Lease Indenture Trustee in the Lessor Estate, other than pursuant to the Operative Documents.

"Independent Appraiser" shall mean a disinterested, licensed professional appraiser of industrial property who (a) meets the personal property qualifications criteria established by the Appraisal Foundation; (b) is a Member of the Appraisal Institute or holds the senior accreditation of the American Society of Appraisers; (c) is in the regular employ, or is a principal of, a nationally recognized appraisal firm; and (d) has substantial experience in the business of evaluating facilities similar to the Facility.

"Initial Purchasers" shall mean Banc of America Securities LLC, Lehman Brothers Inc., J.P. Morgan Securities Inc., Salomon Smith Barney Inc. and TD Securities
(USA) Inc.

"Insurance Consultant" shall mean Marsh USA, Nashville, Tennessee Office.

"Interconnection Agreement" shall mean the Interconnection Agreement for Roseton Generating Station, dated as of February 4, 2001, between the Company and Central Hudson pursuant to which Central Hudson will provide certain interconnection services to the Company and the parties will govern their access to each other's property, assets and facilities.

"Interest Deductions" shall have the meaning specified in Section 1(c) of the Tax Indemnity Agreement.

"IRS" shall mean the Internal Revenue Service of the United States Department of Treasury.

"Lease Bankruptcy or Payment Default" shall mean any event or occurrence, which, with the passage of time or the giving of notice or both, would become a Lease Event of Default under Section 16(a), (b), (i) or (j) of the Facility Lease.

"Lease Debt" shall mean the debt evidenced by the Certificates, and other debt issued pursuant to Section 11 of the Participation Agreement.

"Lease Debt Rate" shall mean a rate per annum equal to 7.64%.

"Lease Event of Default" shall have the meaning specified in Section 16 of the Facility Lease.

"Lease Indenture" shall mean the Indenture of Trust, Mortgage, Assignment of Leases and Rents and Security Agreement, dated as of the Closing Date, between the Owner Lessor and the Lease Indenture Trustee, substantially in the form of Exhibit E to the Participation Agreement duly completed, executed and delivered on the Closing Date pursuant to which the Owner Lessor will issue the Lessor Notes.

"Lease Indenture Bankruptcy Default" shall mean any event or occurrence, which, with the passage of time or the giving of notice or both, would become a Lease Indenture Event of Default under Section 4.2(e) or (f) of the Lease Indenture.

"Lease Indenture Event of Default" shall have the meaning specified in Section
4.2 of the Lease Indenture.

"Lease Indenture Payment Default" shall mean any event or occurrence, which, with the passage of time or the giving of notice or both, would become a Lease Indenture Event of Default under Section 4.2(b) of the Lease Indenture.

"Lease Indenture Trustee" shall mean The Chase Manhattan Bank, not in its individual capacity, but solely as Lease Indenture Trustee under the Lease Indenture, and each other Person who may from time to time be acting as Lease Indenture Trustee in accordance with the provisions of the Lease Indenture.

"Lease Indenture Trustee Office" shall mean the office to be used for notices to the Lease Indenture Trustee from time to time pursuant to Section 9.8 of the Lease Indenture.

"Lease Indenture Trustee's Account" shall mean the account (No. 507-947533) (Corporate Trust Incoming Wire Account - Trust Account No. 160265.5) with The Chase Manhattan Bank, ABA# 021000021 for the account of the Owner Lessor,
Attention: Annette M. Marsula, Institutional Trust Service, or such other account as the Lease Indenture Trustee may from time to time specify in a notice pursuant to Section 9.8 of the Lease Indenture.

"Lessee Action" shall have the meaning specified in Section 5(a) of the Tax Indemnity Agreement.

"Lessee Guarantor" shall mean DHI or any Person that shall guaranty the obligations of the Company or any Guarantor Transferee under the Operative Documents in accordance with Section 13 of the Participation Agreement or any entity issuing a guaranty pursuant to Section 13.2 of the Participation Agreement. To the extent there is a transfer pursuant to Section 13.2 or 13.4 of the Participation Agreement in circumstances where the Lessee Guarantor is to remain liable under the Operative Documents, the term Lessee Guarantor shall continue to include the transferring entity, for purposes of Section 16 of the Facility Lease.

"Lessee Guaranty" shall mean the Guaranty, dated as of the Effective Date, executed by DHI in favor of the Transaction Parties, or any other guaranty agreement entered into pursuant to Section 13 of the Participation Agreement.

"Lessee Person" shall have the meaning specified in Section 4(d) of the Tax Indemnity Agreement.

"Lessee Section 467 Interest" shall have the meaning set forth in Section 3.2(c) of the Facility Lease.

"Lessee Section 467 Loan Balance" shall have the meaning ascribed to that term in the definition of "Section 467 Loan Balance."

"Lessee Transferee" shall have the meaning specified in Section 13.2(a) of the Participation Agreement.

"Lessor Estate" shall mean all the estate, right, title and interest of the Owner Lessor in, to and under the Facility, the Ground Interest, the Operative Documents, and the Facility Agreements, including all funds advanced to the Owner Lessor by the Owner Participant, all installments and other payments of Periodic Lease Rent, Renewal Lease Rent, Supplemental Lease Rent, Termination Value under the Facility Lease, condemnation awards, purchase price, sale proceeds, insurance proceeds and all other proceeds, rights and interests of any kind for or with respect to the estate, right, title and interest of the Owner Lessor in, to and under the Facility, the Ground Interest, the Operative Documents, and the Facility Agreements, and any of the foregoing, but shall not include Excluded Property.

"Lessor Manager" shall mean Wilmington Trust Company, a Delaware banking corporation, not in its individual capacity, but solely as independent manager under the LLC Agreement and each other Person that may from time to time be acting as independent manager in accordance with the provisions of the LLC Agreement.

"Lessor Note ST" shall mean the lessor note issued by the Owner Lessor in favor of the Pass Through Trust ST on the Closing Date, as more fully described in
Section 2.2 of the Lease Indenture.

"Lessor Note LT" shall mean the lessor note issued by the Owner Lessor in favor of the Pass Through Trust LT on the Closing Date, as more fully described in
Section 2.2 of the Lease Indenture.

"Lessor Notes" shall mean a collective reference to the Lessor Note ST and the Lessor Note LT, as more fully described in Section 2.2 of the Lease Indenture.

"Lessor Possession Date" shall mean with respect to any Unit, the earlier to occur of (a) the expiration of the Facility Lease Term and (b) the date on which the Company shall lose possession of such Unit pursuant to Sections 10, 13, 14 or 17 of the Facility Lease (unless in the case of Sections 10 or 13, the Company shall have purchased such Unit).

"Lessor Section 467 Interest" shall have the meaning set forth in Section 3.2(c) of the Facility Lease.

"Lessor Section 467 Loan Balance" shall have the meaning ascribed to that term in the definition of "Section 467 Loan Balance."

"Lien" shall mean any mortgage, security deed, security title, pledge, lien, charge, encumbrance, lease, security interest or title retention arrangement.

"List of Competitors" shall mean the initial list attached to the Participation Agreement as Schedule 4, as amended from time to time pursuant to Section 7.1(b) of the Participation Agreement.

"LLC Agreement" shall mean the Amended and Restated Limited Liability Company Agreement, dated as of the Effective Date, between the Trust Company and the Owner Participant pursuant to which the Owner Lessor shall be governed.

"Loan" shall mean a loan evidenced by any Lessor Note.

"MACRS" shall mean the modified accelerated cost recovery system provided under
Section 168 of the Code.

"Majority in Interest of Noteholders" as of any date of determination, shall mean Noteholders holding in aggregate more than 50% of the total outstanding principal amount of the Notes; provided, however, that any Note held by the Company and/or any Affiliate of the Company shall not be considered outstanding for purposes of this definition unless the Company and/or such Affiliate shall hold title to all the Notes outstanding.

"Make Whole Premium" shall mean, with respect to any Notes subject to redemption pursuant to the Lease Indenture, an amount equal to the Discounted Present Value of such Notes less the unpaid principal amount of such Notes; provided that the Make Whole Premium shall not be less than zero. For purposes of this definition, the "Discounted Present Value" of any Notes subject to redemption pursuant to the Lease Indenture shall be equal to the discounted present value of all principal and interest payments scheduled to become due after the date of such redemption in respect of such Notes, calculated using a discount rate equal to the sum of (a) the yield to maturity on the U.S. Treasury security having an average life equal to the remaining average life of such Notes and trading in the secondary market at the price closest to par and (b) 50 basis points; provided, however, that if there is no U.S. Treasury security having an average life equal to the remaining average life of such Notes, such discount rate shall be calculated using a yield to maturity interpolated or extrapolated on a straight-line basis (rounding to the nearest calendar month, if necessary) from the yields to maturity for two U.S. Treasury securities having average lives most closely corresponding to the remaining life of such Notes and trading in the secondary market at the price closest to par.

"Material Adverse Effect" shall mean a materially adverse effect on (a) the business, assets, results of operations or financial condition of the Company, Lessee Guarantor and their subsidiaries, taken as a whole, (b) the ability of the Company or Lessee Guarantor to perform their respective obligations under the Operative Documents, or (c) the validity or enforceability of the Operative Documents, the Liens granted thereunder, or the material rights and remedies thereto.

"Material Adverse Tax Law Change" shall mean, in the written opinion of the Equity Investor's tax counsel, a proposed or actual amendment, modification, addition or change in or to the provisions of, or the interpretation of U.S. Federal income tax law as in effect on the date hereof, the effect of which would or could reasonably be expected to render inaccurate any of the Tax Assumptions or which could reasonably be expected to adversely affect the Owner Participant's Net Economic Return or which otherwise could reasonably be expected to materially adversely affect the Owner Participant, which amendment, modification, addition or change shall have been enacted, promulgated, issued or proposed prior to the Closing Date.

"Maximum Probable Loss" shall mean the largest loss that can occur under the worst conditions that are likely to occur.

"Member Interest" shall mean the membership interest of the Owner Participant in the Owner Lessor.

"Memorandum of Lease" shall mean the Memorandum of Lease, dated as of the Closing Date, between the Owner Lessor and the Company, substantially in the form of Exhibit C-2 to the Participation Agreement duly completed, executed and delivered on the Closing Date.

"Minimum Credit Standard" shall mean (i) in respect of DHI only, the then current credit rating of DHI, and (ii) in respect of any entity other than DHI, a credit rating from S&P and Moody's of at least BBB and Baa2, respectively.

"Modification" shall mean an addition, betterment, improvement or enlargement of the Facility, including any Required Modifications and Optional Modifications, but not Components.

"Moody's" shall mean Moody's Investors Service, Inc.

"Nonseverable Modifications" shall mean any Modification that is not readily removable without causing material damage to the Facility.

"Note Register" shall have the meaning specified in Section 2.8 of the Lease Indenture.

"Noteholder" shall mean any holder from time to time of an outstanding Note.

"Notes" shall mean any Lessor Notes or Additional Lessor Notes issued pursuant to the Lease Indenture.

"NYPSC Section 69 Order" shall mean the order issued by the New York State Public Service Commission on April 27, 2001, in Case 01-E-0587, granting approval to consummate the Transaction under Section 69 of the New York Public Service Law.

"Obsolescence Termination Date" shall have the meaning specified in Section 14.1 of the Facility Lease.

"Offering Circular" shall mean the Offering Circular, dated as of May 1, 2001, with respect to the Certificates.

"Officer's Certificate" shall mean with respect to any Person, a certificate signed (a) in the case of a corporation or limited liability company, by the Chairman of the Board, the President, or a Vice President of such Person or any Person authorized by or pursuant to the organizational documents, the bylaws or any resolution of the board of directors, board of managers, or executive committee of such Person (whether general or specific) to execute, deliver and take actions on behalf of such Person in respect of any of the Operative Documents, (b) in the case of a partnership, by the Chairman of the Board of Directors, the President or any Vice President of a corporate general partner, and (c) in the case of the Lease Indenture Trustee or the Pass Through Trustees, a certificate signed by a Responsible Officer of the Lease Indenture Trustee or the Pass Through Trustees.

"OP Guarantor" shall mean the Equity Investor or any Person that shall guaranty the obligations of an OP Transferee under the Operative Documents in accordance with Section 7.1(a) of the Participation Agreement.

"OP Guaranty" shall mean the OP Guaranty, dated as of the Effective Date, executed by the Equity Investor in favor of the Transaction Parties, or any other guaranty agreement entered into pursuant to Section 7.1 of the Participation Agreement.

"OP LLC Agreement" shall mean the Amended and Restated Limited Liability Company Agreement, dated as of the Effective Date, by PSEGR Newburgh Holdings LLC pursuant to which the Owner Participant shall be governed.

"OP Member" shall mean the sole member of the Owner Participant.

"OP Member Interest" shall mean the membership interest of the OP Member in the Owner Participant.

"OP Transferee" shall have the meaning specified in Section 7.1(a) of the Participation Agreement.

"Operative Documents" shall mean the Participation Agreement, the Bill of Sale, the Deed, the Facility Lease, the Memorandum of Lease, the Site Lease, the Site Sublease, the Assignment and Reassignment of Facility Agreements, the Lease Indenture, the Notes, the Pass Through Trust Agreements, the Certificates, the Assignment and Reassignment of the Collective Bargaining Agreement, the LLC Agreement, the Cross Easement Agreement, the Exempt Facilities Agreement, the Shared Facilities Agreement, the Tax Indemnity Agreement, the OP Guaranty and the Lessee Guaranty.

"Operator" shall mean DNE.

"Optional Modification" shall have the meaning specified in Section 8.2 of the Facility Lease.

"Original LLC Agreement" shall mean the Limited Liability Company Agreement, dated as of March 28, 2001, pursuant to which the Owner Lessor was created.

"Other Bill of Sale" shall mean the "Bill of Sale" as defined in the Other Participation Agreement.

"Other Company" shall mean Dynegy Danskammer, L.L.C.

"Other Deed" shall mean the "Deed" as defined in the Other Participation Agreement.

"Other Facility" shall mean the "Facility" as defined in the Other Participation Agreement.

"Other Facility Lease" shall mean the "Facility Lease" as defined in the Other Participation Agreement.

"Other Facility Lessee" shall mean the "Facility Lessee" as defined in the Other Participation Agreement.

"Other Facility Site" shall mean the "Facility Site" as defined in the Other Participation Agreement.

"Other Ground Interest" shall mean the "Ground Interest" as defined in Other Site Lease.

"Other Lease Indenture" shall mean the "Lease Indenture" as defined in the Other Participation Agreement.

"Other Lease Indenture Trustee" shall mean the "Lease Indenture Trustee" as defined in the Other Participation Agreement.

"Other Lessor Manager" shall mean the "Lessor Manager" as defined in the Other Participation Agreement.

"Other Operative Documents" shall mean the "Operative Documents" as defined in the Other Participation Agreement.

"Other Owner Lessor" shall mean Danskammer OL LLC.

"Other Owner Participant" shall mean Danskammer OP LLC.

"Other Participation Agreement" shall mean the Participation Agreement entered into by, the Other Company, the Other Lessor Manager, the Other Owner Lessor, the Other Owner Participant, the Other Lease Indenture Trustee and the Pass Through Trustees, dated as of the Effective Date, pursuant to which the Other Company has agreed to (a) sell to the Other Owner Lessor and (b) lease from the Other Owner Lessor the Other Facility pursuant to the Other Facility Lease.

"Other Project" shall mean the "Project" as defined in the Other Participation Agreement.

"Other Retained Assets" shall mean the "Retained Assets" as defined in the Other Participation Agreement.

"Other Retained Sites" shall mean the "Retained Sites" as defined in the Other Participation Agreement.

"Other Site Lease " shall mean the "Site Lease" as defined in the Other Participation Agreement.

"Other Site Sublease " shall mean the "Site Sublease" as defined in the Other Participation Agreement.

"Other Transaction" shall mean the "Transaction" as defined in the Other Participation Agreement.

"Overall Transaction" shall mean a collective reference to the Transaction and the Other Transaction.

"Overdue Rate" shall mean the Lease Debt Rate plus 2%.

"Owner Lessor" shall mean Roseton OL LLC, a Delaware limited liability company.

"Owner Lessor's Account" shall mean the account No. 55068-0 maintained by the Owner Lessor with Wilmington Trust Company, ABA#031100092, Attention: Corporate Trust Administration or such other account of the Owner Lessor, as the Owner Lessor may from time to time specify in a notice to the Lease Indenture Trustee pursuant to Section 9.8 of the Lease Indenture.

"Owner Lessor's Interest" shall mean the Owner Lessor's right, title and interest in and to the Facility under the Bill of Sale and the Deed and the Ground Interest under the Site Lease.

"Owner Lessor's Lien" shall mean any Lien on the Lessor Estate or any part thereof arising as a result of (a) Claims against or any act or omission of the Owner Lessor, the Trust Company or the Lessor Manager, or Affiliate thereof that is not related to, or that is in violation of, any Operative Document or the transactions contemplated thereby or that is in breach of any covenant or agreement of the Owner Lessor, the Trust Company or the Lessor Manager specified therein, (b) Taxes imposed upon the Owner Lessor, the Trust Company or the Lessor Manager, or any Affiliate thereof that are not indemnified against by the Company or the Owner Participant pursuant to any Operative Document, or (c) Claims against or affecting the Owner Lessor, the Trust Company or the Lessor Manager, or any Affiliate thereof arising out of the voluntary or involuntary transfer by the Owner Lessor, the Trust Company or the Lessor Manager of any portion of the interest of the Owner Lessor, the Trust Company or the Lessor Manager in the Owner Lessor's Interest, other than pursuant to the Operative Documents.

"Owner Participant" shall mean Roseton OP LLC, a Delaware limited liability company.

"Owner Participant's Account" shall mean the account No. 55068-1 maintained by the Owner Participant with Wilmington Trust Company, ABA#031100092, Attention:
Corporate Trust Administration or such other account of the Owner Participant, as the Owner Participant may from time to time specify in a notice to the Lease Indenture Trustee pursuant to Section 9.8 of the Lease Indenture.

"Owner Participant's Commitment" shall mean the Owner Participant's investment in the Owner Lessor contemplated by Section 2.1(a) of the Participation Agreement.

"Owner Participant's Lien" shall mean any Lien on the Lessor Estate or any part thereof arising as a result of (a) Claims against or any act or omission of the Owner Participant that is not related to, or that is in violation of, any Operative Document or the transactions contemplated thereby or that is in breach of any covenant or agreement of the Owner Participant set forth therein, (b) Taxes against the Owner Participant that are not indemnified against by the Company pursuant to the Operative Documents or (c) Claims against or affecting the Owner Participant arising out of the voluntary or involuntary transfer by the Owner Participant (except as contemplated or permitted by the Operative Documents) of any portion of the interest of the Owner Participant in the Member Interest.

"Owner Participant's Net Economic Return" shall mean the Owner Participant's anticipated (a) net after-tax yield, calculated according to the multiple investment sinking fund method of analysis, and (b) aggregate GAAP income and after-tax cash flow.

"Participation Agreement" shall mean the Participation Agreement, dated as of the Effective Date, among the Company, the Owner Lessor, Wilmington Trust Company, in its individual capacity and as Lessor Manager, the Owner Participant, and The Chase Manhattan Bank, as Lease Indenture Trustee and as Pass Through Trustees.

"Pass Through Trust Agreements" shall mean a collective reference to the Pass Through Trust Agreement ST and the Pass Through Trust Agreement LT.

"Pass Through Trust Agreement LT" shall mean the Pass Through Trust Agreement, dated as of the Effective Date, between the Company, the Other Company and the Pass Through Trustee LT.

"Pass Through Trust Agreement ST" shall mean the Pass Through Trust Agreement, dated as of the Effective Date, between the Company, the Other Company and the Pass Through Trustee ST.

"Pass Through Trustee LT" shall mean The Chase Manhattan Bank, not in its individual capacity, but solely as Pass Through Trustee LT under the Pass Through Trust Agreement LT, and each other Person that may from time to time be acting as a Pass Through Trustee in accordance with the provisions of the Pass Through Trust Agreement LT.

"Pass Through Trustee ST" shall mean The Chase Manhattan Bank, not in its individual capacity, but solely as Pass Through Trustee ST under the Pass Through Trust Agreement ST, and each other Person that may from time to time be acting as a Pass Through Trustee in accordance with the provisions of the Pass Through Trust Agreement ST.

"Pass Through Trust LT" shall mean the Roseton-Danskammer 2001-Series B Pass Through Trust created pursuant to the Pass Through Trust Agreement LT.

"Pass Through Trust ST" shall mean the Roseton-Danskammer 2001-Series A Pass Through Trust created pursuant to the Pass Through Trust Agreement ST.

"Pass Through Trustees" shall mean a collective reference to the Pass Through Trustee ST and the Pass Through Trustee LT.

"Pass Through Trusts" shall mean a collective reference to the Pass Through Trust ST and the Pass Through Trust LT.

"Periodic Lease Rent" shall have the meaning specified in Section 3.2(a) of the Facility Lease.

"Permitted Encumbrances" shall mean all matters shown as exceptions on Schedule B to each of the Title Policies as in effect on the Closing Date.

"Permitted Instruments" shall mean (a) Permitted Securities, (b) overnight loans to or other customary overnight investments in commercial banks of the type referred to in clause (d) below, (c) open market commercial paper of any corporation (other than the Company, DHI or any Affiliate) incorporated under the laws of the United States or any State thereof which is rated not less than "prime-1" or its equivalent by Moody's and "A-1" or its equivalent by S&P maturing within one year after such investment, (d) certificates of deposit and issued by commercial banks organized under the laws of the United States or any State thereof or a domestic branch of a foreign bank (i) having a combined capital and surplus in excess of $500,000,000 and (ii) which are rated "AA" or better by S&P and "Aa2" or better by Moody's; provided that no more than $20,000,000 may be invested in such deposits at any one such bank and (e) a money market fund registered under the Investment Company Act of 1940, the portfolio of which is limited to Permitted Securities.

"Permitted Liens" shall mean (a) the interests of the Company, the Owner Participant, the Owner Lessor, the Lessor Manager, the Lease Indenture Trustee, and the Pass Through Trustees under any of the Operative Documents, (b) all Owner Lessor's Liens, Owner Participant's Liens and Indenture Trustee's Liens,
(c) the reversionary interests of the Company in the Facility Site, (d) Liens permitted pursuant to Section 4.2 or 4.3 of the Site Lease, (e) Liens for (i) taxes not yet due and payable or (ii) taxes being contested in good faith, if adequate reserves for such taxes have been established and are being maintained in accordance with GAAP, (f) suppliers', vendors', workmen's, repairmen's, employee's, mechanics', materialmen's or other like Liens arising in the ordinary course of business for amounts the payment of which is either not yet delinquent or is being contested in good faith and the Lessee shall maintain reserves for the discharge of such Lien in accordance with GAAP and so long as such proceedings do not involve a material risk of the sale, forfeiture or loss of the Facility or the Ground Interest (or any material part of either thereof) or are bonded for the amount required under Applicable Law to release any such Lien, (g) pre-judgment Liens for claims against the Lessee which are contested in good faith and liens arising out of judgments or awards against the Lessee with respect to which an appeal or proceeding for review is being prosecuted in good faith and to which a stay of execution has been obtained pending such appeal or review and so long as such proceedings do not involve a material risk of the sale, forfeiture or loss of the Facility or the Ground Interest (or any material part of either thereof) or are bonded for the amount required under Applicable Law to release any such Lien, and (h) Permitted Encumbrances.

"Permitted Securities" shall mean securities (and security entitlements with respect thereto) that are (a) direct obligations of the United States of America or obligations guaranteed as to principal and interest by the full faith and credit of the United States of America, and (b) securities issued by agencies of the U.S. Federal government whether or not backed by the full faith and credit of the United States rated "AAA" and "Aaa", or better by S&P and Moody's, respectively, which, in either case under clauses (a) or (b) are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government obligation or a specific payment of interest on or principal of any such U.S. Government obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction in the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government obligation or the specific payment of interest on or principal of the U.S. Government obligation evidenced by such depository receipt.

"Person" shall mean any individual, corporation, cooperative, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

"Plan" shall mean any "employee benefit plan" (as defined in Section 3(3) of ERISA) that is subject to ERISA, any "plan" (as defined in Section 4975(e)(1) of the Code) that is subject to Section 4975 of the Code, any trust created under any such plan or any "governmental plan" (as defined in Section 3(32) of ERISA or Section 414(d) of the Code) that is organized in a jurisdiction having prohibitions on transactions with government plans similar to those contained in
Section 406 of ERISA or Section 4975 of the Code.

"Predetermined Ground Rent Expiration Date" shall have the meaning specified in
Section 3.1(a) of the Site Lease.

"Pricing Assumptions" shall mean the "Pricing Assumptions" attached as Schedule 2 to the Participation Agreement.

"Principal Property" shall mean any natural gas, natural gas liquids or crude oil pipeline, distribution system, gathering system, storage facility or processing plant, except any such property that in the opinion of the Board of Directors of DHI is not of material importance to the business conducted by DHI and its consolidated subsidiaries taken as a whole.

"Principal Subsidiary" shall mean any subsidiary of DHI that owns a Principal Property.

"Proceeds" shall mean the proceeds from the sale of the Certificates by the Pass Through Trusts to the Certificateholders on the Closing Date.

"Project" shall mean the two unit, electric generating project located in Newburgh, New York, consisting of the Facility, the Retained Assets, and all other equipment or facilities required for the generation of electricity at the Facility and the Facility Site.

"Proportional Rent" shall have the meaning set forth in Section 3.2(c) of the Facility Lease.

"Prudent Industry Practice" shall mean, at a particular time, either (a) any of the practices, methods and acts engaged in or approved by a significant portion of the competitive electric generating industry operating in the eastern United States at such time, or (b) with respect to any matter to which the practices referred to in clause (a) do not apply, any of the practices, methods and acts that, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good competitive electric generation business practices, reliability, safety and expedition. "Prudent Industry Practice" is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be a spectrum of possible practices, methods or acts having due regard for, among other things, manufacturers' warranties, the requirements of insurance policies and the requirements of governmental bodies of competent jurisdiction.

"Purchase Price" shall mean the purchase price of the Facility in the amount of $620,000,000.

"Qualifying Cash Bid" shall have the meaning specified in Section 13.2 of the Facility Lease.

"Railroad Tracks" shall have the meaning specified in Section 2.1 of the Site Lease.

"Rating Agencies" shall mean S&P and Moody's or, if at the time the rating of either such Rating Agency is required such Rating Agency no longer provides the relevant rating (other than as a result of the rated Person choosing not to have such rating), such other rating agency of national recognition selected by the Facility Lessee.

"Reasonable Basis" for a position shall exist if tax counsel may properly advise reporting such position on a tax return in accordance with Formal Opinion 85-352 issued by the Standing

Committee on Ethics and Professional Responsibility of the American Bar Association (or any successor to such opinion).

"Rebuilding Closing Date" shall have the meaning specified in Section 10.3(d) of the Facility Lease.

"Redemption Date" shall mean, when used with respect to any Note to be redeemed, the date fixed for such redemption by or pursuant to the Lease Indenture or the respective Note, which date shall be a Termination Date.

"Registration Rights Agreement " shall mean the Registration Rights Agreement, dated as of the Effective Date, among DHI, the Company, the Other Company and the Initial Purchasers.

"Regulatory Event of Loss" shall have the meaning specified in clause (d) of the definition of "Event of Loss."

"Related Party" shall mean, with respect to any Person or its successors and assigns, an Affiliate of such Person or its successors and assigns and any director, officer, servant, employee or agent of that Person or any such Affiliate or their respective successors and assigns; provided that the Lessor Manager and the Owner Lessor shall not be treated as Related Parties to each other and neither the Owner Lessor nor the Lessor Manager shall be treated as a Related Party to any Owner Participant except that the Owner Lessor will be treated as a Related Party to a Lessor Manager to the extent that the Lessor Manager acts at the written direction or with the written consent of such Owner Lessor and an Owner Lessor or Lessor Manager shall be treated as a Related Party to the Owner Participant to the extent that the Owner Lessor or Lessor Manager acts at the written direction or with the written consent of the Owner Participant.

"Released Property" shall have the meaning specified in Section 4.2 of the Site Lease.

"Released Unit Ground Interest Portion" shall have the meaning specified in
Section 2.8(b) of the Site Lease.

"Removable Modification" shall have the meaning specified in Section 8.3 of the Facility Lease.

"Renewal Lease Rent" shall mean the lease rent payable during any Wintergreen Renewal Lease Term or FMV Renewal Lease Term, in each case as determined in accordance with Section 15.4 of the Facility Lease.

"Renewal Lease Term" shall mean any Wintergreen Renewal Lease Term or any FMV Renewal Lease Term.

"Renewal Site Lease Term" shall have the meaning specified in Section 2.3(d) of the Site Lease.

"Renewal Site Sublease Term" shall have the meaning specified in Section 2.3 of the Site Sublease.

"Rent" shall mean Periodic Lease Rent, Renewal Lease Rent and Supplemental Lease Rent.

"Rent Payment Date" shall mean each May 8 and November 8, commencing November 8, 2001, to and including February 8, 2035.

"Rent Payment Period" shall mean each period identified under the column heading "Rent Payment Period" on Schedule 2-A of the Facility Lease.

"Replacement Component" shall have the meaning specified in Section 7.2 of the Facility Lease.

"Required Modification" shall have the meaning specified in Section 8.1 of the Facility Lease.

"Requisition" shall have the meaning specified in clause (c) of the definition of "Event of Loss."

"Responsible Officer" shall mean, with respect to any Person, (a) its Chairman of the Board, its President, any Senior Vice President, the Chief Financial Officer, any Vice President, the Treasurer or any other management employee (i) that has the power to take the action in question and has been authorized, directly or indirectly, by the Board of Directors (or equivalent body) of such Person, (ii) working under the direct supervision of such Chairman of the Board, President, Senior Vice President, Chief Financial Officer, Vice President or Treasurer, and (iii) whose responsibilities include the administration of the transactions and agreements contemplated by the Operative Documents, and (b) with respect to the Lessor Manager, the Lease Indenture Trustee and the Pass Through Trustees, an officer in their respective corporate trust administration departments.

"Retained Assets" shall mean a collective reference to each of the assets being retained by the Company, as more fully described on Exhibit C to the Deed.

"Retained Oil Pipeline" shall mean the oil pipeline between the fuel oil pump house located on the Facility Site and the Dock Facilities.

"Retained Power and Control Lines" shall mean (i) the two overhead 345 kV power lines extending from the Facility to Central Hudson's switchyard, (ii) the four 345 kV electric transmission structures used to support such power lines, and
(iii) all cables, conduit and duct systems containing control signal and power service cables from Central Hudson's switchyard to the Facility; for the avoidance of doubt, the Retained Power and Control Lines shall not include the High-Voltage Electrical Equipment.

"Retained Power and Control Lines Site" shall mean the parcels of real property described on Exhibit C to the Site Lease.

"Retained Sites" shall mean, collectively, (i) Parcel 1C, (ii) Parcel 2, (iii) Parcel 2A, (iv) Parcel 5, (v) the Additional Facility Site, which parcels are described as the Retained Sites in Exhibits B and D to the Site Lease and Exhibits B and D to the Site Sublease, and (vi) from and after the date that any parcel or parcels shall have been released from the Facility Site pursuant to

Section 4.2 of the Site Lease and Section 4.2 of the Site Sublease, such released parcels, and, in each case, all rights of way, easements, permits and other appurtenances to such land.

"Returned Unit" shall have the meaning specified in Section 4.3(a)(i) of the Site Lease.

"Revenue Bonds" shall have the meaning specified in the Exempt Facilities Agreement.

"Revenues" shall have the meaning specified in the Granting Clause of the Lease Indenture.

"Roseton Facility" shall have the meaning specified in the Cross Easement Agreement.

"S&P" shall mean Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc.

"Scheduled Closing Date" shall mean May 8, 2001, or any date set for the Closing in a notice of postponement pursuant to Section 2.3(a) of the Participation Agreement.

"Scheduled Lease Expiration Date" shall mean February 8, 2035.

"Scheduled Payment Date" shall mean a Rent Payment Date.

"SEC" means the Securities and Exchange Commission, as from time to time constituted, created under the Securities Exchange Act of 1934, or, if at any time after the execution of this instrument such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

"Second Wintergreen Renewal Lease Term" shall have the meaning specified in
Section 15.2 of the Facility Lease.

"Section 467 Interest" shall mean and include the Lessor Section 467 Interest and the Lessee Section 467 Interest.

"Section 467 Loan" shall mean any loan arising under and pursuant to Section 467 of the Code in connection with the Facility Lease.

"Section 467 Loan Balance" shall mean an amount equal to the product of the Purchase Price multiplied by the percentage set forth under the caption "Section 467 Loan Balance Percentage" on Schedule 1-A of the Facility Lease. If the percentage set forth under such caption is positive, the Section 467 Loan Balance shall constitute a loan made by the Facility Lessee to the Owner Lessor ("Lessor Section 467 Loan Balance") and, if such percentage is in parentheses,
  -------------------------------
shall constitute a loan made by the Owner Lessor to the Facility Lessee ("Lessee
                                                                          ------
Section 467 Loan Balance").
------------------------
"Secured Indebtedness" shall have the meaning specified in Section 1(b) of the Lease Indenture.

"Securities Act" shall mean the Securities Act of 1933.

"Security" shall have the same meaning as in Section 2(1) of the Securities Act.

"Severable Modification" shall mean any Modification that can be removed without causing material damage to the Facility that cannot be readily repaired.

"Shared Facilities" shall have the meaning specified in the Shared Facilities Agreement.

"Shared Facilities Agreement" shall mean the Shared Facilities Agreement, dated as of the Closing Date, between the Company and the Owner Lessor.

"Significant Indenture Default" shall mean a failure by the Owner Lessor to make any payment of principal or interest on the Lessor Notes after the same shall have become due and payable.

"Significant Lease Default" shall mean any of: (a) if the Company shall fail to make any payment of Periodic Lease Rent, Renewal Lease Rent, or Termination Value after the same shall have become due and payable, (b) if the Company shall fail to make any payment under the Operative Documents (other than Excepted Payments, unless the Owner Participant shall have declared a default with respect thereto) in excess of $250,000, except to the extent such amounts are in dispute in good faith and have not been established to be due and payable, and
(c) any event or circumstance that is, or with the passage of time or the giving of notice would become, a "Lease Event of Default" under clauses (g), (i) or (j) of Section 16 of the Facility Lease.

"Site Lease" shall mean the Site Lease Agreement, dated as of the Closing Date, between the Company and the Owner Lessor, substantially in the form of Exhibit D-1 to the Participation Agreement duly completed, executed and delivered on the Closing Date pursuant to which the Company will lease the Ground Interest to the Owner Lessor.

"Site Lease Term" shall have the meaning specified in Section 2.3(d) of the Site Lease.

"Site Sublease" shall mean the Site Sublease Agreement, dated as of the Closing Date, between the Company and the Owner Lessor, substantially in the form of Exhibit D-2 to the Participation Agreement duly completed, executed and delivered on the Closing Date pursuant to which the Company will sublease the Ground Interest from the Owner Lessor.

"Site Sublease Term" shall have the meaning specified in Section 2.3 of the Site Sublease.

"Special Lessee Transfer" shall have the meaning specified in Section 13.1(a) of the Participation Agreement.

"Special Lessee Transfer Amount" shall mean for any date, the amount determined as follows:

     (a) the Equity Portion of Termination Value under the Facility Lease on the applicable Termination Date; plus

     (b) in the case of a termination pursuant to Section 13.1 of the Facility Lease, the amount, if any, by which the Qualifying Cash Bid exceeds Termination Value on the applicable Termination Date; plus

     (c) any unpaid amount in respect of the Equity Portion of Periodic Lease Rent or Renewal Lease Rent due before the date of such determination.

"Special Lessee Transfer Event" shall have the meaning specified in Section 13.1(a) of the Participation Agreement.

"Subdivision" shall have the meaning specified in Section 4.6 of the Site Lease.

"Supplemental Financing" shall have the meaning specified in Section 11.1 of the Participation Agreement.

"Supplemental Lease Rent" shall mean any and all amounts, liabilities and obligations (other than Periodic Lease Rent and Renewal Lease Rent) that the Company assumes or agrees to pay under the Operative Documents (whether or not identified as "Supplemental Lease Rent") to the Owner Lessor or any other Person, including Termination Value.

"Survey" shall mean the survey prepared by Hayward and Pahan Associates, Job No. 11866-01, dated as of April 4, 2001, and certified as of May 4, 2001.

"Tax" or "Taxes" shall mean all fees, taxes (including income, receipts, capital, excise and sales taxes, use taxes, stamp taxes, value-added taxes, ad valorem taxes and property taxes (personal and real, tangible and intangible), levies, assessments, withholdings and other charges and impositions of any nature, plus all related interest, penalties, fines and additions to tax, now or hereafter imposed by any federal, state, local or foreign government or other taxing authority.

"Tax Advance" shall have the meaning specified in Section 9.2(g)(iii)(5) of the Participation Agreement.

"Tax Assumptions" shall mean the items described in Section 1 of the Tax Indemnity Agreement.

"Tax Benefit" shall have the meaning specified in Section 9.2(e) of the Participation Agreement.

"Tax Claim" shall have the meaning specified in Section 9.2(g)(i) of the Participation Agreement.

"Tax Event" shall mean any event or transaction treated, for Federal income tax purposes, as a taxable sale or exchange of the Lessor Notes.

"Tax Indemnitee" shall have the meaning specified in Section 9.2(a) of the Participation Agreement.

"Tax Indemnity Agreement" shall mean the Tax Indemnity Agreement, dated as of the Closing Date, between the Company, the Equity Investor, PSEGR Newburgh Holdings LLC, the Owner Participant and the Owner Lessor.

"Tax Law Change" shall have the meaning specified in Section 12.2(a)(iii) of the Participation Agreement.

"Tax Loss" shall have the meaning specified in Section 5(a) of the Tax Indemnity Agreement.

"Tax Representation" shall mean each of the items described in Section 4 of the Tax Indemnity Agreement.

"Termination Date" shall mean each of the monthly dates during the Facility Lease Term identified as a "Termination Date" on Schedule 3-A of the Facility Lease.

"Termination Value" for any Termination Date shall mean (x) with respect to the Facility, an amount equal to the product of the Purchase Price and the percentage set forth under the heading "Termination Value Percentage" on
Schedule 3-A of the Facility Lease for such Termination Date and (y) with respect to any Unit, an amount equal to the product of (i) the Unit Percentage for such Unit, multiplied by (ii) the Purchase Price multiplied by (iii) and the percentage set forth under the heading "Termination Value Percentage" on
Schedule 3-A of the Facility Lease for such Termination Date.

"Title Policies" shall mean each of the title policies issued on the Closing Date to the Owner Lessor and the Lease Indenture Trustee relating to the Transaction.

"Tranche" shall mean all Lessor Notes with the same maturity date.

"Transaction" shall mean, collectively, each of the transactions contemplated under the Participation Agreement and of the other Operative Documents.

"Transaction Cost Deductions" shall have the meaning set forth in Section 1(b) of the Tax Indemnity Agreement.

"Transaction Costs" shall mean the following costs to the extent substantiated or otherwise supported in reasonable detail:

     (a) the cost of reproducing and printing the Operative Documents and the Offering Circular and all costs and fees, including filing and recording fees and recording, transfer, mortgage, intangible and similar taxes in connection with the execution, delivery, filing and recording of the Deed, the Memorandum of Lease, the Site Lease, the Site Sublease, the Lease Indenture and any other Operative Document, and any other document required to be filed or recorded pursuant to the provisions hereof or of any other Operative Document and any Uniform Commercial Code filing fees in respect of the perfection of any security interests created by any of the Operative Documents or as otherwise reasonably required by the Owner Lessor or the Lease Indenture Trustee;

     (b) the reasonable fees and expenses of Dewey Ballantine LLP, counsel to the Owner Participant, for services rendered in connection with the negotiation, execution and delivery of the Participation Agreement and the other Operative Documents;

     (c) the reasonable fees and expenses of Orrick, Herrington & Sutcliffe LLP, counsel to the Company and DHI, for services rendered in connection with the negotiation, execution and delivery of the Participation Agreement and the other Operative Documents;

     (d) the reasonable fees and expenses of Brunenkant & Haskell, LLP special regulatory counsel to the Company, for services rendered in connection with the negotiation, execution and delivery of the Participation Agreement and the other Operative Documents;

     (e) the reasonable fees and expenses of Morris, James, Hitchens & Williams LLP, counsel for the Owner Lessor, the Lessor Manager, and the Trust Company for services rendered in connection with the negotiation, execution and delivery of the Participation Agreement and the other Operative Documents;

     (f) the reasonable fees and expenses of Simpson Thacher & Bartlett, counsel to the Initial Purchasers, for services rendered in connection with the negotiation, execution and delivery of the Participation Agreement and the other Operative Documents, and the Certificate Purchase Agreement;

     (g) the reasonable fees and expenses of Kelley Drye & Warren LLP, counsel for the Lease Indenture Trustee, and the Pass Through Trustees, for services rendered in connection with the negotiation, execution and delivery of the Participation Agreement and the other Operative Documents;

     (h) the fees and expenses of the Advisor to Lessee, for services rendered in connection with the transactions contemplated by the Participation Agreement;

     (i) the underwriting discounts and commissions payable to, and reasonable out-of-pocket expenses of, the Initial Purchasers;

     (j) the reasonable fees and expenses of the Accountants for services rendered in connection with the Transaction;

     (k) the reasonable out-of-pocket expenses of the Owner Participant and the Owner Lessor (excluding any fees or compensation to its advisors, but including reasonable out-of-pocket expenses of Cornerstone Financial Advisors Limited Partnership not to exceed $50,000);

     (l) the initial fees and expenses of the Lessor Manager, the Lease Indenture Trustee and the Pass Through Trustees in connection with the execution and delivery of the Participation Agreement and the other Operative Documents to which either one is or will be a party;

     (m) the fees and expenses of the Appraiser, for services rendered in connection with delivering the Closing Appraisal required by the Participation Agreement;

     (n) the fees and expenses of the Engineering Consultant, for services rendered in connection with delivering the Engineering Report required by the Participation Agreement;

     (o) the fees and expenses of the Insurance Consultant;

     (p) the fees and expenses of the Environmental Consultant for services rendered in connection with delivering the Environmental Report required by the Participation Agreement;

     (q) the fees and expenses of the Rating Agencies in connection with the rating of DHI and the Lease Debt; and

     (r) the premiums and any other fees and expenses relating to the Title Policies.

Notwithstanding the foregoing, Transaction Costs shall not include internal costs and expenses such as salaries and overhead of whatsoever kind or nature nor costs incurred by the parties to the Participation Agreement pursuant to arrangements with third parties for services (other than those expressly referred to above), such as computer time procurement (other than out-of-pocket expenses of the Owner Participant), financial analysis and consulting, advisory services, and costs of a similar nature.

"Transaction Party(ies)" shall mean, individually or collectively as the context may require, all or any of the parties to the Operative Documents.

"Treasury Regulations" shall mean regulations, including temporary regulations, promulgated or proposed under the Code.

"Trust Company" shall mean the Wilmington Trust Company.

"Trust Indenture Act" means the Trust Indenture Act of 1939 as in force at the date as of which this instrument was executed except as provided in Section 905; provided, however, that in the event the Trust Indenture Act of 1939 is amended after such date, "Trust Indenture Act" means, to the extent required by any such amendment, the Trust Indenture Act of 1939 as so amended.

"Uniform Commercial Code" or "UCC" shall mean the Uniform Commercial Code as in effect in the State of New York.

"Unit" shall mean, as the context may require, either Unit 1 or Unit 2, as the case may be.

"Unit 1" shall mean Roseton Unit No. 1, a 600 MW (net), steam electric generating unit located on the Facility Site in Newburgh, New York, and consisting, in part, of the assets described in Exhibit A to the Bill of Sale and Exhibit B to the Deed.

"Unit 2" shall mean Roseton Unit No. 2, a 600 MW (net), steam electric generating unit located on the Facility Site in Newburgh, New York, and consisting, in part, of the assets described in Exhibit A to the Bill of Sale and Exhibit B to the Deed.

"Unit Percentage" shall mean (i) with respect to Unit 1, 50%, and (ii) with respect to Unit 2, 50%, as adjusted pursuant to Section 11.1 of the Participation Agreement.

"Unit Purchase Price" shall mean, with respect to any Unit, the product of the Purchase Price and the Unit Percentage for such Unit.

"Unit Principal Portion" shall mean, in connection with the prepayment of any Lessor Note in connection with a termination of the Facility Lease with respect to a Unit, an amount equal to the product of (x) the outstanding principal of such Lessor Note and (y) the Unit Percentage for such Unit.

"Units" shall mean, collectively, Unit 1 and Unit 2.

"Units 1 and 2" shall mean, collectively, Unit 1 and Unit 2.

"U.S. Government Obligations" shall mean securities that are (a) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under clauses (a) or (b) are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction in the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

"Verifier" shall have the meaning specified in Section 3.4(e) of the Facility Lease.

"Wilmington" shall have the meaning specified in Section 13.11 of the Site
Lease.

"Wintergreen Renewal Lease Terms" shall have the meaning specified in Section
15.2 of the Facility Lease.

                                     INDEX
                                     -----

Access......................................................................   3
Actual Knowledge............................................................   3
Additional Certificates.....................................................   3
Additional Equity Investment................................................   3
Additional Facility.........................................................   3
Additional Facility Sites...................................................   3
Additional Insured Parties..................................................   3
Additional Interest.........................................................   3
Additional Lessor Notes.....................................................   3
Additional Owner............................................................   3
Additional Rental Amount....................................................   4
Advisor to the Facility Lessee..............................................   4
Affiliate...................................................................   4
After-Tax Basis.............................................................   4
Allocated Rent..............................................................   4
Alternate Rent Schedule.....................................................   4
Alternative Rent............................................................   4
Alternative Termination Value Schedule......................................   4
Applicable Law..............................................................   4
Applicable Rate.............................................................   5
Appraisal Procedure.........................................................   5
Appraiser...................................................................   5
APSA Assets.................................................................   5
APSA Seller.................................................................   6
Asset Purchase and Sale Agreements..........................................   5
Assigned Documents..........................................................   6
Assignment and Assumption Agreement.........................................   6
Assignment and Reassignment of Collective Bargaining Agreement..............   6
Assignment and Reassignment of Facility Agreements..........................   6
Assumed Deductions..........................................................   6
Assumed Tax Rate............................................................   6
Authorized Agent............................................................   6
Bankruptcy Code.............................................................   6
Basic Lease Term............................................................   6
Basic Site Lease Term.......................................................   6
Basic Site Sublease Term....................................................   6
Bill(s) of Sale.............................................................   6
Burdensome Termination Event................................................   7
Business Day................................................................   7
Central Hudson..............................................................   7
Certificate Purchase Agreement..............................................   7
Certificateholders..........................................................   7
Certificates................................................................   7
Certificates Register.......................................................   7
CH Retained Power and Control Lines Easement................................   7
Claim.......................................................................   7
Closing.....................................................................   7
Closing Appraisal...........................................................   7
Closing Date................................................................   8
Code........................................................................   8
Collective Bargaining Agreement.............................................   8
Company.....................................................................   8
Competitor..................................................................   8
Component...................................................................   8
Corporate Trust Office......................................................   8
Cross Easement Agreement....................................................   8
Cross Easement Rights.......................................................   9
Danskammer Facility.........................................................   9
Debt Portion of Rent........................................................   9
Debt Portion of Termination Value...........................................   9
Deduction Loss..............................................................   9
Deed........................................................................   9
Depreciation Deduction......................................................   9
DHI.........................................................................   9
Discount Rate...............................................................   9
DNE.........................................................................   9
Dock Facilities.............................................................   9
Dock Facility Site..........................................................   9
Dollars\ or the sign "$"....................................................   9
DTC.........................................................................   9
Dynegy......................................................................   9
Effective Date..............................................................  10
Effective Rate..............................................................  10
Enforcement Notice..........................................................  10
Engineering Consultant......................................................  10
Engineering Report..........................................................  10
Environmental Condition.....................................................  10
Environmental Consultant....................................................  10
Environmental Laws..........................................................  10
Environmental Report........................................................  10
Equity Investment...........................................................  10
Equity Investor.............................................................  10
Equity Investor Parent......................................................  10
Equity Portion of Periodic Lease Rent.......................................  10
Equity Portion of Termination Value.........................................  11
ERISA.......................................................................  11
Event of Default............................................................  11
Event of Loss...............................................................  11
EWG.........................................................................  12
Excepted Payments...........................................................  12

                                     INDEX
                                     -----
                                  (Continued)

Excepted Rights..........................................................    12
Excess Amount............................................................    12
Exchange Act.............................................................    12
Excluded Property........................................................    13
Excluded Taxes...........................................................    13
Exempt Facilities........................................................    13
Exempt Facilities Agreement..............................................    13
Expiration Date..........................................................    13
Extended Marketing Period................................................    13
Facility.................................................................    13
Facility Agreements......................................................    13
Facility Lease...........................................................    13
Facility Lease Term......................................................    13
Facility Lessee..........................................................    13
Facility Lessee's Interest...............................................    13
Facility Site............................................................    13
Fair Market Rental Value.................................................    13
Fair Market Sales Value..................................................    13
Federal Power Act........................................................    14
FERC.....................................................................    14
FERC EWG (Lessee) Order..................................................    14
FERC EWG (Owner Lessor) Application......................................    14
FERC Orders..............................................................    14
FERC Section 203 Order...................................................    14
FERC Section 205 Order...................................................    15
FERC Waiver Order........................................................    15
Final Determination......................................................    15
First Wintergreen Renewal Lease Term.....................................    15
FMV Renewal Lease Term...................................................    15
GAAP.....................................................................    15
Governmental Entity......................................................    15
Ground Interest..........................................................    15
Ground Lessee............................................................    15
Ground Lessor............................................................    15
Ground Lessor's Release Rights...........................................    15
Ground Rent Adjustment Date..............................................    15
Ground Sublessee.........................................................    15
Ground Sublessor.........................................................    15
Guarantor Transferee.....................................................    16
Hazardous Substance......................................................    16
High-Voltage Electrical Equipment........................................    16
Holding Company Act......................................................    16
Illiquidity Event........................................................    16
Inclusion Loss...........................................................    16
Indemnitee...............................................................    16
Indenture Default........................................................    16
Indenture Estate.........................................................    16
Indenture Trustee's Liens................................................    16
Independent Appraiser....................................................    16
Initial Purchasers.......................................................    17
Insurance Consultant.....................................................    17
Interconnection Agreement................................................    17
Interest Deductions...................................................... 4, 17
IRS......................................................................    17
Lease Bankruptcy or Payment Default......................................    17
Lease Debt...............................................................    17
Lease Debt Rate..........................................................    17
Lease Event of Default...................................................    17
Lease Indenture..........................................................    17
Lease Indenture Bankruptcy Default.......................................    17
Lease Indenture Event of Default.........................................    17
Lease Indenture Payment Default..........................................    17
Lease Indenture Trustee..................................................    17
Lease Indenture Trustee Office...........................................    18
Lease Indenture Trustee's Account........................................    18
Lessee Action............................................................    18
Lessee Guarantor.........................................................    18
Lessee Guaranty..........................................................    18
Lessee Person............................................................    18
Lessee Section 467 Interest..............................................    18
Lessee Section 467 Loan Balance..........................................    18
Lessee Transferee........................................................    18
Lessor Estate............................................................    18
Lessor Manager...........................................................    19
Lessor Note LT...........................................................    19
Lessor Note ST...........................................................    19
Lessor Notes.............................................................    19
Lessor Possession Date...................................................    19
Lessor Section 467 Interest..............................................    19
Lessor Section 467 Loan Balance..........................................    19
Lien.....................................................................    19
List of Competitors......................................................    19
LLC Agreement............................................................    19
Loans....................................................................    19
MACRS....................................................................    19
Majority in Interest of Noteholders......................................    19
Make Whole Premium.......................................................    20
Material Adverse Effect..................................................    20
Material Adverse Tax Law Change..........................................    20
Maximum Probable Loss....................................................    20
Member Interest..........................................................    20
Memorandum of Lease......................................................    20
Minimum Credit Standard..................................................    20
Modification.............................................................    21
Moody's..................................................................    21
Nonseverable Modifications...............................................    21
Note Register............................................................    21
Noteholder...............................................................    21
Notes....................................................................    21
NYPSC Section 69 Order...................................................    21
Obsolescence Termination Date............................................    21
Offering Circular........................................................    21

                                     INDEX
                                     -----
                                  (Continued)

Officer's Certificate......................................................  21
OP Guarantor...............................................................  21
OP Guaranty................................................................  21
OP LLC Agreement...........................................................  21
OP Member..................................................................  22
OP Member Interest.........................................................  22
OP Transferee..............................................................  22
Operative Documents........................................................  22
Operator...................................................................  22
Optional Modification......................................................  22
Original LLC Agreement.....................................................  22
Other Bill of Sale.........................................................  22
Other Company..............................................................  22
Other Deeds................................................................  22
Other Facility.............................................................  22
Other Facility Lease.......................................................  22
Other Facility Lessee......................................................  22
Other Facility Site........................................................  22
Other Ground Interest......................................................  22
Other Lease Indenture......................................................  22
Other Lease Indenture Trustee..............................................  22
Other Lease Transaction....................................................  23
Other Lessor Manager.......................................................  23
Other Operative Documents..................................................  23
Other Owner Lessor.........................................................  23
Other Owner Participant....................................................  23
Other Participation Agreement..............................................  23
Other Project..............................................................  23
Other Retained Assets......................................................  23
Other Retained Sites.......................................................  23
Other Site Lease...........................................................  23
Other Site Sublease........................................................  23
Overall Transaction........................................................  23
Overdue Rate...............................................................  23
Owner Lessor...............................................................  23
Owner Lessor's Account.....................................................  23
Owner Lessor's Interest....................................................  24
Owner Lessor's Lien........................................................  24
Owner Participant..........................................................  24
Owner Participant's Account................................................  24
Owner Participant's Commitment.............................................  24
Owner Participant's Lien...................................................  24
Owner Participant's Net Economic Return....................................  24
Participation Agreement....................................................  24
Pass Through Trust Agreement...............................................  24
Pass Through Trust Agreement LT............................................  25
Pass Through Trust Agreement ST............................................  25
Pass Through Trust LT......................................................  25
Pass Through Trust ST......................................................  25
Pass Through Trustee LT....................................................  25
Pass Through Trustee ST....................................................  25
Pass Through Trustees......................................................  25
Pass Through Trusts........................................................  25
Periodic Lease Rent........................................................  25
Permitted Encumbrances.....................................................  25
Permitted Instruments......................................................  25
Permitted Liens............................................................  26
Permitted Securities.......................................................  26
Person.....................................................................  26
Plan.......................................................................  26
Predetermined Ground Rent Expiration Date..................................  27
Pricing Assumptions........................................................  27
Principal Property.........................................................  27
Principal Subsidiary.......................................................  27
Proceeds...................................................................  27
Project....................................................................  27
Proportional Rent..........................................................  27
Prudent Industry Practice..................................................  27
Purchase Price.............................................................  27
Qualifying Cash Bid........................................................  27
Railroad Tracks............................................................  27
Rating Agencies............................................................  27
Reasonable Basis...........................................................  27
Rebuilding Closing Date....................................................  28
Redemption Date............................................................  28
Registration Rights Agreement..............................................  28
Regulatory Event of Loss...................................................  28
Related Party..............................................................  28
Released Property..........................................................  28
Released Unit Ground Interest Portion......................................  28
Removal Modification.......................................................  28
Renewal Lease Rent.........................................................  28
Renewal Lease Term.........................................................  28
Renewal Site Lease Term....................................................  28
Renewal Site Sublease Term.................................................  28
Rent.......................................................................  29
Rent Payment Date..........................................................  29
Rent Payment Period........................................................  29
Replacement Component......................................................  29
Required Modification......................................................  29
Requisition................................................................  29
Responsible Officer........................................................  29
Retained Assets............................................................  29
Retained Oil Pipeline......................................................  29
Retained Power and Control Lines...........................................  29
Retained Power and Control Lines Site......................................  29
Retained Sites.............................................................  29
Returned Unit..............................................................  30
Revenue Bonds..............................................................  30
Revenues...................................................................  30
Roseton Facility...........................................................  30
S&P........................................................................  30

                                     INDEX
                                     -----
                                  (Continued)

Scheduled Closing Date.....................................................  30
Scheduled Lease Expiration Date............................................  30
Scheduled Payment Date.....................................................  30
SEC........................................................................  30
Second Wintergreen Renewal Lease Term......................................  30
Section 467 Interest.......................................................  30
Section 467 Loan Balance...................................................  30
Secured Indebtedness.......................................................  30
Securities Act.............................................................  30
Security...................................................................  30
Severable Modification.....................................................  31
Shared Facilities..........................................................  31
Shared Facilities Agreement................................................  31
Significant Indenture Default..............................................  31
Significant Lease Default..................................................  31
Site Lease.................................................................  31
Site Lease Term............................................................  31
Site Sublease..............................................................  31
Site Sublease Term.........................................................  31
Special Lessee Transfer....................................................  31
Special Lessee Transfer Amount.............................................  31
Special Lessee Transfer Event..............................................  32
Subdivision................................................................  32
Supplemental Financing.....................................................  32
Supplemental Lease Rent....................................................  32
Survey.....................................................................  32
Tax........................................................................  32
Tax Advance................................................................  32
Tax Assumptions............................................................  32
Tax Benefit................................................................  32
Tax Claim..................................................................  32
Tax Event..................................................................  32
Tax Indemnitee.............................................................  32
Tax Indemnity Agreement....................................................  32
Tax Law Change.............................................................  33
Tax Loss...................................................................  33
Tax Representation.........................................................  33
Taxes......................................................................  32
Termination Date...........................................................  33
Termination Value..........................................................  33
Title Policies.............................................................  33
Tranche....................................................................  33
Transaction................................................................  33
Transaction Cost Deductions................................................  33
Transaction Costs..........................................................  33
Transaction Party(ies).....................................................  35
Treasury Regulations.......................................................  35
Trust Company..............................................................  35
Trust Indenture Act........................................................  35
U.S. Government Obligations................................................  36
UCC........................................................................  35
Uniform Commercial Code....................................................  35
Unit.......................................................................  35
Unit 1.....................................................................  35
Unit 2.....................................................................  35
Unit Principal Portion.....................................................  36
Unit Purchase Price........................................................  35
Units......................................................................  36
Units 1 and 2..............................................................  36
Verifier...................................................................  36
Wilmington.................................................................  36
Wintergreen Renewal Lease Term.............................................  36

                                                                       EXHIBIT A
                                                                              to
                                                            Site Lease Agreement
                                                            --------------------

                         DESCRIPTION OF FACILITY SITE
                         ----------------------------

ALL those parcels of land situate in the Town of Newburgh, County of Orange and State of New York, bounded and described as follows:

                               ROSETON PARCEL 1A

BEGINNING at the southwesterly corner of the herein described parcel, said point being at the intersection of the northerly line of lands now or formerly of Amerada Hess Corporation and the centerline of River Road, said point of beginning also being distant North 49 degrees 50 minutes 24 seconds West 26.00 feet from a Central Hudson Gas and Electric Corporation monument recovered (leaning), thence along the centerline of River Road the following five (5) courses and distances:

1.  North 23 degrees 58 minutes 06 seconds East 92.30 feet,
2.  North 26 degrees 12 minutes 36 seconds East 415.37 feet,
3.  North 06 degrees 40 minutes 24 seconds West 107.80 feet,
4. North 17 degrees 35 minutes 24 seconds West 531.00 feet, thence leaving said centerline of River Road,
5. South 88 degrees 13 minutes 54 seconds East 28.39 feet, to a point on the easterly line of River Road, thence along said easterly line of River Road the following eight (8) courses and distances:

6.  North 16 degrees 30 minutes 34 seconds West 27.81 feet,
7.  North 04 degrees 36 minutes 36 seconds East 179.41 feet,
8.  North 25 degrees 57 minutes 11 seconds East 168.53 feet,
9.  North 27 degrees 23 minutes 11 seconds East 60.03 feet,
10.  North 19 degrees 43 minutes 36 seconds East 71.98 feet,
11.  North 11 degrees 36 minutes 26 seconds East 259.68 feet,
12. 207.64 feet on a curve to right having a radius of 200.90 feet and a long chord of North 41 degrees 13 minutes 16 seconds East 198.55 feet,
13.  North 70 degrees 50 minutes 06 seconds East 319.12 feet,
14. 397.50 feet on a curve to the left having a radius of 245.00 feet and a long chord of North 24 degrees 21 minutes 19 seconds East 355.31 feet to a point on the easterly line of Danskammer Road, thence running along the former division line between Rice and Brooks to the north (Danskammer Site) and the Jova Brick Company, Inc. to the south (Roseton Site) the following ten (10) courses and distances:

                                    EXH. A-1

15.  North 52 degrees 03 minutes 46 seconds East 253.71 feet,
16.  South 25 degrees 12 minutes 14 seconds East 140.00 feet,
17.  South 73 degrees 52 minutes 14 seconds East 544.00 feet,
18.  South 83 degrees 37 minutes 44 seconds East 121.42 feet,
19.  South 73 degrees 20 minutes 34 seconds East 330.00 feet,
20.  South 77 degrees 21 minutes 44 seconds East 146.00 feet,
21.  South 73 degrees 15 minutes 44 seconds East 100.00 feet,
22.  South 77 degrees 12 minutes 14 seconds East 144.00 feet,
23.  South 67 degrees 42 minutes 14 seconds East 73.50 feet,
24. South 55 degrees 02 minutes 14 seconds East 217.14 feet to the westerly line of lands now or formerly of CSX Rail Corp., thence along said westerly line of lands of CSX Rail Corp. the following five (5) courses and distances:

25.  South 27 degrees 01 minutes 46 seconds West 565.84 feet,
26. 846.30 feet on a curve to the right, having a radius of 2815.50 feet and a long chord of South 35 degrees 38 minutes 26 seconds West 843.11 feet,
27. South 44 degrees 15 minutes 06 seconds West 488.41 feet to a point on the southerly line of lands formerly of the Jova Brick Works (now R.T.I.C.) said point also being on the northerly line of lands formerly of the Atlantic Refining Company (now R.T.I.C.), thence continuing along the aforementioned westerly line of lands now or formerly of CSX Rail Corp.,
28. South 44 degrees 15 minutes 06 seconds West 1310.89 feet to a point on the aforementioned northerly line of lands now or formerly of Amerada Hess Corporation, thence along said northerly line of lands now or formerly of Amerada Hess Corporation,
29. North 49 degrees 50 minutes 24 seconds West generally along the southerly face of timber cribbing, 888.84 feet to the point of BEGINNING.

Excepting therefrom, the Additional Facility Site described on Exhibit B.

                                   EXH. A-2

                               ROSETON PARCEL 4


ALL that parcel of land, now or formerly under the waters of Hudson River, situated in the Town of Newburgh, County of Orange, bounded and described as follows:

BEGINNING at a point in the division line between grants of land under water to J.C. Bancroft Davis by patent dated June 25, 1869 and Governeur M. Armstrong and others by patent dated November 13, 1869 at its intersection with the easterly right-of-way line of the Penn Central Railroad, said point 49.56 feet as measured along said division line from its intersection with the centerline of said railroad at station 326+601.0; thence into the waters of Hudson River and along said division line;

1. South 43 degrees 00 minutes 20 seconds East, 369.93 feet to the northeasterly corner of said grant to J.C. Bancroft Davis; thence along the easterly line of said grant
2. South 55 degrees 44 minutes 40 seconds West, 1,273.75 feet to its intersection with the division line between the lands of Central Hudson Gas and Electric Corporation, by deed dated June 24, 1966 and filed in the Orange County Clerk's Office in Liber 1747 of Deeds at Page 830 on the north and Hess Oil & Chemical Corporation on the south; thence along said division line,
3. North 49 degrees 50 minutes 20 seconds West 226.07 to the beforementioned easterly right-of-way line of the Penn Central Railroad; thence along said right-of-way line,
4. North 44 degrees 15 minutes 10 seconds East 1,299.41 feet to the point of BEGINNING.

                                   EXH. A-3

                               ROSETON PARCEL 6


ALL that parcel of land, now or formerly under the waters of Hudson River, situated in the Town of Newburgh, County of Orange, bounded and described as follows:

BEGINNING at a point in the division line between grants of land under water to J.C. Bancroft Davis by patent dated June 25, 1869 and Governeur M. Armstrong and others by patent dated November 13, 1869 at its intersection with the easterly right-of-way line of the Penn Central Railroad, said point being 33.04 feet as measured along said division line from its intersection with the centerline of said railroad at station 326+601; thence along said easterly right-of-way line the following five (5) courses and distances:

1.  North 44 degrees 15 minutes 10 seconds East 492.08 feet,
2. 753.03 feet on a curve to the left, having a radius of 2,898.00 feet and a long chord of North 36 degrees 48 minutes 30 seconds East 750.92 feet,
3.  South 60 degrees 38 minutes 10 seconds East 16.50 feet,
4. 118.73 feet on a curve to the left, having a radius of 2,914.50 feet and a long chord of North 28 degrees 11 minutes 50 seconds East 118.71 feet,
5. North 27 degrees 01 minutes 50 seconds East 554.30 feet to the division line between lands of Central Hudson Gas & Electric Corporation, Consolidated Edison Company of New York, Inc. and Niagara Mohawk Power Corporation, as tenants in common, by deed dated May 14, 1968 on the south and Central Hudson Gas and Electric Corporation on the north; thence along said division line,
6. South 64 degrees 57 minutes 10 seconds East 143.02 feet, thence continuing along said division line partially on land and partially into the waters of the Hudson River,
7. South 43 degrees 00 minutes 20 seconds East 451.71 feet to the exterior line of said grant of land under water to Governeur M. Armstrong and others; thence along said exterior line
8.  South 38 degrees 18 minutes 22 seconds West 1,239.88 feet and
9. South 52 degrees 29 minutes 44 seconds West 700.00 feet to the beforementioned division line between the grants of land under water to Governeur M. Armstrong and J.C. Bancroft Davis; thence along said division line,
10. North 43 degrees 00 minutes 20 seconds West 336.45 feet to the point of BEGINNING.

                                   EXH. A-4

                                                                       EXHIBIT B
                                                                              to
                                                            Site Lease Agreement
                                                            --------------------

                    DESCRIPTION OF ADDITIONAL FACILITY SITE
                    ---------------------------------------

All that parcel of land situate in the Town of Newburgh, County of Orange and State of New York bounded and described as follows:

Beginning at a point within the bounds of a 107.08 acre parcel conveyed by Niagara Mohawk Power Corporation, Consolidated Edison Company of New York, Inc. and Central Hudson Gas and Electric Corporation to Dynegy Roseton, L.L.C. by deed dated January 30, 2001 and recorded February 2, 2001 in the Orange County Clerk's Office in Liber 5454 of Deeds at Page 250, said point of beginning being distant North 34" - 34' - 59" East 580.46 feet from the southwesterly corner of the aforementioned 107.08 acre parcel, then through the aforementioned 107.08 acre parcel of land of Dynegy Roseton, L.L.C. the following nine (9) courses and distances:

1.   North 01" - 50' - 00" East 919.87 feet,
2.   North 73" - 26' - 00" East 551.59 feet,
3.   South 43" - 47' - 00" East 320.32 feet,
4. South 28" - 58' - 00" East 971.38 feet to a point being distant 85 feet northwesterly (measured at right angles) from the westerly line of lands now or formerly of CSX Rail Corp., thence running parallel to and distant 85 feet northwesterly (measured at right angles) from the aforementioned westerly line of CSX Rail Corp.,
5. South 44" - 15' - 06" West 744.00 feet, thence continuing through the aforementioned 107.08 acre parcel of lands of Dynegy Roseton, L.L.C.,
6.   North 22" - 10' - 00" West 295.00 feet,
7.   North 50" - 43' - 00" West 284.00 feet,
8.   North 78" - 19' - 00" West 296.00 feet, and
9.   North 77" - 29' - 37" West 112.71 feet to the point of beginning.

Containing 27.380 acres, more or less.

Bearings conform to NY State (East) 1927 Grid System.

                                   EXH. B-1

                                                                       EXHIBIT C

                                                                              to
                                                            Site Lease Agreement
                                                            --------------------

             DESCRIPTION OF RETAINED POWER AND CONTROL LINES SITE
             ----------------------------------------------------

That portion of the Retained Sites consisting of Parcels 2 and 1C upon and/or under which the Retained Power and Control Lines are located, specifically (1) over which the two overhead 345 kV power lines cross, (2) upon which the four 345 kV electric transmission structures used to support such power lines are located and (3) under which the underground cables, conduit and duct systems containing control signal and power services cables cross.

                                   EXH. C-1

                                                                       EXHIBIT D
                                                                              to
                                                            Site Lease Agreement
                                                            --------------------

                         DESCRIPTION OF RETAINED SITES
                         -----------------------------

ALL those parcels of land (including the Additional Facility Site) situate in the Town of Newburgh, County of Orange and State of New York, bounded and described as follows:

                               ROSETON PARCEL 1C
                               -----------------


BEGINNING at a point on the northerly line of River Road (a.k.a. Soap Hill Road) said point being the southeasterly corner of a 51.70 acre parcel to be retained by Central Hudson Gas and Electric Corporation and the southwesterly corner of a
5.04 acre parcel of lands formerly of the Marlboro School District (Roseton School Site) thence along the easterly line of said 51.70 acre parcel the following seven (7) courses and distances:

1.  North 25 degrees 43 minutes 20 seconds East 407.40 feet,
2.  South 72 degrees 24 minutes 40 seconds East 275.00 feet,
3.  North 80 degrees 15 minutes 10 seconds East 27.50 feet,
4.  North 11 degrees 42 minutes 10 seconds East 174.73 feet,
5.  North 07 degrees 45 minutes 10 seconds East 38.63 feet,
6.  North 08 degrees 37 minutes 20 seconds East 95.23 feet,
7. North 09 degrees 47 minutes 10 seconds East 103.91 feet to its intersection with the southerly line of Parcel 1B, thence along said southerly line of Parcel 1B,
8. South 72 degrees 16 minutes 00 seconds East 323.92 feet to its intersection with the westerly line of Danskammer Road (as conveyed to the Town of Newburgh), thence along said line of Danskammer Road, the following four (4) courses and distances:
9. 1.61 feet on a nontangential curve to the left having a radius of 190.00 feet and a long chord of South 04 degrees 56 minutes 14 seconds West 1.61 feet,
10.  South 04 degrees 41 minutes 40 seconds West 625.32 feet,
11. 65.95 feet on curve to the right having a radius of 80.00 feet and a long chord of South 28 degrees 18 minutes 40 seconds West 64.10 feet,
12. South 51 degrees 55 minutes 40 seconds West 191.85 feet to its intersection with said northerly line of River Road, the last mentioned point being distant the following (4) four courses and distances from the northerly end of a curve
course no. 14 of Parcel 1A,   (1)  North 52 degrees 03 minutes 46 seconds East
63.07 feet, (2)  North 38 degrees 43 minutes 10 seconds West 20.24 feet,   (3)
North 38 degrees 04 minutes 20 seconds West 27.42 feet and (4) North 57 degrees 25 minutes 10 seconds West 2.74 feet, thence along said line of River Road the following two (2) courses and distances:
13.  North 57 degrees 25 minutes 10 seconds West, 4.60 feet,

                                  Exhibit D-1

14. South 82 degrees 10 minutes 00 seconds West 17.94 feet to a point at the southeasterly corner of the former Roseton School Parcel, thence along the southerly line of said parcel and along the northerly line of River Road a.k.a. Soap Hill Road, the following nine (9) courses and distances:
15.  North 61 degrees 26 minutes 30 seconds West 45.10 feet,
16.  North 68 degrees 23 minutes 20 seconds West 16.32 feet,
17.  North 69 degrees 02 minutes 40 seconds West 33.12 feet,
18.  North 68 degrees 51 minutes 10 seconds West 14.87 feet,
19.  North 61 degrees 22 minutes 20 seconds West 9.11 feet,
20.  North 62 degrees 18 minutes 20 seconds West 68.14 feet,
21.  North 67 degrees 16 minutes 40 seconds West 60.65 feet,
22.  North 70 degrees 39 minutes 40 seconds West 215.24 feet and
23. North 80 degrees 21 minutes 40 seconds West 168.19 feet to the point of BEGINNING.

                                   EXH. D-2

                               ROSETON PARCEL 2
                               ----------------

BEGINNING at a steel rod set at the northwesterly corner of the herein described parcel at the southerly line of River Road (Soap Hill Road) at its intersection with the easterly line of lands now or formerly of the Cedar Hill Cemetery Association, thence along the southerly line of River Road (Soap Hill Road), the following thirteen (13) courses and distances:

1.  South 73 degrees 34 minutes 34 seconds East 253.46 feet,
2.  South 71 degrees 03 minutes 24 seconds East 102.68 feet,
3.  South 69 degrees 26 minutes 44 seconds East 96.11 feet,
4.  South 75 degrees 41 minutes 54 seconds East 104.84 feet,
5.  South 81 degrees 22 minutes 54 seconds East 95.73 feet,
6.  South 76 degrees 59 minutes 24 seconds East 102.76 feet,
7.  South 68 degrees 54 minutes 24 seconds East 94.85 feet,
8.  South 62 degrees 23 minutes 24 seconds East 57.28 feet,
9. 63.70 feet on a curve to the right having a radius of 127.59 feet and a chord of South 48 degrees 05 minutes 14 seconds East 63.05 feet,
10.  South 33 degrees 46 minutes 59 seconds East 50.45 feet,
11. 356.05 feet on a curve to the right having a radius of 195.00 feet and a long chord of South 18 degrees 31 minutes 34 seconds West 308.61 feet,
12.  South 70 degrees 50 minutes 06 seconds West 319.12 feet,
13. 56.07 feet on a curve to the right having a radius of 250.90 feet and a long chord of South 64 degrees 25 minutes 58 seconds West 55.95 feet to a point on the northerly line of lands now or formerly of the Church of Our Lady of Mercy, thence along the northerly, westerly and southerly line of lands now or formerly of the Church of Our Lady of Mercy the following three (3) courses and distances:
14.  North 64 degrees 37 minutes 34 seconds West 275.68 feet,
15.  South 28 degrees 27 minutes 36 seconds West 293.03 feet,
16. South 80 degrees 38 minutes 34 seconds East 274.98 feet to a point on the westerly line of River Road, thence along said westerly line of River Road the following eight (8) courses and distances:
17.  South 11 degrees 36 minutes 26 seconds West 233.84 feet,
18.  South 19 degrees 43 minutes 36 seconds West 65.08 feet,
19.  South 27 degrees 23 minutes 11 seconds West 46.76 feet,
20.  South 27 degrees 23 minutes 11 seconds West 10.99 feet,
21.  South 25 degrees 57 minutes 11 seconds West 67.27 feet,
22.  South 25 degrees 57 minutes 11 seconds West 110.81 feet,
23.  South 04 degrees 36 minutes 36 seconds West 198.20 feet,
24. South 16 degrees 30 minutes 34 seconds East 119.97 feet, thence leaving said westerly line of River Road,
25. South 88 degrees 13 minutes 54 seconds East 26.25 feet to a point in the centerline of River Road, thence along the centerline of River Road the following three (3) courses and distances:
26.  South 17 degrees 35 minutes 24 seconds East 431.00 feet,
27.  South 06 degrees 40 minutes 24 seconds East 107.30 feet,

                                   EXH. D-3

28. North 75 degrees 07 minutes 24 seconds West 52.75 feet to a point being the easterly end of a stonewall, thence along said stonewall and along the northerly line of lands now or formerly of Hess Oil and Chemical Corp. in part,
29. North 75 degrees 07 minutes 24 seconds West 866.40 feet to a stonewall intersection and the northeasterly corner of lands now or formerly of Hudson Oaks Partnership, thence continuing along the northerly line of lands now or formerly of Hudson Oaks Partnership the following three courses and distances, the first two of which runs generally along a stonewall;
30.  North 74 degrees 21 minutes 54 seconds West 315.90 feet,
31.  North 75 degrees 47 minutes 04 seconds West 158.80 feet,
32. North 76 degrees 51 minutes 04 seconds West 59.86 feet to lands now or formerly of the aforementioned Cedar Hill Cemetery Association, thence along the easterly line of lands now or formerly of the Cedar Hill Cemetery Association;
33. North 28 degrees 02 minutes 01 seconds East 1812.93 feet to a point on the northwesterly line of a 25 foot wide strip of lands now or formerly of R.T.I.C., thence along said northwesterly line of lands now or formerly of R.T.I.C.,
34. North 10 degrees 38 minutes 29 seconds West 386.67 feet to a point on the southerly line of the aforementioned River Road (Soap Hill Road), thence along said southerly line of River Road (Soap Hill Road),
35. South 73 degrees 48 minutes 04 seconds East 28.02 feet to a point on the northeasterly line of the aforementioned 25 foot wide strip said point also being at the northwesterly corner of a triangular-shaped parcel of lands now or formerly of the Cedar Hill Cemetery Association, thence along the northeasterly line of the aforementioned 25 foot wide strip of lands now or formerly of R.T.I.C. and along the northwesterly line of the triangular-shaped parcel now or formerly of the Cedar Hill Cemetery Association,
36. South 10 degrees 38 minutes 29 seconds East 342.79 feet and thence along the easterly line of the aforementioned triangular-shaped parcel now or formerly of the Cedar Hill Cemetery Association,
37. North 28 degrees 02 minutes 01 seconds East 312.50 feet to the point of BEGINNING.

                                   EXH. D-4

                               ROSETON PARCEL 2A
                               -----------------


BEGINNING at a point on the westerly side of River Road at its intersection with the division line between lands reputedly now or formerly of Hess Oil and Chemical Corp. (L. 1823 P. 786) on the north and lands now or formerly of Central Hudson Gas & Electric Corporation, Consolidated Edison Company of New York, Inc. and Niagara Mohawk Power Corporation (hereinafter called "R.T.I.C.") on the south, said point being distant South 35 degrees 28 minutes 55 seconds West 128.56 feet from the south east corner of Parcel 2 (46.996 acres), thence along said westerly side of River Road;

1. South 26 degrees 12 minutes 36 seconds West 91.00 feet to its intersection with the division line between lands now or formerly of E. & M. Venuti (L. 2496
P. 53) on the south and lands now or formerly of R.T.I.C. on the north, the last mentioned point being distant North 28 degrees 34 minutes East 22.0 feet from a utility pole, thence along the last mentioned division line,

2. North 65 degrees 23 minutes 00 seconds West passing 13.3 feet north of the northeast corner of the Venuti dwelling and passing 13.6 feet north of the northwest corner of said dwelling, for a distance of 150.00 feet to its intersection with the division line between lands now or formerly of said Hess Oil and Chemical Corp. on the west and lands now or formerly of said E. & M. Venuti (Liber 2496 Page 53) on the east, the last mentioned point being distant North 26 degrees 12 minutes 36 seconds East 83.50 feet from an old corner post of a wire fence, thence northerly and easterly along the last mentioned division line the following two (2) courses and distances:

3.  North 26 degrees 12 minutes 36 seconds East 91.00 feet and

4. South 65 degrees 23 minutes 00 seconds East 150.00 feet to the point of BEGINNING of this parcel.

                                    EXH.D-5

                               ROSETON PARCEL 5
                               ----------------


ALL that parcel of land, now or formerly under the waters of Hudson River, situated in the Town of Newburgh, County of Orange, bounded and described as follows:

BEGINNING at a point in the exterior line of a grant of land under water to Governeur M. Armstrong and Others by patent dated November 13, 1869 said point being, South 59 degrees 04 minutes 41 seconds East 395.49 feet from station 326+601.0+ of the centerline of the Penn Central Railroad; thence along said exterior grant line,

1. North 52 degrees 29 minutes 40 seconds East 394.39 feet; thence departing from said grant line

2.  South 46 degrees 03 minutes 40 seconds East 160.86 feet;
3.  South 43 degrees 52 minutes 10 seconds West 390.00 feet and
4. North 46 degrees 03 minutes 40 seconds West 220.00 feet to the point of BEGINNING.

                                    EXH.D-6

                                                                     EXHIBIT D-2
                                                                              to
                                                                   Participation
                                                                       Agreement
                                                                       ---------

                                    Form of
                                 Site Sublease
                                 -------------

                                                                   Exhibit 10.2a

                                                                  Execution Copy

WHEN RECORDED, RETURN TO:

Christopher J. Moore, Esq.
Orrick, Herrington & Sutcliffe LLP
666 Fifth Avenue, 2nd Floor
New York, New York 10103

================================================================================

                            Site Sublease Agreement

                            Dated as of May 8, 2001

                                    between

                            Dynegy Roseton, L.L.C.

                              as Ground Sublessee

                                      and

                                Roseton OL LLC,

                              as Ground Sublessor

                             Roseton Units 1 and 2

================================================================================

                               TABLE OF CONTENTS

                                                                                          Page
SECTION 1.   DEFINITIONS................................................................   1

SECTION 2.   SUBLEASE OF GROUND INTEREST................................................   2
     Section 2.1.   Sublease of Ground Interest.........................................   2
     Section 2.2.   Basic Site Sublease Term............................................   3
     Section 2.3.   Renewal Site Sublease Term..........................................   3
     Section 2.4.   Return of Ground Interest...........................................   3
     Section 2.5.   Early Termination of Site Sublease Term.............................   4
     Section 2.6.   Nonterminability....................................................   4

SECTION 3.   RENT FOR THE SUBLEASE OF GROUND INTEREST...................................   5
     Section 3.1.   Rent................................................................   5
     Section 3.2.   Payment.............................................................   5

SECTION 4.   QUIET ENJOYMENT IN FAVOR OF THE GROUND SUBLESSEE...........................   5
     Section 4.1.   Ground Sublessee's Right of Quiet Enjoyment.........................   5
     Section 4.2.   Conveyances Pursuant to the Site Lease..............................   5

SECTION 5.   USE OF GROUND INTEREST.....................................................   6
     Section 5.1.   Use.................................................................   6
     Section 5.2.   Compliance with Environmental Laws..................................   6

SECTION 6.   TRANSFER OF GROUND INTEREST................................................   7

SECTION 7.   LIENS......................................................................   7

SECTION 8.   SEVERANCE..................................................................   7

SECTION 9.   NONMERGER..................................................................   7

SECTION 10.  SECURITY FOR OWNER LESSOR'S OBLIGATION UNDER LESSOR NOTE...................   7

SECTION 11.  INSPECTION.................................................................   8

SECTION 12.  MISCELLANEOUS..............................................................   8
     Section 12.1.  Amendments and Waivers..............................................   8
     Section 12.2.  Notices.............................................................   8
     Section 12.3.  Survival............................................................   9
     Section 12.4.  Successors and Assigns..............................................   9
     Section 12.5.  Governing Law.......................................................  10
     Section 12.6.  Severability........................................................  10
     Section 12.7.  Counterparts........................................................  10

                               TABLE OF CONTENTS
                                  (continued)

                                                                            Page
     Section 12.8.  Headings and Table of Contents.......................    10
     Section 12.9.  Further Assurances...................................    10
     Section 12.10. Effectiveness of Site Sublease.......................    10
     Section 12.11. Limitation of Liability..............................    10
     Section 12.12. Measuring Life.......................................    10

Appendix A   -   Definitions

Exhibit A    -   Description of Facility Site
Exhibit B    -   Description of Additional Facility Site
Exhibit C    -   Description of Retained Power and Control Lines Site
Exhibit D    -   Description of Retained Sites

                            Site Sublease Agreement

     This SITE SUBLEASE AGREEMENT, dated as of May 8, 2001 (this "Site
                                                                  ----
Sublease"), between DYNEGY ROSETON, L.L.C., a Delaware limited liability company
--------
(the "Ground Sublessee" or the "Company") and ROSETON OL LLC, a Delaware limited
      ----------------          -------
liability company ("Ground Sublessor" or the "Owner Lessor").
                    ----------------          ------------

                              W I T N E S S E T H:

     WHEREAS, the Company owns (i) the Facility Site, which is more particularly described on Exhibit A hereto, (ii) the Additional Facility Site, which is more particularly described on Exhibit B hereto, and (iii) the Retained Power and Control Lines Site, which is more particularly described on Exhibit C hereto;

     WHEREAS, the Company owns the Retained Sites, which is more particularly described on Exhibit D hereto;

     WHEREAS, concurrently with the execution and delivery of this Site Sublease, the Owner Lessor has acquired the Facility from the Company pursuant to the Bill of Sale and the Deed;

     WHEREAS, concurrently with the execution and delivery of this Site Sublease, the Company and the Owner Lessor have entered into a Site Lease Agreement (the "Site Lease"), pursuant to which the Company leases the Facility
                ----------
Site to the Owner Lessor;

     WHEREAS, the Facility Site does not include any part of the Facility or the Retained Sites, and no part of the Facility or the Retained Sites is being leased to the Ground Sublessee hereunder; and

     WHEREAS, pursuant to this Site Sublease, the Ground Sublessor is subleasing its leasehold interest in the Facility Site to the Ground Sublessee for a term coterminous with that of the Facility Lease.

     NOW, THEREFORE, in consideration of the foregoing premises, the mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1.     DEFINITIONS

     Unless the context hereof otherwise requires, capitalized terms used in this Site Sublease, including those in the recitals, and not otherwise defined herein shall have the respective meanings set forth in Appendix A attached hereto. The general provisions of such Appendix A shall apply to the terms used in this Site Sublease.

SECTION 2.   SUBLEASE OF GROUND INTEREST

     Section 2.1. Sublease of Ground Interest. (a) The Ground Sublessor hereby conveys, grants and assigns to the Ground Sublessee for the Site Sublease Term the Ground Interest (it being expressly agreed that the manner of the utilization of the Cross Easement Rights, the Retained Power and Control Lines, the Dock Facilities, the Retained Oil Pipeline or the Railroad Tracks, as the case may be, may be increased in connection with the use and operation of the Facility during the term of the Site Sublease to be more beneficial to the Ground Sublessee), upon the terms and conditions set forth herein for the term and renewal terms described below, and the Ground Sublessee hereby accepts such conveyances, assignments and grants from the Ground Sublessor.

             (b) The conveyances, grants and reassignment in Section 2.1(a) are intended to give the Ground Sublessee the right of ingress and egress to the Facility, the right to use and operate the Facility and the other rights described in Section 5.

             (c) The Ground Sublessor and the Ground Sublessee understand and agree that (i) the conveyances, grants and reassignment in Section 2.1(a) are subject to Permitted Liens and to the terms and conditions of the Site Lease, including, without limitation, the Ground Sublessee's rights, as the lessor under the Site Lease, in Sections 4.2 and 4.3 of the Site Lease, (ii) the Ground Sublessor does not have legal title to the Facility Site, the Retained Power and Control Lines, the Dock Facilities, the Retained Oil Pipeline or the Railroad Tracks, and (iii) fee title to the Facility is vested in the Ground Sublessor and no part of the Facility is being leased or subleased hereunder.

             (d)    With respect to the easements granted pursuant to this
Section 2.1, the following provisions shall apply:

                    (i) All easements granted herein shall be deemed easements appurtenant to the parcel of, or interest in, the real property interest benefited thereby and shall run with such interest or real property and shall be deemed covenants running with the real property burdened thereby.

                    (ii) Notwithstanding anything in this Site Sublease to the contrary, any easement granted hereunder, including any facility relating thereto, may be relocated in accordance with the terms of the Site Lease.

                    (iii) The following shall apply in interpreting any easement granted pursuant to this Section 2.1:

                           (1)   With respect to any easement created by this
Section 2.1, the words "in," "upon," to," "on," "over," "above," "through" and/or "under" shall be interpreted to include all of such terms.

                           (2)   Any easement granted herein includes the right
to trim, cut, treat and/or remove, by manual, mechanical, and chemical means, any and all trees, brush and other vegetation within the easement area, as well as such trees, brush and vegetation outside of the easement area deemed reasonably necessary or desirable by the Ground Sublessee for the safe and secure operation of its facilities.

                           (3)   Subject to the provisions of Applicable Laws
(including applicable Environmental Laws), each easement granted herein shall include the right to maintain, repair and replace any and all pipes to transport water, waste water, sewer and gas. It is intended that there shall be included within such grant any and all rights and easements needed for the construction, operation, maintenance, repair, alteration and renovation of the pipelines in such easement areas; whether any such rights and easements are presently in use, or needed in the future.

             (e) With respect to the easements and the rights, privileges and licenses granted pursuant to this Section 2.1, the following provisions shall apply:

                    (i) Except as otherwise expressly provided herein, each easement and each right, privilege and license granted herein is and shall be a grant, transfer, conveyance and right of Access (as defined in the Cross Easement Agreement) to and use (subject to the terms of this Agreement) to the Ground Sublessee and to any future permitted sublessee or operator of the Ground Interest.

                    (ii) Each easement and each right, privilege and license granted herein shall terminate upon the expiration or earlier termination of this Site Sublease in accordance with the terms hereof but shall otherwise be irrevocable during the term of this Site Sublease.

                    (iii) Each easement and each right, privilege and license granted herein may be enjoyed without additional charge or fee to the Ground Sublessee, other than rent payable pursuant to Section 3.1.

     Section 2.2. Basic Site Sublease Term. The term of the foregoing sublease to the Ground Sublessee shall commence on the Closing Date and shall terminate at 11:59 p.m. (New York City time) on the Expiration Date (the "Basic Site
                                                                ----------
Sublease Term"), subject to early termination in whole or in part pursuant to
-------------
Section 2.5 hereof and renewal pursuant to Section 2.3 hereof.

     Section 2.3. Renewal Site Sublease Term. If the Company exercises its option to renew the Facility Lease for one or more Renewal Lease Terms pursuant to Section 15 of the Facility Lease, the Basic Site Sublease Term shall automatically and without further act by any Person be renewed for a term or terms which shall be coterminous with the Renewal Lease Term(s) under the Facility Lease (each, a "Renewal Site Sublease Term" and, together with the
                         --------------------------
Basic Site Sublease Term, the "Site Sublease Term").  Notwithstanding anything
                               ------------------
to the contrary contained herein, in no event shall the Site Sublease Term exceed forty-nine (49) years.

     Section 2.4. Return of Ground Interest. Upon the expiration or early termination of the this Site Sublease in whole or in part, the Ground Sublessee shall (a) return the Ground Interest or the applicable portion thereof to the Ground Sublessor by surrendering the Ground Interest or such portion thereof into the possession of the Ground Sublessor without representation or warranty, other than a warranty that such Ground Interest or such portion is free and clear of all

Liens other than Permitted Liens without any other liability or cost to the Ground Sublessee, and (b) upon the request of the Ground Sublessor, execute, acknowledge, and deliver a release (or termination) of the Ground Interest or such portion thereof which release (or termination) shall be prepared by the Ground Sublessor at the expense of, and in a form reasonably satisfactory to, the Ground Sublessee to be duly recorded at the Ground Sublessee's expense with the Orange County Clerks Office, Orange County, New York. The obligations of the Ground Sublessee under this Section 2.4 shall survive the termination of this Site Sublease.

     Section 2.5. Early Termination of Site Sublease Term. Notwithstanding anything to the contrary in this Site Sublease, the Site Sublease Term shall automatically terminate upon the expiration, cancellation or early termination of the Facility Lease. Upon the early termination of the Facility Lease with respect to a Unit pursuant to Section 10 thereof and upon satisfaction of the terms and provisions of Section 2.8(b) of the Site Lease, the Site Sublease Term shall automatically terminate with respect to the Released Unit Ground Interest Portion. If the Facility Lease is terminated with respect to a Unit pursuant to
Section 10 thereof and the Owner Lessor does not tender such Unit to the Facility Lessee, either the Ground Sublessor or the Ground Sublessee may, at its option, terminate this Site Sublease with respect to the portion of the Ground Interest relating to the Unit that is no longer subject to the Facility Lease, as determined by the Ground Sublessor and the Ground Sublessee, each acting reasonably (such portion, the "Non-Subleased Portion"). Any such termination under this Section 2.5 shall be without any further act of any Person. Upon termination of the Site Sublease Term in whole or in part the Ground Sublessee shall return the Ground Interest or the portion thereof in accordance with
Section 2.4. Upon the request of the Ground Sublessor, the Ground Sublessee shall execute, acknowledge, and deliver a termination of the Site Sublease with respect to the Ground Interest or such portion thereof, which termination shall be prepared by the Ground Sublessee at its expense and in a form reasonably satisfactory to the Ground Sublessor to be duly recorded at the Ground Sublessee's expense with the Orange County Clerks Office, Orange County, New York.

     Section 2.6. Nonterminability. Subject to Section 2.5 hereof, the Site Sublease Term shall not be terminated nor shall any of the rights granted or conveyed hereunder to the Ground Sublessee be extinguished, diminished, lost or otherwise impaired, in whole or in part, by any circumstance of any character or for any reason whatsoever, including any of the following: (a) any loss or destruction of, or damage to, the Facility, any Component thereof or interruption or cessation in the use or possession thereof or any part thereof by the Ground Sublessee for any reason whatsoever and of whatever duration, (b) the condemnation, requisitioning, expropriation, seizure or other taking of title to or use of the Facility, any Component thereof or any part thereof by any Governmental Entity or otherwise, (c) any prohibition, limitation or restriction on the use by any Person of all or any part of its property or the interference with such use by any Person, or any eviction by paramount title or otherwise, (d) any inadequacy, incorrectness or failure of the description of the Facility Site or the Ground Interest or any part thereof or any rights or property in which an interest is intended to be granted or conveyed by this Site Sublease, (e) the insolvency, bankruptcy, reorganization or similar proceedings by or against the Ground Sublessor, the Ground Sublessee or any other Person,
(f) the failure by the Ground Sublessee to comply with Section 3 or 5 or any other provision hereof, or (g) any other reason whatsoever, whether similar or dissimilar to any of the foregoing.

SECTION 3.  RENT FOR THE SUBLEASE OF GROUND INTEREST

     Section 3.1. Rent. The Ground Sublessee agrees to pay as rent for the sublease of the Ground Interest to the Ground Sublessor pursuant to this Site Sublease the amount of rent payable under the Site Lease for the corresponding period, which rent shall be paid on the dates set forth in the Site Lease, except that if the Facility Lease is terminated with respect to a Unit pursuant to Section 10 thereof and the Owner Lessor does not tender such Unit to the Facility Lessee such that in accordance with Section 2.5 the Non-Subleased Portion is leased to the Ground Sublessor pursuant to Section 2.1 of the Site Lease but is not subleased to the Ground Sublessee pursuant to Section 2.1, rent payable during the remainder of the Site Sublease Term for the Ground Interest shall be the amount specified above multiplied by the Unit Percentage for the Unit that continues to be subject to the Facility Lease. Rent shall be prorated for any partial period on the basis of the actual number of days in such period.

     Section 3.2. Payment. The Ground Sublessor and the Ground Sublessee agree that, during the Site Sublease Term, each payment of rent by the Ground Sublessor, as lessee, for the lease of the Ground Interest pursuant to Section
3.1 of the Site Lease and each payment of rent by the Ground Sublessee for the sublease of the Ground Interest pursuant to Section 3.1 hereof shall be offset, and no amounts shall be payable by the Ground Sublessor or the Ground Sublessee in respect thereof, except that if the Facility Lease is terminated with respect to a Unit pursuant to Section 10 thereof and the Owner Lessor does not tender such Unit to the Facility Lessee such that the Non-Subleased Portion is leased to the Ground Sublessor pursuant to Section 2.1 of the Site Lease but is not subleased to the Ground Sublessee pursuant to Section 2.1, the portion of the rent under the Site Lease equal to the Unit Percentage of the Unit that is no longer subject to the Facility Lease shall not be offset but shall be paid by the Ground Sublessor to the Ground Sublessee under the Site Lease.

SECTION 4.  QUIET ENJOYMENT IN FAVOR OF THE GROUND SUBLESSEE

     Section 4.1. Ground Sublessee's Right of Quiet Enjoyment. The Ground Sublessor warrants that it has full right and authority to sublease the Ground Interest to the Ground Sublessee pursuant to the terms of this Site Sublease and agrees that, notwithstanding any provision of any other Operative Document, so long as the Site Sublease Term has not been terminated pursuant to the express provisions of Section 2.5 hereof, neither the Ground Sublessor nor any Person claiming by, through or under the Ground Sublessor shall, through its or their own actions or inactions, interfere with or interrupt the quiet enjoyment of the use, operation and possession by the Ground Sublessee of the subleasehold interest in the Ground Interest subject to the terms hereof; provided, that the Ground Sublessor's covenant does not relate to actions of the Lease Indenture Trustee.

     Section 4.2. Conveyances Pursuant to the Site Lease. Sales, grants of leases or easements and conveyances of portions of the Facility Site, rights of way, easements or leasehold interests made or reserved by the Ground Sublessee in accordance with Sections 4.2 or 4.3 of the Site Lease shall not constitute a breach of the Ground Sublessee's right of quiet enjoyment under this Site Sublease. In light of the nature of the Released Property to be sold, granted, released, leased or conveyed, either (x) this Site Sublease shall be subject to the interest created in connection with the Released Property or (y) the Released Property shall no longer be a part of the Ground Interest and shall automatically be deemed to be subject to or released from the effect of this Site Sublease and any Lien on the Ground Interest or otherwise under this Site Sublease, in either case, without the necessity of the execution, delivery or recording of any further instrument whatsoever. Any grant, sublease, assignment, encumbrance or conveyance by the Ground Sublessor of its rights, title or interest under this Site Sublease shall not constitute a breach of the Ground Sublessee's right of quiet enjoyment under this Site Sublease; provided that such grant, sublease, assignment, encumbrance or conveyance expressly provides that the Ground Sublessor's interest under this Site Sublease is subject to the Ground Sublessee's release rights set forth in
Section 4.2 and 4.3 of the Site Lease, that any Released Property shall automatically be deemed to be released from the effect of any such grant, sublease, assignment, encumbrance or conveyance without the necessity of the execution, delivery or recording of any further instrument whatsoever, and that the other party to such grant, sublease, assignment, encumbrance or conveyance shall, at the request and expense of the Ground Sublessee, execute and deliver such documents and instruments as may be reasonably requested by the Ground Sublessee to evidence the foregoing.

SECTION 5.  USE OF GROUND INTEREST

     Section 5.1. Use. The Ground Sublessee's rights hereunder to use the Ground Interest during the Site Sublease Term shall be limited to the right of the Ground Sublessee to use (a) the Facility Site in connection with the use, operation, maintenance, repair, upgrade, improvement, alteration, removal, restoration and modification of the Facility in accordance with the terms of the Operative Documents, which shall include the right to construct, install, operate, use, repair and relocate facilities, equipment and/or structures on or under the Facility Site, including buildings, roads, paths, walkways, sanitary sewers, storm drains, water, gas and/or oil mains, waste disposal systems, electric power lines, transmission lines, telephone, television and telecommunication lines, fire protection systems, safety sensor and monitoring systems and utility lines and systems, all as are reasonably necessary or advisable for the commercial operation of the Facility; (b) the Cross Easement Rights in connection with the use and operation of the Facility; (c) the Retained Power and Control Lines for the continued transmitting and/or distributing of electrical and related service to and from the Facility; (d) the Dock Facilities and the Railroad Tracks for the delivery and unloading of coal, oil, other commodities and equipment for the Facility and, in the case of the Railroad Tracks the temporary storage of railcars used or to be used for delivery of such commodities and equipment, and (e) the Retained Oil Pipeline for delivery of oil to the Facility; provided, that the Ground Sublessee may not relocate or expand any easement or any facility relating thereto except as expressly provided in Section 2.1(a) or as permitted under the Site Lease.

     Section 5.2. Compliance with Environmental Laws. The Ground Sublessee will comply with all Environmental Laws of any Governmental Entity having jurisdiction as the same pertain to the Facility Site, unless such noncompliance
(A) is not reasonably likely to have a Material Adverse Effect or involve any danger of foreclosure, sale, forfeiture or loss of, or imposition of a Lien on, the Facility or the impairment of the use, operation or maintenance of the Facility in any material respect, and (B) could not result in any criminal liability being incurred by, or could not reasonably be expected to have any material adverse effect on the interests of, the Owner Participant or the Ground Sublessor.

SECTION 6.   TRANSFER OF GROUND INTEREST

     The Ground Sublessee expressly agrees that the Ground Sublessee shall not transfer the Ground Interest except as part of the Ground Sublessee's transfer of the Facility Lessee's Interest pursuant to the Operative Documents. The Ground Sublessor acknowledges that the Ground Sublessee shall have the right to sublease or assign the Ground Interest to a Person that is a sublessee or assignee of the Facility in accordance with Section 19 of the Facility Lease or
Section 13.2 of the Participation Agreement.

SECTION 7.   LIENS

     The Ground Sublessee agrees that it will not, directly or indirectly, create, incur, assume or suffer to exist any Lien on or with respect to the Ground Interest or the Facility Site other than Permitted Liens, and the Ground Sublessee shall promptly notify the Ground Sublessor of the imposition of any such Lien of which the Ground Sublessee is aware and shall promptly, at its own expense, take such action as may be necessary to fully discharge or release any such Lien.

SECTION 8.   SEVERANCE

     The Facility, Components, Replacement Components, all equipment at any time acquired by the Ground Sublessor and located on the Facility Site and each part thereof have been severed from the Facility Site and from title thereto, shall be considered as personal property, and even though attached or affixed to or installed upon the Facility Site, as the case may be, shall not be considered to become fixtures or a part of the Facility Site. The Ground Sublessor waives any rights it may have under the laws of the State of New York or otherwise to any Lien upon, or right of attachment (other than a leasehold interest in or right to use, as the case may be) with respect to, the Retained Power and Control Lines, the Retained Oil Pipelines, the Railroad Tracks or the Dock Facilities or any part thereof.

SECTION 9.   NONMERGER

     The reversionary interest of the Ground Sublessee in the Ground Interest shall not merge into any interest in the Ground Interest conveyed by this Site Sublease even if such reversionary interest and such interest leased are at any time vested in or held directly or indirectly by the same Person, but this Site Sublease shall nonetheless remain in full force and effect in accordance with its terms notwithstanding such vesting or holding unless and until the Person holding such interests shall execute an instrument effecting such merger and shall duly record such instrument. No such instrument of merger shall be executed and recorded unless and until the Lien of the Lease Indenture on the Indenture Estate has been discharged in accordance with the terms thereof.

SECTION 10.  SECURITY FOR OWNER LESSOR'S OBLIGATION UNDER
             LESSOR NOTE

     In order to secure the Notes, the Ground Sublessor will, by the Lease Indenture, assign and grant a Lien to the Lease Indenture Trustee in and to all of the Ground Sublessor's right, title and interest in, to and under the Site Lease, this Site Sublease and the Ground Interest (other than Excepted Payments and Excepted Rights). The Ground Sublessee hereby consents to such assignment and creation of such Lien and any sale arising from or in connection with the exercise of remedies and acknowledges receipt of copies of the Lease Indenture, it being understood that such consent shall not affect any requirement or absence of any requirement for any consent under any other circumstances. Unless and until the Ground Sublessee shall have received written notice from the Lease Indenture Trustee that the Lien of the Lease Indenture has been fully released, the Lease Indenture Trustee under the Lease Indenture shall have the rights of the Ground Sublessor under this Site Sublease to the extent set forth in and subject in each case to the exceptions set forth in the Lease Indenture.

SECTION 11.  INSPECTION

     During the Site Sublease Term, each of the Owner Participant, the Ground Sublessor, and, so long as the Lien of the Lease Indenture shall not have been terminated or discharged, the Lease Indenture Trustee and the Pass Through Trustees and the respective representatives of such Persons may, during normal business hours, on reasonable notice to the Ground Sublessee and at their own risk and expense (except, at the expense but not risk, of the Ground Sublessee when a Significant Lease Default or a Lease Event of Default has occurred and is continuing), inspect the Facility Site, and the records with respect to the operations and maintenance thereof, in the Ground Sublessee's custody or to which the Ground Sublessee has Access; provided, however, that so long as no Significant Lease Default or Lease Event of Default shall have occurred and be continuing, each such Person shall only be entitled to make one inspection in any 12-month period, provided, further, however, that any such Person may make more than one inspection during the last 18 months of the Site Sublease Term unless the Ground Sublessee has exercised its option under Section 15 of the Facility Lease to renew the Facility Lease and thereby extending the Site Sublease Term beyond such 18-month period. Any such inspection will not unreasonably interfere with the operation or maintenance of the Facility, or the conduct by the Ground Sublessee of its business and will be in accordance with the Ground Sublessee's safety and insurance programs. In no event shall any of the Ground Sublessor, the Owner Participant, the Lease Indenture Trustee or the Pass Through Trustee have any duty or obligation to make any such inspection and such Persons shall not incur any liability or obligation by reason of not making any such inspection.

SECTION 12.  MISCELLANEOUS

     Section 12.1. Amendments and Waivers. No term, covenant, agreement or condition of this Site Sublease may be terminated, amended or compliance therewith waived (either generally or in a particular instance, retroactively or prospectively) except by an instrument or instruments in writing executed by each party hereto.

     Section 12.2. Notices. Unless otherwise expressly specified or permitted by the terms hereof, all communications and notices provided for herein shall be in writing or by a telecommunications device capable of creating a written record, and any such notice shall become effective (a) upon personal delivery thereof, including by overnight mail or courier service, (b) in the case of notice by United States mail, certified or registered, postage prepaid, return receipt requested, upon receipt thereof, or (c) in the case of notice by such a telecommunications device, upon transmission thereof, provided such transmission is promptly confirmed by either of the methods set forth in clauses (a) or (b) above, in each case addressed to such party hereto and copy party at its address set forth below or at such other address as such party or copy party may from time to time designate by written notice to the other parties:

     If to the Ground Sublessee:

          Dynegy Roseton, L.L.C.
          c/o Dynegy Northeast Generation, Inc.
          992 River Road
          Newburgh, New York  12550
          Telephone No.: (845) 563-4961
          Facsimile No.: (845) 563-4992
          Attention: Daniel P. Thompson, Vice President, Operations

     with a copy to:

          Dynegy Power Corp.
          1000 Louisiana Street, Suite 5800
          Houston, Texas 77002
          Telephone No.: (713) 507-6823
          Facsimile No.: (713) 767-8510
          Attention: Timothy A. Beverick, Esq.

     If to the Ground Sublessor:

          Roseton OL LLC
          c/o Wilmington Trust Company
          Rodney Square North
          1100 North Market Street
          Wilmington, DE 19890-0001
          Telephone No.: (302) 651-1000
          Facsimile No.: (302) 651-8882
          Attention: Corporate Trust Administration

     Section 12.3. Survival. Except as expressly set forth herein, the warranties and covenants made by each party hereto shall not survive the expiration or termination of this Site Sublease.

     Section 12.4.   Successors and Assigns.

              (a) This Site Sublease shall be binding upon and shall inure to the benefit of, and shall be enforceable by, the parties hereto and their respective successors and permitted assigns as permitted by and in accordance with the terms hereof.

              (b) Except as expressly provided in the Operative Documents, the Ground Sublessor may not assign or transfer its interests herein prior to expiration or early termination of the Site Sublease Term without the consent of the Ground Sublessee.

     Section 12.5. Governing Law. This Site Sublease shall be in all respects governed by and construed in accordance with the laws of the State of New York, including all matters of construction, validity and performance.

     Section 12.6. Severability. Any provision of this Site Sublease that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     Section 12.7. Counterparts. This Site Sublease may be executed in separate counterparts, each of which, when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

     Section 12.8. Headings and Table of Contents. The headings of the sections of this Site Sublease and the Table of Contents are inserted for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof.

     Section 12.9. Further Assurances. Each party hereto will promptly and duly execute and deliver such further documents to make such further assurances for and take such further action reasonably requested by the other party, all as may be reasonably necessary to carry out more effectively the intent and purpose of this Site Sublease.

     Section 12.10. Effectiveness of Site Sublease. This Site Sublease has been dated as of the date first above written for convenience only. This Site Sublease shall be effective on May 8, 2001, the date of execution and delivery by the Ground Sublessor and the Ground Sublessee.

     Section 12.11. Limitation of Liability. It is expressly understood and agreed by the parties hereto that (a) this Site Sublease is executed and delivered by Wilmington Trust Company ("Wilmington"), not individually or
                                        ----------
personally but solely as Lessor Manager under the LLC Agreement, in the exercise of the powers and authority conferred and vested in it pursuant thereto, (b) each of the representations, undertakings and agreements herein made on the part of the Owner Lessor is made and intended not as personal representations, undertakings and agreements by Wilmington, but is made and intended for the purpose for binding only the Owner Lessor, (c) nothing herein contained shall be construed as creating any liability on Wilmington, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto or by any Person claiming by, through or under the parties hereto and (d) under no circumstances shall Wilmington be personally liable for the payment of any indebtedness or expenses of the Owner Lessor or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Owner Lessor under this Site Sublease.

     Section 12.12. Measuring Life. If and to the extent that any of the rights and privileges granted under this Site Sublease, would, in the absence of the limitation imposed by this sentence, be invalid or unenforceable as being in violation of the rule against perpetuities or any other rule or law relating to the vesting of interests in property or the suspension of the power of alienation of property, then it is agreed that notwithstanding any other provision of this Site

Sublease, such options, rights and privileges, subject to the respective conditions hereof governing the exercise of such options, rights and privileges, will be exercisable only during (a) the longer of (i) a period which will end twenty-one (21) years after the death of the last survivor of the descendants living on the date of the execution of this Site Sublease of the following Presidents of the United States: Franklin D. Roosevelt, Harry S. Truman, Dwight
D. Eisenhower, John F. Kennedy, Lyndon B. Johnson, Richard M. Nixon, Gerald R. Ford, James E. Carter, Ronald W. Reagan, George H.W. Bush, William J. Clinton and George W. Bush or (ii) the period provided under the Uniform Statutory Rule Against Perpetuities or (b) the specific applicable period of time expressed in this Site Sublease, whichever of (a) and (b) is shorter.

     IN WITNESS WHEREOF, the parties hereto have caused this Site Sublease to be duly executed and delivered under seal by their respective officers thereunto duly authorized.

                                   DYNEGY ROSETON, L.L.C.,
                                        as Ground Sublessee

                                   By:_____________________________________
                                      Name:
                                      Title:

                                   ROSETON OL LLC,
                                        as Ground Sublessor

                                   By:  Wilmington Trust Company, not in its
                                        individual capacity but solely as Lessor
                                        Manager

                                   By:_____________________________________
                                      Name:
                                      Title:

STATE OF NEW YORK        )
                         )  ss:
COUNTY OF NEW YORK       )


          On this ___ day of May 2001, before me, the undersigned, personally appeared _________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person on behalf of which the individual acted, executed the instrument.

                                   ______________________
                                   Notary



STATE OF NEW YORK        )
                         )  ss:
COUNTY OF NEW YORK       )


          On this ___ day of May 2001, before me, the undersigned, personally appeared _________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person on behalf of which the individual acted, executed the instrument.

                                   ______________________
                                   Notary

                                                                  Execution Copy

                                   Appendix A


================================================================================


                                  Definitions


                              ___________________


                             Roseton Units 1 and 2


================================================================================

                           Appendix A - Definitions
                           ------------------------

SECTION 1. GENERAL PROVISIONS

     In this Appendix A and each Operative Document (as hereinafter defined), unless otherwise provided herein or therein:

     (a) the terms set forth in this Appendix A or in any such Operative Document shall have the meanings herein provided for and any term used in an Operative Document and not defined therein or in this Appendix A but in another Operative Document shall have the meaning herein or therein provided for in such other Operative Document;

     (b) any term defined in this Appendix A by reference to another document, instrument or agreement shall continue to have the meaning ascribed thereto whether or not such other document, instrument or agreement remains in effect;

     (c) words importing the singular include the plural and vice versa;

     (d) words importing a gender include any gender;

     (e) a reference to a part, clause, section, paragraph, article, party, annex, appendix, exhibit, schedule or other attachment to or in respect of an Operative Document is a reference to a part, clause, section, paragraph, or article of, or a party, annex, appendix, exhibit, schedule or other attachment to, such Operative Document unless, in any such case, otherwise expressly provided in any such Operative Document;

     (f) a reference to any statute, regulation, rule, proclamation, ordinance or law includes all statutes, regulations, rules, proclamations, ordinances or laws varying, consolidating or replacing the same from time to time, and a reference to a statute includes all regulations, policies, protocols, codes, proclamations and ordinances issued or otherwise applicable under that statute unless, in any such case, otherwise expressly provided in any such statute or in such Operative Document;

     (g) a definition of or reference to any document, instrument or agreement includes an amendment or supplement to, or restatement, replacement, modification or renovation of, any such document, instrument or agreement unless otherwise specified in such definition or in the context in which such reference is used;

     (h) a reference to a particular section, paragraph or other part of a particular statute shall be deemed to be a reference to any other section, paragraph or other part substituted therefor from time to time;

     (i) if a capitalized term describes, or shall be defined by reference to, a document, instrument or agreement that has not as of any particular date been executed and delivered and such document, instrument or agreement is attached as an exhibit to the Participation Agreement (as hereinafter defined), such reference shall be deemed to be to such form and, following such execution and delivery and subject to clause (g) above, to the document, instrument or agreement as so executed and delivered;

     (j) a reference to any Person (as hereinafter defined) includes such Person's successors and permitted assigns;

     (k) any reference to "days" shall mean calendar days unless "Business Days" (as hereinafter defined) are expressly specified;

     (l) if the date as of which any right, option or election is exercisable, or the date upon which any amount is due and payable, is stated to be on a date or day that is not a Business Day, such right, option or election may be exercised, and such amount shall be deemed due and payable, on the next succeeding Business Day with the same effect as if the same was exercised or made on such date or day (without, in the case of any such payment, the payment or accrual of any interest or other late payment or charge, provided such payment is made on such next succeeding Business Day);

     (m) words such as "hereunder", "hereto", "hereof" and "herein" and other words of similar import shall, unless the context requires otherwise, refer to the whole of the applicable document and not to any particular article, section, subsection, paragraph or clause thereof;

     (n) a reference to "including" shall mean including without limiting the generality of any description preceding such term, and for purposes hereof and of each Operative Document the rule of ejusdem generis shall not be applicable to limit a general statement, followed by or referable to an enumeration of specific matters, to matters similar to those specifically mentioned;

     (o) all accounting terms not specifically defined herein or in any Operative Document shall be construed in accordance with GAAP;

     (p) from and after termination of the Facility Lease with respect to one Unit pursuant to Section 10 or 14 thereof, any reference in the Operative Documents to the Facility shall be deemed to exclude the Unit as to which the Facility Lease was terminated;

     (q) unless the context or the specific provision otherwise requires, whenever in the Operative Documents a provision requires that a Person have a particular rating, such provision shall be deemed to mean that the senior-long term unsecured debt of such Person shall have been rated the specified rating by both Rating Agencies;

     (r) unless the context or the specific provision otherwise requires, whenever in the Operative Documents a provision requires that the rating of a Person be confirmed, such provisions shall be deemed to mean that both Rating Agencies shall have confirmed the rating of the senior-long term unsecured debt of such Person, a copy of which confirmation shall be delivered by the Company to the Owner Participant, the Owner Lessor and, so long as the Lien of the Lease Indenture shall not have been terminated or discharged, to the Lease Indenture Trustee and shall be without indication that such Person has been placed on credit watch, credit review, or any similar status with negative implications or which does not indicate the direction of the potential ratings change; and

     (s) (i) in connection with the provisions in the Operative Documents related to the termination of the Facility Lease with respect to any Unit under circumstances where the Facility Lease is to continue as to the other Unit, any reference to the term Unit shall mean, when used with respect to the Unit as to which the Facility Lease is being terminated, such Unit excluding any assets that also comprise a part of the other Unit (it being understood that unless otherwise specifically stated on the Facility description applicable to the Bill of Sale, Deed and Facility Lease, an asset described on such exhibit relates to both Units, unless such asset is not necessary for the operation of the other Unit as mutually agreed to by the parties), and (ii) any reference to the term Unit in clauses (a), (b) and (c) of the definition of Event of Loss or in
Section 10 of the Facility Lease in connection with such Event of Loss shall be deemed to be references to the Facility if the event giving rise to such Event of Loss constitutes an Event of Loss with respect to both Units (including the assets comprising a part of both Units).

SECTION 2. DEFINED TERMS

"Access" shall have the meaning specified in the Cross Easement Agreement.

"Actual Knowledge" shall mean, with respect to any Transaction Party, actual knowledge of, or receipt of written notice by, an officer (or other employee whose responsibilities include the administration of the Overall Transaction) of such Transaction Party (which in the case of the Company shall include any such officer of DHI); provided, that neither the Lessor Manager nor the Trust Company shall be deemed to have Actual Knowledge of any fact solely by virtue of an officer of the Trust Company having actual knowledge of such fact unless such officer is an officer in the Corporate Trust Administration Department of the Trust Company.

"Additional Certificates" shall mean any additional certificates issued by either Pass Through Trust in connection with the issuance of Additional Lessor Notes relating thereto.

"Additional Equity Investment" shall mean the amount, if any, provided by the Owner Participant (in its sole and absolute discretion) to finance all or a portion of the cost of any Modification financed pursuant to Section 11.1 of the Participation Agreement.

"Additional Facility" shall have the meaning specified in Section 4.3(a)(ii) of the Site Lease.

"Additional Facility Site" shall mean shall mean that portion of Parcel 1A described in Exhibit B to the Site Lease.

"Additional Insured Parties" shall have the meaning specified in Section 11.3 of the Facility Lease.

"Additional Interest" shall have the meaning specified in Section 3.4(b) of the Facility Lease.

"Additional Lessor Notes" shall have the meaning specified in Section 2.12 of the Lease Indenture.

"Additional Owner" shall have the meaning specified in Section 4.3(a) of the Site Lease.

"Additional Rental Amount" shall have the meaning specified in Section 3.4(b) of the Facility Lease.

"Advisor to the Lessee" shall mean Babcock & Brown LP acting as advisor to the Facility Lessee.

"Affiliate" of a particular Person shall mean any Person directly or indirectly controlling, controlled by or under common control with such particular Person. For purposes of this definition, "control" when used with respect to any particular Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing; provided, however, that under no circumstance shall the Trust Company be considered to be an Affiliate of any of the Owner Lessor, the Equity Investor, the Lessor Manager, or the Owner Participant, nor shall any of the Owner Lessor, Equity Investor, the Lessor Manager, or the Owner Participant be considered to be an Affiliate of the Trust Company.

"After-Tax Basis" shall mean, with respect to any payment to be actually or constructively received by any Person, the amount of such payment (the base payment) supplemented by a further payment (the additional payment) to that Person so that the sum of the base payment plus the additional payment shall, after deduction of the amount of all Federal, state and local income Taxes required to be paid by such Person in respect of the receipt or accrual of the base payment and the additional payment (taking into account any reduction in such income Taxes resulting from Tax benefits realized or to be realized by the recipient as a result of the payment or the event giving rise to the payment), be equal to the amount required to be received; provided, however, that the foregoing shall not require payment of the amount constructively received by any Person. Such calculations shall be made on the basis of the highest applicable Federal income tax statutory rate applicable to corporations for all relevant periods and the highest applicable statutory income tax rates applicable to corporations in the state and local taxing jurisdiction of the Facility for all relevant periods and shall take into account the deductibility of State and local income taxes for Federal income tax purposes.

"Alternative Rent" shall have the meaning specified in Section 3.4(b) of the Facility Lease.

"Alternative Rent Schedule " shall have the meaning specified in Section 3.4(b) of the Facility Lease.

"Alternative Termination Value Schedule" shall have the meaning specified in
Section 3.4(b) of the Facility Lease.

"Allocated Rent" shall have the meaning specified in Section 3.2(b) of the Facility Lease.

"Amendment" shall have the meaning specified in Section 5(a) of the Tax Indemnity Agreement.

"Applicable Law" shall mean all applicable laws, including all Environmental Laws, and treaties, judgments, decrees, injunctions, writs and orders of any court, arbitration board or

Governmental Entity and rules, regulations, orders, ordinances, licenses and permits of any Governmental Entity.

"Applicable Rate" shall mean the Prime Rate (as published in the Wall Street Journal from time to time) plus 1 % per annum.

"Appraisal Procedure" shall mean (except with respect to the Closing Appraisal and any appraisal undertaken to determine Fair Market Sales Value or Fair Market Rental Value after a Lease Event of Default shall have occurred and be continuing in connection with the exercise or remedies), an appraisal conducted by an appraiser or appraisers in accordance with the procedures set forth in this definition of "Appraisal Procedures." The Owner Participant and Facility Lessee will consult with the intent of selecting a mutually acceptable Independent Appraiser. If a mutually acceptable Independent Appraiser is selected, the Fair Market Rental Value or Fair Market Sales Value or remaining useful life or other determination to be made by such appraiser shall be determined by such Independent Appraiser. If the Owner Participant and the Facility Lessee are unable to agree upon a single Independent Appraiser within a 15-day period, one shall be appointed by the Owner Participant, and one shall be appointed by the Facility Lessee (or its designee), which Independent Appraisers shall attempt to agree upon the value, period, amount or other determination that is the subject of the appraisal. If either the Owner Participant or the Facility Lessee does not appoint its appraiser, the determination of the other appraiser shall be conclusive and binding on the Owner Participant and the Facility Lessee. If the appraisers appointed by the Owner Participant and the Facility Lessee are unable to agree upon the value, period, amount or other determination in question, such appraisers shall jointly appoint a third Independent Appraiser or, if such appraisers do not appoint a third Independent Appraiser, the Owner Participant and the Facility Lessee shall jointly appoint the third Independent Appraiser. In such case, the average of the determinations of the three appraisers shall be conclusive and binding on the Owner Participant and the Facility Lessee, unless the determination of one appraiser is disparate from the middle determination by more than twice the amount by which the third determination is disparate from the middle determination, in which case the determination of the most disparate appraiser shall be excluded, and the average of the remaining two determinations shall be conclusive and binding on the Owner Participant and the Facility Lessee. Any Fair Market Sales Value determination of spare parts or a Severable Modification shall take into consideration any Liens or encumbrances to which the spare parts or Severable Modification being appraised is subject and which are being assumed by the transferee and the actual condition of such spare parts or Severable Modifications.

"Appraiser" shall mean Deloitte & Touche LLP Valuation Group.

"APSA Assets" shall mean the assets, including the Project, acquired from the APSA Seller and certain other sellers pursuant to the Asset Purchase and Sale Agreement.

"Asset Purchase and Sale Agreements" shall mean a collective reference to (i) with respect to the Roseton Facility, that certain Asset Purchase and Sale Agreement, dated as of August 7, 2000, by and among Dynegy Power Corp., the APSA Seller and the other sellers referred to therein, and (ii) with respect to the Danskammer Facility, that certain Asset Purchase and Sale Agreement, dated as of August 7, 2000, by and between Dynegy Power Corp. and the APSA Seller.

"APSA Seller" shall mean Central Hudson Gas & Electric Corporation, a New York corporation, one of the sellers under the Asset Purchase and Sale Agreements.

"Assigned Documents" shall have the meaning specified in clause (2) of the Granting Clause of the Lease Indenture.

"Assignment and Assumption Agreement" shall mean an assignment and assumption agreement in form and substance substantially in the form of Exhibit G to the Participation Agreement.

"Assignment and Reassignment of Collective Bargaining Agreement" shall mean the Assignment and Reassignment of Collective Bargaining Agreement, dated as of the Closing Date, by and among DNE, the Owner Lessor, the Facility Lessee and the Other Facility Lessee, pursuant to which DNE assigns to the Owner Lessor all of DNE's rights and obligations under the Collective Bargaining Agreement, and the Owner Lessor simultaneously therewith reassigns to DNE and assigns to the Facility Lessee and the Other Facility Lessee all of the Owner Lessor's rights and obligations under the Collective Bargaining Agreement.

"Assignment and Reassignment of Facility Agreements" shall mean the Assignment and Reassignment of Facility Agreements, dated as of the Closing Date, between the Company and the Owner Lessor, substantially in the form of Exhibit F to the Participation Agreement duly completed, executed and delivered pursuant to which the Company assigns to the Owner Lessor and the Owner Lessor reassigns to the Company, certain rights under the Facility Agreements.

"Assumed Deductions" shall have the meaning specified in Section 1 of the Tax Indemnity Agreement.

"Assumed Tax Rate" shall have the meaning specified in Section 1(f) of the Tax Indemnity Agreement.

"Authorized Agent" shall have the meaning specified in the relevant Pass Through Trust Agreement.

"Bankruptcy Code" shall mean the United States Bankruptcy Code of 1978, 11 U.S.C. ss.101 et seq.

"Basic Lease Term" shall have the meaning specified in Section 3.1 of the Facility Lease.

"Basic Site Lease Term" shall have the meaning specified in Section 2.2 of the Site Lease.

"Basic Site Sublease Term" shall have the meaning specified in Section 2.2 of the Site Sublease.

"Bill of Sale" shall mean the Bill of Sale, dated as of the Closing Date, from the Company to the Owner Lessor, substantially in the form of Exhibit A to the Participation Agreement duly completed, executed and delivered on the Closing Date pursuant to which, together with the Deed, the Owner Lessor will acquire the Facility from the Company.

"Burdensome Termination Event" shall mean the occurrence of any event that gives a Facility Lessee the right to terminate the Facility Lease pursuant to Section
13.1 thereof.

"Business Day" shall mean any day other than a Saturday, a Sunday, or a day on which commercial banking institutions are authorized or required by law, regulation or executive order to be closed in New York, New York, the city and the state in which the Corporate Trust Office of the Lease Indenture Trustee or the Lessor Manager is located or the city and state in which the Corporate Trust Office of any Pass Through Trustee is located.

"Central Hudson" shall mean Central Hudson Gas & Electric Corporation.

"Certificate Purchase Agreement" shall mean the Certificate Purchase Agreement, dated the Effective Date, between the Company, the Other Company, the Lessee Guarantor, and the Initial Purchasers.

"Certificateholders" shall mean each of the holders of Certificates, and each of such holder's successors and permitted assigns.

"Certificates" shall mean one or more, as the context may require, of (i) the 7.27% Pass Through Certificates issued on the Closing Date and any certificates issued in replacement therefor pursuant to Section 3.3, 3.4 or 3.5 of Pass Through Trust Agreement ST and (ii) the 7.67% Pass Through Certificates issued on the Closing Date and any certificates issued in replacement therefor pursuant to Section 3.3, 3.4 or 3.5 of Pass Through Trust Agreement LT.

"Certificates Register" shall mean the "Register" specified in Section 3.4 of the relevant Pass Through Trust Agreement.

"CH Retained Power and Control Lines Easement" shall mean the easement and rights-of-way granted to the Ground Lessor by Central Hudson for the use, operation and maintenance of, and access to, the Retained Power and Control Lines on and from certain parcels of real property adjoining the Facility Site, as more fully described in Section 2.3 of the Easement Agreement (Roseton and Danskammer Stations) dated January 30, 2001 among the Company, the Other Company and Central Hudson.

"Claim" shall mean any liability (including in respect of negligence (whether passive or active or other torts), strict or absolute liability in tort or otherwise, warranty, latent or other defects (regardless of whether or not discoverable), statutory liability, property damage, bodily injury or death), obligation, loss, settlement, damage, penalty, claim, action, suit, proceeding (whether civil or criminal), judgment, penalty, fine and other legal or administrative sanction, judicial or administrative proceeding, cost, expense or disbursement, including reasonable legal, investigation and expert fees, expenses and reasonable related charges, of whatsoever kind and nature.

"Closing" shall have the meaning specified in Section 2.2(a) of the Participation Agreement.

"Closing Appraisal" shall mean the appraisal, dated the Closing Date, prepared by the Appraiser and addressed to the Owner Participant with respect to the Owner Lessor's Interest, which Closing Appraisal shall:

     (a) confirm the Purchase Price, which shall be equal to the fair market value of the Facility on the Closing Date;

     (b) determine the economic useful life of the Facility, and confirm that the Facility is reasonably estimated on the Closing Date to have (i) a remaining economic useful life equal to at least 133.33% of the Basic Lease Term, and (ii) a fair market value at the end of the Basic Lease Term equal to at least 20% of its Purchase Price, without regard to inflation or deflation during the Basic Lease Term;

     (c) confirm that it is reasonable to expect that upon expiration or termination of the Facility Lease, it will be commercially feasible for a party other than the Facility Lessee to operate the Facility;

     (d) allocate the percentage of the Purchase Price eligible for each category of Depreciation Deduction;

     (e)  confirm that the Facility is an integrated facility; and

     (f) address any other matters that the Owner Participant shall reasonably request.

"Closing Date" shall have the meaning specified in Section 2.2(a) of the Participation Agreement.

"Code" shall mean the Internal Revenue Code of 1986.

"Collective Bargaining Agreement" shall mean the Fossil Production Plant Agreement effective as of July 1, 1998 with Local Union 320 of the International Brotherhood of Electrical Workers A.F. of L.- C.I.O.

"Company" shall mean Dynegy Roseton, L.L.C., a Delaware limited liability company.

"Competitor" shall have the meaning specified in Section 7.1(b) of the Participation Agreement.

"Component" shall mean any appliance, part, instrument, appurtenance, accessory, furnishing, equipment or other property of whatever nature that may from time to time be incorporated in the Facility, except to the extent constituting Modifications.

"Corporate Trust Office" shall have the meaning specified in the relevant Pass Through Trust Agreement.

"Cross Easement Agreement" shall mean the Cross Easement Agreement, dated as of the Closing Date, by and between the Company and the Other Company, substantially in the form of Exhibit O to the Participation Agreement duly completed, executed and delivered on the Closing Date pursuant to which such parties have granted certain rights relating to the use, operation and maintenance of the Facility, the Facility Site, the Retained Assets, the Retained Sites, the Other Facility, the Other Facility Site, the Other Retained Assets and the Other Retained Sites, as the case may be.

"Cross Easement Rights" shall mean the easements and rights granted to the Company as set forth in the Cross Easement Agreement.

"Danskammer Facility" shall have the meaning specified in the Cross Easement Agreement.

"Debt Portion of Periodic Lease Rent" shall mean in respect of any Rent Payment Date, the portion of Periodic Lease Rent payable on such Rent Payment Date equal to the scheduled principal and interest due and payable on the Lessor Notes on such Rent Payment Date.

"Debt Portion of Termination Value" in respect of any determination of Termination Value or amount determined by reference to Termination Value payable pursuant to the Operative Documents shall mean an amount equal to the outstanding principal of, and accrued interest on, the Lessor Notes on such date of determination (other than any amounts past due and any overdue interest thereon).

"Deduction Loss" shall have the meaning specified in Section 5(a) of the Tax Indemnity Agreement.

"Deed" shall mean the Bargain and Sale Deed, dated the Closing Date, substantially in the form of Exhibit B to the Participation Agreement, by the Company in favor of the Owner Lessor duly completed, executed and delivered on the Closing Date pursuant to which, together with the Bill of Sale, the Owner Lessor will acquire the Facility from the Company.

"Depreciation Deductions" shall have the meaning specified in Section 1(a) of the Tax Indemnity Agreement.

"DHI" shall mean Dynegy Holdings Inc., a Delaware corporation.

"Discount Rate" shall mean 8.20%.

"DNE" shall mean Dynegy Northeast Generation, Inc., a Delaware corporation.

"Dock Facilities" shall mean a collective reference to each of the structures constituting the "dock," "catwalks" and "moorings" located on Parcel 5 of the Retained Sites and Parcels 4 and 6 of the Facility Site to be used for the loading and/or unloading by ship, barge or similar craft of coal and/or fuel oil; for the avoidance of doubt, the Dock Facilities shall not include any equipment located on or near the Dock Facilities used in connection with such loading and/or unloading, such as the coal hopper and conveyor system, any crane and/or other related equipment.

"Dock Facility Site" shall mean that portion of the Retained Sites designated as Parcel 5.

"Dollars" or the sign "$" shall mean United States doll"Dollars" or the sign "$" shall mean United States dollars or other lawful currency of the United States.

"DTC" shall mean The Depository Trust Company, a New York corporation.

"Dynegy" shall mean Dynegy Inc., an Illinois corporation.

"Effective Date" shall mean May 1, 2001, the date the Participation Agreement shall have been executed and delivered by the parties thereto.

"Effective Rate" shall have the meaning specified in Section 5(a) of the Tax Indemnity Agreement.

"Enforcement Notice" shall have the meaning specified in Section 5.1 of the Lease Indenture.

"Engineering Consultant" shall mean S&W Consultants, Inc.

"Engineering Report" shall mean the report of the Engineering Consultant, dated as of May 8, 2001, addressed to the Owner Participant.

"Environmental Condition" shall mean any action, omission, event, condition or circumstance, including the presence of any Hazardous Substance, that does or reasonably could (a) require assessment, investigation, abatement, correction, removal or remediation, (b) give rise to any obligation or liability of any nature (whether civil or criminal, arising under a theory of negligence or strict liability, or otherwise) under any Environmental Law, (c) create or constitute a public or private nuisance or trespass, or (d) constitute a violation of or non-compliance with any Environmental Law.

"Environmental Consultant" shall mean URS Greiner Woodward Clyde.

"Environmental Laws" shall mean any federal, state or local laws, ordinances, rules, orders, statutes, decrees, judgments, injunctions, directives, permits, licenses, approvals, codes and regulations relating to the environment, safety or health of human beings or other living organisms, natural resources or Hazardous Substances, as each may from time to time be amended, supplemented or supplanted.

"Environmental Report" shall mean a report prepared by the Environmental Consultant, dated as of May 8, 2001, which report shall summarize and update certain aspects of the Phase I environmental review (the "Phase I Report") and
                                                          --------------
the Environmental Risk Liabilities Evaluation Report (the "ERLE Report") (which
                                                           -----------
summarizes certain aspects of the Phase II environmental review (the "Phase II
                                                                      --------
Report") conducted by IT Corporation), each conducted by the Environmental
------
Consultant as part of the sale of the APSA Assets to the Company under the applicable Asset Purchase and Sale Agreement; each of the Phase I Report, the Phase II Report and the ERLE Report shall be attached to the Environmental Report.

"Equity Investment" shall mean $80,600,000.

"Equity Investor" shall mean Resources Capital Management Corporation, a New Jersey corporation.

"Equity Investor Parent" shall mean PSEG Resources Inc., a New Jersey corporation.

"Equity Portion of Periodic Lease Rent" shall mean for any Rent Payment Date the difference between (a) Periodic Lease Rent scheduled to be paid under the Facility Lease on such Rent Payment Date and (b) the Debt Portion of Periodic Lease Rent as of such Rent Payment Date.

"Equity Portion of Termination Value" in respect of any determination of Termination Value or amount determined by reference to Termination Value payable pursuant to the Operative Documents shall mean an amount equal to the excess, if any, of (a) the Termination Value on the date of determination, over (b) the Debt Portion of Termination Value on the date of termination.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974.

"Event of Default" shall mean an Event of Default under either Pass Through Trust Agreement.

"Event of Loss" shall mean, with respect to any Unit, or in the case of clause
(d), the Facility, any of the following events:

     (a) loss of such Unit or use thereof due to destruction or damage to such Unit that is beyond economic repair or that renders such Unit permanently unfit for normal use;

     (b) damage to such Unit that results in an insurance settlement with respect to such Unit on the basis of a total loss, or an agreed constructive or a compromised total loss;

     (c) seizure, condemnation, confiscation or taking of, or requisition of title to or use of, such Unit or, if it prevents the Company from operating or maintaining such Unit, of the Facility Site by any Governmental Entity (a "Requisition") following exhaustion of all permitted appeals or an election by
 -----------
the Company not to pursue such appeals (provided that no such contest may be conducted without the consent of the Owner Participant while a Lease Event of Default shall have occurred and be continuing nor shall any such contest extend beyond the earlier of (i) the date which is one year after the loss of such title, or (ii) the date which is 36 months prior to the end of the Basic Lease Term or any Renewal Lease Term then in effect or elected by the Company), but, in any case involving Requisition of use but not of title, only if such Requisition of use continues beyond the Basic Lease Term or any Renewal Lease Term then in effect or elected by the Company; and

     (d) if elected by the Owner Participant within twelve (12) months of the date upon which the Owner Participant shall obtain Actual Knowledge of the event or circumstance which would upon election of the Owner Participant result in the right to terminate the Facility Lease under this clause (d), and only in such case as termination of the Facility Lease and transfer of the Facility to the Company shall remove the basis of the regulation described below, subjection of the Owner Participant's interest in the Facility, or any part thereof, to any rate of return regulation by any Governmental Entity, or subjection of the Owner Participant (or any Affiliate thereof) or the Owner Lessor to any other public utility regulation of any Governmental Entity or law that in the reasonable opinion of the Owner Participant is materially burdensome, in either case by reason of the participation of the Owner Lessor or the Owner Participant in the transaction contemplated by the Operative Documents, and not, in any event, as a result of (i) investments, loans or other business activities of the Owner Participant or its Affiliates in respect of equipment or facilities similar in nature to the Facility or any part thereof or in any other electrical, steam, cogeneration or other energy or utility related equipment or facilities or the general business or other activities of the Owner Participant or Affiliates or the nature of any of the properties or assets from time to time owned, leased, operated, managed or otherwise used or made available for use by the Owner Participant or its Affiliates or (ii) a failure of the Owner

Participant to perform routine, administrative or ministerial actions the performance of which would not subject the Owner Participant or any Affiliate to any material adverse consequence (in the reasonable opinion of the Owner Participant or any Affiliate acting in good faith), provided that the Company, the Owner Lessor and the Owner Participant agree to cooperate and to take reasonable measures to alleviate the source or consequence of any regulation constituting an Event of Loss under this clause (d) (a "Regulatory Event of Loss"), at the cost and expense of the party requesting such cooperation and so long as there shall be no adverse consequences to the Owner Lessor or Owner Participant (or any of its Affiliates) as a result of such cooperation or the taking of reasonable measures.

"EWG" shall mean a Person determined by an order of FERC to be an "exempt wholesale generator" as defined in Section 32(a)(1) of the Holding Company Act.

"Excepted Payments" shall mean and include (a)(i) any indemnity (whether or not constituting Supplemental Lease Rent and whether or not a Lease Event of Default exists) payable to either the Trust Company, the Lessor Manager, the Equity Investor, the Owner Lessor, or the Owner Participant or to their respective Indemnitees and successors and permitted assigns (other than the Lease Indenture Trustee) pursuant to Section 2.3, 9.1, 9.2, 11.1 or 11.2 of the Participation Agreement, Section 7.1 or 7.2 of the LLC Agreement, and any payments under the Tax Indemnity Agreement or (ii) any amount payable by the Company to the Owner Lessor, the Equity Investor or the Owner Participant to reimburse any such Person for its costs and expenses in exercising its rights or complying with its obligations under the Operative Documents, (b)(i) insurance proceeds, if any, payable to the Owner Lessor or the Owner Participant under insurance separately maintained by the Owner Lessor or the Owner Participant with respect to the Facility as permitted by Section 11.5 of the Facility Lease or (ii) proceeds of personal injury or property damage or other liability insurance maintained under any Operative Document for the benefit of the Trust Company, the Lessor Manager, the Owner Lessor or the Owner Participant, (c) any amount payable to the Owner Participant as the purchase price of the Owner Participant's right and interest in the Member Interest, (d) any amounts payable to the Owner Participant upon exercise by the Company of the Special Lessee Transfer pursuant to Section 13.1 of the Participation Agreement, (e) all other fees expressly payable to the Owner Participant, the Equity Investor or the Owner Lessor under the Operative Documents, (f) if the Facility Lessee exercises its right to assume the Lessor Notes, any Termination Value (or amount calculated by reference thereto) or purchase price payable by the Facility Lessee in connection therewith, (g) any payments made under the Lessee Guaranty in respect of any of the foregoing and
(h) any payments in respect of interest, or any payments made on an After-Tax Basis, to the extent attributable to payments referred to in clause (a) through
(g) above that constitute Excepted Payments.

"Excepted Rights" shall mean the rights of the Owner Lessor and Owner Participant as set forth in Section 5.6 of the Lease Indenture.

"Excess Amount" shall have the meaning specified in Section 15.2 of the Participation Agreement.

"Exchange Act" shall mean the Securities Exchange Act of 1934.

"Excluded Property" shall mean Excepted Payments and Excepted Rights, collectively.

"Excluded Taxes" shall have the meaning specified in Section 9.2(b) of the Participation Agreement.

"Exempt Facilities" shall have the meaning specified in the Exempt Facilities Agreement.

"Exempt Facilities Agreement" shall mean the Exempt Facilities Agreement substantially in the form of Exhibit P to the Participation Agreement, by and between the Company and the Owner Lessor duly completed, executed and delivered on the Closing Date, pursuant to which the Owner Lessor and the Company each agrees to undertake certain obligations with respect to the Exempt Facilities.

"Expiration Date" shall mean February 8, 2035, the last day of the Basic Lease Term.

"Extended Marketing Period" shall have the meaning specified in Section 10.1(c) of the Facility Lease.

"Facility" shall mean a collective reference to each of the Units and each of the assets being transferred by the Company to the Owner Lessor pursuant to the Bill of Sale and Deed, as more fully described on Exhibit A to the Bill of Sale and on Exhibit B to the Deed.

"Facility Agreements" shall mean the Interconnection Agreement.

"Facility Lease" shall mean the Facility Lease Agreement, dated as of the Closing Date, between the Owner Lessor and the Company, substantially in the form of Exhibit C-1 to the Participation Agreement duly completed, executed and delivered on the Closing Date pursuant to which the Owner Lessor will lease the Facility to the Company.

"Facility Lease Term" shall mean the term of the Facility Lease, including the Basic Lease Term and all Renewal Lease Terms.

"Facility Lessee" shall mean the Company as lessee under the Facility Lease. To the extent there is a transfer pursuant to Section 13.2 of the Participation Agreement in circumstances where the Facility Lessee is to remain liable under the Operative Documents, the term Facility Lessee shall continue to include the transferring entity for purposes of Section 16 of the Facility Lease.

"Facility Lessee's Interest" shall mean the Facility Lessee's right, title and interest in and to the Facility under the Facility Lease and the Ground Interest under the Site Sublease.

"Facility Site" shall mean, collectively, Parcels 1A, except the portion thereof comprising the Additional Facility Site, 4, and 6, which parcels are described in Exhibit A to the Site Lease and Exhibit A to the Site Sublease, and all rights of way, easements, permits and other appurtenances to such parcels.

"Fair Market Rental Value" or "Fair Market Sales Value" shall mean with respect to any property or service as of any date, the cash rent or cash price obtainable in an arm's length lease, sale or supply, respectively, between an informed and willing lessee or purchaser under no compulsion to lease or purchase and an informed and willing lessor or seller or supplier under no compulsion to lease or sell or supply of the property or service in question, and shall, in the case of any Unit or an Owner Lessor's Interest, be determined (except pursuant to Section 17 of the Facility Lease or as otherwise provided below or in the Operative Documents) on the basis that (a) the conditions contained in Sections 7 and 8 of the Facility Lease shall have been complied with in all respects, (b) the lessee or buyer shall have rights in, or an assignment of, the Operative Documents to which the Owner Lessor is a party and the obligations relating thereto, (c) the Unit or the Owner Lessor's Interest, as the case may be, is free and clear of all Liens (other than Owner Lessor's Liens, Owner Participant's Liens and Indenture Trustee's Liens), (d) taking into account the remaining terms of the Site Lease and the Site Sublease, and (e) in the case of the Fair Market Rental Value, taking into account the terms of the Facility Lease and the other Operative Documents. If the Fair Market Sales Value or Fair Market Rental Value of the Owner Lessor's Interest is to be determined during the continuance of a Lease Event of Default or in connection with the exercise of remedies by the Owner Lessor pursuant to Section 17 of the Facility Lease, such value shall be determined by an appraiser appointed solely by the Owner Lessor on an "as-is", "where-is" and "with all faults" basis and shall take into account all Liens (other than Owner Lessor's Liens, Owner Participant's Liens and Indenture Trustee's Liens); provided, however, in any such case where the Owner Lessor shall be unable to obtain constructive possession sufficient to realize the economic benefit of the Owner Lessor's Interest, Fair Market Sales Value or Fair Market Retail Value of the Owner Lessor's Interest shall be deemed equal to $0. If in any case other than in the preceding sentence the parties are unable to agree upon a Fair Market Sales Value or Fair Market Rental Value of the Owner Lessor's Interest within 30 days after a request therefor has been made, the Fair Market Sales Value or Fair Market Rental Value of the Owner Lessor's Interest shall be determined by appraisal pursuant to the Appraisal Procedures. Any fair market value determination of a spare part or Severable Modification for purposes of Section 5.2(d) of the Facility Lease shall take into consideration any liens or encumbrances to which the spare part or Severable Modification being appraised is subject and which are being assumed by the transferee, and that such spare part or Severable Modification is being transferred on an "as-is", "where-is" basis.

"Federal Power Act" shall mean the Federal Power Act.

"FERC" shall mean the Federal Energy Regulatory Commission of the United States.

"FERC EWG (Lessee) Order" shall mean the order issued by the FERC on February 6, 2001, in Docket No. EG01-80-000 granting the Company EWG status.

"FERC EWG (Owner Lessor) Application" shall mean the application of Owner Lessor to FERC for Determination of EWG Status, Docket No. EG01-170-000 filed on March 30, 2001

"FERC Orders" shall mean, collectively, the FERC EWG (Lessee) Order, the FERC
Section 203 Order, the FERC Waiver Order and the FERC Section 205 Order.

"FERC Section 203 Order" shall mean the FERC Order issued on March 13, 2001, under Section 203 of the FPA in Docket No. EC01-55-000 granting approval under
Section 203 of the

Federal Power Act for the sale and lease of the Facilities' transmission facilities to the Owner Lessor by Facility Lessee.

"FERC Section 205 Order" shall mean the order issued by the FERC on December 7, 2000, in Docket No. ER01-141-000, granting approval for the issuance of securities or assumption of liabilities under Section 204 of the Federal Power Act and granting to the Company Market-Based Rate Authority.

"FERC Waiver Order" shall mean FERC Order issued on March 19, 2001, in Docket No. EL01-28-000 disclaiming jurisdiction under Section 201(b) of the Federal Power Act over the Owner Lessor, the Lessor Manager and the Owner Participant.

"Final Determination" shall have the meaning specified in Section 9 of the Tax Indemnity Agreement.

"First Wintergreen Renewal Lease Term" shall have the meaning specified in
Section 15.1 of the Facility Lease.

"FMV Renewal Lease Term" shall have the meaning specified in Section 15.3 of the Facility Lease.

"GAAP" shall mean generally accepted accounting principles used in the United States consistently applied.

"Governmental Entity" shall mean and include any national government, any political subdivision of a national government or of any state, county or local jurisdiction therein or any board, commission, department, division, organ, instrumentality, court or agency of any thereof.

"Ground Interest" shall have the meaning set forth in Section 2.1 of the Site Lease.

"Ground Lessee" shall mean the Owner Lessor as lessee of the Ground Interest under the Site Lease.

"Ground Lessor" shall mean the Company as lessor of the Ground Interest under the Site Lease.

"Ground Lessor's Release Rights" shall have the meaning specified in Section 4.2 of the Site Lease.

"Ground Rent Adjustment Date" shall have the meaning specified in Section 3.1(b) of the Site Lease.

"Ground Sublessee" shall mean the Company as sublessee of the Ground Interest under the Site Sublease.

"Ground Sublessor" shall mean the Owner Lessor as sublessor of the Ground Interest under the Site Sublease.

"Guarantor Transferee" shall have the meaning set forth in Section 13.3 of the Participation Agreement.

"Hazardous Substance" shall mean any pollutant, contaminant, hazardous substance, hazardous waste, toxic substance, chemical substance, extremely hazardous substance, petroleum or petroleum-derived substance, waste, or additive, asbestos, PCBs, radioactive material, corrosive, explosive, flammable or infectious material, lead, radon or other compound, element, material or substance in any form whatsoever (including products) defined, regulated, restricted or controlled by or under any Environmental Law.

"High-Voltage Electrical Equipment" shall mean a collective reference to (a) the disconnect switch and all the structures and equipment back to the high side of the generator step-up transformer from the disconnect switch for Unit 1 (C3081),
(b) the disconnect switch and all the structures and equipment back to the high side of the generator step-up transformer from the disconnect switch for Unit 2 (C3082), and (c) all cables, conduit and duct systems that run underground from the Roseton plant relay room to the Roseton 345kV switchyard control house.

"Holding Company Act" shall mean the Public Utility Holding Company Act of 1935.

"Illiquidity Event " shall have the meaning specified in the Registration Rights Agreement.

"Inclusion Loss" shall have the meaning specified in Section 5(a) of the Tax Indemnity Agreement.

"Indemnitee" shall have the meaning specified in Section 9.1(a) of the Participation Agreement.

"Indenture Default" shall mean any event that with the giving of notice or the passage of time would become a Lease Indenture Event of Default.

"Indenture Estate" shall have the meaning specified in the Granting Clause of the Lease Indenture.

"Indenture Trustee's Liens" shall mean any Lien on the Lessor Estate or any part thereof arising as a result of (a) Claims against or any act or omission of the Lease Indenture Trustee, or Affiliate thereof that is not related to, or that is in violation of, any Operative Document or the transactions contemplated thereby or that is in breach of any covenant or agreement of the Lease Indenture Trustee specified therein, (b) Taxes imposed upon the Lease Indenture Trustee, or any Affiliate thereof that are not indemnified against by the Company pursuant to any Operative Document, or (c) Claims against or affecting the Lease Indenture Trustee, or any Affiliate thereof arising out of the voluntary or involuntary transfer by the Lease Indenture Trustee of any portion of the interest of the Lease Indenture Trustee in the Lessor Estate, other than pursuant to the Operative Documents.

"Independent Appraiser" shall mean a disinterested, licensed professional appraiser of industrial property who (a) meets the personal property qualifications criteria established by the Appraisal Foundation; (b) is a Member of the Appraisal Institute or holds the senior accreditation of the American Society of Appraisers; (c) is in the regular employ, or is a principal of, a nationally recognized appraisal firm; and (d) has substantial experience in the business of evaluating facilities similar to the Facility.

"Initial Purchasers" shall mean Banc of America Securities LLC, Lehman Brothers Inc., J.P. Morgan Securities Inc., Salomon Smith Barney Inc. and TD Securities
(USA) Inc.

"Insurance Consultant" shall mean Marsh USA, Nashville, Tennessee Office.

"Interconnection Agreement" shall mean the Interconnection Agreement for Roseton Generating Station, dated as of February 4, 2001, between the Company and Central Hudson pursuant to which Central Hudson will provide certain interconnection services to the Company and the parties will govern their access to each other's property, assets and facilities.

"Interest Deductions" shall have the meaning specified in Section 1(c) of the Tax Indemnity Agreement.

"IRS" shall mean the Internal Revenue Service of the United States Department of Treasury.

"Lease Bankruptcy or Payment Default" shall mean any event or occurrence, which, with the passage of time or the giving of notice or both, would become a Lease Event of Default under Section 16(a), (b), (i) or (j) of the Facility Lease.

"Lease Debt" shall mean the debt evidenced by the Certificates, and other debt issued pursuant to Section 11 of the Participation Agreement.

"Lease Debt Rate" shall mean a rate per annum equal to 7.64%.

"Lease Event of Default" shall have the meaning specified in Section 16 of the Facility Lease.

"Lease Indenture" shall mean the Indenture of Trust, Mortgage, Assignment of Leases and Rents and Security Agreement, dated as of the Closing Date, between the Owner Lessor and the Lease Indenture Trustee, substantially in the form of Exhibit E to the Participation Agreement duly completed, executed and delivered on the Closing Date pursuant to which the Owner Lessor will issue the Lessor Notes.

"Lease Indenture Bankruptcy Default" shall mean any event or occurrence, which, with the passage of time or the giving of notice or both, would become a Lease Indenture Event of Default under Section 4.2(e) or (f) of the Lease Indenture.

"Lease Indenture Event of Default" shall have the meaning specified in Section
4.2 of the Lease Indenture.

"Lease Indenture Payment Default" shall mean any event or occurrence, which, with the passage of time or the giving of notice or both, would become a Lease Indenture Event of Default under Section 4.2(b) of the Lease Indenture.

"Lease Indenture Trustee" shall mean The Chase Manhattan Bank, not in its individual capacity, but solely as Lease Indenture Trustee under the Lease Indenture, and each other Person who may from time to time be acting as Lease Indenture Trustee in accordance with the provisions of the Lease Indenture.

"Lease Indenture Trustee Office" shall mean the office to be used for notices to the Lease Indenture Trustee from time to time pursuant to Section 9.8 of the Lease Indenture.

"Lease Indenture Trustee's Account" shall mean the account (No. 507-947533) (Corporate Trust Incoming Wire Account - Trust Account No. 160265.5) with The Chase Manhattan Bank, ABA# 021000021 for the account of the Owner Lessor,
Attention: Annette M. Marsula, Institutional Trust Service, or such other account as the Lease Indenture Trustee may from time to time specify in a notice pursuant to Section 9.8 of the Lease Indenture.

"Lessee Action" shall have the meaning specified in Section 5(a) of the Tax Indemnity Agreement.

"Lessee Guarantor" shall mean DHI or any Person that shall guaranty the obligations of the Company or any Guarantor Transferee under the Operative Documents in accordance with Section 13 of the Participation Agreement or any entity issuing a guaranty pursuant to Section 13.2 of the Participation Agreement. To the extent there is a transfer pursuant to Section 13.2 or 13.4 of the Participation Agreement in circumstances where the Lessee Guarantor is to remain liable under the Operative Documents, the term Lessee Guarantor shall continue to include the transferring entity, for purposes of Section 16 of the Facility Lease.

"Lessee Guaranty" shall mean the Guaranty, dated as of the Effective Date, executed by DHI in favor of the Transaction Parties, or any other guaranty agreement entered into pursuant to Section 13 of the Participation Agreement.

"Lessee Person" shall have the meaning specified in Section 4(d) of the Tax Indemnity Agreement.

"Lessee Section 467 Interest" shall have the meaning set forth in Section 3.2(c) of the Facility Lease.

"Lessee Section 467 Loan Balance" shall have the meaning ascribed to that term in the definition of "Section 467 Loan Balance."

"Lessee Transferee" shall have the meaning specified in Section 13.2(a) of the Participation Agreement.

"Lessor Estate" shall mean all the estate, right, title and interest of the Owner Lessor in, to and under the Facility, the Ground Interest, the Operative Documents, and the Facility Agreements, including all funds advanced to the Owner Lessor by the Owner Participant, all installments and other payments of Periodic Lease Rent, Renewal Lease Rent, Supplemental Lease Rent, Termination Value under the Facility Lease, condemnation awards, purchase price, sale proceeds, insurance proceeds and all other proceeds, rights and interests of any kind for or with respect to the estate, right, title and interest of the Owner Lessor in, to and under the Facility, the Ground Interest, the Operative Documents, and the Facility Agreements, and any of the foregoing, but shall not include Excluded Property.

"Lessor Manager" shall mean Wilmington Trust Company, a Delaware banking corporation, not in its individual capacity, but solely as independent manager under the LLC Agreement and each other Person that may from time to time be acting as independent manager in accordance with the provisions of the LLC Agreement.

"Lessor Note ST" shall mean the lessor note issued by the Owner Lessor in favor of the Pass Through Trust ST on the Closing Date, as more fully described in
Section 2.2 of the Lease Indenture.

"Lessor Note LT" shall mean the lessor note issued by the Owner Lessor in favor of the Pass Through Trust LT on the Closing Date, as more fully described in
Section 2.2 of the Lease Indenture.

"Lessor Notes" shall mean a collective reference to the Lessor Note ST and the Lessor Note LT, as more fully described in Section 2.2 of the Lease Indenture.

"Lessor Possession Date" shall mean with respect to any Unit, the earlier to occur of (a) the expiration of the Facility Lease Term and (b) the date on which the Company shall lose possession of such Unit pursuant to Sections 10, 13, 14 or 17 of the Facility Lease (unless in the case of Sections 10 or 13, the Company shall have purchased such Unit).

"Lessor Section 467 Interest" shall have the meaning set forth in Section 3.2(c) of the Facility Lease.

"Lessor Section 467 Loan Balance" shall have the meaning ascribed to that term in the definition of "Section 467 Loan Balance."

"Lien" shall mean any mortgage, security deed, security title, pledge, lien, charge, encumbrance, lease, security interest or title retention arrangement.

"List of Competitors" shall mean the initial list attached to the Participation Agreement as Schedule 4, as amended from time to time pursuant to Section 7.1(b) of the Participation Agreement.

"LLC Agreement" shall mean the Amended and Restated Limited Liability Company Agreement, dated as of the Effective Date, between the Trust Company and the Owner Participant pursuant to which the Owner Lessor shall be governed.

"Loan" shall mean a loan evidenced by any Lessor Note.

"MACRS" shall mean the modified accelerated cost recovery system provided under
Section 168 of the Code.

"Majority in Interest of Noteholders" as of any date of determination, shall mean Noteholders holding in aggregate more than 50% of the total outstanding principal amount of the Notes; provided, however, that any Note held by the Company and/or any Affiliate of the Company shall not be considered outstanding for purposes of this definition unless the Company and/or such Affiliate shall hold title to all the Notes outstanding.

"Make Whole Premium" shall mean, with respect to any Notes subject to redemption pursuant to the Lease Indenture, an amount equal to the Discounted Present Value of such Notes less the unpaid principal amount of such Notes; provided that the Make Whole Premium shall not be less than zero. For purposes of this definition, the "Discounted Present Value" of any Notes subject to redemption pursuant to the Lease Indenture shall be equal to the discounted present value of all principal and interest payments scheduled to become due after the date of such redemption in respect of such Notes, calculated using a discount rate equal to the sum of (a) the yield to maturity on the U.S. Treasury security having an average life equal to the remaining average life of such Notes and trading in the secondary market at the price closest to par and (b) 50 basis points; provided, however, that if there is no U.S. Treasury security having an average life equal to the remaining average life of such Notes, such discount rate shall be calculated using a yield to maturity interpolated or extrapolated on a straight-line basis (rounding to the nearest calendar month, if necessary) from the yields to maturity for two U.S. Treasury securities having average lives most closely corresponding to the remaining life of such Notes and trading in the secondary market at the price closest to par.

"Material Adverse Effect" shall mean a materially adverse effect on (a) the business, assets, results of operations or financial condition of the Company, Lessee Guarantor and their subsidiaries, taken as a whole, (b) the ability of the Company or Lessee Guarantor to perform their respective obligations under the Operative Documents, or (c) the validity or enforceability of the Operative Documents, the Liens granted thereunder, or the material rights and remedies thereto.

"Material Adverse Tax Law Change" shall mean, in the written opinion of the Equity Investor's tax counsel, a proposed or actual amendment, modification, addition or change in or to the provisions of, or the interpretation of U.S. Federal income tax law as in effect on the date hereof, the effect of which would or could reasonably be expected to render inaccurate any of the Tax Assumptions or which could reasonably be expected to adversely affect the Owner Participant's Net Economic Return or which otherwise could reasonably be expected to materially adversely affect the Owner Participant, which amendment, modification, addition or change shall have been enacted, promulgated, issued or proposed prior to the Closing Date.

"Maximum Probable Loss" shall mean the largest loss that can occur under the worst conditions that are likely to occur.

"Member Interest" shall mean the membership interest of the Owner Participant in the Owner Lessor.

"Memorandum of Lease" shall mean the Memorandum of Lease, dated as of the Closing Date, between the Owner Lessor and the Company, substantially in the form of Exhibit C-2 to the Participation Agreement duly completed, executed and delivered on the Closing Date.

"Minimum Credit Standard" shall mean (i) in respect of DHI only, the then current credit rating of DHI, and (ii) in respect of any entity other than DHI, a credit rating from S&P and Moody's of at least BBB and Baa2, respectively.

"Modification" shall mean an addition, betterment, improvement or enlargement of the Facility, including any Required Modifications and Optional Modifications, but not Components.

"Moody's" shall mean Moody's Investors Service, Inc.

"Nonseverable Modifications" shall mean any Modification that is not readily removable without causing material damage to the Facility.

"Note Register" shall have the meaning specified in Section 2.8 of the Lease Indenture.

"Noteholder" shall mean any holder from time to time of an outstanding Note.

"Notes" shall mean any Lessor Notes or Additional Lessor Notes issued pursuant to the Lease Indenture.

"NYPSC Section 69 Order" shall mean the order issued by the New York State Public Service Commission on April 27, 2001, in Case 01-E-0587, granting approval to consummate the Transaction under Section 69 of the New York Public Service Law.

"Obsolescence Termination Date" shall have the meaning specified in Section 14.1 of the Facility Lease.

"Offering Circular" shall mean the Offering Circular, dated as of May 1, 2001, with respect to the Certificates.

"Officer's Certificate" shall mean with respect to any Person, a certificate signed (a) in the case of a corporation or limited liability company, by the Chairman of the Board, the President, or a Vice President of such Person or any Person authorized by or pursuant to the organizational documents, the bylaws or any resolution of the board of directors, board of managers, or executive committee of such Person (whether general or specific) to execute, deliver and take actions on behalf of such Person in respect of any of the Operative Documents, (b) in the case of a partnership, by the Chairman of the Board of Directors, the President or any Vice President of a corporate general partner, and (c) in the case of the Lease Indenture Trustee or the Pass Through Trustees, a certificate signed by a Responsible Officer of the Lease Indenture Trustee or the Pass Through Trustees.

"OP Guarantor" shall mean the Equity Investor or any Person that shall guaranty the obligations of an OP Transferee under the Operative Documents in accordance with Section 7.1(a) of the Participation Agreement.

"OP Guaranty" shall mean the OP Guaranty, dated as of the Effective Date, executed by the Equity Investor in favor of the Transaction Parties, or any other guaranty agreement entered into pursuant to Section 7.1 of the Participation Agreement.

"OP LLC Agreement" shall mean the Amended and Restated Limited Liability Company Agreement, dated as of the Effective Date, by PSEGR Newburgh Holdings LLC pursuant to which the Owner Participant shall be governed.

"OP Member" shall mean the sole member of the Owner Participant.

"OP Member Interest" shall mean the membership interest of the OP Member in the Owner Participant.

"OP Transferee" shall have the meaning specified in Section 7.1(a) of the Participation Agreement.

"Operative Documents" shall mean the Participation Agreement, the Bill of Sale, the Deed, the Facility Lease, the Memorandum of Lease, the Site Lease, the Site Sublease, the Assignment and Reassignment of Facility Agreements, the Lease Indenture, the Notes, the Pass Through Trust Agreements, the Certificates, the Assignment and Reassignment of the Collective Bargaining Agreement, the LLC Agreement, the Cross Easement Agreement, the Exempt Facilities Agreement, the Shared Facilities Agreement, the Tax Indemnity Agreement, the OP Guaranty and the Lessee Guaranty.

"Operator" shall mean DNE.

"Optional Modification" shall have the meaning specified in Section 8.2 of the Facility Lease.

"Original LLC Agreement" shall mean the Limited Liability Company Agreement, dated as of March 28, 2001, pursuant to which the Owner Lessor was created.

"Other Bill of Sale" shall mean the "Bill of Sale" as defined in the Other Participation Agreement.

"Other Company" shall mean Dynegy Danskammer, L.L.C.

"Other Deed" shall mean the "Deed" as defined in the Other Participation Agreement.

"Other Facility" shall mean the "Facility" as defined in the Other Participation Agreement.

"Other Facility Lease" shall mean the "Facility Lease" as defined in the Other Participation Agreement.

"Other Facility Lessee" shall mean the "Facility Lessee" as defined in the Other Participation Agreement.

"Other Facility Site" shall mean the "Facility Site" as defined in the Other Participation Agreement.

"Other Ground Interest" shall mean the "Ground Interest" as defined in Other Site Lease.

"Other Lease Indenture" shall mean the "Lease Indenture" as defined in the Other Participation Agreement.

"Other Lease Indenture Trustee" shall mean the "Lease Indenture Trustee" as defined in the Other Participation Agreement.

"Other Lessor Manager" shall mean the "Lessor Manager" as defined in the Other Participation Agreement.

"Other Operative Documents" shall mean the "Operative Documents" as defined in the Other Participation Agreement.

"Other Owner Lessor" shall mean Danskammer OL LLC.

"Other Owner Participant" shall mean Danskammer OP LLC.

"Other Participation Agreement" shall mean the Participation Agreement entered into by, the Other Company, the Other Lessor Manager, the Other Owner Lessor, the Other Owner Participant, the Other Lease Indenture Trustee and the Pass Through Trustees, dated as of the Effective Date, pursuant to which the Other Company has agreed to (a) sell to the Other Owner Lessor and (b) lease from the Other Owner Lessor the Other Facility pursuant to the Other Facility Lease.

"Other Project" shall mean the "Project" as defined in the Other Participation Agreement.

"Other Retained Assets" shall mean the "Retained Assets" as defined in the Other Participation Agreement.

"Other Retained Sites" shall mean the "Retained Sites" as defined in the Other Participation Agreement.

"Other Site Lease " shall mean the "Site Lease" as defined in the Other Participation Agreement.

"Other Site Sublease " shall mean the "Site Sublease" as defined in the Other Participation Agreement.

"Other Transaction" shall mean the "Transaction" as defined in the Other Participation Agreement.

"Overall Transaction" shall mean a collective reference to the Transaction and the Other Transaction.

"Overdue Rate" shall mean the Lease Debt Rate plus 2%.

"Owner Lessor" shall mean Roseton OL LLC, a Delaware limited liability company.

"Owner Lessor's Account" shall mean the account No. 55068-0 maintained by the Owner Lessor with Wilmington Trust Company, ABA#031100092, Attention: Corporate Trust Administration or such other account of the Owner Lessor, as the Owner Lessor may from time to time specify in a notice to the Lease Indenture Trustee pursuant to Section 9.8 of the Lease Indenture.

"Owner Lessor's Interest" shall mean the Owner Lessor's right, title and interest in and to the Facility under the Bill of Sale and the Deed and the Ground Interest under the Site Lease.

"Owner Lessor's Lien" shall mean any Lien on the Lessor Estate or any part thereof arising as a result of (a) Claims against or any act or omission of the Owner Lessor, the Trust Company or the Lessor Manager, or Affiliate thereof that is not related to, or that is in violation of, any Operative Document or the transactions contemplated thereby or that is in breach of any covenant or agreement of the Owner Lessor, the Trust Company or the Lessor Manager specified therein, (b) Taxes imposed upon the Owner Lessor, the Trust Company or the Lessor Manager, or any Affiliate thereof that are not indemnified against by the Company or the Owner Participant pursuant to any Operative Document, or (c) Claims against or affecting the Owner Lessor, the Trust Company or the Lessor Manager, or any Affiliate thereof arising out of the voluntary or involuntary transfer by the Owner Lessor, the Trust Company or the Lessor Manager of any portion of the interest of the Owner Lessor, the Trust Company or the Lessor Manager in the Owner Lessor's Interest, other than pursuant to the Operative Documents.

"Owner Participant" shall mean Roseton OP LLC, a Delaware limited liability company.

"Owner Participant's Account" shall mean the account No. 55068-1 maintained by the Owner Participant with Wilmington Trust Company, ABA#031100092, Attention:
Corporate Trust Administration or such other account of the Owner Participant, as the Owner Participant may from time to time specify in a notice to the Lease Indenture Trustee pursuant to Section 9.8 of the Lease Indenture.

"Owner Participant's Commitment" shall mean the Owner Participant's investment in the Owner Lessor contemplated by Section 2.1(a) of the Participation Agreement.

"Owner Participant's Lien" shall mean any Lien on the Lessor Estate or any part thereof arising as a result of (a) Claims against or any act or omission of the Owner Participant that is not related to, or that is in violation of, any Operative Document or the transactions contemplated thereby or that is in breach of any covenant or agreement of the Owner Participant set forth therein, (b) Taxes against the Owner Participant that are not indemnified against by the Company pursuant to the Operative Documents or (c) Claims against or affecting the Owner Participant arising out of the voluntary or involuntary transfer by the Owner Participant (except as contemplated or permitted by the Operative Documents) of any portion of the interest of the Owner Participant in the Member Interest.

"Owner Participant's Net Economic Return" shall mean the Owner Participant's anticipated (a) net after-tax yield, calculated according to the multiple investment sinking fund method of analysis, and (b) aggregate GAAP income and after-tax cash flow.

"Participation Agreement" shall mean the Participation Agreement, dated as of the Effective Date, among the Company, the Owner Lessor, Wilmington Trust Company, in its individual capacity and as Lessor Manager, the Owner Participant, and The Chase Manhattan Bank, as Lease Indenture Trustee and as Pass Through Trustees.

"Pass Through Trust Agreements" shall mean a collective reference to the Pass Through Trust Agreement ST and the Pass Through Trust Agreement LT.

"Pass Through Trust Agreement LT" shall mean the Pass Through Trust Agreement, dated as of the Effective Date, between the Company, the Other Company and the Pass Through Trustee LT.

"Pass Through Trust Agreement ST" shall mean the Pass Through Trust Agreement, dated as of the Effective Date, between the Company, the Other Company and the Pass Through Trustee ST.

"Pass Through Trustee LT" shall mean The Chase Manhattan Bank, not in its individual capacity, but solely as Pass Through Trustee LT under the Pass Through Trust Agreement LT, and each other Person that may from time to time be acting as a Pass Through Trustee in accordance with the provisions of the Pass Through Trust Agreement LT.

"Pass Through Trustee ST" shall mean The Chase Manhattan Bank, not in its individual capacity, but solely as Pass Through Trustee ST under the Pass Through Trust Agreement ST, and each other Person that may from time to time be acting as a Pass Through Trustee in accordance with the provisions of the Pass Through Trust Agreement ST.

"Pass Through Trust LT" shall mean the Roseton-Danskammer 2001-Series B Pass Through Trust created pursuant to the Pass Through Trust Agreement LT.

"Pass Through Trust ST" shall mean the Roseton-Danskammer 2001-Series A Pass Through Trust created pursuant to the Pass Through Trust Agreement ST.

"Pass Through Trustees" shall mean a collective reference to the Pass Through Trustee ST and the Pass Through Trustee LT.

"Pass Through Trusts" shall mean a collective reference to the Pass Through Trust ST and the Pass Through Trust LT.

"Periodic Lease Rent" shall have the meaning specified in Section 3.2(a) of the Facility Lease.

"Permitted Encumbrances" shall mean all matters shown as exceptions on Schedule B to each of the Title Policies as in effect on the Closing Date.

"Permitted Instruments" shall mean (a) Permitted Securities, (b) overnight loans to or other customary overnight investments in commercial banks of the type referred to in clause (d) below, (c) open market commercial paper of any corporation (other than the Company, DHI or any Affiliate) incorporated under the laws of the United States or any State thereof which is rated not less than "prime-1" or its equivalent by Moody's and "A-1" or its equivalent by S&P maturing within one year after such investment, (d) certificates of deposit and issued by commercial banks organized under the laws of the United States or any State thereof or a domestic branch of a foreign bank (i) having a combined capital and surplus in excess of $500,000,000 and (ii) which are rated "AA" or better by S&P and "Aa2" or better by Moody's; provided that no more than $20,000,000 may be invested in such deposits at any one such bank and (e) a money market fund registered under the Investment Company Act of 1940, the portfolio of which is limited to Permitted Securities.

"Permitted Liens" shall mean (a) the interests of the Company, the Owner Participant, the Owner Lessor, the Lessor Manager, the Lease Indenture Trustee, and the Pass Through Trustees under any of the Operative Documents, (b) all Owner Lessor's Liens, Owner Participant's Liens and Indenture Trustee's Liens,
(c) the reversionary interests of the Company in the Facility Site, (d) Liens permitted pursuant to Section 4.2 or 4.3 of the Site Lease, (e) Liens for (i) taxes not yet due and payable or (ii) taxes being contested in good faith, if adequate reserves for such taxes have been established and are being maintained in accordance with GAAP, (f) suppliers', vendors', workmen's, repairmen's, employee's, mechanics', materialmen's or other like Liens arising in the ordinary course of business for amounts the payment of which is either not yet delinquent or is being contested in good faith and the Lessee shall maintain reserves for the discharge of such Lien in accordance with GAAP and so long as such proceedings do not involve a material risk of the sale, forfeiture or loss of the Facility or the Ground Interest (or any material part of either thereof) or are bonded for the amount required under Applicable Law to release any such Lien, (g) pre-judgment Liens for claims against the Lessee which are contested in good faith and liens arising out of judgments or awards against the Lessee with respect to which an appeal or proceeding for review is being prosecuted in good faith and to which a stay of execution has been obtained pending such appeal or review and so long as such proceedings do not involve a material risk of the sale, forfeiture or loss of the Facility or the Ground Interest (or any material part of either thereof) or are bonded for the amount required under Applicable Law to release any such Lien, and (h) Permitted Encumbrances.

"Permitted Securities" shall mean securities (and security entitlements with respect thereto) that are (a) direct obligations of the United States of America or obligations guaranteed as to principal and interest by the full faith and credit of the United States of America, and (b) securities issued by agencies of the U.S. Federal government whether or not backed by the full faith and credit of the United States rated "AAA" and "Aaa", or better by S&P and Moody's, respectively, which, in either case under clauses (a) or (b) are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government obligation or a specific payment of interest on or principal of any such U.S. Government obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction in the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government obligation or the specific payment of interest on or principal of the U.S. Government obligation evidenced by such depository receipt.

"Person" shall mean any individual, corporation, cooperative, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

"Plan" shall mean any "employee benefit plan" (as defined in Section 3(3) of ERISA) that is subject to ERISA, any "plan" (as defined in Section 4975(e)(1) of the Code) that is subject to Section 4975 of the Code, any trust created under any such plan or any "governmental plan" (as defined in Section 3(32) of ERISA or Section 414(d) of the Code) that is organized in a jurisdiction having prohibitions on transactions with government plans similar to those contained in
Section 406 of ERISA or Section 4975 of the Code.

"Predetermined Ground Rent Expiration Date" shall have the meaning specified in
Section 3.1(a) of the Site Lease.

"Pricing Assumptions" shall mean the "Pricing Assumptions" attached as Schedule 2 to the Participation Agreement.

"Principal Property" shall mean any natural gas, natural gas liquids or crude oil pipeline, distribution system, gathering system, storage facility or processing plant, except any such property that in the opinion of the Board of Directors of DHI is not of material importance to the business conducted by DHI and its consolidated subsidiaries taken as a whole.

"Principal Subsidiary" shall mean any subsidiary of DHI that owns a Principal Property.

"Proceeds" shall mean the proceeds from the sale of the Certificates by the Pass Through Trusts to the Certificateholders on the Closing Date.

"Project" shall mean the two unit, electric generating project located in Newburgh, New York, consisting of the Facility, the Retained Assets, and all other equipment or facilities required for the generation of electricity at the Facility and the Facility Site.

"Proportional Rent" shall have the meaning set forth in Section 3.2(c) of the Facility Lease.

"Prudent Industry Practice" shall mean, at a particular time, either (a) any of the practices, methods and acts engaged in or approved by a significant portion of the competitive electric generating industry operating in the eastern United States at such time, or (b) with respect to any matter to which the practices referred to in clause (a) do not apply, any of the practices, methods and acts that, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good competitive electric generation business practices, reliability, safety and expedition. "Prudent Industry Practice" is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be a spectrum of possible practices, methods or acts having due regard for, among other things, manufacturers' warranties, the requirements of insurance policies and the requirements of governmental bodies of competent jurisdiction.

"Purchase Price" shall mean the purchase price of the Facility in the amount of $620,000,000.

"Qualifying Cash Bid" shall have the meaning specified in Section 13.2 of the Facility Lease.

"Railroad Tracks" shall have the meaning specified in Section 2.1 of the Site Lease.

"Rating Agencies" shall mean S&P and Moody's or, if at the time the rating of either such Rating Agency is required such Rating Agency no longer provides the relevant rating (other than as a result of the rated Person choosing not to have such rating), such other rating agency of national recognition selected by the Facility Lessee.

"Reasonable Basis" for a position shall exist if tax counsel may properly advise reporting such position on a tax return in accordance with Formal Opinion 85-352 issued by the Standing

Committee on Ethics and Professional Responsibility of the American Bar Association (or any successor to such opinion).

"Rebuilding Closing Date" shall have the meaning specified in Section 10.3(d) of the Facility Lease.

"Redemption Date" shall mean, when used with respect to any Note to be redeemed, the date fixed for such redemption by or pursuant to the Lease Indenture or the respective Note, which date shall be a Termination Date.

"Registration Rights Agreement " shall mean the Registration Rights Agreement, dated as of the Effective Date, among DHI, the Company, the Other Company and the Initial Purchasers.

"Regulatory Event of Loss" shall have the meaning specified in clause (d) of the definition of "Event of Loss."

"Related Party" shall mean, with respect to any Person or its successors and assigns, an Affiliate of such Person or its successors and assigns and any director, officer, servant, employee or agent of that Person or any such Affiliate or their respective successors and assigns; provided that the Lessor Manager and the Owner Lessor shall not be treated as Related Parties to each other and neither the Owner Lessor nor the Lessor Manager shall be treated as a Related Party to any Owner Participant except that the Owner Lessor will be treated as a Related Party to a Lessor Manager to the extent that the Lessor Manager acts at the written direction or with the written consent of such Owner Lessor and an Owner Lessor or Lessor Manager shall be treated as a Related Party to the Owner Participant to the extent that the Owner Lessor or Lessor Manager acts at the written direction or with the written consent of the Owner Participant.

"Released Property" shall have the meaning specified in Section 4.2 of the Site Lease.

"Released Unit Ground Interest Portion" shall have the meaning specified in
Section 2.8(b) of the Site Lease.

"Removable Modification" shall have the meaning specified in Section 8.3 of the Facility Lease.

"Renewal Lease Rent" shall mean the lease rent payable during any Wintergreen Renewal Lease Term or FMV Renewal Lease Term, in each case as determined in accordance with Section 15.4 of the Facility Lease.

"Renewal Lease Term" shall mean any Wintergreen Renewal Lease Term or any FMV Renewal Lease Term.

"Renewal Site Lease Term" shall have the meaning specified in Section 2.3(d) of the Site Lease.

"Renewal Site Sublease Term" shall have the meaning specified in Section 2.3 of the Site Sublease.

"Rent" shall mean Periodic Lease Rent, Renewal Lease Rent and Supplemental Lease Rent.

"Rent Payment Date" shall mean each May 8 and November 8, commencing November 8, 2001, to and including February 8, 2035.

"Rent Payment Period" shall mean each period identified under the column heading "Rent Payment Period" on Schedule 2-A of the Facility Lease.

"Replacement Component" shall have the meaning specified in Section 7.2 of the Facility Lease.

"Required Modification" shall have the meaning specified in Section 8.1 of the Facility Lease.

"Requisition" shall have the meaning specified in clause (c) of the definition of "Event of Loss."

"Responsible Officer" shall mean, with respect to any Person, (a) its Chairman of the Board, its President, any Senior Vice President, the Chief Financial Officer, any Vice President, the Treasurer or any other management employee (i) that has the power to take the action in question and has been authorized, directly or indirectly, by the Board of Directors (or equivalent body) of such Person, (ii) working under the direct supervision of such Chairman of the Board, President, Senior Vice President, Chief Financial Officer, Vice President or Treasurer, and (iii) whose responsibilities include the administration of the transactions and agreements contemplated by the Operative Documents, and (b) with respect to the Lessor Manager, the Lease Indenture Trustee and the Pass Through Trustees, an officer in their respective corporate trust administration departments.

"Retained Assets" shall mean a collective reference to each of the assets being retained by the Company, as more fully described on Exhibit C to the Deed.

"Retained Oil Pipeline" shall mean the oil pipeline between the fuel oil pump house located on the Facility Site and the Dock Facilities.

"Retained Power and Control Lines" shall mean (i) the two overhead 345 kV power lines extending from the Facility to Central Hudson's switchyard, (ii) the four 345 kV electric transmission structures used to support such power lines, and
(iii) all cables, conduit and duct systems containing control signal and power service cables from Central Hudson's switchyard to the Facility; for the avoidance of doubt, the Retained Power and Control Lines shall not include the High-Voltage Electrical Equipment.

"Retained Power and Control Lines Site" shall mean the parcels of real property described on Exhibit C to the Site Lease.

"Retained Sites" shall mean, collectively, (i) Parcel 1C, (ii) Parcel 2, (iii) Parcel 2A, (iv) Parcel 5, (v) the Additional Facility Site, which parcels are described as the Retained Sites in Exhibits B and D to the Site Lease and Exhibits B and D to the Site Sublease, and (vi) from and after the date that any parcel or parcels shall have been released from the Facility Site pursuant to

Section 4.2 of the Site Lease and Section 4.2 of the Site Sublease, such released parcels, and, in each case, all rights of way, easements, permits and other appurtenances to such land.

"Returned Unit" shall have the meaning specified in Section 4.3(a)(i) of the Site Lease.

"Revenue Bonds" shall have the meaning specified in the Exempt Facilities Agreement.

"Revenues" shall have the meaning specified in the Granting Clause of the Lease Indenture.

"Roseton Facility" shall have the meaning specified in the Cross Easement Agreement.

"S&P" shall mean Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc.

"Scheduled Closing Date" shall mean May 8, 2001, or any date set for the Closing in a notice of postponement pursuant to Section 2.3(a) of the Participation Agreement.

"Scheduled Lease Expiration Date" shall mean February 8, 2035.

"Scheduled Payment Date" shall mean a Rent Payment Date.

"SEC" means the Securities and Exchange Commission, as from time to time constituted, created under the Securities Exchange Act of 1934, or, if at any time after the execution of this instrument such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

"Second Wintergreen Renewal Lease Term" shall have the meaning specified in
Section 15.2 of the Facility Lease.

"Section 467 Interest" shall mean and include the Lessor Section 467 Interest and the Lessee Section 467 Interest.

"Section 467 Loan" shall mean any loan arising under and pursuant to Section 467 of the Code in connection with the Facility Lease.

"Section 467 Loan Balance" shall mean an amount equal to the product of the Purchase Price multiplied by the percentage set forth under the caption "Section 467 Loan Balance Percentage" on Schedule 1-A of the Facility Lease. If the percentage set forth under such caption is positive, the Section 467 Loan Balance shall constitute a loan made by the Facility Lessee to the Owner Lessor ("Lessor Section 467 Loan Balance") and, if such percentage is in parentheses,
  -------------------------------
shall constitute a loan made by the Owner Lessor to the Facility Lessee ("Lessee
                                                                          ------
Section 467 Loan Balance").
------------------------

"Secured Indebtedness" shall have the meaning specified in Section 1(b) of the Lease Indenture.

"Securities Act" shall mean the Securities Act of 1933.

"Security" shall have the same meaning as in Section 2(1) of the Securities Act.

"Severable Modification" shall mean any Modification that can be removed without causing material damage to the Facility that cannot be readily repaired.

"Shared Facilities" shall have the meaning specified in the Shared Facilities Agreement.

"Shared Facilities Agreement" shall mean the Shared Facilities Agreement, dated as of the Closing Date, between the Company and the Owner Lessor.

"Significant Indenture Default" shall mean a failure by the Owner Lessor to make any payment of principal or interest on the Lessor Notes after the same shall have become due and payable.

"Significant Lease Default" shall mean any of: (a) if the Company shall fail to make any payment of Periodic Lease Rent, Renewal Lease Rent, or Termination Value after the same shall have become due and payable, (b) if the Company shall fail to make any payment under the Operative Documents (other than Excepted Payments, unless the Owner Participant shall have declared a default with respect thereto) in excess of $250,000, except to the extent such amounts are in dispute in good faith and have not been established to be due and payable, and
(c) any event or circumstance that is, or with the passage of time or the giving of notice would become, a "Lease Event of Default" under clauses (g), (i) or (j) of Section 16 of the Facility Lease.

"Site Lease" shall mean the Site Lease Agreement, dated as of the Closing Date, between the Company and the Owner Lessor, substantially in the form of Exhibit D-1 to the Participation Agreement duly completed, executed and delivered on the Closing Date pursuant to which the Company will lease the Ground Interest to the Owner Lessor.

"Site Lease Term" shall have the meaning specified in Section 2.3(d) of the Site Lease.

"Site Sublease" shall mean the Site Sublease Agreement, dated as of the Closing Date, between the Company and the Owner Lessor, substantially in the form of Exhibit D-2 to the Participation Agreement duly completed, executed and delivered on the Closing Date pursuant to which the Company will sublease the Ground Interest from the Owner Lessor.

"Site Sublease Term" shall have the meaning specified in Section 2.3 of the Site Sublease.

"Special Lessee Transfer" shall have the meaning specified in Section 13.1(a) of the Participation Agreement.

"Special Lessee Transfer Amount" shall mean for any date, the amount determined as follows:

     (a) the Equity Portion of Termination Value under the Facility Lease on the applicable Termination Date; plus

     (b) in the case of a termination pursuant to Section 13.1 of the Facility Lease, the amount, if any, by which the Qualifying Cash Bid exceeds Termination Value on the applicable Termination Date; plus

     (c) any unpaid amount in respect of the Equity Portion of Periodic Lease Rent or Renewal Lease Rent due before the date of such determination.

"Special Lessee Transfer Event" shall have the meaning specified in Section 13.1(a) of the Participation Agreement.

"Subdivision" shall have the meaning specified in Section 4.6 of the Site Lease.

"Supplemental Financing" shall have the meaning specified in Section 11.1 of the Participation Agreement.

"Supplemental Lease Rent" shall mean any and all amounts, liabilities and obligations (other than Periodic Lease Rent and Renewal Lease Rent) that the Company assumes or agrees to pay under the Operative Documents (whether or not identified as "Supplemental Lease Rent") to the Owner Lessor or any other Person, including Termination Value.

"Survey" shall mean the survey prepared by Hayward and Pahan Associates, Job No. 11866-01, dated as of April 4, 2001, and certified as of May 4, 2001.

"Tax" or "Taxes" shall mean all fees, taxes (including income, receipts, capital, excise and sales taxes, use taxes, stamp taxes, value-added taxes, ad valorem taxes and property taxes (personal and real, tangible and intangible), levies, assessments, withholdings and other charges and impositions of any nature, plus all related interest, penalties, fines and additions to tax, now or hereafter imposed by any federal, state, local or foreign government or other taxing authority.

"Tax Advance" shall have the meaning specified in Section 9.2(g)(iii)(5) of the Participation Agreement.

"Tax Assumptions" shall mean the items described in Section 1 of the Tax Indemnity Agreement.

"Tax Benefit" shall have the meaning specified in Section 9.2(e) of the Participation Agreement.

"Tax Claim" shall have the meaning specified in Section 9.2(g)(i) of the Participation Agreement.

"Tax Event" shall mean any event or transaction treated, for Federal income tax purposes, as a taxable sale or exchange of the Lessor Notes.

"Tax Indemnitee" shall have the meaning specified in Section 9.2(a) of the Participation Agreement.

"Tax Indemnity Agreement" shall mean the Tax Indemnity Agreement, dated as of the Closing Date, between the Company, the Equity Investor, PSEGR Newburgh Holdings LLC, the Owner Participant and the Owner Lessor.

"Tax Law Change" shall have the meaning specified in Section 12.2(a)(iii) of the Participation Agreement.

"Tax Loss" shall have the meaning specified in Section 5(a) of the Tax Indemnity Agreement.

"Tax Representation" shall mean each of the items described in Section 4 of the Tax Indemnity Agreement.

"Termination Date" shall mean each of the monthly dates during the Facility Lease Term identified as a "Termination Date" on Schedule 3-A of the Facility Lease.

"Termination Value" for any Termination Date shall mean (x) with respect to the Facility, an amount equal to the product of the Purchase Price and the percentage set forth under the heading "Termination Value Percentage" on
Schedule 3-A of the Facility Lease for such Termination Date and (y) with respect to any Unit, an amount equal to the product of (i) the Unit Percentage for such Unit, multiplied by (ii) the Purchase Price multiplied by (iii) and the percentage set forth under the heading "Termination Value Percentage" on
Schedule 3-A of the Facility Lease for such Termination Date.

"Title Policies" shall mean each of the title policies issued on the Closing Date to the Owner Lessor and the Lease Indenture Trustee relating to the Transaction.

"Tranche" shall mean all Lessor Notes with the same maturity date.

"Transaction" shall mean, collectively, each of the transactions contemplated under the Participation Agreement and of the other Operative Documents.

"Transaction Cost Deductions" shall have the meaning set forth in Section 1(b) of the Tax Indemnity Agreement.

"Transaction Costs" shall mean the following costs to the extent substantiated or otherwise supported in reasonable detail:

     (a) the cost of reproducing and printing the Operative Documents and the Offering Circular and all costs and fees, including filing and recording fees and recording, transfer, mortgage, intangible and similar taxes in connection with the execution, delivery, filing and recording of the Deed, the Memorandum of Lease, the Site Lease, the Site Sublease, the Lease Indenture and any other Operative Document, and any other document required to be filed or recorded pursuant to the provisions hereof or of any other Operative Document and any Uniform Commercial Code filing fees in respect of the perfection of any security interests created by any of the Operative Documents or as otherwise reasonably required by the Owner Lessor or the Lease Indenture Trustee;

     (b) the reasonable fees and expenses of Dewey Ballantine LLP, counsel to the Owner Participant, for services rendered in connection with the negotiation, execution and delivery of the Participation Agreement and the other Operative Documents;

     (c) the reasonable fees and expenses of Orrick, Herrington & Sutcliffe LLP, counsel to the Company and DHI, for services rendered in connection with the negotiation, execution and delivery of the Participation Agreement and the other Operative Documents;

     (d) the reasonable fees and expenses of Brunenkant & Haskell, LLP special regulatory counsel to the Company, for services rendered in connection with the negotiation, execution and delivery of the Participation Agreement and the other Operative Documents;

     (e) the reasonable fees and expenses of Morris, James, Hitchens & Williams LLP, counsel for the Owner Lessor, the Lessor Manager, and the Trust Company for services rendered in connection with the negotiation, execution and delivery of the Participation Agreement and the other Operative Documents;

     (f) the reasonable fees and expenses of Simpson Thacher & Bartlett, counsel to the Initial Purchasers, for services rendered in connection with the negotiation, execution and delivery of the Participation Agreement and the other Operative Documents, and the Certificate Purchase Agreement;

     (g) the reasonable fees and expenses of Kelley Drye & Warren LLP, counsel for the Lease Indenture Trustee, and the Pass Through Trustees, for services rendered in connection with the negotiation, execution and delivery of the Participation Agreement and the other Operative Documents;

     (h) the fees and expenses of the Advisor to Lessee, for services rendered in connection with the transactions contemplated by the Participation Agreement;

     (i) the underwriting discounts and commissions payable to, and reasonable out-of-pocket expenses of, the Initial Purchasers;

     (j) the reasonable fees and expenses of the Accountants for services rendered in connection with the Transaction;

     (k) the reasonable out-of-pocket expenses of the Owner Participant and the Owner Lessor (excluding any fees or compensation to its advisors, but including reasonable out-of-pocket expenses of Cornerstone Financial Advisors Limited Partnership not to exceed $50,000);

     (l) the initial fees and expenses of the Lessor Manager, the Lease Indenture Trustee and the Pass Through Trustees in connection with the execution and delivery of the Participation Agreement and the other Operative Documents to which either one is or will be a party;

     (m) the fees and expenses of the Appraiser, for services rendered in connection with delivering the Closing Appraisal required by the Participation Agreement;

     (n) the fees and expenses of the Engineering Consultant, for services rendered in connection with delivering the Engineering Report required by the Participation Agreement;

     (o) the fees and expenses of the Insurance Consultant;

     (p) the fees and expenses of the Environmental Consultant for services rendered in connection with delivering the Environmental Report required by the Participation Agreement;

     (q) the fees and expenses of the Rating Agencies in connection with the rating of DHI and the Lease Debt; and

     (r) the premiums and any other fees and expenses relating to the Title Policies.

Notwithstanding the foregoing, Transaction Costs shall not include internal costs and expenses such as salaries and overhead of whatsoever kind or nature nor costs incurred by the parties to the Participation Agreement pursuant to arrangements with third parties for services (other than those expressly referred to above), such as computer time procurement (other than out-of-pocket expenses of the Owner Participant), financial analysis and consulting, advisory services, and costs of a similar nature.

"Transaction Party(ies)" shall mean, individually or collectively as the context may require, all or any of the parties to the Operative Documents.

"Treasury Regulations" shall mean regulations, including temporary regulations, promulgated or proposed under the Code.

"Trust Company" shall mean the Wilmington Trust Company.

"Trust Indenture Act" means the Trust Indenture Act of 1939 as in force at the date as of which this instrument was executed except as provided in Section 905; provided, however, that in the event the Trust Indenture Act of 1939 is amended after such date, "Trust Indenture Act" means, to the extent required by any such amendment, the Trust Indenture Act of 1939 as so amended.

"Uniform Commercial Code" or "UCC" shall mean the Uniform Commercial Code as in effect in the State of New York.

"Unit" shall mean, as the context may require, either Unit 1 or Unit 2, as the case may be.

"Unit 1" shall mean Roseton Unit No. 1, a 600 MW (net), steam electric generating unit located on the Facility Site in Newburgh, New York, and consisting, in part, of the assets described in Exhibit A to the Bill of Sale and Exhibit B to the Deed.

"Unit 2" shall mean Roseton Unit No. 2, a 600 MW (net), steam electric generating unit located on the Facility Site in Newburgh, New York, and consisting, in part, of the assets described in Exhibit A to the Bill of Sale and Exhibit B to the Deed.

"Unit Percentage" shall mean (i) with respect to Unit 1, 50%, and (ii) with respect to Unit 2, 50%, as adjusted pursuant to Section 11.1 of the Participation Agreement.

"Unit Purchase Price" shall mean, with respect to any Unit, the product of the Purchase Price and the Unit Percentage for such Unit.

"Unit Principal Portion" shall mean, in connection with the prepayment of any Lessor Note in connection with a termination of the Facility Lease with respect to a Unit, an amount equal to the product of (x) the outstanding principal of such Lessor Note and (y) the Unit Percentage for such Unit.

"Units" shall mean, collectively, Unit 1 and Unit 2.

"Units 1 and 2" shall mean, collectively, Unit 1 and Unit 2.

"U.S. Government Obligations" shall mean securities that are (a) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under clauses (a) or (b) are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction in the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

"Verifier" shall have the meaning specified in Section 3.4(e) of the Facility Lease.

"Wilmington" shall have the meaning specified in Section 13.11 of the Site
Lease.

"Wintergreen Renewal Lease Terms" shall have the meaning specified in Section
15.2 of the Facility Lease.

                                     INDEX
                                     -----

Access.....................................................................   3
Actual Knowledge...........................................................   3
Additional Certificates....................................................   3
Additional Equity Investment...............................................   3
Additional Facility........................................................   3
Additional Facility Sites..................................................   3
Additional Insured Parties.................................................   3
Additional Interest........................................................   3
Additional Lessor Notes....................................................   3
Additional Owner...........................................................   3
Additional Rental Amount...................................................   4
Advisor to the Facility Lessee.............................................   4
Affiliate..................................................................   4
After-Tax Basis............................................................   4
Allocated Rent.............................................................   4
Alternate Rent Schedule....................................................   4
Alternative Rent...........................................................   4
Alternative Termination Value Schedule.....................................   4
Applicable Law.............................................................   4
Applicable Rate............................................................   5
Appraisal Procedure........................................................   5
Appraiser..................................................................   5
APSA Assets................................................................   5
APSA Seller................................................................   6
Asset Purchase and Sale Agreements.........................................   5
Assigned Documents.........................................................   6
Assignment and Assumption Agreement........................................   6
Assignment and Reassignment of Collective Bargaining Agreement.............   6
Assignment and Reassignment of Facility Agreements.........................   6
Assumed Deductions.........................................................   6
Assumed Tax Rate...........................................................   6
Authorized Agent...........................................................   6
Bankruptcy Code............................................................   6
Basic Lease Term...........................................................   6
Basic Site Lease Term......................................................   6
Basic Site Sublease Term...................................................   6
Bill(s) of Sale............................................................   6
Burdensome Termination Event...............................................   7
Business Day...............................................................   7
Central Hudson.............................................................   7
Certificate Purchase Agreement.............................................   7
Certificateholders.........................................................   7
Certificates...............................................................   7
Certificates Register......................................................   7
CH Retained Power and Control Lines Easement...............................   7
Claim......................................................................   7
Closing....................................................................   7
Closing Appraisal..........................................................   7
Closing Date...............................................................   8
Code.......................................................................   8
Collective Bargaining Agreement............................................   8
Company....................................................................   8
Competitor.................................................................   8
Component..................................................................   8
Corporate Trust Office.....................................................   8
Cross Easement Agreement...................................................   8
Cross Easement Rights......................................................   9
Danskammer Facility........................................................   9
Debt Portion of Rent.......................................................   9
Debt Portion of Termination Value..........................................   9
Deduction Loss.............................................................   9
Deed.......................................................................   9
Depreciation Deduction.....................................................   9
DHI........................................................................   9
Discount Rate..............................................................   9
DNE........................................................................   9
Dock Facilities............................................................   9
Dock Facility Site.........................................................   9
Dollars\ or the sign "$"...................................................   9
DTC........................................................................   9
Dynegy.....................................................................   9
Effective Date.............................................................  10
Effective Rate.............................................................  10
Enforcement Notice.........................................................  10
Engineering Consultant.....................................................  10
Engineering Report.........................................................  10
Environmental Condition....................................................  10
Environmental Consultant...................................................  10
Environmental Laws.........................................................  10
Environmental Report.......................................................  10
Equity Investment..........................................................  10
Equity Investor............................................................  10
Equity Investor Parent.....................................................  10
Equity Portion of Periodic Lease Rent......................................  10
Equity Portion of Termination Value........................................  11
ERISA......................................................................  11
Event of Default...........................................................  11
Event of Loss..............................................................  11
EWG........................................................................  12
Excepted Payments..........................................................  12

                                     INDEX
                                     -----
                                  (Continued)



Excepted Rights..........................................................     12
Excess Amount............................................................     12
Exchange Act.............................................................     12
Excluded Property........................................................     13
Excluded Taxes...........................................................     13
Exempt Facilities........................................................     13
Exempt Facilities Agreement..............................................     13
Expiration Date..........................................................     13
Extended Marketing Period................................................     13
Facility.................................................................     13
Facility Agreements......................................................     13
Facility Lease...........................................................     13
Facility Lease Term......................................................     13
Facility Lessee..........................................................     13
Facility Lessee's Interest...............................................     13
Facility Site............................................................     13
Fair Market Rental Value.................................................     13
Fair Market Sales Value..................................................     13
Federal Power Act........................................................     14
FERC.....................................................................     14
FERC EWG (Lessee) Order..................................................     14
FERC EWG (Owner Lessor) Application......................................     14
FERC Orders..............................................................     14
FERC Section 203 Order...................................................     14
FERC Section 205 Order...................................................     15
FERC Waiver Order........................................................     15
Final Determination......................................................     15
First Wintergreen Renewal Lease Term.....................................     15
FMV Renewal Lease Term...................................................     15
GAAP.....................................................................     15
Governmental Entity......................................................     15
Ground Interest..........................................................     15
Ground Lessee............................................................     15
Ground Lessor............................................................     15
Ground Lessor's Release Rights...........................................     15
Ground Rent Adjustment Date..............................................     15
Ground Sublessee.........................................................     15
Ground Sublessor.........................................................     15
Guarantor Transferee.....................................................     16
Hazardous Substance......................................................     16
High-Voltage Electrical Equipment........................................     16
Holding Company Act......................................................     16
Illiquidity Event........................................................     16
Inclusion Loss...........................................................     16
Indemnitee...............................................................     16
Indenture Default........................................................     16
Indenture Estate.........................................................     16
Indenture Trustee's Liens................................................     16
Independent Appraiser....................................................     16
Initial Purchasers.......................................................     17
Insurance Consultant.....................................................     17
Interconnection Agreement................................................     17
Interest Deductions......................................................  4, 17
IRS......................................................................     17
Lease Bankruptcy or Payment Default......................................     17
Lease Debt...............................................................     17
Lease Debt Rate..........................................................     17
Lease Event of Default...................................................     17
Lease Indenture..........................................................     17
Lease Indenture Bankruptcy Default.......................................     17
Lease Indenture Event of Default.........................................     17
Lease Indenture Payment Default..........................................     17
Lease Indenture Trustee..................................................     17
Lease Indenture Trustee Office...........................................     18
Lease Indenture Trustee's Account........................................     18
Lessee Action............................................................     18
Lessee Guarantor.........................................................     18
Lessee Guaranty..........................................................     18
Lessee Person............................................................     18
Lessee Section 467 Interest..............................................     18
Lessee Section 467 Loan Balance..........................................     18
Lessee Transferee........................................................     18
Lessor Estate............................................................     18
Lessor Manager...........................................................     19
Lessor Note LT...........................................................     19
Lessor Note ST...........................................................     19
Lessor Notes.............................................................     19
Lessor Possession Date...................................................     19
Lessor Section 467 Interest..............................................     19
Lessor Section 467 Loan Balance..........................................     19
Lien.....................................................................     19
List of Competitors......................................................     19
LLC Agreement............................................................     19
Loans....................................................................     19
MACRS....................................................................     19
Majority in Interest of Noteholders......................................     19
Make Whole Premium.......................................................     20
Material Adverse Effect..................................................     20
Material Adverse Tax Law Change..........................................     20
Maximum Probable Loss....................................................     20
Member Interest..........................................................     20
Memorandum of Lease......................................................     20
Minimum Credit Standard..................................................     20
Modification.............................................................     21
Moody's..................................................................     21
Nonseverable Modifications...............................................     21
Note Register............................................................     21
Noteholder...............................................................     21
Notes....................................................................     21
NYPSC Section 69 Order...................................................     21
Obsolescence Termination Date............................................     21
Offering Circular........................................................     21

                                     INDEX
                                     -----
                                  (Continued)

Officer's Certificate.......................................................  21
OP Guarantor................................................................  21
OP Guaranty.................................................................  21
OP LLC Agreement............................................................  21
OP Member...................................................................  22
OP Member Interest..........................................................  22
OP Transferee...............................................................  22
Operative Documents.........................................................  22
Operator....................................................................  22
Optional Modification.......................................................  22
Original LLC Agreement......................................................  22
Other Bill of Sale..........................................................  22
Other Company...............................................................  22
Other Deeds.................................................................  22
Other Facility..............................................................  22
Other Facility Lease........................................................  22
Other Facility Lessee.......................................................  22
Other Facility Site.........................................................  22
Other Ground Interest.......................................................  22
Other Lease Indenture.......................................................  22
Other Lease Indenture Trustee...............................................  22
Other Lease Transaction.....................................................  23
Other Lessor Manager........................................................  23
Other Operative Documents...................................................  23
Other Owner Lessor..........................................................  23
Other Owner Participant.....................................................  23
Other Participation Agreement...............................................  23
Other Project...............................................................  23
Other Retained Assets.......................................................  23
Other Retained Sites........................................................  23
Other Site Lease............................................................  23
Other Site Sublease.........................................................  23
Overall Transaction.........................................................  23
Overdue Rate................................................................  23
Owner Lessor................................................................  23
Owner Lessor's Account......................................................  23
Owner Lessor's Interest.....................................................  24
Owner Lessor's Lien.........................................................  24
Owner Participant...........................................................  24
Owner Participant's Account.................................................  24
Owner Participant's Commitment..............................................  24
Owner Participant's Lien....................................................  24
Owner Participant's Net Economic Return.....................................  24
Participation Agreement.....................................................  24
Pass Through Trust Agreement................................................  24
Pass Through Trust Agreement LT.............................................  25
Pass Through Trust Agreement ST.............................................  25
Pass Through Trust LT.......................................................  25
Pass Through Trust ST.......................................................  25
Pass Through Trustee LT.....................................................  25
Pass Through Trustee ST.....................................................  25
Pass Through Trustees.......................................................  25
Pass Through Trusts.........................................................  25
Periodic Lease Rent.........................................................  25
Permitted Encumbrances......................................................  25
Permitted Instruments.......................................................  25
Permitted Liens.............................................................  26
Permitted Securities........................................................  26
Person......................................................................  26
Plan........................................................................  26
Predetermined Ground Rent Expiration Date...................................  27
Pricing Assumptions.........................................................  27
Principal Property..........................................................  27
Principal Subsidiary........................................................  27
Proceeds....................................................................  27
Project.....................................................................  27
Proportional Rent...........................................................  27
Prudent Industry Practice...................................................  27
Purchase Price..............................................................  27
Qualifying Cash Bid.........................................................  27
Railroad Tracks.............................................................  27
Rating Agencies.............................................................  27
Reasonable Basis............................................................  27
Rebuilding Closing Date.....................................................  28
Redemption Date.............................................................  28
Registration Rights Agreement...............................................  28
Regulatory Event of Loss....................................................  28
Related Party...............................................................  28
Released Property...........................................................  28
Released Unit Ground Interest Portion.......................................  28
Removal Modification........................................................  28
Renewal Lease Rent..........................................................  28
Renewal Lease Term..........................................................  28
Renewal Site Lease Term.....................................................  28
Renewal Site Sublease Term..................................................  28
Rent........................................................................  29
Rent Payment Date...........................................................  29
Rent Payment Period.........................................................  29
Replacement Component.......................................................  29
Required Modification.......................................................  29
Requisition.................................................................  29
Responsible Officer.........................................................  29
Retained Assets.............................................................  29
Retained Oil Pipeline.......................................................  29
Retained Power and Control Lines............................................  29
Retained Power and Control Lines Site.......................................  29
Retained Sites..............................................................  29
Returned Unit...............................................................  30
Revenue Bonds...............................................................  30
Revenues....................................................................  30
Roseton Facility............................................................  30
S&P.........................................................................  30

                                     INDEX
                                     -----
                                  (Continued)

Scheduled Closing Date.....................................................  30
Scheduled Lease Expiration Date............................................  30
Scheduled Payment Date.....................................................  30
SEC........................................................................  30
Second Wintergreen Renewal Lease Term......................................  30
Section 467 Interest.......................................................  30
Section 467 Loan Balance...................................................  30
Secured Indebtedness.......................................................  30
Securities Act.............................................................  30
Security...................................................................  30
Severable Modification.....................................................  31
Shared Facilities..........................................................  31
Shared Facilities Agreement................................................  31
Significant Indenture Default..............................................  31
Significant Lease Default..................................................  31
Site Lease.................................................................  31
Site Lease Term............................................................  31
Site Sublease..............................................................  31
Site Sublease Term.........................................................  31
Special Lessee Transfer....................................................  31
Special Lessee Transfer Amount.............................................  31
Special Lessee Transfer Event..............................................  32
Subdivision................................................................  32
Supplemental Financing.....................................................  32
Supplemental Lease Rent....................................................  32
Survey.....................................................................  32
Tax........................................................................  32
Tax Advance................................................................  32
Tax Assumptions............................................................  32
Tax Benefit................................................................  32
Tax Claim..................................................................  32
Tax Event..................................................................  32
Tax Indemnitee.............................................................  32
Tax Indemnity Agreement....................................................  32
Tax Law Change.............................................................  33
Tax Loss...................................................................  33
Tax Representation.........................................................  33
Taxes......................................................................  32
Termination Date...........................................................  33
Termination Value..........................................................  33
Title Policies.............................................................  33
Tranche....................................................................  33
Transaction................................................................  33
Transaction Cost Deductions................................................  33
Transaction Costs..........................................................  33
Transaction Party(ies).....................................................  35
Treasury Regulations.......................................................  35
Trust Company..............................................................  35
Trust Indenture Act........................................................  35
U.S. Government Obligations................................................  36
UCC........................................................................  35
Uniform Commercial Code....................................................  35
Unit.......................................................................  35
Unit 1.....................................................................  35
Unit 2.....................................................................  35
Unit Principal Portion.....................................................  36
Unit Purchase Price........................................................  35
Units......................................................................  36
Units 1 and 2..............................................................  36
Verifier...................................................................  36
Wilmington.................................................................  36
Wintergreen Renewal Lease Term.............................................  36

                                                                       EXHIBIT A

                                                                              to

                                                         Site Sublease Agreement
                                                         -----------------------

                          DESCRIPTION OF FACILITY SITE
                          ----------------------------

ALL those parcels of land situate in the Town of Newburgh, County of Orange and State of New York, bounded and described as follows:

                               ROSETON PARCEL 1A

BEGINNING at the southwesterly corner of the herein described parcel, said point being at the intersection of the northerly line of lands now or formerly of Amerada Hess Corporation and the centerline of River Road, said point of beginning also being distant North 49 degrees 50 minutes 24 seconds West 26.00 feet from a Central Hudson Gas and Electric Corporation monument recovered (leaning), thence along the centerline of River Road the following five (5) courses and distances:

1.  North 23 degrees 58 minutes 06 seconds East 92.30 feet,
2.  North 26 degrees 12 minutes 36 seconds East 415.37 feet,
3.  North 06 degrees 40 minutes 24 seconds West 107.80 feet,
4. North 17 degrees 35 minutes 24 seconds West 531.00 feet, thence leaving said centerline of River Road,

5. South 88 degrees 13 minutes 54 seconds East 28.39 feet, to a point on the easterly line of River Road, thence along said easterly line of River Road the following eight (8) courses and distances:

6.  North 16 degrees 30 minutes 34 seconds West 27.81 feet,
7.  North 04 degrees 36 minutes 36 seconds East 179.41 feet,
8.  North 25 degrees 57 minutes 11 seconds East 168.53 feet,
9.  North 27 degrees 23 minutes 11 seconds East 60.03 feet,
10.  North 19 degrees 43 minutes 36 seconds East 71.98 feet,
11.  North 11 degrees 36 minutes 26 seconds East 259.68 feet,
12. 207.64 feet on a curve to right having a radius of 200.90 feet and a long chord of North 41 degrees 13 minutes 16 seconds East 198.55 feet,
13.  North 70 degrees 50 minutes 06 seconds East 319.12 feet,
14. 397.50 feet on a curve to the left having a radius of 245.00 feet and a long chord of North 24 degrees 21 minutes 19 seconds East 355.31 feet to a point on the easterly line of Danskammer Road, thence running along the former division line between Rice and Brooks to the north (Danskammer Site) and the Jova Brick Company, Inc. to the south (Roseton Site) the following ten (10) courses and distances:
15.  North 52 degrees 03 minutes 46 seconds East 253.71 feet,
16.  South 25 degrees 12 minutes 14 seconds East 140.00 feet,

                                   EXH. A-1

17.  South 73 degrees 52 minutes 14 seconds East 544.00 feet,
18.  South 83 degrees 37 minutes 44 seconds East 121.42 feet,
19.  South 73 degrees 20 minutes 34 seconds East 330.00 feet,
20.  South 77 degrees 21 minutes 44 seconds East 146.00 feet,
21.  South 73 degrees 15 minutes 44 seconds East 100.00 feet,
22.  South 77 degrees 12 minutes 14 seconds East 144.00 feet,
23.  South 67 degrees 42 minutes 14 seconds East 73.50 feet,
24. South 55 degrees 02 minutes 14 seconds East 217.14 feet to the westerly line of lands now or formerly of CSX Rail Corp., thence along said westerly line of lands of CSX Rail Corp. the following five (5) courses and distances:

25.  South 27 degrees 01 minutes 46 seconds West 565.84 feet,
26. 846.30 feet on a curve to the right, having a radius of 2815.50 feet and a long chord of South 35 degrees 38 minutes 26 seconds West 843.11 feet,
27. South 44 degrees 15 minutes 06 seconds West 488.41 feet to a point on the southerly line of lands formerly of the Jova Brick Works (now R.T.I.C.) said point also being on the northerly line of lands formerly of the Atlantic Refining Company (now R.T.I.C.), thence continuing along the aforementioned westerly line of lands now or formerly of CSX Rail Corp.,
28. South 44 degrees 15 minutes 06 seconds West 1310.89 feet to a point on the aforementioned northerly line of lands now or formerly of Amerada Hess Corporation, thence along said northerly line of lands now or formerly of Amerada Hess Corporation,
29. North 49 degrees 50 minutes 24 seconds West generally along the southerly face of timber cribbing, 888.84 feet to the point of BEGINNING.

Excepting therefrom, the Additional Facility Site described on Exhibit B.

                                   EXH. A-2

                                ROSETON PARCEL 4

ALL that parcel of land, now or formerly under the waters of Hudson River, situated in the Town of Newburgh, County of Orange, bounded and described as follows:

BEGINNING at a point in the division line between grants of land under water to J.C. Bancroft Davis by patent dated June 25, 1869 and Governeur M. Armstrong and others by patent dated November 13, 1869 at its intersection with the easterly right-of-way line of the Penn Central Railroad, said point 49.56 feet as measured along said division line from its intersection with the centerline of said railroad at station 326+601.0; thence into the waters of Hudson River and along said division line;

1. South 43 degrees 00 minutes 20 seconds East, 369.93 feet to the northeasterly corner of said grant to J.C. Bancroft Davis; thence along the easterly line of said grant

2. South 55 degrees 44 minutes 40 seconds West, 1,273.75 feet to its intersection with the division line between the lands of Central Hudson Gas and Electric Corporation, by deed dated June 24, 1966 and filed in the Orange County Clerk's Office in Liber 1747 of Deeds at Page 830 on the north and Hess Oil & Chemical Corporation on the south; thence along said division line,

3. North 49 degrees 50 minutes 20 seconds West 226.07 to the beforementioned easterly right-of-way line of the Penn Central Railroad; thence along said right-of-way line,
4. North 44 degrees 15 minutes 10 seconds East 1,299.41 feet to the point of BEGINNING.

                                   EXH. A-3

                               ROSETON PARCEL 6


ALL that parcel of land, now or formerly under the waters of Hudson River, situated in the Town of Newburgh, County of Orange, bounded and described as follows:

BEGINNING at a point in the division line between grants of land under water to J.C. Bancroft Davis by patent dated June 25, 1869 and Governeur M. Armstrong and others by patent dated November 13, 1869 at its intersection with the easterly right-of-way line of the Penn Central Railroad, said point being 33.04 feet as measured along said division line from its intersection with the centerline of said railroad at station 326+601; thence along said easterly right-of-way line the following five (5) courses and distances:

1.  North 44 degrees 15 minutes 10 seconds East 492.08 feet,

2. 753.03 feet on a curve to the left, having a radius of 2,898.00 feet and a long chord of North 36 degrees 48 minutes 30 seconds East 750.92 feet,

3.  South 60 degrees 38 minutes 10 seconds East 16.50 feet,

4. 118.73 feet on a curve to the left, having a radius of 2,914.50 feet and a long chord of North 28 degrees 11 minutes 50 seconds East 118.71 feet,

5. North 27 degrees 01 minutes 50 seconds East 554.30 feet to the division line between lands of Central Hudson Gas & Electric Corporation, Consolidated Edison Company of New York, Inc. and Niagara Mohawk Power Corporation, as tenants in common, by deed dated May 14, 1968 on the south and Central Hudson Gas and Electric Corporation on the north; thence along said division line,

6. South 64 degrees 57 minutes 10 seconds East 143.02 feet, thence continuing along said division line partially on land and partially into the waters of the Hudson River,

7. South 43 degrees 00 minutes 20 seconds East 451.71 feet to the exterior line of said grant of land under water to Governeur M. Armstrong and others; thence along said exterior line

8.  South 38 degrees 18 minutes 22 seconds West 1,239.88 feet and

9. South 52 degrees 29 minutes 44 seconds West 700.00 feet to the beforementioned division line between the grants of land under water to Governeur M. Armstrong and J.C. Bancroft Davis; thence along said division line,

10. North 43 degrees 00 minutes 20 seconds West 336.45 feet to the point of BEGINNING.

                                   EXH. A-4

                                                                       EXHIBIT B
                                                                              to
                                                         Site Sublease Agreement
                                                         -----------------------

                    DESCRIPTION OF ADDITIONAL FACILITY SITE
                    ---------------------------------------

All that parcel of land situate in the Town of Newburgh, County of Orange and State of New York bounded and described as follows:

Beginning at a point within the bounds of a 107.08 acre parcel conveyed by Niagara Mohawk Power Corporation, Consolidated Edison Company of New York, Inc. and Central Hudson Gas and Electric Corporation to Dynegy Roseton, L.L.C. by deed dated January 30, 2001 and recorded February 2, 2001 in the Orange County Clerk's Office in Liber 5454 of Deeds at Page 250, said point of beginning being distant North 34" - 34' - 59" East 580.46 feet from the southwesterly corner of the aforementioned 107.08 acre parcel, then through the aforementioned 107.08 acre parcel of land of Dynegy Roseton, L.L.C. the following nine (9) courses and distances:

1.   North 01" - 50' - 00" East 919.87 feet,
2.   North 73" - 26' - 00" East 551.59 feet,
3.   South 43" - 47' - 00" East 320.32 feet,
4. South 28" - 58' - 00" East 971.38 feet to a point being distant 85 feet northwesterly (measured at right angles) from the westerly line of lands now or formerly of CSX Rail Corp., thence running parallel to and distant 85 feet northwesterly (measured at right angles) from the aforementioned westerly line of CSX Rail Corp.,
5. South 44" - 15' - 06" West 744.00 feet, thence continuing through the aforementioned 107.08 acre parcel of lands of Dynegy Roseton, L.L.C.,
6.   North 22" - 10' - 00" West 295.00 feet,
7.   North 50" - 43' - 00" West 284.00 feet,
8.   North 78" - 19' - 00" West 296.00 feet, and
9.   North 77" - 29' - 37" West 112.71 feet to the point of beginning.

Containing 27.380 acres, more or less.

Bearings conform to NY State (East) 1927 Grid System.

                                   EXH. B-1

                                                                       EXHIBIT C
                                                                              to
                                                         Site Sublease Agreement
                                                         -----------------------

              DESCRIPTION OF RETAINED POWER AND CONTROL LINES SITE
              ----------------------------------------------------

That portion of the Retained Sites consisting of Parcels 2 and 1C upon and/or under which the Retained Power and Control Lines are located, specifically (1) over which the two overhead 345 kV power lines cross, (2) upon which the four 345 kV electric transmission structures used to support such power lines are located and (3) under which the underground cables, conduit and duct systems containing control signal and power services cables cross.

                                   EXH. C-1

                                                                       EXHIBIT D
                                                                              to
                                                            Site Lease Agreement
                                                            --------------------

                         DESCRIPTION OF RETAINED SITES
                         -----------------------------

ALL those parcels of land (including the Additional Facility Site) situate in the Town of Newburgh, County of Orange and State of New York, bounded and described as follows:

                               ROSETON PARCEL 1C
                               -----------------


BEGINNING at a point on the northerly line of River Road (a.k.a. Soap Hill Road) said point being the southeasterly corner of a 51.70 acre parcel to be retained by Central Hudson Gas and Electric Corporation and the southwesterly corner of a
5.04 acre parcel of lands formerly of the Marlboro School District (Roseton School Site) thence along the easterly line of said 51.70 acre parcel the following seven (7) courses and distances:

1.  North 25 degrees 43 minutes 20 seconds East 407.40 feet,

2.  South 72 degrees 24 minutes 40 seconds East 275.00 feet,

3.  North 80 degrees 15 minutes 10 seconds East 27.50 feet,

4.  North 11 degrees 42 minutes 10 seconds East 174.73 feet,

5.  North 07 degrees 45 minutes 10 seconds East 38.63 feet,

6.  North 08 degrees 37 minutes 20 seconds East 95.23 feet,

7. North 09 degrees 47 minutes 10 seconds East 103.91 feet to its intersection with the southerly line of Parcel 1B, thence along said southerly line of Parcel 1B,

8. South 72 degrees 16 minutes 00 seconds East 323.92 feet to its intersection with the westerly line of Danskammer Road (as conveyed to the Town of Newburgh), thence along said line of Danskammer Road, the following four (4) courses and distances:

9. 1.61 feet on a nontangential curve to the left having a radius of 190.00 feet and a long chord of South 04 degrees 56 minutes 14 seconds West 1.61 feet,

10.  South 04 degrees 41 minutes 40 seconds West 625.32 feet,

11. 65.95 feet on curve to the right having a radius of 80.00 feet and a long chord of South 28 degrees 18 minutes 40 seconds West 64.10 feet,

12. South 51 degrees 55 minutes 40 seconds West 191.85 feet to its intersection with said northerly line of River Road, the last mentioned point being distant the following (4) four courses and distances from the northerly end of a curve
course no. 14 of Parcel 1A,   (1)  North 52 degrees 03 minutes 46 seconds East
63.07 feet, (2)  North 38 degrees 43 minutes 10 seconds West 20.24 feet,   (3)
North 38 degrees 04 minutes 20 seconds West 27.42 feet and (4) North 57 degrees 25 minutes 10 seconds West 2.74 feet, thence along said line of River Road the following two (2) courses and distances:

13.  North 57 degrees 25 minutes 10 seconds West, 4.60 feet,

                                   EXH. D-1

14. South 82 degrees 10 minutes 00 seconds West 17.94 feet to a point at the southeasterly corner of the former Roseton School Parcel, thence along the southerly line of said parcel and along the northerly line of River Road a.k.a. Soap Hill Road, the following nine (9) courses and distances:

15.  North 61 degrees 26 minutes 30 seconds West 45.10 feet,

16.  North 68 degrees 23 minutes 20 seconds West 16.32 feet,

17.  North 69 degrees 02 minutes 40 seconds West 33.12 feet,

18.  North 68 degrees 51 minutes 10 seconds West 14.87 feet,

19.  North 61 degrees 22 minutes 20 seconds West 9.11 feet,

20.  North 62 degrees 18 minutes 20 seconds West 68.14 feet,

21.  North 67 degrees 16 minutes 40 seconds West 60.65 feet,

22.  North 70 degrees 39 minutes 40 seconds West 215.24 feet and

23. North 80 degrees 21 minutes 40 seconds West 168.19 feet to the point of BEGINNING.

                                   EXH. D-2

                                ROSETON PARCEL 2
                                ----------------

BEGINNING at a steel rod set at the northwesterly corner of the herein described parcel at the southerly line of River Road (Soap Hill Road) at its intersection with the easterly line of lands now or formerly of the Cedar Hill Cemetery Association, thence along the southerly line of River Road (Soap Hill Road), the following thirteen (13) courses and distances:

1.  South 73 degrees 34 minutes 34 seconds East 253.46 feet,
2.  South 71 degrees 03 minutes 24 seconds East 102.68 feet,
3.  South 69 degrees 26 minutes 44 seconds East 96.11 feet,
4.  South 75 degrees 41 minutes 54 seconds East 104.84 feet,
5.  South 81 degrees 22 minutes 54 seconds East 95.73 feet,
6.  South 76 degrees 59 minutes 24 seconds East 102.76 feet,
7.  South 68 degrees 54 minutes 24 seconds East 94.85 feet,
8.  South 62 degrees 23 minutes 24 seconds East 57.28 feet,
9. 63.70 feet on a curve to the right having a radius of 127.59 feet and a chord of South 48 degrees 05 minutes 14 seconds East 63.05 feet,
10.  South 33 degrees 46 minutes 59 seconds East 50.45 feet,
11. 356.05 feet on a curve to the right having a radius of 195.00 feet and a long chord of South 18 degrees 31 minutes 34 seconds West 308.61 feet,
12.  South 70 degrees 50 minutes 06 seconds West 319.12 feet,
13. 56.07 feet on a curve to the right having a radius of 250.90 feet and a long chord of South 64 degrees 25 minutes 58 seconds West 55.95 feet to a point on the northerly line of lands now or formerly of the Church of Our Lady of Mercy, thence along the northerly, westerly and southerly line of lands now or formerly of the Church of Our Lady of Mercy the following three (3) courses and distances:
14.  North 64 degrees 37 minutes 34 seconds West 275.68 feet,
15.  South 28 degrees 27 minutes 36 seconds West 293.03 feet,
16. South 80 degrees 38 minutes 34 seconds East 274.98 feet to a point on the westerly line of River Road, thence along said westerly line of River Road the following eight (8) courses and distances:
17.  South 11 degrees 36 minutes 26 seconds West 233.84 feet,
18.  South 19 degrees 43 minutes 36 seconds West 65.08 feet,
19.  South 27 degrees 23 minutes 11 seconds West 46.76 feet,
20.  South 27 degrees 23 minutes 11 seconds West 10.99 feet,
21.  South 25 degrees 57 minutes 11 seconds West 67.27 feet,
22.  South 25 degrees 57 minutes 11 seconds West 110.81 feet,
23.  South 04 degrees 36 minutes 36 seconds West 198.20 feet,
24. South 16 degrees 30 minutes 34 seconds East 119.97 feet, thence leaving said westerly line of River Road,
25. South 88 degrees 13 minutes 54 seconds East 26.25 feet to a point in the centerline of River Road, thence along the centerline of River Road the following three (3) courses and distances:
26.  South 17 degrees 35 minutes 24 seconds East 431.00 feet,
27.  South 06 degrees 40 minutes 24 seconds East 107.30 feet,

                                   EXH. D-3

28. North 75 degrees 07 minutes 24 seconds West 52.75 feet to a point being the easterly end of a stonewall, thence along said stonewall and along the northerly line of lands now or formerly of Hess Oil and Chemical Corp. in part,
29. North 75 degrees 07 minutes 24 seconds West 866.40 feet to a stonewall intersection and the northeasterly corner of lands now or formerly of Hudson Oaks Partnership, thence continuing along the northerly line of lands now or formerly of Hudson Oaks Partnership the following three courses and distances, the first two of which runs generally along a stonewall;
30.  North 74 degrees 21 minutes 54 seconds West 315.90 feet,
31.  North 75 degrees 47 minutes 04 seconds West 158.80 feet,
32. North 76 degrees 51 minutes 04 seconds West 59.86 feet to lands now or formerly of the aforementioned Cedar Hill Cemetery Association, thence along the easterly line of lands now or formerly of the Cedar Hill Cemetery Association;
33. North 28 degrees 02 minutes 01 seconds East 1812.93 feet to a point on the northwesterly line of a 25 foot wide strip of lands now or formerly of R.T.I.C., thence along said northwesterly line of lands now or formerly of R.T.I.C.,
34. North 10 degrees 38 minutes 29 seconds West 386.67 feet to a point on the southerly line of the aforementioned River Road (Soap Hill Road), thence along said southerly line of River Road (Soap Hill Road),
35. South 73 degrees 48 minutes 04 seconds East 28.02 feet to a point on the northeasterly line of the aforementioned 25 foot wide strip said point also being at the northwesterly corner of a triangular-shaped parcel of lands now or formerly of the Cedar Hill Cemetery Association, thence along the northeasterly line of the aforementioned 25 foot wide strip of lands now or formerly of R.T.I.C. and along the northwesterly line of the triangular-shaped parcel now or formerly of the Cedar Hill Cemetery Association,
36. South 10 degrees 38 minutes 29 seconds East 342.79 feet and thence along the easterly line of the aforementioned triangular-shaped parcel now or formerly of the Cedar Hill Cemetery Association,
37. North 28 degrees 02 minutes 01 seconds East 312.50 feet to the point of BEGINNING.

                                   EXH. D-4

                               ROSETON PARCEL 2A
                               -----------------


BEGINNING at a point on the westerly side of River Road at its intersection with the division line between lands reputedly now or formerly of Hess Oil and Chemical Corp. (L. 1823 P. 786) on the north and lands now or formerly of Central Hudson Gas & Electric Corporation, Consolidated Edison Company of New York, Inc. and Niagara Mohawk Power Corporation (hereinafter called "R.T.I.C.") on the south, said point being distant South 35 degrees 28 minutes 55 seconds West 128.56 feet from the south east corner of Parcel 2 (46.996 acres), thence along said westerly side of River Road;

1. South 26 degrees 12 minutes 36 seconds West 91.00 feet to its intersection with the division line between lands now or formerly of E. & M. Venuti (L. 2496
P. 53) on the south and lands now or formerly of R.T.I.C. on the north, the last mentioned point being distant North 28 degrees 34 minutes East 22.0 feet from a utility pole, thence along the last mentioned division line,

2. North 65 degrees 23 minutes 00 seconds West passing 13.3 feet north of the northeast corner of the Venuti dwelling and passing 13.6 feet north of the northwest corner of said dwelling, for a distance of 150.00 feet to its intersection with the division line between lands now or formerly of said Hess Oil and Chemical Corp. on the west and lands now or formerly of said E. & M. Venuti (Liber 2496 Page 53) on the east, the last mentioned point being distant North 26 degrees 12 minutes 36 seconds East 83.50 feet from an old corner post of a wire fence, thence northerly and easterly along the last mentioned division line the following two (2) courses and distances:

3.  North 26 degrees 12 minutes 36 seconds East 91.00 feet and

4. South 65 degrees 23 minutes 00 seconds East 150.00 feet to the point of BEGINNING of this parcel.

                                   EXH. D-5

                                ROSETON PARCEL 5
                                ----------------


ALL that parcel of land, now or formerly under the waters of Hudson River, situated in the Town of Newburgh, County of Orange, bounded and described as follows:

BEGINNING at a point in the exterior line of a grant of land under water to Governeur M. Armstrong and Others by patent dated November 13, 1869 said point being, South 59 degrees 04 minutes 41 seconds East 395.49 feet from station 326+601.0+ of the centerline of the Penn Central Railroad; thence along said exterior grant line,

1. North 52 degrees 29 minutes 40 seconds East 394.39 feet; thence departing from said grant line
2.  South 46 degrees 03 minutes 40 seconds East 160.86 feet;
3.  South 43 degrees 52 minutes 10 seconds West 390.00 feet and
4. North 46 degrees 03 minutes 40 seconds West 220.00 feet to the point of BEGINNING.


                                   EXH. D-6

                                                                       EXHIBIT E
                                                                              to
                                                                   Participation
                                                                       Agreement
                                                                       ---------

                                    Form of
                                Lease Indenture
                                ---------------

                                                                    Exhibit 4.9a

THIS INDENTURE IS BEING RE-RECORDED TO CORRECT
THE PRIOR RECORDED VERSION THEREOF

                                                                  Execution Copy

================================================================================


              Indenture of Trust, Mortgage, Assignment of Leases

                                   and Rents

                            and Security Agreement

                            Dated as of May 8, 2001

                                    between

                                Roseton OL LLC

                                      and

                           The Chase Manhattan Bank,
                          as Lease Indenture Trustee

                     ______________________________________

                             Roseton Units 1 and 2

================================================================================

                      After recording, please return to:

                      Orrick, Herrington & Sutcliffe LLP
                               666 Fifth Avenue
                           New York, New York 10103
                       ATTN:  Christopher J. Moore, Esq.

                               Premises Address:
                                992 River Road
                              Newburgh, New York

           This Indenture affects premises located in Orange County

                               TABLE OF CONTENTS

                                                                                                                         Page
SECTION 1.   DEFINITIONS...............................................................................................   5

SECTION 2.   THE NOTES.................................................................................................   6

     Section 2.1.   Limitation on Notes................................................................................   6
     Section 2.2.   Lessor Notes.......................................................................................   6
     Section 2.3.   Execution and Authentication of Notes..............................................................   6
     Section 2.4.   Issuance and Terms of the Lessor Notes.............................................................   6
     Section 2.5.   Payments from Indenture Estate Only; No Personal Liability of the Owner Lessor, the Owner
                    Participant or the Lease Indenture Trustee.........................................................   7
     Section 2.6.   Method of Payment..................................................................................   8
     Section 2.7.   Application of Payments............................................................................   9
     Section 2.8.   Registration, Transfer and Exchange of Notes.......................................................   9
     Section 2.9.   Mutilated, Destroyed, Lost or Stolen Notes.........................................................  10
     Section 2.10.  Redemptions; Assumption............................................................................  10
     Section 2.11.  Payment of Expenses on Transfer and Issuance of New Notes..........................................  14
     Section 2.12.  Additional Lessor Notes............................................................................  14
     Section 2.13.  Restrictions of Transfer Resulting from Federal Securities Laws; Legend............................  16
     Section 2.14.  Security for and Parity of Notes...................................................................  17
     Section 2.15.  Acceptance of the Lease Indenture Trustee..........................................................  17

SECTION 3.   RECEIPT, DISTRIBUTION AND APPLICATION OF INCOME FROM INDENTURE ESTATE.....................................  17

     Section 3.1.   Distribution of Periodic Lease Rent................................................................  17
     Section 3.2.   Payments Following Event of Loss or Other Early Termination........................................  19
     Section 3.3.   Payments After Lease Indenture Event of Default....................................................  19
     Section 3.4.   Investment of Certain Payments Held by the Lease Indenture Trustee.................................  20
     Section 3.5.   Application of Certain Other Payments..............................................................  21
     Section 3.6.   Other Payments.....................................................................................  21
     Section 3.7.   Excepted Payments..................................................................................  21
     Section 3.8.   Distributions to the Owner Lessor..................................................................  21
     Section 3.9.   Payments Under Assigned Documents..................................................................  22

                               TABLE OF CONTENTS
                                  (continued)

                                                                                                                         Page
     Section 3.10.  Disbursement of Amounts Received by the Lease Indenture Trustee....................................  22

SECTION 4.   COVENANTS OF OWNER LESSOR; DEFAULTS; REMEDIES OF LEASE INDENTURE TRUSTEE..................................  22

     Section 4.1.   Covenants of Owner Lessor..........................................................................  22
     Section 4.2.   Occurrence of Lease Indenture Event of Default.....................................................  23
     Section 4.3.   Remedies of the Lease Indenture Trustee............................................................  24
     Section 4.4.   Right to Cure Certain Lease Events of Default......................................................  28
     Section 4.5.   Rescission of Acceleration.........................................................................  30
     Section 4.6.   Return of Indenture Estate, Etc....................................................................  30
     Section 4.7.   Right of Lease Indenture Trustee to Credit Sale....................................................  31
     Section 4.8.   Appointment of Receiver............................................................................  31
     Section 4.9.   Waiver of Various Rights by the Owner Lessor.......................................................  32
     Section 4.10.  Discontinuance of Proceedings......................................................................  32
     Section 4.11.  No Action Contrary to a Facility Lessee's Rights Under the Facility Lease..........................  32
     Section 4.12.  Right of the Lease Indenture Trustee to Perform Covenants, Etc.....................................  32
     Section 4.13.  Further Assurances.................................................................................  33
     Section 4.14.  Waiver of Past Defaults............................................................................  33

SECTION 5.   DUTIES OF LEASE INDENTURE TRUSTEE; CERTAIN RIGHTS AND DUTIES OF OWNER LESSOR..............................  33

     Section 5.1.   Notice of Action Upon Lease Indenture Event of Default.............................................  33
     Section 5.2.   Actions Upon Instructions Generally................................................................  33
     Section 5.3.   Action Upon Payment of Notes or Termination of Facility Lease......................................  34
     Section 5.4.   Compensation of the Lease Indenture Trustee; Indemnification.......................................  34
     Section 5.5.   No Duties Except as Specified; No Action Except Under Facility Lease, Indenture or Instructions....  35
     Section 5.6.   Certain Rights of the Owner Lessor.................................................................  35
     Section 5.7.   Restrictions on Dealing with Indenture Estate......................................................  37
     Section 5.8.   Filing of Financing Statements and Continuation Statements.........................................  37

SECTION 6.   LEASE INDENTURE TRUSTEE AND OWNER LESSOR..................................................................  38

     Section 6.1.   Acceptance of Trusts and Duties....................................................................  38
     Section 6.2.   Absence of Certain Duties..........................................................................  39

                               TABLE OF CONTENTS
                                  (continued)

                                                                                                                         Page
     Section 6.3.   Representations and Warranties.....................................................................  39
     Section 6.4.   No Segregation of Moneys; No Interest..............................................................  40
     Section 6.5.   Reliance; Agents; Advice of Experts................................................................  40

SECTION 7.   SUCCESSOR LEASE INDENTURE TRUSTEES AND SEPARATE TRUSTEES..................................................  41

     Section 7.1.   Resignation or Removal of the Lease Indenture Trustee; Appointment of Successor....................  41
     Section 7.2.   Appointment of Additional and Separate Trustees....................................................  42

SECTION 8.   SUPPLEMENTS AND AMENDMENTS TO THIS INDENTURE AND OTHER DOCUMENTS..........................................  44

     Section 8.1.   Supplemental Indenture and Other Amendments With Consent; Conditions and Limitations...............  44
     Section 8.2.   Supplemental Indentures and other Amendments Without Consent.......................................  45
     Section 8.3.   Conditions to Action by the Lease Indenture Trustee................................................  46

SECTION 9.   MISCELLANEOUS.............................................................................................  46

     Section 9.1.   Surrender, Defeasance and Release..................................................................  46
     Section 9.2.   Conveyances Pursuant to Sections 4.2 or 4.3 of Site Lease..........................................  48
     Section 9.3.   Assignment of Leases and Rents.....................................................................  48
     Section 9.4.   Trust Funds........................................................................................  48
     Section 9.5.   Additional Rights..................................................................................  48
     Section 9.6.   Appointment of the Lease Indenture Trustee as Attorney; Further Assurances.........................  49
     Section 9.7.   Indenture for Benefit of Certain Persons Only......................................................  49
     Section 9.8.   Notices; Furnishing Documents, etc.................................................................  49
     Section 9.9.   Severability.......................................................................................  51
     Section 9.10.  Limitation of Liability............................................................................  51
     Section 9.11.  Multiple Security..................................................................................  51
     Section 9.12.  Nonresidential.....................................................................................  52
     Section 9.13.  Site Lease Provisions..............................................................................  52
     Section 9.14.  Maximum Principal Amount Secured...................................................................  53
     Section 9.15.  Written Changes Only...............................................................................  53
     Section 9.16.  Counterparts.......................................................................................  53
     Section 9.17.  Successors and Permitted Assigns...................................................................  53

                               TABLE OF CONTENTS
                                  (continued)

                                                                                                                         Page
     Section 9.18.  Headings and Table of Contents.....................................................................  54
     Section 9.19.  Governing Law......................................................................................  54
     Section 9.20.  Reorganization Proceedings with Respect to the Lessor Estate.......................................  54
     Section 9.21.  Withholding Taxes: Information Reporting...........................................................  54
     Section 9.22.  Fixture Financing Statement........................................................................  55


Appendix A      Definitions

Exhibit A       Description of Facility
Exhibit A-1     Facility Assets Owned by Owner Lessor
Exhibit B       Description of Retained Assets
Exhibit C       Description of Facility Site
Exhibit C-1     Description of Additional Facility Site
Exhibit D-1     Form of Lessor Note ST
Exhibit D-2     Form of Lessor Note LT
Exhibit E       Form of Certificate of Authentication

                         Indenture of Trust, Mortgage,
                        Assignment of Leases and Rents
                            and Security Agreement

     This INDENTURE OF TRUST, MORTGAGE, ASSIGNMENT OF LEASES AND RENTS AND SECURITY AGREEMENT (this "Indenture"), dated as of May 8, 2001, between ROSETON
                          ---------
OL LLC, a Delaware limited liability company as mortgagor (the "Owner Lessor")
                                                                ------------
and THE CHASE MANHATTAN BANK, a New York banking corporation, as mortgagee on behalf of the Noteholders (the "Lease Indenture Trustee").
                                -----------------------

                                  WITNESSETH:

     WHEREAS, pursuant to the Participation Agreement, Bill of Sale and Deed, the Owner Lessor has purchased the Facility from Dynegy Roseton, L.L.C. (the "Facility Lessee");
 ---------------

     WHEREAS, the Owner Lessor has entered into a Facility Lease dated as of the date hereof with the Facility Lessee pursuant to which the Facility Lessee has leased from the Owner Lessor the Facility for a term of years;

     WHEREAS, the Facility is more particularly described on Exhibit A attached hereto and made a part hereof. The Facility does not include the Retained Assets that are more particularly described on Exhibit B attached hereto;

     WHEREAS, the Facility Lessee has leased the Facility Site to the Owner Lessor pursuant to the Site Lease, and the Owner Lessor simultaneously has leased the Facility Site back to the Facility Lessee pursuant to the Site Sublease;

     WHEREAS, the Facility Site is more particularly described in Exhibit C attached hereto;

     WHEREAS, in accordance with this Indenture, the Owner Lessor will execute and deliver the Lessor Notes, the proceeds of which will be used by the Owner Lessor to finance a portion of the Purchase Price of the Facility purchased from the Facility Lessee, and Owner Lessor will grant to the Lease Indenture Trustee the security interests herein provided;

     WHEREAS, this Indenture is regarded as a mortgage under the laws of the State of New York, as a security agreement under the Uniform Commercial Code of the State of New York, and as a fixture filing under the laws of the State of New York;

     WHEREAS, the Owner Lessor and the Lease Indenture Trustee desire to enter into this Indenture, to, among other things, provide for (a) the issuance by the Owner Lessor of the Lessor Notes to be issued on the Closing Date, and (b) grant to the Lease Indenture Trustee on the Closing Date of a first priority security interest and Mortgage Lien in the Facility and the Owner Lessor's right, title and interest in and under the Operative Documents executed in connection therewith and all payments and other amounts received hereunder or thereunder;

     WHEREAS, all things have been done to make the Notes, when executed by the Owner Lessor, authenticated and delivered hereunder and issued, the valid obligations of the Owner Lessor; and

     WHEREAS, all things necessary to make this Indenture the valid, binding and legal obligation of the Owner Lessor, for the uses and purposes herein set forth, in accordance with its terms, have been done and performed and have happened.

     NOW THEREFORE, in consideration of the premises, the mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to secure (i) the prompt payment when and as due of the principal of and premium, if any, and interest on the Notes and of all other amounts owing with respect to all Notes from time to time outstanding hereunder, and the prompt payment when and as due of any and all other amounts from time to time owing in respect of the Secured Indebtedness and (ii) the performance and observance by the Owner Lessor for the benefit of the Noteholders and the Lease Indenture Trustee of all other obligations, agreements, and covenants of the Owner Lessor set forth hereinafter and in the Notes, the Operative Documents and the other documents, certificates and agreements delivered in connection therewith:

                               GRANTING CLAUSE:

     The Owner Lessor hereby irrevocably grants, conveys, assigns, mortgages, transfers, pledges, bargains, sells and confirms unto the Lease Indenture Trustee and its successors and permitted assigns, for the benefit of the Noteholders, a first priority security interest in and mortgage lien on all estate, right, title and interest of the Owner Lessor in, to and under the following described property, rights, interests and privileges, whether now held or hereafter acquired (which collectively, including all property hereafter specifically subjected to the security interest created by this Indenture and/or by any supplement hereto, are included within, and are hereafter referred to as, the "Indenture Estate"):
     ----------------

          (1) the Facility conveyed to the Owner Lessor pursuant to the Bill of Sale and the Deed, and the leasehold estate in the Ground Interest granted to the Owner Lessor by the Site Lease, together with all titles, estates, interests, rights, powers and privileges of the Owner Lessor in respect thereof;

          (2) all the estate, right, title and interest of the Owner Lessor in, to and under the Participation Agreement, the Bill of Sale, the Deed, the Facility Lease, the Site Lease, the Site Sublease, the Assignment and Reassignment of Facility Agreements, the Exempt Facilities Agreement, the Assignment and Reassignment of Collective Bargaining Agreement, the Cross Rights Agreement, the Shared Facilities Agreement, the Lessee Guaranty and each of the other Operative Documents to which the Facility Lessee is a party (collectively, the "Assigned Documents"), including (a) all amounts of Periodic Lease Rent and
     ------------------
Supplemental Lease Rent and payments of any kind payable under the Facility Lease, including Termination Value, all amounts payable under the Lessee Guaranty, insurance proceeds and condemnation, requisition and other awards and payments of any kind for or with respect to any part of the Indenture Estate as contemplated in the Assigned Documents and (b) all rights of the Owner Lessor to exercise any election or option or to make any decision or determination or to give or receive any notice, consent, waiver or approval or to take any other action under or in respect of any Assigned Document, as well as all the rights, powers and remedies on the part of the Owner Lessor, whether arising under any Assigned Document or by statute or at law or equity or otherwise;

          (3) all rents (including Periodic Lease Rent and Supplemental Lease Rent payable under the Facility Lease), issues, profits, royalties, products, revenues, and other income of all property from time to time subjected or required to be subjected to the Lien of this Indenture, including all payments or proceeds payable to the Owner Lessor after termination of the Facility Lease with respect to the Facility or any portion thereof as the result of the sale, lease or other disposition of the Facility or any portion thereof and the Ground Interest or any portion thereof, and all the estate, right, title, and interest, of every nature whatsoever of the Owner Lessor in and to the same and every part thereof (the "Revenues");
              --------

          (4) all moneys, securities and other investment property now or hereafter deposited or paid or required to be deposited or paid with the Lease Indenture Trustee pursuant to any term of this Indenture or any other Assigned Document and held or required to be held by or for the benefit of the Lease Indenture Trustee hereunder;

          (5) all the estate, right, title and interest of the Owner Lessor in and to any right to restitution from the Facility Lessee or the Lessee Guarantor in respect of any determination of invalidity of any Assigned Document;

          (6) all rights of the Owner Lessor to amounts paid or payable by the Facility Lessee to the Owner Lessor under the Participation Agreement and the Lessee Guarantor under the Lessee Guaranty, and all rights of the Owner Lessor to enforce payment of any such amounts;

          (7) all other property, rights and privileges of every kind and description, real, personal and mixed, tangible and intangible and all interests therein, now held or hereafter acquired by the Owner Lessor pursuant to any term of any Assigned Document, whether located on the Facility Site or elsewhere and whether or not subjected to the Lien of this Indenture by a supplement hereto; and

          (8)  all proceeds, both cash and non-cash, of the foregoing;

     BUT EXCLUDING from such property, rights, interests and privileges, referred to in clauses (1) through (8) above, all Excepted Payments and SUBJECT TO the rights of the Owner Lessor and the Owner Participant hereunder, including under Sections 4.4 and 5.6;

     TO HAVE AND TO HOLD the Indenture Estate and all parts, rights, privileges, members and appurtenances unto the Lease Indenture Trustee and the successors and permitted assigns of the Lease Indenture Trustee, for the benefit and security of the Noteholders forever.

     Concurrently with the delivery of this Indenture, the Owner Lessor is delivering to the Lease Indenture Trustee the chattel paper originally-executed counterpart of the Facility Lease. All property, rights, interests and privileges referred to in this Granting Clause, whenever acquired by the Owner Lessor, shall secure all obligations under and with respect to the Notes at any time outstanding. Any and all properties, rights, interests and privileges referred to in this

Granting Clause which are hereafter acquired by the Owner Lessor, shall, without further conveyance, assignment or act by the Owner Lessor or the Lease Indenture Trustee thereby become and be subject to the security interest hereby granted as fully and completely as though specifically described herein.

     This Indenture is intended to constitute a security agreement as required under the Uniform Commercial Code of the State of New York.

     PROVIDED, HOWEVER, that if the principal, interest and any other amounts to become due in respect of all the Notes, all other amounts due the holders of the Notes at the time and in the manner required hereby and by the Notes and the other Operative Documents and all other Secured Indebtedness (but not including Excluded Property) shall have been paid and all the covenants, agreements, terms and provisions hereunder or thereunder to be performed or complied with by the Owner Lessor and the Facility Lessee shall have been performed or complied with, then this Indenture shall be surrendered and cancelled and upon such surrender and cancellation the rights hereby and thereby granted and assigned shall terminate and cease and, in connection therewith, the Lease Indenture Trustee shall execute and deliver such releases and discharges as may be reasonably requested to evidence such cancellation and termination.

     The Lease Indenture Trustee, for itself and its successors and permitted assigns, hereby agrees that it shall hold the Indenture Estate, in trust for the benefit and security of (i) the Noteholders, without any priority of any one Note over any other Note except as herein otherwise expressly provided and (ii) the Lease Indenture Trustee, and for the uses and purposes and subject to the terms and provisions set forth in this Indenture. It is expressly agreed that anything herein contained to the contrary notwithstanding, the Owner Lessor shall remain liable under the Assigned Documents to perform all of the obligations assumed by it thereunder, all in accordance with and pursuant to the terms and provisions thereof, and the Lease Indenture Trustee and the Noteholders shall have no obligation or liability under any Assigned Document by reason of or arising out of the assignment hereunder, nor shall the Lease Indenture Trustee or the Noteholders be required or obligated in any manner, except as herein expressly provided, to perform or fulfill any obligation of the Owner Lessor under or pursuant to any such Assigned Document or, except as herein expressly provided, to make any payment, or to make any inquiry as to the nature or sufficiency of any payment received by it, or to present or file any claim, or to take any action to collect or enforce the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

     The Owner Lessor hereby ratifies and confirms its obligations under the Assigned Documents and does hereby agree that (except as permitted herein) it will not take, or omit to take, any action, the taking or omission of which might result in an alteration or impairment of any of the Assigned Documents or of any of the rights created by any thereof or the assignment hereunder.

     Accordingly, the Owner Lessor, for itself and its successors and permitted assigns, agrees that all Notes are to be issued and delivered and that all property subject or to become subject hereto is to be held subject to the further covenants, conditions, uses and trusts hereinafter set forth, and the Owner Lessor, for itself and its successors and permitted assigns, hereby covenants and agrees with the Lease Indenture Trustee, for the benefit and security of the Noteholders, to protect the security of this Indenture, and the Lease Indenture Trustee agrees to accept the trusts and duties hereinafter set forth, as follows:

SECTION 1.    DEFINITIONS

     (a) Unless the context hereof shall otherwise require, capitalized terms used, including those in the recitals, and not otherwise defined herein shall have the respective meanings set forth in Appendix A attached hereto. The general provisions of Appendix A apply to this Indenture, including the terms specifically defined herein.

     (b)  In addition, the following term shall have the following meaning:

     "Secured Indebtedness" means principal of and premium, if any, and interest
      --------------------
on and other amounts due under all Notes and all other sums payable to the Noteholders from time to time hereunder and under the Participation Agreement and the other Operative Documents by the Facility Lessee and the Owner Lessor, including:

          (i) The indebtedness evidenced by the Lessor Notes, together with interest thereon at the rate provided in such Lessor Notes and premium thereon and together with any and all renewals, modifications, consolidations and extensions of the indebtedness evidenced by such Lessor Notes, and principal of such Lessor Notes being due and payable as provided in such Lessor Notes;

          (ii) Any and all other indebtedness now owing or which may hereafter be owing by the Owner Lessor to the Lease Indenture Trustee, whether evidenced by Additional Lessor Notes issued pursuant to Section 2.12 or otherwise, however and whenever incurred or evidenced, whether direct or indirect, absolute or contingent, due or to become due, together with interest thereon at the rate provided in each Additional Lessor Note and premium thereon (if any) and together with any and all renewals, modifications, consolidations and extensions of the indebtedness evidenced by such Additional Lessor Notes, and principal of such Additional Lessor Notes being due and payable as provided in each such Additional Lessor Note;

          (iii) Any and all additional advances made by the Lease Indenture Trustee to protect or preserve the Indenture Estate or the security interest and other interests created hereby on the Indenture Estate or for taxes, assessments or insurance premiums as hereinafter provided or for performance of any of the Owner Lessor's obligations hereunder or for any other purpose provided herein, including advances made pursuant to Section
     4.13 (whether or not the Owner Lessor remains the owner of the Indenture Estate at the time of such advances); and

          (iv) Any and all expenses incident to the collection of the Secured Indebtedness and the foreclosure hereof by action in any court or by exercise of the power of sale herein contained.

SECTION 2.    THE NOTES

     Section 2.1. Limitation on Notes. No Notes may be issued under the provisions of, or become secured by, this Indenture except in accordance with the provisions of this Section 2. The aggregate principal amount of the Notes which may be authenticated and delivered and outstanding at any one time under this Indenture shall be limited to the aggregate principal amount of the Lessor Notes issued on the Closing Date to the applicable Pass Through Trustee, plus the aggregate principal amount of Additional Lessor Notes issued pursuant to
Section 2.12.

     Section 2.2. Lessor Notes. There are hereby created and established hereunder each of (i) a note in the aggregate principal amount of $64,325,000 with a final maturity date of November 8, 2008, substantially in the form set forth in Exhibit D-1 to this Indenture (the "Lessor Note ST") and (ii) a note in
                                             --------------
the aggregate principal amount of $475,075,000 with a final maturity date of November 8, 2016, substantially in the form set forth in Exhibit D-2 to this Indenture (the "Lessor Note LT," and, together with the Lessor Note ST, the
                --------------
"Lessor Notes" or, individually, a "Lessor Note").
-------------                       -----------

     Section 2.3. Execution and Authentication of Notes. Each Note issued hereunder shall be executed and delivered on behalf of the Owner Lessor by one of its authorized signatories, be in fully registered form, be dated the date of original issuance of such Note and be in denominations of not less than $1,000. Any Note may be signed by a Person who, at the actual date of the execution of such Note, is an authorized signatory of the Owner Lessor although at the nominal date of such Note such Person may not have been an authorized signatory of the Owner Lessor. No Note shall be secured by or be entitled to any benefit under this Indenture or be valid or obligatory for any purpose unless there appears thereon a certificate of authentication in the form contained in Exhibit E (or in the appropriate form provided for in any supplement hereto executed pursuant to Section 2.12), executed by the Lease Indenture Trustee by the manual signature of one of its authorized officers, and such certificate upon any Note shall be conclusive evidence that such Note has been duly authenticated and delivered hereunder. The Lease Indenture Trustee shall authenticate and deliver the Lessor Notes for original issue on the Closing Date in the respective aggregate principal amounts specified in Section 2.2, upon a written order of the Owner Lessor signed by the Lessor Manager. The Lease Indenture Trustee shall authenticate and deliver Additional Lessor Notes, upon a written order of the Owner Lessor executed by the Lessor Manager and satisfaction of the conditions specified in Section 2.12. Such order shall specify the principal amount of the Additional Lessor Notes to be authenticated and the date on which the original issue of Additional Lessor Notes is to be authenticated.

     Section 2.4.   Issuance and Terms of the Lessor Notes.

     (a)  Issuance of the Lessor Note at the Closing.  On the Closing Date, the
          ------------------------------------------
Lessor Notes shall be issued to the applicable Pass Through Trust in the amounts (and with the amortization schedules) set forth on Schedule 3 to the Participation Agreement (as the same may be adjusted in accordance with Section
12.2 thereof), and shall be dated the Closing Date.

     (b)  Principal and Interest. The principal amount of the Lessor Note ST
          ----------------------
shall be due and payable in a series of installments having a final payment date of November 8, 2008 and the principal amount of the Lessor Note LT shall be due and payable in a series of installments having a final payment date of November 8, 2016. The principal of each Lessor Note shall be due and payable in installments on the dates and in the amounts set forth in the Schedules attached to such Lessor Notes on the date of issuance and authentication thereof; provided that upon any redemption of the Lessor
                            --------
Notes in part pursuant to Section 2.10 as a result of a termination of the Lease in respect of a single Unit and not the entire Facility, each remaining principal installment set forth in such Schedules shall be deemed reduced by an amount equal to the product of the amount of such remaining principal installment which would otherwise be payable and the Unit Percentage for such Unit. The provisions of the last sentence to the contrary notwithstanding, the last payment made under such Lessor Notes shall be equal to the then unpaid balance of the principal of such Lessor Notes plus all accrued and unpaid interest on, and any other amounts due under, such Lessor Notes. The Lessor Notes shall bear interest on the principal from time to time outstanding from and including the date of issuance thereof (computed on the basis of a 360-day year of twelve 30-day months) until paid in full at the rate set forth in such Lessor Notes. Each Lessor Note shall accrue additional interest under the circumstances and at the rate per annum set forth in the sixth paragraph of such Lessor Note. Interest on such Lessor Notes shall be due and payable in arrears semi-annually commencing on November 8, 2001, and on each May 8 and November 8 thereafter until paid in full. If any day on which principal, premium, if any, or interest on the Lessor Notes is payable is not a Business Day, payment thereof shall be made on the next succeeding Business Day with the same effect as if made on the date on which such payment was due.

     (c)  Overdue Payments. Interest (computed on the basis of a 360-day year of
          ----------------
twelve 30-day months) on any overdue principal, premium (if any) and, to the extent permitted by Applicable Law, interest and any other amounts payable shall be paid on demand at the Overdue Rate.

     (d)  Indemnity Amounts. The Owner Lessor agrees to pay to the Lease
          -----------------
Indenture Trustee for distribution in accordance with Section 3.5 any and all indemnity amounts received by the Owner Lessor which are payable by the Facility Lessee to (i) the Lease Indenture Trustee, (ii) the Pass Through Trusts, or
(iii) the Pass Through Trustees.

     Section 2.5. Payments from Indenture Estate Only; No Personal Liability of the Owner Lessor, the Owner Participant or the Lease Indenture Trustee. Except as otherwise specifically provided in this Indenture or the Participation Agreement, all payments in respect of the Notes or under this Indenture shall be made only from the Indenture Estate, and the Owner Lessor shall have no obligation for the payment thereof except to the extent that there shall be sufficient income or proceeds from the Indenture Estate to make such payments in accordance with the terms of Section 3 hereof, and the Owner Participant shall not have any obligation for payments in respect of the Notes or under this Indenture. The Lease Indenture Trustee and each Noteholder, by its acceptance of its Note, agrees that it will look solely to the income and proceeds from the Indenture Estate to the extent available for distribution to the Lease Indenture Trustee or such Noteholder, as the case may be, as herein provided and that, except as expressly provided in this Indenture, the Participation Agreement or any other Operative Document, neither the Owner Participant, the Owner Lessor, nor the Lease Indenture Trustee shall be personally liable to such Noteholder or the Lease Indenture Trustee for any amounts payable hereunder, under such Note or for any performance to be rendered under any Assigned Document or for any liability under any Assigned Document. Without prejudice to the foregoing, the Owner Lessor will duly and punctually pay or cause to be paid the principal of, premium, if any, and interest on all Notes according to their terms and the terms of this Indenture. Nothing contained in this Section 2.5 limiting the liability of the Owner Lessor shall derogate from the right of the Lease Indenture Trustee and the Noteholders to proceed against the Indenture Estate to secure and enforce all payments and obligations due hereunder and under the Assigned Documents and the Notes.

     (a) In furtherance of the foregoing, to the fullest extent permitted by Applicable Law, each Noteholder (and each assignee of such Person), by its acceptance of its Note, agrees as a condition to its being secured under this Indenture that neither it nor the Lease Indenture Trustee will exercise any statutory right to negate the agreements set forth in this Section 2.5.

     (b) Nothing herein contained shall be interpreted as affecting the representations, warranties or agreements of the Owner Lessor set forth in the Participation Agreement or the LLC Agreement.

     Section 2.6. Method of Payment. The Owner Lessor shall maintain an office or agency where Notes may be presented for payment (the "Paying Agent"). The
                                                         ------------
Owner Lessor may have one or more additional paying agents. The term "Paying Agent" includes any additional paying agent. The Owner Lessor initially appoints the Lease Indenture Trustee as Paying Agent in connection with the Notes.

     (a) The Owner Lessor shall deposit with the Paying Agent a sum sufficient to pay principal and of, premium, if any, interest when so becoming due on each Note. The Owner Lessor shall require each Paying Agent (other than the Lease Indenture Trustee) to agree in writing that the Paying Agent shall hold in trust for the benefit of the Noteholders or the Lease Indenture Trustee all money held by the Paying Agent for the payment of principal of or interest on the Notes and shall notify the Lease Indenture Trustee of any default by the Owner Lessor in making any such payment.

     (b) The principal of and premium, if any, and interest on each Note shall be paid by the Paying Agent from the amounts available in the Indenture Estate on the dates provided in the Notes by mailing a check for such amount, payable in New York Clearing House funds, to each Noteholder at the last address of each such Noteholder appearing on the Note Register, or by whichever of the following methods shall be specified by notice from a Noteholder to the Lease Indenture
Trustee: (i) by crediting the amount to be distributed to such Noteholder to an account maintained by such Noteholder with the Lease Indenture Trustee; (ii) by making such payment to such Noteholder in immediately available funds at the Lease Indenture Trustee Office; or (iii) in the case of the Lessor Notes and in the case of other Notes, if such Noteholder is either the Pass Through Trustee, or a bank or other institutional investor, by transferring such amount in immediately available funds for the account of such Noteholder to the banking institution having bank wire transfer facilities as shall be specified by such Noteholder, such transfer to be subject to telephonic confirmation of payment. Any payment made under any of the foregoing methods shall be made free and clear of and without reduction for or on account of all wire and like charges and without any presentment or surrender of such Note, unless otherwise specified by the terms of the Note, except that, in the case of the final payment in respect of any Note, such Note shall be surrendered to the Lease Indenture Trustee for cancellation after such payment.

All payments in respect of the Notes shall be made (x) as soon as practicable prior to the close of business on the date the amounts to be distributed by the Lease Indenture Trustee are actually received by the Lease Indenture Trustee if such amounts are received by 11:00 a.m., New York City time, on a Business Day, or (y) on the next succeeding Business Day if received after such time or on any day other than a Business Day. One or more of the foregoing methods of payment may be specified in a Note. Prior to due presentment for registration of transfer of any Note, the Owner Lessor and the Lease Indenture Trustee may deem and treat the Person in whose name any Note is registered on the Note Register as the absolute owner and holder of such Note for the purpose of receiving payment of all amounts payable with respect to such Note and for all other purposes, and neither the Owner Lessor nor the Lease Indenture Trustee shall be affected by any notice to the contrary. All payments made on any Note in accordance with the provisions of this Section 2.6 shall be valid and effective to satisfy and discharge the liability on such Note to the extent of the sums so paid and (except as provided herein) neither the Lease Indenture Trustee nor the Owner Lessor shall have any liability in respect of such payment.

     Section 2.7. Application of Payments. Each payment on any outstanding Note shall be applied, first, to the payment of accrued and unpaid interest
                       -----
(including interest on overdue principal and premium and, to the extent permitted by Applicable Law, overdue interest) on such Note to the date of such payment, second, to the payment of the principal amount of, and premium, if any,
         ------
on such Note then due (including any overdue installments of principal) thereunder and third, to the extent permitted by Section 2.10 of this Indenture,
               -----
the balance, if any, remaining thereafter, to the payment of the principal amount of, and premium, if any, on such Note. The order of application of payments prescribed by this Section 2.7 shall not be deemed to supersede any provision of Section 3 regarding application of funds.

     Section 2.8. Registration, Transfer and Exchange of Notes. The Owner Lessor shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the "Registrar"). The Registrar shall
                                               ---------
keep a register of the Notes and of their transfer and exchange. The Owner Lessor may have one or more co-registrars. The Owner Lessor initially appoints the Lease Indenture Trustee as Registrar in connection with the Notes. The Lease Indenture Trustee shall maintain at the Lease Indenture Trustee Office a register in which it will provide for the registration, registration of transfer and exchange of Notes (such register being referred to herein as the "Note
                                                                      ----
Register"). If any Note is surrendered at said office for registration of
--------
transfer or exchange (accompanied by a written instrument of transfer duly executed by or on behalf of the holder thereof, together with the amount of any applicable transfer taxes), the Owner Lessor will execute and the Lease Indenture Trustee will authenticate and deliver, in the name of the designated transferee or transferees, if any, one or more new Notes (subject to the limitations specified in Sections 2.3 and 2.13) in any denomination or denominations not prohibited by this Indenture, as requested by the Person surrendering the Note, dated the same date as the Note so surrendered and of like tenor and aggregate unpaid principal amount. Any Note or Notes issued in a registration of transfer or exchange shall be valid obligations of the Owner Lessor entitled to the same security and benefits to which the Note or Notes so transferred or exchanged were entitled, including rights as to interest accrued but unpaid and to accrue so that there will not be any loss or gain of interest on the Note or Notes surrendered. Every Note presented or surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Lease Indenture Trustee duly executed by the holder thereof or his attorney duly authorized in writing, and the Lease Indenture Trustee may require an opinion of counsel as to compliance of any such transfer with the Securities Act. The Lease Indenture Trustee shall make a notation on each new Note of the amount of all payments of principal previously made on the old Note or Notes with respect to which such new Note is issued and the date on which such new Note is issued and the date to which interest on such old Note or Notes shall have been paid. The Lease Indenture Trustee shall not be required to register the transfer or exchange of any Note during the 10 days preceding the due date of any payment on such Note.

     Section 2.9. Mutilated, Destroyed, Lost or Stolen Notes. Upon receipt by the Owner Lessor and the Lease Indenture Trustee of evidence satisfactory to each of them of the loss, theft, destruction or mutilation of any Note and, in case of loss, theft or destruction, of indemnity satisfactory to each of them, and upon reimbursement to the Owner Lessor and the Lease Indenture Trustee of all reasonable expenses incidental thereto and payment or reimbursement for any transfer taxes, and upon surrender and cancellation of such Note, if mutilated, the Owner Lessor will execute and the Lease Indenture Trustee will authenticate and deliver in lieu of such Note, a new Note, dated the same date as such Note and of like tenor and principal amount. Any indemnity provided by the holder on a Note pursuant to this Section 2.9 must be sufficient in the reasonable judgment of the Owner Lessor and the Lease Indenture Trustee to protect the Owner Lessor, the Lease Indenture Trustee, the Paying Agent, the Registrar and any co-registrar or co-paying agent from any loss which any of them may suffer if a Note is replaced.

     Section 2.10.   Redemptions; Assumption.

     (a) Except as provided in paragraphs (d) and (e) of this Section 2.10 or as provided in any indenture supplemental hereto, the Notes shall be redeemed at a price equal to the principal amount of the Notes redeemed, together with accrued interest on such principal amount so redeemed to the Redemption Date, but without premium, in whole or, to the extent set forth in clause (i) or (iv), in part, in the event of:

          (i) a termination of the Facility Lease with respect to the Facility or a Unit pursuant to Section 10 thereof as a result of the occurrence of an Event of Loss with respect to the Facility or such Unit (other than a Regulatory Event of Loss), such redemption to be, in the case of the Facility, in whole with respect to all Notes or, in the case of a Unit, in part with respect to all Notes, in an amount equal to the product of the Unit Percentage for such Unit and the outstanding principal amount of all Notes;

          (ii) a termination of the Facility Lease pursuant to Section 10 thereof as a result of a Regulatory Event of Loss (unless the Facility Lessee effects an assumption of the Notes in accordance with paragraph (b) of this Section 2.10), such redemption to be in whole with respect to all Notes;

          (iii) a termination pursuant to Section 13.1 of the Facility Lease with respect to the Facility (unless the Facility Lessee purchases the Facility and effects an assumption of the Notes in accordance with paragraph (b) of this Section 2.10), such redemption to be in whole with respect to all Notes; and

          (iv) a termination by the Facility Lessee of the Facility Lease with respect to a Unit as a result of an event described in clause (a)(i) of
     Section 14.1 of the Facility Lease with respect to such Unit, such redemption to be in part with respect to all Notes in an amount equal to the product of the Unit Percentage for such Unit and the outstanding principal amount of the Notes.

Any such redemption shall be made in accordance with the applicable provisions of Section 3.

     (b) Unless a Lease Event of Default shall have occurred and be continuing after giving effect to such assumption, the obligations and liabilities of the Owner Lessor hereunder and under all Notes may be assumed in whole (but not in part) by the Facility Lessee in the event of the occurrence of a Regulatory Event of Loss, or a termination by the Facility Lessee pursuant to Section 13.1 of the Facility Lease, where in connection with such termination the Facility Lessee acquires the Facility, in each case, pursuant to an assumption agreement (which assumption agreement may be combined with the indenture supplemental to this Indenture hereinafter in this Section 2.10(b) referred to, and shall provide for the assumption by the Facility Lessee of the obligations and liabilities of the Owner Lessor and the Owner Participant under the other Operative Documents) which shall make such obligations and liabilities fully recourse to the Facility Lessee and shall otherwise be in form and substance acceptable to the Lease Indenture Trustee. Such assumption agreement shall be accompanied by the opinion of counsel described below. The Facility Lessee will execute and deliver, and the Lease Indenture Trustee will authenticate, to each Noteholder in exchange for such old Note a new Note, in a principal amount equal to the outstanding principal amount of such old Note and otherwise in substantially similar form and tenor to such old Note but indicating that the Facility Lessee is the issuer thereof. When such assumption agreement becomes effective, the Owner Lessor shall be released and discharged without further act from all obligations and liabilities assumed by the Facility Lessee. The Lease Indenture Trustee shall deliver to the Owner Lessor, at the expense of the Facility Lessee, such releases and other instruments as the Lease Indenture Trustee shall be directed in writing by the Owner Participant are necessary or, in the Owner Participant's reasonable opinion, advisable to evidence the release and discharge of the Owner Lessor following any such assumption of the Notes by the Facility Lessee. All documentation in connection with any such assumption (including an indenture supplemental to this Indenture which shall, among other things, contain provisions appropriately amending references to the Facility Lease in this Indenture and contain covenants by the Facility Lessee similar to those contained in the Facility Lease (other than any covenants which were solely for the benefit of the Owner Participant), changed as appropriate, and amendments or supplements to the other Operative Documents, officers' certificates, opinions of counsel and regulatory approvals) shall be prepared by and at the expense of the Facility Lessee acceptable in form and substance to the Lease Indenture Trustee. As a condition to the effectiveness of the assumption by the Facility Lessee and the release of the Owner Lessor and the Indenture Estate thereby effected, (i) the Lease Indenture Trustee shall have received an opinion or opinions of counsel of the Facility Lessee, addressed to the Lease Indenture Trustee, to the effect that (1) such assumption agreement has been duly authorized, executed and delivered on behalf of the Facility Lessee, (2) no regulatory approval is necessary or required in connection therewith (or if any such regulatory approval is necessary or required, that the same has been duly obtained and is in full force and effect), (3) such assumption agreement and the supplemental indenture and, in consequence of the execution and delivery of such assumption agreement, the Notes, constitute the legal, valid and binding obligations of the Facility Lessee, enforceable in accordance with their respective terms (except as the same may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, arrangement, moratorium or other laws relating to or affecting the rights of creditors generally and by general principles of equity), (4) such assumption agreement and the assumption of the Notes thereunder would not cause a Tax Event to occur (unless the Facility Lessee shall have provided an indemnity for any resulting, potential, adverse Tax Events to the Noteholders in a form and substance reasonably acceptable to the Lease Indenture Trustee), (5) the Lien of this Indenture shall continue to be a first priority perfected mortgage and security interest on the Indenture Estate and all mortgage tax, if any, shall be paid, and (6) is satisfactory to the Lease Indenture Trustee as to such other issues as the Lease Indenture Trustee shall reasonably request and (ii) the Lessee Guarantor shall (A) agree to unconditionally guarantee the Notes and the indemnity given in the parenthetical of clause (4) of Section 2.10(b)(i) above, if any, on a senior unsecured basis pursuant to a guaranty in form and substance reasonably satisfactory to the Lease Indenture Trustee and (B) furnish to the Lease Indenture Trustee an opinion or opinions of counsel of the Lessee Guarantor to the effect that (1) such guaranty has been duly authorized, executed and delivered on behalf of the Lessee Guarantor, (2) no regulatory approval is necessary or required in connection therewith (or if any such regulatory approval is necessary or required, that the same has been duly obtained and is in full force and effect), (3) such guaranty constitutes the legal, valid and binding obligation of the Lessee Guarantor, enforceable in accordance with its terms (except as the same may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, arrangement, moratorium or other laws relation to or affecting the rights of creditors generally and by general principles of equity), and (4) is satisfactory to the Lease Indenture Trustee as to such other issues as the Lease Indenture Trustee shall reasonably request.

          (c) The obligations and liabilities of the Owner Lessor hereunder and under all Notes may be assumed in whole (but not in part), on a joint and several basis, by the Owner Participant upon the occurrence and during the continuance of a Lease Indenture Event of Default resulting from a Lease Event of Default (but in any event prior to the consummation of any sale by the Lease Indenture Trustee of all or any portion of the Indenture Estate) pursuant to and in accordance with Section 11.4 of the Participation Agreement. Upon satisfaction of all conditions to assumption of the Notes by the Owner Participant under such Section 11.4 of the Participation Agreement, the Lien of the Lease Indenture shall be terminated solely with respect to the Owner Lessor's right, title and interest to the Facility Lease (and all Rent thereunder) and the Owner Participant and the Owner Lessor (to the exclusion of the Lease Indenture Trustee) may exercise all rights of the Owner Lessor under the Facility Lease.

          (d) The Owner Lessor may, at its option, redeem (i) any Additional Lessor Note in whole, or in part, on any date, to the extent permitted by, and at the prices set forth in, the supplemental indenture establishing the terms, conditions and designations of such Additional Lessor Notes, together with the accrued interest on such principal amount so redeemed to the Redemption Date or
(ii) any Lessor Note in whole, (but, in any event, not less than all of the Lessor Notes constituting a single Tranche) at any time under the conditions set forth in Section 2.10 (e)(ii) below for a price equal to the principal amount thereof, together with accrued interest on such principal amount, plus the Make-Whole Premium.

          (e) The applicable Notes shall be redeemed at a price equal to the principal amount of the Notes redeemed, together with accrued interest on such principal amount so redeemed to the Redemption Date, plus Make-Whole Premium, in whole or, to the extent set forth in clause (iv), in part, as follows:

               (i) The applicable Lessor Notes shall be redeemed at such redemption price upon an optional refinancing pursuant to Section 11.2 of the Participation Agreement. The Owner Lessor's failure to consummate such redemption following delivery of notice of redemption shall not constitute a Lease Indenture Event of Default or any other default under the Operative Documents.

               (ii) The applicable Lessor Notes shall be redeemed in whole at such redemption price upon an optional prepayment elected by the Owner Lessor pursuant to 2.10(d)(ii). In the case of a redemption pursuant to this clause (ii), the Owner Lessor shall indemnify the Lease Indenture Trustee and the Facility Lessee for any and all costs and expenses incurred in connection with such redemption or, in the event no redemption occurs following delivery of notice of redemption, the failure to consummate any such redemption. The Owner Lessor's failure to consummate such redemption following delivery of such notice shall not constitute a Lease Indenture Event of Default or any other default under the Operative Documents.

               (iii) All of the Notes shall be redeemed, in whole, at such redemption price upon receipt of moneys by the Lease Indenture Trustee as a result of the exercise by the Facility Lessee of its rights to terminate the Facility Lease as a result of an event described in clause (b) of
     Section 14.1 of the Facility Lease.

               (iv) The Lessor Note shall be redeemed in the event of a termination by the Facility Lessee of the Facility Lease with respect to a Unit as a result of an event described in clause (a)(ii) of Section 14.1 of the Facility Lease with respect to such Unit, such redemption to be in part with respect to all Notes in an amount equal to the product of the Unit Percentage for such Unit and the outstanding principal amount of the Notes, plus the Make Whole Premium with respect to the portion of the Notes prepaid.

The Make-Whole Premium, if any, payable with respect to the Notes will be determined by an investment banking institution of national standing in the United States (the "Investment Banker") selected by the Facility Lessee or, if
                    -----------------
the Owner Lessor or the Lease Indenture Trustee does not receive notice of such selection at least ten days prior to a scheduled prepayment date or if a Lease Event of Default under the Facility Lease shall have occurred and be continuing, selected by the Owner Lessor.

     (f) If the Owner Lessor elects to redeem Notes, or Notes are otherwise required to be redeemed pursuant to this Section 2.10, the Owner Lessor shall notify the Lease Indenture Trustee in writing of the Redemption Date and the Section of the Indenture pursuant to which the redemption will occur. The Owner Lessor shall give each notice to the Lease Indenture Trustee provided for in this Section 2.10 at least 30 days before the Redemption Date unless the Lease

Indenture Trustee consents in writing to a shorter period. Such notice shall be accompanied by an Officers' Certificate and an opinion of counsel from the Facility Lessee to the effect that such redemption will comply with the conditions herein.

     (g) At least 20 days but not more than 60 days before a Redemption Date, the Lease Indenture Trustee shall deliver notification of such redemption by first-class mail to each Noteholder of Notes to be redeemed at such Noteholder's registered address; provided, that no notice shall be required so long as the applicable Pass Through Trustee and the Lease Indenture Trustee are the same entity. Each such notice shall state:

          (i)    the Redemption Date;

          (ii)   the redemption price;

          (iii)  the name and address of the Paying Agent;

          (iv) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

          (v) that, unless the Owner Lessor defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date; and

          (vi) the paragraph of the Indenture pursuant to which the Notes called for redemption are being redeemed.

     (h) Upon surrender to the Paying Agent, such Notes shall be paid at the redemption price stated in the notice, plus accrued interest to the Redemption Date. Failure to give notice or any defect in the notice to any Noteholder shall not affect the validity of the notice to any other Noteholder.

     Section 2.11. Payment of Expenses on Transfer and Issuance of New Notes. Upon the issuance of a new Note or Notes pursuant to Section 2.8, 2.9 or 2.12, the Owner Lessor or the Lease Indenture Trustee may require from the party requesting such new Note or Notes payment of a sum to reimburse the Owner Lessor and the Lease Indenture Trustee for, or to provide funds for, the payment of any tax (including mortgage recording tax) or other governmental charge in connection therewith or any charges and expenses connected with such tax or governmental charge paid or payable by the Owner Lessor or the Lease Indenture Trustee.

     Section 2.12.  Additional Lessor Notes.

     (a)  Additional Notes (each, an "Additional Lessor Note") of the Owner
                                      ----------------------
Lessor may be issued under and secured by this Indenture, at any time or from time to time, in addition to the Lessor Notes and subject to the conditions hereinafter provided in this Section 2.12, for cash in the amount equal to the original principal amount of such Additional Lessor Notes, for the purpose of
(i) providing funds in connection with any Supplemental Financing pursuant to
Section 11.1 of the Participation Agreement for the payment of all or any portion of Modifications to the Facility pursuant to Section 8 of the Facility Lease, or (ii) redeeming any previously issued Notes pursuant to an optional refinancing pursuant to Section
11.2 of the Participation Agreement and providing funds for the payment of all reasonable costs and expenses in connection therewith.

     (b) Before any Additional Lessor Notes shall be issued under the provisions of this Section 2.12, the Owner Lessor shall have delivered to the Lease Indenture Trustee, not less than fifteen (15) (unless a shorter period shall be satisfactory to the Lease Indenture Trustee) days nor more than thirty
(30) days prior to the proposed date of issuance of any Additional Lessor Notes, a request and authorization to issue such Additional Lessor Notes, which request and authorization shall include the amount of such Additional Lessor Notes, the proposed date of issuance thereof and a certification that terms thereof are not inconsistent with this Indenture and satisfy the conditions set forth in Section
11.1 or Section 11.2 of the Participation Agreement. Additional Lessor Notes shall have a designation so as to distinguish such Additional Lessor Notes from the Notes theretofore issued, but otherwise shall rank pari passu with all Notes then outstanding, be entitled to the same benefits and security of this Indenture as the other Notes issued pursuant to the terms hereof, be dated the date of original issuance of such Additional Lessor Notes, bear interest at such rates as shall be agreed between the Facility Lessee and the Owner Lessor and indicated in the aforementioned request and authorization, and shall be stated to be payable by their terms not later than the later of (a) the maturity of the then-existing Lease Debt and (b) in the case of Additional Lessor Notes issued pursuant to Section 2.12(a)(i), the date that is two (2) years prior to the last day of the Basic Lease Term.

     (c) The terms, conditions and designations of such Additional Lessor Notes (which shall be consistent with this Indenture) shall be set forth in an indenture supplemental to this Indenture executed by the Owner Lessor and the Lease Indenture Trustee , which supplemental indenture shall also serve as a mortgage modification (which shall be properly recorded) sufficient to assure the Lien of this Indenture shall continue to be a first priority perfected mortgage and security interest on the Indenture Estate for the entire aggregate principal amount of the Notes including any Additional Lessor Notes. Such Additional Lessor Notes shall be executed as provided in Section 2.3 and deposited with the Lease Indenture Trustee for authentication, but before such Additional Lessor Notes shall be authenticated and delivered by the Lease Indenture Trustee there shall be filed with the Lease Indenture Trustee, the Owner Lessor and the Owner Participant the following, all of which shall be dated as of the date of the supplemental indenture:

          (i) a copy of such supplemental indenture (which shall include the form of such Additional Lessor Notes and the certificate of authentication in respect thereof);

          (ii) an Officer's Certificate of the Facility Lessee (A) stating that no Significant Lease Default or Lease Event of Default has occurred and is continuing, (B) stating that the conditions in respect of the issuance of such Additional Lessor Notes contained in this Section 2.12 and Section
     11.1 or Section 11.2, as the case may be, of the Participation Agreement have been satisfied, (C) specifying the amount of the costs and expenses relating to the issuance and sale of such Additional Lessor Notes, and (D) stating that the amount of Period Lease Rent payable on each Rent Payment Date shall be at least equal to the aggregate amount of all principal and accrued interest payable on such Rent Payment Date on all Notes then outstanding and Termination Value

     (excluding the Equity Portion of Termination Value) shall in no event be less (when added to all other amounts required to be paid by the Facility Lessee in respect of any early termination of the Facility Lease exclusive of any portion thereof that is an Excepted Payment) than an amount sufficient, as of the date of payment, to pay in full the principal of, and interest on, all Notes outstanding on and as of such date of payment, after taking into account the issuance of such Additional Lessor Notes and any related redemption of Notes theretofore outstanding;

          (iii) an Officer's Certificate from the Owner Lessor and an Officer's Certificate from the Lessor Manager stating that, to its knowledge, no Indenture Default under clauses (b) through (f) of Section 4.2 or Lease Indenture Event of Default as to the Owner Lessor or the Lessor Manager, as the case may be, has occurred and is continuing;

          (iv) such additional documents, certificates and opinions as shall be reasonably required by the Lease Indenture Trustee, and as shall be reasonably acceptable to the Lease Indenture Trustee;

          (v) a request and authorization to the Lease Indenture Trustee by the Owner Lessor to authenticate and deliver such Additional Lessor Notes to or upon the order of the Person or Persons noted in such request at the address set forth therein, and in such principal amounts as are stated therein, upon payment to the Lease Indenture Trustee, but for the account of the Owner Lessor, of the sum or sums specified in such request and authorization;

          (vi) the consent of the Facility Lessee to such request and authorization; and

          (vii) an opinion of counsel who shall be reasonably satisfactory to the Lease Indenture Trustee, as to the authorization, validity and enforceability of the Additional Lessor Notes and that all conditions hereunder to the authentication and delivery of such Additional Lessor Notes have been complied with.

     (d)  When the documents referred to in the foregoing clauses (i) through
(vii) above shall have been filed with the Lease Indenture Trustee and when the Additional Lessor Notes described in the above mentioned request and authorization shall have been executed and authenticated as required by this Indenture and the related supplemental indenture, the Lease Indenture Trustee shall deliver such Additional Lessor Notes in the manner described in clause (v) above, but only upon payment to the Lease Indenture Trustee of the sum or sums specified in such request and authorization.

     Section 2.13. Restrictions of Transfer Resulting from Federal Securities Laws; Legend. Each Note shall be delivered to the initial Noteholder thereof without registration of such Note under the Securities Act and without qualification of this Indenture under the Trust Indenture Act of 1939. Prior to any transfer of any such Note, in whole or in part, to any Person, the Noteholder thereof shall furnish to the Facility Lessee, the Lease Indenture Trustee and the Owner Lessor an opinion of counsel, which opinion and which counsel shall be reasonably satisfactory to the Lease Indenture Trustee, the Owner Lessor and the Facility Lessee, to the effect that such transfer will not violate the registration provisions of the Securities Act or require qualification of this Indenture under the Trust Indenture Act of 1939, as amended, and all Notes issued hereunder shall be endorsed with a legend which shall read substantially as follows:

     THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE TRANSFERRED, SOLD OR OFFERED FOR SALE IN VIOLATION OF SUCH ACT.

     Section 2.14. Security for and Parity of Notes. All Notes issued and outstanding hereunder shall rank on a parity with each other and shall as to each other be secured equally and ratably by this Indenture, without preference, priority or distinction of any thereof over any other by reason of difference in time of issuance or otherwise.

     Section 2.15. Acceptance of the Lease Indenture Trustee. Each Noteholder, by its acceptance of a Note, shall be deemed to have consented to the appointment of the Lease Indenture Trustee.

SECTION 3.   RECEIPT, DISTRIBUTION AND APPLICATION OF INCOME FROM INDENTURE
             ESTATE

     Section 3.1.   Distribution of Periodic Lease Rent.

     (a)  Periodic Lease Rent Distribution. Except as otherwise provided in
          --------------------------------
Section 3.2 or 3.3 of this Indenture, each installment of Periodic Lease Rent and any payment of Supplemental Lease Rent constituting interest on overdue installments of Periodic Lease Rent received by the Lease Indenture Trustee shall be distributed by the Lease Indenture Trustee in the following order of priority:

     First, so much of such amounts as shall be required to pay in full the
     -----
     aggregate principal and accrued interest (as well as any interest on overdue principal and, to the extent permitted by Applicable Law, on overdue interest) then due and payable under the Notes shall be distributed to the Noteholders ratably, without priority of any Noteholder over any other Noteholder, in the proportion that the amount of such payment then due and payable under each such Note bears to the aggregate amount of the payments then due and payable under all such Notes; and

     Second, the balance, if any, of such amounts remaining shall be distributed
     ------
     to the Owner Lessor for distribution by it in accordance with the terms of the LLC Agreement.

     (b)  Application of Other Amounts Held by the Lease Indenture Trustee upon
          ---------------------------------------------------------------------
Rent Default. If, as a result of any failure by the Facility Lessee to pay
------------
Periodic Lease Rent in full on any date when an installment of Periodic Lease Rent is due there shall not have been distributed on any date (or within any applicable period of grace) pursuant to Section 3.1(a) the full amount then distributable pursuant to clause "First" of Section 3.1(a) of this Indenture,
                                  -----
the Lease Indenture Trustee shall distribute other payments of the character referred to in Sections 3.5 and 3.6 then held by it, or thereafter received by it, to all Noteholders to the extent necessary to enable it to make all the distributions then due pursuant to such clause "First." To the extent the Lease
                                                -----
Indenture Trustee thereafter receives the deficiency in Periodic Lease Rent, the amount so received shall, unless a Lease Indenture Event of Default shall have occurred and be continuing, be applied to restore the amounts held by the Lease Indenture Trustee under
Section 3.5 or 3.6 and distributed pursuant to this Section 3.1(b), as the case may be. The portion of each such payment made to the Lease Indenture Trustee which is to be distributed by the Lease Indenture Trustee in payment of Notes shall be applied in accordance with Section 2.7. Any payment received by the Lease Indenture Trustee pursuant to Section 4.4 as a result of payment by the Owner Lessor of principal or interest or both (as well as any interest on overdue principal and, to the extent permitted by Applicable Law, on overdue interest) then due on all Notes shall be distributed to the Noteholders, ratably, without priority of one over the other, in the proportion that the amount of such payment or payments then due and unpaid on all Notes held by each such Noteholder bears to the aggregate amount of the payments then due and unpaid on all Notes outstanding; and the Owner Lessor shall (to the extent of such payment made by it) be subrogated to the rights of the Noteholders under this Section 3.1 to receive the payment of Periodic Lease Rent or Supplemental Lease Rent with respect to which its payment under Sections 4.4(a) and (b) relates, and the payment of interest on account of such Periodic Lease Rent or Supplemental Lease Rent being overdue, to the extent provided in and subject to the provisions of Sections 4.4(a) and (b).

     (c)  Retention of Amounts by the Lease Indenture Trustee. If at the time of
          ---------------------------------------------------
receipt by the Lease Indenture Trustee of an installment of Periodic Lease Rent (whether or not then overdue) or of payment of interest on any overdue installment of Periodic Lease Rent, there shall have occurred and be continuing a Lease Indenture Event of Default, the Lease Indenture Trustee shall retain such installment of Periodic Lease Rent or payment of interest (to the extent not then required to be distributed pursuant to clause "First" of Section
                                                        -----
3.1(a)) as part of the Indenture Estate and shall not distribute any such payment of Periodic Lease Rent or interest pursuant to clause "Second" of
                                                               ------
Section 3.1(a) until such time as the Lease Indenture Trustee shall have received notice that there shall not be continuing any such Lease Indenture Event of Default or until such time as the Lease Indenture Trustee shall have received written instructions from a Majority in Interest of Noteholders to make such a distribution; provided that such amounts must be returned to the Owner Lessor within six (6) months from the receipt thereof by the Lease Indenture Trustee (or in the case of a Lease Indenture Event of Default caused by the Facility Lessee's failure to pay the Periodic Rent, the date the Lease Indenture Trustee is permitted to exercise remedies under Section 4.3(e)) unless (i) the Lease Indenture Trustee has declared the unpaid principal of all Notes due and payable (or such amounts shall have automatically become due and payable), pursuant to Section 4.3(a) and, unless the Lease Indenture Trustee is not permitted to pursue remedies pursuant to Section 4.3(d), the Lease Indenture Trustee is diligently pursuing any dispossessory remedies available under
Section 4.3 or (ii) any other Lease Indenture Event of Default shall have occurred during the intervening period and be continuing, in which case, such six-month period will be restarted from the date such other Lease Indenture Event of Default shall have occurred. Upon the cure or waiver of such Lease Indenture Event of Default, withheld Periodic Lease Rent shall, subject to clause (ii) of the immediately preceding sentence, be distributed to the Owner Lessor (to the extent that all payments to be distributed pursuant to clause "First" of Section 3.1(a) have been made), and no further withholding of Periodic Lease Rent on account of such Lease Indenture Event of Default shall be effected.

     Section 3.2.   Payments Following Event of Loss or Other Early Termination.

     (a) Any payment received by the Lease Indenture Trustee as a result of (i) an Event of Loss (other than a Regulatory Event of Loss in respect of which the Facility Lessee shall, pursuant to Section 2.10(b), assume the obligations and liabilities of the Owner Lessor hereunder, in which event only clauses "First"
                                                                        -----
and "Fourth" below shall be applicable), (ii) an early termination of the
     ------
Facility Lease pursuant to Section 13 thereof (other than a termination in respect of which the Facility Lessee shall, pursuant to Section 2.10(b) assume the obligations and liabilities of the Owner Lessor hereunder, in which event only clauses "First" and "Fourth" below shall be applicable), or (iii) any early
              -----       ------
termination of the Facility Lease, in whole or in part, pursuant to Section 14 thereof, shall be distributed on the applicable Redemption Date to the extent of available funds, in the following order of priority:

     First, so much of such payments and amounts as shall be required to
     -----
     reimburse the Lease Indenture Trustee for any unpaid fees for its services under this Indenture and any reasonable expense (including any reasonable legal fees and disbursements) or loss incurred by it (to the extent incurred in connection with its duties as the Lease Indenture Trustee and to the extent reimbursable and not previously reimbursed) shall be distributed to the Lease Indenture Trustee for application to itself;

     Second, so much of such payment remaining as shall be required to pay in
     ------
     full the applicable redemption price (as described in Section 2.10(a) or 2.10(e) or any supplemental indenture hereto) (including, interest on overdue principal and, to the extent permitted by Applicable Law, overdue interest) which shall be distributed to the applicable Noteholders, in each case ratably, without priority of any Noteholder over any other, in the proportion that the aggregate unpaid principal amount of all such Notes held by each such Noteholder, plus the premium, if any, and accrued but unpaid interest thereon to the scheduled date of distribution to the Noteholders bears to the aggregate unpaid principal amount of all such Notes held by all such Noteholders, together with premium, if any, plus accrued but unpaid interest thereon to the date of scheduled distribution;

     Third, so much of such payments and amounts as shall be required to pay the
     -----
     then existing or prior Noteholders all other amounts then payable and unpaid to them as holders of the Notes that this Indenture by its terms secures shall be distributed to such existing or prior Noteholders, ratably to each such Noteholder, without priority of any such Noteholder over any other, in the proportion that the amount of such payments or amounts to which each such Noteholder is so entitled bears to the aggregate amount of such payments and amounts to which all such Noteholders are so entitled; and

     Fourth, the balance, if any, of such payment remaining shall be distributed
     ------
     to the Owner Lessor for distribution in accordance with the LLC Agreement.

     Section 3.3. Payments After Lease Indenture Event of Default. All payments received and all amounts held or realized by the Lease Indenture Trustee after a Lease Indenture Event of Default shall have occurred and be continuing (including any amounts realized by the Lease Indenture Trustee from the exercise of any remedies pursuant to Section 17 of the Facility Lease or from the application of Section 4.3 hereof) and after either (a) the Lease Indenture Trustee has declared the Facility Lease to be in default pursuant to
Section 17 thereof or (b) the Lessor Notes shall have been declared or shall automatically have become due and payable, together with all payments or amounts then held or thereafter received by the Lease Indenture Trustee hereunder, shall, so long as such declaration shall not have been rescinded, be distributed forthwith by the Lease Indenture Trustee in the following order of priority:

     First, so much of such payments and amounts as shall be required to
     -----
     reimburse the Lease Indenture Trustee for any unpaid fees for its services under this Indenture and any reasonable expense (including any reasonable legal fees and disbursements) or loss incurred by it (to the extent incurred in connection with its duties as the Lease Indenture Trustee and to the extent reimbursable and not previously reimbursed) shall be distributed to the Lease Indenture Trustee for application to itself;

     Second, so much of such payment remaining as shall be required to pay the
     ------
     aggregate unpaid principal amount of all Notes then outstanding and all accrued but unpaid interest on such Notes to the date of such distribution (including interest on overdue principal and, to the extent permitted by Applicable Law, overdue interest) shall be distributed to the Noteholders, in each case ratably without priority of any Noteholder over any other, in the proportion that the aggregate unpaid principal amount of all such Notes held by each Noteholder and accrued but unpaid interest thereon to the scheduled date of distribution to the Noteholders bears to the aggregate unpaid principal amount of all such Notes held by the Noteholders and accrued but unpaid interest thereon to the date of scheduled distribution to the Noteholders;

     Third, so much of such payments and amounts as shall be required to pay the
     -----
     then existing or prior Noteholders all other amounts then payable and unpaid to them as existing or prior Noteholders that this Indenture by its terms secures shall be distributed to such existing or prior Noteholders, ratably to each Noteholder, without priority of any Noteholder over any other, in the proportion that the amount of such payments or amounts to which each Noteholder is so entitled bears to the aggregate amount of such payments and amounts to which all Noteholders are so entitled; and

     Fourth, the balance, if any, of such payments and amounts remaining shall
     ------
     be distributed to the Owner Lessor for distribution by it in accordance with the terms of the LLC Agreement.

     Section 3.4. Investment of Certain Payments Held by the Lease Indenture Trustee. Upon the written direction and at the risk and expense of the Facility Lessee, the Lease Indenture Trustee shall invest and reinvest any moneys held by the Lease Indenture Trustee pursuant to Section 3.1(c), 3.5 or 3.6 in such Permitted Instruments as may be specified in such direction. The proceeds received upon the sale or at maturity of any Permitted Instrument and any interest received on such Permitted Instrument and any payment in respect of a deficiency contemplated by the following sentence shall be held as part of the Indenture Estate and applied by the Lease Indenture Trustee in the same manner as the moneys used to buy such Permitted Instrument, and any Permitted Instrument may be sold (without regard to maturity date) by the Lease Indenture Trustee whenever necessary to make any payment or distribution required by this
Section 3. If
the proceeds received upon the sale or at maturity of any Permitted Instrument (including interest received on such Permitted Instrument) shall be less than the cost thereof (including accrued interest), the Facility Lessee will pay or cause to be paid to the Lease Indenture Trustee an amount equal to such deficiency.

     Section 3.5. Application of Certain Other Payments. Except as otherwise provided in Section 3.1(b) or 3.1(c), any payment received by the Lease Indenture Trustee for which provision as to the application thereof is made in an Operative Document, but not elsewhere in this Indenture, shall, unless a Lease Indenture Event of Default shall have occurred and be continuing, be applied forthwith to the purpose for which such payment was made in accordance with the terms of such Operative Document. If at the time of the receipt by the Lease Indenture Trustee of any payment referred to in the preceding sentence there shall have occurred and be continuing a Lease Indenture Event of Default, the Lease Indenture Trustee shall hold such payment as part of the Indenture Estate, but the Lease Indenture Trustee shall, except as otherwise provided in
Section 3.1(b) or 3.1(c), cease to hold such payment and shall apply such payment to the purpose for which it was made in accordance with the terms of such Operative Document if and whenever there is no longer continuing any Lease Indenture Event of Default; provided, however, that any such payment received by the Lease Indenture Trustee which is payable to the Facility Lessee shall not be held by the Lease Indenture Trustee unless a Significant Lease Default or Lease Event of Default shall have occurred and be continuing.

     Section 3.6.   Other Payments. Except as otherwise provided in Section 3.5:

     (a) any payment received by the Lease Indenture Trustee for which no provision as to the application thereof is made in the Participation Agreement, the Facility Lease or elsewhere in this Section 3; and

     (b) all payments received and amounts realized by the Lease Indenture Trustee with respect to the Indenture Estate (including all amounts realized after the termination of the Facility Lease), to the extent received or realized at any time after payment in full of the principal of and, premium, if any, and interest on all Notes then outstanding and all other amounts due the Lease Indenture Trustee or the Noteholders, as well as any other amounts remaining as part of the Indenture Estate after such payment in full of the principal of, premium, if any, and interest on all Notes outstanding;

shall be distributed forthwith by the Lease Indenture Trustee in the order of priority set forth in Section 3.3, omitting clause "Second" thereof.
                                                    ------

     Section 3.7. Excepted Payments. Notwithstanding any other provision of this Indenture including this Section 3 or any provision of any of the Operative Documents to the contrary, any Excepted Payments received or held by the Lease Indenture Trustee at any time shall promptly be paid or distributed by the Lease Indenture Trustee to the Person or Persons entitled thereto.

     Section 3.8. Distributions to the Owner Lessor. Unless otherwise directed in writing by the Owner Lessor, all amounts from time to time distributable by the Lease Indenture Trustee to the Owner Lessor in accordance with the provisions hereof shall be paid by the Lease Indenture Trustee in immediately available funds to the Owner Lessor's Account.

     Section 3.9. Payments Under Assigned Documents. Notwithstanding anything to the contrary contained in this Indenture, until the discharge and satisfaction of the Lien of this Indenture, all payments due or to become due under any Assigned Document to the Owner Lessor (except so much of such payments as constitute Excepted Payments or insurance proceeds, which insurance proceeds shall be applied in accordance with Section 11.7 of the Facility Lease) shall be made directly to the Lease Indenture Trustee's Account and the Owner Lessor shall give all notices as shall be required under the Assigned Documents to direct payment of all such amounts to the Lease Indenture Trustee hereunder. The Owner Lessor agrees that if it should receive any such payments directed to be made to the Lease Indenture Trustee or any proceeds for or with respect to the Indenture Estate or as the result of the sale or other disposition thereof or otherwise constituting a part of the Indenture Estate to which the Owner Lessor is not entitled hereunder, it will promptly forward such payments to the Lease Indenture Trustee or in accordance with the Lease Indenture Trustee's instructions. The Lease Indenture Trustee agrees to apply payments from time to time received by it (from the Facility Lessee, the Owner Lessor or otherwise) with respect to the Facility Lease, any other Assigned Document or the Facility in the manner provided in Section 2.7 hereof and this Section 3.

     Section 3.10. Disbursement of Amounts Received by the Lease Indenture Trustee. Subject to the last sentence of this Section 3.10 and Section 3.2, amounts to be distributed by the Lease Indenture Trustee pursuant to this
Section 3 shall be distributed on the date such amounts are actually received by the Lease Indenture Trustee. Notwithstanding anything to the contrary contained in this Section 3, in the event the Lease Indenture Trustee shall be required or directed to make a payment under this Section 3 on the same date on which such payment is received, any amounts received by the Lease Indenture Trustee after 11:00 a.m., New York City time, or on a day other than a Business Day, may be distributed on the next succeeding Business Day.

SECTION 4. COVENANTS OF OWNER LESSOR; DEFAULTS; REMEDIES OF LEASE INDENTURE TRUSTEE

     Section 4.1.   Covenants of Owner Lessor. The Owner Lessor hereby covenants
                    -------------------------
and agrees as follows:

     (a) subject to Section 2.5, the Owner Lessor agrees to make restitution to the Indenture Estate for any actual diminution of the assets of the Indenture Estate resulting from Owner Lessor Liens attributable to it;

     (b) the Owner Lessor will deliver a signed copy of any amendment or supplement to the LLC Agreement to the Lease Indenture Trustee and the Facility Lessee (and this Indenture and the Indenture Estate shall not be affected by any action taken under or in respect of the LLC Agreement except as otherwise provided or permitted by this Indenture).

     (c) The Owner Lessor will not take any action or enforce any right with respect to a Lease Event of Default which is not a Lease Indenture Event of Default as a result of the parenthetical in clause (a) of Section 4.2, pursuant to Section 17 of the Lease or otherwise, other than (i) the declaration of such a Lease Event of Default, (ii) in the case of Excepted Payments, the right to demand and receive, and to commence action for, payment thereof but shall have no right to any such payment against the Indenture Estate and (iii) in the case of the Lessee's insurance obligations under Section 11 of the Lease, the right to demand performance thereof and to commence an action seeking specific performance thereof.

     Section 4.2.   Occurrence of Lease Indenture Event of Default.  Subject to
Section 4.4, the term "Lease Indenture Event of Default," wherever used herein,
                       --------------------------------
shall mean any of the following events (whatever the reason for such Lease Indenture Event of Default and whether it shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

          (a) any Lease Event of Default (other than (i) a Lease Event of Default arising from the failure of the Facility Lessee to pay any amount which shall constitute an Excepted Payment, (ii) a Lease Event of Default in consequence of the Facility Lessee's failure to maintain the insurance required by Section 11 of the Facility Lease so long as the insurance maintained by the Facility Lessee still constitutes Prudent Industry Practice, unless, in either case, such Lease Event of Default is deemed to constitute a Lease Indenture Event of Default by both of the Owner Lessor and the Lease Indenture Trustee; or

          (b) the Owner Lessor shall fail (other than as a result of a Lease Event of Default) to make any payment in respect of (i) the principal of, or premium, if any, or interest on, the Notes within five (5) Business Days after the same shall have become due or (ii) any other payment under the Notes or this Indenture within thirty (30) Business Days after receipt by the Owner Lessor of written demand therefor from the Lease Indenture Trustee; or

          (c) the Owner Lessor, the Owner Participant or OP Guarantor shall fail to perform any covenant contained in any Operative Document to which it is a party (other than with respect to (i) in the case of the Owner Lessor, any material covenant contained in clause (b) of this Section 4.2 or (ii) the Exempt Facilities Agreement) in any material respect, which failure shall continue unremedied for 30 days after receipt by such party of written notice thereof; provided, however, that if such condition cannot be remedied within such 30-day period, then the period within which to remedy such condition shall be extended up to 180 days, so long as such party diligently pursues such remedy and such condition is reasonably capable of being remedied within such extended period;

          (d) any material representation or warranty made by the Owner Lessor, the Owner Participant or OP Guarantor contained in any Operative Document to which it is a party (other than, in the case of the Owner Participant, any representation or warranty contained in Section 3.4(i) of the Participation Agreement, and provided that, in the case of the OP Guarantor, the OP Guaranty has not been terminated or released) shall prove to have been incorrect in any material respect when made and continues to be material and unremedied for a period of 30 days after receipt by such party of written notice thereof; provided, however, that if such condition cannot be remedied within such 30-day period, then the period within which to remedy such condition shall be extended up to an additional 120 days, so long as such party diligently pursues such remedy and such condition is reasonably capable of being remedied within such extended period;

     (e) the Owner Participant, the Owner Lessor or the OP Guarantor (provided the OP Guaranty shall not have been terminated or released) shall (i) commence a voluntary case or other proceeding seeking relief under Title 11 of the Bankruptcy Code or liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect, or apply for or consent to the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or (ii) consent to, or fail to controvert in a timely manner, any such relief or the appointment of or taking possession by any such official in any voluntary case or other proceeding commenced against it, or
(iii) file an answer admitting the material allegations of a petition filed against it in any such proceeding; or

     (f) an involuntary case or other proceeding shall be commenced against the Owner Participant, the Owner Lessor or the OP Guarantor (provided the OP Guaranty shall not have been terminated or released) seeking (i) liquidation, reorganization or other relief with respect to it or its debts under Title 11 of the Bankruptcy Code or any bankruptcy, insolvency or other similar law now or hereafter in effect, or (ii) the appointment of a trustee, receiver, liquidator, custodian or other similar official with respect to it or any substantial part of its property or (iii) the winding-up or liquidation of the Owner Lessor; and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days.

     Section 4.3.  Remedies of the Lease Indenture Trustee.

     (a) In the event that a Lease Indenture Event of Default shall have occurred and be continuing, the Lease Indenture Trustee in its discretion may, or upon receipt of written instructions from a Majority in Interest of Noteholders shall, declare, by written notice to the Owner Lessor and the Owner Participant, the unpaid principal amount of all Notes, with accrued interest and premium, if any, thereon, to be immediately due and payable, upon which declaration such principal amount and such accrued interest and premium, if any, shall immediately become due and payable (except in the case of a Lease Indenture Event of Default under Section 4.2(e) or (f), such principal and interest shall automatically become due and payable immediately without any such declaration or notice) without further act or notice of any kind.

     (b) (i) If a Lease Indenture Event of Default shall have occurred and be continuing, then and in every such case, the Lease Indenture Trustee, as assignee under the Facility Lease or hereunder or otherwise, may, and where required pursuant to the provisions of Section 5 shall, upon written notice to the Owner Lessor, exercise any or all of the rights and powers and pursue any or all of the remedies pursuant to this Section 4 and, in the event such Lease Indenture Event of Default shall be a Lease Event of Default, any and all of the remedies provided pursuant to this Section 4 and Section 17 of the Facility Lease and may take possession of all or any part of the Indenture Estate and may exclude therefrom the Owner Participant, the Owner Lessor and, in the event such Lease Indenture Event of Default shall be a Lease Event of Default, the Facility Lessee and all persons claiming under them, and may exercise all remedies available to a secured party under the Uniform Commercial Code or any other provision of Applicable Law. The

Lease Indenture Trustee may proceed to enforce the rights of the Lease Indenture Trustee and of the Noteholders by directing payment to it of all moneys payable under any agreement or undertaking constituting a part of the Indenture Estate, by proceedings in any court of competent jurisdiction to recover damages for the breach hereof.

     (ii) In addition, subject to paragraph (d) of this Section 4.3, upon the occurrence of any Lease Indenture Event of Default, the Lease Indenture Trustee may immediately take such action, without notice or demand, as it deems advisable to protect and enforce its rights against the Owner Lessor and in and to the Indenture Estate, including, the following actions, each of which may be pursued concurrently or otherwise, at such time and in such manner as the Lease Indenture Trustee may determine, in its sole discretion, without impairing or otherwise affecting the other rights and remedies of the Lease Indenture Trustee:

               A. The Lease Indenture Trustee may (1) institute and maintain an action of mortgage foreclosure against all or any part of the Indenture Estate, (2) institute and maintain an action on the Notes, (3) sell all or part of the Indenture Estate (the Owner Lessor hereby expressly grants to the Lease Indenture Trustee the power of sale), or (4) take such other action at law or in equity for the enforcement of this Indenture or any of the Assigned Documents permitted under Applicable Law. The Lease Indenture Trustee may proceed in any such action to final judgment and execution thereon for all sums due hereunder, together with interest thereon at the Overdue Rate and all costs of suit, including, reasonable attorneys' fees and disbursements. Interest at the Overdue Rate shall be due on any judgment obtained by the Lease Indenture Trustee from the date of judgment until actual payment is made of the full amount of the judgment.

               B. The Lease Indenture Trustee may personally, or by its agents, attorneys and employees and without regard to the adequacy or inadequacy of the Indenture Estate or any other collateral as security for the Secured Indebtedness enter into and upon the Indenture Estate and each and every part thereof and exclude the Owner Lessor and its agents and employees therefrom without liability for trespass, damage or otherwise (the Owner Lessor hereby agreeing to surrender possession of the Indenture Estate to Lease Indenture Trustee upon demand at any such time) and, subject to
                    Section 4.3(f), to use, operate, manage, maintain and control the Indenture Estate and every part thereof. Following such entry and taking of possession, the Lease Indenture Trustee shall be entitled, without limitation, (x) to lease all or any part or parts of the Indenture Estate for such periods of time and upon such conditions as Lease Indenture Trustee may, in its discretion, deem proper, (y) to enforce, cancel or modify any lease on the Facility Site and (z) generally to execute, do and perform any other act, deed, matter or thing concerning the Indenture Estate as the

                    Lease Indenture Trustee shall deem appropriate as fully as Owner Lessor might do.

                C. Subject to the Excepted Payments and Excepted Rights, the Lease Indenture Trustee may proceed to exercise all rights, privileges and remedies of the Owner Lessor under the Facility Lease and the Lessee Guaranty and may exercise all such rights and remedies either in the name of the Lease Indenture Trustee or in the name of the Owner Lessor for the use and benefit of the Lease Indenture Trustee.

          (iii) In case of a foreclosure sale, the Facility and the leasehold estate in the Ground Interest may be sold, at Lease Indenture Trustee's election, in one parcel or in more than one parcel and Lease Indenture Trustee is specifically empowered (without being required to do so, and in its sole and absolute discretion) to cause successive sales of portions of the Indenture Estate to be held.

          (iv) In the event of any breach of any of the covenants, agreements, terms or conditions contained in this Indenture, and notwithstanding any exculpatory or non-recourse language which may be contained herein, the Lease Indenture Trustee shall be entitled to enjoin such breach by the Owner Lessor and to obtain specific performance by the Owner Lessor of any covenant, agreement, term or condition and the Lease Indenture Trustee shall have the right to invoke any equitable right or remedy as though other remedies were not provided for in this Indenture.

          (v) the Lease Indenture Trustee may, to the extent permitted by Applicable Law, either with or without entry or taking possession of the Indenture Estate as provided in this Indenture or otherwise, personally or by its agents or attorneys, and without prejudice to the right to bring an action for foreclosure of this Indenture, sell the Indenture Estate or any part thereof pursuant to any procedures provided by applicable law, including, the procedures set forth in Article 14 of the New York Real Property Actions and Proceedings Law (and any amendments or substitute statutes in regard thereto), and all estate, right, title, interest, claim and demand therein, and right of redemption thereof, at one or more sales as an entity or in parcels, and at such time and place upon such terms and after such notice thereof as may be required or permitted by Applicable Law.

          (c) All rights of action and rights to assert claims under this Indenture or under any of the Notes may be enforced by the Lease Indenture Trustee without the possession of the Notes at any trial or other proceedings instituted by the Lease Indenture Trustee, and any such trial or other proceedings shall be brought in its own name as mortgagee of an express trust, and any recovery or judgment shall be for the ratable benefit of the Noteholders as herein provided. In any proceedings brought by the Lease Indenture Trustee (and also any proceedings involving the interpretation of any provision of this Indenture), the Lease Indenture Trustee shall be held to represent all the Noteholders, and it shall not be necessary to make any such Persons parties to such proceedings.

     (d) Anything herein to the contrary notwithstanding, neither the Lease Indenture Trustee nor any Noteholder shall at any time, including at any time when a Lease Indenture Event of Default shall have occurred and be continuing and there shall have occurred and be continuing a Lease Event of Default, be entitled to exercise any remedy under or in respect of this Indenture which could or would divest the Owner Lessor of title to, or its ownership interest in, any portion of the Indenture Estate unless, in the case of a Lease Indenture Event of Default as a consequence of a Lease Event of Default, the Lease Indenture Trustee shall have, to the extent it is then entitled to do so hereunder and is not then stayed or otherwise prevented from doing so by operation of law, commenced the exercise of one or more remedies under the Facility Lease intending to dispossess the Facility Lessee of the Facility and is using good faith efforts in the exercise of such remedies (and not merely asserting a right or claim to do so); provided that if the Lease Indenture Trustee is then stayed or otherwise prevented by operation of law from exercising such remedies, the Lease Indenture Trustee will not divest the Owner Lessor of title to any portion of the Indenture Estate until the earlier of (i) the expiration of the 180-day period following the commencement of such stay or other prevention or (ii) the date of repossession of the Facility under the Facility Lease.

     (e) Anything herein to the contrary notwithstanding, in the case of a Lease Indenture Event of Default as a consequence of a Lease Event of Default under Section 16(a) of the Facility Lease with respect to the Equity Portion of Periodic Rent only, the Lease Indenture Trustee shall not, so long as no other Lease Indenture Event of Default shall have occurred and be continuing, be entitled to exercise remedies under this Indenture for a period of 180 days unless the Owner Lessor or the Owner Participant consents to the declaration of a Lease Event of Default under the Facility Lease by the Lease Indenture Trustee.

     (f) Any provisions of the Facility Lease or this Indenture to the contrary notwithstanding, if the Facility Lessee shall fail to pay any Excepted Payment to any Person entitled thereto as and when due, such Person shall have the right at all times, to the exclusion of the Lease Indenture Trustee, to demand, collect, sue for, enforce performance of obligations relating to, or otherwise obtain all amounts due in respect of such Excepted Payment or to declare a Lease Event of Default under Section 16 of the Facility Lease solely to enforce such obligations in respect of any Excepted Payments.

     (g) Anything contained herein to the contrary notwithstanding, prior to the exercise of remedies hereunder that would involve the sale, lease or other transfer of the Facility to any Person other than the Owner Lessor or the Facility Lessee (including to the Lease Indenture Trustee or any special purpose entity that may be formed for such purpose in connection with a repossession of the Facility), the Lease Indenture Trustee or such special purpose entity shall
(1) give required notice of such sale or other transfer to Central Hudson, as required by the Exempt Facilities Agreement, (2) obtain any required consent under the Interconnection Agreement, and (3) become a party to, or enter into agreements substantially similar to, each of the following: (A) the Exempt Facilities Agreement; (B) Assignment and Reassignment of Facilities Agreement; and (C) the Shared Facilities Agreement.

     (h) No recovery of any judgment by the Lease Indenture Trustee and no levy of an execution under any judgment upon the Indenture Estate or upon any other property of the Owner Lessor's shall affect the Lien of this Indenture or any Liens, rights, powers or remedies of the Lease Indenture Trustee hereunder, and such Liens, rights, powers and remedies shall continue unimpaired

     Section 4.4.  Right to Cure Certain Lease Events of Default.

     (a) If the Facility Lessee shall fail to make any payment of Periodic Lease Rent due on any Rent Payment Date when the same shall have become due, and if such failure of such Facility Lessee to make such payment of Periodic Lease Rent shall not constitute more than the fourth consecutive failure or more than the eighth cumulative failure of the Facility Lessee, then the Owner Lessor may (but need not) pay to the Lease Indenture Trustee, at any time prior to the expiration of ten (10) Business Days after the Owner Lessor and the Owner Participant shall have received notice from the Lease Indenture Trustee or have Actual Knowledge of the failure of the Facility Lessee to make such payment of Periodic Lease Rent, an amount equal to the principal of, premium, if any, and interest on the Notes, then due (otherwise than by declaration of acceleration) on such Rent Payment Date, together with any interest due thereon on account of the delayed payment thereof, and such payment by the Owner Lessor shall be deemed (for purposes of this Indenture) to have cured any Lease Indenture Event of Default which arose or would have arisen from such failure of such Facility Lessee.

     (b) If the Facility Lessee shall fail to make any payment of Supplemental Lease Rent when the same shall become due or otherwise fail to perform any obligation under the Facility Lease or any other Operative Document, then the Owner Lessor may (but need not) make such payment (to the extent of the amount of principal of, and premium, if any, and interest on, the Notes then due (otherwise than by declaration of acceleration)) on the date such Supplemental Lease Rent was payable, together with any interest due thereon on account of the delayed payment thereof, or perform such obligation at any time prior to the expiration of ten (10) Business Days after the Owner Lessor and Owner Participant shall have received notice of the occurrence of such failure, and such payment or performance by the Owner Lessor shall be deemed (for purposes of this Indenture) to have cured any Lease Indenture Event of Default which arose or would have arisen from such failure of the Facility Lessee.

     (c) So long as this Indenture has not been terminated, the Owner Lessor, upon exercising its rights under paragraph (a) or (b) of this Section 4.4 to cure the Facility Lessee's failure to pay Periodic Lease Rent or Supplemental Lease Rent or to perform any other obligation under the Facility Lease or any other Operative Document, shall not obtain any Lien on any part of the Indenture Estate on account of such payment or performance nor, except as expressly provided in the next sentence, pursue any claims against the Facility Lessee or any other party, for the repayment thereof if such claims would impair the prior right and security interest of the Lease Indenture Trustee in and to the Indenture Estate. Upon such payment or performance by the Owner Lessor, the Owner Lessor shall (to the extent of such payment made by it and the costs and expenses incurred in connection with such payments and performance thereof together with interest thereon and so long as no Lease Indenture Payment Default, Lease Indenture Bankruptcy Default or Lease Indenture Event of Default hereunder shall have occurred and be continuing) be subrogated to the rights of the Lease Indenture Trustee and the Noteholders to receive the payment of Periodic Lease Rent or Supplemental Lease Rent, as the case may be, with respect to which the Owner Lessor made such payment and interest on account of such Periodic Lease Rent Payment or Supplemental Lease Rent payment being overdue in the manner set forth in the next two sentences. If the Lease Indenture Trustee shall thereafter receive such payment of Periodic Lease Rent, Supplemental Rent or such interest, the Lease Indenture Trustee shall, notwithstanding the requirements of Section 3.1, forthwith, remit such payment of Periodic Lease Rent or Supplemental Lease Rent, as the case may be (to the extent of the payment made by the Owner Lessor pursuant to this Section 4.4) and such interest to the Owner Lessor in reimbursement for the funds so advanced by it, provided that if (i) any Lease Indenture Payment Default, Lease Indenture Bankruptcy Default or Lease Indenture Event of Default hereunder shall have occurred and be continuing or (ii) any payment of principal, interest, or premium, if any, on any Note then shall be overdue, such payment shall not be remitted to the Owner Lessor but shall be held by the Lease Indenture Trustee as security for the obligations secured hereby and distributed in accordance with Section 3.1. The Owner Lessor shall not attempt to recover any amount paid by it on behalf of the Facility Lessee pursuant to this Section 4.4 except by demanding of the Facility Lessee or Lessee Guarantor payment of such amount or by commencing an action against the Facility Lessee or Lessee Guarantor for the payment of such amount, and except where a Lease Indenture Event of Default (other than a Lease Event of Default) has occurred and is continuing, the Owner Lessor shall be entitled to receive the amount of such payment and the costs and expenses incurred in connection with such payments and performance thereof together with interest thereon from the Facility Lessee or Lessee Guarantor (but neither the Owner Lessor nor the Owner Participant shall have any right to collect such amounts by exercise of any of the remedies under Section 17 of the Facility Lease) or, if paid by the Facility Lessee or Lessee Guarantor to the Lease Indenture Trustee, from the Lease Indenture Trustee to the extent of funds actually received by the Lease Indenture Trustee.

     (d) Until the expiration of the period during which the Owner Lessor shall be entitled to exercise rights under paragraph (a) or (b) of this Section 4.4 with respect to any failure by the Facility Lessee referred to therein, neither the Lease Indenture Trustee nor any Noteholder shall take or commence any action it would otherwise be entitled to take or commence as a result of such failure by the Facility Lessee, whether under this Section 4 or Section 17 of the Facility Lease or otherwise.

     (e) Each Noteholder agrees, by acceptance of its Note, that if (i) (A) a Lease Indenture Event of Default, which also constitutes a Lease Event of Default, shall have occurred and be continuing for a period of at least 90 days without the Notes having been accelerated or the Lease Indenture Trustee having exercised any remedy under the Facility Lease intended to dispossess the Facility Lessee of the Facility, (B) the Notes have been accelerated pursuant to
Section 4.3(a) and such acceleration has not theretofore been rescinded, or (C) an Enforcement Notice giving notice of the intent of the Lease Indenture Trustee to foreclose on the Facility or otherwise dispossess the Facility Lessee of the Facility has been given pursuant to Section 5.1 within the previous 30 days,
(ii) no Lease Indenture Event of Default of the nature described in any of clauses (b) through (f) of Section 4.2 (other than solely as the result of the occurrence of a Lease Event of Default) shall have occurred and be continuing and (iii) the Owner Lessor shall give written notice to the Lease Indenture Trustee of the Owner Lessor's intention to purchase all of the Notes in accordance with this paragraph, then, upon receipt within ten (10) Business Days after such notice from the Owner Lessor of an amount equal to the sum of (x) the aggregate unpaid principal amount of any unpaid Notes then held by the Noteholders, together with accrued but unpaid interest thereon to the date of such receipt (as well as any interest on overdue principal and, to the extent permitted by Applicable Law, overdue interest), plus (y) the aggregate amount, if any, of all sums which, if Section 3.3 were then applicable, such Noteholder would be entitled to be paid before any payments were to be made to the Owner Lessor but excluding (z) any premium, such Noteholder will forthwith sell, assign, transfer and convey to the Owner Lessor (without recourse or warranty of any kind other than of title to the Notes so conveyed) all of the right, title and interest of such Noteholder in and to the Indenture Estate, this Indenture, all Notes held by such Noteholder and the Assigned Documents, and the Owner Lessor shall thereupon assume all such Noteholder's rights and obligations in such documents; provided, that no such holder shall be required to so convey unless (X) the Owner Lessor shall have simultaneously tendered payment on all other Notes issued by the Owner Lessor at the time outstanding pursuant to this paragraph and (Y) such conveyance is not in violation of any Applicable Law. All charges and expenses required to be paid in connection with the issuance of any new Note or Notes in connection with this paragraph shall be borne by the Owner Lessor.

     Section 4.5. Rescission of Acceleration. If at any time after the outstanding principal amount of the Notes shall have become due and payable by acceleration pursuant to Section 4.3, (a) all amounts of principal, premium, if any, and interest which are then due and payable in respect of all the Notes otherwise than as a result of such acceleration pursuant to Section 4.3 shall have been paid in full, together with interest on all such overdue principal and (to the extent permitted by Applicable Law) overdue interest at the rate or rates specified in the Notes, and an amount sufficient to cover all reasonable costs and expenses of collection incurred by or on behalf of the holders of the Notes (including counsel fees and expenses and all expenses and reasonable compensation of the Lease Indenture Trustee) and (b) every other Lease Indenture Event of Default shall have been remedied, then a Majority in Interest of Noteholders may, by written notice or notices to the Owner Lessor, the Lease Indenture Trustee and the Facility Lessee, rescind and annul such acceleration and any related declaration of default under the Facility Lease and their respective consequences, but no such rescission and annulment shall extend to or affect any subsequent Lease Indenture Event of Default or impair any right consequent thereon, and no such rescission and annulment shall require any Noteholder to repay any principal or interest actually paid as a result of such acceleration.

     Section 4.6.  Return of Indenture Estate, Etc.

     (a) If at any time the Lease Indenture Trustee has the right to take possession of the Indenture Estate pursuant to Section 4.3, at the request of the Lease Indenture Trustee, the Owner Lessor promptly shall (i) execute and deliver to the Lease Indenture Trustee such instruments of title and other documents and (ii) make all such demands and give all such notices as are permitted by the terms of the Facility Lease to be made or given by the Owner Lessor upon the occurrence and continuance of a Lease Event of Default, in each case as the Lease Indenture Trustee may reasonably deem necessary or advisable to enable the Lease Indenture Trustee or an agent or representative designated by the Lease Indenture Trustee, at such time or times and place or places as the Lease Indenture Trustee may specify, to obtain possession of all or any part of the Indenture Estate the possession of which the Lease Indenture Trustee shall at the time be entitled to hereunder. If the Owner Lessor shall for any reason fail to execute and deliver such instruments and documents after such request by the Lease Indenture Trustee, the Lease Indenture Trustee may (x) obtain a judgment conferring on the Lease Indenture Trustee the right to immediate possession and requiring the Owner Lessor to execute and deliver such instruments and documents to the Lease Indenture Trustee, to the entry of which judgment the Owner Lessor hereby specifically consents, and (y) pursue all or any part of the Indenture Estate wherever it may be found and enter any of the premises wherever all or part of the Indenture Estate may be or is supposed to be and search for all or part of the Indenture Estate and take possession of and remove all or part of the Indenture Estate.

     (b) Upon every such taking of possession, the Lease Indenture Trustee may, from time to time, as a charge against proceeds of the Indenture Estate, make all such expenditures with respect to the Indenture Estate as it may deem proper. In each such case, the Lease Indenture Trustee shall have the right to deal with the Indenture Estate and to carry on the business and exercise all rights and powers of the Owner Lessor relating to the Indenture Estate, as the Lease Indenture Trustee shall deem best, and, the Lease Indenture Trustee shall be entitled to collect and receive all rents (including Periodic Lease Rent and Supplemental Rent), revenues, issues, income, products and profits of the Indenture Estate and every part thereof (without prejudice to the right of the Lease Indenture Trustee under any provision of this Indenture to collect and receive cash held by, or required to be deposited with, the Lease Indenture Trustee hereunder) and to apply the same to the management of or otherwise dealing with the Indenture Estate and of conducting the business thereof, and of all expenditures with respect to the Indenture Estate and the making of all payments which the Lease Indenture Trustee may be required or may elect to make, if any, for taxes, assessments, insurance or other proper charges upon the Indenture Estate or any part thereof (including the employment of engineers and accountants to examine, inspect and make reports upon the properties and books and records of the Owner Lessor and the Facility Lessee relating to the Indenture Estate and the Operative Documents), or under any provision of, this Indenture, as well as just and reasonable compensation for the services of the Lease Indenture Trustee and of all Persons properly engaged and employed by the Lease Indenture Trustee.

     Section 4.7. Right of Lease Indenture Trustee to Credit Sale. Upon the occurrence of any sale made under this Indenture, whether made under the power of sale or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale, the Lease Indenture Trustee may bid for and acquire the Indenture Estate or any part thereof. In lieu of paying cash therefor, to the extent permitted by Applicable Law, the Lease Indenture Trustee may make settlement for the purchase price by crediting upon the Secured Indebtedness or other sums secured by this Indenture the net sales price after deducting therefrom the expenses of sale and the cost of the action and any other sums that the Lease Indenture Trustee is authorized to deduct under this Indenture. In such event, this Indenture, the Notes and documents evidencing expenditures secured hereby may be presented to the person or persons conducting the sale in order that the amount so used or applied may be credited upon the Secured Indebtedness as having been paid.

     Section 4.8. Appointment of Receiver. If the outstanding principal amount of the Notes shall have been declared due and payable pursuant to Section 4.3, as a matter of right, the Lease Indenture Trustee, unless otherwise required by Applicable Law, and without regard to the adequacy or inadequacy of the Indenture Estate or any other collateral as security for the Secured Indebtedness or the interest of Owner Lessor therein, shall have the right to apply to any court having jurisdiction to appoint a receiver or receivers or other manager of the Indenture Estate, and the Owner Lessor hereby irrevocably consents to such appointment and waives notice of any application therefor (except as may be required by Applicable Law). Any such receiver or receivers shall have all the usual powers and duties of receivers in like or similar cases and all the powers and duties of Lease Indenture Trustee in case of entry as provided in this Indenture, including and to the extent permitted by Applicable Law, the right to enter into leases of all or any part of the Indenture Estate, and shall continue as such and exercise all such powers until the date of confirmation of sale of the Indenture Estate unless such receivership is sooner terminated.

     Section 4.9. Waiver of Various Rights by the Owner Lessor. The Owner Lessor hereby waives and agrees, to the extent permitted by Applicable Law, that it will never seek or derive any benefit or advantage from any of the following, whether now existing or hereafter in effect, in connection with any proceeding under or in respect of this Lease Indenture:

     (a)  any stay, extension, moratorium or other similar law;

     (b) any law providing for the valuation of or appraisal of any portion of the Indenture Estate in connection with a sale thereof; or

     (c) any right to have any portion of the Indenture Estate or other security for the Notes marshaled.

The Owner Lessor covenants not to hinder, delay or impede the exercise of any right or remedy under or in respect of this Lease Indenture except as permitted by Section 4.4, and agrees, to the extent permitted by Applicable Law, to suffer and permit its exercise as though no laws or rights of the character listed above were in effect.

     Section 4.10. Discontinuance of Proceedings. In case the Lease Indenture Trustee or any Noteholder shall have proceeded to enforce any right, power or remedy under this Indenture by foreclosure, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Lease Indenture Trustee or the Noteholder, then and in every such case the Owner Lessor, the Lease Indenture Trustee and the Facility Lessee shall be restored to their former positions and rights hereunder with respect to the Indenture Estate, and all rights, remedies and powers of the Lease Indenture Trustee or the Noteholder shall continue as if no such proceedings had taken place.

     Section 4.11. No Action Contrary to a Facility Lessee's Rights Under the Facility Lease. Notwithstanding any other provision of any of the Operative Documents, so long as the Facility Lease shall not have been declared (or deemed to have been declared) in default, the Lease Indenture Trustee shall not take or cause to be taken any action contrary to the right of the Facility Lessee under the Facility Lease, including its rights, to quiet use and possession of the Facility under the Facility Lease.

     Section 4.12. Right of the Lease Indenture Trustee to Perform Covenants, Etc. If the Owner Lessor shall fail to make any payment or perform any act required to be made or performed by it hereunder or under the Facility Lease, the Site Lease, the Site Sublease, the Assignment and Reassignment of Facility Agreements, or the Participation Agreement, or if the Owner Lessor shall fail to release any Lien affecting the Indenture Estate which it is required to release by the terms of this Indenture or the Participation Agreement or the LLC Agreement, the Lease Indenture Trustee, without notice to or demand upon the Owner Lessor and without waiving or releasing any obligation or defaults may (but shall be under no obligation to, and, except as provided in the last sentence hereof, shall incur no liability in connection therewith) at any time thereafter make such payment or perform such act for the account and at the expense of the Indenture Estate and may take all such action with respect thereto (including entering upon the Facility Site or any part thereof for such purpose) as may be necessary or appropriate therefor. No such entry shall be deemed an eviction. All sums so paid by the Lease Indenture Trustee and all costs and expenses (including legal fees and expenses) so incurred, together with interest thereon from the date of payment or incurrence, shall constitute additional indebtedness secured by this Indenture and shall be paid from the Indenture Estate to the Lease Indenture Trustee on demand. The Lease Indenture Trustee shall not be liable for any damages resulting from any such payment or action unless such damages shall be a consequence of willful misconduct or gross negligence on the part of the Lease Indenture Trustee.

     Section 4.13. Further Assurances. The Owner Lessor covenants and agrees from time to time to do all such acts and execute all such instruments of further assurance as shall be reasonably requested by the Lease Indenture Trustee for the purpose of fully carrying out and effectuating this Indenture and the intent hereof.

     Section 4.14. Waiver of Past Defaults. Any past Lease Indenture Event of Default and its consequences may be waived by the Lease Indenture Trustee, except a Lease Indenture Event of Default (a) in the payment of the principal of, premium, if any, and or interest on any Note, subject to the provisions of Sections 5.1 and 8.1, or (b) in respect of a covenant or provision hereof which, under Section 8.2, cannot be modified or amended without the consent of each Noteholder. Upon any such waiver and subject to the terms of such waiver, such Lease Indenture Event of Default shall cease to exist, and any other Lease Indenture Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Lease Indenture Event of Default or impair any right consequent thereon.

SECTION 5. DUTIES OF LEASE INDENTURE TRUSTEE; CERTAIN RIGHTS AND DUTIES OF OWNER LESSOR

     Section 5.1. Notice of Action Upon Lease Indenture Event of Default. The Lease Indenture Trustee shall give prompt written notice to the Owner Lessor and the Owner Participant of any Lease Indenture Event of Default with respect to which the Lease Indenture Trustee has Actual Knowledge and will give the Facility Lessee and the Owner Participant not less than 30 days' prior written notice of the date on or after which the Lease Indenture Trustee intends to exercise remedies under Section 4.3 (an "Enforcement Notice"), which notice may
                                         ------------------
be given contemporaneously with any notice contemplated by Section 4.3(a) or 4.3(b). The Lease Indenture Trustee shall take such action, or refrain from taking such action, as the Majority in Interest of Noteholders shall instruct in writing.

     Section 5.2. Actions Upon Instructions Generally. Subject to the terms of Sections 5.4, 5.5 and 5.6, upon written instructions at any time and from time to time of a Majority in Interest of Noteholders, the Lease Indenture Trustee shall take such action, or refrain from taking such action, including any of the following actions as may be specified in such instructions: (a) give such notice, direction or consent or exercise such right, remedy or power or take such action hereunder or under any Assigned Document, or in respect of any part of or all the Indenture Estate, as it shall be entitled to take and as shall be specified in such instructions; (b) take such action with respect to or to preserve or protect the Indenture Estate (including the discharge of Liens) as it shall be entitled to take and as shall be specified in such instructions; and (c) waive, consent to, approve (as satisfactory to it) or disapprove all matters required by the terms of any Operative Document to be satisfactory to the Lease Indenture Trustee. The Lease Indenture Trustee may, and upon written instructions from a Majority in Interest of Noteholders, the Lease Indenture Trustee shall, execute and file or cause to be executed and filed any financing statement (and any continuation statement with respect to such financing statement) or any similar instrument or document relating to the security interest or the assignment created by this Indenture or granted by the Owner Lessor herein as may be necessary to protect and preserve the security interest or assignment created by or granted pursuant to this Indenture, to the extent otherwise entitled to do so and as shall be specified in such instructions.

     Section 5.3. Action Upon Payment of Notes or Termination of Facility Lease. Subject to the terms of Section 5.4, upon payment in full of the principal of and interest on all Notes then outstanding and all other amounts then due all Noteholders hereunder, and all other sums secured hereby or otherwise required to be paid hereunder, under the Participation Agreement and under the Facility Lease, the Lease Indenture Trustee shall execute and deliver to, or as directed in writing by, the Owner Lessor an appropriate instrument in due form for recording, releasing the Indenture Estate from the Lien of this Indenture. Nothing in this Section 5.3 shall be deemed to expand the instances in which the Owner Lessor is entitled to prepay the Notes.

     Section 5.4. Compensation of the Lease Indenture Trustee; Indemnification.

     (a) The Owner Lessor will from time to time, on demand, pay to the Lease Indenture Trustee such compensation for its services hereunder as shall be agreed to by the Owner Lessor and the Lease Indenture Trustee, or, in the absence of agreement, reasonable compensation for such services (which compensation shall include reasonable fees and expenses of its outside counsel and shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust), and the Lease Indenture Trustee agrees that it shall have no right against the Noteholders or, except as provided in Sections 3, 4.3 and 5, the Indenture Estate, for any fee as compensation for its services hereunder.

     (b) The Lease Indenture Trustee shall not be required to take any action or refrain from taking any action under Section 4, 5.2 or 9.1 unless it and any of its directors, officers, employees or agents shall have been indemnified in manner and form satisfactory to the Lease Indenture Trustee. The Lease Indenture Trustee shall not be required to take any action under Section 4, 5.2, 5.3 or 9.1, nor shall any other provision of this Indenture be deemed to impose a duty on the Lease Indenture Trustee to take any action, if it shall have been advised by counsel (who shall not be an employee of the Lease Indenture Trustee) that such action is contrary to the terms hereof or is otherwise contrary to Applicable Law or (unless it shall have been indemnified in manner and form satisfactory to the Lease Indenture Trustee) may result in personal liability to the Lease Indenture Trustee.

     Section 5.5. No Duties Except as Specified; No Action Except Under Facility Lease, Indenture or Instructions.

     (a) The Lease Indenture Trustee shall not have any duty or obligation to manage, control, use, sell, dispose of or otherwise deal with any part of the Indenture Estate or otherwise take or refrain from taking any action under or in connection with this Indenture or the other Assigned Documents except as expressly provided by the terms of this Indenture or as expressly provided in written instructions from a Majority in Interest of Noteholders in accordance with Section 5.2; and no implied duties or obligations shall be read into this Indenture against the Lease Indenture Trustee.

     (b) The Lease Indenture Trustee shall not manage, control, use, sell, dispose of or otherwise deal with any part of the Indenture Estate except (i) as required by the terms of the Facility Lease, to the extent applicable to the Indenture Trustee as assignee of the Owner Lessor, (ii) in accordance with the powers granted to, or the authority conferred upon, the Lease Indenture Trustee pursuant to this Indenture or in accordance with the express terms hereof or with written instructions from a Majority in Interest of Noteholders in accordance with Section 5.2.

     Section 5.6. Certain Rights of the Owner Lessor. Notwithstanding any other provision of this Indenture or any provision of any Operative Document to the contrary, and in addition to any rights conferred on the Owner Lessor hereby:

     (a) The Owner Lessor shall at all times, to the exclusion of the Lease Indenture Trustee, (i) retain all rights to demand and receive payment of, and to commence an action for payment of, Excepted Payments but the Owner Lessor shall have no remedy or right with respect to any such payment against the Indenture Estate nor any right to collect any such payment by the exercise of any of the remedies under Section 17 of the Facility Lease; (ii) retain all rights with respect to insurance that Section 11 of the Facility Lease specifically confers upon the Owner Lessor and to waive any failure by the Facility Lessee to maintain the insurance required by Section 11 of the Facility Lease before or after the fact so long as the insurance maintained by the Facility Lessee still constitutes Prudent Industry Practice; (iii) retain all rights to adjust Periodic Lease Rent, Allocated Rent, Lessor Section 467 Loan Balance, Lessee Section 467 Loan Balance, Lessor Section 467 Interest, Lessee
Section 467 Interest and Termination Value as provided in Section 3.5 of the Facility Lease, Section 12 of the Participation Agreement; provided, however, that after giving effect to any such adjustment (A) the amount of Periodic Lease Rent payable on each Rent Payment Date shall be at least equal to the aggregate amount of all principal and accrued interest payable on such Rent Payment Date on all Notes then outstanding and (B) Termination Value (excluding the Equity Portion of Termination Value) shall in no event be less (when added to all other amounts required to be paid by the Facility Lessee in respect of any early termination of the Facility Lease exclusive of any portion thereof that is an Excepted Payment) than an amount sufficient, as of the date of payment, to pay in full the principal of, and interest on all Notes outstanding on and as of such date of payment; (iv) retain the right to declare the Facility Lessee to be in default with respect to any Excepted Payments pursuant to Section 17 of the Facility Lease; and (v) except in connection with the exercise of remedies pursuant to the Facility Lease, retain all rights to exercise the Owner

Lessor's rights relating to the Appraisal Procedure and to confer and agree with the Facility Lessee on Fair Market Rental Value, Fair Market Sales Value, or any Renewal Lease Term;

     (b) The Owner Lessor shall have the right, but not to the exclusion of the Lease Indenture Trustee, (i) to receive from the Facility Lessee all notices, certificates, opinions of counsel and other documents and all information that the Facility Lessee is permitted or required to give or furnish to the Owner Lessor or the Owner Participant, as the case may be, pursuant to the Facility Lease or any other Operative Document; (ii) to inspect the Facility and the records relating thereto pursuant to Section 12 of the Facility Lease; (iii) to provide such insurance as may be permitted by Section 11 of the Facility Lease; and (iv) to perform for the Facility Lessee as provided in Section 20 of the Facility Lease and (v) to request from the Facility Lessee such further documents or assurances, or request that the Facility Lessee take such further actions in respect of the Owner Lessor's Interest, as shall be required to be delivered or taken by the Facility Lessee pursuant to Section 22.10 or the Facility Lease ;

     (c) So long as the Notes have not been accelerated pursuant to Section 4.3(a) (or, if accelerated, such acceleration has theretofore been rescinded) or the Lease Indenture Trustee shall not have exercised any of its rights pursuant to Section 4 to take possession of, foreclose, sell or otherwise take control of all or any part of the Indenture Estate, the Owner Lessor shall retain the right to the exclusion of the Lease Indenture Trustee to exercise the rights of the Owner Lessor under, and to determine compliance by the Facility Lessee with, the provisions of Section 5 and Section 8.3 with respect to Return of a Unit and the provisions of Sections 10 (other than Section 10.3 thereof), 13, 14 and 15 of the Facility Lease (other than with respect to the payment provisions of Sections 10, 13, 14 and 15 of the Facility Lease); provided, however, that if a Lease Indenture Event of Default shall have occurred and be continuing, the Owner Lessor shall cease to retain such rights upon notice from the Lease Indenture Trustee stating that such rights shall no longer be retained by the Owner Lessor;

     (d) Except as otherwise provided in this Section 5.6, so long as the Notes have not been accelerated pursuant to Section 4.3(a) (or, if accelerated, such acceleration has theretofore been rescinded) or the Lease Indenture Trustee shall not have exercised any of its rights pursuant to Section 4 to take possession of, foreclose, sell or otherwise take control of all or any part of the Indenture Estate, the Owner Lessor shall have the right, to be exercised jointly with the Lease Indenture Trustee, (i) to exercise the rights with respect to the Facility Lessee's use and operation, modification or maintenance of the Facility, (ii) to exercise the Owner Lessor's right under Section 13.2 of the Participation Agreement to withhold or grant its consent to an assignment by the Facility Lessee of its rights under the Facility Lease, and (iii) to exercise the rights of the Owner Lessor under Section 10.3 of the Facility Lease; provided, however, that if a Lease Indenture Event of Default shall have occurred and be continuing, the Owner Lessor shall cease to exercise such rights under this clause (iii) upon notice from the Lease Indenture Trustee stating that such rights shall no longer be retained by the Owner Lessor; provided further, however, that (A) the Owner Lessor shall have no right to receive any Periodic Lease Rent or other payments other than Excepted Payments payable to the Owner Lessor, or the Owner Participant, and (B) no determination by the Owner Lessor or the Lease Indenture Trustee that the Facility Lessee is in compliance with the provisions of any applicable Assigned Document shall be binding upon or otherwise affect the rights hereunder of the Lease Indenture Trustee or any Noteholder on the one hand or the Owner Lessor or the Owner Participant on the other hand;

     (e) Nothing in this Indenture shall give to, or create in, or otherwise provide the benefit of to, the Lease Indenture Trustee, any rights of the Owner Participant under or pursuant to the Tax Indemnity Agreement or any other Operative Document and nothing in this Section 5.6 or elsewhere in this Indenture shall give to the Owner Lessor the right to exercise any rights specifically given to the Lease Indenture Trustee pursuant to any Operative Document;

     (f) Upon the assumption or guarantee of the Notes by the Owner Participant pursuant to Section 4.15 hereof, the Owner Lessor shall, together with the Lease Indenture Trustee, have the right (but not the obligation) to give and withhold all waivers, consents, modifications, amendments and agreements under or with respect to the Site Lease; provided that upon the occurrence and during the continuance of a Lease Indenture Event of Default, the Lease Indenture Trustee may exercise all such rights to the exclusion of the Owner Lessor;

but nothing in clauses (a) through (e) above shall deprive the Lease Indenture Trustee of the exclusive right, so long as this Indenture shall be in effect, to declare the Facility Lease to be in default under Section 16 thereof (except as set forth in clause (iv) of paragraph (a) above) and thereafter to exercise the remedies pursuant to Section 17 of the Facility Lease.

     Section 5.7. Restrictions on Dealing with Indenture Estate. Except as provided in the Operative Documents, but subject to the terms of this Indenture, the Owner Lessor shall not use, operate, store, lease, control, manage, sell, dispose of or otherwise deal with the Facility, the Facility Site, any part of the Facility Site or any other part of the Indenture Estate.

     Section 5.8. Filing of Financing Statements and Continuation Statements. Pursuant to Section 5.9 of the Participation Agreement, the Facility Lessee has covenanted to maintain the priority of the Lien of this Indenture on the Indenture Estate. The Lease Indenture Trustee shall, at the written request and expense of the Facility Lessee, as provided in the Participation Agreement, execute and deliver to the Facility Lessee and the Facility Lessee will file, if not already filed, such financing statements or other documents and such continuation statements or other documents with respect to financing statements or other documents previously filed relating to the Lien created by this Indenture in the Indenture Estate as may be supplied to the Lease Indenture Trustee by the Facility Lessee. At any time and from time to time, upon the request of the Facility Lessee or the Lease Indenture Trustee, at the expense of the Facility Lessee (and upon receipt of the form of document so to be executed), the Owner Lessor shall promptly and duly execute and deliver any and all such further instruments and documents as the Facility Lessee or the Lease Indenture Trustee may reasonably request in obtaining the full benefits of the security interest and assignment created or intended to be created hereby and of the rights and powers herein granted. Upon the reasonable instructions (which instructions shall be accompanied by the form of document to be filed) at any time and from time to time of the Facility Lessee or the Lease Indenture Trustee, the Owner Lessor shall execute and file any financing statement (and any continuation statement with respect to any such financing statement), and any other document relating to the security interest and assignment created by this Indenture as may be specified in such instructions. In addition, the Lease Indenture Trustee and the Owner Lessor will execute such continuation statements with respect to financing statements and other documents relating to the Lien created by this Indenture in the Indenture Estate as may be specified from time to time in written instructions of any Noteholder (which instructions may, by their terms, be operative only at a future date and which shall be accompanied by the form of such continuation statement or other document to be filed). Neither the Lease Indenture Trustee nor, except as otherwise herein expressly provided, the Owner Lessor shall have responsibility for the protection, perfection or preservation of the Lien created by this Indenture.

SECTION 6.    LEASE INDENTURE TRUSTEE AND OWNER LESSOR

     Section 6.1. Acceptance of Trusts and Duties. The Lease Indenture Trustee accepts the trusts hereby created and applicable to it and agrees to perform the same but only upon the terms of this Indenture, and agrees to receive and disburse all moneys constituting part of the Indenture Estate in accordance with the provisions hereof. If any Lease Indenture Event of Default shall have occurred and be continuing, the Lease Indenture Trustee shall, subject to the provisions of Sections 4 and 5, exercise such of the rights and remedies vested in it by this Indenture and shall at all times use the same degree of care in their exercise as a prudent person would exercise or use in the circumstances in the conduct of its own affairs. The Lease Indenture Trustee shall not be liable under any circumstances, except for its own negligence or willful misconduct; provided, however, that:

     (a) Prior to the occurrence of a Lease Indenture Event of Default of which a Responsible Officer of the Lease Indenture Trustee shall have Actual Knowledge, and after the curing of all such Lease Indenture Events of Default which may have occurred, the duties and obligations of the Lease Indenture Trustee shall be determined solely by the express provisions of the Operative Documents, the Lease Indenture Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in the Operative Documents, no implied covenants or obligations shall be read into the Operative Documents against the Lease Indenture Trustee and, in the absence of bad faith on the part of the Lease Indenture Trustee, the Lease Indenture Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any notes or opinions furnished to the Lease Indenture Trustee and conforming to the requirements of this Indenture;

     (b) The Lease Indenture Trustee shall not be liable in its individual capacity for an error of judgment made in good faith by a Responsible Officer or other officers of the Lease Indenture Trustee, unless it shall be proven that the Lease Indenture Trustee was negligent in ascertaining the pertinent facts;

     (c) The Lease Indenture Trustee shall not be liable in its individual capacity with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with this Indenture or at the direction of the Majority in Interest of Noteholders, relating to the time, method and place of conducting any proceeding or remedy available to the Lease Indenture Trustee, or exercising or omitting to exercise any trust or power conferred upon the Lease Indenture Trustee, under this Indenture;

     (d) The Lease Indenture Trustee shall not be required to take notice or be deemed to have notice or knowledge of any default, Lease Event of Default, Significant Lease Default or Lease Indenture Event of Default (except for a Lease Indenture Event of Default resulting from an event of nonpayment) unless a Responsible Officer of the Lease Indenture Trustee shall have received written notice thereof. In the absence of receipt of such notice, the Lease Indenture Trustee may conclusively assume that there is no default or Lease Indenture Event of Default;

     (e) The Lease Indenture Trustee shall not be required to expend or risk its own funds or otherwise incur financial liability for the performance of any of its duties hereunder or the exercise of any of its rights or powers if there is reasonable ground for believing that the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it, and none of the provisions contained in this Indenture shall in any event require the Lease Indenture Trustee to perform, or be responsible for the manner of performance of, any of the obligations of the Owner Lessor, under this Indenture; and

     (f) The right of the Lease Indenture Trustee to perform any discretionary act enumerated in this Indenture shall not be construed as a duty, and the Lease Indenture Trustee shall not be answerable for other than its negligence or willful misconduct in the performance of such act.

     Section 6.2. Absence of Certain Duties. Except in accordance with written instructions furnished pursuant to Section 5.2 and except as provided in Sections 5.5 and 5.8, the Lease Indenture Trustee shall have no duty (a) to see to any registration, recording or filing of any Operative Document (or any financing or continuation statements in respect thereto) or to see to the maintenance of any such registration, recording or filing, (b) to see to any insurance on the Facility or the Project or to effect or maintain any such insurance, (c) except as otherwise provided in Section 5.5 hereof or in Section 8 of the Participation Agreement, to see to the payment or discharge of any Tax or any Lien of any kind owing with respect to, or assessed or levied against, any part of the Indenture Estate, (d) to confirm or verify the contents of any report, notice, request, demand, certificate, financial statement or other instrument of the Facility Lessee, (e) to inspect the Facility at any time or ascertain or inquire as to the performance or observance of any of the Facility Lessee's covenants with respect to the Facility (f) to exercise any of the trusts or powers vested in it by this Indenture or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Noteholders, pursuant to the provisions of this Indenture, unless such Noteholders shall have offered to the Lease Indenture Trustee reasonable security or indemnity against the costs, expenses and liabilities which may be incurred therein or thereby (which in the case of the Majority in Interest of Noteholders will be deemed to be satisfied by a letter agreement with respect to such costs from such Majority in Interest of Noteholders). Notwithstanding the foregoing, the Lease Indenture Trustee shall furnish to each Noteholder and to the Owner Lessor and the Owner Participant promptly upon receipt thereof duplicates or copies of all reports, notices, requests, demands, certificates, financial statements and other instruments furnished to the Lease Indenture Trustee hereunder or under any of the Operative Documents unless the Lease Indenture Trustee shall reasonably believe that each such Noteholder, the Owner Lessor and the Owner Participant shall have received copies thereof.

     Section 6.3.    Representations and Warranties.

     (a) The Owner Lessor represents and warrants that it has not assigned or pledged any of its estate, right, title or interest subject to this Indenture, to anyone other than the Lease Indenture Trustee.

     (b) NEITHER THE OWNER LESSOR NOR THE LEASE INDENTURE TRUSTEE MAKES, NOR SHALL BE DEEMED TO HAVE MADE (i) ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE TITLE, VALUE, COMPLIANCE WITH PLANS OR SPECIFICATIONS, QUALITY, DURABILITY, SUITABILITY, CONDITION, DESIGN, OPERATION, MERCHANTABILITY OR FITNESS FOR USE OR FOR ANY PARTICULAR PURPOSE OF THE FACILITY, OR ANY PART THEREOF, OR ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE FACILITY OR ANY OTHER PART OF THE INDENTURE ESTATE, except that the Owner Lessor represents and warrants that on the Closing Date it shall have received whatever title or interest to the Facility and the Facility Site as was conveyed to it by the Facility Lessee; and that on the Closing Date the Facility shall be free of Owner Lessor's Liens and Owner Participant's Liens; nor (ii) any representation or warranty as to the validity, legality or enforceability of this Indenture, the Notes or any of the other Operative Documents, or as to the correctness of any statement contained in any thereof, except that each of the Owner Lessor and the Lease Indenture Trustee represents and warrants that this Indenture and the Participation Agreement have been, and, in the case of the Owner Lessor, the other Operative Documents to which it is or is to become a party have been or will be, executed and delivered by one of its officers who is and will be duly authorized to execute and deliver such document on its behalf.

     Section 6.4. No Segregation of Moneys; No Interest. All moneys and securities deposited with and held by the Lease Indenture Trustee under this Indenture for the purpose of paying, or securing the payment of, the principal of or premium or interest on the Notes shall be held in trust. Except as specifically provided herein or in the Facility Lease, any moneys received by the Lease Indenture Trustee hereunder need not be segregated in any manner except to the extent required by Applicable Law and may be deposited under such general conditions as may be prescribed by Applicable Law, and neither the Owner Lessor nor the Lease Indenture Trustee shall be liable for any interest thereon; provided, however, subject to Section 6.5, that any payments received or applied hereunder by the Lease Indenture Trustee shall be accounted for by the Lease Indenture Trustee so that any portion thereof paid or applied pursuant hereto shall be identifiable as to the source thereof to the extent known to the Lease Indenture Trustee.

     Section 6.5. Reliance; Agents; Advice of Experts. The Lease Indenture Trustee shall be authorized and protected and incur no liability to anyone in acting upon any signature, instrument, notice, resolution, request, consent, order, certificate, report, opinion, bond or other document or paper believed to be genuine and believed to be signed by the proper party or parties. The Lease Indenture Trustee may accept in good faith a certified copy of a resolution of the Board of Directors (or equivalent body) of the Facility Lessee as conclusive evidence that such resolution has been duly adopted by such Board of Directors and that the same is in full force and effect. As to the amount of any payment to which any Noteholder is entitled pursuant to Clause "Third" of Section 3.2 or
                                                        -----
3.3, and as to the amount of any payment to which any other Person is entitled pursuant to Section 3.5 or 3.7, the Lease Indenture Trustee for all purposes hereof may rely on and shall be authorized and protected in acting or refraining from acting upon an Officer's Certificate of such Noteholder or other Person, as the case may be. As to any fact or matter the manner of ascertainment of which is not specifically described herein, the Lease Indenture Trustee for all purposes hereof may rely on an Officer's Certificate of the Owner Lessor or the Facility Lessee or a Noteholder as to such fact or matter, and such certificate shall constitute full protection to the Lease Indenture Trustee for any action taken or omitted to be taken by it in good faith in reliance thereon. The Lease Indenture Trustee shall have the right to request instructions from the Owner Lessor or the Majority in Interest of Noteholders with respect to taking or refraining from taking any action in connection with the Lease Indenture or any other Operative Document to which it is a party, and shall be entitled to act or refrain from taking such action unless and until the Lease Indenture Trustee shall have received written instructions from the Owner Lessor or the Majority in Interest of Noteholders, and the Lease Indenture Trustee shall not incur liability by reason of so acting (except as provided in Section 6.1) or refraining from acting. In the administration of the trusts hereunder, the Lease Indenture Trustee may execute any of the trusts or powers hereof and perform its powers and duties hereunder directly or through agents or attorneys and may, at the expense of the Indenture Estate (but subject to the priorities of payment set forth in Section 3), consult with independent skilled Persons to be selected and retained by it (other than Persons regularly in its employ) as to matters within their particular competence, and the Lease Indenture Trustee shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion, within such Person's area of competence, of any such Person, so long as the Lease Indenture Trustee shall have exercised reasonable care in selecting such Person.

SECTION 7.    SUCCESSOR LEASE INDENTURE TRUSTEES AND SEPARATE
              TRUSTEES

     Section 7.1. Resignation or Removal of the Lease Indenture Trustee; Appointment of Successor.

     (a)  Resignation or Removal.  The Lease Indenture Trustee or any successor
          ----------------------
thereto may resign at any time with or without cause by giving at least thirty
(30) days' prior written notice to the Owner Lessor, the Owner Participant, the Facility Lessee and each Noteholder, such resignation to be effective on the acceptance of appointment by the successor Lease Indenture Trustee pursuant to the provisions of Section 7.1(b) below. In addition, a Majority in Interest of Noteholders may at any time remove the Lease Indenture Trustee with or without cause by an instrument in writing delivered to the Owner Lessor, the Owner Participant and the Lease Indenture Trustee, and the Owner Lessor shall give prompt written notification thereof to each Noteholder and the Facility Lessee. Such removal will be effective on the acceptance of appointment by the successor Lease Indenture Trustee pursuant to the provisions of Section 7.1(b) below. In the case of the resignation or removal of the Lease Indenture Trustee, a Majority in Interest of Noteholders may appoint a successor Lease Indenture Trustee by an instrument signed by such Noteholders. If a successor Lease Indenture Trustee shall not have been appointed within thirty (30) days after such resignation or removal, the Lease Indenture Trustee or any Noteholder may apply to any court of competent jurisdiction to appoint a successor Lease Indenture Trustee to act until such time, if any, as a successor shall have been appointed by a Majority in Interest of Noteholders as above provided. The successor Lease Indenture Trustee so appointed by such court shall immediately and without further act be superseded by any successor Lease Indenture Trustee appointed by a Majority in Interest of Noteholders as above provided.

     (b)  Acceptance of Appointment. Any successor Lease Indenture Trustee shall
          -------------------------
execute and deliver to the predecessor Lease Indenture Trustee, the Owner Participant, the

Owner Lessor and all Noteholders an instrument accepting such appointment and thereupon such successor Lease Indenture Trustee, without further act, shall become vested with all the estates, properties, rights, powers and duties of the predecessor Lease Indenture Trustee hereunder in the trusts hereunder applicable to it with like effect as if originally named the Lease Indenture Trustee herein; but nevertheless, upon the written request of such successor Lease Indenture Trustee or a Majority in Interest of Noteholders, such predecessor Lease Indenture Trustee shall execute and deliver an instrument transferring to such successor Lease Indenture Trustee, upon the trusts herein expressed applicable to it, all the estates, properties, rights and powers of such predecessor Lease Indenture Trustee, and such predecessor Lease Indenture Trustee shall duly assign, transfer deliver and pay over to such successor Lease Indenture Trustee all moneys or other property then held by such predecessor Lease Indenture Trustee hereunder. To the extent required by Applicable Law or upon request of the successor Lease Indenture Trustee, the Owner Lessor shall execute any and all documents confirming the vesting of such estates, properties, rights and powers in the successor Lease Indenture Trustee.

     (c)  Qualifications. Any successor Lease Indenture Trustee, however
          --------------
appointed, shall be a trust company or bank with trust powers (i) which (A) has a combined capital and surplus of at least $150,000,000, or (B) is a direct or indirect subsidiary of a corporation which has a combined capital and surplus of at least $150,000,000 provided such corporation guarantees the performance of the obligations of such trust company or bank as Lease Indenture Trustee, or (C) is a member of a bank holding company group having a combined capital and surplus of at least $150,000,000 provided the parent of such bank holding company group or a member which itself has a combined capital and surplus of at least $150,000,000 guarantees the performance of the obligations of such trust company or bank, and (ii) is willing, able and legally qualified to perform the duties of Lease Indenture Trustee hereunder upon reasonable or customary terms. No successor Lease Indenture Trustee, however appointed, shall become such if such appointment would result in the violation of any Applicable Law or create a conflict or relationship involving a conflict of interest under the Trust Indenture Act of 1939.

     (d)  Merger, etc.  Any Person into which the Lease Indenture Trustee may be
          -----------
merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Lease Indenture Trustee shall be a party, or any Person to which substantially all the corporate trust business of the Lease Indenture Trustee may be transferred, shall, subject to the terms of Section 7.1(c), be the Lease Indenture Trustee under this Indenture without further act.

     Section 7.2.    Appointment of Additional and Separate Trustees.

     (a)  Appointment.  Whenever (i) the Lease Indenture Trustee shall deem it
          -----------
necessary or prudent in order to conform to any law of any applicable jurisdiction or to make any claim or bring any suit with respect to or in connection with the Indenture Estate, this Indenture, the Facility Lease, the Notes or any of the transactions contemplated by the Operative Documents, (ii) the Lease Indenture Trustee shall be advised by counsel, satisfactory to it, that it is so necessary or prudent in the interest of the Noteholders or (iii) a Majority in Interest of Noteholders deems it so necessary or prudent and shall have requested in writing the Lease Indenture Trustee to do so, then in any such case the Lease Indenture Trustee shall execute and deliver from time to time all instruments and agreements necessary or proper to constitute another bank or trust company or one or more Persons approved by the Lease Indenture Trustee either to act as additional trustee or trustees of all or any part of the Indenture Estate, jointly with the Lease Indenture Trustee, or to act as separate trustee or trustees of all or any part of the Indenture Estate, in any such case with such powers as may be provided in such instruments or agreements, and to vest in such bank, trust company or Person as such additional trustee or separate trustee, as the case may be, any property, title, right or power of the Lease Indenture Trustee deemed necessary or advisable by the Lease Indenture Trustee, subject to the remaining provisions of this Section 7.2. The Owner Lessor hereby consents to all actions taken by the Lease Indenture Trustee under the provisions of this Section 7.2 and agrees, upon the Lease Indenture Trustee's request, to join in and execute, acknowledge and deliver any or all such instruments or agreements; and the Owner Lessor hereby makes, constitutes and appoints the Lease Indenture Trustee its agent and attorney-in-fact for it and in its name, place and stead to execute, acknowledge and deliver any such instrument or agreement in the event that the Owner Lessor shall not itself execute and deliver the same within fifteen (15) days after receipt by it of such request so to do; provided, however, that the Lease Indenture Trustee shall exercise due care in selecting any additional or separate trustee if such additional or separate trustee shall not be a Person possessing trust powers under Applicable Law. If at any time the Lease Indenture Trustee shall deem it no longer necessary or prudent in order to conform to any such law or take any such action or shall be advised by such counsel that it is no longer so necessary or prudent in the interest of the Noteholders or in the event that the Lease Indenture Trustee shall have been requested to do so in writing by a Majority in Interest of Noteholders, the Lease Indenture Trustee shall execute and deliver all instruments and agreements necessary or proper to remove any additional trustee or separate trustee. In such connection, the Lease Indenture Trustee may act on behalf of the Owner Lessor to the same extent as is provided above. Notwithstanding anything contained to the contrary in this Section 7.2(a), to the extent the laws of any jurisdiction preclude the Lease Indenture Trustee from taking any action hereunder either alone, jointly or through a separate trustee under the direction and control of the Lease Indenture Trustee, the Owner Lessor, at the instruction of the Lease Indenture Trustee, shall appoint a separate trustee for such jurisdiction, which separate trustee shall have full power and authority to take all action hereunder as to matters relating to such jurisdiction without the consent of the Lease Indenture Trustee, but not subject to the same limitations in any exercise of his power and authority as those to which the Lease Indenture Trustee is subject.

     (b)  The Lease Indenture Trustee as Agent. Any additional trustee or
          ------------------------------------
separate trustee at any time by an instrument in writing may constitute the Lease Indenture Trustee its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by Applicable Law, to do all acts and things and exercise all discretions which it is authorized or permitted to do or exercise, for and in its behalf and in its name. In case any such additional trustee or separate trustee shall become incapable of acting or cease to be such additional trustee or separate trustee, the property, rights, powers, trusts, duties and obligations of such additional trustee or separate trustee, as the case may be, so far as permitted by Applicable Law, shall vest in and be exercised by the Lease Indenture Trustee, without the appointment of a new successor to such additional trustee or separate trustee, unless and until a successor is appointed in the manner hereinbefore provided.

     (c)  Requests, etc. Any request, approval or consent in writing by the
          -------------
Lease Indenture Trustee to any additional trustee or separate trustee shall be sufficient to warrant such additional trustee or separate trustee, as the case may be, to take the requested, approved or consented to action.

     (d)  Subject to Indenture, etc. Each additional trustee and separate
          -------------------------
trustee appointed pursuant to this Section 7.2 shall be subject to, and shall have the benefit of Sections 3 through 9 insofar as they apply to the Lease Indenture Trustee. Notwithstanding any other provision of this Section 7.2, (i) the powers, duties, obligations and rights of any additional trustee or separate trustee appointed pursuant to this Section 7.2 shall not in any case exceed those of the Lease Indenture Trustee hereunder, (ii) all powers, duties, obligations and rights conferred upon the Lease Indenture Trustee in respect of the receipt, custody, investment and payment of moneys or the investment of moneys shall be exercised solely by the Lease Indenture Trustee and (iii) no power hereby given to, or exercisable as provided herein by, any such additional trustee or separate trustee shall be exercised hereunder by such additional trustee or separate trustee except jointly with, or with the consent of, the Lease Indenture Trustee.

     SECTION 8.    SUPPLEMENTS AND AMENDMENTS TO THIS INDENTURE AND OTHER
                   DOCUMENTS

     Section 8.1. Supplemental Indenture and Other Amendments With Consent; Conditions and Limitations. At any time and from time to time, subject to
Section 8.3, but only upon the written direction of a Majority in Interest of Noteholders and the written consent of the Owner Lessor, (a) the Lease Indenture Trustee shall execute an amendment or supplement hereto for the purpose of adding provisions to, or changing or eliminating provisions of, this Indenture as specified in such request, and (b) the Lease Indenture Trustee, as the case may be, shall enter into or consent to such written amendment of or supplement to any Assigned Document as each other party thereto may agree to and as may be specified in such request, or execute and deliver such written waiver or modification of or consent to the terms of any such agreement or document as may be specified in such request; provided, however, that without the consent of the Noteholders representing one hundred percent (100%) of the outstanding principal amount of the Notes, such percentage to be determined in the same manner as provided in the definition of the term "Majority in Interest of Noteholders," no such supplement to or amendment of this Indenture or any Assigned Document, or waiver or modification of or consent to the terms hereof or thereof, shall (i) modify the definition of the terms "Majority in Interest of Noteholders" or reduce the percentage of Noteholders required to take or approve any action hereunder, (ii) change the amount or the time of payment of any amount owing or payable under any Note or change the rate or manner of calculation of interest payable on any Note, (iii) alter or modify the provisions of Section 3 with respect to the manner of payment or the order of priorities in which distributions thereunder shall be made as between the Noteholders and the Owner Lessor, (iv) reduce the amount (except to any amount as shall be sufficient to pay the aggregate principal of, and interest on all outstanding Notes) or extend the time of payment of Periodic Lease Rent or Termination Value except as expressly provided in Section 3.5 of the Facility Lease, or change any of the circumstances under which Periodic Lease Rent or Termination Value is payable, or (v) consent to any assignment of the Facility Lease or the Lessee Guaranty if in connection therewith the Facility Lessee or the Lessee Guarantor, as applicable, will be released from its obligations thereunder, except as expressly provided in Section 13.2 of the Participation Agreement, or release the Facility Lessee of its obligation to pay Periodic Lease Rent or Termination Value.

     Section 8.2. Supplemental Indentures and other Amendments Without Consent. Without the consent of any Noteholders but subject to the provisions of Section 8.3, and only after notice thereof shall have been sent to the Noteholders and with the consent of the Owner Lessor, the Lease Indenture Trustee shall enter into any indenture or indentures supplemental hereto or execute any amendment, modification, supplement, waiver or consent with respect to any other Operative Document (a) to evidence the succession of another Person as a Lessor Manager or the appointment of a co-manager in accordance with the terms of the LLC Agreement, or to evidence the succession of a successor as the Lease Indenture Trustee hereunder, the removal of the Lease Indenture Trustee or the appointment of any separate or additional trustee or trustees, in each case if done pursuant to the provisions of Section 7 and to define the rights, powers, duties and obligations conferred upon any such separate trustee or trustees or co-trustee or co-trustees, (b) to correct, confirm or amplify the description of any property at any time subject to the Lien of this Indenture or to convey, transfer, assign, mortgage or pledge any property to or with the Lease Indenture Trustee, (c) to provide for any evidence of the creation and issuance of any Additional Notes pursuant to, and subject to the conditions of, Section 2.12 and to establish the form and the terms of such Additional Notes, (d) to cure any ambiguity in, to correct or supplement any defective or inconsistent provision of, or to add to or modify any other provisions and agreements in, this Indenture or any other Operative Document in any manner that will not in the judgment of the Lease Indenture Trustee materially adversely affect the interests of the Noteholders, (e) to grant or confer upon the Lease Indenture Trustee for the benefit of the Noteholders any additional rights, remedies, powers, authority or security which may be lawfully granted or conferred and which are not contrary or inconsistent with this Indenture, (f) to add to or modify the covenants or agreements to be observed by the Facility Lessee or the Owner Lessor and which are not contrary to this Indenture, to add Lease Indenture Events of Defaults for the benefit of Noteholders or surrender any right or power of the Owner Lessor, provided it has consented thereto, (g) to effect the assumption of any or all of the Lessor Notes by the Facility Lessee or the Lessee Guarantor in accordance with the terms hereof, (h) to comply with requirements of the SEC, any applicable law, rules or regulations of any exchange or quotation system on which the Certificates are listed, or any regulatory body, (i) to modify, eliminate or add to the provisions of any Operative Documents to such extent as shall be necessary to qualify or continue the qualification of this Lease Indenture or the Pass Through Trust Agreements (including any supplements thereto) under the Trust Indenture Act of 1939, or similar federal statute enacted after the Closing Date, and to add to this Indenture such other provisions as may be expressly required or permitted by the Trust Indenture Act of 1939, and (j) to effect the assumption of the Notes by the Owner Participant in accordance with the terms hereof, (k) subject to
Section 3.5 of the Facility Lease, to adjust Periodic Lease Rent, Allocated Rent, Lessor Section 467 Loan Balance, Lessee Section 467 Loan Balance, Lessor
Section 467 Interest, Lessee Section 467 Interest and Termination Value, and (j) to effect any indenture or indentures supplemental hereto or any amendment, modification, supplement, waiver or consent with respect to any other Operative Document, provided such supplemental indenture, amendment, modification, supplement, waiver or consent shall not adversely affect the interest of the Noteholders in any material respect as confirmed in an Officer's Certificate of the Facility Lessee; provided, however, that no such amendment, modification, supplement, waiver or consent contemplated by this Section 8.2 shall, without the consent of each Noteholder, cause any of the events specified in clauses (i) through (v) of the first sentence of Section 8.1 to occur; and provided, further, that no such amendment, modification, supplement, waiver or consent contemplated by this Section 8.2 shall, without the consent of the holder of a Majority in Interest of Noteholders, modify the provisions of Section 5.2, 6,
13.2 or 13.3 of the Participation Agreement (other than any amendment, modification, supplement, waiver or consent having no adverse affect on the interest of the Noteholders) without the consent of a Majority in Interest of Noteholders.

     Section 8.3. Conditions to Action by the Lease Indenture Trustee. If in the reasonable opinion of the Lease Indenture Trustee any document required to be executed pursuant to the terms of Section 8.1 or 8.2 or the election referred to in Section 9.13 adversely affects any immunity or indemnity in favor of the Lease Indenture Trustee under this Indenture or the Participation Agreement, or would materially increase its administrative duties or responsibilities hereunder or thereunder or may result in personal liability for it (unless it shall have been provided an indemnity satisfactory to the Lease Indenture Trustee), the Lease Indenture Trustee may in its reasonable discretion decline to execute such document or the election. With every such document and election, the Lease Indenture Trustee shall be furnished with evidence that all necessary consents have been obtained and with an opinion of counsel that such document complies with the provisions of this Indenture, does not deprive the Lease Indenture Trustee or the holders of the Notes of the benefits of the Lien hereby created on any property subject hereto or of the assignments contained herein (except as otherwise consented to in accordance with Section 8.1) and that all consents required by the terms hereof in connection with the execution of such document or the making of such election have been obtained. The Lease Indenture Trustee shall be fully authorized and protected in relying on such opinion.

SECTION 9.    MISCELLANEOUS

     Section 9.1.    Surrender, Defeasance and Release.

     (a)  Surrender and Cancellation of Indenture.  This Indenture shall be
          ---------------------------------------
surrendered and cancelled and the trusts created hereby shall terminate and this Indenture shall be of no further force or effect upon satisfaction of the conditions set forth in the proviso to the Granting Clause hereof. Upon any such surrender, cancellation, and termination, the Lease Indenture Trustee shall pay all moneys or other properties or proceeds constituting part of the Indenture Estate (the distribution of which is not otherwise provided for herein) to the Owner Lessor, and the Lease Indenture Trustee shall, upon request and at the cost and expense of the Owner Lessor, execute and deliver proper instruments acknowledging such cancellation and termination and evidencing the release of the security, rights and interests created hereby. Upon the surrender and cancellation of this Indenture, the Lease Indenture Trustee shall promptly notify the Facility Lessee and the Owner Participant of such termination.

     (b)  Defeasance of Notes. Any Note shall, prior to the maturity or
          -------------------
redemption date thereof, be deemed to have been paid within the meaning and with the effect expressed in this Section 9.1 if (i) there shall have been deposited with the Lease Indenture Trustee either moneys in an amount which shall be sufficient, or U.S. Government Obligations, the principal of and the interest on which when due, and without any reinvestment thereof, will provide moneys in an amount which shall be sufficient, together with the moneys, if any, deposited with or held by the Lease Indenture Trustee at the same time (such sufficiency to be established by the delivery to the Lease Indenture Trustee or such other trustee of a certificate of an independent public accountant), to pay when due the principal of and premium, if any, and interest due and to become due on said Note on and prior to the redemption date or maturity date thereof, as the case may be, and (ii) in the event said Note does not mature or is not to be redeemed within the next 45 days, the Lease Indenture Trustee shall have been given irrevocable instructions to give, as soon as practicable, a notice to the registered holder of such Note that the deposit required by Section 9.1(b)(i) above has been made with the Lease Indenture Trustee and that said Note is deemed to have been paid in accordance with this
Section 9.1(b) and stating such maturity or redemption date upon which moneys are to be available for the payment of the principal of and premium, if any, and interest on said Note. Neither the U.S. Government Obligations nor moneys deposited with the Lease Indenture Trustee pursuant to this Section 9.1(b) or principal or interest payments on any such U.S. Government Obligations shall be withdrawn or used for any purpose other than, and shall be held in trust for, the payment of the principal of and premium, if any, and interest on said Note; provided, however, that any cash received from such principal or interest payments on such U.S. Government Obligations deposited with the Lease Indenture Trustee shall be reinvested in accordance with Section 3.4 in U.S. Government Obligations. At such time as any Note shall be deemed paid as aforesaid, it shall no longer be secured by or entitled to the benefits of the Indenture Estate or this Indenture, except that (i) such Note shall be entitled to the benefits of the portions of the Indenture Estate described in Granting Clauses
(4), (5) and (8), to the extent such portions relate to such moneys or U.S. Government Obligations deposited with the Lease Indenture Trustee, (ii) the provisions of Sections 2.8 and 2.9 shall continue to apply to such Note and
(iii) the duties and immunities of the Lease Indenture Trustee hereunder shall continue with respect to such Note. Notwithstanding the foregoing, the Owner Lessor shall not make or cause to be made the deposit of moneys or property provided for by this Section 9.1(b) unless it shall have delivered to the Lease Indenture Trustee an opinion or opinions of counsel reasonably satisfactory to the Lease Indenture Trustee to the effect that the deposit of such moneys or U.S. Government Obligations by the Owner Lessor or other defeasance of the Lessor Notes will not cause a Tax Event and that all conditions to such defeasance hereunder have been complied with.

     (c)  Release.
          -------

          (i) Whenever a Component is replaced pursuant to the Facility Lease, such Component shall automatically and without further act of any Person be released from the Lien of this Lease Indenture and the Lease Indenture Trustee shall, upon the written request of the Owner Lessor or the Facility Lessee, execute and deliver to, and as directed in writing by, the Facility Lessee or the Owner Lessor an appropriate instrument (in due form for recording) releasing the replaced Component from the Lien of this Indenture. Any Replacement Component shall automatically and without further act of any Person be subjected to the Lien of this Indenture.

          (ii) Whenever the Facility Lessee is entitled to acquire or have transferred to it the Facility pursuant to the express terms of the Facility Lease, the Lease Indenture Trustee shall release the Indenture Estate from the Lien of this Indenture and execute and deliver to, or as directed in writing by, the Facility Lessee or the Owner Lessor an appropriate instrument (in due form for recording) releasing the Indenture Estate from the Lien of this Indenture; provided that all sums secured by this Indenture have been paid to the Persons entitled to such sums.

     Section 9.2. Conveyances Pursuant to Sections 4.2 or 4.3 of Site Lease. Sales, grants of leases or easements and conveyances of portions of the Facility Site, rights of way, easements or leasehold interests made by the Facility Lessee in accordance with Sections 4.2 or 4.3 of the Site Lease and any Released Property sold, leased or otherwise conveyed pursuant to the Ground Lessor's Release Rights or otherwise under such sections, shall automatically, without further act of any Person, be released from this Lease Indenture.

     Section 9.3. Assignment of Leases and Rents. The Owner Lessor hereby assigns to the Lease Indenture Trustee the Revenues, other than the Excepted Payments, as further security for the payment of the Secured Indebtedness, and the Owner Lessor grants to the Lease Indenture Trustee the right to enter the Indenture Estate for the purpose of collecting the same and to let the Indenture Estate or any part thereof, and to apply the Revenues, other than the Excepted Payments, on account of the Secured Indebtedness. The foregoing assignment and grant is present and absolute and shall continue in effect until the Secured Indebtedness is paid in full. The Owner Lessor acknowledges that the Facility Lessee is obligated to pay Rent and all other amounts due under the Lease, other than the Excepted Payments, directly to the Lease Indenture Trustee, whether or not a Lease Indenture Event of Default exists hereunder. The agreement contained in this Section has been made with reference to section 291-f of the Real Property Law of the State of New York. Upon the occurrence of an Event of Default, Owner Lessor shall direct the Facility Lessee to pay all Rents, other than the Excepted Payments, directly to the party designated by the Lease Indenture Trustee.

     Section 9.4.    Trust Funds. Pursuant to the trust fund provisions of
Section 13 of the Lien Law of the State of New York, Owner Lessor shall receive the advances secured hereby and will hold the right to receive such advances as a trust fund to be applied first for the purpose of paying the cost of improvements to the premises encumbered hereby before using any part of the total of the same for any other purpose.

     Section 9.5. Additional Rights. a) The clauses and covenants contained in this Indenture that are construed by Section 254 of the Real Property Law of the State of New York shall be construed as provided in those sections, except that the provisions of subsection 4 of such Section 254 shall not in any manner apply to or construe the provisions of this Indenture; the additional clauses and covenants contained herein shall afford rights supplemental to and not exclusive of the rights conferred by the clauses and covenants construed by such
Section 254 and shall not impair, modify, alter or defeat such rights (except that the provisions of this Indenture governing insurance shall be exclusive of and shall be in substitution for the rights which would be conferred by the clauses and covenants construed by such subsection 4 of such Section 254), notwithstanding that such additional clauses and covenants may relate to the same subject matter or provide for different or additional rights in the same or similar contingencies as the clauses and covenants construed by such Section 254; the rights of Lease Indenture Trustee arising under clauses and covenants contained in this Indenture shall be separate, distinct and cumulative and none of them shall be in exclusion of the others; no act of Lease Indenture Trustee shall be construed as an election to proceed under any one provision herein to the exclusion of any other provision, anything herein or otherwise to the contrary notwithstanding, and in the event of any inconsistencies between the provisions of such Section 254 and the provisions of this Indenture, the provisions of this Indenture shall prevail.

          (b) The holder of any subordinate lien on the Indenture Estate shall have no right to terminate any lease whether or not such lease is subordinate to this Indenture nor shall any holder of any subordinate lien join any tenant under any lease in any action to foreclose the lien or modify, interfere with, disturb or terminate the rights of any tenant under any lease. By recordation of this Indenture all subordinate lienholders are subject to and notified of this provision, and any action taken by any such lienholder contrary to this provision shall be null and void. Upon the occurrence of any Lease Indenture Event of Default, the Lease Indenture Trustee may, in its sole discretion and without regard to the adequacy of its security under this Indenture, apply all or any part of any amounts on deposit with the Lease Indenture Trustee under this Indenture against all or any part of the Secured Indebtedness. Any such application shall not be construed to cure or waive any Lease Indenture Event of Default or Lease Event of Default or invalidate any act taken by the Lease Indenture Trustee on account of such Default or Event of Default.

     Section 9.6. Appointment of the Lease Indenture Trustee as Attorney; Further Assurances. The Owner Lessor hereby constitutes the Lease Indenture Trustee the true and lawful attorney of the Owner Lessor irrevocably with full power as long as the Lease Indenture is in effect (in the name of the Owner Lessor or otherwise) to ask, require, demand, receive, compound and give acquittance for any and all moneys and claims for moneys due and to become due under or arising out of the Assigned Documents (except to the extent that such moneys and claims constitute Excepted Payments), to endorse any checks or other instruments or orders in connection therewith, to make all such demands and to give all such notices as are permitted by the terms of the Facility Lease to be made or given by the Owner Lessor upon the occurrence and continuance of a Lease Event of Default, to enforce compliance by the Facility Lessee with all terms and provisions of the Facility Lease (except as otherwise provided in Sections
4.3 and 5.6), and to file any claims or take any action or institute any proceedings which the Lease Indenture Trustee may request in the premises.

     Section 9.7. Indenture for Benefit of Certain Persons Only. Nothing in this Indenture, whether express or implied, shall be construed to give to any Person other than the parties hereto, the Owner Participant, the Facility Lessee (with respect to Sections 4.12 and 8.1) and the Noteholders (and any successor or assign of any thereof) any legal or equitable right, remedy or claim under or in respect of this Indenture, and this Indenture shall be for the sole and exclusive benefit of the parties hereto, the Owner Participant, the Facility Lessee (as provided in Sections 4.12 and 8.1) and the Noteholders.

     Section 9.8. Notices; Furnishing Documents, etc. Unless otherwise expressly specified or permitted by the terms hereof, all communications and notices provided for herein to a party hereto shall be in writing or by a telecommunications device capable of creating a written record, and any such notice shall become effective (a) upon personal delivery thereof, including by overnight mail or courier service, (b) in the case of notice by United States mail, certified or registered, postage prepaid, return receipt requested, upon receipt thereof, or (c) in the case of notice by such a telecommunications device, upon transmission thereof, provided such transmission is promptly confirmed by either of the methods set forth in clauses (a) and (b) above, in each case addressed to such party and copy party at its address set forth below or at such other address as such party or copy party may from time to time designate by written notice to the other party:

     If to the Owner Lessor:

          Roseton OL LLC
          c/o Wilmington Trust Company
          Rodney Square North
          1100 North Market Street
          Wilmington, Delaware 19890-0001
          Telephone No.: (302) 651-1000
          Facsimile No.: (302) 651-8882
          Attention: Corporate Trust Administration

     with a copy to the Owner Participant:

          Roseton OP LLC
          c/o Resources Capital Management Corporation
          1300 North Market Street, Suite 405
          Wilmington, DE 19801
          Telephone No.: (302) 576-2897
          Facsimile No.: (302) 576-2895
          Attention: William R. Barbour, Esq.

     If to the Lease Indenture Trustee:

          The Chase Manhattan Bank
          Institutional Trust Services
          450 West 33rd Street, 15th Floor
          New York, New York 10001
          Telephone No.: (212) 946-7557
          Facsimile No.: (212) 946-8177/8178
          Attention: Annette M. Marsula, Vice President
                     International/Project Finance Team

     If to the Facility Lessee:

          Dynegy Roseton, L.L.C.
          c/o Dynegy Northeast Generation, Inc.
          992 River Road
          Newburgh, New York 12550
          Telephone No.: (845) 563-4961
          Facsimile No.: (845) 563-4992
          Attention: Daniel P. Thompson, Vice President, Operations with a copy to:

          Dynegy Power Corp.
          1000 Louisiana Street, Suite 5800
          Houston, Texas  77002
          Telephone No.:  (713) 507-6823
          Facsimile No.:  (713) 767-8510
          Attention:  Timothy A. Beverick, Esq.

     Section 9.9. Severability. Any provision of this Indenture that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     Section 9.10. Limitation of Liability. It is expressly understood and agreed by the parties hereto that (a) this Indenture is executed and delivered by Wilmington Trust Company ("Wilmington"), not individually or personally but
                              ----------
solely as manager of the Owner Lessor under the LLC Agreement, in the exercise of the powers and authority conferred and vested in it pursuant thereto, (b) each of the representations, undertakings and agreements herein made on the part of the Owner Lessor is made and intended not as personal representations, undertakings and agreements by Wilmington, but is made and intended for the purpose for binding only the Owner Lessor, (c) nothing herein contained shall be construed as creating any liability on Wilmington, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto or by any Person claiming by, through or under the parties hereto and (d) under no circumstances shall Wilmington, be personally liable for the payment of any indebtedness or expenses of the Owner Lessor or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Owner Lessor under this Indenture.

     Section 9.11. Multiple Security. If (a) the Facility Site shall consist of one or more parcels, whether or not contiguous and whether or not located in the same county, or (b) in addition to this Indenture, Lease Indenture Trustee shall now or hereafter hold one or more additional mortgages, liens, deeds of trust or other security (directly or indirectly) for the Secured Indebtedness upon other property in the State in which the Facility Site is located (whether or not such property is owned by Owner Lessor or by others) or (c) both the circumstances described in clauses (a) and (b) shall be true, then to the fullest extent permitted by law, Lease Indenture Trustee may, at its election, commence or consolidate in a single foreclosure action all foreclosure proceedings against all such collateral securing the Secured Indebtedness (including the Indenture Estate), which action may be brought or consolidated in the courts of any county in which any of such collateral is located. Owner Lessor acknowledges that the right to maintain a consolidated foreclosure action is a specific inducement to extend the Secured Indebtedness, and each Owner Lessor expressly and irrevocably waives any objections to the commencement or consolidation of the foreclosure proceedings in a single action and any objections to the laying of venue or based on the grounds of forum non conveniens which it may now or hereafter have.
                        ----- --- ----------
Each Owner Lessor further agrees that if Lease Indenture Trustee shall be prosecuting one or more foreclosure or other proceedings against a portion of the Indenture Estate or against any collateral other than the Indenture Estate, which collateral directly or indirectly secures the Secured Indebtedness, or if Lease Indenture Trustee shall have obtained a judgment of foreclosure and sale or similar judgment against such collateral, then, whether or not such proceedings are being maintained or judgments were obtained in or outside the State in which the Facility Site is located, Lease Indenture Trustee may commence or continue foreclosure proceedings and exercise its other remedies granted in this Indenture against all or any part of the Indenture Estate and each Owner Lessor waives any objections to the commencement or continuation of a foreclosure of this Indenture or exercise of any other remedies hereunder based on such other proceedings or judgments, and waives any right to seek to dismiss, stay, remove, transfer or consolidate either any action under this Indenture or such other proceedings on such basis. Neither the commencement nor continuation of proceedings to foreclose this Indenture nor the exercise of any other rights hereunder nor the recovery of any judgment by Lease Indenture Trustee in any such proceedings shall prejudice, limit or preclude Lease Indenture Trustee's right to commence or continue one or more foreclosure or other proceedings or obtain a judgment against any other collateral (either in or outside the State in which the Facility Site are located) which directly or indirectly secures the Secured Indebtedness, and each Owner Lessor expressly waives any objections to the commencement of, continuation of, or entry of a judgment in such other proceedings or exercise of any remedies in such proceedings based upon any action or judgment connected to this Indenture, and each Owner Lessor also waives any right to seek to dismiss, stay, remove, transfer or consolidate either such other proceedings or any action under this Indenture on such basis. It is expressly understood and agreed that to the fullest extent permitted by law, Lease Indenture Trustee may, at its election, cause the sale of all collateral which is the subject of a single foreclosure action at either a single sale or at multiple sales conducted simultaneously and take such other measures as are appropriate in order to effect the agreement of the parties to dispose of and administer all collateral securing the Secured Indebtedness (directly or indirectly) in the most economical and least time-consuming manner.

     Section 9.12. Nonresidential. THIS MORTGAGE DOES NOT COVER REAL PROPERTY PRINCIPALLY IMPROVED BY ONE OR MORE STRUCTURES CONTAINING IN THE AGGREGATE NOT MORE THAN SIX RESIDENTIAL DWELLING UNITS.

     Section 9.13.    Site Lease Provisions.

     (a) The Owner Lessor covenants and agrees that the fee title to the Facility Site, if acquired by Owner Lessor, and the leasehold estate under the Site Lease and/or any subleasehold estate under the Site Sublease shall not merge but shall always remain separate and distinct, notwithstanding the union of said estates either in Owner Lessor or a third party by purchase or otherwise; and in case the Owner Lessor acquires the fee title or any other estate, title or interest in and to the Facility Site, the Lien of this Indenture shall, without further conveyance, simultaneously with such acquisition, be spread to cover and attach to such acquired estate (if not already covered) and as so spread and attached shall be prior to the lien of any mortgage placed on the acquired estate after the date of this Indenture.

     (b) The Lien of this Indenture shall attach to all of Owner Lessor's rights and remedies at any time arising under or pursuant to Subsection 365(h) of the Bankruptcy Code, 11 U.S.C. (S) 365(h), as the same may hereafter be amended (the "Bankruptcy Code"), including, all
              ---------------
of Owner Lessor's rights to remain in possession of the Facility Site. Owner Lessor shall not, without Lease Indenture Trustee's prior written consent, elect to treat the Site Lease as terminated under Subsection 365(h)(1) of the Bankruptcy Code. Any such election made without Lease Indenture Trustee's consent shall be void.

     Section 9.14. Maximum Principal Amount Secured. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS INDENTURE OR THE ASSIGNED DOCUMENTS, THE MAXIMUM AMOUNT OF PRINCIPAL SECURED INDEBTEDNESS SECURED BY THIS INDENTURE AT THE TIME OF EXECUTION OR WHICH UNDER ANY CONTINGENCY MAY HEREAFTER BECOME SECURED HEREBY AT ANY TIME IS FIVE HUNDRED THIRTY-NINE MILLION FOUR HUNDRED THOUSAND DOLLARS AND NO/100 DOLLARS ($539,400,000); PROVIDED HOWEVER, THAT SUCH LIMITATION SHALL NOT LIMIT THE SECURITY OF THIS INDENTURE WITH RESPECT TO (I) INTEREST ON THE AFORESAID MAXIMUM AMOUNT OF PRINCIPAL INDEBTEDNESS AT THE RATES SET FORTH HEREIN, (II) ANY ADDITIONAL INTEREST, (III) SUMS TO PAY TAXES, (IV) SUMS TO PAY PREMIUMS ON INSURANCE POLICIES COVERING THE INDENTURE ESTATE, (V) EXPENSES INCURRED AFTER A LEASE INDENTURE EVENT OF DEFAULT IN UPHOLDING OR ENFORCING THE LIEN OF THIS INDENTURE, INCLUDING, BUT NOT LIMITED TO, THE EXPENSES OF ANY LITIGATION TO PROSECUTE OR DEFEND THE RIGHTS AND LIEN CREATED BY THIS INDENTURE, AND (VI) ANY AMOUNT, COST OR CHARGE WHICH LEASE INDENTURE TRUSTEE FOLLOWING THE OCCURRENCE OF A DEFAULT HEREUNDER OR A LEASE INDENTURE EVENT OF DEFAULT, PAYS TOWARD (A) THE MAINTENANCE OF THE INDENTURE ESTATE, (B) THE PROTECTION OF THE LIEN OF THIS INDENTURE, (C) THE PRESERVATION OF THE VALUE OF THE INDENTURE ESTATE, OR (D) COSTS OF REMOVAL OF OR OTHERWISE RELATED TO HAZARDOUS MATERIAL OR ASBESTOS INCURRED AFTER A LEASE INDENTURE EVENT OF DEFAULT.

     Section 9.15. Written Changes Only. Subject to Sections 8.1 and 8.2, no term or provision of this Indenture or any Note may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the parties hereto; and any waiver of the terms hereof or of any Note shall be effective only in the specific instance and for the specific purpose given.

     Section 9.16. Counterparts. This Indenture may be executed in separate counterparts, each of which, when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

     Section 9.17. Successors and Permitted Assigns. All covenants and agreements contained herein shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns and each Noteholder. Any request, notice, direction, consent, waiver or other instrument or action by any Noteholder shall bind the successor and assigns thereof.

     Section 9.18. Headings and Table of Contents. The headings of the sections of this Indenture and the Table of Contents are inserted for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof.

     Section 9.19. Governing Law. This Indenture and the Notes shall be in all respects governed by and construed in accordance with the laws of the State of New York, including all matters of construction, validity and performance (without giving effect to the conflicts of laws provisions thereof, other than New York General Obligation Law Section 5-1401).

     Section 9.20. Reorganization Proceedings with Respect to the Lessor Estate. If (a) the Lessor Estate becomes a debtor subject to the provisions of Title 11 of the United States Code, or any successor provisions, (b) pursuant to such provisions the Owner Participant is required by reason of the Owner Participant's being held to have recourse liability that it would not otherwise have had to the debtor or the trustee of the debtor, directly or indirectly, to make payment on account of any amount payable as principal or interest on the Notes and (c) any Noteholder or the Lease Indenture Trustee actually receives any Excess Amount (as hereinafter defined) which reflects any payment by the Owner Participant on account of clause (b) above, then such Noteholder or the Lease Indenture Trustee, as the case may be, shall promptly refund such Excess Amount, without interest, to the Owner Participant after receipt by such Noteholder or the Lease Indenture Trustee, as the case may be, of a written request for such refund by the Owner Participant (which request shall specify the amount of such Excess Amount and shall set forth in detail the calculation thereof) or upon obtaining Actual Knowledge thereof. For purposes of this
Section 9.13, "Excess Amount" means the amount by which such payment exceeds the
               -------------
amount which would have been received by such holder and the Lease Indenture Trustee in respect of such principal or interest if the Owner Participant had not become subject to the recourse liability referred to in clause (b) above. Nothing contained in this Section 9.13 shall prevent the Lease Indenture Trustee or any Noteholder from enforcing any personal recourse obligations (and retaining the proceeds thereof) of the Owner Participant under the Participation Agreement.

          The Noteholders and the Lease Indenture Trustee agree that should the Lessor Estate become a debtor subject to the provisions of the Bankruptcy Code, they shall upon the request of the Owner Participant, and provided that the making of the election hereinafter referred to is permitted to be made by them under Applicable Law and will not have any adverse impact on any Noteholder, the Lease Indenture Trustee or the Indenture Estate other than as contemplated by the preceding paragraph, make the election referred to in Section 1111(b)(1)(A)(i) of Title 11 of the Bankruptcy Code or any successor provision if, in the absence of such election, the Noteholders or the Lease Indenture Trustee would have recourse against the Owner Participant for the payment of the indebtedness represented by the Notes in circumstance in which such Noteholders or the Lease Indenture Trustee would not have recourse under this Indenture if the Lessor Estate had not become a debtor under the Bankruptcy Code.

     Section 9.21. Withholding Taxes: Information Reporting. The Lease Indenture Trustee shall exclude and withhold from each distribution of principal, premium, if any, and interest and other amounts due hereunder or under the Lessor Notes any and all withholding taxes applicable thereto as required by law. The Lease Indenture Trustee agrees (a) to act as such withholding agent and, in connection therewith, whenever any present or future taxes or similar charges are required to be withheld with respect to any amounts payable in respect of the Lessor Notes, to withhold such amounts and timely pay the same to the appropriate authority in the name of and on behalf of the Noteholders, (b) that it will file any necessary withholding tax returns or statements when due, and
(c) that, as promptly as possible after the payment thereof, it will deliver to each Noteholder appropriate documentation showing the payment thereof, together with such additional documentary evidence as such Noteholders may reasonably request from time to time. The Lease Indenture Trustee agrees to file any other information as it may be required to file under United States law.

     Section 9.22. Fixture Financing Statement. This Indenture also is intended to serve as a fixture financing statement under the New York Uniform Commercial Code. In connection therewith, the following information is provided:


     (a)  Name and address of Debtor:

          Roseton OL LLC
          c/o Wilmington Trust Company
          Rodney Square North
          1100 North Market Street
          Wilmington, Delaware 19890-0001
          Telephone No.:  (302) 651-1000
          Facsimile No.:  (302) 651-8882
          Attention:  Corporate Trust Administration

     (b) Name and Address of Secured Party (from which information concerning the security interest may be obtained):

          The Chase Manhattan Bank, as Lease Indenture Trustee
          Institutional Trust Services
          450 West 33rd Street, 15th Floor
          New York, New York  10001
          Telephone No.:  (212) 946-7557
          Facsimile No.:  (212) 946-8177/8178
          Attention:  Annette M. Marsula, Vice President
                      International/Project Finance Team

     (c) The personal property covered by the security interest granted hereunder includes goods which are or are to become fixtures upon the real property described in Exhibit C hereto.

     (d) Recording: This Indenture is to be recorded in the real estate records of Orange County, New York.

(e)     Type of Filing: This filing is indented to be a fixture filing under
     Section 9-313 of the Uniform Commercial Code of the State of New York.



                  (Remainder of Page Intentionally Left Blank)

     IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed on the day and year first above written.


                           ROSETON OL LLC

                           By: Wilmington Trust Company, not in its individual
                               capacity but solely as the Lessor Manager


                           By: ________________________________________________
                               Name:
                               Title:


                           THE CHASE MANHATTAN BANK,
                           as Lease Indenture Trustee


                           By: ________________________________________________
                               Name:
                               Title:

STATE OF NEW YORK   )
                    ss.:
COUNTY OF NEW YORK  )

On the [___] day of May in the year 2001 before me, the undersigned, a notary public in and for the State, personally appeared [_____________] personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the individual or the person upon behalf of which the individual acted, executed this instrument.


__________________________
      Notary Public


STATE OF NEW YORK   )
                    ss.:
COUNTY OF NEW YORK  )

On the [___] day of May in the year 2001 before me, the undersigned, a notary public in and for the State, personally appeared [_____________] personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the individual or the person upon behalf of which the individual acted, executed this instrument.


__________________________
      Notary Public

                                                                  Execution Copy


                                  Appendix A


________________________________________________________________________________



                                  Definitions

                              __________________

                             Roseton Units 1 and 2



________________________________________________________________________________


                                 APPENDIX - 1

                           Appendix A - Definitions
                           ------------------------


SECTION 1.   GENERAL PROVISIONS

     In this Appendix A and each Operative Document (as hereinafter defined), unless otherwise provided herein or therein:

     (a) the terms set forth in this Appendix A or in any such Operative Document shall have the meanings herein provided for and any term used in an Operative Document and not defined therein or in this Appendix A but in another Operative Document shall have the meaning herein or therein provided for in such other Operative Document;

     (b) any term defined in this Appendix A by reference to another document, instrument or agreement shall continue to have the meaning ascribed thereto whether or not such other document, instrument or agreement remains in effect;

     (c)  words importing the singular include the plural and vice versa;

     (d)  words importing a gender include any gender;

     (e) a reference to a part, clause, section, paragraph, article, party, annex, appendix, exhibit, schedule or other attachment to or in respect of an Operative Document is a reference to a part, clause, section, paragraph, or article of, or a party, annex, appendix, exhibit, schedule or other attachment to, such Operative Document unless, in any such case, otherwise expressly provided in any such Operative Document;

     (f) a reference to any statute, regulation, rule, proclamation, ordinance or law includes all statutes, regulations, rules, proclamations, ordinances or laws varying, consolidating or replacing the same from time to time, and a reference to a statute includes all regulations, policies, protocols, codes, proclamations and ordinances issued or otherwise applicable under that statute unless, in any such case, otherwise expressly provided in any such statute or in such Operative Document;

     (g) a definition of or reference to any document, instrument or agreement includes an amendment or supplement to, or restatement, replacement, modification or renovation of, any such document, instrument or agreement unless otherwise specified in such definition or in the context in which such reference is used;

     (h) a reference to a particular section, paragraph or other part of a particular statute shall be deemed to be a reference to any other section, paragraph or other part substituted therefor from time to time;

     (i) if a capitalized term describes, or shall be defined by reference to, a document, instrument or agreement that has not as of any particular date been executed and delivered and such document, instrument or agreement is attached as an exhibit to the Participation Agreement (as hereinafter defined), such reference shall be deemed to be to such form and, following such

                                 APPENDIX - 2
execution and delivery and subject to clause (g) above, to the document, instrument or agreement as so executed and delivered;

     (j) a reference to any Person (as hereinafter defined) includes such Person's successors and permitted assigns;

     (k) any reference to "days" shall mean calendar days unless "Business Days" (as hereinafter defined) are expressly specified;

     (l) if the date as of which any right, option or election is exercisable, or the date upon which any amount is due and payable, is stated to be on a date or day that is not a Business Day, such right, option or election may be exercised, and such amount shall be deemed due and payable, on the next succeeding Business Day with the same effect as if the same was exercised or made on such date or day (without, in the case of any such payment, the payment or accrual of any interest or other late payment or charge, provided such payment is made on such next succeeding Business Day);

     (m) words such as "hereunder", "hereto", "hereof" and "herein" and other words of similar import shall, unless the context requires otherwise, refer to the whole of the applicable document and not to any particular article, section, subsection, paragraph or clause thereof;

     (n) a reference to "including" shall mean including without limiting the generality of any description preceding such term, and for purposes hereof and of each Operative Document the rule of ejusdem generis shall not be applicable to limit a general statement, followed by or referable to an enumeration of specific matters, to matters similar to those specifically mentioned;

     (o) all accounting terms not specifically defined herein or in any Operative Document shall be construed in accordance with GAAP;

     (p) from and after termination of the Facility Lease with respect to one Unit pursuant to Section 10 or 14 thereof, any reference in the Operative Documents to the Facility shall be deemed to exclude the Unit as to which the Facility Lease was terminated;

     (q) unless the context or the specific provision otherwise requires, whenever in the Operative Documents a provision requires that a Person have a particular rating, such provision shall be deemed to mean that the senior-long term unsecured debt of such Person shall have been rated the specified rating by both Rating Agencies;

     (r) unless the context or the specific provision otherwise requires, whenever in the Operative Documents a provision requires that the rating of a Person be confirmed, such provisions shall be deemed to mean that both Rating Agencies shall have confirmed the rating of the senior-long term unsecured debt of such Person, a copy of which confirmation shall be delivered by the Company to the Owner Participant, the Owner Lessor and, so long as the Lien of the Lease Indenture shall not have been terminated or discharged, to the Lease Indenture Trustee and shall be without indication that such Person has been placed on credit watch, credit review, or any similar status with negative implications or which does not indicate the direction of the potential ratings change; and

                                 APPENDIX - 3

     (s) (i) in connection with the provisions in the Operative Documents related to the termination of the Facility Lease with respect to any Unit under circumstances where the Facility Lease is to continue as to the other Unit, any reference to the term Unit shall mean, when used with respect to the Unit as to which the Facility Lease is being terminated, such Unit excluding any assets that also comprise a part of the other Unit (it being understood that unless otherwise specifically stated on the Facility description applicable to the Bill of Sale, Deed and Facility Lease, an asset described on such exhibit relates to both Units, unless such asset is not necessary for the operation of the other Unit as mutually agreed to by the parties), and (ii) any reference to the term Unit in clauses (a), (b) and (c) of the definition of Event of Loss or in
Section 10 of the Facility Lease in connection with such Event of Loss shall be deemed to be references to the Facility if the event giving rise to such Event of Loss constitutes an Event of Loss with respect to both Units (including the assets comprising a part of both Units).

SECTION 2.  DEFINED TERMS

"Access" shall have the meaning specified in the Cross Easement Agreement.

"Actual Knowledge" shall mean, with respect to any Transaction Party, actual knowledge of, or receipt of written notice by, an officer (or other employee whose responsibilities include the administration of the Overall Transaction) of such Transaction Party (which in the case of the Company shall include any such officer of DHI); provided, that neither the Lessor Manager nor the Trust Company shall be deemed to have Actual Knowledge of any fact solely by virtue of an officer of the Trust Company having actual knowledge of such fact unless such officer is an officer in the Corporate Trust Administration Department of the Trust Company.

"Additional Certificates" shall mean any additional certificates issued by either Pass Through Trust in connection with the issuance of Additional Lessor Notes relating thereto.

"Additional Equity Investment" shall mean the amount, if any, provided by the Owner Participant (in its sole and absolute discretion) to finance all or a portion of the cost of any Modification financed pursuant to Section 11.1 of the Participation Agreement.

"Additional Facility" shall have the meaning specified in Section 4.3(a)(ii) of the Site Lease.

"Additional Facility Site" shall mean shall mean that portion of Parcel 1A described in Exhibit B to the Site Lease.

"Additional Insured Parties" shall have the meaning specified in Section 11.3 of the Facility Lease.

"Additional Interest" shall have the meaning specified in Section 3.4(b) of the Facility Lease.

"Additional Lessor Notes" shall have the meaning specified in Section 2.12 of the Lease Indenture.

"Additional Owner" shall have the meaning specified in Section 4.3(a) of the Site Lease.

                                 APPENDIX - 4

"Additional Rental Amount" shall have the meaning specified in Section 3.4(b) of the Facility Lease.

"Advisor to the Lessee" shall mean Babcock & Brown LP acting as advisor to the Facility Lessee.

"Affiliate" of a particular Person shall mean any Person directly or indirectly controlling, controlled by or under common control with such particular Person. For purposes of this definition, "control" when used with respect to any particular Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing; provided, however, that under no circumstance shall the Trust Company be considered to be an Affiliate of any of the Owner Lessor, the Equity Investor, the Lessor Manager, or the Owner Participant, nor shall any of the Owner Lessor, Equity Investor, the Lessor Manager, or the Owner Participant be considered to be an Affiliate of the Trust Company.

"After-Tax Basis" shall mean, with respect to any payment to be actually or constructively received by any Person, the amount of such payment (the base payment) supplemented by a further payment (the additional payment) to that Person so that the sum of the base payment plus the additional payment shall, after deduction of the amount of all Federal, state and local income Taxes required to be paid by such Person in respect of the receipt or accrual of the base payment and the additional payment (taking into account any reduction in such income Taxes resulting from Tax benefits realized or to be realized by the recipient as a result of the payment or the event giving rise to the payment), be equal to the amount required to be received; provided, however, that the foregoing shall not require payment of the amount constructively received by any Person. Such calculations shall be made on the basis of the highest applicable Federal income tax statutory rate applicable to corporations for all relevant periods and the highest applicable statutory income tax rates applicable to corporations in the state and local taxing jurisdiction of the Facility for all relevant periods and shall take into account the deductibility of State and local income taxes for Federal income tax purposes.

"Alternative Rent" shall have the meaning specified in Section 3.4(b) of the Facility Lease.

"Alternative Rent Schedule " shall have the meaning specified in Section 3.4(b) of the Facility Lease.

"Alternative Termination Value Schedule" shall have the meaning specified in
Section 3.4(b) of the Facility Lease.

"Allocated Rent" shall have the meaning specified in Section 3.2(b) of the Facility Lease.

"Amendment" shall have the meaning specified in Section 5(a) of the Tax Indemnity Agreement.

"Applicable Law" shall mean all applicable laws, including all Environmental Laws, and treaties, judgments, decrees, injunctions, writs and orders of any court, arbitration board or

                                 APPENDIX - 5

Governmental Entity and rules, regulations, orders, ordinances, licenses and permits of any Governmental Entity.

"Applicable Rate" shall mean the Prime Rate (as published in the Wall Street Journal from time to time) plus 1 % per annum.

"Appraisal Procedure" shall mean (except with respect to the Closing Appraisal and any appraisal undertaken to determine Fair Market Sales Value or Fair Market Rental Value after a Lease Event of Default shall have occurred and be continuing in connection with the exercise or remedies), an appraisal conducted by an appraiser or appraisers in accordance with the procedures set forth in this definition of "Appraisal Procedures." The Owner Participant and Facility Lessee will consult with the intent of selecting a mutually acceptable Independent Appraiser. If a mutually acceptable Independent Appraiser is selected, the Fair Market Rental Value or Fair Market Sales Value or remaining useful life or other determination to be made by such appraiser shall be determined by such Independent Appraiser. If the Owner Participant and the Facility Lessee are unable to agree upon a single Independent Appraiser within a 15-day period, one shall be appointed by the Owner Participant, and one shall be appointed by the Facility Lessee (or its designee), which Independent Appraisers shall attempt to agree upon the value, period, amount or other determination that is the subject of the appraisal. If either the Owner Participant or the Facility Lessee does not appoint its appraiser, the determination of the other appraiser shall be conclusive and binding on the Owner Participant and the Facility Lessee. If the appraisers appointed by the Owner Participant and the Facility Lessee are unable to agree upon the value, period, amount or other determination in question, such appraisers shall jointly appoint a third Independent Appraiser or, if such appraisers do not appoint a third Independent Appraiser, the Owner Participant and the Facility Lessee shall jointly appoint the third Independent Appraiser. In such case, the average of the determinations of the three appraisers shall be conclusive and binding on the Owner Participant and the Facility Lessee, unless the determination of one appraiser is disparate from the middle determination by more than twice the amount by which the third determination is disparate from the middle determination, in which case the determination of the most disparate appraiser shall be excluded, and the average of the remaining two determinations shall be conclusive and binding on the Owner Participant and the Facility Lessee. Any Fair Market Sales Value determination of spare parts or a Severable Modification shall take into consideration any Liens or encumbrances to which the spare parts or Severable Modification being appraised is subject and which are being assumed by the transferee and the actual condition of such spare parts or Severable Modifications.

"Appraiser" shall mean Deloitte & Touche LLP Valuation Group.

"APSA Assets" shall mean the assets, including the Project, acquired from the APSA Seller and certain other sellers pursuant to the Asset Purchase and Sale Agreement.

"Asset Purchase and Sale Agreements" shall mean a collective reference to (i) with respect to the Roseton Facility, that certain Asset Purchase and Sale Agreement, dated as of August 7, 2000, by and among Dynegy Power Corp., the APSA Seller and the other sellers referred to therein, and (ii) with respect to the Danskammer Facility, that certain Asset Purchase and Sale Agreement, dated as of August 7, 2000, by and between Dynegy Power Corp. and the APSA Seller.

                                 APPENDIX - 6

"APSA Seller" shall mean Central Hudson Gas & Electric Corporation, a New York corporation, one of the sellers under the Asset Purchase and Sale Agreements.

"Assigned Documents" shall have the meaning specified in clause (2) of the Granting Clause of the Lease Indenture.

"Assignment and Assumption Agreement" shall mean an assignment and assumption agreement in form and substance substantially in the form of Exhibit G to the Participation Agreement.

"Assignment and Reassignment of Collective Bargaining Agreement" shall mean the Assignment and Reassignment of Collective Bargaining Agreement, dated as of the Closing Date, by and among DNE, the Owner Lessor, the Facility Lessee and the Other Facility Lessee, pursuant to which DNE assigns to the Owner Lessor all of DNE's rights and obligations under the Collective Bargaining Agreement, and the Owner Lessor simultaneously therewith reassigns to DNE and assigns to the Facility Lessee and the Other Facility Lessee all of the Owner Lessor's rights and obligations under the Collective Bargaining Agreement.

"Assignment and Reassignment of Facility Agreements" shall mean the Assignment and Reassignment of Facility Agreements, dated as of the Closing Date, between the Company and the Owner Lessor, substantially in the form of Exhibit F to the Participation Agreement duly completed, executed and delivered pursuant to which the Company assigns to the Owner Lessor and the Owner Lessor reassigns to the Company, certain rights under the Facility Agreements.

"Assumed Deductions" shall have the meaning specified in Section 1 of the Tax Indemnity Agreement.

"Assumed Tax Rate" shall have the meaning specified in Section 1(f) of the Tax Indemnity Agreement.

"Authorized Agent" shall have the meaning specified in the relevant Pass Through Trust Agreement.

"Bankruptcy Code" shall mean the United States Bankruptcy Code of 1978, 11 U.S.C. (S)101 et seq.

"Basic Lease Term" shall have the meaning specified in Section 3.1 of the Facility Lease.

"Basic Site Lease Term" shall have the meaning specified in Section 2.2 of the Site Lease.

"Basic Site Sublease Term" shall have the meaning specified in Section 2.2 of the Site Sublease.

"Bill of Sale" shall mean the Bill of Sale, dated as of the Closing Date, from the Company to the Owner Lessor, substantially in the form of Exhibit A to the Participation Agreement duly completed, executed and delivered on the Closing Date pursuant to which, together with the Deed, the Owner Lessor will acquire the Facility from the Company.

                                 APPENDIX - 7

"Burdensome Termination Event" shall mean the occurrence of any event that gives a Facility Lessee the right to terminate the Facility Lease pursuant to Section
13.1 thereof.

"Business Day" shall mean any day other than a Saturday, a Sunday, or a day on which commercial banking institutions are authorized or required by law, regulation or executive order to be closed in New York, New York, the city and the state in which the Corporate Trust Office of the Lease Indenture Trustee or the Lessor Manager is located or the city and state in which the Corporate Trust Office of any Pass Through Trustee is located.

"Central Hudson" shall mean Central Hudson Gas & Electric Corporation.

"Certificate Purchase Agreement" shall mean the Certificate Purchase Agreement, dated the Effective Date, between the Company, the Other Company, the Lessee Guarantor, and the Initial Purchasers.

"Certificateholders" shall mean each of the holders of Certificates, and each of such holder's successors and permitted assigns.

"Certificates" shall mean one or more, as the context may require, of (i) the 7.27% Pass Through Certificates issued on the Closing Date and any certificates issued in replacement therefor pursuant to Section 3.3, 3.4 or 3.5 of Pass Through Trust Agreement ST and (ii) the 7.67% Pass Through Certificates issued on the Closing Date and any certificates issued in replacement therefor pursuant to Section 3.3, 3.4 or 3.5 of Pass Through Trust Agreement LT.

"Certificates Register" shall mean the "Register" specified in Section 3.4 of the relevant Pass Through Trust Agreement.

"CH Retained Power and Control Lines Easement" shall mean the easement and rights-of-way granted to the Ground Lessor by Central Hudson for the use, operation and maintenance of, and access to, the Retained Power and Control Lines on and from certain parcels of real property adjoining the Facility Site, as more fully described in Section 2.3 of the Easement Agreement (Roseton and Danskammer Stations) dated January 30, 2001 among the Company, the Other Company and Central Hudson.

"Claim" shall mean any liability (including in respect of negligence (whether passive or active or other torts), strict or absolute liability in tort or otherwise, warranty, latent or other defects (regardless of whether or not discoverable), statutory liability, property damage, bodily injury or death), obligation, loss, settlement, damage, penalty, claim, action, suit, proceeding (whether civil or criminal), judgment, penalty, fine and other legal or administrative sanction, judicial or administrative proceeding, cost, expense or disbursement, including reasonable legal, investigation and expert fees, expenses and reasonable related charges, of whatsoever kind and nature.

"Closing" shall have the meaning specified in Section 2.2(a) of the Participation Agreement.

"Closing Appraisal" shall mean the appraisal, dated the Closing Date, prepared by the Appraiser and addressed to the Owner Participant with respect to the Owner Lessor's Interest, which Closing Appraisal shall:

                                 APPENDIX - 8

     (a) confirm the Purchase Price, which shall be equal to the fair market value of the Facility on the Closing Date;

     (b) determine the economic useful life of the Facility, and confirm that the Facility is reasonably estimated on the Closing Date to have (i) a remaining economic useful life equal to at least 133.33% of the Basic Lease Term, and (ii) a fair market value at the end of the Basic Lease Term equal to at least 20% of its Purchase Price, without regard to inflation or deflation during the Basic Lease Term;

     (c) confirm that it is reasonable to expect that upon expiration or termination of the Facility Lease, it will be commercially feasible for a party other than the Facility Lessee to operate the Facility;

     (d) allocate the percentage of the Purchase Price eligible for each category of Depreciation Deduction;

     (e)  confirm that the Facility is an integrated facility; and

     (f) address any other matters that the Owner Participant shall reasonably request.

"Closing Date" shall have the meaning specified in Section 2.2(a) of the Participation Agreement.

"Code" shall mean the Internal Revenue Code of 1986.

"Collective Bargaining Agreement" shall mean the Fossil Production Plant Agreement effective as of July 1, 1998 with Local Union 320 of the International Brotherhood of Electrical Workers A.F. of L.- C.I.O.

"Company" shall mean Dynegy Roseton, L.L.C., a Delaware limited liability company.

"Competitor" shall have the meaning specified in Section 7.1(b) of the Participation Agreement.

"Component" shall mean any appliance, part, instrument, appurtenance, accessory, furnishing, equipment or other property of whatever nature that may from time to time be incorporated in the Facility, except to the extent constituting Modifications.

"Corporate Trust Office" shall have the meaning specified in the relevant Pass Through Trust Agreement.

"Cross Easement Agreement" shall mean the Cross Easement Agreement, dated as of the Closing Date, by and between the Company and the Other Company, substantially in the form of Exhibit O to the Participation Agreement duly completed, executed and delivered on the Closing Date pursuant to which such parties have granted certain rights relating to the use, operation and maintenance of the Facility, the Facility Site, the Retained Assets, the Retained Sites, the Other Facility, the Other Facility Site, the Other Retained Assets and the Other Retained Sites, as the case may be.

                                 APPENDIX - 9

"Cross Easement Rights" shall mean the easements and rights granted to the Company as set forth in the Cross Easement Agreement.

"Danskammer Facility" shall have the meaning specified in the Cross Easement Agreement.

"Debt Portion of Periodic Lease Rent" shall mean in respect of any Rent Payment Date, the portion of Periodic Lease Rent payable on such Rent Payment Date equal to the scheduled principal and interest due and payable on the Lessor Notes on such Rent Payment Date.

"Debt Portion of Termination Value" in respect of any determination of Termination Value or amount determined by reference to Termination Value payable pursuant to the Operative Documents shall mean an amount equal to the outstanding principal of, and accrued interest on, the Lessor Notes on such date of determination (other than any amounts past due and any overdue interest thereon).

"Deduction Loss" shall have the meaning specified in Section 5(a) of the Tax Indemnity Agreement.

"Deed" shall mean the Bargain and Sale Deed, dated the Closing Date, substantially in the form of Exhibit B to the Participation Agreement, by the Company in favor of the Owner Lessor duly completed, executed and delivered on the Closing Date pursuant to which, together with the Bill of Sale, the Owner Lessor will acquire the Facility from the Company.

"Depreciation Deductions" shall have the meaning specified in Section 1(a) of the Tax Indemnity Agreement.

"DHI" shall mean Dynegy Holdings Inc., a Delaware corporation.

"Discount Rate" shall mean 8.20%.

"DNE" shall mean Dynegy Northeast Generation, Inc., a Delaware corporation.

"Dock Facilities" shall mean a collective reference to each of the structures constituting the "dock," "catwalks" and "moorings" located on Parcel 5 of the Retained Sites and Parcels 4 and 6 of the Facility Site to be used for the loading and/or unloading by ship, barge or similar craft of coal and/or fuel oil; for the avoidance of doubt, the Dock Facilities shall not include any equipment located on or near the Dock Facilities used in connection with such loading and/or unloading, such as the coal hopper and conveyor system, any crane and/or other related equipment.

"Dock Facility Site" shall mean that portion of the Retained Sites designated as Parcel 5.

"Dollars" or the sign "$" shall mean United States dollars or other lawful currency of the United States.

"DTC" shall mean The Depository Trust Company, a New York corporation.

"Dynegy" shall mean Dynegy Inc., an Illinois corporation.

                                 APPENDIX - 10

"Effective Date" shall mean May 1, 2001, the date the Participation Agreement shall have been executed and delivered by the parties thereto.

"Effective Rate" shall have the meaning specified in Section 5(a) of the Tax Indemnity Agreement.

"Enforcement Notice" shall have the meaning specified in Section 5.1 of the Lease Indenture.

"Engineering Consultant" shall mean S&W Consultants, Inc.

"Engineering Report" shall mean the report of the Engineering Consultant, dated as of May 8, 2001, addressed to the Owner Participant.

"Environmental Condition" shall mean any action, omission, event, condition or circumstance, including the presence of any Hazardous Substance, that does or reasonably could (a) require assessment, investigation, abatement, correction, removal or remediation, (b) give rise to any obligation or liability of any nature (whether civil or criminal, arising under a theory of negligence or strict liability, or otherwise) under any Environmental Law, (c) create or constitute a public or private nuisance or trespass, or (d) constitute a violation of or non-compliance with any Environmental Law.

"Environmental Consultant" shall mean URS Greiner Woodward Clyde.

"Environmental Laws" shall mean any federal, state or local laws, ordinances, rules, orders, statutes, decrees, judgments, injunctions, directives, permits, licenses, approvals, codes and regulations relating to the environment, safety or health of human beings or other living organisms, natural resources or Hazardous Substances, as each may from time to time be amended, supplemented or supplanted.

"Environmental Report" shall mean a report prepared by the Environmental Consultant, dated as of May 8, 2001, which report shall summarize and update certain aspects of the Phase I environmental review (the "Phase I Report") and
                                                          --------------
the Environmental Risk Liabilities Evaluation Report (the "ERLE Report") (which
                                                           -----------
summarizes certain aspects of the Phase II environmental review (the "Phase II
                                                                      --------
Report") conducted by IT Corporation), each conducted by the Environmental
------
Consultant as part of the sale of the APSA Assets to the Company under the applicable Asset Purchase and Sale Agreement; each of the Phase I Report, the Phase II Report and the ERLE Report shall be attached to the Environmental Report.

"Equity Investment" shall mean $80,600,000.

"Equity Investor" shall mean Resources Capital Management Corporation, a New Jersey corporation

"Equity Investor Parent" shall mean PSEG Resources Inc., a New Jersey corporation.

"Equity Portion of Periodic Lease Rent" shall mean for any Rent Payment Date the difference between (a) Periodic Lease Rent scheduled to be paid under the Facility Lease on such Rent Payment Date and (b) the Debt Portion of Periodic Lease Rent as of such Rent Payment Date.

                                 APPENDIX - 11

"Equity Portion of Termination Value" in respect of any determination of Termination Value or amount determined by reference to Termination Value payable pursuant to the Operative Documents shall mean an amount equal to the excess, if any, of (a) the Termination Value on the date of determination, over (b) the Debt Portion of Termination Value on the date of termination.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974.

"Event of Default" shall mean an Event of Default under either Pass Through Trust Agreement.

"Event of Loss" shall mean, with respect to any Unit, or in the case of clause
(d), the Facility, any of the following events:

     (a) loss of such Unit or use thereof due to destruction or damage to such Unit that is beyond economic repair or that renders such Unit permanently unfit for normal use;

     (b) damage to such Unit that results in an insurance settlement with respect to such Unit on the basis of a total loss, or an agreed constructive or a compromised total loss;

     (c) seizure, condemnation, confiscation or taking of, or requisition of title to or use of, such Unit or, if it prevents the Company from operating or maintaining such Unit, of the Facility Site by any Governmental Entity (a "Requisition") following exhaustion of all permitted appeals or an election by
 -----------
the Company not to pursue such appeals (provided that no such contest may be conducted without the consent of the Owner Participant while a Lease Event of Default shall have occurred and be continuing nor shall any such contest extend beyond the earlier of (i) the date which is one year after the loss of such title, or (ii) the date which is 36 months prior to the end of the Basic Lease Term or any Renewal Lease Term then in effect or elected by the Company), but, in any case involving Requisition of use but not of title, only if such Requisition of use continues beyond the Basic Lease Term or any Renewal Lease Term then in effect or elected by the Company; and

     (d) if elected by the Owner Participant within twelve (12) months of the date upon which the Owner Participant shall obtain Actual Knowledge of the event or circumstance which would upon election of the Owner Participant result in the right to terminate the Facility Lease under this clause (d), and only in such case as termination of the Facility Lease and transfer of the Facility to the Company shall remove the basis of the regulation described below, subjection of the Owner Participant's interest in the Facility, or any part thereof, to any rate of return regulation by any Governmental Entity, or subjection of the Owner Participant (or any Affiliate thereof) or the Owner Lessor to any other public utility regulation of any Governmental Entity or law that in the reasonable opinion of the Owner Participant is materially burdensome, in either case by reason of the participation of the Owner Lessor or the Owner Participant in the transaction contemplated by the Operative Documents, and not, in any event, as a result of (i) investments, loans or other business activities of the Owner Participant or its Affiliates in respect of equipment or facilities similar in nature to the Facility or any part thereof or in any other electrical, steam, cogeneration or other energy or utility related equipment or facilities or the general business or other activities of the Owner Participant or Affiliates or the nature of any of the properties or assets from time to time owned, leased, operated, managed or otherwise used or made available for use by the Owner Participant or its Affiliates or (ii) a failure of the Owner

                                 APPENDIX - 12

Participant to perform routine, administrative or ministerial actions the performance of which would not subject the Owner Participant or any Affiliate to any material adverse consequence (in the reasonable opinion of the Owner Participant or any Affiliate acting in good faith), provided that the Company, the Owner Lessor and the Owner Participant agree to cooperate and to take reasonable measures to alleviate the source or consequence of any regulation constituting an Event of Loss under this clause (d) (a "Regulatory Event of
                                                        -------------------
Loss"), at the cost and expense of the party requesting such cooperation and so
----
long as there shall be no adverse consequences to the Owner Lessor or Owner Participant (or any of its Affiliates) as a result of such cooperation or the taking of reasonable measures.

"EWG" shall mean a Person determined by an order of FERC to be an "exempt wholesale generator" as defined in Section 32(a)(1) of the Holding Company Act.

"Excepted Payments" shall mean and include (a)(i) any indemnity (whether or not constituting Supplemental Lease Rent and whether or not a Lease Event of Default exists) payable to either the Trust Company, the Lessor Manager, the Equity Investor, the Owner Lessor, or the Owner Participant or to their respective Indemnitees and successors and permitted assigns (other than the Lease Indenture Trustee) pursuant to Section 2.3, 9.1, 9.2, 11.1 or 11.2 of the Participation Agreement, Section 7.1 or 7.2 of the LLC Agreement, and any payments under the Tax Indemnity Agreement or (ii) any amount payable by the Company to the Owner Lessor, the Equity Investor or the Owner Participant to reimburse any such Person for its costs and expenses in exercising its rights or complying with its obligations under the Operative Documents, (b)(i) insurance proceeds, if any, payable to the Owner Lessor or the Owner Participant under insurance separately maintained by the Owner Lessor or the Owner Participant with respect to the Facility as permitted by Section 11.5 of the Facility Lease or (ii) proceeds of personal injury or property damage or other liability insurance maintained under any Operative Document for the benefit of the Trust Company, the Lessor Manager, the Owner Lessor or the Owner Participant, (c) any amount payable to the Owner Participant as the purchase price of the Owner Participant's right and interest in the Member Interest, (d) any amounts payable to the Owner Participant upon exercise by the Company of the Special Lessee Transfer pursuant to Section 13.1 of the Participation Agreement, (e) all other fees expressly payable to the Owner Participant, the Equity Investor or the Owner Lessor under the Operative Documents, (f) if the Facility Lessee exercises its right to assume the Lessor Notes, any Termination Value (or amount calculated by reference thereto) or purchase price payable by the Facility Lessee in connection therewith, (g) any payments made under the Lessee Guaranty in respect of any of the foregoing and
(h) any payments in respect of interest, or any payments made on an After-Tax Basis, to the extent attributable to payments referred to in clause (a) through
(g) above that constitute Excepted Payments.

"Excepted Rights" shall mean the rights of the Owner Lessor and Owner Participant as set forth in Section 5.6 of the Lease Indenture.

"Excess Amount" shall have the meaning specified in Section 15.2 of the Participation Agreement.

"Exchange Act" shall mean the Securities Exchange Act of 1934.

                                 APPENDIX - 13

"Excluded Property" shall mean Excepted Payments and Excepted Rights, collectively.

"Excluded Taxes" shall have the meaning specified in Section 9.2(b) of the Participation Agreement.

"Exempt Facilities" shall have the meaning specified in the Exempt Facilities Agreement.

"Exempt Facilities Agreement" shall mean the Exempt Facilities Agreement substantially in the form of Exhibit P to the Participation Agreement, by and between the Company and the Owner Lessor duly completed, executed and delivered on the Closing Date, pursuant to which the Owner Lessor and the Company each agrees to undertake certain obligations with respect to the Exempt Facilities.

"Expiration Date" shall mean February 8, 2035, the last day of the Basic Lease Term.

"Extended Marketing Period" shall have the meaning specified in Section 10.1(c) of the Facility Lease.

"Facility" shall mean a collective reference to each of the Units and each of the assets being transferred by the Company to the Owner Lessor pursuant to the Bill of Sale and Deed, as more fully described on Exhibit A to the Bill of Sale and on Exhibit B to the Deed.

"Facility Agreements" shall mean the Interconnection Agreement.

"Facility Lease" shall mean the Facility Lease Agreement, dated as of the Closing Date, between the Owner Lessor and the Company, substantially in the form of Exhibit C-1 to the Participation Agreement duly completed, executed and delivered on the Closing Date pursuant to which the Owner Lessor will lease the Facility to the Company.

"Facility Lease Term" shall mean the term of the Facility Lease, including the Basic Lease Term and all Renewal Lease Terms.

"Facility Lessee" shall mean the Company as lessee under the Facility Lease. To the extent there is a transfer pursuant to Section 13.2 of the Participation Agreement in circumstances where the Facility Lessee is to remain liable under the Operative Documents, the term Facility Lessee shall continue to include the transferring entity for purposes of Section 16 of the Facility Lease.

"Facility Lessee's Interest" shall mean the Facility Lessee's right, title and interest in and to the Facility under the Facility Lease and the Ground Interest under the Site Sublease.

"Facility Site" shall mean, collectively, Parcels 1A, except the portion thereof comprising the Additional Facility Site, 4, and 6, which parcels are described in Exhibit A to the Site Lease and Exhibit A to the Site Sublease, and all rights of way, easements, permits and other appurtenances to such parcels.

"Fair Market Rental Value" or "Fair Market Sales Value" shall mean with respect to any property or service as of any date, the cash rent or cash price obtainable in an arm's length lease,

                                 APPENDIX - 14
sale or supply, respectively, between an informed and willing lessee or purchaser under no compulsion to lease or purchase and an informed and willing lessor or seller or supplier under no compulsion to lease or sell or supply of the property or service in question, and shall, in the case of any Unit or an Owner Lessor's Interest, be determined (except pursuant to Section 17 of the Facility Lease or as otherwise provided below or in the Operative Documents) on the basis that (a) the conditions contained in Sections 7 and 8 of the Facility Lease shall have been complied with in all respects, (b) the lessee or buyer shall have rights in, or an assignment of, the Operative Documents to which the Owner Lessor is a party and the obligations relating thereto, (c) the Unit or the Owner Lessor's Interest, as the case may be, is free and clear of all Liens (other than Owner Lessor's Liens, Owner Participant's Liens and Indenture Trustee's Liens), (d) taking into account the remaining terms of the Site Lease and the Site Sublease, and (e) in the case of the Fair Market Rental Value, taking into account the terms of the Facility Lease and the other Operative Documents. If the Fair Market Sales Value or Fair Market Rental Value of the Owner Lessor's Interest is to be determined during the continuance of a Lease Event of Default or in connection with the exercise of remedies by the Owner Lessor pursuant to Section 17 of the Facility Lease, such value shall be determined by an appraiser appointed solely by the Owner Lessor on an "as-is", "where-is" and "with all faults" basis and shall take into account all Liens (other than Owner Lessor's Liens, Owner Participant's Liens and Indenture Trustee's Liens); provided, however, in any such case where the Owner Lessor shall be unable to obtain constructive possession sufficient to realize the economic benefit of the Owner Lessor's Interest, Fair Market Sales Value or Fair Market Retail Value of the Owner Lessor's Interest shall be deemed equal to $0. If in any case other than in the preceding sentence the parties are unable to agree upon a Fair Market Sales Value or Fair Market Rental Value of the Owner Lessor's Interest within 30 days after a request therefor has been made, the Fair Market Sales Value or Fair Market Rental Value of the Owner Lessor's Interest shall be determined by appraisal pursuant to the Appraisal Procedures. Any fair market value determination of a spare part or Severable Modification for purposes of Section 5.2(d) of the Facility Lease shall take into consideration any liens or encumbrances to which the spare part or Severable Modification being appraised is subject and which are being assumed by the transferee, and that such spare part or Severable Modification is being transferred on an "as-is", "where-is" basis.

"Federal Power Act" shall mean the Federal Power Act.

"FERC" shall mean the Federal Energy Regulatory Commission of the United States.

"FERC EWG (Lessee) Order" shall mean the order issued by the FERC on February 6, 2001, in Docket No. EG01-80-000 granting the Company EWG status.

"FERC EWG (Owner Lessor) Application" shall mean the application of Owner Lessor to FERC for Determination of EWG Status, Docket No. EG01-170-000 filed on March 30, 2001

"FERC Orders" shall mean, collectively, the FERC EWG (Lessee) Order, the FERC
Section 203 Order, the FERC Waiver Order and the FERC Section 205 Order.

"FERC Section 203 Order" shall mean the FERC Order issued on March 13, 2001, under Section 203 of the FPA in Docket No. EC01-55-000 granting approval under
Section 203 of the

                                 APPENDIX - 15

Federal Power Act for the sale and lease of the Facilities' transmission facilities to the Owner Lessor by Facility Lessee.

"FERC Section 205 Order" shall mean the order issued by the FERC on December 7, 2000, in Docket No. ER01-141-000, granting approval for the issuance of securities or assumption of liabilities under Section 204 of the Federal Power Act and granting to the Company Market-Based Rate Authority.

"FERC Waiver Order" shall mean FERC Order issued on March 19, 2001, in Docket No. EL01-28-000 disclaiming jurisdiction under Section 201(b) of the Federal Power Act over the Owner Lessor, the Lessor Manager and the Owner Participant.

"Final Determination" shall have the meaning specified in Section 9 of the Tax Indemnity Agreement.

"First Wintergreen Renewal Lease Term" shall have the meaning specified in
Section 15.1 of the Facility Lease.

"FMV Renewal Lease Term" shall have the meaning specified in Section 15.3 of the Facility Lease.

"GAAP" shall mean generally accepted accounting principles used in the United States consistently applied.

"Governmental Entity" shall mean and include any national government, any political subdivision of a national government or of any state, county or local jurisdiction therein or any board, commission, department, division, organ, instrumentality, court or agency of any thereof.

"Ground Interest" shall have the meaning set forth in Section 2.1 of the Site Lease.

"Ground Lessee" shall mean the Owner Lessor as lessee of the Ground Interest under the Site Lease.

"Ground Lessor" shall mean the Company as lessor of the Ground Interest under the Site Lease.

"Ground Lessor's Release Rights" shall have the meaning specified in Section
4.2 of the Site Lease.

"Ground Rent Adjustment Date" shall have the meaning specified in Section 3.1(b) of the Site Lease.

"Ground Sublessee" shall mean the Company as sublessee of the Ground Interest under the Site Sublease.

"Ground Sublessor" shall mean the Owner Lessor as sublessor of the Ground Interest under the Site Sublease.

                                 APPENDIX - 16

"Guarantor Transferee" shall have the meaning set forth in Section 13.3 of the Participation Agreement.

"Hazardous Substance" shall mean any pollutant, contaminant, hazardous substance, hazardous waste, toxic substance, chemical substance, extremely hazardous substance, petroleum or petroleum-derived substance, waste, or additive, asbestos, PCBs, radioactive material, corrosive, explosive, flammable or infectious material, lead, radon or other compound, element, material or substance in any form whatsoever (including products) defined, regulated, restricted or controlled by or under any Environmental Law.

"High-Voltage Electrical Equipment" shall mean a collective reference to (a) the disconnect switch and all the structures and equipment back to the high side of the generator step-up transformer from the disconnect switch for Unit 1 (C3081),
(b) the disconnect switch and all the structures and equipment back to the high side of the generator step-up transformer from the disconnect switch for Unit 2 (C3082), and (c) all cables, conduit and duct systems that run underground from the Roseton plant relay room to the Roseton 345kV switchyard control house.

"Holding Company Act" shall mean the Public Utility Holding Company Act of 1935.

"Illiquidity Event" shall have the meaning specified in the Registration Rights Agreement.

"Inclusion Loss" shall have the meaning specified in Section 5(a) of the Tax Indemnity Agreement.

"Indemnitee" shall have the meaning specified in Section 9.1(a) of the Participation Agreement.

"Indenture Default" shall mean any event that with the giving of notice or the passage of time would become a Lease Indenture Event of Default.

"Indenture Estate" shall have the meaning specified in the Granting Clause of the Lease Indenture.

"Indenture Trustee's Liens" shall mean any Lien on the Lessor Estate or any part thereof arising as a result of (a) Claims against or any act or omission of the Lease Indenture Trustee, or Affiliate thereof that is not related to, or that is in violation of, any Operative Document or the transactions contemplated thereby or that is in breach of any covenant or agreement of the Lease Indenture Trustee specified therein, (b) Taxes imposed upon the Lease Indenture Trustee, or any Affiliate thereof that are not indemnified against by the Company pursuant to any Operative Document, or (c) Claims against or affecting the Lease Indenture Trustee, or any Affiliate thereof arising out of the voluntary or involuntary transfer by the Lease Indenture Trustee of any portion of the interest of the Lease Indenture Trustee in the Lessor Estate, other than pursuant to the Operative Documents.

"Independent Appraiser" shall mean a disinterested, licensed professional appraiser of industrial property who (a) meets the personal property qualifications criteria established by the Appraisal Foundation; (b) is a Member of the Appraisal Institute or holds the senior accreditation of the American Society of Appraisers; (c) is in the regular employ, or is a principal of, a

                                 APPENDIX - 17
nationally recognized appraisal firm; and (d) has substantial experience in the business of evaluating facilities similar to the Facility.

"Initial Purchasers" shall mean Banc of America Securities LLC, Lehman Brothers Inc., J.P. Morgan Securities Inc., Salomon Smith Barney Inc. and TD Securities
(USA) Inc.

"Insurance Consultant" shall mean Marsh USA, Nashville, Tennessee Office.

"Interconnection Agreement" shall mean the Interconnection Agreement for Roseton Generating Station, dated as of February 4, 2001, between the Company and Central Hudson pursuant to which Central Hudson will provide certain interconnection services to the Company and the parties will govern their access to each other's property, assets and facilities.

"Interest Deductions" shall have the meaning specified in Section 1(c) of the Tax Indemnity Agreement.

"IRS" shall mean the Internal Revenue Service of the United States Department of Treasury.

"Lease Bankruptcy or Payment Default" shall mean any event or occurrence, which, with the passage of time or the giving of notice or both, would become a Lease Event of Default under Section 16(a), (b), (i) or (j) of the Facility Lease.

"Lease Debt" shall mean the debt evidenced by the Certificates, and other debt issued pursuant to Section 11 of the Participation Agreement.

"Lease Debt Rate" shall mean a rate per annum equal to 7.64%.

"Lease Event of Default" shall have the meaning specified in Section 16 of the Facility Lease.

"Lease Indenture" shall mean the Indenture of Trust, Mortgage, Assignment of Leases and Rents and Security Agreement, dated as of the Closing Date, between the Owner Lessor and the Lease Indenture Trustee, substantially in the form of Exhibit E to the Participation Agreement duly completed, executed and delivered on the Closing Date pursuant to which the Owner Lessor will issue the Lessor Notes.

"Lease Indenture Bankruptcy Default" shall mean any event or occurrence, which, with the passage of time or the giving of notice or both, would become a Lease Indenture Event of Default under Section 4.2(e) or (f) of the Lease Indenture.

"Lease Indenture Event of Default" shall have the meaning specified in Section
4.2 of the Lease Indenture.

"Lease Indenture Payment Default" shall mean any event or occurrence, which, with the passage of time or the giving of notice or both, would become a Lease Indenture Event of Default under Section 4.2(b) of the Lease Indenture.

"Lease Indenture Trustee" shall mean The Chase Manhattan Bank, not in its individual capacity, but solely as Lease Indenture Trustee under the Lease Indenture, and each other Person

                                 APPENDIX - 18
who may from time to time be acting as Lease Indenture Trustee in accordance with the provisions of the Lease Indenture.

"Lease Indenture Trustee Office" shall mean the office to be used for notices to the Lease Indenture Trustee from time to time pursuant to Section 9.8 of the Lease Indenture.

"Lease Indenture Trustee's Account" shall mean the account (No. 507-947533) (Corporate Trust Incoming Wire Account - Trust Account No. 160265.5) with The Chase Manhattan Bank, ABA# 021000021 for the account of the Owner Lessor,
Attention: Annette M. Marsula, Institutional Trust Service, or such other account as the Lease Indenture Trustee may from time to time specify in a notice pursuant to Section 9.8 of the Lease Indenture.

"Lessee Action" shall have the meaning specified in Section 5(a) of the Tax Indemnity Agreement.

"Lessee Guarantor" shall mean DHI or any Person that shall guaranty the obligations of the Company or any Guarantor Transferee under the Operative Documents in accordance with Section 13 of the Participation Agreement or any entity issuing a guaranty pursuant to Section 13.2 of the Participation Agreement. To the extent there is a transfer pursuant to Section 13.2 or 13.4 of the Participation Agreement in circumstances where the Lessee Guarantor is to remain liable under the Operative Documents, the term Lessee Guarantor shall continue to include the transferring entity, for purposes of Section 16 of the Facility Lease.

"Lessee Guaranty" shall mean the Guaranty, dated as of the Effective Date, executed by DHI in favor of the Transaction Parties, or any other guaranty agreement entered into pursuant to Section 13 of the Participation Agreement.

"Lessee Person" shall have the meaning specified in Section 4(d) of the Tax Indemnity Agreement.

"Lessee Section 467 Interest" shall have the meaning set forth in Section 3.2(c) of the Facility Lease.

"Lessee Section 467 Loan Balance" shall have the meaning ascribed to that term in the definition of "Section 467 Loan Balance."

"Lessee Transferee" shall have the meaning specified in Section 13.2(a) of the Participation Agreement.

"Lessor Estate" shall mean all the estate, right, title and interest of the Owner Lessor in, to and under the Facility, the Ground Interest, the Operative Documents, and the Facility Agreements, including all funds advanced to the Owner Lessor by the Owner Participant, all installments and other payments of Periodic Lease Rent, Renewal Lease Rent, Supplemental Lease Rent, Termination Value under the Facility Lease, condemnation awards, purchase price, sale proceeds, insurance proceeds and all other proceeds, rights and interests of any kind for or with respect to the estate, right, title and interest of the Owner Lessor in, to and under the Facility, the Ground Interest, the Operative Documents, and the Facility Agreements, and any of the foregoing, but shall not include Excluded Property.

                                 APPENDIX - 19

"Lessor Manager" shall mean Wilmington Trust Company, a Delaware banking corporation, not in its individual capacity, but solely as independent manager under the LLC Agreement and each other Person that may from time to time be acting as independent manager in accordance with the provisions of the LLC Agreement.

"Lessor Note ST" shall mean the lessor note issued by the Owner Lessor in favor of the Pass Through Trust ST on the Closing Date, as more fully described in
Section 2.2 of the Lease Indenture.

"Lessor Note LT" shall mean the lessor note issued by the Owner Lessor in favor of the Pass Through Trust LT on the Closing Date, as more fully described in
Section 2.2 of the Lease Indenture.

"Lessor Notes" shall mean a collective reference to the Lessor Note ST and the Lessor Note LT, as more fully described in Section 2.2 of the Lease Indenture.

"Lessor Possession Date" shall mean with respect to any Unit, the earlier to occur of (a) the expiration of the Facility Lease Term and (b) the date on which the Company shall lose possession of such Unit pursuant to Sections 10, 13, 14 or 17 of the Facility Lease (unless in the case of Sections 10 or 13, the Company shall have purchased such Unit).

"Lessor Section 467 Interest" shall have the meaning set forth in Section 3.2(c) of the Facility Lease.

"Lessor Section 467 Loan Balance" shall have the meaning ascribed to that term in the definition of "Section 467 Loan Balance."

"Lien" shall mean any mortgage, security deed, security title, pledge, lien, charge, encumbrance, lease, security interest or title retention arrangement.

"List of Competitors" shall mean the initial list attached to the Participation Agreement as Schedule 4, as amended from time to time pursuant to Section 7.1(b) of the Participation Agreement.

"LLC Agreement" shall mean the Amended and Restated Limited Liability Company Agreement, dated as of the Effective Date, between the Trust Company and the Owner Participant pursuant to which the Owner Lessor shall be governed.

"Loan" shall mean a loan evidenced by any Lessor Note.

"MACRS" shall mean the modified accelerated cost recovery system provided under
Section 168 of the Code.

"Majority in Interest of Noteholders" as of any date of determination, shall mean Noteholders holding in aggregate more than 50% of the total outstanding principal amount of the Notes; provided, however, that any Note held by the Company and/or any Affiliate of the Company shall not be considered outstanding for purposes of this definition unless the Company and/or such Affiliate shall hold title to all the Notes outstanding.

                                 APPENDIX - 20

"Make Whole Premium" shall mean, with respect to any Notes subject to redemption pursuant to the Lease Indenture, an amount equal to the Discounted Present Value of such Notes less the unpaid principal amount of such Notes; provided that the Make Whole Premium shall not be less than zero. For purposes of this definition, the "Discounted Present Value" of any Notes subject to redemption pursuant to the Lease Indenture shall be equal to the discounted present value of all principal and interest payments scheduled to become due after the date of such redemption in respect of such Notes, calculated using a discount rate equal to the sum of (a) the yield to maturity on the U.S. Treasury security having an average life equal to the remaining average life of such Notes and trading in the secondary market at the price closest to par and (b) 50 basis points; provided, however, that if there is no U.S. Treasury security having an average life equal to the remaining average life of such Notes, such discount rate shall be calculated using a yield to maturity interpolated or extrapolated on a straight-line basis (rounding to the nearest calendar month, if necessary) from the yields to maturity for two U.S. Treasury securities having average lives most closely corresponding to the remaining life of such Notes and trading in the secondary market at the price closest to par.

"Material Adverse Effect" shall mean a materially adverse effect on (a) the business, assets, results of operations or financial condition of the Company, Lessee Guarantor and their subsidiaries, taken as a whole, (b) the ability of the Company or Lessee Guarantor to perform their respective obligations under the Operative Documents, or (c) the validity or enforceability of the Operative Documents, the Liens granted thereunder, or the material rights and remedies thereto.

"Material Adverse Tax Law Change" shall mean, in the written opinion of the Equity Investor's tax counsel, a proposed or actual amendment, modification, addition or change in or to the provisions of, or the interpretation of U.S. Federal income tax law as in effect on the date hereof, the effect of which would or could reasonably be expected to render inaccurate any of the Tax Assumptions or which could reasonably be expected to adversely affect the Owner Participant's Net Economic Return or which otherwise could reasonably be expected to materially adversely affect the Owner Participant, which amendment, modification, addition or change shall have been enacted, promulgated, issued or proposed prior to the Closing Date.

"Maximum Probable Loss" shall mean the largest loss that can occur under the worst conditions that are likely to occur.

"Member Interest" shall mean the membership interest of the Owner Participant in the Owner Lessor.

"Memorandum of Lease" shall mean the Memorandum of Lease, dated as of the Closing Date, between the Owner Lessor and the Company, substantially in the form of Exhibit C-2 to the Participation Agreement duly completed, executed and delivered on the Closing Date.

"Minimum Credit Standard" shall mean (i) in respect of DHI only, the then current credit rating of DHI, and (ii) in respect of any entity other than DHI, a credit rating from S&P and Moody's of at least BBB and Baa2, respectively.

                                 APPENDIX - 21

"Modification" shall mean an addition, betterment, improvement or enlargement of the Facility, including any Required Modifications and Optional Modifications, but not Components.

"Moody's" shall mean Moody's Investors Service, Inc.

"Nonseverable Modifications" shall mean any Modification that is not readily removable without causing material damage to the Facility.

"Note Register" shall have the meaning specified in Section 2.8 of the Lease Indenture.

"Noteholder" shall mean any holder from time to time of an outstanding Note.

"Notes" shall mean any Lessor Notes or Additional Lessor Notes issued pursuant to the Lease Indenture.

"NYPSC Section 69 Order" shall mean the order issued by the New York State Public Service Commission on April 27, 2001, in Case 01-E-0587, granting approval to consummate the Transaction under Section 69 of the New York Public Service Law.

"Obsolescence Termination Date" shall have the meaning specified in Section 14.1 of the Facility Lease.

"Offering Circular" shall mean the Offering Circular, dated as of May 1, 2001, with respect to the Certificates.

"Officer's Certificate" shall mean with respect to any Person, a certificate signed (a) in the case of a corporation or limited liability company, by the Chairman of the Board, the President, or a Vice President of such Person or any Person authorized by or pursuant to the organizational documents, the bylaws or any resolution of the board of directors, board of managers, or executive committee of such Person (whether general or specific) to execute, deliver and take actions on behalf of such Person in respect of any of the Operative Documents, (b) in the case of a partnership, by the Chairman of the Board of Directors, the President or any Vice President of a corporate general partner, and (c) in the case of the Lease Indenture Trustee or the Pass Through Trustees, a certificate signed by a Responsible Officer of the Lease Indenture Trustee or the Pass Through Trustees.

"OP Guarantor" shall mean the Equity Investor or any Person that shall guaranty the obligations of an OP Transferee under the Operative Documents in accordance with Section 7.1(a) of the Participation Agreement.

"OP Guaranty" shall mean the OP Guaranty, dated as of the Effective Date, executed by the Equity Investor in favor of the Transaction Parties, or any other guaranty agreement entered into pursuant to Section 7.1 of the Participation Agreement.

"OP LLC Agreement" shall mean the Amended and Restated Limited Liability Company Agreement, dated as of the Effective Date, by PSEGR Newburgh Holdings LLC pursuant to which the Owner Participant shall be governed.

                                 APPENDIX - 22

"OP Member" shall mean the sole member of the Owner Participant.

"OP Member Interest" shall mean the membership interest of the OP Member in the Owner Participant.

"OP Transferee" shall have the meaning specified in Section 7.1(a) of the Participation Agreement.

"Operative Documents" shall mean the Participation Agreement, the Bill of Sale, the Deed, the Facility Lease, the Memorandum of Lease, the Site Lease, the Site Sublease, the Assignment and Reassignment of Facility Agreements, the Lease Indenture, the Notes, the Pass Through Trust Agreements, the Certificates, the Assignment and Reassignment of the Collective Bargaining Agreement, the LLC Agreement, the Cross Easement Agreement, the Exempt Facilities Agreement, the Shared Facilities Agreement, the Tax Indemnity Agreement, the OP Guaranty and the Lessee Guaranty.

"Operator" shall mean DNE.

"Optional Modification" shall have the meaning specified in Section 8.2 of the Facility Lease.

"Original LLC Agreement" shall mean the Limited Liability Company Agreement, dated as of March 28, 2001, pursuant to which the Owner Lessor was created.

"Other Bill of Sale" shall mean the "Bill of Sale" as defined in the Other Participation Agreement.

"Other Company" shall mean Dynegy Danskammer, L.L.C.

"Other Deed" shall mean the "Deed" as defined in the Other Participation Agreement.

"Other Facility" shall mean the "Facility" as defined in the Other Participation Agreement.

"Other Facility Lease" shall mean the "Facility Lease" as defined in the Other Participation Agreement.

"Other Facility Lessee" shall mean the "Facility Lessee" as defined in the Other Participation Agreement.

"Other Facility Site" shall mean the "Facility Site" as defined in the Other Participation Agreement.

"Other Ground Interest" shall mean the "Ground Interest" as defined in Other Site Lease.

"Other Lease Indenture" shall mean the "Lease Indenture" as defined in the Other Participation Agreement.

"Other Lease Indenture Trustee" shall mean the "Lease Indenture Trustee" as defined in the Other Participation Agreement.

                                 APPENDIX - 23

"Other Lessor Manager" shall mean the "Lessor Manager" as defined in the Other Participation Agreement.

"Other Operative Documents" shall mean the "Operative Documents" as defined in the Other Participation Agreement.

"Other Owner Lessor" shall mean Danskammer OL LLC.

"Other Owner Participant" shall mean Danskammer OP LLC.

"Other Participation Agreement" shall mean the Participation Agreement entered into by, the Other Company, the Other Lessor Manager, the Other Owner Lessor, the Other Owner Participant, the Other Lease Indenture Trustee and the Pass Through Trustees, dated as of the Effective Date, pursuant to which the Other Company has agreed to (a) sell to the Other Owner Lessor and (b) lease from the Other Owner Lessor the Other Facility pursuant to the Other Facility Lease.

"Other Project" shall mean the "Project" as defined in the Other Participation Agreement.

"Other Retained Assets" shall mean the "Retained Assets" as defined in the Other Participation Agreement.

"Other Retained Sites" shall mean the "Retained Sites" as defined in the Other Participation Agreement.

"Other Site Lease" shall mean the "Site Lease" as defined in the Other Participation Agreement.

"Other Site Sublease" shall mean the "Site Sublease" as defined in the Other Participation Agreement.

"Other Transaction" shall mean the "Transaction" as defined in the Other Participation Agreement.

"Overall Transaction" shall mean a collective reference to the Transaction and the Other Transaction.

"Overdue Rate" shall mean the Lease Debt Rate plus 2%.

"Owner Lessor" shall mean Roseton OL LLC, a Delaware limited liability company.

"Owner Lessor's Account" shall mean the account No. 55068-0 maintained by the Owner Lessor with Wilmington Trust Company, ABA#031100092, Attention: Corporate Trust Administration or such other account of the Owner Lessor, as the Owner Lessor may from time to time specify in a notice to the Lease Indenture Trustee pursuant to Section 9.8 of the Lease Indenture.

                                 APPENDIX - 24

"Owner Lessor's Interest" shall mean the Owner Lessor's right, title and interest in and to the Facility under the Bill of Sale and the Deed and the Ground Interest under the Site Lease.

"Owner Lessor's Lien" shall mean any Lien on the Lessor Estate or any part thereof arising as a result of (a) Claims against or any act or omission of the Owner Lessor, the Trust Company or the Lessor Manager, or Affiliate thereof that is not related to, or that is in violation of, any Operative Document or the transactions contemplated thereby or that is in breach of any covenant or agreement of the Owner Lessor, the Trust Company or the Lessor Manager specified therein, (b) Taxes imposed upon the Owner Lessor, the Trust Company or the Lessor Manager, or any Affiliate thereof that are not indemnified against by the Company or the Owner Participant pursuant to any Operative Document, or (c) Claims against or affecting the Owner Lessor, the Trust Company or the Lessor Manager, or any Affiliate thereof arising out of the voluntary or involuntary transfer by the Owner Lessor, the Trust Company or the Lessor Manager of any portion of the interest of the Owner Lessor, the Trust Company or the Lessor Manager in the Owner Lessor's Interest, other than pursuant to the Operative Documents.

"Owner Participant" shall mean Roseton OP LLC, a Delaware limited liability company.

"Owner Participant's Account" shall mean the account No. 55068-1 maintained by the Owner Participant with Wilmington Trust Company, ABA#031100092, Attention:
Corporate Trust Administration or such other account of the Owner Participant, as the Owner Participant may from time to time specify in a notice to the Lease Indenture Trustee pursuant to Section 9.8 of the Lease Indenture.

"Owner Participant's Commitment" shall mean the Owner Participant's investment in the Owner Lessor contemplated by Section 2.1(a) of the Participation Agreement.

"Owner Participant's Lien" shall mean any Lien on the Lessor Estate or any part thereof arising as a result of (a) Claims against or any act or omission of the Owner Participant that is not related to, or that is in violation of, any Operative Document or the transactions contemplated thereby or that is in breach of any covenant or agreement of the Owner Participant set forth therein, (b) Taxes against the Owner Participant that are not indemnified against by the Company pursuant to the Operative Documents or (c) Claims against or affecting the Owner Participant arising out of the voluntary or involuntary transfer by the Owner Participant (except as contemplated or permitted by the Operative Documents) of any portion of the interest of the Owner Participant in the Member Interest.

"Owner Participant's Net Economic Return" shall mean the Owner Participant's anticipated (a) net after-tax yield, calculated according to the multiple investment sinking fund method of analysis, and (b) aggregate GAAP income and after-tax cash flow.

"Participation Agreement" shall mean the Participation Agreement, dated as of the Effective Date, among the Company, the Owner Lessor, Wilmington Trust Company, in its individual capacity and as Lessor Manager, the Owner Participant, and The Chase Manhattan Bank, as Lease Indenture Trustee and as Pass Through Trustees.

"Pass Through Trust Agreements" shall mean a collective reference to the Pass Through Trust Agreement ST and the Pass Through Trust Agreement LT.

                                 APPENDIX - 25

"Pass Through Trust Agreement LT" shall mean the Pass Through Trust Agreement, dated as of the Effective Date, between the Company, the Other Company and the Pass Through Trustee LT.

"Pass Through Trust Agreement ST" shall mean the Pass Through Trust Agreement, dated as of the Effective Date, between the Company, the Other Company and the Pass Through Trustee ST.

"Pass Through Trustee LT" shall mean The Chase Manhattan Bank, not in its individual capacity, but solely as Pass Through Trustee LT under the Pass Through Trust Agreement LT, and each other Person that may from time to time be acting as a Pass Through Trustee in accordance with the provisions of the Pass Through Trust Agreement LT.

"Pass Through Trustee ST" shall mean The Chase Manhattan Bank, not in its individual capacity, but solely as Pass Through Trustee ST under the Pass Through Trust Agreement ST, and each other Person that may from time to time be acting as a Pass Through Trustee in accordance with the provisions of the Pass Through Trust Agreement ST.

"Pass Through Trust LT" shall mean the Roseton-Danskammer 2001-Series B Pass Through Trust created pursuant to the Pass Through Trust Agreement LT.

"Pass Through Trust ST" shall mean the Roseton-Danskammer 2001-Series A Pass Through Trust created pursuant to the Pass Through Trust Agreement ST.

"Pass Through Trustees" shall mean a collective reference to the Pass Through Trustee ST and the Pass Through Trustee LT.

"Pass Through Trusts" shall mean a collective reference to the Pass Through Trust ST and the Pass Through Trust LT.

"Periodic Lease Rent" shall have the meaning specified in Section 3.2(a) of the Facility Lease.

"Permitted Encumbrances" shall mean all matters shown as exceptions on Schedule B to each of the Title Policies as in effect on the Closing Date.

"Permitted Instruments" shall mean (a) Permitted Securities, (b) overnight loans to or other customary overnight investments in commercial banks of the type referred to in clause (d) below, (c) open market commercial paper of any corporation (other than the Company, DHI or any Affiliate) incorporated under the laws of the United States or any State thereof which is rated not less than "prime-1" or its equivalent by Moody's and "A-1" or its equivalent by S&P maturing within one year after such investment, (d) certificates of deposit and issued by commercial banks organized under the laws of the United States or any State thereof or a domestic branch of a foreign bank (i) having a combined capital and surplus in excess of $500,000,000 and (ii) which are rated "AA" or better by S&P and "Aa2" or better by Moody's; provided that no more than $20,000,000 may be invested in such deposits at any one such bank and (e) a money market fund registered under the Investment Company Act of 1940, the portfolio of which is limited to Permitted Securities.

                                 APPENDIX - 26

"Permitted Liens" shall mean (a) the interests of the Company, the Owner Participant, the Owner Lessor, the Lessor Manager, the Lease Indenture Trustee, and the Pass Through Trustees under any of the Operative Documents, (b) all Owner Lessor's Liens, Owner Participant's Liens and Indenture Trustee's Liens,
(c) the reversionary interests of the Company in the Facility Site, (d) Liens permitted pursuant to Section 4.2 or 4.3 of the Site Lease, (e) Liens for (i) taxes not yet due and payable or (ii) taxes being contested in good faith, if adequate reserves for such taxes have been established and are being maintained in accordance with GAAP, (f) suppliers', vendors', workmen's, repairmen's, employee's, mechanics', materialmen's or other like Liens arising in the ordinary course of business for amounts the payment of which is either not yet delinquent or is being contested in good faith and the Lessee shall maintain reserves for the discharge of such Lien in accordance with GAAP and so long as such proceedings do not involve a material risk of the sale, forfeiture or loss of the Facility or the Ground Interest (or any material part of either thereof) or are bonded for the amount required under Applicable Law to release any such Lien, (g) pre-judgment Liens for claims against the Lessee which are contested in good faith and liens arising out of judgments or awards against the Lessee with respect to which an appeal or proceeding for review is being prosecuted in good faith and to which a stay of execution has been obtained pending such appeal or review and so long as such proceedings do not involve a material risk of the sale, forfeiture or loss of the Facility or the Ground Interest (or any material part of either thereof) or are bonded for the amount required under Applicable Law to release any such Lien, and (h) Permitted Encumbrances.

"Permitted Securities" shall mean securities (and security entitlements with respect thereto) that are (a) direct obligations of the United States of America or obligations guaranteed as to principal and interest by the full faith and credit of the United States of America, and (b) securities issued by agencies of the U.S. Federal government whether or not backed by the full faith and credit of the United States rated "AAA" and "Aaa", or better by S&P and Moody's, respectively, which, in either case under clauses (a) or (b) are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government obligation or a specific payment of interest on or principal of any such U.S. Government obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction in the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government obligation or the specific payment of interest on or principal of the U.S. Government obligation evidenced by such depository receipt.

"Person" shall mean any individual, corporation, cooperative, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

"Plan" shall mean any "employee benefit plan" (as defined in Section 3(3) of ERISA) that is subject to ERISA, any "plan" (as defined in Section 4975(e)(1) of the Code) that is subject to Section 4975 of the Code, any trust created under any such plan or any "governmental plan" (as defined in Section 3(32) of ERISA or Section 414(d) of the Code) that is organized in a jurisdiction having prohibitions on transactions with government plans similar to those contained in
Section 406 of ERISA or Section 4975 of the Code.

                                 APPENDIX - 27

"Predetermined Ground Rent Expiration Date" shall have the meaning specified in
Section 3.1(a) of the Site Lease.

"Pricing Assumptions" shall mean the "Pricing Assumptions" attached as Schedule 2 to the Participation Agreement.

"Principal Property" shall mean any natural gas, natural gas liquids or crude oil pipeline, distribution system, gathering system, storage facility or processing plant, except any such property that in the opinion of the Board of Directors of DHI is not of material importance to the business conducted by DHI and its consolidated subsidiaries taken as a whole.

"Principal Subsidiary" shall mean any subsidiary of DHI that owns a Principal Property.

"Proceeds" shall mean the proceeds from the sale of the Certificates by the Pass Through Trusts to the Certificateholders on the Closing Date.

"Project" shall mean the two unit, electric generating project located in Newburgh, New York, consisting of the Facility, the Retained Assets, and all other equipment or facilities required for the generation of electricity at the Facility and the Facility Site.

"Proportional Rent" shall have the meaning set forth in Section 3.2(c) of the Facility Lease.

"Prudent Industry Practice" shall mean, at a particular time, either (a) any of the practices, methods and acts engaged in or approved by a significant portion of the competitive electric generating industry operating in the eastern United States at such time, or (b) with respect to any matter to which the practices referred to in clause (a) do not apply, any of the practices, methods and acts that, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good competitive electric generation business practices, reliability, safety and expedition. "Prudent Industry Practice" is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be a spectrum of possible practices, methods or acts having due regard for, among other things, manufacturers' warranties, the requirements of insurance policies and the requirements of governmental bodies of competent jurisdiction.

"Purchase Price" shall mean the purchase price of the Facility in the amount of $620,000,000.

"Qualifying Cash Bid" shall have the meaning specified in Section 13.2 of the Facility Lease.

"Railroad Tracks" shall have the meaning specified in Section 2.1 of the Site Lease.

"Rating Agencies" shall mean S&P and Moody's or, if at the time the rating of either such Rating Agency is required such Rating Agency no longer provides the relevant rating (other than as a result of the rated Person choosing not to have such rating), such other rating agency of national recognition selected by the Facility Lessee.

"Reasonable Basis" for a position shall exist if tax counsel may properly advise reporting such position on a tax return in accordance with Formal Opinion 85-352 issued by the Standing

                                 APPENDIX - 28

Committee on Ethics and Professional Responsibility of the American Bar Association (or any successor to such opinion).

"Rebuilding Closing Date" shall have the meaning specified in Section 10.3(d) of the Facility Lease.

"Redemption Date" shall mean, when used with respect to any Note to be redeemed, the date fixed for such redemption by or pursuant to the Lease Indenture or the respective Note, which date shall be a Termination Date.

"Registration Rights Agreement" shall mean the Registration Rights Agreement, dated as of the Effective Date, among DHI, the Company, the Other Company and the Initial Purchasers.

"Regulatory Event of Loss" shall have the meaning specified in clause (d) of the definition of "Event of Loss."

"Related Party" shall mean, with respect to any Person or its successors and assigns, an Affiliate of such Person or its successors and assigns and any director, officer, servant, employee or agent of that Person or any such Affiliate or their respective successors and assigns; provided that the Lessor Manager and the Owner Lessor shall not be treated as Related Parties to each other and neither the Owner Lessor nor the Lessor Manager shall be treated as a Related Party to any Owner Participant except that the Owner Lessor will be treated as a Related Party to a Lessor Manager to the extent that the Lessor Manager acts at the written direction or with the written consent of such Owner Lessor and an Owner Lessor or Lessor Manager shall be treated as a Related Party to the Owner Participant to the extent that the Owner Lessor or Lessor Manager acts at the written direction or with the written consent of the Owner Participant.

"Released Property" shall have the meaning specified in Section 4.2 of the Site Lease.

"Released Unit Ground Interest Portion" shall have the meaning specified in
Section 2.8(b) of the Site Lease.

"Removable Modification" shall have the meaning specified in Section 8.3 of the Facility Lease.

"Renewal Lease Rent" shall mean the lease rent payable during any Wintergreen Renewal Lease Term or FMV Renewal Lease Term, in each case as determined in accordance with Section 15.4 of the Facility Lease.

"Renewal Lease Term" shall mean any Wintergreen Renewal Lease Term or any FMV Renewal Lease Term.

"Renewal Site Lease Term" shall have the meaning specified in Section 2.3(d) of the Site Lease.

"Renewal Site Sublease Term" shall have the meaning specified in Section 2.3 of the Site Sublease.

                                 APPENDIX - 29

"Rent" shall mean Periodic Lease Rent, Renewal Lease Rent and Supplemental Lease Rent.

"Rent Payment Date" shall mean each May 8 and November 8, commencing November 8, 2001, to and including February 8, 2035.

"Rent Payment Period" shall mean each period identified under the column heading "Rent Payment Period" on Schedule 2-A of the Facility Lease.

"Replacement Component" shall have the meaning specified in Section 7.2 of the Facility Lease.

"Required Modification" shall have the meaning specified in Section 8.1 of the Facility Lease.

"Requisition" shall have the meaning specified in clause (c) of the definition of "Event of Loss."

"Responsible Officer" shall mean, with respect to any Person, (a) its Chairman of the Board, its President, any Senior Vice President, the Chief Financial Officer, any Vice President, the Treasurer or any other management employee (i) that has the power to take the action in question and has been authorized, directly or indirectly, by the Board of Directors (or equivalent body) of such Person, (ii) working under the direct supervision of such Chairman of the Board, President, Senior Vice President, Chief Financial Officer, Vice President or Treasurer, and (iii) whose responsibilities include the administration of the transactions and agreements contemplated by the Operative Documents, and (b) with respect to the Lessor Manager, the Lease Indenture Trustee and the Pass Through Trustees, an officer in their respective corporate trust administration departments.

"Retained Assets" shall mean a collective reference to each of the assets being retained by the Company, as more fully described on Exhibit C to the Deed.

"Retained Oil Pipeline" shall mean the oil pipeline between the fuel oil pump house located on the Facility Site and the Dock Facilities.

"Retained Power and Control Lines" shall mean (i) the two overhead 345 kV power lines extending from the Facility to Central Hudson's switchyard, (ii) the four 345 kV electric transmission structures used to support such power lines, and
(iii) all cables, conduit and duct systems containing control signal and power service cables from Central Hudson's switchyard to the Facility; for the avoidance of doubt, the Retained Power and Control Lines shall not include the High-Voltage Electrical Equipment.

"Retained Power and Control Lines Site" shall mean the parcels of real property described on Exhibit C to the Site Lease.

"Retained Sites" shall mean, collectively, (i) Parcel 1C, (ii) Parcel 2, (iii) Parcel 2A, (iv) Parcel 5, (v) the Additional Facility Site, which parcels are described as the Retained Sites in Exhibits B and D to the Site Lease and Exhibits B and D to the Site Sublease, and (vi) from and after the date that any parcel or parcels shall have been released from the Facility Site pursuant to

                                 APPENDIX - 30

Section 4.2 of the Site Lease and Section 4.2 of the Site Sublease, such released parcels, and, in each case, all rights of way, easements, permits and other appurtenances to such land.

"Returned Unit" shall have the meaning specified in Section 4.3(a)(i) of the Site Lease.

"Revenue Bonds" shall have the meaning specified in the Exempt Facilities Agreement.

"Revenues" shall have the meaning specified in the Granting Clause of the Lease Indenture.

"Roseton Facility" shall have the meaning specified in the Cross Easement Agreement.

"S&P" shall mean Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc.

"Scheduled Closing Date" shall mean May 8, 2001, or any date set for the Closing in a notice of postponement pursuant to Section 2.3(a) of the Participation Agreement.

"Scheduled Lease Expiration Date" shall mean February 8, 2035.

"Scheduled Payment Date" shall mean a Rent Payment Date.

"SEC" means the Securities and Exchange Commission, as from time to time constituted, created under the Securities Exchange Act of 1934, or, if at any time after the execution of this instrument such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

"Second Wintergreen Renewal Lease Term" shall have the meaning specified in
Section 15.2 of the Facility Lease.

"Section 467 Interest" shall mean and include the Lessor Section 467 Interest and the Lessee Section 467 Interest.

"Section 467 Loan" shall mean any loan arising under and pursuant to Section 467 of the Code in connection with the Facility Lease.

"Section 467 Loan Balance" shall mean an amount equal to the product of the Purchase Price multiplied by the percentage set forth under the caption "Section 467 Loan Balance Percentage" on Schedule 1-A of the Facility Lease. If the percentage set forth under such caption is positive, the Section 467 Loan Balance shall constitute a loan made by the Facility Lessee to the Owner Lessor ("Lessor Section 467 Loan Balance") and, if such percentage is in parentheses,
  -------------------------------
shall constitute a loan made by the Owner Lessor to the Facility Lessee ("Lessee
                                                                          ------
Section 467 Loan Balance").
------------------------

"Secured Indebtedness" shall have the meaning specified in Section 1(b) of the Lease Indenture.

"Securities Act" shall mean the Securities Act of 1933.

"Security" shall have the same meaning as in Section 2(1) of the Securities Act.

                                 APPENDIX - 31

"Severable Modification" shall mean any Modification that can be removed without causing material damage to the Facility that cannot be readily repaired.

"Shared Facilities" shall have the meaning specified in the Shared Facilities Agreement.

"Shared Facilities Agreement" shall mean the Shared Facilities Agreement, dated as of the Closing Date, between the Company and the Owner Lessor.

"Significant Indenture Default" shall mean a failure by the Owner Lessor to make any payment of principal or interest on the Lessor Notes after the same shall have become due and payable.

"Significant Lease Default" shall mean any of: (a) if the Company shall fail to make any payment of Periodic Lease Rent, Renewal Lease Rent, or Termination Value after the same shall have become due and payable, (b) if the Company shall fail to make any payment under the Operative Documents (other than Excepted Payments, unless the Owner Participant shall have declared a default with respect thereto) in excess of $250,000, except to the extent such amounts are in dispute in good faith and have not been established to be due and payable, and
(c) any event or circumstance that is, or with the passage of time or the giving of notice would become, a "Lease Event of Default" under clauses (g), (i) or
(j) of Section 16 of the Facility Lease.

"Site Lease" shall mean the Site Lease Agreement, dated as of the Closing Date, between the Company and the Owner Lessor, substantially in the form of Exhibit D-1 to the Participation Agreement duly completed, executed and delivered on the Closing Date pursuant to which the Company will lease the Ground Interest to the Owner Lessor.

"Site Lease Term" shall have the meaning specified in Section 2.3(d) of the Site Lease.

"Site Sublease" shall mean the Site Sublease Agreement, dated as of the Closing Date, between the Company and the Owner Lessor, substantially in the form of Exhibit D-2 to the Participation Agreement duly completed, executed and delivered on the Closing Date pursuant to which the Company will sublease the Ground Interest from the Owner Lessor.

"Site Sublease Term" shall have the meaning specified in Section 2.3 of the Site Sublease.

"Special Lessee Transfer" shall have the meaning specified in Section 13.1(a) of the Participation Agreement.

"Special Lessee Transfer Amount" shall mean for any date, the amount determined as follows:

     (a) the Equity Portion of Termination Value under the Facility Lease on the applicable Termination Date; plus

     (b) in the case of a termination pursuant to Section 13.1 of the Facility Lease, the amount, if any, by which the Qualifying Cash Bid exceeds Termination Value on the applicable Termination Date; plus

                                 APPENDIX - 32

     (c) any unpaid amount in respect of the Equity Portion of Periodic Lease Rent or Renewal Lease Rent due before the date of such determination.

"Special Lessee Transfer Event" shall have the meaning specified in Section 13.1(a) of the Participation Agreement.

"Subdivision" shall have the meaning specified in Section 4.6 of the Site Lease.

"Supplemental Financing" shall have the meaning specified in Section 11.1 of the Participation Agreement.

"Supplemental Lease Rent" shall mean any and all amounts, liabilities and obligations (other than Periodic Lease Rent and Renewal Lease Rent) that the Company assumes or agrees to pay under the Operative Documents (whether or not identified as "Supplemental Lease Rent") to the Owner Lessor or any other Person, including Termination Value.

"Survey" shall mean the survey prepared by Hayward and Pahan Associates, Job No. 11866-01, dated as of April 4, 2001, and certified as of May 4, 2001.

"Tax" or "Taxes" shall mean all fees, taxes (including income, receipts, capital, excise and sales taxes, use taxes, stamp taxes, value-added taxes, ad valorem taxes and property taxes (personal and real, tangible and intangible), levies, assessments, withholdings and other charges and impositions of any nature, plus all related interest, penalties, fines and additions to tax, now or hereafter imposed by any federal, state, local or foreign government or other taxing authority.

"Tax Advance" shall have the meaning specified in Section 9.2(g)(iii)(5) of the Participation Agreement.

"Tax Assumptions" shall mean the items described in Section 1 of the Tax Indemnity Agreement.

"Tax Benefit" shall have the meaning specified in Section 9.2(e) of the Participation Agreement.

"Tax Claim" shall have the meaning specified in Section 9.2(g)(i) of the Participation Agreement.

"Tax Event" shall mean any event or transaction treated, for Federal income tax purposes, as a taxable sale or exchange of the Lessor Notes.

"Tax Indemnitee" shall have the meaning specified in Section 9.2(a) of the Participation Agreement.

"Tax Indemnity Agreement" shall mean the Tax Indemnity Agreement, dated as of the Closing Date, between the Company, the Equity Investor, PSEGR Newburgh Holdings LLC, the Owner Participant and the Owner Lessor.

                                 APPENDIX - 33

"Tax Law Change" shall have the meaning specified in Section 12.2(a)(iii) of the Participation Agreement.

"Tax Loss" shall have the meaning specified in Section 5(a) of the Tax Indemnity Agreement.

"Tax Representation" shall mean each of the items described in Section 4 of the Tax Indemnity Agreement.

"Termination Date" shall mean each of the monthly dates during the Facility Lease Term identified as a "Termination Date" on Schedule 3-A of the Facility Lease.

"Termination Value" for any Termination Date shall mean (x) with respect to the Facility, an amount equal to the product of the Purchase Price and the percentage set forth under the heading "Termination Value Percentage" on
Schedule 3-A of the Facility Lease for such Termination Date and (y) with respect to any Unit, an amount equal to the product of (i) the Unit Percentage for such Unit, multiplied by (ii) the Purchase Price multiplied by (iii) and the percentage set forth under the heading "Termination Value Percentage" on
Schedule 3-A of the Facility Lease for such Termination Date.

"Title Policies" shall mean each of the title policies issued on the Closing Date to the Owner Lessor and the Lease Indenture Trustee relating to the Transaction.

"Tranche" shall mean all Lessor Notes with the same maturity date.

"Transaction" shall mean, collectively, each of the transactions contemplated under the Participation Agreement and of the other Operative Documents.

"Transaction Cost Deductions" shall have the meaning set forth in Section 1(b) of the Tax Indemnity Agreement.

"Transaction Costs" shall mean the following costs to the extent substantiated or otherwise supported in reasonable detail:

     (a) the cost of reproducing and printing the Operative Documents and the Offering Circular and all costs and fees, including filing and recording fees and recording, transfer, mortgage, intangible and similar taxes in connection with the execution, delivery, filing and recording of the Deed, the Memorandum of Lease, the Site Lease, the Site Sublease, the Lease Indenture and any other Operative Document, and any other document required to be filed or recorded pursuant to the provisions hereof or of any other Operative Document and any Uniform Commercial Code filing fees in respect of the perfection of any security interests created by any of the Operative Documents or as otherwise reasonably required by the Owner Lessor or the Lease Indenture Trustee;

     (b) the reasonable fees and expenses of Dewey Ballantine LLP, counsel to the Owner Participant, for services rendered in connection with the negotiation, execution and delivery of the Participation Agreement and the other Operative Documents;

                                 APPENDIX - 34

     (c) the reasonable fees and expenses of Orrick, Herrington & Sutcliffe LLP, counsel to the Company and DHI, for services rendered in connection with the negotiation, execution and delivery of the Participation Agreement and the other Operative Documents;

     (d) the reasonable fees and expenses of Brunenkant & Haskell, LLP special regulatory counsel to the Company, for services rendered in connection with the negotiation, execution and delivery of the Participation Agreement and the other Operative Documents;

     (e) the reasonable fees and expenses of Morris, James, Hitchens & Williams LLP, counsel for the Owner Lessor, the Lessor Manager, and the Trust Company for services rendered in connection with the negotiation, execution and delivery of the Participation Agreement and the other Operative Documents;

     (f) the reasonable fees and expenses of Simpson Thacher & Bartlett, counsel to the Initial Purchasers, for services rendered in connection with the negotiation, execution and delivery of the Participation Agreement and the other Operative Documents, and the Certificate Purchase Agreement;

     (g) the reasonable fees and expenses of Kelley Drye & Warren LLP, counsel for the Lease Indenture Trustee, and the Pass Through Trustees, for services rendered in connection with the negotiation, execution and delivery of the Participation Agreement and the other Operative Documents;

     (h) the fees and expenses of the Advisor to Lessee, for services rendered in connection with the transactions contemplated by the Participation Agreement;

     (i) the underwriting discounts and commissions payable to, and reasonable out-of-pocket expenses of, the Initial Purchasers;

     (j) the reasonable fees and expenses of the Accountants for services rendered in connection with the Transaction;

     (k) the reasonable out-of-pocket expenses of the Owner Participant and the Owner Lessor (excluding any fees or compensation to its advisors, but including reasonable out-of-pocket expenses of Cornerstone Financial Advisors Limited Partnership not to exceed $50,000);

     (l) the initial fees and expenses of the Lessor Manager, the Lease Indenture Trustee and the Pass Through Trustees in connection with the execution and delivery of the Participation Agreement and the other Operative Documents to which either one is or will be a party;

     (m) the fees and expenses of the Appraiser, for services rendered in connection with delivering the Closing Appraisal required by the Participation Agreement;

     (n) the fees and expenses of the Engineering Consultant, for services rendered in connection with delivering the Engineering Report required by the Participation Agreement;

     (o)  the fees and expenses of the Insurance Consultant;

                                 APPENDIX - 35

     (p) the fees and expenses of the Environmental Consultant for services rendered in connection with delivering the Environmental Report required by the Participation Agreement;

     (q) the fees and expenses of the Rating Agencies in connection with the rating of DHI and the Lease Debt; and

     (r) the premiums and any other fees and expenses relating to the Title Policies.

Notwithstanding the foregoing, Transaction Costs shall not include internal costs and expenses such as salaries and overhead of whatsoever kind or nature nor costs incurred by the parties to the Participation Agreement pursuant to arrangements with third parties for services (other than those expressly referred to above), such as computer time procurement (other than out-of-pocket expenses of the Owner Participant), financial analysis and consulting, advisory services, and costs of a similar nature.

"Transaction Party(ies)" shall mean, individually or collectively as the context may require, all or any of the parties to the Operative Documents.

"Treasury Regulations" shall mean regulations, including temporary regulations, promulgated or proposed under the Code.

"Trust Company" shall mean the Wilmington Trust Company.

"Trust Indenture Act" means the Trust Indenture Act of 1939 as in force at the date as of which this instrument was executed except as provided in Section 905; provided, however, that in the event the Trust Indenture Act of 1939 is amended after such date, "Trust Indenture Act" means, to the extent required by any such amendment, the Trust Indenture Act of 1939 as so amended.

"Uniform Commercial Code" or "UCC" shall mean the Uniform Commercial Code as in effect in the State of New York.

"Unit" shall mean, as the context may require, either Unit 1 or Unit 2, as the case may be.

"Unit 1" shall mean Roseton Unit No. 1, a 600 MW (net), steam electric generating unit located on the Facility Site in Newburgh, New York, and consisting, in part, of the assets described in Exhibit A to the Bill of Sale and Exhibit B to the Deed.

"Unit 2" shall mean Roseton Unit No. 2, a 600 MW (net), steam electric generating unit located on the Facility Site in Newburgh, New York, and consisting, in part, of the assets described in Exhibit A to the Bill of Sale and Exhibit B to the Deed.

"Unit Percentage" shall mean (i) with respect to Unit 1, 50%, and (ii) with respect to Unit 2, 50%, as adjusted pursuant to Section 11.1 of the Participation Agreement.

"Unit Purchase Price" shall mean, with respect to any Unit, the product of the Purchase Price and the Unit Percentage for such Unit.

                                 APPENDIX - 36

"Unit Principal Portion" shall mean, in connection with the prepayment of any Lessor Note in connection with a termination of the Facility Lease with respect to a Unit, an amount equal to the product of (x) the outstanding principal of such Lessor Note and (y) the Unit Percentage for such Unit.

"Units" shall mean, collectively, Unit 1 and Unit 2.

"Units 1 and 2" shall mean, collectively, Unit 1 and Unit 2.

"U.S. Government Obligations" shall mean securities that are (a) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under clauses (a) or (b) are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction in the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

"Verifier" shall have the meaning specified in Section 3.4(e) of the Facility Lease.

"Wilmington" shall have the meaning specified in Section 13.11 of the Site
Lease.

"Wintergreen Renewal Lease Terms" shall have the meaning specified in Section
15.2 of the Facility Lease.

                                 APPENDIX - 37

                                     INDEX
                                     -----

Access....................................................................  4
Actual Knowledge..........................................................  4
Additional Certificates...................................................  4
Additional Equity Investment..............................................  4
Additional Facility.......................................................  4
Additional Facility Sites.................................................  4
Additional Insured Parties................................................  4
Additional Interest.......................................................  4
Additional Lessor Notes...................................................  5
Additional Owner..........................................................  5
Additional Rental Amount..................................................  5
Advisor to the Facility Lessee............................................  5
Affiliate.................................................................  5
After-Tax Basis...........................................................  5
Allocated Rent............................................................  6
Alternate Rent Schedule...................................................  5
Alternative Rent..........................................................  5
Alternative Termination Value Schedule....................................  5
Applicable Law............................................................  6
Applicable Rate...........................................................  6
Appraisal Procedure.......................................................  6
Appraiser.................................................................  6
APSA Assets...............................................................  7
APSA Seller...............................................................  7
Asset Purchase and Sale Agreements........................................  7
Assigned Documents........................................................  7
Assignment and Assumption Agreement.......................................  7
Assignment and Reassignment of Collective Bargaining Agreement............  7
Assignment and Reassignment of Facility Agreements........................  7
Assumed Deductions........................................................  7
Assumed Tax Rate..........................................................  7
Authorized Agent..........................................................  7
Bankruptcy Code...........................................................  7
Basic Lease Term..........................................................  8
Basic Site Lease Term.....................................................  8
Basic Site Sublease Term..................................................  8
Bill(s) of Sale...........................................................  8
Burdensome Termination Event..............................................  8
Business Day..............................................................  8
Central Hudson............................................................  8
Certificate Purchase Agreement............................................  8
Certificateholders........................................................  8
Certificates..............................................................  8
Certificates Register.....................................................  8
CH Retained Power and Control Lines Easement..............................  8
Claim.....................................................................  9
Closing...................................................................  9
Closing Appraisal.........................................................  9
Closing Date..............................................................  9
Code......................................................................  9
Collective Bargaining Agreement...........................................  9
Company................................................................... 10
Competitor................................................................ 10
Component................................................................. 10
Corporate Trust Office.................................................... 10
Cross Easement Agreement.................................................. 10
Cross Easement Rights..................................................... 10
Danskammer Facility....................................................... 10
Debt Portion of Rent...................................................... 10
Debt Portion of Termination Value......................................... 10
Deduction Loss............................................................ 10
Deed...................................................................... 10
Depreciation Deduction.................................................... 11
DHI....................................................................... 11
Discount Rate............................................................. 11
DNE....................................................................... 11
Dock Facilities........................................................... 11
Dock Facility Site........................................................ 11
Dollars\ or the sign "$".................................................. 11
DTC....................................................................... 11
Dynegy.................................................................... 11
Effective Date............................................................ 11
Effective Rate............................................................ 11
Enforcement Notice........................................................ 11
Engineering Consultant.................................................... 11
Engineering Report........................................................ 11
Environmental Condition................................................... 11
Environmental Consultant.................................................. 12
Environmental Laws........................................................ 12
Environmental Report...................................................... 12
Equity Investment......................................................... 12
Equity Investor........................................................... 12
Equity Investor Parent.................................................... 12
Equity Portion of Periodic Lease Rent..................................... 12
Equity Portion of Termination Value....................................... 12
ERISA..................................................................... 12
Event of Default.......................................................... 12
Event of Loss............................................................. 12
EWG....................................................................... 13
Excepted Payments......................................................... 13

Excepted Rights........................................................... 14
Excess Amount............................................................. 14
Exchange Act.............................................................. 14
Excluded Property......................................................... 14
Excluded Taxes............................................................ 14
Exempt Facilities......................................................... 14
Exempt Facilities Agreement............................................... 14
Expiration Date........................................................... 15
Extended Marketing Period................................................. 15
Facility.................................................................. 15
Facility Agreements....................................................... 15
Facility Lease............................................................ 15
Facility Lease Term....................................................... 15
Facility Lessee........................................................... 15
Facility Lessee's Interest................................................ 15
Facility Site............................................................. 15
Fair Market Rental Value.................................................. 15
Fair Market Sales Value................................................... 15
Federal Power Act......................................................... 16
FERC...................................................................... 16
FERC EWG (Lessee) Order................................................... 16
FERC EWG (Owner Lessor) Application....................................... 16
FERC Orders............................................................... 16
FERC Section 203 Order.................................................... 16
FERC Section 205 Order.................................................... 16
FERC Waiver Order......................................................... 17
Final Determination....................................................... 17
First Wintergreen Renewal Lease Term...................................... 17
FMV Renewal Lease Term.................................................... 17
GAAP...................................................................... 17
Governmental Entity....................................................... 17
Ground Interest........................................................... 17
Ground Lessee............................................................. 17
Ground Lessor............................................................. 17
Ground Lessor's Release Rights............................................ 17
Ground Rent Adjustment Date............................................... 17
Ground Sublessee.......................................................... 17
Ground Sublessor.......................................................... 17
Guarantor Transferee...................................................... 17
Hazardous Substance....................................................... 17
High-Voltage Electrical Equipment......................................... 18
Holding Company Act....................................................... 18
Illiquidity Event......................................................... 18
Inclusion Loss............................................................ 18
Indemnitee................................................................ 18
Indenture Default......................................................... 18
Indenture Estate.......................................................... 18
Indenture Trustee's Liens................................................. 18
Independent Appraiser..................................................... 18
Initial Purchasers........................................................ 19
Insurance Consultant...................................................... 19
Interconnection Agreement................................................. 19
Interest Deductions.....................................................6, 19
IRS....................................................................... 19
Lease Bankruptcy or Payment Default....................................... 19
Lease Debt................................................................ 19
Lease Debt Rate........................................................... 19
Lease Event of Default.................................................... 19
Lease Indenture........................................................... 19
Lease Indenture Bankruptcy Default........................................ 19
Lease Indenture Event of Default.......................................... 19
Lease Indenture Payment Default........................................... 19
Lease Indenture Trustee................................................... 20
Lease Indenture Trustee Office............................................ 20
Lease Indenture Trustee's Account......................................... 20
Lessee Action............................................................. 20
Lessee Guarantor.......................................................... 20
Lessee Guaranty........................................................... 20
Lessee Person............................................................. 20
Lessee Section 467 Interest............................................... 20
Lessee Section 467 Loan Balance........................................... 20
Lessee Transferee......................................................... 20
Lessor Estate............................................................. 20
Lessor Manager............................................................ 21
Lessor Note LT............................................................ 21
Lessor Note ST............................................................ 21
Lessor Notes.............................................................. 21
Lessor Possession Date.................................................... 21
Lessor Section 467 Interest............................................... 21
Lessor Section 467 Loan Balance........................................... 21
Lien...................................................................... 21
List of Competitors....................................................... 21
LLC Agreement............................................................. 21
Loans..................................................................... 21
MACRS..................................................................... 21
Majority in Interest of Noteholders....................................... 22
Make Whole Premium........................................................ 22
Material Adverse Effect................................................... 22
Material Adverse Tax Law Change........................................... 22
Maximum Probable Loss..................................................... 22
Member Interest........................................................... 22
Memorandum of Lease....................................................... 23
Minimum Credit Standard................................................... 23
Modification.............................................................. 23
Moody's................................................................... 23
Nonseverable Modifications................................................ 23
Note Register............................................................. 23
Noteholder................................................................ 23
Notes..................................................................... 23
NYPSC Section 69 Order.................................................... 23
Obsolescence Termination Date............................................. 23
Offering Circular......................................................... 23

                                   Exh. A-1

Officer's Certificate..................................................... 23
OP Guarantor.............................................................. 24
OP Guaranty............................................................... 24
OP LLC Agreement.......................................................... 24
OP Member................................................................. 24
OP Member Interest........................................................ 24
OP Transferee............................................................. 24
Operative Documents....................................................... 24
Operator.................................................................. 24
Optional Modification..................................................... 24
Original LLC Agreement.................................................... 24
Other Bill of Sale........................................................ 24
Other Company............................................................. 24
Other Deeds............................................................... 24
Other Facility............................................................ 24
Other Facility Lease...................................................... 25
Other Facility Lessee..................................................... 25
Other Facility Site....................................................... 25
Other Ground Interest..................................................... 25
Other Lease Indenture..................................................... 25
Other Lease Indenture Trustee............................................. 25
Other Lease Transaction................................................... 26
Other Lessor Manager...................................................... 25
Other Operative Documents................................................. 25
Other Owner Lessor........................................................ 25
Other Owner Participant................................................... 25
Other Participation Agreement............................................. 25
Other Project............................................................. 25
Other Retained Assets..................................................... 25
Other Retained Sites...................................................... 25
Other Site Lease.......................................................... 25
Other Site Sublease....................................................... 26
Overall Transaction....................................................... 26
Overdue Rate.............................................................. 26
Owner Lessor.............................................................. 26
Owner Lessor's Account.................................................... 26
Owner Lessor's Interest................................................... 26
Owner Lessor's Lien....................................................... 26
Owner Participant......................................................... 26
Owner Participant's Account............................................... 26
Owner Participant's Commitment............................................ 27
Owner Participant's Lien.................................................. 27
Owner Participant's Net Economic Return................................... 27
Participation Agreement................................................... 27
Pass Through Trust Agreement.............................................. 27
Pass Through Trust Agreement LT........................................... 27
Pass Through Trust Agreement ST........................................... 27
Pass Through Trust LT..................................................... 28
Pass Through Trust ST..................................................... 28
Pass Through Trustee LT................................................... 27
Pass Through Trustee ST................................................... 27
Pass Through Trustees..................................................... 28
Pass Through Trusts....................................................... 28
Periodic Lease Rent....................................................... 28
Permitted Encumbrances.................................................... 28
Permitted Instruments..................................................... 28
Permitted Liens........................................................... 28
Permitted Securities...................................................... 29
Person.................................................................... 29
Plan...................................................................... 29
Predetermined Ground Rent Expiration Date................................. 29
Pricing Assumptions....................................................... 29
Principal Property........................................................ 29
Principal Subsidiary...................................................... 29
Proceeds.................................................................. 30
Project................................................................... 30
Proportional Rent......................................................... 30
Prudent Industry Practice................................................. 30
Purchase Price............................................................ 30
Qualifying Cash Bid....................................................... 30
Railroad Tracks........................................................... 30
Rating Agencies........................................................... 30
Reasonable Basis.......................................................... 30
Rebuilding Closing Date................................................... 30
Redemption Date........................................................... 30
Registration Rights Agreement............................................. 31
Regulatory Event of Loss.................................................. 31
Related Party............................................................. 31
Released Property......................................................... 31
Released Unit Ground Interest Portion..................................... 31
Removal Modification...................................................... 31
Renewal Lease Rent........................................................ 31
Renewal Lease Term........................................................ 31
Renewal Site Lease Term................................................... 31
Renewal Site Sublease Term................................................ 31
Rent...................................................................... 31
Rent Payment Date......................................................... 31
Rent Payment Period....................................................... 31
Replacement Component..................................................... 31
Required Modification..................................................... 32
Requisition............................................................... 32
Responsible Officer....................................................... 32
Retained Assets........................................................... 32
Retained Oil Pipeline..................................................... 32
Retained Power and Control Lines.......................................... 32
Retained Power and Control Lines Site..................................... 32
Retained Sites............................................................ 32
Returned Unit............................................................. 32
Revenue Bonds............................................................. 32
Revenues.................................................................. 32
Roseton Facility.......................................................... 32
S&P....................................................................... 33

                                   Exh. A-1

Scheduled Closing Date.................................................... 33
Scheduled Lease Expiration Date........................................... 33
Scheduled Payment Date.................................................... 33
SEC....................................................................... 33
Second Wintergreen Renewal Lease Term..................................... 33
Section 467 Interest...................................................... 33
Section 467 Loan Balance.................................................. 33
Secured Indebtedness...................................................... 33
Securities Act............................................................ 33
Security.................................................................. 33
Severable Modification.................................................... 33
Shared Facilities......................................................... 33
Shared Facilities Agreement............................................... 33
Significant Indenture Default............................................. 34
Significant Lease Default................................................. 34
Site Lease................................................................ 34
Site Lease Term........................................................... 34
Site Sublease............................................................. 34
Site Sublease Term........................................................ 34
Special Lessee Transfer................................................... 34
Special Lessee Transfer Amount............................................ 34
Special Lessee Transfer Event............................................. 34
Subdivision............................................................... 34
Supplemental Financing.................................................... 35
Supplemental Lease Rent................................................... 35
Survey.................................................................... 35
Tax....................................................................... 35
Tax Advance............................................................... 35
Tax Assumptions........................................................... 35
Tax Benefit............................................................... 35
Tax Claim................................................................. 35
Tax Event................................................................. 35
Tax Indemnitee............................................................ 35
Tax Indemnity Agreement................................................... 35
Tax Law Change............................................................ 35
Tax Loss.................................................................. 35
Tax Representation........................................................ 35
Taxes..................................................................... 35
Termination Date.......................................................... 36
Termination Value......................................................... 36
Title Policies............................................................ 36
Tranche................................................................... 36
Transaction............................................................... 36
Transaction Cost Deductions............................................... 36
Transaction Costs......................................................... 36
Transaction Party(ies).................................................... 38
Treasury Regulations...................................................... 38
Trust Company............................................................. 38
Trust Indenture Act....................................................... 38
U.S. Government Obligations............................................... 39
UCC....................................................................... 38
Uniform Commercial Code................................................... 38
Unit...................................................................... 38
Unit 1.................................................................... 38
Unit 2.................................................................... 38
Unit Principal Portion.................................................... 38
Unit Purchase Price....................................................... 38
Units..................................................................... 38
Units 1 and 2............................................................. 38
Verifier.................................................................. 39
Wilmington................................................................ 39
Wintergreen Renewal Lease Term............................................ 39

                                   Exh. A-1

                                                                       EXHIBIT A
                                                                              to
                                                                 Lease Indenture
                                                                 ---------------

                            DESCRIPTION OF FACILITY
                            -----------------------

     The Roseton Electric Generation Station Unit 1 and Unit 2, a two-unit power generation facility comprised of two oil/gas-fired steam turbine-generator sets, the station structure, and, except as described below, all fixtures, components and equipment attached thereto, and all station auxiliary and support equipment and systems relating to such Units, located in the Town of Newburgh, in the County of Orange, in the State of New York, which Facility shall specifically include each of the assets listed on Exhibit A-1 hereto.

     The Facility does not include (x) any furniture, fixtures, office equipment (including, personal computers and related equipment, miscellaneous small tools and equipment, materials and supplies inventories), spare part inventories, or vehicles, or (y) any of the assets listed on Exhibit B hereto.

                                   Exh. A-1

                                                                     Exhibit A-1
                                                                              to
                                                                 Lease Indenture

                                    Roseton
                     Facility Assets Owned by Owner Lessor
                     -------------------------------------

Generating Station/General
--------------------------
 .  Units 1 and 2, including:
   .  DI System
   .  Plant UPS System, including Associated Battery and Battery Charger
   .  DC Cable from the Plant Battery System, both Plant Batteries, Battery
   .  Chargers and Panel Boards
   .  Condensate Treatment and Storage System
   .  Domestic Water Supply Tank
   .  C.E. Boiler for Units 1 and 2 and Related Auxiliary Equipment
   .  General Electric Turbines for Units 1 and 2, Serial Numbers 170x490
      (Unit 1) and 170x486 (Unit 2) and Related Auxiliary Equipment
   . General Electric Generators for Units 1 and 2, Serial Numbers 180x490 (Unit 1) and 180x496 (Unit 2), including Excitation and Voltage Regulating Equipment and Related Auxiliary Equipment
   .  Isolated Phase Bus from Generators to GSU and Auxiliary Transformers
   .  Westinghouse Main Transformers for Unit 1
   .  Cooper Power Systems Main Transformers for Unit 2
   .  Westinghouse Station Service Transformers for Units 1 and 2
   .  Max 1 L&N Combustion Control System for Units 1 and 2
   .  Westinghouse WDPF, Burner Management System for Units 1 and 2
   .  General Electric MHC, Turbine Control System for Units 1 and 2
   .  DEC Vax 4000, Data Acquisition System for Units 1 and 2
   .  Emergency Diesel Generator
   .  All Motors in Units 1 and 2
   .  All Relays, Instrumentation and Metering in Units 1 and 2
   .  All Connected Power, Control and Instrument Cables in Units 1 and 2
   .  Grounding and Lightning Protection Equipment for Units 1 and 2
   .  Chimneys with Warning Lights
 . Protective Relay Schedules that are located in the Roseton Generating Plant . Wastewater Treatment Facility
 .  Waste Treatment Ponds
 .  Cooling Water Intake and Discharge System
 .  City Water Supply Mains and Metering Devices
 .  R-S Tie Line for Start-up and Auxiliary Power
 .  Auxiliary Boiler
 .  Switchgear, Load Centers and Motor Control Centers for Units 1 and 2
 .  Makeup Water Demineralizer

                                  Exh. A-1-1

Environmental
-------------
 .  Two Dust Collectors Units 1 and 2
 .  Continuous Emission Monitoring System
 .  Sewage Collection and Treatment Facility
 . Chemical Spill Control, Containment Equipment and Storage Tanks . Oil/Water Separators
 .  Solid Waste Collection and Disposal Equipment
 .  Water Treatment for Effluent
 .  Bottom Ash/Salt Storage Building
 .  Oil Spill Containment Boom

Fuel Supply
-----------
 .  Two 376,000 gallon No. 6 Fuel Oil Day Tanks
 .  Fuel Oil Storage Tank Farm - Six 8,000,000 gallon No. 6 Fuel Oil Tanks
 .  One 150,000 gallon No. 2 Fuel Oil Tank
 .  Fuel Oil Transfer Pump Houses
 .  Oil Pipelines between Facility/Storage Tanks and the Fuel Oil Pump House
 .  Fuel Oil and Natural Gas Metering Devices
 . Natural Gas Supply Main from Regulator Station to Facility - all piping and equipment from the discharge of the shut-off valves to Facility, including the relief valve
 .  Gas Chromatograph
 .  Dock equipment and facilities that are not included in the definition of
   "Dock Facilities"
 .  Fuel Oil Heat Tracing System

Buildings
---------
 .  Main Building Housing Units 1 and 2, including
   .  Administrative Offices in the Main Building
   .  Chemistry Laboratory
   .  Maintenance Shops
   .  Control Room
   .  Building Heating and Ventilation System
   .  Training Rooms
   .  Locker Rooms, Showers, Toilets, Lunch Rooms, Kitchen
   .  Elevators

Fire Protection/Prevention System
---------------------------------
 .  Hydrant and Hose Stations
 .  Fire Detection System
 .  Pump Houses
 .  Co/2/ and Chemical Systems

                                  Exh. A-1-2

Communication
-------------
 .  Plant Monitoring System
 .  Any copper communication cables and associated terminating equipment located on site that is not owned by Central Hudson
 .  Equipment installed at the plant for purposes of radio communications
   (excluding portable communications equipment)
 . All fiber optic cables, including the cable that connects the Danskammer and Roseton Plants, and the associated terminating equipment. This equipment includes fiber optic cables, fiber optic terminal equipment, and associated multiplexing equipment, racks, and patch panels
 .  Telephone Vault
 .  Plant PA/Paging System

Transmission and Start-up Transformers
--------------------------------------
 .  High -Voltage Electrical Equipment (as defined in Appendix A)
 .  2 Start-up Transformers (located in Danskammer substation)
 .  2 Station Service/Start-Up Power Breakers and Associated Switches (located in
   Danskammer substation)

Miscellaneous
-------------
 .  Perimeter Lighting
 . Bulk Chemical Storage System (Hydrogen, CO2 Nitrogen, Lubricants) . Cathodic Protection Systems
 .  Area Lighting (Powerhouse, Dock, Fuel Terminal, Parking Areas)

                                  Exh. A-1-3

                                                                       EXHIBIT B
                                                                              to
                                                                 Lease Indenture
                                                                 ---------------

                                RETAINED ASSETS
                                ---------------

              Facility Assets Retained by Dynegy Roseton, L.L.C.
              --------------------------------------------------

Generation
----------
 .  Spare Transformer Acquired from Consolidated Edison
 .  Capital Spare Parts                                                Quantity
   .  Rotating Assembly, Injection Water Booster Pump                    1
   .  Pump, Boiler Circulating Pump                                      1
   .  Shaft Boiler Circulating Pump                                      2
   .  Impeller, Boiler Circulating Pump                                  2
   .  Motor, Boiler Circulating Pump                                     1
   .  Rotating Assembly, Condensate Pump                                 1
   .  Pump Assembly, Primary Oil Pump                                    1
   .  Rotating Assembly, Primary Oil Pump                                1
   .  Rotating Assembly, Boiler Feed Pump                                1
   .  Shaft, Boiler Feed Pump                                            1
   .  Pump Assembly, Boiler Feed Pump Hydraulic Tool                     1
   .  Coupling Assembly, Boiler Feed Pump                                1
   .  Shaft, Upper, River Circulating Water Pump                         1
   .  Shaft, Lower, River Circulating Water Pump                         1
   .  Coupling, River Circulating Water Pump                             1
   .  Motor, Forced Draft Fan                                            1
   .  Full Set Stator Coil, Induced Draft Fan Motor                      1
   .  Rotating Assembly, Electric and Diesel Fire Pump                   1
   .  Valve, Outer Control Valve Main Turbine                            1
   .  Isophase Duct, for Spare MSU Transformer                           1
   .  Isophase Duct, for Unit 2 MSU Transformer                          1
   .  Screen, Traveling Water                                            1

Environmental
-------------
 .  SO2 and NOX Emissions Credits

Communication
---------------
 .  All FCC licenses
 .  Telephone switches, voicemails, twisted pair wiring, punch blocks, cross connects and telephone instruments
 .  Voice and Data Communication Systems  (LAN, Servers, T1 Connection)
 .  File and Print Server
 .  Lotus Notes Server
 .  Lotus Notes Backup Server

                                   Exh. B-1

 .  General Physics Eta Pro (Performance Monitoring) Server
 .  NOx System Averaging Server
 .  Safety Tag Out System (Runs on the NOx Server)
 .  All Portable Communications Equipment

Other Equipment
---------------
 .  All Vehicles
 .  Plan Computers/Network/Software-MIS systems
 .  Surveillance Cameras
 .  Snow Plowing Equipment
 .  Yard Maintenance Equipment
 .  Small tools

Fuel Supply
-----------
 .  Dock Facilities (as defined in Appendix A)
 .  Retained Oil Pipeline (as defined in Appendix A)

Transmission System
-------------------
 .  Retained Power and Control Lines (as defined in Appendix A)

Miscellaneous
-------------
 .  Administration Building
 .  Railroad Tracks
 .  Site Security Buildings
 .  Warehouses, Receiving, Storage and Inventory Control Facilities
 .  Storerooms
 .  Security Fencing and Entry Gates
 .  Maintenance Management System Data Base

                                   Exh. B-2

                                                                       EXHIBIT C
                                                                              to
                                                                 Lease Indenture
                                                                 ---------------

                       DESCRIPTION OF THE FACILITY SITE
                       --------------------------------

ALL those parcels of land situate in the Town of Newburgh, County of Orange and State of New York, bounded and described as follows:


                               ROSETON PARCEL 1A

BEGINNING at the southwesterly corner of the herein described parcel, said point being at the intersection of the northerly line of lands now or formerly of Amerada Hess Corporation and the centerline of River Road, said point of beginning also being distant North 49 degrees 50 minutes 24 seconds West 26.00 feet from a Central Hudson Gas and Electric Corporation monument recovered (leaning), thence along the centerline of River Road the following five (5) courses and distances:

1.  North 23 degrees 58 minutes 06 seconds East 92.30 feet,
2.  North 26 degrees 12 minutes 36 seconds East 415.37 feet,
3.  North 06 degrees 40 minutes 24 seconds West 107.80 feet,
4. North 17 degrees 35 minutes 24 seconds West 531.00 feet, thence leaving said centerline of River Road,
5. South 88 degrees 13 minutes 54 seconds East 28.39 feet, to a point on the easterly line of River Road, thence along said easterly line of River Road the following eight (8) courses and distances:

6.  North 16 degrees 30 minutes 34 seconds West 27.81 feet,
7.  North 04 degrees 36 minutes 36 seconds East 179.41 feet,
8.  North 25 degrees 57 minutes 11 seconds East 168.53 feet,
9.  North 27 degrees 23 minutes 11 seconds East 60.03 feet,
10. North 19 degrees 43 minutes 36 seconds East 71.98 feet,
11. North 11 degrees 36 minutes 26 seconds East 259.68 feet,
12. 207.64 feet on a curve to right having a radius of 200.90 feet and a long chord of North 41 degrees 13 minutes 16 seconds East 198.55 feet,
13. North 70 degrees 50 minutes 06 seconds East 319.12 feet,
14. 397.50 feet on a curve to the left having a radius of 245.00 feet and a long chord of North 24 degrees 21 minutes 19 seconds East 355.31 feet to a point on the easterly line of Danskammer Road, thence running along the former division line between Rice and Brooks to the north (Danskammer Site) and the Jova Brick Company, Inc. to the south (Roseton Site) the following ten (10) courses and distances:

15. North 52 degrees 03 minutes 46 seconds East 253.71 feet,
16. South 25 degrees 12 minutes 14 seconds East 140.00 feet,

                                   Exh. C-1

17. South 73 degrees 52 minutes 14 seconds East 544.00 feet,
18. South 83 degrees 37 minutes 44 seconds East 121.42 feet,
19. South 73 degrees 20 minutes 34 seconds East 330.00 feet,
20. South 77 degrees 21 minutes 44 seconds East 146.00 feet,
21. South 73 degrees 15 minutes 44 seconds East 100.00 feet,
22. South 77 degrees 12 minutes 14 seconds East 144.00 feet,
23. South 67 degrees 42 minutes 14 seconds East 73.50 feet,
24. South 55 degrees 02 minutes 14 seconds East 217.14 feet to the westerly line of lands now or formerly of CSX Rail Corp., thence along said westerly line of lands of CSX Rail Corp. the following five (5) courses and distances:

25. South 27 degrees 01 minutes 46 seconds West 565.84 feet,
26. 846.30 feet on a curve to the right, having a radius of 2815.50 feet and a long chord of South 35 degrees 38 minutes 26 seconds West 843.11 feet,
27. South 44 degrees 15 minutes 06 seconds West 488.41 feet to a point on the southerly line of lands formerly of the Jova Brick Works (now R.T.I.C.) said point also being on the northerly line of lands formerly of the Atlantic Refining Company (now R.T.I.C.), thence continuing along the aforementioned westerly line of lands now or formerly of CSX Rail Corp.,
28. South 44 degrees 15 minutes 06 seconds West 1310.89 feet to a point on the aforementioned northerly line of lands now or formerly of Amerada Hess Corporation, thence along said northerly line of lands now or formerly of Amerada Hess Corporation,
29. North 49 degrees 50 minutes 24 seconds West generally along the southerly face of timber cribbing, 888.84 feet to the point of BEGINNING.

Excepting therefrom, the Additional Facility Site described on Exhibit C-1.

                                   Exh. C-2

                               ROSETON PARCEL 4

ALL that parcel of land, now or formerly under the waters of Hudson River, situated in the Town of Newburgh, County of Orange, bounded and described as follows:

BEGINNING at a point in the division line between grants of land under water to J.C. Bancroft Davis by patent dated June 25, 1869 and Governeur M. Armstrong and others by patent dated November 13, 1869 at its intersection with the easterly right-of-way line of the Penn Central Railroad, said point 49.56 feet as measured along said division line from its intersection with the centerline of said railroad at station 326+601.0; thence into the waters of Hudson River and along said division line;

1. South 43 degrees 00 minutes 20 seconds East, 369.93 feet to the northeasterly corner of said grant to J.C. Bancroft Davis; thence along the easterly line of said grant
2. South 55 degrees 44 minutes 40 seconds West, 1,273.75 feet to its intersection with the division line between the lands of Central Hudson Gas and Electric Corporation, by deed dated June 24, 1966 and filed in the Orange County Clerk's Office in Liber 1747 of Deeds at Page 830 on the north and Hess Oil & Chemical Corporation on the south; thence along said division line,
3. North 49 degrees 50 minutes 20 seconds West 226.07 to the beforementioned easterly right-of-way line of the Penn Central Railroad; thence along said right-of-way line,
4. North 44 degrees 15 minutes 10 seconds East 1,299.41 feet to the point of BEGINNING.

                                   Exh. C-3

                               ROSETON PARCEL 6

ALL that parcel of land, now or formerly under the waters of Hudson River, situated in the Town of Newburgh, County of Orange, bounded and described as follows:

BEGINNING at a point in the division line between grants of land under water to J.C. Bancroft Davis by patent dated June 25, 1869 and Governeur M. Armstrong and others by patent dated November 13, 1869 at its intersection with the easterly right-of-way line of the Penn Central Railroad, said point being 33.04 feet as measured along said division line from its intersection with the centerline of said railroad at station 326+601; thence along said easterly right-of-way line the following five (5) courses and distances:

1.  North 44 degrees 15 minutes 10 seconds East 492.08 feet,
2. 753.03 feet on a curve to the left, having a radius of 2,898.00 feet and a long chord of North 36 degrees 48 minutes 30 seconds East 750.92 feet,
3.  South 60 degrees 38 minutes 10 seconds East 16.50 feet,
4. 118.73 feet on a curve to the left, having a radius of 2,914.50 feet and a long chord of North 28 degrees 11 minutes 50 seconds East 118.71 feet,
5. North 27 degrees 01 minutes 50 seconds East 554.30 feet to the division line between lands of Central Hudson Gas & Electric Corporation, Consolidated Edison Company of New York, Inc. and Niagara Mohawk Power Corporation, as tenants in common, by deed dated May 14, 1968 on the south and Central Hudson Gas and Electric Corporation on the north; thence along said division line,
6. South 64 degrees 57 minutes 10 seconds East 143.02 feet, thence continuing along said division line partially on land and partially into the waters of the Hudson River,
7. South 43 degrees 00 minutes 20 seconds East 451.71 feet to the exterior line of said grant of land under water to Governeur M. Armstrong and others; thence along said exterior line
8.  South 38 degrees 18 minutes 22 seconds West 1,239.88 feet and
9. South 52 degrees 29 minutes 44 seconds West 700.00 feet to the beforementioned division line between the grants of land under water to Governeur M. Armstrong and J.C. Bancroft Davis; thence along said division line,
10. North 43 degrees 00 minutes 20 seconds West 336.45 feet to the point of BEGINNING.

                                   Exh. C-4

                                                                     EXHIBIT C-1
                                                                              to
                                                                 Lease Indenture
                                                                 ---------------

                       ROSETON ADDITIONAL FACILITY SITE

All that parcel of land situate in the Town of Newburgh, County of Orange and State of New York bounded and described as follows:

Beginning at a point within the bounds of a 107.08 acre parcel conveyed by Niagara Mohawk Power Corporation, Consolidated Edison Company of New York, Inc. and Central Hudson Gas and Electric Corporation to Dynegy Roseton, L.L.C. by deed dated January 30, 2001 and recorded February 2, 2001 in the Orange County Clerk's Office in Liber 5454 of Deeds at Page 250, said point of beginning being distant North 34" - 34' - 59" East 580.46 feet from the southwesterly corner of the aforementioned 107.08 acre parcel, then through the aforementioned 107.08 acre parcel of land of Dynegy Roseton, L.L.C. the following nine (9) courses and distances:

1.  North 01" - 50' - 00" East 919.87 feet,
2.  North 73" - 26' - 00" East 551.59 feet,
3.  South 43" - 47' - 00" East 320.32 feet,
4. South 28" - 58' - 00" East 971.38 feet to a point being distant 85 feet northwesterly (measured at right angles) from the westerly line of lands now or formerly of CSX Rail Corp., thence running parallel to and distant 85 feet northwesterly (measured at right angles) from the aforementioned westerly line of CSX Rail Corp.,
5. South 44" - 15' - 06" West 744.00 feet, thence continuing through the aforementioned 107.08 acre parcel of lands of Dynegy Roseton, L.L.C.,
6.  North 22" - 10' - 00" West 295.00 feet,
7.  North 50" - 43' - 00" West 284.00 feet,
8.  North 78" - 19' - 00" West 296.00 feet, and
9.  North 77" - 29' - 37" West 112.71 feet to the point of beginning.

Containing 27.380 acres, more or less.

                                  Exh. C-1-1

                                                                     EXHIBIT D-1
                                                                              to
                                                                 Lease Indenture
                                                                 ---------------

                            FORM OF LESSOR NOTE ST
                            ----------------------



                                ROSETON OL LLC
                      NONRECOURSE PROMISSORY NOTE DUE IN
                     A SERIES OF INSTALLMENTS OF PRINCIPAL
                            WITH FINAL PAYMENT DATE
                              OF NOVEMBER 8, 2008

                  THIS NOTE HAS NOT BEEN REGISTERED UNDER THE
              SECURITIES ACT OF 1933 AND MAY NOT BE TRANSFERRED,
               SOLD OR OFFERED FOR SALE IN VIOLATION OF SUCH ACT

No. 1                                        Issued at: New York, New York

                                             Issue Date: May 8, 2001

$64,325,000

     ROSETON OL LLC, a Delaware limited liability company (herein called the "Owner Lessor", which term includes any successor person under the Lease
 ------------
Indenture hereinafter referred to), hereby promises to pay to The Chase Manhattan Bank, in its capacity as trustee of the Roseton-Danskammer 2001-Series A Pass Through Trust, or its registered assigns, the principal sum of SIXTY-FOUR MILLION THREE HUNDRED TWENTY-FIVE THOUSAND DOLLARS AND NO/100 ($64,325,000) (the "Note Amount"), which is due and payable in a series of installments of
 -----------
principal with a final payment date of November 8, 2008, as provided below, together with interest at the rate of 7.27% per annum on the principal remaining unpaid from time to time from and including the Issue Date until paid in full.

     Interest on the outstanding principal amount under this Note shall be due and payable in arrears semiannually at the rate specified above, commencing on November 8, 2001, and on each May 8 and November 8 thereafter until the principal of this Note is paid in full or made available for payment. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

     The principal amount of this Note shall be due and payable in installments on each of the dates set forth on Schedule 1 hereto in an amount for each such date equal to the product of the percentage appearing opposite such date and the Note Amount;

provided that upon any redemption of this Note in part pursuant to Section 2.10
--------
of the Lease Indenture (defined below) as a result of a termination of the Facility Lease in respect of a single Unit and not the entire Facility, each remaining principal amount to be calculated as described above shall be deemed reduced by an amount equal to the product of the amount of such remaining principal installment which would otherwise be payable and the Unit Percentage for such Unit. The provisions of the last sentence to the contrary notwithstanding, the last payment made under this Note shall be equal to the then unpaid balance of the principal of this Note plus all accrued and unpaid interest on, and any other amounts due under, this Note.

     Capitalized terms used in this Note that are not otherwise defined herein shall have the meanings ascribed thereto in the Indenture of Trust, Mortgage, Assignment of Leases and Rents and Security Agreement dated as of May 8, 2001 (the "Lease Indenture"), between the Owner Lessor and The Chase Manhattan Bank,
      ---------------
as trustee (the "Lease Indenture Trustee"), and the general provisions of
                 -----------------------
Appendix A thereto shall apply to the terms used in this Note.

     Interest (computed on the basis of a 360-day year of twelve 30-day months) on any overdue principal, premium (if any) and, to the extent permitted by Applicable Law, interest and any other amounts payable shall be paid on demand at the Overdue Rate for the period during which any such principal, premium or interest shall be overdue.

     The Facility Lessee and DHI have entered into a Registration Rights Agreement, dated as of May 8, 2001 (as the same may from time to time be amended, amended and restated, supplemented or otherwise modified in accordance with the terms thereof and, where applicable, the terms of the Operative Documents, the "Registration Rights Agreement"), with the Initial Purchasers
                -----------------------------
described therein. Pursuant to such Registration Rights Agreement, the Facility Lessee and DHI have agreed to use their reasonable best efforts to cause to become effective on or prior to the date which is 240 days after the Closing Date (i) the Exchange Offer Registration Statement or (ii) an Initial Shelf Registration Statement (as each such term is defined in the Registration Rights Agreement) and to maintain the respective effectiveness of such Registration Statements (as defined in the Registration Rights Agreement) as described in the Registration Rights Agreement. From and including the date on which an Illiquidity Event (as defined in the Registration Rights Agreement) with respect to this Lessor Note occurs to but excluding the date on which no Illiquidity Events with respect to this Lessor Note are in existence, liquidated damages payable in the manner of additional interest shall accrue on the outstanding principal amount of this Lessor Note (in addition to the interest otherwise payable with respect to this Lessor Note) at the rate of 0.50% per annum, which liquidated damages shall be payable hereon at the times, in the manner and subject to the same terms and conditions set forth herein and in the Lease Indenture, as nearly as may be, as though the interest rate set forth above had been increased by 0.50% per annum. Anything in the foregoing to the contrary notwithstanding, in the event that more than one Illiquidity Event with respect to this Lessor Note shall have occurred and be continuing at the same time, the maximum amount of liquidated damages payable in the manner of additional interest to accrue on this Lessor Note as set forth above shall be 0.50% per annum.

                                  Exh. D-1-2

     In the event any date on which a payment is due under this Note is not a Business Day, then payment thereof shall be made on the next succeeding Business Day with the same effect as if made on the date on which such payment was due.

     Except as otherwise specifically provided in the Lease Indenture or the Participation Agreement, all payments of principal, premium, if any, and interest on this Note, and all payments of any other amounts due hereunder or under the Lease Indenture shall be made only from the Indenture Estate, and the Owner Lessor shall have no obligation for the payment thereof except to the extent that there shall be sufficient income or proceeds from the Indenture Estate to make such payments in accordance with the terms of Section 3 of the Lease Indenture. The Noteholder, by its acceptance of this Note, agrees that it will look solely to the income and proceeds from the Indenture Estate to the extent available for distribution to the Noteholder, as herein provided, and that, except as expressly provided in the Lease Indenture, the Participation Agreement or any other Operative Document, none of the Owner Participant, the Owner Lessor or the Lease Indenture Trustee is or shall be personally liable to the Noteholder for any amounts payable under this Note or under the Lease Indenture, or for any performance to be rendered under the Lease Indenture or any Assigned Document or for any liability under the Lease Indenture or any Assigned Document. In furtherance of the foregoing, to the fullest extent permitted by Applicable Law, the Noteholder (and each assignee of such Person), by its acceptance of this Note, agrees as a condition to its being secured under the Lease Indenture that it will not exercise any statutory right to negate the agreements set forth in this paragraph.

     The principal of and premium, if any, and interest on this Note shall be paid by the Paying Agent from the amounts available in the Indenture Estate, free and clear of and without reduction for or on account of all wire and like charges and without any presentment or surrender of this Note (except that, in the case of the final payment in respect of this Note, this Note shall be surrendered to the Lease Indenture Trustee) by mailing a check for the amount then due and payable, in New York Clearing House funds, to the Noteholder, at the last address of the Noteholder appearing on the Note Register, or by whichever of the following methods specified by notice from the Noteholder to the Lease Indenture Trustee: (a) by crediting the amount to be distributed to the Noteholder to an account maintained by the Noteholder with the Lease Indenture Trustee, (b) by making such payment to the Noteholder in immediately available funds at the Lease Indenture Trustee Office, or (c) by transferring such amount in immediately available funds for the account of the Noteholder to the banking institution having bank wire transfer facilities as shall be specified by the Noteholder, such transfer to be subject to telephonic confirmation of payment. All payments due with respect to this Note shall be made (i) as soon as practicable prior to the close of business on the date the amounts to be distributed by the Lease Indenture Trustee are actually received by the Lease Indenture Trustee if such amounts are received by 11:00 a.m., New York City time, on a Business Day or (ii) on the next succeeding Business Day if received after such time or if received on any day other than a Business Day. Prior to due presentment for registration of transfer of this Note, the Owner Lessor and the Lease Indenture Trustee may deem and treat the Person in whose name this Note is registered on the Note Register as the absolute owner and Noteholder of this Note for the purpose of receiving payment of all

                                  Exh. D-1-3
amounts payable with respect to this Note and for all other purposes, and neither the Owner Lessor nor the Lease Indenture Trustee shall be affected by any notice to the contrary. All payments made on this Note in accordance with the provisions of this paragraph shall be valid and effective to satisfy and discharge the liability on this Note to the extent of the sums so paid and neither the Lease Indenture Trustee nor the Owner Lessor shall have any liability in respect of such payment.

     The Noteholder, by its acceptance of this Note, agrees that each payment received by it hereunder shall be applied in the manner set forth in Section 2.7 of the Lease Indenture, which provides that each payment on the Note shall be applied as follows: first, to the payment of accrued and unpaid interest
                    -----
(including interest on overdue principal and premium and, to the extent permitted by Applicable Law, overdue interest) on this Note to the date of such payment; second, to the payment of the principal amount of, and premium, if any,
         ------
on this Note then due (including any overdue installments of principal) thereunder; and third, to the extent permitted by Section 2.10 of the Lease
                -----
Indenture, the balance, if any, remaining thereafter, to the payment of the principal amount of, and premium, if any, on this Note.

     This Note is the Note referred to in the Lease Indenture as the "Lessor Note ST". The Lease Indenture permits the issuance of additional notes ("Additional Lessor Notes"), as provided in Section 2.12 of the Lease Indenture,
  -----------------------
and the several Notes may be for varying principal amounts and may have different maturity dates, interest rates, redemption provisions and other terms. The properties of the Owner Lessor included in the Indenture Estate are pledged or mortgaged to the Lease Indenture Trustee to the extent provided in the Lease Indenture as security for the payment of the principal of and premium, if any, and interest on this Note and all other Notes issued and outstanding from time to time under the Lease Indenture.

     Reference is hereby made to the Lease Indenture for a statement of the rights of the Noteholder of, and the nature and extent of the security for, this Note and of the rights of, and the nature and extent of the security for, the holders of the other Notes and of certain rights of the Owner Lessor and the Owner Participant, as well as for a statement of the terms and conditions of the trust created by the Lease Indenture, to all of which terms and conditions the Noteholder agrees by its acceptance of this Note.

     This Note is subject to redemption, in whole or in part, as provided in Sections 2.10(a) and 2.10(e) of the Lease Indenture.

     This Note may be assumed, in whole but not in part, by the Facility Lessee, subject to the conditions set forth in Section 2.10(b) of the Lease Indenture. In connection with such an assumption, the Noteholder may be required to exchange this Note for a new Note evidencing such assumption.

     This Note may be assumed, in whole but not in part, on a joint and several basis, by the Owner Participant, subject to the conditions set forth in Section 2.10(c) of the Lease Indenture. In connection with such an assumption, the Noteholder may be required to exchange this Note for a new Note evidencing such assumption.

                                  Exh. D-1-4

     In case either (i) a Regulatory Event of Loss under the Facility Lease shall occur or (ii) the Facility Lease shall have been terminated pursuant to
Section 13.1 thereof where the Facility Lessee purchases the Facility from the Owner Lessor, the obligations and liabilities of the Owner Lessor under this Note may, subject to the conditions set forth in Section 2.10(b) of the Lease Indenture, be assumed in whole by the Facility Lessee in which case the Owner Lessor shall be released and discharged from all such obligations. In connection with such an assumption, the Noteholder may be required to exchange this Note for a new Note evidencing such assumption.

     In case a Lease Indenture Event of Default shall occur and be continuing, the unpaid balance of the principal of this Note together with all accrued but unpaid interest thereon may, subject to certain rights of the Owner Lessor and the Owner Participant contained or referred to in the Lease Indenture, be declared or may become due and payable in the manner and with the effect provided in the Lease Indenture.

     There shall be maintained at the Lease Indenture Trustee Office a register for the purpose of registering transfers and exchanges of Notes in the manner provided in the Lease Indenture. The transfer of this Note is registrable, as provided in the Lease Indenture, upon surrender of this Note for registration of transfer duly accompanied by a written instrument of transfer duly executed by or on behalf of the registered Noteholder, together with the amount of any applicable transfer taxes.

     It is expressly understood and agreed by the Noteholder that (a) this Note is executed and delivered by Wilmington Trust Company ("Wilmington"), not
                                                        ----------
individually or personally but solely as manager of the Owner Lessor under the LLC Agreement, in the exercise of the powers and authority conferred and vested in it pursuant thereto, (b) each of the undertakings and agreements in this Note made on the part of the Owner Lessor is made and intended not as personal undertakings and agreements by Wilmington but is made and intended for the purpose for binding only the Owner Lessor, (c) nothing contained in this Note shall be construed as creating any liability on Wilmington individually or personally, to perform any covenant either expressed or implied contained in this Note, all such liability, if any, being expressly waived by the Noteholder or by any Person claiming by, through or under such Noteholder, and (d) under no circumstances shall Wilmington, be personally liable for the payment of any indebtedness or expenses of the Owner Lessor or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Owner Lessor under this Note.

     This Note shall be governed by the laws of the State of New York.

                                  Exh. D-1-5

     IN WITNESS WHEREOF, the Owner Lessor has caused this Note to be duly executed as of the date hereof.


                              ROSETON OL LLC

                              By:  Wilmington Trust Company,
                                   not in its individual capacity, but
                                   solely as the Lessor Manager under
                                   the LLC Agreement


                              By:  _____________________________________
                                    Name:
                                    Title:

     This is the Lessor Note ST referred to in the within-mentioned Lease Indenture.

                              THE CHASE MANHATTAN BANK
                              not in its individual capacity, but solely as the Lease Indenture Trustee


                              By: __________________________________
                                   Name:
                                   Title:

                                  Exh. D-1-7

                            FORM OF TRANSFER NOTICE

          FOR VALUE RECEIVED the undersigned registered Noteholder hereby sell(s) assign(s) and transfer(s) unto


Insert Taxpayer Identification No.
----------------------------------

__________________________________

__________________________________
(Please print or typewrite name and address including zip code of assignee)

__________________________________
the within Note and all rights thereunder, hereby irrevocably constituting and appointing

__________________________________
attorney to transfer said Note on the books of the Issuer with full power of substitution in the premises.


Date:_____________________________      ______________________________________
                                        (Signature of Transferor)

                                        NOTE: The signature to this
                                        assignment must correspond with the
                                        name as written upon the face of the
                                        within-mentioned instrument in every
                                        particular, without alteration or
                                        any change whatsoever.

                                  Exh. D-1-8

                                                                      Schedule 1
                                                                         to Note


                      Schedule of Principal Amortization
                         Note Amount = $64,325,000.00
                               Facility -Roseton

                                        % of Note
Payment Date                          Amount Payable

Nov 8 2001                            0.0000000000
May 8 2002                            0.0000000000
Nov 8 2002                            0.0000000000
May 8 2003                            0.0000000000
Nov 8 2003                            0.0000000000
May 8 2004                            0.0000000000
Nov 8 2004                            0.0000000000
May 8 2005                            0.0000000000
Nov 8 2005                            0.0000000000
May 8 2006                            0.0000000000
Nov 8 2006                            0.0000000000
May 8 2007                            0.0000000000
Nov 8 2007                           73.2623396813
May 8 2008                            0.0000000000
Nov 8 2008                           26.7376603187

                                                                     EXHIBIT D-2
                                                                              to
                                                                 Lease Indenture
                                                                 ---------------

                            FORM OF LESSOR NOTE LT
                            ----------------------


                                ROSETON OL LLC
                      NONRECOURSE PROMISSORY NOTE DUE IN
                     A SERIES OF INSTALLMENTS OF PRINCIPAL
                            WITH FINAL PAYMENT DATE
                              OF NOVEMBER 8, 2016

                  THIS NOTE HAS NOT BEEN REGISTERED UNDER THE
              SECURITIES ACT OF 1933 AND MAY NOT BE TRANSFERRED,
               SOLD OR OFFERED FOR SALE IN VIOLATION OF SUCH ACT

No. 1                                        Issued at: New York, New York

                                             Issue Date: May 8, 2001

$475,075,000

     ROSETON OL LLC, a Delaware limited liability company (herein called the "Owner Lessor", which term includes any successor person under the Lease
 ------------
Indenture hereinafter referred to), hereby promises to pay to The Chase Manhattan Bank, in its capacity as trustee of the Roseton-Danskammer 2001-Series B Pass Through Trust, or its registered assigns, the principal sum of FOUR HUNDRED SEVENTY-FIVE MILLION SEVENTY-FIVE THOUSAND DOLLARS AND NO/100 ($475,075,000) (the "Note Amount"), which is due and payable in a series of
                     -----------
installments of principal with a final payment date of November 8, 2016, as provided below, together with interest at the rate of 7.67% per annum on the principal remaining unpaid from time to time from and including the Issue Date until paid in full.

     Interest on the outstanding principal amount under this Note shall be due and payable in arrears semiannually at the rate specified above, commencing on November 8, 2001, and on each May 8 and November 8 thereafter until the principal of this Note is paid in full or made available for payment. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

     The principal amount of this Note shall be due and payable in installments on each of the dates set forth on Schedule 1 hereto in an amount for each such date equal to the product of the percentage appearing opposite such date and the Note Amount;

provided that upon any redemption of this Note in part pursuant to Section 2.10
--------
of the Lease Indenture (defined below) as a result of a termination of the Facility Lease in respect of a single Unit and not the entire Facility, each remaining principal amount to be calculated as described above shall be deemed reduced by an amount equal to the product of the amount of such remaining principal installment which would otherwise be payable and the Unit Percentage for such Unit. The provisions of the last sentence to the contrary notwithstanding, the last payment made under this Note shall be equal to the then unpaid balance of the principal of this Note plus all accrued and unpaid interest on, and any other amounts due under, this Note.

     Capitalized terms used in this Note that are not otherwise defined herein shall have the meanings ascribed thereto in the Indenture of Trust, Mortgage, Assignment of Leases and Rents and Security Agreement dated as of May 8, 2001 (the "Lease Indenture"), between the Owner Lessor and The Chase Manhattan Bank,
      ---------------
as trustee (the "Lease Indenture Trustee"), and the general provisions of
                 -----------------------
Appendix A thereto shall apply to the terms used in this Note.

     Interest (computed on the basis of a 360-day year of twelve 30-day months) on any overdue principal, premium (if any) and, to the extent permitted by Applicable Law, interest and any other amounts payable shall be paid on demand at the Overdue Rate for the period during which any such principal, premium or interest shall be overdue.

     The Facility Lessee and DHI have entered into a Registration Rights Agreement, dated as of May 8, 2001 (as the same may from time to time be amended, amended and restated, supplemented or otherwise modified in accordance with the terms thereof and, where applicable, the terms of the Operative Documents, the "Registration Rights Agreement"), with the Initial Purchasers
                -----------------------------
described therein. Pursuant to such Registration Rights Agreement, the Facility Lessee and DHI have agreed to use their reasonable best efforts to cause to become effective on or prior to the date which is 240 days after the Closing Date (i) the Exchange Offer Registration Statement or (ii) an Initial Shelf Registration Statement (as each such term is defined in the Registration Rights Agreement) and to maintain the respective effectiveness of such Registration Statements (as defined in the Registration Rights Agreement) as described in the Registration Rights Agreement. From and including the date on which an Illiquidity Event (as defined in the Registration Rights Agreement) with respect to this Lessor Note occurs to but excluding the date on which no Illiquidity Events with respect to this Lessor Note are in existence, liquidated damages payable in the manner of additional interest shall accrue on the outstanding principal amount of this Lessor Note (in addition to the interest otherwise payable with respect to this Lessor Note) at the rate of 0.50% per annum, which liquidated damages shall be payable hereon at the times, in the manner and subject to the same terms and conditions set forth herein and in the Lease Indenture, as nearly as may be, as though the interest rate set forth above had been increased by 0.50% per annum. Anything in the foregoing to the contrary notwithstanding, in the event that more than one Illiquidity Event with respect to this Lessor Note shall have occurred and be continuing at the same time, the maximum amount of liquidated damages payable in the manner of additional interest to accrue on this Lessor Note as set forth above shall be 0.50% per annum.

     In the event any date on which a payment is due under this Note is not a Business Day, then payment thereof shall be made on the next succeeding Business Day with the same effect as if made on the date on which such payment was due.

     Except as otherwise specifically provided in the Lease Indenture or the Participation Agreement, all payments of principal, premium, if any, and interest on this Note, and all payments of any other amounts due hereunder or under the Lease Indenture shall be made only from the Indenture Estate, and the Owner Lessor shall have no obligation for the payment thereof except to the extent that there shall be sufficient income or proceeds from the Indenture Estate to make such payments in accordance with the terms of Section 3 of the Lease Indenture. The Noteholder, by its acceptance of this Note, agrees that it will look solely to the income and proceeds from the Indenture Estate to the extent available for distribution to the Noteholder, as herein provided, and that, except as expressly provided in the Lease Indenture, the Participation Agreement or any other Operative Document, none of the Owner Participant, the Owner Lessor or the Lease Indenture Trustee is or shall be personally liable to the Noteholder for any amounts payable under this Note or under the Lease Indenture, or for any performance to be rendered under the Lease Indenture or any Assigned Document or for any liability under the Lease Indenture or any Assigned Document. In furtherance of the foregoing, to the fullest extent permitted by Applicable Law, the Noteholder (and each assignee of such Person), by its acceptance of this Note, agrees as a condition to its being secured under the Lease Indenture that it will not exercise any statutory right to negate the agreements set forth in this paragraph.

     The principal of and premium, if any, and interest on this Note shall be paid by the Paying Agent from the amounts available in the Indenture Estate, free and clear of and without reduction for or on account of all wire and like charges and without any presentment or surrender of this Note (except that, in the case of the final payment in respect of this Note, this Note shall be surrendered to the Lease Indenture Trustee) by mailing a check for the amount then due and payable, in New York Clearing House funds, to the Noteholder, at the last address of the Noteholder appearing on the Note Register, or by whichever of the following methods specified by notice from the Noteholder to the Lease Indenture Trustee: (a) by crediting the amount to be distributed to the Noteholder to an account maintained by the Noteholder with the Lease Indenture Trustee, (b) by making such payment to the Noteholder in immediately available funds at the Lease Indenture Trustee Office, or (c) by transferring such amount in immediately available funds for the account of the Noteholder to the banking institution having bank wire transfer facilities as shall be specified by the Noteholder, such transfer to be subject to telephonic confirmation of payment. All payments due with respect to this Note shall be made (i) as soon as practicable prior to the close of business on the date the amounts to be distributed by the Lease Indenture Trustee are actually received by the Lease Indenture Trustee if such amounts are received by 11:00 a.m., New York City time, on a Business Day or (ii) on the next succeeding Business Day if received after such time or if received on any day other than a Business Day. Prior to due presentment for registration of transfer of this Note, the Owner Lessor and the Lease Indenture Trustee may deem and treat the Person in whose name this Note is registered on the Note Register as the absolute owner and Noteholder of this Note for the purpose of receiving payment of all amounts payable with respect to this Note and for all other purposes, and neither the Owner Lessor nor the Lease Indenture Trustee shall be affected by any notice to the contrary. All payments made on this Note in accordance with the provisions of this paragraph shall be valid and effective to satisfy and discharge the liability on this Note to the extent of the sums so paid and neither the Lease Indenture Trustee nor the Owner Lessor shall have any liability in respect of such payment.

     The Noteholder, by its acceptance of this Note, agrees that each payment received by it hereunder shall be applied in the manner set forth in Section 2.7 of the Lease Indenture, which provides that each payment on the Note shall be applied as follows: first, to the payment of accrued and unpaid interest
                    -----
(including interest on overdue principal and premium and, to the extent permitted by Applicable Law, overdue interest) on this Note to the date of such payment; second, to the payment of the principal amount of, and premium, if any,
         ------
on this Note then due (including any overdue installments of principal) thereunder; and third, to the extent permitted by Section 2.10 of the Lease
                -----
Indenture, the balance, if any, remaining thereafter, to the payment of the principal amount of, and premium, if any, on this Note.

     This Note is the Note referred to in the Lease Indenture as the "Lessor Note LT". The Lease Indenture permits the issuance of additional notes ("Additional Lessor Notes"), as provided in Section 2.12 of the Lease Indenture,
  -----------------------
and the several Notes may be for varying principal amounts and may have different maturity dates, interest rates, redemption provisions and other terms. The properties of the Owner Lessor included in the Indenture Estate are pledged or mortgaged to the Lease Indenture Trustee to the extent provided in the Lease Indenture as security for the payment of the principal of and premium, if any, and interest on this Note and all other Notes issued and outstanding from time to time under the Lease Indenture.

     Reference is hereby made to the Lease Indenture for a statement of the rights of the Noteholder of, and the nature and extent of the security for, this Note and of the rights of, and the nature and extent of the security for, the holders of the other Notes and of certain rights of the Owner Lessor and the Owner Participant, as well as for a statement of the terms and conditions of the trust created by the Lease Indenture, to all of which terms and conditions the Noteholder agrees by its acceptance of this Note.

     This Note is subject to redemption, in whole or in part, as provided in Sections 2.10(a) and 2.10(e) of the Lease Indenture.

     This Note may be assumed, in whole but not in part, by the Facility Lessee, subject to the conditions set forth in Section 2.10(b) of the Lease Indenture. In connection with such an assumption, the Noteholder may be required to exchange this Note for a new Note evidencing such assumption.

     This Note may be assumed, in whole but not in part, on a joint and several basis, by the Owner Participant, subject to the conditions set forth in Section 2.10(c) of the Lease Indenture. In connection with such an assumption, the Noteholder may be required to exchange this Note for a new Note evidencing such assumption.

     In case either (i) a Regulatory Event of Loss under the Facility Lease shall occur or (ii) the Facility Lease shall have been terminated pursuant to
Section 13.1 thereof where the Facility Lessee purchases the Facility from the Owner Lessor, the obligations and liabilities of the Owner Lessor under this Note may, subject to the conditions set forth in Section 2.10(b) of the Lease Indenture, be assumed in whole by the Facility Lessee in which case the Owner Lessor shall be released and discharged from all such obligations. In connection with such an assumption, the Noteholder may be required to exchange this Note for a new Note evidencing such assumption.

     In case a Lease Indenture Event of Default shall occur and be continuing, the unpaid balance of the principal of this Note together with all accrued but unpaid interest thereon may, subject to certain rights of the Owner Lessor and the Owner Participant contained or referred to in the Lease Indenture, be declared or may become due and payable in the manner and with the effect provided in the Lease Indenture.

     There shall be maintained at the Lease Indenture Trustee Office a register for the purpose of registering transfers and exchanges of Notes in the manner provided in the Lease Indenture. The transfer of this Note is registrable, as provided in the Lease Indenture, upon surrender of this Note for registration of transfer duly accompanied by a written instrument of transfer duly executed by or on behalf of the registered Noteholder, together with the amount of any applicable transfer taxes.

     It is expressly understood and agreed by the Noteholder that (a) this Note is executed and delivered by Wilmington Trust Company ("Wilmington"), not
                                                        ----------
individually or personally but solely as manager of the Owner Lessor under the LLC Agreement, in the exercise of the powers and authority conferred and vested in it pursuant thereto, (b) each of the undertakings and agreements in this Note made on the part of the Owner Lessor is made and intended not as personal undertakings and agreements by Wilmington but is made and intended for the purpose for binding only the Owner Lessor, (c) nothing contained in this Note shall be construed as creating any liability on Wilmington individually or personally, to perform any covenant either expressed or implied contained in this Note, all such liability, if any, being expressly waived by the Noteholder or by any Person claiming by, through or under such Noteholder, and (d) under no circumstances shall Wilmington, be personally liable for the payment of any indebtedness or expenses of the Owner Lessor or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Owner Lessor under this Note.

     This Note shall be governed by the laws of the State of New York.

     IN WITNESS WHEREOF, the Owner Lessor has caused this Note to be duly executed as of the date hereof.


                              ROSETON OL LLC

                              By:  Wilmington Trust Company,
                                   not in its individual capacity, but
                                   solely as the Lessor Manager under
                                   the LLC Agreement


                              By:  _________________________________
                                    Name:
                                    Title:

     This is the Lessor Note LT referred to in the within-mentioned Lease Indenture.

                              THE CHASE MANHATTAN BANK
                              not in its individual capacity, but solely as the Lease Indenture Trustee


                              By: _________________________
                                   Name:
                                   Title:

                            FORM OF TRANSFER NOTICE

          FOR VALUE RECEIVED the undersigned registered Noteholder hereby sell(s) assign(s) and transfer(s) unto


Insert Taxpayer Identification No.
----------------------------------

__________________________________

__________________________________
(Please print or typewrite name and address including zip code of assignee)

__________________________________
the within Note and all rights thereunder, hereby irrevocably constituting and appointing

__________________________________
attorney to transfer said Note on the books of the Issuer with full power of substitution in the premises.


Date: ____________________________      ______________________________________
                                        (Signature of Transferor)

                                        NOTE:  The signature to this
                                        assignment must correspond with
                                        the name as written upon the face
                                        of the within-mentioned instrument
                                        in every particular, without
                                        alteration or any change whatsoever.

                                  Exh. D-2-8

                                                  Schedule 1
                                                      to Note

              Schedule of Principal Amortization
                 Note Amount = $475,075,000.00
                       Facility -Roseton


                                               % of Note
     Payment Date                           Amount Payable

     Nov 8 2001                              0.0000000000
     MaY 8 2002                              0.0000000000
     Nov 8 2002                              0.0000000000
     May 8 2003                              0.0000000000
     Nov 8 2003                              0.0000000000
     May 8 2004                              0.0000000000
     Nov 8 2004                              0.0000000000
     May 8 2005                              0.0000000000
     Nov 8 2005                              0.0000000000
     May 8 2006                              0.0000000000
     Nov 8 2006                              0.0000000000
     May 8 2007                              0.0000000000
     Nov 8 2007                              0.0000000000
     MAy 8 2008                              0.0000000000
     Nov 8 2008                              0.0000000000
     May 8 2009                              0.0000000000
     Nov 8 2009                              0.0000000000
     May 8 2010                              0.0000000000
     Nov 8 2010                              0.0000000000
     May 8 2011                              0.0000000000
     Nov 8 2011                             12.7085197075
     May 8 2012                              0.0000000000
     Nov 8 2012                              6.0453612588
     May 8 2013                              0.0000000000
     Nov 8 2013                             23.7263589960
     May 8 2014                              0.0000000000
     Nov 8 2014                             25.6186917855
     May 8 2015                              0.0000000000
     Nov 8 2015                             27.6621586065
     May 8 2016                              0.0000000000
     Nov 8 2016                              4.2389096459

                                                                       EXHIBIT E
                                                                              to
                                                                 Lease Indenture
                                                                 ---------------


                     FORM OF CERTIFICATE OF AUTHENTICATION
                     -------------------------------------



     This is one of the Notes referred to in the within-mentioned Lease
Indenture.

                              THE CHASE MANHATTAN BANK,
                              not in its individual capacity but
                              solely as the Lease Indenture Trustee


                              By:__________________________________
                                 Name:
                                 Title:

                                                                       EXHIBIT F
                                                                              to
                                                                   Participation
                                                                       Agreement
                                                                       ---------

                                    Form of
              Assignment and Reassignment of Facility Agreements
              --------------------------------------------------

                                                                   Exhibit 10.3a

                                                                  Execution Copy





================================================================================




                          Assignment and Reassignment
                             of Facility Agreements


                            Dated as of May 8, 2001


                                    between



                             Dynegy Roseton, L.L.C.
                           as Assignor and Reassignee



                                      and


                                 Roseton OL LLC
                           as Assignee and Reassignor


                             Roseton Units 1 and 2



================================================================================

                               Table of Contents

                                                                       Page
SECTION 1. DEFINITIONS................................................  1
SECTION 2. ASSIGNMENT OF FACILITY AGREEMENTS TO OWNER LESSOR..........  2
     Section 2.1   Assignment of Interconnection Agreement............  2
     Section 2.2   Reserved...........................................  2
     Section 2.3   Assumption by the Owner Lessor.....................  2
SECTION 3. REASSIGNMENT OF FACILITY AGREEMENTS TO THE COMPANY.........  2
     Section 3.1   Reassignment of Interconnection Agreement..........  2
     Section 3.2   Reserved...........................................  2
     Section 3.3   Assumption by the Company..........................  2
     Section 3.4   Partial Termination of Reassignment................  3
SECTION 4. AMENDMENT OF FACILITY AGREEMENTS...........................  3
     Section 4.1   Amendments.........................................  3
     Section 4.2   Reserved...........................................  3
SECTION 5. SECURITY FOR OWNER LESSOR'S OBLIGATION UNDER
           LESSOR NOTE................................................  3
SECTION 6. MISCELLANEOUS..............................................  4
     Section 6.1   Amendments and Waivers.............................  4
     Section 6.2   Notices............................................  4
     Section 6.3   Survival...........................................  5
     Section 6.4   Successors and Assigns.............................  5
     Section 6.5   Governing Law......................................  5
     Section 6.6   Severability.......................................  5
     Section 6.7   Counterparts.......................................  6
     Section 6.8   Headings and Table of Contents.....................  6
     Section 6.9   Further Assurances.................................  6
     Section 6.10  Effectiveness of this Agreement....................  6
     Section 6.11  Limitation of Liability............................  6

                          Assignment and Reassignment
                             of Facility Agreements

     This ASSIGNMENT AND REASSIGNMENT OF FACILITY AGREEMENTS, dated as of May 8, 2001 (this "Agreement"), is entered into between DYNEGY ROSETON, L.L.C., a
            ---------
Delaware limited liability company (together with its successors and permitted assigns, the "Company") and ROSETON OL LLC, a Delaware limited liability company
              -------
(together with its successors and permitted assigns, the "Owner Lessor").
                                                          ------------

     WHEREAS, the Company has acquired an electric generating project located in Newburgh, New York, and concurrently with the execution and delivery of this Agreement, the Company and the Owner Lessor are entering into a lease financing (the "Lease Financing") of the Facility (as defined in accordance with Section
      ---------------
1), which consists of certain portions of the project;

     WHEREAS, the Facility is interconnected to Central Hudson Gas & Electric Corporation's ("Central Hudson") transmission system and such interconnection is
                --------------
governed by the Interconnection Agreement for Roseton Generating Station (the "Interconnection Agreement") between the Company and Central Hudson dated as of
--------------------------
January 30, 2001;

     WHEREAS, simultaneously herewith, the Company has conveyed the Facility to the Owner Lessor pursuant to the Deed and the Bill of Sale and has leased to the Owner Lessor the Ground Interest pursuant to the Site Lease;

     WHEREAS, simultaneously herewith, the Owner Lessor has leased the Facility back to the Company pursuant to the Facility Lease, and has subleased the Ground Interest back to the Company pursuant to the Site Sublease, in each case for the Facility Lease Term; and

     WHEREAS, in furtherance of the Lease Financing, the parties desire to assign the Interconnection Agreement (the "Facility Agreements") from the
                                           -------------------
Company to the Owner Lessor and to reassign the Facility Agreements back from the Owner Lessor to the Company.

     NOW, THEREFORE, in consideration of the foregoing premises, the mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. DEFINITIONS

     Unless the context hereof shall otherwise require, capitalized terms used, including those in the recitals, and not otherwise defined herein shall have the respective meanings set forth in Appendix A to the Participation Agreement, dated as of May 1, 2001, among the Company, the Owner Lessor, the Owner Participant named therein, Wilmington Trust Company in the capacities referred to therein, and The Chase Manhattan Bank in the capacities referred to therein. The general provisions of such Appendix A shall apply to the terms used in this Agreement.

SECTION 2. ASSIGNMENT OF FACILITY AGREEMENTS TO OWNER LESSOR

     Section 2.1 Assignment of Interconnection Agreement. The Company hereby assigns its right, title and interest under the Interconnection Agreement to the Owner Lessor insofar as the Interconnection Agreement pertains to the Units. The assignment effected by this Section 2.1 shall terminate only (i) with respect to a Unit, if the Company purchases such Unit, upon the early termination of the Facility Lease with respect to such Unit pursuant to and in accordance with
Section 10 thereof, or (ii) in whole, if the Company purchases the Facility upon the early termination of the Facility Lease pursuant to and in accordance with
Section 10 or 13 thereof.

     Section 2.2    Reserved.

     Section 2.3    Assumption by the Owner Lessor.

             (a) Subject to clause (b) below, the Owner Lessor hereby assumes and agrees to perform, effective as of the Lessor Possession Date for each Unit, all of the duties and obligations of the Company under the Interconnection Agreement with respect to such Unit.

             (b)    Notwithstanding anything to the contrary set forth in this
Section 2, (i) prior to the Lessor Possession Date for a Unit, the Owner Lessor shall have no obligation or liability under the Facility Agreements, and (ii) prior to the Lessor Possession Date with respect to any Unit, the Owner Lessor shall not be liable for any costs of operation or maintenance of, or improvement to, such Unit.

SECTION 3.   REASSIGNMENT OF FACILITY AGREEMENTS TO THE COMPANY

     Section 3.1 Reassignment of Interconnection Agreement. The Owner Lessor hereby reassigns all of Owner Lessor's right, title, and interest in, to and under the Interconnection Agreement assigned to it by the Company pursuant to
Section 2.1 back to the Company. The reassignment effected by this Section 3.1 shall terminate only (i) in whole upon the expiration of the Facility Lease Term, (ii) with respect to one or both Units, upon the earlier termination of the Facility Lease with respect to such Unit or Units pursuant to and in accordance with Section 10 or 14 of the Facility Lease, (iii) in whole, upon early termination of the Facility Lease pursuant to and in accordance with
Section 13 thereof, and (iv) in whole, upon the earlier termination of the Facility Lease pursuant to and in accordance with Section 17.1 of the Facility Lease in consequence of a Lease Event of Default thereunder (the occurrence of any such event with respect to a Unit or the Facility (other than, if the Company purchases the affected Unit or the Facility in the case of a termination of the Facility Lease pursuant to Section 10 or 13 thereof) being a "Lessor
                                                                     ------
Possession Date").
---------------

     Section 3.2    Reserved.

     Section 3.3    Assumption by the Company.

             (a) The Company hereby assumes and agrees to perform, effective as of the date of this Agreement, all of the duties and obligations of the Owner Lessor under the Facility Agreements for each Unit arising or relating to the period prior to the Lessor Possession Date for such Unit.

             (b) The parties hereto agree that, in consequence of the reassignment effected by this Section 3, the Company shall from and after the date hereof to the applicable Lessor Possession Date for a Unit, be liable for all costs relating to the operation and maintenance of, or improvement to such Unit.

     Section 3.4 Partial Termination of Reassignment. If the reassignment effected by Section 3.2 is terminated as to a Unit and remains effective as the other Unit (or if the Company has other generating facilities subject to the terms of the Facility Agreement), the parties agree to cooperate with each other and to enter into mutually agreeable arrangements, each acting reasonably and in good faith, with respect to the exercise of rights and performance of obligations under the Facility Agreements.

SECTION 4.   AMENDMENT OF FACILITY AGREEMENTS.

     Section 4.1 Amendments. The Company agrees that, except as provided in this Section 4, it will not, without the prior written consent of the Owner Lessor, consent to any amendment, modification or supplement to the Facility Agreements that could reasonably be expected to have a material adverse effect on the rights of the Owner Lessor or, so long as the Lien of the Lease Indenture shall not have been terminated or discharged, the Lease Indenture Trustee, or the value of the Facility, unless such modification or supplement is required by Applicable Law or is necessary to operate or maintain the Facility in compliance with Applicable Law. Notwithstanding the foregoing, the parties agree that in connection with a purchase by the Company from Central Hudson of the Jointly Owned Facilities (as defined in the Interconnection Agreement) the Company may amend the Interconnection Agreement to terminate the provisions of the Interconnection Agreement to the extent relating to the Jointly Owned Facilities (including the provisions that grant the Company access to and use of, or impose any obligations on Central Hudson with respect to, the Jointly Owned Facilities) and make other related changes to reflect that the Company will own the Jointly Owned Facilities.

     Section 4.2    Reserved.

SECTION 5.   SECURITY FOR OWNER LESSOR'S OBLIGATION UNDER LESSOR NOTE

     In order to secure the Lessor Notes, the Owner Lessor will, by Lease Indenture, assign and grant a Lien to the Lease Indenture Trustee in and to all of the Owner Lessor's right, title and interest in, to and under this Agreement and the Facility Agreements (other than Excepted Payment and Excepted Rights); provided, that the Lease Indenture Trustee shall not be entitled to foreclose on such Lien with respect to the Interconnection Agreement or exercise any dispossessory remedy with respect to the Interconnection Agreement without Central Hudson's prior written consent in accordance with Section 14.1(e) of the Interconnection Agreement unless the Lease Indenture Trustee assumes in writing all of the Company's obligations and duties under the Interconnection Agreement. The Company hereby consents to such assignment and creation of such Lien and acknowledges receipt of copies of the Lease Indenture, it being understood that such consent shall not affect any requirement or the absence of any requirement for any consent under any other circumstances. Unless and until the Owner Lessor shall have received written notice from the Lease Indenture Trustee that the Lien of the Lease Indenture has been fully released, the Lease Indenture Trustee under the Lease Indenture shall have the rights of the Owner Lessor under this Agreement to the extent set forth in, and subject in each case to, the exceptions set forth in, the Lease Indenture.

SECTION 6.   MISCELLANEOUS

     Section 6.1 Amendments and Waivers. No term, covenant, agreement or condition of this Agreement may be terminated, amended or compliance therewith waived (either generally or in a particular instance, retroactively or prospectively) except by an instrument or instruments in writing executed by each party hereto.

     Section 6.2 Notices. Unless otherwise expressly specified or permitted by the terms hereof, all communications and notices provided for herein shall be in writing or by a telecommunications device capable of creating a written record, and any such notice shall become effective (a) upon personal delivery thereof, including by overnight mail or courier service, (b) in the case of notice by United States mail, certified or registered, postage prepaid, return receipt requested, upon receipt thereof, or (c) in the case of notice by such a telecommunications device, upon transmission thereof, provided such transmission is promptly confirmed by either of the methods set forth in clauses (a) or (b) above, in each case addressed to each party hereto at its address set forth below or, in the case of any such party hereto, at such other address as such party may from time to time designate by written notice to the other parties hereto:

If to the Company:

          Dynegy Roseton, L.L.C.
          c/o Dynegy Northeast Generation, Inc.
          992 River Road
          Newburgh, New York 12550
          Telephone No.: (845) 563-4961
          Facsimile No.: (845) 563-4992
          Attention: Daniel P. Thompson, Vice President, Operations

with a copy to:

          Dynegy Power Corp.
          1000 Louisiana Street, Suite 5800
          Houston, Texas  77002
          Telephone No.: (713) 507-6823
          Facsimile No.: (713) 767-8510
          Attention: Timothy A. Beverick, Esq.

If to the Owner Lessor:

          Roseton OL LLC
          c/o Wilmington Trust Company
          Rodney Square North
          1100 North Market Street
          Wilmington, DE 19890-0001
          Telephone No.: (302) 651-1000
          Facsimile No.: (302) 651-8882
          Attention: Corporate Trust Administration

     with a copy to the Lease Indenture Trustee and the Pass Through Trustees:

          The Chase Manhattan Bank
          Institutional Trust Services
          450 West 33rd Street, 15th Floor
          New York, New York 10001
          Telephone No.: (212) 946-7557
          Facsimile No.: (212) 946-8177/8178
          Attention: Annette M. Marsula, Vice President
                     International/Project Finance Team

     A copy of all notices provided for herein shall be sent by the party giving such notice to each of the other parties hereto.

     Section 6.3 Survival. Except as expressly set forth herein, the warranties and covenants made by each party hereto shall not survive the expiration or termination of this Agreement.

     Section 6.4    Successors and Assigns.

             (a) This Agreement shall be binding upon and shall inure to the benefit of, and shall be enforceable by, the parties hereto and their respective successors and permitted assigns as permitted by and in accordance with the terms hereof.

             (b) Except as expressly provided herein or in any other Operative Document, the Company may not assign or transfer any of its interests herein without the consent of the Owner Lessor.

     Section 6.5 Governing Law. This Agreement shall be in all respects governed by and construed in accordance with the laws of the State of New York, including all matters of construction, validity and performance (without giving effect to the conflicts of laws provision thereof, other than New York General Obligations Law Section 5-1401).

     Section 6.6 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     Section 6.7 Counterparts. This Agreement may be executed in separate counterparts, each of which, when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

     Section 6.8 Headings and Table of Contents. The headings of the sections and the table of contents of this Agreement are inserted for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof.

     Section 6.9 Further Assurances. Each party hereto will promptly and duly execute and deliver such further documents to make such f urther assurances for and take such further action reasonably requested by the other party, all as may be reasonably necessary to carry out more effectively the intent and purpose of this Agreement.

     Section 6.10 Effectiveness of this Agreement. This Agreement has been dated as of the date first above written for convenience only. This Agreement shall become effective on May 8, 2001, the date of execution and delivery by each of the Company and the Owner Lessor.

     Section 6.11 Limitation of Liability. It is expressly understood and agreed by the parties hereto that (a) this Agreement is executed and delivered by Wilmington Trust Company ("Wilmington"), not individually or personally but
                              ----------
solely as Lessor Manager under the LLC Agreement, in the exercise of the powers and authority conferred and vested in it pursuant thereto, (b) each of the representations, undertakings and agreements herein made on the part of the Owner Lessor is made and intended not as personal representations, undertakings and agreements by Wilmington but is made and intended for the purpose for binding only the Owner Lessor, (c) nothing herein contained shall be construed as creating any liability on Wilmington individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto or by any Person claiming by, through or under the parties hereto and (d) under no circumstances shall Wilmington be personally liable for the payment of any indebtedness or expenses of the Owner Lessor or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Owner Lessor under this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized.



                              DYNEGY ROSETON, L.L.C.


                              By:  _________________________________
                                   Name:
                                   Title:



                              ROSETON OL LLC


                              By:  _________________________________
                                   Wilmington Trust Company,
                                   not in its individual capacity, but solely as Lessor Manager


                                   By:  ________________________________________
                                        Name:
                                        Title:

                                                                       EXHIBIT G
                                                                              to
                                                                   Participation
                                                                       Agreement
                                                                       ---------

                                    Form of
                      Assignment and Assumption Agreement
                      -----------------------------------

                                                                  Execution Copy



                                    Exhibit G

                                     Form of
                       Assignment and Assumption Agreement


================================================================================



                       Assignment and Assumption Agreement


                          Dated as of [_______________]


                                     between

                             [____________________],
                                  as Transferor



                                       and


                             [____________________],
                                  as Transferee

                              Roseton Units 1 and 2

================================================================================

                       Assignment and Assumption Agreement
                                    (Roseton)

         This ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of [__________] (this "Agreement"), between [__________], a [__________] (the "Transferor"), and
       ---------                                               ----------
[__________], a [__________] (the "Transferee").


                                   WITNESSETH:


         WHEREAS, the Transferor entered into the Participation Agreement and certain other Operative Documents; and

         WHEREAS, the Transferor desires to sell and assign to the Transferee [an undivided interest in] [all of] its right, title and interest in, to and under the Operative Documents, and the Transferee desires to (i) purchase and accept from the Transferor the assignment of [such undivided interest in] [all of] the Transferor's right, title and interest in, to and under the Operative Documents and (ii) assume all of the duties and obligations of the Transferor under the Operative Documents[, but only to the extent of the undivided interest conveyed pursuant to Section 2 herein].

         NOW, THERFORE, in consideration of the foregoing premises, the mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1. DEFINITIONS

         Unless the context hereof shall otherwise require, capitalized terms used in this Agreement, including those in the recitals, and not otherwise defined herein shall have the respective meanings specified in Appendix A to the Participation Agreement, dated as of May 1, 2001 (the "Participation
                                                       -------------
Agreement"), among Dynegy Roseton, L.L.C. (the "Company"), Roseton OL LLC (the
---------                                       -------
"Owner Lessor"), Wilmington Trust Company, in the capacities specified therein
 ------------
(the "Lessor Manager"), Roseton OP LLC, and The Chase Manhattan Bank, as Lease
      --------------
Indenture Trustee and as Pass Through Trustee. The general provisions of Appendix A to the Participation Agreement shall apply to terms used in this Agreement and specifically defined herein.

SECTION 2. ASSIGNMENT BY THE TRANSFEROR

         In accordance with Section 7.1 of the Participation Agreement, the Transferor hereby sells, assigns, conveys and transfers to the Transferee as of the date hereof (the "Transfer Date") [an undivided ___% interest in][all of]
                      -------------
its right, title and interest in and to the Member Interest, [an undivided ___% interest in][all of] the Transferor's right, title and interest in and to each Operative Document to which it is a party and all other contracts, agreements, documents and instruments relating to the Member Interest by which the Transferor is bound, and any proceeds therefrom, together with all other documents and instruments evidencing any of such right, title and interest, except such rights of the Transferor as have accrued to the Transferor prior to the Transfer Date (such excepted rights include the right to receive any amounts due or accrued to the Transferor under the LLC Agreement or other Operative Documents as of the Transfer Date and the right to receive any Excepted Payments pursuant to the Participation Agreement or the Tax Indemnity Agreement as of or in respect of circumstances existing or events occurring or arising on or prior to the Transfer Date).

SECTION 3. ASSUMPTION BY THE TRANSFEREE

         The Transferee hereby assumes, and agrees it is unconditionally bound in respect of, as of the date hereof, all duties and obligations of the Transferor pursuant to the LLC Agreement and under each of the other Operative Documents to which the Transferor is a party and all other contracts, agreements, documents and instruments relating to the Member Interest to which the Transferor is a party or by which the Transferor is bound [to the extent of the undivided interest conveyed pursuant to Section 2 above]. The Transferee agrees as of the date hereof, it shall be deemed a party to each of the Operative Documents to which the Transferor is a party and any other contract, agreement, document or other instrument relating to the Member Interest to which the Transferor is a party or by which it is bound and the Transferee agrees that it is liable for all of the duties and obligations of the Transferor under the Operative Documents to which the Transferor is a party and all other contracts, agreements, documents and instruments relating to the Member Interest to which the Transferor is a party or by which the Transferor is bound [to the extent of the undivided interest conveyed pursuant to Section 2 above] as though it were identified as the "Owner Participant" therein [with respect to the interest transferred hereby].

SECTION 4. TRANSFEREE AS OWNER PARTICIPANT

         In consequence of the assumption set forth in Section 3, (a) the Transferee shall [to the extent of the undivided interest conveyed pursuant to
Section 2 above] be deemed the "Owner Participant" for all purposes, and shall enjoy [to the extent of the undivided interest conveyed pursuant to Section 2 above] the rights and privileges and perform the obligations of the Owner Participant under each Operative Document, and each reference in each other Operative Document to the "Owner Participant" shall be deemed to include the Transferee [to the extent of the undivided interest conveyed pursuant to Section 2 above] for all purposes, and (b) the Transferor and the guarantor, if any, of the Transferor's obligations [to the extent of the undivided interest conveyed pursuant to Section 2 above] shall be released from all obligations under each Operative Document and shall have no further duty, obligation, liability or burden under any Operative Document; provided, however, that in no event shall the assignment and assumption effected by this Agreement waive or release the Transferor from any liability on account of any breach of its obligations thereunder existing immediately prior to the assignment and assumption effected hereby or of any of its representations, warranties, covenants or obligations set forth in the Operative Documents.

SECTION 5. PAYMENTS

         The Transferor hereby covenants and agrees to pay over to the Transferee, if and when received following the Transfer Date, any amounts (including any sums payable as interest in respect thereof) paid to or for the benefit of the Transferor that, under Section 2 hereof, belong to the Transferee, and the Transferee hereby covenants and agrees to pay over to the Transferor, if and when received following the Transfer Date, any amounts (including any sums payable as interest in respect thereof) paid to or for the benefit of the Transferee that, under Section 2 hereof, belong to the Transferor.

SECTION 6. CERTAIN REPRESENTATIONS OF THE TRANSFEREE

         The Transferee represents and warrants that such Transferee is either
(a) an Affiliate of the Transferor which is a "United States person" within the meaning of section 7701(a)(30) of the Code and which does not meet the criteria of clause (b) below, and all of the payment and performance obligations of the Transferee [to the extent of the undivided interest conveyed pursuant to Section 2 above] under the Operative Documents are guaranteed by the Transferor (or by a guarantor of the Transferor which meets the requirements in clause (b) below) pursuant to a guaranty substantially in the form of Exhibit H-1 to the Participation Agreement or (b) a Person which meets, or the payment and performance obligations of which under the Operative Documents are guaranteed by a Person which meets, the following criteria: (i) the tangible net worth of the Transferee or guarantor, if any, is equal to at least $75 million calculated in accordance with GAAP; (ii) the Transferee is "a United States person" within the meaning of section 7701(a)(30) of the Code; and (iii) the Transferee is not a Competitor of, or engaged in material litigation with, the Company or any Affiliate thereof.

SECTION 7. BENEFICIARIES

         The Company, the Owner Lessor, the Lessor Manager, the Trust Company and, so long as the Lien of the Lease Indenture has not been terminated or discharged, the Lease Indenture Trustee, the Noteholders and the Pass Through Trustee, together with their respective successors and permitted assigns, are each third party beneficiaries of this Agreement (each, a "Beneficiary" or,
                                                           -----------
together, the "Beneficiaries").
               -------------
SECTION 8. MISCELLANEOUS

        Section 8.1. Amendments and Waivers. No term, covenant, agreement or condition of this Agreement may be terminated, amended or compliance therewith waived (either generally or in a particular instance, retroactively or prospectively) except by an instrument or instruments in writing executed by each party hereto.

        Section 8.2. Notices. The Transferee hereby designates that copies of all communications and notices to the Transferor pursuant to the Operative Documents shall be sent to the Transferee at its address set forth below. Unless otherwise expressly specified or permitted by the terms hereof, all communications and notices provided for herein shall be in writing or by a telecommunications device capable of creating a written record, and any such notice shall become effective (a) upon personal delivery thereof, including by overnight mail or courier service, (b) in the case of notice by United States mail, certified or registered, postage prepaid, return receipt requested, upon receipt thereof, or (c) in the case of notice by such a telecommunications device, upon transmission thereof, provided such transmission is promptly confirmed by either of the methods set forth in clauses (a) or (b) above, in each case addressed to each party hereto at its address set forth below or, in the case of either party hereto, at such other address as such party may from time to time designate by written notice to the other party hereto:

If to the Transferor:


        __________________________________________

        __________________________________________

        __________________________________________

        Facsimile No.:____________________________

        Telephone No.:____________________________

        Attention:________________________________

If to the Transferee:


        __________________________________________

        __________________________________________

        __________________________________________

        Facsimile No.:____________________________

        Telephone No.:____________________________

        Attention:________________________________



If to the Beneficiaries:

        To the address provided for such party
        from time to time in the Participation Agreement.

        Section 8.3. Survival. All warranties, representations, indemnities and covenants made by any party hereto, herein or in any certificate or other instrument delivered by either party or on the behalf of either party under this Agreement, shall be considered to have been relied upon by the other party hereto and shall survive the consummation of the transactions contemplated hereby on the date of execution and delivery of this Agreement regardless of any investigation made by either party or on behalf of such party.

        Section 8.4. Successors and Assigns. The Transferee covenants and agrees that it shall obtain any and all consents required under the Operative Documents if the Transferee assigns its interest under this Agreement. If the Transferee assigns such interest under this Agreement, then this Agreement shall be binding upon and shall inure to the benefit of, and shall be enforceable by, the respective successors and assigns as permitted by and in accordance with the terms hereof.

        Section 8.5. Governing Law. This Agreement shall be in all respects governed by and construed in accordance with the laws of the State of New York, including all matters of construction, validity and performance (without giving effect to the conflicts of laws provisions thereof, other than New York General Obligations Law Section 5-1401).

        Section 8.6. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        Section 8.7. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

        Section 8.8. Headings. The headings of the sections of this Agreement are inserted for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof.

        Section 8.9. Further Assurances. Each party hereto will promptly and duly execute and deliver such further documents to make such further assurances for and take such further action reasonably requested by any party to whom such first party is obligated, all as may be reasonably necessary to carry out more effectively the intent and purpose of this Agreement.

        Section 8.10. Effectiveness of the Agreement. This Agreement has been dated as of the date first above written for convenience only. This Agreement shall be effective on [__________], the date of execution and delivery by the Transferor and the Transferee.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized.




                                  [___________________________],
                                  as Transferor



                                  By:___________________________________________
                                     Name:
                                     Title:



                                  [___________________________],
                                  as Transferee



                                  By:___________________________________________
                                     Name:
                                     Title:

                                                                     EXHIBIT H-1
                                                                              to
                                                                   Participation
                                                                       Agreement
                                                                       ---------

                                    Form of
                                  OP Guaranty
                                  -----------

                                                                   Exhibit 10.6a

                                                                  Execution Copy

--------------------------------------------------------------------------------

                                  OP Guaranty

                            Dated as of May 1, 2001

                                    made by

                   Resources Capital Management Corporation,
                                 as Guarantor

                             Roseton Units 1 and 2

--------------------------------------------------------------------------------

                                  OP Guaranty

     This OP GUARANTY, dated as of May 1, 2001 (this "Guaranty"), is made by
                                                      --------
RESOURCES CAPITAL MANAGEMENT CORPORATION, a New Jersey corporation, as guarantor (the "Guarantor") in favor of the Guaranteed Parties (as defined in Section 4
      ---------
below).

                                  WITNESSETH:

     WHEREAS, the Guarantor is the indirect parent of Roseton OP LLC (the "Owner Participant");
 -----------------

     WHEREAS, simultaneously herewith the Owner Participant is entering into the Participation Agreement, dated as of May 1, 2001 (the "Participation
                                                       -------------
Agreement"), among Dynegy Roseton, L.L.C. (the "Company"), Roseton OL LLC (the
---------                                       -------
"Owner Lessor"), the Owner Participant, Wilmington Trust Company, in the
 ------------
capacities referred to therein (the "Lessor Manager"), and The Chase Manhattan
                                     --------------
Bank, as Lease Indenture Trustee and as Pass Through Trustees; and

     WHEREAS, pursuant to the Operative Documents (as described in Section 1 below), this Guaranty is required to be provided by the Guarantor in favor of the Guaranteed Parties.

     NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor agrees for the benefit of each Guaranteed Party, as follows:

SECTION 1.   DEFINITIONS

     Unless the context hereof shall otherwise require, capitalized terms used in this Guaranty, including those in the recitals, and not otherwise defined herein shall have the respective meanings specified in Appendix A to the Participation Agreement. The general provisions of Appendix A to the Participation Agreement shall apply to terms used in this Guaranty. For the avoidance of doubt, the term "Operative Documents" as used herein shall mean all Operative Documents whether in effect on the date of this Guaranty or entered into after the date of this Guaranty and, in each case, as in effect from time to time.

SECTION 2.  GUARANTY PROVISIONS

     Section 2.1.   Guaranty. The Guarantor hereby fully, unconditionally and
                    --------
irrevocably guarantees, as primary obligor and not merely as a surety, on a senior unsecured basis (pari passu with all other senior unsecured indebtedness of the Guarantor), (a) the due and punctual performance and observance by the Owner Participant of each term, provision and condition binding upon or applicable to the Owner Participant under or pursuant to any of the Operative Documents (including, without limitation, interest at the then applicable rate provided in the Lease Indenture after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Owner Participant, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) (the "Performance Obligations"), and (b) the due, punctual and full payment (when and as the same may become due and payable) of each amount that the Owner Participant is or may become obligated to pay under or pursuant to any of the Operative Documents, in accordance with the terms thereof (the "Payment Obligations"), by acceleration or otherwise without offset or deduction. In the case of any failure by the Owner Participant to perform or observe the Performance Obligations after notice thereof by any Guaranteed Party, the Guarantor agrees to cause such performance or observance to be done, and in the case of any failure by the Owner Participant to make Payment Obligations as and when the same shall become due and payable (by acceleration or otherwise), the Guarantor hereby agrees to make such payment (and, in addition, such further amounts, if any, as shall be sufficient to cover any and all costs and expenses, including reasonable legal fees, of collection and enforcement hereunder); provided, that nothing herein shall expand the aforesaid obligations of the Guarantor beyond those of the Owner Participant under the Operative Documents.

     All Performance Obligations and the Payment Obligations are collectively referred to in this Guaranty as the "Obligations."
                                     -----------

     The Guarantor hereby acknowledges and agrees that this Guaranty constitutes a continuing guaranty and shall remain in full force and effect until such time as all of the Obligations are finally paid, performed and observed in full. The Guarantor hereby further acknowledges and agrees that this Guaranty constitutes a guaranty of payment and performance when due and not of collection and waives any right to require that any resort be had by any Guaranteed Party against any other obligor, to any of the security held for payment of the Obligations or to any balance of any deposit account or credit on the books of any Guaranteed Party in favor of the Owner Participant or any other person or against any guarantor under any other guarantee covering the Obligations.

     Section 2.2.   Guaranty Absolute, etc.  The obligations of the Guarantor
                    ----------------------
contained herein are direct, independent and primary obligations of the Guarantor and are absolute, present, full, unconditional and continuing obligations and are not conditioned in any way upon the institution of suit or the taking of any other action or any attempt to enforce performance of or compliance with the Obligations of the Owner Participant other than providing notice to the Owner Participant to the extent provided in Section 2.1 with respect to Performance Obligations and shall constitute a guaranty of payment and performance and not only of collection, binding upon the Guarantor and its successors and assigns and shall remain in full force and effect and irrevocable without regard to the genuineness, validity, legality or enforceability of any of the Operative Documents to which the Owner Participant is a party or any lack of power or authority of the Owner Participant to enter into any of the Operative Documents to which the Owner Participant is a party or, except as expressly provided in Section 7.1(h)(ii) of the Participation Agreement, any substitution, release or exchange of any other guaranty or any other security for any of the Obligations or any other circumstance whatsoever (other than full payment or performance) that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor and shall not be subject to any right of set-off, recoupment or counterclaim and are in no way conditioned or contingent upon any attempt to collect from the Owner Participant or any other entity or to perfect or enforce any security or upon any other condition or contingency or upon any other action, occurrence or circumstance whatsoever. Without limiting the generality of the foregoing, and subject to Section 7.1(h)(ii) of the Participation Agreement, the Guarantor shall have no right to terminate this Guaranty, or to be released, relieved or discharged from its obligations hereunder, and such obligations shall be neither affected nor diminished for any reason whatsoever (other than full payment or performance of the Obligations), including (i) any amendment or supplement to or modification of any of the Operative Documents, any extension or renewal of the Owner Participant's obligations under any Operative Document, or subject to Section 7.1(h)(ii) of the Participation Agreement, any subletting, assignment or transfer of the Owner Participant's or any Guaranteed Party's interest in the Operative Documents,
(ii) any bankruptcy, insolvency, readjustment, composition, liquidation or similar proceeding with respect to the Owner Participant or any other Person,
(iii) any furnishing or acceptance of additional security or any exchange, substitution, surrender or release of any security, (iv) any waiver, consent or other action or inaction or any exercise or nonexercise of any right, remedy or power with respect to the Obligations or any of the Operative Documents, (v) any merger or consolidation of the Owner Participant or the Guarantor into or with any other Person, or any change in the structure of the Owner Participant or in the ownership of the Owner Participant by the Guarantor, or any sale, lease or transfer of any or all of the assets of the Owner Participant or the Guarantor to any other Person, or (vi) any default, misrepresentation, negligence, misconduct or other action or inaction of any kind by any Guaranteed Party under or in connection with any Operative Document or any other agreement relating to this Guaranty, except to the extent that any such default, misrepresentation, negligence, misconduct or other action or inaction would limit the Obligations. The Guarantor hereby unconditionally waives to the extent permitted by law promptness, diligence and notice as to the Obligations guaranteed hereby and acceptance of this Guaranty, and agrees that, except as otherwise provided herein, it shall not be required to consent to or receive any notice of any amendment or modification of, or waiver, consent or extension with respect to, the Operative Documents. The rights, powers and remedies herein provided are cumulative. No failure or delay on the part of any Guaranteed Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise of any other right, power or privilege. The Guarantor agrees to pay any costs and expenses reasonably incurred by the parties to the Participation Agreement or any Guaranteed Party in connection with the enforcement of this Guaranty.

     Section 2.3.   Operative Documents.  The Guarantor does hereby acknowledge
                    -------------------
that it is aware of the terms and conditions of the Operative Documents and the transactions and the other documents contemplated thereby.

     Section 2.4.   Payment.  All payments to be made by the Guarantor hereunder
                    -------
shall be made in immediately available funds and in dollars to the Guaranteed Parties to which such payment is to be made and shall, as to any Guaranteed Party that is a United States person (within the meaning of Section 7701(a)(30) of the Code) at the time of payment, be free and clear of any deduction or withholding. All such payments shall be paid to such Guaranteed Party in the manner and at the place required by the Operative Documents or, if no such address is provided, at the address and to the accounts specified in the notice demanding payment be made by Guarantor.

SECTION 3.  REPRESENTATIONS AND WARRANTIES

     The Guarantor represents and warrants that as of the date of this Guaranty and as of the Closing Date:

     Section 3.1.   Due Organization, Etc.  The Guarantor is a corporation duly
                    ---------------------
organized, validly existing, and in good standing under the laws of the State of New Jersey, is duly qualified to transact business and in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect, and has the corporate power and authority to enter into and perform its obligations under this Guaranty.

     Section 3.2.   Due Authorization, Enforceability, Etc.  This Guaranty has
                    --------------------------------------
been duly authorized, executed and delivered by all necessary corporate action by the Guarantor and constitutes the legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with the terms hereof, except as the same may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, arrangement, moratorium or other laws relating to or affecting the rights of creditors generally and by general principles of equity.

     Section 3.3.   Non-Contravention.  The execution and delivery by the
                    -----------------
Guarantor of this Guaranty, and the consummation by the Guarantor of the transactions contemplated hereby, and the compliance by the Guarantor with the terms and provisions hereof, do not and will not (i) contravene (A) any Applicable Law binding on the Guarantor or its property, or (B) its organizational documents, or (ii) constitute a default by the Guarantor under, or result in the creation of any Lien upon the property of the Guarantor (other than as permitted pursuant to any Operative Document) under, any indenture, mortgage or other material contract, agreement or instrument to which the Guarantor is a party or by which the Guarantor or any of its property is bound, which in the case of clause (i)(A) or (ii) of this Section 3.3, individually or in the aggregate, is reasonably likely to result in a material adverse effect.

     Section 3.4.   Litigation.  There is no pending or, to the Actual Knowledge
                    ----------
of the Guarantor, threatened, action, suit, investigation or proceeding against the Guarantor before any Governmental Entity which questions the validity of this Guaranty or the ability of the Guarantor to perform its obligations hereunder.

     Section 3.5.   No Other Consent Required.  No consent from any Person is
                    --------------------------
required for the execution, delivery and performance by the Guarantor of this Guaranty except that which has been given.

SECTION 4.  GUARANTEED PARTIES

     Each of the Company, the Owner Lessor, the Lessor Manager, the Trust Company and, so long as the Lien of the Lease Indenture has not been terminated or discharged, the Lease Indenture Trustee, in each case, together with any Indemnitee related thereto and their respective successors and permitted assigns, are each Guaranteed Parties of this Guaranty (each, a "Guaranteed
                                                                ----------
Party" or, together, the "Guaranteed Parties").
                          ------------------

SECTION 5.  SURVIVAL OF GUARANTY

     Notwithstanding anything to the contrary herein, this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any of the amounts paid to any of the Guaranteed Parties, in whole or in part, is required to be repaid upon the insolvency, bankruptcy, dissolution, liquidation, or reorganization of the Guarantor or the Owner Participant or any other Person, or as a result of the appointment of a custodian, interviewer, receiver, trustee, or other officer with similar powers with respect to the Guarantor or the Owner Participant or any other Person or any substantial part of the property of the Guarantor or the Owner Participant or such other Person, all as if such payments had not been made.

SECTION 6.  REMEDIES; SUBROGATION

     Section 6.1. Remedies. In the event the Guarantor shall fail to pay immediately any amounts due under this Guaranty, or to comply with any other term of this Guaranty, each Guaranteed Party shall be entitled to all rights and remedies to which it may be entitled hereunder or at law, in equity or by statute.

     Section 6.2. Subrogation. The Guarantor will not exercise any rights that it may acquire by way of subrogation under this Guaranty, by any payment made hereunder or otherwise, until all of the Obligations shall have been indefeasibly paid in full. If any amount shall be paid to the Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been indefeasibly paid in full, such amount shall be held in trust for the benefit of the Guaranteed Party to whom such Obligation is payable and shall forthwith be paid to such Guaranteed Party to be credited and applied to such Obligation, in accordance with the terms of the Operative Document under which such Obligation arose, when such Obligation is due and payable. If (i) the Guarantor shall make payment to any Guaranteed Party of all or any part of the Obligations and (ii) all the Obligations shall be paid in full, such Guaranteed Party will, at the Guarantor's request and expense, execute and deliver to the Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Guarantor of an interest in the Obligations resulting from such payment by the Guarantor.

     Section 6.3. Survival of Remedies and Subrogation Rights. The provisions of this Section 6 shall survive the termination of this Guaranty and the payment in full of the Obligations and the termination of the Operative Documents.

SECTION 7.  MISCELLANEOUS

     Section 7.1. Amendments and Waivers. No term, covenant, agreement or condition of this Guaranty may be terminated, amended or compliance therewith waived (either generally or in a particular instance, retroactively or prospectively) except by an instrument or instruments in writing executed by the Guarantor and consented to by the Company, the Owner Lessor, the Lessor Manager, the Trust Company and, so long as the Lien of the Lease Indenture has not been terminated or discharged, the Lease Indenture Trustee.

     Section 7.2. Notices. Unless otherwise expressly specified or permitted by the terms hereof, all communications and notices provided for herein shall be in writing or by a telecommunications device capable of creating a written record, and any such notice shall become effective (a) upon personal delivery thereof, including by overnight mail or courier service, (b) in the case of notice by United States mail, certified or registered, postage prepaid, return receipt requested, upon receipt thereof, or (c) in the case of notice by such a telecommunications device, upon transmission thereof, provided such transmission is promptly confirmed by either of the methods set forth in clauses (a) or (b) above, in each case addressed to the Guarantor hereto at its address set forth below or at such other address as such party may from time to time designate by written notice.

If to the Guarantor:

     Resources Capital Management Corporation
     1300 North Market Street, Suite 405
     Wilmington, DE  19801
     Telephone: (302) 576-2895
     Facsimile: (302) 576-2897
     Attention: William R. Barbour, Esq.

If to the Guaranteed Parties:

     To the address provided for such party
     from time to time in or pursuant to
     the Participation Agreement.

     Section 7.3. Survival. Except as expressly set forth herein, the warranties and covenants made by the Guarantor shall not survive the termination of this Guaranty.

     Section 7.4. Assignment and Assumption. This Guaranty may not be assigned by the Guarantor to, or assumed by, any successor to or assign of the Guarantor without the prior written consent of the Guaranteed Parties except (i) in connection with a merger or consolidation of the Guarantor into another Person, or the sale of all or substantially all of the Guarantor's assets to a Person, pursuant to an assignment and assumption agreement in form and substance reasonably satisfactory to the Company, the Owner Lessor, the Lessor Manager, the Trust Company and, so long as the Lien of the Lease Indenture has not been terminated or discharged, the Lease Indenture Trustee, of the Guarantor's obligations hereunder (or a new guaranty substantially in the form of Exhibit H-1 to the Participation Agreement) or (ii) as otherwise provided by the terms of the Participation Agreement. Notwithstanding the foregoing, prior to the termination of the Lien of the Lease Indenture the Guarantor covenants and agrees that the Guarantor will not transfer its direct or indirect interest in the Owner Lessor (including by way of the merger of the Guarantor), unless after giving effect to the transfer, the entity that is the beneficial owner (for United States federal income tax purposes) of the amounts payable to the Owner Lessor under the Facility Lease shall be a "United States person" within the meaning of Section 7701(a)(30) of the Code. In addition, the Guarantor shall neither make nor permit to be made nor fail to make nor permit the failure to make any election that would cause the entity that is the beneficial owner (for United States federal income tax purposes) of the amounts payable to the Owner Lessor under the Facility Lease not to be a "United States person" within the meaning of Section 7701(a)(30) of the Code.

     Section 7.5. Governing Law. This Guaranty shall be in all respects governed by and construed in accordance with the laws of the State of New York, including all matters of construction, validity and performance (without giving effect to the conflicts of laws provisions, other than New York General Obligations Law Section 5-1401).

     Section 7.6. Consent to Jurisdiction; Waiver of Trial by Jury. (a) The Guarantor (i) hereby irrevocably submits to the nonexclusive jurisdiction of the Supreme Court of the State of New York, New York County (without prejudice to the right of any party to remove to the United States District Court for the Southern District of New York) and to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York for the purposes of any suit, action or other proceeding arising out of this Guaranty, or the subject matter hereof or any of the transactions contemplated hereby brought by any of the Guaranteed Parties or their successors or assigns; (ii) hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court, or in such federal court; and (iii) to the extent permitted by Applicable Law, hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding any claim that it is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Guaranty, or the subject matter hereof may not be enforced in or by such court.

              (b) TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE GUARANTOR HEREBY IRREVOCABLY WAIVES THE RIGHT TO DEMAND A TRIAL BY JURY, IN ANY SUCH SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS GUARANTY, OR THE SUBJECT MATTER HEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY BROUGHT BY ANY OF THE GUARANTEED PARTIES OR THEIR SUCCESSORS OR ASSIGNS.

     Section 7.7. Severability. Any provision of this Guaranty that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     Section 7.8. Headings. The headings of the sections of this Guaranty are inserted for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof.

     Section 7.9. Further Assurances. The Guarantor will promptly and duly execute and deliver such further documents to make such further assurances for and take such further action reasonably requested by any of the Guaranteed Parties referred to in Section 4 to whom the Guarantor is obligated, all as may be reasonably necessary to carry out more effectively the intent and purpose of this Guaranty.

     Section 7.10. Effectiveness of Guaranty. This Guaranty has been dated as of the date first above written for convenience only. This Guaranty shall be effective on May 1, 2001, the date of execution and delivery by the Guarantor.

     Section 7.11. Successors and Assigns. This Guaranty shall be binding upon the Guarantor and its successors and permitted assigns and shall inure to the benefit of, and shall be enforceable by, each of the Guaranteed Parties and their respective successors and permitted assigns.

          IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized.

                               RESOURCES CAPITAL
                               MANAGEMENT CORPORATION,
                               as Guarantor

                               By:________________________________
                                  Name:
                                  Title:

                                                                  EXHIBIT H-2 of
                                                                   Participation
                                                                       Agreement
                                                                       ---------

                                    Form of
                                Lessee Guaranty
                                ---------------

                                                                   Exhibit 10.5a

                                                                  Executive Copy


================================================================================

                                   Guaranty

                            Dated as of May 1, 2001

                                    made by

                             Dynegy Holdings Inc.,
                                 as Guarantor

                             Roseton Units 1 and 2


================================================================================

                                   Guaranty

     This GUARANTY, dated as of May 1, 2001 (this "Guaranty"), is made by DYNEGY
                                                   --------
HOLDINGS INC., a Delaware corporation, as guarantor (the "Guarantor") in favor
                                                          ---------
of the Guaranteed Parties (as defined in Section 5 below).

                              W I T N E S S E T H:

     WHEREAS, the Guarantor is the indirect parent of Dynegy Roseton, L.L.C. (the "Facility Lessee");
      ---------------

     WHEREAS, the Facility Lessee has entered into the Participation Agreement, dated as of May 1, 2001 (the "Participation Agreement"), among the Facility
                              -----------------------
Lessee, Roseton OL LLC (the "Owner Lessor"), Roseton OP LLC (the "Owner
                             ------------                         -----
Participant"), Wilmington Trust Company, in the capacities referred to therein
-----------
(the "Lessor Manager"), and The Chase Manhattan Bank, as Lease Indenture Trustee
      --------------
and as Pass Through Trustees; and

     WHEREAS, pursuant to the Operative Documents (as described in Section 1 below), this Guaranty is required to be provided by the Guarantor in favor of the Guaranteed Parties.

     NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor agrees, for the benefit of each Guaranteed Party, as follows:

SECTION 1.   DEFINITIONS

     Unless the context hereof shall otherwise require, capitalized terms used in this Guaranty, including those in the recitals, and not otherwise defined herein shall have the respective meanings specified in Appendix A to the Participation Agreement. The general provisions of Appendix A to the Participation Agreement shall apply to terms used in this Guaranty. For the avoidance of doubt, the term "Operative Documents" as used herein shall mean all Operative Documents whether in effect on the date of this Guaranty or entered into after the date of this Guaranty and, in each case, as in effect from time to time.

SECTION 2.   GUARANTY PROVISIONS

     Section 2.1.  Guaranty. The Guarantor hereby fully, unconditionally and
                   --------
irrevocably guarantees, as primary obligor and not merely as a surety, on a senior unsecured basis (pari passu with all other senior unsecured indebtedness of the Guarantor), (a) the due and punctual performance and observance by the Facility Lessee of each term, provision and condition binding upon or applicable to the Facility Lessee under or pursuant to any of the Operative Documents (including, without limitation, interest at the then applicable rate provided in the applicable Lease Indenture after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Facility Lessee, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) (the "Performance Obligations"), and (b) the due, punctual and full payment (when and as the same may become due and payable) of each amount that the Facility Lessee is or may become obligated to pay under or pursuant to any of the Operative Documents, in accordance with the terms thereof (the "Payment Obligations"), by acceleration or otherwise without offset or deduction. In the case of any failure by the Facility Lessee to perform or observe the Performance Obligations after notice thereof by any Guaranteed Party, the Guarantor agrees to cause such performance or observance to be done, and in the case of any failure by the Facility Lessee to make Payment Obligations as and when the same shall become due and payable (by acceleration or otherwise), the Guarantor hereby agrees to make such payment (and, in addition, such further amounts, if any, as shall be sufficient to cover any and all costs and expenses, including reasonable legal fees, of collection and enforcement hereunder); provided, that nothing herein shall expand the aforesaid obligations of the Guarantor beyond those of the Facility Lessee under the Operative Documents.

     All Performance Obligations and the Payment Obligations are collectively referred to in this Guaranty as the "Obligations."
                                     -----------

     The Guarantor hereby acknowledges and agrees that this Guaranty constitutes a continuing guaranty and shall remain in full force and effect until such time as all of the Obligations are finally paid, performed and observed in full. The Guarantor hereby further acknowledges and agrees that this Guaranty constitutes a guaranty of payment and performance when due and not of collection and waives any right to require that any resort be had by any Guaranteed Party against any other obligor, to any of the security held for payment of the Obligations or to any balance of any deposit account or credit on the books of any Guaranteed Party in favor of the Facility Lessee or any other person or against any guarantor under any other guarantee covering the Obligations.

     Section 2.2.  Guaranty Absolute, etc.  The obligations of the Guarantor
                   ----------------------
contained herein are direct, independent and primary obligations of the Guarantor and are absolute, present, full, unconditional and continuing obligations and are not conditioned in any way upon the institution of suit or the taking of any other action or any attempt to enforce performance of or compliance with the Obligations of the Facility Lessee other than providing notice to the Facility Lessee to the extent provided in Section 2.1 with respect to Performance Obligations and shall constitute a guaranty of payment and performance and not only of collection, binding upon the Guarantor and its successors and assigns and shall remain in full force and effect and irrevocable without regard to the genuineness, validity, legality or enforceability of any of the Operative Documents to which the Facility Lessee is a party or any lack of power or authority of the Facility Lessee to enter into any of the Operative Documents to which the Facility Lessee is a party or, except as expressly provided in Sections 13.2, 13.3 and 13.4 of the Participation Agreement, any substitution, release or exchange of any other guaranty or any other security for any of the Obligations or any other circumstance whatsoever (other than full payment or performance) that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor and shall not be subject to any right of set-off, recoupment or counterclaim and are in no way conditioned or contingent upon any attempt to collect from the Facility Lessee or any other entity or to perfect or enforce any security or upon any other condition or contingency or upon any other action, occurrence or circumstance whatsoever. Without limiting the generality of the foregoing, and subject to Sections 13.2, 13.3 and 13.4 of the Participation Agreement, the Guarantor shall have no right to terminate this Guaranty, or to be released, relieved or discharged from its obligations hereunder, and such obligations shall be neither affected nor diminished for any reason whatsoever (other than full payment or performance of the Obligations), including (i) any amendment or supplement to or modification of any of the Operative Documents, any extension or renewal of the Facility Lessee's obligations under any Operative Document, or subject to Sections 13.2, 13.3 and 13.4 of the Participation Agreement, any subletting, assignment or transfer of the Facility Lessee's or any Guaranteed Party's interest in the Operative Documents, (ii) any bankruptcy, insolvency, readjustment, composition, liquidation or similar proceeding with respect to the Facility Lessee or any other Person, (iii) any furnishing or acceptance of additional security or any exchange, substitution, surrender or release of any security, (iv) any waiver, consent or other action or inaction or any exercise or nonexercise of any right, remedy or power with respect to the Obligations or any of the Operative Documents, (v) any merger or consolidation of the Facility Lessee or the Guarantor into or with any other Person, or any change in the structure of the Facility Lessee or in the ownership of the Facility Lessee by the Guarantor, or any sale, lease or transfer of any or all of the assets of the Facility Lessee or the Guarantor to any other Person, or (vi) any default, misrepresentation, negligence, misconduct or other action or inaction of any kind by any Guaranteed Party under or in connection with any Operative Document or any other agreement relating to this Guaranty, except to the extent that any such default, misrepresentation, negligence, misconduct or other action or inaction would limit the Obligations. The Guarantor hereby unconditionally waives to the extent permitted by law promptness, diligence and notice as to the Obligations guaranteed hereby and acceptance of this Guaranty, and agrees that, except as otherwise provided herein, it shall not be required to consent to or receive any notice of any amendment or modification of, or waiver, consent or extension with respect to, the Operative Documents. The rights, powers and remedies herein provided are cumulative. No failure or delay on the part of any Guaranteed Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise of any other right, power or privilege. The Guarantor agrees to pay any costs and expenses reasonably incurred by the other parties to the Participation Agreement or any Guaranteed Party in connection with the enforcement of this Guaranty.

     Section 2.3.   Operative Documents.  The Guarantor does hereby acknowledge
                    -------------------
that it is aware of the terms and conditions of the Operative Documents and the transactions and the other documents contemplated thereby.

     Section 2.4.   Payment.  All payments to be made by the Guarantor hereunder
                    -------
shall be made in immediately available funds and in dollars to the Guaranteed Parties to which such payment is to be made and shall, as to any Guaranteed Party that is a United States person (within the meaning of Section 7701(a)(30) of the Code) at the time of payment, be free and clear of any deduction or withholding. All such payments shall be paid to such Guaranteed Party in the manner and at the place required by the Operative Documents or, if no such address is provided, at the address and to the accounts specified in the notice demanding payment be made by Guarantor.

SECTION 3.   REPRESENTATIONS AND WARRANTIES

     The Guarantor represents and warrants that, as of the Effective Date:

     Section 3.1.  Due Organization, Etc.  The Guarantor is a corporation duly
                   ---------------------
organized, validly existing, and in good standing under the laws of the State of Delaware, is duly qualified to transact business and in good standing in each jurisdiction in which the failure so to qualify would have a Material Adverse Effect, and has the corporate power and authority to enter into and perform its obligations under this Guaranty.

     Section 3.2.  Due Authorization, Enforceability, Etc.  This Guaranty has
                   --------------------------------------
been duly authorized, executed and delivered by all necessary corporate action by the Guarantor and constitutes the legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with the terms hereof, except as the same may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, arrangement, moratorium or other laws relating to or affecting the rights of creditors generally and by general principles of equity.

     Section 3.3.  Non-Contravention.  The execution and delivery by the
                   -----------------
Guarantor of this Guaranty, and the consummation by the Guarantor of the transactions contemplated hereby, and the compliance by the Guarantor with its terms and provisions hereof, do not and will not (i) contravene (A) any Applicable Law binding on the Guarantor or its property, or (B) its organizational documents, or (ii) constitute a default by the Guarantor under, or result in the creation of any Lien upon the property of the Guarantor (other than as permitted pursuant to any Operative Document) under, any indenture, mortgage or other material contract, agreement or instrument to which the Guarantor is a party or by which the Guarantor or any of its property is bound, which in the case of clause (i)(A) or (ii) of this Section 3.3, individually or in the aggregate, is reasonably likely to result in a Material Adverse Effect.

     Section 3.4.  Government Actions.  No authorization, determination or
                   ------------------
approval or other action by, and no notice to or filing or registration with, any Governmental Entity or under any Applicable Law is required for the due execution or delivery by the Guarantor of this Guaranty, the consummation of the transactions contemplated hereby or the compliance by the Guarantor with the terms and provisions hereof other than as may be required in connection with the registration of the Certificates under the Securities Act or state securities laws or as may be required under any Applicable Law enacted or adopted after the date hereof.

     Section 3.5.  Litigation.  There is no pending or, to the Actual Knowledge
                   ----------
of the Guarantor, threatened, action, suit, investigation or proceeding against the Guarantor before any Governmental Entity which questions the validity of this Guaranty or the ability of the Guarantor to perform its obligations hereunder.

     Section 3.6.  Financial Statements.  The consolidated financial statements
                   --------------------
of the Guarantor and its subsidiaries as of December 31, 2000, together with the footnotes thereto, were prepared in accordance with GAAP in effect on the date such statements were prepared, and fairly present the consolidated financial condition and operations of the Guarantor and its subsidiaries as of such date and the consolidated results of their operations for the period then ended.

     Section 3.7.  Disclosure; No Material Omission. The Offering Memorandum
                   --------------------------------
does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation is given or made with regard to (i) any forecasts or projections included therein or omitted therefrom, (ii) the sections entitled "Offering Circular Summary - The Leveraged Lease Transactions," "Offering Circular Summary - Leveraged Lease Transactions Cash Flow Structure," "Offering Circular Summary - Offering," "Risk Factors," "Use of Proceeds," "Capitalization," "Business - Regulation - Lease Transactions Filings and Approvals," "Description of the Certificates," "Description of the Operative Documents," "Material U.S. Federal Income Tax Consequences," "Transfer Restrictions," "ERISA Considerations," "Plan of Distribution" and "Legal Matters," or (iii) the descriptions of the Operative Documents or the tax consequences to beneficial owners of the Certificates.

SECTION 4.   COVENANTS

     Section 4.1.  Legal Existence. Except as permitted by Section 4.2, the
                   ---------------
Guarantor covenants and agrees that it will at all times do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence.

     Section 4.2.  Consolidation, Merger, Conveyance, Transfer or Lease.  The
                   ----------------------------------------------------
Guarantor shall not consolidate with or merge into any other Person, or convey, transfer or lease its properties and assets substantially as an entirety to any Person in one or a series of transactions unless each of the following conditions are satisfied:

             (a) immediately after giving effect to such transaction, the Person formed by such consolidation or into which the Guarantor is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of the Guarantor substantially as an entirety shall be a corporation, partnership, limited liability company or trust, and shall be organized and validly existing under the laws of the United States, any state thereof or the District of Columbia;

             (b) such resulting, surviving or succeeding Person, if other than the Guarantor, shall execute and deliver to the Owner Participant and, so long as the Lien of the Lease Indenture has not been terminated or discharged, the Lease Indenture Trustee an assignment and assumption agreement in form and substance satisfactory to the Owner Participant and, so long as the Lien of the Lease Indenture has not been terminated or discharged, the Lease Indenture Trustee, by which such resulting, surviving or succeeding Person shall expressly assume all of the Guarantor's obligations under this Guaranty;

             (c) the Guarantor has delivered to the Owner Participant and so long as the Lien of the Lease Indenture has not been terminated or discharged, the Lease Indenture Trustee, an opinion of counsel reasonably satisfactory to the recipient with respect to such assignment and assumption agreement in form and substance reasonably satisfactory to the recipient;

             (d) immediately after giving effect to such transaction, no Significant Lease Default, or Lease Event of Default, shall have occurred and be continuing;

             (e) the Guarantor has delivered to the Lease Indenture Trustee an officer's certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease will comply with this
Section 4.2. and that all conditions precedent herein provided for relating to such transaction have been satisfied; and

             (f) the Pass Through Trustees shall have received a copy of, and been permitted to rely on, the opinions and the officer's certificate delivered pursuant to clauses (c) and (e) above.

     Section 4.3.  Limitation on Liens.
                   -------------------

             (a) The Guarantor will not, nor will it permit any Principal Subsidiary to, issue, assume or guarantee any indebtedness for money borrowed (hereinafter in this Section 4.3 referred to as "Debt"), if such Debt is secured by a mortgage, pledge, security interest or lien (any mortgage, pledge, security interest or lien being hereinafter in this Section 4.3 referred to as a "mortgage" or "mortgages") upon any Principal Property of the Guarantor or any
 --------      ---------
Principal Subsidiary or upon any shares of stock or other equity interest or indebtedness of any Principal Subsidiary (whether such Principal Property, shares of stock or other equity interest or indebtedness is now owned or hereafter acquired), without in any such case effectively providing, concurrently with the issuance, assumption or guarantee of such Debt, that the Obligations (together with, if the Guarantor shall so determine, any indebtedness of or guaranteed by the Guarantor or such Principal Subsidiary ranking equally with the Obligations) shall be secured equally and ratably with (or prior to) such Debt; provided, however, that the foregoing restriction shall not apply to:

                   (i) mortgages on any property acquired, constructed or improved by the Guarantor or any Principal Subsidiary after September 26, 1996, which are created or assumed contemporaneously with, or within 180 days after, such acquisition (or in the case of property constructed or improved, after the completion and commencement of commercial operation of such property, whichever is later) to secure or provide for the payment of any part of the purchase price of such property or the cost of such construction or improvement, it being understood that if a commitment for such financing is obtained prior to or within such 180-day period, the applicable mortgage shall be deemed to include in this clause (i) whether or not such mortgage is created within such 180-day period; provided that in the case of any such construction or improvement the mortgages shall not apply to any property theretofore owned by the Guarantor or any Principal Subsidiary, other than any theretofore unimproved real property on which the property so constructed, or the improvement, is located;

                   (ii) mortgages on any property existing at the time of acquisition thereof (including mortgages on any property acquired from a Person which is consolidated with or merged with or into the Guarantor or a Subsidiary (as defined below) of the Guarantor) and mortgages outstanding at the time any

             Person becomes a Subsidiary of the Guarantor that are not incurred in connection with such entity becoming a Subsidiary of the Guarantor;

                   (iii) mortgages in favor of the Guarantor or any Principal
             Subsidiary;

                   (iv) mortgages in favor of the United States, any State, any foreign country or any department, agency or instrumentality or political subdivision of any such jurisdiction, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such mortgages, including, without limitation, mortgages to secure Debt of the pollution control or industrial revenue bond type;

                   (v) mortgages on any Principal Property held, leased or used by the Guarantor or any Principal Subsidiary in connection with the exploration for, development of, or production of (but not the gathering, processing, transportation or marketing of) natural gas, oil or other minerals; and

                   (vi) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any mortgage referred to in any of the foregoing clauses (i), (ii),
             (iii), (iv) and (v); provided, however, that the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the mortgage so extended, renewed or replaced (plus improvements on such property).

             (b)   Notwithstanding the provisions of subsection (a) of this
Section 4.3, the Guarantor and any Principal Subsidiary may issue, assume or guarantee secured Debt, which would otherwise be subject to the foregoing restrictions, in an aggregate amount which, together with all other such Debt does not exceed 15% of the Net Tangible Assets (as defined below), as shown on a consolidated balance sheet, as of a date not more than 90 days prior to the proposed transaction. "Net Tangible Assets" means, as of any such date of determination, the total amount of all of the Guarantor's assets, determined on a consolidated basis in accordance with generally accepted accounting principles as of such date, less the sum of (i) the Guarantor's consolidated current liabilities, determined in accordance with generally accepted accounting principles and (ii) the Guarantor's assets that are properly classified as intangible assets in accordance with generally accepted accounting principles, except for any intangible assets which are distribution or related contracts with an assignable value. "Subsidiary" of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which is owned, directly or indirectly, by such Person or by one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (ii) any partnership or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned. For the purposes of this definition, "securities having ordinary voting power" means securities or other equity interests which ordinarily have voting power for the election of directors, or persons having management power with respect to the Person, whether at all times or only so long as no senior class of securities has such voting power by reasons of any contingency.

     Section 4.4. Assignments. The Guarantor agrees to comply with all provisions of Sections 13.3 and 13.4 of the Participation Agreement.

     Section 4.5. Nondiscrimination Among Leases. The Guarantor shall, to the extent Periodic Lease Rent or Termination Value is due under the Facility Lease and the Other Facility Lease and the Other Lessee is an Affiliate of the Guarantor, make, or cause to be made, payments pro rata to such amounts then due under both of the Facility Lease and the Other Facility Lease without preference to any particular lease.

SECTION 5.   GUARANTEED PARTIES

     Each of the Owner Lessor, the Lessor Manager, the Owner Participant, the Equity Investor, the Trust Company and, so long as the Lien of the Lease Indenture has not been terminated or discharged, the Lease Indenture Trustee, in each case, together with any Indemnitee related thereto and their respective successors and permitted assigns, are each Guaranteed Parties of this Guaranty (each, a "Guaranteed Party" or, together, the "Guaranteed Parties").
          ----------------                     ------------------

SECTION 6.   SURVIVAL OF GUARANTY

     Notwithstanding anything to the contrary herein, this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any of the amounts paid to any of the Guaranteed Parties, in whole or in part, is required to be repaid upon the insolvency, bankruptcy, dissolution, liquidation, or reorganization of the Guarantor or the Facility Lessee or any other Person, or as a result of the appointment of a custodian, interviewer, receiver, trustee, or other officer with similar powers with respect to the Guarantor or the Facility Lessee or any other Person or any substantial part of the property of the Guarantor or the Facility Lessee or such other Person, all as if such payments had not been made.

SECTION 7.   REMEDIES; SUBROGATION

     Section 7.1.   Remedies.  In the event the Guarantor shall fail to pay
                    --------
immediately any amounts due under this Guaranty, or to comply with any other term of this Guaranty, each Guaranteed Party shall be entitled to all rights and remedies to which it may be entitled hereunder or at law, in equity or by statute.

     Section 7.2.   Subrogation.  The Guarantor will not exercise any rights
                    -----------
that it may acquire by way of subrogation under this Guaranty, by any payment made hereunder or otherwise, until all of the Obligations shall have been indefeasibly paid in full. If any amount shall be paid to the Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been indefeasibly paid in full, such amount shall be held in trust for the benefit of the Guaranteed Party to whom such Obligation is payable and shall forthwith be paid to such Guaranteed Party to be credited and applied to such Obligation, in accordance with the terms of the Operative Document under which such Obligation arose, when such Obligation is due and payable. If (i) the Guarantor shall make payment to any Guaranteed Party of all or any part of the Obligations and (ii) all the Obligations shall be paid in full, such Guaranteed Party will, at the Guarantor's request and expense, execute and deliver to the Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Guarantor of an interest in the Obligations resulting from such payment by the Guarantor.

     Section 7.3.   Survival of Remedies and Subrogation Rights.  The provisions
                    -------------------------------------------
of this Section 7 shall survive the termination of this Guaranty and the payment in full of the Obligations and the termination of the Operative Documents.

SECTION 8.   MISCELLANEOUS

     Section 8.1.   Amendments and Waivers.  No term, covenant, agreement or
                    ----------------------
condition of this Guaranty may be terminated, amended or compliance therewith waived (either generally or in a particular instance, retroactively or prospectively) except by an instrument or instruments in writing executed by the Guarantor and consented to by the Owner Lessor, the Lessor Manager, the Owner Participant, the Trust Company and, so long as the Lien of the Lease Indenture has not been terminated or discharged, the Lease Indenture Trustee.

     Section 8.2.   Notices.  Unless otherwise expressly specified or permitted
                    -------
by the terms hereof, all communications and notices provided for herein shall be in writing or by a telecommunications device capable of creating a written record, and any such notice shall become effective (a) upon personal delivery thereof, including by overnight mail or courier service, (b) in the case of notice by United States mail, certified or registered, postage prepaid, return receipt requested, upon receipt thereof, or (c) in the case of notice by such a telecommunications device, upon transmission thereof, provided such transmission is promptly confirmed by either of the methods set forth in clauses (a) or (b) above, in each case addressed to the Guarantor hereto at its address set forth below or at such other address as such party may from time to time designate by written notice.

     If to the Guarantor:

             Dynegy Holdings Inc.
             1000 Louisiana Street, Suite 5800
             Houston, TX 77002
             Telephone No.: (713) 507-6400
             Facsimile No.: (713) 507-6821
             Attention: Chief Financial Officer

     with a copy to:

             Dynegy Power Corp
             1000 Louisiana Street, Suite 5800
             Houston, TX 77002
             Telephone No.: (713) 507-6400
             Facsimile No.: (713) 767-8508
             Attention: Senior Vice President and General Counsel

     If to the Guaranteed Parties:

             To the address provided for such party
             from time to time in or pursuant to
             the Participation Agreement.

     Section 8.3.   Survival.  Except as expressly set forth herein, the
                    --------
warranties and covenants made by the Guarantor shall not survive the termination of this Guaranty.

     Section 8.4.   Assignment and Assumption.  This Guaranty may not be
                    -------------------------
assigned by the Guarantor to, or assumed by, any successor to or assign of the Guarantor without the prior written consent of the Guaranteed Parties except (i) in connection with a consolidation merger or sale of the properties and assets of the Guarantor as an entirety in accordance with Section 4.2, or (ii) as expressly permitted by Sections 13.2, 13.3 and 13.4 of the Participation Agreement and, in each case, pursuant to an assignment and assumption agreement, in form and substance reasonably satisfactory to the Guaranteed Parties, of the Guarantor's obligations hereunder (or a new guaranty substantially in the form of this Guaranty), together with an opinion of counsel reasonably satisfactory to the Guaranteed Parties with respect to such assignment and assumption agreement in form and substance reasonably satisfactory to such Guaranteed Parties.

     Section 8.5.   Governing Law. This Guaranty shall be in all respects
                    -------------
governed by and construed in accordance with the laws of the State of New York, including all matters of construction, validity and performance (without giving effect to the conflicts of laws provisions, other than New York General Obligations Law Section 5-1401)

     Section 8.6.   Consent to Jurisdiction; Waiver of Trial by Jury.  (a) The
                    ------------------------------------------------
Guarantor (i) hereby irrevocably submits to the nonexclusive jurisdiction of the Supreme Court of the State of New York, New York County (without prejudice to the right of any party to remove to the United States District Court for the Southern District of New York) and to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York for the purposes of any suit, action or other proceeding arising out of this Guaranty, or the subject matter hereof or any of the transactions contemplated hereby brought by any of the Guaranteed Parties or their successors or assigns; (ii) hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court, or in such federal court; and (iii) to the extent permitted by Applicable Law, hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding any claim that it is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Guaranty, or the subject matter hereof may not be enforced in or by such court.

             (b) TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE GUARANTOR HEREBY IRREVOCABLY WAIVES THE RIGHT TO DEMAND A TRIAL BY JURY, IN ANY SUCH SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS GUARANTY, OR THE SUBJECT MATTER HEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY BROUGHT BY ANY OF THE GUARANTEED PARTIES OR THEIR SUCCESSORS OR ASSIGNS.

     Section 8.7.   Severability. Any provision of this Guaranty that is
                    ------------
prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     Section 8.8.   Headings.  The headings of the sections of this Guaranty
                    --------
are inserted for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof.

     Section 8.9.   Further Assurances.  The Guarantor will promptly and duly
                    ------------------
execute and deliver such further documents to make such further assurances for and take such further action reasonably requested by any of the Guaranteed Parties referred to in Section 5 to whom the Guarantor is obligated, all as may be reasonably necessary to carry out more effectively the intent and purpose of this Guaranty.

     Section 8.10.  Effectiveness of Guaranty.  This Guaranty has been dated as
                    -------------------------
of the date first above written for convenience only. This Guaranty shall be effective on May 1, 2001, the date of execution and delivery by the Guarantor.

     Section 8.11.  Successors and Assigns.  This Guaranty shall be binding
                    -----------------------
upon the Guarantor and its successors and permitted assigns and shall inure to the benefit of, and shall be enforceable by, each of the Guaranteed Parties and their respective successors and permitted assigns.

     IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized.

                                   DYNEGY HOLDINGS INC.,
                                   as Guarantor

                                   By:_______________________________
                                   Name:
                                   Title:

                                                                     EXHIBIT I-1
                                                                              to
                                                                   Participation
                                                                       Agreement
                                                                       ---------

                                    Form of
            Form of Opinion of Orrick, Herrington & Sutcliffe LLP -
              Corporate Opinion (Counsel to the Company and DHI)
              --------------------------------------------------

                                  May 8, 2001



To the Parties Listed on Schedule 1

                  Re:      Leveraged Lease Financing
                           of Roseton Units 1 and 2
                           ------------------------

Ladies and Gentlemen:

         We have acted as counsel to Dynegy Roseton, L.L.C., a Delaware limited liability company (the "Company"), Dynegy Holdings Inc., a Delaware corporation
                        -------
(the "Lessee Guarantor"), and Dynegy Northeast Generation, Inc., a Delaware
      ----------------
corporation ("DNE"), in connection with the transactions contemplated by the
              ---
Participation Agreement, dated as of May 1, 2001 (the "Participation
                                                       -------------
Agreement"), among the Company, Roseton OL LLC (the "Owner Lessor"), Wilmington
---------                                            ------------
Trust Company, in the capacities referred to therein, Roseton OP LLC (the "Owner
                                                                           -----
Participant"), and The Chase Manhattan Bank, not in its individual capacity but
-----------
solely as trustee under the Lease Indenture (the "Lease Indenture Trustee") and
                                                  -----------------------
as trustee under each of the Pass Through Trust Agreements (the "Pass Through
                                                                 ------------
Trustees"). This opinion is furnished to you pursuant to Section 4(p) of the
--------
Participation Agreement.

         Capitalized terms used in this opinion letter and not otherwise defined herein shall have the meanings specified in Appendix A to the Participation Agreement. Terms used herein that are defined in the New York Uniform Commercial Code (the "NYUCC") and not otherwise defined herein shall have the meanings set
           -----
forth in the NYUCC.

         In connection with rendering the opinions contained herein, we have examined executed originals or copies of the following (collectively, the "Principal Documents"):
 -------------------

         (i)      the Participation Agreement;

         (ii)     the Bill of Sale;

         (iii)    the Deed;

         (iv)     the Exempt Facilities Agreement;

         (v)      the Facility Lease;

         (vi)     the Site Lease;

         (vii)    the Site Sublease;

To the Parties Listed in Schedule 1
May 8, 2001
Page 2


         (viii)   the Assignment and Reassignment of Facility Agreements;

         (ix)     the Pass Through Trust Agreements;

         (x)      the Assignment and Reassignment of Collective Bargaining
                  Agreement;

         (xi)     the Cross Easement Agreement;

         (xii)    the Shared Facilities Agreement;

         (xiii)   the Tax Indemnity Agreement;

         (xiv)    the Lessee Guaranty;

         (xv)     the Memorandum of Lease; and

         (xvi)    the Lease Indenture.

         In addition, we have reviewed, specimens of the Notes, specimens of the Certificates, the other Operative Documents, the Collective Bargaining Agreement, the Certificate of Formation of the Company, the Limited Liability Company Agreement of the Company, the UCC-1 financing statements specified on
Schedule 1 to the Participation Agreement, and such other documents, agreements, instruments, corporate records and certificates of the Company, the Lessee Guarantor and DNE, and have made such inquiries of such officers and representatives and have made such investigations of law, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

         As to all questions of fact material to this opinion, we have relied upon certificates or comparable documents of officers and representatives of the Company, the Lessee Guarantor and DNE and upon the representations and warranties of the Company, the Lessee Guarantor and DNE contained in the Operative Documents.

         With your permission we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy and completeness of the information, factual matters, representations and warranties as to matters of fact contained in the records,

To the Parties Listed in Schedule 1
May 8, 2001
Page 3


documents, instruments and certificates we have reviewed; and (d) the due authorization, execution and delivery on behalf of the respective parties thereto other than the Company, the Lessee Guarantor and DNE of documents referred to herein and the valid and legally binding effect thereof on such parties other than the Company, the Lessee Guarantor, DNE and the Owner Lessor.

         Based on such examination and having regard for legal considerations that we deem relevant and subject to the qualifications set forth below, we are of the opinion that:

1. The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Each of the Lessee Guarantor and DNE is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

2. Each of the Company, the Lessee Guarantor and DNE has all requisite limited liability company or corporate, as applicable, power and authority to execute and deliver the Principal Documents to which it is a party and to perform its obligations thereunder. The execution, delivery and performance of the Principal Documents to which it is a party by each of the Company, the Lessee Guarantor and DNE, and the consummation by each of the Company, the Lessee Guarantor and DNE of the transactions contemplated thereby have been duly authorized by all necessary limited liability company or corporate action, as applicable, on the part of the Company, the Lessee Guarantor and DNE.

3. The execution and delivery by the Company, the Lessee Guarantor and DNE of each of the Principal Documents to which it is a party and the performance by each of the Company, the Lessee Guarantor and DNE of its respective obligations thereunder will not (i) contravene the certificate of incorporation or certificate of formation, as applicable, or the bylaws or operating agreement, as applicable, of the Company, the Lessee Guarantor or DNE, (ii) contravene any applicable law of New York State or the United States binding on the Company, the Lessee Guarantor or their respective properties, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation of which we have knowledge applicable to the Company, the Lessee Guarantor or DNE, except for such violations which would not individually or in the aggregate reasonably be expected to have a material adverse effect on the condition (financial or other), results of

To the Parties Listed in Schedule 1
May 8, 2001
Page 4


         operations, business or prospects of the Lessee Guarantor and its Subsidiaries taken as a whole.

4. The Principal Documents to which the Company, the Lessee Guarantor or DNE is a party constitute the legal, valid and binding obligations of such entity enforceable against such entity in accordance with their respective terms.

5. No consent, approval or authorization of, or filing, registration or qualification with, giving of notice to or the taking of other action by or in respect of any New York State or United States Governmental Entity is required for the execution, delivery and performance by each of the Company, the Lessee Guarantor and DNE of the Principal Documents to which it is a party, except such consents, approvals, authorizations, filings, registrations, qualifications, notices and other actions (i) as have been given, achieved or accomplished and are in full force and effect, and (ii) as are disclosed in Section 3.1(d) of the Participation Agreement.

6. Assuming (i) the Owner Participant is acquiring the Member Interest for its own account and not with a view to, or for resale in connection with, the distribution or public offering thereof, (ii) the parties have not engaged in or conducted any general solicitation or general advertising or similar activities in the United States in connection with the offer and sale of the Member Interest, and (iii) the absence of any "directed selling efforts" (as defined in Regulation S under the Securities Act of 1933, as amended (the "Act")), the offering and sale of the Member Interest in the manner contemplated by the Participation Agreement does not require registration under the Act.

7. (a) The Lease Indenture creates in favor of the Lease Indenture Trustee a security interest in the rights of the Owner Lessor in the Indenture Estate.

         (b) Upon the due and proper filing in the offices specified on Schedule 1 to the Participation Agreement of the UCC-1 financing statements specified on such Schedule as naming the Indenture Trustee as secured party, such security interest will be perfected in such of the Indenture Estate described in such UCC-1 financing statements in which a security interest may be perfected by the filing of a financing statement under the NYUCC in the State of New York.

To the Parties Listed in Schedule 1
May 8, 2001
Page 5


         (c) Such security interest in such of the Indenture Estate as constitutes chattel paper will be perfected upon the delivery of such chattel paper to the Lease Indenture Trustee in the State of New York.

         (d) Under Section 9-103 of the NYUCC, if the chief executive office of the Owner Lessor is located in the State of Delaware, then the law (including the conflict of laws rules) of the State of Delaware governs the perfection of such security interest in such of the Indenture Estate as constitutes accounts or general intangibles.

8. (a) Assuming the Facility Lease is characterized as a security agreement, the Facility Lease creates in favor of the Owner Lessor a security interest in the rights of the Company in the Facility.

         (b) Upon the due and proper filing in the offices specified on Schedule 1 to the Participation Agreement of the UCC-1 financing statements specified on such Schedule as naming the Owner Lessor as secured party, such security interest will be perfected in such of the Facility described in such UCC-1 financing statements in which a security interest may be perfected by the filing of a financing statement under the NYUCC in the State of New York.

9. The Bill of Sale is in a form sufficient to convey to the Owner Lessor the Company's interest in such of the Facility as constitutes personal property.

10. The Deed is in a form sufficient to convey to the Owner Lessor the Company's interest in such of the Facility as constitutes real property and is in a form adequate to permit it to be filed of record with the Orange County Clerk's Office, Orange County, New York. The recording of the Deed in such office is the only filing or recording necessary to give record notice of the conveyance of the interest conveyed by the Deed, without the necessity of any other or further filing.

11. The Memorandum of Lease is in a form adequate to permit it to be filed of record with the Orange County Clerk's Office, Orange County, New York. The recording of the Memorandum of Lease in such office is the only filing or recording necessary to give record notice of the conveyance of the interest conveyed by the Facility Lease, without the necessity of any other or further filing.

To the Parties Listed in Schedule 1
May 8, 2001
Page 6


12. The Site Lease is in a form sufficient to convey a leasehold interest in favor of the Owner Lessor, and the Site Sublease is in a form sufficient to convey a subleasehold interest in favor of the Company. Each of the Site Lease and Site Sublease is in a form adequate to permit it to be filed of record with the Orange County Clerk's Office, Orange County, New York. The recording of the Site Lease and Site Sublease in such office is the only filing or recording necessary to give record notice of the interests conveyed by the Site Lease or the Site Sublease, as applicable, without the necessity of any other or further filing.

13. The Lease Indenture creates a valid mortgage lien on the Indenture Estate and is in a form adequate to permit it to be filed of record with the Orange County Clerk's Office, Orange County, New York. The recording of the Lease Indenture in such office is the only filing or recording necessary to give record notice of the lien created by the Lease Indenture, without the necessity of any other or further filing.

14. The Certificates constitute legal, valid and binding obligations of the Pass Through Trusts entitled to the benefits of the applicable Pass Through Trust Agreement and each is enforceable against the applicable Pass Through Trust in accordance with its terms.

15. No consent of, or giving of notice to, any Person is required pursuant to the terms of the Collective Bargaining Agreement, except such consents and notices as have been obtained or given prior to the date hereof.

16. None of the Company, the Lessee Guarantor and the Guarantor is an "investment company" or an "affiliated person" of an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

         In giving the opinion set forth in paragraph 3 above, we have relied on certificates of officers of the Company, the Lessee Guarantor and DNE as to the absence of any judgment, decree, injunction, writ or order of any court, arbitration board or other New York State or United States Governmental Entity which would be contravened by the execution, delivery or performance by the Company, the Lessee Guarantor or DNE of any of the Principal Documents. In giving the opinion set forth in paragraph 5 above, we have relied on certificates of officers of the Company, the Lessee Guarantor and DNE as to the absence of any judgment, decree, injunction, writ or order of any court, arbitration board or other New York State or United States

To the Parties Listed in Schedule 1
May 8, 2001
Page 7


Governmental Entity which would require any consent, approval, authorization, filing, registration, qualification, notice or other action described in said paragraph 5.

         We express no opinion in paragraphs 7 or 8 above as to (a) any collateral in which the Company or the Owner Lessor, as applicable, does not have rights or that is not adequately and sufficiently described in the Facility Lease, the Lease Indenture, or other applicable documents, (b) any collateral that is of a type described in Sections 9-401(1)(a) or (b) of the NYUCC, (c) after-acquired property or future advances, or (d) the priority of any security interest.

         The opinions set forth in paragraphs 7 and 8 above are limited to
Article 9 of the NYUCC, and therefore those opinions do not address (I) laws of jurisdictions other than New York, and of New York except for Article 9 of the NYUCC, (II) collateral of a type not subject to Article 9 of the NYUCC, and
(III) except as expressly addressed in paragraph 7(d) above, under Section 9-103 of the NYUCC what law governs perfection of the security interests granted in the collateral covered by this opinion letter. Any opinion herein as to any security interest in proceeds is subject to the provisions of Section 9-306 of the NYUCC.

         In giving the opinions set forth in paragraph 10 through 13 above, we express no opinion as to (a) the title to or ownership of any property, (b) the existence or absence of any Liens on any property, (c) the creation of any Lien, or the creation or assignment of any interest, in any property in which the Company or the Owner Lessor, as the case may be, has no rights, (d) the perfection or priority of any Lien created by the Operative Documents, (e) the sufficiency or adequacy of any description of any property or collateral described in any Operative Document, or (f) the creation of a Lien, or the conveyance or assignment of any interest, in any property other than real property.

         We express no opinion herein as to licenses or permits relating to or necessary for the construction, ownership or operation of the Facility or any portion thereof.

         In giving the opinion set forth in paragraph 14 above, we have assumed the due authorization, execution and authentication by the Pass Through Trustee of the Certificates. We understand that you are separately receiving an opinion with respect to such matters from Kelley Drye & Warren LLP, counsel to The Chase Manhattan Bank, as Lease Indenture Trustee and as Pass Through Trustees. In giving the opinion set forth in paragraph 14, we have also assumed payment and delivery of the Certificates in accordance with the Certificate Purchase Agreement.

To the Parties Listed in Schedule 1
May 8, 2001
Page 8


         Our opinion that any document is legal, valid, binding or enforceable in accordance with its terms is subject to: (a) limitations imposed by bankruptcy, insolvency, receivership, conservatorship, reorganization, fraudulent conveyance, arrangement, moratorium or other laws relating to or affecting the enforcement of creditors' rights generally; (b) general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law; and (c) rights to indemnification which may be limited by applicable law or equitable principles or otherwise unenforceable as against public policy.

         Whenever a statement herein is qualified by the phrase "to our knowledge," or "of which we have knowledge," it is intended to indicate that, during the course of our representation of the Company, the Lessee Guarantor and DNE in connection with the Overall Transaction, no information that would give us current actual knowledge of the inaccuracy of such statement has come to the attention of those attorneys presently in this firm who have rendered legal services in connection with the representation described in the introductory paragraph of this opinion letter. However, we have not undertaken any independent investigation or review to determine the accuracy of any such statement, and any limited inquiry undertaken by us during the preparation of this opinion letter should not be regarded as such an investigation or review.

         We express no opinion as to matters governed by laws other than the General Corporation Law of the State of Delaware, the Limited Liability Company Act of the State of Delaware, the laws of the State of New York and the federal laws of the United States of America; provided, however, that we express no opinion herein with respect to the New York Public Service Law, as amended, the Federal Power Act, as amended, or the Public Utility Holding Company Act of 1935, or the rules or regulations thereunder.

To the Parties Listed in Schedule 1
May 8, 2001
Page 9


         This opinion letter addresses the legal consequences of only the facts existing or assumed as of the date hereof. The opinions expressed herein are based on an analysis of existing laws and court decisions and cover certain matters not directly addressed by such authorities. Such opinions may be affected by actions taken or omitted, events occurring, or changes in the relevant facts, after the date hereof. We have not undertaken to determine, or to inform any person of, the occurrence or non-occurrence of any such actions, events, or changes. This opinion is solely for the benefit of those persons listed on Schedule 1 in connection with the transaction covered by the first paragraph of this opinion letter and may not be relied upon or used by, circulated, quoted, or referred to, nor may copies hereof be delivered to, any other person without our prior written approval. We disclaim any obligation to update this opinion letter for events occurring or coming to our attention after the date hereof.

                                              Very truly yours,




                                              ORRICK, HERRINGTON & SUTCLIFFE LLP

                                  SCHEDULE 1
                                  ----------

Roseton OL LLC
c/o Wilmington Trust Company
Rodney Square North
1100 North Market Street
Wilmington, DE 19892-0001


Wilmington Trust Company,
  individually and as manager under the LLC Agreement
Rodney Square North
1100 North Market Street
Wilmington, DE 19892-0001


Roseton OP LLC
c/o Resources Capital Management Corporation
1300 North Market Street, Suite 405
Wilmington, Delaware 19801
Attention: Corporate Trust Administration


Resources Capital Management Corporation
1300 North Market Street, Suite 405
Wilmington, DE 19801


The Chase Manhattan Bank,
as Lease Indenture Trustee
and as Pass Through Trustees
Institutional Trust Services
450 West 33/rd/ Street, 15/th/ Floor
New York, New York 10001-2697

                                                                     EXHIBIT I-2
                                                                              to
                                                                   Participation
                                                                       Agreement
                                                                       ---------

                                    Form of
            Form of Opinion of Orrick, Herrington & Sutcliffe LLP -
              Regulatory Opinion (Counsel to the Company and DHI)
              ---------------------------------------------------

                                  May 8, 2001


To the Parties Listed on Schedule 1


         Re:      Leveraged Lease Financing of the Roseton Units 1 and 2
                  ------------------------------------------------------


Ladies and Gentlemen:

         We have acted as special lease counsel to Dynegy Roseton, L.L.C., a Delaware limited liability company ("Dynegy Roseton"), in connection with the
                                     --------------
sale leaseback financing, and related transactions (collectively, the "Financing"), of Roseton Units 1 and 2 (collectively, the "Facility"), as
 ---------                                                 --------
contemplated by the documents listed in Exhibit A to this opinion letter (such documents being hereinafter referred to collectively as the "Transaction
                                                             -----------
Documents"). Except as otherwise provided herein, capitalized terms used in this
---------
opinion letter and not otherwise defined herein shall have the meanings specified in Appendix A to the Participation Agreement referred to in Exhibit A. This opinion letter is being issued pursuant to Section 4(p) of the Participation Agreement and addresses the status of certain parties to the Financing under the Federal Power Act, as amended (the "FPA"), the Public
                                                        ---
Utility Holding Company Act of 1935, as amended ("PUHCA"), and the rules,
                                                  -----
regulations, decisions and orders promulgated thereunder solely as a result of their participation in the Financing. Specifically, this opinion letter addresses the status of Roseton OL LLC (the "Owner Lessor"), Roseton OP LLC (the
                                             ------------
"Owner Participant"), Wilmington Trust Company, as manager of the Owner Lessor
 -----------------
(the "Lessor Manager"), and in its individual capacity (the "Trust Company"),
      --------------                                         -------------
The Chase Manhattan Bank, as Lease Indenture Trustee (the "Lease Indenture
                                                           ---------------
Trustee") and as Pass Through Trustees under the Pass Through Trust Agreements
-------
(the "Pass Through Trustees"), and the holders of the certificates issued
      ---------------------
pursuant to the Pass Through Trust Agreements, including the Initial Purchasers (all such holders, together with the Trust Company, the Lessor Manager, the Owner Lessor, the Owner Participant, the Lease Indenture Trustee and the Pass Through Trustees, the "Passive Participants") under the FPA, PUHCA, and the
                       --------------------
rules, regulations, decisions and orders promulgated thereunder.

         We have examined executed originals or copies of each of the Transaction Documents executed by the parties thereto in connection with the Closing. In addition, we have examined copies of the following documents (collectively, the "FERC Documents," and together with the Transaction
                    --------------
Documents, the "Documents"):
                ---------

         (i) Application to the Federal Energy Regulatory Commission (the "FERC" or the "Commission") for (A) approval under Section 203
                 ----          ----------
                of the Federal Power Act for the sale and lease of the Facility's transmission facilities to the Owner Lessor by

The Parties Listed on Schedule 1
May 8, 2001
Page 2

                Dynegy Roseton and (B) disclaiming jurisdiction under Section 201(e) of the Federal Power Act over the Owner Lessor, Owner Participant and the Lessor Manager, filed with the FERC on January 10, 2001 in Docket Nos. EC01-55-000 and EL01-28-000 (the "Application for (S)203 Declaratory and Waiver Order");
                 -------------------------------------------------

         (ii) Order issued by the FERC on March 13, 2001, under Section 203 of the FPA in Docket No. EC01-55-000 granting approval under
                Section 203 of the Federal Power Act for the sale and lease of the Facility's transmission facilities to the Owner Lessor by Dynegy Roseton ("Section 203 Order);
                                 -----------------

         (iii) Order issued by the FERC on March 19, 2001, in Docket No. EL01-28-000 disclaiming jurisdiction under Section 201(e) of the Federal Power Act over the Owner Lessor, Owner Participant and the Lessor Manager (the "Declaratory Order");
                                         -----------------

         (iv) Dynegy Roseton Application for Determination of Exempt Wholesale Generator ("EWG") Status, Docket No. EG01-80-000, filed with the
                            ---
                FERC on December 21, 2000 (the "EWG Dynegy Roseton
                                                ------------------
                Application");
                -----------

         (v) FERC EWG (Dynegy Roseton) Order issued by the FERC on February 6, 2001, in Docket No. EG01-80-000 granting Dynegy Roseton "exempt wholesale generator" status under PUHCA (the "EWG Dynegy Roseton Order");
                 ------------------------

         (vi) Owner Lessor Application for Determination of EWG Status, Docket No. EG01-170-000 filed with the FERC on March 30, 2001 (the "EWG
                                                                             ---
                OL Application");
                --------------

         (vii) Owner Participant Application for Determination of EWG Status, Docket No. EG01-167-000 filed with the FERC on March 30, 2001 (the "EWG OP Application");
                      ------------------

         (viii) Dynegy Roseton Application for approval under Section 204 of the Federal Power Act, Docket No. ER01-141-000, for the issuance of securities and assumption of liabilities and under Section 205 of the Federal Power Act to sell at market based rates, filed with the FERC on October 17, 2000 (the "Market-Based Rate Application");
                -----------

         (ix) Order issued by the FERC on December 7, 2000, in Docket No. ER01-141-000, granting approval for the issuance of securities or assumption of liabilities under

The Parties Listed on Schedule 1
May 8, 2001
Page 3

                Section 204 of the Federal Power Act and granting approval for Dynegy Roseton to sell power at market based rates under Section 205 of the Federal Power Act (the "Sections 204 & 205 Order");
                                                   ------------------------
                and

         (x) Notification relating to Consummation of Transaction required pursuant to the FERC (S)203 Declaratory and Waiver Order (the "Notification").

         In rendering the opinions expressed below, we have assumed, with your permission, (i) the due organization, existence and good standing of each party to the Documents, (ii) the authority of each such party to do business in each relevant jurisdiction, (iii) the due authorization, execution and delivery of the Documents by each party thereto, (iv) the power and authority of each party to execute and deliver and perform its respective obligations under each Document to which it is or will be a party, (v) except with respect to the FPA, PUHCA, and the rules, regulations, decisions and orders promulgated thereunder (as to which we opine below), that such execution and delivery will not breach, conflict with or constitute a violation of, the laws or governmental rules or regulations of any jurisdiction or any order, writ, judgment, injunction, decree, determination or award of any court or other governmental or regulatory authority, (vi) the genuineness of all signatures, (vii) the legal capacity and the authority of all natural persons signing each of the Documents on behalf of the parties thereto, (viii) the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such copies, and (ix) the accuracy and completeness of documents, instruments, records and certificates made available to us. Whenever our statements herein with respect to the existence or absence of facts are indicated to be based on our knowledge or awareness, it is intended to indicate that, during the course of our representation of Dynegy Roseton in the Financing no information has come to the attention of those attorneys who have rendered legal service in connection with the Financing that would give us actual knowledge of the existence or absence of such facts. However, except to the extent expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of such facts and no inference as to our knowledge of the existence or absence of such facts should be drawn from our representation of Dynegy Roseton.

         For purposes of this opinion letter, we have also assumed, with your permission, the correctness of and have relied without independent investigation as to matters of fact upon, the representations and other statements contained in the Transaction Documents, the FERC Documents, and in other documents, instruments and certificates delivered in connection with the Financing contemplated by the Transaction Documents. In particular, we have assumed, with your permission, the accuracy of the matters set forth in the Application for
(S)203

The Parties Listed on Schedule 1
May 8, 2001
Page 4

Declaratory and Waiver Order, Section 203 Order, Declaratory Order, EWG Dynegy Roseton Application, EWG Dynegy Roseton Order, EWG OL Application, EWG OP Application, Market-Based Rate Application, Sections 204 & 205 Order and the Notification. In rendering the opinion set forth in paragraph 6, we have also assumed with your permission that no entity that will issue or acquire the Certificates in connection with the Financing is subject to regulation as a "holding company" or a "subsidiary company" of a "holding company," as those terms are defined in PUHCA, as a result of any activities or transactions it is engaged in or is a party to other than solely in connection with the Financing.

         We note that the FERC has not yet acted upon the EWG OL Application or the EWG OP Application. Pursuant to Section 32(a)(1) of PUHCA, 15 U.S.C. (S)79z-5a, a person applying in good faith for a determination of exempt wholesale generator status shall be deemed an exempt wholesale generator under Section 32 of PUHCA, with all of the exemptions provided by that section, until the FERC makes such determination. We have assumed for purposes of this opinion letter that the EWG OL Application and the EWG OP Application were filed in good faith and that, in acting upon the EWG OL Application and the EWG OP Application, the FERC will determine that each of the Owner Lessor and the Owner Participant is an exempt wholesale generator pursuant to Section 32 of PUHCA. We note that as of May 7, 2001, no party has filed a motion to intervene in or notice of intervention in respect of Docket No. EG01-170-000 or Docket No. EG01-167-000 and no party raised any objection during the comment period provided for by FERC in either or those dockets.

         We note that the EWG Dynegy Roseton Order is not subject to rehearing, but is subject to judicial review pursuant to Section 25 of PUHCA, which has no time limit for obtaining judicial review. However, in Order No. 550-A, the Commission stated that persons are required to raise concerns or objections regarding EWG applications during the comment period provided for and that failure to do so should, in the Commission's opinion, disqualify that person from raising a new issue on appeal. Filing Requirements and Ministerial Procedure for Persons Seeking Exempt Wholesale Generator Status: Order Addressing Motions for Rehearing, Reconsideration and Clarification; Amending Regulations; and Interpreting PUHCA Section 32(a)(1), 58 Fed. Reg. 21,250 (Apr. 20, 1993). We note that as of May 7, 2001, no party has filed a motion to intervene in or notice of intervention in respect of Docket No. EG01-80-000 and no party raised any objection during the comment period provided for by FERC in that docket.

The Parties Listed on Schedule 1
May 8, 2001
Page 5

         Based on the foregoing, and subject to the qualifications set forth herein, and with due regard to legal considerations we deem relevant, we are of the opinion that:

         1. The Owner Lessor is, and upon the execution and delivery of the Transaction Documents to which it is a party, will be, an "exempt wholesale generator" under and as defined in Section 32(a)(1) of PUHCA and, as such, is, and upon the execution and delivery of the Transaction Documents to which it is a party, will be, neither an "electric utility company" nor a "public-utility company" as such terms are defined in PUHCA.

         2. For so long as the Owner Lessor is an "exempt wholesale generator" under PUHCA, it will be exempt from all provisions of PUHCA.

         3. For so long as the Owner Lessor is an "exempt wholesale generator" under PUHCA, no holder or owner of an interest in the Owner Lessor (whether or not such interest is held directly or indirectly and whether or not the ownership or holding of such interest permits such owner or holder to vote in the direction or management of the affairs of the Owner Lessor) will, solely by virtue of such ownership or holding, (a) be a "public utility company," a "holding company" or a "subsidiary company" or an "affiliate" or "associate company" of a "holding company" as such terms are defined in PUHCA or (b) be subject to any duty, obligation or liability imposed on "public utility companies," "holding companies" or "subsidiary companies," "associate companies" or "affiliates" of "holding companies" (as such terms are defined in PUHCA) by or under PUHCA.

         4. None of the Passive Participants, other than the Owner Lessor and the Owner Participant (as to which we opine in paragraph 3, above), nor any of their respective Affiliates will, solely as a result of the participation by such Passive Participant in such Financing and without regard to any other activities or transactions that such Passive Participant is engaged in or is a party to, (a) be a "public utility company," a "holding company" or a "subsidiary company" or an "affiliate" or "associate company" of a "holding company" as such terms are defined in PUHCA or
              (b) be subject to any duty, obligation or liability imposed on "public utility companies," "holding companies" or "subsidiary companies," "affiliates" or "associate companies" of "holding companies" (as such terms are defined in PUHCA) by or under PUHCA, except that in the event any of the Passive Participants were to exercise their respective rights or remedies under any of the Transaction Documents to foreclose upon the Facility or participate in the

The Parties Listed on Schedule 1
May 8, 2001
Page 6

              operation of the Facility, such Passive Participant and its respective Affiliates may become subject to regulation under PUHCA and the rules, regulations, decisions and orders promulgated thereunder.

         5. None of the Passive Participants nor any of their respective Affiliates will, solely as a result of the participation by such Passive Participant in the Financing and without regard to any other activities or transactions which any such Passive Participant is engaged in or is a party to, be subject to any duty, obligation, liability or any type of regulation by any governmental authority as a "public utility" under Part II of the FPA, except that in the event Dynegy Roseton were to relinquish the use or operation of the Facility or any part thereof, or any of the Passive Participants were to exercise their respective rights or remedies under any of the Transaction Documents to foreclose upon the Facility or participate in the operation of the Facility, such Passive Participant may become subject to regulation as a "public utility" under Part II of the FPA and the rules, regulations, decisions and orders promulgated thereunder.

         6. Other than the EWG Dynegy Roseton Application, the EWG Dynegy Roseton Order and the EWG OL Application, no declaration, filing or registration with, or notice to, or authorization, consent or approval of the Securities and Exchange Commission or the FERC is necessary under PUHCA for the execution, delivery or performance by the Transaction Parties of the Transaction Documents, the consummation by the Transaction Parties of the transactions contemplated under the Transaction Documents or the issuance of the Lessor Notes or the Certificates, except in the event that any of the Passive Participants were to exercise their respective rights or remedies under any of the Transaction Documents to foreclose upon the Facility or participate in the operation of the Facility. The EWG Dynegy Roseton Order is final and in full force and effect and, to our knowledge, is not the subject of any pending or threatened judicial or administrative proceeding.

         7. Dynegy Roseton is authorized (i) to sell power and to engage in sales of capacity, energy, and ancillary services at market-based rates under section 205 of the FPA, (ii) to dispose of the assets subject to the jurisdiction of the FERC to the Owner Lessors pursuant to the Transaction Documents under section 203 of the FPA, and (iii) to enter into the transactions contemplated under the Transaction Documents under section 204 of the FPA. Such authorizations are each in full force and

The Parties Listed on Schedule 1
May 8, 2001
Page 7

              effect, final, and non-appealable and, to our knowledge, are not the subject of any pending or threatened judicial or administrative proceeding.

         8. Other than the Notification, all necessary declarations, filings, or registrations with, or notices to, or authorizations, consents, or approvals of the FERC pursuant to Part II of the FPA and the rules, regulations, decisions, and orders promulgated thereunder necessary for the execution, delivery, and performance by the Transaction Parties of the Transaction Documents and the consummation by the Transaction Parties of the transactions contemplated under the Transaction Documents have been duly obtained or made, except in the event Dynegy Roseton were to relinquish the use or operation of the Facility or any part thereof, or any of the Passive Participants were to exercise their respective rights or remedies under any of the Transaction Documents to foreclose upon the Facility or participate in the operation of the Facility. Such authorizations are each in full force and effect, final, and non-appealable and, to our knowledge, none of such authorizations are the subject of any pending or threatened judicial or administrative proceeding.

         9. Dynegy Roseton has received a determination by the FERC that it is an exempt wholesale generator under PUHCA and, as such, is neither an "electric utility company" nor a "public-utility company," as defined in PUHCA and is exempt from all provisions of PUHCA.

         The opinions contained herein are limited to matters governed by the FPA and PUHCA and we express no opinion with respect to any other federal laws or the laws of any state or other jurisdiction.

The Parties Listed on Schedule 1
May 8, 2001
Page 8

         This opinion letter is being furnished solely for the benefit of the parties listed on Schedule 1 hereto in connection with the Financing and may not be relied upon or used by any other person or for any other purposes without our prior written consent. We disclaim any obligation to update this opinion letter for events occurring or coming to our attention after the date hereof.

                                              Very truly yours,



                                              ORRICK, HERRINGTON & SUTCLIFFE LLP

                                  SCHEDULE 1
                                  ----------


Roseton OL LLC
c/o Wilmington Trust Company
Rodney Square North
1100 North Market Street
Wilmington, Delaware 19890-0001

Wilmington Trust Company,
individually and as manager of the Owner Lessor
Rodney Square North
1100 North Market Street
Wilmington, DE  19892-0001

Roseton OP LLC
c/o Resources Capital Management Corporation
1300 North Market Street, Suite 405
Wilmington, DE 19801

Resources Capital Management Corporation
1300 North Market Street, Suite 405
Wilmington, DE  19801

The Chase Manhattan Bank,
individually and as Lease Indenture Trustee
and as Pass Through Trustees
Institutional Trust Services
450 West 33rd Street, 15th Floor
New York, New York  10001

                                   EXHIBIT A
                                   ---------
                         List of Transaction Documents
                         -----------------------------

1. Participation Agreement, dated as of the Effective Date, among Dynegy Roseton, the Owner Lessor, Wilmington Trust Company, the Owner Participant, the Lease Indenture Trustee and the Pass Through Trustees (the "Participation Agreement");
               -----------------------

2.       Bill of Sale;

3.       Deed;

4.       Facility Lease;

5.       Memorandum of Lease;

6.       Site Lease;

7.       Site Sublease;

8.       Assignment and Reassignment of Facility Agreements;

9.       Assignment and Reassignment of Collective Bargaining Agreement;

10.      OP Guaranty;

11.      Lessee Guaranty;

12.      LLC Agreement;

13.      Lease Indenture;

14.      Lessor Notes;

15.      Pass Through Trust Agreements;

16.      Certificates;

17.      Cross Easement Agreement;

18.      Shared Facilities Agreement; and

19.      Tax Indemnity Agreement.

                                                                       EXHIBIT J
                                                                              to
                                                                   Participation
                                                                       Agreement
                                                                       ---------

                                    Form of
                    Opinion of Brunenkant & Haskell, LLP -
              Regulatory Opinion (Counsel to the Company and DHI)
              ---------------------------------------------------

                   [LETTERHEAD OF BRUNENKANT & HASKELL, LLP]

                                                     Privileged and Confidential
                                                   Attorney Client Communication
                                                         Strategic Communication

                                  May 8, 2001

Dynegy Roseton, L.L.C.                           The Chase Manhattan Bank
c/o Dynegy Northeast Generation, Inc.            Institutional Trust Services
992/994 River Road                               450 West 33rd Street, 15th Floor
Newburgh, New York 12550                         New York, New York 10001-2697
Attention: Daniel P. Thompson                    Attention: Annette Marsula, Vice President
     Vice President, Operations                       International/Project Finance Team

Roseton OL LLC                                   Banc of America Securities LLC
c/o Wilmington Trust Company                     Lehman Brothers Inc.
Rodney Square North                              J.P. Morgan Securities Inc.
1100 North Market Street                         Salomon Smith Barney Inc.
Wilmington, Delaware 19892-0001                  TD Securities (USA) Inc.
Attention: Corporate Trust Administration        c/o Banc of America Securities LLC
                                                 100 North Tryon Street, 7th Floor
Wilmington Trust Company                         Charlotte, North Carolina 28255
Rodney Square North
1100 North Market Street                         Moody's Investors Service, Inc.
Wilmington, Delaware 19892-0001                  99 Church Street
                                                 New York, New York 10007
Roseton OP LLC
c/o Resources Capital Management Corp.           Standard and Poor's Ratings Services
1300 North Market Street, Suite 405              35 Water Street
Wilmington, Delaware 19801                       New York, New York 10041

Resources Capital Management Corp.
1300 North Market Street, Suite 405
Wilmington, Delaware 19801


     RE: Leveraged Lease Financing of the Roseton Units 1 and 2
         ------------------------------------------------------

Ladies and Gentlemen:

     We have acted as state public utility regulatory counsel to Dynegy Roseton, L.L.C., a Delaware limited liability company (the "Company"), in connection with
                                                   -------
the sale leaseback financing and related transactions (collectively, the "Financing") of Roseton Units 1 and 2
 ---------

(collectively, the "Facility"), as contemplated by the documents listed in
                    --------
Exhibit A to this opinion letter (such documents being hereinafter referred to collectively as the "Transaction Documents"). Except as otherwise provided
                     ---------------------
herein, capitalized terms used in this opinion letter and not otherwise defined herein shall have the meanings specified in Appendix A to the Participation Agreement referred to in Exhibit A. This opinion letter is being issued pursuant to Section 4(p) of the Participation Agreement and addresses the status of certain parties to the Financing under New York Public Service Law ("NY PSL")
                                                                     ------
and the rules, regulations, decisions and orders promulgated thereunder solely as a result of their participation in the Financing. Specifically, this opinion letter addresses the status of Roseton OL LLC (the "Owner Lessor"), Roseton OP
                                                    ------------
LLC (the "Owner Participant"), Wilmington Trust Company, as manager of the Owner
          -----------------
Lessor (the "Lessor Manager") and in its individual capacity (the "Trust
             --------------                                        -----
Company"), The Chase Manhattan Bank, as Lease Indenture Trustee (the "Lease
-------                                                               -----
Indenture Trustee") and as Pass Through Trustees under the Pass Through Trust
-----------------
Agreements (the "Pass Through Trustees"), and the holders of the certificates
                 ---------------------
issued pursuant to the Pass Through Trust Agreements, including the Initial Purchasers (all such holders, together with the Trust Company, the Lessor Manager, the Owner Lessor, the Owner Participant, the Lease Indenture Trustee and the Pass Through Trustees, the "Passive Participants") under the NY PSL, and
                                    --------------------
the rules, regulations, decisions and orders promulgated thereunder.

     We have examined copies of each of the Transaction Documents executed by the parties thereto in connection with the Closing. In addition, we have examined the Section 69 Application (together with the Transaction Documents, the "Documents"). The Section 69 Application was filed April 23, 2001 with the
     ---------
New York Public Service Commission ("Commission") requesting: (a) approval under
                                     ----------
Section 69 of the NY PSL for the issuance of securities under Securities and Exchange Commission ("SEC") Rule 144A by the passive investors that will take
                      ---
title to and leaseback the Roseton and Danskammer power generation facilities to Dynegy Roseton, L.L.C. and Dynegy Danskammer, L.L.C., (b) disclaimer of jurisdiction under NY PSL over the Owner Lessor, Owner Participants and Lessor Manager and the pass-through trusts, and (c) confidential treatment of the Rule 144A Offering Circular under federal securities law. The Commission granted the
Section 69 Application, making the requested approvals, on April 27, 2001.

     In rendering the opinions expressed below, we have assumed, with your permission: (i) the due organization, existence and good standing of each party to the Documents, (ii) the authority of each such party to do business in each relevant jurisdiction, (iii) the due authorization, execution and delivery of the Documents by each party thereto, (iv) the corporate power and authority of each party to execute and deliver and perform its respective obligations under each Document to which it is or will be a party, (v) except with respect to the NY PSL including the rules, regulations, decisions and orders promulgated thereunder as to which we opine below, that such execution and delivery will not breach, conflict with or constitute a violation of the laws or governmental rules or regulations of any jurisdiction or of any order, writ, judgment, injunction, decree, determination or award of any court or other governmental or regulatory authority, (vi) the genuineness of all signatures, (vii) the legal capacity and the authority of all natural persons signing each of the Documents on behalf of the parties thereto, (viii) the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such copies, and (ix) the accuracy and completeness of documents, instruments, records and certificates made available to us.

     Whenever our statements herein with respect to the existence or absence of facts are indicated to be based on our knowledge or awareness, it is intended to indicate that, during the course of our representation of the Company in the Financing, no information has come to the attention of those attorneys who have rendered legal service in connection with the Financing that would give us actual knowledge of the existence or absence of such facts. Except to the extent expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of such facts and no inference as to our knowledge of the existence or absence of such facts should be drawn from our representation of the Company.

     For purposes of this opinion letter, we have assumed, with your permission, the correctness of and have relied without independent investigation as to matters of fact upon, the representations and other statements contained in the Transaction Documents, the Section 69 Application and other documents, instruments and certificates delivered in connection with the Financing contemplated by the Transaction Documents.

     We note that approval of the Section 69 Application was requested as an emergency measure pursuant to Section 202(6) of the State Administrative Procedure Act ("SAPA"). Emergency approval of an application requires the
                ----
Commission to determine that immediate action on the Section 69 Application is necessary for the preservation of the general welfare and that compliance with the full 45-day notice and comment of SAPA Section 202(1) are contrary to the public interest. Under SAPA Section 202(6), an order may remain in effect on an emergency basis for only 90 days, following which it will lapse unless adopted on a permanent basis or readopted on an emergency basis for an additional 60-day period. There is an exception under SAPA 202(6)(c), however, that states that emergency orders in regard to security authorizations, corporate or financial structures or reorganizations need not expire if the Commission finds that the purpose of the rule would be frustrated if subsequent notice procedures were required. The Commission issued the Section 69 Order under that exception.

     Any interested person has the right to apply for rehearing of a Commission order within 30 days of the issuance of that order pursuant to NY PSL Section
22. Requests for rehearing filed after the 30-day deadline must demonstrate good cause for the delay. The decision to grant or deny a rehearing request must be made by the Commission within 30 days of receipt of the request. Once there is a final order, that order can be appealed to the New York courts.

     After a review of the regulations and case law, we conclude that a passive investor in a sale-leaseback transaction is not subject to regulation under NY PSL as an electric corporation unless such investor assumes a management or an operational role.

     In 1986, the New York Public Service Commission approved Niagara Mohawk Power Corporation's ("NiMo") use of a sale-leaseback transaction to finance the 765 KV Volney-Marcy electric transmission line. In this transaction, NiMo negotiated a leveraged lease with Meridian Trust Company whereby NiMo would sell the line and lease it back for 41 years, with certain renewal options. Tri-Continental Leasing Corporation would provide the $27 million equity investment and bonds secured by the lease payments and a lien on the transmission line would provide the balance of the financing. NiMo would be responsible for all maintenance and operational costs associated with the line. As part of the order approving the transaction, the Commission held that "no other participant [other than Niagara Mohawk] in the proposed transaction is a `gas corporation' or an `electric corporation' within the meaning of Section 2 of the Public Service Law, solely by reason of its participation in such transaction."/1/

     The Commission indicated that this concept could apply to the sale-leaseback of generation facilities in Wallkill I, the 1991 order creating
                                           ----------
lightened regulatory treatment of wholesale generators./2/ However, the Commission in Wallkill I limited the Volney-Marcy case to its facts./3/ In
              ----------
Wallkill II, the Commission clarified its position by stating that under the
-----------
Volney-Marcy Order precedent, "a financial institution participating in a sale-leaseback transaction is not considered an electric corporation."/4/ In subsequent orders, the Commission continued to disclaim jurisdiction over passive investors in sale-leaseback transactions, however, noting that "electric corporation status adheres to a formerly passive participant at the time it assumes a role in actively owning, managing or operating a facility,"/5/ Under the Commission's

__________________

/1/ Case 29359, Petition of Niagara Mohawk Power Corporation for authority under
                ----------------------------------------------------------------
Section 70 of the Public Service Law to sell and lease back the Volney-Marcy
----------------------------------------------------------------------------
transmission line (issued October 22, 1986) at 3.
-----------------

/2/ Case 91-E-0350, Wallkill Generating Company. L.P. - Petition for a
                    --------------------------------------------------
Declaratory Ruling That the Public Service Law is Inapplicable, or That Further
-------------------------------------------------------------------------------
Regulation Thereunder is Unnecessary, or in the Alternative, That LightHanded
-----------------------------------------------------------------------------
Regulation be Applied. Declaratory Ruling on Regulatory Policies Affecting
---------------------
Wallkill Generating Company and Notice Soliciting Comments (issued August 21,
1991), 1991 N.Y. PUC LEXIS 55 ("Wallkill I").

/3/ "But the [Independent Power Producer] misreads the Volney-Marcy Order when it assumes the purchaser under a sale-leaseback arrangement automatically avoids electric corporation regulation. That decision is limited to its facts, and provides no rational justifying creation of a general exemption for such purchases, which, as owners of electric plant, would generally be deemed electric corporations... If Wallkill thinks the Volney-Marcy precedent applies to [Wallkill Industrial Development Agency], the [Independent Power Producer] may proffer a justification for such an exemption upon application for (S)70 approval of a sale-leaseback transaction between it and [Wallkill Industrial Development Agency]." Wallkill I at *12-13.

/4/ Case 91-E-0350, Re Wallkill Generating Company. L.P., Order. Establishing
                    ------------------------------------
Regulatory Regime (issued April 11, 1994), 1994 WL 323474 (N.Y.D.P.S.) at *3 ("Wallkill II").

/5/ Case 99-E-0148, Re AES Eastern Energy, L.P., Declaratory Ruling on
                     ---------------------------
Lightened Regulation (issued March 23, 1999), 1996 WL 225581 *(N.Y.P.S.C.) at *2. See also. Case 99-E-0990, Oneida County Industrial Development Agency and
    --------                  -----------------------------------------------
Griffiss Local Development Corporation - Petition for Certificates of Public
----------------------------------------------------------------------------
Convenience and Necessary to Own. Operate and Maintain Existing Electric Plant
------------------------------------------------------------------------------
and to Sell Electricity at Retail and for a Declaratory Ruling That They Wi11 be
--------------------------------------------------------------------------------
Subject Only to Incidental Regulation, Declaratory Ruling on Electric
-------------------------------------
Corporation Regulation (issued September 28, 1999) at 1999 N.Y. PUC LEXIS 547 at *7 ("If, however, the details of Oneida IDA's participation in the financing of the Park raise a question on its management or operational role, further evaluation of its electric corporation status may be necessary."); Case 96-E-0897, In the Matter of Consolidated Edison Company of New York. Inc.'s
           ----------------------------------------------------------------
Plans for (1) Electric Rate/Restructuring Pursuant to Opinion No. 96-12 and (2)
-------------------------------------------------------------------------------
the Formation of a Holding Company Pursuant to PSL Sections 70, 108 and 110, and
--------------------------------------------------------------------------------
certain Related Transactions. [Joint Petitions for Approval of Generation Asset
-------------------------------------------------------------------------------
Transfers], Comprehensive Order Approving Transfers of Generating Facilities and
----------
Making Other Findings (issued June 17, 1999) at 43 ("In the AES Ruling, it was decided that passive participants acting solely as financiers in a sale and lease-back transaction would not become electric corporations. AES, however, was also advised that the details of a sale and lease-back transaction, once finalized, could raise questions on the management or operational role of passive participants, requiring further evaluation of their electric corporation status. If a formerly passive participant assumes a role in actively owning, managing or interpretation of the NY PSL, passive investors are not considered electric utilities. Consequently, no Section 70 application is currently required in this sale-leaseback and related financing transactions through passive investors. However, if at any time they have a management or operational role, those investors will become electric utilities.

     Based on the foregoing, subject to the qualifications set forth herein, and with due regard to legal considerations we deem relevant, we are of the opinion that:

1. Neither the Owner Lessor nor any holder or owner of an interest in the Owner Lessor (whether or not such interest is held directly or indirectly and whether or not the ownership or holding of such interest permits such owner or holder to vote in the direction or management of the affairs of the Owner Lessor) will, solely by virtue of such ownership or holding, (a) be an "electric corporation" as such term is defined in Section 2(13) of the NY PSL, or (b) be subject to any duty, obligation or liability imposed by or under the NY PSL.

2. None of the other Passive Participants nor any of their respective Affiliates will, solely as a result of the participation by the Passive Participant in such Financing and without regard to any other activities or transactions that such Passive Participant is engaged in or is a party to,
     (a) be an "electric corporation" as such term is defined in Section 2(13) of the NY PSL, or (b) be subject to any duty, obligation or liability imposed by or under NY PSL, except that in the event the Company were to relinquish the use or operation of the Facility or any part thereof, or any of the Passive Participants were to exercise their respective rights or remedies under any of the Transaction Documents to foreclose upon the Facility or participate in any operation or management decisions regarding the Facility, the Owner Lessor or such Passive Participant, as the case may be, and their respective Affiliates may become subject to regulation under NY PSL and the rules, regulations, decisions and orders promulgated thereunder.

3. Except for the Section 69 Order (to the extent set forth in paragraph 4) and as noted below, no declaration, filing or registration with, or notice to, or authorization, consent or approval is necessary under NY PSL for the execution, delivery or performance by the Transaction Parties of the Transaction Documents, the consummation by the Transaction Parties of the transactions contemplated under the Transaction Documents or the issuance of the Lessor Notes or the Certificates, except in the event that any of the Passive

________________________________________________________________________________

operating a facility, it would become an electric corporation."); Case
                                                                  ----
99-E-1629, Athens Generating Company. L.P. - Petition for a Declaratory Ruling
------------------------------------------------------------------------------
that it will be Regulated Under a Lightened Regulatory Regime and for Approval
------------------------------------------------------------------------------
to Execute a Sale-leaseback Agreement with the Greene County Industrial
-----------------------------------------------------------------------
Development Authority. Order Providing for Lightened Regulation (issued July 12,
---------------------
2000), 2000 N.Y. PUC LEXIS 599 at *10 ("As [Athens Generating Company] outlines the facts regarding the potential sale-leaseback agreement with the Greene County [Industrial Authority], the [Industrial Authority] would be a passive participant acting solely as the financier of this transaction, and so it would not be regulated. We reaffirm our conclusion that unless the [Industrial Authority's] participation in the financing of [Athens Generating Company's] faci1ity raises a question on its management or operational role, the [Industrial Authority] (as a passive financier) will not be deemed an electric corporation. While further approvals of such transaction may be necessary to the extent that a financing implicating (S) 69 is involved, additional (S) 70 is needed only if a question on the management or operational role of the passive participant is raised").

     Participants were to exercise their respective rights or remedies under any of the Transaction Documents to foreclose upon the Facility or participate in the operation of the Facility. However, within 60 days of the closing of this transaction, the Company shall inform the Secretary of the Commission thereof, in writing.

4. Pursuant to the Section 69 Order, the Company is authorized to dispose of the assets subject to the jurisdiction of the Commission to the Owner Lessors pursuant to the Transaction Documents. The Section 69 Order was duly issued by the Commission and is in full force and effect. The Section 69 Order is subject to a 30-day rehearing period, or later for good cause shown, during which rehearing may be sought. To our knowledge, no parties have filed petitions for rehearing of the Section 69 Order and the Section 69 Order is not the subject of any threatened judicial or administrative proceeding.

     The opinions contained herein are limited to matters governed by the NY PSL as outlined above and we express no opinion with respect to any other New York laws, federal laws or the laws of other states or jurisdictions.

     This opinion letter is being furnished solely for the benefit of the parties listed above hereto in connection with the Financing and may not be relied upon or used by any other person or for any other purposes without our prior written consent. We disclaim any obligation to update this opinion letter for events occurring or coming to our attention after the date hereof.


                                             Very truly yours,



                                         /s/-Brunenkant & Haskell, LLP
                                             BRUNENKANT & HASKELL, LLP

                                    EXHIBIT A
                                    ---------
                          List of Transaction Documents
                          -----------------------------

1. Participation Agreement, dated as of the Effective Date, among the Company, the Owner Lessor, Wilmington Trust Company, the Owner Participant, the Lease Indenture Trustee and the Pass Through Trustees (the "Participation
                                                                 -------------
     Agreement");
     ---------

2.   Bill of Sale;

3.   Deed;

4.   Facility Lease;

5.   Memorandum of Lease

6.   Site Lease;

7.   Site Sublease;

8.   Assignment and Reassignment of Facility Agreements;

9.   Assignment and Reassignment of Collective Bargaining Agreement;

10.  OP Guaranty;

11.  Lessee Guaranty;

12.  LLC Agreement;

13.  Lease Indenture;

14.  Notes;

15.  Pass Through Trust Agreements;

16.  Certificates;

17.  Cross Easement Agreement;

18.  Shared Facilities Agreement;

19.  Exempt Facilities Agreement; and

20.  Tax Indemnity Agreement.

                                                                       EXHIBIT K
                                                                              to
                                                                   Participation
                                                                       Agreement
                                                                       ---------

                                    Form of
                         Opinion of William R. Barbour
      (In-house Counsel to the Owner Participant and the Equity Investor)
      -------------------------------------------------------------------

                    Resources Capital Management Corporation
                    A subsidiary of Public Service Resources Corporation 80 Park Plaza. T-22, Newark, NJ 07102-4194
                        973.456.3561 fax: 973.456.3569

                                                    [LOGO]Resources Capital
                                  May 8 2000              Management Corporation


To the Person Listed on Attached schedule 1

          Re: Roseton Lease Financing
              -----------------------

Ladies and Gentlemen:

          I am Assistant General Counsel to PSEG Resources Inc. and have acted as counsel to Roseton OP LLC, a Delaware limited liability company (the "Owner
                                                                         -----
Participant"), and Resources Capital Management Corporation, a New Jersey
-----------
corporation (the "Equity Inventor"), in connection with that certain
                  ---------------
Participation Agreement dated as of May 1, 2001 (the "Participation Agreement")
                                                      -----------------------
among (i) the Owner Participant, (ii) Dynegy Roseton, L.L.C., (iii) Wilmington Trust Company, not in its individual capacity, except as expressly provided therein, but solely as Leasor Manager, (iv) Roseton OL LLC, and (v) The Chase Manhattan Bank, not in its individual capacity, but solely as Pass Through Trustees and as Lease Indenture Trusee.

          This opinion in delivered pursuant to Section 4(p) of the Participation Agreement. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in Appendix A to the Participation Agreement.

          In connection with this opinion. I have examined the Participation Agreement, the Tax Indemnity Agreement, and the LLC Agreement (collectively, the "OP Documents"), and the OP Guaranty. I have also examined originals, or copies
 ------------
certified or otherwise identified to my satisfaction, of such other documents and instruments as I have deemed relevant to the rendering of this opinion. As to any facts material to my opinions expressed below, I have relied upon the representations and warranties contained in or made pursuant to the OP Documents and upon the originals, or copies authenticated to my satisfaction, of such certificates of the Equity Investor and the Owner Participant or public officials, and such records, documents and other instruments as in my judgment are necessary or appropriate to enable me to render the opinions expressed below. I have assumed, except with regard to the Equity Investor and the Owner Participant, that the OP Documents have been duly authorized, executed and delivered by the respective parties thereto and that they constitute the legal, valid and binding obligations of each party thereto enforceable against each such party in accordance with their respective terms.

          Based upon and subject to the foregoing, I advise you that, in my opinion:

          1. The Equity Investor is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and has the corporate power and authority to carry on its present business and operations, to own or lease its properties, and to enter into and perform its obligations under the OP Documents.

          2. The Owner Participant is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the limited liability company power and authority to carry on its present business and operations, to own or lease its properties, and to enter into and perform its obligations under the OP Documents.

          3. The OP Guaranty has been duly authorized, executed and delivered by the Equity Investor.

          4. The OP Documents have been duly authorized, executed and delivered by the Owner Participant.

          5. Neither the execution of or delivery by the Equity Investor of the OP Guaranty nor the performance by the Equity Investor of its obligations thereunder (a) requires the consent or approval of any governmental authority or agency of the State of New Jersey or of the federal government of the United States, or (b) violates any law, governmental rule or regulation of the State of New Jersey or of the federal government of the United States or any governmental authority or agency thereof; or (c) conflicts with or results in a breach of any of the terms, conditions or provisions of the Articles of Incorporation or By-Laws of the Equity Investor, or (d) is in violation of any order or judgment known to me which is applicable to or binding upon the Equity Investor or any of its properties or would violate, or result in the creation of any Lion upon its property (other than as permitted pursuant to any Operative Document), under any indenture, mortgage, bank credit agreement, note or bond purchase agreement, long-term lease, license or contract or other material agreement or instrument known to me to which the Equity Investor is a party or by which it or any of its properties is bound; or (e) requires the approval of the shareholders of the Equity Investor or the approval or consent of any trustee or holder of indebtedness of the Equity Investor, or (f) to the best of my knowledge, requires the giving of notice to, the registration with or the taking of any other action in respect of any United States Federal, state or other government authority or agency, including any judicial body, and any failure to give such notice or registration or to take any such other action will not adversely affect such execution, delivery or performance by the Equity Investor.

          6. Neither the execution of or delivery by the Owner Participant of the OP Documents nor the performance by the Owner Participant of its obligations thereunder (a) requires the consent or approval of any governmental authority or agency of the State of New Jersey or of the federal government of the United States, or (b) violates any law, governmental rule or regulation of the State of New Jersey or of the federal government of the United States or any governmental authority or agency thereof, or (c) conflicts with or results in a breach of any of the terms, conditions or provisions of the Certificate of Formation or the OP LLC Agreement, or (d) is in violation of any order or judgement known to me which is applicable to or binding upon the Owner Participant or any of its proportion or would violate any indenture, mortgage, bank credit agreement, note or bond purchase agreement, long-term lease, license or contract or other material agreement or instrument known to me to which the Owner Participant is a party or by which it or any of its properties is bound or result in the creation of any Owner Participant's Lien, (other than any Lien croated under any Operative Document) upon the Lessor Estate, or (a) requires the approval of the members of the Owner Participant or the approval or consent of any


                                       2






trustee or holder of indebtedness of the Owner Participant, or (f) of any United States Federal, state or other government authority or agency, including any judicial body, and any failure to give such notice or registration or to take any such other action will not adversely affect such execution, delivery or performance by the Owner Participant .


          7. There are no actions, suits or proceedings pending or, to the best of my knowledge, threatened against or affecting the Equity Investor or the Owner Participant before any court, administrative agency or other governmental body as arbitration board or tribunal which, if adversely determined, would materially and adversely affect the ability of the Equity Investor or the Owner Participant to perform its obligations under the OP Guaranty and OP Documents, respectively, and I am not aware of any pending or threatened actions or proceedings before any court, administrative agent or tribunal involving the Equity Investor or the Owner Participant in connection with the transactions contemplated by the OP Guaranty and the OP Documents.


          I am authorized to practice law in the State of New Jersey. The foregoing opinions are limited to the federal laws of the United States of America, the laws of the State of New Jersey and the Limited Liability Company Law of the State of Delaware, in each case as in effect on the date hereof, and I express no opinion as to the laws of any other nation, state or jurisdiction. Further, I have made no investigation as to, and express no opinion as to, any laws, rules or regulations applicable to the public utility industry, the particular nature of the Project or the Facility and the other property to be leased under the Facility Lease, the environment, public health or safety, or the offering, issuance, sale or delivery of the Lessor Notes or the Certificates.

          This opinion is rendered to you pursuant to the Participation Agreement and is solely for your benefit. This opinion may not be relied upon by any other person for any purpose without my prior written consent. In addition, this opinion shall not be published or reproduced in any manner or distributed or circulated to any person or entity except your legal advisor, your accountants and regulatory authorities without my express written consent. My opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.


                                                         Very truly yours,

                                                         /s/ William Barbour


                                       3

                    Resources Capital Management Corporation
                    A subsidiary of Public Service Resources Corporation 80 Park Plaza, T-22. Newark, NJ 07102-4194
                    973.456.3561 fax: 973.456.3569

                                                  [LOGO]Resources Capital
                                  May 8 2000            Management Corporation

To the Persons Listed on Attached Schedule 1

          Re: Roseton Lease Financing
              -----------------------

Ladies and Gentlemen:

          I am Assistant General Counsel to PSEG Resources Inc. and have acted as counsel to Roseton OP LLC, a Delaware limited liability company (the "Owner
                                                                         -----
Participant"), and Resources Capital Management Corporation, a New Jersey
-----------
corporation (the "Equity Investor"), in connection with that certain
                  ---------------
Participation Agreement dated as of May 1, 2001 (the "Participation Agreement")
                                                      -----------------------
among (i) the Owner Participant, (ii) Dynegy Roseton, L.L.C., (iii) Wilmington Trust Company, not in its individual capacity, except as expressly provided therein, but solely as Lessor Manager, (iv) Roseton OL LLC, and (v) The Chase Manhattan Bank, not in its individual capacity, but solely as Pass Through Trustees and as Lease Indenture Trustee.

          This opinion is delivered pursuant to Section 4(p) of the Participation Agreement. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in Appendix A to the Participation Agreement.

          In connection with this opinion, I have examined the Participation Agreement, the Tax Indemnity Agreement, and the LLC Agreement (collectively, the "OP Documents"), and the OP Guaranty. I have also examined originals, or copies
 ------------
certified or otherwise identified to my satisfaction, of such other documents and instruments as I have deemed relevant to the rendering of this opinion. As to any facts material to my opinions expressed below, I have relied upon the representations and warranties contained in or made pursuant to the OP Documents and upon the originals, or copies authenticated to my satisfaction, of such certificates of the Equity Investor and the Owner Participant or public officials, and such records, documents and other instruments as in my judgment are necessary or appropriate to enable me to render the opinions expressed below. I have assumed, except with regard to the Equity Investor and the Owner Participant, that the OP Documents have been duly authorized, executed and delivered by the respective parties thereto and that they constitute the legal, valid and binding obligations of each party thereto enforceable against each such party in accordance with their respective terms.

          Based upon and subject to the foregoing, I advise you that, in my opinion:

          1. The Equity Investor is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and has the corporate power and authority to carry on its present business and operations, to own or lease its properties, and to enter into and perform its obligations under the OP Documents.

          2. The Owner Participant is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the limited liability company power and authority to carry on its present business and operations, to own or lease its properties, and to enter into and perform its obligations under the OP Documents.

          3. The OP Guaranty has been duly authorized, executed and delivered by the Equity Investor.

          4. The OP Documents have been duly authorized, executed and delivered by the Owner Participant.

          5. Neither the execution of or delivery by the Equity Investor of the OP Guaranty nor the performance by the Equity Investor of its obligations thereunder (a) requires the consent or approval of any governmental authority or agency of the State of New Jersey or of the federal government of the United States, or (b) violates any law, governmental rule or regulation of the State of New Jersey or of the federal government of the United States or any governmental authority or agency thereof; or (c) conflicts with or results in a breach of any of the terms, conditions or provisions of the Articles of Incorporation or By-Laws of the Equity Investor; or (d) is in violation of any order or judgment known to me which is applicable to or binding upon the Equity Investor or any of its properties or would violate, or result in the creation of any Lien upon its property (other than as permitted pursuant to any Operative Document), under any indenture, mortgage, bank credit agreement, note or bond purchase agreement, long-term lease, license or contract or other material agreement or instrument known to me to which the Equity Investor is a party or by which it or any of its properties is bound; or (e) requires the approval of the shareholders of the Equity Investor or the approval or consent of any trustee or holder of indebtedness of the Equity Investor; or (f) to the best of my knowledge, requires the giving of notice to, the registration with or the taking of any other action in respect of any United States Federal, state or other government authority or agency, including any judicial body, and any failure to give such notice or registration or to take any such other action will not adversely affect such execution, delivery or performance by the Equity Investor.

          6. Neither the execution of or delivery by the Owner Participant of the OP Documents nor the performance by the Owner Participant of its obligations thereunder (a) requires the consent or approval of any governmental authority or agency of the State of New Jersey or of the federal government of the United States, or (b) violates any law, governmental rule or regulation of the State of New Jersey or of the federal government of the United States or any governmental authority or agency thereof; or (c) conflicts with or results in a breach of any of the terms, conditions or provisions of the Certificate of Formation or the OP LLC Agreement; or (d) is in violation of any order or judgment known to me which is applicable to or binding upon the Owner Participant or any of its properties or would violate any indenture, mortgage, bank credit agreement, note or bond purchase agreement, long-term lease, license or contract or other material agreement or instrument known to me to which the Owner Participant is a party or by which it or any of its properties is bound or result in the creation of any Owner Participant's Lien (other than any Lien created under any Operative Document) upon the Lessor Estate; or (e) requires the approval of the members of the Owner Participant or the approval or consent of any trustee or holder of indebtedness of the Owner Participant; or (f) of any United States Federal, state or other government authority or agency, including any judicial body, and any failure to give such notice or registration or to take any such other action will not adversely affect such execution, delivery or performance by the Owner Participant.

          7. There are no actions, suits or proceedings pending or, to the best of my knowledge, threatened against or affecting the Equity Investor or the Owner Participant before any court, administrative agency or other governmental body or arbitration board or tribunal which, if adversely determined, would materially and adversely affect the ability of the Equity Investor or the Owner Participant to perform its obligations under the OP Guaranty and OP Documents, respectively, and I am not aware of any pending or threatened actions or proceedings before any court, administrative agent or tribunal involving the Equity Investor or the Owner Participant in connection with the transactions contemplated by the OP Guaranty and the OP Documents.

          I am authorized to practice law in the State of New Jersey. The foregoing opinions are limited to the federal laws of the United States of America, the laws of the State of New Jersey and the Limited Liability Company Law of the State of Delaware, in each case as in effect on the date hereof, and I express no opinion as to the laws of any other nation, state or jurisdiction. Further, I have made no investigation as to, and express no opinion as to, any laws, rules or regulations applicable to the public utility industry, the particular nature of the Project or the Facility and the other property to be leased under the Facility Lease, the environment, public health or safety, or the offering, issuance, sale or delivery of the Lessor Notes or the Certificates.

          This opinion is rendered to you pursuant to the Participation Agreement and is solely for your benefit. This opinion may not be relied upon by any other person for any purpose without my prior written consent. In addition, this opinion shall not be published or reproduced in any manner or distributed or circulated to any person or entity except your legal advisor, your accountants and regulatory authorities without my express written consent. My opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

                                                             Very truly yours,

                                                             /s/ William Barbour

To the Persons Listed on
Exhibit A Attached Hereto
May 8, 2001
Page 3


     affecting the rights of creditors generally and (c) public policy considerations (in the case of the indemnity provisions contained therein).

          6. The LLC Agreement does not conflict with the other Operative Documents.

          We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the Federal laws of the United States of America. We express no opinion herein as to (i) any securities laws, (ii) any tax laws, (iii) any energy regulatory laws, (iv) any laws, statutes, rules or regulations applicable to the particular nature of the Facility, (v) any law, statute, rule or regulation otherwise relating to the acquisition, ownership, registration, use or sale of the Facility or the Facility Site, or (vi) any environmental law. In addition, we express no opinion as to the perfection or priority of any security interest created by any of the Operative Documents or as to the right, title or interest in or to the Owner Lessor's Interest or the Indenture Estate on the (part of any Person.

          Insofar as our opinions expressed herein relate to the Tax Indemnity Agreement, such opinions are addressed and are being rendered solely to the Facility Lessee.

          In addition, in rendering the opinions expressed herein, we have assumed that (a) each of the Operative Documents has been duly authorized, executed and delivered by the respective parties thereto and (other than, with respect to the matters set forth in our opinion above, the Equity Investor, the Owner Lessor and the Owner Participant) constitutes a legal, valid and binding obligation of each of such parties enforceable against each of such parties in accordance with the terms thereof, (b) each of such parties has the requisite power, authority and legal right to enter into and perform its respective obligations under the Operative Documents and (c) the transactions provided for in the Operative Documents are exempt from, or will not involve any transaction which is subject to, the prohibitions of Section 406 of the Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the Internal Revenue Code of 1986, as amended, and will not involve any transaction in connection with which a penalty could be imposed under Section 502(I) of ERISA or a tax could be imposed under Section 4975 of the Code.

          In rendering the opinions expressed herein, we have relied (without making any independent investigation with respect thereto) upon the opinion, dated today and delivered to you, of William R. Barbour, counsel to the Owner Participant and the Equity Investor, and the opinion dated today and delivered to you, of Morris, James, Hichens & Williams LLP counsel to the Lessor Manager and the Trust Company, and nothing has come to our attention in the course of our representation to lead us to believe that you and we are not justified in relying on such opinions.

          This opinion is furnished by us at the request of the Equity Investor and the Owner Participant with their consent for the sole benefit of the addressees hereof, each of whom we understand and agree may rely upon the opinions set forth herein. No other person or entity is entitled to rely on this opinion without our express written consent. This opinion may not be published or reproduced in any manner or distributed or circulated to any person or entity without our express written consent. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein.


                                                           Very truly yours,


                                                       /s/ Dewey Ballantine LLP

                                   EXHIBIT A
                                   ---------

ROSETON OP LLC,
         as Owner Participant

DYNEGY ROSETON, L.L.C.,
         as Facility Lessee

DYNEGY HOLDINGS INC.,
         as Guarantor

RESOURCES CAPITAL MANAGEMENT CORPORATION, as Equity Investor

ROSETON OL LLC,
         as Owner Lessor

WILMINGTON TRUST COMPANY,
         as Owner Manager and Trust Company

THE CHASE MANHATTAN BANK,
         as Lease Indenture Trustee and as Pass Through Trustees

LEHMAN BROTHERS INC.,
BANC OF AMERICA SECURITIES LLC,
J.P. MORGAN SECURITIES INC.,
SALOMON SMITH BARNEY INC., and
TD SECURITIES (USA) Inc.,
         as Initial Purchasers

MOODY'S INVESTORS SERVICE, INC. and
STANDARD & POOR'S RATING SERVICES,
         as Rating Agencies

                                                                       EXHIBIT M
                                                                              to
                                                                   Participation
                                                                       Agreement
                                                                       ---------

           Form of Opinion of Morris, James, Hitchens & Williams LLP (Counsel to the Owner Lessor, the Trust Company and the Lessor Manager)
    -----------------------------------------------------------------------

            [LETTERHEAD OF MORRIS, JAMES, HITCHENS & WILLIAMS LLP]

                                  May 8, 2001


To Each of the Persons
Listed on Schedule A
Attached Hereto

          Re: Dynegy Roseton, L.L.C. (Units 1 and 2)


Ladies and Gentlemen:

     We have acted as special Delaware counsel to Wilmington Trust Company, a Delaware banking corporation ("Wilmington Trust") in its individual capacity and as Lessor Manager pursuant to the Amended and Restated Limited Liability Company Agreement of Roseton OL LLC (the "Company") dated as of May 1, 2001 among Wilmington Trust and Roseton OP LLC (the "Owner Participant") and to the Company in connection with the transactions contemplated by the Participation Agreement, dated as of May 1, 2001 (the "Participation Agreement"), among Dynegy Roseton, L.L.C., the Company, Wilmington Trust, not in its individual capacity, except as expressly provided therein, but solely as Lessor Manager, the Owner Participant, The Chase Manhattan Bank, not in its individual capacity, but solely as Lease Indenture Trustee (the "Lease Indenture Trustee"), and The Chase Manhattan Bank, not in its individual capacity, but solely as Pass Through Trustees (the "Pass Through Trustees"). This opinion letter is being furnished to you pursuant to
Section 4(p) of the Participation Agreement. Capitalized terms used but not defined herein are used as defined in or by reference in the Participation Agreement, except that reference herein to any document means such document as in effect on the date hereof.

     For purposes of giving the opinions set forth below, our examination of documents has been limited to the examination of originals, forms or copies furnished to us of the following documents:

          (a)  the Participation Agreement;

          (b) the Amended and Restated Limited Liability Company Agreement of the Owner Lessor, dated as of May 1, 2001 (the "LLC Agreement") between Wilmington Trust, as Lessor Manager, and the Owner Participant, as the sole member of the Company (the "Member");

                                         Morris, James, Hitchens & Williams LLP


To Each of the Persons
Listed on Schedule A
Attached Hereto
May 8, 2001
Page 2


          (c) the Amended and Restated Limited Liability Company Agreement of the Owner Participant, dated as of May 1, 2001 (the "OP LLC Agreement"), by PSEGR Newburgh Holdings LLC (the "OP Member");

          (d)  the Bill of Sale;

          (e)  the Deed;

          (f)  the Facility Lease;

          (g)  the Exempt Facilities Agreement;

          (h)  the Memorandum of Lease;

          (i)  the Site Lease;

          (j)  the Site Sublease;

          (k)  the Assignment and Reassignment of Facility Agreements;

          (l)  the Assignment and Reassignment of Collective Bargaining
               Agreement;

          (m)  the Lease Indenture;

          (n)  the Cross Easement Agreement;

          (o)  the Shared Facilities Agreement;

          (p)  the Tax Indemnity Agreement;

          (q)  the Pass Through Trust Agreements;

          (r)  the Certificates;

          (s)  the OP Guaranty;

                                          Morris, James, Hitchens & Williams LLP

To Each of the Persons
Listed on Schedule A
Attached Hereto
May 8, 2001
Page 3


          (t)  the Lessor Notes (each of the documents identified in paragraphs
               (a) through (s) above being collectively referred to herein as the "Transaction Documents");

          (u) a Certificate of Good Standing for the Company, dated the date hereof, obtained from the Secretary of State of the State of Delaware (the "Secretary of State");

          (v) the Certificate of Formation of the Company (the "LLC Certificate") filed with the Secretary of State;

          (w) a Certificate of Good Standing for the Owner Participant, dated the date hereof, obtained from the Secretary of State;

          (x) the Certificate of Formation of the Owner Participant (the "OP LLC Certificate") filed with the Secretary of State;

          (y) a Certificate of Good Standing for Wilmington Trust dated the date hereof, obtained from the Secretary of State;

          (z) certain certificates, resolutions and direction letters executed or adopted by the Company, the Owner Participant and/or the members thereof; and

          (aa) the UCC-1 financing statement naming the Owner Lessor as debtor and the Lease Indenture Trustee as secured party to be filed in the Office of the Secretary of State (the "Loan Financing Statement").

     For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (aa) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs
(a) through (aa) above) that is referred to in or incorporated by reference into any document reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

                                          Morris, James, Hitchens & Williams LLP

To Each of the Persons
Listed on Schedule A
Attached Hereto
May 8, 2001
Page 4


     With respect to all documents examined by us, we have assumed that (i) all signatures on documents examined by us are genuine, (ii) all documents submitted to us as originals are authentic, and (iii) all documents submitted to us as copies conform with the originals of those documents.

     For purposes of this opinion, we have assumed (i) except to the extent provided in paragraphs 1 and 2 below, the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization or formation and the legal capacity of natural persons who are signatories to the documents examined by us,(ii) except to the extent provided in paragraph 4 below, that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (iii) except to the extent provided in paragraphs 5 and 6 below, the due authorization, execution and delivery by all parties thereto of all documents examined by us, (iv) with respect to the opinion expressed in paragraph 9 below, that neither the Company nor the Owner Participant has any assets, activities (other than the maintenance of a registered office and registered agent in the State of Delaware and filing of documents with the Secretary of State) or employees in the State of Delaware,
(v) that the LLC Agreement constitutes the entire "limited liability company agreement" (as defined in Section 18-101(7) of the LLC Act) as to the affairs of the Company and the conduct of its business, (vi) that the OP LLC Agreement constitutes the entire "limited liability company agreement" (as defined in Section 18-101(7) of the LLC Act) as to the affairs of the Owner Participant and the conduct of its business, and (vii) that each of the LLC Agreement, LLC Certificate, the OP LLC Agreement and the OP LLC Certificate is in full force and effect and has not been amended. We have not participated in the preparation of any offering material relating to the Company, the Owner Participant or the Pass Through Trust and assume no responsibility for the contents of any such material.

     This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws (including federal bankruptcy law) and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect. In rendering the opinions set forth herein, we express no opinion concerning (i) except to the extent provided in paragraph 11 below, the creation, attachment, perfection or priority of any security interest, lien or other encumbrance, or (ii) the nature or validity of title to property.

     Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to

                                          Morris, James, Hitchens & Williams LLP

To Each of the Persons
Listed on Schedule A
Attached Hereto
May 8, 2001
Page 5


the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

     1. Each of the Company and the Owner Participant has been duly formed and is validly existing in good standing as a limited liability company under the Delaware Limited Liability Company Act, 6 Del. C. (S) 18-101, et seq. (the "LLC
                                          -------             -- ----
Act").

     2. Wilmington Trust is a Delaware banking corporation, duly organized and validly existing in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to enter into, execute, deliver and perform its obligations under the LLC Agreement and to act as the Independent Manager of the Company and, as Lessor Manager on behalf of the Company, to enter into, execute, deliver and perform its obligations under each of the Transaction Documents to which the Company is a party and to perform the obligations of the Lessor Manager thereunder.

     3. The LLC Agreement constitutes the legal, valid and binding agreement of each of the Member and Wilmington Trust, enforceable against each of the Owner Participant and Wilmington Trust in accordance with its terms.

     4. Under the LLC Act and the LLC Agreement, the Company has all necessary limited liability company power and authority to execute and deliver the Transaction Documents to which it is a party, and to perform its obligations thereunder, and under the LLC Act and the OP LLC Agreement, the Owner Participant has all necessary limited liability company power and authority to execute and deliver the Transaction Documents to which it is a party, and to perform its obligations thereunder.

     5. Under the LLC Act and the LLC Agreement, the execution and delivery by the Company of the Transaction Documents to which it is a party, and the performance by the Company of its obligations thereunder, have been duly authorized by all necessary limited liability company action on the part of the Company, and the Company has duly executed and delivered each of such Transaction Documents, and under the LLC Act and the OP LLC Agreement, the execution and delivery by the Owner Participant of the Transaction Documents to which it is a party, and the performance by the Owner Participant of its obligations thereunder, have been duly authorized by all necessary limited liability company action on the part of the Owner Participant, and the Owner Participant has duly executed and delivered each of such Transaction Documents.

                                          Morris, James, Hitchens & Williams LLP

To Each of the Persons
Listed on Schedule A
Attached Hereto
May 8, 2001
Page 6


     6. The execution, delivery and performance of each Transaction Document to which Wilmington Trust is a party, have been duly authorized by all necessary action on its part, each such Transaction Document has been duly executed and delivered by Wilmington Trust and neither the authorization, execution and delivery thereof, nor the consummation of the transactions contemplated thereby, nor compliance by it with any of the terms and provisions thereof (i) does or will require, to our knowledge, any approval or consent of its stockholders or approval or consent of any trustees or holders of any of its indebtedness or obligations, (ii) does or will contravene any current State of Delaware or United States federal law, governmental rule or regulation relating to its banking or trust powers, (iii) does or will contravene or result in any breach of or constitute any default under, or result in the creation of any Lien upon any of its property under, its charter or by-laws, or to our knowledge, any agreement, mortgage, contract, indenture, lease or other instrument to which it is a party or by which it or its properties are bound or affected or (iv) does or will require the consent or approval of, the giving of notice to, the registration or filing with, or the taking of any other action in respect of any governmental authority or agency of the United States or the State of Delaware regulating its banking or trust powers.

     7. If the matter were properly presented to a Delaware court in a proceeding in which the following matters under Section 9.1(b) of the LLC Agreement were contested, such Delaware court applying Delaware law would conclude that (i) in order for a Person to duly file a voluntary petition that commences a case under Title 11 of the United States Code (the "Bankruptcy Code") with respect to the Company, the prior unanimous written consent of the Member and the Independent Manager, as provided for in Section 9.1(b) of the LLC Agreement, is required, and (ii) such provision, that requires the prior unanimous written consent of the Member and the Independent Manager in order for a Person to be properly authorized to file a voluntary petition that commences a case under the Bankruptcy Code with respect to the Company, constitutes a legal, valid and binding agreement of the Member, enforceable against the Member in accordance with its terms.

     8. The execution and delivery by the Company of the Transaction Documents to which it is a party, and the performance by the Company of its obligations thereunder, do not violate (i) any Delaware law, rule or regulation, or (ii) the LLC Certificate or the LLC Agreement, and the execution and delivery by the Owner Participant of the Transaction Documents to which it is a party, and the performance by the Owner Participant of its obligations thereunder, do not violate (x) any Delaware law, rule or regulation, or (y) the OP LLC Certificate or the OP LLC Agreement.

                                          Morris, James, Hitchens & Williams LLP

To Each of the Persons
Listed on Schedule A
Attached Hereto
May 8, 2001
Page 7


     9. No authorization, consent, approval or order of any Delaware court or any Delaware governmental or administrative body is required solely in connection with the execution and delivery by the Company or the Owner Participant of the Transaction Documents to which the Company or the Owner Participant is a party or the performance by the Company or the Owner Participant of its obligations thereunder.

     10. Under the LLC Agreement and Section 18-801(b) of the LLC Act, the Bankruptcy (as defined in the LLC Agreement) of the Member will not, by itself, cause the Company to be dissolved or its affairs to be wound up, and under the OP LLC Agreement and Section 18-801(b) of the LLC Act, the Bankruptcy (as defined in the OP LLC Agreement) of the OP Members will not, by itself, cause the Owner Participant to be dissolved or its affairs to be wound up.

     11. Insofar as Article 9 of the Uniform Commercial Code as in effect in the State of Delaware (the "UCC") is applicable (without regard to conflicts of laws principles), except for the Lease Indenture Trustee's taking possession of all monies and securities (including instruments) in which the Lease Indenture creates security interests, no action, including the filing or recording of any document, is necessary (i) to create under the UCC the security interests in such property under the Lease Indenture, which the Lease Indenture by its terms purports to create in favor of the Lease Indenture Trustee, and
(ii) to perfect in the State of Delaware such security interest, except for the filing of financing statements in the office of the Secretary of State.

     12. There is no fee, tax or other governmental charge under the laws of the State of Delaware or any political subdivision thereof in existence on the date hereof on, based on or measure by any payments under the Facility Lease or the beneficial interests in the Owner Lessor's Interest, by reason of the creation of the Owner Lessor pursuant to the laws of the State of Delaware or the Lessor Manager's performance of its duties under the LLC Agreement within the State of Delaware, which would not have been imposed if Wilmington Trust did not have its principal place of business and the Lessor Manager did not perform its obligations under the LLC Agreement in the State of Delaware.

     13. To our knowledge, there are no actions, suits or proceedings pending or threatened against or affecting Wilmington Trust, the Lessor Manager or the Owner Lessor, as the case may be, in or before any court or before any governmental authority or arbitration board or tribunal which, if adversely determined, might, individually or in the aggregate, materially and adversely affect the ability of Wilmington Trust, the Lessor Manager or the Owner Lessor, as the case may be, to perform its obligations under the Transaction Documents.

                                          Morris, James, Hitchens & Williams LLP

To Each of the Persons
Listed on Schedule A
Attached Hereto
May 8, 2001
Page 8


     The opinion expressed in paragraph 3 above is subject to the effect upon the LLC Agreement and the OP LLC Agreement of (i) bankruptcy, insolvency, fraudulent transfer, fraudulent conveyance, moratorium, receivership, reorganization, liquidation and other similar laws relating to or affecting the rights and remedies of creditors generally, (ii) principles of equity, including applicable law relating to fiduciary duties (regardless of whether considered and applied in a proceeding in equity or at law) (iii) standards of good faith, fair dealing, course of dealing, course of performance, materiality, and reasonableness that may be applied by a court, considerations of public policy, and the exercise of judicial discretion, and (iv) applicable public policy with respect to the enforceability of provisions relating to indemnification or contribution. In rendering the opinions expressed in paragraph 3 above, we express no opinion (i) concerning the right or power of a member of the Company or the Owner Participant to apply to or petition a court to decree a dissolution of the Company or the Owner Participant pursuant to Section 18-802 of the LLC Act, or (ii) with respect to provisions of the LLC Agreement or the OP LLC Agreement that apply to a Person that is not a party to the LLC Agreement or the OP LLC Agreement.

     The opinions expressed in paragraphs 7 and 10 above are subject to the effect upon the LLC Agreement and the OP LLC Agreement of principles of equity, including applicable law relating to fiduciary duties (regardless of whether considered and applied in a proceeding in equity or at law), but the opinions regarding enforceability expressed in paragraph 7 above are not subject to the matters set forth in the first clause (i) of the preceding paragraph.

     We understand that you will rely as to matters of Delaware law upon this opinion in connection with the formation of the Company and the Owner Participant and the transactions contemplated by the Transaction Documents. In addition, any permitted successors and assigns of the parties to the Transaction Documents and any rating agency may rely as to matters of Delaware law upon this opinion in connection with the matters set forth herein, subject to the understanding that the opinions rendered herein are given on and as of the date hereof and such opinions are rendered only with respect to facts existing on the date hereof and laws, rules and regulations thereunder in effect as of such date. In connection with the foregoing, we hereby consent to your, your permitted successors and assigns and any rating agency relying as to matters of Delaware law upon this opinion. Except as stated above, without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other person or entity for any purpose, except that the law firm of Dewey Ballantine may rely upon the foregoing

                                          Morris, James, Hitchens & Williams LLP

To Each of the Persons
Listed on Schedule A
Attached Hereto
May 8, 2001
Page 6


     6. The execution, delivery and performance of each Transaction Document to which Wilmington Trust is a party, have been duly authorized by all necessary action on its part, each such Transaction Document has been duly executed and delivered by Wilmington Trust and neither the authorization, execution and delivery thereof, nor the consummation of the transactions contemplated thereby, nor compliance by it with any of the terms and provisions thereof (i) does or will require, to our knowledge, any approval or consent of its stockholders or approval or consent of any trustees or holders of any of its indebtedness or obligations, (ii) does or will contravene any current State of Delaware or United States federal law, governmental rule or regulation relating to its banking or trust powers, (iii) does or will contravene or result in any breach of or constitute any default under, or result in the creation of any Lien upon any of its property under, its charter or by-laws, or to our knowledge, any agreement, mortgage, contract, indenture, lease or other instrument to which it is a party or by which it or its properties are bound or affected or (iv) does or will require the consent or approval of, the giving of notice to, the registration or filing with, or the taking of any other action in respect of any governmental authority or agency of the United States or the State of Delaware regulating its banking or trust powers.

     7. If the matter were properly presented to a Delaware court in a proceeding in which the following matters under Section 9.1(b) of the LLC Agreement were contested, such Delaware court applying Delaware law would conclude that (i) in order for a Person to duly file a voluntary petition that commences a case under Title 11 of the United States Code (the "Bankruptcy Code") with respect to the Company, the prior unanimous written consent of the Member and the Independent Manager, as provided for in Section 9.1(b) of the LLC Agreement, is required, and (ii) such provision, that requires the prior unanimous written consent of the Member and the Independent Manager in order for a Person to be properly authorized to file a voluntary petition that commences a case under the Bankruptcy Code with respect to the Company, constitutes a legal, valid and binding agreement of the Member, enforceable against the Member in accordance with its terms.

     8. The execution and delivery by the Company of the Transaction Documents to which it is a party, and the performance by the Company of its obligations thereunder, do not violate (i) any Delaware law, rule or regulation, or (ii) the LLC Certificate or the LLC Agreement, and the execution and delivery by the Owner Participant of the Transaction Documents to which it is a party, and the performance by the Owner Participant of its obligations thereunder, do not violate (x) any Delaware law, rule or regulation, or (y) the OP LLC Certificate or the OP LLC Agreement.

                                          Morris, James, Hitchens & Williams LLP

                                   SCHEDULE A
                                   ----------

Wilmington Trust Company

Roseton OL LLC

Roseton OP LLC

Dynegy Roseton, L.L.C.

The Chase Manhattan Bank

Banc of America Securities LLC

Lehman Brothers Inc.

J.P. Morgan Securities Inc.

Salomon Smith Barney Inc.

TD Securities (USA) Inc.

Moody's Investors Service, Inc.

Standard & Poors Ratings Services,
a division of the McGraw Hill Companies

Resources Capital Management Corporation

Dynegy Holdings Inc.

                                                                       EXHIBIT N
                                                                              to
                                                                   Participation
                                                                       Agreement
                                                                       ---------

                                    Form of
                     Opinion of Kelley Drye & Warren LLP,
    (Counsel to the Lease Indenture Trustee and the Pass Through Trustees)
    ----------------------------------------------------------------------

                      [LETTERHEAD OF KELLEY DRYE & WARREN LLP]


                                  May 8, 2001

The Addressees set forth
  on Schedule A hereto

          Re: Leveraged Lease Financing of the Roseton Units 1 and 2
              ------------------------------------------------------

Ladies and Gentlemen:

          We are special counsel to The Chase Manhattan Bank (the "Bank"), solely in its capacity as (i) Lease Indenture Trustee and Pass Through Trustees, under the Participation Agreement, dated as of May 1, 2001 (the "Participation Agreement"), among Dynegy Roseton, L.L.C., Roseton OL LLC, as Owner Lessor (the "Owner Lessor"), Wilmington Trust Company, in the capacities referred to therein, Roseton OP LLC (the "Owner Participant"), and the Bank, as Lease Indenture Trustee and as Pass Through Trustee, under each of the Pass Through Trust Agreements (as defined in the Participation Agreement), (ii) Lease Indenture Trustee, under the Indenture of Trust, Mortgage, Assignment of Leases and Rents and Security Agreement (Roseton Units I and 2), dated as of May 8, 2001 (the "Lease Indenture"), between the Owner Lessor and the Bank, as Lease Indenture Trustee, and (iii) Pass Through Trustee, under the (A) Pass Through Trust Agreement, dated as of May 1, 2001, pursuant to which the 7.27% Pass Through Certificates, Series A (the "Series A Pass Through Certificates") were issued and (B) Pass Through Trust Agreement, dated as of May 1, 2001, pursuant to which the 7.67% Pass Through Certificates, Series B (the "Series B Pass Through Certificates", and together with the Series A Pass Through Certificates, collectively referred to herein as the "Pass Through Certificates") were issued, in each case, among Dynegy Roseton, L.L.C., Dynegy Danskammer, L.L.C. and the Bank, as Pass Through Trustee (collectively, the "Pass Through Trust Agreements", and together with the Participation Agreement and the Lease Indenture, collectively referred to herein as the "Transaction Documents"). Capitalized terms not otherwise defined herein have the meanings set forth in the Transaction Documents.

          As to various factual matters material to our opinion set forth below, we have relied upon representations made in certificates of the Bank, and its officers and agents. We

                           KELLEY DRYE & WARREN LLP

The Addressees set forth
  on Schedule A hereto
May 8, 2001
Page Two


have also examined certificates of public officials, and other corporate documents and records and have made the other investigations we have deemed necessary to render this opinion.

          We express no opinion as to the laws of any jurisdiction other than the State of New York and the federal laws of the United States of America, nor do we express any opinion as to the validity, priority or perfection of any security interest created by, pursuant to, or under, the Transaction Documents.

          Based upon and subject to the foregoing, it is our opinion that:

          1. The Bank has been duly organized, is validly existing in good standing as a (banking) corporation and is otherwise qualified to conduct business under the laws of the State of New York.

          2. The Bank has the power and authority to enter into, and perform its obligations under, the Transaction Documents, to execute and authenticate the Pass Through Certificates, and to authenticate the Lessor Notes. Assuming that the Transaction Documents are the legal, valid, binding and enforceable obligations of the other parties thereto, the Transaction Documents constitute the legal, valid and binding obligations of the Bank enforceable against the Bank in accordance with their respective terms except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting enforcement of creditors' rights and the application of equitable principles in any action, at law or in equity.

          3. The Transaction Documents have each been duly authorized, executed and delivered by the Bank. The Pass Through Certificates have been duly executed and authenticated by the Bank in accordance with the Pass Through Trust Agreements, respectively. The Lessor Notes have been duly authenticated by the Bank in accordance with the Lease Indenture.

          4. The execution and delivery of the Transaction Documents and the performance by the Bank of the terms thereof, the execution and authentication of the Pass Through Certificates and the authentication of the Lessor Notes by the Bank, do not conflict with or result in a violation of (a) the Organization Certificate or By-laws of the Bank, (b) any federal or New York state law or regulation governing the banking or trust powers of the Bank or (c) any agreement, instrument, order, writ, judgment or decree known to us to which the Bank is a party or is subject.

          5. No approval, authorization or other action by, or filing with, any United States of America or State of New York governmental authority having jurisdiction over the banking or trust powers of the Bank is required in connection with its execution, delivery and

                           KELLEY DRYE & WARREN LLP

The Addressees set forth
  on Schedule A hereto
May 8, 2001
Page Three


performance of the Transaction Documents, its execution and authentication of the Pass Through Certificates or its authentication of the Lessor Notes.

          6. To our knowledge, there are no actions, proceedings or investigations pending or threatened against or affecting the Bank before or by any court, arbitrator, administrative agency or other governmental authority which, if adversely decided, would materially and adversely affect the ability of the Bank to carry out the transactions contemplated by the Transaction Documents.

          This opinion is furnished by us pursuant to Section 4(p) of the Participation Agreement, solely for your benefit in connection with the closing of the transactions referred to in the Transaction Documents and may not be circulated to, or relied upon by, any other person without our prior written consent.

                                        Very truly yours,

                                        /s/ Kelley Drye & Warren LLP
                                        --------------------------------

                            KELLEY DRYE & WARREN LLP




                                   SCHEDULE A
                                   ----------


Dynegy Roseton, L.L.C.

Roseton OL LLC


Wilmington Trust Company,
  individually and as manager under the LLC Agreement

Roseton OP LLC


The Chase Manhattan Bank,
  as Lease Indenture Trustee
  and as Pass Through Trustees

Lehman Brothers Inc.

Banc of America Securities LLC

J.P. Morgan Securities Inc.

Salomon Smith Barney

TD Securities (USA) Inc.

Standard & Poor's Rating Services

Moody's Investors Service, Inc.

                                                                       EXHIBIT O
                                                                              to
                                                                   Participation
                                                                       Agreement
                                                                       ---------

                                    Form of
                           Cross Easement Agreement
                           ------------------------

                                                                    Exhibit 10.7

                                                                  Execution Copy





================================================================================



                           Cross Easement Agreement


                            Dated as of May 8, 2001


                                    between


                            Dynegy Roseton, L.L.C.


                                      and


                           Dynegy Danskammer, L.L.C.



================================================================================



                      After recording, please return to:

                      Orrick, Herrington & Sutcliffe LLP
                               666 Fifth Avenue
                           New York, New York  10103
                       ATTN:  Christopher J. Moore, Esq.

                               Premises Address:
                           992 River Road (Roseton)
                          994 River Road (Danskammer)
                              Newburgh, New York

   This Cross Easement Agreement affects premises located in Orange County.

                               TABLE OF CONTENTS

                                                                                      Page

SECTION 1.     DEFINITIONS...........................................................  2
     Section 1.1    Definitions......................................................  2
SECTION 2.     EASEMENTS.............................................................  2
     Section 2.1    Grant of Easements to Dynegy Roseton by Dynegy Danskammer........  2
     Section 2.2    Grant of Easements to Dynegy Danskammer by Dynegy Roseton........  3
     Section 2.3    General Scope of Easements.......................................  4
     Section 2.4    Interpretation...................................................  5
     Section 2.5    Rules and Regulations............................................  6
SECTION 3.     MISCELLANEOUS.........................................................  7
     Section 3.1    Interpretation...................................................  7
     Section 3.2    Governing Law....................................................  7
     Section 3.3    Entire Agreement.................................................  7
     Section 3.4    Amendment and Modification, Extension, Waiver....................  7
     Section 3.5    Binding Effect...................................................  8
     Section 3.6    Severability.....................................................  8
     Section 3.7    Notices..........................................................  8

                               LIST OF EXHIBITS

Schedule 1.1  Definitions

Exhibit A-1  - Roseton Real Property
Exhibit A-2  - Danskammer Real Property
Exhibit B  - R-S Power Line Easement

                                      -I-

                           CROSS EASEMENT AGREEMENT

     THIS CROSS EASEMENT AGREEMENT (this "Agreement"), is dated as of May 8,
                                          ---------
2001, and is entered into by and among DYNEGY ROSETON, L.L.C., a Delaware limited liability company ("Dynegy Roseton"), and DYNEGY DANSKAMMER, L.L.C., a
                            --------------
Delaware limited liability company ("Dynegy Danskammer"), having offices at 992
                                     -----------------
and 994, respectively, River Road, Newburgh, New York 12550. Dynegy Roseton and Dynegy Danskammer may hereinafter be referred to individually as a "Party" and
                                                                    -----
collectively as the "Parties."
                     -------

                                   RECITALS

     A. Pursuant to a Bargain and Sale Deed with Lien Covenant dated January 30, 2001, and recorded in the Orange County, New York Clerk's Office (the "Recorder's Office") in Liber 5454 at Page 275 ("Danskammer Deed"), and a Bill
------------------                               ---------------
of Sale dated as of said date, Dynegy Danskammer acquired from Central Hudson Gas & Electric Corporation, a New York corporation ("Central Hudson") a certain
                                                     --------------
electric generating station known as the "Danskammer Station."
                                          ------------------

     B. Pursuant to a Bargain and Sale Deed with Lien Covenant dated January 30, 2001, and recorded in the Recorder's Office in Liber 5454 at Page 250 ("Roseton Deed") and a certain Bill of Sale dated as of said date, Dynegy
  ------------
Roseton acquired from Central Hudson, Consolidated Edison Company of New York, Inc., a New York corporation ("Con Edison"), and Niagara Mohawk Power
                               ----------
Corporation, a New York corporation ("Niagara Mohawk"), a certain electric
                                      --------------
generating station known as the "Roseton Station."
                                 ---------------

     C. The Roseton Station and the Danskammer Station are located on those certain parcels of real property that were also conveyed (as part of the conveyance of larger tracts of real property) to Dynegy Roseton and Dynegy Danskammer, by virtue of the Roseton Deed and Danskammer Deed, such parcels of real property being more particularly described in Exhibit A-1 (the "Roseton
                                                   -----------       -------
Real Property")and A-2 (the "Danskammer Real Property") attached hereto
-------------                ------------------------
(collectively, the "Real Property").
                    -------------

     D. In connection with the use and operation of the Roseton Station and the Danskammer Station, Dynegy Roseton and Dynegy Danskammer require access to, and certain other rights with respect to, the Danskammer Real Property and the Roseton Real Property, respectively.

     E. In order for the Parties each to (i) enjoy the full benefit of their respective property rights, real or personal, and conduct their respective businesses thereat, and (ii) fulfill legal requirements, each Party requires certain easements, licenses, rights-of-way and/or access rights in, on, over and above, or with respect to, real and/or personal property of the other Party.

                                   AGREEMENT

     NOW, THEREFORE, the Parties, in consideration of the mutual covenants and agreements contained herein and for One Dollar ($1.00) and other good and valuable consideration, the receipt whereof and sufficiency of which are hereby acknowledged, each intending to be legally bound and to bind their respective successors and assigns, hereby mutually agree as follows:

     SECTION 1.   DEFINITIONS

          Section 1.1  Definitions.  Any capitalized terms that are used but not
                       -----------
defined in the body of this Agreement shall have the meanings given to such terms in the attached Schedule 1.1.
                      ------------

     SECTION 2.   EASEMENTS

          Section 2.1  Grant of Easements to Dynegy Roseton by Dynegy
                       ----------------------------------------------
Danskammer.  Dynegy Danskammer does hereby give, grant, bargain, sell, assign
----------
and convey unto Dynegy Roseton, the following easements and/or rights on the Danskammer Real Property for the following purposes (collectively, the "Danskammer Easements"):
---------------------

                  (a) an easement and right-of-way to use and have Access to all of the roads located on the Danskammer Real Property as well as the Danskammer Road access gate and guard house, for the purpose of providing Dynegy Roseton with such access as is reasonably necessary to the Roseton Real Property and the Roseton Facilities;

                  (b) an easement and right-of-way to use, operate, maintain and provide support in respect of the portion of the "R-S" overhead transmission lines (the "R-S Power Line") owned by Dynegy Roseton located on the Danskammer Real Property and that connects the Central Hudson substation (located adjacent to the Danskammer Station) to the Roseton Station, which easement and right-of-way includes Access to and from the R-S Power Line over and across the real property more particularly described in Exhibit B attached hereto("R-S Power Line Easement");

                  (c) a non-exclusive right, privilege and license to use Dynegy Danskammer's rights and benefits under that certain Release and Conveyance dated February 17, 1950 between Central Hudson and West Shore Railroad Company ("WS Railroad"), recorded in the Recorder's Office in Liber
                   -----------
1155 at Page 45, for the purpose of affording and providing Dynegy Roseton with an easement, right of way and right to maintain the R-S Power Line over the WS Railroad's property ("WS Railroad Property"), in furtherance of and in
                      --------------------
connection with the R-S Power Line Easement;

                  (d) an easement and right of way to use and maintain a boat launch/ramp located on the Danskammer Real Property ("Boat Launch Easement"),
                                                      --------------------
including (i) Access to and from such boat launch and (ii) the right to use the unoccupied portion of the Danskammer Real Property (within reasonable proximity to the boat/launch ramp) for the storage of boats, trailers, pollution containment rings, floats, booms and other equipment necessary for Dynegy Roseton's operation of the Dock Facilities (as hereinafter defined);

                  (e) an easement and right-of-way to use the railroad tracks that are located on the Danskammer Real Property for the temporary placement of railcars as may be reasonably necessary in connection with the use, operation and/or maintenance of the Roseton Station including Access to and from such railroad tracks; and

                  (f) an easement for Access to and the right to use, the parking lots, access roads, driveways and other such facilities located upon the Danskammer Real Property as may be reasonably necessary in connection with the use, operation and/or maintenance of the Roseton Station or otherwise exercising any of the rights granted in this Section 2.1.

The easements and/or rights granted pursuant to this Section 2.1 shall expressly include Dynegy Roseton's right to lease, license or otherwise permit Affiliates or third parties to use such easements upon such terms and for such purposes as Dynegy Roseton may determine from time to time, subject to the terms and conditions of this Agreement.

          Section 2.2  Grant of Easements to Dynegy Danskammer by Dynegy
                       -------------------------------------------------
Roseton. Dynegy Roseton does hereby give, grant, bargain, sell, assign and
-------
convey unto Dynegy Danskammer, the following easements and/or rights on the Roseton Real Property for the following purposes (collectively, the "Roseton
                                                                     -------
Easements"):
---------

                  (a) an easement, right-of-way and right to use and have Access to the access gates and guard house located on the Roseton Real Property, including Access to and from the Roseton Real Property from the three access gates located along River Road as well as an easement and right-of-way to all of the roads located on Roseton Real Property for the purpose of providing Dynegy Danskammer with such access as is reasonably necessary to the Danskammer Real Property and the Danskammer Facilities;

                  (b) the right to use the Gasoline Fueling Station (subject to the terms of a separate agreement to be entered into providing for cost allocation and for allocation procedures as to the volumes of fuel transferred to the Gasoline Fueling Station by each Party and consumed by each Party), and an easement for Access to and from the Gasoline Fueling Station;

                  (c) an easement, right-of-way and right to have Access to and/or use of those portions of the dock facilities presently located on the Roseton Real Property (the "Dock Facilities") for purposes of unloading fuel oil
                            ---------------
(which easement shall not limit or affect the existing easement granted to Dynegy Danskammer by the easement agreement dated December 20, 1996 from Central Hudson, Con Edison and Niagara Mohawk to Central Hudson, recorded in the Recorder's Office in Liber 4695 at Page 239, and which easement agreement has been assigned to Dynegy Danskammer), including all catwalks and mooring cells, but excluding any other equipment located on or pertaining to the Dock Facilities;

                  (d) an easement and right to use, operate and maintain, together with Access to the oil pipelines owned by Dynegy Roseton (i) from the Fuel Oil Storage Tanks to and including the Fuel Oil Pump House and (ii) from and including the Fuel Oil Pump House to the Dock Facility, in each case, to transport fuel oil in both directions and to utilize one-sixth of the total capacity of the Fuel Oil Storage Tanks (subject to the terms of a separate agreement to be entered into providing for scheduling coordination and cost allocations);

                  (e) an easement and right to use, operate and maintain, together with Access to the Fresh Water Pipelines and Metering Facilities, but excluding from the foregoing, any fresh water pipelines and any metering facilities which only serve the Roseton Facilities;

                  (f) the right to store (until subsequently removed by or on behalf of Dynegy Roseton pursuant to the terms of a separate agreement to be entered into providing for the allocation of the cost of such removal) the oil ash by-product from Danskammer Units 1 and 2 in the fly ash pit ("Ash Pit") located at the Roseton Wastewater Treatment Facility, including Access to and from the Ash Pit;

                  (g) an easement and right-of-way for Access to and the right to use the railroad tracks that are located on the Roseton Real Property for the temporary placement of railcars as may be reasonably necessary in connection with the use, operation and/or maintenance of the Danskammer Station; and

                  (h) an easement for Access to and the right to use, the parking lots, access roads, driveways and other such facilities located upon the Roseton Real Property as may be reasonably necessary in connection with the use, operation and/or maintenance of the Danskammer Station or otherwise exercising any of the rights granted in this Section 2.2.

The easements and/or rights granted pursuant to this Section 2.2 shall expressly include Dynegy Danskammer's right to lease, license or otherwise permit Affiliates or third parties to use such easements and/or rights upon such terms and for such purposes as Dynegy Danskammer may determine from time to time, subject to the terms and conditions of this Agreement.

          Section 2.3    General Scope of Easements.
                         --------------------------

                  (a) Except as otherwise expressly provided herein, each easement and each right, privilege and license granted hereby is and shall be a perpetual grant, transfer, conveyance and right of Access to and Use (subject to the terms of this Agreement) to the Grantee thereof and to any future owner of the real property, improvements and facilities benefited thereby.

                  (b) Neither Party may use any portion of said party's Real Property burdened by any easement, right or privilege granted to the other party hereunder if such Use would materially adversely affect the Use and enjoyment by the other party of the rights granted to it hereunder.

                  (c) All easements granted herein shall be deemed easements appurtenant to the parcel of real property benefited thereby and shall run with such real property and shall be deemed covenants running with the real property burdened thereby.

                  (d) Notwithstanding Sections 2.1 and 2.2 hereof or any other provisions in this Agreement to the contrary, each Party burdened by any easement and/or right-of-way ("Burdened Party") shall have the right to relocate such easement and/or right-of-way on its respective parcels provided that, 1) the easement, and/or right-of-way as so relocated will serve the same purpose as that of said easement and/or right-of-way immediately prior to such relocation and will allow the extent and manner of utilization available to the other Party immediately prior to such relocation; 2) the proposed relocation would not materially interfere with, or materially increase the cost of the operation and maintenance of the parcel(s) benefited by such easement and/or right-of-way; and
3) such relocation shall be done at the sole expense of the Burdened Party.

                  (e) The Parties acknowledge and agree that (i) Dynegy Roseton contemplates adding additional facilities to the Roseton Real Property, which may include the building one or more additional electric generation units or other related or unrelated facilities (the "Additional Facilities"); (ii) in connection with the development, use, operation and/or maintenance of any such Additional Facilities, Dynegy Roseton may use, or assign to an Affiliate or a third party the right to use, subject to the terms and conditions of this Agreement, a portion of the easements and/or other rights relating to the Danskammer Real Property granted pursuant to Section 2.1 hereof, except that the R-S Power Line Easement and the easement described in Section 2.1(c) shall not be so used or assigned, and (iii) if those of the Danskammer Easements permitted to be used or assigned as described above are used in accordance with the terms and provisions of this Agreement, Dynegy Danskammer will not object to the use of the Danskammer Easements by Dynegy Roseton in connection with the Additional Facilities on the basis that such use is a material expansion of the rights granted on the date hereof.

                  (f) The Parties further acknowledge and agree that (i) Dynegy Roseton intends to lease all or a portion of its interest in the Roseton Real Property pursuant to a Site Lease Agreement (the "Roseton Site Lease") entered into with Roseton OL LLC (the "Roseton OL") with respect to a portion of the Roseton Real Property, (ii) Dynegy Danskammer intends to lease all or a portion of its interest in the Danskammer Real Property pursuant to a Site Lease Agreement (the "Danskammer Site Lease") entered into with Danskammer OL LLC (the "Danskammer OL") with respect to a portion of the Danskammer Real Property and
(iii) the Danskammer Easements will be used by, or assigned to, the Roseton OL and the Roseton Easements will be used by, or assigned to, the Danskammer OL.

                  (g) At any time upon the request of either Party (including upon the expiration or earlier termination of the sublease by the Roseton OL of a portion of the Roseton Real Property to Dynegy Roseton or of the sublease by the Danskammer OL of a portion or all of the Danskammer Real Property to Dynegy Danskammer, as applicable), the Parties agree to cooperate with each other and to enter into mutually agreeable arrangements, each acting reasonably and in good faith, with respect to joint operation, maintenance and use of, and allocations of costs and expenses with respect to, the facilities and associated equipment specified in Section 2.2(b), (c) or (d); provided, that, unless otherwise mutually agreed, all costs and expenses shall be shared by the parties based upon their respective use of such facilities and equipment.

          Section 2.4    Interpretation.  The following shall apply in
                         --------------
interpreting any easement and any right, privilege and license granted pursuant to this Agreement:

                  (a) Each easement and each right, privilege and license granted herein is irrevocable except by written agreement of the Parties, or except as expressly provided herein.

                  (b) With respect to any easement created by this Agreement, the words "in," "upon," to," "on," "over," "above," "through" and/or "under" shall be interpreted to include all of such terms.

                  (c) Each easement and each right, privilege and license granted herein may be enjoyed without charge or fee to Grantee of the easement.

                  (d) Each easement and each right, privilege and license granted herein is also a grant of the additional right of Access over Grantor's real property to accomplish the purpose of such easement or right, privilege and license, to perform any obligations hereunder, and to comply with any legal requirements affecting Grantee or its property and/or improvements.

                  (e)    Any easement granted to one Party includes the right to
(i) trim, cut, treat and/or remove, by manual, mechanical, and chemical means, any and all trees, brush and other vegetation within the easement area, as well as such trees, brush and vegetation outside of the easement area deemed reasonably necessary or desirable by such Party for the safe and secure operation of its facilities; and (ii) obtain Access to such Party's Real Property for the purpose of performing the aforementioned acts.

                  (f) Subject to the provisions of applicable laws (including applicable environmental laws), each easement granted herein shall include the right to construct, install, maintain, repair and replace any and all pipes, conduits, poles, wires and cables to transport electricity, telephone, telegraph and other electronic signals, water, coolant, waste water and fuel to and from the various parcels described herein as well as for storm and sanitary sewer purposes; and the right to maintain fences, berms, walls, gates and security equipment and alarms; such scope is not intended to be all inclusive but to set forth examples of the types of utilities, services and rights which are permitted within the easements and rights of way; provided, that, except with the prior consent of the Burdened Party, such right shall not include any right to relocate (except as expressly provided in Section 2.3(c)) or expand any easement. It is intended that there shall be included within such grant and definition any and all rights and easements needed for the construction, operation, maintenance, repair, alteration and renovation of the facilities in such easement areas; whether any such rights and easements are presently in use, or needed in the future.

                  (g) This Agreement shall not be terminated nor shall any of the rights granted or conveyed hereunder be extinguished, diminished, lost or otherwise impaired, or be merged into or with any other estate, in whole or in part, by any circumstance of any character or for any reason whatsoever, including any of the following: (i) any loss or destruction of, or damage to, the Roseton Facilities or the Danskammer Facilities, or any component thereof or interruption or cessation in use or possession thereof or any part thereof by Dynegy Roseton or Dynegy Danskammer, respectively for any reason whatsoever and of whatever duration, (ii) any condemnation, requisition, expropriation, seizure or other taking of title to or use of the Roseton Facilities or the Danskammer Facilities, or any component thereof by any governmental entity or otherwise,
(iii) any prohibition, limitation or restriction on the use by any Party of all or any part of its property or the interference with such use by any party, or any eviction by paramount title or otherwise, (iv) any inadequacy, incorrectness or failure of the description of any easement or right of way granted herein or any part thereof or any rights or property in which an interest is intended to be granted or conveyed by this Agreement, (v) the insolvency, bankruptcy, reorganization or similar proceedings by or against any Party, or (vi) any other reason whatsoever, whether similar or dissimilar to any of the foregoing.

          Section 2.5  Rules and Regulations.  Each Party may promulgate
                       ---------------------
reasonable rules regulating the conduct of the other Party in the exercise of rights under this Agreement provided such rules and regulations do not unreasonably interfere with or impede the affected Party's rights and easements as set forth herein.

     SECTION 3.   MISCELLANEOUS

          Section 3.1  Interpretation.  When a reference is made in this
                       --------------
Agreement to an Article, Section, Schedule or Exhibit, such reference shall be to an Article or Section of, or Schedule or Exhibit to, this Agreement unless otherwise indicated. The headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation" or equivalent words. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument, statute, regulation, rule or order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, statute, regulation, rule or order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

          Section 3.2  Governing Law.  This Agreement shall be governed by and
                       -------------
construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of law).

          Section 3.3  Entire Agreement.  This Agreement, including the
                       ----------------
Exhibits, Schedules, documents, certificates and instruments referred to herein or therein and other contracts, agreements and instruments contemplated hereby or thereby, embody the entire agreement and understanding of the Parties in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings other than those expressly set forth or referred to herein or therein.

          Section 3.4  Amendment and Modification, Extension, Waiver.  This
                       ---------------------------------------------
Agreement may be amended, modified or supplemented only by an instrument in writing signed on behalf of each of the Parties; provided, that for so long as the Roseton Site Lease or the Danskammer Site Lease, as applicable, has not terminated, the Parties may not, without the prior written consent of the Roseton OL or the Danskammer OL, as applicable, enter into or consent to any such amendment, modification or supplement that could reasonably be expected to diminish, other than in an immaterial respect, the current and residual value, remaining useful life or utility of the Roseton Station or the Danskammer Station, as applicable, or cause the Roseton Station or the Danskammer Station, as applicable, to become "limited use" property within the meaning of Rev. Proc. 75-28, 1975-1 C.B. 752 or Rev. Proc. 76-30, 1976-2 C.B. 647, unless such modification or supplement is required by Applicable Law or is necessary to operate or maintain the Roseton Station or the Danskammer Station, as applicable, in compliance with Applicable

Law. The Parties may (i) extend the time for the performance of any of the obligations or other acts of another Party, (ii) waive any inaccuracies in the representations and warranties of another Party contained in this Agreement or
(iii) waive compliance by another Party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of the Parties to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of each of the Parties. The failure of a Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

          Section 3.5  Binding Effect.  The covenants, conditions, restrictions,
                       --------------
encumbrances, easements, licenses and agreements set forth in this Agreement shall attach to, burden, and run with the land and the Roseton Real Property and the Danskammer Real Property or the applicable portion or portions thereof, and shall be appurtenant to the Roseton Real Property or the Danskammer Real Property, as appropriate and, together with the remainder of this Agreement, shall be binding upon the Parties hereto and their respective successors, assigns, grantees, transferees and tenants and, together with the remainder of this Agreement, shall inure to the benefit and use of the Parties hereto and their respective heirs, successors, assigns, grantees, transferees and tenants. Each grantee of any portion of or interest in the property and each mortgagee which succeeds to the fee simple ownership of any portion of the property shall be deemed, by the acceptance of the deed conveying fee simple title to such person, to have agreed to perform each and every undertaking created hereunder attributable to the portion of the property in which such grantee or mortgagee has acquired an interest.

          Section 3.6  Severability.  If any term or other provision of this
                       ------------
Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

          Section 3.7  Notices.  All notices and other communications hereunder
                       -------
shall be in writing and shall be deemed given (as of the time of delivery or, in the case of a telecopied communication, of confirmation) if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

          If to Dynegy Roseton:

               Dynegy  Roseton, L.L.C.
               C/o Dynegy Northeast Generation, Inc.
               992 River Road
               Newburgh, New York 12550
               Telephone No.: (845) 563-4961
               Facsimile No.: (845) 563-4992
               Attention: Daniel P. Thompson, Vice President, Operations
             with a copy to:

             Dynegy Power Corp.
             1000 Louisiana Street, Suite 5800
             Houston, Texas 77002
             Telephone No.: (713) 507-6823
             Facsimile No.: (713) 767-8510
             Attention: Timothy A. Beverick, Esq.

     If to Dynegy Danskammer:

             Dynegy Danskammer, L.L.C.
             c/o Dynegy Northeast Generation, Inc.
             994 River Road
             Newburgh, New York 12550
             Telephone No.: (845) 563-4961
             Facsimile No.: (845) 563-4992
             Attention: Daniel P. Thompson, Vice President, Operations

             with a copy to:

             Dynegy Power Corp.
             1000 Louisiana Street, Suite 5800
             Houston, Texas 77002
             Telephone No.: (713) 507-6823
             Facsimile No.: (713) 767-8510
             Attention: Timothy A. Beverick, Esq.

     IN WITNESS WHEREOF, Dynegy Roseton and Dynegy Danskammer have caused this Cross Easement Agreement to be signed by their respective duly authorized officers as of the date of first above written.

                              DYNEGY ROSETON, L.L.C.




                              By:_________________________________
                                 Name:
                                 Title:

                              DYNEGY DANSKAMMER, L.L.C.




                              By:_________________________________
                                 Name:
                                 Title:

STATE OF NEW YORK        )
                         )  ss:
COUNTY OF NEW YORK       )


          On this ___ day of May 2001, before me, the undersigned, personally appeared _________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person on behalf of which the individual acted, executed the instrument.

                                    ______________________
                                    Notary



STATE OF NEW YORK        )
                         )  ss:
COUNTY OF NEW YORK       )


          On this ___ day of May 2001, before me, the undersigned, personally appeared _________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person on behalf of which the individual acted, executed the instrument.

                                    ______________________
                                    Notary

                                                                    Schedule 1.1
                                                                    ------------

                                  DEFINITIONS
                                  -----------

          "Access" means, subject to the conditions set forth in this Agreement and a Party's right to impose reasonable security and safety restrictions protecting its officers, employees, agents, consultants, contractors, subcontractors, invitees, property and confidential information, full and unimpeded access and use, in common with Grantor over and through existing roads, paths, walkways, corridors, hallways, doorways, and other means of entry or exit, as exist now and from time to time on Grantor's property or, where no means of access exists, over and through those areas of Grantor's property or improvements which are reasonably necessary for achieving Grantee's underlying purposes. Access shall also include access, use and right-of-way for Grantee's employees, agents, consultants, contractors, subcontractors, vehicles, trucks, trailers, heavy machinery, equipment, materials, and all other items reasonably necessary for achieving Grantee's underlying purposes.

          "Affiliate" has the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934.

          "Agreement" means this Cross Easement Agreement.

          "Danskammer Facilities" means the Danskammer Station and all other equipment and/or improvements owned by or used in connection with the operation of the Danskammer Station on the date hereof by Dynegy Danskammer at the site of the Danskammer Station.

          "Fresh Water Pipelines" shall mean those underground pipelines located on the Roseton Real Property which are used to carry fresh water from the Metering Facilities to the Roseton Station and to the Danskammer Station.

          "Fuel Oil Storage Tanks" shall mean those six (6) fuel oil storage tanks located upon the Roseton Real Property comprised of five (5) 8,000,000 gallon No. 6 fuel oil tanks and one (1) 150,000 gallon No. 2 fuel oil tank.

          "Fuel Oil Pump House" shall mean that fuel oil pump house containing approximately 798 square feet located upon the Roseton Real Property and adjacent to property now or formerly of CSX Rail Corp.

          "Gasoline Fueling Station" shall mean that certain facility that is used for the benefit of both the Roseton Station and Danskammer Station and for the on site fueling of Roseton Station and Danskammer Station vehicles, and which is located on the Roseton Real Property immediately adjacent to a certain fuel oil transfer pump house.

          "Grantee" means the Party or Parties who enjoy the principal benefit of the referenced casement, license, right (including attachment rights) privilege or right-of-way.

                                  SCH. 1.1-1

          "Grantor" means the owner or owners of the property and/or improvement granting the referenced easement, license, right (including attachment rights), privilege or right-of-way.

          "Metering Facilities" shall mean the fresh water transfer meter owned by Dynegy Roseton which measures water received from the Town of Newburgh and which is located within a certain meter pit site near River Road.

          "Party" or "Parties" shall have the meaning set forth in the introductory paragraph of this Agreement.

          "Prudent Industry Practice" shall mean, at a particular time, either
(a) any of the practices, methods and acts engaged in or approved by a significant portion of the competitive electric generating industry operating in the eastern United States at such time, or (b) with respect to any matter to which the practices referred to in clause (a) do not apply, any of the practices, methods and acts that, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good competitive electric generation business practices, reliability, safety and expedition. "Prudent Industry Practice" is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be a spectrum of possible practices, methods or acts having due regard for, among other things, manufacturers' warranties, the requirements of insurance policies and the requirements of governmental bodies of competent jurisdiction.

          "Roseton Facilities" means the Roseton Station and any additional generating plant, and including all other equipment and/or improvements owned by or used in connection with the operation of the Roseton Station on the date hereof by Dynegy Roseton at the site of the Roseton Station.

          "Roseton Wastewater Treatment Facility" means the wastewater treatment facility located upon the Roseton Real Property that is used for the disposal of wastewater generated by the Roseton Station.

          "Stations" means the Roseton Station and the Danskammer Station.

          "Use" means to operate, maintain, repair, upgrade, clean, install, add to, alter, remove, inspect, construct, modify, restore, rebuild, replace, relocate and expand (but if any such addition, relocation or expansion would unreasonably or materially burden Grantor's Real Property, in each case, the express, prior written consent of Grantor shall be required, which consent shall not unreasonably be withheld, delayed or conditioned) (all of the foregoing to be in accordance with Prudent Industry Practice).

                                  SCH. 1.1-2

                                                                   EXHIBIT A - 1
                                                                   -------------
                             ROSETON REAL PROPERTY
                             ---------------------

ALL those parcels of land situate in the Town of Newburgh, County of Orange and State of New York, bounded and described as follows:


                                   PARCEL 1A
                                   ---------

BEGINNING at the southwesterly corner of the herein described parcel, said point being at the intersection of the northerly line of lands now or formerly of Amerada Hess Corporation and the centerline of River Road, said point of beginning also being distant North 49 degrees 50 minutes 24 seconds West 26.00 feet from a Central Hudson Gas and Electric Corporation monument recovered (leaning), thence along the centerline of River Road the following five (5) courses and distances:

1.    North 23 degrees 58 minutes 06 seconds East 92.30 feet,
2.    North 26 degrees 12 minutes 36 seconds East 415.37 feet,
3.    North 06 degrees 40 minutes 24 seconds West 107.80 feet,
4. North 17 degrees 35 minutes 24 seconds West 531.00 feet, thence leaving said centerline of River Road,
5. South 88 degrees 13 minutes 54 seconds East 28.39 feet, to a point on the easterly line of River Road, thence along said easterly line of River Road the following eight (8) courses and distances:
6.    North 16 degrees 30 minutes 34 seconds West 27.81 feet,
7.    North 04 degrees 36 minutes 36 seconds East 179.41 feet,
8.    North 25 degrees 57 minutes 11 seconds East 168.53 feet,
9.    North 27 degrees 23 minutes 11 seconds East 60.03 feet,
10.   North 19 degrees 43 minutes 36 seconds East 71.98 feet,
11.   North 11 degrees 36 minutes 26 seconds East 259.68 feet,
12. 207.64 feet on a curve to right having a radius of 200.90 feet and a long chord of North 41 degrees 13 minutes 16 seconds East 198.55 feet,
13.   North 70 degrees 50 minutes 06 seconds East 319.12 feet,
14. 397.50 feet on a curve to the left having a radius of 245.00 feet and a long chord of North 24 degrees 21 minutes 19 seconds East 355.31 feet to a point on the easterly line of Danskammer Road, thence running along the former division line between Rice and Brooks to the north (Danskammer
      Site) and the Jova Brick Company, Inc. to the south (Roseton Site) the following ten (10) courses and distances:
15.   North 52 degrees 03 minutes 46 seconds East 253.71 feet,
16.   South 25 degrees 12 minutes 14 seconds East 140.00 feet,
17.   South 73 degrees 52 minutes 14 seconds East 544.00 feet,
18.   South 83 degrees 37 minutes 44 seconds East 121.42 feet,
19.   South 73 degrees 20 minutes 34 seconds East 330.00 feet,
20.   South 77 degrees 21 minutes 44 seconds East 146.00 feet,
21.   South 73 degrees 15 minutes 44 seconds East 100.00 feet,
22.   South 77 degrees 12 minutes 14 seconds East 144.00 feet,

                                   EXH.A-1-1

23.   South 67 degrees 42 minutes 14 seconds East 73.50 feet,
24. South 55 degrees 02 minutes 14 seconds East 217.14 feet to the westerly line of lands now or formerly of CSX Rail Corp., thence along said westerly line of lands of CSX Rail Corp. the following five (5) courses and distances:
25.   South 27 degrees 01 minutes 46 seconds West 565.84 feet,
26. 846.30 feet on a curve to the right, having a radius of 2815.50 feet and a long chord of South 35 degrees 38 minutes 26 seconds West 843.11 feet,
27. South 44 degrees 15 minutes 06 seconds West 488.41 feet to a point on the southerly line of lands formerly of the Jova Brick Works (now R.T.I.C.) said point also being on the northerly line of lands formerly of the Atlantic Refining Company (now R.T.I.C.), thence continuing along the aforementioned westerly line of lands now or formerly of CSX Rail Corp.,
28. South 44 degrees 15 minutes 06 seconds West 1310.89 feet to a point on the aforementioned northerly line of lands now or formerly of Amerada Hess Corporation, thence along said northerly line of lands now or formerly of Amerada Hess Corporation,
29. North 49 degrees 50 minutes 24 seconds West generally along the southerly face of timber cribbing, 888.84 feet to the point of BEGINNING.

                                   EXH.A-1-2

                               ROSETON PARCEL 4


ALL that parcel of land, now or formerly under the waters of Hudson River, situated in the Town of Newburgh, County of Orange, bounded and described as follows:

BEGINNING at a point in the division line between grants of land under water to J.C. Bancroft Davis by patent dated June 25, 1869 and Governeur M. Armstrong and others by patent dated November 13, 1869 at its intersection with the easterly right-of-way line of the Penn Central Railroad, said point 49.56 feet as measured along said division line from its intersection with the centerline of said railroad at station 326+601.0; thence into the waters of Hudson River and along said division line;

1. South 43 degrees 00 minutes 20 seconds East, 369.93 feet to the northeasterly corner of said grant to J.C. Bancroft Davis; thence along the easterly line of said grant
2. South 55 degrees 44 minutes 40 seconds West, 1,273.75 feet to its intersection with the division line between the lands of Central Hudson Gas and Electric Corporation, by deed dated June 24, 1966 and filed in the Orange County Clerk's Office in Liber 1747 of Deeds at Page 830 on the north and Hess Oil & Chemical Corporation on the south; thence along said division line,
3. North 49 degrees 50 minutes 20 seconds West 226.07 to the beforementioned easterly right-of-way line of the Penn Central Railroad; thence along said right-of-way line,
4. North 44 degrees 15 minutes 10 seconds East 1,299.41 feet to the point of BEGINNING.

                                   EXH.A-1-3

                                   PARCEL 5
                                   --------

ALL that parcel of land, now or formerly under the waters of Hudson River, situated in the Town of Newburgh, County of Orange, bounded and described as follows:

BEGINNING at a point in the exterior line of a grant of land under water to Governeur M. Armstrong and Others by patent dated November 13, 1869 said point being, South 59 degrees 04 minutes 41 seconds East 395.49 feet from station 326+601.0+ of the centerline of the Penn Central Railroad; thence along said exterior grant line,

1. North 52 degrees 29 minutes 40 seconds East 394.39 feet; thence departing from said grant line
2. South 46 degrees 03 minutes 40 seconds East 160.86 feet;
3. South 43 degrees 52 minutes 10 seconds West 390.00 feet and
4. North 46 degrees 03 minutes 40 seconds West 220.00 feet to the point of BEGINNING.

                                   EXH.A-1-4

                                    PARCEL 6
                                    --------

ALL that parcel of land, now or formerly under the waters of Hudson River, situated in the Town of Newburgh, County of Orange, bounded and described as follows:

BEGINNING at a point in the division line between grants of land under water to J.C. Bancroft Davis by patent dated June 25, 1869 and Governeur M. Armstrong and others by patent dated November 13, 1869 at its intersection with the easterly right-of-way line of the Penn Central Railroad, said point being 33.04 feet as measured along said division line from its intersection with the centerline of said railroad at station 326+601; thence along said easterly right-of-way line the following five (5) courses and distances:

1.   North 44 degrees 15 minutes 10 seconds East 492.08 feet,
2. 753.03 feet on a curve to the left, having a radius of 2,898.00 feet and a long chord of North 36 degrees 48 minutes 30 seconds East 750.92 feet,
3.   South 60 degrees 38 minutes 10 seconds East 16.50 feet,
4. 118.73 feet on a curve to the left, having a radius of 2,914.50 feet and a long chord of North 28 degrees 11 minutes 50 seconds East 118.71 feet,
5. North 27 degrees 01 minutes 50 seconds East 554.30 feet to the division line between lands of Central Hudson Gas & Electric Corporation, Consolidated Edison Company of New York, Inc. and Niagara Mohawk Power Corporation, as tenants in common, by deed dated May 14, 1968 on the south and Central Hudson Gas and Electric Corporation on the north; thence along said division line,
6. South 64 degrees 57 minutes 10 seconds East 143.02 feet, thence continuing along said division line partially on land and partially into the waters of the Hudson River,
7. South 43 degrees 00 minutes 20 seconds East 451.71 feet to the exterior line of said grant of land under water to Governeur M. Armstrong and others; thence along said exterior line
8.   South 38 degrees 18 minutes 22 seconds West 1,239.88 feet and
9. South 52 degrees 29 minutes 44 seconds West 700.00 feet to the before mentioned division line between the grants of land under water to Governeur
     M. Armstrong and J.C. Bancroft Davis; thence along said division line,
10. North 43 degrees 00 minutes 20 seconds West 336.45 feet to the point of BEGINNING.

                                   EXH.A-1-5

                                                                   EXHIBIT A - 2
                                                                   -------------
                           DANSKAMMER REAL PROPERTY
                           ------------------------

ALL those parcels of land situate in the Town of Newburgh, County of Orange and State of New York, bounded and described as follows:

                                   PARCEL 1B
                                   ---------

BEGINNING at a point at the intersection of the northerly line of River Road and the easterly line of Danskammer Road (L. 2190 P. 216) at the south end of said Danskammer Road, thence along said south end of Danskammer Road the following three (3) courses and distances:

1.   North 38 degrees 43 minutes 10 seconds West 20.00 feet,
2.   North 38 degrees 04 minutes 20 seconds West 27.42 feet,
3. North 57 degrees 25 minutes 10 seconds West 2.74 feet to its intersection with the westerly line of said Danskammer Road (as conveyed to the Town of Newburgh), thence along said westerly line of Danskammer Road the following four (4) courses and distances:
4.   North 51 degrees 55 minutes 40 seconds East 191.85 feet,
5. 65.95 feet on a curve to the left having a radius of 80.00 feet and a long chord of North 28 degrees 18 minutes 40 seconds East 64.10 feet,
6.   North 04 degrees 41 minutes 40 seconds East 625.32 feet,
7. 1.61 feet on a curve to the right having a radius of 190.00 feet and a long chord of North 04 degrees 56 minutes 14 seconds East 1.61 feet to its intersection with the northerly line of Parcel 1C, thence along said line of Parcel 1C,
8. North 72 degrees 16 minutes 00 seconds West 323.92 feet to its intersection with the easterly line of the Roseton substation (a 51.70 acre parcel to be retained by Central Hudson Gas and Electric Corporation), the last mentioned point being marked by monument, thence along the easterly line of said 51.70 acre parcel the following three (3) courses and distances:
9. North 09 degrees 47 minutes 10 seconds East 126.23 feet to the southerly corner of lands formerly of Ostrander-Ferguson (to be retained by Central Hudson Gas and Electric Corporation), thence along the southerly line of said Ostrander-Ferguson Parcel,
10. North 79 degrees 22 minutes 30 seconds East 417.50 feet to the southerly corner of lands formerly of Horace (to be retained by Central Hudson Gas and Electric Corporation), thence along the southerly line of said Horace Parcel,
11. North 80 degrees 14 minutes 30 seconds East 182.90 feet, thence along the easterly line of said Horace Parcel in part -04 minutes West 6.5 feet from utility pole no. 17297 and along the easterly line of lands now or formerly of Grove,
12. North 47 degrees 39 minutes 02 seconds East 531.56 feet to a point on the southerly line of a 4.92 acre parcel of land conveyed by New York Trap Rock Corporation to Central Hudson Gas and Electric Corporation, the last mentioned point being distant South 66 degrees 04 minutes West 6.5 feet from utility pole no. 17279, thence along the northerly

                                   EXH.A-2-1
     line of lands now or formerly of Grove and the southerly line of the aforementioned 4.92 acre parcel,
13.  North 89 degrees 49 minutes 13 seconds West 308.04 feet,
14. North 89 degrees 48 minutes 56 seconds West 295.13 feet to a 4.1 acre parcel of land formerly of Deyo and Tuckosh (to be retained by Central Hudson Gas and Electric Corporation), the last mentioned point being distant North 24 degrees 07 minutes 29 seconds East 2.66 feet from an iron rebar, thence along the easterly line of said Deyo and Tuckosh parcel,
15. North 03 degrees 56 minutes 54 seconds West 295.13 feet to a point on the southerly line of lands now or formerly of New York Trap Rock Corporation (Tilcon), thence along the southerly line of said lands now or formerly of New York Trap Rock Corporation (Tilcon), the following ten (10) course and distances,
16.  South 89 degrees 49 minutes 13 seconds East 295.13 feet,
17. South 89 degrees 47 minutes 09 seconds East 527.41 feet to a point marked by a 2-1/4 inch o.d. pipe found in stones, and being distant South 00 degrees 01 minute West 13.0 feet from a 16 inch diameter twin oak tree blazed,
18.  North 67 degrees 17 minutes 10 seconds East 74.26 feet,
19.  North 30 degrees 09 minutes 09 seconds East 96.00 feet,
20.  North 34 degrees 30 minutes 09 seconds East 61.13 feet,
21. North 72 degrees 21 minutes 40 seconds East 79.36 feet to a point marked by remains of iron pipe found,
22.  North 86 degrees 18 minutes 10 seconds East 94.95 feet,
23.  North 50 degrees 28 minutes 10 seconds East 52.73 feet,
24. North 89 degrees 29 minutes 36 seconds East passing over a 3/4 inch rebar at 0.51 feet, 703.23 feet to a point marked by a twin Maple tree,
25. South 71 degrees 59 minutes 31 seconds East 839.04 feet to a point on the westerly line of a ten foot wide strip of land reputedly of Central Hudson Gas and Electric Corp. lying contiguous to the westerly line of lands of CSX Rail Corp., the last mentioned pointed being distant North 59 degrees 12 minutes East 6.7 feet from a 3/4 inch rebar found, thence continuing,
26. South 71 degrees 59 minutes 31 seconds East 10.12 feet to the aforementioned westerly line of lands now or formerly of CSX Rail Corp., thence along the aforementioned westerly line of lands now or formerly of CSX Rail Corp. the following six (6) courses and distances:
27.  South 27 degrees 01 minutes 46 seconds West (South 27 degrees 16 minutes
     46 seconds West Deed) 684.24 feet, more or less,
28.  South 27 degrees 01 minutes 46 seconds West 277.23 feet, more or less,
29.  North 62 degrees 58 minutes 14 seconds West 20.5 feet,
30.  South 27 degrees 01 minutes 46 seconds West 500 feet, more or less,
31.  South 62 degrees 58 minutes 14 seconds East 20.5 feet,
32. South 27 degrees 01 minutes 46 seconds West 1125.15 feet to the northerly line of lands formerly of the Jova Brick Company, Inc. (now RTIC), thence along the former division line between Rice and Brooks to the north (Danskammer Site) and Jova Brick Company, Inc. to the south (Roseton Site) the following ten (10) courses and distances:
33.  North 55 degrees 02 minutes 14 seconds West 217.14 feet,
34.  North 67 degrees 42 minutes 14 seconds West 73.50 feet,

                                   EXH.A-2-2

35.  North 77 degrees 12 minutes 14 seconds West 144.00 feet,
36.  North 73 degrees 15 minutes 44 seconds West 100.00 feet,
37.  North 77 degrees 21 minutes 44 seconds West 146.00 feet,
38.  North 73 degrees 20 minutes 34 seconds West 330.00 feet,
39.  North 83 degrees 37 minutes 44 seconds West 121.42 feet,
40.  North 73 degrees 52 minutes 14 seconds West 544.00 feet,
41.  North 25 degrees 12 minutes 14 seconds West 140.00 feet,
42. North 31 degrees 35 minutes 17 seconds West 0.69 feet (to close parcel) to the easterly line of said Danskammer Road, thence along said easterly line of Danskammer Road,
43. South 51 degrees 55 minutes 40 seconds West 190.72 feet to the point of BEGINNING.

Excepting those parcels conveyed by Central Hudson Gas and Electric Corporation to the Town of Newburgh (Danskammer Road), by deed dated November 27, 1978 and recorded in the Orange County Clerk's Office in Liber 2190 of Deeds at Page 211 and deed dated December 15, 1980 and recorded in Liber 2190 of Deeds at Page 216.

                                   EXH.A-2-3

                                    PARCEL 7
                                    --------

BEGINNING at a point on the easterly line of lands formerly of Penn Central Railroad now CSX Rail Corp. with its intersection with the division line between lands of Central Hudson Gas and Electric Corporation, Consolidated Edison Company of New York, Inc. and Niagara Mohawk Power Corporation, as tenants in common, by deed dated May 14, 1969 on the south and Central Hudson Gas and Electric Corporation on the north, said point also being on the northwesterly projection of the northerly line of Parcel "B" (Conversion Grant) lands under waters of the Hudson River, Letters Patent dated April 20, 1971 Book 81 Page 70 also filed in the Orange County Clerk's Office May 18, 1971 in Liber 1873 of Deeds at Page 233, thence along the aforementioned easterly line of lands now or formerly of CSX Rail Corp.,

1. North 27 degrees 01 minutes 46 seconds East 3,082.60 feet to the southwesterly corner of lands underwater conveyed by Central Hudson Gas and Electric Corporation to New York Trap Rock Corporation by deed dated August 30, 1960 and recorded in the Orange County Clerk's Office in Liber 1567 of Deeds at Page 416, thence through the waters of the Hudson River and along the southerly line of the aforementioned lands now or formerly of New York Trap Rock Corporation,

2. South 62 degrees 58 minutes 16 seconds East 490.64 feet, thence continuing through the waters of the Hudson River the following three courses and distances:

3.   South 11 degrees 50 minutes 00 seconds West 1,586.71 feet,

4. South 38 degrees 18 minutes 16 seconds West 1,734.12 feet to the northeasterly corner of the aforementioned Conversion Grant, thence along the northerly line of said Conversion Grant, partially under the waters of the Hudson River and partially uplands,

5.   North 43 degrees 00 minutes 24 seconds West 451.71 feet and

6. North 64 degrees 57 minutes 14 seconds West 143.02 feet to the point of BEGINNING.

                                   EXH.A-2-4

                                                                       EXHIBIT B
                            R-S POWER LINE EASEMENT
                            -----------------------

All that easement of right-of-way being fifty (50) feet in width situate in the Town of Newburgh, County of Orange and State of New York whose centerline (to the extent not in conflict with property lines of land now or formerly of CSX Rail Corporation; otherwise, said fifty (50) feet shall be located on one side of said "R-S Line", as hereinafter defined, to the edge of said CSX Rail Property, and the balance, on the other side of said R-S Line) is described as follows:

Beginning at a point on the former division line between lands of Roseton Tenants-in-Common on the south now Dynegy Roseton, L.L.C. and lands of Central Hudson Gas and Electric Corporation on the north now Dynegy Danskammer, L.L.C., said point also being distant North 55" - 02' - 14" West 4.83 feet from the westerly line of lands now or formerly of CSX Rail Corp. (formerly Penn Central Railroad - West Shore Division), thence running generally along the centerline of existing poles ("R-S" Line) the following six (6) courses and distances:

1.   North 27" - 05' - 00" East 362.47 feet,
2.   North 27" - 57' - 07" East 155.40 feet,
3.   North 64" - 48' - 27" East 229.10 feet,
4.   South 71" - 12' - 22" East 51.50 feet,
5.   South 77" - 18' - 18" East 138.01 feet,
6. South 89" - 11' - 36" West 139.11 feet, to a point on the southerly line of an existing substation fence and the southerly line of a previously described easement number Four said point being distant South 62" - 45' - 23" East 14.7 feet from the southwesterly corner of the aforementioned easement number Four.

Bearings conform to NY State (East) 1927 Co-ordinate System.

See Consolidated Rail Corporation to Central Hudson Gas & Electric Corporation crossings agreement dated June 25, 1992, recorded December 8, 1992 in the Orange County Clerk's Office in Liber 3716 of Deeds at Page 230 (Mile Post 62.34).

NOTE: Course number Three crosses the aforementioned lands now or formerly of CSX Rail Corp.

                                   EXH.B-1

                                                                       EXHIBIT P
                                                                              to
                                                                   Participation
                                                                       Agreement
                                                                       ---------

                                    Form of
                          Exempt Facilities Agreement
                          ---------------------------

                                                                   Exhibit 10.8a

                                                                  Execution Copy


--------------------------------------------------------------------------------

                          Exempt Facilities Agreement

                            Dated as of May 8, 2001

                                    between

                            Dynegy Roseton, L.L.C.

                                      and

                                Roseton OL LLC



                             Roseton Units 1 and 2

--------------------------------------------------------------------------------

                          Exempt Facilities Agreement

          This EXEMPT FACILITIES AGREEMENT, dated as of May 8, 2001 (this "Exempt Facilities Agreement"), is between DYNEGY ROSETON, L.L.C., a Delaware
----------------------------
limited liability company (the "Company") and ROSETON OL LLC, a Delaware limited
                                -------
liability company (the "Owner Lessor," and collectively with the Company, the
                        ------------
"Parties," and each a "Party").
--------               -----

                              W I T N E S S E T H:

          WHEREAS, pursuant to that certain Asset Purchase and Sale Agreement (the "APSA"), dated as of August 7, 2000, by and among Dynegy Power Corp. (the
      ----
indirect parent of the Company), Central Hudson Gas & Electric Corporation ("Central Hudson"), Consolidated Edison Company of New York, Inc., and Niagara
----------------
Mohawk Power Corporation, the Company acquired the Roseton Generating Station, which is comprised of a two unit combined capacity 1200 MW (net) electric generating facility, and is located in Newburgh, New York (the "Facility");
                                                                --------

          WHEREAS, the sale of the Facility under the APSA included each of the components listed in Exhibit A hereto (the "Exempt Facilities"), which Exempt
                     ---------              -----------------
Facilities had been financed and/or refinanced by Central Hudson prior to the sale of the Facility to Company with the proceeds of the issuance and sale by various governmental authorities of the industrial development revenue bonds or private activity bonds listed in Exhibit B hereto (the "Revenue Bonds");
                                 ---------              -------------

          WHEREAS, Section 7.13 of the APSA requires that the Company comply with certain obligations relating to the Exempt Facilities, including causing any subsequent purchasers of the Facility, to comply with substantially the same provisions as those contained in Section 7.13 of the APSA;

          WHEREAS, concurrently with the execution and delivery of this Exempt Facilities Agreement, the Parties are entering into a leveraged sale leaseback financing (the "Lease Financing") whereby the Company is selling the Facility,
                ---------------
including the Exempt Facilities (the "Lease Assets"), to Roseton OL LLC (the
                                      ------------
"Owner Lessor"), and the Owner Lessor is leasing the Lease Assets, back to the
-------------
Company pursuant to a facility lease agreement between the Parties of even date herewith (the "Facility Lease");
               --------------

          WHEREAS, the Company desires to comply with its obligations under
Section 7.13 of the APSA, and the Owner Lessor has agreed, subject to the terms and conditions contained herein, to comply with each of the obligations relating to the Exempt Facilities contained herein (the "Exempt Facilities Obligations");
                                                -----------------------------
and

          WHEREAS, the Parties desire to set forth their respective rights and obligations with respect to the Exempt Facilities.

     NOW, THEREFORE, in consideration of the foregoing premises, the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

SECTION 1.  EXEMPT FACILITIES

     Each of (i) the Owner Lessor, as purchaser of the Facility from the Company, and (ii) the Company, as lessee under the Facility Lease, understands and agrees that:

          (a) The Facility includes the Exempt Facilities that have been financed, and refinanced, in whole or in part, by Central Hudson with the proceeds of the Revenue Bonds the interest on which, with certain exceptions, is excluded from gross income for purposes of federal income taxation; and Central Hudson is the economic obligor in respect of such Revenue Bonds.

          (b) The basis for such exclusion is the use of the Exempt Facilities for the purpose of (i) the abatement or control of atmospheric or water pollution or contamination and/or (ii) the collection, storage, treatment, utilization, processing or final disposal of solid waste and/or the collection, storage, treatment, utilization, processing or final disposal of sewage, such qualifying purposes being discussed in more detail in Sections 2(b) and 3(b) below.

          (c) The use of the Exempt Facilities for a purpose other than a qualifying purpose indicated in Section 1(b) above could impair (i) such exclusion from gross income of the interest on such bonds, possibly with retroactive effect, unless appropriate remedial action were taken (which could include prompt defeasance or redemption of such bonds) and/or (ii) the deductibility of payment by Central Hudson of interest based on the restrictions in Section 150(b) of the Internal Revenue Code of 1986, as amended (the "Code").
                                                                         ----

SECTION 2.  OWNER LESSOR'S OBLIGATIONS

     The Owner Lessor, as purchaser of the Facility from the Company, understands and agrees that:

          (a) Any breach by the Owner Lessor of its obligations under this Exempt Facilities Agreement could result in the incurrence by Central Hudson of additional costs and expenses, including increased interest costs, loss of the interest deduction for tax purposes and transaction costs relating to any refinancing, redemption and/or defeasance of all or part of the Revenue Bonds. The Owner Lessor will indemnify Central Hudson for such additional costs and expenses.

          (b) (i) The Owner Lessor agrees that it shall not use, or permit the use of, the Exempt Facilities for any purpose other than the continuing use of such Exempt Facilities, and in accordance with the respective tax and/or other compliance documents for each of the Revenue Bonds, for:

                         (1)  abating or controlling atmospheric or water
pollution or contamination by removing, altering, disposing of or storing pollutants, contaminants, waste or heat, all as contemplated in U.S. Treasury Regulations Section 1.103-8(g);

                         (2)  the collection, storage, treatment, utilization,
processing or final disposal of solid waste, all as contemplated in U.S. Treasury Regulations Section 1.103-8(f); or

                         (3)  the collection, storage, treatment, utilization,
processing or final disposal of sewage, all as contemplated in U.S. Treasury Regulations Section 1.103-8(f);

unless it has obtained at its own expense an opinion addressed to Central Hudson of nationally recognized bond counsel reasonably acceptable to Central Hudson that such use will not impair (x) the exclusion from gross income of the interest on any issue of Revenue Bonds for federal income tax purposes or (y) the deductibility of Central Hudson's payments of interest based on the restrictions in Section 150(b) of the Code.

                    (ii) The Owner Lessor reasonably expects, as of the date of this Agreement, that the Exempt Facilities will continue to be used for the qualifying purposes set forth in Section 2(b)(i), and for no other purpose, for the remainder of their useful lives.

               (c)  It is expressly understood and agreed that the provisions of
Section 2(b) shall not prohibit the Owner Lessor from (i) suspending the operation of the Exempt Facilities on a temporary basis and/or (ii) selling exclusively for cash the Exempt Facilities consisting of personal property, in whole or in part, including any sale for scrap, provided that in the case of suspension of operation under clause (i) above, the operation of the Lease Assets served by such Exempt Facilities shall not theretofore have been, and is not then being, terminated on a permanent basis, and provided further that in the case of a sale under clause (ii) above the proceeds of such sale of the Exempt Facilities shall within six months from the date of sale be expended to acquire replacement property to be used for the same qualifying purpose as the Exempt Facilities so sold or be otherwise applied and provided further that the Owner Lessor has obtained at its own expense an opinion of nationally recognized bond counsel addressed to and reasonably satisfactory to Central Hudson as to the exact application of the proceeds of such sale and that any such application will not impair (x) the exclusion from gross income of the interest on any issue of Revenue Bonds for federal income tax purposes or (y) the deductibility of Central Hudson's payments of interest based on the restrictions in Section 150(b) of the Code.

               (d) The Owner Lessor agrees that it shall not issue, or have issued on its behalf, any tax-exempt bonds to finance or refinance its acquisition of the Exempt Facilities; provided that it is expressly understood and agreed that this clause Section 2(d) shall not prohibit the use of tax-exempt bonds to finance or refinance any improvement to the Exempt Facilities made after the date of acquisition or to any assets other than the Exempt Facilities.

               (e) The Owner Lessor agrees that it shall give Central Hudson at least 180 days' prior written notice of any suspension (other than on a temporary basis) or termination of the operation of the Exempt Facilities, or any part thereof, and of any sale, exchange, transfer or other disposition of the Exempt Facilities, or any part thereof, including, but not limited to, a sale for scrap, such written notice to be provided whether or not an opinion of counsel is required to be obtained in accordance with Section 2(c).

            (f) If Central Hudson shall desire to refund any Revenue Bonds, the Owner lessor shall, at the expense of the Company until the expiration or earlier termination of the Facility Lease, cooperate with Central Hudson and with Central Hudson's counsel with respect to such refunding bonds and shall provide upon request any representations, agreements or covenants that are reasonably requested concerning its compliance to such date and/or in the future with the representations, agreements and covenants made herein.

            (g) Other than under the Lease Financing, if the Owner Lessor shall sell, exchange, transfer or otherwise dispose of the Exempt Facilities to a third party, the Owner Lessor shall cause to be included in the documentation relating to such transaction covenants and agreements on the part of such third party for the benefit of Central Hudson, and as requested by Central Hudson, the trustee for the holders of any Revenue Bonds, substantially identical to those on the part of the Owner Lessor contained in this Exempt Facilities Agreement.

            (h) The covenants and agreements of the Owner Lessors contained in this Exempt Facilities Agreement shall continue in effect so long as any of the Revenue Bonds, including any refunding bonds issued hereafter to refund any Revenue Bonds, shall remain outstanding, and thereafter, this Exempt Facilities Agreement shall terminate. At the request of Central Hudson, the Owner Lessor shall execute further documentation to provide that such covenants and agreements are also for the benefit of the trustee of the holders of any Revenue Bonds.

            (i) Subject to the Owner Lessor's compliance with this Exempt Facilities Agreement, the Owner Lessor shall not have any liability under the Revenue Bonds.

            (j) Until the expiration or earlier termination of the Facility Lease, the Company shall be obligated to perform, and the Owner Lessor shall be deemed to have performed, the obligations pursuant to this Section 2.

SECTION 3.  COMPANY'S OBLIGATIONS

     The Company, as lessee under the Facility Lease, understands and agrees that:

            (a) Any breach by the Company of its obligations under this Exempt Facilities Agreement could result in the incurrence by Central Hudson of additional costs and expenses, including increased interest costs, loss of the interest deduction for tax purposes and transaction costs relating to any refinancing, redemption and/or defeasance of all or part of the Revenue Bonds. The Company will indemnify Central Hudson for such additional costs and expenses.

            (b) (i) The Company agrees that it shall not use, or permit the use of, the Exempt Facilities for any purpose other than the continuing use of such Exempt Facilities, and in accordance with the respective tax and/or other compliance documents for each of the Revenue Bonds, for:

                    (1) abating or controlling atmospheric or water pollution or contamination by removing, altering, disposing of or storing pollutants, contaminants, waste or heat, all as contemplated in U.S. Treasury Regulations
Section 1.103-8(g);

                    (2) the collection, storage, treatment, utilization, processing or final disposal of solid waste, all as contemplated in U.S. Treasury Regulations Section 1.103-8(f); or

                    (3) the collection, storage, treatment, utilization, processing or final disposal of sewage, all as contemplated in U.S. Treasury Regulations Section 1.103-8(f);

unless it has obtained at its own expense an opinion addressed to Central Hudson of nationally recognized bond counsel reasonably acceptable to Central Hudson that such use will not impair (x) the exclusion from gross income of the interest on any issue of Revenue Bonds for federal income tax purposes or (y) the deductibility of Central Hudson's payments of interest based on the restrictions in Section 150(b) of the Code.

               (ii) The Company reasonably expects, as of the date of this Agreement, that the Exempt Facilities will continue to be used for the qualifying purposes set forth in Section 3(b)(i), and for no other purpose, for the remainder of their useful lives.

          (c)  It is expressly understood and agreed that the provisions of
Section 3(b) shall not prohibit the Company from (i) suspending the operation of the Exempt Facilities on a temporary basis and/or (ii) selling exclusively for cash the Exempt Facilities consisting of personal property, in whole or in part, including any sale for scrap, provided that in the case of suspension of operation under clause (i) above, the operation of the Lease Assets served by such Exempt Facilities shall not theretofore have been, and is not then being, terminated on a permanent basis, and provided further that in the case of a sale under clause (ii) above the proceeds of such sale of the Exempt Facilities shall within six months from the date of sale be expended to acquire replacement property to be used for the same qualifying purpose as the Exempt Facilities so sold or be otherwise applied and provided further that the Company has obtained at its own expense an opinion of nationally recognized bond counsel addressed to and reasonably satisfactory to Central Hudson as to the exact application of the proceeds of such sale and that any such application will not impair (x) the exclusion from gross income of the interest on any issue of Revenue Bonds for federal income tax purposes or (y) the deductibility of Central Hudson's payments of interest based on the restrictions in Section 150(b) of the Code.

          (d) The Company agrees that it shall not issue, or have issued on its behalf, any tax-exempt bonds to finance or refinance its acquisition of the Exempt Facilities; provided that it is expressly understood and agreed that this
Section 3(d) shall not prohibit the use of tax-exempt bonds to finance or refinance any improvement to the Exempt Facilities made after the date of acquisition or to any assets other than the Exempt Facilities.

          (e) The Company agrees that it shall give Central Hudson at least 180 days' prior written notice of any suspension or termination of the operation of the Exempt Facilities, or any part thereof, and of any sale, exchange, transfer or other disposition of the Exempt Facilities, or any part thereof, including, but not limited to, a sale for scrap, such written notice to be provided whether or not an opinion of counsel is required to be obtained in accordance with
Section 3(c).

          (f) If Central Hudson shall desire to refund any Revenue Bonds, the Parties shall cooperate with Central Hudson and with Central Hudson's counsel with respect to such refunding bonds and shall provide upon request any representations, agreements or covenants that are reasonably requested concerning its compliance to such date and/or in the future with the representations, agreements and covenants made herein.

            (g) Other than under the Lease Financing, if the Company shall sell, exchange, transfer or otherwise dispose of the Exempt Facilities to a third party, the Company shall cause to be included in the documentation relating to such transaction covenants and agreements on the part of such third party for the benefit of Central Hudson, and as requested by Central Hudson, the trustee for the holders of any Revenue Bonds, substantially identical to those on the part of the Company contained in this Exempt Facilities Agreement.

            (h) The covenants and agreements on the part of the Company contained in this Exempt Facilities Agreement shall continue in effect so long as any of the Revenue Bonds, including any refunding bonds issued hereafter to refund any Revenue Bonds, shall remain outstanding, and thereafter, this Exempt Facilities Agreement shall terminate. At the request of Central Hudson, the Company shall execute further documentation to provide that such covenants and agreements are also for the benefit of the trustee of the holders of any Revenue Bonds.

            (i) Subject to the Company's compliance with this Exempt Facilities Agreement, the Company shall not have any liability under the Revenue Bonds.

            (j) Promptly after obtaining Actual Knowledge thereof, the Company shall notify the Owner Lessor if there shall no longer be Revenue Bonds outstanding during the Term.

SECTION 4.  MISCELLANEOUS

            (a) Amendment of Sections 2(e) and 3(e). The Company agrees that it will request Central Hudson to agree to an amendment to the ASPA that removes the covenant set forth in Section 7.13(e) of the ASPA and replaces such covenant with a covenant substantially identical to the following:


     The Company shall not undertake, or permit to occur, any suspension (other than on a temporary basis) or termination of the operation of the Exempt Facilities, or any part thereof, or of any sale, exchange, transfer or other disposition of the Exempt Facilities, or any part thereof, including, but not limited to, a for scrap (collectively, a "Trigger Event"), prior to the day that is at least 45 days' after
      -------------
     the date that the Company shall have provided Central Hudson with a copy of a term sheet or other summary describing in reasonable detail the principal terms of such Trigger Event in sufficient detail to demonstrate that the Owner Lessor is in compliance with its obligations hereunder. Such written notice shall be provided whether or not an opinion of counsel is required to be obtained in accordance with Section 2(c). The Owner Lessor also agrees to provide such other information relating to the Trigger Event as Central Hudson shall, at any time prior to the closing of the Trigger Event, reasonably request to the extent such information is necessary or useful to determine compliance by the Owner Lessor with its obligations hereunder. The Owner Lessor shall provide such information as soon as practicable but in any event, within three (3) business days after such information becomes available.

If Central Hudson agrees to accept the foregoing covenant in substitution for the covenant set forth in Section 7.13(e) of the ASPA, the Parties agree to enter into an amendment hereto, each acting reasonably and in good faith, deleting Sections 2(e) and 3(e) hereof and substituting, in place thereof, covenants substantially identical to the new covenant agreed to by Central Hudson.

          (b) Amendments and Waivers. No term, covenant, agreement or condition of this Exempt Facilities Agreement may be terminated, amended or compliance therewith waived (either generally or in a particular instance, retroactively or prospectively) except by an instrument or instruments in writing executed by each Party hereto.

          (c) Notices. Unless otherwise expressly specified or permitted by the terms hereof, all communications and notices provided for herein to a Party shall be in writing or by a telecommunications device capable of creating a written record, and any such notice shall become effective (a) upon personal delivery thereof, including by overnight mail or courier service, (b) in the case of notice by United States mail, certified or registered, postage prepaid, return receipt requested, upon receipt thereof, or (c) in the case of notice by such a telecommunications device, upon transmission thereof, provided such transmission is promptly confirmed by either of the methods set forth in clauses
(a) and (b) above, in each case addressed to such Party at its address set forth below or at such other address as such Party may from time to time designate by written notice to the other Party.

     If to the Company:

          Dynegy Roseton, L.L.C.
          c/o Dynegy Northeast Generation, Inc.
          992 River Road
          Newburgh, New York  12550
          Telephone No.: (845) 563-4961
          Facsimile No.: (845) 563-4992
          Attention: Daniel P. Thompson, Vice President, Operations

     with a copy to:

          Dynegy Power Corp.
          1000 Louisiana Street, Suite 5800
          Houston, Texas 77002
          Telephone No.: (713) 507-6823
          Facsimile No.: (713) 767-8510
          Attention: Timothy A. Beverick, Esq.

     If to the Owner Lessor:

          Roseton OL LLC
          c/o Wilmington Trust Company
          Rodney Square North
          1100 North Market Street
          Wilmington, DE 19890-0001
          Telephone No.: 302-651-1000
          Facsimile No.: 302-651-8882
          Attention: Corporate Trust Administration

          (d) Survival. Except for the provisions of Sections 2(a) and 3(a), which shall survive, the warranties and covenants made by each Party hereto shall not survive the expiration or termination of this Exempt Facilities Agreement under Sections 2(h) and 3(h).

          (e) Successors, Assigns and Third-Party Beneficiaries.

                    (i) This Exempt Facilities Agreement shall be binding upon and shall inure to the benefit of, and shall be enforceable by, the Parties and their respective successors and assigns as permitted by and in accordance with the terms hereof.

                    (ii) Except as expressly provided herein or in the Lease Financing documents, neither Party may assign its interests or transfer its obligations herein without the consent of the other Party.

                    (iii) The Parties understand and agree that Central Hudson is a third-party beneficiary of this Exempt Facilities Agreement.

          (f) Governing Law. This Exempt Facilities Agreement has been delivered in the State of New York and shall be in all respects governed by and construed in accordance with the laws of the State of New York including all matters of construction, validity and performance without giving effect to the conflicts of laws provisions thereof except New York General Obligations Law Section 5-1401.

          (g) Severability. Any provision of this Exempt Facilities Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          (h) Counterparts. This Exempt Facilities Agreement may be executed by the Parties in separate counterparts, each of which, when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

          (i) Headings and Table of Contents. The headings of the sections of this Exempt Facilities Agreement are inserted for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof.

          (j) Further Assurances. Each Party hereto will promptly and duly execute and deliver such further documents and assurances for and take such further action reasonably requested by the other Party, all as may be reasonably necessary to carry out more effectively the intent and purpose of this Exempt Facilities Agreement.

          (k) Limitation of Liability. It is expressly understood and agreed by the Parties that (a) this Exempt Facilities Agreement is executed and delivered by Wilmington Trust Company ("Wilmington"), not individually or personally but
                              ----------
solely as manager of the Owner Lessor, in the exercise of the powers and authority conferred and vested in it pursuant to that certain LLC Agreement of Roseton OL LLC, dated as of May 1, 2001, (b) each of the representations, undertakings and agreements herein made on the part of the Owner Lessor is made and intended not as personal representations, undertakings and agreements by Wilmington but is made and intended for the purpose for binding only the Owner Lessor, (c) nothing herein contained shall be construed as creating any liability on Wilmington individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the Parties or by any Person claiming by, through or under the Parties and (d) under no circumstances shall Wilmington be personally liable for the payment of any indebtedness or expenses of the Owner Lessor or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Owner Lessor under this Exempt Facilities Agreement.

     IN WITNESS WHEREOF, the Parties have caused this Exempt Facilities Agreement to be executed and delivered by their respective officers thereunto duly authorized.

                             DYNEGY ROSETON, L.L.C.

                             By:________________________________________
                                Name:
                                Title:

                             ROSETON OL LLC

                             By: Wilmington Trust Company, not in its individual
                                 capacity but solely as Lessor Manager

                             By:________________________________________
                               Name:
                               Title:

                                                                       EXHIBIT A
                                                                              to
                                                               Exempt Facilities
                                                                       Agreement
                                                                       ---------

                               Exempt Facilities
                               -----------------

     Dust Collection and Fly Ash Reinjection System.  This system is designed
     ----------------------------------------------
to remove fly ash from boiler exhaust gases and reinject the ash into the boiler for burning. The dust collector on each boiler consists of a structural foundation, a support structure, casing inlet and outlet duct connections, internal dust and gas separating elements, dust collector hoppers, internal flow dividers, hopper level sensors, hopper outlet valving and interlocking, and automatic control and sequencing equipment for continual removal of residue collected in the hoppers. The fly ash reinjection system on each boiler consists of a transport piping system from the dust collector hoppers to the boiler, motor driven air blowers and air heaters to supply hot transport air, controls and instrumentation for motors and heaters, and associated electrical and pneumatic equipment.

     Waste Water Treatment System.  The facilities are designed to remove
     ----------------------------
pollutants from the process discharge water and consist of lift stations, a gravity transport line to the waste treatment area, four waste water treatment, settling and neutralizing basins, transfer pumps, piping, chemical injectors, skimming and final settling facilities; and associated pumps, piping, controls, instrumentation and electrical equipment;

     Sewage Treatment System.  The sewage treatment system is designed to treat
     -----------------------
raw sanitary sewage and consists of a lift station, gravity transport line, we wells, a package type sewage treatment plant equipped with aerating blowers, skimmer, electrical controllers and instrumentation, and associated piping, pumps, chemical feeders and other controls.

     Fuel Oil Spill Control Facilities.  The fuel oil spill control equipment is
     ---------------------------------
designed to prevent spilled oil from contaminating the Hudson River and consists of a floating boom used to encircle fuel ships and barges during unloading, a motorboat, to tow the boom into place, oil separating and monitoring pits for drainage from fuel oil storage tank areas, and welded steel envelopes around storage tanks. A sheet piling baffle extending from above the river water surface to the river bottom encloses the outlet of the storm and storage tank farm drain to entrap any oil which may escape from anywhere on the plant property.

     Smoke Density Meters.  These meters will measure the opacity of stack gases
     --------------------
in order to indicate the presence of abnormal boiler burning conditions that could lead to unacceptable emissions to the atmosphere.

     Yard Drainage System, Fuel Oil Trench and Oil Tank Berm.  The yard drainage
     -------------------------------------------------------
system is designed to collect drainage water and channel it to the Hudson River after any contaminant oil has been separated from the drainage flow. The fuel oil drainage trench serves to trap any leaks from sunken oil pipelines and thus prevents the seepage of oil into underground water streams. The oil tank berm is designed to contain spillage from the Roseton Facility's fuel oil storage tanks.

                                                                       EXHIBIT B
                                                                              to
                                                               Exempt Facilities
                                                                       Agreement
                                                                       ---------


                                 Revenue Bonds
                                 -------------

New York State Energy Research and Development Authority "Revenue Bonds" - Central Hudson

          1. $4.5 million, 6 1/4% Pollution Control Revenue Bonds (Central Hudson Gas & Electric Corporation Projects), Series A, due June 1, 2007 ($2.496 million relates to the Roseton Plant)

          2. $41.15 million, Pollution Control Refunding Revenue Bonds (Central Hudson Gas & Electric Corporation Projects), 1999 Series C, due August 1, 2028 ($1.533 million relates to the Roseton Plant)

          3. $41 million, Pollution Control Refunding Revenue Bonds (Central Hudson Gas & Electric Corporation Projects), Series D, due August 1, 2028 ($1.527 million relates to the Roseton Plant)

                                                                       EXHIBIT Q
                                                                              to
                                                                   Participation
                                                                       Agreement
                                                                       ---------

                                    Form of
        Assignment and Reassignment of Collective Bargaining Agreement
        --------------------------------------------------------------

                                                                  Execution Copy




================================================================================


                           Assignment and Reassignment
                       of Collective Bargaining Agreement


                             Dated as of May 8, 2001


                                      among




                        Dynegy Northeast Generation, Inc.
                           as Assignor and Reassignee


                                 Roseton OL LLC
      as Assignee and Reassignor with respect to the Roseton Units 1 and 2


                                Danskammer OL LLC
     as Assignee and Reassignor with respect to the Danskammer Units 3 and 4


                             Dynegy Roseton, L.L.C.
              as Assignee with respect to the Roseton Units 1 and 2


                            Dynegy Danskammer, L.L.C.
            as Assignee with respect to the Danskammer Units 3 and 4


               Roseton Units 1 and 2 and Danskammer Units 3 and 4


================================================================================

                               TABLE OF CONTENTS

                                                                                                    Page
SECTION 1.     ASSIGNMENT OF THE COLLECTIVE BARGAINING AGREEMENT TO THE OWNER LESSORS................. 2

SECTION 2.     REASSIGNMENT OF COLLECTIVE BARGAINING AGREEMENT TO DNE................................. 2

SECTION 3.     MISCELLANEOUS.......................................................................... 2

    Section 3.1     Amendments and Waivers............................................................ 2

    Section 3.2     Notices........................................................................... 2

    Section 3.3     Successors and Assigns............................................................ 4

    Section 3.4     Governing Law..................................................................... 4

    Section 3.5     Severability...................................................................... 4

    Section 3.6     Counterparts...................................................................... 4

    Section 3.7     Headings.......................................................................... 4

    Section 3.8     Further Assurances................................................................ 4

    Section 3.9     Effectiveness of this Agreement................................................... 4

    Section 3.10    Limitation of Liability........................................................... 4

                           ASSIGNMENT AND REASSIGNMENT
                       OF COLLECTIVE BARGAINING AGREEMENT


         This ASSIGNMENT AND REASSIGNMENT OF COLLECTIVE BARGAINING AGREEMENT, dated as of May 8, 2001 (this "Agreement"), is entered into among DYNEGY
                               ---------
NORTHEAST GENERATION, INC., a Delaware corporation ("DNE"), ROSETON OL LLC, a
                                                     ---
Delaware limited liability company (the "Roseton Owner Lessor") and DANSKAMMER
                                         --------------------
OL LLC, a Delaware limited liability company (the "Danskammer Owner Lessor" and
                                                   -----------------------
together with the Roseton Owner Lessor, the "Owner Lessors"), DYNEGY ROSETON,
                                             -------------
L.L.C., a Delaware limited liability company ("Dynegy Roseton") and DYNEGY
                                               --------------
DANSKAMMER, L.L.C., a Delaware limited liability company ("Dynegy Danskammer")
                                                           -----------------
and together with Dynegy Roseton, the "Facility Lessees")
                                       ----------------

         WHEREAS, the Facility Lessees, each an affiliate of DNE, have acquired adjacent electric generating projects located in Newburgh, New York, and concurrently with the execution and delivery of this Agreement, each of the Facility Lessees and the Owner Lessors are entering into a lease financing (collectively, the "Lease Financings") of certain portions of their respective
                    ----------------
projects (collectively, the "Facilities") whereby the Facility Lessees sell
                             ----------
their Facilities to the Owner Lessors and the Owner Lessors simultaneously lease the Facilities back to the Facility Lessees;

         WHEREAS, pursuant to the (i) Asset Sale and Purchase Agreement (Roseton Generating Station) between Central Hudson Gas & Electric Corporation ("Central
                                                                        -------
Hudson") and Dynegy Power Corp. dated August 7, 2000 and (ii) Asset Sale and
------
Purchase Agreement (Danskammer Generating Station) between Central Hudson and Dynegy Power Corp. dated August 7, 2000, Central Hudson has assigned to Dynegy Power Corp., and Dynegy Power Corp has assumed, all of Central Hudson's rights and responsibilities under the Fossil Production Plant Agreement between Central Hudson and the Local Union 320 of the International Brotherhood of Electrical Workers A.F. of L. - C.I.O. dated July 1, 1998 (the "Collective Bargaining
                                                     ---------------------
Agreement");
---------

         WHEREAS, pursuant to the (i) Assignment and Assumption Agreement - Employee Matters (Roseton Generating Station) between Dynegy Power Corp. and DNE dated January 30, 2001 and (ii) Assignment and Assumption Agreement - Employee Matters (Danskammer Generating Station) between Dynegy Power Corp. and DNE dated January 30, 2001, Dynegy Power Corp. has assigned to DNE, and DNE has assumed, all of Dynegy Power Corp.'s rights and responsibilities under the Collective Bargaining Agreement;

         WHEREAS, the Collective Bargaining Agreement requires, as a precondition to the sale or lease of the Facilities, that the purchaser or lessee must agree to be bound by all the terms, conditions, and obligations of the Collective Bargaining Agreement;

         WHEREAS, the parties desire to satisfy such Collective Bargaining Agreement requirement by having DNE assign the Collective Bargaining Agreement to the Owner Lessors and having the Owner Lessors simultaneously reassign the Collective Bargaining Agreement back to DNE and assign the Collective Bargaining Agreement to the Facility Lessees pursuant to the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the foregoing premises, the mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.      ASSIGNMENT OF THE COLLECTIVE BARGAINING AGREEMENT TO THE OWNER
                LESSORS

         DNE hereby assigns its right, title and interest in, to and under the Collective Bargaining Agreement to the Owner Lessors, and the Owner Lessors hereby assume all of the duties and obligations of DNE under the Collective Bargaining Agreement on or after the date hereof. Notwithstanding the foregoing or the provision in the preamble of the Collective Bargaining Agreement which would operate to relieve DNE of liability thereunder other than for "Pre-closing Events" (as defined in the Collective Bargaining Agreement), DNE confirms that such assignment shall not relieve DNE of any past, current or future duties, liabilities and obligations under the Collective Bargaining Agreement.

SECTION 2.      REASSIGNMENT OF COLLECTIVE BARGAINING AGREEMENT TO DNE

         The Owner Lessors (x) hereby reassign and, in the case of the Facility Lessees, assign their right, title and interest in, to and under the Collective Bargaining Agreement (assigned to them pursuant to Section 1) back to DNE and to the Facility Lessees, and DNE hereby reassumes and the Facility Lessees hereby assume such right, title and interest and DNE and the Facility Lessees agree to perform and to be liable, jointly and severally, for and assume all duties, liabilities and obligations under the Collective Bargaining Agreement and (y) the Owner Lessors are hereby released from any and all future obligations and liabilities under the Collective Bargaining Agreement.

SECTION 3.      MISCELLANEOUS

        Section 3.1 Amendments and Waivers. No term, covenant, agreement or condition of this Agreement may be terminated, amended or compliance therewith waived (either generally or in a particular instance, retroactively or prospectively) except by an instrument or instruments in writing executed by each party hereto.

        Section 3.2 Notices. Unless otherwise expressly specified or permitted by the terms hereof, all communications and notices provided for herein shall be in writing or by a telecommunications device capable of creating a written record, and any such notice shall become effective (a) upon personal delivery thereof, including by overnight mail or courier service, (b) in the case of notice by United States mail, certified or registered, postage prepaid, return receipt requested, upon receipt thereof, or (c) in the case of notice by such a telecommunications device, upon transmission thereof, provided such transmission is promptly confirmed by either of the methods set forth in clauses
(a) or (b) above, in each case addressed to each party hereto at its address set forth below or, in the case of any such party hereto, at such other address as such party may from time to time designate by written notice to the other parties hereto:

                               TABLE OF CONTENTS

                                                                                                    Page
SECTION 1.     ASSIGNMENT OF THE COLLECTIVE BARGAINING AGREEMENT TO THE OWNER LESSORS................. 2

SECTION 2.     REASSIGNMENT OF COLLECTIVE BARGAINING AGREEMENT TO DNE................................. 2

SECTION 3.     MISCELLANEOUS.......................................................................... 2

    Section 3.1     Amendments and Waivers............................................................ 2

    Section 3.2     Notices........................................................................... 2

    Section 3.3     Successors and Assigns............................................................ 4

    Section 3.4     Governing Law..................................................................... 4

    Section 3.5     Severability...................................................................... 4

    Section 3.6     Counterparts...................................................................... 4

    Section 3.7     Headings.......................................................................... 4

    Section 3.8     Further Assurances................................................................ 4

    Section 3.9     Effectiveness of this Agreement................................................... 4

    Section 3.10    Limitation of Liability........................................................... 4

                           ASSIGNMENT AND REASSIGNMENT
                       OF COLLECTIVE BARGAINING AGREEMENT


         This ASSIGNMENT AND REASSIGNMENT OF COLLECTIVE BARGAINING AGREEMENT, dated as of May 8, 2001 (this "Agreement"), is entered into among DYNEGY
                               ---------
NORTHEAST GENERATION, INC., a Delaware corporation ("DNE"), ROSETON OL LLC, a
                                                     ---
Delaware limited liability company (the "Roseton Owner Lessor") and DANSKAMMER
                                         --------------------
OL LLC, a Delaware limited liability company (the "Danskammer Owner Lessor" and
                                                   -----------------------
together with the Roseton Owner Lessor, the "Owner Lessors"), DYNEGY ROSETON,
                                             -------------
L.L.C., a Delaware limited liability company ("Dynegy Roseton") and DYNEGY
                                               --------------
DANSKAMMER, L.L.C., a Delaware limited liability company ("Dynegy Danskammer")
                                                           -----------------
and together with Dynegy Roseton, the "Facility Lessees")
                                       ----------------

         WHEREAS, the Facility Lessees, each an affiliate of DNE, have acquired adjacent electric generating projects located in Newburgh, New York, and concurrently with the execution and delivery of this Agreement, each of the Facility Lessees and the Owner Lessors are entering into a lease financing (collectively, the "Lease Financings") of certain portions of their respective
                    ----------------
projects (collectively, the "Facilities") whereby the Facility Lessees sell
                             ----------
their Facilities to the Owner Lessors and the Owner Lessors simultaneously lease the Facilities back to the Facility Lessees;

         WHEREAS, pursuant to the (i) Asset Sale and Purchase Agreement (Roseton Generating Station) between Central Hudson Gas & Electric Corporation ("Central
                                                                        -------
Hudson") and Dynegy Power Corp. dated August 7, 2000 and (ii) Asset Sale and
------
Purchase Agreement (Danskammer Generating Station) between Central Hudson and Dynegy Power Corp. dated August 7, 2000, Central Hudson has assigned to Dynegy Power Corp., and Dynegy Power Corp has assumed, all of Central Hudson's rights and responsibilities under the Fossil Production Plant Agreement between Central Hudson and the Local Union 320 of the International Brotherhood of Electrical Workers A.F. of L. - C.I.O. dated July 1, 1998 (the "Collective Bargaining
                                                     ---------------------
Agreement");
---------

         WHEREAS, pursuant to the (i) Assignment and Assumption Agreement - Employee Matters (Roseton Generating Station) between Dynegy Power Corp. and DNE dated January 30, 2001 and (ii) Assignment and Assumption Agreement - Employee Matters (Danskammer Generating Station) between Dynegy Power Corp. and DNE dated January 30, 2001, Dynegy Power Corp. has assigned to DNE, and DNE has assumed, all of Dynegy Power Corp.'s rights and responsibilities under the Collective Bargaining Agreement;

         WHEREAS, the Collective Bargaining Agreement requires, as a precondition to the sale or lease of the Facilities, that the purchaser or lessee must agree to be bound by all the terms, conditions, and obligations of the Collective Bargaining Agreement;

         WHEREAS, the parties desire to satisfy such Collective Bargaining Agreement requirement by having DNE assign the Collective Bargaining Agreement to the Owner Lessors and having the Owner Lessors simultaneously reassign the Collective Bargaining Agreement back to DNE and assign the Collective Bargaining Agreement to the Facility Lessees pursuant to the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the foregoing premises, the mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.      ASSIGNMENT OF THE COLLECTIVE BARGAINING AGREEMENT TO THE OWNER
                LESSORS

         DNE hereby assigns its right, title and interest in, to and under the Collective Bargaining Agreement to the Owner Lessors, and the Owner Lessors hereby assume all of the duties and obligations of DNE under the Collective Bargaining Agreement on or after the date hereof. Notwithstanding the foregoing or the provision in the preamble of the Collective Bargaining Agreement which would operate to relieve DNE of liability thereunder other than for "Pre-closing Events" (as defined in the Collective Bargaining Agreement), DNE confirms that such assignment shall not relieve DNE of any past, current or future duties, liabilities and obligations under the Collective Bargaining Agreement.

SECTION 2.      REASSIGNMENT OF COLLECTIVE BARGAINING AGREEMENT TO DNE

         The Owner Lessors (x) hereby reassign and, in the case of the Facility Lessees, assign their right, title and interest in, to and under the Collective Bargaining Agreement (assigned to them pursuant to Section 1) back to DNE and to the Facility Lessees, and DNE hereby reassumes and the Facility Lessees hereby assume such right, title and interest and DNE and the Facility Lessees agree to perform and to be liable, jointly and severally, for and assume all duties, liabilities and obligations under the Collective Bargaining Agreement and (y) the Owner Lessors are hereby released from any and all future obligations and liabilities under the Collective Bargaining Agreement.

SECTION 3.      MISCELLANEOUS

        Section 3.1 Amendments and Waivers. No term, covenant, agreement or condition of this Agreement may be terminated, amended or compliance therewith waived (either generally or in a particular instance, retroactively or prospectively) except by an instrument or instruments in writing executed by each party hereto.

        Section 3.2 Notices. Unless otherwise expressly specified or permitted by the terms hereof, all communications and notices provided for herein shall be in writing or by a telecommunications device capable of creating a written record, and any such notice shall become effective (a) upon personal delivery thereof, including by overnight mail or courier service, (b) in the case of notice by United States mail, certified or registered, postage prepaid, return receipt requested, upon receipt thereof, or (c) in the case of notice by such a telecommunications device, upon transmission thereof, provided such transmission is promptly confirmed by either of the methods set forth in clauses
(a) or (b) above, in each case addressed to each party hereto at its address set forth below or, in the case of any such party hereto, at such other address as such party may from time to time designate by written notice to the other parties hereto:

         If to Dynegy Roseton, Dynegy Danskammer or DNE:

                  Dynegy Northeast Generation, Inc.
                  922 River Road
                  Newburgh, New York 12550
                  Telephone No.: (845) 563-4961
                  Facsimile No.: (845) 563-4992
                  Attention: Daniel P. Thompson, Vice President, Operations

                  with a copy to:

                  Dynegy Power Corp.
                  1000 Louisiana Street, Suite 5800
                  Houston, Texas 77002
                  Telephone No.: (713) 507-6823
                  Facsimile No.: (713) 767-8510
                  Attention: Timothy A. Beverick, Esq.

         If to the Owner Lessors:

                  Roseton OL LLC and Danskammer OL LLC
                  c/o Wilmington Trust Company
                  Rodney Square North
                  1100 North Market Street
                  Wilmington, DE 19890-0001
                  Telephone No.: (302) 651-1000
                  Facsimile No.: (302) 651-8882
                  Attention:0 Corporate Trust Administration

                  with a copy to:

                  Resources Capital Management Corporation
                  1300 North Market Street, Suite 405
                  Wilmington, DE 19801
                  Telephone No.: (302) 576-2895
                  Facsimile No.: (302) 576-2897
                  Attention: William R. Barbour, Esq.

                  with a copy to:

                  Dewey Ballantine LLP
                  1301 Avenue of the Americas
                  New York, NY 10019-6092
                  Telephone No.: (212) 259-8000
                  Facsimile No.: (212) 259-6333
                  Attention: Richard A. Stenberg, Esq.

                                                                       EXHIBIT R
                                                                              to
                                                                   Participation
                                                                       Agreement
                                                                       ---------

                                    Form of
                          Shared Facilities Agreement
                          ---------------------------

                                                                  Execution Copy










================================================================================


                          Shared Facilities Agreement
                                   (Roseton)


                            Dated as of May 8, 2001


                                    between


                            Dynegy Roseton, L.L.C.


                                      and
                                Roseton OL LLC



                             Roseton Units 1 and 2


--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                                        Page
ARTICLE I       DEFINITIONS................................................................................2

         SECTION 1.1     Definitions.......................................................................2

         SECTION 1.2     Use of Definitions................................................................3

ARTICLE II      EFFECTIVE DATE; TERM.......................................................................3

         SECTION 2.1     Effective Date of Agreement.......................................................3

         SECTION 2.2     Term..............................................................................4

ARTICLE III     SHARED FACILITIES..........................................................................4

         SECTION 3.1     Use of Shared Facilities..........................................................4

         SECTION 3.2     Ownership of Shared Facilities....................................................4

         SECTION 3.3     Operation and Maintenance of Shared Facilities....................................4

         SECTION 3.4     Insurance for Shared Facilities...................................................5

         SECTION 3.5     Non-Exclusive Right to Use, Control of Shared Facilities..........................6

         SECTION 3.6     Force Majeure.....................................................................6

         SECTION 3.7     Condemnation of Shared Facilities.................................................6

         SECTION 3.8     Survival of Rights in Shared Facilities...........................................6

ARTICLE IV      PAYMENT....................................................................................7

         SECTION 4.1     Payment...........................................................................7

         SECTION 4.2     Late Payments.....................................................................7

         SECTION 4.3     Payment Default...................................................................8

         SECTION 4.4     Right of Setoff...................................................................8

ARTICLE V       MISCELLANEOUS..............................................................................8

         SECTION 5.1     Amendments and Waivers............................................................8

         SECTION 5.2     Notices...........................................................................8

         SECTION 5.3     Successors and Assigns............................................................9

         SECTION 5.4     Transfers and Assignments.........................................................9

         SECTION 5.5     Governing Law....................................................................10

         SECTION 5.6     Severability.....................................................................10

         SECTION 5.7     Counterparts.....................................................................10

         SECTION 5.8     Headings and Table of Contents...................................................10

         SECTION 5.9     Further Assurances...............................................................10

         SECTION 5.10    Limitation of Liability..........................................................11

                               TABLE OF CONTENTS


                                                                            Page



EXHIBIT A - Company Shared Facilities

EXHIBIT B - Owner Lessor Shared Facilities

                          Shared Facilities Agreement
                                   (Roseton)


         THIS SHARED FACILITIES AGREEMENT (this "Agreement"), dated as of May 8,
                                                 ---------
2001 is entered into between DYNEGY ROSETON, L.L.C., a Delaware limited liability company (the "Company") and ROSETON OL LLC, a Delaware limited
                        -------
liability company (the "Owner Lessor"). The Owner Lessor and the Company are
                        ------------
referred to herein individually as a "Party" and collectively as the "Parties."
                                      -----                           -------


                             W I T N E S S E T H:
                             - - - - - - - - - -

         WHEREAS, pursuant to the Deed and the Bill of Sale, the Owner Lessor has acquired the Facility from the Company, and concurrently leased the Facility to the Company pursuant to the Facility Lease;

         WHEREAS, pursuant to the Site Lease, the Owner Lessor has leased the Ground Interest from the Company, and concurrently leased the Ground Interest to the Company pursuant to the Site Sublease;

         WHEREAS, the Owner Lessor desires to obtain from the Company the right to use certain property and equipment located on the Facility Site or on the Additional Facility Site and more fully described on Exhibit A hereto (the "Company Shared Facilities"), together with certain related services, and the
 -------------------------
Company desires to obtain from the Owner Lessor the right to use, and to permit any Additional Owner to use, certain property and equipment located on the Facility Site and more fully described on Exhibit B hereto (the "Owner Lessor
                                                                 ------------
Shared Facilities"), together with certain related services, in each case which
-----------------
are used in common with the Company Owned Facilities and Owner Lessor Owned Facilities (the Company Shared Facilities and the Owner Lessor Shared Facilities being referred to herein collectively as the "Shared Facilities"), and each
                                              -----------------
Party hereto is willing to make available its interest in such property and equipment and to provide such services to the other Party on the terms and conditions provided herein; and

         WHEREAS, as a condition to the obligations of the Parties under the Participation Agreement and the other Operative Documents, the Parties desire to enter into this Agreement to establish their respective rights in the Shared Facilities and the services relating to the operation and maintenance of the Company Owned Facilities and the Owner Lessor Owned Facilities and the other matters provided herein.

         NOW, THEREFORE, in consideration of the payments hereunder, the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

        SECTION 1.1 Definitions. Unless the context hereof shall otherwise require, capitalized terms used, including those in the recitals, and not otherwise defined herein shall have the respective meanings set forth in Appendix A to the Participation Agreement, dated as of May 1, 2001, among the Company, the Owner Lessor, the Owner Participant named therein, Wilmington Trust Company in the capacities referred to therein, and The Chase Manhattan Bank in the capacities referred to therein. The general provisions of such Appendix A shall apply to the terms used in this Agreement.

                  "Additional Owner" shall have the meaning specified in the
                   ----------------
        Site Lease.

                  "Company Owned Facilities" shall mean (i) the electric
                   ------------------------
        generation facilities and related assets owned by the Company or any of its Affiliates and not sold to the Owner Lessor that are located on the Facility Site, including but not limited to the Company Shared Facilities, and (ii) any Additional Facility at any time owned or operated by the Company or an Additional Owner on the Additional Facility Site or othewise.

                  "Company Shared Facilities" shall have the meaning set forth
                   -------------------------
        in the Recitals hereto.

                  "Consulting Engineer" shall mean an independent firm of
                   -------------------
        professional engineers providing professional services in the fields of engineering, design and construction management of electric generating facilities, reasonably chosen by the Company and reasonably acceptable to the Owner Lessor, provided, that at any particular time there shall be no more than one Consulting Engineer.

                  "Contract Year" shall mean the 12-month period commencing at
                   -------------
        12:01 a.m. on January 1 of each year and ending at 12:00 a.m. on the following January 1, except that the first Contract Year shall begin on the Lessor Possession Date and shall end at 12:00 a.m. on the following January 1.

                  "Contractor" shall have the meaning set forth in Section 3.3
                   ----------
        hereof.

                  "Event of Force Majeure" means any event which is not within
                   ----------------------
        the reasonable control of the Company or the Owner Lessor and which directly or indirectly makes continued operation of the Company Owned Facilities or the Owner Lessor Owned Facilities impracticable including, the following, to the extent they meet the foregoing conditions: any type of labor dispute or industrial action of any kind (including, a strike, interruption, slowdown and other similar action on the part of organized labor), any lockout, act of public enemy, war (declared or undeclared), civil war, sabotage, blockade, revolution, riot, insurrection, civil disturbance, terrorism, epidemic, cyclone, tidal wave, landslide, lightning, earthquake, flood, storm, fire, adverse weather conditions, explosion, breakage or accident to machinery or equipment or pipe or transmission line or other facility, embargo, and any inability to obtain or delay in obtaining permits, approvals, equipment, materials or transport.

                               TABLE OF CONTENTS


                                                                            Page



EXHIBIT A - Company Shared Facilities

EXHIBIT B - Owner Lessor Shared Facilities

        SECTION 2.2 Term. The term of this Agreement shall commence on the Effective Date and shall expire on the earliest of (a) the last day of the Site Lease Term, (b) any earlier termination in accordance with Section 4.3, or (c) at such other time as may mutually be agreed upon by each of the Parties hereto; provided, however, that, in no event shall such term expire prior to release of the Lien of the Lease Indenture Trustee under the Lease Indenture without the consent of the Lease Indenture Trustee. Upon the expiration of the term of this Agreement, all rights with respect to the Shared Facilities granted and conveyed herein shall terminate.

                                  ARTICLE III

                                SHARED FACILITIES

        SECTION 3.1 Use of Shared Facilities. The Company and the Owner Lessor each hereby agrees to operate (or cause the operation in accordance with Section 3.2 hereof) the Company Shared Facilities and the Owner Lessor Shared Facilities, respectively, for its own benefit and for the benefit of the other Party (and, in the case of the Owner Lessor, for the benefit of any Additional Owner) to the extent necessary or useful in connection with the use and enjoyment of the Company Owned Facilities or the Owner Lessor Owned Facilities, as the case may be, during the term of this Agreement.

        SECTION 3.2 Ownership of Shared Facilities. Notwithstanding the provisions of any other agreement between the Company and the Owner Lessor, the Company shall at all times own the Company Owned Facilities, and the Owner Lessor shall at all times own the Owner Lessor Owned Facilities.

        SECTION 3.3 Operation and Maintenance of Shared Facilities. At all times during the term of this Agreement, each Party shall, or shall cause a Person which is at all times qualified and licensed or otherwise authorized under any Applicable Law to operate the Shared Facilities (including, in respect of the Owner Lessor, the Company) (such Person, such Party's "Contractor") to,
                                                              ----------
use, operate, maintain, inspect, service, repair, rebuild and overhaul the Shared Facilities owned by such Party, and each Part thereof, or cause the same to be operated, maintained, inspected, serviced, repaired, and overhauled in good operating order, repair and condition, reasonable wear and tear excepted, consistent with Prudent Industry Practice and in accordance with any Applicable Law and in such a manner as not intentionally to cause a material decrease or diminution of the value, residual value, utility or remaining useful life of any of the Owner Lessor Owned Facilities or Company Owned Facilities, as the case may be, reasonable wear and tear excepted; provided, however, that, such Party shall not be obligated to comply with any Applicable Law in respect of the matters hereinabove referred to, so long as such failure of compliance shall not involve:

                  (a) a material risk of the foreclosure, sale, forfeiture or loss of any of the Owner Lessor Owned Facilities, the Company Owned Facilities, the Facility Site and the Retained Sites, or any material part of any of the foregoing;

                  (b) a material adverse effect on the use, operation or maintenance of the Company Owned Facilities or the Owner Lessor Owned Facilities;

                  (c) a material decrease or diminution of the value, utility or remaining useful life of any of the Company Owned Facilities or the Owner Lessor Owned Facilities; or

                  (d) a risk of (or, except with respect to the risk of criminal liability, if the application or validity of such Applicable Law is being contested diligently and in good faith by appropriate proceedings, a material risk of) criminal liability or civil liability being incurred by any Transaction Party (other than such Party or such Party's Contractor) and, solely in the case of such civil liability, either (i) such Party has not agreed, in a written instrument in form and substance reasonably satisfactory to such Transaction Party, to indemnify such Transaction Party against the payment thereof or (ii) the event or events in question are recurring and are of such a nature so as to subject the other Party or any of its Affiliates to material adverse publicity or other consequences for which compensation in the form of reimbursement of monetary damages is, in the good faith judgment of such Person, not sufficient, and such Party fails to pursue diligently the cure of such event.

        SECTION 3.4     Insurance for Shared Facilities.

                  (a) General Coverage. At all times during the term of this
                      ----------------
        Agreement, each Party will cause to be carried and maintained on or with respect to the Company Shared Facilities or Owner Lessor Shared Facilities, as the case may be, with insurers of recognized responsibility selected by such Party, (i) insurance against damage to or destruction of such Shared Facilities and (ii) liability insurance with respect to third Party personal injury and property damage, in each case in such amounts and against such risks as is customary with companies with the same or similar facilities using Prudent Industry Practice.

                  (b) Application of Proceeds. All proceeds of any insurance
                      -----------------------
        against damage to or destruction of the Shared Facilities relating to an Event of Loss involving such Shared Facilities shall be paid to the Party owning such Shared Facilities, and such Party shall apply such proceeds first, in payment for the repair or restoration of such Shared Facilities, to the extent necessary so that the condition of such Shared Facilities after such repair or replacement shall be at least equivalent to the condition thereof before the occurrence of such Event of Loss (on the assumption that such Shared Facilities were, immediately prior to the occurrence of such Event of Loss, being maintained in accordance with the terms of this Agreement), if such repair or restoration has not already been paid for by such Party; provided, however, that such application of such proceeds shall be required only to the extent that services affected by such Event of Loss are not available from third parties at rates comparable to the rates payable to such Party for such services hereunder; and second, to reimburse such Party for any such payment or service made by such Party in connection with such repair or restoration, and any balance remaining shall be retained by or paid to such Party for its own account.

        SECTION 3.5 Non-Exclusive Right to Use, Control of Shared Facilities. Notwithstanding anything herein contained to the contrary, it is expressly understood and agreed that the Shared Facilities shall be made available for the use and benefit of the Owner Lessor Owned Facilities and the Company Owned Facilities on a nondiscriminatory basis, and all rights of the other Party hereunder shall be subject to all reasonable operational, environmental and safety rules and procedures required by the applicable Permitted User. Notwithstanding any provision herein to the contrary, if the Shared Facilities are, at any time, insufficient to allow the Owner Lessor Owned Facilities and the Company Owned Facilities, as the case may be, to operate in substantially the same manner and to substantially the same extent as was permitted prior to the Effective Date because of the construction of an Additional Facility, the Owner Lessor shall have priority use of the Shared Facilities in such amounts and for such time as required to allow the Owner Lessor Owned Facilities to operate, as to any Unit, in substantially the same manner and to substantially the same extent as such Unit was operated immediately prior to the Effective Date or immediately prior to the Lessor Possession Date as to such Unit, whichever such period used for measuring operating levels results in higher priority use for the Owner Lessor Owned Facilities. Prior to a Lessor Possession Date, the parties agree to cooperate with each other and to enter into mutually agreeable arrangements, each acting reasonably and in good faith, with respect to joint operation, maintenance and use of, and allocations of costs and expenses with respect to the Shared Facilities; provided, that all costs and expenses shall be shared by the parties based upon their respective utilization of the Shared Facilities.

        SECTION 3.6 Force Majeure. No Party hereto shall be considered to be in default in the performance of any of the obligations hereunder, other than obligations of the Parties hereto to pay amounts due hereunder, if failure of performance shall be due to an Event of Force Majeure. Any Party hereto rendered unable to fulfill any obligation by reason of an Event of Force Majeure shall give prompt notice of the same to the other Party, detailing such Event of Force Majeure and thereafter exercise due diligence to remove such inability with all reasonable dispatch. Payment obligations of either Party hereunder may be suspended to the extent and for so long as either Party's performance hereunder is suspended due to an Event of Force Majeure, except with regard to payment for services actually rendered and for such Shared Facilities made available prior to or during the occurrence of such Event of Force Majeure.

        SECTION 3.7 Condemnation of Shared Facilities. In the event all or any part of the Company Shared Facilities or Owner Lessor Shared Facilities, as the case may be, shall be taken by appropriation for public or quasi-public use under the right of eminent domain or otherwise, the award made by the condemning authority shall be distributed to the Company or the Owner Lessor, as their interests may appear. The Company or the Owner Lessor, as the case may be, shall apply all proceeds of the condemnation award received by it in respect of the Company Shared Facilities or the Owner Lessor Shared Facilities, as the case may be, toward the costs of repairing or replacing such Shared Facilities or the part thereof which has been damaged; and any such proceeds not required for such purpose shall be distributed to the other Party to the extent of the value of its interest in such Shared Facilities granted and conveyed hereunder.

        SECTION 3.8 Survival of Rights in Shared Facilities. Except as provided in Section 2.2, this Agreement shall not terminate, nor shall any of the rights in the Shared Facilities granted and conveyed hereunder be extinguished, lost, conveyed or otherwise impaired, in whole or in part, by any cause or for any reason whatsoever, including, the following: (a) the occurrence or existence of any Lease Event of Default; (b) any damage to or destruction of all or any part of the Company Owned Facilities or the Owner Lessor Owned Facilities, or the taking of the Company Owned Facilities or the Owner Lessor Owned Facilities or any portion thereof by expropriation, condemnation or otherwise; (c) any prohibition, limitation or restriction of any Party's use of all or any part of its property or the interference of such use by any Person, or any eviction by any person holding superior title or otherwise; (d) the termination or loss of the interest of the Owner Lessor or the Company under the Facility Lease; (e) the assumption by the Company of the obligations of the Owner Lessor under the Certificates, the Lease Indenture or any other Operative Document; (f) the coincident ownership by any Person of any estate or interest in any of the Shared Facilities and other rights granted and conveyed pursuant to this Agreement with any estate or interest in the Facility Site and the Retained Sites or any part thereof; (g) any inadequacy, incorrectness or failure of the description of the Facility Site, the Retained Sites, the Shared Facilities or any property or rights intended to be granted or conveyed by this Agreement; (h) any default in the performance or the observance by any Party hereto of any of their respective covenants and agreements to be performed and observed by it under any of the Operative Documents; (i) the insolvency, bankruptcy, reorganization or similar proceedings by or against any Party hereto; (j) any non-use or excessive use of the Shared Facilities, or (k) any other reason whatsoever, whether similar or dissimilar to any of the foregoing.

                                   ARTICLE IV

                                     PAYMENT

        SECTION 4.1 Payment. In consideration of the agreement of each Party to operate its Shared Facilities and the other services to be provided by such Party hereunder, the other Party shall pay to such Party on the January 2 or July 2 which first succeeds the initial Lessor Possession Date, and on each January 2 and July 2 thereafter to and including the Expiration Date (and on the Expiration Date, if such date is not a January 2 or July 2), an amount to be mutually agreed from time to time between the Parties, or, if at any time the Parties cannot reach such mutual agreement, an amount equal to the Shared Facilities Fair Market Rental Value (each a "Shared Facilities Payment"). As
                                             -------------------------
used herein, the term "Shared Facilities Fair Market Rental Value" shall mean,
                       ------------------------------------------
for any period, the amount which would be determined in an arms-length negotiation between an informed and willing owner of property equivalent to the Company Shared Facilities or the Owner Lessor Shared Facilities, as applicable (under no compulsion to grant a right of use in such property) and an informed and willing prospective user of such property (under no compulsion to use such property) for the non-exclusive use of such property on the terms set out herein for such period, as established as promptly as practicable after the Lessor Possession Date, but in no event more than ninety (90) days after such date, by the Consulting Engineer. The determination by the Consulting Engineer of the Shared Facilities Fair Market Rental Values will be binding on each of the Company and the Owner Lessor. Any Shared Facilities Payments hereunder shall be in U.S. Dollars, and shall be made to such Person and at such location as the receiving Party shall designate in writing to the other Party from time to time.

        SECTION 4.2 Late Payments. In the event any payment required to be made hereunder is not submitted within the time period herein specified, the Party failing to make such payment shall pay, in addition to the amount of the required payment, interest at a rate per annum equal to the Overdue Rate, from the date when such payment was due to the date of payment.

        SECTION 4.3 Payment Default. The failure of either Party to make any payment required to be made under Section 4.1 within 30 days after receipt of written notice of such nonpayment shall constitute a default hereunder. If any such default occurs and is continuing, the non-defaulting Party may, in its sole discretion, either (i) terminate this Agreement by giving written notice to the defaulting Party, which termination shall be effective on a date specified in such notice that is no earlier than 30 days following the date of such notice unless such default shall have been cured prior to such specified date; or (ii) suspend performance of its obligations hereunder (but shall be entitled to receive services from the defaulting party hereunder); provided that if the Lien of the Lease Indenture shall not have been discharged, or if any lease or mortgage financing has been obtained with respect to any Additional Facility and has not been discharged, the non-defaulting Party shall notify the Lease Indenture Trustee or such other financing parties, as the case may be, of such default and the intention to terminate, and such termination shall be subject to any cure rights granted to the Lease Indenture Trustee under the Lease Indenture or to such other financing parties under the applicable financing documents.

        SECTION 4.4 Right of Setoff. On each Payment Date, all amounts required to be paid by either Party hereunder may be set off against any amount required to be paid to the other Party pursuant to Section 4.1 of this Agreement. The owing Party shall pay any balance due to the other Party on each such Payment Date.

                                   ARTICLE V

                                  MISCELLANEOUS

        SECTION 5.1 Amendments and Waivers. No term, covenant, agreement or condition of this Agreement may be terminated, amended or compliance therewith waived (either generally or in a particular instance, retroactively or prospectively) except by an instrument or instruments in writing executed by each party hereto.

        SECTION 5.2 Notices. Unless otherwise expressly specified or permitted by the terms hereof, all communications and notices provided for herein shall be in writing or by a telecommunications device capable of creating a written record, and any such notice shall become effective (a) upon personal delivery thereof, including by overnight mail or courier service, (b) in the case of notice by United States mail, certified or registered, postage prepaid, return receipt requested, upon receipt thereof, or (c) in the case of notice by such a telecommunications device, upon transmission thereof, provided such transmission is promptly confirmed by either of the methods set forth in clauses
(a) or (b) above, in each case addressed to each party hereto at its address set forth below or, in the case of any such party hereto, at such other address as such party may from time to time designate by written notice to the other parties hereto:

         If to the Company:

                  Dynegy Roseton, L.L.C.
                  c/o Dynegy Northeast Generation, Inc.
                  992 River Road
                  Newburgh, New York 12550
                  Telephone No.: (845) 563-4961
                  Facsimile No.: (845) 563-4992
                  Attention: Daniel P. Thompson, Vice President, Operations

                  with a copy to:

                  Dynegy Power Corp.
                  1000 Louisiana Street, Suite 5800
                  Houston, Texas 77002
                  Telephone No.: (713) 507-6823
                  Facsimile No.: (713) 767-8510
                  Attention: Timothy A. Beverick, Esq.

         If to the Owner Lessor:

                  Roseton OL LLC
                  c/o Wilmington Trust Company
                  Rodney Square North
                  1100 North Market Street
                  Wilmington, DE 19890-0001
                  Telephone No.: (302) 651-1000
                  Facsimile No.: (302) 651-8882
                  Attention: Corporate Trust Administration

                  with a copy to the Lease Indenture Trustee and the Pass Through Trustees:

                  The Chase Manhattan Bank
                  Institutional Trust Services
                  450 West 33rd Street, 15th Floor
                  New York, New York 10001
                  Telephone No.: (212) 946-7557
                  Facsimile No.: (212) 946-8177/8178
                  Attention: Annette M. Marsula, Vice President
                             International/Project Finance Team

        SECTION 5.3 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of, and shall be enforceable by, the parties hereto and their respective successors and permitted assigns as permitted by and in accordance with the terms hereof.

        SECTION 5.4 Transfers and Assignments. The Owner Lessor may not assign or otherwise transfer its rights or obligations under this Agreement to any Person except as part of the Owner Lessor's transfer of the Owner Lessor's Interest pursuant to the Operative Documents.

limitation or restriction of any Party's use of all or any part of its property or the interference of such use by any Person, or any eviction by any person holding superior title or otherwise; (d) the termination or loss of the interest of the Owner Lessor or the Company under the Facility Lease; (e) the assumption by the Company of the obligations of the Owner Lessor under the Certificates, the Lease Indenture or any other Operative Document; (f) the coincident ownership by any Person of any estate or interest in any of the Shared Facilities and other rights granted and conveyed pursuant to this Agreement with any estate or interest in the Facility Site and the Retained Sites or any part thereof; (g) any inadequacy, incorrectness or failure of the description of the Facility Site, the Retained Sites, the Shared Facilities or any property or rights intended to be granted or conveyed by this Agreement; (h) any default in the performance or the observance by any Party hereto of any of their respective covenants and agreements to be performed and observed by it under any of the Operative Documents; (i) the insolvency, bankruptcy, reorganization or similar proceedings by or against any Party hereto; (j) any non-use or excessive use of the Shared Facilities, or (k) any other reason whatsoever, whether similar or dissimilar to any of the foregoing.

                                   ARTICLE IV

                                     PAYMENT

        SECTION 4.1 Payment. In consideration of the agreement of each Party to operate its Shared Facilities and the other services to be provided by such Party hereunder, the other Party shall pay to such Party on the January 2 or July 2 which first succeeds the initial Lessor Possession Date, and on each January 2 and July 2 thereafter to and including the Expiration Date (and on the Expiration Date, if such date is not a January 2 or July 2), an amount to be mutually agreed from time to time between the Parties, or, if at any time the Parties cannot reach such mutual agreement, an amount equal to the Shared Facilities Fair Market Rental Value (each a "Shared Facilities Payment"). As
                                             -------------------------
used herein, the term "Shared Facilities Fair Market Rental Value" shall mean,
                       ------------------------------------------
for any period, the amount which would be determined in an arms-length negotiation between an informed and willing owner of property equivalent to the Company Shared Facilities or the Owner Lessor Shared Facilities, as applicable (under no compulsion to grant a right of use in such property) and an informed and willing prospective user of such property (under no compulsion to use such property) for the non-exclusive use of such property on the terms set out herein for such period, as established as promptly as practicable after the Lessor Possession Date, but in no event more than ninety (90) days after such date, by the Consulting Engineer. The determination by the Consulting Engineer of the Shared Facilities Fair Market Rental Values will be binding on each of the Company and the Owner Lessor. Any Shared Facilities Payments hereunder shall be in U.S. Dollars, and shall be made to such Person and at such location as the receiving Party shall designate in writing to the other Party from time to time.

        SECTION 4.2 Late Payments. In the event any payment required to be made hereunder is not submitted within the time period herein specified, the Party failing to make such payment shall pay, in addition to the amount of the required payment, interest at a rate per annum equal to the Overdue Rate, from the date when such payment was due to the date of payment.

        SECTION 4.3 Payment Default. The failure of either Party to make any payment required to be made under Section 4.1 within 30 days after receipt of written notice of such nonpayment shall constitute a default hereunder. If any such default occurs and is continuing, the non-defaulting Party may, in its sole discretion, either (i) terminate this Agreement by giving written notice to the defaulting Party, which termination shall be effective on a date specified in such notice that is no earlier than 30 days following the date of such notice unless such default shall have been cured prior to such specified date; or (ii) suspend performance of its obligations hereunder (but shall be entitled to receive services from the defaulting party hereunder); provided that if the Lien of the Lease Indenture shall not have been discharged, or if any lease or mortgage financing has been obtained with respect to any Additional Facility and has not been discharged, the non-defaulting Party shall notify the Lease Indenture Trustee or such other financing parties, as the case may be, of such default and the intention to terminate, and such termination shall be subject to any cure rights granted to the Lease Indenture Trustee under the Lease Indenture or to such other financing parties under the applicable financing documents.

        SECTION 4.4 Right of Setoff. On each Payment Date, all amounts required to be paid by either Party hereunder may be set off against any amount required to be paid to the other Party pursuant to Section 4.1 of this Agreement. The owing Party shall pay any balance due to the other Party on each such Payment Date.

                                   ARTICLE V

                                  MISCELLANEOUS

        SECTION 5.1 Amendments and Waivers. No term, covenant, agreement or condition of this Agreement may be terminated, amended or compliance therewith waived (either generally or in a particular instance, retroactively or prospectively) except by an instrument or instruments in writing executed by each party hereto.

        SECTION 5.2 Notices. Unless otherwise expressly specified or permitted by the terms hereof, all communications and notices provided for herein shall be in writing or by a telecommunications device capable of creating a written record, and any such notice shall become effective (a) upon personal delivery thereof, including by overnight mail or courier service, (b) in the case of notice by United States mail, certified or registered, postage prepaid, return receipt requested, upon receipt thereof, or (c) in the case of notice by such a telecommunications device, upon transmission thereof, provided such transmission is promptly confirmed by either of the methods set forth in clauses
(a) or (b) above, in each case addressed to each party hereto at its address set forth below or, in the case of any such party hereto, at such other address as such party may from time to time designate by written notice to the other parties hereto:

         If to the Company:

                  Dynegy Roseton, L.L.C.
                  c/o Dynegy Northeast Generation, Inc.
                  992 River Road
                  Newburgh, New York 12550
                  Telephone No.: (845) 563-4961
                  Facsimile No.: (845) 563-4992
                  Attention: Daniel P. Thompson, Vice President, Operations

                  with a copy to:

                  Dynegy Power Corp.
                  1000 Louisiana Street, Suite 5800
                  Houston, Texas 77002
                  Telephone No.: (713) 507-6823
                  Facsimile No.: (713) 767-8510
                  Attention: Timothy A. Beverick, Esq.

         If to the Owner Lessor:

                  Roseton OL LLC
                  c/o Wilmington Trust Company
                  Rodney Square North
                  1100 North Market Street
                  Wilmington, DE 19890-0001
                  Telephone No.: (302) 651-1000
                  Facsimile No.: (302) 651-8882
                  Attention: Corporate Trust Administration

                  with a copy to the Lease Indenture Trustee and the Pass Through Trustees:

                  The Chase Manhattan Bank
                  Institutional Trust Services
                  450 West 33rd Street, 15th Floor
                  New York, New York 10001
                  Telephone No.: (212) 946-7557
                  Facsimile No.: (212) 946-8177/8178
                  Attention: Annette M. Marsula, Vice President
                             International/Project Finance Team

        SECTION 5.3 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of, and shall be enforceable by, the parties hereto and their respective successors and permitted assigns as permitted by and in accordance with the terms hereof.

        SECTION 5.4 Transfers and Assignments. The Owner Lessor may not assign or otherwise transfer its rights or obligations under this Agreement to any Person except as part of the Owner Lessor's transfer of the Owner Lessor's Interest pursuant to the Operative Documents.

The Company may not assign or otherwise transfer its rights or obligations under this Agreement to any Person, except that the Company may transfer or assign its rights and obligations hereunder in whole or in part to an Additional Owner or to a Lessee Transferee in accordance with Section 13.2 of the Participation Agreement. Neither the Company nor the Owner Lessor shall (nor shall it permit any other Person within its control to), without the prior written consent of the Company or the Owner Lessor, as the case may be, which consent shall not be unreasonably withheld, sell, assign, lease or otherwise transfer the Company Shared Facilities or the Owner Lessor Shared Facilities, as the case may be, to any Person that is not a Permitted Transferee, except for sales of assets no longer used or useful hereunder. The Company or the Owner Lessor, as applicable, shall cause each Person to whom the Company or the Owner Lessor shall sell, assign, lease or otherwise transfer the Company Shared Facilities or the Owner Lessor Shared Facilities, as the case may be, (other than in connection with any sale of assets no longer used or useful hereunder) to enter into an agreement assuming the obligations of the Company or the Owner Lessor hereunder, as applicable, in form and substance satisfactory to the Company or the Owner Lessor, as the case may be (accompanied by such opinions of counsel, certificates and other documents as the Company and the Owner Lessor shall reasonably request). Upon the execution and delivery of such new agreement by the transferee, assignee or tenant to the Company or the Owner Lessor, this Agreement shall terminate with respect to the Company or the Owner Lessor, as the case may be, and such party shall be fully released from all obligations and liabilities hereunder; provided, that in the case of a partial assignment or transfer to an Additional Owner, such termination and such release shall be applicable only to the rights and obligations assigned or transferred.

        SECTION 5.5 Governing Law. This Agreement shall be in all respects governed by and construed in accordance with the laws of the State of New York, including all matters of construction, validity and performance (without giving effect to the conflicts of laws provision thereof, other than New York General Obligations Law Section 5-1401).

        SECTION 5.6 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        SECTION 5.7 Counterparts. This Agreement may be executed in separate counterparts, each of which, when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

        SECTION 5.8 Headings and Table of Contents. The headings of the sections and the table of contents of this Agreement are inserted for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof.

        SECTION 5.9 Further Assurances. Each party hereto will promptly and duly execute and deliver such further documents and to make such further assurances for and take such further action reasonably requested by the other party, all as may be reasonably necessary to carry out more effectively the intent and purpose of this Agreement.

                                                                       EXHIBIT B



                        Owner Lessor Shared Facilities
                        ------------------------------


Generating Station/General
--------------------------
 .      Wastewater Treatment Facility
 .      Waste Treatment Ponds
 .      Cooling Water Intake and Discharge System
 .      City Water Supply Mains and Metering Devices
 .      R-S Tie Line for Start-up and Auxiliary Power
 .      Auxiliary Boiler
 .      Switchgear, Load Centers and Motor Control Centers for Units 1 and 2
 .      Makeup Water Demineralizer

Buildings
---------
 .      Main Building Housing Units 1 and 2, including
*        Administrative Offices in the Main Building
*        Chemistry Laboratory
*        Maintenance Shops
*        Control Room
*        Building Heating and Ventilation System
*        Training Rooms
*        Locker Rooms, Showers, Toilets, Lunch Rooms, Kitchen
*        Elevators

Environmental
-------------
 .      Sewage Collection and Treatment Facility
 .      Chemical Spill Control, Containment Equipment and Storage Tanks
 .      Oil/Water Separators
 .      Solid Waste Collection and Disposal Equipment
 .      Water Treatment for Effluent
 .      Bottom Ash/Salt Storage Building
 .      Oil Spill Containment Boom

Fire Protection/Prevention System
---------------------------------
 .      Hydrant and Hose Stations
 .      Fire Detection System
 .      Pump Houses
 .      Co\\2\\ and Chemical Systems

Fuel Supply
-----------
 .      Fuel Oil Storage Tank Farm - Six 8,000,000 gallon No. 6 Fuel Oil Tanks
 .      One 150,000 gallon No. 2 Fuel Oil Tank
 .      Fuel Oil Transfer Pump Houses

                                    EXH.B-1

 .      Oil Pipelines between Facility/Storage Tanks and the Fuel Oil Pump House
 .      Fuel Oil and Natural Gas Metering Devices
 .      Natural Gas Supply Main from Regulator Station to Facility - all piping and equipment from the discharge of the shut-off valves to Facility, including the relief valve
 .      Gas Chromatograph
 .      Dock equipment and facilities that are not included in the definition of
       Dock Facilities (as defined in Appendix A to the Participation Agreement)
 .      Fuel Oil Heat Tracing System

Communication
-------------
 .      Plant Monitoring System
 .      Any copper communication cables and associated terminating equipment located on site that is not owned by Central Hudson
 .      Equipment installed at the plant for purposes of radio communications
       (excluding portable communications equipment)
 .      All fiber optic cables, including the cable that connects the Danskammer and Roseton Plants, and the associated terminating equipment. This equipment includes fiber optic cables, fiber optic terminal equipment, and associated multiplexing equipment, racks, and patch panels
 .      Telephone Vault
 .      Plant PA/Paging System

Transmission and Start-up Transformers
--------------------------------------
 .      High -Voltage Electrical Equipment (as defined in Appendix A to the
       Participation Agreement)
 .      2 Start-up Transformers (located in Danskammer substation)
 .      2 Station Service/Start-Up Power Breakers and Associated Switches
       (located in Danskammer substation)

Miscellaneous
-------------
 .      Perimeter Lighting
 .      Bulk Chemical Storage System (Hydrogen, CO\\2\\ Nitrogen, Lubricants)
 .      Cathodic Protection Systems
 .      Area Lighting (Powerhouse, Dock, Fuel Terminal, Parking Areas)

                                    EXH.B-2